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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Foster Wheeler AG
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
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	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
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Dear Shareholder

        On 19 January 2015, at 9:00 a.m., Central European Time, we will hold an Extraordinary General Meeting of shareholders, or Extraordinary General Meeting, of Foster Wheeler AG, or Foster Wheeler or the Company, at our offices, located at Lindenstrasse 10, 6340 Baar, Switzerland, to consider and vote upon, among other items described in the enclosed Notice of Extraordinary General Meeting, a proposal to approve the merger agreement that the Company signed with A-FW International Investments GmbH, or Swiss MergeCo, and AMEC International Investments B.V., or AMEC International, on 8 December 2014, referred to as the Merger Agreement. Following completion of the merger (Abfindungsfusion, or the Squeeze-Out Merger) of Foster Wheeler with and into Swiss MergeCo under article 3, paragraph 1, subparagraph a of the Swiss Federal Act on Mergers, Demergers, Conversion and Transfer of Assets and Liabilities, or the Swiss Merger Act, the Company will cease to exist and you will receive compensation for the registered shares, par value CHF3.00 per share, of our Company, or Foster Wheeler Shares, which you hold, as described below.

        As you know, on 7 October 2014, AMEC International, a wholly-owned subsidiary of Amec Foster Wheeler plc, or AMFW, (formerly AMEC plc) commenced an exchange offer, or the Offer, to acquire all of the Foster Wheeler Shares (see "Recent Developments With Our Company: Exchange Offer and Our Acquisition by AMFW").

        Upon completion of the Offer on 13 November 2014, AMFW, through AMEC International, indirectly acquired 95.275% of the 100,126,791 outstanding and publicly held Foster Wheeler Shares (excluding 6,591,700 treasury shares). AMFW, through AMEC International, has initiated the Squeeze-Out Merger to acquire the remaining issued and to be issued Foster Wheeler voting rights.

        As described in more detail under "The Merger Agreement and the Squeeze-Out Merger—Merger Consideration", and in accordance with the provisions of the Merger Agreement you are being asked to approve, in the Squeeze-Out Merger you will receive, for each outstanding Foster Wheeler Share held, a combination of $16.00 in cash and either (i) 0.8998 AMFW ordinary shares, nominal value £0.50 per share, or the AMFW Shares, if your address on the books and records of the Company is outside the United States, or (ii) 0.8998 AMFW American Depositary Shares, each representing one (1) AMFW Share, or AMFW ADSs, if your address on the books and records of the Company is in the United States. The cash portion of the consideration that you receive will be increased by an amount equal to the AMFW cash dividend of £0.148 announced by AMFW on 7 August 2014 (as converted into US dollars based on the reference rates to be published by the European Central Bank on 5 January 2015 or, if the cash dividend is paid on another date, on such other date) for each AMFW Share or AMFW ADS that you receive.

        If your address is not on the books and records of the Company, you will have ten (10) years from the date that the Squeeze-Out Merger is registered in the Commercial Register of the Canton of Zug, Switzerland, to provide that information or submit a claim for payment.

        AMFW Shares are listed on the London Stock Exchange, or the LSE, under the symbol "AMFW". The closing price of an AMFW Share on the LSE on 3 December 2014 was £9.22. AMFW ADSs are listed on the New York Stock Exchange, or the NYSE, under the symbol "AMFW". The closing price of an AMFW ADS on the NYSE on 3 December 2014 was $14.32.

        Our Board of Directors approved and proposes to you to approve the Merger Agreement and, thereby, the transactions contemplated hereby and has determined that the transactions contemplated by the Merger Agreement are fair to and in the best interests of the unaffiliated Foster Wheeler shareholders. Our Board of Directors reached its conclusion after consultation with its independent legal and financial advisers. Our Board of Directors therefore recommends that you vote "FOR" the approval of the Merger Agreement.

        Pursuant to the Swiss Merger Act, to effectuate the Squeeze-Out Merger the Merger Agreement must be approved by at least 90% outstanding voting rights of Foster Wheeler. AMEC International currently owns 95.275% of the outstanding and publicly held Foster Wheeler Shares and intends to vote in favor of the approval of the Merger Agreement.

        Approval of the Merger Agreement also requires the approval by at least three quarters of all quotaholders, representing at least three quarters of the quota capital of Swiss MergeCo. Swiss MergeCo's meeting of quotaholders will be held on 19 January 2015. Swiss MergeCo is a wholly owned subsidiary of AMEC International, and AMEC International intends to vote in favor of the approval of the Merger Agreement.

        If the Merger Agreement is approved by the required number of Foster Wheeler shareholders and the required number of Swiss MergeCo quotaholders (see "The Merger Agreement and the Squeeze-Out Merger" in this proxy statement), the Squeeze-Out Merger will be consummated and Foster Wheeler will be merged with and into Swiss MergeCo, with Swiss MergeCo being the surviving entity.

        This proxy statement provides you with detailed information regarding our Extraordinary General Meeting and the Squeeze-Out Merger. We encourage you to read this entire document carefully. You can also obtain information from publicly available documents filed with or furnished to the Securities and Exchange Commission by us and AMFW. You should carefully consider "Risk Factors" beginning on page 42 for a discussion of risks before voting at the meeting.

        We look forward to the successful combination of Foster Wheeler and Swiss MergeCo.

Sincerely,

Ian P. McHoul

Chairman

        The attached proxy statement and accompanying proxy card(s) are being sent to shareholders on or about                              December 2014.

        Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved of the Squeeze-Out Merger, passed upon the merits or fairness of the Squeeze-Out Merger or passed upon the adequacy or accuracy of the disclosure in this proxy statement. Any representation to the contrary is a criminal offense.

FOSTER WHEELER AG
Lindenstrasse 10
6340 Baar
Switzerland

NOTICE OF AND INVITATION TO ATTEND THE EXTRAORDINARY GENERAL MEETING TO
BE HELD ON 19 JANUARY 2015

        The Extraordinary General Meeting will be held at our offices at Lindenstrasse 10, 6340 Baar, Switzerland, on 19 January 2015, at 9:00 a.m., Central European Time (doors open at 8:45 a.m.).

        The Extraordinary General Meeting is called to vote on the items listed in the agenda below.

1.
Approval of the merger agreement between Foster Wheeler AG, A-FW International Investments GmbH and AMEC International Investments B.V. and of the statutory standalone interim accounts of Foster Wheeler AG as of 30 September 2014

  The Board of Directors proposes that the merger agreement between Foster Wheeler AG, Lindenstrasse 10, 6340 Baar, A-FW International Investments GmbH, c/o Foster Wheeler AG, Lindenstrasse 10, 6340 Baar, and AMEC International Investments B.V., Meander 251, 6825 MC Arnhem, the Netherlands, dated 8 December 2014, pursuant to which Foster Wheeler AG will be absorbed by way of merger by A-FW International Investments GmbH and dissolved without liquidation and deleted from the Commercial Register, and the statutory standalone interim accounts of Foster Wheeler AG as of 30 September 2014, be approved.

2.
Grant of Discharge from Liability to the Board of Directors and the Executive Officers for 2014

  The Board of Directors proposes that discharge from liability be granted to the members of the Board of Directors of Foster Wheeler AG and to the executive officers of Foster Wheeler AG for their term of office from 1 January 2014 through and including 30 September 2014. Such discharge shall also apply to those former members of the Board of Directors of Foster Wheeler AG and executive officers of Foster Wheeler AG whose term ended during the course of 2014.

3.
Other Business

  The Extraordinary General Meeting will address any other matters that properly come before the Extraordinary General Meeting.

        As announced by publication in the Swiss Official Gazette of Commerce No.                    on                               December 2014, the merger agreement and the merger report both dated 8 December 2014, the audit report pursuant to article 15 of the Swiss Merger Act dated 8 December 2014 prepared by Ernst & Young AG, Zurich, or EY Zurich, as well as the statutory standalone interim accounts as of 30 September 2014 of Foster Wheeler AG, and the standalone interim accounts as of 30 September 2014 of Amec Foster Wheeler plc and AMEC International Investments B.V., and the opening balance sheet of A-FW International Investments GmbH as of 14 November 2014, were made available for inspection at our and at A-FW International Investment GmbH's offices both at Lindenstrasse 10, 6340 Baar, Switzerland, as well as at AMEC International Investments B.V.'s offices at Meander 251, 6825 MC Arnhem, the Netherlands, and at Amec Foster Wheeler plc's offices at Booths Park, Chelford Road, Knutsford, Cheshire WA16 8QZ, United Kingdom. In addition, the audited statutory standalone and consolidated annual accounts and annual reports for the financial years ending on 31 December 2013, 2012 and 2011 of Foster Wheeler AG and Amec Foster Wheeler plc, the fairness opinion letter prepared by IFBC AG, or IFBC, dated 8 December 2014, the proxy statement of Foster Wheeler AG regarding the Extraordinary General Meeting and the articles of association of Amec Foster Wheeler plc were made available for inspection as well. All of these documents were made available and still are available for inspection for a period of at least 30 days ending on Sunday, 18 January 2015.

        Within this period, shareholders may also request copies of these documents at no cost, by writing or telephoning our offices at Foster Wheeler AG, c/o Foster Wheeler Inc., 53 Frontage Road, P.O. Box 9000, Hampton, New Jersey 08827-9000, Attn: Corporate Secretary, Telephone: +1 908 730 4000, Facsimile: +1 908 730 5300 or Foster Wheeler AG, Lindenstrasse 10, 6340 Baar, Switzerland, Telephone: +41 41 748 4320, Facsimile: +41 41 748 4321.

        All holders of Foster Wheeler Shares that are registered in our share register with voting rights at the close of business on 15 December 2014, or the Record Date, are entitled to vote at the Extraordinary General Meeting and any postponements of the meeting. The attached proxy statement and the accompanying proxy card(s) are being sent to shareholders on or about                  December 2014. Notice of the Extraordinary General Meeting will also be published in the Swiss Official Gazette of Commerce.

        Please date, sign and return the enclosed proxy card(s) in the enclosed envelope as promptly as possible or, if you hold your Foster Wheeler Shares through an intermediary such as a bank, broker or other nominee, vote your Foster Wheeler Shares by following the voting instructions you receive from your bank, broker or other nominee so that your Foster Wheeler Shares may be represented at the Extraordinary General Meeting and voted in accordance with your wishes.

        Important note to shareholders: please date, sign and return all proxy cards that have been mailed to you to ensure that all of your Foster Wheeler Shares are represented at the Extraordinary General Meeting.

        Admission to the Extraordinary General Meeting will be by admission ticket only. If you are a shareholder whose Foster Wheeler Shares are registered in the share register as entitled to vote and plan to attend the meeting, please check the appropriate box on the proxy card. In all cases, retain the top portion of the proxy card as your admission ticket to the Extraordinary General Meeting. If you are a shareholder whose Foster Wheeler Shares are held through an intermediary, such as a bank, broker or other nominee, please follow the instructions in the attached proxy statement to obtain an admission ticket.

By Order of the Board of Directors

Ian McHoul
 Chairman of the Board of Directors

                              December 2014

Your vote is important. Whether or not you expect to attend the Extraordinary General Meeting, please promptly return your signed proxy card in the enclosed envelope. If you hold Foster Wheeler Shares through an intermediary such as a bank, broker or other nominee, promptly direct the voting of your Foster Wheeler Shares by telephone or internet or any other method described in the instructions you receive from your broker.

QUESTIONS AND ANSWERS ABOUT THE SQUEEZE-OUT MERGER

        The following are some of the questions that you, as a Foster Wheeler shareholder, may have regarding the Extraordinary General Meeting, the Merger Agreement and the Squeeze-Out Merger along with answers to those questions. These questions and answers, as well as the following summary, are not meant to be a substitute for the information contained in the remainder of this proxy statement or the appendices to this proxy statement, and the information is qualified in its entirety by the more detailed descriptions and explanations contained therein.

Q.
Why am I receiving this proxy statement and proxy card?

A.
You are receiving this proxy statement and the enclosed proxy card because, as of the Record Date, you owned Foster Wheeler Shares. This document describes a proposal to approve the Merger Agreement on which the Company would like you to vote.

  AMFW recently completed the Offer to purchase all of the issued and to be issued Foster Wheeler Shares through its direct wholly-owned subsidiary, AMEC International. As a result of the Offer, AMFW indirectly acquired 95.275% of the outstanding and publicly held Foster Wheeler Shares. AMFW, through AMEC International, is now initiating the Squeeze-Out Merger to acquire the remaining outstanding issued and to be issued Foster Wheeler voting rights. Pursuant to the Swiss Merger Act, AMFW can effect a squeeze-out of the remaining Foster Wheeler Shares with approval of at least 90% of the outstanding Foster Wheeler Shares.

  This document also gives you information about the Company, AMFW and Swiss MergeCo and other background information so that you can make an informed decision on the proposal to approve the Merger Agreement.

Q.
Who is soliciting my proxy?

A.
Your proxy is being solicited by our Board of Directors.

Q.
What is the Squeeze-Out Merger?

A.
Foster Wheeler has entered into a Merger Agreement with Swiss MergeCo and AMEC International pursuant to which, when approved by the Swiss MergeCo quotaholder and Company shareholders (including AMEC International), Foster Wheeler will merge with and into Swiss MergeCo. AMEC International's shareholding, as holder of over 90% of the outstanding Foster Wheeler Shares, is sufficient to approve the Company's entry into the Merger Agreement. Accordingly, through AMEC International, AMFW intends to vote in favor of the Company's entry into the Merger Agreement. Similarly, pursuant to the implementation agreement dated 13 February 2014 (as amended by the letter agreement dated 28 March 2014, the deed of amendment dated 28 May 2014 and the deed of amendment dated 2 October 2014), between AMFW and the Company, collectively, the Implementation Agreement, AMFW has agreed to cause all members of its group, including AMEC International and Swiss MergeCo, to comply with all of their obligations in connection with the Squeeze-Out Merger. For more information on the Implementation Agreement, see "The Merger Agreement and the Squeeze-Out Merger—Arrangements with AMFW—The Implementation Agreement". As a result, the directors of AMFW and the Company expect the Merger Agreement to be approved at the Extraordinary General Meeting on 19 January 2015 and the Squeeze-Out Merger to become effective upon its registration with the Commercial Register of the Canton of Zug, Switzerland.

Q.
What will happen to the Company as a result of the Squeeze-Out Merger?

A.
The Squeeze-Out Merger will be legally effective upon registration in the Commercial Register of the Canton of Zug, Switzerland. Upon such registration all the assets and liabilities of the Company will transfer to Swiss MergeCo by operation of law and the Company will cease to exist as a separate company.

Q.
Who is AMFW?

A.
AMFW is a focused supplier of consultancy, engineering and project management services to its customers in the world's oil and gas, mining, clean energy, environment and infrastructure markets. AMFW provides support for assets, such as upstream oil and gas production facilities, mines and nuclear power stations, throughout their lifecycle, from inception to decommissioning. For the six months ended 30 June 2014, AMFW's revenue was £1,858 million and its trading profit was £152 million. For the year ended 31 December 2013, AMFW's revenue was £3,974 million and its trading profit was £343 million. For the six months ended 30 June 2014, AMFW employed an average of 27,032 people. See "Presentation of Certain Financial and Other Information—Non-IFRS and Non-US GAAP Financial Measures" in this proxy statement for a reconciliation of trading profit to the nearest IFRS measure, profit before net financing income.

  AMFW is incorporated and registered in England and Wales. AMFW is headquartered at Old Change House, 128 Queen Victoria Street, London EC4V 4BJ, United Kingdom, its registered office is at Booths Park, Chelford Road, Knutsford, Cheshire WA16 8QZ, United Kingdom and its main telephone number is +44 (0) 20 7429 7500. AMFW Shares are listed on the Official List of the UK Listing Authority, referred to as the UKLA, and admitted to trading on the main market of the LSE under the symbol "AMFW". The AMFW ADSs are traded on the NYSE under the symbol "AMFW".

Q.
Who are Swiss MergeCo and AMEC International?

A.
Swiss MergeCo was formed by AMEC International on behalf of AMFW solely for the purposes of effecting the Squeeze-Out Merger. Swiss MergeCo was incorporated on 14 November 2014 under the laws of Switzerland and registered in the Canton of Zug. All outstanding quotas of Swiss MergeCo are held by AMEC International. Swiss MergeCo's principal offices are located c/o Foster Wheeler AG at Lindenstrasse 10, 6340 Baar, Switzerland. AMEC International is a direct wholly-owned subsidiary of AMFW. All outstanding shares of AMEC International are owned by AMFW. AMEC International's principal executive offices are located at Facility Point, Meander 251, 6825 MC Arnhem, the Netherlands.

Q.
Why is AMFW seeking to acquire all of the issued and to be issued Foster Wheeler Shares?

A.
As a result of the Offer, AMFW, through AMEC International, indirectly acquired 95.275% of the Foster Wheeler Shares. AMFW, through AMEC International, intends to implement the Squeeze-Out Merger to complete its acquisition of Foster Wheeler. AMFW believes that its acquisition of Foster Wheeler, or the Acquisition, provides a number of strategic opportunities, including enabling AMFW to expand its operations across the entire oil and gas value chain, and increasing AMFW's presence in regions where it currently has less exposure and which it considers to offer higher growth opportunities, such as the Middle East and Latin America.

Q.
What consideration will I receive for my Foster Wheeler Shares in the Squeeze-Out Merger?

A.
As defined and described in more detail below under "The Merger Agreement and the Squeeze-Out Merger—Merger Consideration", in the Squeeze-Out Merger, each Foster Wheeler Share will be converted into the right to receive a combination of $16.00 in cash, or the Cash

  Consideration, and either (i) 0.8998 AMFW Shares, if your address on the books and records of the Company is outside the United States or (ii) 0.8998 AMFW ADSs, if your address on the books and records of the Company is in the United States, in either case, the Share Consideration, and together with Cash Consideration, the Merger Consideration. The Share Consideration will not include any fractional AMFW securities; instead, as described below, any fractional AMFW securities will be compensated in cash.

  Additionally, the cash portion of the consideration that you receive will be increased by an amount equal to the AMFW cash dividend of £0.148 announced by AMFW on 7 August 2014 (as converted into US dollars based on rates to be published by the European Central Bank on 5 January 2015 or, if the cash dividend is paid on another date, such other date) for each AMFW Share or AMFW ADS that you receive, or the Dividend Amount.

  If your address is not on the books and records of the Company, you will have ten (10) years from the date that the Squeeze-Out Merger is registered in the Commercial Register to provide that information or submit a claim for payment.

Q.
How will the cash component of the Squeeze-Out Merger be financed?

A.
The cash component of the Squeeze-Out Merger (approximately $76 million, excluding the additional cash consideration in the amount of the AMFW dividend that is being provided to the Company's shareholders in addition to the Merger Consideration) will be financed through a combination of AMFW's existing cash resources and debt financing. The debt financing has been arranged through a combination of new bank facilities from Bank of America Merrill Lynch International Limited, Bank of Tokyo Mitsubishi UFJ, Ltd., Barclays Bank PLC and The Royal Bank of Scotland plc, or the Lenders, including a bridging facility and an additional revolving credit facility.

Q.
Does AMFW's board support the Squeeze-Out Merger?

A.
Yes. AMFW's board of directors, or the AMFW board, has, pursuant to the Implementation Agreement, agreed to cause all members of its group, including AMEC International and Swiss MergeCo, to comply with all of their obligations in connection with the Squeeze-Out Merger.

Q.
Does Foster Wheeler's Board support the Squeeze-Out Merger?

A.
Yes. Foster Wheeler's pre-acquisition board of directors, or the Pre-Acquisition Board, unanimously determined that the Implementation Agreement (including the Squeeze-Out Merger) and the Offer are in the best interests of Foster Wheeler and fair to Foster Wheeler's shareholders.

  The current board of directors of Foster Wheeler, or the Foster Wheeler Board, has determined to approve the Merger Agreement and to recommend that holders of Foster Wheeler Shares vote to approve the Merger Agreement.

  However, each of the members of the Foster Wheeler Board is also either an employee of AMFW or a current or future member of the AMFW board.

Q.
Can the interests of the Foster Wheeler directors and executive officers differ from Foster Wheeler shareholders generally?

A.
Yes. Foster Wheeler's directors and executive officers may have interests in the Squeeze-Out Merger that are different from, or in addition to, those of Foster Wheeler's shareholders generally. These interests may present such directors and executive officers with actual or potential conflicts of interests and include, among others, that each of the members of the Foster Wheeler Board and certain executive officers are also either an employee of AMFW or a current or future member of the AMFW board, that certain of the Company's directors were or will be appointed to the AMFW board subsequent to the closing of the Offer, and that the Company's directors continue to be covered by indemnification and insurance, with respect to claims arising out of or from services provided to Foster Wheeler and/or AMFW. Additionally, certain of the Company's directors that were appointed to the AMFW board, in connection with their appointment to the AMFW board, entered into agreements by which they have agreed to comply with and act on the instructions provided by AMFW, subject to certain exceptions. See "Interests of Certain Persons in the Squeeze-Out Merger" in this proxy statement.

Q.
Who can vote?

A.
Foster Wheeler shareholders who are registered in the Company share register at the close of business on 15 December 2014, will receive the proxy card and admission card directly from the share registrar of Foster Wheeler. Foster Wheeler shareholders registered in the Foster Wheeler share register at the close of business on 15 December 2014, are entitled to vote, or grant proxies to vote, and may participate in the Extraordinary General Meeting.

  AMFW, through AMEC International, currently owns 95.275% of the outstanding Foster Wheeler Shares and has agreed subject to certain conditions, to vote in favor of the approval of the Merger Agreement and the grant of discharge.

Q.
How can I vote?

A.
You can vote your Foster Wheeler Shares by marking your choices on the enclosed proxy card, and then signing, dating and mailing it in the enclosed envelope. By submitting a proxy card, you authorize Mr. Sandro Tobler, the Company's independent proxy, to vote your Foster Wheeler Shares as you specified. By signing the proxy card without giving specific instructions, you instruct the independent proxy to vote your Foster Wheeler Shares in accordance with the proposals of the Foster Wheeler Board with regard to the agenda items listed on the agenda for the Extraordinary General Meeting included in this proxy statement, including in favor of the approval of the Merger Agreement. Further, with regard to new proposals (other than those on the agenda) which are put forth before the Extraordinary General Meeting, absent specific instructions given by you, you instruct the independent proxy to vote your Foster Wheeler Shares in accordance with the position of the Foster Wheeler Board. Proxy forms must be sent to Computershare Investor Services in the enclosed envelope or directly to the independent proxy, arriving no later than 16 January 2015.

  If you are a registered Foster Wheeler shareholder, you may also choose to attend the Extraordinary General Meeting and vote in person, or appoint a proxy of your choice to vote at the meeting for you. The proxy need not be a Foster Wheeler shareholder. If you choose to attend the Extraordinary General Meeting in person or appoint a proxy to attend on your behalf, your Foster Wheeler Shares can only be voted at the Extraordinary General Meeting and cannot be voted by the independent proxy. To select one of these options, please complete the attendance portion of the enclosed proxy card and return it to Computershare Investor Services in the enclosed envelope, arriving no later than 16 January 2015.

  If you hold your Foster Wheeler Shares in "street name", you should follow the voting directions provided by your bank, brokerage firm or other nominee, or seek them if you do not receive them. You may complete and mail a voting instruction card to your bank, brokerage firm or other nominee or, in most cases, submit voting instructions by telephone or the Internet to your bank, brokerage firm or other nominee. If you provide specific voting instructions by mail, telephone or the Internet, your bank, brokerage firm or other nominee will vote your Foster Wheeler Shares as you have directed. Please note that if you wish to vote in person at the Extraordinary General

  Meeting, you must request an admission card by writing to the Office of the Corporate Secretary, Foster Wheeler AG, c/o Foster Wheeler Inc., 53 Frontage Road, P.O. Box 9000, Hampton, New Jersey 08827-9000, and include proof of beneficial Foster Wheeler Share ownership, such as a copy of a bank or brokerage firm account statement or a letter from the broker, trustee, bank or nominee holding such Foster Wheeler Shares, confirming beneficial ownership of such Foster Wheeler Shares as of the Record Date.

Q.
How can I attend the Extraordinary General Meeting in person?

A.
The Extraordinary General Meeting will be held on 19 January 2015, beginning at 9:00 a.m. Central European Time, at our offices, located at Lindenstrasse 10, 6340 Baar, Switzerland. Admission to the Extraordinary General Meeting will be by admission ticket only. The top portion of the enclosed proxy card is the admission ticket for shareholders of record entitled to vote. Beneficial owners with Foster Wheeler Shares held through an intermediary, such as a bank, broker or other nominee, should request admission tickets by writing to the Office of the Corporate Secretary, Foster Wheeler AG, c/o Foster Wheeler Inc., 53 Frontage Road, P.O. Box 9000, Hampton, New Jersey 08827-9000, and include proof of beneficial Foster Wheeler Share ownership, such as a copy of a bank or brokerage firm account statement or a letter from the broker, trustee, bank or nominee holding such Foster Wheeler Shares, confirming beneficial ownership of such Foster Wheeler Shares as of the Record Date.

Q.
What does it mean if I get more than one proxy card?

A.
It means you have multiple accounts at the transfer agent and/or with brokers. Please sign and return all proxy cards to ensure that all of your Foster Wheeler Shares are voted.

Q.
Will my Foster Wheeler Shares be voted if I do not submit my proxy?

A.
No. If you are the shareholder of record and you do not vote in person at the Extraordinary General Meeting or submit a proxy, your Foster Wheeler Shares will not be voted.

  If your Foster Wheeler Shares are held in "street name", they may not be voted if you do not provide the bank, brokerage firm or other nominee with voting instructions. Generally, your broker, bank or other nominee does not have discretionary authority to vote on the proposal relating to the adoption of the Merger Agreement. Accordingly, your broker, bank or other nominee will vote your Foster Wheeler Shares held by it in "street name" only if you provide voting instructions. You should follow the procedures that your broker, bank or other nominee provides and confirm with your broker, bank or other nominee whether or not you have provided discretionary authority.

Q.
What shareholder approvals are required to approve the Merger Agreement?

A.
Approval of the Merger Agreement requires 90% of the outstanding voting rights of Foster Wheeler to effectuate the Squeeze-Out Merger. AMEC International currently owns 95.275% of the outstanding Foster Wheeler Shares and intends to vote in favor of the approval of the Merger Agreement. Therefore, AMEC International directly, and AMFW indirectly, holds the voting power necessary to approve the Merger Agreement without the support of any other Foster Wheeler shareholder. In addition, the Merger Agreement must also be approved by at least three quarters of all quotaholders, representing at least three quarters of the quota capital of Swiss MergeCo. Swiss MergeCo's meeting of quotaholders will be held on 19 January 2015.

Q.
What do I need to do now?

A.
You are urged to carefully read this proxy statement, including its exhibits. You may also want to consult with your accounting, legal and tax advisers. Once you have considered all relevant information, you are encouraged to vote by proxy so that your Foster Wheeler Shares are represented at the Extraordinary General Meeting. You can vote your Foster Wheeler Shares by marking your choices on the enclosed proxy card, and then signing, dating and mailing it in the enclosed envelope or by following the Internet or telephone voting instructions provided to you by your bank, brokerage firm or other nominee.

  You should return your proxy card or vote online or by telephone whether or not you plan to attend the Extraordinary General Meeting. If you plan to attend, you may revoke your proxy at any time before it is voted and vote in person if you wish.

Q.
Can I change my vote after I have mailed my signed proxy?

A.
Yes, you can change your vote before the Extraordinary General Meeting. If you mail in a signed proxy, you may change your vote at any time before 16 January 2014, the last date on which Foster Wheeler shareholders may deliver a signed proxy to give voting instructions for the Extraordinary General Meeting. Your final instructions must arrive at the address indicated below on that date. You can send a written notice stating that you would like to revoke your proxy, or you can complete and submit a new proxy bearing a later date. If you choose either of these two methods, you must submit your notice of revocation or your new proxy to Proxy Services, c/o Computershare Investor Services, P.O. Box 43101, Providence, Rhode Island 02940-5067. If your bank, brokerage firm or other nominee allows you to give proxy instructions by telephone or the Internet, these instructions must be given no later than 11:59 p.m. Eastern Time on 18 January 2014. Finally, you can attend the Extraordinary General Meeting and vote in person, provided you have an admission ticket as explained in this proxy statement. Attendance at the Extraordinary General Meeting will not in and of itself constitute revocation of a proxy. PLEASE NOTE THAT IF YOU HAVE APPOINTED THE INDEPENDENT PROXY AS A PROXY AND IF YOU HAVE NOT REVOKED SUCH PROXY, YOU MAY NOT ATTEND THE EXTRAORDINARY GENERAL MEETING IN PERSON OR SEND A PROXY OF YOUR CHOICE TO THE EXTRAORDINARY GENERAL MEETING.

Q.
Once the Squeeze-Out Merger has been approved, is there anything that I need to do?

A.
No. If your address is outside the United States, you will receive your Share Consideration in the form of certificated AMFW Shares, which will be mailed to the address on the books and records of the Company. If your address is inside the United States, you will receive your Share Consideration in the form of AMFW ADSs issued in book-entry form as part of the Direct Registration System (described below under "Description of the AMFW American Depositary Shares—Direct Registration System") and the exchange agent will deposit the applicable number of AMFW ADSs to be registered in your name. You will receive your Cash Consideration by way of a check mailed, by the exchange agent, to the address on the books and records of the Company, which will also include the compensation for fractions to each shareholder who would be entitled to receive a fraction of an AMFW Share or an AMFW ADS, as well as the additional cash consideration that you will receive will be increased by an amount equal to the AMFW cash dividend of £0.148 announced by AMFW on 7 August 2014 (as converted into US dollars based on the reference rates to be published by the European Central Bank on 5 January 2015 or, if the cash dividend is paid on another date, such other date) for each AMFW Share or AMFW ADS that you receive.

  However, if your Foster Wheeler Shares are held in a brokerage or other custodial account, consult the broker or custodian associated with such account to determine the address associated with your Foster Wheeler Shares.

  If your address is not on the books and records of the Company, your Merger Consideration will be held for a period of ten (10) years from the date of the registration of the Squeeze-Out Merger in the Commercial Register. Under the Merger Agreement, if you do not provide the information which is required for the payment of the Merger Consideration within ten (10) years of date of the registration of the Squeeze-Out Merger in the Commercial Register, or if you do not submit your claim for payment of the Merger Consideration within that time, AMEC International may dispose freely of your respective AMFW Shares or AMFW ADSs and your respective cash amounts.

  Upon completion of the Squeeze-Out Merger, Foster Wheeler will cease to exist and all Foster Wheeler Shares will be cancelled.

Q.
When is the Squeeze-Out Merger expected to complete?

A.
The Squeeze-Out Merger is currently expected to be completed in early 2015, following the approval of the Merger Agreement by holders of at least 90% of the outstanding voting rights of Foster Wheeler, as described in this proxy statement, and by at least three quarters of all quotaholders, representing at least three quarters of the quota capital of Swiss MergeCo. Swiss MergeCo's meeting of quotaholders will be held on 19 January 2014, as well as satisfaction of certain other conditions specified in the Merger Agreement.

Q.
When will I receive the Merger Consideration?

A.
Assuming the Squeeze-Out Merger is completed, the exchange agent will deliver AMFW Shares or AMFW ADSs (according to the address associated with your Foster Wheeler Shares, as described above) and cash as promptly as practicable. For more information about the procedure for settlement, please see "The Merger Agreement and the Squeeze-Out Merger—Merger Consideration" on page 113.

Q.
Will I have to pay any transaction fees or brokerage commissions?

A.
You will not have to pay any transaction fees or brokerage commissions as a result of the exchange of your Foster Wheeler Shares for AMFW Shares or AMFW ADSs in the Squeeze-Out Merger if your Foster Wheeler Shares are registered in your name in the Company share register. If your Foster Wheeler Shares are held through a bank or broker or a custodian linked to a stock exchange, you should consult with them as to whether or not they charge any transaction fee or service charges in connection with the Squeeze-Out Merger.

Q.
What is an AMFW ADS?

A.
An ADS is a security that allows shareholders in the United States to hold and trade interests in foreign-based companies more easily. ADSs are often evidenced by certificates known as American depositary receipts, or ADRs. Each AMFW ADS represents one AMFW Share.

  AMFW ADSs are traded on the NYSE, where they are listed under the symbol "AMFW". The closing price of an AMFW ADS on the NYSE on 3 December 2014 was $14.32.

Q.
What are the differences between holding AMFW ADSs and AMFW Shares?

A.
You will receive AMFW ADSs as your Share Consideration if your address on the books and records of the Company is inside the United States.

  AMFW ADSs and AMFW Shares differ in the following regards: (i) AMFW ADSs trade on the NYSE, whereas AMFW Shares trade on the LSE and do not trade on any US national securities exchange; (ii) holders of AMFW ADSs will be able to receive dividends in US dollars whereas holders of AMFW Shares are unable to elect to receive dividends in US dollars; (iii) unlike AMFW Shares, trading of AMFW ADSs in the United States is not subject to UK stamp tax; and (iv) the settlement cycle in the United States is different from that in the United Kingdom. In certain limited circumstances, it may not be possible, for certain reasons outlined in "Description of the AMFW American Depositary Shares", for the AMFW depositary to make cash, share or other distributions to holders of AMFW ADSs. In addition, holders of AMFW ADSs will not be entitled to attend AMFW's shareholders' meetings and will only be able to vote by giving timely instructions to the AMFW depositary in advance of the meeting, unless, in each case, a proxy by the AMFW depositary is furnished to them.

Q.
What if I want to hold the AMFW Shares in the form of AMFW ADSs?

A.
AMFW has established an ADS facility in the United States, and AMFW ADSs issued thereunder have been registered with the Securities and Exchange Commission, or the SEC, and are listed on the NYSE. AMFW ADSs commenced trading on the NYSE on 13 November 2014. AMFW ADSs were issued under the facility operated by Deutsche Bank Trust Company Americas, as depositary for the AMFW ADSs, or the AMFW depositary, at the ratio of one AMFW ADS for every one AMFW Share. The rights of holders of AMFW ADSs will be governed by the terms of a deposit agreement among the AMFW depositary, AMFW and the owners and beneficial owners of AMFW ADSs. See "Description of AMFW American Depositary Shares".

  You may direct any questions related to the AMFW ADS facility to Deutsche Bank Trust Company Americas at +1 212 250 9100.

Q.
How will my rights as a Foster Wheeler shareholder change upon completion of the Squeeze-Out Merger?

A.
The rights of Foster Wheeler shareholders are governed by Swiss law. As a result of the Squeeze-Out Merger, you will become a holder of AMFW securities, either in the form of AMFW Shares or AMFW ADSs. Your rights as a holder of AMFW Shares will be governed by English law and by AMFW's Articles of Association. Your rights as a holder of AMFW ADSs will be governed by the deposit agreement among the AMFW depositary, AMFW and the owners and beneficial owners of AMFW ADSs. For a discussion of the differences in such rights of holders, see "Comparison of Rights of AMFW and Foster Wheeler Shareholders" and "Description of the AMFW American Depositary Shares".

Q.
Are Company shareholders able to exercise appraisal rights?

A.
Yes, if your Foster Wheeler Shares are registered in your name, you can exercise appraisal rights under Article 105 of the Swiss Merger Act by filing a suit against the surviving company with the competent Swiss civil court in the Swiss Canton of Zug (the place of incorporation of Foster Wheeler and Swiss MergeCo). The suit must be filed within two months after the Squeeze-Out Merger resolution has been published in the Swiss Official Gazette of Commerce. A shareholder who has voted in favor of the approval of the Merger Agreement may not be able to file a suit. If such a suit is filed by Foster Wheeler shareholders who did not vote in favor of approving the Merger Agreement, the court will determine whether the compensation established in the Squeeze-Out Merger was inadequate and the amount of compensation due to the relevant shareholder, if any, and such court's determination will benefit remaining Foster Wheeler shareholders. The filing of an appraisal suit will not prevent completion of the Squeeze-Out Merger.

  If you are a beneficial owner and your Foster Wheeler Shares are held in "street name" by a broker or custodian, you should consult with your broker or custodian. For more information about appraisal rights, please see "The Merger Agreement and the Squeeze-Out Merger—Appraisal Rights" on page 126.

Q.
What are the consequences of voting against the Squeeze-Out Merger in connection with the exercise of appraisal rights?

A.
None. Voting against the Squeeze-Out Merger will have no negative consequences with respect to the exercise of appraisal rights by those shareholders voting against the Squeeze-Out Merger. Foster Wheeler shareholders voting against the Squeeze-Out Merger may file an appraisal suit against Swiss MergeCo, but will receive the Merger Consideration for their Foster Wheeler Shares at the same time as any other Foster Wheeler shareholders, irrespective of whether or not they exercise their appraisal rights under Article 105 of the Swiss Merger Act as described above.

Q.
Is the Squeeze-Out Merger a "going-private" transaction?

A.
AMFW believes that the Squeeze-Out Merger is exempt from the provisions of, and does not constitute a "going-private" transaction within the meaning of, Rule 13e-3 under the US Securities Exchange Act of 1934, referred to as Rule 13e-3. Under Rule 13e-3(a)(1), a transaction that, among other things (i) occurs within one year of the date of termination of a tender offer, and (ii) where the consideration offered is at least equal to the highest consideration offered during the tender offer will not be subject to the provisions of, and will not constitute, a "going-private" transaction.

Q.
What percentage of AMFW Shares will be owned by the former holders of Foster Wheeler Shares after the Squeeze-Out Merger is completed?

A.
Immediately after the completion of the Squeeze-Out Merger, holders of Foster Wheeler Shares prior to the Offer will own approximately 23% of the enlarged AMFW share capital and holders of AMFW Shares immediately before consummation of the Offer will own approximately 77% of the enlarged AMFW share capital.

Q.
What are the tax consequences if the Squeeze-Out Merger occurs?

A.
Foster Wheeler shareholders may be subject to Swiss tax and US federal income tax consequences as a result of the Squeeze-Out Merger and acquiring, owning or disposing of AMFW securities.

  Under Swiss law this includes, among other things, recognition of a taxable capital gain or a tax-deductible capital loss for Swiss resident Foster Wheeler shareholders who hold their Foster Wheeler Shares as business assets or who classify as a professional securities dealer and who receive consideration in the Squeeze-Out Merger.

  A US Holder's receipt of AMFW securities and cash in the Squeeze-Out Merger generally will be a taxable transaction for US federal income tax purposes, unless the Acquisition qualifies as a tax-deferred reorganization under section 368(a) of the US Internal Revenue Code, which is referred to as a Reorganization. If the Squeeze-Out Merger occurs and the acquisition of Foster Wheeler qualifies as a Reorganization, a US Holder whose Foster Wheeler Shares are extinguished in the Squeeze-Out Merger will recognize gain only if such US Holder receives cash in exchange for the Foster Wheeler Shares extinguished in the Squeeze-Out Merger. Such gain will equal the lesser of (i) the amount of cash received or (ii) the excess, if any, of (a) the sum of the fair market value of AMFW securities and cash received over (b) such US Holder's adjusted tax basis in its Foster Wheeler Shares extinguished in the Squeeze-Out Merger. If the Squeeze-Out Merger occurs and the Acquisition nevertheless fails to qualify as a Reorganization, a US Holder will recognize gain or loss equal to the difference between (i) the fair market value of the AMFW securities and/or cash received and (ii) the US Holder's adjusted tax basis in its Foster Wheeler Shares extinguished in the Squeeze-Out Merger.

  For more information on the Swiss, UK and US tax consequences of the Squeeze-Out Merger, see the section of this proxy statement entitled "The Merger Agreement and Squeeze-Out Merger—Tax Considerations". You should consult your own tax adviser on the tax consequences to you of receiving AMFW securities and cash in the Squeeze-Out Merger.

Q.
What is the purpose of the discharge resolution?

A.
Under Swiss statutory law, the Board of Directors may seek discharge from the Foster Wheeler shareholders. If discharge is granted, the corporation and those shareholders who have voted in favor of discharge cannot assert any claims based on Swiss corporation law for directors' liability with respect to matters then known to the shareholders. The right to assert liability claims still exists, however, with respect to matters not known to the shareholders on the date on which discharge was granted. In other words, all shareholders—whether or not they voted in favor of discharge—can still assert claims against former directors if additional facts come to light (as a result of subsequent audits or otherwise) after the granting of discharge.

  The Board of Directors proposes that discharge be granted to the current and former members of the Board of Directors and the executive officers for their term of office from 1 January 2014 through and including 30 September 2014, including those former members of the Foster Wheeler Board and executive officers of Foster Wheeler whose term ended during the course of 2014.

Q.
What is the market value of the Foster Wheeler Shares as of a recent date?

A.
On 3 December 2014, the last trading day of Foster Wheeler Shares on NASDAQ, the closing price of the Foster Wheeler Shares reported on NASDAQ was $27.52 per Foster Wheeler Share.

Q.
What is the market value of AMFW Shares and AMFW ADSs as of a recent date?

A.
On 3 December 2014, the latest practicable date before the date of this proxy statement, the closing price of the AMFW Shares reported on the LSE was £9.22 per AMFW Share, and the closing price of an AMFW ADS on the NYSE was $14.32 per AMFW ADS.

Q.
Where can I find more information about AMFW and Foster Wheeler?

A.
You can find more information about AMFW and Foster Wheeler by reading this proxy statement and from various sources described in the section of this proxy statement entitled "Additional Information for Security Holders—Where You Can Find More Information".

 SUMMARY

        This summary highlights selected information from this proxy statement and may not contain all the information that is important to you. To understand the Squeeze-Out Merger fully and for a more complete description of the legal terms of the Squeeze-Out Merger, you should carefully read this entire proxy statement and the other documents to which we refer you, including in particular the copies of the Merger Agreement, Merger Report and the opinion of IFBC, which are attached as Annexes A, B and C to this proxy statement. Please see also "Additional Information for Security Holders" on page 442. We have included page references parenthetically to direct you to a more complete description of many of the topics presented in this summary.

Completion of the Offer

        On 7 October 2014, AMFW commenced an offer to acquire all of the Foster Wheeler Shares in exchange for $16.00 in cash and 0.8998 AMFW securities for each Foster Wheeler Share held. Foster Wheeler shareholders could elect to receive either (i) $32.00 in cash or (ii) 1.7996 AMFW securities, in the form of AMFW Shares or AMFW ADSs, subject to proration. The Offer was extended to 12 November 2014 and, on 13 November 2014, AMFW announced the completion of the Offer. On 21 November 2014, AMFW announced the final proration results of the Offer; a total of 95,395,711 Foster Wheeler Shares (representing 95.275% of the outstanding Foster Wheeler Shares not including 3,768,740 Foster Wheeler Shares subject to notices of guaranteed delivery that were not validly tendered) were validly tendered, and not withdrawn from the Offer. AMFW, through AMEC International, currently owns 95.275% of the outstanding Foster Wheeler Shares. As a result, AMFW, through Amec International, has initiated a Squeeze-Out Merger of Foster Wheeler with and into Swiss MergeCo under article 3, paragraph 1, subparagraph a of the Swiss Merger Act.

The Companies

Swiss MergeCo (see page 130)

        A-FW International Investments GmbH, or Swiss MergeCo, was formed by AMFW solely for the purposes of effecting the Squeeze-Out Merger. Swiss MergeCo was incorporated on 14 November 2014 under the laws of Switzerland and registered in the Canton of Zug. All of the outstanding quotas of Swiss MergeCo are held by AMEC International. Swiss MergeCo's principal offices are located at Lindenstrasse 10, 6340 Baar, Switzerland, and its telephone number is +41 41 748 4320.

AMEC International (see page 131)

        AMEC International is a direct wholly-owned subsidiary of AMFW. All outstanding shares of AMEC International are owned by AMFW. AMEC International's principal executive offices are located at Facility Point, Meander 251, 6825 MC Arnhem, the Netherlands, and its telephone number is +31 (0) 88 2174 111.

AMFW (see page 132)

        AMFW is a focused supplier of consultancy, engineering and project management services to its customers in the world's oil and gas, mining, clean energy, environment and infrastructure markets. AMFW provides support for assets such as upstream oil and gas production facilities, mines and nuclear power stations throughout their lifecycle from inception to decommissioning.

        AMFW operates in more than 40 countries worldwide through three business units: the Americas, Europe and Growth Regions (which includes Africa, the Middle East and Australasia). AMFW's geographical structure is designed to promote collaboration across services and markets and between people, which AMFW believes improves its service offering to customers and enhances its growth opportunities. As part of the integration of Foster Wheeler, AMFW is reviewing the operations of the combined business to ensure that they are structured in a manner that will enable it to provide its customers with high quality services across its geographic regions. AMFW will do so by reconstituting AMFW's geographic business units (as described below) and Foster Wheeler's existing Global Power Group. AMFW expects to implement its new operational structure in the first quarter of 2015.

        AMFW provides the following services by markets:

  •
  Oil & Gas, comprising a broad range of services, including engineering, project management and asset support to onshore and offshore projects for the conventional oil and gas market, as well as unconventional oil and gas projects, in particular oil sands;

  •
  Mining, comprising consultancy, design, design/supply, and project and construction management services for mining companies worldwide;

  •
  Clean Energy, comprising engineering, procurement, construction and decommissioning services for nuclear energy, renewable energy (in the form of wind, solar, biomass and biofuel projects), transmission and distribution, and power; and

  •
  Environment & Infrastructure, or E&I, which offers environmental consulting and other services in the water, transportation/infrastructure, government services and industrial/commercial sectors.

        For the six months ended 30 June 2014, AMFW employed an average of 27,032 people. AMFW is headquartered at Old Change House, 128 Queen Victoria Street, London EC4V 4BJ, United Kingdom, its registered office is at Booths Park, Chelford Road, Knutsford, Cheshire WA16 8QZ, United Kingdom and its main telephone number is +44 (0) 20 7429 7500. AMFW's internet website is http://www.amecfw.com. The information provided on AMFW's website is not part of this proxy statement and is not incorporated herein by reference.

        AMFW Shares are traded on the LSE and the AMFW ADSs are listed and traded on the NYSE under the symbol "AMFW".

Foster Wheeler (see page 202)

        Foster Wheeler is a leading international engineering, construction and project management contractor and power equipment supplier with operations in over 30 countries worldwide.

        Foster Wheeler operates through two business groups:

  •
  The Global Engineering and Construction Group, or the Global E&C Group, designs, engineers and constructs onshore and offshore upstream oil and gas processing facilities, natural gas liquefaction facilities and receiving terminals, gas to liquids facilities, oil refining, chemical and petrochemical, pharmaceutical and biotechnology facilities and related infrastructure, including power generation facilities, distribution facilities, gasification facilities and processing facilities associated with the minerals and metals sector, and is also involved in the design of facilities in developing market sectors, including carbon capture and storage, solid fuel fired integrated gasification combined cycle power plants, coal to liquids, coal to chemicals and biofuels.

  •
  The Global Power Group designs, manufactures and installs steam generators and auxiliary equipment for electric power generating stations, district heating and power plants and industrial facilities worldwide and also provides a wide range of aftermarket services.

        As at 31 December 2013, Foster Wheeler had 13,311 employees. Foster Wheeler is incorporated under the laws of Switzerland with its registered office in Baar, Canton of Zug, Switzerland. The principal executive office of Foster Wheeler is located at Shinfield Park, Reading, Berkshire RG2 9FW, United Kingdom and its main telephone number is +44 (0) 118 913 1234. Foster Wheeler's internet website is http://www.fwc.com. The information provided on Foster Wheeler's website is not part of this proxy statement and is not incorporated herein by reference.

        Foster Wheeler Shares were traded on NASDAQ under the symbol "FWLT" until Foster Wheeler voluntarily delisted the Foster Wheeler Shares effective as of the close of trading on 3 December 2014.

Risk Factors (see page 42)

        An investment in AMFW Shares or AMFW ADSs involves risks, some of which are related to the Squeeze-Out Merger. In considering the proposed Squeeze-Out Merger, you should carefully consider the information about these risks set forth under "Risk Factors" beginning on page 42, together with the other information included in this proxy statement.

The Extraordinary General Meeting (see page 76)

        The Extraordinary General Meeting will be held on 19 January 2015, beginning at 9:00 a.m. Central European Time at our offices at Lindenstrasse 10, 6340 Baar, Switzerland. The purposes of the Extraordinary General Meeting are:

1.     Approval of the Merger Agreement

        The Board of Directors proposes approving the Merger Agreement, entered into by and among the Company, Swiss MergeCo and AMEC International, and the statutory standalone interim accounts as of 30 September 2014.

2.     Grant of Discharge from Liability to the Board of Directors and the Executive Officers for 1 January 2014 through and including 30 September 2014

        The Board of Directors proposes that a discharge from liability be granted to the current and former members of the Board of Directors and the executive officers for their term of office from 1 January 2014 through and including 30 September 2014, including those former members of the Foster Wheeler Board and executive officers of Foster Wheeler whose terms ended during the course of 2014.

3.     Other Business

        The Extraordinary General Meeting will address any other matters that properly come before the Extraordinary General Meeting.

Vote Required; Voting Agreements; AMFW Ownership

        Approval of the Merger Agreement requires the approval of 90% of all shareholders entitled to vote. AMFW currently owns 95.275% of the outstanding Foster Wheeler Shares and has agreed, through AMEC International, subject to certain conditions, to vote in favor of the approval of the Merger Agreement and the grant of discharge. Approval of the Foster Wheeler grant of discharge from liability to the Board of Directors and the executive officers for 1 January 2014 through and including 30 September 2014 requires a majority of the share votes cast at the Extraordinary General Meeting.

Who Can Vote; Shareholders of Record and Beneficial Owners

        Foster Wheeler shareholders who are registered in the Company share register at the close of business on 15 December 2014, will receive the proxy card and admission card directly from the share registrar of Foster Wheeler. Shareholders who are registered as shareholders with voting rights at the close of business on 15 December 2014, as shown in our share register, are entitled to vote, or to grant proxies to vote, at the Extraordinary General Meeting. If you sell your Foster Wheeler Shares after the

Record Date, you will be entitled to vote these Foster Wheeler Shares. If you acquire Foster Wheeler Shares after the Record Date, you will not be entitled to vote these Foster Wheeler Shares.

        Under Foster Wheeler's Articles of Association, only shareholders who are shareholders registered with voting rights in our share register are entitled to vote. If you hold your Foster Wheeler Shares in street name, your Foster Wheeler Shares are registered in the name of CEDE & Co. with voting rights and you can direct your bank, broker, other nominee or other shareholder of record how to vote your Foster Wheeler Shares as described below. If you are a shareholder of record and received your Foster Wheeler Shares in connection with our redomestication to Switzerland, your Foster Wheeler Shares are registered in your name with voting rights. If you are a shareholder of record and acquired your Foster Wheeler Shares after our redomestication to Switzerland on 9 February 2009, your Foster Wheeler Shares are registered in your name with voting rights unless you have not delivered a completed application for registration as a shareholder with voting rights to our transfer agent, Computershare Investor Services, or you received a notice from our transfer agent that the registration of your Foster Wheeler Shares with voting rights has been denied.

        If your Foster Wheeler Shares are registered directly in our share register administered by Computershare Investor Services in your name, you are considered to be the "shareholder of record" for those Foster Wheeler Shares. The Notice of and Invitation to Attend the Extraordinary General Meeting, proxy statement and proxy card documents have been sent directly to you by us.

        If your Foster Wheeler Shares are held in street name in a stock brokerage account or by a bank or other shareholder of record, you are considered the "beneficial owner" of Foster Wheeler Shares held in street name. The Notice of and Invitation to Attend the Extraordinary General Meeting, proxy statement and proxy card documents have been forwarded to you by your bank, broker, other nominee or other shareholder of record. As the beneficial owner, you have the right to direct your bank, broker, other nominee or other holder of record on how to vote your Foster Wheeler Shares by using the voting instruction card included in the mailing or by following their instructions for voting. It is then up to your bank, broker, other nominee or other holder of record to make sure your Foster Wheeler Shares are represented and voted at the Extraordinary General Meeting.

Proxies; Revocation of Proxies

        A proxy card is being sent to each of our shareholders of record entitled to vote who held Foster Wheeler Shares as of the Record Date. Shareholders of record who are entitled to vote can grant a proxy to vote on the agenda items presented by completing a proxy card and returning it by mail, arriving no later that 16 January 2015. If you appoint a proxy, you may revoke that proxy at any time before 16 January 2015.

The Merger Agreement and the Squeeze-Out Merger (see page 81)

The Merger Agreement (see page 111)

        On 8 December 2014, Swiss MergeCo, AMEC International and Foster Wheeler entered into the Merger Agreement, which provides for the Squeeze-Out Merger of Foster Wheeler with and into Swiss MergeCo, with Swiss MergeCo continuing as the surviving corporation. A summary of the terms of the Merger Agreement is included in the section entitled "The Merger Agreement and the Squeeze-Out Merger—The Merger Agreement" on page 111. A copy of the Merger Agreement is attached as Annex A to this proxy statement. You are encouraged to read the entire Merger Agreement carefully because it is the principal legal document governing the Squeeze-Out Merger.

AMFW's Reasons for the Squeeze-Out Merger (see page 96)

        As previously disclosed, the purpose of the Squeeze-Out Merger is for AMFW to acquire 100% of the issued share capital of the Company. In accordance with the terms of the Implementation Agreement, if AMFW acquired or obtained control of over 90% of the outstanding voting rights of the Company as a consequence of the Offer it would initiate a Squeeze-Out Merger pursuant to the Swiss Merger Act. After the completion of the Offer on 13 November 2014, AMFW held 95.275% of the outstanding Foster Wheeler Shares. As a result, AMEC International initiated a Squeeze-Out Merger, including the execution of the Merger Agreement.

Foster Wheeler's Reasons for the Squeeze-Out Merger; Recommendation of the Foster Wheeler Board as to Fairness of the Squeeze-Out Merger (see page 97)

        In evaluating the Merger Agreement and the Squeeze-Out Merger, the Board consulted with its senior management and considered a number of factors in recommending by unanimous vote that the Company's shareholders vote in favor of approving the Merger Agreement.

        After careful consideration, the Board approved and proposes to you to approve the Merger Agreement and, thereby, the transactions contemplated thereby and has determined that the transactions contemplated by the Merger Agreement are fair to and in the best interests of the unaffiliated Foster Wheeler shareholders.

Opinion of IFBC (see page 97)

        At meetings of the Foster Wheeler Board and the AMFW board held on 8 December 2014, IFBC AG delivered its oral opinion to the Foster Wheeler Board and the AMFW board, confirmed by delivery of a written opinion, dated 8 December 2014, to the effect that, as of such date, and based on and subject to various assumptions, matters considered and limitations described in its written opinion, the aggregate consideration to be received by the shareholders of Foster Wheeler in the Squeeze-Out Merger pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. IFBC acted as an independent fairness opinion provider and prepared its opinion according to the standards typically applied to fairness opinions in mergers governed by Swiss takeover and merger law. The full text of IFBC's written opinion describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken by IFBC. This opinion is attached as Annex C to this Proxy Statement. IFBC's opinion was provided for the benefit of the Foster Wheeler Board and the AMFW board in connection with, and for the purpose of, their respective evaluation of the aggregate consideration to be received by the shareholders of Foster Wheeler in the Squeeze-Out Merger pursuant to the Merger Agreement, which consideration is referred to herein as the Aggregate Consideration. IFBC's opinion letter was also addressed to, and for the information and benefit of, the Boards/Management Boards of each of Swiss MergeCo and AMEC International. IFBC's opinion does not address the relative merits of the Squeeze-Out Merger as compared to other business or financial strategies that might be available to Foster Wheeler, nor does it address the underlying business decision of Foster Wheeler to engage in the Squeeze-Out Merger. The IFBC opinion does not constitute a recommendation to the Foster Wheeler Board or the AMFW board or to any other persons in respect of the Squeeze-Out Merger, including as to how any shareholder of Foster Wheeler should act in respect of the Squeeze-Out Merger. Holders of Foster Wheeler Shares are encouraged to read this opinion carefully in its entirety. The summary of IFBC's opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of its written opinion.

Merger Consideration (see page 113)

        In the Squeeze-Out Merger each shareholder will receive a combination of (i) $16.00 in cash, and (ii) 0.8998 AMFW Shares or AMFW ADSs, depending on whether your address on the books and records of the Company is in the United States. The Cash Consideration will be increased by the Dividend Amount. No fractional AMFW Shares or AMFW ADSs will be issued to shareholders of the Company. If, based on the exchange ratio, shareholders of the Company would be entitled to a fractional AMFW Share or AMFW ADS, such fraction will be compensated in cash in lieu of a fractional AMFW Share or AMFW ADS. The Cash Consideration and the Share Consideration, as well as the Dividend Amount and the cash in lieu of fractional AMFW Shares or AMFW ADSs will be paid to shareholders of the Company as soon possible following the implementation of the Squeeze-Out Merger. See "The Merger Agreement and the Squeeze-Out Merger—Merger Consideration" on page 114.

Approvals (see page 113)

        The Company and Swiss MergeCo are obligated to complete the Squeeze-Out Merger if the following approvals are received:

  •
  approval of the Merger Agreement by the quotaholder of Swiss MergeCo at a quotaholder's meeting to be held on 19 January 2015;

  •
  approval of the Merger Agreement by the shareholders of the Company at an extraordinary general meeting to be held on 19 January 2015; and

  •
  the approval of the Merger Agreement by the quotaholder of AMEC International at a quotaholder's meeting to be held on 19 January 2015.

        At least three quarters of all quotaholders, representing at least three quarters of the quota capital of Swiss MergeCo and at least 90% of the issued voting rights of the Company is required to approve the Merger Agreement. AMEC International holds all of the quotas issued by Swiss MergeCo and therefore 100% of the quota capital of Swiss MergeCo.

Appraisal Rights (see page 127)

        Foster Wheeler shareholders who consider the compensation in the Squeeze-Out Merger to be inadequate may exercise appraisal rights in accordance with Article 105 of the Swiss Merger Act by filing a suit against the surviving company with the competent Swiss civil court in the Canton of Zug, Switzerland (the corporate seat of Foster Wheeler) or at the corporate seat of the surviving company.

        The suit must be filed by non-tendering Foster Wheeler shareholders within two months after the Squeeze-Out Merger resolution has been published in the Swiss Official Gazette of Commerce. Foster Wheeler shareholders who tender all of their Foster Wheeler Shares in the Offer will not be able to file a suit to exercise appraisal rights. An appraisal suit can be filed by shareholders who voted against the Squeeze-Out Merger, who have abstained from voting, or who have not participated in the Extraordinary General Meeting approving the Squeeze-Out Merger. If such a suit is filed by non-tendering Foster Wheeler shareholders, the court must assess whether the compensation paid or to be paid to the Foster Wheeler shareholders in the Squeeze-Out Merger is adequate compensation. Should the court consider the compensation in the Squeeze-Out Merger to be inadequate, the court must determine the amount of compensation due to the relevant shareholder, if any, and such court's determination will benefit all remaining non-tendering Foster Wheeler shareholders. The filing of an appraisal suit will not prevent completion of the Squeeze-Out Merger.

Interests of Certain Persons in the Squeeze-Out Merger (see page 293)

        In considering the recommendation of our Board with respect to the agenda items to be voted on at the Extraordinary General Meeting, shareholders should be aware that some of our directors and executive officers have interests in the Squeeze-Out Merger that may differ from, or may be in addition to, the interests of shareholders generally. These interests may present such directors and executive officers with actual or potential conflicts of interests, and these interests, to the extent material, are described below. These interests include, among others, that each of the members of the Foster Wheeler Board and certain executive officers are also either an employee of AMFW or are or will become a member of the AMFW board, that certain of the Company's directors were or will be appointed to the AMFW board subsequent to the closing of the Offer, and that the Company's directors continue to be covered by indemnification and insurance, with respect to claims arising out of or from services provided to Foster Wheeler and/or AMFW. Additionally, certain of the Company's directors that were or will be appointed to the AMFW board, in connection with their appointment to the AMFW board, entered into agreements by which they have agreed to comply with and act on the instructions provided by AMFW, subject to certain exceptions. Our Board of Directors was aware of these interests and considered them, among other matters, prior to providing its recommendations with respect to the proposals. For more information on these interests, see "Interests of Certain Persons in the Squeeze-Out Merger".

Stock Exchange Delisting and Deregistration (see page 127)

        On 13 November 2014 we notified NASDAQ of our intention to delist the Foster Wheeler Shares from the NASDAQ Global Select Market and, on 24 November 2014 we filed a Form 25 Notification of Removal from Listing and/or Registration. Our Foster Wheeler Shares were delisted effective the close of trading on 3 December 2014.

        As soon as practicable following the Squeeze-Out Merger, once the requirements for deregistration are met, we intend to file with the SEC a Form 15 requesting the deregistration of the Foster Wheeler Shares under Section 12(g) of the Exchange Act and the suspension of the Company's reporting obligations under Section 15(d) of the Exchange Act.

Regulatory Approvals Necessary to Complete the Squeeze-Out Merger (see page 112)

        No further regulatory approvals will be required for the completion of the Squeeze-Out Merger.

Financing of the Squeeze-Out Merger (see page 118)

        It is expected that total funds of approximately $76 million, excluding the additional cash consideration necessary to pay the Dividend Amount, will be needed to pay the Cash Consideration and to pay the related fees and expenses of the Squeeze-Out Merger. This cash component will be financed through utilization of the remaining funds available under the $2.26 billion credit facility entered into between AMFW and Bank of America Merrill Lynch International Limited, as facility agent, among others.

Tax Considerations (see page 119)

        Foster Wheeler shareholders may be subject to Swiss tax and US federal income tax consequences as a result of the Squeeze-Out Merger and acquiring, owning or disposing of AMFW Shares or AMFW ADSs.

        Under Swiss law this includes, among other things, recognition of a taxable capital gain or a tax deductible capital loss for Swiss resident Foster Wheeler shareholders who hold their Foster Wheeler shares as business assets or who classify as a professional securities dealer and who receive consideration in the Squeeze-Out Merger.

        The disposition of Foster Wheeler Shares in the Squeeze-Out Merger by a US Holder generally will be a taxable transaction for US federal income tax purposes, unless the Acquisition qualifies as a Reorganization. If the Squeeze-Out Merger occurs and the Acquisition qualifies as a Reorganization, a US Holder disposing of Foster Wheeler Shares in the Squeeze-Out Merger will recognize gain only if such US Holder receives cash in exchange for the Foster Wheeler Shares extinguished in the Squeeze-Out Merger. Such gain will equal the lesser of (i) the amount of cash received or (ii) the excess, if any, of (a) the sum of the fair market value of AMFW securities and cash received over (b) such US Holder's adjusted tax basis in its Foster Wheeler Shares extinguished in the Squeeze-Out Merger. If the Squeeze-Out Merger occurs and the Acquisition nevertheless fails to qualify as a Reorganization, a US Holder will recognize gain or loss equal to the difference between (i) the fair market value of the AMFW securities and/or cash received and (ii) the US Holder's adjusted tax basis in its Foster Wheeler Shares extinguished in the Squeeze-Out Merger.

        Tax matters are complicated, and the tax consequences of each Foster Wheeler shareholder will depend on the facts of each shareholder's situation, including, in the case of US Holders (as defined below in "The Merger Agreement and the Squeeze-Out Merger—Tax Considerations") whether the Squeeze-Out Merger is completed and the market value of AMFW securities issued in exchange for Foster Wheeler Shares. Foster Wheeler shareholders are urged to read carefully the section entitled "The Merger Agreement and the Squeeze-Out Merger—Tax Considerations" and to consult their own tax advisers on the tax consequences of the Squeeze-Out Merger.

Comparison of Rights of AMFW and Foster Wheeler Shareholders (see page 414)

        Foster Wheeler shareholders receiving AMFW Shares or AMFW ADSs (according to the address associated with their Foster Wheeler Shares) will have different rights once they become AMFW shareholders. The rights of a holder of AMFW Shares will be governed by English law and by AMFW's Articles of Association. The rights of a holder of AMFW ADSs will be governed by the deposit agreement among the AMFW depositary, AMFW and the owners and beneficial owners of AMFW ADSs. For a discussion of the differences in such rights of holders, please see "Description of the AMFW Shares" and "Description of the AMFW American Depositary Shares" beginning on page 394 and 403, respectively.

Additional Information for Security Holders (see page 441)

        The Company files reports with the SEC. You may read and copy any reports, statements or other information on file with the SEC at the SEC's public reference room located at 100 F Street, N.E., Washington, D.C. 20549. AMFW has filed a registration statement on Form F-4 with the SEC (SEC file no. 333-199116). Deutsche Bank Trust Company Americas, as the AMFW depositary, has filed a separate registration statement on Form F-6 (Registration No. 333-198926) with the SEC for the registration of the AMFW ADSs. For further information, you should read the two registration statements on Form F-4 and Form F-6 and the exhibits and schedules filed with those registration statements as they contain important information about AMFW and Foster Wheeler and the AMFW Shares and AMFW ADSs.

 SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF AMFW

        The following is a summary of AMFW's selected historical consolidated financial data for the periods ended and as at the dates indicated below. You are encouraged to read this information together with the consolidated financial statements of AMFW and the accompanying notes and the section entitled "Operating and Financial Review of AMFW" included elsewhere in this proxy statement.

        The following tables present selected historical consolidated financial data of AMFW for the periods and as at the dates indicated. AMFW's selected historical consolidated financial data for the six months ended 30 June 2014 and 2013 are derived from its unaudited consolidated financial statements for those periods, which are included elsewhere in this proxy statement. AMFW's selected historical consolidated financial data for the years ended 31 December 2013, 2012 and 2011 are derived from its audited consolidated financial statements for those years, included elsewhere in this proxy statement. AMFW's selected historical consolidated financial data for the years ended 31 December 2010 and 2009 are derived from AMFW's audited consolidated financial statements for those years, which are not included elsewhere in this proxy statement.

        AMFW's selected historical consolidated financial statements are presented in accordance with IFRS, as issued by the International Accounting Standards Board, or IASB, and IFRS as adopted by the European Union, or EU. For additional information, see AMFW's consolidated financial statements and the accompanying notes included in this proxy statement.

        AMFW believes that a meaningful analysis of its financial results for the periods presented is enhanced by the use of non-IFRS financial measures, including trading profit and trading profit margin. The section entitled "Presentation of Certain Financial and Other Information" includes additional information regarding the use of non-IFRS financial measures, a reconciliation of trading profit to its nearest IFRS-equivalent and limitations on the use of such measures.

	Six months ended 30 June		Year ended 31 December
	2013(1)	2014	2009(1)	2010(1)	2011(1)	2012(1)	2013(1)
	(£ millions, unless otherwise stated)
Selected Consolidated Income Statement Data
Continuing operations
Revenue	1,991	1,858	2,452	2,786	3,133	4,088	3,974

Profit before income tax	118	83	222	261	264	254	255
Income tax	(22)	(24)	(52)	(25)	(53)	(47)	(69)

Profit for the period from continuing operations	96	59	170	236	211	207	186
Profit/(loss) for the period from discontinued operations (net of income tax)	(5)	(15)	13	(9)	16	2	(8)

Profit for the period	91	44	183	227	227	209	178

Weighted-average number of shares (millions)
—Basic	294	294	327	326	327	315	293
—Diluted	299	300	333	333	334	321	299
Basic earnings per share (pence)	31.2	15.0	55.8	70.1	69.2	65.8	61.1
Basic earnings per share from continuing operations (pence)	32.8	20.2	51.8	73.0	64.4	65.2	63.8
Diluted earnings per share (pence)	30.6	14.7	54.7	68.5	67.8	64.6	59.8
Diluted earnings per share from continuing operations (pence)(2)	40.6	39.1	50.9	62.6	71.6	78.6	87.2
Dividends per share (pence)	13.5	14.8	17.7	26.5	30.5	36.5	42.0
Dividend cover(2)	—	—	2.9x	2.4x	2.3x	2.2x	2.1x

Notes:

(1)
Financial information for the six months ended 30 June 2013 and for the years ended 31 December 2012, 2011, 2010 and 2009 has been restated to reflect the reclassification in 2013 of the UK conventional power business as a discontinued business and to reflect the impact of amendments to IAS 19.

(2)
Before amortization, impairment and exceptional items.

	As at 30 June		As at 31 December
	2013	2014	2009	2010	2011	2012	2013
	(£ millions)
Selected Consolidated Balance Sheet Data
Non-current assets	1,219	1,156	686	820	1,051	1,214	1,160
Current assets	1,333	1,214	1,278	1,443	1,404	1,304	1,224

Total assets	2,552	2,370	1,964	2,263	2,455	2,518	2,384

Current liabilities	(1,160)	(1,096)	(666)	(746)	(828)	(1,151)	(1,004)
Non-current liabilities	(292)	(242)	(272)	(242)	(253)	(284)	(256)

Total liabilities	(1,452)	(1,338)	(938)	(988)	(1,081)	(1,435)	(1,260)

Net assets	1,100	1,032	1,026	1,275	1,374	1,083	1,124

Total attributable to equity holder of the parent	1,097	1,030	1,023	1,272	1,373	1,079	1,122
Non-controlling interests	3	2	3	3	1	4	2

Total equity	1,100	1,032	1,026	1,275	1,374	1,083	1,124

Key Performance Measures

        AMFW also uses the following non-IFRS measures as measures of operating performance. These measures have been included because AMFW believes that these are important supplemental measures of AMFW's historical operating performance and are helpful for investors in understanding the ongoing profitability of AMFW's business units. See "Presentation of Certain Financial and Other Information—Non-IFRS and Non-US GAAP Financial Measures".

	Six months ended 30 June		Year ended 31 December
	2013(1)	2014	2009(1)	2010(1)	2011(1)	2012(1)	2013
	(£ millions, unless otherwise stated)
Trading Profit
Trading profit(2)	159	152	219	277	312	334	343
Trading profit margin (%)(3)	8.0	8.2	8.9	9.9	9.9	8.2	8.6

Notes:

(1)
Financial information for the six months ended 30 June 2013 and for the years ended 31 December 2012, 2011, 2010 and 2009 has been restated to reflect the reclassification in 2013 of the UK conventional power business as a discontinued business and to reflect the impact of amendments to IAS 19.

(2)
Trading profit is defined as profit before net financing income excluding amortization, impairment and exceptional items, but including AMFW's share of joint venture trading profit. A reconciliation of trading profit to the nearest IFRS measure, profit before net financing income, is provided in the section entitled "Presentation of Certain Financial and Other Information—Non-IFRS and Non-US GAAP Financial Measures".

(3)
Trading profit margin is defined as trading profit as a percentage of revenue.

 SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF FOSTER WHEELER

        The following is a summary of Foster Wheeler's selected historical consolidated financial data for the periods ended and at the dates indicated below. You are encouraged to read this information together with the consolidated financial statements of Foster Wheeler and the accompanying notes and the section entitled "Operating and Financial Review of Foster Wheeler" included elsewhere in this proxy statement.

        The following tables present selected historical consolidated financial data of Foster Wheeler for the periods and as at the dates indicated. Foster Wheeler's consolidated financial data as at 30 September 2014 and for the nine months ended 30 September 2014 and 2013 and as at 30 June 2014 and for the six months ended 30 June 2014 and 2013 are derived from its unaudited consolidated financial statements for those periods, included elsewhere in this proxy statement. Foster Wheeler's consolidated financial data as at 31 December 2013 and for the years ended 31 December 2013, 2012 and 2011 are derived from its audited consolidated financial statements for those years, included elsewhere in this proxy statement. Foster Wheeler's selected historical consolidated financial data as at 31 December 2010 and 2009 and for the years ended 31 December 2010 and 2009 are derived from Foster Wheeler's audited consolidated financial statements for those years, which are not included in this proxy statement.

        Foster Wheeler's consolidated financial statements are presented in accordance with US generally accepted accounting principles, or US GAAP. For additional information, see Foster Wheeler's financial statements and the accompanying notes included in this proxy statement. Unaudited reconciliations of Foster Wheeler's consolidated profit and consolidated total equity for the six months ended 30 June 2014 and 2013 and the years ended 31 December 2013, 2012 and 2011 have been included elsewhere in this proxy statement and summarize the material adjustments which reconcile Foster Wheeler's consolidated financial statements to those which would have been reported had Foster Wheeler applied the accounting policies applied by AMFW in the preparation of its audited consolidated financial statements for these periods.

	Nine months ended 30 September		Six months ended 30 June		Year ended 31 December
	2013	2014	2013	2014	2009	2010	2011	2012	2013
	($ thousands, except share data and per share amounts)
Statement of Operations Data
Operating revenues	2,455,377	2,445,187	1,653,551	1,585,466	5,034,033	4,047,242	4,458,108	3,391,394	3,306,450
Income from continuing operations before income taxes(1)	174,169	159,103	107,989	117,587	442,293	280,397	233,913	225,356	153,008
Provision for income taxes	36,273	31,826	18,479	16,073	89,272	65,836	58,514	62,267	52,166
Income from continuing operations	137,896	127,277	89,510	101,514	353,021	214,561	175,399	163,089	100,842
Net income/(loss) attributable to non-controlling interests	3,823	(824)	4,290	(1,147)	11,202	15,302	14,345	13,874	3,940

Income from continuing operations attributable to Foster Wheeler	134,073	128,101	85,220	102,661	341,819	199,259	161,054	149,215	96,902

Earnings per share from continuing operations
Basic	1.33	1.28	0.83	1.03	2.70	1.58	1.34	1.39	0.97
Diluted	1.32	1.27	0.83	1.02	2.69	1.57	1.34	1.39	0.96
Shares outstanding
Basic weighted-average number of shares outstanding	100,830,719	99,691,325	102,182,011	99,492,867	126,541,962	126,032,130	120,085,704	107,054,284	100,301,834
Effect of dilutive securities	495,874	1,255,861	384,636	1,511,219	632,649	544,725	418,779	259,255	1,084,839

Diluted weighted-average number of shares outstanding	101,326,593	100,947,186	102,566,647	101,004,086	127,174,611	126,576,855	120,504,483	107,313,539	101,386,673

Note:

(1)
Income from continuing operations before income taxes includes the following:

	Nine months ended 30 September		Six months ended 30 June		Year ended 31 December
	2013	2014	2013	2014	2009	2010	2011	2012	2013
	($ thousands)
Net asbestos-related (gain)/provision	(9,750)	5,173	(11,750)	3,217	26,400	5,400	9,900	30,500	30,200
Curtailment gain on closure of the UK pension plan	—	—	—	—	—	(20,100)	—	—	—
Charges for severance-related post-employment benefits	8,400	3,500	4,400	2,100	12,400	10,800	2,700	6,200	22,300
Charge for equity investment impairment in the Global E&C Group	—	—	—	—	—	—	—	—	22,400
License settlement in the Global Power Group	—	(32,500)	—	(32,500)	—	—	—
Litigation settlement in the E&C Group	—	(3,000)	—	(3,000)	—	—	—	—	—
Reversal of previously accrued penalties on unrecognized tax benefits in the C&F Group	—	(8,100)	—	(8,100)	—	—	—	—	—

			As at 31 December
	As at 30 September 2014	As at 30 June 2014
			2009	2010	2011	2012	2013
	($ thousands)
Balance Sheet Data
Current assets	1,469,136	1,576,780	1,941,555	1,994,500	1,523,187	1,613,542	1,583,741
Current liabilities	1,034,238	1,137,916	1,282,004	1,210,674	1,090,984	1,176,187	1,207,958
Working capital	434,898	438,864	659,551	783,826	432,203	437,355	375,783
Land, buildings and equipment, net	253,537	270,913	325,749	294,477	277,421	285,402	279,981
Total assets	2,520,915	2,659,567	3,187,738	3,060,477	2,613,880	2,733,924	2,740,272
Long-term debt (including current instalments)	112,346	118,873	190,574	164,570	149,111	137,706	126,232
Total temporary equity	18,072	14,675	2,570	4,935	4,993	8,594	15,664
Total Foster Wheeler shareholders' equity	835,567	842,987	831,517	967,693	687,747	713,990	750,099
Other Data
Backlog, measured in terms of future revenues, end of period	4,119,600	4,547,700	4,112,800	3,979,500	3,626,100	3,648,000	4,004,600
New orders for the period, measured in terms of future revenues	2,860,900	2,241,200	3,481,700	4,105,800	4,285,800	3,449,500	3,855,500

 SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

        On 13 November 2014, AMFW completed the Offer for Foster Wheeler Shares. 95,395,711 Foster Wheeler Shares were tendered in the Offer in exchange for 85,052,989 AMFW Shares and cash of £901 million. The condensed combined net pro forma balance sheet effect of the transaction as of 30 June 2014 is consistent with the unaudited pro forma condensed combined balance sheet other than:

  •
  bank loans and overdrafts would be £44 million lower at £1,071 million, reflecting a reduction in the bank loan pro forma adjustment from £935 million to £891 million;

  •
  goodwill would be £72 million lower at £2,059 million, reflecting a reduction in the pro forma goodwill adjustment from £1,386 million to £1,314 million;

  •
  share capital and share premium would be £2 million and £45 million lower at £43 million and £915 million, respectively, reflecting decreases in the net pro forma adjustment of £(110) million to £(112) million and £843 million to £798 million respectively; and

  •
  non-controlling interest would be £28 million higher at £43 million, reflecting a reduction in the pro forma adjustment from £nil to £28 million.

        In addition, the effect on income from continuing operations for the six months ended 30 June 2014 is a £1 million lower pro forma adjustment to finance expense, reflecting a reduction in the pro forma adjustment from £25 million to £24 million, the recording of income attributable to non-controlling interests of £1 million; and a decrease to the basic and adjusted earnings per share, or EPS, of 0.01 pence and 0.01 pence, respectively.

        In addition, the effect on income from continuing operations for the annual period ended 31 December 2013 is a £1 million lower pro forma adjustment to finance expense, reflecting a reduction in the pro forma adjustment from £42 million to £41 million, the recording of income attributable to non-controlling interests of £5 million; and a decrease to the basic and adjusted EPS of 0.01 pence and 0.01 pence, respectively.

        Prior to the Offer, the following unaudited pro forma condensed combined financial information was prepared. The following unaudited pro forma condensed combined financial information was intended to illustrate the effect of the Offer, assuming all Foster Wheeler Shares are exchanged in the Offer. The transaction has been accounted for by AMFW as an acquisition under IFRS 3 "Business Combinations".

        The tables below set forth unaudited pro forma financial data for AMFW that has been adjusted to reflect the effect of the Offer on the balance sheet of AMFW as at 30 June 2014 as if the Offer had occurred on that date and to reflect the effect of the Offer on the income statement of AMFW for the year ended 31 December 2013, and six months ended 30 June 2014, as if the Offer had occurred on 1 January 2013 and assuming all Foster Wheeler Shares have been exchanged in the Offer. The information presented below should be read in conjunction with the information contained in the sections entitled "Risk Factors", "Cautionary Statement Regarding Forward-Looking Statements", "Selected Historical Consolidated Financial Data of AMFW", "Selected Historical Consolidated Financial Data of Foster Wheeler", "Operating and Financial Review of AMFW", "Operating and Financial Review of Foster Wheeler", "Unaudited Pro Forma Condensed Combined Financial Information", including the related notes, and the consolidated financial statements of AMFW and Foster Wheeler and the accompanying notes included elsewhere in this proxy statement.

        The Foster Wheeler financial information has been converted to IFRS and restated using AMFW's accounting policies. The income statement data has been translated into pounds sterling using an average exchange rate of $1.5699 per pound sterling for the year ended 31 December 2013 and $1.6787 per pound sterling for the six months ended 30 June 2014, and the balance sheet data has been translated using an exchange rate of $1.7099 per pound sterling as at 30 June 2014.

        The unaudited pro forma condensed combined financial information is presented for information purposes only and reflects estimates made by AMFW's management that it considers reasonable. It does not purport to represent what AMFW's actual results of operations or financial condition would have been had the Acquisition occurred on the dates indicated, nor is it necessarily indicative of future results of operations or financial condition. In addition to the matters noted above, the unaudited pro forma condensed combined financial information does not reflect the effect of anticipated cost and revenue synergies associated with combining AMFW and Foster Wheeler.

        The pro forma adjustments, when provided, were preliminary and were based upon available information and certain assumptions described in the notes to the unaudited pro forma condensed combined financial information that AMFW's management believes were reasonable under the circumstances. See "Unaudited Pro Forma Condensed Combined Financial Information" for the notes to the unaudited pro forma condensed combined financial information. The detailed valuation studies were not finalized at the time the unaudited pro forma financial information was prepared and, accordingly, the fair value adjustments reflected AMFW's management's best estimate and are subject to change once the detailed analyses are completed and as additional information becomes available. These adjustments may be material. AMFW's access to information to make such estimates was limited until the completion of the Acquisition and therefore certain market-based assumptions were used when data was not available. However, AMFW's management believes the fair values recognized are based on reasonable estimates and assumptions based on currently available information. A final determination of the fair value of assets and liabilities acquired will be based on the actual assets and liabilities of Foster Wheeler that exist as of the closing date of the Acquisition. In addition, the evaluation of the consideration to be paid by AMFW upon the completion of the Acquisition will be partly determined based on the closing price of AMFW Shares on the closing date of the Acquisition.

        See "Unaudited Pro Forma Condensed Combined Financial Information" on pages 369 to 392 for an explanation of the basis of preparation of this data.

Unaudited Pro Forma Condensed Combined Income Statement for the Six Months Ended 30 June 2014

			Pro forma adjustment
	AMFW IFRS	Foster Wheeler US GAAP	Accounting policy and IFRS adjustments	Refinancing adjustments	Acquisition adjustments	Enlarged Group pro forma total
	(£ millions, unless otherwise stated)
Continuing operations
Revenue	1,858	944	5	—	—	2,807
Cost of sales	(1,614)	(795)	(12)	—	—	(2,421)

Gross profit	244	149	(7)	—	—	386
Administrative expenses	(153)	(86)	(4)	—	(39)	(282)
Loss on business disposals and closures	(15)	—	—	—	—	(15)

Profit/(loss) before net financing expense	76	63	(11)	—	(39)	89
Financial income	5	2	—	—	—	7
Financial expense	(4)	(1)	(14)	(12)	1	(30)
Net financing expense	1	1	(14)	(12)	1	(23)
Share of post-tax results of joint ventures	6	6	—	—	—	12
Profit/(loss) before income tax	83	70	(25)	(12)	(38)	78
Income tax	(24)	(10)	—	4	9	(21)

Profit/(loss) for the period from continuing operations	59	60	(25)	(8)	(29)	57
Earnings per shares
Basic (pence)	20.2					14.8
Diluted (pence)	19.8					14.6
Weighted average number of shares
Basic	294					385

Unaudited Pro Forma Condensed Combined Income Statement for the Year Ended 31 December 2013

			Pro forma adjustment
	AMFW IFRS	Foster Wheeler US GAAP	Accounting policy and IFRS adjustments	Refinancing adjustments	Acquisition adjustments	Enlarged Group pro forma total
	(£ millions, unless otherwise stated)
Continuing operations
Revenue	3,974	2,106	8	—	(3)	6,085
Cost of sales	(3,431)	(1,750)	—	—	—	(5,181)

Gross profit	543	356	8	—	(3)	904
Administrative expenses	(293)	(264)	74	—	(71)	(554)
Loss on business disposals and closures	(7)	—	—	—	—	(7)

Profit/(loss) before net financing expense	243	92	82	—	(74)	343
Financial income	12	4	—	—	5	21
Financial expense	(14)	(8)	(23)	(23)	(1)	(69)
Net financing expense	(2)	(4)	(23)	(23)	4	(48)
Share of post-tax results of joint ventures	14	10	—	—	14	38
Profit/(loss) before income tax	255	98	59	(23)	(56)	333
Income tax	(69)	(33)	6	4	21	(71)

Profit/(loss) for the year from continuing operations	186	65	65	(19)	(35)	262
Earnings per shares
Basic (pence)	63.8					68.8
Diluted (pence)	62.5					67.7
Weighted average number of shares
Basic	293					384

Unaudited Pro Forma Consolidated Balance Sheet as at 30 June 2014

	AMFW IFRS	Foster Wheeler US GAAP	Accounting policy and IFRS adjustments	Refinancing adjustments	Acquisition adjustments	Enlarged Group pro forma total
	(£ millions)
Assets
Non-current assets
Property, plant, and equipment	39	159	(17)	—	(10)	171
Goodwill	745	101	—	—	1,285	2,131
Intangible assets	158	63	—	—	856	1,077
Interests in joint ventures	49	97	—	—	(21)	125
Derivative financial instruments	1	—	—	—	—	1
Retirement benefit assets	102	—	—	—	—	102
Other receivables	24	164	(11)	—	—	177
Deferred tax assets	38	45	(3)	—	20	100

Total non-current assets	1,156	629	(31)	—	2,130	3,884

	AMFW IFRS	Foster Wheeler US GAAP	Accounting policy and IFRS adjustments	Refinancing adjustments	Acquisition adjustments	Enlarged Group pro forma total
	(£ millions)
Current assets
Inventories	5	8	—	—	—	13
Trade and other receivables	994	579	—	(5)	(54)	1,514
Derivative financial instruments	4	—	—	—	—	4
Current tax receivable	13	16	—	—	—	29
Bank deposits (more than three months)	22	—	—	—	—	22
Cash and cash equivalents (excluding bank overdrafts)	176	303	22	(5)	(55)	441
Restricted cash	—	22	(22)	—	—	—

Total current assets	1,214	928	—	(10)	(109)	2,023

Total assets	2,370	1,557	(31)	(10)	2,021	5,907
Liabilities
Current liabilities
Bank loans and overdrafts	(170)	(10)	—	(935)	—	(1,115)
Trade and other payables	(846)	(638)	1	—	(18)	(1,501)
Derivative financial instruments	(6)	—	—	—	—	(6)
Current tax payable	(74)	(27)	3	—	—	(98)

Total current liabilities	(1,096)	(675)	4	(935)	(18)	(2,720)
Non-current liabilities
Trade and other payables	(11)	—	—	—	—	(11)
Retirement benefit liabilities	(63)	(62)	(17)	—	—	(142)
Deferred tax liabilities	(13)	(25)	7	—	(141)	(172)
Provisions	(155)	(227)	34	—	(391)	(739)
Long-term debt	—	(60)	—	—	(18)	(78)
Total non-current liabilities	(242)	(374)	24	—	(550)	(1,142)

Total liabilities	(1,338)	(1,049)	28	(935)	(568)	(3,862)
Net assets	1,032	508	(3)	(945)	1,453	2,045
Equity
Share capital	152	155	—	—	(110)	197
Share premium account	101	118	—	—	843	1,062
Hedging and translation reserves	14	—	—	—	—	14
Capital redemption reserves	34	—	—	—	—	34
Retained earnings	729	220	(3)	(945)	720	721
Total equity attributable to equity holders of the parent	1,030	493	(3)	(945)	1,453	2,028
Non-controlling interests	2	15	—	—	—	17

Total equity	1,032	508	(3)	(945)	1,453	2,045

COMPARATIVE HISTORICAL AND PRO FORMA SHARE INFORMATION

        The following table includes per share information for AMFW and Foster Wheeler on a historical basis, on an unaudited pro forma condensed combined basis for the combined company and equivalent information per Foster Wheeler Share, assuming 50% of Foster Wheeler Shares were exchanged for AMFW Shares at an exchange ratio of 1.7996 AMFW Shares for each Foster Wheeler Share.

        The information set out below should be read in conjunction with the unaudited consolidated financial statements and related notes of AMFW for the six months ended 30 June 2014, the audited consolidated financial statements and related notes of AMFW for the year ended 31 December 2013, the unaudited consolidated financial statements and related notes of Foster Wheeler for the six months ended 30 June 2014 and the audited consolidated financial statements and related notes of Foster Wheeler for the year ended 31 December 2013 included in this proxy statement.

        The unaudited pro forma amounts in the table below are presented for informational purposes only. You should not rely on the unaudited pro forma condensed combined amounts as being necessarily indicative of the results of operations that would have been reported by the combined company had the transaction been in effect during 2013 or that may be reported in the future. The unaudited pro forma information, although helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings, opportunities to earn additional revenue or other factors that may result as a consequence of the transaction, or the impact of the remaining transaction-related costs for AMFW and Foster Wheeler. These costs for the six months ended 30 June 2014 have been accounted for in the unaudited pro forma condensed combined balance sheet as at 30 June 2014, but not in the unaudited pro forma condensed combined income statement for the six months ended 30 June 2014. Accordingly, the unaudited pro forma information does not attempt to predict or suggest future results. See "Unaudited Pro Forma Condensed Combined Financial Information" beginning on page 369 for a more complete discussion.

        Information presented in the tables below reflects the following:

  •
  The historical per ordinary and registered share information of AMFW and Foster Wheeler, respectively, has been extracted from the consolidated financial statements of AMFW and Foster Wheeler included in this proxy statement.

  •
  The historical book value per share is computed by dividing, in the case of AMFW, total equity by the number of AMFW Shares in issue, and, in the case of Foster Wheeler Shares, the total Foster Wheeler shareholders' equity by the number of Foster Wheeler Shares in issue, both as at 30 June 2014 and 31 December 2013, as applicable.

  •
  Unaudited pro forma condensed combined basic earnings per share is based on the combined results of AMFW and Foster Wheeler prepared in accordance with IFRS and US GAAP, respectively. Foster Wheeler's US GAAP results have been converted to IFRS, restated using AMFW's accounting policies and translated into pounds sterling for purposes of presentation in the unaudited pro forma condensed combined financial information. Earnings per share are stated in pounds sterling.

  •
  Unaudited pro forma condensed combined amounts are presented as if the transaction had been effective as at 1 January 2013 for the income statement and as at 30 June 2014 for the balance sheet presented based on the acquisition method as defined by IFRS 3 "Business Combinations".

  •
  Unaudited pro forma Foster Wheeler Share equivalent data for the six months ended 30 June 2014 is calculated assuming 50% of Foster Wheeler Shares are exchanged for AMFW Shares at an exchange rate of 1.7996 AMFW Shares for each Foster Wheeler Share and translating the amount into US dollars at a rate of $1.7099 per pound sterling as at 30 June 2014. The unaudited pro forma Foster Wheeler Share equivalent data for the year ended 31 December 2013 is calculated assuming 50% of Foster Wheeler Shares were exchanged for AMFW Shares at an exchange rate of 1.7996 AMFW Shares for each Foster Wheeler Share and translating the amount into US dollars at a rate of $1.6563 per pound sterling as at 31 December 2013.

	For the six months ended 30 June 2014		For the year ended 31 December 2013
AMFW—Historical
Historical per ordinary share:
Basic earnings from continuing operations (pence)	20.2		63.8
Dividend(1) (pence)	14.8		42.0
Book value	£3.51		£3.78
Foster Wheeler—Historical
Historical per registered share:
Basic earnings from continuing operations	$1.03		$0.97
Dividend(1)	$0.40		—
Book value	$8.42		$7.57
Unaudited Pro Forma Condensed Combined—Historical
Unaudited pro forma condensed combined per AMFW ordinary share:
Basic earnings from continuing operations (pence)	19.0		64.6
Dividend (pence)	38.8	(2)	42.0	(3)
Book value(4)	£5.17		£5.35
Unaudited Pro Forma Foster Wheeler Registered Share Equivalents—Historical
Unaudited pro forma per Foster Wheeler registered share:
Basic earnings from continuing operations	$0.58		$1.92
Dividend	$1.19	(2)	$1.25	(3)
Book value	$15.91		$15.95

Notes:

(1)
AMFW's dividend per ordinary share for the six months ended 30 June 2014 represents an interim dividend of 14.8p per share and for the year ended 31 December 2013 represents a final ordinary dividend of 28.5p per share and an interim dividend of 13.5p per share. Foster Wheeler did not issue a cash dividend for the year ended 31 December 2013 but on 21 May 2014 it distributed a cash dividend of $0.40 per Foster Wheeler Share to holders of Foster Wheeler Shares outstanding on the date of the Foster Wheeler annual general meeting, or AGM, on 7 May 2014.

(2)
Unaudited Pro Forma Condensed Combined dividend per ordinary share reflects AMFW's historical dividend for the six months ended 30 June 2014 and Foster Wheeler's one-time cash dividend distributed to shareholders on 21 May 2014, converted to sterling at a rate of $1.6787 per pound sterling.

(3)
Unaudited Pro Forma Condensed Combined dividend per ordinary share reflects AMFW's historical dividend per ordinary share for the year ended 31 December 2013.

(4)
Unaudited Pro Forma Condensed Combined book value for the six months ended 30 June 2014 and for the year ended 31 December 2013 is calculated by dividing pro forma combined total equity of £2,042 million and £2,082 million, respectively, by the pro forma number of AMFW Shares in issue, including 90,917,043 new AMFW Shares to be issued as part of the Offer.

 COMPARATIVE MARKET INFORMATION

        AMFW Shares are listed on the LSE and AMFW ADSs are listed on the NSYE under the symbol "AMFW". Until the close of trading on 3 December 2014, Foster Wheeler Shares were listed on NASDAQ under the symbol "FWLT". The following table presents the closing market prices per security for AMFW Shares and Foster Wheeler Shares in pounds sterling or US dollars, as the case may be:

  •
  as reported on the LSE for AMFW Shares;

  •
  as reported on the NYSE for AMFW ADSs; and

  •
  as reported on NASDAQ for Foster Wheeler Shares.

	AMFW Shares	AMFW ADSs	Foster Wheeler Shares
	(£)	($)	($)
Market price
26 November 2013	11.70	—	28.73
10 January 2014	10.79	—	31.46
12 February 2014	10.92	—	31.08
12 November 2014	10.81	—	31.14
3 December 2014	9.22	14.32	27.52

        In each case, the prices are given:

  •
  as at 26 November 2013, which was the last full trading day on the LSE and NASDAQ prior to press reports of a possible offer for Foster Wheeler by AMFW;

  •
  as at 10 January 2014, which was the last full trading day on the LSE and NASDAQ prior to the announcement made on 13 January 2014 of non-binding terms for a proposed Acquisition;

  •
  as at 12 February 2014, which was the latest practicable trading day prior to the announcement made on 13 February 2014 of a recommended offer for Foster Wheeler and entering into the Implementation Agreement;

  •
  as at 12 November 2014, which was the expiration date of the Offer; and

  •
  as at 3 December 2014, which was the latest practicable day prior to the signing of the Merger Agreement.

        See "Market Price and Dividend Data" for further information about historical market prices of these securities.

        The following table also presents the implied equivalent value per security for Foster Wheeler Shares in US dollars. The implied equivalent value of a Foster Wheeler Share was calculated by multiplying the closing market price per AMFW Share by 0.8998, translating that amount into US dollars, and then adding to that amount the cash portion of the exchange consideration of $16.00 for each Foster Wheeler Share.

Foster Wheeler Shares
($)
Implied equivalent value
26 November 2013	33.04
10 January 2014	32.01
12 February 2014	32.30
12 November 2014	31.40
3 December 2014	29.03

        In calculating the implied equivalent value per Foster Wheeler Share, amounts in pounds sterling have been translated into US dollars at a rate of $1.6182 per pound sterling, the 26 November 2013 exchange rate as published in The Financial Times on 27 November 2013, $1.6485 per pound sterling, the 10 January 2014 exchange rate as published in The Financial Times on 13 January 2014, $1.6585 per pound sterling, the 12 February 2014 exchange rate as published in The Financial Times on 13 February 2014, $1.5830 per pound sterling, the 12 November 2014 exchange rate as published in The Financial Times on 13 November 2014, and $1.5712 per pound sterling, the 3 December 2014 exchange rate as published in The Financial Times on 4 December 2014. See "Exchange Rate Information" for more information.

        The market prices of AMFW Shares and AMFW ADSs are likely to fluctuate prior to the date of the Extraordinary General Meeting and cannot be predicted. AMFW urges you to obtain current market information regarding AMFW Shares and AMFW ADSs.

 EXCHANGE RATE INFORMATION

        For your convenience, this proxy statement contains translations of pounds sterling amounts into US dollars. These translations have been made at the spot rate for the specified day as reported in The Financial Times. These translations have been provided solely for your convenience and are not representations that the pounds sterling amounts actually represent these US dollar amounts or could be converted to US dollars at the rates indicated.

        The exchange rate for pounds sterling on 3 December 2014, the latest practicable date prior to the date of this proxy statement, was $1.5712 per pound sterling as reported in The Financial Times.

        The following tables set forth, for the periods indicated, information concerning the exchange rate, expressed in dollars per pound sterling as reported in The Financial Times.

Average Rate for the Period(1)
Annual data (Year ended 31 December)
2009	1.5689
2010	1.5424
2011	1.6049
2012	1.5923
2013	1.5679
2014 (through 3 December)	1.6486

Note:

(1)
The average of the exchange rate on the last business day of each month during the period.

	High	Low
Monthly data
June 2014	1.7103	1.6735
July 2014	1.7170	1.6883
August 2014	1.6871	1.6571
September 2014	1.6615	1.6107
October 2014	1.6202	1.5919
November 2014	1.6008	1.5645
December 2014 (through 3 December)	1.5722	1.5653

RISK FACTORS

        In addition to general investment risks and other information included in this proxy statement, including the matters described in "Cautionary Statement Regarding Forward-Looking Statements", you should carefully consider the following risks before deciding whether to vote in favor of the Merger Agreement. In addition, you should read and consider the risks associated with the businesses of AMFW and Foster Wheeler, the Acquisition and the Squeeze-Out Merger because these risks may also affect AMFW going forward. In considering whether to vote in favor of the Merger Agreement, you should also carefully consider the other information included in this proxy statement. The business of AMFW and Foster Wheeler, as well as their financial condition or results of operations, could be materially adversely affected by any of these risks, as well as other risks and uncertainties not currently known to AMFW or not currently deemed to be material.

Risks related to the Businesses of AMFW and Foster Wheeler

Global economic conditions or other macroeconomic developments in the geographic regions and markets in which AMFW and Foster Wheeler operate may adversely affect AMFW's business, financial condition and results of operations.

        During the year ended 31 December 2013, AMFW derived approximately 83% of its revenue from its operations in the United Kingdom, United States and Canada. In the same period, Foster Wheeler derived approximately 52% of its revenue from Europe and North America. Therefore, AMFW and Foster Wheeler are particularly affected by political and economic conditions in these geographic regions, such as energy prices, potential economic deterioration and the availability and cost of credit, and by political and economic conditions in other regions that affect the United Kingdom, the rest of Europe, the United States and Canada. For example, AMFW's nuclear operations in different countries may be influenced by changing governmental policies towards nuclear energy. This can vary from support for new build projects in the United Kingdom, to a focus on maintenance projects in Canada, to a desire to decommission existing projects in Germany. Such changing policies can also have an impact on demand in AMFW's other markets, such as demand for oil and gas, particularly in North America. AMFW, in particular its mining operations, may also be impacted by any slowdown in the economic growth rate in China. To the extent that current economic conditions remain challenging or worsen, they could have a material adverse effect on AMFW's business, financial condition and results of operations.

        AMFW expects to derive the majority of its revenues from Europe, the United States and Canada and will, therefore, continue to be exposed to the impact of global and local economic conditions affecting these regions. The recent increase in shale gas production in the United States and the expected further development of shale gas reserves may increase AMFW's involvement in shale gas in the United States and Canada if demand for AMFW's gas-related services continues to increase. Therefore, AMFW will have increased exposure to uncertain global and local economic conditions and may be adversely affected if conditions in these regions deteriorate. Further, as a result of its operations in Latin America (which AMFW defines as South America and Mexico) and the Growth Regions, AMFW will also be subject to the risks inherent in operating in those regions. See "—AMFW is exposed to the risks associated with operating in emerging markets" below.

        Unfavorable developments in global or regional economic growth rates may also impact the level of demand for AMFW's and Foster Wheeler's services in the markets in which they operate. Adverse or volatile economic conditions may impact liquidity and the availability of credit, as well as the demands of investors for greater returns in these markets, which may in turn influence customer spending on capital investment and/or asset maintenance. For example, in the oil & gas market, which includes upstream, midstream, refining, chemical and petrochemical sectors, and the Mining market, many companies are reducing their capital expenditure in response to market and investor pressures.

This is apparent across AMFW's operations. In the Clean Energy and Environment & Infrastructure, or E&I, markets, spending by customers, in particular government entities, will depend on cost developments for new technologies, support for government initiatives and the availability of funding for projects. AMFW and Foster Wheeler have experienced increased competition for some new contracts and some customers have requested different, less favorable contract terms due to these conditions.

        Going forward, AMFW expects to derive the majority of its revenue from the Oil & Gas market. The addition of Foster Wheeler's mid and downstream capabilities to AMFW's existing upstream capabilities will result in increased exposure across the oil & gas value chain. If AMFW is unable to successfully anticipate changing economic and political conditions affecting the jurisdictions and markets in which it operates, it may be unable to effectively plan for or respond to those changes, which could have a material adverse effect on its business, financial condition and results of operations.

Changes in commodity prices may impact demand for AMFW's services.

        Commodity prices are volatile and are influenced by a number of external factors, including the supply of and demand for commodities, speculative activities by market participants, global political and economic conditions, the levels of production in major commodity producing countries and the costs of exploring for, developing, producing and delivering the commodities. Fluctuations in commodity prices may impact customer spending on capital investment and asset maintenance and, therefore, demand for AMFW's and Foster Wheeler's services in the Oil & Gas and Mining markets. During the year ended 31 December 2013, approximately 50% and 66% of AMFW's and Foster Wheeler's revenues, respectively, were derived from the Oil & Gas market. In addition, AMFW derived approximately 12% of its revenue from the Mining market. Going forward, the substantial majority of AMFW's revenues is expected to be derived from the Oil & Gas and Mining markets.

        A sustained reduction in international oil prices may adversely impact investment in both oil and gas production by driving international oil companies to focus on ways in which they can be more capital efficient. Such companies may choose to do so by reducing overall levels of upstream capital expenditure or by contracting for a greater percentage of brownfield projects, as has occurred with international oil companies operating in the North Sea. Fluctuations in the price of metals and minerals, such as gold and copper, have also impacted customer spending. For example, the recent decrease in metals and minerals commodity prices, in part as a result of the slowdown in economic growth in China, has resulted in more limited project opportunities. Fluctuations in the price of metals and minerals may also impact mining companies' decisions regarding which metals and minerals to extract. Going forward, such declines in the levels of customer spending as a result of a reduction in commodity prices could negatively impact AMFW's operations. Any delay, deferral or size reduction in its customers' projects may restrict AMFW's opportunities for organic growth and the achievement of its targets. A sustained and significant adverse change in commodity prices could have a material adverse effect on AMFW's business, financial condition and results of operations.

AMFW is exposed to the risks associated with operating in emerging markets.

        AMFW and Foster Wheeler both conduct a portion of their operations in emerging markets. For the year ended 31 December 2013, approximately 17% of AMFW's revenue was derived from outside the United Kingdom, Canada and the United States and 48% of Foster Wheeler's revenue was generated from regions other than Europe and North America. Going forward, AMFW's operations are expected to be more heavily focused in the Middle East, as well as in other emerging markets, such as Latin America and parts of Asia. This will expose AMFW's operations to risks that may not be encountered in countries with well-established economic and political systems, which include, to a greater or lesser extent, changes in international governmental regulations, trade restrictions and laws, tariffs and other barriers, the potential for nationalization of enterprises or government policies favoring local production, renegotiation or nullification of existing agreements, fluctuations in interest rates and currency exchange rates, the introduction of exchange controls and other restrictions by foreign governments, timeliness of client payments, differing protections for intellectual property and enforcement thereof and divergent environmental laws and regulations. These risks may impact AMFW's ability to operate successfully in a given emerging market or may influence its decision to expand its operations into other emerging markets.

        In addition, political, economic and social instability may impact AMFW's operations by hindering its ability to send personnel abroad or to hire and retain local personnel. AMFW may be required to increase security for personnel travelling to certain regions or to reallocate projects to offices in other regions, which may result in higher costs and have a material adverse effect on AMFW's business, financial condition and results of operations.

        AMFW may also expand its operations in these emerging markets or into other markets in which neither AMFW nor Foster Wheeler has experience operating. Consequently, AMFW may have increased exposure to the foregoing risks and, to the extent that it cannot adequately respond to these risks or adapt to changes in the operating environment in these markets, including changes in customer demand, there could be a material adverse effect on AMFW's business, financial condition and results of operations.

AMFW may fail to execute, integrate and manage targeted acquisitions as part of its strategy.

        As part of its strategy for 2015 and beyond, AMFW has focused on its growth by: (i) enhancing its position in its four main markets; (ii) increasing its capabilities and the range of services being offered to customers; and (iii) expanding its geographic presence, particularly in the Growth Regions. The Acquisition has expanded AMFW's global footprint in regions of the world that AMFW believes will see higher growth and build AMFW's presence across the oil & gas value chain, adding mid and downstream capabilities to its existing upstream presence. There can be no assurance that the anticipated benefits of the Acquisition will be realized. See "—Risks related to the Acquisition" below. AMFW will continue to assess opportunities to further expand its global footprint and build its presence in certain markets, including through acquisitions.

        Future acquisitions, in the Growth Regions or elsewhere in the world, would subject AMFW to various risks, including the risk of over-paying for assets or the inability to arrange financing for an acquisition, integration risks and/or undisclosed or unascertained liabilities. It may be difficult to identify suitable acquisitions and the decision to engage in an acquisition will involve certain assumptions and estimates which may prove to be incorrect. Also, any indemnification rights that AMFW obtains from the sellers of acquired businesses may be difficult to enforce should the indemnitors experience a deterioration in their financial condition and no longer have the ability to financially support the indemnity. In addition, the management of AMFW may fail to adequately plan for the integration of any acquired business, or may fail to properly implement integration plans, including those related to the Acquisition. There can be no assurances that any acquisitions AMFW makes will be successfully integrated, perform as expected or that the returns from such acquisitions will support the investment required to acquire or develop them.

        AMFW may also choose to change its strategy from the strategy it had identified before it acquired Foster Wheeler. AMFW's ability to implement its chosen strategy will be affected by factors beyond its control, such as volatility in the global economy and in each of AMFW's and Foster Wheeler's markets, capital investment by customers and the availability of acquisition opportunities in a given market. Going forward, any failures, material delays or unexpected costs related to the implementation of AMFW's strategy, including related to the Acquisition, could have a material adverse effect on its business, financial condition and results of operations.

Failure to meet customer expectations on project delivery could result in damage to reputation and/or loss of repeat business and potentially lead to litigation.

        Many of the contracts into which AMFW and Foster Wheeler enter with their customers are long term and AMFW expects that it will continue to enter into such contracts in the future. These contracts may contain liquidated damages clauses relating to on-time delivery and/or liquidated damages relating to performance and/or liability in respect of unliquidated damages. A number of factors, including failure to follow best practice guidelines, could mean that projects are not delivered to time, cost, quality or appropriate health, safety and environmental standards and therefore do not meet customer expectations or the expectations of the relevant third party. Any failure to deliver in accordance with customer expectations could subject AMFW to damages and/or reduce its margins on these contracts. For example, in 2013, AMFW recorded a loss on its contract with the Teesside Gas Processing Plant in the United Kingdom as a result of delays and cost over-runs. Failure to meet customer expectations may also result in disputes or litigation, cancelled contracts, additional costs incurred in excess of current contract provisions, or back charges for alleged breaches of warranty and other contract commitments. The occurrence of any of these risks could have a material adverse effect on AMFW's business, financial condition and results of operations.

        One of AMFW's key strengths is the long-term relationships it has developed with its customers. Likewise, Foster Wheeler has a strong brand and strong customer relationships and one of the key strategic advantages that AMFW believes will result from the Acquisition is the ability to leverage these relationships in order to provide existing AMFW and Foster Wheeler customers with an integrated service offering, in particular across the entire oil & gas value chain. Damage to reputation or loss of repeat business as a result of the failure of AMFW and Foster Wheeler to meet their customers' expectations on projects could negatively impact AMFW's ability to achieve the synergies anticipated from the Acquisition and could also negatively impact AMFW's ability to win new contracts in the future, which could have a material adverse effect on its business, financial condition and results of operations.

AMFW's future business performance will depend on the award of new contracts and the selection process and timing for performing these contracts will not entirely be within its control.

        A substantial portion of AMFW's and Foster Wheeler's operating revenues are derived from new contract awards or projects. For the year ended 31 December 2013, AMFW's and Foster Wheeler's order intake was £4.5 billion ($7.3 billion) and £2.4 billion ($3.9 billion), respectively.

        It is generally difficult to predict whether and when contracts will be awarded due to the lengthy and complex bidding and selection process. This process is affected by a number of factors, such as market conditions, the contractor's reputation and experience both in the market and with the customer, financing arrangements, governmental approvals and environmental authorizations. Both AMFW and Foster Wheeler have experienced competition in relation to tenders for new contracts on price and/or based on the greater perceived financial strength, resources, experience or technology advantages of their competitors. AMFW competes with international, national and local engineering, project management and consultancy firms. Similarly, Foster Wheeler often competes with other general and specialty firms, including large multinational contractors and small local contractors in the global markets in which it operates. In the future, AMFW may have to agree to lower prices or less favorable contract terms for contracts under bid or risk losing a bid, or it may decide not to pursue a contract if the expected profit margins are below minimum acceptable margins based on an assessment of the project.

        The ability to compete for and receive new contract awards may be further impacted in the future if AMFW is unable to form joint ventures or similar arrangements with other contractors in order to jointly compete for a single contract. This can be important to the success of a particular contract bid process or proposal, particularly in regions where the bidding success can be substantially impacted by the presence and/or qualifications of local partners. The failure to maintain such relationships may impact the ability of AMFW to receive certain new contract awards. See "—The success of AMFW's joint ventures depends substantially on the satisfactory performance by its joint venture partners of their contractual and other obligations" below.

        The bidding costs associated with tendering for new contracts can be significant and may not necessarily result in the award of a new contract. These costs are not usually recoverable, even if the tender is won. Furthermore, if new contract awards are not received, if awards are delayed or there are modifications regarding the scope of the contract, AMFW may incur additional costs reallocating staff in a timely manner or may be required to terminate excess staff. In addition, preparation of bids can divert significant management and operating resources away from other activities key to the running of the business.

        Any of the above factors could impact AMFW's ability to win new contracts and the failure to do so could have a material adverse effect on its business, financial condition and results of operations.

Long-term contracts may be subject to early termination, variation or non-renewal provisions.

        AMFW and Foster Wheeler enter into long-term contracts with customers, which are performed over a period that may exceed two years. These contracts may be terminated earlier than expected, either within the relevant notice periods or upon default or non-performance by AMFW or Foster Wheeler which may result in additional costs if adequate compensation is not received. It may be difficult to replace any lost contract with a new equally attractive contract, a new but less attractive contract, or at all. AMFW's and Foster Wheeler's contracts may be subject to variation by renegotiation or by requiring a different level of service to be provided. In some cases, customers may disagree with the statement showing the costs which have been incurred on a project. Such costs may be disallowed and so may not be recoverable. Going forward, to the extent that AMFW experiences any of the foregoing risks, it may experience reduced profitability or losses. As a result, this could have a material adverse effect on AMFW's business, financial condition and results of operations.

Projects included in AMFW's order book may be delayed or cancelled.

        AMFW's order book at any specified date consists of AMFW's share of the total remaining value of secured projects to be executed up to any break point. Contracts are only included in AMFW's order book when they are signed. As at 30 June 2014, AMFW's order book was £4.2 billion, which excludes equity accounted joint ventures, such as Nuclear Management Partners Limited, or NMP, working at the United Kingdom's Sellafield site. Foster Wheeler's order backlog consists of unfilled orders based on signed contracts, as well as legally binding letters of intent which Foster Wheeler has determined are likely to proceed. As at 30 June 2014, Foster Wheeler's order backlog was $4.5 billion.

        The value of Foster Wheeler's pre-Acquisition order backlog may change once AMFW's policies for recording new contracts in its order book are applied during the integration process. This change may result in a decrease in the value of the combined order book of AMFW and could have a material adverse effect on AMFW's business, financial condition and results of operations. As a result, the 30 June 2014 value of AMFW's order book and Foster Wheeler's order backlog may not be a reliable indicator of AMFW's post-Acquisition order book.

        Further, changes in project scope or schedule create uncertainty as to the portion of orders that can be performed or the amount of revenue that will be recognized in any given year. Customers may also not be able to secure the necessary financing and approvals for their projects, which could result in a delay or cancellation of the proposed project. Even where a project proceeds as scheduled, it is possible that contracted parties may default and fail to pay amounts owed. Furthermore, fluctuations in currency exchange rates may affect the value of the order book. As a result of these uncertainties, the order book may not be a reliable indicator of future operating revenues or earnings. See "—Fluctuations in exchange rates could negatively impact AMFW" below. Going forward, AMFW will continue to be faced with these risks, therefore, the value of AMFW's post-Acquisition order book may not necessarily indicate future earnings related to the performance of that work.

        Material delays, cancellations or payment defaults could have a material adverse effect on AMFW's business, financial condition and results of operations.

Lump sum contracts are subject to the risks associated with unanticipated modifications, technical problems and delays.

        AMFW typically enters into reimbursable contracts, which may include target price contracts, in which it contracts either on the basis of actual costs plus a fee or multiplier or, especially in the Oil & Gas market, on the basis of a schedule of daily or hourly rates. In limited circumstances, where the customer and project are well known to AMFW, such as with work for the US federal government or in the Clean Energy business in the Americas or on occasion in other AMFW businesses, AMFW will enter into lump sum contracts in which it contracts based upon specifications and other design information provided by the customer.

        For the six months ended 30 June 2014, reimbursable contracts (including target price contracts) and lump sum contracts accounted for approximately 80% and 20% of AMFW's total revenue, respectively, and 81% and 19% of AMFW's backlog, respectively. Comparatively, Foster Wheeler enters into a higher percentage of lump sum contracts, which includes lump-sum turnkey contracts and other fixed-price contracts, mostly within its Global Power Group. For the six months ended 30 June 2014, reimbursable contracts and lump sum contracts accounted for approximately 66% and 34% of Foster Wheeler's total revenues, respectively, and approximately 72% and 28% of Foster Wheeler's backlog, respectively. Therefore, as a result of the Acquisition, AMFW has a greater exposure than it had previously to lump sum contracts and the risks associated with these contracts.

        Lump sum contracts are inherently more risky than reimbursable contracts because the selling price of the project is agreed based on estimates at the time the contractor enters into the contract and the contractor assumes a greater proportion of the risks associated with completing the project. In particular, in the engineering, procurement and construction, or EPC, contracts in which AMFW and Foster Wheeler engage, the contractor often assumes the risk of variations from original contract projections due to engineering design changes or project modifications that the contractor has to make after submitting its tender. Going forward, AMFW anticipates it typically will seek to review the engineering design prior to tendering a bid and entering into a contract. There can be no assurance that AMFW will have the opportunity to validate the design before being awarded the contract. In addition, once a contract is entered into, it is not uncommon, particularly in EPC contracts, for there to be amendments. There may also be unanticipated technical problems with the equipment being supplied or developed by the contractor, changes in the costs of components, materials or labor, difficulties in obtaining required governmental permits or approvals, changes in labor conditions and other unexpected delays or costs. If any of AMFW's contracts are subject to these amendments and if AMFW was unable to obtain a variation of the existing contract, or is not sufficiently reimbursed for the costs incurred as a result of these changes or modifications, there could be a material adverse effect on its business, financial condition and results of operations.

Failure to successfully defend against claims made by project owners, suppliers or subcontractors, or failure to recover adequately on claims made against project owners, suppliers or subcontractors, could materially adversely affect AMFW's business, financial condition and results of operations.

        AMFW's and Foster Wheeler's projects involve complex designs and engineering, the procurement of equipment and supplies and construction/construction management. AMFW may encounter difficulties related to designs or engineering, equipment and supply delivery, schedule changes and other factors, some of which are beyond its control that may affect its ability to complete the project in accordance with the original delivery schedule or to meet the contractual performance obligations.

        AMFW and Foster Wheeler generally rely on equipment manufacturers, subcontractors and suppliers to assist with the completion of their contracts, and AMFW will continue to rely on such parties to complete its contracts in the future. As such, claims involving project owners, suppliers and subcontractors and other counterparties may be brought against AMFW and by AMFW in connection with project contracts that had been previously entered into by both AMFW and Foster Wheeler. Claims brought against AMFW may include back charges for alleged defective or incomplete work, breaches of warranty and/or late completion of the project work. The claims and back charges can involve actual damages, as well as contractually agreed-upon liquidated sums. AMFW may suffer losses on contracts if the amounts it is required to pay for subcontractor services exceed the original estimates. Claims brought by AMFW against project owners may include claims for additional costs incurred in excess of current contract provisions arising out of project delays and changes in the previously agreed scope of work. Claims between AMFW and its suppliers, subcontractors and vendors may include claims for non-performance, delayed performance or sub-standard performance like those described above. These project claims, if not resolved through negotiation, are often subject to lengthy and expensive litigation or arbitration proceedings, and it is often difficult to accurately predict when these claims will be fully resolved and what the ultimate cost will be. Costs and charges associated with claims could have a material adverse effect on AMFW's business, financial condition and results of operations.

AMFW may be exposed to risks related to its projects' technical design and associated warranty obligations.

        AMFW and Foster Wheeler assume the technical risk and associated warranty obligations for selected contracts and projects meaning that AMFW and Foster Wheeler must tailor products and systems to satisfy the technical requirements of a project even though, at the time the project is awarded, they may not have previously produced such a product or system. Foster Wheeler, as part of its operations, provides process technology and may be required to assume risks associated with the performance of such technology. In comparison, AMFW typically seeks to transfer such risk to the subcontractor, supplier or joint venture partner responsible for providing such technology. However, it may not be able to do so and may therefore have certain design responsibilities and be required to bear the risk of failures in design or breach of technical requirements. As a result of the Acquisition, AMFW will therefore assume a greater degree of process risk as a greater proportion of its operations will involve process technology than it had previously typically assumed. Warranty obligations in both reimbursable and lump sum contracts can range from re-performance of engineering services to modification or replacement of equipment. Going forward, AMFW will continue to assume these obligations as part of the contracts it enters into. Breach of technical requirements and associated warranty obligations could have a material adverse effect on AMFW's business, financial condition and results of operations.

The loss of senior management or difficulty attracting and retaining appropriately skilled personnel could materially adversely affect AMFW's business, financial condition and results of operations.

        The success of both AMFW and Foster Wheeler is dependent on their ability to attract and retain key management, qualified engineering managers and lead engineers, project managers and other highly skilled personnel for their new and ongoing businesses and projects. However, the markets in which AMFW and Foster Wheeler operate continue to experience a scarcity of resources for key positions and AMFW and Foster Wheeler face intense competition for key officers and qualified personnel from other companies and organizations. For example, in the United Kingdom, there is a significant skills shortage, particularly of science, technology and engineering experts.

        Going forward, the success of AMFW will continue to depend on its ability to attract, retain and resource senior management and a sufficient number of skilled personnel and there can be no assurance that such individuals will remain with or join AMFW. In addition, it may be difficult to move personnel between projects and regions and there can be no assurance that AMFW will be able to allocate personnel between projects and regions successfully, which could impact its ability to meet obligations under its contracts. In addition, in certain jurisdictions, AMFW may be required to meet employment or ownership targets for local and/or historically disadvantaged populations.

        In addition, the expertise of current Foster Wheeler management and personnel will be important to the success of AMFW, as AMFW will engage in operations with which it does not historically have experience. The loss of such individuals, or the inability to replace them with equally skilled individuals, could have a material adverse effect on AMFW's business, financial condition and results of operations.

        The members of AMFW's and Foster Wheeler's senior management teams have contributed to each company's ability to obtain, generate, manage and develop customer and revenue opportunities. Any senior management departures or prolonged absences, or key personnel shortages could adversely affect AMFW's ability to implement its strategy and manage its operations efficiently, which could have a material adverse effect on its business, financial condition and results of operations.

Failure to comply with health, safety and environmental laws could have a material adverse effect on the business, financial condition and results of operations of AMFW.

        AMFW is and will continue to be subject to numerous laws, regulations and policies concerning the protection of health, safety and the environment, such as those concerning the use and production of waste and by-products considered to be hazardous under the environmental laws and regulations of the jurisdictions in which it operates, including nuclear and other low-level radioactive materials, the remediation of environmental contamination, waste water and waste disposal or that otherwise relate to environmental protection. For example, AMFW's operations are subject to environmental regulations at both the US and Canadian federal and state/provincial levels as well as at the national level in the United Kingdom. The successful operation of AMFW's business depends on compliance with such laws, regulations and policies and non-compliance could potentially lead to reputational damage, fines, litigation and claims for compensation, which can be substantial. For example, AMFW is currently involved in an investigation by the Government of British Columbia into the release of water and mine tailings at the Mount Polley mine. See "Information About AMFW—Legal Proceedings and Investigations—Mount Polley". In the event it fails to comply with applicable laws, regulations and policies, AMFW may also have its licenses and permits withdrawn or suspended or may be forced to undertake extensive remedial clean-up action or to pay for government-ordered remedial clean-up actions, even in cases where such hazards have been caused by third parties.

        Foster Wheeler may be subject to liabilities for environmental contamination as an owner or operator (or former owner or operator) of a facility, or as a generator of hazardous substances, without regard to negligence or fault. For example, Foster Wheeler is currently engaged in clean-up and other remediation work at its former manufacturing facility in Mountain Top, Pennsylvania. See "Information About Foster Wheeler—Environmental Matters—Mountain Top".

        AMFW's Clean Energy business segment is involved in providing services to operators and utilities in the full life cycle of nuclear energy, from new build and reactor support to nuclear decommissioning and the management of radioactive and hazardous materials. This involvement could expose AMFW to the risks associated with the nuclear industry and the impact of nuclear regulation, particularly in the United Kingdom, United States and Canada. As part of any contract involving work or services at or in connection with nuclear facilities, AMFW typically requires an indemnity in respect of nuclear liability from its customers. Where an indemnity is not provided, international nuclear conventions, such as the Paris Convention and the Vienna Convention, protect AMFW against liability, provided that the

AMFW contracting entity is registered in a country which is a signatory of the relevant convention. However, in the majority of AMFW's contracts, where a contractual indemnity in respect of nuclear liability has been obtained, an incident which results in a breach of nuclear regulation, including contamination may still result in reputational damage for AMFW. Further, in some cases, AMFW's customers are not prepared to provide an indemnity of this nature and, if no protection is provided by international convention, AMFW may be required to bear the cost of such liabilities in addition to any reputational damage.

        As a result of the Acquisition, AMFW is exposed to liabilities arising out of both its and Foster Wheeler's current and past operations, including liabilities for environmental contamination. If AMFW is required to indemnify counterparties to these agreements, it could be exposed to additional unanticipated costs and liabilities that may be significant. Changes in the environmental laws and regulations, remediation obligations, enforcement actions, stricter interpretations of existing requirements, future discovery of contamination or claims for damages to persons, property, natural resources or the environment could result in unanticipated material costs and liabilities. There can be no assurance that AMFW will not incur significant additional costs in the future or be subject to further liabilities with relation to its operations. The occurrence of any of these factors could have a material adverse effect on AMFW's business, financial condition and results of operations.

A major safety incident can lead to reputational damage and increase potential liabilities.

        AMFW and Foster Wheeler are involved in activities and environments that can be dangerous and that have the potential to cause serious injury to personnel or damage to property or the environment. AMFW's and Foster Wheeler's projects are increasingly complex and place employees and others near large equipment, dangerous processes, highly regulated materials or in remote and challenging environments. AMFW and Foster Wheeler are responsible for the safety and security of their employees travelling on company business and while working at project sites and of third-party personnel while working at project sites under the supervision of AMFW and Foster Wheeler, and, accordingly, must implement safety procedures.

        The failure to comply with such procedures may subject AMFW to losses and liability under client contracts or statutory regulations. AMFW's health and safety performance in the markets in which AMFW and Foster Wheeler currently operate will be critical to the success of all areas of AMFW's business. Any failure in health and safety performance which results in a major or significant health and safety or environmental incident is likely to result in additional costs in terms of potential liabilities or remediation costs incurred as a result. Furthermore, such a failure could generate significant adverse publicity, result in employee turnover and have a negative impact on AMFW's reputation and its ability to win new business which, in turn, could have a material adverse effect on its business, financial condition and results of operations.

AMFW may be materially adversely impacted by regional, national and/or global requirements in respect of greenhouse gas emissions.

        Political and environmental sensitivity regarding coal-fired steam generators, particularly in the United States and Western Europe, has continued to impact the markets historically served by Foster Wheeler's Global Power Group. It is also expected that increasingly stringent regulatory requirements in the area of air pollution control and greenhouse gases will be imposed in the future. International agreements, national laws, state laws and various regulatory schemes that limit or otherwise regulate emissions measuring and control of air pollutants and greenhouse gases are under consideration by different governments and governmental entities. In the United Kingdom, AMFW is a mandatory participant in the Carbon Reduction Commitment Regulations, a UK carbon trading scheme. Compliance with future greenhouse gas regulations may prove costly or difficult. Foster Wheeler derives a significant amount of revenues and contract profits from engineering and construction services provided to clients who own and/or operate a wide range of process plants and from the supply of its manufactured equipment to clients who own and/or operate electric power generating plants. Additionally, Foster Wheeler owns or partially owns plants that generate electricity or steam from burning natural gas or various types of solid fuels that have become assets of AMFW as a result of the Acquisition. These plants emit greenhouse gases as part of the process to generate electricity, refined products or other products. The costs of controlling such emissions or obtaining required emissions allowances could be significant for AMFW. Such regulations could negatively impact client investments in capital projects in AMFW's markets, which could negatively impact the market for its manufactured products and certain of its services, and could also negatively affect the operations and profitability of its own electric power plants. Further, the increased cost of producing refined products which meet changing product specifications designed to reduce greenhouse gas and other emissions may also adversely impact customer investment in refineries, which could have a materially adverse effect on AMFW's business, financial condition and results of operations.

The regulatory environment in which AMFW operates may change.

        Each of the jurisdictions in which AMFW and Foster Wheeler currently operate requires compliance with a significant number of laws, regulations, administrative requirements and policies which relate to, among other matters, national, local and other laws, professional licensing, planning, developments, building, land use, health and safety, environment and employment. See "Information about AMFW—Regulatory". These regulations, requirements and policies often provide broad discretion to the administering authorities. Furthermore, changes in relevant law, regulations or policies, or the interpretation thereof, or delays in such interpretations being delivered, may delay or increase the cost of projects.

        Furthermore, AMFW and Foster Wheeler operate in a number of different jurisdictions, including certain emerging markets in AMFW's Growth Regions, which can have complex and, at times, immature legal and regulatory frameworks. AMFW and Foster Wheeler endeavor to conduct their businesses within the framework set by applicable regulatory requirements in each of their chosen markets and in the geographic regions in which they operate. However, if either AMFW or Foster Wheeler is unable to or does not comply with applicable legal and regulatory requirements, this may lead to the loss of licenses and/or potential civil and criminal liability for AMFW or Foster Wheeler and their management.

        AMFW has to comply with the regulatory requirements of each of the jurisdictions in which it and Foster Wheeler currently operate. Failure to do so, or an inability to adapt to changes in regulation, could have a material adverse effect on AMFW's business, financial condition and results of operations.

AMFW is subject to obligations and liabilities relating to it and Foster Wheeler's divested and non-core businesses.

        Litigation and business claims from divested and non-core businesses remain a risk to AMFW. AMFW and Foster Wheeler have in the past made a number of disposals pursuant to which AMFW and Foster Wheeler have continuing obligations and liabilities, in some instances including as a result of the provision of customary warranties and continuing obligations to carry out remedial work. For example, AMFW provided indemnities in relation to the sale of SPIE SA in 2006 and the Design and Project Services Limited business in 2007. AMFW is currently subject to a number of claims as a result of these indemnities and may be subject to future claims. As at 31 December 2013, the provisions made in respect of the SPIE SA and the Design and Project Services Limited disposals were £19.6 million and £50.4 million, respectively, and are reflected as discontinued businesses. The provisions for Design and Project Services Limited account for known and anticipated future claims, together with associated legal costs, whereas the provisions for SPIE SA only account for known claims. Claims that may arise in connection with such obligations and liabilities may divert AMFW's management and may result in additional financial resources being incurred, and could have a material adverse effect on AMFW's business, financial condition and results of operations.

AMFW is exposed to funding risks in relation to it and Foster Wheeler's defined benefit pension schemes.

        AMFW and Foster Wheeler operate a number of defined benefit pension schemes, where careful judgment is required in determining the assumptions for future salary and pension increases for those plans that are not frozen, discount rate, inflation, investment return and member longevity. AMFW expects to continue to operate these schemes, although the most significant schemes are now closed to new entrants. If additional contributions are required to fund the deficit, AMFW anticipates that it would be able to fund this amount without seeking recourse to additional external financing. Actual results could differ from the assumptions made and, in the event of this resulting in an increase to the funding shortfall, if AMFW is required to contribute significant additional amounts to its pension schemes, this could have a material adverse effect on AMFW's financial condition and results of operations.

        As at 31 December 2013, the net surplus on AMFW's defined benefit schemes, on the valuation basis specified in IAS 19 "Employee Benefits", was £40 million before tax or £28 million after tax, as compared to a net deficit as at 31 December 2012 of £7 million and £18 million before tax and after tax, respectively.

        As at 31 December 2013, the deficit on Foster Wheeler's defined benefit schemes was $5 million, as compared to a deficit as at 31 December 2012 of $75 million, in each case as determined under US GAAP.

        A prolonged period of poor asset returns and/or unexpected increases in longevity could require increases in the level of additional cash contributions to defined benefit schemes, which may constrain AMFW's ability to invest in acquisitions or capital expenditure, thereby adversely impacting growth and profitability. In addition, in certain limited circumstances, actions by the Pensions Regulator in the United Kingdom to impose financial support directions or contribution notices, or by the trustees of AMFW's or Foster Wheeler's defined benefit schemes, for example, if the trustees take a more prudent approach to deficit recovery payments, could result in AMFW being required to contribute significant additional amounts to its UK pension schemes, which could thereby also have a material adverse effect on AMFW's financial condition and results of operations.

Failure or security breaches of its information technology, or IT, systems and/or data security or the inability to effectively integrate AMFW's and Foster Wheeler's IT systems may result in losses for AMFW.

        The efficient operation of AMFW's business will depend on its information and communication systems and its use of internal and client data. The IT systems on which AMFW relies may fail and/or sensitive data held by them may be lost. The efficient operation and management of AMFW's business depends in part on the proper operation, performance and development of its IT systems and processes.

        Information and communication systems by their nature are susceptible to internal and external security breaches, including computer hacker and cyber terrorist breaches, employee willful breaches and employees succumbing to criminal scamming from external sources, and can fail or become unavailable for a significant period of time. A significant performance failure of AMFW's IT systems could lead to loss of control over critical business, project information and/or systems (such as design tools, contract costs, invoicing, payroll management and/or internal reporting), resulting in an adverse impact on the ability to operate effectively or to fulfil contractual obligations which may, in turn, lead to a loss of customers, revenue and profitability and the incurring of significant remedial costs.

        AMFW's and Foster Wheeler's operations are especially dependent on the use of internal data and customer data. Both AMFW and Foster Wheeler have incurred, and AMFW will continue to incur, expenses to comply with mandatory privacy and security standards and protocols imposed by law, regulation, industry standards or contractual obligations relating to the collection, use and security of personal information data. The failure to comply with such data privacy laws and regulations may result in AMFW becoming subject to fines, penalties, claims and reputational damage. Additionally, if data security controls fail, there is a risk of unintentionally disclosing protected or sensitive data, including important intellectual property, which could lead to the violation of client confidentiality agreements, reputational harm and the loss of critical data.

        As part of the integration of Foster Wheeler, AMFW is in the process of harmonizing its existing IT systems and data with Foster Wheeler's. As a result of the differences in Foster Wheeler's and AMFW's existing IT systems, there can be no assurance that this harmonization will be successful. AMFW may experience failures in either its or Foster Wheeler's IT systems as it works to integrate them. Furthermore, new IT systems and changes to management and production systems may be difficult to implement and manage. Either of these factors may lead to an IT environment that is inadequate to support the needs and objectives of AMFW's business. Any of the foregoing could have a material adverse effect on AMFW's business, financial condition and results of operations.

Failure to comply with anti-corruption laws and regulations, economic sanction programs or other laws and regulations may result in AMFW becoming subject to fines or penalties and the disruption of its business activities.

        Many of the countries in which AMFW and Foster Wheeler operate have anti-corruption laws and regulations that restrict the offer or payment of anything of value to government officials or other persons with the intent of gaining business or favorable government action. AMFW and Foster Wheeler are subject to these laws and regulations, including the US Foreign Corrupt Practices Act of 1977 and, in the case of AMFW, the UK Bribery Act 2010. Additionally, economic sanctions programs, including those administered by the United Nations, the European Union and the US Office of Foreign Asset Control, restrict AMFW's and Foster Wheeler's business dealings with certain sanctioned countries and will continue to restrict the dealings of AMFW going forward. Many of these regulations and sanctions programs establish record-keeping obligations.

        Going forward, AMFW will continue to be exposed to the risk of violating anti-corruption laws and sanctions regulations applicable in those countries where it, its partners or agents operate. Some of the locations in which AMFW and Foster Wheeler currently operate lack a developed legal system and have high levels of corruption. A substantive ethical breach and/or non-compliance with applicable laws or regulations by AMFW or its employees, consultants, subcontractors, agents or partners could potentially lead to damage to AMFW's reputation, fines, litigation, increased tax exposure, and claims for compensation. Violations of anti-corruption laws and sanctions regulations are punishable by civil penalties, including fines, denial of export privileges, injunctions, asset seizures, debarment from government contracts (and termination of existing contracts) and revocations or restrictions of licenses, as well as criminal fines and imprisonment. In addition, any major violations could have a significant impact on AMFW's reputation and consequently on its ability to win future business.

        AMFW and Foster Wheeler mandate compliance with anti-corruption laws and have implemented procedures and controls to monitor internal and external compliance. AMFW will continue to mandate compliance and ensure appropriate procedures and controls are in place going forward, however, there can be no assurance that AMFW's policies and procedures will be followed at all times or will effectively detect and/or prevent violations of the applicable laws or other fraudulent activity by one or more of its employees, consultants, subcontractors, agents or partners. As a result, AMFW could be subject to criminal, civil and/or administrative fines or penalties, which could have a material adverse effect on its business, financial condition and results of operations if it fails to prevent any such violations.

AMFW's new contract awards and current projects may be adversely affected by the availability and/or cost of performance-related standby letters of credit, bank guarantees, surety bonds and other guarantee facilities.

        Consistent with industry practice, AMFW and Foster Wheeler are often required to provide performance-related standby letters of credit, bank guarantees, surety bonds or other forms of performance-related guarantees to customers, collectively referred to as bonds or bonding. These bonds provide credit support for the customer if AMFW or Foster Wheeler fails to perform its obligations under a contract. AMFW is subject to the risk that bonding may become more expensive or difficult to obtain in the future or, in some instances, be unavailable. If AMFW is unable to arrange such bonding or is only able to arrange such bonding on more expensive terms, it may be difficult to tender for or win new projects or it may delay work on current projects, which would have a material adverse effect on AMFW's business, financial condition and results of operations.

        Additionally, failure by AMFW to obtain an investment grade rating from any of the independent rating agencies, such as Standard & Poor's Ratings Services, or S&P, or Moody's Investors Service, Inc., or Moody's, or to maintain such a rating, may make it more difficult or costly to obtain bonding for new awards or maintain bonding on current projects. AMFW may not be able to access new or amended bonding facilities on terms as favorable as those previously entered into, which could adversely affect AMFW's financial position and results of operations following depending on its funding position at that time.

The success of AMFW's joint ventures depends substantially on the satisfactory performance by its joint venture partners of their contractual and other obligations.

        Both AMFW and Foster Wheeler have historically bid for contracts jointly with joint venture partners and entered into various joint venture arrangements as part of their businesses, including project-specific joint ventures where control may be shared with unaffiliated third parties. Joint ventures are subject to inherent risks, such as differing opinions or views between joint venture partners, which may result in delayed decision-making or a failure to agree on material issues. AMFW expects that it will continue to enter into joint ventures from time to time and as needed for contracts, thereby exposing it to the risks associated with joint ventures. In addition, from time to time, in order to establish or preserve a relationship, or to better ensure venture success, AMFW may accept risks or responsibilities for joint ventures that are not necessarily proportionate to the reward it expects to receive. Although AMFW may have decision-making and audit rights in respect of its joint ventures, it typically will not wholly operate these joint ventures and therefore AMFW may have limited control over joint venture decisions and actions, including internal controls and financial reporting.

        The success of these joint ventures also depends, in large part, on the satisfactory performance by AMFW's joint venture partners of their contractual and other obligations, including their obligation to commit working capital, equity or credit support and to support their indemnification and other contractual obligations. If a joint venture partner fails to satisfactorily perform its obligations as a result of financial or other difficulties, the joint venture may be unable to adequately perform or deliver its contracted services. Under these circumstances, AMFW may be required to make additional investments and provide additional services to ensure the adequate performance and delivery of the contracted services. These additional obligations could result in reduced profits or, in some cases, increased liabilities or significant losses with respect to the joint venture. In addition, a failure by a joint venture partner to comply with applicable laws, rules or regulations could negatively impact AMFW's reputation and business.

        Additionally, some of AMFW's and Foster Wheeler's existing joint venture agreements include exclusivity provisions under which AMFW or Foster Wheeler may not enter into similar arrangements with other counterparties during the term of the respective agreement. To the extent that AMFW is in breach of these exclusivity provisions, this may result in an event of default under the agreements and expose AMFW to damages or litigation if it is unable to obtain a waiver from its joint venture partners. Furthermore, AMFW may be required to terminate these joint venture agreements and, as a result, may lose certain contracts. The occurrence of any of these events could have a material adverse effect on AMFW's business, financial condition and results of operations.

Failure to adequately defend intellectual property rights or third-party claims of intellectual property rights violation could result in a loss of future business to competitors.

        AMFW has historically had a limited amount of intellectual property that consisted mainly of trademarks in some of the jurisdictions in which it operates. In contrast, the success of Foster Wheeler's business, especially its Global Power Group, has depended significantly on its ability to protect its intellectual property rights to the technology and know-how used in its proprietary products, including rights which it currently licenses to third parties. Foster Wheeler has relied on a variety of laws and contractual restrictions to protect its propriety technology. This includes patent protection, laws governing trade secrets and unfair competition and non-disclosure and confidentiality provisions. Foster Wheeler has also relied on unpatented proprietary technology.

        AMFW has acquired Foster Wheeler's intellectual property and unpatented proprietary technology. AMFW will continue to rely on and protect Foster Wheeler's intellectual property using any available legal means. AMFW may also choose to pursue legal action to protect its intellectual property. However, these legal means may not adequately protect AMFW's rights or permit AMFW to gain or keep any competitive advantage. Further, there can be no assurance that AMFW can meaningfully protect all of its rights in Foster Wheeler's unpatented proprietary technology, or that others will not independently develop substantially equivalent proprietary products or processes or otherwise gain access to Foster Wheeler's unpatented proprietary technology.

        AMFW may be required to defend claims of patent infringement, infringement of third-party proprietary rights or breach of confidence, and its success within Foster Wheeler's historical markets will depend on its ability to do so. Any claims, even if they are without merit, may be burdensome, expensive and time-consuming to defend, subject AMFW to damages, cause it to cease making, using or selling certain products that incorporate the disputed intellectual property, require it to redesign its products, divert management time and attention and/or require it to enter into costly royalty or licensing agreements, in each case which could have a material adverse effect on AMFW's business, financial condition and results of operations.

Fluctuations in exchange rates could negatively impact AMFW.

        The primary impact of fluctuations in exchange rates for AMFW is expected to be translational (i.e., the translation of foreign assets and liabilities into pounds sterling for reporting purposes). AMFW will present its financial statements in pounds sterling and will have a significant portion of euro, Canadian dollar and US dollar denominated assets, liabilities and earnings as a result of the significant assets and revenues of AMFW across Europe and North America. Consequently, any change in exchange rates between the euro, Canadian dollar and US dollar, on the one hand, and the pound sterling, on the other hand, could affect AMFW's consolidated income statement and balance sheet when translated for reporting purposes. For example, as a result of the relative strengthening of the pound sterling against the Canadian dollar and the US dollar in 2013 and 2014 year-to-date, AMFW expects that there will be an adverse translational impact on revenue and trading profit during the year ending 31 December 2014 as compared to the year ended 31 December 2013 of approximately £250 million and £25 million, respectively. In addition, since a significant portion of AMFW's order book is expected to be denominated in currencies other than pounds sterling, currency fluctuations may also affect its order book, making it a less reliable indicator of future revenues.

        Transaction risk arises when future commercial transactions or recognized assets or liabilities are denominated in a currency that is not the entity's functional currency. In the ordinary course of business, both AMFW and Foster Wheeler hedge the risk of foreign currency exposure by way of forward foreign exchange contracts. As at 31 December 2013, the total notional amount of AMFW's and Foster Wheeler's forward foreign exchange contracts was £117 million and $399.8 million, respectively. Such hedging transactions do not, however, eliminate the exchange rate risk entirely and may not be fully, or at all, effective. Defaults by the other party to a hedging transaction can result in losses in the hedging transaction. Moreover, hedging transactions are entered into based on assumptions which may prove to be incorrect and hedging activities involve the risk of an imperfect correlation between the hedging instrument and the asset being hedged, which could result in losses both on the hedging transaction and on the instrument being hedged. Use of hedging activities may not prevent significant losses and could increase losses.

        Going forward, the financial condition and equity of AMFW will be more sensitive to fluctuations in the exchange rate of the pound sterling against the euro, the Canadian dollar and the US dollar. In recent years there has been a high degree of volatility in exchange rates. A depreciation of the euro, the Canadian dollar and/or the US dollar relative to the pound sterling could have an adverse impact on the consolidated financial condition and results of operations of AMFW. AMFW will continue to hedge its exposure to currency transaction risk and will look to hedge its exposure to foreign currency cash flows through the use of foreign currency debt and forward foreign exchange contracts, thereby exposing it to the risks associated with hedging activities. If these risks are not effectively managed, there could be a material adverse effect on AMFW's business, financial condition and results of operations.

It can be difficult or expensive to obtain insurance coverage and there can be no assurance that sufficient coverage will be secured or maintained.

        AMFW and Foster Wheeler maintain commercial insurance in amounts that are believed by the respective entities to be appropriate against risks commonly insured against by similar businesses. However, there can be no assurance that AMFW will be able to obtain similar levels of cover on acceptable terms going forward. In addition, even with such insurance in place, the risk remains that AMFW may incur liabilities to clients and other third parties which exceed the limits of such insurance cover or are not covered by it. If any of AMFW's insurers fail, refuse to renew or revoke coverage or otherwise cannot satisfy their insurance requirements to AMFW, then overall risk exposure and operational expenses of AMFW could increase and AMFW's business operations could be disrupted.

AMFW may be negatively impacted by increases in its effective tax rate.

        The effective tax rates of AMFW and Foster Wheeler can fluctuate significantly from period to period as a result of changes in tax laws, treaties or regulations, or their interpretation, of any country in which these entities operate, the varying mix of income earned in the jurisdictions in which these entities operate, the realizability of deferred tax assets, including their inability to recognize a tax benefit for losses generated by certain unprofitable operations, cash repatriation decisions, changes in uncertain tax positions and the final outcome of tax audits and related litigation. Going forward, AMFW expects that it will derive benefits from utilizing tax losses more efficiently. However, an increase in AMFW's effective tax rate, or the inability of AMFW to realize tax synergies expected as a result of the Acquisition, could have a material adverse effect on AMFW's business, financial condition and results of operations.

Risks related to Asbestos

As a result of the Acquisition, AMFW has a significantly higher asbestos liability and greater exposure to US asbestos litigation than it had previously.

        Prior to the completion of the Offer, AMFW historically had exposure to asbestos claims in the United States and the United Kingdom through its subsidiaries, which it considered to be immaterial. AMFW had no net exposure in respect of its asbestos liability as these amounts are covered in full by either insurance receivables or provisions as appropriate. All other costs from previously settled claims in the United States have been expensed. However, it is possible that there are unasserted asbestos-related claims for which AMFW had not set aside reserves that may be asserted against AMFW and/or its subsidiaries in the future.

        In the United States, some of Foster Wheeler's subsidiaries have been named as defendants in numerous lawsuits and out-of-court administrative claims in which the plaintiffs claim damages for alleged bodily injury or death arising from exposure to asbestos in connection with work performed, or heat exchange devices assembled, installed and/or sold, by Foster Wheeler's subsidiaries. In the United Kingdom, some of Foster Wheeler's subsidiaries have received claims alleging personal injury arising from exposure to asbestos in connection with work performed, or heat exchange devices assembled, installed and/or sold, by the subsidiaries. Foster Wheeler expects these subsidiaries to be named as defendants in additional and/or similar suits and that new claims will be filed in the future.

        The asbestos-related claims against AMFW are provisioned for by AMFW in accordance with IFRS as issued by the IASB and IFRS as adopted by the EU, whereas the asbestos-related claims against Foster Wheeler are provisioned for by Foster Wheeler in accordance with US GAAP. Going forward, AMFW will continue to prepare its financial statements in accordance with IFRS as issued by the IASB and IFRS as adopted by the EU. Differences in assumptions and methodologies, together with differences in the treatment of outstanding and future asbestos-related claims under IFRS as compared to US GAAP, including the time period for which estimates are required to be made, may result in the estimates of the claims made against Foster Wheeler, and consequently the aggregate cost of resolving these claims, being substantially higher than Foster Wheeler currently estimates.

        AMFW has estimated that, as a result of the Acquisition, it will have a pre-tax asbestos liability of approximately £300 million net of insurance recoveries, which would be a significant increase in the provision for potential liability and associated costs. In addition, AMFW will likely be named as a defendant in new claims filed in the United States. Accordingly, AMFW will be required to devote significant time, resources and the attention of senior management to managing both the existing liabilities and any future litigation and claims. To the extent that provisions for estimated liabilities and/or costs associated with asbestos claims, or the settlement of such claims, are increased or actual liability is established against AMFW or Foster Wheeler, this could have a material adverse effect on AMFW's business, financial condition and results of operations.

Several factors, including differences in how claims are evaluated and external events affecting the quantity and types of asbestos claims, could result in the cost of current asbestos claims and the number and cost of future asbestos claims being substantially higher than previously estimated. The timing of payment of such claims could also be sooner than expected and the duration of the payment period for asbestos liabilities could be longer than previously estimated.

        The actual number of future claims brought against AMFW and the cost to AMFW of resolving these claims could be substantially higher than prior estimates or estimates made herein related to AMFW's expectation as of the date of the Acquisition due to a number of factors. Some of the factors that may result in the costs of asbestos claims being higher than past or current estimates of either AMFW or Foster Wheeler include:

  •
  an increase in the rate at which new claims are filed and an increase in the number of new claimants;

  •
  changes in the mix of diseases alleged to be suffered by the claimants;

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  changes in the mix of claimants making allegations;

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  increases in indemnity payments or defense costs associated with asbestos claims;

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  decreases in the proportion of claims dismissed with zero indemnity payments;

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  indemnity payments being required to be made sooner than expected;

  •
  fluctuations in the discount rate (e.g., the 30-Year US Treasury Rate) utilized to calculate costs at a given time;

  •
  changes to forecasting, estimation or valuation assumptions or methodologies (whether related to potential liabilities, claims and/or costs of AMFW or Foster Wheeler);

  •
  payment of damages in amounts greater than expected; or

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  changes in legislative or judicial standards governing the filing, handling or resolution of asbestos claims.

        If further provisions are necessary to sufficiently cover future asbestos-related liability, this could have a material adverse effect on AMFW's business, financial condition and results of operations. AMFW has estimated that, as a result of the Acquisition, it will have a pre-tax asbestos liability under IFRS of approximately £300 million net of insurance recoveries, which would be a significant increase in the provision for potential liability and associated costs. Any announcement of increases to aggregate asbestos liabilities, irrespective of the underlying reasons for such increases (whether or not as a result of the factors noted above), may cause the value or trading price of AMFW's securities to decrease significantly, which could have a material adverse effect on its business, financial condition and results of operations.

Failure to obtain current and future asbestos-related insurance recoveries could materially adversely affect AMFW's business, financial condition and results of operations.

        Over the last several years, certain of Foster Wheeler's subsidiaries have entered into settlement agreements calling for insurers to make lump sum payments, as well as payments over time, for use by Foster Wheeler's subsidiaries to fund asbestos-related indemnity and defense costs and, in certain cases, for reimbursement for portions of out-of-pocket costs previously incurred. The asbestos-related asset recorded on Foster Wheeler's consolidated balance sheet as at 30 June 2014 represents its best estimate of insurance recoveries from settled and expected future insurance recoveries relating to pending and estimated future asbestos claims through 30 June 2029.

        AMFW expects that its available insurance policies will provide coverage for substantially all costs incurred in connection with resolving AMFW's pre-acquisition asbestos claims. AMFW's asbestos exposure will be significantly larger than it was immediately prior to the Acquisition. Certain of the settlements made by Foster Wheeler with its insurance companies were for fixed dollar amounts. Accordingly, increases in AMFW's asbestos-related liabilities would not result in an equal increase in these insurance assets and AMFW would be required to fund the difference, which would reduce its cash flows and working capital. If any of the insurance payments is not made in full and on time, due to insurer insolvency or for some other reason, there could be a material adverse effect on AMFW's business, financial condition and results of operations.

Risks related to the Acquisition

Expected cost, tax and revenue synergies in relation to the Acquisition may not be achieved or may be materially lower than has been estimated and estimated Acquisition costs may be materially higher than anticipated.

        AMFW's board expects that the Acquisition will produce significant cost and revenue synergies. AMFW's board estimates that the Acquisition will create cost synergies of at least $75 million per year, principally from overhead reduction and the removal of other administrative cost duplication. AMFW's board also believes that the combination of AMFW and Foster Wheeler will result in additional tax synergies. AMFW believes that the Acquisition will result in a number of operational benefits, such as greater scale in Latin America and the Growth Regions and cross-selling opportunities to a combined customer base. If AMFW and Foster Wheeler are not able to successfully complete the integration processes currently being implemented in an efficient and effective manner, the anticipated cost and revenue synergies may not be realized fully, or at all, or may take longer to realize than expected. If the cost and revenue synergies fail to materialize, are materially lower than has been estimated, or AMFW fails to perform as expected, this could have a significant impact on AMFW's ability to obtain the double-digit earnings per share enhancement that AMFW expects from the Acquisition in the first 12 months following completion and may affect the profitability of AMFW going forward.

        AMFW's board currently estimates that it will incur approximately $75 to $90 million in costs over the first two years following completion of the Acquisition in order to achieve the expected cost synergies. AMFW's board believes that it will realize the full benefit of the cost synergies by the third year after completion of the Acquisition. However, the costs of achieving the expected synergies may be higher than AMFW anticipates, or there may be significant additional unanticipated costs in connection with the Acquisition that AMFW may not be able to recover. These additional costs could reduce the synergy benefits that AMFW expects to derive from the Acquisition.

        Furthermore, any expected revenue synergies may not materialize, or may be offset by competing commercial considerations arising out of the Acquisition. For example, AMFW and Foster Wheeler have some common customers and it is possible that these customers may choose to award portions of contracts to other service providers to avoid over-reliance on, or concentration with, a single provider, and/or to avoid any potential conflicts of interest resulting from having two different entities within the same corporate group managing and executing the same project. In addition, AMFW and Foster Wheeler may act for competing private sector customers which, for confidentiality reasons, may not wish to award work to companies or to affiliates of companies acting for their competitors. Such commercial considerations may reduce AMFW's revenue or adversely impact profitability, undercutting the extent of the revenue synergies realized.

        Any of the foregoing could impact the actual synergies realized, which could in turn have a material adverse effect on the business, results of operations and share price of AMFW.

Integration involves numerous challenges that may be more time-consuming and costly than expected.

        AMFW's success may, in part, depend upon its ability to integrate Foster Wheeler without disruption to the pre-existing business. The integration process is expected to be complex and will require the coordinated efforts of AMFW's and Foster Wheeler's management teams and employees. This process has commenced, based on detailed plans created by AMFW to ensure a smooth and efficient integration of Foster Wheeler's and AMFW's operations. Integration may take longer than expected, may prove more difficult than currently anticipated or unanticipated difficulties may arise, thereby posing a risk to AMFW's profitability.

        See "—Expected cost, tax and revenue synergies in relation to the Acquisition may not be achieved or may be materially lower than has been estimated and estimated Acquisition costs may be materially higher than anticipated" above. The costs to achieve this integration may also be greater than expected.

        A significant amount of AMFW's management's time will be required to achieve the integration of AMFW's and Foster Wheeler's businesses, and this may affect or impair the ability of the management team to run the business of AMFW effectively. In addition, AMFW's management team will be required to spend additional time and money hiring suitable replacements for key Foster Wheeler personnel who have resigned or who may leave during the integration period. The foregoing could have a material adverse effect on AMFW's business, financial condition and results of operations.

There will be substantial transaction costs incurred in connection with the Acquisition including the Squeeze-Out Merger.

        AMFW has incurred and will continue to incur significant transaction fees and other costs associated with completing the Squeeze-Out Merger, implementing integration, combining operations and achieving desired operational improvements. These fees and costs are substantial and include financing, financial advisory, legal and accounting fees and expenses.

        Shareholder lawsuits have been filed challenging the Offer and additional lawsuits could follow, which could impose additional costs on AMFW. For example, four putative class action lawsuits on behalf of Foster Wheeler shareholders have been filed alleging that Foster Wheeler's directors breached their fiduciary duties in connection with their approval of the Implementation Agreement and recommendation of the Offer. Although a settlement agreement has been entered into with regard to some of these lawsuits, it is difficult to predict the outcome of these lawsuits. An adverse judgment could result in monetary damages, which could have a negative impact on AMFW's liquidity and financial condition, or injunctive relief which could delay or enjoin completion of the Offer. Furthermore, if additional lawsuits are filed, even if they are without merit, substantial legal fees and expenses may be incurred to defend these lawsuits.

As a result of the Acquisition, AMFW faces financial risk due to its level of indebtedness.

        AMFW financed part of the cash consideration for the Offer and intends to finance the cash consideration for the Squeeze-Out Merger through $2.26 billion of debt financing, comprising new bank facilities, including a bridging facility and an additional revolving credit facility. Other than Facility A, which expires within 12 months of the date of the registration statement filed on Form F-4 and cannot be unilaterally extended by AMFW on the same terms, all other facilities comprising the debt financing have maturity dates (including those which may be unilaterally extended by AMFW on the same terms) of greater than 12 months from the date of the prospectus, ranging from 18 months from the date of first utilization up to 13 February 2019. As a result of the Acquisition, AMFW's indebtedness will further increase to the extent that it takes on or replaces Foster Wheeler's existing debt facilities. AMFW intends to use a portion of the debt financing to refinance some of its existing indebtedness and, when it believes it is appropriate to do so, to refinance some or all of Foster Wheeler's outstanding debt facilities and debt instruments. As a result, AMFW has a higher level of indebtedness following the Acquisition.

        Although AMFW believes it and Foster Wheeler will have sufficient financing in place for AMFW's requirements, AMFW's higher level of indebtedness could cause it to dedicate additional cash from operations to service its debt in the future, in particular if market conditions deteriorate. In addition, an inability to restructure or refinance all or a substantial amount of these debt obligations when they become due, on commercially reasonable terms or at all, could have a material adverse effect on AMFW. For example, AMFW may be required to incur additional costs on its existing debt or incur new debt at higher rates. AMFW will be required to comply with any restrictive terms of its debt, including covenants which may limit AMFW's ability to incur additional indebtedness, pay dividends or make other distributions, which could affect its ability to plan for, or react to, changes in its business and the markets in which it will operate. However, as at the date of this proxy statement, AMFW does not believe that any of the terms of its debt will restrict its planned operations. Such actions could place AMFW at a competitive disadvantage compared to those competitors that have less debt.

An impairment of goodwill or other intangible assets would adversely affect AMFW's business, financial condition and results of operations.

        As a result of the Acquisition, a significant portion of the difference between the Acquisition purchase price, Foster Wheeler's net assets at that date and the allocation of costs of the combination to the assets acquired and the liabilities assumed will be recorded as goodwill. In addition, other intangible assets will be recorded as a result of the purchase price allocation. Under IFRS, goodwill and intangible assets with indefinite lives are not amortized but are tested for impairment annually, or more often if an event or circumstance indicates that an impairment loss may have been incurred. Other intangible assets with a finite life are amortized on a straight-line basis over their estimated useful lives and reviewed for impairment whenever there is an indication of impairment. In particular, if the combination of the businesses meets with unexpected difficulties, or if AMFW's business does not develop as expected, impairment charges may be incurred in the future which could be significant and which could have an adverse effect on AMFW's business, financial condition and results of operations.

The pro forma financial information may not be an indication of AMFW's financial condition or results of operations following the transaction.

        The pro forma financial information contained in this proxy statement is intended to illustrate the effect of the Acquisition. The unaudited pro forma financial statements have been derived from (i) the unaudited consolidated financial statements for the six months ended 30 June 2014 and the audited consolidated financial statements of AMFW for the year ended 31 December 2013, which have been prepared in accordance with IFRS as issued by the IASB and IFRS as adopted by the EU and included elsewhere in this proxy statement and (ii) the unaudited consolidated financial statements for the six months ended 30 June 2014 and the audited consolidated financial statements of Foster Wheeler for the year ended 31 December 2013, which have been prepared in accordance with US GAAP and are included elsewhere in this proxy statement. The Foster Wheeler consolidated financial statements have been converted to IFRS, restated using AMFW's accounting policies and translated into pounds sterling for the purposes of presentation in the unaudited pro forma condensed combined financial information. Adjustments and assumptions have been made regarding AMFW after giving effect to the transaction. The information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments and assumptions are difficult to make with accuracy. Moreover, the pro forma financial information does not reflect all costs that are expected to be incurred by AMFW in connection with the transaction. For these and other reasons, the actual business, financial condition and results of operations of AMFW following the transaction may not be consistent with, or evident from, this pro forma financial information.

        The assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect AMFW's business, financial condition or results of operations following the transaction. Any decline or potential decline in AMFW's business, financial condition or results of operations may cause significant variations in the price of AMFW's Shares or ADSs. See "Unaudited Pro Forma Condensed Combined Financial Information".

The projections and forecasts presented in this proxy statement may not be an indication of the actual results of the Acquisition or AMFW's future results.

        In the course of discussions with regards to the Acquisition, Foster Wheeler provided AMFW with forecasts and projections regarding Foster Wheeler's scope revenues, net income attributable to Foster Wheeler before interest expense, income taxes and depreciation and amortization, or EBITDA, EBITDA margin, adjusted EPS and backlog for 2013, 2014 and 2015. However, AMFW's board relied on its own investigation and views of Foster Wheeler's results of operations, financial and operating condition and future prospects in considering and evaluating the Acquisition and determining the offer price.

        Such projections and forecasts were not prepared or provided by AMFW, and AMFW does not endorse any of the forecasts, projections or estimates by Foster Wheeler of the business and financial performance of either Foster Wheeler or AMFW that were included in this proxy statement. The prospective financial information included in this proxy statement was prepared by, and is the responsibility of, Foster Wheeler's management.

        None of the projections and forecasts included in this proxy statement have been prepared with a view towards public disclosure or towards complying with generally accepted accounting principles and such projections and forecasts are subject to numerous uncertainties and assumptions, including in respect of industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to Foster Wheeler's and/or AMFWs business, including revenues (including as expressed by backlog), the expected profitability of ongoing projects and future project awards, liquidity, the outcomes of litigation and legal proceedings and recoveries from customers for claims and the costs of current and future asbestos claims and the amount and timing of related insurance recoveries, all of which are difficult to predict and many of which are beyond Foster Wheeler's and AMFW's control. Such projections and forecasts will also not be updated. As such, these projections and forecasts may be inaccurate and should not be relied upon as an indicator of actual past or future results.

Foster Wheeler's directors and executive officers may have financial interests in the Squeeze-Out Merger that are different from or are in addition to those of Foster Wheeler shareholders.

        Foster Wheeler's directors and executive officers may have financial interests in the Squeeze-Out Merger that are different from, or are in addition to, those of Foster Wheeler's shareholders. These interests could affect their decision to support or approve the Squeeze-Out Merger. Such interests have been included in the section entitled "Interests of Certain Persons in the Squeeze-Out Merger".

Risks related to the Squeeze-Out Merger

Because the market price of AMFW Shares and the exchange rate of pounds sterling to US dollars will fluctuate, Foster Wheeler shareholders cannot be sure of the value of the consideration they will receive in the Squeeze-Out Merger.

        Upon completion of the Squeeze-Out Merger, each Foster Wheeler Share will be converted into the right to receive cash and AMFW securities. Under the Merger Agreement, Foster Wheeler shareholders will receive the consideration in cash and, depending on their location, either AMFW Shares or AMFW ADSs.

        AMFW is issuing a fixed number of shares and offering a fixed amount of cash as part of the Squeeze-Out Merger. The exchange ratio in relation to the securities portion of the Merger Consideration is fixed and will not vary, regardless of any fluctuations in the market price of either AMFW securities or Foster Wheeler Shares or in currency exchange rates. Therefore, the dollar value of the AMFW securities that holders of Foster Wheeler Shares will receive upon completion of the

Squeeze-Out Merger will depend on the market value of AMFW Shares and the exchange rate of pounds sterling to US dollars at the time of effectiveness of the Squeeze-Out Merger.

After completion of the Squeeze-Out Merger, former holders of Foster Wheeler Shares will own a smaller percentage of AMFW than they currently own of Foster Wheeler.

        After the completion of the Squeeze-Out Merger, former holders of Foster Wheeler Shares will own a smaller percentage of AMFW than they currently own of Foster Wheeler. Assuming that all remaining Foster Wheeler Shares are acquired in the Squeeze-Out Merger, holders of AMFW Shares and holders of Foster Wheeler Shares prior to the consummation of the Offer, on a fully-diluted basis, will own approximately 77% and 23%, respectively, of the outstanding equity securities of AMFW immediately after completion of the Squeeze-Out Merger. As a result, former Foster Wheeler shareholders will be a minority of the AMFW shareholders with limited ability, if any, to influence the outcome on any matters that are or may be subject to shareholder approval, including the appointment of directors, the issuance of shares or other equity securities, the payment of dividends and the acquisition or disposition of substantial assets.

Remaining Foster Wheeler shareholders will have their Foster Wheeler Shares cancelled upon completion of the Squeeze-Out Merger.

        Upon the completion of the Squeeze-Out Merger, Foster Wheeler will cease to exist and Foster Wheeler Shares will be cancelled. The consideration payable for each Foster Wheeler Share acquired in the Squeeze-Out Merger, which is described in the section entitled "The Merger Agreement and the Squeeze-Out Merger", is governed by Article 8, paragraph 2 of the Swiss Merger Act. Pursuant to the Swiss Merger Act, the amount or value of such compensation must be adequate, but such amount may be different in form and/or value from the consideration received in the Offer. If the Merger Consideration is found not to be adequate, AMFW may be required to increase the compensation or set additional compensation. There can be no assurance that the consideration offered in the Squeeze-Out Merger will be considered adequate (in form or value) as contemplated by the Swiss Merger Act.

There will be material differences between your current rights as a holder of Foster Wheeler Shares and the rights you can expect as a holder of AMFW Shares or AMFW ADSs.

        The rights of AMFW shareholders are governed by the laws of England and Wales and by AMFW's Articles of Association. There will be material differences between the current rights of Foster Wheeler shareholders and the rights you can expect to have as a holder of AMFW Shares. For example, provisions of the UK City Code on Takeovers and Mergers may have the effect of discouraging or preventing certain types of transactions involving an actual or a threatened change of control of AMFW, including unsolicited takeover attempts, even though such a transaction may offer AMFW shareholders the opportunity to sell their AMFW Shares at a price above the prevailing market price.

        The rights of holders of AMFW ADSs are governed by the deposit agreement among the AMFW depositary, AMFW and the owners and beneficial owners of AMFW ADSs and the rights of AMFW ADS holders may differ from the rights of AMFW shareholders. As a result of certain aspects of English law, AMFW's Articles of Association and the contractual terms of the deposit agreement under which the AMFW ADSs have been issued, the rights afforded to the holders of AMFW ADSs are not identical to, and may be, in some respects, less favorable than, the rights afforded to the holders of Foster Wheeler Shares. For example, AMFW ADS holders who would like to vote their underlying AMFW Shares at general meetings must ensure that their voting instructions are received by the AMFW depositary. In addition, AMFW ADS holders may not be entitled to receive distributions, such as dividend payments, from AMFW.

Following completion of the Squeeze-Out Merger, it is expected that Foster Wheeler will be deregistered and its reporting obligations will be terminated.

        As a result of the Squeeze-Out Merger, you will hold AMFW securities in the form of AMFW Shares or AMFW ADSs. Following the Squeeze-Out Merger, once the requirements for deregistration have been met, Foster Wheeler intends to terminate the registration of Foster Wheeler Shares. As a result of the deregistration, Foster Wheeler will no longer have reporting obligations under Section 15(d) of the Exchange Act. For example, quarterly reports on Form 10-Q, proxy statements pursuant to Sections 14(a) or 14(c) of the Exchange Act or reports on "insider" trading pursuant to Section 16 of the Exchange Act will no longer be furnished to the SEC, nor are the "short swing" profit recovery provisions of Section 16(b) of the Exchange Act applicable.

        AMFW is a foreign private issuer under the rules and regulations of the SEC. As a result, it is exempt from a number of rules under the Exchange Act and is permitted to file different, and in many instances less comprehensive, information with the SEC, and to file such information less frequently than Foster Wheeler is currently required to file. Accordingly, if you continue to hold AMFW securities (in the form of AMFW Shares or AMFW ADSs) that you will receive in the Squeeze-Out Merger, you will receive less information about AMFW than you currently receive about Foster Wheeler. In addition, under the NYSE's listed company rules, foreign private issuers may be allowed to follow home country practice with regards to certain corporate governance requirements. Therefore, there may be some differences in the corporate governance practices adopted by AMFW as a UK listed company compared with those of a US company, including the application of different tests for the independence of board members and the composition requirements for audit and compensation committees. See "Management of AMFW—Corporate Governance Practices: Differences from the NYSE Listing Standards".

Shareholders in countries other than the United Kingdom will suffer dilution if they are unable to participate in future pre-emptive equity offerings.

        Under English law, shareholders usually have pre-emptive rights to subscribe on a pro rata basis in the issuance of new shares for cash. The exercise of pre-emptive rights by certain shareholders not resident in the United Kingdom may be restricted by applicable law or practice in the United Kingdom and overseas jurisdictions. In particular, the exercise of pre-emptive rights by US shareholders would be prohibited unless that rights offering is registered under the Securities Act of 1933, as amended, the Securities Act, or an exemption from the registration requirements of the Securities Act applies. Furthermore, under the deposit agreement for the AMFW ADSs, the AMFW depositary generally will not offer those rights to holders of AMFW ADSs unless both the rights and the underlying securities to be distributed to holders of AMFW ADSs are either registered under the Securities Act, or exempt from registration under the Securities Act with respect to all holders of AMFW ADSs. If no exemption applies and AMFW does not wish to register the rights offering, AMFW shareholders in the United States may not be able or permitted to exercise their pre-emptive rights. AMFW is also permitted under English law to disapply pre-emptive rights (subject to the approval of its shareholders by special resolution and the Association of British Insurers' Guidelines on the limits of any such disapplication) and thereby exclude certain shareholders, such as overseas shareholders, from participating in a rights offering (usually to avoid a breach of local securities laws).

There may be difficulties in enforcing civil liabilities against AMFW and its directors and senior management than the directors and management of Foster Wheeler.

        AMFW is organized under the laws of England and Wales and its registered office is in Knutsford, Cheshire, England, and corporate headquarters in London, England. The majority of AMFW's directors and senior management and the experts named in this proxy statement are residents of jurisdictions outside the United States. The majority of AMFW's assets and the assets of those persons are located outside the United States. As a result, US investors may find it difficult to effect service of process within the United States upon AMFW or these persons or to enforce judgments obtained against AMFW or these persons in US courts outside the United States, including actions predicated upon the civil liability provisions of the US federal securities laws. Likewise, it may also be difficult for an investor to enforce in courts in jurisdictions outside the United States judgments obtained against AMFW or these persons in US courts, including actions predicated upon the civil liability provisions of the US federal securities laws.

The Acquisition might fail to qualify as a tax-deferred reorganization under US law.

        Certain transactions consisting of two steps may qualify as tax-deferred reorganizations, or Reorganizations, under Section 368(a) of the US Internal Revenue Code of 1986, as amended, referred to as the Code, if both steps are completed and are treated as having occurred pursuant to an integrated plan of reorganization, and at least 40% of the aggregate fair market value of all outstanding target company shares are treated as having been exchanged for shares of the acquiring company. Whether the Acquisition qualifies as a Reorganization will depend on the application of complex US federal income tax laws and certain facts, including whether the Squeeze-Out Merger will occur and the market value of AMFW securities at that time. If the Acquisition fails to qualify as a Reorganization, Foster Wheeler shareholders who are US Holders (as defined in "The Merger Agreement and the Squeeze-Out Merger—Tax Considerations") generally will recognize capital gain or loss for US federal income tax purposes upon the receipt of AMFW Shares or ADSs and/or cash in the Squeeze-Out Merger in exchange for the extinguishment of Foster Wheeler Shares. Such capital gain or loss will be equal to the difference, if any, between (i) the sum of the fair market value of AMFW Shares or AMFW ADSs received and the amount of cash (including cash in lieu of fractional AMFW Shares or AMFW ADSs) received and (ii) the US Holder's adjusted tax basis in the Foster Wheeler Shares. Even if the Acquisition qualifies as a Reorganization, US Holders of Foster Wheeler Shares that receive cash in the Squeeze-Out Merger generally will recognize gain up to the amount of such cash.

        Tax matters are complicated, and the US federal income tax consequences of the Squeeze-Out Merger will depend on the facts of each Foster Wheeler shareholder's situation. Foster Wheeler shareholders are urged to read carefully the section entitled "The Merger Agreement and the Squeeze-Out Merger—Tax Considerations" and to consult their own tax advisers for a full understanding of the tax consequences of their participation in the transaction and their ownership of AMFW Shares or AMFW ADSs.

Foster Wheeler shareholders may need to consider Swiss tax consequences of the Squeeze-Out Merger and of owning AMFW Shares and AMFW ADSs.

        Swiss resident Foster Wheeler shareholders who hold their Foster Wheeler Shares as business assets or who classify as a professional securities dealer and who receive consideration in a Squeeze-Out Merger will realize either a taxable capital gain or a tax-deductible capital loss pursuant to general principles of Swiss individual and corporate income taxation. The same rules apply to Foster Wheeler shareholders who are non-Swiss residents but whose Foster Wheeler Shares are attributed to a permanent establishment or a fixed place of business in Switzerland. Foster Wheeler individual shareholders holding their Foster Wheeler Shares as private assets realize either a tax-free private capital gain or a non-tax-deductible capital loss, except if the conditions of an indirect partial liquidation are fulfilled.

        In case of a Squeeze-Out Merger between Foster Wheeler and an eligible legal entity that is a wholly-owned subsidiary of AMFW organized under Swiss law, or Swiss MergeCo, the remaining minority Foster Wheeler shareholders will be compensated (in cash and AMFW Shares or AMFW ADSs. The Merger Consideration paid to remaining Foster Wheeler shareholders in the Squeeze-Out Merger could, depending on the structuring of the Squeeze-Out Merger, be subject to Swiss dividend withholding tax. Among others in the interests of the shareholders of Foster Wheeler, the present Squeeze-Out Merger was structured in a way that should not result in Swiss withholding tax being levied. The Federal Tax Administration and the Tax Administration of the Canton of Zug have confirmed that the Squeeze-Out Merger is classified as a tax neutral merger for the purposes of corporate income tax and the levy of dividend withholding tax and stamp duty. Existing equity reserves from capital contribution of Foster Wheeler can be preserved and recognized at Swiss MergeCo in the amount of the net merger surplus to the extent such net merger surplus is sourced from nominal share capital and/or existing equity reserves from capital contributions of Foster Wheeler.

        The following individual and corporate income tax consequences will likely result for shareholders of Foster Wheeler who are resident in Switzerland for tax purposes:

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  Pursuant to general principles of Swiss income taxation, shareholders holding their registered Foster Wheeler Shares as private assets (Privatvermögen) may realize either a tax-free private capital gain or suffer a non-tax-deductible capital loss, unless the shareholder classifies as a professional securities dealer (gewerbsmässiger Wertschriftenhändler).

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  Shareholders holding their registered Foster Wheeler Shares as business assets (Geschäftsvermögen) or qualifying as professional securities dealer (gewerbsmässiger Wertschriftenhändler) realize either a taxable capital gain or a tax-deductible capital loss depending on the relevant income tax value of their registered Foster Wheeler Shares pursuant to general principles of Swiss individual and corporate income taxation.

        Shareholders who are not resident in Switzerland for tax purposes are not subject to Swiss individual or corporate income taxes, except if their registered Foster Wheeler Shares are attributed to a permanent establishment (Betriebsstätte) or a fixed place of business in Switzerland.

        The Merger Consideration paid to the shareholders of Foster Wheeler in connection with the Squeeze-Out Merger may be subject to Swiss transfer stamp duty at an aggregate tax rate of up to 0.15% if a bank or another securities dealer in Switzerland, as defined in the Swiss Federal Stamp Tax Act, acts as an intermediary or a party to the transactions, subject to certain exemptions provided for in the Swiss Federal Stamp Tax Act.

        Swiss resident Foster Wheeler shareholders will generally be subject to Swiss income tax on any dividends received with respect to AMFW securities that they receive in the Squeeze-Out Merger. In case of a disposition of the AMFW securities, Swiss resident shareholders holding AMFW securities as private assets may realize either a tax-free private capital gain or a non-tax-deductible capital loss, whereas shareholders holding AMFW securities as business assets may realize either a taxable capital gain or a tax-deductible capital loss pursuant to general principles of Swiss income taxation.

        Tax matters are complicated, and the Swiss tax consequences of the Squeeze-Out Merger and the ownership and disposition of AMFW securities will depend on the facts of each Foster Wheeler shareholder's situation. Foster Wheeler shareholders are urged to read the section entitled "The Merger Agreement and the Squeeze-Out Merger—Tax Considerations" carefully and to consult their own tax advisers for a full understanding of the tax consequences of the Squeeze-Out Merger and their ownership of AMFW securities.

The market value of AMFW ADSs and dividends may be adversely affected by fluctuations in the exchange rate between the US dollar and the pound sterling.

        Fluctuations in the exchange rate between the US dollar and the pound sterling will affect the US dollar price of AMFW ADSs and the market value of AMFW Shares when expressed in US dollars. If the relative value of the pound sterling to the US dollar declines, the US dollar price of such AMFW ADS and the US dollar equivalent of the pound sterling price of AMFW Shares traded on the LSE will also decline. AMFW has paid and may in the future pay cash dividends on its ordinary shares in pounds sterling. A decline in the relative value of the pound sterling to the US dollar would also result in a decline in the US dollar value of these dividends.

There has been no prior public market for AMFW ADSs, and an active market for such securities may not develop or be sustained and trading prices may vary.

        AMFW has established an American depositary share facility in the United States pursuant to which US holders of Foster Wheeler Shares will receive AMFW ADSs evidencing the deposit of shares received in the Squeeze-Out Merger with the AMFW depositary. AMFW ADSs issued thereunder have been registered with the SEC and are listed on the NYSE. There can be no assurance that an active market for AMFW ADSs will develop on the NYSE or be sustained if it does develop. The failure of an active and liquid trading market to develop would likely have a material adverse effect on the value of the AMFW ADSs.

 CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This proxy statement contains a number of "forward-looking statements", including statements about the financial conditions, results of operations, financial forecasts and prospects of AMFW and Foster Wheeler, and may include statements for periods following completion of the Squeeze-Out Merger. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements, including, without limitation, statements regarding expectations about revenues (including as expressed by backlog), the outcome of litigation and legal proceedings and recoveries from customers from claims, and the costs of current and future asbestos claims and the amount and timing of related insurance recoveries. Generally, words such as "may", "will", "would", "should", "expect", "intend", "estimate", "predict", "anticipate", "believe", "plan", "seek", "continue", "forecast" or similar expressions identify forward-looking statements.

        Forward-looking statements are not guarantees of future performance. Rather, they are based on current views and assumptions and involve known and unknown risks, uncertainties and other factors, many of which are outside the control of AMFW and Foster Wheeler and are difficult to predict, that may cause actual results or developments to differ materially from any future results or developments expressed or implied from the forward-looking statements. Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include, among other factors:

  •
  macroeconomic conditions in the countries in which AMFW and Foster Wheeler operate;

  •
  changes in commodity prices that impact demand for AMFW's services;

  •
  the concentration of AMFW's operations in emerging markets following the Squeeze-Out Merger;

  •
  the successful execution and integration of future acquisitions;

  •
  the ability to meet customer expectations and changes in estimates made by AMFW and Foster Wheeler of costs to complete projects;

  •
  the ability to win new contracts;

  •
  the loss of senior management or difficulty attracting and retaining appropriately skilled personnel;

  •
  the impact of non-compliance with health and safety and environmental laws on AMFW;

  •
  IT failures or the inability to successfully integrate AMFW's and Foster Wheeler's IT systems;

  •
  the outcome of litigation and claims by or against AMFW or Foster Wheeler, including Foster Wheeler's current asbestos claims and the number and cost of Foster Wheeler's future asbestos claims may be substantially higher than has previously been estimated;

  •
  the extent to which AMFW can obtain insurance recoveries in relation to Foster Wheeler's existing asbestos claims in the United States and United Kingdom;

  •
  AMFW's ability to achieve estimated synergies and other benefits in relation to the Squeeze-Out Merger;

  •
  the successful integration of Foster Wheeler on schedule and on budget; and

  •
  other factors that are set forth in the section entitled "Risk Factors".

        Additional factors could cause actual results to differ materially from those in the forward-looking statements. See "Risk Factors" beginning on page 42. Subject to compliance with applicable laws and the rules and regulations of relevant stock exchanges, we do not undertake any obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

PRESENTATION OF CERTAIN FINANCIAL AND OTHER INFORMATION

Foster Wheeler Financial Information

        Foster Wheeler's consolidated financial information for the nine months ended 30 September 2014 and the six months ended 30 June 2014 have been taken from its quarterly reports filed on Form 10-Q dated 3 November 2014 and 7 August 2014, respectively, and re-presented without material change in this proxy statement. Foster Wheeler's consolidated financial information for the years ended 31 December 2013, 2012 and 2011 has been taken from its annual report filed on Form 10-K dated 27 February 2014 and re-presented without material change in this proxy statement. All disclosures of dollar amounts, except share data and per share amounts, are presented in thousands of dollars. Foster Wheeler's consolidated financial statements have been presented in accordance with US GAAP.

        Until completion of the Squeeze-Out Merger, Foster Wheeler will continue to be a SEC-registered reporting company and therefore it will continue to prepare its financial statements in accordance with US GAAP. However, as a subsidiary of AMFW, the accounting policies applied by Foster Wheeler may be the same as those applied by AMFW, except where prohibited for US GAAP reporting purposes. In addition, for the purposes of the financial information prepared for AMFW, Foster Wheeler will be consolidated as a subsidiary of AMFW under IFRS. Therefore, Foster Wheeler's historic financial information may not be a reliable indicator of future results.

        In addition, for informational purposes, the unaudited reconciliations of Foster Wheeler's consolidated profit and consolidated total equity for the six months ended 30 June 2014 and 2013 and the years ended 31 December 2013, 2012 and 2011 have been included elsewhere in this proxy statement. These provide a summary of the material adjustments which reconcile Foster Wheeler's consolidated financial statements to those which would have been reported had Foster Wheeler (i) applied the accounting policies applied by AMFW in the preparation of its unaudited consolidated financial statements for the six months ended 30 June 2014 and 2013 and its audited consolidated financial statements for the years ended 31 December 2013, 2012 and 2011 and (ii) prepared its financial statements in accordance with IFRS as issued by the IASB and IFRS as adopted by the EU. This conversion does not purport to represent the actual historical results of operations or financial condition for Foster Wheeler, nor is it meant to be indicative of future results of operations or financial condition. See "Unaudited Reconciliation of Foster Wheeler's Financial Information" beginning on page F-272.

Change in Accountants

        As previously disclosed in our Current Report on Form 8-K filed on 13 November 2014, in connection with the closing of the Offer, on 13 November 2014, the Foster Wheeler audit committee (i) dismissed PricewaterhouseCoopers LLP, or PwC, as the Company's independent registered public accounting firm, effective upon the issuance by PwC of its report on the Company's consolidated financial statements as of 12 November 2014 and for the period 1 January 2014 through 12 November 2014, and (ii) appointed Ernst & Young LLP, or EY, AMFW's independent registered public accounting firm, as the Company's independent registered public accounting firm for the period from 13 November 2014 through 31 December 2014.

        The reports of PwC on the consolidated financial statements for the fiscal years ended 31 December 2013 and 2012 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal years ended 31 December 2013 and 31 December 2012, and the subsequent interim period ended 13 November 2014 there have been no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PwC would have caused them to make reference thereto in their report on the financial statements for such years.

        During the fiscal years ended 31 December 2013 and 2012, and the subsequent interim period through 13 November 2014, there were no reportable events (as defined in Regulation S-K Item 304(a)(1)(v)).

        During the fiscal years ended 31 December 2013 and 2012 and the subsequent interim period through 12 November 2014, the Company has not consulted with EY regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company's financial statements, and neither a written report was provided to the Company or oral advice was provided that EY concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is defined in Regulation S-K Item 304(a)(1)(iv) and the related instructions to Regulation S-K Item 304, or a reportable event, as that term is defined in Regulation S-K Item 304(a)(1)(v).

Accounting Principles

        In accordance with EU law (IAS Regulation EC 1606/2002), the consolidated financial statements of AMFW have been prepared in accordance with IFRS as adopted for use in the EU as at 31 December 2013, International Financial Reporting Interpretations Committee, interpretations and those parts of the UK Companies Act 2006, or the Companies Act, applicable to companies reporting under IFRS. The consolidated financial statements of AMFW are also prepared in accordance with IFRS as issued by the IASB.

        The preparation of financial statements in accordance with IFRS requires management to make judgments, estimates and assumptions that affect the application of policies. The areas that require a high level of judgment or areas of judgment and estimation that are significant to AMFW are disclosed in the notes accompanying its financial statements.

        Effective 1 January 2013, AMFW reorganized its reporting on a geographic rather than divisional basis. In addition, during 2013, all revenue generating activity in the area of UK conventional power ceased and UK conventional power, which was considered a major line of business, is now reported as a discontinued operation. In addition, AMFW adopted the amendment to IAS 19 "Employee Benefits" on 1 January 2013. Prior year financial information has been restated accordingly.

        Under IFRS, the Acquisition will be accounted for using the acquisition method. AMFW is the acquirer. In AMFW's consolidated financial statements, the assets, liabilities and contingent liabilities of Foster Wheeler will be recognized at fair value; the excess of the cost of the Acquisition over the net fair value of the assets, liabilities and contingent liabilities recognized will be recorded as goodwill.

Conversion of Foster Wheeler Historic Financial Information from US GAAP to IFRS

        This proxy statement contains unaudited pro forma financial data that has been adjusted to reflect the effect of the Offer on the balance sheet of AMFW as at 30 June 2014 as if the Offer had occurred on that date and to reflect the effect of the Offer on the income statement of AMFW for the year ended 31 December 2013 and six months ended 30 June 2014 as if the Offer had occurred on 1 January 2013.

        The unaudited pro forma condensed combined financial information is presented for information purposes only and reflects estimates and assumptions made by AMFW's management that it considers reasonable. It does not purport to represent what AMFW's actual results of operations or financial condition would have been had the Acquisition occurred on the date indicated, nor is it necessarily indicative of future results of operations or financial condition. In addition, the unaudited condensed combined pro forma financial information does not reflect the effect of anticipated cost and revenue synergies associated with combining AMFW and Foster Wheeler. For more information see "Unaudited Pro Forma Condensed Combined Financial Information".

        The consolidated financial information for Foster Wheeler for the six months ended 30 June 2014 and for the year ended 31 December 2013 has been converted to IFRS, restated using AMFW's accounting policies and translated to pounds sterling. The most significant differences in accounting policies relate to revenue recognition, asbestos provisions, pensions, share-based compensation, sale and leaseback, redundancy costs in Foster Wheeler's Global Power Group, lease classification and taxation. For further detail on these differences, see "Unaudited Reconciliation of Foster Wheeler's Financial Information" beginning on page F-272.

Standalone Interim Accounts for Amec Foster Wheeler plc and Foster Wheeler AG

        This proxy statement contains the standalone interim accounts as of 30 September 2014 of Amec Foster Wheeler plc and the statutory standalone interim accounts as of 30 September 2014 of Foster Wheeler AG, which are included as Annex D and Annex 1.1 to Annex C, respectively. This information was made available for inspection in connection with the Squeeze-Out Merger as required under Swiss laws. The accounts are therefore not comparable to the consolidated financial information for AMFW prepared in accordance with IFRS as issued by the IASB and IFRS as adopted by the EU or the consolidated financial information for Foster Wheeler prepared in accordance with US GAAP.

Non-IFRS and Non-US GAAP Financial Measures

        This proxy statement contains some financial measures which are not within the scope of IFRS or US GAAP and which are used by AMFW and Foster Wheeler, respectively, to assess the financial performance of their businesses. These measures include trading profit and trading profit margin for AMFW and EBITDA for Foster Wheeler and are included because AMFW and Foster Wheeler believe that they are important supplemental measures of operating performance. These are not measures of operating performance derived in accordance with either IFRS or US GAAP and should not be considered a substitute to AMFW's or Foster Wheeler's historical financial results based on IFRS or US GAAP, respectively. In addition, these measures are not intended to be an indication of either AMFW's or Foster Wheeler's ability to fund its cash requirements. Consideration should be given to the types of events and transactions that are excluded from the calculation of trading profit, trading profit margin and EBITDA. These non-IFRS and non-US GAAP measures are not uniformly defined by all companies and therefore comparability may be limited.

AMFW

        AMFW defines trading profit as profit before net financing income excluding amortization, exceptional items, which include, but are not limited to, significant restructuring events, gains and losses on the disposal or closure of businesses and transaction-related costs, but including AMFW's share of joint venture trading profit. Trading profit presents the long-term profitability of AMFW excluding the impact of specific transactions that management believes affects AMFW's short-term profitability. AMFW presents this measure to assist investors in their understanding of the underlying profitability of AMFW's business units.

        A reconciliation of trading profit to profit before net financing income is presented below:

	Six months ended 30 June		Year ended 31 December
	2013(1)	2014	2011(1)	2012(1)	2013
	(£ millions)
Americas	113	102	200	233	241
Europe	40	45	95	95	93
Growth Regions	16	17	46	32	33
Investment Services	8	4	4	7	11
Corporate costs	(18)	(16)	(33)	(33)	(35)

Trading profit	159	152	312	334	343

Share of joint venture trading profit	(5)	(11)	(26)	(23)	(28)
Intangible amortization and goodwill impairment	(22)	(21)	(39)	(44)	(47)
Costs relating to businesses closed in prior years	(6)	5	2	—	(7)
Costs of funding joint venture	—	—	—	(11)	—
Loss on disposal of joint venture	—	(20)	—	—	—
Restructuring and rationalization costs	(7)	(3)	(11)	(11)	(14)
Acquisition-related costs	(1)	(26)	3	(2)	(4)

Profit before net financing income	118	76	241	243	243

Note:

(1)
Financial information for the six months ended 30 June 2013 and for the years ended 31 December 2012 and 2011 has been restated to reflect the reclassification in 2013 of the UK conventional power business as a discontinued business and to reflect the impact of amendments to IAS 19.

Foster Wheeler

        EBITDA, as discussed and defined below, is the primary measure of operating performance utilized by Foster Wheeler's chief operating decision maker. Foster Wheeler defines EBITDA as net income attributable to Foster Wheeler before interest expense, income taxes, depreciation and amortization.

        EBITDA has certain material limitations as follows:

  •
  it does not include interest expense. Because Foster Wheeler has borrowed money to finance some of its operations, interest is a necessary and ongoing part of its costs and has assisted Foster Wheeler in generating revenue. Therefore, any measure that excludes interest expense has material limitations;

  •
  it does not include taxes. Because the payment of taxes is a necessary and ongoing part of its operations, any measure that excludes taxes has material limitations; and

  •
  it does not include depreciation and amortization. Because Foster Wheeler must utilize property, plant and equipment and intangible assets in order to generate revenues in its operations, depreciation and amortization are necessary and ongoing costs of its operations. Therefore, any measure that excludes depreciation and amortization has material limitations.

        A reconciliation of EBITDA from continuing operations to net income attributable to Foster Wheeler is shown below:

	Nine months ended 30 September		Six months ended 30 June		Year ended 31 December
	2013	2014	2013	2014	2011	2012	2013
	($ thousands)
EBITDA from continuing operations
Global E&C Group	157,261	159,366	97,321	96,463	210,541	192,208	183,911
Global Power Group	115,699	113,544	70,271	92,820	178,233	204,758	147,227
C&F Group(1)	(49,810)	(63,963)	(28,509)	(39,595)	(111,779)	(121,453)	(111,269)

EBITDA from continuing operations	223,150	208,947	139,083	149,688	276,995	275,513	219,869

Less: Interest expense(2)	9,976	4,485	6,588	1,816	12,876	13,797	13,227
Less: Depreciation and amortization	42,828	44,535	28,796	29,138	44,551	50,234	57,574
Less: Provision for income taxes	36,273	31,826	18,479	16,073	58,514	62,267	52,166
Plus: Income/(loss) from discontinued operations(3)	265	—	(1,495)	—	1,329	(13,193)	265

Net income attributable to Foster Wheeler	134,338	128,101	83,725	102,661	162,383	136,022	97,167

Notes:

(1)
Includes general corporate income and expense, its captive insurance operation and the elimination of transactions and balances related to intercompany interest.

(2)
Interest expense during the nine months ended 30 September 2014 and the six months ended 30 June 2014 each included a credit of $3,400 related to the reversal of previously accrued interest expense on unrecognized tax benefits which were released as a result of settlements with non-US tax authorities.

(3)
Loss from discontinued operations for each of the nine months ended 30 September 2013 and the six months ended 30 June 2013 included an impairment charge of $3,919, recognized in connection with Foster Wheeler's Camden, New Jersey waste-to-energy facility.

        EBITDA in the above table includes the following:

	Nine months ended 30 September		Six months ended 30 June		Year ended 31 December
	2013	2014	2013	2014	2011	2012	2013
	($ thousands)
Net increase in contract profit from the regular revaluation of final estimated contract profit revisions:(1)
Global E&C Group(2)	38,200	13,600	22,000	7,900	13,200	7,700	47,000
Global Power Group(2)	36,600	23,000	19,500	18,100	22,000	58,300	51,900

Total(2)	74,800	36,600	41,500	26,000	35,200	66,000	98,900

License settlement in the Global Power Group(3)	—	(32,500)	—	(32,500)	—	—	—
Litigation settlement in the E&C Group(4)	—	(3,000)	—	(3,000)	—	—	—
Reversal of previously accrued penalties on unrecognized tax benefits in the C&F Group(5)	—	(8,100)	—	(8,100)	—	—	—
Net asbestos-related (gain)/provisions:(6)
Global E&C Group	—	—	—	—	—	2,400	—
C&F Group	(9,800)	5,200	(11,800)	3,200	9,900	28,100	30,200

Total	(9,800)	5,200	(11,800)	3,200	9,900	30,500	30,200

Charges for severance-related post-employment benefits:
Global E&C Group	3,900	2,800	2,900	2,000	2,200	2,300	4,900
Global Power Group	4,100	700	1,100	100	—	3,700	17,000
C&F Group	400	—	400	—	500	200	400

Total	8,400	3,500	4,400	2,100	2,700	6,200	22,300

Charge for equity interest investment impairment in the Global E&C Group(7)	—	—	—	—	—	—	22,400
Charges for facility shutdown costs in the Global Power Group(8)	—	—	—	—	—	—	2,100

Notes:

(1)
Please refer to "Revenue Recognition on Long-Term Contracts" in Note 1 to Foster Wheeler's consolidated financial statements included in this proxy statement for further information regarding changes in its final estimated contract profit.

(2)
The changes in final estimated contract profit revisions for Foster Wheeler's Global Power Group were increased during 2012 for a favorable claim settlement with a legacy project subcontractor of approximately $6.9 million recognized in the first quarter of 2012. The changes in final estimated contract profit revisions during 2011 included the impact of two out-of-period corrections for reductions of final estimated profit totaling $7.8 million, which included final estimated profit reductions in its Global E&C Group and its Global Power Group of $3.2 million and $4.6 million, respectively. The corrections were recorded in 2011 as they were not material to previously issued financial statements, nor were they material to the 2011 financial statements.

(3)
During the nine months ended 30 September 2014 and the six months ended 30 June 2014, the Global Power Group received a cash payment as a result of a favorable settlement in connection with the terms related to the expiration of a steam generator technology license, which was recognized in other income, net.

(4)
During the nine months ended 30 September 2014 and the six months ended 30 June 2014, the Global E&C Group recognized a favorable impact to EBITDA of $3,000 related to a post judgment settlement of a lawsuit for less than the previously accrued amount, which was recognized in other deductions, net.

(5)
During the nine months ended 30 September 2014 and the six months ended 30 June 2014, other deductions, net included a credit of $8,100 related to the reversal of previously accrued penalties on unrecognized tax benefits which were released as a result of settlements with non-US tax authorities.

(6)
Please refer to Note 13 to the consolidated financial statements included in this proxy statement for further information regarding Foster Wheeler's asbestos liability and related asset. Please refer to Note 16 to Foster Wheeler's consolidated financial statements included in this proxy statement for further information regarding the revaluation of its asbestos liability and related asset.

(7)
Impairment charge related to an equity interest investment in a waste-to-energy project in Italy. Please refer to Note 5 to Foster Wheeler's consolidated financial statements included in this proxy statement for further information.

(8)
Charges for facility shutdown costs included facility exit, lease termination and other costs for facilities in Foster Wheeler's Global Power Group. Please refer to Note 14 to Foster Wheeler's consolidated financial statements included in this proxy statement for further information.

Rounding

        The financial information and certain other information presented in a number of tables in this proxy statement has been rounded to the nearest whole number or the nearest decimal place. Therefore, the sum of the numbers in a column may not conform exactly to the total figure given for that column. In addition, certain percentages presented in the tables in this proxy statement reflect calculations based upon the underlying information prior to rounding, and, accordingly, may not conform exactly to the percentages that would be derived if the relevant calculations were based upon the rounded numbers.

Market Information

        This proxy statement includes market data and projections about AMFW's and Foster Wheeler's markets obtained from industry surveys, industry publications, market research and other publicly available third-party information. Industry surveys and industry publications generally state that the information they contain has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed and that the projections they contain are based on a number of significant assumptions. AMFW has not independently verified this data or determined the reasonableness of such assumptions.

        In addition, in many cases, statements in this proxy statement regarding the markets in which AMFW and Foster Wheeler operate and AMFW's and Foster Wheeler's positions within those markets have been made based on internal surveys, industry forecasts and market research, as well as AMFW's own experiences. While these statements are believed by AMFW to be reliable, they have not been independently verified.

        References in this proxy statement to the term "market", or similarly construed words, are not intended, and should not be read, as an admission of a properly defined market for the purpose of any competition, antitrust or regulatory analysis.

No Internet Site is Part of this Proxy Statement

        Each of AMFW and Foster Wheeler maintains an internet site. The AMFW internet site is at http://www.amecfw.com. The Foster Wheeler internet site is at http://www.fwc.com. Information contained in or otherwise accessible through these internet sites is not a part of this proxy statement. All references in this proxy statement to these internet sites are inactive textual references to these internet addresses and are for your information only.

EXTRAORDINARY GENERAL MEETING

Time, Date and Place

        The Extraordinary General Meeting will be held at 9:00 a.m. Central European Time on 19 January 2015, at our offices at Lindenstrasse 10, 6340 Baar, Switzerland.

Who Can Vote

        Foster Wheeler shareholders who are registered in the Company share register at the close of business on 15 December 2014, will receive the proxy card and admission card directly from the share registrar of Foster Wheeler. Shareholders who are registered as shareholders with voting rights at the close of business on 15 December 2014, as shown in our share register, are entitled to vote, or to grant proxies to vote, at the Extraordinary General Meeting. If you sell your Foster Wheeler Shares after the Record Date, you will be entitled to vote these Foster Wheeler Shares. If you acquire Foster Wheeler Shares after the Record Date, you will not be entitled to vote these Foster Wheeler Shares.

        Under Foster Wheeler's Articles of Association, only shareholders who are shareholders registered with voting rights in our share register are entitled to vote. If you hold your Foster Wheeler Shares in "street name", your Foster Wheeler Foster Wheeler Shares are registered in the name of CEDE & Co. with voting rights and you can direct your bank, broker, other nominee or other shareholder of record how to vote your Foster Wheeler Shares as described below. If you are a shareholder of record and received your Foster Wheeler Shares in connection with our redomestication to Switzerland, your Foster Wheeler Shares are registered in your name with voting rights. If you are a shareholder of record and acquired your Foster Wheeler Shares after our redomestication to Switzerland on 9 February 2009, your Foster Wheeler Shares are registered in your name with voting rights unless you have not delivered a completed application for registration as a shareholder with voting rights to our transfer agent, Computershare Investor Services, or you received a notice from our transfer agent that the registration of your Foster Wheeler Shares with voting rights has been denied.

Shareholders of Record and Beneficial Owners

        If your Foster Wheeler Shares are registered directly in our share register administered by Computershare Investor Services in your name, you are considered to be the "shareholder of record" for those Foster Wheeler Shares. The Notice of and Invitation to Attend the Extraordinary General Meeting, proxy statement and proxy card documents have been sent directly to you by us.

        If your Foster Wheeler Shares are held in "street name" in a stock brokerage account or by a bank or other shareholder of record, you are considered the "beneficial owner" of Foster Wheeler Shares held in "street name". The Notice of and Invitation to Attend the Extraordinary General Meeting, proxy statement and proxy card documents have been forwarded to you by your bank, broker, other nominee or other shareholder of record. As the beneficial owner, you have the right to direct your bank, broker, other nominee or other holder of record on how to vote your Foster Wheeler Shares by using the voting instruction card included in the mailing or by following their instructions for voting. It is then up to your bank, broker, other nominee or other holder of record to make sure your Foster Wheeler Shares are represented and voted at the Extraordinary General Meeting.

Quorum

        Foster Wheeler's Articles of Association require the presence of a quorum for the Extraordinary General Meeting. The presence at the Extraordinary General Meeting, in person or by proxy, of shareholders holding in excess of 50% of our Foster Wheeler Shares registered with voting rights will constitute a quorum. Abstentions and uninstructed Foster Wheeler Shares will be counted as present for purposes of determining the presence or absence of a quorum at the Extraordinary General Meeting.

Proxies

        A proxy card is being sent to each of our shareholders of record entitled to vote who held Foster Wheeler Shares as of the Record Date. Shareholders of record who are entitled to vote can grant a proxy to vote on the agenda items presented by completing a proxy card and returning it by mail as explained in the next section entitled "How You Can Vote; Requisite Vote".

        If you hold Foster Wheeler Shares in "street name" through an intermediary, such as a bank, broker or other nominee, you will receive voting instructions from that firm. Your bank, broker, other nominee or other shareholder of record may allow you to direct the voting of your Foster Wheeler Shares by methods other than by mail, including by Internet or telephone. Please check the voting instruction form(s) provided to you by such person to see if they offer Internet or telephone voting.

        Shareholders of record without voting rights have received this proxy statement but no proxy card. If you believe you are a shareholder of record with voting rights and have not received a proxy card, you may (provided you are registered in our share register) request a proxy card by contacting Computershare Investor Services at +1 800 358 2314 (within the United States) or +1 201 680 6578 (outside the United States).

        On your proxy card, you can appoint as your proxy Mr. Sandro Tobler, Baarerstrasse 8, 6300 Zug, Switzerland, as your independent proxy. At our Annual General Meeting of Shareholders on 7 May 2014, our shareholders elected Mr. Tobler as the independent proxy for all of our shareholder meetings until and including our Annual General Meeting of Shareholders in 2015. At the Extraordinary General Meeting, Mr. Tobler (or, if Mr. Tobler is incapable of acting as independent proxy, another independent proxy appointed by our Board of Directors) will act as independent proxy.

        If you have timely submitted your properly executed proxy card(s), your Foster Wheeler Shares will be voted as indicated. If you have timely submitted your properly executed proxy card(s) but your voting instructions on any of the proposals are not clear, your Foster Wheeler Shares will be not be voted.

        Mr. Tobler, the independent proxy, will vote on each proposal in this proxy statement (and on other matters properly presented for consideration at the Extraordinary General Meeting, if any) as instructed on the proxy card. We are not aware of any matters that are expected to come before the Extraordinary General Meeting other than those described in the Notice of and Invitation to Attend the Extraordinary General Meeting and this proxy statement.

How You Can Vote; Requisite Vote

        Each outstanding share registered in our share register as a Foster Wheeler Share with voting rights is entitled to one vote at the Extraordinary General Meeting. As of 15 December 2014, there were                              Foster Wheeler Shares outstanding (excluding                              treasury shares) and entitled to be voted upon at the Extraordinary General Meeting. Shareholders can vote "for", "against" or "abstain" on each proposal.

        If your Foster Wheeler Shares are registered in our share register in your name, you may vote by written proxy or in person (including through a legal representative authorized by a written power of attorney) at the Extraordinary General Meeting.

        Please mark your proxy card, date and sign it, and return it in the enclosed envelope. If you misplaced your business reply envelope, you should mail your proxy card to Proxy Services, c/o Computershare Investor Services, P.O. Box 43101, Providence, Rhode Island 02940-5067. Please

date, sign and return all proxy cards that have been mailed to you to ensure that all of your Foster Wheeler Shares are represented at the Extraordinary General Meeting.

        If you hold Foster Wheeler Shares through an intermediary such as a bank, broker or nominee, which we refer to collectively as a broker, the broker may generally vote the Foster Wheeler Shares it holds in accordance with instructions received from you. Therefore, please follow the instructions provided by your broker when directing the voting of your Foster Wheeler Shares. If you do not give instructions to your broker, your Foster Wheeler Shares are referred to as "uninstructed Shares" or "broker non-votes". Whether the broker can vote these Foster Wheeler Shares on your behalf depends on the agenda item. The following table summarizes the votes required to pass each agenda item and the effect of abstentions and uninstructed Foster Wheeler Shares held by an intermediary subject to the US rules regarding uninstructed Foster Wheeler Shares:

Agenda Item		Votes Required for Approval	Abstentions	Uninstructed Foster Wheeler Shares
1	Approval of the Merger Agreement and the statutory standalone interim accounts of the Company	90% of the number of outstanding voting rights of Foster Wheeler	"No" votes	Not voted
2	Grant of discharge from liability to the Board of Directors and the Executive Officers	Majority of the share votes cast	No effect	Discretionary vote by broker permitted

Revocation of Proxy

        If you appoint a proxy, you may revoke that proxy at any time before it is voted at the Extraordinary General Meeting. You may do this by signing another proxy card with a later date and returning it to Computershare Investor Services prior to the meeting or attending the meeting in person and casting a ballot or by appointing a representative to cast a ballot at the meeting. If you hold your Foster Wheeler Shares in the name of a bank, broker or other nominee, please follow the instructions provided by your bank, broker or nominee in revoking any previously granted proxy.

Solicitation of Proxies

        We will bear the expense of preparing, printing and mailing this proxy statement and the accompanying material. Solicitation of individual shareholders may be made by mail, personal interviews, telephone, facsimile, email or other telecommunications by our officers and regular employees who will receive no additional compensation for such activities. We will reimburse brokers and other nominees for their expenses in forwarding solicitation material to beneficial owners.

 RECENT DEVELOPMENTS WITH OUR COMPANY:
EXCHANGE OFFER AND OUR ACQUISITION BY AMFW

        On 13 February 2014, we entered into an Implementation Agreement with AMFW relating to the acquisition of all of the issued and to be issued registered shares, par value CHF3.00 per share, of our Company, or the Foster Wheeler Shares, by AMFW. On the terms and subject to the conditions of the Implementation Agreement, AMFW commenced an exchange offer, or the Offer, to acquire all of the Foster Wheeler Shares on 7 October 2014, pursuant to which Foster Wheeler shareholders were offered $16.00 in cash and 0.8998 of AMFW securities (at the election of such Foster Wheeler shareholder, in the form of either ordinary shares, par value £0.50 per share, of AMFW, or AMFW Shares, or American Depositary Shares representing such number of AMFW Shares, or AMFW ADSs) for each Share held. Tendering Foster Wheeler shareholders could elect to receive for each outstanding Share validly tendered and not properly withdrawn in the Offer (i) $32.00 in cash or (ii) 1.7996 of AMFW securities, in the form of AMFW Shares or AMFW ADSs, subject in each case to proration and less any taxes required to be withheld. The Offer was extended from its original expiration date of 4 November 2014 to 12 November 2014 and, on 13 November 2014, AMFW announced the completion of the Offer. On 21 November 2014, AMFW announced the final proration results of the Offer out of 100,126,791 Foster Wheeler Shares outstanding (excluding 6,591,700 treasury shares), a total of 95,395,711 Foster Wheeler Shares (representing 95.275% of the outstanding Foster Wheeler Shares not including 3,768,740 Foster Wheeler Shares subject to notices of guaranteed delivery that were not validly tendered) were validly tendered into, and not withdrawn from, the Offer, comprised of 89,409,829 Foster Wheeler Shares tendered for the cash consideration and 5,985,882 Foster Wheeler Shares tendered for the securities consideration. Because the cash consideration was oversubscribed, the consideration to be received by shareholders who elected the cash consideration was prorated pursuant to the terms and conditions of the Offer and the Implementation Agreement and, based on the proration, such shareholders received share consideration for 46.17% and cash consideration for 53.83% of the Foster Wheeler Shares for which cash consideration was elected. In the aggregate, AMFW paid $1,540,273,504 in cash (financed by a $2.26 billion debt facility) and issued 85,052,989 AMFW Shares (including 55,916,605 AMFW Shares represented by AMFW ADSs). As a result of the completion of the Offer, a change of control occurred and we are now a controlled subsidiary of AMFW.

        On 13 November 2014, we announced our intention to delist the Foster Wheeler Shares from the NASDAQ Global Select Market and, in accordance with that decision, on 24 November 2014, we filed a Form 25 Notification of Removal from Listing and/or Registration under Section 12(b) of the Securities Exchange Act of 1934, or the Exchange Act. The last day of trading for the Foster Wheeler Shares was 3 December 2014. Provided that following the Squeeze-Out Merger the requirements for deregistration are met, we intend to file a Form 15 under the Exchange Act, requesting the deregistration of the Foster Wheeler Shares under Section 12(g) of the Exchange Act and the suspension of the Company's reporting obligations under Section 15(d) of the Exchange Act.

Shareholder Litigation

        Four putative class action lawsuits, purportedly on behalf of all Company shareholders, were filed regarding the Offer. Two of the lawsuits were filed in the District Court of Harris County, Texas, or the Texas Consolidated Action, while the other two were filed in the US District Court for the District of New Jersey. On 1 October 2014, the parties to the Texas Consolidated Action entered into a stipulation of settlement. On 20 November 2014, the Texas state court signed the final order approving the settlement and dismissing the Texas Consolidated Action with prejudice.

Termination of Senior Credit Agreement

        On 13 November 2014, in connection with the closing of the Offer, Foster Wheeler terminated its senior credit agreement. Each existing letter of credit issued by BNP Paribas as an issuing lender under the credit agreement was deemed to be issued on its existing terms under AMFW's $2.16 billion credit facility agreement with, among other, Bank of America Merrill Lynch International Limited as facility agent, and the Lenders as original lenders.

        For a more complete description of the Implementation Agreement, the Offer and transactions contemplated thereby and the shareholder litigation, see our Current Reports on Form 8-K, filed on 13 February 2014 (including the complete text of the Implementation Agreement, which is attached as Exhibit 2.1 thereto), 13 November 2014 and 24 November 2014 and our Solicitation/Recommendation Statement on Schedule 14D-9, filed on 7 October 2014, or, as amended or supplemented from time to time, the Schedule 14D-9.

THE MERGER AGREEMENT AND THE SQUEEZE-OUT MERGER

Agenda Item 1—Approval of the Merger Agreement between Foster Wheeler AG, A-FW International Investments GmbH and AMEC International B.V. and of the Statutory Standalone Interim Accounts of Foster Wheeler AG as of 30 September 2014

Background of the Squeeze-Out Merger

        Foster Wheeler's pre-acquisition board of directors, or the Pre-Acquisition Board, from time to time, engaged in reviews and discussions of potential strategic alternatives and has considered ways to enhance the Company's financial performance and prospects in light of competitive and other relevant developments, including by empowering committees to review and consider such potential alternatives and make recommendations to the Pre-Acquisition Board in respect of proposals related thereto. Those reviews have included comprehensive assessments of the Company's performance profile, in part by taking into account (among other things) factors discussed under the caption "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended 2013, filed with the SEC on 27 February 2014, or the 2013 Annual Report, in particular, the fact that the Company's operations are concentrated in four industries (oil and gas, oil refining, chemical/petrochemical and power generation); and accordingly, the Company's results of operations are dependent on the demand for its products and services from clients in those industries. Those reviews have also led to periodic discussions of the nature, risks and benefits of potential acquisitions and other transactions that could further the Company's strategic objectives (including mitigating concentration and cyclicality risks).

        On 15 August 2011, in connection with its periodic consideration of strategic alternatives, the Pre-Acquisition Board held a telephonic meeting that was attended by all Directors to discuss, among other things, the process for engaging financial and legal advisers to advise the Pre-Acquisition Board in connection with certain potential acquisitions and other strategic transactions under consideration by the Company. At the meeting, the Pre-Acquisition Board agreed to empower, for purposes of efficiency, an ad hoc committee of the Pre-Acquisition Board (the "Transaction Committee", subsequently renamed (and referred to herein as) the "Special Projects Committee" by resolution of the Pre-Acquisition Board on 6 August 2013) to review, evaluate and make recommendations to the Pre-Acquisition Board as to specific strategic acquisitions, transactions, or other alternatives and proposals, including, among other things, making recommendations in relation to preliminary discussions between senior management of the Company and AMFW regarding a potential strategic transaction between the two companies, preliminary discussions having commenced earlier that year.

        In connection with such discussions between senior management of the Company and AMFW and the Pre-Acquisition Board's evaluation of other potential strategic transactions, Rothschild Inc., or Rothschild, and J.P. Morgan Securities LLC, or J.P. Morgan, were engaged as the Company's financial advisers.

        On 21 October 2011, the Company received an unsolicited, non-binding, indicative proposal from AMFW in which AMFW proposed to acquire all of the Company's issued and to be issued share capital at a price in the order of $30 per share.

        On 31 October 2011, the Pre-Acquisition Board held a telephonic meeting, at which all Directors were present, which was attended by representatives of each of Rothschild, J.P. Morgan and Freshfields Bruckhaus Deringer LLP, or, together with Freshfields Bruckhaus Deringer US LLP, Freshfields. At the meeting, the Pre-Acquisition Board considered AMFW's proposal and representatives of Rothschild and J.P. Morgan presented certain preliminary financial analyses, including standalone valuations of the Company, related thereto, and agreed that despite the premium inherent in the proposal AMFW made 10 days earlier, the proposal was not compelling enough to warrant substantive engagement with AMFW at that time. Representatives of Freshfields (having also taken advice as to matters of Swiss law from Bär & Karrer AG, or Bär & Karrer, Swiss counsel to the Company) also advised the

Pre-Acquisition Board on its fiduciary duties in connection with its consideration of AMFW's unsolicited proposal. Following discussion and consideration of the legal and financial advice it had received, the Pre-Acquisition Board unanimously concluded that AMFW's proposal was not in the best interests of the Company, and the same was communicated by Ray Milchovich, then Chairman of the Pre-Acquisition Board to Samir Brikho, the Chief Executive of AMFW, early on 1 November 2011.

        During the course of November 2011 through April 2012, senior management of AMFW and the Company continued to hold occasional discussions regarding a potential strategic transaction between the two companies, and the Pre-Acquisition Board continued to receive updates from Rothschild and J.P. Morgan in connection with its continued consideration of strategic alternatives, including considerations relating to the Company continuing to operate as a standalone public company.

        In an unsolicited letter, dated 30 May 2012, AMFW reaffirmed its previous unsolicited non-binding indicative proposal (including as to price) first submitted on 21 October 2011. After considering the advice of its financial and legal advisers, including preliminary valuations of the Company on a standalone basis provided by Rothschild and J.P. Morgan, the Pre-Acquisition Board concluded that the price proposed by AMFW continued to undervalue the Company at that time, and that AMFW's offer was not compelling and would not warrant meaningful subsequent discussions. Following the Pre-Acquisition Board's conclusion that AMFW's offer price undervalued the Company, the Pre-Acquisition Board sent AMFW a letter on 1 June 2012 ending all then current discussions of a business combination. On 5 June 2012, the Company requested that AMFW return or destroy the information that the Company had previously provided.

        The preliminary discussions held between the Company and AMFW throughout 2011 and 2012 did not result in any definitive agreements between the parties (other than a mutual confidentiality agreement entered into on 28 April 2011). There was no contact between AMFW and the Company regarding any potential business combination from June 2012 until March 2013, when AMFW re-established discussions with the Company.

        Beginning in April 2013, as part of the Company's continued review of strategic alternatives, members of the Company's senior management requested that J.P. Morgan begin conducting an analysis of the strategic alternatives available to the Company, including, among other analyses, a preliminary financial analysis of the Company on a standalone basis as compared to strategic transactions (including potential business combination transactions).

        On 1 and 2 May 2013, the Pre-Acquisition Board held a two day meeting in Zug, Switzerland with all Directors (other than Ms. Newby) in attendance, at which, among other things, the Pre-Acquisition Board determined that, because J.P. Morgan already had an in-depth understanding of the Company and its business, had already performed a substantial amount of research on the Company and the industries in which it operates, and had previously examined certain strategic alternatives on behalf of the Pre-Acquisition Board, J.P. Morgan should be engaged to advise the Pre-Acquisition Board in connection with its ongoing review of strategic alternatives. The Pre-Acquisition Board further determined that it was advisable to retain a second financial adviser to act alongside J.P. Morgan (the term of Rothschild's engagement having ended), in view of the benefit that would naturally come from having an additional team of experienced advisers working with the Pre-Acquisition Board. After considering the qualifications of several potential financial advisers, the Pre-Acquisition Board determined to retain Goldman Sachs & Co., Goldman Sachs, and, together with J.P. Morgan, the Financial Advisers. The Board selected Goldman Sachs because it is an internationally recognized investment banking firm with substantial experience in transactions similar to the transactions contemplated by the Implementation Agreement.

        Following discussions of the Company's performance and operations, and an update on the continuing evaluation of strategic alternatives for the Company, the Pre-Acquisition Board resolved, by written resolution dated 22 May 2013, to reconstitute the Special Projects Committee for purposes of efficiency in working with the Financial Advisers and members of the Company's senior management to evaluate the Company's strategic alternatives and to make reports and recommendations to the Pre-Acquisition Board. The Special Projects Committee then consisted of: Steven J. Demetriou, J. Kent Masters (who had been appointed in 2011), Roberto Quarta (who would resign from the Special Projects Committee effective as of 31 December 2013 in connection with his concurrent resignation from the Pre-Acquisition Board on such date), Edward G. Galante and Clayton C. Daley, Jr. Mr. Daley was also appointed as Chairman of the Special Projects Committee.

        Following the execution of confidentiality agreements between the Company and each Financial Adviser, the Company provided the Financial Advisers with financial data and related information to use to conduct preliminary financial analyses of potential strategic options. This information included internal financial forecasts of the Company, certain internal presentations on the Company's strategy, internal estimates of synergies that could generally be realized in a strategic transaction, and internal projections for certain litigation related costs and payments.

        Between 2 May 2013 and 18 July 2013, the Company, in consultation with the Financial Advisers, gathered further relevant information to provide to the Financial Advisers to use to refine their financial analyses regarding potential strategic alternatives. This information included, but was not limited to, information regarding estimated tax leakage under various scenarios, further information on the Company's market outlook, estimates relating to the Company's long-term capital structure and the level of minimum cash required to operate the Company's businesses under various scenarios, as well as other business separation considerations (including in relation to information technology, intellectual property and the Company's litigation liability profile).

        On 18 July 2013, the Special Projects Committee held a telephonic meeting with all committee members in attendance at which, among other things, it considered and discussed the benefits and risks of the Company remaining as a standalone public company, including the requirements to pursue operational and management improvements necessary to achieve its long-term business plan. At the meeting, the Financial Advisers also presented their initial, preliminary financial analyses of strategic alternatives for the Company. The Special Projects Committee discussed the potential benefits and risks of continuing to operate as a standalone public company as compared to pursuing potential strategic alternatives geared towards maximizing value for the Company shareholders. In particular, four key strategic alternatives were considered:

  •
  an outright sale of the Company;

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  a sale of the Global E&C Group and Global Power Group, separately and simultaneously;

  •
  a sale of Global Power Group with the Global E&C Group remaining as the business of the standalone public company; and

  •
  a sale of the Global E&C Group with Global Power Group remaining as the business of the standalone public company.

        Representatives of Freshfields also outlined certain procedural considerations related to various alternatives under consideration and (having also taken advice from Bär and Karrer as to matters of Swiss law) considerations related to the fiduciary duties of the Pre-Acquisition Board.

        On 7 and 8 August 2013, the Pre-Acquisition Board held a two day meeting in Zug, Switzerland with all Directors in attendance, at which the Special Projects Committee, in consultation with the Financial Advisers, provided its preliminary findings to the Pre-Acquisition Board, focusing on a review of the Company's strategy as a standalone public company and considering other potential transformational transactions, including the sale of all or part of the Company.

        At this meeting, representatives of Freshfields also outlined the procedural considerations previously discussed with the Special Projects Committee, as well as (having taken advice from Bär &

Karrer as to matters of Swiss law) considerations related to the fiduciary duties of the Pre-Acquisition Board.

        In considering a potential sale of all or part of the Company, the Pre-Acquisition Board considered if there could potentially be more interest from potential buyers if the Global E&C Group and Global Power Group were sold separately. The Board discussed, in consultation with the Financial Advisers, the extent to which potential buyers would likely have an interest in either the Global E&C Group or Global Power Group, on a standalone basis, and that there would likely be more limited interest in the acquisition of both segments (or the whole Company) by most strategic buyers. Accordingly, it was discussed that offering the Global E&C Group and Global Power Group groups for sale separately could potentially lead to a more competitive process and a potentially higher overall value to Company shareholders, but that would ultimately depend on finding a party interested in acquiring Global Power Group at an attractive valuation, as well as managing execution risk of the two concurrent transactions.

        The Board, together with the Financial Advisers, also discussed certain potential risks to the Company of pursuing strategic alternatives more generally. For example, the Company's senior management advised that, given the nature of the Global E&C Group business, with several large multi year contracts and complex bidding processes, if news of a potential process relating to a sale of the Company or the Global E&C Group were to be disclosed (whether or not such disclosure was authorized by the Company), current and prospective Global E&C Group clients could potentially defer awarding new business to the Company, pending an outcome of that process.

        Following discussion, the Pre-Acquisition Board authorized the Financial Advisers to initiate confidential approaches to parties identified by the Financial Advisers as potentially interested acquirers of Global Power Group, and agreed, after consultation with the Special Projects Committee and the Company's senior management, to ascertain those parties' interest in pursuing such a transaction, should the Pre-Acquisition Board decide that Global Power Group should be put up for sale on a standalone basis. The Board also instructed the Company's senior management to work, in consultation with the Financial Advisers, on the preparation of preliminary information to enable potential buyers to evaluate their interest in a potential transaction, including sale of all or part of the Company.

        In light of, among other things, AMFW's familiarity with the Company's business (as a result of prior discussions and by being an industry participant) and the potential for strategic fit between the two companies, together with a general desire to minimize risks of unauthorized disclosure inherent in the implementation of a broader process, the Pre-Acquisition Board also authorized Mr. Demetriou to approach the Chief Executive of AMFW, Mr. Brikho, on a confidential basis to invite AMFW to make an initial proposal that it would like the Pre-Acquisition Board to consider at its next meeting. Mr. Brikho was also informed that any sale of the Company would be subject to a market check, which would include contacting other potential buyers. The Board also instructed the Company's senior management to prepare, in consultation with the Financial Advisers, a confidential information memorandum to enable AMFW to further evaluate its interest in an acquisition of the Company.

        On 12 August 2013, Mr. Brikho called Mr. Demetriou. In this discussion, Mr. Demetriou informed Mr. Brikho that the Company was considering various strategic alternatives, including a potential sale of the Company, and that the Pre-Acquisition Board had authorized Mr. Demetriou to invite AMFW to consider submitting a proposal for consideration at the Pre-Acquisition Board's next meeting. Mr. Demetriou also indicated, among other things, that the Financial Advisers would later be contacting a number of additional parties to participate in a process relating to such a potential transaction.

        During August 2013, the Company's senior management prepared, with the assistance of the Financial Advisers and the Company's legal counsel, preliminary materials in connection with the process of contacting potentially interested parties as authorized by the Pre-Acquisition Board, including a confidential information memorandum, short form and long form confidentiality agreements, management presentations, and an analysis in respect of certain strategic separation alternatives.

        On 26 August 2013, AMFW executed the Confidentiality Agreement, and on 28 August 2013, a confidential information memorandum was distributed by the Financial Advisers to AMFW. The confidential information memorandum contained forward-looking and material non-public information, including forecasts and projections, about the Company prepared by the Company's senior management.

        On 29 August 2013, the Financial Advisers began contacting the key parties that they, along with the Company's senior management and the Special Projects Committee, identified as potentially interested in a sale of Global Power Group. Upon execution by the interested parties of short form confidentiality agreements, the Financial Advisers sent a "teaser" briefly describing the Global Power Group business. The Financial Advisers requested that each party inform the Financial Advisers by 12 September 2013 whether they would have sufficient interest in a potential transaction such that they would be willing to execute a customary non-disclosure agreement to receive supplemental information relevant to their evaluation of a potential transaction.

        On 5 September 2013, the Financial Advisers provided AMFW with a bid process letter requesting a preliminary, non-binding proposal by 12 September 2013. That same day, Mr. Masters, Mr. Baseotto, Mr. della Sala, Ms. Davies and Mr. Nedelka, with representatives of the Financial Advisers, participated in a due diligence conference call with representatives of AMFW including Mr. Brikho, Ian McHoul, Chief Financial Officer, Tarun Bafna, Head of M&A, François Lafaix, Head of Strategy, and Bank of America Merrill Lynch, or BAML. AMFW had requested this session to discuss the Company's business performance and outlook, including its short-term and long-term positioning, its mix of services and details of the Company's "Build, Own and Operate" assets. Following that meeting, Mr. Brikho called Mr. Demetriou to discuss AMFW's indicative non-binding offer price and its implications for the Company's exploration of strategic alternatives. Mr. Brikho indicated that AMFW's board of directors had approved an indicative price of $33.00 per share in cash. Mr. Demetriou agreed to speak with the other Directors, and to follow up with Mr. Brikho the next day.

        On 6 September 2013, the Company received an indicative non-binding proposal from AMFW for the acquisition of all of the Company's issued and to be issued share capital for all cash consideration of $33.00 per share, representing a 38% premium over the closing price on 5 September 2013 of $23.87, and a 48% premium over the six month volume weighted average Share price. AMFW stated in its letter that it expected to pay the entire purchase price in cash and that, based on discussions with BAML, AMFW's financial adviser, AMFW was confident of its ability to raise the requisite capital for the proposed transaction. The letter stated that AMFW's indicative non-binding offer would expire on Monday 9 September 2013, and that AMFW wished to engage with the Company in direct, confidential, exclusive discussions, toward the goal of consummating a binding transaction.

        On 9 September and 10 September 2013, the Special Projects Committee and the Pre-Acquisition Board, respectively, each held a telephonic meeting, with all members in attendance on 9 September and all Directors (other than Mr. Galante and Mr. Quarta) in attendance on 10 September to discuss the preliminary offer from AMFW and the progress made with respect to a potential Global Power Group related transaction with other potentially interested parties. The Financial Advisers presented preliminary financial analyses at each meeting, and the Pre-Acquisition Board discussed with the Financial Advisers and Freshfields the terms of AMFW's proposal, as well as the Financial Advisers' preliminary financial analyses of the financial aspects of AMFW's offer.

        The Special Projects Committee and the Pre-Acquisition Board each also considered, at their respective meetings, the potential benefits and risks of entering into a short exclusive negotiation period with AMFW in response to its proposal, including the risk of unauthorized disclosure and the need for any such exclusivity (if granted at any stage in the process) to reflect the ability of the Pre-Acquisition Board to comply with its fiduciary duties, including by not precluding a superior proposal from a third party bidder. It was noted at the meetings that although AMFW had requested exclusivity, further due diligence by AMFW as requested in its proposal could be permitted while the Company simultaneously continued its broader process of exploring strategic alternatives. Each of the Special Projects Committee and the Pre-Acquisition Board concluded that the broader process should not be delayed to any material extent by pursuing discussions with AMFW at such time.

        The Special Projects Committee and the Pre-Acquisition Board each also discussed the possible separate sale of Global Power Group. At each meeting, the Financial Advisers mentioned that, pursuant to instructions from the Special Projects Committee, they had been in contact with, and provided information to, a number of potentially interested parties. The Financial Advisers noted that of the five parties identified as potential Global Power Group buyers, three parties had executed short form confidentiality agreements, one party was still considering the matter, and one party had indicated that it would not consider the opportunity.

        The Special Projects Committee decided at its 9 September meeting to recommend to the Pre-Acquisition Board, and the Pre-Acquisition Board determined at its 10 September meeting, that AMFW's 6 September offer of $33.00 per share in cash did not represent a proposal that should cause the Company to discontinue the process of contacting other parties so as to continue to seek to maximize value for the Company shareholders. However, the Pre-Acquisition Board decided to allow AMFW to conduct additional due diligence for three weeks while the Company continued to prepare for a simultaneous broadened sale process, and to make a final, unconditional, improved, offer at the end of such three week period.

        Following the meeting of the Pre-Acquisition Board, the Financial Advisers communicated the Company's response via telephone to representatives of BAML.

        On 16 September 2013, AMFW and its representatives were granted access to a virtual data room containing documentary due diligence materials prepared by the Company.

        From 19 September through 15 October 2013, representatives of AMFW and its advisers attended meetings with the Company's senior management, the Financial Advisers and Freshfields to discuss AMFW's due diligence requests. On 19 September 2013, AMFW and the Company entered into a confidentiality agreement to allow AMFW to undertake preliminary evaluation and due diligence of certain commercially sensitive information of the Company. During these meetings, forward-looking and material non-public information, including forecasts and projections, substantially similar to that contained in the information memorandum was provided by the Company to AMFW, as well as updated information on backlog, new orders, prospects and hours booked.

        On 26 September 2013, an initial draft of an Implementation Agreement was provided by Freshfields to Linklaters LLP, or Linklaters, counsel to AMFW. An updated version of this document was provided to Linklaters on 3 October 2013, which included additional terms regarding employee benefits and share awards.

        On 5 October 2013, Mr. Demetriou received a telephone call from Mr. Brikho, the material points of which were later confirmed in writing, in which AMFW confirmed its indicative non-binding offer of $33.00 per share in cash, subject to further due diligence (focused on the Company's liability profile, including potential environmental and other liability and project claims), which, Mr. Brikho indicated, could reduce the valuation by $2.00 to $3.00 per share. AMFW also requested an additional two weeks, during which it requested exclusivity, to complete its due diligence in order to make a binding offer. The closing price of the Foster Wheeler Shares as of 4 October 2013 was $26.65.

        That same day, the Special Projects Committee met telephonically, with all committee members in attendance, to discuss the process of exploring strategic alternatives, including the terms of AMFW's most recent proposal. Mr. Demetriou updated the Special Projects Committee on his call with Mr. Brikho and the material terms of AMFW's letter, and the Financial Advisers also reported on discussions they had with BAML (the substance of which were consistent with the conversation that Mr. Demetriou had with Mr. Brikho). The Special Projects Committee discussed, in consultation with the Financial Advisers, the valuation contained in AMFW's proposal (including the fact that AMFW's proposal indicated no potential for value greater than $33.00 per share, and more likely an ultimate price below $33.00 per share) and compared it to the current market value of the Foster Wheeler Shares, the Company's view and the Financial Advisers' preliminary financial analyses of the proposal, as well as the Company's recent financial and operational performance.

        The Special Projects Committee agreed that, in an all cash transaction as then proposed by AMFW, while a price of $33.00 per share or higher would be a threshold for starting discussions with AMFW on any basis, or in another way that would suspend or preclude the broader process, the likely potential for a reduction of $2.00 to $3.00 in value per share was disappointing and accordingly did not warrant exclusivity. The Special Projects Committee decided to recommend to the Pre-Acquisition Board that the Financial Advisers inform AMFW that the Company would not be prepared to grant exclusivity on the basis of AMFW's latest proposal, nor was the Company willing to delay its planned launch of a broader outreach effort to other potentially interested parties.

        On 6 October 2013, the Pre-Acquisition Board held a telephonic meeting with all Directors (except Ms. Newby and Mr. Quarta) in attendance, at which it received an update from the Special Projects Committee, the Financial Advisers and Freshfields, and received the recommendation of the Special Projects Committee. The Board discussed the valuation contained in AMFW's proposal and compared it to the current market value of the Foster Wheeler Shares, the Special Projects Committee's view of the Company's standalone value, as well as the Company's recent financial and operational performance. The Board also discussed the list of parties identified by the Financial Advisers, after consultation with the Company's senior management, as potentially interested participants in the broader process.

        Following their discussion, the Pre-Acquisition Board agreed with the recommendation of the Special Projects Committee and directed the Financial Advisers to communicate the same to AMFW. The Board also instructed the Financial Advisers to launch broader processes relating to both a potential sale of the Company as a whole and Global Power Group on a standalone basis as soon as possible. The Board also instructed the Financial Advisers to grant AMFW additional access to due diligence materials to continue its review during the pendency of such processes.

        Following these discussions, on 6 October 2013, Mr. Demetriou called Mr. Brikho and explained that the Pre-Acquisition Board had decided to begin a broader sale process and would not be prepared to grant exclusivity on the basis of AMFW's indicative non-binding offer of 5 October 2013.

        On 8 October 2013, the Financial Advisers, acting pursuant to instructions from the Pre-Acquisition Board, initiated calls to parties believed to have the potential interest, financial resources and industry experience to engage in a potential transaction with the Company. The Financial Advisers collectively contacted nine parties regarding a potential sale of the Company as a whole and seven parties regarding a potential sale of Global Power Group. Based on discussions held with the Pre-Acquisition Board, parties contacted with respect to the potential sale of the Company as a whole were advised that, although the sale of the Company as a whole was the preferred option, the Pre-Acquisition Board would consider alternative proposals, including proposals involving only part of the Company, provided such proposals would have resulted in incremental value creation for the Company shareholders. Of those parties, three executed long form confidentiality agreements (containing customary standstill and similar provisions) and received a confidential information memorandum in respect of the sale of the Company as a whole, and two parties executed long form non-disclosure agreements and received a confidential information memorandum in respect of a potential sale of Global Power Group.

        With the authorization of the Pre-Acquisition Board (after taking into account consultations with its advisers), the Financial Advisers contacted only strategic buyers. In view of the expected synergies realizable by a strategic buyer, it was determined that a financial buyer, having no reasonable expectation of realizing the same level of synergies, would be unlikely to offer value competitive with the value a strategic bidder would offer. It was also decided that contacting financial buyers would significantly increase the chance of an unauthorized disclosure regarding the process, which could be detrimental to the Company by causing current and prospective clients to potentially defer awarding new business to the Company, pending an outcome of the process.

        From 14 October 2013 through 30 October 2013, members of the Company's senior management team held separate due diligence conference calls with four of the five parties that had executed long form non-disclosure agreements; during these calls, they discussed matters relevant to the sale of the Company as a whole with two parties, matters relevant to the sale of Global Power Group on a standalone basis with one party, and matters relevant to the sale of E&C on a standalone basis with one party that independently expressed an interest in an acquisition of E&C without previously being presented with such an option.

        On 21 October 2013, Mr. Brikho called Mr. Demetriou to inquire about the status of the Company's broader sale process, during which Mr. Demetriou indicated the Pre-Acquisition Board would discuss the process at its next board meeting.

        On 1 November 2013, one of the parties that participated in a due diligence conference call relating to the sale of the Company as a whole, or Party A, submitted a preliminary non-binding proposal in respect of the sale of the Company at $32.39 per share in cash, which represented a 20% premium to the closing Share price on 31 October 2013 of $26.99. Party A's offer was conditioned on further due diligence, including assumptions relating to capital expenditures, the Company's liability profile, potentially challenging regulatory approvals, and approval by Party A's board of directors and shareholders.

        On 4 November 2013, Mr. Brikho called Mr. Demetriou noting that AMFW had completed the due diligence necessary to make an indicative non-binding offer in writing for the acquisition of the Company for a price in a range around $31.80 per share in cash. Mr. Brikho noted that, while this reflected a reduction in price as compared to AMFW's prior offer following AMFW's due diligence review, the amount of the reduction was less than the $2.00 to $3.00 per share reduction previously communicated.

        That same day, the Special Projects Committee held a telephonic meeting, with all committee members in attendance, during which the Financial Advisers provided an update on material developments since the last Special Projects Committee meeting, including, among other things, the receipt (orally) of the revised proposal from AMFW and the receipt of the written proposal from Party A. The Chairman, Mr. Daley, also noted that he expected to receive a proposal from one of the parties initially contacted by J.P. Morgan, or Party B, which had executed a short form non-disclosure agreement in order to initiate discussions with J.P. Morgan, but had neither executed a long form non-disclosure agreement nor received a confidential information memorandum.

        On 5 November 2013, Party B submitted a preliminary non-binding proposal, solely on the basis of publicly available information, which contemplated two potential alternative transactions, either: (i) the acquisition of the Global E&C Group for a cash purchase price of $2 billion or (ii) a business combination transaction whereby Party B would merge the majority of its engineering and construction business into the Company in exchange for approximately 65% of the equity interests in the Company, with the Company shareholders retaining approximately 35% of the equity interests in the combined entity.

        On 7 November 2013, the Pre-Acquisition Board held a meeting in Milan, Italy, at which all Directors were present, and which was attended by representatives of the Financial Advisers and Freshfields. At the meeting, the Pre-Acquisition Board received an update from the Special Projects Committee and its advisers as to the events that had transpired since the last Board meeting and discussed, among other things, the scope of the broadened process to date, the basis of selection of the parties contacted, the most recent oral proposal received from AMFW, and the proposals received from Party A and Party B.

        It was also noted that another party, Party C, had participated in a due diligence conference call relating to the sale of the Company as a whole, and had indicated orally that it would be interested in further discussions only if these discussions related to a potential combination transaction that did not involve the payment of a premium. Of the other parties contacted, one had also expressed, informally, interest in pursuing an acquisition of the Global E&C Group, but declined to submit a formal indication of interest specifying a potential valuation for the business. None of the other parties contacted submitted an indication of interest for a transaction involving any of Global Power Group, the Global E&C Group or the Company as a whole.

        The Pre-Acquisition Board engaged in a comprehensive discussion covering AMFW's revised proposal, Party A's proposal and the related benefits and challenges (including that it was subject to completion of due diligence, further corporate approvals, and potentially challenging regulatory approvals and other conditions), Party B's proposal(s) and the related benefits and challenges (including the complexity, timeline, and transaction execution risks inherent therein), as well as consideration of other strategic alternatives in light of recent developments (including consideration of non-premium combinations of the type proposed by Party C).

        Representatives of Freshfields (having also taken advice from Bär & Karrer as to matters of Swiss law) reminded the Pre-Acquisition Board of its fiduciary duties in connection with such proposals and strategic alternatives. Based on such advice, the Company also discussed whether to engage a Swiss fairness opinion provider admitted by the Swiss Takeover Board with experience in providing opinions to Swiss corporations in exchange and tender offers. The Pre-Acquisition Board also received a presentation from the Company's regular adviser on certain accounting and financial matters from the perspective of a prospective acquirer of the Company.

        The Pre-Acquisition Board then decided that Mr. Demetriou would contact Mr. Brikho to discuss the Company's interest in a transaction at a price materially more favorable than that proposed by AMFW, and that, in an all cash transaction of the kind being discussed, $33.00 per share remained as a starting point for discussions between the parties. The Pre-Acquisition Board also instructed the Company's senior management, with support from the Financial Advisers and Freshfields, to coordinate to permit Party A to commence a coordinated due diligence review of the Company. At the same meeting, the Pre-Acquisition Board approved the addition of Ms. Newby as a member of the Special Projects Committee.

        Shortly thereafter, Mr. Demetriou called Mr. Brikho via telephone to deliver the Pre-Acquisition Board's message. Representatives of Goldman Sachs also called representatives of BAML later that day to convey the same message. Mr. Brikho responded in his conversation with Mr. Demetriou that he did not believe the board of directors of AMFW would approve a $33.00 per share offer in an all cash transaction of the kind being discussed.

        On 11 November 2013, the Financial Advisers requested more information from Party B regarding its second alternative proposal to reverse merge a majority of its engineering and construction business into the Company in exchange for approximately 65% of the equity interests in the Company.

        On 14 November 2013, the Company provided Party A and its representatives with access to a virtual data room containing certain information about the Company and a draft Implementation Agreement in respect of a potential transaction between the Company and Party A.

        On 15 November 2013, representatives of BAML contacted representatives of Goldman Sachs to ask whether the Pre-Acquisition Board would consider a business combination transaction with AMFW that included AMFW Shares as part of the consideration to the Company shareholders.

        On 18 November 2013, the Financial Advisers sent a process letter to Party A to explain the timing and procedures for submitting a definitive, binding offer for the acquisition of the Company, the deadline for which was set for 13 December 2013.

        On 20 November 2013, Party B responded with limited supplemental information regarding its second alternative reverse merger proposal. Shortly thereafter, Party B stated that it did not want to participate in a broader process and would pursue discussions only on an exclusive basis (with a required eight week minimum exclusivity period).

        On 22 November 2013, Mr. Brikho called Mr. Demetriou and stated that the board of directors of AMFW would not support an offer of $33.00 per share in an all cash transaction. Mr. Brikho then asked Mr. Demetriou whether the Pre-Acquisition Board would consider a partial or all stock transaction. Mr. Demetriou responded that the Pre-Acquisition Board had not been presented with a partial or all stock transaction from AMFW for consideration, but that AMFW was welcome to make a proposal.

        On 26 November 2013, the Special Projects Committee held a telephonic meeting, with all committee members (other than Ms. Newby and Mr. Quarta) in attendance, with the Company's senior management and the Financial Advisers to analyze an all equity proposal from AMFW and the reverse merger proposal of Party B. The Pre-Acquisition Board discussed, in consultation with the Financial Advisers, how a theoretical all equity offer from AMFW had the potential to be worth more than $33.00 per share in cash, depending on the level of synergies achieved. The Pre-Acquisition Board discussed further, in consultation with the Financial Advisers, that Party B's proposal was difficult to evaluate because of the lack of information provided by Party B, and that Party B was requesting an eight week period of exclusivity in order more fully to explore the merits of a transaction with the Company.

        On 26 November 2013, The Times published an article referring to a potential sale of the Company to AMFW, and subsequently, articles were released referencing other bidders rumored to be involved in a broader sale process, or, collectively, the 26 November Press Reports. Both AMFW and the Company declined to comment on the articles at the time. The closing price of the Foster Wheeler Shares on 26 November (which was the last trading day prior to The Times article) was $28.73. The closing price of the Foster Wheeler Shares on 27 November 2013, was $30.49.

        On 27 November 2013, a party, Party D, that had not previously been contacted by either Financial Adviser contacted the Company and expressed its interest in a sale of Global Power Group only. With the permission of the Special Projects Committee, the Financial Advisers sent Party D a confidentiality agreement (which was executed on 16 December 2013).

        On 28 November 2013, representatives of Freshfields held a call with representatives of counsel to Party A to discuss the draft Implementation Agreement provided to Party A.

        On 3 December 2013, representatives of Party A and its advisers attended meetings with the Company's senior management, the Financial Advisers and Freshfields to discuss Party A's due diligence requests, including forecasted financial information about the Company.

        On 12 December 2013, Party A notified the Financial Advisers that it was going to withdraw from the process because it did not believe it could increase the valuation beyond that in its 1 November proposal.

        On 13 December 2013, AMFW submitted a formal indicative non-binding proposal to acquire all of the issued and to be issued shares of the Company for $31.00 per share (comprised of $18.50 per share in cash and $12.50 per share in new AMFW securities to be issued directly to the Company shareholders in the transaction). The proposal indicated that, as a result of such transaction, the Company shareholders would hold approximately 20% of the combined company. The closing price of the Foster Wheeler Shares as of 13 December 2013 was $31.32.

        That same day, Mr. Demetriou and Mr. Brikho spoke via telephone, focusing on the terms of AMFW's revised proposal as well as broader points relating to the terms by which AMFW might otherwise seek to acquire the Company, including AMFW's prior proposals for an all cash transaction and the related valuation AMFW would be willing to pay.

        On 15 December 2013, the Special Projects Committee held a telephonic meeting with the Financial Advisers and Freshfields, with all committee members in attendance (except Mr. Quarta), to discuss material updates since its last meeting, including the recent proposal from AMFW. The Financial Advisers updated the members on the current positions of each interested party and the related considerations with each and, in particular, the most recent communications from Party A and Party B. The Financial Advisers and Freshfields noted that Party B's proposal was complex, subject to a lengthy exclusivity period and a potentially lengthy timeline, as well as significant execution risk as compared to other alternatives.

        The Special Projects Committee also discussed the terms of AMFW's 13 December proposal and the ensuing phone call between Mr. Demetriou and Mr. Brikho, including the premium implied by the offer, and the ability of Company shareholders to share in the synergies and other value appreciation elements by virtue of the stock component of the transaction, taking into account risks associated with equity ownership in the combined companies, transaction execution risks and timing, and other concerns (including as compared to an all cash deal or one of the other transaction structures proposed by other bidders). Following the meeting, members of the Special Projects Committee updated each of the Pre-Acquisition Board members on their deliberations.

        On 16 December 2013, the Company responded to AMFW's 13 December letter by, among other things, noting that the headline price of $31.00 per share was not acceptable to the Company but that it was comfortable with a potential transaction including AMFW equity, and that there was a need for further meetings to determine if the Company and AMFW could reach mutually agreeable transaction terms (including in respect of consideration), subject to the approval of the Pre-Acquisition Board.

        On 17 December 2013, the Financial Advisers sent Party D a confidential information memorandum regarding Global Power Group, as well as a process letter that requested a preliminary proposal by 10 January 2014. Subsequently, Party D requested more time to complete its review and, although the Company's senior management held a due diligence conference call with Party D to discuss the Global Power Group business on 7 January 2014, Party D ultimately failed to submit an indication of interest.

        On 20 December 2013, representatives of BAML informed Freshfields and the Financial Advisers that, following the 26 November Press Reports of a possible transaction between the Company and AMFW, the UK Listing Authority, or the UKLA, AMFW's primary securities regulator, had indicated that further discussions could not take place without a public announcement. In conversations later that week, BAML informed the Financial Advisers that, according to the UKLA, in order to comply with UKLA disclosure rules, any further meeting with the Company to discuss a transaction would likely require an initial public announcement of the meeting as well as another public announcement following such meeting disclosing whether or not there had been agreement between the Company and AMFW.

        On 2 January 2014, the Special Projects Committee held a telephonic meeting with all committee members in attendance in which it was agreed that the process outlined by the UKLA, as communicated by BAML, would be unattractive to the Company and suggested that it was preferable instead to meet with AMFW to negotiate non-binding terms only if an announcement could be made in the face of agreed upon, non-binding terms (and if no announcement would be made in other circumstances).

        The Special Projects Committee also considered the terms of AMFW's proposal, including the potential synergies between AMFW and the Company and the proposed price of the 13 December proposal (noting that the 26 November Press Reports contemplated an all cash deal, and any effect on the Company's and AMFW's stock price could differ upon disclosure of a transaction involving AMFW stock).

        On 3 January 2014, the Pre-Acquisition Board held a telephonic meeting with all Directors in attendance in which it considered the process outlined by the UKLA, as communicated by BAML, and discussed the terms of AMFW's proposal. The Pre-Acquisition Board then unanimously agreed with the Special Projects Committee's conclusion that pursuing the proposed transaction with AMFW would be more compelling and more likely to achieve the Company's strategic goals (including maximizing upside value potential and minimizing downside standalone Company risks) if it included a greater AMFW Share component (including the potential for up to an all stock transaction) than what had been proposed in AMFW's 13 December letter.

        On 6 January 2014, representatives of Goldman Sachs spoke with representatives of BAML regarding AMFW's conversations with the UKLA. Goldman Sachs was informed by BAML that AMFW and the Company would be permitted to meet over a weekend (following the close of trading in the US markets) without the need for a prior announcement. BAML further informed Goldman Sachs that, if an agreement in principle were reached or if talks were still ongoing as of the re-opening of markets in the UK, then AMFW would be required to make an announcement, and that if no agreement were reached and the parties ceased discussions over that weekend, then no announcement would be required, but the UKLA would require an announcement if talks then resumed.

        Around this time, Mr. Demetriou and Mr. Brikho spoke, and Mr. Demetriou indicated that an offer of $31.00 per share was not acceptable, but that he believed, given the work to date, that it would be worth convening an in-person meeting of the principals to consider if mutually agreeable terms could be reached. Following further discussion between Mr. Demetriou and Mr. Brikho, and Goldman Sachs and BAML, it was agreed that AMFW and the Company would meet in London on 11 January 2014, with the intention of attempting to negotiate and agree on final non-binding terms.

        On 8 January 2014, the Special Projects Committee held a telephonic meeting with all committee members in attendance with Freshfields and the Financial Advisers to discuss material updates since its last meeting and to review a draft of summary, key, non-binding terms that had been prepared by Freshfields. The Special Projects Committee discussed the financial and other terms of a proposed transaction with AMFW, as well as the Financial Advisers' preliminary financial analyses of the Company and a combination with AMFW.

        The Special Projects Committee also discussed the negotiation timeline and process discussed between Goldman Sachs and BAML to meet over the upcoming weekend to conduct accelerated negotiations, the proposed agenda for the meeting (with a focus on the key economic and commercial terms), and strategy for reaching either heads of agreement or binding terms. The advisers discussed with the Pre-Acquisition Board the timing and preparations of the meeting with regard to disclosure obligations because, under the UKLA disclosure requirements, AMFW would be required to make a public announcement on the morning of 13 January 2014 if an agreement was reached over the weekend.

        The Special Projects Committee then instructed the Financial Advisers to work with BAML to arrange a meeting, with the express understanding that: (i) AMFW's prior proposal to the Company of $31.00 per share was not acceptable to the Company; (ii) the Company premised the meeting on an expectation of a substantial equity component (even an up to all stock transaction); and (iii) the Company expected a meaningful discussion relating to a substantial AMFW Share repurchase following closing. The Special Projects Committee also authorized Mr. Daley to conduct negotiations on its behalf, subject to further Board approval of any final terms.

        On 11 and 12 January 2014, the Company, AMFW, and their respective advisers held meetings at the London offices of Freshfields to negotiate heads of agreement or binding terms. Mr. Brikho, Mr. McHoul, Mr. Bafna, Mr. Lafaix and Alison Yapp, General Counsel of AMFW, were present from AMFW and Mr. Daley, Mr. Masters, Mr. Baseotto and Ms. Davies were present from the Company. Representatives of Linklaters, Freshfields, BAML and the Financial Advisers were also present. The topics discussed covered due diligence on both the Company and AMFW, and negotiation and agreement on the non-binding terms of a potential transaction. The Company provided AMFW with updated forward-looking and material non-public information, including forecasts and projections. AMFW made an initial proposal of $31.65 per share representing a 40% AMFW securities and 60% cash split and no post closing share repurchase obligation. After lengthy negotiations involving each party's financial and legal advisers, Mr. Brikho and Mr. Daley reached a preliminary verbal understanding with respect to certain non-binding terms of a potential sale of the Company, the Proposed Terms, by way of a cash and share offer by AMFW for all of the Company's issued and to be issued Shares for $32.00 per share (comprising 50% cash and 50% AMFW securities).

        It was also agreed that the Company would not be precluded during the pendency of such offer to declare and pay a $0.40 cash dividend to Company shareholders, which, although a material element of the Company delivering overall shareholder value, would not be conditioned upon the closing of the transaction, and that although AMFW would not commit to an express obligation, it would remain open to considering a post closing share repurchase.

        On 11 January 2014, the Pre-Acquisition Board held a special telephonic meeting with all Directors in attendance with representatives of Freshfields and the Financial Advisers to discuss the status of the negotiations with AMFW. The Chairman, Mr. Demetriou, reminded the Pre-Acquisition Board of the AMFW proposal from 13 December 2013, and Mr. Daley gave an update on the subsequent discussions with AMFW, including the negotiations earlier that day and the details of the Proposed Terms.

        Freshfields reported that it had been informed by Linklaters that AMFW's position was that it would not agree to further non-economic terms at this stage (and therefore that no heads of terms would be prepared), that the agreed upon terms would be non-binding, and that definitive agreements in relation to the transaction would be subject to further due diligence. Additionally, the parties would agree to the form of their respective press releases and agree and negotiate the Non-Solicitation Agreement (which, as opposed to the exclusivity commitment requested by AMFW, allowed the Company the freedom to entertain unsolicited offers without any requirement to pay a break fee to AMFW under any circumstances).

        The Financial Advisers gave a joint presentation outlining the draft terms of the proposed transaction, preliminary financial considerations and potential timetable with AMFW going forward. The Pre-Acquisition Board then discussed the draft terms, the process to announcement and related risks, and the action that the Company should take in relation thereto. Freshfields also reminded the Pre-Acquisition Board of its fiduciary duties and other legal considerations in relation to the proposed transaction.

        On the evening of 11 January 2014, the Pre-Acquisition Board unanimously approved the Proposed Terms and authorized the Special Projects Committee to negotiate and agree to the Non-Solicitation Letter.

        In the morning of 13 January 2014, the Company and AMFW executed the Non-Solicitation Agreement. That same day, the Financial Advisers informed Party D's financial adviser that the Company was terminating its sale process for Global Power Group.

        Also on 13 January 2014, the Company publicly announced the non-binding Proposed Terms, whereby the Company shareholders would receive 0.8998 of AMFW Shares and $16.00 in cash for each Share (representing approximately $3.3 billion, or £2.0 billion, in aggregate, payable approximately 50% in cash and 50% in AMFW securities), or the Proposed Transaction.

        On 14 January 2014, after considering previous advice from Bär & Karrer, the Pre-Acquisition Board engaged IFBC AG, or IFBC, a Swiss fairness opinion provider admitted by the Swiss Takeover Board with experience in providing opinions to Swiss corporations in exchange and tender offers. IFBC was engaged for the limited purpose of providing an independent opinion to the Pre-Acquisition Board with respect to the fairness, from a financial point of view, of the aggregate consideration to be received by the Company shareholders pursuant to the Offer. IFBC was not asked to, and did not, conduct any due diligence on AMFW.

        On 21 January 2014, Linklaters sent Freshfields a revised draft of the Implementation Agreement. Key revisions to the draft received from Freshfields on 3 October 2013 included (i) revision of the Minimum Tender Condition from 66 2/3% proposed by the Company to 90% (waiveable down by AMFW to 66 2/3%); (ii) removal of the Company's proposed unconditional and unqualified obligation on AMFW to implement any remedy necessary in order to obtain regulatory approval for the Proposed Transaction; and (iii) replacing the mutual cost reimbursement amount of $25 million proposed by the Company with cost reimbursement amounts of $25 million in the event payable by AMFW to the Company and of $112 million (approximately 3.5% of the transaction value) in the event payable by the Company to AMFW.

        On 23 January 2014, the Company and its representatives were granted access to a virtual data room containing documentary due diligence materials prepared by AMFW and its advisers. On 30 and 31 January 2014, the Company, together with its advisers, conducted in person due diligence meetings with AMFW management, including Mr. Brikho and Mr. McHoul, who were joined by Mr. Daley by telephone for a portion of the meeting. The due diligence investigation included a detailed review and assessment of AMFW's business operations, financials, and the expected synergies of the business combination.

        On 29 January 2014, AMFW and the Company entered into a confidentiality agreement to allow the Company to undertake preliminary evaluation and due diligence of certain commercially sensitive information of AMFW, and from 28 January to 11 February 2014, reciprocal management due diligence discussions took place involving numerous representatives from AMFW and the Company, as well as their auditors and legal and financial advisers.

        On 30 January 2014, Freshfields sent Linklaters a revised draft of the Implementation Agreement. Key revisions of this draft included (i) restoration of the 66 2/3% Minimum Tender Condition (without waiveability); (ii) restoration of the unconditional and unqualified obligation on AMFW to implement any remedy necessary in order to obtain regulatory approval for the Proposed Transaction; and (iii) restoration of the mutual cost reimbursement amount of $25 million.

        On 3 February 2014, the Special Projects Committee held a telephonic meeting, with all committee members in attendance, with representatives of Freshfields and the Financial Advisers. The Financial Advisers led the Special Projects Committee through their preliminary financial analyses of AMFW. Additionally, the Financial Advisers updated the Special Projects Committee on the status of investor relations feedback. Representatives of Freshfields then led the Special Projects Committee through the open issues related to the draft Implementation Agreement, following which the Special Projects Committee unanimously agreed to continue negotiations with AMFW in order to resolve the open issues in furtherance of reaching mutually agreeable transaction terms.

        From 3 February to 12 February 2014, various drafts of the Implementation Agreement were exchanged between the legal advisers reflecting the parties' previous positions with respect to the Minimum Tender Condition, obligations with respect to antitrust and regulatory risk and the amount of the cost reimbursements, as well as termination rights triggers and cost reimbursement triggers, among other terms and conditions. In a draft of the Implementation Agreement, dated 10 February 2014, the Company accepted an 80% Minimum Tender Condition, waiveable down to 66 2/3% by AMFW, and increased its proposed mutual cost reimbursement amount to $32 million (and this was increased to $48 million in subsequent discussions). In a draft of the Implementation Agreement dated 12 February 2014, AMFW agreed that the cost reimbursement amount would be reciprocal and should be set at £32.5 million, which was the maximum amount that AMFW could agree to under its applicable listing rules.

        On 9 February 2014, a special meeting of the Pre-Acquisition Board was held, which was attended by all Directors, and by representatives of Freshfields, Bär & Karrer, the Financial Advisers, and IFBC. The Board was updated on the due diligence that had been undertaken on AMFW by the Company and the Company's accounting and legal advisers, in consultation with the Financial Advisers, in light of the inclusion of AMFW stock as consideration in the Proposed Transaction. The Company's senior management team also presented a summary of tax and cost synergies that AMFW believed could be realized in connection with the Proposed Transaction.

        Representatives of J.P. Morgan, Goldman Sachs, and IFBC each presented preliminary financial analyses of the Company, AMFW and the Proposed Transaction, and there was discussion with the Pre-Acquisition Board of the methodologies and assumptions used in these respective analyses by the Financial Advisers.

        Freshfields reviewed with the Pre-Acquisition Board the terms of the advanced draft of the Implementation Agreement to be entered into between AMFW and the Company, and, together with representatives of Bär & Karrer, reviewed again the Pre-Acquisition Board's fiduciary duties in connection with its consideration of the Implementation Agreement and the transactions contemplated thereby, including with respect to the non-solicitation covenant (and the scope of the exceptions thereto), the amount and circumstances under which the Company could become obligated to pay the cost reimbursement, and the Company's ability to change its recommendation and terminate the Implementation Agreement to accept a superior proposal.

        After full discussion among all of the Pre-Acquisition Board members, the Pre-Acquisition Board unanimously decided that each member of the Special Projects Committee was authorized to negotiate and finalize the key outstanding issues and terms of the Implementation Agreement, subject to final approval of the Pre-Acquisition Board.

        During the evening of 12 February 2014, the Pre-Acquisition Board held a special telephonic meeting with all Directors in attendance. The Pre-Acquisition Board received an update from Mr. Masters on the AMFW due diligence and valuation process (noting the Company's final due diligence report that had been previously circulated to the Board). The Pre-Acquisition Board also received an update from each of J.P. Morgan, Goldman Sachs, and IFBC as to their respective financial analyses.

        IFBC then delivered its oral opinion (later confirmed in writing), that as of the date of the written opinion and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by IFBC in preparing its opinion, the aggregate consideration to be received by the shareholders of the Company in the Offer was fair, from a financial point of view, to such shareholders.

        Goldman Sachs then delivered its oral opinion to the Pre-Acquisition Board, subsequently confirmed in writing, that, as of the date of such written opinion and based upon and subject to the factors and assumptions set forth therein, the aggregate consideration to be paid to the shareholders of the Company (other than AMFW and its affiliates) in the Offer pursuant to the Implementation Agreement was fair, from a financial point of view, to such shareholders.

        J.P. Morgan stated that, subject to reviewing the final Implementation Agreement, it was prepared to deliver its opinion that as of the date of the opinion and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing the opinion, the consideration per share together with the special dividend to be paid to the holders of Foster Wheeler Shares in the proposed Offer and Squeeze-Out Merger, or the Transaction, was fair, from a financial point of view, to such holders.

        After full discussion with each of the Pre-Acquisition Board members, the Pre-Acquisition Board unanimously: (i) resolved that the proposed transaction with AMFW, including the Implementation Agreement and the Offer, was in the best interests of the Company and fair to the Company shareholders and (ii) approved the Implementation Agreement and authorized its execution by a member of the Pre-Acquisition Board.

        On the morning of 13 February 2014 the Company and AMFW executed the Implementation Agreement and issued press releases announcing the transaction.

        On 10 July 2014 the Company held an Extraordinary General Meeting where Company shareholders approved, among other things, the following: (i) amendment of the 10% transfer restriction and the 10% voting limitation contained in the Company's Articles of Association to remove such restriction and limitation with respect to any shareholder who, together with its affiliates, acquires more than two thirds of the Foster Wheeler Shares in a successful public tender offer, and (ii) election of Messrs. Tarun Bafna, Samir Brikho and Ian McHoul, nominated by AMFW pursuant to the Implementation Agreement, to the Pre-Acquisition Board.

        On 7 October 2014, AMFW and AMEC International commenced the Offer and, upon expiration of the Offer on 12 November 2014, acquired 95.275% of the outstanding Foster Wheeler Shares.

AMFW's Reasons for the Squeeze-Out Merger

        As previously disclosed, the purpose of the Offer and the Squeeze-Out Merger is for AMFW to acquire control of, and ultimately acquire 100% of the issued share capital of the Company. In accordance with the terms of the Implementation Agreement, if AMFW acquired or obtained control of over 90% of the outstanding voting rights of the Company as a consequence of the Offer it would initiate a Squeeze-Out Merger pursuant to the Swiss Merger Act. After the completion of the Offer on 13 November 2014, AMFW held 95.275% of the outstanding Foster Wheeler Shares. As a result, AMEC International initiated a Squeeze-Out Merger, including the execution of a Merger Agreement, dated 8 December 2014, among Swiss MergeCo, the Company and AMEC International.

Foster Wheeler's Reasons for the Squeeze-Out Merger; Recommendation of the Foster Wheeler Board as to Fairness of the Squeeze-Out Merger

        In evaluating the Merger Agreement and the Squeeze-Out Merger, the Board consulted with its senior management and considered a number of factors in recommending that the Company's shareholders vote in favor of approving the Merger Agreement, including the fact that the Squeeze-Out will result in the complete consolidation of Foster Wheeler into AMFW and allow for the full realization of the benefits set out in "Information about AMFW—Acquisition—Reasons for the Acquisition".

        In addition, the Board determined that the Merger Consideration provides for a partial cash payment to Foster Wheeler shareholders of an otherwise illiquid investment given the Company's delisting, offers Foster Wheeler shareholders an opportunity for participation in a substantially larger group of enterprises and is overall an attractive consideration for the Foster Wheeler Shares.

        The foregoing discussion of information and factors considered by Foster Wheeler's Board and the reasons for making its recommendations are not intended to be exhaustive, but is believed to include all of the material factors considered by Foster Wheeler's Board and the material reasons for making its recommendations. In view of the variety of factors considered in connection with its evaluation of the Squeeze-Out Merger and the related reasons for making its recommendations, Foster Wheeler's Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in and the related reasons for reaching determinations and recommendations. In addition, individual members of Foster Wheeler's Board may have given different weights to different factors and reasons. Foster Wheeler's Board conducted an overall analysis of the factors described above, including thorough discussion with, and questioning of, Foster Wheeler's senior management and outside advisers, and considered the factors overall to be favorable to, and to support, its determination.

        In arriving at their respective recommendations, the directors of Foster Wheeler were aware of the interests of Foster Wheeler's directors, executive officers and affiliates as described in "Interests of Certain Persons in the Squeeze-Out Merger".

        After careful consideration, the Board determined: (i) that the Merger Agreement and the Squeeze-Out Merger are in the best interests of the Company and fair to the Company's shareholders; (ii) to approve the Merger Agreement; and (iii) to recommend that Foster Wheeler shareholders vote in favor of approving the Merger Agreement and thus the Squeeze-Out Merger.

Opinion of IFBC

        At meetings of the Foster Wheeler Board and the AMFW board held on 8 December 2014, IFBC delivered its oral opinion to the Foster Wheeler Board and the AMFW board, confirmed by delivery of a written opinion, dated 8 December 2014, to the effect that, as of such date, and based on and subject to various assumptions, matters considered and limitations described in its written opinion, the aggregate consideration to be received by the shareholders of Foster Wheeler in the Squeeze-Out Merger pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. IFBC acted as an independent fairness opinion provider and prepared its opinion according to the standards typically applied to fairness opinions in mergers governed by Swiss takeover and merger law.

        The full text of IFBC's written opinion describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken by IFBC. This opinion is attached as Annex C to this proxy statement. IFBC's opinion was provided for the benefit of the Foster Wheeler Board and the AMFW board in connection with, and for the purpose of, their respective evaluation of the aggregate consideration to be received by the shareholders of Foster Wheeler in the Squeeze-Out Merger pursuant to the Merger Agreement, which consideration is referred to herein as the Aggregate

Consideration. IFBC's opinion letter was also addressed to, and for the information and benefit of, the Boards/Management Boards of each of Swiss MergeCo and AMEC International. IFBC's opinion does not address the relative merits of the Squeeze-Out Merger as compared to other business or financial strategies that might be available to Foster Wheeler, nor does it address the underlying business decision of Foster Wheeler to engage in the Squeeze-Out Merger. The IFBC opinion does not constitute a recommendation to the Foster Wheeler Board or the AMFW board or to any other persons in respect of the Squeeze-Out Merger, including as to how any shareholder of Foster Wheeler should act in respect of the Squeeze-Out Merger. Holders of Foster Wheeler Shares are encouraged to read this opinion carefully in its entirety. The summary of IFBC's opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of its written opinion.

        In connection with preparing its opinion and performing its related financial analyses, among other things, IFBC:

  (i)
  Reviewed the financial terms and conditions of the Merger Agreement;

  (ii)
  Reviewed certain publicly available historical business and financial information relating to each of Foster Wheeler's and AMFW's performance;

  (iii)
  Reviewed certain historical business and financial information relating to Foster Wheeler and AMFW and made available by the management of each of Foster Wheeler and AMFW;

  (iv)
  Reviewed various financial forecasts and other data provided to IFBC or approved for IFBC's use by the management of each of Foster Wheeler and AMFW relating to each party's respective businesses;

  (v)
  Reviewed publicly available financial estimates relating to Foster Wheeler and AMFW;

  (vi)
  Held discussions with the representatives of each of Foster Wheeler and AMFW with respect to their businesses and prospects;

  (vii)
  Reviewed public information of companies conducting similar business as Foster Wheeler and AMFW;

  (viii)
  Compared the financial performance of Foster Wheeler and AMFW and their stock market trading multiples with those of certain other publicly traded companies that IFBC deemed relevant;

  (ix)
  Reviewed the financial terms and conditions of similar transactions, of which IFBC believes to be generally relevant for assessing the proposed transaction;

  (x)
  Reviewed historical stock prices and trading volumes of AMFW Shares; and

  (xi)
  Conducted other financial studies, analyses and investigations as deemed appropriate.

        In connection with its review, IFBC assumed and relied upon the accuracy and completeness of all publicly available information, and all of the information supplied or otherwise made available to, discussed with, or reviewed by IFBC. With the consent of the Foster Wheeler Board and the AMFW board, IFBC assumed and relied upon this information and did not undertake any independent verification of any such information and assumes no liability therefor. IFBC is not a legal, regulatory, accounting or tax expert and has assumed the accuracy and completeness of assessments by Foster Wheeler, AMFW and their advisors with respect to such matters. In addition, with the consent of the Foster Wheeler Board and the AMFW board, IFBC did not make any independent evaluation or appraisal of any of the assets or liabilities, contingent or otherwise, of Foster Wheeler or AMFW, and was not furnished with any such evaluation or appraisal. IFBC did not evaluate the solvency or fair value of Foster Wheeler or AMFW under any laws or regulations relating to bankruptcy, insolvency or similar matters. With respect to financial forecasts of Foster Wheeler and AMFW referred to above,

IFBC assumed, with the consent of the Foster Wheeler Board and the AMFW board, as applicable, that they were reasonably prepared on a basis reflecting the best currently available estimates and judgments of senior management as to the future financial performance of these companies. In addition, IFBC assumed, with the approval of the Foster Wheeler Board and the AMFW board, as applicable, that the financial forecasts and estimates referred to above would be achieved at the times and in the amounts projected. IFBC's opinion was necessarily based on economic, monetary, market and other conditions as in effect on or before 5 December 2014 (which was the last trading day prior to the date of IFBC's written opinion to the Foster Wheeler Board and the AMFW board, and is not necessarily indicative of current market conditions), and the information available to IFBC as of 5 December 2014, and IFBC assumes no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion.

        At the direction of the Foster Wheeler Board and the AMFW board, IFBC has not been asked to pass upon, and expressed no opinion with respect to, any matter relating to the Squeeze-Out Merger other than the fairness of the Aggregate Consideration to be received by the holders of the Foster Wheeler Shares, from a financial point of view IFBC did not express a view on, and its opinion does not address, the fairness of the Squeeze-Out Merger to, or any consideration received in connection therewith by, the holders of any other securities other than the Foster Wheeler Shares, creditors or other constituencies of Foster Wheeler, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Foster Wheeler, or any class of such persons, whether relative to the Aggregate Consideration or otherwise. IFBC's opinion does not address the relative merits of the Squeeze-Out Merger as compared to other business or financial strategies that might be available to Foster Wheeler, nor does it address the underlying business decision of Foster Wheeler to engage in the Squeeze-Out Merger. The IFBC opinion does not constitute a recommendation to the Foster Wheeler Board or the AMFW board or to any other persons in respect of the Squeeze-Out Merger, including as to how any shareholder of Foster Wheeler should act in respect of the Squeeze-Out Merger. IFBC expressed no opinion as to the price at which shares of AMFW or Foster Wheeler will trade at any time.

        For purposes of rendering its opinion, IFBC assumed, in all respects material to its analysis, that Foster Wheeler, AMFW and the other parties to the Merger Agreement will perform all of the covenants and agreements required to be performed by each under the Merger Agreement and that all conditions to the consummation of the Squeeze-Out Merger will be satisfied without material waiver or modification thereof. IFBC has further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Squeeze-Out Merger will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on the consummation of the Squeeze-Out Merger or materially reduce the benefits to the shareholders of Foster Wheeler. IFBC has not evaluated the solvency or fair value of Foster Wheeler or AMFW under any laws or regulation relating to bankruptcy, insolvency or similar matters. For purposes of our analyses and the discussion below, references to the trading price of AMFW Shares are to the price of an AMFW Share on the LSE and we have assumed that one AMFW ADS is equal in value to one AMFW Share.

        The following is a summary of the material financial and comparative analyses that IFBC performed in connection with rendering its opinion. This summary is not a complete description of all analyses performed and factors considered by IFBC in connection with its opinion and the order of the analyses described does not represent relative importance or weight given to those analyses by IFBC. The preparation of a financial opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. These analyses necessarily involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or acquisition values of the companies concerned.

        IFBC believes that its analyses and the summary below must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors, or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying IFBC's analyses and opinion. IFBC did not draw conclusions from, or with regard to, any one factor or method of analysis for purposes of its opinion, but rather arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole.

        The estimates of the future performance of Foster Wheeler and AMFW prepared by each company's senior management and used in or underlying IFBC's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, IFBC considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of Foster Wheeler and AMFW. Estimates of the financial value of companies do not purport to be appraisals or necessarily reflect the prices at which companies actually may be sold.

        The Aggregate Consideration to be paid in the Squeeze-Out Merger pursuant to the Merger Agreement was determined by Foster Wheeler and AMFW and the decision to enter into the Merger Agreement was solely that of the Foster Wheeler Board and the AMFW board. IFBC's opinion (including the underlying financial analyses) was only one of many factors considered by the Foster Wheeler Board and the AMFW board in their evaluation of the Squeeze-Out Merger and should not be viewed as determinative of their views or their management with respect to Squeeze-Out Merger or the Aggregate Consideration to be received by Foster Wheeler shareholders in the Squeeze-Out Merger.

        In the past two years, IFBC has not provided any financial advisory or other services to Foster Wheeler (except for its engagement by Foster Wheeler to provide a fairness opinion with respect to the consideration to be received in the Offer and related matters) or AMFW. IFBC may provide financial advisory and other services to or with respect to Foster Wheeler or AMFW or their respective affiliates in the future, for which it may receive compensation. Certain (1) of IFBC's and its affiliates' directors, officers and employees, or family members of such persons, (2) of IFBC's affiliates or related investment funds and (3) investment funds or other persons in which any of the foregoing may have financial interests or with which they may co-invest, may at any time acquire, hold, sell or trade, in debt, equity and/or other securities or financial instruments (including derivatives, bank loans or other obligations) of, or investments in, Foster Wheeler, AMFW or any of their respective affiliates, or any other party that may be involved in the Squeeze-Out Merger.

        IFBC is a Zurich-based internationally recognized corporate finance and financial advisory firm that is qualified by the Swiss Takeover Board to perform fairness opinions and is therefore regularly engaged to render financial opinions in connection with mergers, acquisitions and other types of transactions. Foster Wheeler and AMFW engaged IFBC based on its qualifications, expertise, independence and reputation.

Discounted Cash Flow Analysis

        IFBC performed a discounted cash flow analysis of each of Foster Wheeler and AMFW using certain financial forecasts and estimates for calendar year 2014 through calendar year 2023 prepared by senior management of each of Foster Wheeler and AMFW, and approved for IFBC's use by the Foster Wheeler Board and the AMFW board, as applicable, each of which directed IFBC to utilize these forecasts and estimates for purposes of its analyses. IFBC considered these forecasts and estimates in relation to analyst estimates, peer group companies consensus estimates and relevant industry outlook that it deemed appropriate. A discounted cash flow analysis is a method of calculating a company's implied equity value using estimates of the future unlevered free cash flows generated by the company and taking into consideration the time value of money with respect to those future cash flows by calculating their present value. For purposes of IFBC's analyses:

  •
  "free cash flow" refers to earnings before interest, taxes, depreciation and amortization, referred to as EBITDA, minus capital expenditures, taxes and changes in net working capital;

  •
  "present value" refers to the current value of future free cash flows and is obtained by discounting those future free cash flows back to the present using a discount rate that takes into account estimates of risk, the opportunity costs of capital and other factors; and

  •
  "terminal value" refers to the value of all free cash flows for periods beyond the final forecast period.

        Using the financial forecasts provided to IFBC and a discount rate of 13.20% (reflecting IFBC's estimate of Foster Wheeler's weighted average cost of capital), IFBC calculated the operating enterprise value of Foster Wheeler on a stand-alone basis but taking potential synergies attributable to Foster Wheeler into account, which consist of future cost savings due to the merger with AMFW. The operating enterprise value corresponds with the sum of the discounted (1) unlevered free cash flows that Foster Wheeler was forecasted to generate for the rest of 2014 and the calendar years 2015 through 2023 and (2) terminal value of Foster Wheeler as of 31 December 2023. IFBC calculated Foster Wheeler's terminal value based on a sustainable EBITDA margin assumption determined by IFBC to be appropriate using provided historical and forecasted figures and a revenue growth rate corresponding with the long-term inflation expectations according to the International Monetary Fund, referred to as the IMF. In order to determine Foster Wheeler's implied equity value, its operating enterprise value was increased by the value of its non-operating assets as well as excess cash and then reduced by financial liabilities and certain other liabilities. The implied equity value was then divided by the number of fully diluted Foster Wheeler Shares outstanding, resulting in an implied value per Foster Wheeler Share of $27.38 as of 8 December 2014. In order to analyze the impact of changes to several assumptions on the implied value per Foster Wheeler Share, IFBC performed a sensitivity analysis with a range of +/- 0.5% on the sustainable EBITDA margin, the sustainable growth rate and the discount rate. According to this analysis, the implied value per Foster Wheeler Share as of 8 December 2014 ranged from $25.63 to $29.41.

        Using the financial forecasts provided to IFBC and a discount rate of 10.70% (reflecting IFBC's estimate of AMFW's weighted average cost of capital), IFBC calculated the operating enterprise value of AMFW on a consolidated basis and taking potential synergies into account, which consist of future cost savings due to the merger with Foster Wheeler. The operating enterprise value corresponds with the sum of the discounted (1) unlevered free cash flows that AMFW was forecasted to generate for the rest of 2014 and the calendar years 2015 through 2023 and (2) terminal value of AMFW as of 31 December 2023. IFBC calculated AMFW's terminal value based on a sustainable EBITDA margin determined by IFBC to be appropriate using provided historical and forecasted figures and a revenue growth rate corresponding with the long-term inflation expectations according to the IMF. In order to determine AMFW's implied equity value, its operating enterprise value was increased by the value of its non-operating assets as well as excess cash and then reduced by its financial liabilities and certain other liabilities. Due to AMFW not owning all shares of Foster Wheeler as of the valuation date, the minority interests attributable to the remaining Foster Wheeler shareholders were then deducted. As AMFW is planning to pay an extraordinary dividend of GBP 0.148 per share to its existing shareholders, it had determined to include this additional amount as part of the Aggregate Consideration paid in the Squeeze-Out Merger pursuant to the Merger Agreement, the total amount of dividends paid after the valuation date is deducted as well. The implied equity value after subtraction of the minority interests and the extraordinary dividend payment was then divided by the number of fully diluted AMFW Shares outstanding, resulting in an implied value per AMFW Share of $18.85 as of 8 December 2014. In order to analyze the impact of changes to several assumptions on the implied value per AMFW Share, IFBC performed a sensitivity analysis with a range of +/- 0.5% on the sustainable EBITDA margin, the sustainable growth rate and the discount rate. According to this analysis, the implied value per AMFW Share as of 8 December 2014 ranged from $16.87 to $21.32.

Selected Public Companies and Precedent Transactions Multiples Analyses

        IFBC compared selected financial data of Foster Wheeler with corresponding data for the following publicly traded companies, referred to as the Foster Wheeler Peer Group:

• Aker Solutions	• KBR Inc.
• Alstom Power S.A.	• McDermott International, Inc.
• Andritz Group AG	• Petrofac Ltd
• Babcock & Wilcox Company	• Saipem S.p.A.
• Chicago Bridge & Iron	• SNC-Lavalin Group Inc.
• Fluor Corporation	• Technip
• Graham Corp.	• Técnicas Reunidas, SA
• Jacobs Engineering Group Inc.	• URS Corporation
• John Wood Group	• WorleyParsons Limited

        In addition, IFBC compared selected financial and stock market data of AMFW with corresponding data for the following publicly traded companies, referred to as the AMFW Peer Group:

• AECOM	• KBR Inc.
• Aker Solutions	• Lycopodium
• Alstom Power S.A.	• McDermott International, Inc.
• Andritz Group AG	• Petrofac Ltd
• Arcadis	• RPS Group
• Babcock & Wilcox Company	• Saipem S.p.A.
• Balfour Beatty	• SNC-Lavalin Group Inc.
• Chicago Bridge & Iron	• Subsea 7
• Fluor Corporation	• Technip
• Graham Corp.	• Técnicas Reunidas, SA
• Grontmij	• Tetra Tech Inc
• Jacobs Engineering Group Inc.	• URS Corporation
• John Wood Group	• WorleyParsons Limited

        For each of the selected public companies, IFBC considered, among other things, (1) market capitalization (computed using closing stock prices as of 30 September 2014), (2) enterprise values (calculated as market capitalization, plus book value of financial liabilities, plus book value of minority interests and preferred stock, less cash and cash equivalents according to the latest available financial statements) and (3) enterprise values as a multiple of fiscal year 2013 EBITDA and estimated EBITDA for the fiscal years 2014 and 2015. Financial data for the selected public companies were based on the consensus estimates of analysts published by Bloomberg. Financial data for Foster Wheeler and AMFW were based on estimates provided by AMFW's senior management. The following table shows the median ratio of enterprise value, also referred to as EV, to EBITDA for the selected public company peer groups:

Trading Multiples (median of peer group)

EV/EBITDA
	2013	2014E	2015E
Foster Wheeler Peer Group	8.8x	8.9x	7.4x
AMFW Peer Group	8.9x	9.3x	7.4x

        IFBC also analyzed certain transaction values in acquisition transactions that IFBC deemed relevant to consider in relation to the transaction contemplated by the Squeeze-Out Merger. With respect to the selected companies analysis summarized above and the selected transactions analysis summarized below, no company or transaction used as a comparison is either identical or directly comparable to Foster Wheeler or AMFW. See below for a listing of the 51 transactions reviewed by IFBC.

        IFBC identified 47 historical transactions involving engineering and construction companies engaged in Foster Wheeler's business segments (oil & gas and power equipment). The multiples related to these transactions were provided by different financial information providers and were calculated based on the equity value plus net debt of each target company divided by the target company's EBITDA for the last reported 12 months as of the date of the transaction, excluding discontinued operations. The median of these multiples was 8.4x.

        IFBC identified 51 historical transactions involving engineering, project management and consultancy companies engaged in AMFW's business segments (oil & gas, mining, clean energy, environment, infrastructure and power equipment). The multiples related to these transactions were provided by different financial information providers and were calculated based on the equity value plus net debt of each target company divided by the target company's EBITDA for the last reported 12 months as of the date of the transaction, excluding discontinued operations. The median of these multiples was 8.4x.

        Applying the EBITDA multiples determined in accordance with the analyses described above to the EBITDA estimates for Foster Wheeler and AMFW resulted in the values per share as of 8 December 2014 shown in the following table:

Value per share (as of 8 December 2014)

	Trading Multiples
				Transaction Multiples
	FY2013	FY2014	FY2015
Foster Wheeler (based on historical data and AMFW's senior management estimates)	$22.95	$27.66	$24.78	$21.99
AMFW (after extraordinary dividend pay-out, based on historical data and AMFW's senior management estimates)	$16.02	$16.52	$12.39	$14.92

Analysis of the Aggregate Consideration

        The following table summarizes the implied valuation range of (1) a Foster Wheeler Share and (2) the Aggregate Consideration (assumed for this analysis to comprise 0.8998 AMFW Shares after extraordinary dividend pay-out and $16.00 cash plus compensation in the amount of $0.211 in cash for the extraordinary dividend attributable to 0.8998 AMFW Shares), which is what a Foster Wheeler shareholder would receive per Foster Wheeler Share pursuant to the Merger Agreement, in each case as of 8 December 2014, derived from the different valuation analyses described above:

1
Based on the cross rate for pounds sterling on 5 December 2014 of $1.5580 per pound sterling as reported by Bloomberg.

Implied Value Range (as of 8 December 2014)

		Multiples Analysis
	Discounted Cash Flow Analysis	Trading Multiples	Transaction Multiples
Implied Value Range of a Foster Wheeler Share	$25.63 - $29.41	$22.95 - $27.66	$21.99
Implied Value Range of the Aggregate Consideration ($16.21 after extraordinary dividend pay-out plus 0.8998 AMFW Shares)	$31.39 - $35.39	$27.35 - $31.07	$29.64

        IFBC also calculated the premium to be paid for a Foster Wheeler Share represented by (1) the value of the Aggregate Consideration as of 8 December 2014 (reduced by the proposed extraordinary dividend), based on the closing price and the 60-day value weighted average share price, referred to as VWAP, as well as the value of an AMFW Share according to the discounted cash flow, referred to as DCF, valuation, and the (2) DCF value of a Foster Wheeler Share as of 8 December 2014. The following table summarizes these analyses:

Premium of the Aggregate Consideration compared to the Value of a Foster Wheeler Share (%)	Foster Wheeler Share value based on DCF valuation ($27.38 as of 8 December 2014)
Aggregate Consideration based on Closing Price of an AMFW Share ($28.26 as of 5 December 2014)	3.21%
Aggregate Consideration based on 60-day VWAP of an AMFW Share ($30.29 as of 5 December 2014)	10.63%
Aggregate Consideration based on DCF valuation of an AMFW Share ($33.17 as of 8 December 2014)	21.15%

List of Reviewed Transactions

        IFBC reviewed the following 51 historical transactions involving companies engaged in Foster Wheeler's and AMFW's business segments:

Date	Target	Acquiror	Enterprise value ($ millions)(1)
Pending	Baker Hughes Incorporated	Halliburton Company	38,000
September 2014	Kentz Corporation Limited	SNC-Lavalin Group Inc.	1,565.9
June 2014	Bourbon SA	Jaccar Holdings SA	4,898.1
May 2014	Integra Group	Integra Management Holdings	212.6
December 2013	Valerus Compression Services LP (Field Solution Divisions)	Kentz Corporation Limited	435.0
November 2013	Aker Solutions ASA (Well-Intervention Services Business)	EQT VI Fund	657.5
October 2013	Aker Pusnes AS	MacGREGOR Group AB	248.0
July 2013	Clough Limited (38.4% Stake)	Murray & Roberts Holdings Limited	857.9
July 2013	Michael Baker Corporation	Integrated Mission Solutions, LLC	323.4
July 2013	Brinderson, L.P.	Aegion Corporation	150.0
July 2012	The Shaw Group Inc	Chicago Bridge & Iron	4,249.0
June 2012	Greenvision Ambiente s.p.a. (36.22% Stake)	Ladurner Finance S.p.A.	145.6
May 2012	NPS Energy	Aker Solutions ASA	460.0

Date	Target	Acquiror	Enterprise value ($ millions)(1)
April 2012	Entrepose Contracting (19.83% Stake)	Vinci SA	569.9
February 2012	Flint Energy Services Ltd	URS Corporation	1,415.7
November 2011	Neo Structo Construction Ltd	Bilfinger SE	80.0
May 2011	Petron Engineering Construction Ltd.	KazStroyService Global B.V.	62.5
May 2011	Maritime Industrial Services Co Ltd	Lamprell PLC	370.7
April 2011	Kvaerner ASA	Aker Solutions ASA (shareholders)	374.5
February 2011	John Wood Group plc (well support division)	General Electric Company	2,800.0
December 2010	Production Services Network Limited	John Wood Group Plc	955.0
December 2010	Easternwell Group	Transfield Services Limited	589.8
July 2010	The Babcock & Wilcox Company	McDermott International, Inc.	2,730.8
June 2010	Spig s.p.a. (30% Stake)	Ambienta SgR SpA	127.7
June 2010(2)	Grontmij France	Grontmij N.V.	158.5
March 2010	Technip KTI SpA (75% Stake)	Maire Tecnimont SpA	94.5
December 2009	Hallin Marine Subsea International Plc	Superior Energy Services Inc	176.5
November 2009	CIMC Raffles Offshore (Singapore) Limited (81.7% Stake)	Bright Day Ltd	547.2
November 2009	Precision Pipeline LLC	MasTec, Inc.	150.0
September 2009(2)	TWP Holdings (Pty) Ltd	Basil Read Holdings Limited	104.2
June 2009	Great Offshore Limited (33.85% Stake)	Eleventh Land Developers Private Ltd	761.6
June 2009	Great Offshore Limited (27.56% Stake)	Natural Power Ventures Private Limited	845.2
February 2009(2)	PT Petrosea Tbk (82% Stake)	Indika Energy Tbk, PT	147.3
January 2009	Fomento de Construcciones y Contratas SA (2x 3.4% Stake)	Royal Bank of Scotland Group Plc & Credit Agricole	15,687.2
November 2008	Ferrostaal GmbH (70% Stake)	International Petroleum Investment Company	885.5
October 2008	Wanzek Construction, Inc	MasTec North America, Inc.	160.7
September 2008	Heurtey Petrochem SA (35% Stake)	IFP Investissements	148.5
August 2008	Indu Projects Limited (10% Stake)	CSFB Private Equity	1,216.1
March 2008	Chiyoda Corporation (23.13% Stake)	Mitsubishi Corporation	1,949.4
February 2008	Primoris Services Corporation	Rhapsody Acquisition Corporation	187.6
February 2008	Gaztransport & Technigaz SA (30% Stake)	Hellman & Friedman LLC	1,766.4
August 2007	Wirth Maschinen und Bohrgeraete Fabrik GmbH (50% Stake)	Aker Solutions ASA	70.6
July 2007(2)	DYWIDAG-Systems International GmbH	CVC Capital Partners Limited	1,906.6
June 2007	Aker Solutions ASA (16.04% Stake)	Saab AB; Investor AB; Government of Norway	6,868.6
May 2007	Washington Group International, Inc.	URS Corporation	2,671.3
May 2007	Entrepose Contracting (94.83% Stake)	Vinci SA	268.3
February 2007	Colt Engineering Corporation	WorleyParsons Limited	882.8
December 2006	McNicholas plc	Skanska AB	97.7
December 2006	Fomento de Construcciones y Contratas SA (15.07% Stake)	Inmobiliaria Colonial SA	20,686.8
April 2006	Aker Kvaerner (Pulping and Power business)	Metso Oyj	423.2

Date	Target	Acquiror	Enterprise value ($ millions)(1)
February 2006	Snamprogetti SpA	Saipem S.p.A.	493.4

Notes:

(1)
Enterprise value according to Mergermarket. The enterprise value is equal to the sum of the target company's implied equity value plus the value of its net debt at the date of the applicable transaction.

(2)
Target company only engaged in AMFW's business segments.

Arrangements with AMFW

Confidentiality Agreement

        On 26 August 2013, the Company and AMFW entered into a mutual confidentiality agreement, or the Confidentiality Agreement. Under the Confidentiality Agreement, each of the Company and AMFW has agreed, among other things, to keep non-public information regarding the other in strict confidence (subject to certain exceptions). Each of the Company and AMFW has also agreed that it would only disclose, reproduce or distribute confidential information to its respective representatives to the extent that such disclosure is necessary for the purposes of evaluating, negotiating and/or advising on the proposed transaction, or as may be required by law, regulation or any stock exchange or competent governmental or regulatory authority or by a valid and effective subpoena, order or other document issued by a court of competent jurisdiction (subject to certain conditions). Under the Confidentiality Agreement, each of the Company and AMFW also agreed to certain "standstill" provisions with respect to the other party for a period of 18 months from the date of the Confidentiality Agreement. Each of the Company and AMFW also agreed that for two years from the date of the Confidentiality Agreement, it would not solicit or hire certain of the other party's officers and employees, subject to certain exceptions.

        This summary of the Confidentiality Agreement does not purport to be complete and is qualified in its entirety by reference to the Confidentiality Agreement, which is filed as Exhibit (e)(67) to our Schedule 14D-9 filed with the SEC on 7 October 2014.

Non-Solicitation Agreement

        On 12 January 2014, the Company and AMFW executed a non-solicitation letter, or the Non-Solicitation Agreement, which prohibited the Company from soliciting, initiating, or engaging in any discussions with any other party concerning any takeover proposal that, if consummated, would result in a transaction that would preclude or materially restrict the proposed transaction, or from approving, endorsing, recommending, executing, or entering into any agreement, letter of intent, or contract with respect to a takeover proposal other than the Company until 22 February 2014. The Non-Solicitation Agreement terminated upon execution of the Implementation Agreement.

        This summary of the Non-Solicitation Agreement does not purport to be complete and is qualified in its entirety by reference to the Non-Solicitation Agreement, which is filed as Exhibit (e)(68) to our Schedule 14D-9 filed with the SEC on 7 October 2014.

The Implementation Agreement

        The following summaries describe selected material provisions of the Implementation Agreement. These summaries may not contain all of the information about the relevant agreement that is important to you. You are encouraged to carefully read the Implementation Agreement in its entirety.

        These summaries have been included to provide you with information regarding the terms of the relevant agreement. It is not intended to provide any other factual information about AMFW or Foster Wheeler. Such information can be found elsewhere in this proxy statement and in the public filings made by AMFW and Foster Wheeler with the SEC, which are available without charge through the SEC's website at http://www.sec.gov.

Offer Consideration

        Foster Wheeler shareholders who tendered their Foster Wheeler Shares into the Offer had the right to elect to receive either cash or AMFW securities, which, at the election of tendering Foster Wheeler shareholders, were issued in the form of AMFW Shares or AMFW ADSs, for each Foster Wheeler Share held, meaning that each tendering Foster Wheeler shareholder could have elected to receive his or her Offer consideration entirely in cash, entirely in AMFW securities or in a combination of cash and AMFW securities, subject in each case to the proration procedures. Tendering Foster Wheeler shareholders could have also chosen to make no election.

        The Offer price was to be equitably adjusted to the extent appropriate to reflect the effect of (i) a stock split or consolidation or other similar transactions with respect to either AMFW or Foster Wheeler; or (ii) the payment of cash or share dividends or other similar distributions with respect to AMFW or Foster Wheeler occurring or with a Record Date on or after the date of the Implementation Agreement but prior to the expiration of the Offer, with the exception of the cash dividend of up to $0.40 per Foster Wheeler share declared and paid by Foster Wheeler prior to completion of the Offer or, subject to and in accordance with the terms of the Implementation Agreement, certain permitted dividends by AMFW. No such adjustments were necessary.

Treatment of Foster Wheeler Long-Term Incentive Awards

        In relation to outstanding Foster Wheeler awards granted on or before 8 November 2012:

  •
  all outstanding options and restricted share units vested in full on the closing of the Offer;

  •
  all outstanding performance related restricted share units vested in full on the closing of the Offer upon the Foster Wheeler Compensation and Executive Development Committee's determination that the applicable performance condition had been met; and

  •
  all vested awards were satisfied by delivery of a cash sum calculated by multiplying the number of vested Foster Wheeler Shares under the applicable award by $31.14, which was the closing price of a Foster Wheeler share on 12 November 2014, the last trading day prior to the closing of the Offer.

        In relation to outstanding Foster Wheeler awards granted after 8 November 2012:

  •
  equivalent awards (on terms and conditions equivalent in all material aspects to those applicable to the Foster Wheeler awards immediately prior to closing of the offer, except that, in the case of performance related restricted share units, no performance conditions apply) of AMFW Shares were granted in replacement;

  •
  in respect of options and restricted share units, the number of AMFW Shares awarded was calculated by multiplying the number of Foster Wheeler Shares subject to the outstanding Foster Wheeler awards immediately prior to closing of the Offer by 1.7996 and rounding down to the nearest whole number;

  •
  in respect of options, the total exercise price payable to exercise the equivalent option was to the greatest extent possible the same as the corresponding total exercise price for the option which it replaced; and

  •
  in respect of performance related restricted share units, the number of AMFW Shares awarded was calculated by multiplying 50% of the maximum number of Foster Wheeler Shares subject to the outstanding performance related restricted share units immediately prior to closing of the Offer by 1.7996 and rounding down to the nearest whole number.

Warranties

        The Implementation Agreement contains warranties made by each of AMFW and Foster Wheeler regarding aspects of their respective businesses, financial condition and structure, as well as other factors pertinent to the Offer and the Acquisition.

        Foster Wheeler made additional warranties to AMFW in the Implementation Agreement with respect to change of control payments.

        The warranties contained in the Implementation Agreement were made for the sole purpose of the Implementation Agreement as of the dates specified therein and were made solely for the benefit of the parties to the Implementation Agreement. In particular, the assertions embodied in the warranties contained in the Implementation Agreement are qualified by certain disclosures contained in filings made to the UK Listing Authority or the UK Register of Companies by AMFW or to the SEC by Foster Wheeler. Moreover, certain warranties in the Implementation Agreement were used for the purpose of allocating risk between AMFW, on the one hand, and Foster Wheeler, on the other hand, rather than establishing matters as facts. Such warranties may also be subject to a contractual standard of materiality different from those generally applicable to shareholders and they will expire at the completion of the Offer and the Acquisition.

Covenants

Registration Statement and Other Filings

        AMFW agreed to use all reasonable endeavors to have the registration statement on Form F-4 registering the AMFW securities to be issued in connection with the Offer and the registration statement on Form F-6 registering the AMFW ADSs declared effective by the SEC as promptly as reasonably practicable after the filing thereof with the SEC and to keep these documents effective as long as is necessary to complete the Offer and the Acquisition. Foster Wheeler was given a reasonable opportunity to review and comment on the registration statement prior to filing with the SEC. Following the time the registration statement on Form F-4 was declared effective, AMFW was obligated to, and did, file the final prospectus with the SEC. AMFW also agreed to use all reasonable endeavors to obtain the approval of the UKLA in relation to the AMFW prospectus/circular and to post these documents to AMFW shareholders.

Competition, Antitrust and the Committee on Foreign Investment in the United States, or CFIUS

        AMFW and Foster Wheeler agreed to use all reasonable endeavors to satisfy the antitrust and CFIUS conditions to the Offer as soon as reasonably practicable and to cooperate with each other in order to allow for AMFW, Foster Wheeler or AMFW and Foster Wheeler jointly, as may have been required, to make the necessary filings as soon as reasonably practicable. AMFW and/or Foster Wheeler were not required as a condition of CFIUS approval to consent to any mitigation agreement or condition that would deprive AMFW of functional control, including the ability to direct business operations, enter into or terminate contracts, and appoint or dismiss a majority of directors, officers, or senior managers, of any of its (or any affiliates) or Foster Wheeler's (or any of its affiliates) US assets.

        AMFW also agreed, in order to satisfy or procure satisfaction of the antitrust condition, to use all reasonable endeavors to implement or satisfy any disposals, conditions, obligations, terms or undertakings and to take all other reasonable steps that may be required, imposed or proposed by any relevant antitrust authority in order to obtain consent or clearance for the Acquisition from that authority, subject to certain exceptions set out in the Implementation Agreement, including exceptions for (i) licenses, divestitures, transfers or disposals of assets or businesses to the extent that the revenues generated by, or attributable to, such assets or businesses were in excess of $200 million in aggregate in the fiscal year ended 31 December 2013; and (ii) restrictions that in aggregate (and together with any disposals, conditions, obligations, terms or undertakings and all other reasonable steps required, imposed or proposed by any relevant antitrust authority in order to obtain consent or clearance for the Acquisition from that authority) would reasonably be likely to cause a loss of $200 million of annual revenue for the businesses of AMFW, Foster Wheeler or any of their affiliates considered separately or together.

        AMFW and Foster Wheeler agreed to keep the other party informed reasonably promptly of material or potentially material developments in relation to obtaining any antitrust clearance. All competition, antitrust and CFIUS conditions were satisfied.

Board Changes

        Pursuant to the Implementation Agreement, in consultation with Foster Wheeler, J. Kent Masters and Stephanie S. Newby, two of the Directors of Foster Wheeler at the time of the Offer, were appointed as non-executive Directors of AMFW following the closing of the Offer and in the case of Mr. Masters on the termination of his employment with Foster Wheeler, which has not occurred yet. Following the completion of the Offer and upon their appointment becoming effective, the newly elected directors will serve on AMFW's board together with the members of AMFW's board at the time of the Offer, and, at the first AMFW AGM following their appointment, shall be proposed for re-election. The terms of appointment of each of the newly elected directors had to be no less favorable than the terms of the existing non-executive directors of AMFW.

Financing

        AMFW agreed to take all actions required under the Implementation Agreement and the debt financing to enable it to receive such funds necessary to enable it to pay the Offer consideration and any amounts payable to participants in a Foster Wheeler share option scheme pursuant to an offer. AMFW also agreed that it will take all reasonable steps as are within its power as may be necessary to ensure that there will be no breach of any representation, warranty or covenant given in the debt financing which would entitle the relevant lender to refuse to provide funds under the debt financing. Foster Wheeler agreed to use all reasonable endeavors, at the sole expense of AMFW, to provide all assistance reasonably requested by AMFW in connection with the debt financing.

Public Disclosure

        AMFW and Foster Wheeler agreed to consult with each other and agree on the desirability, timing and substance of any press release, public announcement, publicity statement or other disclosure relating to the Acquisition and, subject to applicable laws, stock exchange rules and the requirements of any governmental authority, neither AMFW nor Foster Wheeler was to make any such public disclosures without the prior consent of the other party, which shall not be unreasonably withheld or delayed, as to the timing of such disclosure, extent of distribution and form and substance thereof.

Management and Employees after the Offer

        AMFW agreed that during the 12-month period following completion of the Offer it will not reduce any of the key employment terms of any Foster Wheeler employee or otherwise amend the terms to the detriment of any Foster Wheeler employee. Any eligible Foster Wheeler employee whose employment is terminated involuntarily and without cause by AMFW (or by Foster Wheeler at the request of AMFW), including constructive dismissal, on or before 31 December 2014, will be entitled to receive a bonus, pro rated on a time basis up to the date on which their employment was terminated. The performance criteria for such bonuses shall be calculated by reference to results as at the last complete financial quarter prior to the closing of the Offer.

Conditions to Completion of the Offer

        AMFW's obligation to accept for payment or pay for any Foster Wheeler Shares tendered pursuant to the Offer was subject to the satisfaction or, to the extent permitted by law, waiver of certain conditions, all of which were satisfied.

Conduct of Business

Operations of Foster Wheeler

        Foster Wheeler agreed that it would, and would cause its subsidiaries to, during the period from the date of the Implementation Agreement until the date of completion of the Offer, except as expressly contemplated or required by the Implementation Agreement, required by law or agreed to in writing by AMFW:

  •
  conduct the business of Foster Wheeler and its subsidiaries in the ordinary and usual course; and

  •
  use all reasonable endeavors, consistent with past practice, to preserve its business organizations intact and maintain existing relations and goodwill with governmental authorities, customers, suppliers, distributors, lessors, employees and business associates and keep available the services of its present employees and agents.

        Foster Wheeler also agreed that it would not, and would not permit its subsidiaries to, during the period from the date of the Implementation Agreement until the date of completion of the Offer, except as expressly contemplated or required by the Implementation Agreement, required by law or agreed to in writing by AMFW take certain actions with respect to the conduct of its or their operations. These obligations expired upon the completion of the Offer on 13 November 2014.

Operations of AMFW

        AMFW agreed that it would, and would cause its subsidiaries to, during the period from the date of the Implementation Agreement until the date of completion of the Offer, except as expressly contemplated or required by the Implementation Agreement or required by law, conduct the business of AMFW and its subsidiaries in the ordinary and usual course.

        AMFW also agreed that it would not, and would not permit its subsidiaries to, during the period from the date of the Implementation Agreement until the date of completion of the Offer, except as expressly required by the Implementation Agreement, required by law or agreed to in writing by Foster Wheeler take certain actions with respect to the conduct of its or their operations. These obligations expired upon the completion of the Offer on 13 November 2014.

Change of Offer Recommendations and Non-solicitation

        Foster Wheeler recommended that Foster Wheeler shareholders accept the Offer and agreed, under the Implementation Agreement, not to (i) withdraw, withhold, modify or amend its recommendation or to (ii) approve, recommend or publicly propose to recommend any "competing proposal" (as defined in the Implementation Agreement), subject to certain conditions.

        Similarly, AMFW recommended that AMFW shareholders vote in favor of the Acquisition and, agreed pursuant to the Implementation Agreement, not to withdraw, withhold, modify or amend its recommendation, subject to certain conditions.

        Under the Implementation Agreement, Foster Wheeler also agreed to cease and cause to be terminated all pre-existing solicitations, discussions, negotiations and communications with any persons with respect to any competing proposal, and agreed to cause its subsidiaries and representatives to do the same, subject to limited exceptions for situations in which Foster Wheeler's Board had determined in good faith, after consultation with outside legal counsel, that failure to consider a competing proposal would have reasonably been expected to be inconsistent with its fiduciary duties under applicable laws. These limitations ceased upon completion of the Offer.

Termination

General

        The Implementation Agreement could have been terminated by written notice at any time prior to the expiration of the initial offering period (including any extension of the initial offering period) in certain ways described in the Implementation Agreement. The termination rights, including cost reimbursement, expired on 13 November 2014.

        The termination rights, other than for a final order, decree or ruling prohibiting the Offer, were not available to a party whose material breach of the Implementation Agreement was the cause of, or otherwise resulted in, such condition having become incapable of satisfaction, or, not having been satisfied, by the Longstop Date (as defined in the Implementation Agreement).

Cost Reimbursement

        Foster Wheeler and AMFW were each required to pay the other party a cost reimbursement fee of £32.5 million in the event of certain termination events described in the Implementation Agreement.

Expenses

        Subject to certain exceptions (including the costs reimbursement provisions referred to above), AMFW and Foster Wheeler each paid its own costs and expenses in connection with or incidental to the Acquisition.

Governing Law and Jurisdiction

        AMFW and Foster Wheeler agreed that, subject to certain exceptions, the Implementation Agreement and any non-contractual obligations arising out of or in connection with the Implementation Agreement are governed by English law. The cost reimbursement fee and the definitions of "AMFW material adverse effect" and "Foster Wheeler material adverse effect" and any determination or dispute as to whether there has been or would be an "AMFW material adverse effect" or "Foster Wheeler material adverse effect" for the purpose of any provision of the Implementation Agreement was governed by the law of the state of Delaware, without regard to the conflict of laws principles thereof and the Court of Chancery of the State of Delaware shall have exclusive jurisdiction in relation to all disputes arising out of or in connection therewith. Except in accordance with the preceding sentence, the English courts will have exclusive jurisdiction in relation to all disputes arising out of or in connection with the Implementation Agreement.

The Merger Agreement

        The following is a summary of the Merger Agreement and of certain other key aspects of the Squeeze-Out Merger. This summary does not purport to be a complete description of the terms and conditions of the Merger Agreement and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached as Annex A to this proxy statement. Foster Wheeler shareholders are urged to read the Merger Agreement in its entirety. In the event of any discrepancy between the terms of the Merger Agreement and the following summary, the Merger Agreement will control.

Structure of the Squeeze-Out Merger

        Swiss MergeCo and the Company have agreed to merge pursuant to article 3, paragraph 1, subparagraph a of the Swiss Merger Act, whereby the Company will merge into Swiss MergeCo, the surviving company, and cease to exist following the Squeeze-Out Merger. By operation of law, the assets and liabilities of the Company will be transferred to Swiss MergeCo with effect from the registration of the Squeeze-Out Merger in the Commercial Register of the Canton of Zug, Switzerland, and the Company will be dissolved without liquidation and deleted from the Swiss Commercial Register. Following the completion of the Squeeze-Out Merger, it is intended that the Foster Wheeler Shares be deregistered under the Exchange Act and the Company's reporting obligations under the Exchange Act be terminated.

No Special Benefits

        In the Merger Agreement, the parties have represented that, as a consequence of the merger, no special benefit will be granted to the members of the managing or administrative bodies or to the managing quotaholders of Swiss MergeCo, the Company, AMFW or AMEC International.

        The parties have also represented that no shareholders or quotaholders with unlimited liability are involved in the Squeeze-Out Merger. In addition, no rights of holders of special rights, no equity interests without voting rights and no profit-sharing certificates need to be taken into account in connection with the Squeeze-Out Merger.

Approvals

        The Company and Swiss MergeCo will file the Merger Agreement and the merger resolutions as well as the other required documents for registration of the Squeeze-Out Merger with the competent Commercial Register if the following approvals are received:

  •
  approval of the Merger Agreement by the quotaholder of Swiss MergeCo at a quotaholder's meeting to be held on 19 January 2015;

  •
  approval of the Merger Agreement by the shareholders of the Company at an extraordinary general meeting to be held on 19 January 2015; and

  •
  the approval of the Merger Agreement by the quotaholder of AMEC International such resolution to be taken on 19 January 2015.

        At least three quarters of all quotaholders, representing at least three quarters of the quota capital of Swiss MergeCo and at least 90% of the outstanding voting rights of the Company is required to approve the Merger Agreement. AMEC International holds all of the quotas issued by Swiss MergeCo and, therefore, 100% of the quota capital of Swiss MergeCo and 95,397,711 Foster Wheeler Shares and, therefore, 95.275% of the outstanding share capital of the Company. This does not include 3,768,740 Foster Wheeler Shares subject to notices of guaranteed delivery that were not validly tendered.

        The Squeeze-Out Merger is not subject to any governmental approvals.

Information and Consultation

        The quotaholders, shareholders, employees and creditors of the Company and Swiss MergeCo (as applicable) will be informed and, to the extent required, consulted in accordance with the requirements of the Swiss Merger Act about the execution of the Merger Agreement and the Squeeze-Out Merger and, within this framework, documents will be submitted for inspection.

        As announced by publication in the Swiss Official Gazette of Commerce No.                on                                December 2014, the Merger Agreement and the merger report both dated 8 December 2014, the audit expert report pursuant to article 15 of the Swiss Merger Act dated 8 December 2014 prepared by EY Zurich, as well as the statutory standalone interim accounts as of 30 September 2014 of the Company, and the standalone interim accounts as of 30 September 2014 of AMFW and AMEC International and the opening balance sheet of Swiss MergeCo as of 14 November 2014, were made available for inspection at our and at Swiss MergeCo's offices both at Lindenstrasse 10, 6340 Baar, Switzerland, as well as at AMEC International's offices at Meander 251, 6825 MC Arnhem, the Netherlands, and at AMFW's offices at Booths Park, Chelford Road, Knutsford, Cheshire WA16 8QZ, United Kingdom. In addition, the audited statutory standalone and consolidated annual accounts and annual reports for the financial years ending on 31 December 2013, 2012 and 2011 of the Company and AMFW, the fairness opinion letter prepared by IFBC dated 8 December 2014, this proxy statement of the Company regarding the Extraordinary General Meeting and the articles of association of AMFW were made available for inspection as well. All of these documents were made available and still are available for inspection for a period of at least 30 days ending on Sunday, 18 January 2015.

Applicable Law and Jurisdiction

        The Squeeze-Out Merger and the Merger Agreement (and any claims or disputes arising out of or related thereto) are in all respects governed by, and construed in accordance, with the laws of Switzerland, including all matters of construction, validity and performance, in each case without reference to any conflict of laws rules that might lead to the application of the laws of any other jurisdiction. The exclusive place of jurisdiction for any dispute, claim or controversy arising under, out of in connection with or related to the Merger Agreement will be the ordinary courts at the registered office of Swiss MergeCo.

The Merger Report

        On 8 December 2014, Foster Wheeler, AMEC International and Swiss MergeCo adopted the Merger Report in connection with the Merger Agreement. The Merger Report provides, among other things, a summary of the principal terms and conditions of the Merger Agreement, along with a summary of the rationale and consequences of the Squeeze-Out Merger, the compensation being provided to Foster Wheeler shareholders, the method of valuation used in determining the compensation and information regarding the fairness opinion provided by IFBC. This summary does not purport to be a complete description of the Merger Report, a copy of which is attached as Annex B to this proxy statement. Foster Wheeler shareholders are urged to read the Merger Report in its entirety. In the event of any discrepancy between the Merger Report and the following summary, the Merger Report will control.

Merger Consideration

        In the Squeeze-Out Merger each shareholder will receive a combination of (i) $16.00 in cash, and (ii) 0.8998 AMFW securities. Shareholders whose addresses on the books and records of the Company are outside the United States will receive the Share Consideration in the form of AMFW Shares in certificated form and shareholders whose addresses on the books and records of the Company are in the United States will receive the Share Consideration in the form of AMFW ADSs. The Cash

Consideration will be increased by the Dividend Amount, which is an amount equal to a cash dividend of £0.148 announced by AMFW on 7 August 2014 (converted into US dollars based on the reference rates to be published by the European Central Bank on 5 January 2015 or, if the cash dividend is paid on another date, such other date) for each AMFW share or AMFW ADS received.

Fractional Shares

        No fractional AMFW Shares or AMFW ADSs will be issued to shareholders of the Company. If, based on the exchange ratio, shareholders of the Company would be entitled to a fractional AMFW Share or AMFW ADS, such fraction will be compensated in cash in lieu of a fractional AMFW Share or AMFW ADS. The cash compensation will be calculated by the exchange agent based on the share price of AMFW Shares on the LSE at the close of trading on the day the Squeeze-Out Merger is registered in the Commercial Register of the Canton of Zug, Switzerland, converted based on the reference rates published by the European Central Bank on such day, and be paid out in US dollars by check together with the Cash Consideration and the Dividend Amount.

Settlement

        The Cash Consideration and the Share Consideration, as well as the Dividend Amount and the cash in lieu of fractional AMFW Shares or AMFW ADSs will be paid to shareholders of the Company as soon possible following the implementation of the Squeeze-Out Merger.

        Payment of the Cash Consideration will be made by way of a check delivered by the exchange agent for the applicable amount of Cash Consideration to which the shareholder of the Company is entitled and will be mailed to the address on the books and records of the Company. Such check will also include the Dividend Amount and the cash in lieu of fractional AMFW Shares or AMFW ADSs.

        Shareholders of the Company whose addresses on the books and records of the Company are in the United States will receive their Share Consideration in the form of AMFW ADSs issued in book-entry form as part of the Direct Registration System maintained by the exchange agent and the exchange agent will deposit the applicable number of AMFW ADSs to be registered in the shareholders' name. Shareholders of the Company whose addresses on the books and records of the Company are outside the United States will receive their Share Consideration in the form of certificated AMFW Shares, which will be mailed to the address on the books and records of the Company.

        If the information required for the payment of the Cash Consideration and the Share Consideration is not available on the books and records of the Company and the shareholders do not provide the information required or submit their claim for payment within ten years of the registration of the Squeeze-Out Merger in the Commercial Register of the Canton of Zug, Switzerland, AMEC International may dispose freely of the respective AMFW Shares and AMFW ADSs and the respective cash amounts.

Projections

        In connection with AMFW's due diligence investigation of the Company in August 2013, the Company provided AMFW with certain of senior management's internal non-public standalone financial projections of the Company's operating performance for fiscal years 2013, 2014 and 2015. In February 2014, the Company provided AMFW with updated projections for fiscal years 2014 and 2015 for use in connection with AMFW's due diligence and analyses of the combined company's working capital requirements. These projections were also provided to the Pre-Acquisition Board and to Goldman Sachs and J.P. Morgan, the Company's financial advisers, in connection with their advice to the Pre-Acquisition Board and the rendering of their respective fairness opinions and performing related financial analyses. In addition, the Company provided to the Board and to each of its financial advisers and IFBC certain internal financial analyses and forecasts, which were in addition to the projections, prepared by the Company's senior management for use by its financial advisers and IFBC in connection with their financial analyses.

Cautionary Notes

        While the Company has, in the past, provided on an annual basis, certain quantitative guidance with respect to EBITDA margins on scope revenue by business group (E&C and Global Power Group) and qualitative guidance on revenue and earnings (and has periodically provided updates to such guidance in connection with its quarterly financial reporting), and did, in 2013, provide a quantitative reference for full-year earnings per share, the Company does not, as a matter of course, otherwise publicly disclose long-term projections as to future performance or earnings due to the significant unpredictability of the underlying assumptions and estimates.

        The projections were prepared solely for internal use and were not prepared with a view toward ultimate public disclosure, nor were they prepared in accordance with US GAAP, IFRS or any other generally accepted accounting principles, or with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts or projections. Neither EY nor PwC, the Company's independent public accounting firm through the completion of the Offer, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the projections, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the projections.

        While presented with numerical specificity, the projections reflect numerous estimates and assumptions made with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to the Company's business, including the Company's revenues (including as expressed by its backlog), the expected profitability of ongoing projects and future project awards, liquidity, the outcomes of litigation and legal proceedings and recoveries from customers for claims and the costs of current and future asbestos claims and the amount and timing of related insurance recoveries, all of which are difficult to predict and many of which are beyond the Company's control.

        The projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, the projections constitute forward-looking statements and are subject to a variety of factors that could cause actual results to differ materially from the results forecasted in the projections, including, but not limited to, the factors set forth in the 2013 Annual Report and the other reports filed by the Company with the SEC, and those set forth in "Cautionary Statement Regarding Forward-Looking Statements".

        There can be no assurance that the financial results set out in the projections will be realized or that actual results will not be significantly higher or lower than projected.

        The projections cover multiple years and such information by its nature becomes less predictive with each successive year. In addition, the projections will be affected by the Company's and AMFW's ability to achieve strategic goals, objectives and targets over the applicable periods. The assumptions upon which the projections were based necessarily involve judgments with respect to, among other things, future economic, competitive and regulatory conditions and financial market conditions, all of which are difficult or impossible to predict accurately and many of which are beyond the Company's control.

        The projections also reflect assumptions as to certain business decisions that are subject to change and cannot, therefore, be considered a guarantee of future operating results.

        Moreover, the inclusion of the projections should not be regarded as an indication that the Company, AMFW, any of their respective advisers or anyone who received this information (or any information relating to the Company or AMFW which may have been considered or referred to by the Company's management in preparing such projections) then considered, or now considers, the information necessarily predictive of actual future events.

        The projections do not take into account any circumstances or events occurring after the date they were prepared. None of the Company, AMFW, their respective advisers or any of their affiliates intends to, and each of them disclaims any obligation to, update or revise the projections, except to the extent required by applicable law.

        The inclusion of the projections should not be deemed an admission or representation by the Company (or any other person) that the projections are viewed by the Company as material information of the Company. To the contrary, the Company views the projections as non-material because of the inherent risks and uncertainties associated with such long-term forecasts.

        The information from the projections should be evaluated, if at all, in conjunction with, among other things: (i) the other information regarding the Company and the transactions contained elsewhere in this proxy statement, (ii) the important information set out in the Schedule 14D-9 and (iii) the historical financial statements and other information regarding the Company and its business and results of operations contained in the Company's public filings with the SEC.

        In light of the foregoing factors and the uncertainties inherent in the projections, shareholders are cautioned not to place undue, if any, reliance on the projections.

Projections provided as of 28 August 2013

	Year ended 31 December
	2013E	2014E	2015E
	(amounts in millions of dollars, except ratio data) (unaudited)
Scope Revenue (continuing operations)
E&C	1,870	2,366	2,555
Global Power Group	846	988	1,012

Scope Revenue (continuing operations)	2,716	3,354	3,567

Adjusted EBITDA (continuing operations)(1)
E&C	211	253	319
Global Power Group	156	140	161
C&F(2)	(82)	(80)	(82)

Adjusted EBITDA (continuing operations)(1)	285	313	398

Ratios based on continuing operations
Adjusted EBITDA margin	10.5%	9.3%	11.2%
Adjusted EPS (continuing operations)	$1.60	$1.86	$2.50

	Year ended 31 December
	2013E	2014E
	(amounts in millions of dollars, except ratio data) (unaudited)
Scope Backlog
E&C	3,230	3,790
Global Power Group	731	829
Scope Backlog	3,961	4,619

Notes:

(1)
Excludes net asbestos-related provision.

(2)
Includes general corporate income and expense, the Company's captive insurance operation and the elimination of transactions and balances related to intercompany interest.

Projections provided during February 2014

        In connection with the preparation of a working capital statement as required under the rules of the UKLA, during February 2014, the Company provided AMFW with the following internal non-public standalone financial projections of the Company's operating performance for fiscal years 2014 and 2015, which were also provided to the Board and to the Financial Advisers and IFBC for use in connection with the rendering of their respective financial opinions and performing related analyses.

	Year ended 31 December
	2014E	2015E
	(amounts in millions of dollars, except ratio data) (unaudited)
Scope Revenue (continuing operations)
E&C	2,475	2,656
Global Power Group	823	975
Scope Revenue (continuing operations)	3,298	3,631
Adjusted EBITDA (continuing operations)(1)
E&C	252	314
Global Power Group	133	159
C&F(2)	(75)	(77)
Adjusted EBITDA (continuing operations)(1)	310	396
Ratio based on continuing operations
Adjusted EBITDA margin	9.4%	10.9%

Notes:

(1)
Excludes net asbestos-related provision.

(2)
Includes general corporate income and expense, the Company's captive insurance operation and the elimination of transactions and balances related to intercompany interest.

Projections provided in August 2014

        Also in connection with the preparation of the working capital statement, the Company provided AMFW with the following internal non-public standalone financial projections of the Company's operating performance for the financial years ended 31 December 2014 and 2015.

	Year ended 31 December
	2014E	2015E
	(amounts in millions of dollars, except ratio data) (unaudited)
Scope Revenue (continuing operations)
E&C	2,348	2,590
Global Power Group	792	1,123
Scope Revenue (continuing operations)	3,141	3,713
Adjusted EBITDA (continuing operations)(1)
E&C	232	280
Global Power Group	151	150
C&F(2)	(75)	(78)
Adjusted EBITDA (continuing operations)(1)	308	352
Ratio based on continuing operations
Adjusted EBITDA margin	9.8%	9.5%

Notes:

(1)
Excludes net asbestos-related provision.

(2)
Includes general corporate income and expense, the Company's captive insurance operation and the elimination of transactions and balances related to intercompany interest.

Projections Utilized in Fairness Opinions of Goldman Sachs and J.P. Morgan

        The following financial projections were utilized by Goldman Sachs and J.P. Morgan in connection with their fairness opinions:

Company Management Projections

	2014	2015	2016	2017	2018	2019	2020	2021	2022
	($ millions, unless otherwise stated)
Revenue	3,298	3,631	3,802	3,944	4,095	4,252	4,394	4,559	4,716
Adj. EBITDA(1)	310	396	444	478	511	546	555	592	629
Cashflow conversion rate(2)	78.3%	74.0%	72.4%	70.9%	69.0%	68.7%	68.3%	68.7%	69.2%
Unlevered free cash flow	242	293	322	399	353	375	379	406	435

Notes:

(1)
Excludes asbestos related provision.

(2)
Based on management guidance. Defined as unlevered free cash flow / EBITDA.

Financing of the Squeeze-Out Merger

        It is expected that total funds of approximately $76 million, excluding the additional cash consideration necessary to pay the Dividend Amount, will be needed to pay the Cash Consideration and to pay the related fees and expenses of the Squeeze-Out Merger. This cash component will be financed through utilization of the remaining funds available under the $2.26 billion credit facility entered into between AMFW and Bank of America Merrill Lynch International Limited, as facility agent, among others.

Tax Considerations

Material US Federal Income Tax Considerations

        The following is a summary of certain US federal income tax consequences to a US Holder, as defined below, of the extinguishment of Foster Wheeler Shares and the receipt therefor of AMFW securities, cash or both pursuant to the Squeeze-Out Merger, and the ownership and disposition of any AMFW securities received pursuant to the Squeeze-Out Merger. This summary is based on the tax laws of the United States, including the Internal Revenue Code of 1986, as amended, or the Code, its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, as well as on the income tax treaty between the United States and the United Kingdom, or the Treaty, all as of the date hereof and all subject to change at any time, possibly with retroactive effect. This discussion is not binding on the US Internal Revenue Service, or the IRS, and it is not intended to be relied upon, and cannot be relied upon, by holders for the purpose of avoiding penalties that may be imposed under the Code. No ruling has been or will be sought or obtained from the IRS with respect to any of the US federal tax consequences discussed herein.

        The discussion does not cover all aspects of US federal income taxation that may be relevant to, or the actual tax effect that any of the matters described herein will have on, a US Holder as a result of the extinguishment of Foster Wheeler Shares and the receipt of AMFW securities pursuant to the Squeeze-Out Merger or, if applicable, the acquisition, ownership or disposition of AMFW securities by particular investors, and does not address state, local, non-US or other tax laws. This summary also does not address tax considerations applicable to investors that own or will own (directly or indirectly) 10% or more of the voting shares of Foster Wheeler or AMFW, nor does this summary discuss all of the tax considerations that may be relevant to certain types of investors subject to special treatment under the US federal income tax laws (such as financial institutions, insurance companies, investors liable for the alternative minimum tax or the net investment income tax, individual retirement accounts and other tax deferred accounts, tax exempt organizations, dealers in securities or currencies, investors that will hold the AMFW securities as part of straddles, hedging transactions or conversion transactions for US federal income tax purposes or investors whose functional currency is not the US dollar).

        As used herein, the term "US Holder" means a beneficial owner of Foster Wheeler Shares (or, following the completion of the Squeeze-Out Merger, a holder of AMFW Shares or AMFW ADSs) that is, for US federal income tax purposes, (i) an individual citizen or resident of the United States; (ii) a corporation created or organized under the laws of the United States or any State thereof or the District of Columbia; (iii) an estate the income of which is subject to US federal income tax without regard to its source; or (iv) a trust if (x) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more US persons have the authority to control all substantial decisions of the trust, or (y) the trust has validly elected to be treated as a domestic trust for US federal income tax purposes.

        It is assumed for purposes of this summary that each of Foster Wheeler and AMFW is not, has not at any time been, and will not be after the Squeeze-Out Merger a "controlled foreign corporation", as such term is defined in Section 957(a) of the Code.

        The US federal income tax treatment of a partner in an entity treated as a partnership for US federal income tax purposes that holds Foster Wheeler Shares (or, following the completion of the Squeeze-Out Merger, holds AMFW securities) will depend on the status of the partner and the activities of the partnership. Entities treated as partnerships for US federal income tax purposes should consult their tax advisers concerning the US federal income tax consequences to their partners of the Squeeze-Out Merger.

        This discussion assumes that each of the Foster Wheeler Shares is held as a capital asset, within the meaning of Section 1221 of the Code, in the hands of a US Holder at all relevant times and that each of the AMFW securities to be received by such US Holder as a result of the Squeeze-Out Merger will be held as a capital asset. This discussion further assumes that neither AMFW nor Foster Wheeler is a "passive foreign investment company", or PFIC, for US federal income tax purposes and that Foster Wheeler has not been a PFIC at any point in the past. AMFW does not believe that it should be treated as a PFIC, and Foster Wheeler has informed AMFW that Foster Wheeler does not believe it should be or should have been treated as a PFIC. However, the determination of whether AMFW or Foster Wheeler was, or will be, a PFIC for a tax year depends, in part, on the application of complex US federal income tax rules, which are subject to a differing interpretation, and Foster Wheeler's and AMFW's possible status as PFICs must be determined annually and therefore may be subject to change. If Foster Wheeler or AMFW were to be a PFIC in any year, materially adverse consequences could result for US Holders.

        US Holders and holders of Foster Wheeler Shares that are not US Holders should consult their own tax advisers regarding the application of the US federal income tax laws to their particular circumstances, as well as any tax consequences that may arise under the laws of any other relevant non-US state, local, or other taxing jurisdiction.

Extinguishment of Foster Wheeler Shares for Cash Only

        A US Holder who receives solely cash in exchange for extinguishment of its Foster Wheeler Shares will recognize gain or loss equal to the difference between the amount of cash received by such US Holder and such US Holder's adjusted tax basis in the extinguished Foster Wheeler Shares. Any gain or loss recognized by such US Holder in the extinguishment of Foster Wheeler Shares for cash will generally be capital gain or loss, and will be long-term capital gain or loss if such US Holder's holding period in its Foster Wheeler Shares exceeds one year as of the date of the Squeeze-Out Merger. Gain or loss, if any, realized by a US Holder in connection with the Squeeze-Out Merger generally will be treated as having a US source.

Receipt of AMFW Securities and Cash in Exchange for the Extinguishment of Foster Wheeler Shares

        Certain transactions consisting of two steps may qualify as tax-deferred reorganizations under section 368(a) of the Code, or Reorganizations, if both steps are completed and are treated as having occurred pursuant to an integrated plan of reorganization, and at least 40% of the aggregate fair market value of all outstanding target company shares are treated as having been exchanged for shares of the acquiring company. Provided the Squeeze-Out prerequisites have been satisfied, AMFW has agreed to use all reasonable endeavors to cause the Offer and the Squeeze-Out Merger together to qualify as a Reorganization and will not take any action for the purpose of causing the Offer and the Squeeze-Out Merger not to so qualify. If the Squeeze-Out Merger is completed and is treated as having occurred pursuant to an integrated plan and at least 40% of the aggregate fair market value of all currently outstanding Foster Wheeler Shares are treated as having been exchanged for AMFW securities, then the Acquisition may qualify as a Reorganization. However, if the Squeeze-Out Merger does not occur, or if Foster Wheeler merges into Swiss MergeCo but such Squeeze-Out Merger is not treated by the IRS (and, if such Squeeze-Out Merger is challenged by the IRS, the United States courts) as having occurred pursuant to an integrated plan that includes the Offer, then the Acquisition will not qualify as a Reorganization. Whether the Acquisition will qualify as a Reorganization will depend on the application of complex US federal income tax laws and certain facts, some of which cannot be known until after the completion of the Offer, including whether the Squeeze-Out Merger will occur and the market value of AMFW securities at that time. Accordingly, no assurance can be provided that the Acquisition will be treated as a Reorganization. The requirements that must be satisfied in order for the Acquisition to qualify as a Reorganization are complex, and each US Holder should consult its own tax adviser regarding these requirements.

Taxable Transaction Treatment

        If the Squeeze-Out Merger occurs, but the Acquisition nevertheless fails to qualify as a Reorganization, a US Holder's receipt of cash and AMFW securities in exchange for the extinguishment of Foster Wheeler Shares pursuant to the Squeeze-Out Merger generally will be a taxable transaction for US federal income tax purposes. In such case, a US Holder will recognize gain or loss equal to the difference between (i) the US Holder's amount realized and (ii) the US Holder's adjusted tax basis in its Foster Wheeler Shares. The US Holder's amount realized is the fair market value of the AMFW securities and/or cash received. The amount and character of any gain or loss will be computed separately for each block of Foster Wheeler Shares that was purchased by the US Holder in the same transaction. The US Holder's gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if such holder's Foster Wheeler Shares have been held for more than one year on the date of their extinguishment. Preferential tax rates may apply to long-term capital gains of a US Holder that is an individual, estate or trust. The deductibility of capital losses is subject to limitations under the Code. For US federal income tax purposes, a US Holder's basis in any AMFW securities received will be equal to the fair market value of such AMFW securities on the date of their acquisition, and a US Holder's holding period with respect to such AMFW securities will begin on the next day.

Tax Deferred Reorganization Treatment

        If the Squeeze-Out Merger occurs and the Acquisition qualifies as a Reorganization, then, except as provided below under "—Cash in Lieu of Fractional Shares", a US Holder generally will recognize gain on its receipt of AMFW securities in exchange for the extinguishment of its Foster Wheeler Shares in the Squeeze-Out Merger only to the extent of the amount of any cash received and will not recognize any loss. The aggregate adjusted tax basis of a US Holder in AMFW securities received in the Squeeze-Out Merger will equal such US Holder's aggregate adjusted tax basis in its extinguished Foster Wheeler Shares, increased by the amount of gain recognized and decreased by the amount of cash received by such US Holder in the Squeeze-Out Merger. The holding period of a US Holder in the AMFW securities received in the Squeeze-Out Merger will include such US Holder's holding period in its extinguished Foster Wheeler Shares

        If a US Holder receives any cash in exchange for the extinguishment of its Foster Wheeler Shares in the Squeeze-Out Merger, the amount of gain that such US Holder must recognize will equal the lesser of (i) the amount of cash received or (ii) the excess, if any, of (a) the sum of the fair market value of AMFW securities and cash received over (b) such US Holder's adjusted tax basis in its Foster Wheeler Shares extinguished in the Squeeze-Out Merger. For this purpose, a US Holder must calculate gain or loss separately for each identifiable block of Foster Wheeler Shares extinguished pursuant to the Squeeze-Out Merger. Unless the US Holder's receipt of cash is treated under Sections 302 and 356 of the Code as having "the effect of the distribution of a dividend", the holder's gain will be capital gain, and will be treated as long-term capital gain if such US Holder's holding period in its Foster Wheeler Shares exceeds one year as of the date of such US holder's receipt of AMFW securities. If the US Holder's receipt of cash is considered to have "the effect of the distribution of a dividend", the US Holder's gain will be treated as dividend income to the extent of the US Holder's ratable share of the undistributed accumulated earnings and profits of Foster Wheeler as of the date of such US Holder's receipt of AMFW securities in exchange for the extinguishment of the Foster Wheeler Shares, and any excess will be treated as gain from the exchange. The determination of whether a US Holder's receipt of cash is treated as having the effect of the distribution of a dividend depends upon the specific factual circumstances particular to each US Holder. US Holders are urged to consult an independent tax adviser regarding the application of the foregoing rules.

Cash in Lieu of Fractional Shares

        A US Holder who receives cash in lieu of a fractional share of AMFW securities will generally be treated as having received the fractional share and then as having received cash in exchange for such fractional share. The US Holder will generally recognize capital gain or loss measured by the difference between the cash received for such fractional share and the holder's tax basis in the fractional share.

        US Holders should consult their own tax advisers regarding the consequences of the Squeeze-Out Merger.

Ownership and Disposition of AMFW Securities

Dividends

General

        Distributions paid by AMFW out of current or accumulated earnings and profits (as determined for US federal income tax purposes) will generally be taxable to a US Holder as foreign source dividend income, and will not be eligible for the dividends received deduction allowed to corporations. Distributions in excess of current and accumulated earnings and profits will be treated as a non-taxable return of capital to the extent of the US Holder's basis in the shares and thereafter as capital gain. Because AMFW does not maintain calculations of its earnings and profits in accordance with US federal income tax accounting principles, US Holders should assume that any distribution by AMFW with respect to AMFW securities will constitute ordinary dividend income. US Holders should consult their own tax advisers with respect to the appropriate US federal income tax treatment of any distribution received from AMFW.

        Dividends paid by AMFW generally will be taxable to a non-corporate US Holder at the special reduced rate normally applicable to long-term capital gains, provided AMFW qualifies for the benefits of the Treaty, which AMFW believes to be the case. A US Holder will be eligible for this reduced rate only if it has held the shares for more than 60 days during the 121 day period beginning 60 days before the ex dividend date. A US Holder will not be able to claim the reduced rate on dividends received from AMFW if AMFW is treated as a PFIC in the taxable year in which the dividends are received or in the preceding taxable year.

Foreign Currency Dividends

        Dividends paid in pounds sterling will be included in income in a US dollar amount calculated by reference to the exchange rate in effect on the day the dividends are received by the US Holder, regardless of whether the pounds sterling are converted into US dollars at that time. If dividends received in pounds sterling are converted into US dollars on the day they are received, the US Holder generally will not be required to recognize foreign currency gain or loss in respect of the dividend income. If the pounds sterling are converted at a later date, any currency gains or losses resulting from the conversion of the pounds sterling generally will be treated as ordinary income from US sources.

Sale or Other Disposition

        A US Holder generally will recognize capital gain or loss upon a sale or other disposition of AMFW securities equal to the difference, if any, between the amount realized on the sale or other disposition and the US Holder's adjusted tax basis in the AMFW securities. Any gain or loss generally will be treated as arising from US sources and will be long-term capital gain or loss if the US Holder's holding period in the AMFW securities exceeds one year. However, regardless of a US Holder's actual holding period, any loss may be long-term capital loss to the extent the US Holder receives a dividend that qualifies for the reduced rate described above under "—Dividends—General" above, and exceeds 10% of the US Holder's basis in its AMFW securities. The deductibility of capital losses is subject to limitations.

        A US Holder that receives currency other than US dollars on the sale or other disposition of AMFW equity securities will realize an amount equal to the US dollar value of such currency at the spot rate on the date of sale or other disposition (or. in the case of a cash basis or an electing accrual basis taxpayer, the settlement date). A US Holder will recognize currency gain or loss if the US dollar value of the currency received at the spot rate on the settlement date differs from the amount realized. A US Holder will have a tax basis in the foreign currency received equal to its value at the spot rate on the settlement date. Any currency gain or loss realized on the settlement date or on a subsequent conversion of the foreign currency into US dollars generally will be US source ordinary income or loss.

Passive Foreign Investment Company Considerations

        AMFW does not believe that it should be treated as a PFIC for US federal income tax purposes, and Foster Wheeler has informed AMFW that Foster Wheeler does not believe it should be or should have been treated as a PFIC, but the determination of whether AMFW or Foster Wheeler was, or will be, a PFIC for any tax year depends, in part, on the application of complex US federal income tax rules, which are subject to differing interpretations, Each company's possible status as a PFIC must be determined annually and therefore may be subject to change. If AMFW were to be treated as a PFIC, US Holders of shares or ADSs would be required (i) to pay a special US addition to tax on certain distributions and gains on sale and (ii) to pay tax on any gain from the sale of shares or ADSs at ordinary income (rather than capital gains) rates in addition to paying the special addition to tax on this gain. Additionally, dividends paid by AMFW would not be eligible for the special reduced rate of tax described under "—Dividends—General" above. If Foster Wheeler were to be treated as a PFIC and AMFW were not to be treated as a PFIC, regardless of whether the Acquisition qualifies as a Reorganization, then under certain proposed regulations that would have retroactive effect if finalized in their current form, a US Holder would recognize gain on the exchange of Foster Wheeler Shares for AMFW securities equal to the excess (if any) of the fair market value of the Foster Wheeler Shares over the US Holder's adjusted basis in the Foster Wheeler Shares, such gain (if any) would be taxed at ordinary income (rather than capital gains) rates, and such gain would be subject to a special addition to tax. Prospective purchasers should consult their tax advisers regarding the potential application of the PFIC regime.

Information Reporting and Backup Withholding

        Payments of dividends and other proceeds with respect to AMFW securities or Foster Wheeler Shares by a US paying agent or other US intermediary will be reported to the IRS and to the US Holder as may be required under applicable regulations. Backup withholding may apply to these payments if the US Holder fails to provide an accurate taxpayer identification number or certification of exempt status or fails to report all interest and dividends required to be shown on its US federal income tax returns. Certain US Holders are not subject to backup withholding. US Holders should consult their tax advisers as to their qualification for exemption from backup withholding and the procedure for obtaining an exemption.

Foreign Financial Asset Reporting

        US taxpayers that own certain foreign financial assets, including equity of foreign entities, with an aggregate value in excess of $50,000 at the end of the taxable year or $75,000 at any time during the taxable year (or, for certain individuals living outside the United States and married individuals filing joint returns, certain higher thresholds) may be required to file an information report with respect to such assets with their tax returns. The AMFW securities are expected to constitute foreign financial assets subject to these requirements unless the AMFW securities are held in an account at a financial institution (in which case the account may be reportable if maintained by a foreign financial institution). US Holders should consult their tax advisers regarding the application of the rules relating to foreign financial asset reporting.

Material Swiss Tax Considerations

General

        The following is a summary of the material Swiss tax consequences to Foster Wheeler shareholders of the Squeeze-Out Merger and ownership and sale of AMFW securities. The following summary does not purport to address all of the tax consequences and does not take into account the specific circumstances of any particular Foster Wheeler shareholder. This summary is based on the tax laws, regulations and regulatory practices of Switzerland as in effect on the date hereof, which are subject to change (or subject to changes in interpretation), possibly with retroactive effect.

        Foster Wheeler shareholders and beneficial owners of Foster Wheeler Shares are expressly advised to consult their own tax advisers with respect to the Swiss and foreign tax consequences of their participation in the transactions and their ownership and disposition of AMFW securities.

Material Swiss Tax Consequences of the Squeeze-Out Merger

        Since AMFW holds at least 90% of the outstanding Foster Wheeler voting rights held by the public after the completion of the Offer, it is intended to merge Foster Wheeler with Swiss MergeCo, whereby the remaining minority shareholders will be compensated (in cash and AMFW Shares or AMFW ADSs).

Tax Consequences for Shareholders of the Foster Wheeler

        The Merger Consideration paid to the shareholders of Foster Wheeler in connection with a merger could, depending on the structuring of the merger, be subject to Swiss dividend withholding tax. Among others in the interests of the shareholders of Foster Wheeler, the present Squeeze-Out Merger was structured in a way that should not result in Swiss withholding tax being levied. The Federal Tax Administration and the Tax Administration of the Canton of Zug have confirmed that the Squeeze-Out Merger is classified as a tax neutral merger for the purposes of corporate income tax and the levy of dividend withholding tax and stamp duty. Existing equity reserves from capital contributions of Foster Wheeler can be preserved and recognized at Swiss MergeCo in the amount of the net merger surplus to the extent such net merger surplus is sourced from nominal share capital and/or existing equity reserves from capital contributions of Foster Wheeler.

        The following individual and corporate income tax consequences will likely result for shareholders of Foster Wheeler who are resident in Switzerland for tax purposes:

  •
  Pursuant to general principles of Swiss income taxation, shareholders holding their registered Foster Wheeler Shares as private assets (Privatvermögen) may realize either a tax-free private capital gain or suffer a non-tax-deductible capital loss, unless the shareholder classifies as a professional securities dealer (gewerbsmässiger Wertschriftenhändler).

  •
  Shareholders holding their registered shares of Foster Wheeler as business assets (Geschäftsvermögen) or qualifying as professional securities dealer (gewerbsmässiger Wertschriftenhändler) realize either a taxable capital gain or a tax-deductible capital loss depending on the relevant income tax value of their registered Foster Wheeler Shares pursuant to general principles of Swiss individual and corporate income taxation.

        Shareholders who are not resident in Switzerland for tax purposes are not subject to Swiss individual or corporate income taxes, except if their registered Foster Wheeler Shares are attributed to a permanent establishment (Betriebsstätte) or a fixed place of business in Switzerland.

        The Merger Consideration paid to the shareholders of Foster Wheeler in connection with the Squeeze-Out Merger may be subject to Swiss transfer stamp duty at an aggregate tax rate of up to 0.15%, if a bank or another securities dealer in Switzerland, as defined in the Swiss Federal Stamp Tax Act, acts as an intermediary or a party to the transactions, subject to certain exemptions provided for in the Swiss Federal Stamp Tax Act.

Ownership and Disposition of AMFW Securities

Swiss Federal, Cantonal and Communal Income Tax and Swiss Cantonal and Communal Wealth and Capital Tax

AMFW Securities Held by Non-resident Shareholders

        AMFW shareholders who are not tax residents of Switzerland, and who, during the relevant taxation period, do not hold the AMFW securities through a permanent establishment or fixed place of business in Switzerland, will not be subject to any Swiss federal, cantonal and communal income tax on dividends and similar cash or in kind distributions on AMFW securities, or capital gains realized on the sale or other disposition of AMFW securities and not be subject to Swiss cantonal and communal wealth tax or capital tax.

AMFW Securities Held by Swiss Resident Holders as Private Assets

        Swiss individual shareholders who are resident in Switzerland for tax purposes and who hold their AMFW securities as private assets (Privatvermögen) are required to include dividends and similar cash or in kind distributions on AMFW securities, but not distributions based upon a capital reduction (Nennwertrückzahlungen) and reserves from capital contributions (Reserven aus Kapitaleinlagen), in their personal income tax return and are subject to Swiss federal, cantonal and communal income tax on any net taxable income for the relevant taxation period.

        Capital gains resulting from the sale or other disposition of AMFW securities are not subject to Swiss federal, cantonal and communal income tax, and conversely, capital losses are not tax deductible, unless the AMFW shareholder classifies as a professional securities dealer (gewerbsmässiger Wertschriftenhändler).

        These shareholders are required to report their AMFW securities as part of their private wealth and will be subject to Swiss cantonal and communal wealth tax on any net taxable wealth (including Shares).

AMFW Securities Held by Domestic Commercial Shareholders as Business Assets

        Swiss resident corporate and individual shareholders holding their AMFW securities as part of a trade or business carried on in Switzerland, and shareholders residing abroad holding the AMFW securities through a permanent establishment or fixed place of business in Switzerland, are required to recognize any dividends and similar cash or in kind distributions, including distributions based upon a capital reduction (Nennwertrückzahlungen) and reserves from capital contributions (Reserven aus Kapitaleinlagen) received on AMFW securities and capital gains or losses realized on the sale or other disposition of AMFW securities in their income statement for the relevant taxation period and are subject to Swiss federal, cantonal and communal individual or corporate income tax on any net taxable earnings for such taxation period. The same taxation treatment also applies to Swiss resident private individuals who, for income tax purposes, are classified as professional securities dealers (gewerbsmässiger Wertschriftenhändler) for reasons of, inter alia, frequent dealings or leveraged transactions in securities. AMFW shareholders who are corporate entities may be eligible for dividend relief (Beteiligungsabzug) in respect of distributions (including distributions based upon a capital reduction (Nennwertrückzahlungen) and reserves from capital contributions (Reserven aus Kapitaleinlagen) if the AMFW securities held by them as part of a Swiss business have an aggregate market value of at least CHF1 million.

        AMFW shareholders who are individuals are required to report their AMFW securities as part of their Swiss business assets and will be subject to Swiss cantonal and communal wealth tax on any net taxable wealth (including AMFW securities), to the extent the aggregate taxable wealth is allocable to Switzerland. AMFW shareholders who are corporate taxpayers are subject to Swiss cantonal and communal capital tax on taxable capital to the extent the aggregate taxable capital is allocable to Switzerland.

Swiss Federal Stamp Duty

        Any dealings in the AMFW securities, where a bank or another securities dealer in Switzerland, as defined in the Swiss Federal Stamp Tax Act, acts as an intermediary, or is a party, to the transaction, are, subject to certain exemptions provided for in the Swiss Federal Stamp Tax Act, subject to Swiss transfer stamp duty at an aggregate tax rate of up to 0.3% of the consideration paid for the AMFW securities.

Swiss Cantonal and Communal Gift and Inheritance Tax

        The transfer of AMFW securities for no consideration may be subject to cantonal and/or communal gift or inheritance taxes if the donor is, or the deceased was, resident for tax purposes in a canton levying such taxes.

Accounting Treatment

        Under IFRS, the Squeeze-Out Merger will be accounted for using the acquisition method. In AMFW's consolidated financial statements, Foster Wheeler's assets, liabilities and contingent liabilities will be recognized at fair value; the excess of the cost of the acquisition over the net fair value of the assets, liabilities and contingent liabilities recognized will be recorded as goodwill.

Appraisal Rights

        Foster Wheeler shareholders who consider the compensation in the Squeeze-Out Merger to be inadequate may exercise appraisal rights in accordance with Article 105 of the Swiss Merger Act by filing a suit against the surviving company with the competent Swiss civil court in the Canton of Zug, Switzerland (the corporate seat of Foster Wheeler) or at the corporate seat of the surviving company.

        The suit must be filed within two months after the Squeeze-Out Merger resolution has been published in the Swiss Official Gazette of Commerce, which is expected to occur on 19 January 2014. Foster Wheeler shareholders will not be otherwise notified of the date of the expiration of their appraisal rights. An appraisal suit can be filed by shareholders who voted against the Squeeze-Out Merger, who have abstained from voting, or who have not participated in the Extraordinary General Meeting approving the Squeeze-Out Merger. If such a suit is filed, the court must assess whether the compensation paid or to be paid to the Foster Wheeler shareholders in the Squeeze-Out Merger is adequate compensation. Should the court consider the compensation in the Squeeze-Out Merger to be inadequate, the court must determine the amount of compensation due to the relevant shareholder, if any, and such court's determination will benefit all remaining Foster Wheeler shareholders in the same legal position. The filing of an appraisal suit will not prevent completion of the Squeeze-Out Merger.

Effects of the Squeeze-Out Merger on Foster Wheeler

        As a result of the Squeeze-Out Merger, Foster Wheeler will merge with and into Swiss MergeCo. Swiss MergeCo will be the surviving corporation in the merger. All of the Company's assets and liabilities will be transferred to Swiss MergeCo by operation of law with effect from the registration of the Squeeze-Out Merger in the Commercial Register of the Canton of Zug, Switzerland, and Foster Wheeler will be dissolved without liquidation and deleted from the Commercial Register.

        The assets and liabilities of the Company are being transferred to Swiss MergeCo at book value based on the audited merger balance sheet of the Company as of 30 September 2014, which is attached to the Merger Agreement and which shows assets in the aggregate amount of CHF 2,962,334,658 and liabilities in the aggregate amount of CHF 814,727,632 and thus an asset surplus of CHF 2,147,607,026. As among the Company and Swiss MergeCo, the Squeeze-Out Merger shall have retroactive effect as of 1 October 2014. All actions of the Company taken after 30 September 2014, are be deemed to have been taken for the account of Swiss MergeCo. Swiss MergeCo accepts all changes to assets and liabilities as compared to the merger balance sheet which have occurred after 30 September 2014. The audited merger balance sheet of the Company as of 30 September 2014 is further part of the statutory standalone interim accounts of the Company as of 30 September 2014 which the Board asks to be approved together with the Merger Agreement.

Stock Exchange Delisting and Deregistration

        On 13 November 2014, we notified NASDAQ of our intention to delist the Foster Wheeler Shares from the NASDAQ Global Select Market and on 24 November 2014, we filed a Form 25 Notification of Removal from Listing and/or Registration with the SEC. Our Shares were delisted effective from the close of trading on 3 December 2014.

        As soon as practicable following the Squeeze-Out Merger, once the requirements for deregistration are met, we intend to file with the SEC a Form 15 requesting the deregistration of the Foster Wheeler Shares under Section 12(g) of the Exchange Act and the suspension of the Company's reporting obligations under Section 15(d) of the Exchange Act.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR"
THE APPROVAL OF THE MERGER AGREEMENT AND THE STATUTORY
STANDALONE INTERIM ACCOUNTS OF THE COMPANY AS OF 30 SEPTEMBER 2014.

OTHER AGENDA ITEMS

AGENDA ITEM 2—GRANT OF DISCHARGE FROM LIABILITY TO THE BOARD OF
DIRECTORS AND THE EXECUTIVE OFFICERS

        As is customary for Swiss corporations and in accordance with article 698, paragraph 2, item 5 of the Swiss Code of Obligations, shareholders are asked to discharge from liability all the individuals who served as members of the Board of Directors or as an executive officer of our Company for the period from 1 January 2014 through and including 30 September 2014, including those former members of the Foster Wheeler Board and executive officers of Foster Wheeler whose term ended during the course of 2014. Such discharge relates to facts that have been disclosed, or are otherwise known, to the shareholders. The release binds only Foster Wheeler AG and the shareholders who either voted in favor of the proposal or who subsequently acquired shares with knowledge of this resolution.

        Under Swiss law, the right of shareholders who do not vote in favor of this proposal to bring an action against the directors and/or executive officers with respect to the matters discharged is extinguished within six months after approval of this proposal by the shareholders.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE GRANT OF DISCHARGE FROM LIABILITY TO THE BOARD OF DIRECTORS AND THE EXECUTIVE OFFICERS FOR THE PERIOD FROM 1 JANUARY 2014 THROUGH AND INCLUDING 30 SEPTEMBER 2014.

 OTHER MATTERS

Deadline for Shareholder Agenda Items and Director Nominations for the 2015 Annual General Meeting of Shareholders

        Following completion of the Squeeze-Out Merger, Foster Wheeler will be dissolved without liquidation and deleted from the Commercial Register of the Canton of Zug, Switzerland. As soon as practicable following the Squeeze-Out Merger, we intend to file with the SEC a Form 15 requesting the deregistration of the Foster Wheeler Shares under Section 12(g) of the Exchange Act and the suspension of the Company's reporting obligations under Section 15(d) of the Exchange Act. As a result, if the Squeeze-Out Merger is completed successfully, there will be no 2015 Annual General Meeting of Shareholders. If the Squeeze-Out Merger is not completed successfully and/or we are required to hold a 2015 Annual General Meeting of Shareholders, then the procedures and deadlines for shareholder agenda items and director nominations described below will apply.

        Under Swiss law and Foster Wheeler's Articles of Association, any shareholder of record can request in writing for an item to be put on the agenda for a shareholders' meeting, provided that we receive such requests by the date that is 45 calendar days in advance of the anniversary of the date that we filed our proxy statement for the previous year's Annual General Meeting of Shareholders with the SEC. Your written request with respect to items for the 2015 Annual General Meeting of Shareholders must be received by 15 February 2015 and specify the relevant agenda items and motions, together with evidence of the required shareholdings recorded in the share register, as well as any other information as set forth in Foster Wheeler's Articles of Association and as would be required to be included in a proxy statement pursuant to the rules of the SEC. We will use our reasonable best efforts to include in our proxy statement all agenda items and nominations received by 15 February 2015; however, any such requests received after 2 December 2014 may not be eligible for inclusion.

        If you want an agenda item to be eligible for inclusion in our proxy statement and form of proxy for the 2015 Annual General Meeting of Shareholders in accordance with SEC Rule 14a-8, we must receive your proposed agenda item no later than 2 December 2014 (120 days prior to the first anniversary of the date the proxy statement for our Annual General Meeting of Shareholders on 7 May 2014 was distributed) and your proposed agenda item must comply with the requirements of Rule 14a-8.

        To submit a nomination or an agenda item for our 2015 Annual General Meeting of Shareholders, or to obtain additional information as to the proper form of a nomination or an agenda item, contact the Secretary in writing at Office of the Corporate Secretary, Foster Wheeler AG, c/o Foster Wheeler Inc., 53 Frontage Road, P.O. Box 9000, Hampton, New Jersey 08827-9000.

        Notwithstanding the foregoing, under Swiss law, at a general meeting shareholders registered with voting rights in the share register may raise counterproposals related to any item on the agenda.

Other Matters

        Our Board of Directors is not aware of any matters that are expected to come before the Extraordinary General Meeting other than those described in this proxy statement and the Notice of and Invitation to Attend the Extraordinary General Meeting. If other matters should properly come before the meeting, the independent proxy will vote the proxies in accordance with the instructions received. In the absence of instructions, the respective Shares will not be voted.

By Order of the Board of Directors

Ian McHoul

Chairman of the Board of Directors

                              December 2014

 INFORMATION ABOUT SWISS MERGECO

        Swiss MergeCo was formed on behalf of AMFW by AMEC International solely for the purposes of effecting the Squeeze-Out Merger. Swiss MergeCo was incorporated on 14 November 2014 under the laws of Switzerland and registered in the Canton of Zug. Swiss MergeCo's principal offices are located c/o Foster Wheeler at Lindenstrasse 10, 6340 Baar, Switzerland.

        The quota capital of Swiss MergeCo amounts to CHF20,000 and consists of 200 quotas at a par value of CHF100 each. All of the outstanding quotas are owned by AMEC International. The managing officers of Swiss MergeCo are Samir Brikho, Ian McHoul, Gert Stam and Karin Johannis.

 INFORMATION ABOUT AMEC INTERNATIONAL

        AMEC International was formed by AMFW to make the Offer and effect the Acquisition. AMEC International was incorporated on 8 April 2014 under the laws of the Netherlands and registered in the Dutch Trade Register under number 60438843. AMEC International's principal offices are located at Facility Point, Meander 251, 6825 MC Arnhem, the Netherlands.

        The authorized share capital of AMEC International amounts to €1.00 and consists of one ordinary share. All of the outstanding ordinary shares are owned by AMFW. The AMEC International board consists of the following four members: Ian McHoul, Alan Dick, Gert Stam and Dilian Jansen.

INFORMATION ABOUT AMFW

Acquisition of Foster Wheeler

Reasons for the Acquisition

        AMFW is a focused supplier of consultancy, engineering and project management services to its customers in the world's oil and gas, mining, clean energy, environment and infrastructure markets.

        AMFW's business model seeks to ensure that it: employs talented people; is customer focused; sells the company's expertise and solutions; and seeks to adopt a "low risk" approach. AMFW operates through three geographic business units focused on bringing relevant expertise to bear for the benefit of its customers across four markets (Oil & Gas, Mining, Clean Energy and Environment & Infrastructure).

        AMFW seeks to grow its business by: (i) enhancing its position in its four chosen markets; (ii) increasing its capabilities and the range of services offered to its customers; and (iii) expanding its geographic presence, particularly in the Growth Regions.

        AMFW believes that the Acquisition complements its stated growth strategy and business model, and that AMFW will be well positioned to take advantage of, and create, new growth opportunities.

        Specifically, AMFW expects to be able to strengthen its Oil & Gas business as it believes the Acquisition positions it to become a leading global provider of engineering and project management services across the Oil & Gas value chain, expand its geographic footprint, particularly in Growth Regions, and benefit from a strong profitable power equipment business. AMFW believes that each of these benefits will be underpinned by the combination of AMFW's and Foster Wheeler's customer-oriented, collaborative and skilled workforces and by continued adherence to AMFW's low-risk, cash-generative business model.

        AMFW has identified the following as the key expected benefits of the Acquisition:

Enhancing AMFW's Market Position—Strengthening AMFW, Particularly in Oil & Gas

  •
  Positions AMFW to serve the entire Oil & Gas value chain. AMFW's Oil & Gas business has established strong customer relationships in the "upstream" part of the Oil & Gas value chain, and the addition of Foster Wheeler offers a complementary strength in the "mid" and "downstream" parts of that value chain.

  •
  Specifically, AMFW's upstream strengths in offshore engineering, upstream maintenance and operations, and oil sands projects are complemented by Foster Wheeler's proven mid and downstream capabilities related to gas monetization/liquefied natural gas projects, refineries and petrochemical/chemical projects. Each organization will bring strong project management capabilities to AMFW.

  •
  Ultimately, AMFW believes the Acquisition provides an enhanced ability to work with customers on a global basis and leverage more fully the growth that is being experienced in Oil & Gas markets.

  •
  Combines two highly skilled workforces. AMFW expects that the shared technical capabilities and experience of the two workforces will create new opportunities with existing customers, as well as with new customers. AMFW also expects to create new opportunities to expand, particularly for AMFW's brownfield and environment services businesses. AMFW believes that, with the additional skills, process expertise and know-how of Foster Wheeler, it will have a compelling core offering and be well positioned across its markets as one of the world's leading engineering and project management companies.

  •
  Creates opportunities for stronger customer relationships. AMFW and Foster Wheeler have a complementary customer base across international oil and gas companies. However, since the two entities generally operate in different parts of the value chain, AMFW should be well positioned to capitalize on common customers and present a more compelling proposition to them, including through the provision of enhanced project management capabilities and other service offerings. The combination is also expected to create additional revenue synergies with international oil companies across most regions given the existing relative strengths of each company. On a similar basis, AMFW expects to also benefit from the strength of Foster Wheeler's existing relationships with national oil companies.

Expansion of AMFW's Geographic Footprint—Building Growth Regions, Creating Regional Strength and Scale

  •
  More than doubles revenues in AMFW's Growth Regions.  Expansion in the Growth Regions, particularly Asia and the Middle East, has been a core focus for AMFW. Given the footprint of Foster Wheeler's business and projects, AMFW now has a presence in Qatar, Oman and Thailand, a high-value engineering center in India and an enhanced presence in China. There are also complementary positions in other markets throughout the Middle East and Asia Pacific regions. The revenue for the year ended 31 December 2013 from AMFW's Growth Regions business unit was £536 million and the revenue for the equivalent Foster Wheeler geographic markets was $839.6 million from Asia and $345.1 million from the Middle East.

  •
  Expands presence in Latin America.  The Acquisition also strengthens AMFW's presence in Latin America. Specifically, Foster Wheeler's presence in Mexico, Colombia and Venezuela will complement AMFW's existing presence in Chile, Peru and Brazil. Together, AMFW will have a stronger presence in the Latin American markets and is well positioned throughout the region to take advantage of project and revenue opportunities.

  •
  Strengthens regional position.  The Acquisition provides increased coverage and enhanced capabilities in each of AMFW's regions, including Latin America. AMFW believes that enhanced regional presence, expertise and project management will allow it not only to identify and execute additional revenue opportunities within specific regions, but also to offer more complete global solutions to its international customer base. Regional strength is also expected to enhance its position with national oil companies and other customers.

  •
  Brings scale benefits.  AMFW expects that it will benefit from increased scale and capabilities across a number of different fronts. In addition to those areas noted above, AMFW will have a bigger sales network and will focus on deploying its workforce across regions to deliver more complete solutions to its international and national customers. Further, if AMFW is successful in combining the various customer relationship and business development teams and cross-selling to customers across markets and regions, it is expected that there will be scale benefits from creating efficiencies, such as through increased workflow through its high value delivery centers. There are also expected to be greater opportunities to enhance the capabilities within, and deploy the resources of, Foster Wheeler's high-value delivery center, referred to as an HVDC, in India.

Enhancing AMFW's Services and Capabilities—Adding Foster Wheeler's Power Equipment Business

  •
  Introduces a strong profitable business to AMFW's portfolio.  The addition of Foster Wheeler's power equipment business will bring a leading supplier of advanced steam generators and auxiliary equipment into AMFW's portfolio, providing diversification from AMFW's existing core businesses. Specifically, this business supplies state-of-the-art power equipment and technology for electric power generating stations, district heating plants, waste-to-energy plants and industrial facilities worldwide. In recent years, the power equipment business has produced attractive profit margins and strong operating cash flow for Foster Wheeler, and AMFW should continue to benefit from a solid backlog of new orders.

Significant Cost and Tax Synergy Opportunities

        In addition to the enhanced revenue synergies described above, AMFW also believes the Acquisition offers significant cost and tax synergies.

        AMFW believes that it will benefit from annualized cost synergies of at least $75 million per year. The synergy opportunities will exist across AMFW, but will likely be primarily driven by removing duplication across the businesses, at the head offices and in the key functional areas. Further synergy benefits are expected to be driven by integration of information technology platforms and greater leverage of shared services across AMFW. There may also be tax synergies depending on the ultimate operational and financial structure of the AMFW.

        AMFW currently estimates that the expense of achieving the cost synergies will be $75 to $90 million over the first two years following completion of the Acquisition. AMFW anticipates that it will realize the full benefit of the cost synergies by the third year after completion of the Acquisition.

        There are risks inherent in the delivery of these estimated cost and tax benefits and any of these estimates may prove to be inaccurate. For further information regarding the principal risks associated with achieving these estimates, please see "Cautionary Statement Regarding Forward-Looking Statements" and "Risk Factors—Risks related to the Acquisition—Expected cost, tax and revenue synergies in relation to the Acquisition may not be achieved or may be materially lower than has been estimated and estimated Acquisition costs may be materially higher than anticipated".

Expected Return on Invested Capital

        For the reasons noted above, AMFW's board and senior management of AMFW believe that the Acquisition helps deliver on AMFW's stated strategy and will complement AMFW's focus on lowering risk and generating cash.

        In particular, AMFW anticipates that the Acquisition will be double-digit earnings enhancing in the first 12 months and will exceed AMFW's immediate post-transaction cost of capital within 24 months of completion.

        There are risks inherent in the delivery of these estimated earnings and they may prove to be inaccurate. For further information regarding the principal risks associated with achieving these estimates, please see "Cautionary Statement Regarding Forward-Looking Statements" and "Risk Factors—Risks related to the Acquisition—Expected cost, tax and revenue synergies in relation to the Acquisition may not be achieved or may be materially lower than has been estimated and estimated Acquisition costs may be materially higher than anticipated".

The Offer and Squeeze-Out Merger

        On 7 October 2014, AMFW and AMEC International commenced the Offer and upon, expiration of the Offer on 12 November 2014, acquired 95.275% of the outstanding Foster Wheeler Shares. In accordance with the terms of the Implementation Agreement, AMFW is initiating a Squeeze-Out Merger pursuant to the Swiss Merger Act. Following the completion of the Squeeze-Out Merger, Foster Wheeler will cease to exist.

Business Model and Strategy

        AMFW believes that the Acquisition will, among other things, accelerate the achievement of AMFW's growth strategy by expanding its position in the mid and downstream Oil & Gas market and enhancing its position in the Growth Regions and Latin America.

Business Model

        AMFW's business model seeks to ensure that it: employs talented people; is customer focused; sells the company's expertise and solutions; and seeks to adopt a "low risk" approach. AMFW operates through three geographic business units focused on bringing relevant expertise to bear for the benefit of its customers across four markets (Oil & Gas, Mining, Clean Energy and E&I).

People

        As AMFW does not own significant physical assets or proprietary technology, AMFW's principal asset is its people. AMFW believes that its continued success depends on its people and the way in which they deliver for customers, every day, around the world. AMFW employs highly skilled engineers, project managers, consultants and scientists who create long-term customer relationships and help develop AMFW's reputation for excellence. As a result, it is important that AMFW continues to attract, develop and retain skilled employees, in particular in light of a skills shortage in many of the geographies in which AMFW operates. In 2013, AMFW recruited successfully in resource constrained markets and was able to ensure that the right skills were available at the right place and time to service its customers. This included the recruitment of almost 6,000 people in Europe, largely to support project-based activity in the UK North Sea.

        The Acquisition will build on the strength of AMFW's employee base by combining two highly skilled, customer-focused workforces to provide high-value services, such as engineering, design and project management to an enlarged customer base. AMFW is expected to benefit from a combined workforce of more than 40,000 employees and the increased scale is expected to provide efficiencies, such as through increased workflow through HVDCs. AMFW will also benefit from the addition of the mid and downstream Oil & Gas expertise of current Foster Wheeler management and personnel, which AMFW expects will complement its own management's and personnel's expertise in upstream Oil & Gas to further develop its business and service offering. AMFW will continue to invest in and develop its combined workforce.

        AMFW also believes that the addition of Foster Wheeler's workforce will create new expansion opportunities for AMFW. For example, in Canada, AMFW expects to combine its team of experts in engineering and project management with Foster Wheeler's LNG experience to create a new presence in the Canadian gas market. Furthermore, AMFW believes that Foster Wheeler's Global Power Group will facilitate AMFW's engineers and project managers' access to the power market, especially in Asia.

Customers

        AMFW has a diversified customer base, which includes some of the largest international oil companies such as ExxonMobil and BP, mining companies such as PotashCorp, utility companies such as EDF Energy, or EDF, and government bodies such as the US Department of Defense. AMFW's top five customers accounted for approximately 25% of revenue and the remaining 15 customers in the top 20 accounted for 20% of revenue for the year ended 31 December 2013. AMFW typically leverages its reputation and long-term relationships with customers in order to secure the award of new business. Developing these long-term and worldwide relationships with customers is therefore a priority for AMFW and its success and reputation are evidenced by the high proportion of repeat business AMFW is able to generate, as well as the strength and longevity of its relationships with customers. In 2013,

AMFW was able to renew a number of long-term contracts with existing customers, win new long-term contracts and new customers and broaden its service offering to existing customers.

        The development of long-term and worldwide customer relationships will continue to be a priority for AMFW following the Acquisition. The Acquisition is expected to result in the addition of new customers, particularly in the mid and downstream Oil & Gas market and from Foster Wheeler's Global Power Group, and allow a wider range of services to be offered to existing customers of both AMFW and Foster Wheeler. For example, AMFW will be able to offer its combined customer base Foster Wheeler's extensive track record of managing large-scale, reimbursable EPC contracts and AMFW's depth of experience in brownfield and environmental services businesses, the latter of which AMFW expects to expand into the mid and downstream Oil & Gas markets. AMFW will also be able to serve customers on a wider basis, further enhancing its ability to serve existing customers wherever they are located and develop new customer relationships.

Expertise

        AMFW provides high-value services across the lifecycle of its customers' assets and the range of services it is able to provide is similar in each market or sector. See "—AMFW's Operations—AMFW's Services" below. AMFW's expertise is in designing, delivering and maintaining strategic and complex assets, offering total life of asset support from feasibility planning through to decommissioning. AMFW has a reputation for delivering engineering solutions for complex projects and operating in remote and harsh locations. AMFW operates in its four end markets on a variety of energy and commodity projects around the world. This diversified service offering partially offsets the cyclical nature of AMFW's customers' capital expenditure plans by reducing AMFW's dependence on any one part of the energy mix. However, AMFW believes its ability to act as "One AMFW" and deliver excellence each time are key differentiators in a competitive marketplace.

        The Acquisition will further strengthen AMFW's expertise by combining AMFW's and Foster Wheeler's engineering and project management experience. The addition of Foster Wheeler's mid and downstream Oil & Gas and Global Power Group expertise to AMFW's own upstream Oil & Gas and Clean Energy experience will further diversify AMFW's service offering.

Focus on Lowering Risk and Generating Cash

        AMFW's business model has a low-risk, cash-generative focus, which improves the predictability of its results. AMFW is deliberately technology independent and asset-light. In addition, AMFW has a large number of contracts, the majority of which are reimbursable contracts. While the structure of reimbursable contracts varies, these are generally less risky than lump sum contracts under which, if the contract does not occur as originally planned, AMFW cannot recover cost overruns, except to the extent they are caused by the customer or in certain other limited circumstances. In some cases, AMFW is paid its cost plus an agreed profit margin and may receive additional payments if pre-agreed targets related to key performance measures are achieved. AMFW will only take lump sum work under certain controlled circumstances. See "—Business Development and Contracts" below. AMFW's operations are both geographically and market diverse. However, AMFW uses common systems to ensure that work is delivered consistently and shared across offices. In December 2013, it opened a shared services center in the Philippines to consolidate finance and HR administrative activities for the Growth Regions and global IT support. AMFW has increased the collaboration between offices, teams, sectors and geographies to work as "One Amec Foster Wheeler".

        Following the Acquisition, AMFW expects that AMFW will continue its low-risk, cash-generative business model. One of the strengths of Foster Wheeler is that it has a similar business model to AMFW, with predominantly reimbursable contracting and an asset-light, cash-generative engineering and project management business. As at 31 December 2013, approximately 81% of AMFW's backlog was reimbursable or similar contracts. Foster Wheeler also operates an HVDC in India and AMFW expects to learn from Foster Wheeler's experience with its HVDCs to improve AMFW's competitiveness and collaborative capabilities.

Markets

        AMFW's operations are deliberately diversified across four end-markets, each of which is expected to grow in the long-term. AMFW is positioned across these markets in order to maximize what AMFW believes to be the long-term growth potential of each market and the need for high-quality engineering and project management services in each market. AMFW's diversification ensures that it is not dependent on any one part of the energy mix or on the cyclical nature of these markets. See "—AMFW's Operations—AMFW's Markets" below.

        The Acquisition is expected to add Foster Wheeler's mid and downstream capability to AMFW's existing upstream Oil & Gas position, strengthening AMFW's Oil & Gas business and enabling it to expand its operations across the whole industry value chain. AMFW also believes that the Acquisition will increase AMFW's exposure to the gas market, particularly in Canada. The addition of Foster Wheeler's Global Power Group is also expected to complement AMFW's existing position in the power sector. In addition, AMFW is expected to benefit from Foster Wheeler's expertise in petrochemicals and chemicals and add Foster Wheeler's position in pharmaceuticals with AMFW's existing positions in Clean Energy.

Geographic Operations

        AMFW manages its business across three geographic business units. See "—AMFW's Operations—AMFW's Geographic Operations" below. AMFW's organizational structure is designed to promote collaboration between markets and geographies and between AMFW's teams and offices. In turn, this increases efficiency and productivity, enabling AMFW to continue to deliver excellent service to its customers. For example, since 2010, AMFW has provided services to Rio Tinto's Oyu Tolgoi copper-gold project in Mongolia. These services are generally coordinated from the Americas and involve employees from Australia, China, Mongolia, Canada and the United States.

        The Acquisition is expected to further strengthen AMFW's geographic footprint by increasing revenues and providing scale in the Growth Regions and significantly expanding AMFW's presence in Latin America. The Acquisition is expected to double AMFW's revenues from the Growth Regions. AMFW will have a presence in Qatar, Oman and Thailand, HVDCs in India, China, Indonesia and Chile and an enhanced presence in China. The Acquisition will also allow AMFW to significantly expand AMFW's presence in Latin America, with Foster Wheeler's operations in Mexico, Colombia and Venezuela complementing AMFW's existing activities in Chile, Peru and Brazil.

        Following the Acquisition, AMFW will serve customers in more than 50 countries. AMFW expects AMFW to be structured in a manner that will enable it to provide its customers with high quality service across its geographic regions and it intends to do so through a new organizational structure comprised of four business units (Americas, Northern Europe & CIS, AMEA & Southern Europe and Foster Wheeler's existing Global Power Group) supported by a prominent strategy and business development function across the four key markets (Oil & Gas, Mining, Clean Energy and Environment & Infrastructure).

        AMFW's business model supports its strategy and it believes that by collaborating, improving and growing, it can ensure that it achieves its goals.

Strategy

        AMFW's strategy for 2015 and beyond focuses on growth. One of the key drivers for the Acquisition is to expand AMFW's global footprint into higher growth regions and build AMFW's presence in higher growth/value markets. AMFW believes that the Acquisition complements its stated growth strategy and business model, and that AMFW will be well positioned to take advantage of, and create, new growth opportunities.

Enhancing its Market Position, Particularly in Oil & Gas

        AMFW will continue to look for strategic opportunities to enhance its position in its chosen markets in order to minimize risk and maximize opportunities over the long-term. In particular, following the Acquisition, AMFW will offer complementary strengths in the mid and downstream portions of the Oil & Gas value chain. The Acquisition will also add new customers in AMFW's chosen markets and capitalize on common customers. In addition, AMFW will continue to develop the expertise and skills of its combined workforce in order to allocate resources across its businesses in response to shifting customer needs. Following the Acquisition, AMFW will continue to assess changing market conditions, including any volatility and cyclicality in each of its chosen markets, in order to maintain a favorable balance of activity between these markets.

Expanding its Geographic Footprint, Particularly in the Growth Regions

        Following the Acquisition, AMFW will continue to seek to build its presence in established geographies, such as the United Kingdom and North America, as well as expand into the Growth Regions, in particular the Middle East and Australasia, and improve its position in Latin America. This may come in the form of further acquisitions or organic growth. The Acquisition is expected to double AMFW's revenues in the Growth Regions and strengthen its activities in Latin America, and is also expected to produce scale benefits by creating efficiencies, such as through increased workflow through the HVDCs. Expanding its geographic presence will also involve building AMFW's existing market positions as AMFW's customers look for a wider range of services to be packaged together. As a result, AMFW will continue to promote collaboration across markets and geographies.

Enhancing its Capabilities and the Range of Services Offered to Customers

        Maximizing growth opportunities involves ensuring that the widest range of AMFW services is provided in each of AMFW's three geographic regions and each of its four markets. In particular, this involves expanding the services offered to existing clients, a priority that the Acquisition will help to implement. The Acquisition will add Foster Wheeler's existing power equipment business to AMFW's portfolio and further diversify AMFW's core businesses. At the same time, collaborating across teams, offices, markets and geographies will be critical to providing integrated services to AMFW's combined customer base. AMFW will continue to develop its capabilities by continuing to attract, develop and retain the best people, in particular those with experience in successfully developing complex projects. Going forward, AMFW expects that strategy and business development will play a greater role across all of AMFW's business units. This will ensure that AMFW continues to develop long-term relationships with its new and existing customers.

Proposed Operating Structure

        Upon the closing of the Offer on 13 November 2014, AMFW began implementing certain processes to integrate Foster Wheeler into its existing operations. The integration process is ongoing. As part of the integration of Foster Wheeler, AMFW is reviewing the operations of the combined business to ensure that they are structured in a manner that will enable it to provide its customers with high quality services across its geographic regions. AMFW will do so by reconstituting AMFW's geographic business units (as described below) and Foster Wheeler's existing Global Power Group.

        AMFW's four business units will be (i) Americas; (ii) Northern Europe & the Commonwealth of Independent States, referred to as CIS; (iii) Asia, Middle East and Africa, referred to as AMEA & Southern Europe, and (iv) Global Power Group. The four business units will be led by the Group Presidents: Simon Naylor, John Pearson, Roberto Penno and Gary Nedelka, see "Management of AMFW—Senior Management of AMFW". AMFW's new operating structure will be supported by a prominent strategy and business development function that is expected to enable it to institute a coordinated approach to projects and operations across the four key markets (Oil & Gas, Mining, Clean Energy and Environment & Infrastructure).

        AMFW expects to implement its new operational structure in January 2015. The following is a description of AMFW's current business and operational structure.

Overview

        AMFW is a focused supplier of consultancy, engineering and project management services to its customers in the world's oil and gas, mining, clean energy, environment and infrastructure markets. AMFW provides support for assets, such as upstream oil and gas production facilities, mines and nuclear power stations, throughout their lifecycle, from inception to decommissioning. AMFW provides the following services by market:

  •
  Oil & Gas, comprising a broad range of services, including engineering, project management and asset support, to onshore and offshore projects for the conventional oil and gas market, as well as unconventional oil and gas projects, in particular oil sands;

  •
  Mining, comprising consultancy, design, design/supply, and project and construction management services for mining companies worldwide;

  •
  Clean Energy, comprising engineering, procurement, construction and decommissioning services for nuclear energy, renewable energy (in the form of wind, solar, biomass and biofuel projects), transmission and distribution, and power; and

  •
  Environment & Infrastructure, or E&I, which offers environmental consulting and other services in the water, transportation/infrastructure, government services and industrial/commercial sectors.

        The Acquisition is expected to strengthen AMFW's mid and downstream capabilities beyond its existing upstream focus in the Oil & Gas market.

        The following table presents AMFW's revenue by market:

	Six months ended 30 June		Year ended 31 December
	2013(1)	2014	2011(1)	2012(1)	2013
	(£ millions)
Revenue by market
Oil & Gas	1,001	867	1,375	1,918	1,997
Mining	249	205	507	682	493
Clean Energy	467	542	732	945	956
E&I	291	270	534	566	564

Total excluding Investment Services/intercompany eliminations	2,008	1,884	3,148	4,111	4,010
Investment Services/intercompany eliminations	(17)	(26)	(15)	(23)	(36)

Total	1,991	1,858	3,133	4,088	3,974

Note:

(1)
Financial information for the six months ended 30 June 2013 and for the years ended 31 December 2012 and 2011 has been restated to reflect the reclassification in 2013 of the UK conventional power business as a discontinued business.

        AMFW has reported on a geographic basis since 1 January 2013, reflecting the new organizational structure implemented on that date. Its geographic regions are the Americas, Europe and Growth Regions (which includes Africa, the Middle East and Australasia). This structure is designed to promote collaboration and maximize growth opportunities across AMFW's operations.

  •
  Americas is AMFW's largest business unit, with balanced operations across each of AMFW's four markets;

  •
  Europe is primarily UK-based, with activities in Oil & Gas, Clean Energy, primarily nuclear, and E&I; and

  •
  Growth Regions comprise AMFW's operations elsewhere in the world. Currently, these operations are mainly in Oil & Gas, with some Mining and E&I activities. AMFW believes this business unit has the greatest potential for future growth.

        As well as strengthening AMFW's position in its core geographies, the Acquisition is expected to expand AMFW's presence in the Growth Regions and improve its position in Latin America.

        The following table presents AMFW's revenue by business unit:

	Six months ended 30 June		Year ended 31 December
	2013(1)	2014	2011(1)	2012(1)	2013
	(£ millions)
Revenue by business unit
Americas	1,154	1,060	1,807	2,500	2,247
Europe	589	545	899	1,080	1,227
Growth Regions	265	279	442	531	536

Total excluding Investment Services/intercompany eliminations	2,008	1,884	3,148	4,111	4,010
Investment Services/intercompany eliminations	(17)	(26)	(15)	(23)	(36)

Total	1,991	1,858	3,133	4,088	3,974

Note:

(1)
Financial information for the six months ended 30 June 2013 and for the years ended 31 December 2012 and 2011 has been restated to reflect the reclassification in 2013 of the UK conventional power business as a discontinued business.

        AMFW currently operates in approximately 40 countries and Foster Wheeler currently operates in more than 30 countries with limited overlap between the two companies. The following map shows AMFW's current locations.

        AMFW works with a wide range of customers ranging from "blue-chip companies" to national and local governments. AMFW's top 10 customers, which accounted for approximately 33% of revenue for the year ended 31 December 2013, were:

Bluewater	ExxonMobil
BG	GDF SUEZ
BP	Marine Well Containment Company, or MWCC
ConocoPhillips	National Grid
EDF Energy	Syncrude

        The next 10 customers accounted for approximately 12% of revenue for the year ended 31 December 2013. Another important customer for AMFW, through its interest in NMP, the parent body organization for the Sellafield site in the United Kingdom, is the Nuclear Decommissioning Authority, or NDA.

Historical Organizational Structure

        The following chart presents AMFW's organizational structure:

Incorporation and History

        AMFW was formed in 1982, when Fairclough Construction merged with William Press to form AMFW. The Matthew Hall Group of Companies was incorporated into the AMFW group in 1988. In recent years, AMFW has transformed its operations from a civil construction company to a consultancy, engineering and project management company through a combination of organic growth, acquisitions and divestment of non-core activities. Key acquisitions and disposals which have contributed to the evolution of AMFW's business include:

  •
  in 2000, the acquisition of AGRA Inc. (the amalgamation of HJ Simons and the Montreal Engineering Company, or Monenco), a North American environmental, engineering and construction services company, which was AMFW's first major North American acquisition and which significantly expanded AMFW's operations in North America; and Ogden Environmental and Energy Services Co. Inc., a US environmental consulting company;

  •
  in 2005, the acquisition of Paragon Engineering Services, Inc., a Houston-based oil and gas engineering services company, which expanded AMFW's Oil & Gas operations in North America and provided a critical mass in an important center for the market; and NNC Holdings Limited, a UK nuclear consultancy and engineering business, which established AMFW's presence in the nuclear sector in the United Kingdom and Canada and provided it with a position in the European and South African nuclear markets;

  •
  in 2007, the sale of its UK-based civil construction businesses;

  •
  in 2008, the acquisition of Geomatrix Consultants, Inc., a California-based technical consulting and engineering firm which provided AMFW with an enhanced position in the western United States for the provision of environment and infrastructure services; Rider Hunt International Limited, a project services company to the oil, gas, chemical, energy and process industries, which added consultancy services in program and project management to AMFW's existing expertise; and Bower Damberger Rolseth Engineering Limited, a specialist in-situ oil sands business in Canada, which added in-situ expertise to AMFW's existing mineable oil sands expertise;

  •
  in 2008, the sale of its wind developments business;

  •
  in 2009, the acquisition of GRD Limited, an engineering and project delivery company based in Perth, Australia, specializing in the design, procurement and construction of mineral projects, which expanded AMFW's mining business outside the Americas and furthered AMFW's strategy of expansion in Growth Regions;

  •
  in 2010, the acquisition of Entec Holdings Limited, a UK-based environmental and engineering consultancy company, which significantly strengthened AMFW's E&I capabilities in the United Kingdom;

  •
  in 2011, the acquisition of MACTEC Inc., a US engineering and environmental services company, which expanded AMFW's geographic coverage of the eastern United States for the provision of environment & infrastructure services; and QED International Limited, or qedi, an oil and gas completions and commissioning services company, which strengthened AMFW's project delivery capability across its key markets;

  •
  In 2012, the acquisition of Energy, Safety and Risk Consultants (UK) Limited, or ESRC, Serco Group plc's UK-based nuclear technical services business, which expanded AMFW's footprint and capabilities in the civil and nuclear defense markets, particularly in the United Kingdom; Unidel Group Pty Limited, or Unidel, a Brisbane-based consulting, engineering and technical services company serving Australia's energy, resources and infrastructure sectors, which expanded AMFW's capabilities in the Oil & Gas, Mining and Clean Energy markets in Australia; and a 50% stake in Kromav Engenharia Ltda, or KROMAV, a participant in the Brazilian oil and gas market, which provided an important foothold for AMFW in Brazil; and

  •
  in 2013, the acquisition of Automated Engineering Services Corp, a US design engineering nuclear services firm which provides design/modification engineering, engineering analysis, safety, licensing and regulator services and engineering program support to existing nuclear utilities, which expanded AMFW's nuclear position in the United States.

        AMFW was incorporated and registered in England and Wales on 2 November 1982 as a public company limited by shares under the Companies Act 1948 to 1981 and with the registered number 01675285. AMFW is headquartered at Old Change House, 128 Queen Victoria Street, London EC4V 4BJ, United Kingdom, its registered office is at Booths Park, Chelford Road, Knutsford, Cheshire WA16 8QZ, United Kingdom and its main telephone number is +44 (0) 20 7429 7500. AMFW Shares are listed on the Official List and were admitted to trading on the main market of the LSE under the symbol "AMFW" on 2 December 1982. On 13 November 2013, AMFW changed its name from AMEC plc to Amec Foster Wheeler plc and its ticker on the LSE is now "AMFW". AMFW ADSs are traded on the NYSE under the symbol "AMFW".

AMFW's Operations

AMFW's Services

        AMFW seeks to maximize growth opportunities by ensuring that it provides a wide range of services to its customers in each of its four markets and three business units. AMFW focuses on delivering the "AMFW Way", which is fundamentally about improving the way AMFW delivers projects to its customers. It is not "one size fits all", it is flexible and scalable. The "AMFW Way" defines a common approach to executing projects within AMFW by combining an assurance framework for project delivery with access to a comprehensive reference framework of guidance, tools and best practice examples. Adaptability to local markets and collaboration between AMFW employees will allow AMFW to provide a tailored and flexible service offering and will enable AMFW to differentiate itself in the markets in which it operates.

        AMFW provides a similar range of services to its customers in each of its four markets. These services are delivered across the life cycle of AMFW's customers' assets and range from consulting, engineering, construction and construction management to project management, operations and maintenance and decommissioning, and are often for complex projects and operations in remote and harsh locations. These services include:

Consulting

        AMFW provides consulting services to customers across many industry sectors. AMFW's consulting services fall into four main groups:

  •
  Business consulting to the Oil & Gas and Mining markets. AMFW works with customers to identify, define and understand key issues and provides customer-specific recommendations, strategies and solutions designed to realize maximum value for a customer's assets. These offerings are underpinned by AMFW's wider engineering and project management expertise.

  •
  Commercial consulting in the form of project services and cost planning to all four of AMFW's markets, particularly Oil & Gas. These services are provided by AMFW subsidiaries Rider Hunt International and Aquenta Consulting under their own brands.

  •
  Environmental consulting encompasses environmental engineering and science, geotechnical engineering, water resources, materials testing and engineering, engineering and surveying, and program management across all four markets.

  •
  Technical consulting by delivering projects and solving complex issues in each of AMFW's four markets. For example, in the Mining market, AMFW is involved in ore resource estimation, mine planning and feasibility studies.

Engineering

        AMFW's engineering services are central to AMFW's ability to deliver projects to its customers in each of its markets. AMFW has expertise in various engineering disciplines including geotechnical engineering, materials engineering and engineering design. AMFW has a global network of engineering centers delivering sophisticated technical solutions to its customers in a cost-effective manner. Therefore, engineering the AMFW way involves aspiring to provide a consistent quality of service tailored to customer needs independent of location. AMFW deploys the best mix of its capabilities through a well-integrated work share and technical performance management system that allows its engineers to work on projects across different business units. AMFW has particular expertise in undertaking large and complex projects in remote areas and in extending the life of assets in the mid to late stages of their lifecycle, for example in brownfield oil and gas operations in the UK North Sea.

Construction and Construction Management

        AMFW provides construction and construction management services designed to enhance the quality and value of construction projects by focusing on the quality of materials, construction practices, and the level of care and quality control in the construction process. AMFW provides construction services from office locations throughout the world. AMFW's construction management professionals focus on project management, construction techniques, subcontractor management, health and safety, quality assurance and quality control. AMFW undertakes some of its construction work directly in North America and the United Kingdom and subcontracts the remaining work to third parties. AMFW provides construction management services across all four of its markets.

Project Management

        Project management is one of AMFW's core services which it uses to deliver its consulting, engineering and construction services to its customers. AMFW provides overall project management advice and support, health, safety, sustainability, environmental and quality direction and support, and commissioning and start-up services. AMFW has developed and refined integrated project management systems, procedures, guidance and best practice examples for the management and control of engineering, construction, procurement and commissioning of process and industrial facilities worldwide. These provide a model for AMFW's standard approach to project delivery. AMFW's project management services span all of its markets.

Hook-up and Commissioning

        Hook-up services typically involve connecting the various modules/subsystems which are part of a project or connecting new installations to existing ones. Hook-up may include elements of fabrication, such as connecting pipes or welding. Commissioning takes place once a project has been constructed and involves checking, inspecting, testing and documenting the operational aspects of a project prior to handover to the customer. AMFW may provide commissioning services together with hook-up services, or as a separate service. With the acquisition of qedi in 2011, AMFW acquired proprietary technology which allows it to deliver technical standardization across projects, improves the accuracy of planning and thereby ultimately reduces the risk of revenue or reputation losses during commissioning. The acquisition of qedi also expanded AMFW's specialist completions and commissioning capabilities.

Operations and Maintenance

        Once built, AMFW supports the operation of its customers' assets and seeks to improve the value of these assets through enhanced production, extension of the life of the asset and reduced operating costs. AMFW's operations and maintenance services include:

  •
  Asset support:  comprehensive specialist shutdown/overhaul, maintenance, mechanical and electrical construction and maintenance of offshore facilities.

  •
  Production operations:  includes production optimization consultancy services. The purpose of these services is to improve the reliability and performance of existing assets or reduce their costs, such as managing the obsolescence of ageing assets.

Decommissioning

        AMFW's decommissioning capabilities span a number of markets. AMFW has substantial experience in nuclear decommissioning and waste management in the United Kingdom, Canada, Eastern and Western Europe and the former Soviet Union. It has capabilities spanning from initial concept through to decommissioning and clean-up. AMFW also provides in-house specialist services, such as safety case and health physics support. This may include front-end technical studies, environmental assessments, verification of cost provisions, engineering and full project execution.

AMFW's Markets

        AMFW operates globally in four end markets—Oil & Gas, Mining, Clean Energy and E&I, and provides similar services to its customers in each market, including environment and infrastructure services in the Oil & Gas, Mining and Clean Energy markets. The E&I market includes customers in the water, transportation/infrastructure, government services and industrial/commercial sectors. AMFW expects each of these markets to grow in the long-term and has positioned itself across these markets to ensure that it benefits proportionately regardless of the relative weighting of future growth in the industry. Each market in which AMFW operates is also cyclical and AMFW's diversification ensures that it is not dependent on any one sector.

        The following table presents AMFW's revenue and the percentage of revenue attributable to each market.

	Six months ended 30 June				Year ended 31 December
Revenue and percentage of revenue by market	2013(1)		2014		2011(1)		2012(1)		2013
	(£ millions)	(%)	(£ millions)	(%)	(£ millions)	(%)	(£ millions)	(%)	(£ millions)	(%)
Oil & Gas	1,001	50	867	47	1,375	44	1,918	47	1,997	50
Mining	249	12	205	11	507	16	682	17	493	13
Clean Energy	467	24	542	29	732	23	945	23	956	24
E&I	291	15	270	14	534	17	566	14	564	14

Total excluding Investment Services/intercompany eliminations	2,008	101	1,884	101	3,148	100	4,111	101	4,010	101
Investment Services/intercompany eliminations	(17)	(1)	(26)	(1)	(15)	—	(23)	(1)	(36)	(1)

Total	1,991	100	1,858	100	3,133	100	4,088	100	3,974	100

Note:

(1)
Financial information for the six months ended 30 June 2013 and the years ended 31 December 2012 and 2011 has been restated to reflect the reclassification in 2013 of the UK conventional power business as a discontinued business.

Global Market Trends

        Population growth and increasing urbanization are drivers of increased energy demand, according to ExxonMobil's report, "2013 The Outlook for Energy: A view to 2040". From 2010 to 2040, ExxonMobil expects a 35% growth in demand for energy, even with significant efficiency gains, and a simultaneous growth in population by more than 25% to nearly nine billion people.

        The International Energy Agency (World Energy Outlook© OECD/IEA, 2013), or the IEA, sees the growth in primary energy demand coming from non-OECD countries, with China, India and the Middle East accounting for just under 60%. of the increase and emerging economies overall accounting for 90% of the growth. The IEA believes that a global investment in energy supply infrastructure of approximately $37 trillion is required between 2012 and 2035, with a disproportionately high share attributable to OECD countries because of higher unit costs for capacity additions and the need to replace ageing infrastructure. The oil and gas market is expected to account for almost $19 trillion of the total investment, with most of the balance being power.

        Although technology is facilitating the development of new resources, for example the development of tight oil and shale gas in North America, which are expected to allow the United States to meet its energy needs from domestic resources by 2035, the development of new sources of energy is becoming more complex because resources are increasingly located in harsh or remote regions.

Oil & Gas

        AMFW is involved in both conventional onshore and offshore oil and gas projects and unconventional oil and gas projects, in particular oil sands.

        The following table presents the percentage of Oil & Gas revenue attributable to each business unit.

	Six months ended 30 June		Year ended 31 December
Oil & Gas revenue by business unit	2013	2014	2011	2012	2013
	(%)
Americas	43	35	42	48	39
Europe	40	41	39	35	42
Growth Regions	17	24	19	17	19

Total	100	100	100	100	100

Oil & Gas Market

        The Oil & Gas value chain is typically divided into three segments: upstream, which involves exploration and production activities; midstream, which includes transportation and natural gas processing (i.e., gas monetization); and downstream, which refers mainly to the refining and petrochemical industries.

        Growth in the Oil & Gas market is driven by the long-term rise in energy demand. According to the IEA, oil demand is forecast to increase to 101 million barrels per day by 2035. The principal drivers of this demand are the transport and petrochemicals sectors in Asia (led by China and India) and the Middle East. For example, during 2013, China overtook the United States as the world's largest net oil importer. This demand is expected to offset the dampening effect of efficiency measures, environmental policies and relatively high prices in OECD countries.

        While there is greater consistency of international crude oil prices, gas prices exhibit significant regional differences, with European prices significantly above those in the United States and significantly below those in Japan. Historically, gas-rich countries such as Russia, Qatar and Iran have seen significant economic benefits from their gas-related infrastructure. There has been a recent "revolution" caused by the production of unconventional gas, predominantly shale gas in North America and coal-bed methane in Australia and elsewhere. Natural gas is relatively more difficult to transport than oil, although liquefied natural gas, or LNG, has become well established over the last 30 years.

        ExxonMobil expects natural gas to overtake coal as the number two global fuel behind oil by 2040. The IEA estimates that an annual average investment of $660 billion in upstream oil and gas activities is required for the period from 2013 to 2035 to meet the world's energy needs.

        The upstream Oil & Gas market can be divided into two market segments based on the methods that are used to produce these resources: conventional oil and gas and unconventional oil and gas. Conventional oil and gas is extracted, after well drilling operations, by the natural pressure of the wells, potentially boosted by pumping or compression operations. Unconventional oil and gas is produced using techniques such as surface mining and the injection of steam, chemicals (hydraulic fracking) or air into the rock. Unconventional oil and gas includes extra-heavy oil, natural bitumen (oil sands), shale, coal-based liquid supplies, biomass-based liquid supplies and gas to liquids. However, as economic and technological conditions evolve, resources previously categorized as "unconventional" may be considered "conventional".

        The IEA estimates that oil supply will increase from 89 million barrels per day in 2012 to 101 million barrels per day in 2035. Unconventional oil including oil sands, shale derived natural gas liquids and offshore deepwater production will be key contributors to this increase while output from conventional sources will decline. The change in the production mix is driven by increased production of shale oil, Canadian oil sands, natural gas liquids and increased deepwater production in Brazil.

        Oil sands are a natural mixture of sand, water, clay and bitumen, a type of heavy oil which must be removed from the sand and water before being upgraded into crude oil and other petroleum products. According to the Canadian Association of Petroleum Producers, oil sands make up almost the entirety of the proven crude oil reserves in Alberta, which are the third largest proven crude oil reserves in the world. Extraction of oil sands has historically used surface mining techniques similar to those used at open-pit mines. In-situ extraction is increasingly used and relies on various methods to liquefy and extract bitumen from underground oil sands resources.

        In general, oil and gas resources are becoming increasingly difficult to extract. Projects have become larger and more complex and environmental pressures have increased. As a result, there is expected to be a shift towards more frontier and deepwater developments. Oil and gas producers increasingly require services companies like AMFW to provide experts with proven experience in delivering projects on time, on budget, without harming people or the environment. Many international oil companies, or IOCs, are reviewing their levels of upstream capital expenditure, which may impact total market growth rates. This focus may shift the balance between the number of brownfield and greenfield projects entered into by AMFW's customers. For example, IOCs may be more likely to contract for brownfield projects, which are more capital efficient. In comparison, national oil companies, or NOCs, which are generally less affected by economic conditions, in particular changes in commodity prices, have maintained or increased their capital expenditure and are becoming increasingly independent of IOCs.

        Morgan Stanley's latest global exploration and production spending analysis suggests that, between 2012 and 2020, global upstream spending will grow at approximately 5.5% per year with offshore spending growth of 8.2% per year.

        As existing infrastructure ages and reserves are being depleted, more sophisticated performance and efficiency improvement solutions are required, driving expenditure in brownfield operations. Concurrently with the maturation of oil and gas assets, declining reservoir production and ageing infrastructure, the number of offshore facilities has increased to over 9,000 worldwide. This has increased the focus on the offshore maintenance, modifications and operations market, which the Douglas-Westwood "MMO Report 2014" expects to be worth around $672 billion between 2014 and 2018. As the key infrastructure (e.g., export infrastructure) is already in place, brownfield modification projects can represent an attractive economic alternative to greenfield projects.

        The midstream sector of the Oil & Gas market has seen significant change in recent years. Gas is seen as the cleanest fossil fuel and, as plans for new nuclear power plants have been postponed post-Fukushima, the demand for gas has increased. At the same time, an abundant supply of shale gas has become available in North America. Transportation of gas over long distances relies on costly infrastructure, in the form of pipelines and especially LNG shipping. According to Douglas-Westwood's "World LNG Market" forecast, global capital expenditure will total nearly $228 billion between 2013 and 2017, coming from both liquefaction projects and gas import terminals with both Australasia and North America playing a major role.

        In the downstream market, investment in refining is driven by growth in demand for crude oil-derived products, a desire to export price-advantaged crude oil feedstock (such as in the Middle East), a need for upgrades and modernization, particularly to handle more heavy crude, and the requirements of the petrochemical industry. Substitution by cheap and clean-burning natural gas and increased fuel efficiency have dampened refining growth in areas such as North America. AMFW expects that most investment will take place in Asia Pacific, Latin America and the Middle East. In petrochemicals, the global market is expected to grow at a compound annual growth rate of 6.7% between 2012 and 2018, according to Transparency Market Research. Major new investment in North America is being driven by the availability of cheap and plentiful shale gas, which provides feedstock advantage, and capacity expansion is also expected in the Middle East.

AMFW's Position

        AMFW has traditionally focused on the upstream segment of the overall Oil & Gas market, with the majority of its revenues coming from upstream, offshore oil projects. AMFW offers a variety of services to a broad range of customers, including IOCs and NOCs and independent operators in Europe, the Americas, the Middle East, Africa, the Caspian, Southeast Asia and China. In 2013, 81% of AMFW's Oil & Gas revenues came from IOCs, compared to 15% and 4% from NOCs and independent operators, respectively. AMFW operates in every part of the project delivery phase except early cycle exploration or drilling.

        In the conventional oil and gas market, AMFW provides feasibility studies, front-end engineering design, detailed engineering, project management, hook-up and commissioning and asset support services during the life of its customers' assets. These assets are largely offshore oil facilities, however, similar services are provided to onshore oil and gas facilities. AMFW conducts feasibility studies and provides front-end engineering design services for both greenfield and brownfield projects. AMFW's expertise on greenfield projects includes large and complex projects, often in deepwater and hostile conditions, around the world and it has developed a strong position in frontier regions, including the Caspian. AMFW increasingly provides more integrated solutions to new entrant operations on brownfield projects in the UK North Sea, often packaging a range of services provided across the value chain for its customers. These "concept to delivery" services often involve adapting existing facilities to cope with both mature reservoir conditions and new subsea tie-backs. Additionally, AMFW increasingly provides oil and gas services for IOCs as part of global framework agreements.

        In the unconventional oil and gas market, AMFW provides project management and engineering services to the upstream surface mining Canadian oil sands sector, with a history stretching back to the world's first oil sands plant in 1967.

        AMFW has historically focused on mineable oil sands, however, AMFW also has in-situ expertise, which is increasingly being used on oil sands projects. AMFW also provides environmental impact assessments and water table management on shale gas and coal bed methane projects.

        AMFW currently has a limited presence in the midstream and downstream segments of the Oil & Gas value chain, although it is currently providing project management consultancy services for a new oil refinery in Kuwait and project management services at a chemical complex in China.

        AMFW supports its operations in the Oil & Gas market using the full range of its environmental and infrastructure services to ensure that its customers meet and, where possible, exceed local legislation, providing them with solutions to environmental challenges.

Priorities

        AMFW aims to be one of the leading global providers of engineering and asset support services to the upstream offshore market. It intends to maintain a leading position in the UK North Sea and in unconventional oil and gas, while growing its brownfield engineering, in-situ oil sands and hook-up and commissioning capabilities. AMFW intends to maintain a diverse portfolio of projects, while continuing to broaden its service offering, customer base and geographic footprint.

        AMFW expects that the Acquisition of Foster Wheeler will complement its existing upstream Oil & Gas position by adding mid and downstream activities and increasing AMFW's exposure to gas markets.

Competitors

        There is no one competitor operating in all the same markets, with the same geographic footprint and with a similar approach to risk as AMFW. AMFW differentiates itself from its competitors based on technical excellence and customer focus. AMFW's competitors include companies who operate in the upstream Oil & Gas market, such as Aker Solutions, Chicago Bridge & Iron, KBR, Fluor, Jacobs, Petrofac, Saipem, Technip, Wood Group and WorleyParsons.

Mining

        AMFW provides consultancy, design, design/supply and project and construction management services to support a diverse range of mining organizations.

        The following table presents the percentage of Mining revenue attributable to each business unit.

	Six months ended 30 June		Year ended 31 December
Mining revenue by business unit	2013	2014	2011	2012	2013
	(%)
Americas	88	80	78	79	87
Europe	—	—	3	2	—
Growth Regions	12	20	19	19	13

Total	100	100	100	100	100

Mining Market

        Demand in the mining market has generally increased alongside the rising demand for energy and, more generally, resources, which has in turn been driven by population growth and increasing urbanization in emerging economies. However, the mining market has been negatively impacted by recent macroeconomic conditions, including the recent deceleration in commodity demand from China. It is expected that mining exploration spending will decrease and marginal projects will be postponed or cancelled as a result of lower commodity prices, general economic uncertainty and investor demand for mining companies to operate more efficiently in order to generate greater cash returns. The current economic uncertainty has led a number of major mining companies to announce delays to projects and cost reduction programs. According to PwC Research, overall forecasted capital expenditure in the mining market is expected to decline by approximately 11% to $116 billion in 2014. However, the United Nations Department of Economic and Social Affairs believes that an additional 2.6 billion people in emerging markets will become urbanized by 2050, which will be a key underlying growth factor for the mining market in the long term.

        Supply issues are also of increasing importance. Fewer easy-to-produce resources are leading to more challenging, complex and expensive developments in more remote and higher risk locations. New mining projects are increasingly shifting away from open pit to underground mining, which requires more logistical infrastructure and upfront capital.

AMFW's Position

        AMFW provides mining consultancy (including ore resource estimation, environmental services, mine planning and feasibility studies), design and project and construction management services to a range of mining companies. AMFW's customers are predominantly mid-tier companies, defined as those with a market capitalization between $5 billion and $40 billion, and equivalent sized private or state-owned companies. In 2013, mid-tier customers accounted for approximately 57% of AMFW's revenue in the Mining market and major mining companies, defined as those with a market capitalization over $40 billion, and equivalent sized private or state-owned companies, accounted for approximately 13% of AMFW's revenue in the Mining market. The remaining 30% comprised small public, private and state-owned mining companies. AMFW sees further opportunities for growth by expanding its position with major mining companies.

        AMFW's business is deliberately diversified across a range of different commodities. AMFW has developed technical capabilities in a number of commodities, including specialty commodities, which differentiates it from its competitors. AMFW currently has a strong position in the recent growth commodities of potash, copper, gold and iron ore. AMFW's capabilities across different commodities allow it to respond to growing demand for a particular commodity and mitigate the impact of market volatility and changing customer focus.

        The following table presents AMFW's Mining revenue by commodity type.

	Year ended 31 December
Mining revenue by commodity type	2011	2012	2013
	(%)
Copper	26	23	25
Gold	20	16	23
Potash	18	15	22
Iron ore	29	37	15
Coal	<1	3	3
Lead-zinc	2	1	3
Uranium	2	1	3
All others	3	4	6

Total	100	100	100

        Although AMFW has historically focused on providing services to surface mining, it is expanding its operations to include underground mining in response to a global shift as surface mines are being depleted. AMFW is increasing its expertise in underground mining services and project management. Through this expansion, AMFW aims to leverage its specialist skills and project delivery capability with regard to surface mining to provide additional EPCM services to underground mining operations. AMFW also provides design services and supplies mining equipment.

Priorities

        AMFW has extensive experience in international consulting, in engineering, procurement and construction management, or EPCM, in North and South America and in projects in harsh environments and remote locations. AMFW has an established position in Australia and is growing its business in Africa. As part of its overall growth strategy, AMFW intends to enhance its Mining capabilities, specifically with regard to underground mining and mining infrastructure, and strengthen its position in engineering, procurement and construction, or EPC, services, in response to growing demand for such services from customers looking to share risks in major projects. AMFW also intends to strengthen its large project portfolio, in order to establish itself as a Tier 1 service provider (as further explained below), increase its asset support capacity to service existing mining operations as they attempt to improve efficiency and cut costs and expand its existing design/supply capabilities into other areas of AMFW's business.

Competitors

        AMFW's competitors in the EPCM Mining market include Tier 1 service providers (i.e., those companies recognized as having the capability to execute large projects for mining companies anywhere in the world), such as Bechtel and Fluor and Tier 2 service providers (i.e., those companies with the capability to execute large projects only in certain locations), such as Hatch, Jacobs, SNC Lavalin and

WorleyParsons. AMFW believes that none of these companies provides the same broad range of services in the Mining market as AMFW.

Clean Energy

        AMFW's operations in the Clean Energy market are in nuclear energy, renewable energy (in the form of wind, solar, biomass and biofuel projects), power and energy transmission and distribution.

        The following table presents the percentage of Clean Energy revenue attributable to each business unit.

	Six months ended 30 June		Year ended 31 December
Clean Energy revenue by business unit	2013	2014	2011	2012	2013
	(%)
Americas	63	70	56	61	63
Europe	35	30	43	39	35
Growth Regions	2	—	1	—	2

Total	100	100	100	100	100

        Clean energy is expected to provide an increasingly significant part of the global energy mix going forward, with growth primarily driven by concerns around security of supply, increasing demand for power and environmental concerns. However, strong growth in conventional power generation in emerging markets relative to the growth in clean energy has resulted in the proportion of clean energy as part of the global energy mix remaining steady in recent years.

        The IEA expects that nuclear energy will be used to generate around 12% of the total electricity produced in 2035, which is broadly in line with today's energy generation levels. The situation of nuclear power varies from country to country as certain countries, like Germany, look to decommission their nuclear capacity, whilst others, like the United Kingdom and China, are committed to new build programs. The United Kingdom currently has 16 nuclear reactors generating 10 gigawatts of electrical energy, around one-sixth of the United Kingdom's electricity requirements. During 2013, the British government and EDF announced that they had reached an agreement in principle on the key commercial terms for a new 3.2 gigawatt nuclear plant at Hinkley Point in Somerset, although the final investment decision has been postponed and the agreement in principle is under review by the European Commission. Horizon and NuGen are also developing plans to build new nuclear plants in the United Kingdom. In addition, many of the world's nuclear facilities will be reaching the end of their currently permissioned life over the next 20 years. Life extensions and reactor support will be necessary to maintain Canada's 19 nuclear reactors, mostly in Ontario, which provide 15% of Canada's electricity. Likewise, around 75% of France's electricity comes from nuclear power, with an ageing fleet of 58 reactors across the country. The demand for nuclear decommissioning and waste management services is expected to increase as civilian and military nuclear assets are retired and as countries and utilities focus on managing their nuclear energy.

        According to ExxonMobil, renewable energy supplies, including traditional biomass, hydro and geothermal energy, as well as wind, solar and biofuels, will contribute 15% of the global energy mix by 2040, an increase from 12% in 2010. Growth in renewables will be driven by climate change and environmental policies, energy security concerns and by price and cost developments. Both BP and the IEA predict that the proportion of fossil fuels in the overall energy mix will decrease by approximately 5% by 2035 as renewables continue to replace oil and coal.

AMFW's Position

        AMFW provides services to nuclear and other clean energy installations, such as wind farms, solar farms, biomass and biofuel facilities and conventional power plants, as well as transmission and distribution assets. Nearly half of AMFW's revenues in the Clean Energy market for the year ended 31 December 2013 came from renewable energy while approximately one-third came from nuclear.

  •
  Nuclear

        AMFW's nuclear business provides consultancy, engineering and project management services to support the full lifecycle of nuclear energy, from new build and reactor support (including lifetime extension) to nuclear decommissioning and waste management. AMFW has developed its nuclear capability over 60 years and has experience with many types of nuclear technology. AMFW's nuclear customers include major utilities, governments, national regulators, reactor suppliers and other significant stakeholders. AMFW has a material nuclear presence in the United Kingdom and Canada, a growing business in the United States and an established presence in Central and Eastern Europe.

  •
  Renewable energy

        AMFW's renewable energy focus is on wind, solar, biomass and biofuels projects. AMFW provides full service capabilities and is responsible for engineering, procurement of materials, construction, tie-in to the electrical transmission and distribution system and commissioning. AMFW's customers include power utilities, government agencies, technology developers and original equipment manufacturers. AMFW's renewable energy business does not hold any exclusive relationships with key technology providers in the market. This allows it to preserve its neutrality with regard to design and thereby bid competitively on projects for utilities providers and regulators. AMFW has an established renewables position, particularly in wind in Canada and is growing its business in the United States.

  •
  Power

        In power generation, AMFW principally serves the North American market. AMFW provides full service capabilities from planning, initial design, permitting and licensing through to construction and construction management including full engineering, procurement and construction project delivery. The majority of AMFW's work in power is performed for major energy providers, governments, developers and independent power producers. AMFW also provides engineering services to the process industries sector, in particular forest industries.

  •
  Transmission and distribution

        In the United Kingdom, AMFW's transmission and distribution business focuses on both gas and electricity transmission and distribution. This involves designing and installing pipework infrastructure from the main transmission system to residential and industrial users in the case of gas, and overland (pylon) and underground (cable) high voltage transmission infrastructure in the case of electricity. AMFW also offers its electricity transmission services in Canada. AMFW's major energy transmission and distribution customers are established system owners both in the United Kingdom and Canada.

Priorities

        AMFW's expertise, technology understanding and customer relationships provide opportunities for growth in the Clean Energy market. In addition, AMFW aims to drive growth across the Clean Energy market by pursuing additional international growth opportunities. AMFW intends to defend its existing positions, particularly in nuclear, while establishing itself in new regions and developing new customer relationships, for example with major power utilities and related companies in North America.

Competitors

        AMFW's principal competitors in nuclear energy include Bechtel, Cavendish, CH2M HILL, Jacobs Engineering Group Inc. and URS. In power and renewables, AMFW's principal competitors are predominantly based in North America and include AECOM, Black and Veatch, Sargent & Lundy and Tetra Tech. In transmission and distribution, AMFW's main competitors are Babcock Networks, Balfour Beatty, Burn and McDonnell, Costain, Laing O'Rourke, as well as Sargent & Lundy.

Environment & Infrastructure

        The E&I market consists of the water, transportation/infrastructure, government services and industrial/commercial sectors. AMFW provides environmental consulting, geotechnical and remediation services to its other three markets, which are discussed elsewhere in this section.

        The following table presents the percentage of E&I revenue attributable to each business unit.

	Six months ended 30 June		Year ended 31 December
E&I revenue by business unit	2013	2014	2011	2012	2013
	(%)
Americas	74	79	79	83	78
Europe	9	10	7	5	8
Growth Regions	17	11	14	12	14

Total	100	100	100	100	100

E&I Market

        Excluding design and construction-specific revenue, Engineering News Record estimates the global environmental consultancy market to be approximately £34 billion per year. This market has historically been large and fragmented, although there has been recent consolidation as large private sector customers are increasingly looking for seamless global project delivery.

        The Environmental Analyst expects the global environmental consultancy market to grow at a compound annual growth rate of 3% over the next five years, with services related to climate change and energy expected to show particularly strong growth. Growth in the market is expected to be driven by the need for natural resources and infrastructure to meet the demands of the growing population, global resource limitations and concern over the impacts of climate change, reliability of water supplies and the need to protect coastal areas and water infrastructure, and tightening regulations and enhanced risk management. Private-sector businesses and governmental agencies will continue to devote substantial expenditures in both developed and emerging markets to meet regulatory compliance requirements and address remediation liabilities, including large-scale radiological, chemical, and petroleum-related historic releases to soil, ground and surface water.

        According to PwC, global capital project and infrastructure investment currently estimated at around $4 trillion per annum, is set to increase by as much as 6 to 7% annually between 2014 and 2025, led overwhelmingly by growth in Asian countries and especially China. Investment in the UK is forecast to grow at nearly 4% annually over this period, in line with Western Europe, while North America is expected to fare better.

AMFW's Position

        AMFW provides environmental and infrastructure services across its markets and maintains a leading position and established brand in the environmental consulting market. On a standalone basis the E&I market served by AMFW consists of four sectors:

  •
  Water

        AMFW provides sustainable and environmentally-sound solutions to its public and private sector clients and delivers a full range of technical capabilities to water projects at all stages of planning, study, design and construction. AMFW's primary areas of focus are water resource management, water policy, storm water management, flood plain mapping and analysis, asset planning and management, and wastewater collection and treatment. AMFW also provides water services to its Mining and Oil & Gas markets, two sectors with substantial water-related risks and compliance requirements, which are reported under the respective markets.

  •
  Transportation/infrastructure

        AMFW provides program management, planning and design, project and construction management, asset development and long-term asset support to government transportation agencies, local municipalities and private-sector entities primarily in the Americas. AMFW is experienced in assessing and monitoring the environmental and ecological impacts associated with large-scale transportation/infrastructure projects.

  •
  Government services

        AMFW provides a variety of services to the US federal, Canadian and UK central governments, particularly to a wide range of US federal agencies, which are collectively the largest procurer of environmental services in the world. These services range from remediation programs to design and delivery of infrastructure facilities, including airfield facilities, energy sources and power plants, mission support facilities and site improvements at installations in North America and in various locations around the world.

  •
  Industrial/commercial

        AMFW provides regulatory compliance and remediation services, including due diligence, environmental planning/permitting, site investigations, engineering feasibility studies and site remediation to a variety of major clients in aerospace, chemical, manufacturing, paper, food, healthcare and process industries segments. The sector also capitalizes on its capabilities in industrial wastewater, geotechnical engineering, specialty testing and risk management in support of its global customer base.

        AMFW works predominantly in the United States, Canada and the United Kingdom, with an emerging presence in the Middle East, Africa and Australasia. It operates through a network of approximately 230 offices and 7,400 employees worldwide.

Priorities

        AMFW intends to build on its position in the environmental remediation markets in North America and the United Kingdom and leverage its E&I capabilities to expand both into specific geographies and across AMFW's other markets. AMFW aims to foster this growth through strategic investments in specific technical expertise and the establishment of relationships with peers for opportunities to cooperate on major projects. Many of E&I's existing customers in both the private and public sectors have global operations that will help facilitate global expansion.

Competitors

        A number of companies provide services in the E&I market, although the market is becoming increasingly less fragmented as customers look for full service providers. AMFW's principal competitors that provide environmental and infrastructure services are AECOM, Arcadis, Atkins, Balfour Beatty, CH2M HILL, Coffey International, ENVIRON, ERM, Jacobs, Golder Associates, Grontmij, Mott MacDonald, MWH Global, RPS Group, SLR, Tetra Tech, URS, WorleyParsons and WSP Environment and Energy.

AMFW's Geographic Operations

        As noted above, AMFW was reorganized in 2013 and is now managed on a geographic basis through three business units: the Americas, Europe and Growth Regions (which includes Africa, the Middle East and Australasia). AMFW manages legacy and non-core activities through its Investment Services business unit. The Americas is AMFW's largest business unit and AMFW expects it to remain the largest after the Acquisition. AMFW expects the Acquisition to significantly increase the scale of Growth Regions and AMFW will structure the operations of AMFW in a manner that will enable it to provide its customers with high quality service across its geographic regions and it intends to do so through a new organizational structure comprised of four business units (Americas, Northern Europe & CIS, AMEA & Southern Europe and Foster Wheeler's existing Global Power Group) supported by a prominent strategy and business development function across the four key markets (Oil & Gas, Mining, Clean Energy and Environment & Infrastructure).

        AMFW's geographic structure is designed to promote collaboration across services and markets and between people, which AMFW believes improves its service offering to customers and enhances its growth opportunities. Some of AMFW's customers expect AMFW and its competitors to package a wide range of services and capabilities together. AMFW brings resources together across its markets and geographies to meet its regional needs and ensure its people are deployed on projects which maximize value for the group overall. AMFW's HVDCs in Shanghai, China; Jakarta, Indonesia; and Santiago, Chile increasingly act as hubs, working together with AMFW's offices around the world to serve customers across its business units. These HVDCs provide the same competencies, level of delivery and quality, use the same tools and have the same culture as operations elsewhere. AMFW expects the Acquisition to contribute to AMFW's collaborative capabilities by allowing AMFW to learn from Foster Wheeler's operation of its own HVDC in India.

        Each business unit is led by a Group President, who reports directly to AMFW's chief executive. Each Group President is accountable for the operational and financial performance of the businesses within their business unit. There are also four market leaders who are responsible for overseeing business development, strategic development, resource allocation and key customer relationships around the world. AMFW's Project Delivery Leadership Team sits across the organization at the global level and is responsible for ensuring that expertise and best practices are shared throughout AMFW, and that a consistent level of quality is maintained when executing projects across multiple offices and businesses.

The Americas

        The following table presents the key performance measures for the Americas during the six months ended 30 June 2014 and 2013 and the years ended 31 December 2013, 2012 and 2011.

	Six months ended 30 June		Year ended 31 December
Key performance measures for the Americas	2013	2014	2011	2012	2013
	(£ millions, unless otherwise stated)
Revenue	1,154	1,060	1,807	2,500	2,247
Oil & Gas	37%	29%	32%	36%	35%
Mining	19%	15%	22%	22%	19%
Clean Energy	25%	36%	23%	23%	27%
E&I	19%	20%	23%	19%	19%
Trading profit(1)	113	102	200	233	241
Trading profit margin(2)	9.8%	9.7%	11.1%	9.3%	10.7%
Order book	1,550	1,350	1,490	1,270	1,450

Notes:

(1)
Trading profit is a non-IFRS measure and is defined as profit before net financing income excluding amortization, impairment and exceptional items, but including AMFW's share of joint venture trading profit. A reconciliation of trading profit to profit before net financing income for the Americas is provided in "Operating and Financial Review of AMFW—Results of Operations—Results of Operations by Business Unit—Americas".

(2)
Trading profit margin is a non-IFRS measure and is defined as trading profit as a percentage of revenue.

Locations

        AMFW has major offices in Calgary, Toronto, Saskatoon and Vancouver in Canada; Atlanta, Greenville and Houston in the United States; Santiago, Chile; and Lima, Peru.

        AMFW also provides oil and gas services through joint ventures in Angola and in Rio de Janeiro, Brazil.

        AMFW provides environmental and infrastructure services from local offices throughout North and South America.

Market Position

Oil & Gas

        AMFW is well positioned in the Oil & Gas market in the Americas. From its office in Houston, AMFW provides a broad range of services across the lifecycle of conventional oil and gas projects. AMFW provides these services to greenfield and brownfield operations, both onshore and offshore, throughout North America, including its work on the Marine Well Containment System, or MWCS, in the Gulf of Mexico, and through joint ventures, engineering and project management services to offshore conventional oil and gas projects in Angola and Brazil.

        AMFW is also well positioned to provide project management, engineering and infrastructure services to the Canadian mineable oil sands and is building its in-situ experience. AMFW's expertise includes mineable and in-situ extraction, as well as pipelines, power generation and infrastructure for bitumen extraction plants. For example, in recent years AMFW has been providing various services to Imperial Oil and ExxonMobil's initial development and expansion project at the Kearl oil sands facility.

Mining

        AMFW has a strong position in mining consulting, resource evaluation, pre-feasibility studies and EPCM, in particular in Canada and South America. AMFW works globally from North America, providing its Mining services to its North American customers wherever they are in the world. AMFW maintains a diversified position across major commodities including gold, copper and iron ore, and provides services to a number of companies in the potash market in the Americas.

Clean Energy

        AMFW's operations in the Americas' Clean Energy market have been focused on growing its solar, biofuels and nuclear positions in the United States and maintaining its nuclear and wind positions in Canada. In the Americas, the market for AMFW's solar EPC business is growing. Following its acquisition of Automated Engineering Services Corp., or AES, in 2013, AMFW is also focused on expanding its position in the nuclear sector. AMFW currently provides nuclear consultancy services to brownfield nuclear projects in the United States and Canada, and has an established position in onshore wind services in Canada. AMFW is currently looking to leverage its position in air quality control systems to expand into power and the delivery of EPC services.

E&I

        AMFW is a leading supplier in the E&I market across the Americas. AMFW has a strong position in the government services and industrial/commercial sectors, in which it carries out projects for the US federal, state and local governments. AMFW provides environmental, geotechnical and remediation services across its other three markets in the Americas.

Priorities

        AMFW's priorities in the Americas are to fully integrate its markets and services across the region, to expand into South America, to strengthen and diversify its customer base in the region and increase its collaboration with the Growth Regions. AMFW is also focused on increasing its positions in project management and construction management.

Customers

        AMFW's top 10 customers in the Americas in 2013 were Canadian Natural Resources Limited, ExxonMobil, Dominion Solar, International Power, K&S Potash, MeadWestvaco, MWCC, Newmont, RTI International and Syncrude.

Major Projects

        The principal types of services that AMFW provides in the Americas consist of:

  •
  EPCM services to onshore Oil & Gas projects, specifically at major oil sands projects in Canada and at copper, gold and potash mining projects globally;

  •
  engineering and project management services to upstream, offshore platforms;

  •
  EPC contracts to design and construct Clean Energy projects in Canada and the United States;

  •
  environmental and geotechnical services, specifically on remediation and stewardship projects; and

  •
  consulting across markets, in particular Mining.

        Recent examples of these projects include:

Imperial Oil Kearl Oil Sands

        AMFW was initially contracted at the end of 2006 to perform pre-feasibility at the Kearl oil sands facility in Alberta, Canada for Imperial Oil, which is an open-pit oil sands mining operation. AMFW was then contracted to do front-end engineering design work in 2008, following which an umbrella contract for multiple phases, including expansion, was entered into.

        The expansion phase is expected to produce oil in 2015, with capacity expected to increase through 2020. AMFW's work at Kearl is currently ongoing.

K+S Legacy Project

        AMFW was contracted to perform design and project management services at the Legacy Project potash mine in Saskatchewan for K+S. The Legacy Project is the first new greenfield potash mine built in Saskatchewan in nearly forty years. Commissioning is targeted for the summer of 2016. Under the contract, AMFW will continue to manage all detailed design and implementation activities through to plant start-up, including detailed engineering, supply chain, health, safety, security and environment, construction management, commissioning, and project management services for the mining, processing and site infrastructure facilities.

        The project was announced in February 2014 and commissioning is forecast for 2016. AMFW has provided continuous service to the Legacy Project since the end of 2011.

ExxonMobil Kizomba Satellites

        AMFW was contracted to perform engineering and project management services for the Kizomba Satellites project in offshore Angola for ExxonMobil. The Kizomba Satellites project is the development of satellite oil fields near the Kizomba oil field through the drilling of wells and tieback to two floating production, storage and offloading, or FPSO, vessels. The project is executed by the Paragon JV, AMFW's joint venture with Prodiaman, with support from AMFW's Houston-based offices.

        The project was secured in September 2009 and is expected to be completed in 2014. It is conducted under a continuing engineering services agreement with ExxonMobil. AMFW has supported the Kizomba developments for 11 years and has performed concept, front-end engineering design and follow on engineering, as well as international procurement and supply chain management over the full life cycle of the FPSOs.

Marine Well Containment Company Marine Well Containment System

        AMFW was contracted to perform the design and delivery of components of an expanded MWCS for the Marine Well Containment Company. The MWCS is being designed to enhance containment response capability to a well control incident in the Gulf of Mexico. The MWCS will be specifically designed to capture hydrocarbons from a damaged well. AMFW's role includes project management, engineering, fabrication, integration, and commissioning of modular equipment to be utilized by the capture vessels of the MWCS. The contract began in June 2011 and the final deliverable was successfully commissioned on 7 November 2014. AMFW expects to conduct minor follow-on support work on an ongoing basis through the first quarter of 2015.

Sempra Copper Mountain

        AMFW was contracted to perform EPC services to design and construct a 250 megawatt solar project at Copper Mountain 3 in Nevada for Sempra US Gas & Power, or Sempra. Copper Mountain

Solar 3 is the third phase of Sempra's landmark Copper Mountain Solar complex, currently one of the largest photovoltaic solar plants in the United States. The project was secured in August 2013 and is expected to be completed in 2015.

Honeywell Remediation Program

        AMFW was contracted to perform environmental and infrastructure services on more than 80 environmental remediation and stewardship projects under an alliance agreement with Honeywell. The Honeywell remediation program addresses historic environmental liabilities at Honeywell's legacy sites throughout the United States. AMFW principally provides remediation services, including detailed engineering design, construction management and maintenance, and facility dismantlement and demolition. AMFW entered into a master service agreement with Honeywell in 2009 and work on a variety of projects under the agreement is ongoing.

Bruce Power Project

        AMFW was initially contracted to perform project management services for the refurbishment and upgrade of two nuclear reactors in Ontario, Canada for Bruce Power. Bruce Power had shut down the reactors in 1995 and 1996 and was returning them to operational status. AMFW was awarded the contract in 2005 to provide project management, contract management and construction management services to Bruce Power. AMFW's responsibilities also included providing engineering and design services for a variety of projects related to the reactors. Bruce Power successfully brought the two units back into operation in early 2013 to return the site to its full 6,300 megawatt output of clean energy.

Europe

        The following table presents the key performance measures for Europe during the six months ended 30 June 2014 and 2013 and the years ended 31 December 2013, 2012 and 2011:

	Six months ended 30 June		Year ended 31 December
Key performance measures for Europe	2013	2014	2011(1)	2012(1)	2013
	(£ millions, unless otherwise stated)
Revenue	589	545	899	1,080	1,227
Oil & Gas	67%	65%	59%	62%	69%
Mining	—	—	2%	1%	—
Clean Energy	29%	30%	35%	34%	27%
E&I	4%	5%	4%	3%	4%
Trading profit(2)	40	45	95	95	93
Trading profit margins(3)	6.7%	8.2%	10.6%	8.8%	7.6%
Order book	1,620	1,940	1,610	1,570	1,730

Notes:

(1)
Financial information for the years ended 31 December 2012 and 2011 has been restated to reflect the reclassification in 2013 of the UK conventional power business as a discontinued business.

(2)
Trading profit is a non-IFRS measure and is defined as profit before net financing income excluding amortization, impairment and exceptional items, but including AMFW's share of joint venture trading profit. A reconciliation of trading profit to profit before net financing income for Europe is provided in "Operating and Financial Review of AMFW—Results of Operations—Results of Operations by Business Unit—Europe".

(3)
Trading profit margin is a non-IFRS measure and is defined as trading profit as a percentage of revenue.

Locations

        AMFW has major offices in Aberdeen, Darlington, Great Yarmouth, London, Knutsford and Birchwood in the United Kingdom, as well as smaller offices throughout Europe.

Market Position

Oil & Gas

        AMFW has a leading position in brownfield activities in the UK North Sea, where it has a long-standing presence in the Oil & Gas market. AMFW provides a full range of both brownfield and greenfield services including concept studies, front end, detailed and facilities engineering, procurement, project management, hook-up and commissioning, operations management and asset support. AMFW executes greenfield projects worldwide from its London office. In 2013, AMFW continued to benefit from its position in the UK North Sea.

Clean Energy

        AMFW has 60 years of experience providing services through the full lifecycle of nuclear energy from its offices in Europe (particularly in the United Kingdom) and South Africa, and has a strong position in new build, nuclear decommissioning and waste management in the United Kingdom. AMFW is also aiming to provide nuclear services in the Middle East from its European operations. The nuclear services that AMFW provides in South Africa, and aims to provide in the Middle East, are and will be provided from Europe and are recorded as revenue in Europe. AMFW has an established position in transmission and distribution in the United Kingdom. Through its transmission and distribution business, AMFW intends to establish a position in the shale gas market.

E&I

        AMFW has an established position in the United Kingdom and believes that it is well positioned for future growth in the E&I market. It has strong capabilities in the water sector and is also pursuing opportunities in the remediation of contaminated land in the United Kingdom.

Priorities

        AMFW's priorities in Europe are to maintain and grow its UK Oil & Gas and nuclear businesses and selectively expand these internationally. By maintaining the North Sea as a key hub for its oil and gas services to greenfield and brownfield projects, AMFW intends to develop opportunities in the Norwegian waters and grow its international position in greenfield and brownfield projects. AMFW aims to provide environmental and infrastructure services to support the Growth Regions. In the nuclear market, AMFW intends to leverage its position in the United Kingdom to pursue projects in Continental Europe and the Middle East. AMFW also plans to build on its position in transmission and distribution in the United Kingdom and grow this business in Continental Europe. AMFW is also aiming to grow its water business in the E&I market.

Customers

        AMFW's top 10 customers in Europe in 2013 were Bluewater, BG, BP, Britannia Operator Limited, ConocoPhillips, EDF, Fairfield Energy, GDF SUEZ, National Grid and ONEgas. The UK NDA was also a major customer of AMFW through its NMP joint venture.

Major Projects

        The principal types of services that AMFW provides in Europe consist of:

  •
  the delivery of services across the full asset life cycle of onshore and offshore greenfield and brownfield oil and gas facilities internationally from front-end engineering through EPC services and project management to hook-up, commissioning, ongoing asset support and decommissioning;

  •
  environmental, engineering and consulting services to a broad range of markets in the United Kingdom and Continental Europe;

  •
  consulting, new build, operational support and decommissioning services to a range of nuclear facilities in the United Kingdom and Continental Europe and in support of projects in Growth Regions; and

  •
  power and gas transmission and distribution services in the United Kingdom.

        Recent examples of these projects include:

BP Clair Ridge

        AMFW was retained by BP to perform hook-up and commissioning services for the construction and installation phase of two new platforms at Clair Ridge in the UK North Sea. The two new platforms, which are designed for the harsh North Atlantic environment, are due to be installed in 2015. The contract was awarded in March 2013 and is expected to be completed in 2016.

        Previously, AMFW worked on the conceptual engineering studies and the define phase of the project before delivering detailed engineering and project management services for the construction and installation phase of the two bridge-linked platforms in 2011 and 2012.

GDF SUEZ Cygnus

        AMFW was retained by GDF SUEZ to perform hook-up and commissioning support at the Cygnus gas field in the UK North Sea for GDF SUEZ. The Cygnus gas field is the largest gas discovery in the North Sea in 25 years. The field is being developed through one main hub that consists of three bridge-linked platforms and a second drilling center consisting of an additional platform. The work will be part of a series of major platform installations, including the full spectrum of commissioning and completions support.

        The contract was awarded in November 2013. AMFW previously provided front-end engineering design and detailed design work on the Cygnus platforms for GDF SUEZ.

ConocoPhillips Jasmine

        AMFW was contracted to perform brownfield detailed engineering and procurement services for ConocoPhillips' existing Judy platform and the hook-up and commissioning services for its new Jasmine facilities in the North Sea. The Jasmine field is a high pressure, high temperature gas condensate reservoir that will use the existing processing capacity of the Judy platform. The project involved the integration of three Jasmine topside platforms into the existing Judy platform. AMFW was awarded the contract in November 2010.

Shell ONEgas

        AMFW was contracted to provide services including maintenance, modification and capital projects, under an integrated services contract to ONEgas assets. ONEgas is a combined business unit of Shell UK Exploration & Production, or Shell, and the Nederlandse Aardolie Maatschappij B.V. The

contract includes all 54 of ONEgas' offshore assets as well as onshore gas plants in the United Kingdom and the Netherlands. The project is executed through the AJS joint venture with Jacobs and Stork.

        The contract was awarded in 2003. In February 2014, AMFW, via AJS, secured a five-year contract extension with a further five-year option period as a result of its performance under the initial contract award.

NDA Sellafield Decommissioning

        The project is a parent body contract for management of the decommissioning of the Sellafield complex in the United Kingdom for the Nuclear Decommissioning Authority, or NDA. The project is executed through AMFW's NMP joint venture with AREVA and URS. As the "parent body organization", NMP owns the Sellafield Site License company, or Sellafield Limited, which in turn manages and operates the reprocessing and waste storage facilities at Sellafield, two former power stations and an engineering design center, on behalf of the NDA. Sellafield is one of Europe's largest and most complex nuclear sites, and is responsible for storing and treating wastes from civil and military programs. Sellafield is the top priority in the UK government's nuclear decommissioning Program.

        NMP was awarded the initial five-year contract in 2008, with the option for periodic extensions up to a maximum of 17 years. In October 2013, the contract was extended by five years.

EDF UK Nuclear New Build

        AMFW was contracted to support EDF's proposed delivery of four new nuclear reactors in the United Kingdom. AMFW works with EDF in France and the United Kingdom providing project management and engineering services. AMFW is also responsible for assisting EDF's project management teams with engineering and site management activities, together with providing specific engineering studies for the non-nuclear sections of the plant in the power stations. The contract was awarded in April 2010 and is an 11-year contract with an option to extend for a further four years.

Growth Regions

        Growth Regions is the business unit which AMFW believes has the greatest potential for growth. In 2013, AMFW expanded its position in the Middle East, while it continued to look to improve its presence in Australasia in the face of challenging market conditions. The Acquisition is expected to greatly increase the scale of the Growth Regions.

        The following table presents the key performance measures for the Growth Regions during the six months ended 30 June 2014 and 2013 and the years ended 31 December 2013, 2012 and 2011.

	Six months ended 30 June		Year ended 31 December
Key performance measures for Growth Regions	2013	2014	2011	2012	2013
	(£ millions, unless otherwise stated)
Revenue	265	279	442	531	536
Oil & Gas	66%	74%	61%	62%	70%
Mining	11%	15%	21%	24%	12%
Clean Energy	4%	1%	1%	1%	3%
E&I	19%	10%	17%	13%	15%
Trading profit(1)	16	17	46	32	33
Trading profit margins(2)	6.1%	6.0%	10.3%	6.1%	6.2%
Order book	720	940	610	780	920

Notes:

(1)
Trading profit is a non-IFRS measure and is defined as profit before net financing income excluding amortization, impairment and exceptional items, but including AMFW's share of joint venture trading profit. A reconciliation of trading profit to profit before net financing income for the Growth Regions is provided in "Operating and Financial Review of AMFW—Results of Operations—Results of Operations by Business Unit—Growth Regions".

(2)
Trading profit margin is a non-IFRS measure and is defined as trading profit as a percentage of revenue.

Locations

        AMFW has two regional hubs in Growth Regions in Perth, Australia and Abu Dhabi, United Arab Emirates. AMFW also has major offices in Baku, Azerbaijan; Kuwait City, Kuwait; Doha, Qatar; and Manila, Philippines.

Market Position

Oil & Gas

        AMFW's operations in Growth Regions are primarily concentrated in the Oil & Gas market. AMFW has a strong engineering and project management consultancy position in the Middle East and a long-standing position in Azerbaijan. AMFW also performs services for downstream projects in China. It has a joint venture with Clough, with a number of projects including for Chevron in Western Australia and a joint venture with BlackCat for Occidental and Shell in Qatar.

Mining

        AMFW is a provider of consulting and project delivery services, including detailed design, EPCM and some EPC services, to the Mining sector in Australia, Asia and Africa. In the Growth Regions, as it does in the Americas, AMFW maintains a diversified position across major commodities. AMFW provides services to its customers in these regions from offices in Australia, South Africa and the United Kingdom.

Clean Energy

        AMFW has a presence in the nuclear sector in South Africa, where it is the majority stakeholder in Nuclear Consultants International (Pty) Ltd, a provider of services to the South African nuclear market. In South Africa, AMFW provides reactor support services, leveraging its experience of providing nuclear services in the United Kingdom. AMFW provides nuclear services in South Africa from Europe as discussed in "—AMFW's Operations—AMFW's Geographic Operations—Europe—Market Position—Clean Energy" above.

E&I

        AMFW provides a range of services on projects funded and procured by the US federal government. These services range from master planning, engineering design and construction of infrastructure projects including airfield facilities and associated site utilities. AMFW is also engaged in initiatives to expand its position in the water sector in Saudi Arabia, Qatar and Kuwait.

Priorities

        AMFW's priorities in the Growth Regions are to increase collaboration and support from the Americas and Europe and improve margins as the business matures. AMFW is also considering growth opportunities in Saudi Arabia.

Customers

        AMFW's top 10 customers in Growth Regions in 2013 were: Azerbaijan International Operating Company, or AIOC, US Air Force Civil Engineer Center, BP, ConocoPhillips, Kuwait National Petroleum Company, or KNPC, Kuwait Oil Company, or KOC, Samsung C&T Corporation, or Samsung, Swakop Uranium, the US Army Corps of Engineers and Zakum Development Company, or ZADCO.

Major Projects

        The principal types of services that AMFW provides in Growth Regions consist of:

  •
  project management consultancy and front-end engineering and design services for a number of upstream oil projects in the Middle East and Central Asia and selective EPCs and project management consultancy services for downstream projects in China;

  •
  ongoing support of oil and gas assets in Australasia;

  •
  mining services, including feasibility studies, design and construction management support, in Mongolia, Namibia, Australia and Liberia; and

  •
  design and construction of facilities and infrastructure for the US Army Corps of Engineers and the US Air Force in the Middle East and Southwest Asia.

        Recent examples of these projects include:

Kuwait Oil Company—Upstream Projects PMC

        AMFW was contracted to provide project management consultancy services for a portfolio of major upstream projects in Kuwait for KOC. Under the contract, AMFW will provide front-end engineering and design, project management consultancy services, engineering, construction management and training of Kuwaiti engineers. The project will be managed and delivered by a team of AMFW engineers in Kuwait, with front-end engineering and design execution from AMFW's London design office. The engineers' work will cover gathering centers, booster stations and related oil field infrastructure projects such as pipelines and water treatment plants.

        The five-year contract was awarded in January 2014. It was won in a competitive tender following AMFW's successful delivery of similar services under two previous five-year contracts since 2004.

BP Shah Deniz 2

        AMFW was contracted to provide the project management, construction and offshore hook-up and commissioning of the topside units of two platforms in the Shah Deniz gas field in the Caspian Sea for BP. The project is executed through the AMFW Tekfen Azfen, or ATA, consortium. Both topside units will be built at the ATA fabrication yard in Bibi-Heybat near Baku. The construction works under this contract commenced in January 2014, with completion expected in 2018. The contract builds on AMFW's 16-year history of working on BP-operated projects in Azerbaijan.

BP Engineering & Construction Management Services

        AMFW was contracted to provide project management, engineering, construction management and commissioning services for engineering modifications to all of BP's brownfield onshore and offshore oil and gas facilities in Azerbaijan. The contract combines BP's two existing offshore and onshore engineering modifications services contracts into one contract covering oil and gas facilities in what are some of the world's largest oil and gas fields.

        The five-year contract was awarded in May 2011 and may be extended by two further four-year periods. AMFW previously held the offshore engineering modifications services contract.

ZADCO Offshore Project Management Consultancy, Abu Dhabi

        AMFW was contracted to provide project management consultancy and technical support services at several projects on the Upper Zakum offshore oil development program in Abu Dhabi for ZADCO. Under the contract, AMFW supplies engineering, consultancy and project management services extending from the concept stage through front-end engineering design, design, construction and commissioning services. Among the projects in which AMFW has been involved are the replacement of a subsea oil pipeline, expansion of onshore/offshore gas treatment facilities, and a major program of work to increase offshore crude production capacity from 500,000 to 750,000 barrels per day. The contract has been ongoing since 2008.

ConocoPhillips Bayu Undan

        AMFW was contracted to provide operations and maintenance services to the Bayu Undan gas platform in the East Timor Sea for ConocoPhillips. Bayu Undan consists of a floating storage and offloading facility and three fixed platforms. The scope of work includes implementation engineering, work package preparation, planning, hazard assessment, coordination, offshore field services and implementation. The project is executed in joint venture with Clough.

        The contract was secured in 2004 and is currently in its final two-year extension option, which runs until November 2015, at which point it will be subject to re-tender.

Roy Hill

        AMFW was contracted to provide detailed design and engineering services on a 55 million tons per year iron ore mine in Western Australia for Roy Hill. The project aims to export ore in 2015 and expects to have a mine life of approximately 20 years. Samsung is the EPC contractor responsible for the $5.8 billion contract to design and build the port, rail and mine infrastructure. Under the contract, AMFW provides engineering services for the beneficiation plant, materials handling, and land-side port works, drawing on its ore handling plant and engineering expertise. The contract was awarded in April 2013 and the design is expected to be completed later in 2014, with support services for the construction phase continuing thereafter.

Investment Services

        AMFW's Investment Services includes the Incheon Bridge Public Private Partnership project, or the Incheon Bridge project. This project, which completed and opened to traffic in 2009, involved the construction of a cable-stay bridge in Incheon, Korea. AMFW was the project manager and a shareholder in the consortium which constructed the bridge. Investment Services also includes AMFW's insurance captive, AMFW's residual UK wind development activities and a range of other non-core activities.

Order Book

        AMFW's order book consists of the estimated remaining value of secured projects to be executed up to any break point. AMFW's order intake reflects the total value of contracts which have been awarded during the year. As at 30 June 2014, AMFW's order book was £4.2 billion, which excludes equity accounted joint ventures, such as NMP at Sellafield, and its order intake for the six months ended 30 June 2014 was £2.2 billion.

        The following table presents AMFW's order book by business unit.

	As at 30 June		As at 31 December
Order book by business unit	2013	2014	2011	2012	2013
	(£ billions)
Americas	1.55	1.35	1.49	1.27	1.45
Europe	1.62	1.94	1.61	1.57	1.73
Growth Regions	0.72	0.94	0.61	0.78	0.92

Total	3.89	4.23	3.71	3.62	4.10

        AMFW's order book comprises a mix of contracts which vary in length, although the majority are of a duration less than five years. As at 31 December 2013, approximately 60% of the total order book was allocated for execution over the next 12 months. A number of the contracts in AMFW's order book are for the operation and maintenance of its customer's assets. These contracts may be for multiple years but often include "break points", where the terms of the contract may be re-evaluated. Such contracts are typically only included in AMFW's order book through the next break point, usually two to five years out. This provides AMFW with greater certainty regarding the composition of its order book. AMFW's order book also contains contracts for projects which are being planned or are in construction (i.e., where customers are engaging in feasibility studies or developing front-end engineering designs, detailed designs, project management or hook-up and commissioning). These contracts are often for a much shorter duration and are typically awarded in phases. Contracts for environmental and infrastructure services across AMFW's markets are generally much smaller in value and AMFW's order book may have a large number of these small contracts at any one time. AMFW may also be awarded contracts on short notice as a result of a contract variation or other customer request which, because of the contract's short duration, would enter and exit AMFW's order book within a short time period.

        Potential tenders are reviewed at a number of levels within AMFW. At a corporate level, the tender review committee comprises AMFW executives and other senior management. The committee meets when necessary to consider tenders which fall outside the delegated authority of the business units. See "Management of AMFW—Management Committees of AMFW".

Business Development and Contracts

        AMFW recognizes that continued delivery of excellent work to its customers and the long-term relationships that develop as a result are important to its future growth. Nearly all of AMFW's new contracts are awarded through a tender process whereby a customer requests bids from a select pool of pre-qualified contractors, rather than through requests for tenders that are open to all. Such tenders may be for the full extent of a project, or for specified phases. In general, where AMFW is involved in early phases of a project it is more likely to be invited to tender and/or awarded contracts for subsequent phases. AMFW is more likely to rely on a "seller-doer" model when tendering for environmental and infrastructure services work, although there is an increasing trend towards larger framework contracts. This work also tends to be more localized. As a result, employees from local offices will be responsible for developing relationships with customers, soliciting work from these customers and performing the projects awarded to them.

        AMFW seeks to adopt a low risk contracting model, which has improved the predictability of its results. While the basic terms and conditions of the contracts that AMFW performs may vary, AMFW typically enters into two basic types of contracts: reimbursable contracts, which may also include target price contracts, or lump sum contracts. The majority of AMFW's contracts are reimbursable. AMFW only enters into lump sum contracts where it knows the customer and the project well.

        For the six months ended 30 June 2014 and the year ended 31 December 2013, reimbursable and lump sum contracts constituted approximately 80% and 20% of AMFW's contracts, respectively. Between 2011 and 2013, the number of reimbursable contracts relative to lump sum contracts has remained relatively steady.

        Under reimbursable contracts, the customer reimburses AMFW either on a schedule of hourly or daily rates or on actual costs plus a fee or multiplier. Many of AMFW's contracts also include additional performance payments to align its objective with those of its customers. Under incentive based or target contracts, AMFW's profit may be in the form of an incentive fee based upon achieving certain key performance indicators, such as completion on or ahead of time and/or budget, performance of the customer's facility and other indicators related to customers' key business drivers.

        Under lump sum contracts, AMFW bids against competitors on a contract based upon specifications and other design information provided by the customer. The tendered lump sum would be adjusted by way of variations or change orders. Typically, contracts that AMFW enters into in the Clean Energy business in the Americas and in the E&I market for the US federal government are on a lump sum basis. If AMFW performs well under these contracts it may benefit from cost savings. However, if the project does not proceed as originally planned, AMFW cannot recover cost overruns except to the extent caused by the customer or in certain other limited circumstances.

Joint Ventures

        Certain of AMFW's operations are performed through joint ventures. AMFW's most significant joint ventures as at 30 June 2014 were as follows:

  •
  a joint venture with Babcock Networks and Mott McDonald, which has been retained to upgrade overhead power lines and underground cables in the United Kingdom for National Grid;

  •
  a joint venture with Bateman Projects, which provides EPCM services for the development of the Husab Uranium Mine in Namibia;

  •
  a joint venture with Black Cat Engineering & Construction, which provides asset support services to the oil, gas and petrochemical sectors in Qatar;

  •
  two joint ventures with Clough Engineering and Integrated Solutions, which provide engineering, construction, operational readiness, maintenance, shutdowns and decommissioning services to clients in the Australasian hydrocarbons industry, including the ConocoPhillips Bayu Undan facility in the Timor Sea and on the operability, reliability and maintainability component of Chevron's Wheatstone project offshore facility;

  •
  a joint venture with Jacobs Nederland B.V. and Stork, which was created to deliver integrated services including maintenance, modification and capital projects to onshore and offshore ONEgas assets;

  •
  a joint venture with Larastia Sdn, which undertakes the provision of brownfield services to support the operation and maintenance of oil and gas assets located in Malaysia;

  •
  an interest in NMP, a joint venture with Areva and URS, which together owns 100% of Sellafield Limited, which provides decommissioning, maintenance, asset care and restoration services across the Sellafield site in Britain;

  •
  the establishment of PT AMEC Berca Indonesia, or ABI, a joint venture with a CCM Group company, to provide local engineering and asset support services to international and national oil and gas companies in Indonesia;

  •
  an interest in Shanghai Zone Petrochemical Engineering Technology Company Limited, which undertakes petrochemical, chemical and pharmaceutical engineering and EPC, project management, project technology consultation and project cost consultation in China in connection with onshore projects in China; and

  •
  a joint venture with Tekfen Insaat ve Tesisat AS and Azfen JV, which was created for the fabrication of offshore facilities and to provide hook-up and commissioning support for the Shah Deniz Stage 2 project.

Human Resources

Employees

        AMFW employed an average of 27,032 workers worldwide for the six months ended 30 June 2014. AMFW's workforce includes employed workers (full or part-time workers with a direct employment relationship with AMFW) and non-employed workers (full or part-time workers provided by an agency, that are limited company workers or contractors), along with joint venture employees, which are included in AMFW's headcount if the joint venture is the employing entity and AMFW has control of the joint venture. The average number of employees for the six months ended 30 June 2014 and 2013 and the years ended 31 December 2013, 2012 and 2011 is set out in the table below:

	Six months ended 30 June		Year ended 31 December
Average number of employees by business unit	2013	2014	2011	2012	2013
	(%)
Americas	14,762	13,023	13,286	14,828	14,384
Europe	10,744	9,947	9,558	10,473	10,583
Growth Regions	3,186	3,795	2,655	2,874	3,476
Centre	236	267	258	230	244

Total	28,928	27,032	25,757	28,405	28,687

Employee Relations

        For the year ended 31 December 2013, an average of approximately 12% of AMFW's employees were covered by collective bargaining agreements. AMFW has agreements in place with a number of unions; the majority of employees covered are in the United Kingdom. AMFW actively manages its labor relations and places high importance on transparent dialogue, which AMFW's directors believe has resulted in healthy and constructive union relations. Although there has been some union activity, there have been no labor disputes at any of AMFW's properties that have had a material effect on AMFW's business or results of operations.

        Allegations of historic blacklisting have been made against AMFW and a number of UK construction companies. AMFW neither operates a policy of blacklisting individuals nor does it or its management condone such a policy.

Human Resource Development

        AMFW's operations, strategy and the success of its business are dependent upon its employees. Therefore, the development of AMFW's employees is a critical part of attracting and retaining skilled employees. AMFW Academy focuses on improving the technical and managerial skills of its employees through a consistent and integrated global approach. AMFW Academy involves development of a career path profile, succession planning and identification of "high potential" employees and e-cademy training courses.

        As a global company, mobility is an important aspect of AMFW's operations. AMFW has developed an in-house team to facilitate cross-border assignments within AMFW. In 2013, over 150 individuals moved from one business to another and over 90 individuals moved from one country to another.

        AMFW recruits skilled employees through its graduate and trainee recruitment programs, as well as its referral program and alumni program. In addition, it engages with students and schoolchildren to educate them about careers in engineering.

Competition

        Although there are certain companies which AMFW considers to be its competitors in its chosen markets, AMFW believes there is no single competitor operating in all the same markets, with the same geographic footprint and with the same approach to risk as AMFW. See "Information about AMFW—AMFW's Operations—AMFW's Markets".

Regulatory

        AMFW is subject to a variety of international, national and local laws and regulations relating to, among other things, licensing requirements, management of hazardous material and disposal of waste. Furthermore, AMFW operates in a number of different jurisdictions, including certain emerging markets in the Growth Regions, which can have complex and, at times, immature legal and regulatory frameworks. AMFW endeavors to conduct its business within the framework set by applicable regulatory requirements in each of its chosen markets and in the geographic regions in which it operates. However, if AMFW is unable to or does not comply with applicable legal and regulatory requirements, this may lead to the loss of AMFW's licenses and/or civil and criminal liability for AMFW and its management.

        However these laws and regulations change frequently, as do the priorities of those who enforce them, and AMFW, and AMFW, could incur additional costs complying with future laws and regulations.

Environment

        AMFW is directly and indirectly subject to environmental laws and regulations in all of the jurisdictions in which it operates. These laws and regulations relate primarily to pollution control, the operation of industrial facilities, the management of hazardous materials and contaminated land, waste water discharge and waste disposal.

        AMFW is a producer and/or broker of waste including waste with a hazardous component (e.g., oil contaminated water, polluted soils, etc.) and is subject to regulatory obligations to manage waste appropriately and, in a number of jurisdictions in which AMFW operates, to provide documentary evidence that it has met its duty of care in respect of disposal obligations. AMFW is also subject to offshore regulatory regimes which seek to protect the marine environment and include regulatory control of emissions into water, the laying of materials on the sea bed, gas releases and the impact on marine ecology.

        AMFW is subject to a number of greenhouse gas related regulations, including, but not restricted to, carbon emission trading, taxation and reporting. In pursuance of these requirements, AMFW operates a carbon emission accounting and reporting system.

        Minimum environmental standards have been introduced across the business. These standards detail the minimum environmental management requirements to be adopted by all operations where AMFW is responsible for environmental management. See "—Health, Safety, Security and Environment—Environmental Matters" below for more information.

Americas

        In the Americas, AMFW's operations are subject to environmental regulation at both the US and Canadian federal and state/provincial levels. At the federal level, the primary regulators are the US Environmental Protection Agency and Environment Canada. At project sites, direct responsibility for compliance with specific environmental regulations typically remains with AMFW's customers. However, in those of its contractual relations in which AMFW holds operator liability, it has a duty to ensure that its operations comply with federal requirements to prevent pollution. At project sites AMFW is subject to federal law regulating water run-off and pollution prevention. The primary federal law regulating water pollution in the United States is the US Clean Water Act, which requires operators to ensure that drainage and storm water runoff from sites is properly controlled so as not to cause pollution.

        As a service provider, AMFW also advises its customers on environmental permits and regulations in order to ensure their compliance with applicable environmental legislation. On certain projects, AMFW may work closely with the customer to obtain all necessary permits and licenses to undertake work or may be responsible for applying directly for permits to discharge wastewater. AMFW may also be responsible for implementing and monitoring water disposal strategies and hazardous waste manifests for its customers, ensuring compliance with waste management regulation. It also manages hazardous waste clean up and mandatory training for field technicians, the principal regulator of which is the US Occupational Safety and Health Administration.

Europe

        The primary environmental regulations that affect AMFW in Europe are in the United Kingdom. AMFW's operations in the United Kingdom are subject to an environmental regulatory regime administered by, among others, the Environment Agency and the Department of Energy and Climate Change. The majority of the United Kingdom's environmental regulatory framework stems from European Directives. The Environmental Protection Act of 1990 imposes a duty of care on companies for keeping, treating, storing and transferring waste. Under the Environmental Protection Act of 1990, companies are obliged to ensure that there is documented, auditable evidence to ensure that waste has been properly managed at each stage of its disposal. All waste disposed of is subject to a landfill tax unless exempt. The Companies Act 2006 (Strategic and Directors' Reports) Regulations require AMFW, as a UK-listed company, to disclose carbon emission data for its global business in its annual report and accounts. AMFW is also a mandatory participant in the Carbon Reduction Commitment Regulations, a UK carbon trading scheme. AMFW has in place a global carbon management program which supports compliance with these regulations.

Nuclear

        AMFW's nuclear sector work is primarily undertaken in Europe, the United States, Canada and South Africa. Regulations for the nuclear sector principally relate to the control of radioactive materials and substances and nuclear safety, security and safeguards.

Americas

        AMFW's operations in the United States and Canada are subject to similar regulations relating to security clearance for AMFW staff to work on nuclear sites or handle certain information. In addition, AMFW must comply with legislation restricting the export of nuclear information and equipment (or, in the United States, deemed export by virtue of talking to a foreign national). However, AMFW generally does not hold any licenses issued under legislation by the US Nuclear Regulatory Commission or Canadian Nuclear Safety Commission relating to nuclear power or nuclear safety and security. Although AMFW is not directly responsible for compliance with specific nuclear regulations, it does, as a provider of consultancy, engineering and project management services to licensees, seek to ensure that its customers are able to comply with such regulations. AMFW holds one license from the US Nuclear Regulatory Commission under which it is authorized to take possession of radioactive material from clients for activities related to site characterization, decommissioning, remediation, waste treatment and operational testing of radiation detection equipment.

Europe

        AMFW's nuclear operations in Europe are predominantly in the United Kingdom. There are various safety standards that AMFW must comply with, including application of these standards as implemented by national legislation.

        AMFW is not an operator in the United Kingdom and therefore does not hold specific nuclear licenses to operate a nuclear licensed site. However, it does comply with local requirements where its customers operate nuclear licensed sites. In the relevant jurisdictions throughout Europe, AMFW has obtained permits allowing it to keep radioactive material in open or closed sources and for the accumulation and disposal of radioactive waste in solid, organic and aqueous form.

Licensing

        As part of its operations, AMFW must obtain and maintain business and engineering licenses. Business licenses must be obtained at the national, regional or local level, as applicable, and provide the authority for AMFW to conduct business within a given jurisdiction. In many jurisdictions, a corporate engineering license is required in order to provide engineering services. AMFW's professional engineers also maintain their own individual engineering licenses in the applicable disciplines pertaining to their area of practice and location of work. Where AMFW seeks to work in a new location, investigations are made as to the business and engineering licensing and other registration requirements in these jurisdictions.

Americas

        In the United States, AMFW's principal operating entities are incorporated in Texas, Nevada and Georgia and have Certificates of Authority to operate in various other states. In Canada, AMFW's principal operating entity is federally incorporated and registered in all provinces and territories. AMFW possesses and endeavors to obtain all necessary business licenses from the relevant state, provincial or territorial governmental entity.

        To the extent that engineering licenses at the corporate level are required (Certificates of Authorization in the United States and Certificates of Registration in Canada), AMFW obtains and renews these as necessary (typically annually or biannually).

Growth Regions

        AMFW's principal operating entities in the Middle East, Africa and Commonwealth of Independent States are incorporated in Azerbaijan, Romania, Kuwait, Iraq, Afghanistan, Saudi Arabia, Qatar, the United Arab Emirates, Oman, Ghana and Liberia. AMFW's principal operating entities in Asia Pacific are incorporated in Australia, New Zealand, China, Singapore, Malaysia, Indonesia and the Philippines, as well as South Africa and Namibia which are considered part of Asia Pacific. In these jurisdictions, AMFW may operate through registered branch offices of foreign companies, incorporated joint ventures or wholly-owned limited liability subsidiary companies. In a number of jurisdictions, AMFW must obtain additional trade licenses, which must be renewed annually.

        As in the Americas, in addition to the individual engineering licenses that AMFW's professional engineers must maintain, AMFW may also be required to obtain an engineering license at the corporate level.

Health, Safety, Security and Environment

Health, Safety, Security and Environment, or HSSE, Management

        AMFW's goal is to reduce risk and harm in all its operations, or by its operations, through sound technical decisions at the earliest front-end opportunity and to manage any residual risk through operational controls. In 2008, AMFW instituted its "Beyond Zero" program, designed around three core elements: global standards, strong leadership and workforce engagement.

        AMFW's global HSSE policy is supported by regional and functional strategies and common processes which are compliant with both the corporate and local requirements. At the project level, execution plans and security and emergency preparedness plans are put into place to support these goals.

        Communication and review of HSSE matters is supported by a framework of established formal review meetings. AMFW's Chief Executive is the chairman of AMFW's HSSE Review Committee, which meets at least four times a year and is responsible for assessing and reviewing AMFW's HSSE policy, examining HSSE risk, setting performance targets and reviewing performance. AMFW's HSSE Leadership Team is led by the Group HSSE Director and made up of other senior HSSE professionals from each of AMFW's business units, AMFW's Security Director and Occupational Health and Environmental Manager. The HSSE Leadership Team has various responsibilities, including identifying and sharing best practice and ensuring continuous improvement against performance targets. Management reviews are conducted at a business unit level annually. Incident review panels are conducted within each geographic region and examine the root causes of any significant incidents and review the integrity of the incident investigation process.

        AMFW's current HSSE program focuses on four key areas:

  •
  inspired leadership, including a review against peer organizations and introducing a peer feedback process;

  •
  assurance of risk controls, establishing "good practice" guidelines;

  •
  incident management and learning, utilizing AMFW's new incident management and reporting system to more effectively analyze HSSE trends; and

  •
  full spectrum HSSE, implementing processes to focus on engineering changes and design solutions.

        AMFW has also identified new leading key performance indicators, which are tracked monthly using AMFW's internal reporting system. Leading indicators include the number of senior leadership members undertaking the "HSSE Leadership" survey; the number of overdue actions stemming from incident investigation; and the percentage completion against the HSSE assurance plan. These will be monitored in addition to AMFW's lagging performance indicators: lost time incident frequency rate, or LTIFR, total recordable case frequency rate, or TRCFR, and all injury frequency rate, or AIFR.

HSSE Incidents

        A review of all incidents highlights AMFW's major safety risk areas as: working at elevated heights; driving; and energy isolation. AMFW is committed to continuous improvement in every aspect of its operations, but in particular HSSE. It therefore monitors a wide range of key performance indicators and performance targets are set at the beginning of each year based on a 10% reduction on the previous best ever performance. The following table presents AMFW's LTIFR, TRCFR and AIFR per 200,000 hours worked.

	Year ended 31 December
HSSE performance indicators	2011	2012	2013
	(per 200,000 hours worked)
Lost time incident frequency rate	0.04	0.03	0.04
Total recordable case frequency rate	0.37	0.38	0.26
All injury frequency rate	3.12	2.36	1.56

        AMFW recorded zero fatalities in 2013 and has achieved zero fatalities for the past six years.

Security Matters

        As AMFW continues to grow and expand into new and unfamiliar regions, it will be subject to additional risks and security threats not previously encountered. AMFW has established a system of regional security advisers, as well as bespoke and dedicated project security support in its highest risk locations. Particular areas of focus include trans-border threats, such as corruption, potential attacks on grid systems, eco-terrorism and anarchist violence against high end technologies and the research and development supply chain. There were a total of 34 security incidents in 2013, only two of which were identified as high potential.

Environmental Matters

        AMFW's mandatory HSSE management framework has been developed to comply with the elements of the ISO 14001 standard. The environmental management systems are designed to identify and manage environmental aspects, in addition to legal requirements, at the project level. This includes identifying, applying, implementing and monitoring all environmental permissions, permits and licenses necessary for AMFW to undertake work or on behalf of its clients.

        Minimum environmental standards have been introduced across AMFW's business units. These standards detail the minimum environmental management requirements to be adopted by all operations where AMFW is responsible for environmental management. The Group Environmental Standards introduce a company-wide benchmark for environmental management, supporting AMFW's HSSE policy commitments and forming part of the "Beyond Zero" program. AMFW's operations are required to submit environmental key performance indicator information as part of AMFW's environmental monitoring and assurance program. These indicators are monitored on a monthly and quarterly basis and include environmental incident tracking, regulatory action, legal compliance, spill volumes, carbon emissions and energy consumption.

        In 2013, AMFW had 87 environmental incidents, none of which were considered significant, only one rated as moderate with potential for localized environmental impact and the rest being minor pollution incidents. There have, however, been two regulatory actions against joint venture entities in which AMFW has or had an interest, but does not manage. In April 2013, one of AMFW's former joint ventures, Global Renewables Lancashire Operations, Ltd., was fined £150,000 and ordered to pay £55,000 in costs as a result of five breaches of environmental permitting regulations which resulted in odor pollution. In June 2013, Sellafield Limited was fined £700,000 and ordered to pay £72,635.34 in costs for sending several bags of radioactive waste to a landfill site in Cumbria, rather than to a specialist facility that treats and stores low level radioactive waste.

Material Properties

        The AMFW group leases properties in the majority of the countries in which it operates. These leases are for varying periods and are on differing terms. AMFW has approximately 350 offices worldwide, which range from regional hubs, with a headcount of between 1,000 and 2,500 employees, to smaller offices with a more local focus. None of the leases are considered to be material to the AMFW group.

Intellectual Property

        AMFW owns intellectual property in certain of the jurisdictions in which it operates consisting of trademarks and/or patents. AMFW is not dependent to a material extent on its intellectual property.

Insurance

        AMFW maintains insurance to cover risks associated with the ordinary operation of its business, including third-party liability, professional liability, directors' and officers' liability, crime, property damage/business interruption, employers liability/workers compensation and auto liability. Such insurance is placed with insurance markets satisfying AMFW's security requirements and utilizing AMFW's captive insurance entity as appropriate.

        AMFW, periodically, and as part of the annual renewal process, conducts reviews to ensure that its insurance coverage satisfies the perceived risks associated with its operations subject to its risk appetite and the availability of insurance coverage for such risks. AMFW believes its insurance coverage is appropriate and sufficient for the risks associated with its operations.

        AMFW has exposure to asbestos claims in the United States and the United Kingdom, which it considers to be immaterial. AMFW has no net exposure in respect of its asbestos liabilities as these amounts are covered in full by either insurance receivables or provisions as appropriate. AMFW expects its available insurance policies will provide coverage for substantially all costs incurred in connection with resolving its existing asbestos claims.

        AMFW has made insurance provisions related to potential liabilities in its captive insurance entity in relation to risks associated with insurance claims, predominantly in respect of mesothelioma claims of former employees.

Legal Proceedings and Investigations

        AMFW is involved in legal proceedings and investigations in the ordinary course of its business. AMFW's board believes that AMFW makes appropriate provision for legal claims and actions against AMFW on the basis of the likely outcome, but makes no provision for those which are, in the view of the AMFW directors, unlikely to succeed. The following is a summary of significant legal matters as of the date of this proxy statement. Due to the nature of the proceedings and investigations and their current stage, AMFW is unable to quantify its potential liability from each of these matters. Other than as described below, there are no legal or arbitration proceedings or investigations which are in progress, pending or threatened during the 12 months preceding the date of this proxy statement which may have, or have had, a material effect on the financial position of AMFW.

Pederson v. Meijer Stores

        AMFW Environment and Infrastructure, Inc. is subject to a personal injury/product liability/negligence claim arising from the alleged defective design and manufacture of a tree stand by MACTEC, which was acquired by AMFW in 2011. The claim, filed in October 2011, alleges that MACTEC (through LAW Engineering, an entity acquired by MACTEC) participated in the co-design and manufacturing of the tree stand and alleges damages in excess of $25 million. It is possible that AMFW Environment and Infrastructure, Inc. will be the sole viable defendant at trial, a date for which is expected to be set by April 2015. Although jury trials are inherently unpredictable, AMFW believes that there are defenses available to it and it intends to defend this claim vigorously.

Paid Holiday Leave Claims

        AMEC Group Limited, a wholly-owned subsidiary of AMFW, was subject to claims from six former employees relating to the calculation of holiday pay while they were employed by AMEC Group Limited, which were heard in February 2014 in the Employment Tribunal in the United Kingdom. The claims were based on an apparent mismatch between the requirements of UK law, as drafted and previously interpreted, and the requirements of EU law regarding holiday pay. That mismatch arose following a recent decision in an EU case stating that employees should receive their "normal remuneration" for periods of paid holiday leave, calculated as an average over an indicative reference period, rather than a payment based on their normal contractual hours. AMEC Group Limited, along with many other employers in the UK, had been calculating "normal remuneration" based on normal contractual hours in accordance with domestic legislation and, in AMEC Group Limited's case, the relevant national agreement. The calculation of an employee's remuneration entitlement by AMEC Group Limited was therefore different to the basis articulated in connection with the recent EU case.

        The Employment Tribunal found that the calculation of "normal remuneration" should be interpreted in the same manner as in the EU case and that the claimants had therefore been underpaid. Although the outcome of the Employment Tribunal only applied directly to the specific claimants, the findings would have been relevant to other employees and potentially some former employees of AMFW. It was anticipated that further claims would therefore be received, which could potentially have led to a holiday pay liability arising, which in aggregate could have been material. AMEC Group Limited appealed against this finding to the Employment Appeal Tribunal in London and the appeal was expedited to be heard with other similar appeals between 30 July and 1 August 2014. The Employment Appeal Tribunal handed down its judgment on 4 November 2014. While it found against AMEC Group Limited, by upholding the Employment Tribunal's decision that Europe now required "normal remuneration" to be paid for the 20 days of Working Time Directive holiday per year and that the UK rules could be interpreted in such a way as to give that outcome, it found in favor of AMEC Group Limited in significantly limiting the scope for employees to claim in respect of historic holidays as a series of deductions. This materially changes the potential liability flowing from this issue as claims, if any, should generally be limited to a recent holiday period (rather than potentially going back over a number of years). The risk associated with the broader application of these issues is therefore no longer material to AMFW.

        The deadline for an appeal has now passed and no party has appealed against the Employment Appeal Tribunal's decision. AMEC Group Limited has settled the claims of all 6 claimants and the litigation which was the subject of this claim is now concluded. To date other holiday pay claims have been received by the AMFW group relating to 37 employees.

Mount Polley

        The Mount Polley mine is owned and operated by Mount Polley Mining Corporation, a subsidiary of Imperial Metals Corporation, and is located near the town of Lively, British Columbia, Canada. On 4 August 2014, a tailings pond facility failed releasing large quantities of water and mine tailings into the local environment. AMFW, along with others, had various design and quality assurance responsibilities associated with the expansion of this facility. The cause of this failure is unknown and on 18 August 2014 the Government of British Columbia announced that an independent engineering investigation and inquiry into the failure would be conducted. It was also announced that an investigation was underway, being led by British Columbia's Conservation Officer Service, or COS. COS is the primary natural resource law enforcement agency in British Columbia. On 24 September 2014, AMFW was advised that an investigation was being commenced by the British Columbia Ministry of Energy and Mines into the failure. It is possible that further investigations may be commenced in the future. No civil litigation or regulatory proceedings have been commenced against AMFW. Given the early stages of this matter, AMFW is unable to reliably estimate the extent of any financial or legal exposure that it may have, if any. Notwithstanding the foregoing, adverse findings or determinations in relation to this matter could potentially lead to civil liability arising or criminal actions being pursued, any of which could be material to AMFW.

SPIE Indemnity

        In connection with the sale of SPIE in 2006, AMFW provided an indemnity which requires AMFW to reimburse SPIE up to 90% of amounts paid by SPIE resulting from any court order relating to certain identified disputes. SNCF has made a claim against a number of defendants, including SPIE. SPIE has indicated that it believes that any liability resulting from this claim is covered by AMFW's indemnity. SNCF's claim arose from a decision in March 2006 by the French Competition Council to convict various companies engaged in anti-competitive practices in connection with the award of tenders related to the public works sectors. SNCF's original claim against the all the defendants, filed in March 2011, was for €59.6 million for damages suffered as a result of the anti-competitive practices. In July 2014, SNCF served a new pleading to amend its case to seek a joint order against the relevant companies, including SPIE, for damages totaling in excess of €479 million. SPIE served its defense, arguing for dismissal of the claim, in October 2014. AMFW continues to review the pleadings and supporting documents to assess the merits of the claim and the available defenses and the intention is to continue to defend this claim vigorously.

OPERATING AND FINANCIAL REVIEW OF AMFW

        You are encouraged to read the following discussion and analysis of AMFW's financial condition and results of operations, together with AMFW's consolidated financial statements and related footnotes included in this proxy statement. This discussion and analysis contains forward-looking statements that involve risks and uncertainties. See "Risk Factors" included elsewhere in this proxy statement for a discussion of some of the important factors that could cause actual results to differ materially from those described or implied by the forward-looking statements contained in the following discussion and analysis. See "Cautionary Statement Regarding Forward-Looking Statements" included elsewhere in this proxy statement.

Overview

        AMFW is a focused supplier of consultancy, engineering and project management services to its customers in the world's Oil & Gas, Mining, Clean Energy and E&I markets. AMFW provides support for assets, such as upstream oil and gas production facilities, mines and nuclear power stations, throughout its lifecycle, from inception to decommissioning. AMFW provides the following services by market:

  •
  Oil & Gas, comprising a broad range of services, including engineering, project management and asset support to onshore and offshore projects for the conventional oil and gas market, as well as unconventional oil and gas projects, in particular oil sands;

  •
  Mining, comprising consultancy, design, design/supply, and project and construction management services for mining companies worldwide;

  •
  Clean Energy, comprising engineering, procurement, construction and decommissioning services for nuclear energy, renewable energy (in the form of wind, solar, biomass and biofuel projects), transmission and distribution, and power; and

  •
  Environment & Infrastructure, or E&I, which offers environmental consulting and other services in the water, transportation/infrastructure, government services and industrial/commercial sectors.

        AMFW has reported on a geographic basis since 1 January 2013, reflecting the new organizational structure implemented on that date. Its geographic regions are the Americas, Europe and Growth Regions (which includes Africa, the Middle East and Australasia). This structure is designed to promote collaboration and maximize growth opportunities across AMFW's operations.

  •
  Americas is AMFW's largest business unit, with balanced operations across each of AMFW's four markets;

  •
  Europe primarily consists of AMFW's UK operations in Oil & Gas and Clean Energy, in particular, nuclear; and

  •
  Growth Regions comprise AMFW's operations in Oil & Gas and Mining in regions which AMFW believes has greatest potential.

Key Factors Affecting AMFW's Results of Operations

Market Dynamics

        AMFW operates globally in four markets—Oil & Gas, Mining, Clean Energy and E&I. AMFW's results of operations are impacted by changing market conditions in each individual market as well as in the energy market worldwide. For example, overall energy demand is expected to increase as a result of population growth and increased urbanization. At the same time, new technologies are being developed to address the need to extract increasingly difficult to access resources. Each of AMFW's markets is expected to grow in the long term and AMFW has deliberately diversified its operations across these markets to ensure that it benefits proportionately regardless of the relative weighting of future growth in the industry.

Oil & Gas

        Demand for oil and gas is driven primarily by long-term growth in energy demand. The majority of growth is expected to come from India, China and the Middle East. Many customers in the upstream Oil & Gas market are focusing on brownfield projects, such as maintenance, modification and operations for the increasing number of offshore facilities. These projects provide a relatively steady, longer-term revenue stream in the market. At the same time, existing assets are maturing and oil and gas resources are becoming increasingly difficult to extract. Some customers are therefore exploring greenfield projects, involving larger and more complex operations and the extraction of unconventional oil and gas sources like shale. Such projects require additional expertise and are more specialized, which has the potential to generate higher margins. Opportunities related to the development of shale gas have the potential to positively impact the mid and downstream markets.

        AMFW has historically been less impacted by dynamics in the gas market; however, following the Acquisition, AMFW's results of operations will have a greater exposure as a result of its expanded capabilities across the Oil & Gas value chain. Fluctuations in gas prices may positively or negatively impact the results of operations of AMFW. For example, low oil and gas prices may negatively impact customer spend in the upstream segment, but may positively impact customer spend on mid and downstream projects.

Mining

        The Mining market is primarily impacted by commodity prices and general economic conditions. In 2013, AMFW derived approximately 70% of its revenue in the Mining market from three commodities: gold, copper and potash. Market prices for these commodities are subject to volatility, and may be affected by numerous factors, such as economic uncertainty and levels of supply and demand. AMFW's customers may choose to mine different commodities with higher or less volatile prices. For example, in recent years, the revenues derived from iron ore and gold have fluctuated, reflecting changes in prices for these commodities and shifts in customer focus. To the extent AMFW cannot adapt to such changes, its results of operations may be negatively impacted. General economic uncertainty, combined with the fact that resources are increasingly difficult to access and extract, has led to an overall reduction in capital expenditure by AMFW's customers. In addition, AMFW's customers are increasingly focused on reducing cost overruns, increasing capital efficiency on projects and maximizing investor returns.

Clean Energy

        As a result of increased demand for power, security of supply and environmental concerns, clean energy has been a growing proportion of the global energy market. Renewable energy, such as biomass, solar, hydro and geothermal energy, and wind, is expected to continue to replace fossil fuels, such as oil and coal and will be dependent upon government initiative and support for projects. Demand for nuclear is expected to remain relatively steady as the role of nuclear power varies from country to country. For example, some countries, such as the United Kingdom and China, are committed to new build programs, whereas others, such as Germany, are looking to decommission existing nuclear plants. Countries such as Canada and France are focused on extending the life of existing nuclear assets as their permissioned life comes to an end. AMFW has the capability to support the full lifecycle of a nuclear energy project, from new build through to decommissioning. If demand for energy shifts away from nuclear towards other Clean Energy or Oil & Gas, AMFW's operations in these other markets may be positively impacted.

E&I

        AMFW management expects the E&I market to grow at a compound annual growth rate of 3.5% over the next five years. Population growth is expected to drive the need for natural resources and infrastructure related to accessing these natural resources. In addition, customer demand will be impacted by environmental concerns, such as climate change and access to water, which could result in increased regulations and new or increased regulatory compliance requirements.

Cyclicality

        Each of the markets in which AMFW operates is cyclical. For example, trends in oil and gas prices have influenced AMFW's results of operations. Sustained low gas prices in the United States, which have in recent years averaged one-third of gas prices in Europe, have resulted in growth in the mid and downstream markets as exports of liquefied natural gas and investment in petrochemicals have increased. In contrast, declining prices for oil and for various minerals and metals in recent years have resulted in a reduction in projects and opportunities, and a shift in the projects for which AMFW is retained. However, AMFW believes its diverse operations across its markets reduces the impact of cyclicality on its results of operations.

Order Book

        AMFW's order book consists of the estimated remaining value of secured projects to be executed up to any break point and does not include equity accounted joint ventures. AMFW's order book comprises a mix of contracts which vary in length, although the majority are of a duration of less than five years. The contracts in AMFW's order book are generally two to five years in duration and are for operating and maintenance activities on its customers' assets. AMFW's order book also comprises contracts of shorter duration for engineering and project management activities around the design and build of new assets and for smaller value contracts in E&I services. AMFW's results of operations depend on its ability to maintain and replenish its order book at appropriate levels. AMFW's order book was £4.1 billion, £3.6 billion and £3.7 billion as at 31 December 2013, 2012 and 2011, respectively. For the years ended 31 December 2013, 2012 and 2011, AMFW's order intake was £4.5 billion, £4.1 billion and £3.8 billion, respectively, and its revenue from continuing operations was £4.0 billion, £4.1 billion and £3.1 billion, respectively. As at 30 June 2014, AMFW's order book was £4.2 billion and for the six months ended 30 June 2014, its order intake was £2.2 billion.

Contracting

        AMFW typically enters into two basic types of contracts: reimbursable contracts, which may also include target price contracts, or lump sum contracts. The majority of AMFW's contracts are reimbursable or target price. AMFW only enters into lump sum contracts where it knows the customer and the project well. For example, AMFW's contracts in the Clean Energy market in the Americas and for environmental and infrastructure services are often lump sum. Lump sum contracts are inherently more risky as the selling price of the project is agreed based on estimates at the time the contract is entered into and the contractor assumes a greater proportion of the risks associated with variations from the original project design and/or completing the project. If AMFW cannot seek a variation of the existing contract or is otherwise unable to recover a sufficient amount of the costs from the customers, its results of operations will be negatively affected.

        As part of a contract, AMFW may agree to invoice its customer for costs incurred periodically as the project progresses or upon completion of the project. Claims for disallowed costs are provisioned based on the probability that the customer will not agree to the cost. AMFW may incur additional costs if its customers seek to disallow certain costs.

Procurement

        In certain circumstances, AMFW will agree to procure assets or materials on behalf of its customers at no or a very low profit margin. This decision to engage in these procurement activities will be taken where it forms a part of a larger engineering and project management role and the task is administrative in nature. Procurement in this form is recognized as revenue and AMFW separately identifies it as "incremental procurement". In 2011, AMFW did not recognize any amount in incremental procurement. During 2012, AMFW took on incremental procurement activity, which was combined with engineering work, for certain key customers. In 2012 AMFW recognized incremental procurement on three projects in the Americas for a total of £320 million. The impact of incremental procurement for the year ended 31 December 2013 was £120 million and for the six months ended 30 June 2014 was £50 million.

Acquisitions and Dispositions

        Historically, AMFW has acquired businesses in order to expand its position in targeted markets and/or regions and disposed of what it deemed to be non-core activities. AMFW invested £20 million, £159 million and £263 million in acquisitions during the years ended 31 December 2013, 2012 and 2011, respectively. In 2011, AMFW acquired qedi in order to strengthen its project delivery offering and MACTEC to provide greater access to new customers and regions in the E&I markets. During 2011, qedi contributed £56 million and MACTEC contributed £126 million to AMFW's revenues, respectively. In 2012, AMFW acquired Unidel to expand its capabilities in the Oil & Gas, Mining and Clean Energy markets in Australia and Serco Group plc's technical services business, or ESRC, to expand its footprint in the nuclear market in the United Kingdom. During 2012, Unidel contributed £17 million and ESRC contributed £31 million to AMFW's revenues, respectively. In 2013, AMFW acquired Automated Engineering Services Corp to further build on its nuclear position in the United States, which contributed £4 million to AMFW's revenue during the year. AMFW divested the Lancashire Waste PFI project during the six months ended 30 June 2014. During the year ended 31 December 2013, AMFW reclassified its UK conventional power business as a discontinued operation.
Seasonality

        AMFW's operations can be subject to seasonality. For example, customer demand for the environmental and infrastructure services provided by AMFW is generally higher in the second half of the year. This is because it is primarily a northern hemisphere business and, as weather conditions improve, in particular in more remote northern areas of the world, customers are better able to access to project sites. As a result, AMFW's revenues are generally higher during the second half of the year.

Additional Factors Likely to Affect AMFW's Results of Operations

        AMFW expects that the factors that have affected its operations historically will continue to affect the operations of AMFW in future periods. However, AMFW believes that there are additional factors that may affect the results of operations of AMFW going forward.

Exchange Rates

        AMFW's reporting currency is pounds sterling, whereas the majority of its trading income is denominated in the local currency of its business operations. Overseas profits are translated into pounds sterling at the average exchange rate prevailing throughout the year. Relative to 2013, in 2014 the pound sterling has strengthened against the US dollar and Canadian dollar. If this strengthening continues, currency translation could have a material impact on AMFW's results of operations going forward. The financial condition of AMFW will be more sensitive to fluctuations in the exchange rate of the pound sterling against the euro, the Canadian dollar and the US dollar following the Acquisition.

Asbestos

        Both AMFW and Foster Wheeler are subject to claims arising out of exposure to asbestos in connection with work performed by some of their US and UK subsidiaries. AMFW has no net exposure in respect of its asbestos liabilities as these amounts are covered in full by either insurance receivables or provisions as appropriate. As at 30 June 2014, Foster Wheeler recorded $285 million for its US and UK asbestos-related liabilities (including accrued expenses and before deducting insurance recovery receivables) relating to estimated indemnity and defense costs for future claims. AMFW has estimated that, following the Acquisition, AMFW will have a pre-tax asbestos liability under IFRS of approximately £300 million net of insurance recoveries, which would be a significant increase in the provision for potential liability and associated costs. Management may be required to devote additional time and resources to managing both the liabilities and any potential future litigation or claims. Furthermore, the actual number of claims brought against AMFW and the cost to AMFW of resolving these claims could be substantially higher than prior estimates or estimates made herein related to AMFW's expectations as of the date of the Acquisition due to a number of factors. Some of the factors that may result in the costs of asbestos claims being higher than past or current estimates of either AMFW or Foster Wheeler include an increase in the rate at which new claims are filed, an increase in the number of new claimants and changes to forecasting, estimate or valuation assumptions or methodologies (whether related to potential liabilities, claims and/or costs of AMFW or Foster Wheeler). See "Risk Factors—Risks related to Asbestos—As a result of the Acquisition, AMFW has a significantly higher asbestos liability and greater exposure to US asbestos litigation than it had previously" and "Risk Factors—Risks related to Asbestos—Several factors, including differences in how claims are evaluated and external events affecting the quantity and types of asbestos claims, could result in the cost of current asbestos claims and the number and cost of future asbestos claims being substantially higher than previously estimated. The timing of payment of such claims could also be sooner than expected and the duration of the payment period for asbestos liabilities could be longer than previously estimated".

Financing

        AMFW will incur a substantial amount of new debt in order to finance the Offer and the Acquisition. On 13 February 2014, AMFW entered into a $2.16 billion credit facility agreement, which was subsequently increased to $2.26 billion. AMFW has historically been exposed to interest rate risk as a result of its existing financings, and AMFW may be further exposed to increased interest costs as a result of the increased indebtedness being incurred in order to finance the Offer and the Acquisition, as well as the existing Foster Wheeler debt facilities that AMFW expects to either take on or replace. This increased level of indebtedness may impact AMFW's ability to engage in future acquisitions or development activities, to access additional funding in the future at acceptable costs, or at all, or to obtain a favorable rating from the credit ratings agencies.

Goodwill, Amortization and Depreciation

        Goodwill arising on acquisitions represents the excess of the fair value of the purchase consideration over the fair value of the assets and liabilities acquired. Goodwill is capitalized and subject to impairment review, both annually and when there are indications that its carrying value may not be recoverable. An impairment loss is recognized to the extent that the carrying value of an asset exceeds its recoverable amount.

        Intangible assets, other than goodwill, are stated at cost less accumulated amortization and impairment losses. The cost of an intangible asset acquired in a business combination is the fair value of the asset at the date of acquisition. Amortization is charged to the income statement over the estimated useful lives of intangible assets. For the year ended 31 December 2013, the estimated lives of intangible assets were:

  •
  Software: three to seven years

  •
  Customer relationships: two to 10 years

  •
  Brand/trademarks: up to five years

  •
  Other: up to six years

        Tangible assets, such as property, plant and equipment, are measured at cost less accumulated depreciation and impairment losses. Depreciation is provided on all tangible assets on a straight-line basis over its estimated useful life. For the year ended 31 December 2013, the estimated useful lives were:

  •
  Freehold buildings: up to 50 years

  •
  Leasehold land and buildings: the shorter of the lease term or 50 years

  •
  Plant and equipment: mainly three to five years

        As a result of the Acquisition, AMFW will have a greater number of tangible and intangible assets than AMFW has had historically. In addition, following the Acquisition, AMFW is likely to have increased capital expenditure requirements.

Taxation

        The effective tax rate of AMFW may fluctuate from period to period for a variety of reasons, including as a result of changes in tax laws, treaties or regulations, or their interpretation, the mix of income earned in the jurisdictions in which subsidiaries operate and the ability to recognize a tax benefit for losses generated by certain unprofitable operations. As a result of the Acquisition, AMFW expects that AMFW will derive benefits from utilizing tax losses more efficiently; however, an inability to do so could negatively impact AMFW's results.

Presentation of Financial Information

        Foster Wheeler's consolidated financial statements for the six months ended 30 June 2014 and 2013 and the years ended December 2013, 2012 and 2011 have been prepared in accordance with US GAAP. The financial information for Foster Wheeler for the six months ended 30 June 2014 and the year ended 31 December 2013 has been converted to IFRS, restated using AMFW's accounting policies and translated into pounds sterling solely for the purposes of the unaudited pro forma condensed combined financial information included in this proxy statement. Accordingly, the presentation of financial information in this proxy statement is not necessarily representative or indicative of the future financial position, results of operations or cash flows of AMFW going forward.

Basis of Preparation

        AMFW's consolidated financial statements for the six months ended 30 June 2014 and 2013 and the years ended 31 December 2013, 2012 and 2011 have been prepared in accordance with IFRS as issued by the IASB and IFRS as adopted by the EU. Financial information for the years ended 31 December 2012 and 2011 has been restated to reflect the reclassification in 2013 of the UK conventional power business as a discontinued operation during the year ended 31 December 2013, as well as the new segmental organization described below. Financial information for the six months ended 30 June 2013 the years ended 31 December 2012 and 2011 has also been restated as a result of the adoption of IAS 19 and the resulting impact of the change in accounting for defined benefit pension schemes. For additional information, see AMFW's financial statements and the accompanying notes included elsewhere in this proxy statement.

Segmental Analysis

        Effective 1 January 2013, AMFW reorganized its structure from a business stream basis to a geographic basis. AMFW is managed according to three business units: the Americas, Europe and the Growth Regions. AMFW's fourth segment, Investment Services, principally comprises the Incheon Bridge project in Korea, AMFW's insurance captive, AMFW's residual UK wind development activities and a range of other non-core activities.

        The year ended 31 December 2013 was the first full year that AMFW reported under this organization, however, as noted under "—Basis of Preparation" above, the financial statements for the years ended 31 December 2012 and 2011 have been restated to reflect the new segmental organization.

Critical Accounting Policies

Construction Contracts

        A significant amount of AMFW's activities is undertaken via long-term contracts. These contracts are accounted for in accordance with IAS 11 "Construction Contracts" which requires estimates to be made for contract costs and revenues.

        AMFW's management bases its judgments of contract costs and revenues on the latest available information, which includes detailed contract valuations. In many cases, the results reflect the expected outcome of long-term contractual obligations which span more than one reporting period. Contract costs and revenues are affected by a variety of uncertainties that depend on the outcome of future events and often need to be revised as events unfold and uncertainties are resolved. The estimates of contract costs and revenues are updated regularly and significant changes are highlighted through established internal review procedures. In particular, the internal reviews focus on the timing and recognition of incentive payments and the age and recoverability of any unagreed income from variations to the contract scope or claims. The impact of the changes in accounting estimates is then reflected in the ongoing results.

Provisions

        When accounting for provisions for litigation and other items under IAS 37 "Provisions, Contingent Liabilities and Contingent Assets", AMFW has taken internal and external advice in considering known legal claims and actions made by or against AMFW. AMFW carefully assesses the likelihood of success of a claim or action. Appropriate provisions are made for legal claims or actions against AMFW on the basis of likely outcome, but no provisions are made for those which, in the view of management, are unlikely to succeed.

Pensions

        Defined benefit pension schemes are accounted for under IAS 19 (revised) "Employee Benefits" in accordance with the advice of independent qualified actuaries but significant judgments are required in relation to the assumptions for future salary and pension increases, discount rate, inflation and member life expectancy that underpin their valuations. For AMFW, these assumptions are important given the relative size of the schemes that remain open.

Results of Operations

        The following table presents AMFW's results of operations for the six months ended 30 June 2014, and 2013 and for the years ended 31 December 2013, 2012 and 2011.

	Six months ended 30 June		Year ended 31 December
Continuing operations	2013(1)	2014(1)	2011(1)	2012(1)	2013
	(£ millions)
Revenue	1,991	1,858	3,133	4,088	3,974
Cost of sales	(1,725)	(1,614)	(2,641)	(3,556)	(3,431)

Gross profit	266	244	492	532	543
Administrative expenses	(142)	(153)	(253)	(289)	(293)
Profit/(loss) on business disposals and closures	(6)	(15)	2	—	(7)

Profit before net financing expense	118	76	241	243	243
Net financing income/(expense)	(1)	1	8	(1)	(2)
Share of post-tax results of joint venture(2)	1	6	15	12	14

Profit before income tax	118	83	264	254	255
Income tax	(22)	(24)	(53)	(47)	(69)

Profit for the year from continuing operations	96	59	211	207	186
Profit/(loss) for the year from discontinued operations	(5)	(15)	16	2	(8)

Profit for the year	91	44	227	209	178

Trading profit(3)	—	—	312	334	343

Notes:

(1)
Financial information for the six months ended 30 June 2013 and years ended 31 December 2012 and 2011 has been restated to reflect the reclassification in 2013 of the UK conventional power business as a discontinued business. In addition, the financial information for the years ended 31 December 2012 and 2011 has been restated to reflect the impact of amendments to IAS 19.

(2)
Share of post-tax results of joint venture is joint venture trading profit less net financing expense and tax:

	Six months ended 30 June		Year ended 31 December
	2013	2014	2011	2012	2013
	(£ millions)
Joint venture trading profit	5	11	26	23	28
Net financing expense	(3)	(3)	(4)	(6)	(9)
Tax	(1)	(2)	(7)	(5)	(5)

Share of post-tax results of joint venture	1	6	15	12	14

(3)
Trading profit is a non-IFRS measure and is defined as profit before net financing income excluding amortization, impairment and exceptional items, but including AMFW's share of joint venture trading profit. A reconciliation of trading profit to profit before net financing income is provided in "Presentation of Certain Financial and Other Information—Non-IFRS and Non-US GAAP Financial Measures".

Results of Operations for the Six Months Ended 30 June 2014 Compared to the Six Months Ended 30 June 2013

Revenue

        Revenue decreased by 7% from £1,991 million for the six months ended 30 June 2013 to £1,858 million for the six months ended 30 June 2014. This decrease was driven primarily by a £160 million adverse impact from currency translation arising from the strength of sterling. Revenue was also impacted by a £50 million decrease in incremental procurement from £100 million for the six months ended 30 June 2013 to £50 million for the six months ended 30 June 2014.

        Underlying revenue is revenue less the impact of currency movements and acquisitions. Underlying revenue growth for the six months ended 30 June 2014, excluding the impact of incremental procurement, was 4% as compared to the six months ended 30 June 2013, with less activity in some of the key upstream oil and gas markets being offset by strong growth from Clean Energy and Middle Eastern Oil & Gas.

Profit Before Net Financing Income

        Profit before net financing income reduced by £42 million from £118 million for the six months ended 30 June 2013 to £76 million for the six months ended 30 June 2014. The decrease in profit before net financing income arises from a £22 million reduction in gross profit driven by the reduction in revenue, an £11 million increase in administrative costs (which includes the costs of the Acquisition) and an increase of £9 million in the loss on business disposals and closures to £15 million for the six months ended 30 June 2014.

Trading Profit

        Trading profit decreased by 4% from £159 million for the six months ended June 30 2013 to £152 million in the six months ended 30 June 2014. Trading profit margin increased from 8.0% for the six months ended 30 June 2013 to 8.2% for the six months ended 30 June 2014 (excluding incremental procurement, trading profit margin remained stable at 8.4% for the six months ended 30 June 2014 and the six months ended 30 June 2013). This increase in trading profit margin was mainly a result of the positive impact of the non-recurrence of losses associated with the Teesside Gas Processing Plant in Europe experienced in 2013 which was partially offset by the growth of Clean Energy in the Americas.

Profit Before Income Tax

        Administrative expenses increased by £11 million from £142 million for the six months ended 30 June 2013 to £153 million for the six months ended 30 June 2014 as a result of increased exceptional items, including the costs of the Acquisition, offset by savings from currency movements and a credit arising from a reassessment of the expected vesting of certain share based payment awards. The share based payments charge for the six months ended 30 June 2014 was £2 million, which was £6 million lower than for the six months ended 30 June 2013. Administrative expenses for the six months ended 30 June 2014 also included £16 million of corporate costs as compared to £18 million for the six months ended 30 June 2013, comprising the costs of operating central corporate functions and certain regional overheads.

        AMFW recognized a net financing income of £1 million for the six months ended 30 June 2014 as compared to a net expense of £1 million for the six months ended 30 June 2013 as a result of £1 million from pensions assets and a £1 million foreign exchange credit arising from the translation of net cash balances into pound sterling, which was partially offset by bank fees incurred during the period.

        Profit before income tax decreased by £35 million from £118 million for the six months ended 30 June 2013 to £83 million for the six months ended 30 June 2014 as a result of the factors described above.

Income Tax

        Income tax increased by 6% from £22 million for the six months ended 30 June 2013 to £24 million for the six months ended 30 June 2014 principally due to a decrease in the tax credit on exceptional items and intangible amortization from £11 million for the six months ended 30 June 2013 to £7 million on exceptional items and intangible amortization for the six months ended 30 June 2014.

Exceptional Items

        During the six months ended 30 June 2014, AMFW recorded pre-tax exceptional losses of £52 million (in continuing and discontinued operations). The exceptional losses consisted of the following items:

  •
  a loss on the disposal of AMFW's investment in the Lancashire Waste JV of £20 million;

  •
  a loss on business disposals of £8 million arising from adjustments to existing provisions made in respect of prior year disposals and a gain of £5 million resulting from the release of a provision no longer required in respect of a business closed in a prior year; and

  •
  other exceptional costs of £29 million, including transaction costs of £26 million associated with the Acquisition.

Profit for the Period

        Profit for the period from continuing operations decreased by 39% from £96 million for the six months ended 30 June 2013 to £59 million for the six months ended 30 June 2014 as a result of the factors described above.

Results of Operations for the Year Ended 31 December 2013 Compared to the Year Ended 31 December 2012

Revenue

        Revenue decreased by 3% from £4,088 million for the year ended 31 December 2012 to £3,974 million for the year ended 31 December 2013. This decrease was driven by a reduction in revenue across all regions in the Mining market from £682 million for the year ended 31 December 2012 to £493 million for the year ended 31 December 2013, as well as a decrease in revenue derived from unconventional oil and gas (oil sands) in Canada from £668 million for the year ended 31 December 2012 to £510 million for the year ended 31 December 2013. The decline in revenue from unconventional oil and gas was primarily the result of reduced service and procurement activity at the Kearl oil sands facility. These decreases were partially offset by an increase in conventional oil and gas revenues of £237 million as a result of growth in the number of brownfield projects globally. Revenue was also impacted by a decrease in the incremental procurement recognized as revenue, £120 million for the year ended 31 December 2013 as compared to £320 million for the year ended 31 December 2012.

        Underlying revenue is revenue less the impact of currency movements and acquisitions. Currency movements had a £22 million negative impact on the Group's revenue for the year ended 31 December 2013. Underlying revenue growth for the year ended 31 December 2013, excluding the impact of incremental procurement, was 2% as compared to the year ended 31 December 2012.

Profit Before Net Financing Expense

        Profit before net financing expense was unchanged at £243 million for the year ended 31 December 2012 and for the year ended 31 December 2013.

Trading Profit

        Trading profit increased by 3% from £334 million for the year ended 31 December 2012 to £343 million in the year ended 31 December 2013. Trading profit margin increased from 8.2% for the year ended 31 December 2012 to 8.6% for the year ended 31 December 2013 (excluding incremental procurement, trading profit margin was 8.8% and 8.9% for the years ended 31 December 2012 and 2013, respectively). These increases reflected significant movements across the business units. Trading profit and trading profit margin in the Americas increased as a result of the successful close out (i.e., the settlement of final accounts) of a number of projects within the Oil & Gas and Mining markets, including the release of contingencies and provisions related to certain projects that were no longer needed and a reduction in incremental procurement, whereas in Europe trading profit and trading profit margin were negatively impacted by the reduction in contribution from the NMP joint venture and losses incurred from contract delays at the Teesside Gas Processing Plant. Trading profit margin was also impacted by changes in business mix. In the Growth Regions, the positive impact of cost efficiencies arising from integrating the business into the new geographic structure was offset by difficult market conditions in Australia.

Profit Before Income Tax

        Administrative expenses increased by £4 million from £289 million for the year ended 31 December 2012 to £293 million for the year ended 31 December 2013 as a result of a full year's impact in 2013 of the acquisition of ESRC in 2012. Administrative expenses for the year ended 31 December 2013 also included £35 million of corporate costs as compared to £33 million for the year ended 31 December 2012, comprising the costs of operating central corporate functions and certain regional overheads.

        Net financing expense also increased marginally and included net bank interest payable in respect of AMFW's borrowings of £2 million and net foreign exchange losses of £1 million, which was offset by net pension interest income of £1 million.

        Profit before income tax remained relatively stable at £254 million for the year ended 31 December 2012 compared to £255 million for the year ended 31 December 2013. This was driven primarily by an increase in profit from continuing operations, which was offset by an increase in exceptional items and intangible amortization during the year ended 31 December 2013.

Income Tax

        Income tax increased by 47% from £47 million for the year ended 31 December 2012 to £69 million for the year ended 31 December 2013 principally due to an increase in tax on exceptional items and amortization of £23 million. Tax on exceptional items in 2013 included a provision of £16 million for potential withholding tax following the group restructuring. AMFW's effective tax rate for the continuing businesses (including tax attributable to joint venture interests) before exceptional items and goodwill amortization, for the year ended 31 December 2013 was 21.9% compared to 22.5% for the year ended 31 December 2012. The reduction principally reflects decreases in statutory tax rates, a reduction in the tax rate applied to the UK pension surplus, changes in the recognition of tax losses and the agreement of historical items with various tax authorities.

        AMFW incurred a tax charge of £2 million on exceptional items and intangible amortization for the year ended 31 December 2013, which included a tax credit of £20 million in respect of intangible amortization, a tax charge of £6 million in respect of exceptional items and a tax provision of £16 million for potential withholding tax following the group restructuring that resulted in significant amounts of cash being repatriated from foreign subsidiaries.

Exceptional Items

        During the year ended 31 December 2013, AMFW recorded pre-tax exceptional losses of £31 million (in continuing and discontinued operations). The exceptional loss consisted of the following items:

  •
  a loss on business disposals and closures of £13 million arising from adjustments to existing provisions made in respect of prior year disposals and closures; and

  •
  other exceptional costs of £18 million, comprising transaction costs of £4 million and restructuring costs of £14 million associated with the management reorganization into geographic business units.

        In addition, there was the exceptional tax provision of £16 million for potential withholding tax following the group restructuring that resulted in significant amounts of cash being repatriated from foreign subsidiaries. The post-tax exceptional charge for the year ended 31 December 2013 was £47 million compared to £10 million for the year ended 31 December 2012.

Profit for the Year

        Profit decreased by 15% from £209 million for the year ended 31 December 2012 to £178 million for the year ended 31 December 2013 as a result of the factors described above.

Results of Operations for the Year Ended 31 December 2012 Compared to the Year Ended 31 December 2011

Revenue

        Revenue increased by 30% from £3,133 million for the year ended 31 December 2011 to £4,088 million for the year ended 31 December 2012. This increase was driven by an increase in revenue across all geographic regions and markets. Revenue growth in the Americas was particularly strong, increasing from £1,807 million for the year ended 31 December 2011 to £2,500 million for the year ended 31 December 2012. This was due to the impact on the business unit's unconventional oil and gas operations of increased service and procurement activity at the Kearl oil sands facility. In total, revenue was impacted by £320 million as a result of incremental procurement activities on three projects in the Americas, including the Kearl oil sands facility. There was strong growth in the conventional oil and gas sector with revenue increasing from £161 million for the year ended 31 December 2011 to £248 million for the year ended 31 December 2012. In addition, there was a revenue contribution from the Solomon mine project of £93 million in the mining sector and growth of 34% in renewables bioprocesses from £260 million for the year ended 31 December 2011 to £390 million for the year ended 31 December 2012.

        Underlying revenue is revenue less the impact of currency movements and acquisitions. Currency movements had a £2 million positive impact on revenue for the year ended 31 December 2012. Underlying revenue, excluding the impact of incremental procurement, was £3,605 million for the year ended 31 December 2012. Underlying revenue growth for the year ended 31 December 2012, which excluded the impact of currency movements, acquisitions and incremental procurement, was 15% as compared to the year ended 31 December 2011.

Profit Before Net Financing Expense

        Profit before net financing expense increased from £241 million for the year ended 31 December 2011 to £243 million for the year ended 31 December 2012. The increase in gross profit of £40 million from the year ended 31 December 2011 to the year ended 31 December 2012 was driven by an increase in revenue of £955 million, which was partially offset by an increase in administrative expenses of £36 million.

Trading Profit

        Trading profit increased by 7% from £312 million in the year ended 31 December 2011 to £334 million in the year ended 31 December 2012. Trading profit margin decreased from 9.9% for the year ended 31 December 2011 to 8.2% for the year ended 31 December 2012. This was primarily the result of the impact of the large amount of incremental procurement for the year ended 31 December 2012, which offset strong margins from the Solomon mine project. Excluding incremental procurement, trading profit margin was 9.9% and 8.8% for the years ended 31 December 2011 and 2012, respectively.

Profit Before Income Tax

        Administrative expenses increased by 14% from £253 million in the year ended 31 December 2011 to £289 million in the year ended 31 December 2012 due to the increased amortization and exceptional costs of £21 million arising in the year ended 31 December 2012. Administrative expenses for the year ended 31 December 2012 also included £33 million of corporate costs, comprising centralized operating costs and regional overhead.

        AMFW recognized a net financing expense of £1 million for the year ended 31 December 2012 as compared to a net financing income of £8 million for the year ended 31 December 2011, as lower average cash balances during the year ended 31 December 2012 resulted in reduced bank interest receivable. Interest income on tax repayments that were received during the year ended 31 December 2011 also had a positive impact in that year.

        Profit before income tax decreased by 4% from £264 million in the year ended 31 December 2011 to £254 million in the year ended 31 December 2012 as a result of the factors described above.

Income Tax

        Income tax decreased by 11% from £53 million for the year ended 31 December 2011 to £47 million for the year ended 31 December 2012 which was primarily driven by the decrease in statutory tax rates, the benefit of previously unrecognized tax losses and the agreement of historical items with various tax authorities.

Exceptional Items

        During the year ended 31 December 2012, AMFW recognized pre-tax exceptional losses (in continuing and discontinued operations) of £18 million.

        A loss on disposals of £11 million arose from adjustments to provisions held in respect of a business sold in prior years (and classified as discontinued) and foreign exchange movements on provisions established on the disposal of a former subsidiary, SPIE SA, in 2006.

        Exceptional costs of £24 million in continuing operations included the £11 million costs of funding a joint venture which was part of a recent acquisition, costs of £11 million associated with restructuring following the management reorganization into geographic business units and transaction and deferred compensation costs which, in line with IFRS 3, are charged to the income statement. Transaction costs of £2 million were incurred in the year.

        An exceptional gain in discontinued operations of £17 million arose from the recognition of an insurance receivable following the Supreme Court judgment on mesothelioma liability, a provision against which was established in prior years.

        The post-tax exceptional charge for the year ended 31 December 2012 was £10 million. There was a post-tax credit of £25 million in the year ended 31 December 2011.

Profit for the Year

        Profit decreased by 8% from £227 million for the year ended 31 December 2011 to £209 million for the year ended 31 December 2012 as a result of the factors discussed above.

Results of Operations by Business Unit

Americas

        The following table sets forth revenue, trading profit and trading profit margin for the six months ended 30 June 2014 and 2013 and the years ended 31 December 2013, 2012 and 2011:

	Six months ended 30 June		Year ended 31 December
Americas	2013	2014	2011	2012	2013
	(£ millions, unless otherwise stated)
Revenue	1,154	1,060	1,807	2,500	2,247
Profit before net financing expense	97	96	174	212	211
Share of joint venture trading	1	1	2	2	2
Intangible amortization	8	10	15	18	18
Exceptional items	7	(5)	9	1	10
Trading profit(1)	113	102	200	233	241
Trading profit margin(2)	9.8%	9.7%	11.1%	9.3%	10.7%

Notes:

(1)
Trading profit is a non-IFRS measure and is defined as profit before net financing income excluding amortization, impairment and exceptional items, but including AMFW's share of joint venture trading profit. A reconciliation of group trading profit to its nearest IFRS measure, profit before net financing income, is provided in the section entitled "Presentation of Certain Financial and Other Information—Non-IFRS and Non-US GAAP Financial Measures".

(2)
Trading profit margin is trading profit as a percentage of revenue.

        Revenue in the Americas decreased by 8% from £1,154 million for the six months ended 30 June 2013 to £1,060 million for the six months ended 30 June 2014. This decrease was driven primarily by the impact of currency translation, which had a £134 million negative impact, and incremental procurement which declined from £100 million for the six months ended 30 June 2013 to £50 million for the six months ended 30 June 2014. Revenue was also impacted by a decline in Oil & Gas revenue, mostly as a result of a decline in revenue from the Canadian oil sands with the continued phase down of work on the Kearl project. Revenue from Clean Energy continued to grow, in particular in renewable and bioprocess activities where customer demand was strong. Revenue in the Americas decreased by 10% from £2,500 million for the year ended 31 December 2012 to £2,247 million for the year ended 31 December 2013. This decrease was driven primarily by decreased revenue from the Mining market from £543 million for the year ended 31 December 2012 to £431 million for the year ended 31 December 2013 and from oil sands due to the phasing of work on certain major projects and, as expected, a £200 million decrease in incremental procurement from the prior year, which more than offset combined growth of £49 million in the conventional oil and gas market and in renewables. Revenue in the Americas increased by 38% from £1,807 million for the year ended 31 December 2011 to £2,500 million for the year ended 31 December 2012. This increase was driven primarily by growth across all markets and £320 million in incremental procurement recognized during the year.

        Profit before net financing expense decreased by £1 million from £97 million for the six months ended 30 June 2013 to £96 million for the six months ended 30 June 2014. The decrease in profit before net financing expense was due to the lower trading profit discussed below, which was offset by a £12 million swing in exceptional charges as a litigation provision charged in 2013 in respect of a business closed in a prior year is no longer required and was credited back to profit during the six months ended 30 June 2014. Profit before net financing expense increased by £38 million for the year ended 31 December 2012 compared to the year ended 31 December 2011. The increase in profit before net financing expense was due to an increase in revenue of £693 million from the year ended 31 December 2011 to the year ended 31 December 2012. Profit before net financing expense decreased from £212 million in the year ended 31 December 2012 to £211 million in the year ended 31 December 2013. Revenue decreased by £253 million in the year ended 31 December 2013 compared to the year ended 31 December 2012, however, this decrease was offset by increased margins in the year ended 31 December 2013 compared to the year ended 31 December 2012.

        Trading profit decreased by 9% from £113 million for the six months ended 30 June 2013 to £102 million for the six months ended 30 June 2014. This was due to a £14 million decrease as a result of adverse currency movements, and a £6 million decrease from lower trading profit margin, discussed below, which was partially offset by £8 million growth from the increase in revenues. Trading profit margin decreased from 9.8% for the six months ended 30 June 2013 to 9.7% for the six months ended 30 June 2014. This was a result of revenue growth in Clean Energy, which has a slightly lower trading profit margin and from the timing of contract close outs, which were more favorable last year. Trading profit increased by 3% from £233 million for the year ended 31 December 2012 to £241 million for the year ended 31 December 2013. Trading profit margin increased from 9.3% for the year ended 31 December 2012 to 10.7% for the year ended 31 December 2013. Trading profit and trading profit margin were positively impacted by cost efficiencies resulting from the restructuring into geographic business units, favorable project close-outs, grants from the US government for research and development activities. Trading profit margin was also impacted by the reduction in procurement compared to the year ended 31 December 2012. Trading profit increased by 16% from £200 million for the year ended 31 December 2011 to £233 million for the year ended 31 December 2012. Trading profit margin decreased from 11.1% for the year ended 31 December 2011 to 9.3% for the year ended 31 December 2012. Trading profit margin was impacted by the procurement activities on three projects (which, although recognized as revenue does not contribute to trading profit margin). In addition, there were delays to the Kearl initial development in the oil sands, which resulted in profit being lower than expected.

Europe

        The following table sets forth revenue, trading profit and trading profit margin for the six months ended 30 June 2014 and 2013 and the years ended 31 December 2013, 2012 and 2011.

	Six months ended 30 June		Year ended 31 December
Europe	2013(1)	2014	2011(1)	2012(1)	2013
	(£ millions, unless otherwise stated)
Revenue	589	545	899	1,080	1,227
Profit before net financing expense	28	32	60	61	63
Share of joint venture trading profit	2	4	19	15	12
Intangible amortization	9	8	15	16	17
Exceptional items	1	1	1	3	1
Trading profit(2)	40	45	95	95	93
Trading profit margin(3)	6.7%	8.2%	10.6%	8.8%	7.6%

Notes:

(1)
Financial information for the six months ended 30 June 2013 and for the years ended 31 December 2012 and 2011 has been restated to reflect the reclassification in 2013 of the UK conventional power business as a discontinued business.

(2)
Trading profit is a non-IFRS measure and is defined as profit before net financing income excluding amortization, impairment and exceptional items, but including AMFW's share of joint venture trading profit. A reconciliation of group trading profit to its nearest IFRS measure, profit before net financing income, is provided in the section entitled "Presentation of Certain Financial and Other Information—Non-IFRS and Non-US GAAP Financial Measures".

(3)
Trading profit margin is trading profit as a percentage of revenue.

        Revenue in Europe decreased by 7% from £589 million for the six months ended 30 June 2013 to £545 million for the six months ended 30 June 2014. This decrease was primarily by the reduction in Oil & Gas revenue, primarily from greenfield projects, and lower client activity in the UK North Sea. Revenue in Europe increased by 14% from £1,080 million for the year ended 31 December 2012 to £1,227 million for the year ended 31 December 2013. This increase was driven primarily by revenue from Oil & Gas activity in the UK North Sea, which increased from £671 million for the year ended 31 December 2012 to £842 million for the year ended 31 December 2013 and the impact of a full year's revenue of ESRC in the Clean Energy market following its acquisition in 2012 of £28 million. Revenue in Europe increased by 20% from £899 million for the year ended 31 December 2011 to £1,080 million for the year ended 31 December 2012. This increase was driven primarily by a combination of increased revenue in the Oil & Gas market from £527 million for the year ended 31 December 2011 to £671 million for the year ended 31 December 2012 and the impact of six months' revenue in the Clean Energy market of £31 million following the acquisition of ESRC.

        Profit before net financing expense increased from £28 million for the six months ended 30 June 2013 to £32 million for the six months ended 30 June 2014. The increase in profit before net financing expense primarily reflects the losses incurred during the six months ended 30 June 2013 from delays to the Teesside Gas Processing Plant contract which led to cost escalation. This was offset by the profit impact of the reduction in revenue for the six months ended 30 June 2014. Profit before net financing expense increased from £61 million in the year ended 31 December 2012 to £63 million in the year ended 31 December 2013. The increase in profit before net financing expense was due to an increase in revenue of £147 million from the year ended 31 December 2012 to the year ended 31 December 2013. Profit before net financing expense increased from £60 million in the year ended 31 December 2011 to £61 million in the year ended 31 December 2012. The increase in profit before net financing expense was due to the increase in revenue of £181 million for the year ended 31 December 2012 compared to the year ended 31 December 2011.

        Trading profit increased by 13% from £40 million for the six months ended 30 June 2013 to £45 million for the six months ended 30 June 2014 with the reversal of losses incurred on the Teesside Gas Processing Plant project partially offset by the profit impact of the reduced revenue. Trading profit margin increased from 6.7% for the six months ended 30 June 2013 to 8.2% for the six months ended 30 June 2014. The increase in trading profit margin in 2014 reflects the impact of the losses incurred in 2013 from the Teesside Gas Processing Plant contract, which is now complete. Trading profit decreased by 2% from £95 million for the year ended 31 December 2012 to £93 million for the year ended 31 December 2013. Trading profit margin decreased from 8.8% for the year ended 31 December 2012 to 7.6% for the year ended 31 December 2013, mainly as a result of a reduction in contribution from the NMP joint venture due to a lower realization of performance based payments and losses incurred as a result of delays in the Teesside Gas Processing Plant contract. Trading profit was £95 million for the years ended 31 December 2012 and 2011. Trading profit margin decreased from 10.6% for the year ended 31 December 2011 to 8.8% for the year ended 31 December 2012, mainly as a result of a shift in business mix to the more mature markets of the North Sea together with a reduced contribution from the NMP joint venture. There were also a number of successful project close outs during 2011.

Growth Regions

        The following table sets forth revenue, trading profit and trading profit margin for the six months ended 30 June 2014 and 2013 and the years ended 31 December 2013, 2012 and 2011.

	Six months ended 30 June		Year ended 31 December
Growth Regions	2013(1)	2014	2011	2012	2013
	(£ millions, unless otherwise stated)
Revenue	265	279	442	531	536
Profit before net financing expense	7	10	36	1	10
Share of joint venture trading profit	—	1	3	3	4
Intangible amortization	5	3	9	10	12
Exceptional items	4	3	(2)	18	7
Trading profit(1)	16	17	46	32	33
Trading profit margin(2)	6.1%	6.0%	10.3%	6.1%	6.2%

Notes:

(1)
Trading profit is a non-IFRS measure and is defined as profit before net financing income excluding amortization, impairment and exceptional items, but including AMFW's share of joint venture trading profit. A reconciliation of group trading profit to its nearest IFRS measure, profit before net financing income, is provided in the section entitled "Presentation of Certain Financial and Other Information—Non-IFRS and Non-US GAAP Financial Measures".

(2)
Trading profit margin is adjusted trading profit as a percentage of revenue.

        Revenue in the Growth Regions increased by 5% from £265 million for the six months ended 30 June 2013 to £279 million for the six months ended 30 June 2014. This increase was mainly driven by strong growth in Oil & Gas revenues and some recovery in Mining reflecting recent awards in Australia, although E&I revenue was impacted by the phasing of US Government activity at overseas federal bases. However, the growth in revenue was offset by a £26 million negative impact of currency movements. Revenue in the Growth Regions increased by 1% from £531 million for the year ended 31 December 2012 to £536 million for the year ended 31 December 2013. This increase was driven primarily by increased revenue from Oil & Gas activities in the Middle East, which was offset by decreased Mining revenue in Australia. Revenue in the Growth Regions increased by 20% from £442 million for the year ended 31 December 2011 to £531 million for the year ended 31 December 2012. This increase was driven primarily by increased revenue as a result of organic growth in Oil & Gas and Mining markets, along with the revenue impact of the acquisition of Unidel.

        Profit before net financing expense increased from £7 million for the six months ended 30 June 2013 to £10 million for the six months ended 30 June 2014. The main driver behind the increase from the six months ended 30 June 2013 to the six months ended 30 June 2014 was the increase in revenue and a reduction of £2 million in intangible amortization as the amortization periods for earlier acquisitions come to an end. Profit before net financing expense increased from £1 million for the year ended 31 December 2012 to £10 million for the year ended 31 December 2013. The main driver behind the increase from the year ended 31 December 2012 to the year ended 31 December 2013 was a reduction in restructuring costs. Profit before net financing expense decreased from £36 million in the year ended 31 December 2011 to £1 million in the year ended 31 December 2012. The decrease from the year ended 31 December 2011 to the year ended 31 December 2012 was mainly due to restructuring costs in 2012 which were not incurred in 2011.

        Trading profit increased by 4% from £16 million for the six months ended 30 June 2013 to £17 million for the six months ended 30 June 2014. This was a result of a £3 million increase from organic revenue growth, which was offset by a £2 million decrease from currency movements. Trading profit margin decreased slightly from 6.1% for the six months ended 30 June 2013 to 6% for the six months ended 30 June 2014, with margin improvement held back by lack of scale across the region. Trading profit increased by 3% from £32 million for the year ended 31 December 2012 to £33 million for the year ended 31 December 2013. Trading profit margin increased slightly from 6.1% for the year ended 31 December 2012 to 6.2% for the year ended 31 December 2013 related to integration of the Growth Regions into AMFW's new geographical structure offset by weak market conditions in Australia. Trading profit decreased by 30% from £46 million for the year ended 31 December 2011 to £32 million for the year ended 31 December 2012. Trading profit margin decreased from 10.3% for the year ended 31 December 2011 to 6.1% for the year ended 31 December 2012. This decrease was driven primarily by weaker market conditions in Australia in 2012, which was partially offset by the award of new contracts in the Middle East. In addition, trading profit margin in 2011 was driven by the successful settlement of claims arising in the GRD Limited business, which was acquired in 2009, and successful project close outs.

Investment Services

        Investment Services principally comprises the Incheon Bridge project in Korea, AMFW's insurance captive, AMFW's residual UK wind development activities and a range of other non-core activities. Revenue for the six months ended 30 June 2014 was £3 million as compared to £2 million for the six months ended 30 June 2013. Trading profit for the six months ended 30 June 2014 was £4 million as compared to £8 million for the six months ended 30 June 2013. The decrease in trading profit for the six months ended 30 June 2014 reflects the impact of the successful exit from assets in North America during 2013 which was not repeated during the six months ended 30 June 2014. Revenue for the year ended 31 December 2013 was £6 million as compared to £9 million and £6 million for the years ended 31 December 2012 and 2011, respectively. Trading profit for the year ended 31 December 2013 was £11 million as compared to £7 million and £4 million for the years ended 31 December 2012 and 2011, respectively. The significant increase in trading profit for the year ended 31 December 2013 was due to the successful resolution of existing disputes related to AMFW's North American construction business, which was closed a number of years ago.

Liquidity and Capital Resources

Cash Flows

	Six months ended 30 June		Year ended 31 December
	2013	2014	2011	2012	2013
	(£ millions)
Net cash flow from operating activities	12	(14)	173	242	240
Net cash flow from investing activities	(16)	(38)	(126)	(183)	(40)
Net cash flow from financing activities	(45)	6	(98)	(312)	(189)
Net cash	25	28	521	99	121

Net Cash Flow from Operating Activities

        AMFW's net cash flow from operating activities for the six months ended 30 June 2014 was a cash outflow of £14 million as compared to a net cash inflow of £12 million for the six months ended 30 June 2013. This decrease of £26 million was primarily the result of a profit shortfall with a decrease of £38 million in net cash inflow from operating activities before working capital movements offset by £8 million lower cash outflow from working capital and £4 million lower tax payments. Net cash flow from operating activities for the year ended 31 December 2013 was a cash inflow of £240 million as compared to a net cash inflow of £242 million for the year ended 31 December 2012 and a net cash inflow of £173 million for the year ended 31 December 2011. Net cash flow from operating activities for the year ended 31 December 2013 was primarily impacted by increased cash generated from operations. Improved working capital management of inventories, trade and other receivables, trade and other payables and provision accounted for £39 million of increased cash generation. However, this was offset by a decrease in net cash inflow from operating activities before working capital cash flows of £18 million, from £323 million in the year ended 31 December 2012 to £305 million in the year ended 31 December 2013. The primary reason for this decrease was a decrease of £17 million in profit before income taxation to £239 million in the year ended 31 December 2013 after the inclusion of a £16 million loss before income taxation from discontinued operations in the year ended 31 December 2013 compared to a £2 million profit before income taxation from discontinued operations in the previous year. This loss resulted from residual assets and retained obligations in respect of businesses sold in prior years, as well as the UK conventional power business, which was discontinued in 2013. The other principal driver of the decrease in net cash flow from operating activities was an increase in taxes paid, from £29 million in the year ended 31 December 2012 to £52 million in the year ended 31 December 2013, following the settlement of historical claims with the tax authorities.

        Comparatively, for the year ended 31 December 2012, net cash flow from operating activities increased by 40% from £173 million in the year ended 31 December 2011 to £242 million in the year ended 31 December 2012. This increase resulted from an increase in cash generated from operating activities before working capital cash flows of £42 million between the periods due primarily to a £6 million increase in profit before income taxation and an increase of £30 million that resulted from the impact of non-cash flow items, principally an increase of £9 million in financial expense and a £9 million increase in the loss on disposal of businesses. Improved working capital management of inventories, trade and other receivables, trade and other payables and provision, accounted for £20 million of the increased cash generation. The cash inflow was also impacted by the successful settlement of certain claims and refunds resulting from the agreement of historical items with various tax authorities and led to a £7 million reduction in tax paid.

Net Cash Flow from Investing Activities

        AMFW's net cash flow from investing activities for the six months ended 30 June 2014 was a net cash outflow of £38 million as compared to a net cash outflow of £16 million for the six months ended 30 June 2013. The increase of £22 million in net cash outflow from investing activities for the six months ended 30 June 2014 was a result of payments made upon the exit from the Lancashire Waste joint venture. Net cash flow from investing activities for the year ended 31December 2013 was a net cash outflow of £40 million as compared to a net cash outflow of £183 million for the year ended 31 December 2012 and a net cash outflow of £126 million for the year ended 31 December 2011. The decrease of 78% in net cash outflow from investing activities for the year ended 31 December 2013 was a result of a decrease of £139 million, from £159 million for the year ended 31 December 2012 to £20 million for the year ended 31 December 2013, in expenditure on acquisitions, primarily due to the expenditure of £136 million on the acquisition of Energy, Safety and Risk Consultants Limited in the year ended 31 December 2012.

        The increase in net cash outflow from investing activities in the year ended 31 December 2012 compared to the year ended 31 December 2011 was due to lower cash outflows on acquisitions of £254 million in the year ended 31 December 2011 compared to £159 million in the year ended 31 December 2012 and a cash inflow of £168 million as a result of a reduction in short-term bank deposits related to the utilization of AMFW's surplus cash that had previously been held on deposit to fund the investment and operating activities of AMFW.

Net Cash Flow from Financing Activities

        AMFW's net cash flow from financing activities for the six months ended 30 June 2014 was a cash inflow of £6 million as compared to a net cash outflow of £45 million for the six months ended 30 June 2013 as the six months ended 30 June 2013 included payments of £45 million for the acquisition of shares as part of AMFW's share buyback program. In addition, there were positive cash flows from net borrowings which were partially offset by increases in the amount of dividends paid. Net cash flow from financing activities for the year ended 31 December 2013 was a cash outflow of £189 million as compared to a net cash outflow of £312 million for the year ended 31 December 2012 and a net cash outflow of £98 million for the year ended 31 December 2011, mainly as a result of increases in the amount of dividends paid, changes in net borrowing and the acquisition of shares as part of AMFW's share buyback program.

        Dividends of £40 million and £36 million were paid to AMFW shareholders during the six months ended 30 June 2014 and 2013, respectively, and dividends of £108 million, £98 million and £86 million were paid to AMFW shareholders during the years ended 31 December 2013, 2012 and 2011, respectively, reflecting AMFW's progressive dividend policy.

        In April 2013, AMFW entered into a £100 million term loan and, in July 2012, AMFW entered into a £377 million multi-currency revolving credit facility. As at 30 June 2014, £170 million of the combined loans and facilities was used, resulting in net proceeds of £50 million during the period. As at 30 June 2013, £185 million of the facilities was utilized giving a positive cash flow of £35 million during that period. As at 31 December 2013, £120 million of the combined loans and facilities was used, resulting in a net repayment of £30 million during the year. As at 31 December 2012, £150 million of the revolving credit facility was utilized giving a positive cash flow of £150 million. There were no such loans or facilities in the year ended 31 December 2011.

        In February 2012, AMFW announced a share buyback program that ended in February 2013. Pursuant to this program, AMFW purchased 4.2 million shares at a cost of £45 million and 33 million shares at a cost of £358 million in the years ended 31 December in 2013 and 2012, respectively.

Capital Expenditure

        AMFW's capital expenditure for the six months ended 30 June 2014 and 2013 was £7 million and £4 million, respectively, and for each of the years ended 31 December 2013, 2012 and 2011 was £10 million, £19 million and £12 million, respectively.

Indebtedness

        AMFW seeks to maintain a balanced capital structure comprising a mix of debt and equity, which is determined by considering its business profile and strategy, financial policies and the availability and cost of funding. AMFW expects its long-term net debt to be no more than two times trading profit. AMFW may choose to exceed this if required based on an analysis of the above factors; however, AMFW expects that any such increases would be temporary given its net cash inflow from operations.

        On 18 July 2012, AMFW entered into a five-year £377 million multi-currency revolving credit facility with The Royal Bank of Scotland plc as facility agent and a number of other banks as original lenders. On 9 April 2013, AMFW entered into a 12-month £100 million sterling term loan between, among others, AMFW and The Royal Bank of Scotland plc. The original maturity date of the term loan is 9 April 2014; however, each of the banks has committed to renew the term loan until 9 April 2015. As at 31 December 2013, £120 million of the loans and facilities had been utilized.

        On 13 February 2014, AMFW entered into a $2.16 billion credit facility agreement with, among others, Bank of America Merrill Lynch International Limited as facility agent, and the Lenders as original lenders. The agreement was entered into:

  (i)
  in the case of Facilities A, B and C, for the purpose of financing the Acquisition, the payment of all fees, costs and expenses associated with the Acquisition and the facility, and the refinancing of the £100 million credit facility dated 9 April 2013; and

  (ii)
  in the case of the revolving facility, for general corporate purposes, provided that no amounts under the revolving facility may be utilized for any of the purposes referred to in paragraph (i) above.

        On 14 July 2014, AMFW amended the agreement to, among other things, increase the financing under the revolving facility to $350 million and the overall available financing under the debt financing to $2.26 billion.

        The debt financing is divided as follows: Facility A is $250 million, Facility B is $830 million, Facility C is $830 million and the revolving facility is $350 million. The interest rates under the debt financing vary by facility and are equal to the aggregate of the applicable margin plus LIBOR or EURIBOR. The debt financing contains certain financial covenants including:

  •
  AMFW's ratio of consolidated total net borrowings to adjusted consolidated EBITDA must not exceed 3.25x EBITDA;

  •
  AMFW must maintain a ratio of consolidated EBITDA to consolidated net finance costs of not less than 3.00x; and

  •
  at any time prior to AMFW obtaining an investment grade credit rating from Moody's and S&P and issuing unsecured bonds in the public international capital markets, the turnover of the guarantors must be 70% or more of the Group's turnover.

Contractual Obligations

        AMFW's contractual obligations comprise bank overdrafts, the portion of bank loans and facilities which have been drawn down, operating lease obligations and committed future payments to the defined benefit pension scheme. AMFW enters into the following types of operating leases: short-term plant hires, leases for motor vehicles and office equipment with lease periods of two to five years and longer-term property leases. The following table sets out AMFW's contractual obligations as at 31 December 2013:

	Payments due by period
	Total	Less than 1 year	1 - 3 years	3 - 5 years	More than 5 years
Bank loans	120	120	—	—	—
Estimated interest expense(1)	3	3	—	—	—
Bank overdrafts	9	9	—	—	—
Retirement benefit obligation	42	32	10	—	—
Operating lease obligations	284	66	98	59	61

Total	458	230	108	59	61

Note:

(1)
Term loan will be repaid upon completion of the transaction.

Off-balance Sheet Arrangements

        Other than the operating lease obligations noted above, AMFW does not engage in any material off-balance sheet arrangements.

Quantitative and Qualitative Disclosures about Market Risk

        The principal financial risks to which AMFW is exposed are: (i) foreign currency exchange risk; (ii) funding and liquidity risk; (iii) counterparty credit risk; and (iv) interest rate risk. AMFW's board has approved policies for the management of these risks.

        AMFW's treasury department manages funding risk, liquidity risk, credit risk and risks arising from movements in interest and foreign currency rates within a framework of policies and guidelines approved by the board. The treasury department does not operate as a profit center and the undertaking of speculative transactions is not permitted. Treasury operations are conducted within a framework of policies and guidelines authorized and reviewed by AMFW's board, most recently in October 2013. For additional information, see the notes accompanying AMFW's financial statements included elsewhere in this proxy statement.

Foreign Currency Exchange Risk

        AMFW publishes its consolidated accounts in pounds sterling. The majority of its trading income is denominated in the local currency of its business operations, which provides a natural hedge against the currency of its cost base. Where commercial contracts are undertaken which are denominated in foreign currencies, AMFW seeks to mitigate the foreign exchange risk when the cash flow giving rise to such exposure becomes certain or highly probable. This is achieved through the use of forward currency arrangements, which may include the purchase of currency options. There are currently no material transactional exposures which have been identified and remain unhedged. AMFW has no reason to believe that any outstanding forward contract will not be able to be settled from the underlying commercial transactions.

        As at 31 December 2013, AMFW was committed to forward foreign exchange contracts and foreign exchange swaps designated as cash flow hedges with a total notional contract amount outstanding of £68 million (compared to £26 million and £43 million as at 31 December 2012 and 2011, respectively). Certain forward foreign exchange contracts and foreign exchange swaps are not designated as cash flow hedges and changes in their fair value are recognized through the income statement. As at 31 December 2013, the notional contract amount of these contracts and swaps was £49 million (compared to £144 million and £201 million as at 31 December 2012 and 2011, respectively).

        AMFW previously had forward foreign exchange contracts which had been designated as hedges of the net investments in core subsidiaries in Canada and the United States, but in line with a change in AMFW's policy to cease net investment hedging for core assets of the business, these were not replaced when they matured.

        A portion of AMFW's earnings is generated in non-sterling currencies. Such overseas profits are translated into sterling at the average exchange rate prevailing throughout the year. The impact on AMFW's profits is monitored on an ongoing basis. As AMFW hedges its material transaction-related exposure, it has no material transactional profit or loss sensitivity.

        In addition, AMFW has various assets denominated in foreign currencies, principally US dollars and Canadian dollars. A proportion of these assets, including unamortized goodwill, had been designated in net investment hedges using cross-currency instruments. AMFW changed its policy in 2009 to cease net investment hedging for core assets of the business, and the remaining hedging contracts matured during 2013. In specific circumstances, for example the planned repatriation of foreign assets, AMFW may from time to time enter into new net investment hedges to manage foreign exchange risks.

Funding and Liquidity Risk

        AMFW's policy aims to ensure the constant availability of an appropriate amount of funding to meet both current and future forecast requirements consistent with AMFW's budget and strategic plans. AMFW will finance operations and growth from its existing cash resources and the £477 million in committed banking facilities of which £120 million was drawn as at 31 December 2013. Appropriate facilities will be maintained to meet ongoing requirements for bank guarantees and letters of credit. In addition, on 13 February 2014, AMFW entered into a $2.16 billion credit facility agreement, which was subsequently increased to $2.26 billion, for the purposes of financing the Acquisition, repaying the £100 million credit facility dated 9 April 2013 and funding general corporate purposes, which AMFW will utilize for the Offer and going forward. For further information on AMFW's facilities, see "—Liquidity and Capital Resources" above.

Counterparty Credit Risk

        AMFW is exposed to credit risk to the extent of non-payment by either its customers or the counterparties of its financial instruments. The effective monitoring and control of credit risk is a key component of AMFW's risk management activities.

        The credit risk associated with customers is considered as part of each tender review process and is addressed initially through contract payment terms. Where appropriate, payment security is sought. Credit control practices are applied thereafter during the project execution phase. A right to interest and suspension is normally sought in all contracts.

        Trade receivable exposures are typical with large companies and government-backed organizations and the credit ratings of these organizations are monitored. Credit risks are minimized through the use of letters of credit, parent company guarantees, insurance instruments and forward funding where achievable.

        AMFW's most significant customer for the year ended 31 December 2013 accounted for around 8% of revenue from continuing operations and around 4% of current trade and other receivables. For the years ended 31 December 2012 and 2011, the most significant customer accounted for 15% and

14% of revenue from continuing operations, respectively, and a similar percentage of trade and other receivables.

        As at 31 December 2013, the amount of trade receivables totaled £453 million (as compared to £462 million and £424 million as at 31 December 2012 and 2011, respectively), of which £219 million (as compared to £191 million and £186 million as at 31 December 2012 and 2011, respectively) was past due. These amounts exclude retentions relating to contracts in progress. Based on past experience, AMFW believes that no material impairment allowance is necessary in respect of trade receivables not past due.

        Credit risks arising from treasury activities are managed by a central treasury function in accordance with AMFW's board approved treasury policy. The objective of the policy is to diversify and minimize AMFW's exposure to credit risk from its treasury activities by ensuring that surplus funds are placed with a diversified range of 25 to 30 mainstream banks and with each counterparty up to a pre-approved limit. These limits are set at prudent levels by AMFW's board and are based primarily on credit ratings set by Moody's, S&P and Fitch. Credit ratings are monitored continually by AMFW's treasury department. AMFW's treasury department monitors counterparty exposure on a global basis to avoid an over-concentration of exposure to any one counterparty.

Interest Rate Risk

        As a result of its funding and liquidity requirements, AMFW is exposed to interest rate risk. AMFW's borrowings are denominated in pounds sterling. The £377 million multi-currency revolving credit facility is subject to an interest rate of LIBOR plus a margin depending on leverage. The £100 million pounds sterling term loan is subject to an interest rate of LIBOR plus a fixed margin.

        As at 31 December 2013, AMFW had a total of £250 million in interest-earning financial assets, comprising bank deposits and cash and cash equivalents, excluding bank overdrafts (as compared to £275 million and £521 million as at 31 December 2012 and 2011, respectively), of which £245 million was due within six months. As at 31 December 2013, AMFW had a total of £129 million in interest-bearing financial liabilities, comprising bank overdrafts and bank loans (as compared to £176 million and nil as at 31 December 2012 and 2011, respectively), all due within six months.

INFORMATION ABOUT FOSTER WHEELER

        All disclosures of US dollar amounts, except share data and per share amounts, are presented in thousands of dollars except as otherwise stated. Percentages and amounts presented herein may not calculate or sum precisely due to rounding.

Proposed Operational Structure

        Following the completion of the Offer and the acquisition by AMFW of 95.275% of the outstanding Foster Wheeler Shares, AMFW, through AMEC International, became the controlling shareholder of Foster Wheeler. As described under "Information About AMFW—Acquisition of Foster Wheeler", AMFW is initiating a Squeeze-Out Merger to acquire 100% of the Foster Wheeler Shares. AMFW has begun the process of integrating Foster Wheeler, which is ongoing. As part of the integration of Foster Wheeler, AMFW will reconstitute its geographic business units and Foster Wheeler's existing Global Power Group into a new operating structure. See "Information about AMFW—Proposed Operating Structure". Therefore, going forward, the organizational structure of Foster Wheeler as described below will cease to exist.

        The following is a description of Foster Wheeler's historic and current business and operational structure.

Overview

        Foster Wheeler is a leading international engineering, construction and project management contractor and power equipment supplier with operations in over 30 countries worldwide.

        Foster Wheeler operates through two business groups:

  •
  The Global Engineering and Construction Group, or the Global E&C Group, designs, engineers and constructs onshore and offshore upstream oil and gas processing facilities, natural gas liquefaction facilities and receiving terminals, gas to liquids facilities, oil refining, chemical and petrochemical, pharmaceutical and biotechnology facilities and related infrastructure, including power generation facilities, distribution facilities, gasification facilities and processing facilities associated with the minerals and metals sector, and is also involved in the design of facilities in developing market sectors, including carbon capture and storage, solid fuel fired integrated gasification combined cycle power plants, coal to liquids, coal to chemicals and biofuels.

  •
  The Global Power Group designs, manufactures and installs steam generators and auxiliary equipment for electric power generating stations, district heating and power plants and industrial facilities worldwide and also provides a wide range of aftermarket services.

Organizational Structure

        The following chart presents Foster Wheeler's historic organizational structure:

Company History

        Foster Wheeler was formed in 1927 through the merger of the Power Specialty Company and the Wheeler Condenser & Engineering Company. In 1929, the new company was listed on the New York Stock Exchange. Initially, Foster Wheeler's main business was the design and supply of boilers and related equipment. Foster Wheeler began its international growth in the late 1920s when it established operations in the United Kingdom and Canada. In subsequent years, it expanded its product offering to include not only power equipment but specialty heaters and other production units for process plants. This expanded product and service offering evolved into a recognized expertise in designing and managing the construction of large industrial facilities such as oil refineries, petrochemical plants and pharmaceutical facilities. As demand for the company's services increased, Foster Wheeler established additional offices in Europe and other parts of the world. Foster Wheeler's growth in its core businesses continued from the 1930s through the 1980s. In 1995, the company acquired Pyropower, a company in Finland that had developed circulating fluidized bed technology for solid fuel combustion.

        Foster Wheeler undertook a restructuring program from 2002 through 2004, primarily to reduce its long term debt, which had grown to more than $1.0 billion and had become increasingly difficult to service due to the operating losses incurred as a result of difficult market conditions in the late 1990s. The restructuring program took the form of a series of equity for debt swaps; the negotiation of a new credit agreement; a reverse stock split; and various cost reduction efforts including but not limited to a reduction in corporate staffing and the "freezing" of its defined benefit pension plan for US employees. Foster Wheeler emerged from the restructuring program in 2005 with a strengthened balance sheet and relisted its shares on NASDAQ. By 2006, Foster Wheeler's long term debt had been lowered to approximately $200 million and its corporate overhead expenses had also been reduced.

        In 2009, Foster Wheeler changed its place of incorporation from Bermuda to Switzerland in order to establish a corporation that was more centrally located within its area of worldwide operations. Switzerland also provides a stable and well developed tax regime and a sophisticated financial and commercial environment. Foster Wheeler's operations have continued to be conducted through existing subsidiaries and their branch offices, which are located around the world.

        In 2010, Foster Wheeler relocated its principal executive offices to Geneva, Switzerland and subsequently relocated its principal executive offices to Reading, United Kingdom in 2013.

Acquisitions and Disposals

        For a discussion of Foster Wheeler's acquisitions and disposals for the years ended 31 December 2013, 2012 and 2011 see the section entitled "Operating and Financial Review of Foster Wheeler—Overview".

Business Groups

        Foster Wheeler operates through two business groups: the Global E&C Group and the Global Power Group.

Global E&C Group

        Foster Wheeler's Global E&C Group, which operates worldwide, designs, engineers and constructs onshore and offshore upstream oil and gas processing facilities, natural gas liquefaction facilities and receiving terminals, gas to liquids facilities, oil refining, chemical and petrochemical, pharmaceutical and biotechnology facilities and related infrastructure, including power generation facilities, distribution facilities, gasification facilities and processing facilities associated with the minerals and metals sector. Foster Wheeler's Global E&C Group is also involved in the design of facilities in developing market sectors, including carbon capture and storage, solid fuel fired integrated gasification combined cycle power plants, coal to liquids, coal to chemicals and biofuels. Additionally, Foster Wheeler's Global E&C Group is involved in the development, engineering, construction, ownership and operation of power generation facilities, from conventional and renewable sources, including waste to energy facilities.

        Foster Wheeler's Global E&C Group owns one of the leading technologies (SYDECSM delayed coking) used in refinery residue upgrading, in addition to other refinery residue upgrading technologies (solvent deasphalting and visbreaking) and a hydrogen production process used in oil refineries and petrochemical plants. Foster Wheeler's Global E&C Group also owns a proprietary sulphur recovery technology which is used to treat gas streams containing hydrogen sulphide for the purpose of reducing the sulphur content of fuel products and to recover a saleable sulphur by product. In addition, Foster Wheeler's Global E&C Group owns and operates electric power generating wind farms in Italy, and also holds a non-controlling interest in two electric power generation projects, one waste to energy project and one wind farm project, all of which are located in Italy, and a non-controlling interest in a joint venture company that is fully licensed to engineer, procure and construct process facilities in China.

        Foster Wheeler's Global E&C Group generates revenues from design, EPC and project management activities pursuant to contracts spanning up to approximately four years in duration. In addition, the Global E&C Group generates equity earnings from returns on its non-controlling interest investments in various power production facilities.

        Foster Wheeler's Global E&C Group's products and services include:

  •
  Consulting, Foster Wheeler's Global E&C Group provides technical and economic analyses and study reports to owners, investors, developers, operators and governments. These services include concept and feasibility studies, market studies, asset assessments, environmental assessments, energy and emissions management, product demand and supply modelling, and technology evaluations;

  •
  Design and Engineering, Foster Wheeler's Global E&C Group provides a broad range of engineering and design related services. Foster Wheeler's design and engineering capabilities include process, civil, structural, architectural, mechanical, instrumentation, electrical, and health, safety and environmental management. For each project, Foster Wheeler identifies the project requirements and then integrates and coordinates the various design elements. Other critical tasks in the design process may include engineering to optimize costs, risk and hazard reviews, and the assessment of construction, maintenance and operational requirements;

  •
  Project Management and Project Control, Foster Wheeler's Global E&C Group offers a wide range of project management and project control services for overseeing EPC activities. These services include estimating costs, project planning and project cost control. The provision of these services is an integral part of the planning, design and construction phases of projects that Foster Wheeler executes directly for clients. Foster Wheeler also provides these services to its clients in the role of project management or program management consultant, where Foster Wheeler oversees, on its clients' behalf, the execution by other contractors of all or some of the planning, design and construction phases of a project;

  •
  Procurement, Foster Wheeler's procurement activities focus on those projects where it also executes the design and engineering work. Foster Wheeler manages the procurement of materials, subcontractors and craft labor. Foster Wheeler often purchases materials, equipment and third party services on behalf of its client, where the client will pay for the purchased items or services at cost and reimburse Foster Wheeler the cost of the associated services plus a margin or fee;

  •
  Construction/Commissioning and Start-up, Foster Wheeler's Global E&C Group provides construction and construction management services on a worldwide basis. The construction, commissioning and start up activities focus on those projects where Foster Wheeler has performed most of the associated design and engineering work. Depending on the project, Foster Wheeler may function as the primary contractor or as a subcontractor to another firm. On some projects, Foster Wheeler functions as the construction manager, engaged by the customer to oversee another contractor's compliance with design specifications and contracting terms. In some instances, Foster Wheeler has responsibility for commissioning and plant start up, or, where the client has responsibility for these activities, Foster Wheeler provides experts to work as part of the client's team;

  •
  Operations and Maintenance, Foster Wheeler's Global E&C Group provides plant operations and maintenance services, such as repair, renovation, predictive and preventative services and other aftermarket services. In some instances, Foster Wheeler's contracts may require it to operate a plant, which it has designed and built, for an initial period that may vary from a very short period to up to approximately two years; and

  •
  Fired Heaters, Foster Wheeler's Global E&C Group designs and supplies direct fired furnaces used in a wide range of refining, petrochemical, chemical, oil and gas processes, including fired heaters and waste heat recovery units. In addition, Foster Wheeler's Global E&C Group also designs and supplies fired heaters which form an integral part of its proprietary delayed coking and hydrogen production technologies.

Global Power Group

        Foster Wheeler's Global Power Group designs, manufactures and installs steam generators and auxiliary equipment for electric power generating stations, district heating and power plants and industrial facilities worldwide. Foster Wheeler believes that its competitive differentiation in serving these markets is the ability of its products to cleanly and efficiently burn a wide range of fuels, singularly or in combination. Foster Wheeler's Global Power Group's steam generators utilize a broad range of technologies, offering independent power producers, utilities, municipalities and industrial clients solutions for converting a wide range of fuels, such as coal, lignite, petroleum coke, oil, gas, solar, biomass, municipal solid waste and waste flue gases, into steam, which can be used for power generation, district heating or industrial processes. Among these fuel sources, coal is the most widely used, and thus the market drivers and constraints associated with coal strongly affect the steam generator market and Foster Wheeler's Global Power Group's business. In particular, Foster Wheeler's circulating fluidised bed, or CFB, steam generators are able to burn coals of varying quality, as well as numerous other materials.

        For both CFB and pulverised coal, or PC, steam generators, Foster Wheeler offers supercritical once through unit designs to further improve the energy efficiency and, therefore, the environmental performance of these units. Once through supercritical steam generators operate at a higher pressure of water, as it is converted to steam, than traditional plants, which results in higher efficiencies and lower emissions, including emissions of carbon dioxide, or CO2, which is considered a greenhouse gas.

        Foster Wheeler's Global Power Group also conducts research and development in the areas of combustion; solid, fluid and gas dynamics; heat transfer; materials; and solid mechanics. In addition, Foster Wheeler's Global Power Group licenses its technology to a limited number of third parties in select countries or markets.

        Foster Wheeler's Global Power Group also holds a controlling interest in and operates a combined cycle gas turbine facility; holds a non-controlling interest in a petcoke fired CFB facility for refinery steam and power generation; and operates a university cogeneration power facility for steam/electric generation.

        Foster Wheeler's Global Power Group generates revenues from engineering activities, equipment supply, construction contracts, operating and maintenance agreements, and royalties from licensing its technology. In addition, Foster Wheeler's Global Power Group generates equity earnings from returns on its non-controlling interest investments in various power production facilities.

        Foster Wheeler's Global Power Group's products and services include:

  •
  Circulating Fluidised Bed Steam Generators, Foster Wheeler's Global Power Group designs, manufactures and supplies steam generators that utilize its proprietary CFB technology to clients worldwide. Foster Wheeler's management believes that CFB combustion is generally recognized as one of the most commercially viable, fuel flexible and clean burning ways to generate steam on a commercial basis from coal and many other solid fuels and waste products. A CFB steam generator utilizes air nozzles on the floor and lower side walls of its furnace to mix and fluidise the fuel particles as they burn, resulting in a very efficient combustion and heat transfer process. The fuel and other added solid materials, such as limestone, are continuously recycled through the furnace to maximize combustion efficiency and the capture of pollutants, such as sulphur oxides, or SOx. Due to the efficient mixing of the fuel with the air and other solid materials and the long period of time the fuel remains in the combustion process, the temperature of the process can be greatly reduced below that of a conventional burning process. This has the added benefit of reducing the formation of nitrogen oxide, or NOx, which is another pollutant formed during the combustion process. Due to these benefits, additional SOx and NOx control systems are frequently not needed. Supercritical CFB steam technology dramatically raises the pressure of water as it is converted to steam, allowing the steam to absorb more heat from the combustion process, which results in a substantial improvement of approximately 5 to 15% in the efficiency of an electric power plant. To meet the requirements of the utility power sector, Foster Wheeler's Global Power Group offers supercritical CFB steam generators that range from 400 megawatt electrical, or MWe, up to 800 MWe in single unit sizes, in addition to subcritical CFB steam generators which typically range between 30 and 400 MWe.

    Foster Wheeler is continuing the development of Flexi BurnTM CFB technology, which it sees as a key component in a flexible and practical carbon capture and storage solution for large scale power generation. A power plant utilizing Flexi BurnTM CFB technology can operate in either conventional or carbon capture mode. In the carbon capture mode, the CFB technology will produce a CO2 rich flue gas which can then be delivered to a storage location while avoiding the need for large, expensive and energy intensive post combustion CO2 separation equipment. Together with its partners, Foster Wheeler has built a FlexiBurnTM CFB pilot plant (approximately 30 megawatt thermal, equivalent to approximately 10 MWe) that has been successfully capturing CO2 since September 2012. Foster Wheeler is currently seeking additional partners and funding to further develop this technology on a commercial scale;

  •
  Pulverised Coal Steam Generators, Foster Wheeler's Global Power Group designs, manufactures and supplies PC steam generators to clients worldwide. PC steam generators are commonly used in large coal fired power plant applications. The coal is pulverised into fine particles and injected into the steam generator through specially designed low NOx burners. The PC steam generators control NOx by utilizing advanced low NOx combustion technology and selective catalytic reduction technology, or SCR. PC technology requires flue gas desulphurization, or FGD, equipment to be installed to capture SOx. Foster Wheeler offers its PC steam generators with either conventional sub critical steam technology or more efficient supercritical steam technology for electric power plant applications. PC steam generators typically range from 200 to 800 MWe;

  •
  Industrial Steam Generators, Foster Wheeler's Global Power Group designs, manufactures and supplies industrial steam generators of various types including: CFB, grate, fully assembled package, field erected oil and gas, waste heat, and heat recovery steam generators. Depending on the steam generator type and application, Foster Wheeler's industrial steam generators are designed to burn a wide spectrum of industrial fuels from high quality oil and natural gas to biomass and "waste type" fuels such as tyres, municipal solid waste, waste wood and paper. Foster Wheeler's industrial steam generators are designed for ruggedness, fuel flexibility and reliability;

  •
  Auxiliary Equipment and Aftermarket Services, Foster Wheeler's Global Power Group also manufactures and supplies auxiliary and replacement equipment for utility power and industrial facilities, including steam generators for solar thermal power plants, surface condensers, feed water heaters, coal pulverisers, steam generator coils and panels, biomass gasifiers, and replacement parts. Additionally, Foster Wheeler offers a full line of new and retrofit NOx reduction systems such as selective non-catalytic and catalytic NOx reduction systems, complete low NOx combustion systems, and multi pollutant flue gas cleaning equipment.

    To enhance its environmental product portfolio, Foster Wheeler acquired an environmental company in Germany in 2011. The company successfully supplies a specialized multi pollutant scrubbing technology that utilizes CFB technology to economically capture sulphur dioxide, or SO2, acid gases, heavy metals and other harmful emissions, which are becoming increasingly regulated in the United States and Europe.

    Foster Wheeler provides a broad range of site services relating to all of the products described above, including construction and erection services, maintenance, plant upgrading and life extension, engineering and replacement parts, improving plant environmental performance and plant repowering.

C&F Group

        In addition to the Global E&C Group and the Global Power Group, which represent two of Foster Wheeler's operating segments for financial reporting purposes, Foster Wheeler reports the financial results associated with the management of entities which are not managed by one of its two business groups, which includes corporate center expenses, its captive insurance operation and expenses related to certain legacy liabilities, such as asbestos, in the C&F Group, which also represents an operating segment for financial reporting purposes.

Industries

        Foster Wheeler serves the following industries:

  •
  Oil and gas;

  •
  Oil refining;

  •
  Chemical/petrochemical;

  •
  Pharmaceutical;

  •
  Environmental;

  •
  Minerals and metals;

  •
  Power generation; and

  •
  Power plant operation and maintenance.

Customers and Marketing

        Foster Wheeler markets and sells its services and products through a worldwide staff of sales and marketing professionals, through a network of sales representatives and through partnership or joint venture arrangements. Its businesses are not seasonal and are not dependent on a limited group of clients. For the years ended 31 December 2013 and 2012, one client of Foster Wheeler's Global E&C Group accounted for approximately 12% of consolidated operating revenues (inclusive of flow through revenues as described under "—Unfilled Orders" below) in both years; however, the associated flow through revenues included in this percentage accounted for approximately 11% of consolidated operating revenues for the years ended 31 December 2013 and 2012. A second client of Foster Wheeler's Global E&C Group accounted for approximately 26% of consolidated operating revenues (inclusive of flow through revenues) for the year ended 31 December 2011; however, the associated flow through revenues included in these percentages accounted for approximately 25% of consolidated operating revenues for the year ended 31 December 2011. No other single client accounted for 10% or more of consolidated revenues for the years ended 31 December 2013, 2012 or 2011. Representative clients include state owned and multinational oil and gas companies; major petrochemical, chemical, minerals and metals, and pharmaceutical companies; national, municipal and independent electric power generation companies, including public utility companies; and government agencies throughout the world. The majority of revenues and new business originates outside the United States.

Licenses, Patents and Trademarks

        Foster Wheeler owns and licenses patents, trademarks and know how, which are used in each of the business groups. The life cycles of the patents and trademarks are of varying durations. Foster Wheeler is not materially dependent on any particular patent or trademark, although it depends on its ability to protect its intellectual property rights to the technologies and know how used in its proprietary products. As noted above, the Global Power Group has granted licenses to a limited number of companies in select countries to manufacture steam generators and related equipment and certain of Foster Wheeler's other products. Foster Wheeler's principal licensees in 2013 were located in India, Japan and South Korea. For the years ended 31 December 2013, 2012 and 2011, recurring royalty revenues ranged from approximately $7,000 to $15,000 per year. Research and development activities are primarily performed by the Global Power Group and the associated expenses are not material to Foster Wheeler's results and/or to the results of the Global Power Group.

Unfilled Orders

        Foster Wheeler executes its contracts on lump sum turnkey, fixed price, target price with incentives and cost reimbursable bases. Generally, Foster Wheeler believes contracts are awarded on the basis of price, acceptance of certain project related risks, technical capabilities and availability of qualified personnel, reputation for quality and ability to perform in a timely manner, ability to execute projects in line with client expectations, including the location of engineering activities and the ability to meet local content requirements, and safety record. On certain contracts, Foster Wheeler's clients may make a down payment at the time a contract is executed and continue to make progress payments until the contract is completed and the work has been accepted as satisfying contract requirements. Foster Wheeler's products are custom designed and manufactured, and are not produced for inventory. Foster Wheeler's Global E&C Group frequently purchases materials, equipment and third party services at cost for clients on a cash neutral or reimbursable basis when providing engineering specification or procurement services, referred to as "flow through" amounts. "Flow through" amounts are recorded both as revenues, which is referred to as flow through revenues, and cost of operating revenues with no profit recognized.

        Foster Wheeler measures its unfilled orders in terms of expected future revenues, which includes flow through revenues. Foster Wheeler also measures unfilled orders in terms of Foster Wheeler scope, which excludes flow through revenues. As such, Foster Wheeler scope measures the component of backlog of unfilled orders with profit potential and represents its services plus fees for reimbursable contracts and total selling price for lump sum or fixed price contracts.

Use of Raw Materials

        Foster Wheeler sources the materials used in its manufacturing and construction operations from several countries. Its procurement of materials, consisting mainly of steel products and manufactured items, is heavily dependent on unrelated third party sources. These materials are subject to timing of availability and price fluctuations, which Foster Wheeler monitors on a regular basis. Foster Wheeler has access to numerous global sources and is not dependent on any single source of supply.

Compliance with Government Regulations

        Foster Wheeler is subject to certain federal, state and local environmental, occupational health and product safety laws arising from the countries where it operates. In addition, Foster Wheeler purchases materials and equipment from third parties, and engages subcontractors, who are also subject to these laws and regulations. Foster Wheeler does not anticipate any material capital expenditures or material adverse effects on earnings or cash flows as a result of complying with these laws.

Employees

        The following table indicates the number of full time, temporary and agency personnel in each of Foster Wheeler's business groups. Foster Wheeler believes that its relationship with its employees is satisfactory.

	As at 31 December
Number of employees	2011	2012	2013
Global E&C Group	8,602	9,876	10,409
Global Power Group	3,119	2,939	2,843
C&F Group	77	78	59

Total	11,798	12,893	13,311

Competition

        Many companies compete with Foster Wheeler in the engineering and construction business. Neither Foster Wheeler nor any other single company has a dominant market share of the total design, engineering and construction business servicing the global businesses previously described. Many companies also compete in the global power generating equipment business and neither Foster Wheeler nor any other single competitor has an overall dominant market share over the entire steam generator product portfolio.

        The vast majority of the market opportunities that Foster Wheeler pursues are subject to a competitive tendering process, and Foster Wheeler believes that its target customers consider the price, acceptance of certain project related risks, technical capabilities and availability of qualified personnel, reputation for quality and ability to perform in a timely manner, ability to execute projects in line with client expectations, including the location of engineering activities and the ability to meet local content requirements, and safety record as the primary factors in determining which qualified contractor is awarded a contract. Foster Wheeler believes that it derives competitive strength from the quality of services and products, technology, worldwide procurement capability, project management expertise, ability to execute complex projects, professionalism, strong safety record and lengthy experience with a wide range of services and technologies.

        Companies that compete with the Global E&C Group include but are not limited to the following: Bechtel Corporation; Chicago Bridge & Iron Company N.V.; Chiyoda Corporation; Fluor Corporation; Jacobs Engineering Group Inc.; JGC Corporation; KBR; Saipem S.p.A.; Technip; Técnicas Reunidas, SA; and WorleyParsons Ltd.

        Companies that compete with the Global Power Group include but are not limited to the following: Alstom Power S.A.; Andritz Group AG; The Babcock & Wilcox Company; Babcock Power Inc.; Dongfang Boiler Works (a subsidiary of Dong Fang Electric Corporation); Doosan Babcock; Harbin Boiler Co., Ltd.; Hitachi, Ltd.; Metso Corporation; Mitsubishi Heavy Industries Ltd.; and Shanghai Boiler Works Ltd.

Properties

        Globally, Foster Wheeler's facilities provide approximately 4.5 million square feet of space for its operations. The following table provides the location and general use of Foster Wheeler's materially important owned or leased physical properties by business segment as at 31 December 2013. All or part of the listed properties may be leased or subleased to other affiliates. All properties are in good condition and adequate for their intended use.

Business Segment and Location	Principal Use	Owned/Leased
C&F Group
Zug, Switzerland	Registered office	Leased
Hampton, New Jersey	Office	Leased
Reading, United Kingdom	Principal executive offices	Leased
Global Engineering & Construction Group
Alberta, Canada	Office & engineering	Leased
Avellino, Italy(1)	Wind farm towers	Owned & leased
Cary, North Carolina	Office & engineering	Leased
Chennai, India	Office & engineering	Leased
Glasgow, Scotland(2)	Office & engineering	Owned
Gurgaon, India	Office & engineering	Leased
Hampton, New Jersey	Office & engineering	Leased
Houston, Texas	Office & engineering	Leased
Hull, England	Office & engineering	Leased
Istanbul, Turkey	Office & engineering	Leased
Kolkata, India	Office & engineering	Leased
Kuala Lumpur, Malaysia	Office & engineering	Leased
LaPorte, Texas	Office	Leased
Madrid, Spain	Office & engineering	Leased
Mexico City, Mexico	Office & engineering	Leased
Middlesbrough, United Kingdom	Office & engineering	Leased
Midrand, South Africa	Office & engineering	Leased
Milan, Italy	Office & engineering	Leased
Monterrey, Mexico	Office & engineering	Leased
Paris, France	Office, engineering & warehouse	Leased
Philadelphia, Pennsylvania	Office & engineering	Leased
Provence, France	Office & engineering	Leased
Reading, United Kingdom	Office, engineering & warehouse	Leased
Santiago, Chile	Office & engineering	Leased
Shanghai, China	Office & engineering	Leased
Singapore	Office & engineering	Leased
South Jordan, Utah	Office & engineering	Leased
Sriracha, Thailand	Office & engineering	Leased
Global Power Group
Espoo, Finland	Office	Leased
Hampton, New Jersey	Office & engineering	Leased
Krefeld, Germany	Manufacturing & office	Leased
Kurikka, Finland	Manufacturing, office & warehouse	Leased
Martinez, California	Cogeneration plant	Owned
McGregor, Texas	Manufacturing & office	Owned
Melbourne, Florida	Office & warehouse	Leased
Norrkoping, Sweden	Manufacturing & office	Leased
Rayong, Thailand	Manufacturing & office	Leased
Shanghai, China	Office & engineering	Leased
Sosnowiec, Poland	Manufacturing, office & engineering	Leased

Business Segment and Location	Principal Use	Owned/Leased
Talcahuano, Chile	Cogeneration plant-facility site	Leased
Tarragona, Spain	Manufacturing & office	Owned
Varkaus, Finland(3)	Manufacturing & office	Owned & leased
Xinhui, Guangdong, China(4)	Manufacturing, office & warehouse	Owned & leased

Notes:

(1)
The two towers are owned and the land for the two towers is leased.

(2)
A portion of the facility is leased to third parties.

(3)
The manufacturing facility is owned and the office facility is leased.

(4)
The manufacturing and office facilities are owned with additional leased warehouse facilities.

Legal Proceedings

Asbestos

        Disclosures of US dollar amounts in this section on asbestos are not presented in thousands of US dollars.

        Some of Foster Wheeler's US and UK subsidiaries are defendants in numerous asbestos related lawsuits and out of court informal claims pending in the United States and United Kingdom. Plaintiffs claim damages for personal injury alleged to have arisen from exposure to or use of asbestos in connection with work allegedly performed by Foster Wheeler's subsidiaries during the 1970s and earlier.

United States

        The table below presents a summary of Foster Wheeler's US claim activity:

	Nine months ended 30 September		Six months ended 30 June		Year ended 31 December
Number of claims	2013	2014	2013	2014	2011	2012	2013
Open claims at beginning of period	125,310	125,240	125,310	125,240	124,420	124,540	125,310
New claims	3,410	2,780	2,460	1,870	4,670	4,800	4,390
Claims resolved	(3,470)	(9,260)	(2,960)	(2,730)	(4,550)	(4,030)	(4,460)

Open claims at end of period	125,250	118,760	124,810	124,380	124,540	125,310	125,240
Claims not valued in the liability(1)					(103,170)	(105,130)	(106,820)

Open claims valued in the liability at end of period					21,370	20,180	18,420

Note:

(1)
Claims not valued in the liability include claims on certain inactive court dockets, claims over six years old that are considered abandoned and certain other items. This data is only reported on an annual basis.

        Of the approximately 125,200 open claims as at 31 December 2013, Foster Wheeler's subsidiaries are respondents in approximately 32,800 open claims where they have administrative agreements and are named defendants in lawsuits involving approximately 92,400 plaintiffs.

        All of the open administrative claims have been filed under blanket administrative agreements that Foster Wheeler has with various law firms representing claimants and do not specify monetary damages sought. Based on its analysis of lawsuits, approximately 54% do not specify the monetary damages sought or merely recite that the amount of monetary damages sought meets or exceeds the required minimum in the jurisdiction in which suit is filed. Requested monetary damages range from $1,000 to over $10 million. The majority of requests for monetary damages are asserted against multiple named defendants in a single complaint.

        Foster Wheeler has worked with ARPC, nationally recognized consultants in the United States with respect to projecting asbestos liabilities, to estimate the amount of asbestos related indemnity and defence costs at each year end based on a forecast for the next 15 years. Each year Foster Wheeler has recorded its estimated asbestos liability at a level consistent with ARPC's reasonable best estimate.

        Based on its review of the activity in 2013, ARPC recommended that certain assumptions used to estimate Foster Wheeler's future asbestos liability be updated as at 31 December 2013. Accordingly, Foster Wheeler developed a revised estimate of its aggregate indemnity and defence costs through 31 December 2028 considering the advice of ARPC. For the year ended 31 December 2013, Foster Wheeler revalued its liability for asbestos indemnity and defence costs through 31 December 2028 to $278 million, which brought its liability to a level consistent with ARPC's reasonable best estimate. In connection with updating its estimated asbestos liability and related asset, Foster Wheeler recorded a net charge of $46 million in 2013. Foster Wheeler's estimated asbestos liability decreased during the nine months ended 30 September 2014 to $243 million, as a result of indemnity and defense cost payments totaling approximately $41 million partially offset by the impact of an increase in the liability related to Foster Wheeler's rolling 15 year asbestos related liability estimate of approximately $6 million. Foster Wheeler's total asbestos related liabilities are comprised of its estimates for its liability relating to open (outstanding) claims being valued and its liability for future unasserted claims through 30 September 2029.

        Through 30 September 2014, total cumulative indemnity costs paid, prior to insurance recoveries, were approximately $851,100 and total cumulative defence costs paid were approximately $425,400, or approximately 33% of total defence and indemnity costs. Through 30 June 2014, Foster Wheeler's total cumulative indemnity costs paid, prior to insurance recoveries, were approximately $845 million and total cumulative defence costs paid were approximately $419 million, or approximately 33% of total defence and indemnity costs. The overall historic average combined indemnity and defence cost per resolved claim through 30 September 2014 was approximately $3,300. The average cost per resolved claim is increasing and Foster Wheeler believes it will continue to increase in the future.

        Over the last several years, certain of Foster Wheeler's subsidiaries have entered into settlement agreements calling for insurers to make lump sum payments, as well as payments over time, for use by its subsidiaries to fund asbestos related indemnity and defence costs and, in certain cases, for reimbursement for portions of out of pocket costs previously incurred.

        For the nine months ended 30 September 2014, Foster Wheeler recorded a net asbestos related provision of $5 million, for the six months ended 30 June 2014, Foster Wheeler recorded a net asbestos related provision of $3 million and for the years ended 31 December 2013, 2012 and 2011, Foster Wheeler recorded a net asbestos related provision of $30 million, $28 million and $10 million, respectively. Foster Wheeler's net asbestos related provision for the year ended 31 December 2013 was the result of Foster Wheeler's revaluation of its asbestos liability and related assets resulting from:

  •
  a charge related to the impact of an increase in Foster Wheeler's estimate of new claim filings; and

  •
  a decrease in Foster Wheeler's estimate of claim filings which result in a zero pay rate, over its 15 year estimate; and was partially offset by the favorable impact of the inclusion of a gain recognized in 2013 upon collection of an insurance receivable of $16 million related to an insolvent insurance carrier, which had been previously written off.

        Foster Wheeler's net asbestos related provision for the year ended 31 December 2013 was also impacted, to a lesser extent, by:

  •
  an adjustment for actual claim settlement experience during the year; and

  •
  an accrual of another year of estimated claims under its rolling 15 year asbestos related liability estimate.

        Foster Wheeler believes the increase in its estimate of new claim filings and decrease in the zero pay rate are short term in nature and that the longer term trend will revert to its previous forecast. Foster Wheeler will continue to monitor these parameters and adjust its forecasts if actual results differ from its assumptions.

United Kingdom

        Some of Foster Wheeler's subsidiaries in the United Kingdom have also received claims alleging personal injury arising from exposure to asbestos. As at 30 September 2014, 1,072 claims have been brought against Foster Wheeler's UK subsidiaries, of which 276 remained open. None of the settled claims has resulted in material costs to Foster Wheeler.

        Foster Wheeler's total asbestos liability recorded in the United Kingdom was $30 million as at 30 September 2014. This liability estimate is based on a UK House of Lords judgment that pleural plaque claims do not amount to a compensable injury. If this ruling were to be reversed by legislation, Foster Wheeler's total asbestos liability recorded in the United Kingdom would increase to approximately $49 million, with a corresponding increase in the asbestos related asset.

        For additional information regarding Foster Wheeler's US and UK asbestos related assets and liabilities, as well as its asbestos related provisions, see "Operating and Financial Review of Foster Wheeler" and Note 16 to Foster Wheeler's consolidated financial statements included elsewhere in this proxy statement.

Project Claims

        In addition to the specific matters described below, in the ordinary course of business, Foster Wheeler is a party to litigation involving clients and subcontractors arising out of project contracts. Such litigation includes claims and counterclaims by and against Foster Wheeler for cancelled contracts, for additional costs incurred in excess of current contract provisions, as well as for back charges for alleged breaches of warranty and other contract commitments. If Foster Wheeler was found to be liable for any of the claims or counterclaims against it, Foster Wheeler would incur a charge against earnings to the extent a reserve had not been established for the matter in its accounts or if the liability exceeds established reserves.

        Due to the inherent commercial, legal and technical uncertainties underlying the estimation of Foster Wheeler's project claims, the amounts ultimately realized or paid by it could differ materially from the balances, if any, included in its financial statements, which could result in additional material charges against earnings, and which could also materially adversely impact Foster Wheeler's financial condition and cash flows.

Power Plant Arbitration—United States

        In June 2011, a demand for arbitration was filed with the American Arbitration Association by Foster Wheeler's client's erection contractor against Foster Wheeler's client and Foster Wheeler in connection with a power plant project in the United States. At that time, no details of the erection contractor's claims were included with the demand. The arbitration panel was formed on 26 September 2012 and a detailed statement of claim from the erection contractor was delivered to the panel on

24 October 2012. According to the claim, the erection contractor is seeking unpaid contract amounts from Foster Wheeler's client and additional compensation from Foster Wheeler's client and Foster Wheeler for alleged delays, disruptions, inefficiencies, and extra work in connection with the erection of the plant. Foster Wheeler supplied the steam generation equipment for the project under contract with its client, the power plant owner. The turbine contractor, who supplied the turbine, electricity generator and other plant equipment under a separate contract with the power plant owner, has also been included as a party in the arbitration. The erection contractor is seeking approximately $240,000 in damages, exclusive of interest, from Foster Wheeler's client. Of this amount, the statement of claim asserts that approximately $150,000 is related to the steam generation equipment, and alleges failure on Foster Wheeler's part in connection with Foster Wheeler's performance under its steam generation equipment supply contract; those damages are claimed jointly against Foster Wheeler and Foster Wheeler's client. The claims against Foster Wheeler by the erection contractor allege negligence and, in its purported capacity as a third party beneficiary and assignee of its steam generation equipment supply contract, breach of contract.

        Responsive pleadings to the erection contractor's pleading were filed by the other parties, including Foster Wheeler, on 28 November 2012. Foster Wheeler's pleading denied the erection contractor's claims against it and asserted cross claims against Foster Wheeler's client seeking over $14,800 in damages related to delays, out of scope work, and improperly assessed delay liquidated damages. In its pleading, the turbine contractor asserted claims against Foster Wheeler's client for unpaid contract amounts and additional compensation for extra work and delays. In its capacity as a purported co assignee of the steam generation equipment supply contract, the turbine contractor joined in the erection contractor's claims against Foster Wheeler for delay related damages and asserted cross claims against Foster Wheeler seeking over $5,000 in non-delay related damages.

        In its pleading, Foster Wheeler's client asserted counter claims and cross claims for breach of contract and gross negligence against the erection contractor and the turbine contractor. Foster Wheeler's client also asserted cross claims against Foster Wheeler for any damages Foster Wheeler's client incurred, and for indemnification of any damages Foster Wheeler's client may be required to pay to the erection and turbine contractors, arising out of alleged failures of performance on Foster Wheeler's part under Foster Wheeler's steam generation supply contract. Foster Wheeler has denied its client's and the turbine contractor's cross claims against it.

        On 30 August 2013, Foster Wheeler's client filed a petition with the US Bankruptcy Court, for the District of Delaware, seeking to reorganize under Chapter 11 of the US Bankruptcy Code. The filing automatically stayed all proceedings against Foster Wheeler's client, including the four party arbitration discussed above. Foster Wheeler's client's filing included a motion seeking authorization for the use of cash collateral to fund its activities during the bankruptcy proceedings. In its motion, Foster Wheeler's client indicated its intent to draw on performance and retention letters of credit Foster Wheeler previously issued in connection with the contract totaling approximately $59,000, contending that the funds were needed to fund operations during the bankruptcy and make repairs to the power plant. Foster Wheeler opposed the motion on various grounds, including that any such draw would be unsupported and wrongful, and applied for an order temporarily restraining its client from drawing on the letters of credit, lifting the automatic stay of the arbitration proceeding and transferring the question of its client's right to draw on Foster Wheeler's letters of credit back to the arbitration for resolution in the context of the overall dispute. The bankruptcy court granted Foster Wheeler's application for temporary restraint and scheduled a further hearing on the issue, which on successive applications by Foster Wheeler's client was adjourned to 21 November 2013.

        On 1 November 2013, Foster Wheeler's client filed a motion seeking the bankruptcy court's approval of proposed debtor in possession financing. On 13 November 2013, Foster Wheeler's client filed its plan of reorganization. The confirmation hearing for the plan of reorganization, originally scheduled for 10 March 2014, has been adjourned. A new date for the hearing has not yet been assigned. On 15 November 2013, Foster Wheeler's client signed a stipulation to modify and lift the automatic stay of the arbitration proceedings by the bankruptcy filing to permit the arbitration to proceed as to all issues other than issues related to Foster Wheeler's letters of credit, which stipulation was approved by the bankruptcy court. The court approved stipulation also provided for the withdrawal of Foster Wheeler's client's motion to draw on Foster Wheeler's letters of credit and a bar to re filing such motion prior to 1 March 2014, absent exigent circumstances. Following the lifting of the bankruptcy stay, a scheduling conference was held by the arbitration panel in December 2013 and the panel extended the various procedural deadlines in the case. The final hearing is now set for the first and second quarters of 2015.

        The debtor in possession financing facility was approved by the court on 21 November 2013. The plan of reorganization contemplates, and any funding from the debtor in possession financing is conditioned upon, the achievement of various milestones by specified dates. One of the milestones is the reduction to zero by the bankruptcy court of the value of Foster Wheeler's mechanics lien and the mechanics liens of the turbine and erection contractors through a "claims estimation" proceeding. Foster Wheeler's client moved to compel claims estimation on 11 December 2013. Foster Wheeler and the turbine and erection contractors opposed the motion on various grounds. The motion was set to be heard on 7 February 2014, but adjourned at the request of Foster Wheeler's client to 12 February 2014. On 10 February 2014, Foster Wheeler agreed to a partial settlement of the outstanding claims under its supply contract with its client. The settlement agreement was subject to bankruptcy court approval, which was granted on 7 March 2014. Accordingly, Foster Wheeler's client's claims estimation motion has been withdrawn against Foster Wheeler upon approval of the agreement of the bankruptcy court. Under the agreement, Foster Wheeler is performing certain new work on the steam generation equipment in exchange for (i) a release from Foster Wheeler's client of liability for alleged defects in the steam generation equipment; (ii) restriction of Foster Wheeler's right to draw on Foster Wheeler's letters of credit to disputes involving the new work; and (iii) a court approved assignment of Foster Wheeler's client's right to seek indemnification for the cost of the new work from the erection and turbine contractors. Also, under the agreement Foster Wheeler will release Foster Wheeler's client from liability for $14,800 in project claims related to delays, out of scope work, and improperly assessed delay liquidated damages in exchange for the court approved assignment of Foster Wheeler's client's right to seek indemnification for these claims from the turbine and erection contractors. Foster Wheeler intends to vigorously pursue its claims for the $14,800 in project claims and for the cost of the new work against the turbine and erection contractors. The settlement agreement was subject to bankruptcy court approval, which approval was granted on 7 March 2014. The erection contractor has appealed the approval order, but has not applied to stay its enforcement during the pendency of the appeal. Accordingly, Foster Wheeler is proceeding with the new work. Foster Wheeler's client's claims estimation motion, which was adjourned pending approval by the agreement of the bankruptcy court, has now been withdrawn as against Foster Wheeler. On 24 November 2014, the US District Court dismissed the erection contractor's appeal of the approval order. The erection contractor has until 24 December 2014 within which to appeal the dismissal.

        On 12 May 2014, the parties exchanged further submissions in support of their respective affirmative claims in the arbitration. The erection contractor contends in its submission that it incurred substantial delays and cost overruns due to performance failures on the part of Foster Wheeler's client and Foster Wheeler. The erection contractor is seeking an equitable extension of the project schedule, plus $222,000 in damages, plus attorneys' and expert fees and the cost of the arbitration. Of this amount, $63,000 is for claims solely against Foster Wheeler's client. The remaining $159,000 purportedly relates to Foster Wheeler's alleged failures and is being claimed jointly against Foster Wheeler's client and Foster Wheeler. The turbine contractor's submission largely reiterates the erection contractor's allegations related to Foster Wheeler and Foster Wheeler's client's performance failures. The turbine contractor's claims against Foster Wheeler's client total approximately $88,000. The turbine contractor also seeks a declaration that it did not cause any delay to the critical path of the construction and commissioning schedule and that it is not liable for any delay liquidated damages to Foster Wheeler's client. The turbine contractor's claims against Foster Wheeler total approximately $5,300. Foster Wheeler's client's submission asserts claims for delay liquidated damages as well as defective equipment damages against the turbine contractor and the erection contractor, jointly and severally, totaling in excess of $400,000. Of this amount, $318,000 relates to delay liquidated damages, which includes $242,000 in liquidated damages accruing since Foster Wheeler's client's grant of Substantial Completion on 15 December 2011, because the turbine and erection contractors did not complete certain outstanding requirements and because the turbine contractor allegedly concealed unresolved deficiencies in the equipment it supplied. Foster Wheeler's submission seeks $37,000 in damages from the turbine and erection contractors. Of this amount, $14,400 relates to Foster Wheeler's existing project claims and $22,600 relates to Foster Wheeler's claims for the rehabilitation work that Foster Wheeler is performing for its client under the settlement agreement.

        On 28 May 2014, Foster Wheeler's client filed an Amended Plan of Reorganization and Plan Confirmation Schedule. Pursuant to the Amended Plan, Foster Wheeler's client's claims estimation motion against the turbine and erection contractors mechanics lien claims has been put on hold and Foster Wheeler's client has commenced an adversary proceeding in the bankruptcy court against their title company, seeking to declare that the title company is liable under its $825,000 policy in the event that the turbine and erection contractors' mechanics liens are determined to have priority over the liens securing Foster Wheeler's client's credit facility. That proceeding is set to be tried on 17 November 2014. On 8 July 2014, Foster Wheeler's client adjourned the Plan Confirmation hearing to a date to be determined, pending the outcome of the adversary proceeding against the title company.

        On 15 October 2014, the parties exchanged submissions in the arbitration in response to the affirmative claims asserted against them. Any reply submissions are due by 22 December 2014. The hearing is scheduled for the first and second quarters of 2015.

        On 21 October 2014, the erection contractor filed a motion in the bankruptcy proceeding seeking to have the court lift the automatic stay that is still in place with respect to Foster Wheeler's letters of credit in order to permit the arbitration panel to decide the erection contractor's claim of entitlement to the letters of credit as an alleged assignee of the steam generation equipment supply contract. Foster Wheeler intends to oppose the motion.

        Foster Wheeler intends to vigorously defend the claims against it in the arbitration and pursue in the arbitration its claims against the turbine and erection contractors for the $14,800 in project claims and for the $22,600 cost of the new work.

        Foster Wheeler's letters of credit remain in place and Foster Wheeler will vigorously oppose any attempt to draw down on them.

        Foster Wheeler cannot predict the ultimate outcome of this matter at this time.

Refinery and Petrochemicals Project Arbitration—India

        In November 2012, Foster Wheeler commenced arbitration in India against its client seeking collection of unpaid receivables in excess of £52,000 (approximately $86,000 based on the exchange rate in effect as at 31 December 2013), arising from services performed on a reimbursable basis for Foster Wheeler's client in connection with its client's grass roots refinery and petrochemicals project in northeastern India. Foster Wheeler's client rejected the claims and notified Foster Wheeler of various potential counterclaims that it may be asserting in the arbitration, purportedly totaling in excess of £55,000 (approximately $90,900 based on the exchange rate in effect as at 31 December 2013). In June 2013, Foster Wheeler submitted its detailed statement of claim, and in July 2013 Foster Wheeler's client submitted its detailed statement of defence and counterclaim. The amount of the counterclaim was increased to approximately £620,000 (approximately $1,024,900 based on the exchange rate in effect as at 31 December 2013) in damages, including among other claims a claim for lost profits due to delay in the execution of the project. The counterclaim concerns a number of alleged issues arising in connection with Foster Wheeler's execution of the EPCM scope of Foster Wheeler's contract, from the period from contract award until the subsequent transfer by Foster Wheeler's client of Foster Wheeler's remaining EPCM scope to certain lump sum turnkey contractors hired directly by Foster Wheeler's client. Foster Wheeler's client further contends that it is liable for delays to the project and has withheld payment on account of delayed liquidated damages and, out of the total claim of £620,000 (approximately $1,024,900 based on the exchange rate in effect as at 31 December 2013) cited above, is seeking damages for lost profits in the amount of £555,000 (approximately $917,500 based on the exchange rate in effect as at 31 December 2013). Foster Wheeler strongly disputes these contentions. Any liability for delay damages is capped under the contract at a specified percentage of Foster Wheeler's contract value, currently equivalent to approximately £11,500 (approximately $19,000 based on the exchange rate in effect as at 31 December 2013), an amount already retained by Foster Wheeler's client. The contract also excludes liability for consequential damages, including lost profits, and contains an overall cap on liability for claims in the aggregate of up to a specified percentage of Foster Wheeler's contract value, currently equivalent to approximately £28,800 (approximately $47,600 based on the exchange rate in effect as at 31 December 2013). The unpaid amount for which Foster Wheeler is seeking reimbursement in the arbitration may increase should its client continue to withhold amounts from Foster Wheeler's invoices, as the project is still in execution. The arbitration panel has been formed. Foster Wheeler's client moved to dismiss the arbitration as premature under the terms of the contract, and Foster Wheeler opposed that motion. The motion has been denied by the panel. Also, pursuant to Foster Wheeler's request, the panel scheduled a hearing early in the first quarter of 2014 for Foster Wheeler's claims for unpaid receivables, along with Foster Wheeler's client's counterclaim for a deductive change order in the amount of approximately £21,600 (approximately $35,700 based on the exchange rate in effect as at 31 December 2013). An initial session of that hearing took place in January 2014 and on 25 March 2014 the panel issued a declaratory award in Foster Wheeler's favor on the contractual interpretation pertaining to two of its claims for unpaid receivables. The remaining unpaid receivable claims and Foster Wheeler's client's counterclaim for a deductive change order were heard by the panel at sessions in May, June and July 2014, and an award on these claims is pending. On 30 June 2014, Foster Wheeler's client filed a petition in Delhi High Court challenging both the jurisdiction of the panel and the legality, propriety and validity of the 25 March 2014 declaratory award. Along with the petition, Foster Wheeler's client also filed an application seeking to stay the ongoing arbitration proceedings pending the outcome of the challenge. As for Foster Wheeler's client's challenge of the 25 March 2014 declaratory award, the court adjourned the matter for a further hearing to be held at the end of January 2015.

        In the interim, the arbitration proceedings continue and the hearing on the remaining claims and counterclaims, including Foster Wheeler's client's counterclaim for lost revenue, is scheduled for the first quarter of 2015. In connection with such remaining claims and counterclaims, the parties exchanged detailed submissions in late August 2014. In its submission, Foster Wheeler's client increased the amount of its claim for lost revenue due to delay from £555,000 to £701,000 (approximately $1,134,500 based on the exchange rate in effect as of 30 September 2014), which therefore increased its client's total counterclaim from £620,000 to £766,000 (approximately $1,239,700 based on the exchange rate in effect as of 30 September 2014). Foster Wheeler's subsidiary's previously stated defences to this counterclaim remain applicable. Reply submissions on the remaining claims and counterclaims were exchanged on 4 November 2014. Rejoinder submissions are due by 16 December 2014. Foster Wheeler cannot predict the ultimate outcome of this matter at this time.

Environmental Matters

CERCLA and Other Remedial Matters

        Under US federal statutes, such as the Resource Conservation and Recovery Act, Comprehensive Environmental Response, Compensation, and Liability Act of 1980, or CERCLA, the Clean Water Act and the Clean Air Act, and similar state laws, the current owner or operator of real property and the past owners or operators of real property (if disposal of toxic or hazardous substances took place during such past ownership or operation) may be jointly and severally liable for the costs of removal or remediation of toxic or hazardous substances on or under their property, regardless of whether such materials were released in violation of law or whether the owner or operator knew of, or was responsible for, the presence of such substances. Moreover, under CERCLA and similar state laws, persons who arrange for the disposal or treatment of hazardous or toxic substances may also be jointly and severally liable for the costs of the removal or remediation of such substances at a disposal or treatment site, whether or not such site was owned or operated by such person, which Foster Wheeler refers to as an off site facility. Liability at such off site facilities is typically allocated among all of the financially viable responsible parties based on such factors as the relative amount of waste contributed to a site, toxicity of such waste, relationship of the waste contributed by a party to the remedy chosen for the site and other factors.

        Foster Wheeler currently owns and operates industrial facilities and it has also transferred its interests in industrial facilities that it formerly owned or operated. It is likely that, as a result of Foster Wheeler's current or former operations, hazardous substances have affected the facilities or the real property on which they are or were situated. Foster Wheeler also has received and may continue to receive claims pursuant to indemnity obligations from the present owners of facilities it has transferred, which claims may require Foster Wheeler to incur costs for investigation and/or remediation.

        Foster Wheeler is currently engaged in the investigation and/or remediation under the supervision of the applicable regulatory authorities at four of Foster Wheeler's or Foster Wheeler's subsidiaries' former facilities (including Mountain Top, which is described below). In addition, Foster Wheeler sometimes engages in investigation and/or remediation without the supervision of a regulatory authority. Although Foster Wheeler does not expect the environmental conditions at Foster Wheeler's present or former facilities to cause Foster Wheeler to incur material costs in excess of those for which reserves have been established, it is possible that various events could cause Foster Wheeler to incur costs materially in excess of Foster Wheeler's present reserves in order to fully resolve any issues surrounding those conditions. Further, no assurance can be provided that Foster Wheeler will not discover additional environmental conditions at its currently or formerly owned or operated properties, or that additional claims will not be made with respect to formerly owned properties, requiring Foster Wheeler to incur material expenditures to investigate and/or remediate such conditions.

        Foster Wheeler has been notified that it is a potentially responsible party, or PRP, under CERCLA or similar state laws at three off site facilities. At each of these sites, Foster Wheeler's liability should be substantially less than the total site remediation costs because the percentage of waste attributable to Foster Wheeler compared to that attributable to all other PRPs is low. Foster Wheeler does not believe that its share of cleanup obligations at any of the off site facilities as to which it has received a notice of potential liability will exceed $500 in the aggregate. Foster Wheeler has also received and responded to a request for information from the United States Environmental Protection Agency, or USEPA, regarding a fourth off site facility. It does not know what, if any, further actions USEPA may take regarding this fourth off site facility.

Mountain Top

        In February 1988, one of Foster Wheeler's subsidiaries, Foster Wheeler Energy Corporation, or FWEC, entered into a Consent Agreement and Order with the USEPA and the Pennsylvania

Department of Environmental Protection, or PADEP, regarding its former manufacturing facility in Mountain Top, Pennsylvania. The order essentially required FWEC to investigate and remediate, as necessary, contaminants, including TCE, in the soil and groundwater at the facility. Pursuant to the order, in 1993 FWEC installed a "pump and treat" system to remove TCE from the groundwater. It is not possible at the present time to predict how long FWEC will be required to operate and maintain this system.

        In the fall of 2004, FWEC sampled the private domestic water supply wells of certain residences in Mountain Top and identified approximately 30 residences whose wells contained TCE at levels in excess of Safe Drinking Water Act standards. The subject residences are located approximately one mile to the southwest of where the TCE previously was discovered in the soils at the former FWEC facility. Since that time, FWEC, USEPA and PADEP have cooperated in responding to the foregoing. Although FWEC believed the evidence available was not sufficient to support a determination that FWEC was responsible for the TCE in the residential wells, FWEC immediately provided the affected residences with bottled water, followed by water filters, and, pursuant to a settlement agreement with USEPA, it hooked them up to the public water system. Pursuant to an amendment of the settlement agreement, FWEC subsequently agreed with USEPA to arrange and pay for the hookup of several additional residences, even though TCE has not been detected in the wells at those residences. The hookups to the agreed upon residences have been completed, and USEPA has provided FWEC with a certificate that FWEC has completed its obligations related to the settlement agreement (as amended). FWEC may be required to pay the agencies' costs in overseeing and responding to the situation.

        FWEC is also incurring further costs in connection with a Remedial Investigation/Feasibility Study, or RI/FS, that in March 2009 it agreed to conduct. During the three months ended 31 December 2012, FWEC received a USEPA demand under the foregoing agreement for payment of $1,040 of response costs USEPA claims it incurred from the commencement of the RI/FS in April 2009 through February 2012. FWEC questioned the amount of the invoice and, based upon discussions with the USEPA, a revised invoice was received on 17 June 2013 for the reduced amount of $1,004. During the three months ended 30 September 2013, FWEC received a USEPA invoice under the foregoing agreement for payment of $258 of response costs USEPA claims it incurred from March 2012 to February 2013. In April 2009, USEPA proposed for listing on the National Priorities List an area consisting of FWEC's former manufacturing facility and the affected residences, but it also stated that the proposed listing may not be finalized if FWEC complies with its agreement to conduct the RI/FS. FWEC submitted comments opposing the proposed listing.

        FWEC has accrued its best estimate of the cost of all of the foregoing, and it reviews this estimate on a quarterly basis.

        Other costs to which FWEC could be exposed could include, among other things, FWEC's counsel and consulting fees, further agency oversight and/or response costs, costs and/or exposure related to potential litigation, and other costs related to possible further investigation and/or remediation. At present, it is not possible to determine whether FWEC will be determined to be liable for some or all of the items described in this paragraph or to reliably estimate the potential liability associated with the items. If one or more third parties are determined to be a source of the TCE, FWEC will evaluate its options regarding the potential recovery of the costs FWEC has incurred, which options could include seeking to recover those costs from those determined to be a source.

Other Environmental Matters

        Foster Wheeler's operations, especially Foster Wheeler's manufacturing and power plants, are subject to comprehensive laws adopted for the protection of the environment and to regulate land use. The laws of primary relevance to Foster Wheeler's operations regulate the discharge of emissions into the water and air, but can also include hazardous materials handling and disposal, waste disposal and other types of environmental regulation. These laws and regulations in many cases require a lengthy and complex process of obtaining licenses, permits and approvals from the applicable regulatory agencies. Non-compliance with these laws can result in the imposition of material civil or criminal fines or penalties. Foster Wheeler believes that it is in substantial compliance with existing environmental laws. However, no assurance can be provided that it will not become the subject of enforcement proceedings that could cause Foster Wheeler to incur material expenditures. Further, no assurance can be provided that Foster Wheeler will not need to incur material expenditures beyond its existing reserves to make capital improvements or operational changes necessary to allow it to comply with future environmental laws.

OPERATING AND FINANCIAL REVIEW OF FOSTER WHEELER

        You are encouraged to read the following discussion and analysis of Foster Wheeler's financial condition and results of operations, together with Foster Wheeler's consolidated financial statements and accompanying notes included in this proxy statement. This discussion and analysis contains forward-looking statements that involve risks and uncertainties. See "Risk Factors" included elsewhere in this proxy statement for a discussion of some of the important factors that could cause actual results to differ materially from those described or implied by the forward-looking statements contained in the following discussion and analysis. See "Cautionary Statement Regarding Forward-Looking Statements" included elsewhere in this proxy statement.

        All disclosures of US dollar amounts, except share data and per share amounts, are presented in thousands of dollars except as otherwise stated. Percentages and amounts presented herein may not calculate or sum precisely due to rounding.

        Following the completion of the Offer and the acquisition by AMFW of 95.275% of the outstanding Foster Wheeler Shares, AMFW, through AMEC International, became the controlling shareholder of Foster Wheeler. As described under "Information About AMFW—Acquisition of Foster Wheeler", AMFW is initiating a Squeeze-Out Merger to acquire 100% of the Foster Wheeler Shares. AMFW has begun the process of integrating Foster Wheeler, which is ongoing. As part of the integration of Foster Wheeler, AMFW will reconstitute its geographic business units and Foster Wheeler's existing Global Power Group into a new operating structure. Therefore, going forward, the organizational structure of Foster Wheeler as described below will cease to exist.

        The following is a discussion and analysis of the financial condition and results of operations of Foster Wheeler's historic and current business.

Overview

        Foster Wheeler operates through two business groups: the Global E&C Group and the Global Power Group. In addition to these two business groups, Foster Wheeler also reports corporate center expenses, its captive insurance operation and expenses related to certain legacy liabilities, such as asbestos and other expenses, in the C&F Group.

        Foster Wheeler has been exploring, and intends to continue to explore, acquisitions within the engineering and construction industry to strategically complement or expand on its Global E&C Group's technical capabilities or access to new market segments. During the second quarter of 2013, Foster Wheeler acquired an upstream consultancy business located in the United Kingdom that specializes in field development and project decision support, focused on the evaluation and implementation of oil and gas field developments covering greenfield and brownfield assets. Also during the second quarter of 2013, Foster Wheeler acquired an engineering and project management business located in Mexico with experience in both offshore and onshore upstream oil and gas, downstream oil and gas and power projects. During the first quarter of 2013, Foster Wheeler acquired a US-based business that specializes in the management of construction and commissioning of pharmaceutical and biotech facilities and which also has the capabilities to manage the EPC of such facilities. In addition, during the fourth quarter of 2012, Foster Wheeler acquired all of the outstanding shares of a privately held multi-discipline full service EPCM business located in North America. The results of operations of these acquired businesses have been included in Foster Wheeler's Global E&C Group.

        The above acquisitions have been included in Foster Wheeler's consolidated financial results as at their respective acquisition dates. Where period-to-period financial results have been impacted by these acquisitions, particularly acquisitions in the fourth quarter of 2012 and the first quarter of 2013, Foster

Wheeler has referred to these acquisitions as "businesses acquired subsequent to the beginning of 2012".

        On 17 April 2013, Foster Wheeler's Board approved a plan to sell its waste-to-energy facility in Camden, New Jersey, and Foster Wheeler completed the sale of the facility in August 2013. The presentation of the financial results and cash flows for all periods presented, and the asset and liability balances of this business for the periods prior to the completion of the sale, have been reclassified on its consolidated statement of operations, consolidated balance sheet and consolidated statement of cash flows under the respective captions related to discontinued operations. These reclassifications have also been made in the notes to its consolidated financial statements and in this section. Foster Wheeler's Camden facility was formerly included in its Global Power Group business segment.

        Foster Wheeler completed the sale of its Camden facility in August 2013. During the first quarter of 2013, Foster Wheeler recorded an impairment charge of $3,919, in addition to an impairment charge of $11,455 recorded during the fourth quarter of 2012. The impairment charges in both periods included estimates related to the continued operation of the facility and the potential sale of the facility. Upon completion of the sale in the third quarter of 2013, based on the proceeds received and costs of disposal, Foster Wheeler recognized a gain of $300 within income/(loss) from discontinued operations before income taxes on the consolidated statement of operations for the year ended 31 December 2013.

        On 13 February 2014, Foster Wheeler entered into the Implementation Agreement with AMFW relating to the acquisition of all of the issued and to be issued registered shares, par value CHF 3.00 per share, of Foster Wheeler by AMFW. On the terms and subject to the conditions of the Implementation Agreement, AMFW will commence an exchange offer to acquire all of the Foster Wheeler Shares.

        On 26 February 2014, Foster Wheeler's Board approved a proposal to Foster Wheeler's shareholders for a one-time dividend of $0.40 per share. At the 7 May 2014 AGM, Foster Wheeler's shareholders approved the dividend and the dividend payment was made on 21 May 2014.

        In October 2014, Foster Wheeler acquired all of the ordinary shares and options of MDM Engineering Group Limited in a cash transaction for approximately $109 million. MDM Engineering is operationally located in South Africa and is a minerals process and project management company focused on the mining industry. The company provides a wide range of services from preliminary and final feasibility studies, through to plant design, construction and commissioning. The results of operations of this business will be included within Foster Wheeler's Global E&C Group business segment.

        Foster Wheeler is also exploring acquisitions within the power generation industry to complement the products which its Global Power Group offers. During April 2014, Foster Wheeler acquired certain assets of the Siemens Environmental Systems and Services business from Siemens Energy, Inc. in a cash transaction for a nominal amount. This business supplies and services clean air technologies for use in power plants and industrial facilities. The results of operations of this business will be included within Foster Wheeler's Global Power Group business segment.

        There is no assurance that Foster Wheeler will consummate any acquisitions in the future.

Summary Financial Results

Continuing Operations

        The table below presents Foster Wheeler's summary financial results from continuing operations for the nine months ended 30 September 2014 and 2013:

	Nine months ended 30 September
	2013	2014
	($ thousands, except per share amounts)
Consolidated Statement of Operations Data:
Operating revenues(1)	2,455,377	2,445,187
Contract profit(1)	426,519	381,332
Selling, general and administrative expenses(1)	265,654	245,312
Income attributable to Foster Wheeler AG	134,073	128,101
Earnings per share:
Basic	1.33	1.28
Diluted	1.32	1.27

Net cash provided by/(used in) operating activities(2)	114,082	(51,256)

Nine months ended 30 September 2014 vs. Nine months ended 30 September 2013

        Income from continuing operations attributable to Foster Wheeler AG decreased in the first nine months of 2014, compared to the same period of 2013. This decrease was primarily driven by pre-tax items which included the unfavorable impact related to the inclusion of an asbestos-related insurance recovery gain of $15,800 recognized in the first nine months of 2013 and the unfavorable impact related to third-party transaction fees during the first nine months of 2014 in connection with the Offer by AMFW of $11,200, partially offset by a credit relating to the reversal of interest and penalties on unrecognized tax benefits totaling approximately $11,500 recognized in the first nine months of 2014. During the first nine months of 2014, Foster Wheeler settled audits with non-US tax authorities which resulted in the release of previously recorded liabilities for unrecognized tax benefits of approximately $11,500, which included the reversal of interest expense of $3,400 and the reversal of penalties within Foster Wheeler's C&F Group of $8,100. EBITDA from Foster Wheeler's operating groups was relatively unchanged during first nine months of 2014, compared to the same period of 2013. Foster Wheeler's Global Power Group experienced a decrease in EBITDA of $2,200 during the first nine months of 2014, compared to the same period of 2013, whereas Foster Wheeler's Global E&C Group experienced an increase in EBITDA of $2,100 when comparing the same two periods.

        Please refer to the section entitled "—Results of Operations—Continuing Operations—Business Segments", within this section, for further discussion related to EBITDA results for both of Foster Wheeler's operating groups.

        The table below presents Foster Wheeler's summary financial results from continuing operations for the six months ended 30 June 2014 and 2013:

	Six months ended 30 June
	2013	2014
	($ thousands, except per share amounts)
Consolidated Statement of Operations Data:
Operating revenues(1)	1,653,551	1,585,466
Contract profit(1)	273,053	250,580
Selling, general and administrative expenses(1)	180,133	165,194
Income attributable to Foster Wheeler AG	85,220	102,661
Earnings per share:
Basic	0.83	1.03
Diluted	0.83	1.02

Net cash provided by/(used in) operating activities(2)	66,497	(31,087)

Notes:

(1)
Please refer to the section entitled "—Results of Operations—Continuing Operations" for further discussion.

(2)
Please refer to the section entitled "—Liquidity and Capital Resources" for further discussion.

Six months ended 30 June 2014 vs. Six months ended 30 June 2013

        Income from continuing operations attributable to Foster Wheeler increased in the first six months of 2014, compared to the same period of 2013. This increase was primarily driven by the net increase in EBITDA of $21,600 from Foster Wheeler's operating groups and a credit relating to the reversal of interest and penalties on unrecognized tax benefits totaling approximately $11,500 recognized in the first six months of 2014, as described below. Foster Wheeler's Global Power Group experienced an increase in EBITDA of $22,500 during the first six months of 2014, compared to the same period of 2013, whereas Foster Wheeler's Global E&C Group experienced a decrease in EBITDA of $900 when comparing the same two periods. The above items were partially offset by the unfavorable pre-tax impact related to the inclusion of an asbestos-related insurance recovery gain of $15,800 recognized in the first six months of 2013 and the unfavorable impact related to third-party transaction fees during the first six months of 2014 in connection with the Offer by AMFW of $7,700. During the first six months of 2014, Foster Wheeler settled audits with non-US tax authorities which resulted in the release of previously recorded liabilities for unrecognized tax benefits of approximately $11,500, which included the reversal of interest expense of $3,400 and the reversal of penalties within Foster Wheeler's C&F Group of $8,100. Additionally, Foster Wheeler's results in the first six months of 2014 were favorably impacted by a lower effective tax rate during the first six months of 2014 of 13.7%, compared to an effective tax rate of 17.1% during the same period in 2013.

        Please refer to the section entitled "—Results of Operations—Continuing Operations—Business Segments", for further discussion related to EBITDA results of Foster Wheeler's operating groups.

        The table below presents Foster Wheeler's summary financial results from continuing operations for the years ended 2013, 2012 and 2011:

	Year ended 31 December
Results of operations from continuing operations	2011	2012	2013
	($ thousands, except per share amounts)
Operating revenues	4,458,108	3,391,394	3,306,450
Contract profit	539,668	590,043	559,049
Selling, general and administrative, or SG&A, expenses	309,380	334,075	357,682
Income attributable to Foster Wheeler	161,054	149,215	96,902
Earnings per share:
Basic	1.34	1.39	0.97
Diluted	1.34	1.39	0.96
Cash and cash equivalents (at period end)	718,049	582,322	556,190
Net cash provided by operating activities	183,946	92,369	192,405

        EBITDA is used to measure the operating performance of Foster Wheeler's operating groups and is referred to below in Foster Wheeler's discussion of income from continuing operations attributable to Foster Wheeler. See "Presentation of Certain Financial and Other Information—Non-IFRS and Non-US GAAP Financial Measures".

Year ended 31 December 2013 vs. Year ended 31 December 2012

        Income from continuing operations attributable to Foster Wheeler decreased for the year ended 31 December 2013, compared to the year ended 31 December 2012. This decrease was primarily the result of the unfavorable pre-tax impact of decreased EBITDA. Foster Wheeler's Global Power Group experienced a decrease in EBITDA of $57,500 and Foster Wheeler's Global E&C Group experienced a decrease in EBITDA of $8,300 for the year ended 31 December 2013, compared to the year ended 31 December 2012. The decrease in EBITDA was net of a favorable change in EBITDA from Foster Wheeler's C&F Group of $10,200, which was mainly driven by decreased SG&A expenses.

Year ended 31 December 2012 vs. Year ended 31 December 2011

        Income from continuing operations attributable to Foster Wheeler decreased for the year ended 31 December 2012, compared to the year ended 31 December 2011. Foster Wheeler's Global Power Group experienced an increase in EBITDA of $26,500 for the year ended 31 December 2012, compared to the year ended 31 December 2011, whereas Foster Wheeler's Global E&C Group experienced a decrease in EBITDA of $18,300 when comparing the same two years. The net increase in EBITDA from Foster Wheeler's two business groups was offset by a decrease in EBITDA in Foster Wheeler's C&F Group of $9,700, which included the unfavorable impact of an increased asbestos-related provision of $20,600 for the year ended 31 December 2012, compared to the year ended 31 December 2011. Additionally, Foster Wheeler's results for the year ended 31 December 2012 were unfavorably impacted by a higher effective tax rate of 29.3%, compared to an effective tax rate of 24.9% for the year ended 31 December 2011.

Discontinued Operations

        Income from discontinued operations attributable to Foster Wheeler during the nine months ended 30 September 2013 was $300. During the nine months ended 30 September 2013, the financial results of Foster Wheeler's Camden, New Jersey facility were favorably impacted by not recognizing depreciation expense, while the facility was held as a business available for sale, which resulted in a favorable impact on Foster Wheeler's results of $3,600. This business was sold in the third quarter of

2013 for a gain of $300. Income from discontinued operations attributable to Foster Wheeler AG during the first nine months of 2013 also included the impact of an impairment charge of $3,900 related to Foster Wheeler's waste-to-energy facility in Camden, New Jersey.

        Loss from discontinued operations attributable to Foster Wheeler during the first six months of 2013 included the impact of an impairment charge of $3,900 related to its waste-to-energy facility in Camden, New Jersey. This business was sold in the third quarter of 2013.

        Income from discontinued operations attributable to Foster Wheeler was $300 for the year ended 31 December 2013, an increase of $13,500 compared to the year ended 31 December 2012. The increase was primarily the net result of the favorable impact resulting from an impairment charge of $11,500 recognized for the year ended 31 December 2012 and decreased depreciation of $4,800 for the year ended 31 December 2013, partially offset by an additional impairment charge of $3,900 recognized in the year ended 31 December 2013. The decrease in depreciation expense was the result of not recognizing depreciation expense on Foster Wheeler's Camden facility once the business met the accounting criteria as a business held for sale for the period prior to its sale in the year ended 31 December 2013.

Challenges and Drivers

        Foster Wheeler's primary operating focus continues to be booking quality new business and effectively and efficiently executing its contracts. The global markets in which Foster Wheeler operates are largely dependent on overall economic conditions and global or regional economic growth rates and the resultant demand for oil and gas, electric power, petrochemicals and refined products and minerals and metals. Both of Foster Wheeler's business groups have been impacted by unfavorable economic growth rates in most of their respective global markets in recent years. Additionally, there is potential downside risk to continued unfavorable global economic growth rates driven primarily by continued sovereign debt and bank funding pressures, the speed and effectiveness of the implementation of government macroeconomic policies in a number of key advanced and emerging economies, slower growth than anticipated in emerging economies, most significantly The People's Republic of China, or China, and civil unrest. If any of these risks materialize, the ability of both of Foster Wheeler's business groups to book work could be negatively impacted, which could have a material negative impact on Foster Wheeler's business.

        In the engineering and construction industry, Foster Wheeler expects long-term demand to be strong for the end products produced by its clients, and Foster Wheeler believes that this long-term demand will continue to stimulate investment by its clients in new, expanded and upgraded facilities. Foster Wheeler's clients plan their investments based on long-term time horizons. Foster Wheeler believes that global demand for energy, chemicals and pharmaceuticals will continue to grow over the long-term and that clients will continue to invest in new and upgraded capacity to meet that demand. Global markets in the engineering and construction industry have experienced intense competition among engineering and construction contractors and pricing pressure for contracts awarded. Clients' bidding and contract award processes continue to be protracted and some clients have been releasing, and Foster Wheeler expects will continue to release, tranches of work on a piecemeal basis. However, Foster Wheeler is seeing clients continuing to develop new projects and, after making final investment decisions, moving forward with previously planned projects. This includes a stronger pipeline of projects in North America both in chemicals and natural gas liquefaction, or LNG, due to the availability of cheap gas supply from shale gas.

        Global gross domestic product growth is a key driver of demand for power. The slow economic growth in recent years has negatively impacted the demand for Foster Wheeler's products and services. However, Foster Wheeler believes that a gradual upturn in global economic growth will begin over the course of 2014, which Foster Wheeler further believes will improve demand for the products and services of Foster Wheeler's Global Power Group, compared to recent years. However, a number of constraining market factors continue to impact the markets that Foster Wheeler serves. These factors include political and environmental sensitivity regarding coal-fired steam generators in certain geographies and the outlook for continued lower natural gas pricing over the next three to five years in North America, driven by an increasing supply of natural gas, has increased the attractiveness of natural gas, in relation to coal, for the generation of electricity. In addition, the constraints on the global credit market may continue to impact some of Foster Wheeler's clients' investment plans as these clients are affected by the availability and cost of financing, as well as their own financial strategies, which could include cash conservation. These factors may continue in the future and could have a material negative impact on Foster Wheeler's business.

New Orders and Backlog of Unfilled Orders

        The tables below summarize Foster Wheeler's new orders and backlog of unfilled orders by period. The balances below include balances for discontinued operations, which were insignificant based on Foster Wheeler's consolidated and business group balances.

	Nine months ended		Six Months Ended
	30 September 2013	30 September 2014	30 June 2013	30 June 2014
	($ thousands)
New orders, measured in terms of future revenues:
Global E&C Group	2,627,100	2,139,700	1,128,700	1,667,300
Global Power Group	467,100	721,200	289,200	573,900

Total	3,094,200	2,860,900	1,417,900	2,241,200

	As at
	31 December 2013	30 June 2014	30 September 2014
	($ thousands)
Backlog of unfilled orders, measured in terms of future revenues	4,004,600	4,547,700	4,119,600
Backlog, measured in terms of Foster Wheeler scope(1)	3,578,400	3,737,100	3,409,800
Global E&C Group man-hours in backlog (in thousands)	21,400	21,400	20,000

Note:

(1)
As defined in the section entitled "—New Orders and Backlog".

	Year ended 31 December
	2011	2012	2013
	($ thousands)
New orders, measured in future revenues:
Global E&C Group	3,024,900	2,860,400	3,162,700
Global Power Group	1,260,900	589,100	692,800

Total	4,285,800	3,449,500	3,855,500

	As at 31 December
	2011	2012	2013
	($ thousands)
Backlog of unfilled orders, measured in future revenues	3,626,100	3,648,000	4,004,600
Backlog, measured in Foster Wheeler scope(1)	2,562,300	2,950,200	3,578,400
Global E&C Group man-hours in backlog (in thousands)	11,600	17,000	21,400

Note:

(1)
Backlog excluding third-party costs incurred by Foster Wheeler on a reimbursable basis as agent or principal, which Foster Wheeler refers to as "flow-through costs".

Results of Operations—Continuing Operations for the Nine Months Ended 30 September 2014 and 2013

        The following sections provide a discussion of Foster Wheeler's results of operations from continuing operations for the nine months ended 30 September 2014 and 2013.

Operating Revenues

        The following table presents Foster Wheeler's operating revenues by geographic region, based upon where Foster Wheeler's projects are being executed, for the nine months ended 30 September 2014 and 2013:

	Nine months ended 30 September
	2013	2014	$ Change	% Change
	($ thousands)%
Africa	52,341	44,558	(7,783)	(14.9)
Asia Pacific	612,348	652,952	40,604	6.6
Europe	596,154	542,920	(53,234)	(8.9)
Middle East	236,284	398,467	162,183	68.6
North America	729,583	626,939	(102,644)	(14.1)
South America	228,667	179,351	(49,316)	(21.6)

Total	2,455,377	2,445,187	(10,190)	(0.4)

        Foster Wheeler operates through two business groups: the Global E&C Group and the Global Power Group. The composition of Foster Wheeler's operating revenues varies from period to period based on the portfolio of contracts in execution during any given period. Foster Wheeler's operating revenues are further dependent upon the strength of the various geographic markets and industries Foster Wheeler serve and Foster Wheeler's ability to address those markets and industries. Please refer to the section entitled "—Business Segments", for a discussion of the products and services, geographic markets and industries of Foster Wheeler's business groups.

        Foster Wheeler's operating revenues for each of Foster Wheeler's business groups for the nine months ended 30 September 2014 and 2013 were as follows:

	Nine months ended 30 September
	2013	2014	$ Change	% Change
	($ thousands)%
Global E&C Group	1,865,721	1,892,460	26,739	1.4
Global Power Group	589,656	552,727	(36,929)	(6.3)

Total	2,455,377	2,455,187	(10,190)	(0.4)

        Foster Wheeler's operating revenues decreased in the nine months ended 30 September 2014, compared to the same period in 2013, which included the impact of decreased flow-through revenues of $235,500, as described below. Excluding the impact of the change in flow-through revenues and currency impacts, Foster Wheeler's operating revenues during the nine months ended 30 September 2014 increased 11%, compared to the same period in 2013. This increase was the net result of increased operating revenues, excluding flow-through revenues, in its Global E&C Group, partially offset by decreased operating revenues in its Global Power Group.

        Flow-through revenues and costs result when Foster Wheeler purchases materials, equipment or third-party services on behalf of Foster Wheeler's customer on a reimbursable basis with no profit on the materials, equipment or third-party services and where Foster Wheeler has the overall responsibility as the contractor for the engineering specifications and procurement or procurement services for the materials, equipment or third-party services included in flow-through costs. Flow-through revenues and costs do not impact contract profit or net earnings.

	Nine months ended 30 September
Contract Profit	2013	2014
	($ thousands, unless otherwise stated)
$ Amount	426,519	381,332
$ Change	—	(45,187)
% Change	—	(10.6)%

        Contract profit is computed as operating revenues less cost of operating revenues. "Flow-through" amounts are recorded both as operating revenues and cost of operating revenues with no contract profit. Contract profit margins are computed as contract profit divided by operating revenues. Flow-through revenues reduce the contract profit margin as they are included in operating revenues without any corresponding impact on contract profit. As a result, Foster Wheeler analyses its contract profit margins excluding the impact of flow-through revenues as Foster Wheeler believes that this is a more accurate measure of Foster Wheeler's operating performance.

        Contract profit decreased during the nine months ended 30 September 2014, compared to the same period in 2013. The decrease was the result of decreased contract profit by both Foster Wheeler's Global E&C Group and Foster Wheeler's Global Power Group.

	Nine months ended 30 September
Selling, General and Administrative Expenses	2013	2014
	($ thousands, unless otherwise stated)
$ Amount	265,654	245,312
$ Change	—	(20,342)
% Change	—	(7.7)%

        SG&A expenses include the costs associated with general management, sales pursuit, including proposal expenses, and research and development costs.

        SG&A expenses decreased in the first nine months of 2014, compared to the same period in 2013, primarily as a result of decreased sales pursuit costs of $12,300, decreased general and administrative expenses of $6,100 and the favorable impact of a decreased charge for severance-related postemployment benefits of $4,300 recognized in the first nine months of 2014, partially offset by increased SG&A expenses of $2,200 related to the settlement of an earnout provision in connection with a prior business combination.

	Nine months ended 30 September
Other Income, Net	2013	2014
	($ thousands, unless otherwise stated)
$ Amount	32,638	54,234
$ Change	—	21,596
% Change	—	66.2%

        Other income, net during the nine months ended 30 September 2014 included equity earnings of $16,000. Foster Wheeler's equity earnings were primarily generated from its ownership interests in build, own and operate projects in Chile and Italy. During the nine months ended 30 September 2014, its equity earnings from its Global Power Group's project in Chile was $13,400, while its equity earnings from its Global E&C Group's projects in Italy was $1,200.

        Other income, net during the nine months ended 30 September 2014 also included income recognized by Foster Wheeler's Global Power Group related to a cash payment as a result of a favorable settlement in connection with the terms related to the expiration of a steam generator technology license of $32,500.

        Other income, net increased in the first nine months of 2014, compared to the same period in 2013. This increase was primarily driven by the favorable licensing settlement of $32,500 discussed above, partially offset by the decreased equity earnings from Foster Wheeler's Global Power Group's project in Chile of $9,100 and decreased equity earnings from its Global E&C Group's projects in Italy of $3,700.

	Nine months ended 30 September
Other Deductions, Net	2013	2014
	($ thousands, unless otherwise stated)
$ Amount	23,359	25,613
$ Change	—	2,254
% Change	—	(9.6)%

        Other deductions, net includes various items, such as legal fees, consulting fees, bank fees, net penalties on unrecognized tax benefits and the impact of net foreign exchange transactions within the period. Net foreign exchange transactions include the net amount of transaction losses and gains that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency of Foster Wheeler's subsidiaries.

        Other deductions, net in the first nine months of 2014 consisted primarily of non-transaction-related legal fees of $14,200, third-party transaction fees in connection with the Offer by AMFW of $11,200, bank fees of $2,200 and consulting fees of $1,400, partially offset by a credit related to the reversal of previously accrued penalties on unrecognized tax benefits of $8,100, which was recognized in Foster Wheeler's C&F Group. During the first nine months of 2014, Foster Wheeler's settled audits with non-US tax authorities which resulted in the release of previously recorded liabilities for penalties on unrecognized tax benefits of $8,100.

        Other deductions, net increased in the first nine months of 2014, compared to the same period in 2013. This increase was primarily the net result of third-party transaction fees in connection with the Offer by AMFW of $11,200 offset by decreased net penalties on unrecognized tax benefits of $8,500, which included the credit relating to the reversal of previously accrued penalties on unrecognized tax benefits of $8,100 recognized during the first nine months of 2014 as discussed above.

        Net foreign currency exchange transaction gains and losses were primarily driven by exchange rate fluctuations on cash balances held by certain of Foster Wheeler's subsidiaries that were denominated in a currency other than the functional currency of those subsidiaries.

	Nine months ended 30 September
Interest Income	2013	2014
	($ thousands, unless otherwise stated)
$ Amount	4,251	4,120
$ Change	—	(131)
% Change	—	(3.1)%

        Interest income was relatively unchanged in the nine months ended 30 September 2014, compared to the same period in 2013, which was the net result of lower investment yields on cash and cash equivalents balances, substantially offset by higher average cash and cash equivalents balances.

	Nine months ended 30 September
Interest Expense	2013	2014
	($ thousands, unless otherwise stated)
$ Amount	9,976	4,485
$ Change	—	(5,491)
% Change	—	(55.0)%

        Interest expense decreased in the nine months ended 30 September 2014, compared to the same period in 2013, which was the result of a credit related to the reversal of previously accrued interest on unrecognized tax benefits of $3,400 recognized in the nine months ended 30 September 2014, and the favorable impact from decreased average borrowings, excluding foreign currency translation effects. During the nine months ended 30 September 2014, Foster Wheeler settled audits with non-US tax authorities which resulted in the release of previously recorded liabilities for interest expense on unrecognized tax benefits of $3,400.

	Nine months ended 30 September
Net Asbestos-related (Gain)/Provision	2013	2014
	($ thousands, unless otherwise stated)
$ Amount	(9,750)	5,173
$ Change	—	14,923
% Change	—	(153.1)%

        The increase in the net asbestos-related provision in the nine months ended 30 September 2014, compared to the same period in 2013, was primarily the result of the unfavorable impact of the inclusion of an insurance recovery gain recognized during the nine months ended 30 September 2013 upon collection of a $15,800 insurance receivable related to an insolvent insurance carrier, which Foster Wheeler had previously written-off.

	Nine months ended 30 September
Provision for Income Taxes	2013	2014
	($ thousands, unless otherwise stated)
$ Amount	36,273	31,826
$ Change	—	(4,447)
% Change	—	(12.3)%
Effective Tax Rate	20.8%	20.0%

        Although Foster Wheeler is a Swiss corporation, Foster Wheeler's shares were, until the close of trading on 3 December 2014, listed on a US exchange; therefore, Foster Wheeler reconciles its effective tax rate to the US federal statutory rate of 35% to facilitate meaningful comparison with peer companies in the US capital markets. Foster Wheeler's effective tax rate can fluctuate significantly from period to period and may differ considerably from the US federal statutory rate as a result of (i) income taxed in various non-US jurisdictions with rates different from the US statutory rate, (ii) Foster Wheeler's inability to recognize a tax benefit for losses generated by certain unprofitable operations and (iii) the varying mix of income earned in the jurisdictions in which Foster Wheeler operates. In addition, Foster Wheeler's deferred tax assets are reduced by a valuation allowance when, based upon available evidence, it is more likely than not that the tax benefit of loss carry forwards (or other deferred tax assets) will not be realized in the future. In periods when operating units subject to a valuation allowance generate pre-tax earnings, the corresponding reduction in the valuation allowance favorably impacts Foster Wheeler's effective tax rate. Conversely, in periods when operating units subject to a valuation allowance generate pre-tax losses, the corresponding increase in the valuation allowance has an unfavorable impact on Foster Wheeler's effective tax rate.

Effective Tax Rate for the Nine Months ended 30 September 2014

        Foster Wheeler's effective tax rate for the first nine months of 2014 was lower than the US statutory rate of 35% primarily because of the net impact of the following:

  •
  Income earned in non-US jurisdictions contributed to an approximate nine-percentage point reduction in Foster Wheeler's effective tax rate, primarily because of tax rates lower than the US statutory rate, as well as additional impacts from equity income of joint ventures, tax incentives and credits, and other items;

  •
  Discrete items which occurred during the first nine months of 2014, primarily relating to the net reversal of previously accrued liabilities for uncertain tax positions, which were released as a result of tax examination settlements and reassessments of future liabilities in non-US jurisdictions, provided a seven-percentage point reduction to the effective tax rate for the first nine months of 2014; and

  •
  A valuation allowance increase because Foster Wheeler was unable to recognize a tax benefit for losses subject to a valuation allowance in certain jurisdictions (primarily in the US), which contributed to an approximate one-percentage point increase in its effective tax rate.

Effective Tax Rate for the Nine Months ended 30 September 2013

        Foster Wheeler's effective tax rate for the first nine months of 2013 was lower than the US statutory rate of 35% primarily because of the net impact of the following:

  •
  Income earned in non-US tax jurisdictions which contributed to an approximate 17-percentage point reduction in Foster Wheeler's effective tax rate, primarily because of tax rates lower than the US statutory rate, as well as additional impacts from equity income of joint ventures, tax incentives and credits, and other items;

  •
  Discrete items which occurred during the first nine months of 2013, primarily relating to the reversal of a previously accrued liability for branch taxes no longer required to be paid as a result of an exemption received from a non-US tax authority, which was partially offset by the impact of a change in the tax rate on net deferred tax assets in a non-US jurisdiction, provided a net one-percentage point reduction to the effective tax rate for the first nine months of 2013; and

  •
  A valuation allowance increase because Foster Wheeler were unable to recognize a tax benefit for year-to-date losses subject to a valuation allowance in certain jurisdictions (primarily in the US), which contributed to an approximate three-percentage point increase in Foster Wheeler's effective tax rate.

        Foster Wheeler monitors on a quarterly basis the need for valuation allowances against the deferred tax assets that have been established in all taxing jurisdictions. In determining whether a valuation allowance is necessary, Foster Wheeler evaluates all available evidence, both positive and negative, including a review of both historical performance and expected future profitability. Foster Wheeler relies on forecasted future income based on management's judgment to determine the recoverability of its deferred tax assets and review such forecasts on an ongoing basis. If future results are less than projected and if tax planning alternatives do not offset those effects, a valuation allowance may be required to reduce the deferred tax assets, which could have a material impact on Foster Wheeler's results of operations in the period in which it is recorded.

        The majority of the US federal tax benefits, against which valuation allowances have been established, do not expire until 2025 and beyond, based on current tax laws.

	Nine months ended 30 September
Net (Loss)/Income Attributable to Non-controlling Interests	2013	2014
	($ thousands, unless otherwise stated)
$ Amount	3,823	(824)
$ Change	—	(4,647)
% Change	—	(121.6)%

        Net (loss)/income attributable to non-controlling interests represents third-party ownership interests in the net (loss)/income of Foster Wheeler's Global Power Group's Martinez, California gas-fired cogeneration subsidiary and Foster Wheeler's manufacturing subsidiaries in Poland and the People's Republic of China, as well as Foster Wheeler's Global E&C Group's subsidiaries in Malaysia and South Africa. The change in net (loss)/income attributable to non-controlling interests is based upon changes in the net (loss)/income of these subsidiaries and/or changes in the non-controlling interests' ownership interest in the subsidiaries.

        Net income attributable to non-controlling interests experience a net loss in the first nine months of 2014, compared to the same period in 2013. This variance was the net result of decreased net income at Foster Wheeler's subsidiary in Martinez, California due to a change in the project's fee structure and allocation of earnings to its non-controlling interest and, to a lesser extent, decreased net income from its operations in Poland and South Africa.

EBITDA

        EBITDA, as discussed and defined below, is the primary measure of operating performance used by Foster Wheeler's chief operating decision maker.

        In addition to Foster Wheeler's two business groups, which also represent operating segments for financial reporting purposes, Foster Wheeler reports the financial results associated with the management of entities which are not managed by one of Foster Wheeler's two business groups, which include corporate center expenses, Foster Wheeler's captive insurance operation and expenses related to certain legacy liabilities, such as asbestos, in Foster Wheeler's C&F Group, which also represents an operating segment for financial reporting purposes.

	Nine months ended 30 September
EBITDA	2013	2014
	($ thousands, unless otherwise stated)
$ Amount	223,150	208,947
$ Change	—	(14,203)
% Change	—	(6.4)%

        EBITDA decreased in the first nine months of 2014, compared to the same period in 2013. This decrease was primarily driven by the unfavorable impact related to the inclusion of an asbestos-related insurance recovery gain of $15,800 recognized in the first nine months of 2013 and the unfavorable impact related to third-party transaction fees during the first nine months of 2014 in connection with the Offer by AMFW of $11,200, partially offset by a credit relating to the reversal of previously accrued penalties on unrecognized tax benefits of $8,100 recognized in Foster Wheeler's C&F Group during the first nine months of 2014. During the first nine months of 2014, Foster Wheeler settled audits with non-US tax authorities which resulted in the release of previously recorded liabilities for penalties on unrecognized tax benefits of approximately $8,100, which were recorded in other deductions, net on the consolidated statement of operations. EBITDA from Foster Wheeler's operating groups was relatively unchanged during first nine months of 2014, compared to the same period of 2013. Foster Wheeler's Global Power Group experienced a decrease in EBITDA of $2,200 during the first nine months of 2014, compared to the same period of 2013, whereas Foster Wheeler's Global E&C Group experienced an increase in EBITDA of $2,100 when comparing the same two periods.

Results of Operations—Continuing Operations for the Six Months Ended 30 June 2014 and 2013

        The following sections provide a discussion of Foster Wheeler's results of operations from continuing operations for the six months ended 30 June 2014 and 2013.

Operating Revenues

        The following table presents Foster Wheeler's operating revenues by geographic region, based upon where Foster Wheeler's projects are being executed, for the six months ended 30 June 2014 and 2013:

	Six months ended 30 June
	2013	2014	$ Change	% Change
	($ thousands)%
Africa	39,647	27,484	(12,163)	(30.7)
Asia Pacific	404,275	446,557	42,282	10.5
Europe	403,836	345,782	(58,054)	(14.4)
Middle East	144,802	262,858	118,056	81.5
North America	524,013	371,860	(152,153)	(29.0)
South America	136,978	130,925	(6,053)	(4.4)

Total	1,653,551	1,585,466	(68,085)	(4.1)

        Foster Wheeler operates through two business groups: the Global E&C Group and the Global Power Group. The composition of Foster Wheeler's operating revenues varies from period to period based on the portfolio of contracts in execution during any given period. Foster Wheeler's operating revenues are further dependent upon the strength of the various geographic markets and industries Foster Wheeler serve and Foster Wheeler's ability to address those markets and industries. Please refer to the section entitled "—Business Segments", for a discussion of the products and services, geographic markets and industries of Foster Wheeler's business groups.

        Foster Wheeler's operating revenues for each of Foster Wheeler's business groups for the six months ended 30 June 2014 and 2013 were as follows:

	Six months ended 30 June
	2013	2014	$ Change	% Change
	($ thousands)%
Global E&C Group	1,250,693	1,198,734	(51,959)	(4.2)
Global Power Group	402,858	386,732	(16,126)	(4.0)

Total	1,653,551	1,585,466	(68,085)	(4.1)

        Foster Wheeler's operating revenues decreased in the six months ended 30 June 2014, compared to the same period in 2013, which included the impact of decreased flow-through revenues of $148,700, as described below. Excluding the impact of the change in flow-through revenues and currency impacts, Foster Wheeler's operating revenues during the six months ended 30 June 2014 increased 6%, compared to the same period in 2013. This increase was the result of increased operating revenues, excluding flow-through revenues, in Foster Wheeler's Global E&C Group, partially offset by decreased operating revenues in Foster Wheeler's Global Power Group.

        Flow-through revenues and costs result when Foster Wheeler purchases materials, equipment or third-party services on behalf of Foster Wheeler's customer on a reimbursable basis with no profit on the materials, equipment or third-party services and where Foster Wheeler has the overall responsibility as the contractor for the engineering specifications and procurement or procurement services for the materials, equipment or third-party services included in flow-through costs. Flow-through revenues and costs do not impact contract profit or net earnings.

	Six months ended 30 June
Contract Profit	2013	2014
	($ thousands, unless otherwise stated)
$ Amount	273,053	250,580
$ Change	—	(22,473)
% Change	—	(8.2)%

        Contract profit is computed as operating revenues less cost of operating revenues. "Flow-through" amounts are recorded both as operating revenues and cost of operating revenues with no contract profit. Contract profit margins are computed as contract profit divided by operating revenues. Flow-through revenues reduce the contract profit margin as they are included in operating revenues without any corresponding impact on contract profit. As a result, Foster Wheeler analyses its contract profit margins excluding the impact of flow-through revenues as Foster Wheeler believes that this is a more accurate measure of Foster Wheeler's operating performance.

        Contract profit decreased during the six months ended 30 June 2014, compared to the same period in 2013. The decrease was the result of decreased contract profit by both Foster Wheeler's Global E&C Group and Foster Wheeler's Global Power Group.

	Six months ended 30 June
Selling, General and Administrative Expenses	2013	2014
	($ thousands, unless otherwise stated)
$ Amount	180,133	165,194
$ Change	—	(14,939)
% Change	—	(8.3)%

        SG&A expenses include the costs associated with general management, sales pursuit, including proposal expenses, and research and development costs.

        SG&A expenses decreased in the first six months of 2014, compared to the same period in 2013, primarily as a result of decreased sales pursuit costs of $10,500, decreased general overhead costs of $4,700 and the favorable impact of a decreased charge for severance-related postemployment benefits of $2,200 recognized in the first six months of 2014, partially offset by increased SG&A expenses of $2,200 related to the settlement of an earnout provision in connection with a prior business combination.

	Six months ended 30 June
Other Income, Net	2013	2014
	($ thousands, unless otherwise stated)
$ Amount	22,765	46,550
$ Change	—	23,785
% Change	—	104.5%

        Other income, net during the six months ended 30 June 2014 consisted primarily of income recognized by Foster Wheeler's Global Power Group related to a cash payment as a result of a favorable settlement in connection with the terms related to the expiration of a steam generator technology license of $32,500. Other income, net also included equity earnings during the six months ended 30 June 2014 of $9,900. Foster Wheeler's equity earnings were primarily generated from Foster Wheeler's ownership interests in build, own and operate projects in Chile and Italy. During the six months ended 30 June 2014, Foster Wheeler's equity earnings from Foster Wheeler's Global Power Group's project in Chile were $9,000, while Foster Wheeler's Global E&C Group's projects in Italy recognized equity earnings of $800.

        Other income, net increased in the first six months of 2014, compared to the same period in 2013. This increase was primarily driven by the favorable licensing settlement of $32,500 discussed above, partially offset by the decreased equity earnings from Foster Wheeler's Global Power Group's project in Chile of $8,100 and decreased equity earnings from Foster Wheeler's Global E&C Group's projects in Italy of $2,600.

	Six months ended 30 June
Other Deductions, Net	2013	2014
	($ thousands, unless otherwise stated)
$ Amount	15,802	12,229
$ Change	—	(3,573)
% Change	—	(22.6)%

        Other deductions, net includes various items, such as legal fees, consulting fees, bank fees, net penalties on unrecognized tax benefits and the impact of net foreign exchange transactions within the period. Net foreign exchange transactions include the net amount of transaction losses and gains that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency of Foster Wheeler's subsidiaries. Net foreign exchange transaction gains and losses were primarily driven by exchange rate fluctuations on cash balances held by certain of Foster Wheeler's subsidiaries that were denominated in a currency other than the functional currency of those subsidiaries.

        Other deductions, net in the first six months of 2014 consisted primarily of third-party transaction fees in connection with the Offer by AMFW of $7,700, non-transaction-related legal fees of $7,600, bank fees of $1,200 and consulting fees of $1,200, partially offset by a credit related to the reversal of previously accrued penalties on unrecognized tax benefits of $8,100 for audits settled with non-US tax authorities, which was recognized in Foster Wheeler's C&F Group.

        Other deductions, net decreased in the first six months of 2014, compared to the same period in 2013. This decrease was primarily the net result of decreased net penalties on unrecognized tax benefits of $7,700, which included the credit relating to the reversal of previously accrued penalties on unrecognized tax benefits of $8,100 recognized during the first six months of 2014 as discussed above, decreased non-transaction-related legal fees of $2,900, a decrease in net foreign exchange transactions losses of $1,700 and a decrease in the provision for dispute resolution and environmental remediation costs of $1,000, partially offset by third-party transaction fees in connection with the Offer by AMFW of $7,700.

        Net foreign currency exchange transaction gains and losses were primarily driven by exchange rate fluctuations on cash balances held by certain of Foster Wheeler's subsidiaries that were denominated in a currency other than the functional currency of those subsidiaries.

	Six months ended 30 June
Interest Income	2013	2014
	($ thousands, unless otherwise stated)
$ Amount	2,944	2,913
$ Change	—	(31)
% Change	—	(1.1)%

        Interest income was relatively unchanged in the six months ended 30 June 2014, compared to the same period in 2013, which was the net result of lower investment yields on cash and cash equivalents balances, substantially offset by higher average cash and cash equivalents balances.

	Six months ended 30 June
Interest Expense	2013	2014
	($ thousands, unless otherwise stated)
$ Amount	6,588	1,816
$ Change	—	(4,772)
% Change	—	(72.4)%

        Interest expense decreased in the six months ended 30 June 2014, compared to the same period in 2013, which was the result of a credit related to the reversal of previously accrued interest on unrecognized tax benefits of $3,400 recognized in the six months ended 30 June 2014, and the favorable impact from decreased average borrowings, excluding foreign currency translation effects. During the six months ended 30 June 2014, Foster Wheeler settled audits with non-US tax authorities which resulted in the release of previously recorded liabilities for interest expense on unrecognized tax benefits of $3,400.

	Six months ended 30 June
Net Asbestos-related (Gain)/Provision	2013	2014
	($ thousands, unless otherwise stated)
$ Amount	(11,750)	3,217
$ Change	—	14,967
% Change	—	(127.4)%

        The increase in the net asbestos-related provision in the six months ended 30 June 2014, compared to the same period in 2013, was primarily the result of the unfavorable impact of the inclusion of an insurance recovery gain recognized during the six months ended 30 June 2013 upon collection of a $15,800 insurance receivable related to an insolvent insurance carrier, which Foster Wheeler had previously written-off.

	Six months ended 30 June
Provision for Income Taxes	2013	2014
	($ thousands, unless otherwise stated)
$ Amount	18,479	16,073
$ Change	—	(2,406)
% Change	—	(13.0)%
Effective Tax Rate	17.1%	13.7%

        Although Foster Wheeler is a Swiss corporation, Foster Wheeler's shares are listed on a US exchange; therefore, Foster Wheeler reconciles its effective tax rate to the US federal statutory rate of 35% to facilitate meaningful comparison with peer companies in the US capital markets. Foster Wheeler's effective tax rate can fluctuate significantly from period to period and may differ considerably from the US federal statutory rate as a result of (i) income taxed in various non-US jurisdictions with rates different from the US statutory rate, (ii) Foster Wheeler's inability to recognize a tax benefit for losses generated by certain unprofitable operations and (iii) the varying mix of income earned in the jurisdictions in which Foster Wheeler operates. In addition, Foster Wheeler's deferred tax assets are reduced by a valuation allowance when, based upon available evidence, it is more likely than not that the tax benefit of loss carry forwards (or other deferred tax assets) will not be realized in the future. In periods when operating units subject to a valuation allowance generate pre-tax earnings, the corresponding reduction in the valuation allowance favorably impacts Foster Wheeler's effective tax rate. Conversely, in periods when operating units subject to a valuation allowance generate pre-tax losses, the corresponding increase in the valuation allowance has an unfavorable impact on Foster Wheeler's effective tax rate.

Effective Tax Rate for the Six Months ended 30 June 2014

        Foster Wheeler's effective tax rate for the first six months of 2014 was lower than the US statutory rate of 35% primarily because of the net impact of the following:

  •
  Income earned in non-US jurisdictions contributed to an approximate ten-percentage point reduction in Foster Wheeler's effective tax rate, primarily because of tax rates lower than the US statutory rate, as well as additional impacts from equity income of joint ventures, tax incentives and credits, and other items;

  •
  Discrete items during the second quarter of 2014, primarily relating to the net reversal of previously accrued liabilities for uncertain tax positions, which were released as a result of tax examination settlements and reassessments of future liabilities in non-US jurisdictions, provided a nine-percentage point reduction to the effective tax rate for the first six months of 2014; and

  •
  A net reduction in Foster Wheeler's effective tax rate of approximately two-percentage points as a result of reduction in the valuation allowance, to the extent of pre-tax earnings generated by Foster Wheeler's US operating units, which are subject to a valuation allowance, partially offset by the unfavorable impact on Foster Wheeler's effective tax rate for operating units subject to a valuation allowance generating pre-tax losses.

Effective Tax Rate for the Six Months ended 30 June 2013

        Foster Wheeler's effective tax rate for the first six months of 2013 was lower than the US statutory rate of 35% primarily because of the net impact of the following:

  •
  Income earned in non-US tax jurisdictions which contributed to an approximate 16-percentage point reduction in Foster Wheeler's effective tax rate, primarily because of tax rates lower than the US statutory rate, as well as additional impacts from equity income of joint ventures, tax incentives and credits, and other items;

  •
  Discrete items during the second quarter of 2013, primarily relating to the reversal of a previously accrued liability for branch taxes no longer required to be paid as a result of an exemption received from a non-US tax authority, which provided a six-percentage point reduction to the effective tax rate for the first six months of 2013; and

  •
  A valuation allowance increase because Foster Wheeler were unable to recognize a tax benefit for year-to-date losses subject to a valuation allowance in certain jurisdictions (primarily in the US), which contributed to an approximate four-percentage point increase in Foster Wheeler's effective tax rate.

        Foster Wheeler monitors the jurisdictions for which valuation allowances against deferred tax assets were established in previous years, and Foster Wheeler evaluates, on a quarterly basis, the need for the valuation allowances against deferred tax assets in those jurisdictions. Such evaluation includes a review of all available evidence, both positive and negative, in determining whether a valuation allowance is necessary.

        The majority of the US federal tax benefits, against which valuation allowances have been established, do not expire until 2025 and beyond, based on current tax laws.

	Six months ended 30 June
Net (Loss)/Income Attributable to Non-controlling Interests	2013	2014
	($ thousands, unless otherwise stated)
$ Amount	4,290	(1,147)
$ Change	—	(5,437)
% Change	—	(126.7)%

        Net (loss)/income attributable to non-controlling interests represents third-party ownership interests in the net (loss)/income of Foster Wheeler's Global Power Group's Martinez, California gas-fired cogeneration subsidiary and Foster Wheeler's manufacturing subsidiaries in Poland and the People's Republic of China, as well as Foster Wheeler's Global E&C Group's subsidiaries in Malaysia and South Africa. The change in net (loss)/income attributable to non-controlling interests is based upon changes in the net (loss)/income of these subsidiaries and/or changes in the non-controlling interests' ownership interest in the subsidiaries.

        Net income attributable to non-controlling interests decreased in the first six months of 2014, compared to the same period in 2013, which was primarily the result of decreased net income at Foster Wheeler's subsidiary in Martinez, California due to a change in the project's fee structure and allocation of earnings to Foster Wheeler's non-controlling interest and, to a lesser extent, an unfavorable change from Foster Wheeler's operations in Malaysia, which experienced a net loss in both the first six months of 2014 and 2013, and decreased net income from Foster Wheeler's operations in South Africa.

EBITDA

        EBITDA, as discussed and defined below, is the primary measure of operating performance used by Foster Wheeler's chief operating decision maker.

        In addition to Foster Wheeler's two business groups, which also represent operating segments for financial reporting purposes, Foster Wheeler reports the financial results associated with the management of entities which are not managed by one of Foster Wheeler's two business groups, which include corporate center expenses, Foster Wheeler's captive insurance operation and expenses related to certain legacy liabilities, such as asbestos, in Foster Wheeler's C&F Group, which also represents an operating segment for financial reporting purposes.

	Six months ended 30 June
EBITDA	2013	2014
	($ thousands, unless otherwise stated)
$ Amount	139,083	149,688
$ Change	—	10,605
% Change	—	7.6%

        EBITDA increased in the first six months of 2014, compared to the same period in 2013. This increase was primarily driven by the net increase in EBITDA of $21,600 from Foster Wheeler's operating groups, a credit related to the reversal of previously accrued penalties on unrecognized tax benefits of $8,100 recognized in Foster Wheeler's C&F Group during the six months ended 30 June 2014 and the favorable impact of decreased SG&A expenses in Foster Wheeler's C&F Group of $4,300. Foster Wheeler's Global Power Group experienced an increase in EBITDA of $22,500 during the first six months of 2014, compared to the same period of 2013, whereas Foster Wheeler's Global E&C Group experienced a decrease in EBITDA of $900 when comparing the same two periods. The above items which increased EBITDA were partially offset by the unfavorable pre-tax impact related to the inclusion of an asbestos-related insurance recovery gain of $15,800 recognized in the first six months of 2013 and the unfavorable impact related to third-party transaction fees during the first six months of 2014 in connection with the Offer by AMFW of $7,700. During the first six months of 2014, Foster Wheeler settled audits with non-US tax authorities which resulted in the release of previously recorded liabilities for penalties on unrecognized tax benefits of $8,100, which were recorded in other deductions, net on the consolidated statement of operations.

Results of Operations—Continuing Operations for the Years Ended 31 December 2013, 2012 and 2011

        The following section provides a discussion of Foster Wheeler's results of operations from continuing operations for the years ended 31 December 2013, 2012 and 2011.

	Year ended 31 December		2012 vs. 2011		Year ended 31 December	2013 vs. 2012
Operating Revenues	2011	2012	$ Change	% Change	2013	$ Change	% Change
	($ thousands)	($ thousands)	($ thousands)	(%)	($ thousands)	($ thousands)	(%)
Global E&C Group	3,443,079	2,419,327	(1,023,752)	(29.7)	2,512,587	93,260	3.9
Global Power Group	1,015,029	972,067	(42,962)	(4.2)	793,863	(178,204)	(18.3)

Total	4,458,108	3,391,394	(1,066,714)	(23.9)	3,306,450	(84,944)	(2.5)

        Foster Wheeler operates through two business groups: its Global E&C Group and its Global Power Group. See "—Business Segments" below, for a discussion of the products and services of its business segments.

        The composition of Foster Wheeler's operating revenues varies from period to period based on the portfolio of contracts in execution during any given period. Foster Wheeler's operating revenues are further dependent upon the strength of the various geographic markets and industries Foster Wheeler serves and its ability to address those markets and industries.

        The following table presents Foster Wheeler's operating revenues by geographic region, based upon where its projects are being executed, for the years ended 31 December 2013, 2012 and 2011:

	Year ended 31 December		2012 vs. 2011		Year ended 31 December	2013 vs. 2012
	2011	2012	$ Change	% Change	2013	$ Change	% Change
	($ thousands)	($ thousands)	($ thousands)	(%)	($ thousands)	($ thousands)	(%)
Africa	158,599	83,723	(74,876)	(47.2)	70,008	(13,715)	(16.4)
Asia Pacific	2,011,021	1,060,157	(950,864)	(47.3)	839,632	(220,525)	(20.8)
Europe	918,197	859,843	(58,354)	(6.4)	782,788	(77,055)	(9.0)
Middle East	270,934	249,447	(21,487)	(7.9)	345,080	95,633	38.3
North America	747,280	772,688	25,408	3.4	922,247	149,559	19.4
South America	352,077	365,536	13,459	3.8	346,695	(18,841)	(5.2)

Total	4,458,108	3,391,394	(1,066,714)	(23.9)	3,306,450	(84,944)	(2.5)

Year ended 31 December 2013 vs. Year ended 31 December 2012

        Foster Wheeler's operating revenues decreased for the year ended 31 December 2013, compared to the year ended 31 December 2012, primarily as a result of decreased flow-through revenues of $130,000. Excluding the impact of the change in flow-through revenues and currency impacts, Foster Wheeler's operating revenues increased 1% for the year ended 31 December 2013, compared to the year ended 31 December 2012. The increase in operating revenues, excluding flow-through revenues and currency fluctuations, for the year ended 31 December 2013 was the result of increased operating revenues in Foster Wheeler's Global E&C Group, substantially offset by decreased operating revenues in its Global Power Group. The operating revenues increase in the Global E&C Group included the favorable impact during the year ended 31 December 2013 related to the businesses acquired subsequent to the beginning of 2012.

        Flow-through revenues and costs result when Foster Wheeler purchases materials, equipment or third-party services on behalf of its customer on a reimbursable basis with no profit on the materials, equipment or third-party services and where Foster Wheeler has the overall responsibility as the contractor for the engineering specifications and procurement or procurement services for the materials, equipment or third-party services included in flow-through costs. Flow-through revenues and costs do not impact contract profit or net earnings.

Year ended 31 December 2012 vs. Year ended 31 December 2011

        Foster Wheeler's operating revenues decreased for the year ended 31 December 2012, compared to the year ended 31 December 2011, primarily as a result of decreased flow-through revenues of $1,014,600. Excluding the impact of the change in flow-through revenues and currency fluctuations, Foster Wheeler's operating revenues increased 1% for the year ended 31 December 2012, compared to the year ended 31 December 2011. The increase in operating revenues, excluding flow-through revenues and currency fluctuations, for the year ended 31 December 2012 was the result of increased operating revenues in Foster Wheeler's Global E&C Group, partially offset by decreased operating revenues in Foster Wheeler's Global Power Group.

	Year ended 31 December
Contract Profit	2011	2012	2013
	($ thousands, unless otherwise stated)
$ Amount	539,668	590,043	559,049
$ Change	—	50,375	(30,994)
% Change	—	9.3%	(5.3)%

        Contract profit is computed as operating revenues less cost of operating revenues. "Flow-through" amounts are recorded both as operating revenues and cost of operating revenues with no contract profit. Contract profit margins are computed as contract profit divided by operating revenues. Flow-through revenues reduce the contract profit margin as they are included in operating revenues without any corresponding impact on contract profit. As a result, Foster Wheeler analyses its contract profit margins excluding the impact of flow-through revenues as it believes that this is a more accurate measure of its operating performance.

Year ended 31 December 2013 vs. Year ended 31 December 2012

        Contract profit decreased for the year ended 31 December 2013, compared to the year ended 31 December 2012. The decrease was the net result of decreased contract profit by Foster Wheeler's Global Power Group, partially offset by increased contract profit by Foster Wheeler's Global E&C Group. The contract profit increase in Foster Wheeler's Global E&C Group included the favorable impact in 2013 related to the businesses acquired subsequent to the beginning of 2012.

Year ended 31 December 2012 vs. Year ended 31 December 2011

        Contract profit increased for the year ended 31 December 2012, compared to the year ended 31 December 2011. The increase was the result of increased contract profit by both Foster Wheeler's Global E&C Group and its Global Power Group.

	Year ended 31 December
Selling, General and Administrative Expenses	2011	2012	2013
	($ thousands, unless otherwise stated)
$ Amount	309,380	334,075	357,682
$ Change	—	24,695	23,607
% Change	—	8.0%	7.1%

        SG&A expenses include the costs associated with general management, sales pursuit, including proposal expenses, and research and development costs.

Year ended 31 December 2013 vs. Year ended 31 December 2012

        SG&A expenses increased for the year ended 31 December 2013, compared to the year ended 31 December 2012, primarily as a result of the aggregate impact of the businesses acquired subsequent to the beginning of 2012. The impact of the acquired businesses increased Foster Wheeler's SG&A expenses by $13,100, much of which was attributable to compensation expense recognized under earnout provisions associated with the acquisitions. The increase in SG&A expenses also included an increase in Foster Wheeler's charge for severance-related post- employment benefits of $7,300 recognized in the year ended 31 December 2013 and increased sales pursuit costs of $4,800, partially offset by a charge of $1,900 incurred in the year ended 31 December 2012 related to Foster Wheeler's former executive offices in Geneva, Switzerland. For the year ended 31 December 2013, Foster Wheeler's SG&A expenses included severance-related post-employment benefits charges of $5,300 in Foster Wheeler's Global Power Group, $1,600 in Foster Wheeler's Global E&C Group and $400 in Foster Wheeler's C&F Group.

Year ended 31 December 2012 vs. Year ended 31 December 2011

        SG&A expenses increased for the year ended 31 December 2012, compared to the year ended 31 December 2011, primarily as a result of increased sales pursuit costs of $18,500, increased general overhead costs of $3,800 and a charge of $1,900 incurred for the year ended 31 December 2012 to recognize accelerated depreciation expense on its executive offices in Geneva, Switzerland in connection with the decision to relocate its principal executive offices to one of its existing facilities in Reading, United Kingdom.

	Year ended 31 December
Other Income, Net	2011	2012	2013
	($ thousands, unless otherwise stated)
$ Amount	51,457	37,490	23,424
$ Change	—	(13,967)	(14,066)
% Change	—	(27.1)%	(37.5)%

Year ended 31 December 2013

        Other income, net during the year ended 31 December 2013 consisted primarily of equity earnings of $15,400 generated from Foster Wheeler's investments, primarily from its ownership interests in build, own and operate projects in Chile and Italy. Foster Wheeler's 2013 equity earnings from its Global Power Group's project in Chile were $27,500, whereas Foster Wheeler's Global E&C Group's projects in Italy experienced an equity loss of $12,500, inclusive of the impact of an impairment charge of $22,400 on one of Foster Wheeler's projects. Additionally, Foster Wheeler recognized governmental economic subsidies and other non-income-based tax credits of $2,800.

        Other income, net decreased in the year ended 31 December 2013, compared to the year ended 31 December 2012, primarily driven by decreased equity earnings in Foster Wheeler's Global E&C Group's projects in Italy of $15,200, inclusive of the impact of an impairment charge of $22,400 on one of Foster Wheeler's projects as noted above, and the unfavorable impact of the inclusion of a gain recognized in the year ended 31 December 2012 related to the favorable settlement of Foster Wheeler's claim with a client on a legacy project of $2,000, partially offset by increased equity earnings in Foster Wheeler's Global Power Group's project in Chile of $7,200.

Year ended 31 December 2012

        Other income, net in the year ended 31 December 2012 consisted primarily of equity earnings of $23,000 generated from Foster Wheeler's investments, primarily from its ownership interests in build, own and operate projects in Chile and Italy. Foster Wheeler's 2012 equity earnings from its Global Power Group's project in Chile and its Global E&C Group's projects in Italy were $20,300 and $2,700, respectively. In addition, Foster Wheeler recognized governmental economic subsidies and other non-income-based tax credits of $5,200.

        Other income, net decreased in the year ended 31 December 2012, compared to the year ended 31 December 2011, primarily driven by decreased equity earnings in Foster Wheeler's Global Power Group's project in Chile of $10,600, decreased equity earnings in its Global E&C Group's projects in Italy of $7,000 and the unfavorable impact of the inclusion of a $4,000 gain in the year ended 31 December 2011 related to the revaluation of a contingent consideration liability, partially offset by increased governmental economic subsidies and other non-income-based tax credits of $3,700 and the impact related to the favorable settlement of its claim with a client on a legacy project of $2,000.

Year ended 31 December 2011

        Other income, net in the year ended 31 December 2011 consisted primarily of equity earnings of $40,100 generated from Foster Wheeler's investments, primarily from its ownership interests in build, own and operate projects in Chile and Italy. Foster Wheeler's 2011 equity earnings from its Global Power Group's project in Chile and its Global E&C Group's projects in Italy were $30,900 and $9,700, respectively. In addition, Foster Wheeler recognized a $4,000 gain in the year ended 31 December 2011 related to the revaluation of a contingent consideration liability.

        For further information related to its equity earnings, see "—Business Segments—Global Power Group" below for Foster Wheeler's Global Power Group's project in Chile and "—Business Segments—Global E&C Group" below for its Global E&C Group's projects in Italy.

	Year ended 31 December
Other Deductions, Net	2011	2012	2013
	($ thousands, unless otherwise stated)
$ Amount	43,968	34,601	34,615
$ Change	—	(9,367)	14
% Change	—	(21.3)%	0.0%

        Other deductions, net includes various items, such as legal fees, consulting fees, bank fees, net penalties on unrecognized tax benefits and the impact of net foreign exchange transactions within the period. Net foreign exchange transactions include the net amount of transaction losses and gains that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency of its subsidiaries.

Year ended 31 December 2013

        Other deductions, net in the year ended 31 December 2013 consisted primarily of legal fees of $22,700, bank fees of $4,200, net penalties on unrecognized tax benefits of $1,300, which were net of previously accrued tax penalties that were ultimately not assessed, a provision for environmental remediation costs of $1,400 and consulting fees of $1,100.

Year ended 31 December 2012

        Other deductions, net in the year ended 31 December 2012 consisted primarily of legal fees of $16,100, bank fees of $4,800, net penalties on unrecognized tax benefits of $3,700, which were net of previously accrued tax penalties that were ultimately not assessed, a provision for environmental remediation costs of $2,200 and consulting fees of $1,000.

Year ended 31 December 2011

        Other deductions, net in the year ended 31 December 2011 consisted primarily of legal fees of $17,800, consulting fees of $12,000, net penalties on unrecognized tax benefits of $4,000, which were net of previously accrued tax penalties that were ultimately not assessed, and bank fees of $3,500, partially offset by a net foreign exchange transaction gain of $1,100. The net foreign exchange transaction gain during the year ended 31 December 2011 was primarily driven by exchange rate fluctuations on cash balances held by certain of Foster Wheeler's subsidiaries that were denominated in a currency other than the functional currency of those subsidiaries.

	Year ended 31 December
Interest Income	2011	2012	2013
	($ thousands, unless otherwise stated)
$ Amount	18,913	10,801	6,272
$ Change	—	(8,112)	(4,529)
% Change	—	(42.9)%	(41.9)%

Year ended 31 December 2013 vs. Year ended 31 December 2012

        The decrease in interest income for the year ended 31 December 2013, compared to the year ended 31 December 2012, was primarily a result of lower average cash and cash equivalents balances and, to a lesser extent, lower investment yields on cash and cash equivalents balances.

Year ended 31 December 2012 vs. Year ended 31 December 2011

        The decrease in interest income for the year ended 31 December 2012, compared to the year ended 31 December 2011, was primarily a result of lower average cash and cash equivalents balances and, to a lesser extent, lower investment yields on cash and cash equivalents balances and unfavorable foreign currency fluctuations.

	Year ended 31 December
Interest Expense	2011	2012	2013
	($ thousands, unless otherwise stated)
$ Amount	12,876	13,797	13,227
$ Change	—	921	(570)
% Change	—	7.2%	(4.1)%

Year ended 31 December 2013 vs. Year ended 31 December 2012

        The decrease in interest expense for the year ended 31 December 2013, compared to the year ended 31 December 2012, was primarily the net result of the favorable impact from decreased average borrowings, excluding foreign currency translation effects, and decreased interest expense on unrecognized tax benefits of $1,000, net of previously accrued interest which was ultimately not assessed, partially offset by increased interest expense on value added tax and payroll liabilities of $1,300 in the year ended 31 December 2013.

Year ended 31 December 2012 vs. Year ended 31 December 2011

        The increase in interest expense for the year ended 31 December 2012, compared to the year ended 31 December 2011, was primarily the net result of increased interest expense on unrecognized tax benefits of $2,900, net of previously accrued interest which was ultimately not assessed, partially offset by the favorable impact from decreased average borrowings, excluding foreign currency translation effects.

	Year ended 31 December
Net Asbestos-related Provision	2011	2012	2013
	($ thousands, unless otherwise stated)
$ Amount	9,901	30,505	30,213
$ Change	—	20,604	(292)
% Change	—	208.1%	(1.0)%

Year ended 31 December 2013 vs. Year ended 31 December 2012

        Net asbestos-related provision for the year ended 31 December 2013 experienced a minimal change, compared to the year ended 31 December 2012. This was the net result of the favorable impact of the inclusion of an insurance recovery gain recognized for the year ended 31 December 2013 upon collection of an insurance receivable of approximately $15,800 related to an insolvent insurance carrier, which Foster Wheeler had previously written- off, and the favorable impact of the inclusion of a charge recognized for the year ended 31 December 2012 related to the revaluation of Foster Wheeler's UK asbestos-related asset of $2,400, partially offset by the unfavorable impact of an increase in Foster Wheeler's US net asbestos-related provision of $17,900. The increase in Foster Wheeler's US net asbestos-related provision resulted from the impact of an increase in Foster Wheeler's estimate of new claim filings and a decrease in Foster Wheeler's estimate of claim filings which result in no monetary payments, which Foster Wheeler refers to as its zero-pay rate.

Year ended 31 December 2012 vs. Year ended 31 December 2011

        Net asbestos-related provision increased for the year ended 31 December 2012, compared to the year ended 31 December 2011, which was the result of the unfavorable impact of an increase in its US net asbestos-related provision of $12,100 related to the revaluation of its asbestos liability for increased asbestos defence costs projected over its 15-year estimate, the unfavorable impact of the inclusion of a gain on the settlement of coverage litigation with certain US asbestos insurance carriers of $6,100 recognized during the year ended 31 December 2011 and the unfavorable impact related to the revaluation of its UK asbestos-related asset of $2,400.

	Year ended 31 December
Provision for Income Taxes	2011	2012	2013
	($ thousands, unless otherwise stated)
$ Amount	58,514	62,267	52,166
$ Change	—	3,753	(10,101)
% Change	—	6.4%	(16.2)%
Effective Tax Rate	25.0%	27.6%	34.1%

        Although Foster Wheeler is a Swiss corporation, Foster Wheeler's shares are listed on a US exchange; therefore, Foster Wheeler reconciles its effective tax rate to the US federal statutory rate of 35% to facilitate meaningful comparison with peer companies in the US capital markets. Foster Wheeler's effective tax rate can fluctuate significantly from period to period and may differ considerably from the US federal statutory rate as a result of (i) income taxed in various non-US jurisdictions with rates different from the US statutory rate; (ii) Foster Wheeler's inability to recognize a tax benefit for losses generated by certain unprofitable operations; and (iii) the varying mix of income earned in the jurisdictions in which Foster Wheeler operates. In addition, its deferred tax assets are reduced by a valuation allowance when, based upon available evidence, it is more likely than not that the tax benefit of loss carry forwards (or other deferred tax assets) will not be realized in the future. In periods when operating units subject to a valuation allowance generate pre-tax earnings, the corresponding reduction in the valuation allowance favorably impacts its effective tax rate. Conversely, in periods when operating units subject to a valuation allowance generate pre-tax losses, the corresponding increase in the valuation allowance has an unfavorable impact on Foster Wheeler's effective tax rate.

Effective Tax Rate for the year ended 31 December 2013

        Foster Wheeler's effective tax rate for the year ended 31 December 2013 was lower than the US statutory rate of 35% due principally to the net impact of the following:

  •
  income earned in non-US tax jurisdictions which contributed to an approximate five percentage point reduction in Foster Wheeler's effective tax rate, primarily because of tax rates lower than the US statutory rate, as well as additional impacts from equity income of joint ventures, tax exempts, incentives and credits, and other items; and

  •
  a valuation allowance increase because Foster Wheeler is unable to recognize a tax benefit for losses subject to a valuation allowance in certain jurisdictions (primarily in the United States), partially offset by valuation allowance releases in certain non-US jurisdictions, which contributed to an approximate four percentage point increase in Foster Wheeler's effective tax rate.

Effective Tax Rate for the year ended 31 December 2012

        Foster Wheeler's effective tax rate for the year ended 31 December 2012 was lower than the US statutory rate of 35% due principally to the net impact of the following:

  •
  income earned in non-US tax jurisdictions which contributed to an approximate 10 percentage point reduction in Foster Wheeler's effective tax rate, primarily because of tax rates lower than the US statutory rate, as well as additional impacts from equity income of joint ventures, tax incentives and credits, and other items;

  •
  a valuation allowance increase because Foster Wheeler is unable to recognize a tax benefit for losses subject to a valuation allowance in certain jurisdictions (primarily in the United States), which contributed to an approximate five percentage point increase in Foster Wheeler's effective tax rate; and

  •
  a valuation allowance decrease in a jurisdiction previously subject to a full valuation allowance due to improved expectations about future operating performance as a result of business acquisition and organic growth prospects, which contributed to an approximate three percentage point reduction in Foster Wheeler's effective tax rate.

Effective Tax Rate for the year ended 31 December 2011

        Foster Wheeler's effective tax rate for the year ended 31 December 2011 was lower than the US statutory rate of 35% due principally to the net impact of the following:

  •
  income earned in non-US tax jurisdictions which contributed to an approximate 16 percentage point reduction in Foster Wheeler's effective tax rate, primarily because of tax rates lower than the US statutory rate, as well as additional impacts from equity income of joint ventures, tax incentives and credits, and other items; and

  •
  a valuation allowance increase because Foster Wheeler is unable to recognize a tax benefit for losses subject to a valuation allowance in certain jurisdictions (primarily in the United States), which contributed to an approximate six percentage point increase in Foster Wheeler's effective tax rate.

        Foster Wheeler monitors the jurisdictions for which valuation allowances against deferred tax assets were established in previous years, and Foster Wheeler evaluates, on a quarterly basis, the need for the valuation allowances against deferred tax assets in those jurisdictions. Such evaluation includes a review of all available evidence, both positive and negative, in determining whether a valuation allowance is necessary.

        For statutory purposes, the majority of the US federal tax benefits, against which valuation allowances have been established, do not expire until 2025 and beyond, based on current tax laws.

	Year ended 31 December
Net Income Attributable to Non-controlling Interests	2011	2012	2013
	($ thousands, unless otherwise stated)
$ Amount	14,345	13,874	3,940
$ Change	—	(471)	(9,934)
% Change	—	(3.3)%	(71.6)%

        Net income attributable to non-controlling interests represents third- party ownership interests in the net income of Foster Wheeler's Global Power Group's Martinez, California gas-fired cogeneration subsidiary and its manufacturing subsidiaries in Poland and the People's Republic of China, as well as its Global E&C Group's subsidiaries in Malaysia and South Africa. The change in net income attributable to non-controlling interests is based upon changes in the net income of these subsidiaries and/or changes in the non-controlling interests' ownership interest in the subsidiaries.

Year ended 31 December 2013 vs. Year ended 31 December 2012

        Net income attributable to non-controlling interests decreased for the year ended 31 December 2013, compared to the year ended 31 December 2012, which was primarily the net result of decreased net income from Foster Wheeler's subsidiaries in Malaysia, which experienced a net loss in the year ended 31 December 2013, Martinez, California and Poland, partially offset by increased net income from Foster Wheeler's subsidiary in China.

Year ended 31 December 2012 vs. Year ended 31 December 2011

        Net income attributable to non-controlling interests was relatively unchanged for the year ended 31 December 2012, compared to the year ended 31 December 2011, which was primarily the net result of decreased net income from its operations in South Africa, partially offset by increased net income from its operations in China and Poland.

EBITDA

        EBITDA is the primary measure of operating performance used by Foster Wheeler's chief operating decision maker. A reconciliation of EBITDA is provided in "Presentation of Certain Financial and Other Information—Non-IFRS and Non-US GAAP Financial Measures".

        In addition to Foster Wheeler's two business groups, which also represent operating segments for financial reporting purposes, Foster Wheeler reports the financial results associated with the management of entities which are not managed by one of its two business groups, which includes corporate center expenses, its captive insurance operation and expenses related to certain legacy liabilities, such as asbestos, in the C&F Group, which also represents an operating segment for financial reporting purposes.

	Year ended 31 December
EBITDA	2011	2012	2013
	($ thousands, unless otherwise stated)
$ Amount	276,995	275,513	219,869
$ Change	—	(1,482)	(55,644)
% Change	—	(0.5)%	(20.2)%

Year ended 31 December 2013 vs. Year ended 31 December 2012

        EBITDA decreased for the year ended 31 December 2013, compared to the year ended 31 December 2012. Foster Wheeler's Global Power Group experienced a decrease in EBITDA of $57,500 and Foster Wheeler's Global E&C Group experienced a decrease in EBITDA of $8,300 for the year ended 31 December 2013, compared to the year ended 31 December 2012. The decrease in EBITDA from Foster Wheeler's two business groups was partially offset by an increase in EBITDA in Foster Wheeler's C&F Group of $10,200, which was mainly driven by decreased SG&A expenses.

Year ended 31 December 2012 vs. Year ended 31 December 2011

        EBITDA was relatively unchanged for the year ended 31 December 2012, compared to the year ended 31 December 2011. Foster Wheeler's Global Power Group experienced an increase in EBITDA of $26,500 during the year ended 31 December 2012, compared to the year ended 31 December 2011, whereas Foster Wheeler's Global E&C Group experienced a decrease in EBITDA of $18,300 when comparing the same two years. The net increase in EBITDA from Foster Wheeler's two business groups was offset by a decrease in EBITDA in Foster Wheeler's C&F Group of $9,700, which included the unfavorable impact of an increased asbestos-related provision of $20,600 for the year ended 31 December 2012, compared to the year ended 31 December 2011.

Business Segments

Global E&C Group

Overview of Segment

        Foster Wheeler's Global E&C Group, which operates worldwide, designs, engineers and constructs onshore and offshore upstream oil and gas processing facilities, natural gas liquefaction facilities and receiving terminals, gas-to- liquids facilities, oil refining, chemical and petrochemical, pharmaceutical and biotechnology facilities and related infrastructure, including power generation facilities, distribution facilities, gasification facilities and processing facilities associated with the minerals and metals sector. The Global E&C Group is also involved in the design of facilities in developing market sectors, including carbon capture and storage, solid fuel-fired integrated gasification combined-cycle power plants, coal-to-liquids, coal- to-chemicals and biofuels. Additionally, Foster Wheeler's Global E&C Group is also involved in the development, engineering, construction, ownership and operation of power generation facilities, from conventional and renewable sources, and of waste-to-energy facilities.

        Foster Wheeler's Global E&C Group provides the following services:

  •
  design, engineering, project management, construction and construction management services, including the procurement of equipment, materials and services from third-party suppliers and contractors;

  •
  environmental remediation services, together with related technical, engineering, design and regulatory services; and

  •
  design and supply of direct-fired furnaces, including fired heaters and waste heat recovery generators, used in a range of refinery, chemical, petrochemical, oil and gas processes, including furnaces used in Foster Wheeler's proprietary delayed coking and hydrogen production technologies.

        Foster Wheeler's Global E&C Group owns one of the leading technologies (SYDECSM delayed coking) used in refinery residue upgrading, in addition to other refinery residue upgrading technologies (solvent deasphalting and visbreaking), and a hydrogen production process used in oil refineries and petrochemical plants. Foster Wheeler owns a proprietary sulphur recovery technology which is used to treat gas streams containing hydrogen sulphide for the purpose of reducing the sulphur content of fuel products and to recover a saleable sulphur by-product.

        Additionally, Foster Wheeler's Global E&C Group owns and operates electric power generating wind farms in Italy and also holds a non-controlling interest in two electric power generation projects, one waste-to-energy project and one wind farm project, all of which are located in Italy, and a non-controlling interest in a joint venture company that is fully licensed to engineer, procure and construct processing facilities in China.

        Foster Wheeler's Global E&C Group generates revenues from design, EPC and project management activities pursuant to contracts spanning up to approximately four years in duration and generates equity earnings from returns on its non-controlling interest investments in various power production facilities.

        In the engineering and construction industry, Foster Wheeler expects long-term demand to be strong for the end products produced by its clients, and Foster Wheeler believes that this long-term demand will continue to stimulate investment by its clients in new, expanded and upgraded facilities. Its clients plan their investments based on long-term time horizons. Foster Wheeler believes that global demand for energy, chemicals, minerals and pharmaceuticals will continue to grow over the long-term and that clients will continue to invest in new and upgraded capacity to meet that demand.

        Global markets in the engineering and construction industry are still experiencing intense competition among engineering and construction contractors and pricing pressure for contracts awarded. Clients' bidding and contract award processes continue to be protracted, particularly for projects sponsored by national oil companies.

        Additionally, some clients have been releasing, and Foster Wheeler expects will continue to release, tranches of work on a piecemeal basis. The engineering and construction industry may be further impacted by potential downside risk to global economic growth driven primarily by continued sovereign debt and bank funding pressures, the speed and effectiveness of the implementation of government macroeconomic policies in a number of key advanced and emerging economies, slower growth than anticipated in emerging economies, most significantly China, and civil unrest. If any of these risks materialize, Foster Wheeler's Global E&C Group could be impacted. However, Foster Wheeler is seeing clients continuing to develop new projects and, after making final investment decisions, moving forward with previously planned projects. This includes a much stronger pipeline of projects in North America both in chemicals and LNG due to the availability of cheap gas supply from shale gas.

        While Foster Wheeler's Global E&C Group has been impacted by unfavorable economic growth rates in most of its global markets in recent years, global economic activity has strengthened since the latter portion of 2013 and Foster Wheeler believes that it will continue to strengthen during 2014. However, there are a number of risks to the strengthening economic outlook: increased risks related to slower growth than anticipated in the emerging market economies; risk of lower-than-expected inflation in advanced economies, particularly the Eurozone, where persistent low inflation could harm the fragile economic recovery by reducing consumer spending and impacting the ability of governments and businesses to repay debt; and increased geopolitical risks. In addition, the political and civil situation in Ukraine has the potential to negatively impact project investment in the region, including Russia, and disrupt Foster Wheeler's ability to transact business in the surrounding region. If any of these risks materialize, Foster Wheeler's Global E&C Group's ability to book work could be negatively impacted, which could have a material negative impact on Foster Wheeler's business.

        Foster Wheeler continues to be successful in booking contracts of varying types and sizes in its key end markets, including a front-end engineering design, or FEED, contract for a new refinery in the Middle East, a FEED contract for a residue upgrading project at a South Korean refinery, a project management consultancy contract for an expansion of an LNG import and gasification terminal in Asia, a FEED and engineering, procurement and construction management, or EPCM, contract for a base oil project in Europe, an EPCM services contract for an expansion at an industrial facility in the US, an EPCM services contract for a waste to energy facility in Europe, a construction management contract for a biotech facility expansion in Europe, a further project management consultancy release for a refinery expansion in Latin America, further detailed engineering work for a refinery upgrading project in Europe, a study, FEED and engineering contract for shale gas processing facilities in the US, further releases of engineering and procurement work for the revamp of a chemicals facility in the US, a program management contract for a new pharmaceuticals facility in the US, an EPCM and validation contract for a pharmaceuticals facility upgrade in Europe, an initial engineering, procurement and construction release for a residue upgrading project in Europe, an engineering and material supply, or EMS, contract for steam reformer heaters for two refineries: one in Russia and one in Central Asia, an EMS contract for a carbon monoxide boiler package for a new refinery in Asia, an engineering, procurement and related services contract for an oilfield development in Iraq and a contract for pre-FEED and FEED for an LNG import and regasification terminal in Kuwait.

        Foster Wheeler believes its success in this regard is a reflection of its technical expertise, its project execution performance, its long-term relationships with clients, its safety performance, and its selective approach in pursuit of new prospects where Foster Wheeler believes it has significant differentiators.

Results

        The following table presents Foster Wheeler's Global E&C Group's operating revenue and EBITDA for the nine months ended 30 September 2014 and 2013:

	Nine months ended 30 September
	2013	2014	$ Change	% Change
	($ thousands)
Operating revenues	1,865,721	1,892,460	26,739	1.4%
EBITDA	157,261	159,366	2,105	1.3%

        The following table presents Foster Wheeler's Global E&C Group's operating revenues by geographic region, based upon where Foster Wheeler's projects are being executed, for the nine months ended 30 September 2014 and 2013:

	Nine months ended 30 September
	2013	2014	Change	% Change
	($ thousands)%
Africa	52,259	44,542	(7,717)	(14.8)%
Asia Pacific	369,897	385,217	15,320	4.1%
Europe	408,172	441,427	33,255	8.1%
Middle East	231,764	383,261	151,497	65.4%
North America	592,512	482,499	(110,013)	(18.6)%
South America	211,117	155,514	(55,603)	(26.3)%

Total	1,865,721	1,892,460	26,739	1.4%

Nine months ended 30 September 2014 vs. Nine months ended 30 September 2013

        Foster Wheeler's Global E&C Group experienced an increase in operating revenues of 1% in the first nine months of 2014, compared to the same period in 2013. This change included decreased flow-through revenues of $234,000. Excluding flow-through revenues and currency impacts, Foster Wheeler's Global E&C Group's operating revenues increased 19% in the first nine months of 2014, compared to the same period in 2013.

        Foster Wheeler's Global E&C Group's EBITDA increased in the first nine months of 2014, compared to the same period in 2013. The increase in EBITDA was primarily driven by decreased sales pursuit costs of $8,100, a favorable impact of $3,000 related to a post judgment settlement of a lawsuit during the first nine months of 2014 for less than the previously accrued amount and the favorable impact of a decreased charge for severance-related postemployment benefits recognized in SG&A on its consolidated statement of operations of $1,700. These increases were partially offset by decreased contract profit of $7,600 and decreased equity earnings from its Global E&C Group's projects in Italy of $3,700, described below, and increased SG&A expenses of $2,200 related to the settlement of an earnout provision in connection with a prior business combination. The remaining variance compared to the first nine months of 2013 was comprised of several smaller movements from multiple categories within EBITDA. The contract profit decrease was driven by decreased contract profit margin, partially offset by increased volume of operating revenues, excluding flow-through revenues.

Equity Earnings from Projects in Italy

        Foster Wheeler's projects in Italy recognized net equity earnings of $1,200 and $4,900 in the first nine months of 2014 and 2013. Foster Wheeler's equity earnings were unfavorably impacted in the nine months ended 30 September 2014, compared to the corresponding period in 2013, by the expiration of a royalty agreement at its project that generated earnings from royalty payments linked to the price of natural gas. This project experienced decreased equity earnings in the nine months ended 30 September 2014, compared to the corresponding period in 2013, of $2,300. Additionally, Foster Wheeler's equity earnings from its projects in Italy, during the nine months ended 30 September 2014, were unfavorably impacted by a provision for a tariff related to the net power supplied to the electrical grid at Foster Wheeler's waste-to-energy project. The impact of this provision decreased Foster Wheeler's equity earnings by $1,300, of which $1,100 related to the impact of the tariff for years prior to 2014. Foster Wheeler's waste-to-energy project experienced a decrease in equity earnings in the nine months ended 30 September 2014, compared to the corresponding period in 2013, of $700.

        The following table presents Foster Wheeler's Global E&C Group's operating revenue and EBITDA for the six months ended 30 June 2014 and 2013:

	Six months ended 30 June
	2013	2014	$ Change	% Change
	($ thousands)
Operating revenues	1,250,693	1,198,734	(51,959)	(4.2)%

EBITDA	97,321	96,463	(858)	(0.9)%

        The table below presents Foster Wheeler's Global E&C Group's operating revenues by geographic region, based upon where Foster Wheeler's projects are being executed, for the six months ended 30 June 2014 and 2013:

	Six months ended 30 June
	2013	2014	Change	% Change
	($ thousands)%
Africa	39,620	27,481	(12,139)	(30.6)
Asia Pacific	254,869	251,436	(3,433)	(1.3)
Europe	277,298	286,088	8,790	3.2
Middle East	140,665	253,281	112,616	80.1
North America	411,652	267,652	(144,000)	(35.0)
South America	126,589	112,796	(13,793)	(10.9)

Total	1,250,693	1,198,734	(51,959)	(4.2)

Six months ended 30 June 2014 vs. Six months ended 30 June 2013

        Foster Wheeler's Global E&C Group experienced a decrease in operating revenues of 4% in the first six months of 2014, compared to the same period in 2013. This decrease included decreased flow-through revenues of $148,900. Excluding flow-through revenues and currency impacts, Foster Wheeler's Global E&C Group's operating revenues increased 12% in the first six months of 2014, compared to the same period in 2013.

        Foster Wheeler's Global E&C Group's EBITDA decreased in the first six months of 2014, compared to the same period in 2013. The decrease in EBITDA was primarily driven by decreased contract profit of $11,900 and decreased equity earnings from Foster Wheeler's Global E&C Group's projects in Italy of $2,600 and increased SG&A expenses of $2,200 related to the settlement of an earnout provision in connection with a prior business combination. The contract profit decrease was driven by decreased contract profit margin, partially offset by increased volume of operating revenues, excluding flow-through revenues. These decreases were partially offset by decreased sales pursuit costs of $7,500, a favorable impact of $3,000 related to a post judgment settlement of a lawsuit during the first six months of 2014 for less than the previously accrued amount and the favorable impact of a decreased charge for severance-related postemployment benefits recognized in SG&A, on Foster Wheeler's consolidated statement of operations, of $1,700. The remaining variance compared to the six months ended 30 June 2013 was comprised of several smaller movements from multiple categories within EBITDA.

        The following table presents Foster Wheeler's Global E&C Group's operating revenue and EBITDA for the years ended 31 December 2013, 2012 and 2011:

	Year ended 31 December		2012 vs. 2011		Year ended 31 December	2013 vs. 2012
	2011	2012	$ Change	% Change	2013	$ Change	% Change
	($ thousands, unless otherwise stated)
Operating Revenues	3,443,079	2,419,327	(1,023,752)	(29.7)%	2,512,587	93,260	3.9%

EBITDA	210,541	192,208	(18,333)	(8.7)%	183,911	(8,297)	(4.3)%

        The table below presents Foster Wheeler's Global E&C Group's operating revenues by geographic region, based upon where its projects are being executed, for the years ended 31 December 2013, 2012, and 2011:

	Year ended 31 December		2012 vs. 2011		Year ended 31 December	2013 vs. 2012
	2011	2012	$ Change	% Change	2013	$ Change	% Change
	($ thousands, unless otherwise stated)
Africa	155,207	81,222	(73,985)	(47.7)%	69,921	(11,301)	(13.9)%
Asia Pacific	1,725,467	658,481	(1,066,986)	(61.8)%	481,345	(177,136)	(26.9)%
Europe	474,116	559,051	84,935	17.9%	560,609	1,558	0.3%
Middle East	235,977	235,509	(468)	(0.2)%	340,184	104,675	44.4%
North America	528,923	552,311	23,388	4.4%	744,208	191,897	34.7%
South America	323,389	332,753	9,364	2.9%	316,320	(16,433)	(4.9)%

Total	3,443,079	2,419,327	(1,023,752)	(29.7)%	2,512,587	93,260	3.9%

Year ended 31 December 2013 vs. Year ended 31 December 2012

        Foster Wheeler's Global E&C Group experienced an increase in operating revenues of 4% for the year ended 31 December 2013, compared to the year ended 31 December 2012. The increase was net of decreased flow-through revenues of $129,300. Excluding flow-through revenues and foreign currency fluctuations, its Global E&C Group's operating revenues increased 15% for the year ended 31 December 2013, compared to the year ended 31 December 2012.

        Foster Wheeler's Global E&C Group's EBITDA decreased for the year ended 31 December 2013, compared to the year ended 31 December 2012. This decrease included the impact of decreased equity earnings from Foster Wheeler's projects in Italy of $15,200, inclusive of the impact of an impairment charge of $22,400 on one of Foster Wheeler's projects discussed below. The decrease in EBITDA also included the unfavorable impact of additional SG&A expenses related to the businesses acquired subsequent to the beginning of 2012 of $13,100, much of which was attributable to compensation expense recognized under earnout provisions associated with the acquisitions. Foster Wheeler's Global E&C Group's EBITDA in 2013 was also unfavorably impacted by a charge for severance-related post-employment benefits of $4,900, comprising amounts recognized in contract profit and SG&A expenses of $3,300 and $1,600, respectively. Foster Wheeler's Global E&C Group's decrease in EBITDA was partially offset by increased contract profit of $12,800, which included the favorable impact of the businesses acquired subsequent to the beginning of 2012 and was inclusive of a charge for severance-related post-employment benefits as discussed above. The decrease in EBITDA was also net of the favorable impact resulting from the inclusion of a charge recognized during the year ended 31 December 2012 related to the revaluation of Foster Wheeler's UK asbestos-related asset of $2,400 and the favorable impact of the inclusion of a $1,500 charge recognized in the year ended 31 December 2012 related to the write-off of capitalized costs for a wind farm development project discussed below.

        The increase in contract profit primarily resulted from increased volume of operating revenues, excluding flow-through revenues, partially offset by decreased contract profit margins. During the year ended 31 December 2013, Foster Wheeler's equity earnings were favorably impacted by two items which occurred in the year ended 31 December 2013: a governmental authority mandated rate change for energy generated prior to the year ended 31 December 2013, that favorably impacted three of Foster Wheeler's projects by an aggregate amount of $4,900, and a governmental return on investment credit received by one of Foster Wheeler's projects, that was deemed a critical energy producing facility, that favorably impacted that project by $2,200. Additionally, the increase in Foster Wheeler's equity earnings from Foster Wheeler's projects in Italy were favorably impacted by the inclusion of two items recognized for the year ended 31 December 2012: a charge to establish a reserve against its receivable for emission rights and the impact of an extended facility maintenance shutdown during the year ended 31 December 2012, also described below.

Equity Interest Investment Impairment Charge

        Foster Wheeler's equity earnings for the year ended 31 December 2013 included the impact of an impairment charge of $22,400 on Foster Wheeler's equity interest investment in a waste-to-energy project in Italy. The reduction in fair value of Foster Wheeler's investment resulted from changed market conditions with respect to waste tariffs and type of waste delivered to the plant, coupled with the reduced operating performance of the plant compared to projected performance. Foster Wheeler and its partner in the investment have concluded that Foster Wheeler will continue to operate the plant and may consider future capital investments to improve its operating performance including a potential increase to the overall waste treatment and electric production compared to current levels. This impairment was recorded at the investee level. As a result of the foregoing, the carrying value of Foster Wheeler's investment approximated fair value as at 31 December 2013.

Year ended 31 December 2012 vs. Year ended 31 December 2011

        Foster Wheeler's Global E&C Group experienced a decrease in operating revenues of 30% for the year ended 31 December 2012, compared to the year ended 31 December 2011. The decrease was primarily driven by decreased flow-through revenues of $1,015,000. Excluding flow-through revenues and foreign currency fluctuations, Foster Wheeler's Global E&C Group's operating revenues increased 2% for the year ended 31 December 2012, compared to the year ended 31 December 2011.

        Foster Wheeler's Global E&C Group's EBITDA decreased for the year ended 31 December 2012, compared to the year ended 31 December 2011, primarily driven by the unfavorable impact of increased sales pursuit costs of $14,200, resulting from increased new proposal activity, decreased equity earnings from its Global E&C Group's projects in Italy of $7,000, the unfavorable impact of increased general overhead costs of $6,100, the unfavorable impact of the inclusion of a $4,000 gain related to the revaluation of a contingent consideration liability that was recognized during the year ended 31 December 2011, a charge recognized in the year ended 31 December 2012 related to the revaluation of Foster Wheeler's UK asbestos-related asset of $2,400 and the unfavorable impact of the inclusion of a $1,500 charge during the year ended 31 December 2012 related to the write-off of capitalized costs for a wind farm development project that, due to legislation introduced in 2012, was no longer an economically viable project. These unfavorable impacts were partially offset by increased contract profit of $16,900. The increase in contract profit primarily resulted from increased contract profit margins and, to a lesser extent, increased volume of operating revenues, excluding flow-through revenues. Its equity earnings during the year ended 31 December 2012, compared to the year ended 31 December 2011, were unfavorably impacted by the results of one of its projects in Italy that recorded a charge to establish a reserve against its receivable balance for emission rights earned prior to the year ended 31 December 2012 and decreased earnings as a result of an extended facility maintenance shutdown during the year ended 31 December 2012.

Global Power Group

Overview of Segment

        Foster Wheeler's Global Power Group designs, manufactures and installs steam generators and auxiliary equipment for electric power generating stations, district heating and power plants and industrial facilities worldwide. Foster Wheeler believes its competitive differentiation in serving these markets is the ability of its products to cleanly and efficiently burn a wide range of fuels, singularly or in combination. Foster Wheeler's Global Power Group's steam generators utilize a broad range of technologies, offering independent power producers, utilities, municipalities and industrial clients solutions for converting a wide range of fuels, such as coal, lignite, petroleum coke, oil, gas, solar, biomass, municipal solid waste and waste flue gases, into steam, which can be used for power generation, district heating or industrial processes. Among these fuel sources, coal is the most widely used, and thus the market drivers and constraints associated with coal strongly affect the steam generator market and Foster Wheeler's Global Power Group's business. In particular, Foster Wheeler's CFB steam generators are able to burn coals of varying quality, as well as numerous other materials.

        Additionally, Foster Wheeler's Global Power Group holds a controlling interest in and operates a combined-cycle gas turbine facility; owns a non-controlling interest in a petcoke-fired CFB facility for refinery steam and power generation; and operates a university cogeneration power facility for steam/electric generation.

        Foster Wheeler's Global Power Group offers a number of other products and services related to steam generators, including:

  •
  Design, manufacture and installation of auxiliary and replacement equipment for utility power and industrial facilities, including surface condensers, feedwater heaters, coal pulverisers, steam generator coils and panels, biomass gasifiers, and replacement parts for steam generators.

  •
  Design, supply and installation of nitrogen-oxide, or NOx, reduction systems and components for pulverised coal steam generators such as selective catalytic reduction systems, low NOx combustion systems, low NOx burners, primary combustion and overfire air systems and components, fuel and combustion air measuring and control systems and components.

  •
  Design, supply and installation of flue gas desulphurization equipment for all types of steam generators and industrial equipment.

  •
  A broad range of site services including construction and erection services, plant maintenance, steam generator upgrading and life extension, engineering and replacement parts, improving plant environmental performance and plant repowering.

  •
  Research and development in the areas of combustion, fluid and gas dynamics, heat transfer, materials and solid mechanics.

  •
  Technology licenses to other steam generator suppliers in select countries.

        While Foster Wheeler's Global Power Group has been impacted by unfavorable economic growth rates in most of its global markets in recent years, global economic activity has strengthened since the latter portion of 2013 and Foster Wheeler believes that it will continue to strengthen during 2014. Foster Wheeler believes opportunities will continue in Asia, the Middle East and South America driven by growing electricity demand as a result of the economic growth rates in those regions. However, there are a number of risks to the strengthening economic outlook: increased risks related to slower growth than anticipated in the emerging market economies; risk of lower-than-expected inflation in advanced economies, particularly the Eurozone, where persistent low inflation could harm the fragile economic recovery by reducing consumer spending and impacting the ability of governments and businesses to repay debt; and increased geopolitical risks. In addition, the political and civil situation in Ukraine has the potential to negatively impact project investment in the region, including Russia, and disrupt Foster Wheeler's ability to transact business in the surrounding region.

        There are also a number of other constraining market factors that continue to impact the power markets that Foster Wheeler serves. Political and environmental sensitivity regarding coal-fired steam generators continues to cause prospective projects utilizing coal as their primary fuel to be postponed or cancelled as clients experience difficulty in obtaining the required environmental permits or decide to wait for additional clarity regarding governmental regulations. The sensitivity has been especially pronounced in the US and Western Europe due to the concern that coal-fired steam generators, relative to alternative fuel sources, contribute more toward global warming through the discharge of greenhouse gas emissions into the atmosphere. The outlook for continued lower natural gas pricing over the next three to five years in North America, driven by increasing supply of natural gas, has increased the attractiveness of natural gas, in relation to coal, for the generation of electricity. In addition, the constraints on the global credit market may continue to impact some of Foster Wheeler's clients' investment plans as these clients are affected by the availability and cost of financing, as well as their own financial strategies, which could include cash conservation. These factors could negatively impact investment in the power sector, which in turn could negatively impact Foster Wheeler's Global Power Group's ability to book work and which could have a material negative impact on Foster Wheeler's Global Power Group's business.

        Longer-term, Foster Wheeler believes that global demand for electrical energy will continue to grow. Foster Wheeler believes that the majority of the growth will be driven by emerging economies and that solid-fuel-fired steam generators will continue to fill a significant portion of the incremental growth in new generating capacity in the emerging economies.

        Globally, Foster Wheeler sees a growing need to repower older coal plants with new, more efficient and cleaner burning plants, including both coal and other fuels, in order to meet environmental, financial and reliability goals set by policy makers in many countries. The fuel flexibility of Foster Wheeler's CFB steam generators enables them to burn a wide variety of fuels other than coal and to produce carbon-neutral electricity when fired by biomass. In addition, Foster Wheeler's utility steam generators can be designed to incorporate supercritical steam technology, which Foster Wheeler believes significantly improves power plant efficiency and reduces power plant emissions.

        Foster Wheeler is currently executing a project for four 550 megawatt electrical, or MWe, supercritical CFB steam generators for a power project in South Korea. Foster Wheeler believes this project shows a growing acceptance of CFB technology in the large utility boiler market sector, which provides a growing market opportunity for Foster Wheeler's CFB technology. Further, this project will allow Foster Wheeler to demonstrate its most advanced CFB design featuring vertical-tube, once-through ultra-supercritical steam technology. Commercial operation of the units is scheduled for 2015.

        Foster Wheeler completed an engineering and supply project for a pilot-scale (approximately 30 megawatt thermal, equivalent to approximately 10 MWe) CFB steam generator, which incorporates Foster Wheeler's carbon-capturing Flexi-BurnTM technology. The pilot plant began successfully capturing CO2 in September 2012.

        Recently Foster Wheeler was awarded a contract to design and supply two 255 MWe CFB steam generator islands in Turkey, which will include flue gas cleaning with two of Foster Wheeler's CFB scrubbers. Foster Wheeler also was awarded a design and supply contract in Vietnam for two 300 MWe pulverised coal arch fired units. In addition, Foster Wheeler received contracts for two 60 MWe grate boilers to be located at a sugar mill in Pakistan and for two of Foster Wheeler's package boilers, designed to produce over 300 thousand pounds per hour of superheated steam at a steam plant with expanded scope in the US.

Results

        The following table presents Foster Wheeler's Global Power Group's operating revenue and EBITDA for the nine months ended 30 September 2014 and 2013:

	Nine months ended 30 September
	2013	2014	$ Change	% Change
	($ thousands)
Operating revenues	589,656	552,727	(36,929)	(6.3)%

EBITDA	115,699	113,544	(2,155)	(1.9)%

        The following table presents Foster Wheeler's Global Power Group's operating revenues by geographic region, based upon where Foster Wheeler's projects are being executed, for the nine months ended 30 September 2014 and 2013:

	Nine months ended 30 September
	2013	2014	Change	% Change
		($ thousands)		%
Africa	82	16	(66)	(80.5)%
Asia Pacific	242,451	267,735	25,284	10.4%
Europe	187,982	101,493	(86,489)	(46.0)%
Middle East	4,520	15,206	10,686	236.4%
North America	137,071	144,440	7,369	5.4%
South America	17,550	23,837	6,287	35.8%

Total	589,656	552,727	(36,929)	(6.3)%

Nine months ended 30 September 2014 vs. Nine months ended 30 September 2013

        Foster Wheeler's Global Power Group experienced a decrease in operating revenues of 6% in the nine months ended 30 September 2014, compared to the same period in 2013. This decrease was primarily driven by decreased volume of business and a decrease in operating revenues of $13,400 resulting from a change in the operations and maintenance fee structure at one of its build, own and operate projects in the US. Please see the section below entitled "US Build, Own and Operate Project" for additional information. Excluding the impacts from the US build, own and operate project and currency fluctuations, Foster Wheeler's Global Power Group's operating revenues decreased 5% in the nine months ended 30 September 2014, compared to the same period in 2013.

        Foster Wheeler's Global Power Group's EBITDA decreased in the first nine months of 2014, compared to the same period in 2013. The decrease in EBITDA was primarily driven by decreased contract profit, excluding the change related to its US build, own and operate project described below, which contributed a decrease in EBITDA of $36,200, decreased equity earnings from its Global Power Group's project in Chile of $9,100, described below, and increased non-transaction-related legal fees of $4,800. The above items which decreased EBITDA were partially offset by income recognized during the first nine months of 2014 related to a cash payment received as a result of a favorable settlement in connection with the terms related to the expiration of a steam generator technology license of $32,500, the impact of decreased SG&A expenses of $8,300, the favorable impact of a decreased charge for severance-related postemployment benefits recognized in SG&A on Foster Wheeler's consolidated statement of operations of $2,200 and the favorable impact of increased net foreign exchange transactions gains of $2,500. The remaining variance compared to the nine months ended 30 September 2013 was comprised of several smaller movements from multiple categories within EBITDA. The decrease in contract profit was the result of decreased contract profit margins and, to a lesser extent, decreased volume of operating revenues.

Equity Earnings from Project in Chile

        Foster Wheeler's equity earnings from its project in Chile were $13,400 and $22,500 in the nine months ended 30 September 2014 and 2013, respectively. Foster Wheeler's equity earnings in the nine months ended 30 September 2014 were unfavorably impacted by a decrease in the average electric tariff rates in 2014, as compared to the average electric tariff rates in the corresponding periods in 2013, which resulted in decreased equity earnings of $2,600. The decrease in equity earnings in the nine months ended 30 September 2014, compared to the same period in 2013, was primarily driven by three additional items: a $3,200 increase in Foster Wheeler's share of the project's 2012 earnings recognized in the nine months ended 30 September 2013 as a result of a revised earnings allocation for 2012 that was approved in connection with the approval by the project's governing board of the 2012 earnings distribution in the second quarter of 2013, a $3,000 increase from the reversal of an insurance-related contingency during the second quarter of 2013 and the unfavorable impact of a reversal of a risk contingency in the first quarter of 2013 associated with the insurance proceeds received by Foster Wheeler's project in Chile in connection with its 2010 earthquake loss. Excluding the above items, equity earnings would have shown an increase when comparing the nine months ended 30 September 2014 to the same period in 2013.

US Build, Own and Operate Project

        Martinez Cogen Limited Partnership, or MCLP, a limited liability partnership which is a majority-owned subsidiary of Foster Wheeler's Global Power Group, owns and operates a combined-cycle gas turbine facility located in Martinez, California. MCLP produces electric power and steam, and its primary customer is a refinery. During the first five months of 2013, MCLP earned revenues from the sale of power and steam to the refinery and of electric power to the grid. Pursuant to a new agreement effective in May 2013 between MCLP and the refinery, in lieu of product sales, all costs of operation are passed through to the refinery and MCLP receives a management fee. This change in fee structure resulted in a decrease in operating revenues in the first nine months of 2014 of $13,400 compared to the same period in 2013, and a corresponding decrease in contract profit of $1,600.

        In 2013, pursuant to the partnership agreement between the MCLP partners, Foster Wheeler's Global Power Group's ownership interest in MCLP increased to 99% Foster Wheeler's Global Power Group's financial results for its interest in MCLP reflect this change in ownership percentage. The change in ownership interests resulted in decreased earnings to the non-controlling interest. The foregoing changes to the project's fee structure and allocation of earnings resulted in a minimal impact to Foster Wheeler's Global Power Group's EBITDA during the nine months ended 30 September 2014, compared to the same period in 2013.

        The following table presents Foster Wheeler's Global Power Group's operating revenue and EBITDA for the six months ended 30 June 2014 and 2013:

	Six months ended 30 June
	2013	2014	$ Change	% Change
		($ thousands)
Operating revenues	402,858	386,732	(16,126)	(4.0)%

EBITDA	70,271	92,820	22,549	32.1%

        The table below presents Foster Wheeler's Global Power Group's operating revenues by geographic region, based upon where Foster Wheeler's projects are being executed, for the six months ended 30 June 2014 and 2013:

	Six months ended 30 June
	2013	2014	Change	% Change
		($ thousands)
Africa	27	3	(24)	(88.9)
Asia Pacific	149,406	195,121	45,715	30.6
Europe	126,538	59,694	(66,844)	(52.8)
Middle East	4,137	9,577	5,440	131.5
North America	112,361	104,208	(8,153)	(7.3)
South America	10,389	18,129	7,740	74.5

Total	402,858	386,732	(16,126)	(4.0)

Six months ended 30 June 2014 vs. Six months ended 30 June 2013

        Foster Wheeler's Global Power Group experienced a decrease in operating revenues of 4% in the six months ended 30 June 2014, compared to the same period in 2013. This decrease was primarily driven by decreased volume of business and a decrease in operating revenues of $13,800 resulting from a change in the operations and maintenance fee structure at one of Foster Wheeler's build, own and operate projects in the US. Please see the section below entitled "—US Build, Own and Operate Project" for additional information. The decrease in operating revenues was partially offset by a net favorable foreign currency impact. Excluding the impacts from the US build, own and operate project and currency fluctuations, the Global Power Group's operating revenues decreased 2% in the six months ended 30 June 2014, compared to the same period in 2013.

        Foster Wheeler's Global Power Group's EBITDA increased in the first six months of 2014, compared to the same period in 2013. The increase in EBITDA was primarily driven by income recognized during the first six months of 2014 related to a cash payment received as a result of a favorable settlement in connection with the terms related to the expiration of a steam generator technology license of $32,500. Additionally, the increase in EBITDA included the impact of decreased SG&A expenses of $5,600. The above items which increased EBITDA were partially offset by decreased contract profit, excluding the change related to Foster Wheeler's US build, own and operate project described below, which contributed a decrease in EBITDA of $8,900, decreased equity earnings from Foster Wheeler's Global Power Group's project in Chile of $8,100, described below, and increased non-transaction-related legal fees of $1,700. The contract profit decrease was the result of decreased contract profit margins, partially offset by decreased volume of operating revenues.

        Foster Wheeler's equity earnings from Foster Wheeler's project in Chile were, $9,000 and $17,100 in the six months ended 30 June 2014 and 2013, respectively. The decrease in equity earnings in the six months ended 30 June 2014, compared to the same period in 2013, were primarily driven by two items: a $3,200 increase in Foster Wheeler's share of the project's 2012 earnings recognized in the six months ended 30 June 2013 as a result of a revised earnings allocation for 2012 that was approved in connection with the approval by the project's governing board of the 2012 earnings distribution in the second quarter of 2013, and a $3,000 increase from the reversal of an insurance-related contingency during the second quarter of 2013. Additionally, the decrease in equity earnings in the six months ended 30 June 2014, compared to the same period in 2013, included the unfavorable impact of a reversal of a risk contingency in the first quarter of 2013 associated with the insurance proceeds received by Foster Wheeler's project in Chile in connection with its 2010 earthquake loss. Excluding the above items, equity earnings would have shown an increase when comparing the six months ended 30 June 2014 to the same period in 2013.

US Build, Own and Operate Project

        Martinez Cogen Limited Partnership, or MCLP, a limited liability partnership which is a majority-owned subsidiary of Foster Wheeler's Global Power Group, owns and operates a combined-cycle gas turbine facility located in Martinez, California. MCLP produces electric power and steam, and its primary customer is a refinery. During the first five months of 2013, MCLP earned revenues from the sale of power and steam to the refinery and of electric power to the grid. Pursuant to a new agreement effective in May 2013 between MCLP and the refinery, in lieu of product sales, all costs of operation are passed through to the refinery and MCLP receives a management fee. This change in fee structure resulted in a decrease in operating revenue during the six months ended 30 June 2014, compared to the same period in 2013, of $13,800. The operating revenues decrease in turn resulted in a decrease in contract profit during the six months ended 30 June 2014, compared to the same period in 2013, of $2,000.

        In 2013, pursuant to the partnership agreement between the MCLP partners, Foster Wheeler's Global Power Group's ownership interest in MCLP increased to 99% Foster Wheeler's Global Power Group's financial results for its interest in MCLP reflect this change in ownership percentage. The change in ownership interests resulted in decreased earnings to the non-controlling interest. The foregoing changes to the project's fee structure and allocation of earnings resulted in a minimal impact to Foster Wheeler's Global Power Group's EBITDA during the six months ended 30 June 2014, compared to the same period in 2013.

        The following table presents Foster Wheeler's Global Power Group's operating revenue and EBITDA for the years ended 31 December 2013, 2012 and 2011:

	Year ended 31 December		2012 vs. 2011		Year ended 31 December	2013 vs. 2012
	2011	2012	$ Change	% Change	2013	$ Change	% Change
	($ thousands, unless otherwise stated)
Operating Revenues	1,015,029	972,067	(42,962)	(4.2)%	793,863	(178,204)	(18.3)%
EBITDA	178,233	204,758	26,525	14.9%	147,227	(57,531)	(28.1)%

        The table below presents Foster Wheeler's Global Power Group's operating revenues by geographic region, based upon where its projects are being executed, for the years ended 31 December 2013, 2012, and 2011:

	Year ended 31 December		2012 vs. 2011		Year ended 31 December	2013 vs. 2012
	2011	2012	$ Change	% Change	2013	$ Change	% Change
	($ thousands, unless otherwise stated)
Africa	3,392	2,501	(891)	(26.3)%	87	(2,414)	(96.5)%
Asia Pacific	285,554	401,676	116,122	40.7%	358,287	(43,389)	(10.8)%
Europe	444,081	300,792	(143,289)	(32.3)%	222,179	(78,613)	(26.1)%
Middle East	34,957	13,938	(21,019)	(60.1)%	4,896	(9,042)	(64.9)%
North America	218,357	220,377	2,020	0.9%	178,039	(42,338)	(19.2)%
South America	28,688	32,783	4,095	14.3%	30,375	(2,408)	(7.3)%

Total	1,015,029	972,067	(42,962)	(4.2)%	793,863	(178,204)	(18.3)%

Year ended 31 December 2013 vs. Year ended 31 December 2012

        Foster Wheeler's Global Power Group experienced a decrease in operating revenues in the year ended 31 December 2013, compared to the year ended 31 December 2012, of 18% The decrease was primarily driven by decreased volume of business. Excluding foreign currency fluctuations, its Global

Power Group's operating revenues decreased 20% for the year ended 31 December 2013, compared to the year ended 31 December 2012.

        Foster Wheeler's Global Power Group's EBITDA decreased in the year ended 31 December 2013, compared to the year ended 31 December 2012, primarily driven by decreased contract profit of $44,100, inclusive of a charge for severance-related post-employment benefits. During the year ended 31 December 2013, Foster Wheeler's Global Power Group incurred charges for severance-related post-employment benefits of $17,000, comprising amounts recognized in contract profit and SG&A expenses of $11,700 and $5,300, respectively. Foster Wheeler's Global Power Group's decreased EBITDA also included charges during the year ended 31 December 2013 for facility shutdown costs which totaled $2,100, the unfavorable impact of the inclusion of a gain recognized during the year ended 31 December 2012 related to the favorable settlement of Foster Wheeler's claim with a client on a legacy project of $2,000 and decreased governmental economic subsidies and other non-income tax credits of $900. The impact, year-on-year of these items which decreased EBITDA was partially offset by increased equity earnings in the year ended 31 December 2013 from Foster Wheeler's Global Power Group's project in Chile of $7,200.

        The decrease in contract profit primarily resulted from decreased volume of operating revenues, partially offset by increased contract profit margins. Additionally, the decrease in contract profit included the unfavorable impact of a settlement with a subcontractor of approximately $6,900 during the year ended 31 December 2012.

Year ended 31 December 2012 vs. Year ended 31 December 2011

        Foster Wheeler's Global Power Group experienced a decrease in operating revenues in the year ended 31 December 2012, compared to the year ended 31 December 2011, of 4%. The decrease was primarily driven by decreased volume of business and the unfavorable impact of foreign currency fluctuations. Excluding foreign currency fluctuations, Foster Wheeler's Global Power Group's operating revenues decreased 1% in the year ended 31 December 2012, compared to the year ended 31 December 2011.

        Foster Wheeler's Global Power Group's EBITDA increased in the year ended 31 December 2012, compared to the year ended 31 December 2011, primarily driven by increased contract profit of $45,200. The increase in contract profit primarily resulted from increased contract profit margins, partially offset by decreased volume of operating revenues. In addition, the increase in contract profit included the favorable impact of a settlement with a subcontractor of approximately $6,900 during the year ended 31 December 2012 and the favorable impact of the inclusion of an out-of-period correction recorded during the year ended 31 December 2011 for a reduction of final estimated profit of approximately $4,600. The increase in EBITDA also included the unfavorable impact of decreased equity earnings from its Global Power Group's project in Chile of $10,600 and the favorable impact related to decreased legal fees of $5,200.

Equity Interest Investment in Chile

        Foster Wheeler's equity earnings from its project in Chile were $27,500, $20,300 and $30,900 for the years ended 31 December 2013, 2012 and 2011, respectively. The increase in equity earnings for the year ended 31 December 2013, compared to the year ended 31 December 2012, was primarily driven by the net impact of two items: a $3,200 increase in Foster Wheeler's share of the project's 2012 earnings recognized as a result of a revised earnings allocation for the year ended 31 December 2012 that was approved in connection with the approval by the project's governing board of the 2012 earnings distribution during the year ended 31 December 2013, and a $3,000 increase from the reversal of an insurance-related contingency during 2013. The decrease in equity earnings for the year ended 31 December 2012, compared to the year ended 31 December 2011, was primarily driven by the impact of lower marginal rates for electrical power generation and the impact of a higher statutory tax rate in Chile, partially offset by an increase in the project's volume of electricity produced during the year ended 31 December 2012.

        On 27 February 2010, an earthquake occurred off the coast of Chile that caused significant damage to its Global Power Group's project in Chile. As a result of the damage, the project's facility suspended normal operating activities on that date. The project included an estimated recovery for lost profits under Foster Wheeler's business interruption insurance policy in its financial statements, which covered the whole period while the facility suspended normal operating activities. The facility began operating at less than normal utilization during the three months ended 30 June 2011 and achieved normal operating activities during the three months ended 30 September 2011. Proceeds from the business interruption insurance were based on market rates for electricity during the period when the facility suspended normal operating activities.

Liquidity and Capital Resources

Cash Flows Activities

        The table below presents Foster Wheeler's cash and cash equivalents and restricted cash balances:

	As at		2014 vs. 2013
	31 December 2013	30 September 2014	Change	% Change
	($ thousands, unless otherwise stated)
Cash and cash equivalents	556,190	447,658	(108,532)	(19.5)%
Restricted cash	82,867	60,417	(22,450)	(27.1)%

Total	639,057	508,075	(130,982)	(20.5)%

        Total cash and cash equivalents and restricted cash held by Foster Wheeler's non-US entities as of 30 September 2014 and 30 December 2013 were $414,900 and $493,000, respectively.

        During the first nine months of 2014, Foster Wheeler experienced a decrease in cash and cash equivalents of $108,500. The decrease in cash and cash equivalents primarily reflected cash used in operating activities of $51,300, a return of capital payment to Foster Wheeler's shareholders of $39,900, capital expenditures of $17,800, distributions to non-controlling interests of $9,400 and repayment of debt and capital lease obligations of $7,700. The above use of cash was partially offset by a decrease in restricted cash, excluding foreign currency translation effects, of $18,800 and proceeds received from the exercise of stock options of $18,300.

        The table below presents Foster Wheeler's cash and cash equivalents and restricted cash balances:

	As at		2014 vs. 2013
	31 December 2013	30 June 2014	Change	% Change
	($ thousands, unless otherwise stated)
Cash and cash equivalents	556,190	518,537	(37,653)	(6.8)%
Restricted cash	82,867	37,290	(45,577)	(55.0)%

Total	639,057	555,827	(83,230)	(13.0)%

        Total cash and cash equivalents and restricted cash held by Foster Wheeler's non-US entities as of 30 June 2014 and 31 December 2013 were $392,800 and $493,000, respectively.

        During the first six months of 2014, Foster Wheeler experienced a decrease in cash and cash equivalents of $37,700. The decrease in cash and cash equivalents included a return of capital payment to Foster Wheeler's shareholders of $39,900, cash used in operating activities of $31,100, capital expenditures of $13,000, repayment of debt and capital lease obligations of $6,800 and distributions to non-controlling interests of $6,700. The above use of cash was partially offset by a decrease in restricted cash, excluding foreign currency translation effects, of $45,600 and proceeds received from the exercise of stock options of $17,600.

	As at 31 December		2013 vs. 2012
Cash and cash equivalents	2012	2013	$ Change	% Change
	($ thousands, unless otherwise stated)
Cash and cash equivalents	582,322	556,190	(26,132)	(4.5)%
Restricted cash	62,189	82,867	20,678	33.3%

Total	644,511	639,057	(5,454)	(0.8)%

        Total cash and cash equivalents and restricted cash held by Foster Wheeler's non-US entities as at 31 December 2013 and 2012 were $493,000 and $522,300, respectively.

	As at 31 December		2012 vs. 2011
	2011	2012	$ Change	% Change
	($ thousands, unless otherwise stated)
Cash and cash equivalents	718,049	582,322	(135,727)	(18.9)%
Short-term investments	1,294	—	(1,294)	N/M (1)
Restricted cash	43,726	62,189	18,463	42.2%

Total	763,069	644,511	(118,558)	(15.5)%

Note:

(1)
Not meaningful.

        During the year ended 31 December 2013, Foster Wheeler experienced a decrease in cash and cash equivalents of $26,100, primarily as a result of cash used to repurchase its shares and to pay related commissions under its share repurchase program of $150,100, cash used for payments related to business acquisitions of $52,100, cash used for capital expenditures of $27,700, an increase in restricted cash, excluding foreign currency translation effects, of $17,400 and the repayment of debt and capital lease obligations of $14,900. The above uses of cash were partially offset by cash provided by operating activities of $192,000 and proceeds received from the disposition of a business of $48,600.

Cash Flows from Operating Activities

	Nine months ended 30 September
	2013	2014
	($ thousands)
$ Amount	114,082	(51,256)
$ Change	—	(165,338)

        Net cash used in operating activities in the first nine months of 2014 primarily resulted from cash used for working capital of $204,300, cash used for net asbestos-related payments of $22,600, which excluded a gain and related cash receipts of $800 of an insurance receivable related to an insolvent insurance carrier as the gain was recognized in net income, and mandatory contributions to Foster Wheeler's non-US pension plans of $7,400, partially offset by cash provided by net income of $189,200, which excluded non-cash charges of $61,900 and included the above gain and related cash receipts of $800 of an insurance receivable.

        The increase in net cash used in operating activities of $165,300 in the first nine months of 2014, compared to the same period of 2013, resulted primarily from an increase in cash used to fund working capital that resulted in a decrease in cash of $115,000 and, to a lesser extent, decreased cash provided by net income excluding non-cash charges of $40,900, which included gains and related cash receipts of $800 and $15,800 in the first nine months of 2014 and 2013, respectively, increased cash used for net asbestos-related payments of $11,900, which excluded gains and related cash receipts of $800 and $15,800 in the first nine months of 2014 and 2013, respectively, as the gains were recognized in net income.

        Working capital varies from period to period depending on the mix, stage of completion and commercial terms and conditions of Foster Wheeler's contracts and the timing of the related cash receipts. During the first nine months of 2014 and 2013, Foster Wheeler used cash to fund working capital, as cash used for services rendered and purchases of materials and equipment exceeded cash receipts from client billings, which included the impact of delayed project payments and contributed to Foster Wheeler's receivables balance. Project payments can be delayed, particularly on contracts involving national oil companies, due to those customers' internal processes for approval of invoices and release of funds.

        In particular, Foster Wheeler had $47,000 and $54,400, as of 30 September 2014 and 31 December 2013, respectively, of accounts receivable due from the national oil company in Venezuela. The payment history of this client continues to be good; however, some of the payments continue to be significantly delayed and should oil prices remain at or below the current levels, the national oil company in Venezuela could face difficulties in servicing its foreign debt, including Foster Wheeler's receivables. In general, a delay in payment by Foster Wheeler's customers is not indicative of customer credit risk. In other cases where payments are delayed due to disagreements between Foster Wheeler and its clients regarding the level of or quality of work performed or regarding billing terms, Foster Wheeler assesses its contractual right to invoice the client and, if it believes there is a probable commercial risk to collection of contract revenues, Foster Wheeler provides an allowance against the valuation of contract work in progress at the individual contract level.

        As more fully described below in "—Outlook", Foster Wheeler believe its existing cash balances and forecasted net cash provided from operating activities will be sufficient to fund its operations throughout the next 12 months. Foster Wheeler's ability to maintain or increase its cash flows from operating activities in future periods will depend in large part on the demand for its products and services and its operating performance in the future. Please refer to the sections entitled "—Global E&C Group—Overview of Segment" and "—Global Power Group—Overview of Segment" above for Foster Wheeler's view of the outlook for each of its business segments.

	Six months ended 30 June
	2013	2014
	($ thousands)
$ Amount	66,497	(31,087)
$ Change	—	(97,584)

        Net cash used in operating activities in the first six months of 2014 primarily resulted from cash used for working capital of $136,100, cash used for net asbestos-related payments of $26,300, which excluded a gain and related cash receipts of $800 of an insurance receivable related to an insolvent insurance carrier as the gain was recognized in net income, and mandatory contributions to Foster Wheeler's non-US pension plans of $9,000, partially offset by cash provided by net income of $142,200, which excluded non-cash charges of $40,700 and included the above gain and related cash receipts of $800 of an insurance receivable.

        The increase in net cash used in operating activities of $97,600 in the first six months of 2014, compared to the same period of 2013, resulted primarily from an increase in cash used to fund working capital that resulted in a decrease in cash of $61,100 and, to a lesser extent, increased cash used for net asbestos-related payments of $12,400, which excluded gains and related cash receipts of $800 and $15,800 first six months of 2014 and 2013, respectively, as the gains were recognized in net income.

        Working capital varies from period to period depending on the mix, stage of completion and commercial terms and conditions of Foster Wheeler's contracts and the timing of the related cash receipts. During the first six months of 2014 and 2013, Foster Wheeler used cash to fund working capital, as cash used for services rendered and purchases of materials and equipment exceeded cash receipts from client billings, which included the impact of delayed project payments and contributed to Foster Wheeler's receivables balance. Project payments can be delayed, particularly on contracts involving national oil companies, due to those customers' internal processes for approval of invoices and release of funds.

        In particular, Foster Wheeler had $60,700 and $54,400, as of 30 June 2014 and 31 December 2013, respectively, of accounts receivable due from the national oil company in Venezuela. In July 2014, Foster Wheeler received cash payments from this customer totaling $24,100 of the outstanding accounts receivable as of 30 June 2014. The payment history of this client continues to be good; however, some of the payments continue to be significantly delayed. In general, a delay in payment by Foster Wheeler's customers is not indicative of customer credit risk. In other cases where payments are delayed due to disagreements between Foster Wheeler and Foster Wheeler's clients regarding the level of or quality of work performed or regarding billing terms, Foster Wheeler assess their contractual right to invoice the client and, if Foster Wheeler believe there is a probable commercial risk to collection of contract revenues, Foster Wheeler provide an allowance against the valuation of contract work in progress at the individual contract level.

        As more fully described below in "—Outlook", Foster Wheeler believes its existing cash balances and forecasted net cash provided from operating activities will be sufficient to fund its operations throughout the next 12 months. Foster Wheeler's ability to maintain or increase its cash flows from operating activities in future periods will depend in large part on the demand for Foster Wheeler's products and services and Foster Wheeler's operating performance in the future. See "—Global E&C Group—Overview of Segment" and "—Global Power Group—Overview of Segment" above for Foster Wheeler's view of the outlook for each of Foster Wheeler's business segments.

	Year ended 31 December
	2011	2012	2013
	($ thousands)
$ Amount	183,946	92,369	192,405
$ Change	—	(91,577)	100,036

        Net cash provided by operating activities for the year ended 31 December 2013 primarily resulted from cash provided by net income of $257,800, which included a gain and related cash receipts of $15,800 for an insurance receivable related to an insolvent insurance carrier, which Foster Wheeler had previously written-off, and excluded non-cash charges of $156,700, partially offset by cash used to fund working capital of $24,600, mandatory contributions to Foster Wheeler's pension plans of $21,400 and cash used for Foster Wheeler's US net asbestos-related payments of $18,200, which excluded the above collection of an insurance receivable of $15,800 as the gain was recognized in net income.

        The increase in net cash provided by operating activities of $100,000 in the year ended 31 December 2013, compared to the year ended 31 December 2012, resulted primarily from a decrease in cash used to fund working capital that resulted in an increase in cash of $118,400, partially offset by increased asbestos-related payments of $9,200.

        The decrease in net cash provided by operating activities of $91,600 in the year ended 31 December 2012, compared to the year ended 31 December 2011, resulted primarily from an increase in cash used to fund working capital that resulted in a decrease in cash of $144,400, partially offset by decreased contributions to its pension plans of $49,300, which was driven by lower discretionary contributions of $51,300.

        Working capital varies from period to period depending on the mix, stage of completion and commercial terms and conditions of its contracts and the timing of the related cash receipts. During the year ended 31 December 2013, Foster Wheeler used cash to fund working capital as cash used for services rendered and purchases of materials and equipment exceeded cash receipts from client billings. During the year ended 31 December 2012, Foster Wheeler used cash to fund working capital as cash used for services rendered and purchases of materials and equipment exceeded cash receipts from client billings, which included the impact of delayed project payments and contributed to Foster Wheeler's increase in receivables balance during the year ended 31 December 2012. Foster Wheeler generated cash from the conversion of working capital during the year ended 31 December 2011, as cash receipts from client billings exceeded cash used for services rendered and purchases of materials and equipment.

        Project payments can be delayed, particularly on contracts involving national oil companies, due to those customers' internal processes for approval of invoices and release of funds. Foster Wheeler's accounts receivable as at 31 December 2013 and 2012 included a greater concentration of receivables from national oil companies, relative to 31 December 2011. In particular, Foster Wheeler had $54,400 and $46,900, as at 31 December 2013 and 2012, respectively, of accounts receivable due from the national oil company in Venezuela. Although the payment history of this client is good, payments continue to be significantly delayed. Additionally, there were a number of large projects in Foster Wheeler's Global Power Group during the year ended 31 December 2012 that were in the final phases of execution and commissioning where virtually all of the cash had been collected in advance. In general, a delay in payment by Foster Wheeler's customers is not indicative of customer credit risk. In other cases where payments are delayed due to disagreements between Foster Wheeler and its clients regarding the level of or quality of work performed or regarding billing terms, Foster Wheeler assesses its contractual right to invoice the client and, if Foster Wheeler believes there is a probable commercial risk to collection of contract revenues, Foster Wheeler provides an allowance against the valuation of contract work in progress at the individual contract level.

        Foster Wheeler believes its existing cash balances and forecasted net cash provided from operating activities will be sufficient to fund its operations throughout the next 12 months. Foster Wheeler's ability to maintain or increase its cash flows from operating activities in future periods will depend in large part on the demand for its products and services and its operating performance in the future.

Cash Flows from Investing Activities

	Nine months ended 30 September
	2013	2014
	($ thousands)
$ Amount	(28,282)	(444)
$ Change	—	27,838

        The net cash used in investing activities in the first nine months of 2014 was attributable primarily to capital expenditures of $17,800 and cash used for a business acquisition, net of cash acquired, of $2,000, partially offset by a decrease in restricted cash, excluding foreign currency translation effects, of $18,800, which was primarily driven by decreased client dedicated funds.

        The net cash used in investing activities in the first nine months of 2013 was attributable primarily to cash used for a business acquisition, net of cash acquired, of $52,800, capital expenditures of $21,800 and cash used for investments in and advances to unconsolidated affiliates of $11,600, partially offset by proceeds received from the disposition of a business of $48,600 and cash provided by a decrease in restricted cash, excluding foreign currency translation effects, of $9,200.

        The capital expenditures in the first nine months of 2014 and 2013 related primarily to leasehold improvements, information technology equipment and office equipment.

	Six months ended 30 June
	2013	2014
	($ thousands)
$ Amount	(55,574)	30,910
$ Change	—	86,484

        The net cash provided by investing activities in the first six months of 2014 was attributable primarily to a decrease in restricted cash, excluding foreign currency translation effects, of $45,600, which was primarily driven by decreased client dedicated funds, partially offset by capital expenditures of $13,000.

        The net cash used in investing activities in the first six months of 2013 was attributable primarily to cash used for a business acquisition, net of cash acquired, of $50,800 and capital expenditures of $17,500, partially offset by cash provided by a decrease in restricted cash, excluding foreign currency translation effects, of $12,400.

        The capital expenditures in the first six months of 2014 and 2013 related primarily to leasehold improvements, information technology equipment and office equipment.

	Year ended 31 December
	2011	2012	2013
	($ thousands)
$ Amount	(73,689)	(116,460)	(59,020)
$ Change	—	(42,771)	57,440

        The net cash used in investing activities in the year ended 31 December 2013 was attributable primarily to payments related to business acquisitions, net of cash acquired, of $52,100, capital expenditures of $27,700 and net cash used as a result of an increase in restricted cash, excluding foreign currency translation effects, of $17,400, which was primarily driven by increased client dedicated funds, partially offset by proceeds received from the disposition of a business of $48,600.

        The net cash used in investing activities in the year ended 31 December 2012 was attributable primarily to payments related to business acquisitions, net of cash acquired, of $69,700. Other investing activities included capital expenditures of $34,700 and net cash used as a result of an increase in restricted cash, excluding foreign currency translation effects, of $18,100, partially offset by cash provided by a return of investment from unconsolidated affiliates of $6,200. The increase in restricted cash was primarily attributable to increased cash received for client dedicated accounts for project-related purchases.

        The net cash used in investing activities in the year ended 31 December 2011 was attributable primarily to payments related to business acquisitions of $29,400, capital expenditures of $26,200 and net cash used as a result of an increase in restricted cash of $18,700.

        The capital expenditures in the years ended 31 December 2013, 2012 and 2011 related primarily to project construction, leasehold improvements, IT equipment and office equipment.

Cash Flows from Financing Activities

	Nine months ended 30 September
	2013	2014
	($ thousands)
$ Amount	(167,167)	(38,515)
$ Change	—	128,652

        The net cash used in financing activities in the first nine months of 2014 was attributable primarily to cash used for a return of capital payment to Foster Wheeler's shareholders of $39,900 and, to a lesser extent, payment of distributions to non-controlling interests of $9,400 and repayment of debt and capital lease obligations of $7,700, partially offset by cash received from the exercise of stock options of $18,300.

        The net cash used in financing activities in the first nine months of 2013 was attributable primarily to cash used to repurchase shares and to pay related commissions under Foster Wheeler's share repurchase program of $150,100. Other financing activities included distributions to non-controlling interests of $12,600 and repayment of debt and capital lease obligations of $8,600, partially offset by cash received from the exercise of stock options of $4,300.

	Six months ended 30 June
	2013	2014
	($ thousands)
$ Amount	(166,852)	(35,579)
$ Change	—	131,273

        The net cash used in financing activities in the first six months of 2014 was attributable primarily to cash used for a return of capital payment to Foster Wheeler's shareholders of $39,900, repayment of debt and capital lease obligations of $6,800 and, to a lesser extent, payment of distributions to non-controlling interests of $6,700, partially offset by cash received from the exercise of stock options of $17,600.

        The net cash used in financing activities in the first six months of 2013 was attributable primarily to cash used to repurchase shares and to pay related commissions under Foster Wheeler's share repurchase program of $150,100 and, to a lesser extent, distributions to non-controlling interests of $10,500.

	Year ended 31 December
	2011	2012	2013
	($ thousands)
$ Amount	(421,302)	(125,578)	(158,582)
$ Change	—	295,724	(33,004)

        The net cash used in financing activities for the year ended 31 December 2013 was attributable primarily to the cash used to repurchase shares and to pay related commissions under Foster Wheeler's share repurchase program of $150,100. Other financing activities included cash used for the repayment of debt and capital lease obligations of $14,900 and distributions to non- controlling interests of $12,600, partially offset by cash provided from the exercise of stock options of $19,200.

        The net cash used in financing activities in the year ended 31 December 2012 was attributable primarily to the cash used to repurchase shares and to pay related commissions under Foster Wheeler's share repurchase program of $91,000. Other financing activities included cash used for distributions to non-controlling interests of $18,300 and the repayment of debt and capital lease obligations of $13,000.

        The net cash used in financing activities in the year ended 31 December 2011 was attributable primarily to the cash used to repurchase shares and to pay related commissions under its share repurchase program of $409,400. Other financing activities included cash used for repayment of debt and capital lease obligations of $12,500 and distributions to non-controlling interests of $11,400, partially offset by cash provided from the exercise of stock options of $11,900.

Outlook

        Foster Wheeler's liquidity forecasts cover, among other analyses, existing cash balances, cash flows from operations, cash repatriations, changes in working capital activities, unused credit line availability and claim recoveries and proceeds from asset sales, if any. These forecasts extend over a rolling twelve-month period. Based on these forecasts, Foster Wheeler believe their existing cash balances and forecasted net cash provided by operating activities will be sufficient to fund Foster Wheeler's operations throughout the next twelve months. Based on these forecasts, Foster Wheeler's primary cash needs will be working capital, their 2014 acquisition activity, as described below, capital expenditures, net asbestos-related payments and mandatory pension contributions. Foster Wheeler may also use cash at their discretion for additional acquisitions or discretionary pension plan contributions. The majority of Foster Wheeler's cash balances are invested in short-term interest bearing accounts with maturities of less than three months at creditworthy financial institutions around the world. Further significant deterioration of the current global economic and credit market environment could challenge Foster Wheeler's efforts to maintain their well-diversified asset allocation with creditworthy financial institutions and/or unfavorably impact Foster Wheeler's liquidity and financial statements. Foster Wheeler will continue to monitor the global economic environment, particularly in those countries where Foster Wheeler has operations or assets.

        It is customary in the industries in which Foster Wheeler operate to provide standby letters of credit, bank guarantees or performance bonds in favor of clients to secure obligations under contracts. Foster Wheeler believes that they will have sufficient letter of credit capacity from existing AMFW facilities throughout the next twelve months.

        Foster Wheeler is dependent on cash repatriations from its subsidiaries to cover payments and expenses of Foster Wheeler's parent holding company in Switzerland, to cover cash needs related to Foster Wheeler's asbestos-related liability and other overhead expenses in the US and, at Foster Wheeler's discretion, specific liquidity needs, such as funding acquisitions and Foster Wheeler's dividend distribution. Consequently, Foster Wheeler requires cash repatriations to Switzerland and the US from its entities located in other countries in the normal course of Foster Wheeler's operations to meet its Swiss and US cash needs and have successfully repatriated cash for many years. Foster Wheeler believes that it can repatriate the required amount of cash to Switzerland and the US Additionally, Foster Wheeler continues to have access to the revolving credit portion of its senior credit facility, if needed.

        Foster Wheeler's net asbestos-related cash payments are predominately related to Foster Wheeler's US subsidiaries and include indemnity and defence costs, net of insurance proceeds. During the first nine months of 2014, Foster Wheeler had net asbestos-related cash outflows of approximately $21,800. Foster Wheeler expects its US net cash outflows for the full year 2014 to be approximately $31,700. This estimate assumes no settlements with insurance companies or elections by Foster Wheeler to fund additional payments. As Foster Wheeler continues to collect cash from insurance settlements and assuming no increase in its asbestos-related insurance liability or any future insurance settlements, the asbestos-related insurance receivable recorded on Foster Wheeler's balance sheet will continue to decrease.

        On 3 August 2012, Foster Wheeler entered into a five-year senior unsecured credit agreement, which replaced Foster Wheeler's amended and restated senior unsecured credit agreement from July 2010. Foster Wheeler's senior credit agreement provided for a facility of $750,000 and contained an increase option permitting them, subject to certain requirements, to arrange with existing lenders and/or new lenders to provide up to an aggregate of $300,000 in additional commitments. During the term of this senior credit agreement, Foster Wheeler could request, subject to certain requirements, up to two one-year extensions of the contractual termination date.

        Foster Wheeler could issue up to $750,000 under the letter of credit portion of the facility. Letters of credit issued under Foster Wheeler's senior credit agreement had performance pricing that was decreased (or increased) as a result of improvements (or reductions) in Foster Wheeler's corporate credit ratings, as defined in the senior credit agreement. Based on Foster Wheeler's credit ratings, letter of credit fees for performance and non-performance letters of credit issued under Foster Wheeler's senior credit agreement were 0.75% and 1.50% per annum of the outstanding amount, respectively, excluding a nominal fronting fee. Foster Wheeler also had the option to use up to $250,000 of the $750,000 for revolving borrowings at a rate equal to adjusted LIBOR, as defined in the senior credit agreement, plus 1.50%, subject also to the performance pricing noted above.

        Foster Wheeler had approximately $290,600 and $253,900 of letters of credit outstanding under Foster Wheeler's senior credit agreement as of 30 September 2014 and 31 December 2013, respectively. There were no funded borrowings under Foster Wheeler's senior credit agreement as of 30 September 2014 and 31 December 2013. On 13 November 2014, in connection with the closing of the Offer, the Company terminated the credit agreement. Each existing letter of credit issued by BNP Paribas as an issuing lender under the credit agreement was deemed to be issued on its existing terms under AMFW's $2.16 billion credit facility agreement with, among others, Bank of America Merrill Lynch International Limited as facility agent, and the Lenders as original lenders. For more detail on the $2.16 billion credit facility agreement, see "Operating and Financial Review of AMFW—Liquidity and Capital Resources—Indebtedness".

        Foster Wheeler is not required to make any mandatory contributions to its US pension plans in 2014 based on the minimum statutory funding requirements. Foster Wheeler made mandatory contributions totaling approximately $7,400 to its non-US pension plans during the first nine months of 2014. Based on the minimum statutory funding requirements for 2014, Foster Wheeler expect to make mandatory contributions totaling approximately $8,200 to Foster Wheeler's non-US pension plans for the full year. Additionally, Foster Wheeler may elect to make discretionary contributions to Foster Wheeler's US and/or non-US pension plans during 2014.

        On 12 September 2008, Foster Wheeler announced a share repurchase program pursuant to which Foster Wheeler's Board of Directors authorized the repurchase of up to $750,000 of Foster Wheeler's outstanding shares and the designation of the repurchased shares for cancellation. On 4 November 2010, Foster Wheeler's Board of Directors proposed an increase to Foster Wheeler's share repurchase program of $335,000, which was approved by Foster Wheeler's shareholders at an extraordinary general meeting on 24 February 2011. On 22 February 2012, Foster Wheeler's Board of Directors proposed an additional increase to Foster Wheeler's share repurchase program of approximately $419,398, which was approved by Foster Wheeler's shareholders at Foster Wheeler's 2012 annual general meeting on 1 May 2012.

        Based on the aggregate share repurchases under Foster Wheeler's program through 30 June 2014, Foster Wheeler was authorized to repurchase up to an additional $270,054 of its outstanding shares as of such date. Any repurchases will be made at Foster Wheeler's discretion in the open market or in privately negotiated transactions in compliance with applicable securities laws and other legal requirements and will depend on a variety of factors, including market conditions, share price and other factors. The program does not obligate Foster Wheeler to acquire any particular number of shares. The program has no expiration date and may be suspended or discontinued at any time. Any repurchases made pursuant to the share repurchase program will be funded using Foster Wheeler's cash on hand. Through 30 September 2014, Foster Wheeler has repurchased 50,502,778 shares for an aggregate cost of approximately $1,234,344 since the inception of the repurchase program announced on 12 September 2008. Foster Wheeler has executed the repurchases in accordance with 10b5-1 repurchase plans as well as other privately negotiated transactions pursuant to its share repurchase program. The 10b5-1 repurchase plans allow Foster Wheeler to purchase shares at times when Foster Wheeler may not otherwise do so due to regulatory or internal restrictions. Purchases under the 10b5-1 repurchase plans are based on parameters set forth in the plans.

        In October 2014, Foster Wheeler acquired all of the ordinary shares and options of MDM Engineering. Foster Wheeler's aggregate cash needs related to this acquisition were approximately $109,000.

Off-Balance Sheet Arrangements

        Foster Wheeler owns several non-controlling interests in power projects in Chile and Italy. Certain of the projects have third-party debt that is not consolidated in its balance sheet. Foster Wheeler has also issued certain guarantees for the Chile-based project.

Contractual Obligations

        Foster Wheeler has contractual obligations comprising long-term debt, non-cancellable operating lease commitments, purchase commitments, capital lease obligations and pension and other post-retirement benefit funding requirements. The table below presents Foster Wheeler's expected cash flows related to contractual obligations outstanding as at 31 December 2013:

Expected cash flows	Total	Less than 1 Year	1 - 3 Years	3 - 5 Years	More than 5 Years
	($ thousands)
Long-term debt
Principal	71,800	9,500	21,600	15,000	25,700
Interest	8,600	1,700	2,500	2,100	2,300
Interest rate swaps(1)	8,100	2,300	3,400	1,600	800
Capital lease obligations
Principal	54,400	3,000	7,200	9,900	34,300
Interest	31,600	5,200	9,400	7,700	9,300
Non-cancellable operating lease obligations	352,700	59,800	95,500	63,700	133,700
Purchase commitments	745,900	712,900	23,400	9,600	—
Funding requirements
Pension US(2)	—	—	—	—	—
Pension non-US(2)	100,400	22,900	40,000	37,500	—
Other post-retirement benefits	44,800	5,100	9,900	9,200	20,600

Total contractual cash obligations	1,418,300	822,400	212,900	156,300	226,700

Notes:

(1)
In determining the payments under Foster Wheeler's interest rate swap agreements, Foster Wheeler used the difference between a weighted- average fixed interest rate of 4.48%, based on the terms of its interest rate swap agreements, and the variable rates of the underlying debt facilities based upon an estimated 6-month Euribor plus a spread varying from 0.9% to 1.0% throughout the life of the debt facilities. Payments related to the underlying variable rate debt facilities are included on the interest line in the above table.

(2)
Funding requirements are expected to extend beyond five years; however, data for contribution requirements beyond five years are not yet available and depend on the performance of its investment portfolio and actuarial experience. These projections assume no discretionary contributions.

        The table above does not include payments of Foster Wheeler's asbestos- related liabilities as Foster Wheeler cannot reasonably predict the timing of the net cash outflows associated with this liability beyond 2014. Foster Wheeler expects to fund $32,000 of its asbestos liability indemnity and defence costs from its cash flows in 2014 net of the cash expected to be received from existing insurance settlements.

        The table above does not include payments relating to Foster Wheeler's uncertain tax positions as Foster Wheeler cannot reasonably predict the timing of the net cash outflows associated with the settlement of these obligations. Foster Wheeler's total liability (including accrued interest and penalties) is approximately $112,900 as at 31 December 2013.

        Foster Wheeler is contingently liable under standby letters of credit, bank guarantees and surety bonds, primarily for guarantees of its performance on projects currently in execution or under warranty. These balances include the standby letters of credit issued under the senior unsecured credit agreement and from other facilities worldwide. The table below presents Foster Wheeler's commitments and their period of expiration as at 31 December 2013:

	Total	Less than 1 Year	1 - 3 Years	3 - 5 Years	More than 5 Years
	($ thousands)
Bank issued letters of credit and guarantees	707,800	422,800	165,100	22,500	97,400
Surety bonds	252,700	87,600	100,600	64,500	—

Total commitments	960,500	510,400	265,700	87,000	97,400

New Orders and Backlog

        New orders are recorded and added to the backlog of unfilled orders based on signed contracts as well as agreed letters of intent, which Foster Wheeler has determined are legally binding and likely to proceed. Backlog can fluctuate from one reporting period to the next due to the timing of new awards and when the contract revenue is recognized in Foster Wheeler's consolidated financial statements. The timing and duration of backlog execution is dependent upon the scope and type (or nature) of the work being executed. The elapsed time from the award of a contract to completion of performance can be as short as several quarters and may be up to approximately four years. At any point in time, Foster Wheeler's backlog contains a portfolio of contracts at various stages of completion that will be executed at varying rates over varying durations. Foster Wheeler cannot predict with certainty the portion of backlog to be performed in a given year.

        Although backlog represents only business that is considered likely to be performed, cancellations or scope adjustments may and do occur. The dollar amount of backlog is not necessarily indicative of its future earnings related to the performance of such work due to factors outside its control, such as changes in project schedules, scope adjustments or project cancellations. Backlog is adjusted quarterly to reflect new orders, project cancellations, deferrals, revised project scope and cost and sales of subsidiaries, if any.

        Backlog measured in Foster Wheeler scope reflects the dollar value of backlog excluding third-party costs incurred by Foster Wheeler on a reimbursable basis as agent or principal, or flow-through costs. Foster Wheeler scope measures the component of backlog with profit potential and corresponds to its services plus fees for reimbursable contracts and total selling price for fixed-price or lump sum contracts.

        The tables below present Foster Wheeler's new orders and backlog of unfilled orders by period and include amounts for discontinued operations for periods prior to the year ended 31 December 2013, which were insignificant based on its consolidated and business group balances.

New Orders, Measured in Terms of Future Revenues

	Nine months ended
	30 September 2013			30 September 2014
	Global E&C Group	Global Power Group	Total	Global E&C Group	Global Power Group	Total
	($ thousands)
By Project Location:
Africa	43,200	100	43,300	35,800	—	35,800
Asia Pacific	281,100	162,500	443,600	325,800	365,300	691,100
Europe	370,100	142,000	512,100	852,500	79,600	932,100
Middle East	249,600	2,000	251,600	252,400	70,100	322,500
North America	1,536,400	140,400	1,676,800	549,100	180,400	729,500
South America	146,700	20,100	166,800	124,100	25,800	149,900

Total	2,627,100	467,100	3,094,200	2,139,700	721,200	2,860,900

By Industry:
Power generation	46,400	406,000	452,400	123,300	687,800	811,100
Oil refining	850,400	—	850,400	1,136,800	—	1,136,800
Pharmaceutical	235,000	—	235,000	96,800	—	96,800
Oil and gas	273,000	—	273,000	321,400	—	321,400
Chemical/petrochemical	1,104,400	—	1,104,400	371,100	—	371,100
Power plant design, operation and maintenance	36,300	61,100	97,400	43,000	33,400	76,400
Environmental	5,000	—	5,000	9,300	—	9,300
Other, net of eliminations	76,600	—	76,600	38,000	—	38,000

Total	2,627,100	467,100	3,094,200	2,139,700	721,200	2,860,900

	Six months ended
	30 June 2013			30 June 2014
	Global E&C Group	Global Power Group	Total	Global E&C Group	Global Power Group	Total
	($ thousands)
By Project Location:
Africa	38,300	100	38,400	25,500	—	25,500
Asia Pacific	183,900	124,000	307,900	259,900	357,900	617,800
Europe	252,800	70,700	323,500	743,300	55,500	798,800
Middle East	129,200	500	129,700	184,100	38,300	222,400
North America	421,500	80,800	502,300	343,500	108,700	452,200
South America	103,000	13,100	116,100	111,000	13,500	124,500

Total	1,128,700	289,200	1,417,900	1,667,300	573,900	2,241,200

By Industry:
Power generation	2,700	241,500	244,200	68,800	549,200	618,000
Oil refining	585,800	—	585,800	903,900	—	903,900
Pharmaceutical	40,100	—	40,100	81,000	—	81,000
Oil and gas	193,700	—	193,700	254,600	—	254,600
Chemical/petrochemical	207,800	—	207,800	296,400	—	296,400
Power plant design, operation and maintenance	21,800	47,700	69,500	31,600	24,700	56,300
Environmental	3,600	—	3,600	6,400	—	6,400
Other, net of eliminations	73,200	—	73,200	24,600	—	24,600

Total	1,128,700	289,200	1,417,900	1,667,300	573,900	2,241,200

	Year ended 31 December
	2011			2012			2013
	Global E&C Group	Global Power Group	Total	Global E&C Group	Global Power Group	Total	Global E&C Group	Global Power Group	Total
	($ thousands)
By Project Location
Africa	119,300	6,000	125,300	48,800	100	48,900	54,800	100	54,900
Asia Pacific	1,238,200	801,100	2,039,300	750,600	115,800	866,400	488,200	282,500	770,700
Europe	751,200	128,900	880,100	468,200	199,700	667,900	541,900	171,600	713,500
Middle East	245,100	14,200	259,300	765,800	3,500	769,300	325,400	2,100	327,500
North America	403,700	286,000	689,700	288,800	234,400	523,200	1,582,900	207,400	1,790,300
South America	267,400	24,700	292,100	538,200	35,600	573,800	169,500	29,100	198,600

Total	3,024,900	1,260,900	4,285,800	2,860,400	589,100	3,449,500	3,162,700	692,800	3,855,500

	Year ended 31 December
	2011			2012			2013
	Global E&C Group	Global Power Group	Total	Global E&C Group	Global Power Group	Total	Global E&C Group	Global Power Group	Total
	($ thousands)
By Industry
Power generation	323,500	1,143,400	1,466,900	59,500	474,300	533,800	48,700	621,200	669,900
Oil refining	1,300,500	—	1,300,500	1,634,100	—	1,634,100	1,271,400	—	1,271,400
Pharmaceutical	43,800	—	43,800	56,700	—	56,700	76,800	—	76,800
Oil & Gas	801,900	—	801,900	382,000	—	382,000	404,700	—	404,700
Chemical/petrochemical	475,000	—	475,000	663,300	—	663,300	1,223,300	—	1,223,300
Power plant operation and maintenance	17,800	117,500	135,300	20,500	114,800	135,300	47,800	71,600	119,400
Environmental	6,500	—	6,500	8,500	—	8,500	8,400	—	8,400
Other, net of eliminations	55,900	—	55,900	35,800	—	35,800	81,600	—	81,600

Total	3,024,900	1,260,900	4,285,800	2,860,400	589,100	3,449,500	3,162,700	692,800	3,855,500

Backlog, Measured in Terms of Future Revenues

	As at 30 September			As at 30 June			As at 31 December
	2014			2014			2012			2013
	Global E&C Group	Global Power Group	Total	Global E&C Group	Global Power Group	Total	Global E&C Group	Global Power Group	Total	Global E&C Group	Global Power Group	Total
	($ thousands)
By Contract Type
Lump sum turnkey	5,800	32,800	38,600	6,000	34,800	40,800	3,200	67,500	70,700	22,300	7,200	29,500
Other fixed-price	476,400	660,800	1,137,200	522,600	696,700	1,219,300	662,500	665,200	1,327,700	484,600	581,900	1,066,500
Reimbursable	2,921,000	22,800	2,943,800	3,265,600	22,000	3,287,600	2,219,000	30,600	2,249,600	2,889,600	19,000	2,908,600

Total	3,403,200	716,400	4,119,600	3,794,200	753,500	4,547,700	2,884,700	763,300	3,648,000	3,396,500	608,100	4,004,600

By Project Location
Africa	26,000	—	26,000	34,800	—	34,800	58,200	—	58,200	36,700	100	36,800
Asia Pacific	479,500	370,200	849,700	560,100	440,000	1,000,100	616,300	435,400	1,051,700	579,700	342,800	922,500
Europe	793,500	81,500	875,000	901,200	106,300	1,007,500	508,500	150,700	659,200	462,300	114,000	576,300
Middle East	670,200	52,400	722,600	774,400	30,500	804,900	850,700	4,600	855,300	837,500	1,700	839,200
North America	1,185,200	185,500	1,370,700	1,227,200	156,100	1,383,300	295,100	142,800	437,900	1,177,100	124,300	1,301,400
South America	248,800	26,800	275,600	296,500	20,600	317,100	555,900	29,800	585,700	303,200	25,200	328,400

Total	3,403,200	716,400	4,119,600	$3,794,200	$753,500	$4,547,700	2,884,700	763,300	3,648,000	3,396,500	608,100	4,004,600

By Industry
Power generation	79,400	682,700	762,100	54,000	719,800	773,800	269,000	699,500	968,500	27,800	572,000	599,800
Oil refining	1,880,700	—	1,880,700	2,015,800	—	2,015,800	1,676,000	—	1,676,000	1,562,100	—	1,562,100
Pharmaceutical	59,000	—	59,000	72,400	—	72,400	26,600	—	26,600	44,500	—	44,500
Oil & Gas	245,400	—	245,400	321,800	—	321,800	269,600	—	269,600	302,800	—	302,800
Chemical/petrochemical	1,027,600	—	1,027,600	1,180,200	—	1,180,200	630,000	—	630,000	1,247,400	—	1,247,400
Power plant operation and maintenance	62,000	33,700	95,700	88,500	33,700	122,200	100	63,800	63,900	152,000	36,100	188,100
Environmental	5,800	—	5,800	6,900	—	6,900	3,200	—	3,200	5,400	—	5,400
Other, net of eliminations	43,300	—	43,300	54,600	—	54,600	10,200	—	10,200	54,500	—	54,500

Total	3,403,200	716,400	4,119,600	$3,794,200	753,500	4,547,700	2,884,700	763,300	3,648,000	3,396,500	608,100	4,004,600

Backlog, measured in terms of Foster Wheeler Scope	2,694,100	715,700	3,409,800	$2,983,800	753,300	3,737,100	2,196,700	753,500	2,950,200	2,973,200	605,200	3,578,400

Global E&C Group Man-hours in Backlog	20,000	—	20,000	21,400	—	21,400	17,000	—	17,000	21,400	—	21,400

        The foreign currency translation impact as of 30 September 2014 compared to 31 December 2013 resulted in decreases on backlog and Foster Wheeler scope backlog of $151,300 and $79,000, respectively.

        The foreign currency translation impact resulted in a decrease of $5,100 on backlog and an increase of $12,900 on Foster Wheeler scope backlog as of 30 June 2014 compared to 31 December 2013.

        The foreign currency translation impact on backlog and Foster Wheeler scope backlog resulted in decreases of $8,300 and $12,300, respectively, as at 31 December 2013 as compared to 31 December 2012.

Inflation

        The effect of inflation on Foster Wheeler's financial results is minimal. Although a majority of Foster Wheeler's revenues are realized under long-term contracts, the selling prices of such contracts, established for deliveries in the future, generally reflect estimated costs to complete the projects in these future periods. In addition, many of its projects are reimbursable at actual cost plus a fee, while some of the fixed-price contracts provide for price adjustments through escalation clauses.

Application of Critical Accounting Estimates

        Foster Wheeler's consolidated financial statements are presented in accordance with accounting principles generally accepted in the United States of America. Management and the audit committee of Foster Wheeler's Board approve the critical accounting policies.

        Highlighted below are the accounting policies that Foster Wheeler considers significant to the understanding and operations of its business as well as key estimates that are used in implementing the policies.

Revenue Recognition

        Revenues and profits on long-term contracts are recorded under the percentage-of-completion method.

        Progress towards completion on fixed-price contracts is measured based on physical completion of individual tasks for all contracts with a value of $5,000 or greater. For contracts with a value less than $5,000, progress toward completion is measured based on the ratio of costs incurred to total estimated contract costs (the cost-to-cost method).

        Progress towards completion on cost-reimbursable contracts is measured based on the ratio of quantities expended to total forecasted quantities, typically man-hours. Incentives are also recognized on a percentage-of-completion basis when the realization of an incentive is assessed as probable. Foster Wheeler includes flow-through costs consisting of materials, equipment or subcontractor services as both operating revenues and cost of operating revenues on cost-reimbursable contracts when it has overall responsibility as the contractor for the engineering specifications and procurement or procurement services for such costs. There is no contract profit impact of flow-through costs as they are included in both operating revenues and cost of operating revenues.

        Contracts in process are stated at cost, increased for profits recorded on the completed effort or decreased for estimated losses, less billings to the customer and progress payments on uncompleted contracts. A full provision for loss contracts is made at the time the loss becomes probable regardless of the stage of completion.

        At any time, Foster Wheeler has numerous contracts in progress, all of which are at various stages of completion. Accounting for revenues and profits on long-term contracts requires estimates of total contract costs and estimates of progress toward completion to determine the extent of revenue and profit recognition. Foster Wheeler relies extensively on estimates to forecast quantities of labor (man-hours), materials and equipment, the costs for those quantities (including exchange rates), and the schedule to execute the scope of work including allowances for weather, labor and civil unrest. Many of these estimates cannot be based on historical data, as most contracts are for unique, specifically designed facilities. In determining the revenues, Foster Wheeler must estimate the percentage-of-completion, the likelihood that the client will pay for the work performed, and the cash to be received net of any taxes ultimately due or withheld in the country where the work is performed. Projects are reviewed on an individual basis and the estimates used are tailored to the specific circumstances. In establishing these estimates, Foster Wheeler exercises significant judgement, and all possible risks cannot be specifically quantified.

        The percentage-of-completion method requires that adjustments or re-evaluations to estimated project revenues and costs, including estimated claim recoveries, be recognized on a project-to-date cumulative basis, as changes to the estimates are identified. Revisions to project estimates are made as additional information becomes available or as specific project circumstances change, including information that becomes available subsequent to the date of Foster Wheeler's consolidated financial statements up through the date such consolidated financial statements are filed with the SEC. If the final estimated profit to complete a long-term contract indicates a loss, provision is made immediately for the total loss anticipated. Profits are accrued throughout the life of the project based on the percentage-of-completion. The project life cycle, including project-specific warranty commitments, can be up to approximately six years in duration.

        The actual project results can be significantly different from the estimated results. When adjustments are identified near or at the end of a project, the full impact of the change in estimate is recognized as a change in the profit on the contract in that period. This can result in a material impact on its results for a single reporting period. Foster Wheeler reviews all of its material contracts on a monthly basis and revises its estimates as appropriate for developments such as earning project incentive bonuses, incurring or expecting to incur contractual liquidated damages for performance or schedule issues, providing services and purchasing third-party materials and equipment at costs differing from those previously estimated and testing completed facilities, which, in turn, eliminates or confirms completion and warranty-related costs. Project incentives are recognized when it is probable they will be earned. Project incentives are frequently tied to cost, schedule and/or safety targets and, therefore, tend to be earned late in a project's life cycle.

        Changes in estimated final contract revenues and costs can either increase or decrease the final estimated contract profit. In the period in which a change in estimate is recognized, the cumulative impact of that change is recorded based on progress achieved through the period of change. There were 23, 18, 36, 33 and 43 separate projects that experienced final estimated contract profit revisions with an impact on contract profit in excess of $1,000 for the nine months ended 30 September 2014, six months ended 30 June 2014 and the years ended 31 December 2013, 2012 and 2011, respectively. The changes in final estimated contract profit resulted in a net increase of $36,600, $26,000, $98,900, $66,000 and $35,200 to reported contract profit for the nine months ended 30 September 2014, six months ended 30 June 2014 and the years ended 31 December 2013, 2012 and 2011, respectively, relating to the revaluation of work performed on contracts in prior periods. The changes in final estimated contract profit revisions during the year ended 31 December 2012 for Foster Wheeler's Global Power Group were increased for a favorable settlement with a subcontractor of approximately $6,900. The changes in final estimated contract profit revisions during the year ended 31 December 2011 included the impact of two out-of-period corrections for reductions of final estimated profit totaling approximately $7,800, which included final estimated profit reductions in Foster Wheeler's Global E&C Group and its Global Power Group of approximately $3,200 and $4,600, respectively. The corrections were recorded for the year ended 31 December 2011 as they were not material to previously issued financial statements, nor were they material to the financial statements for the year ended 31 December 2011. The impact on contract profit is measured as of the beginning of each year and represents the incremental contract profit or loss that would have been recorded in prior periods had Foster Wheeler been able to recognize in those periods the impact of the current period changes in final estimated profits.

Asbestos

        Disclosures of US dollar amounts in this section on asbestos are not presented in thousands of US dollars.

        Some of Foster Wheeler's US and UK subsidiaries are defendants in numerous asbestos-related lawsuits and out-of-court informal claims pending in the United States and the United Kingdom. Plaintiffs claim damages for personal injury alleged to have arisen from exposure to or use of asbestos in connection with work allegedly performed by its subsidiaries during the 1970s and earlier. The calculation of asbestos-related liabilities and assets involves the use of estimates as discussed below.

        Foster Wheeler believes the most critical assumptions within its asbestos liability estimate are the number of future mesothelioma claims to be filed against Foster Wheeler, the number of mesothelioma claims that ultimately will require payment from Foster Wheeler or its insurers, and the indemnity payments required to resolve those mesothelioma claims.

United States

        As at 30 September 2014, Foster Wheeler had recorded total liabilities of $243 million comprising an estimated liability of $50 million relating to open (outstanding) claims and an estimated liability of $193 million relating to future unasserted claims through 30 September 2029.

        Since 2004, Foster Wheeler has worked with ARPC, nationally recognized consultants in the United States with respect to projecting asbestos liabilities, to estimate the amount of asbestos-related indemnity and defence costs at year-end for the next 15 years. Since that time, Foster Wheeler has recorded its estimated asbestos liability at a level consistent with ARPC's reasonable best estimate.

        Based on its review of the 2013 activity, ARPC recommended that certain assumptions used to estimate its future asbestos liability be updated as at 31 December 2013. Accordingly, Foster Wheeler developed a revised estimate of its aggregate indemnity and defence costs through 31 December 2028 considering the advice of ARPC. For the year ended 31 December 2013, Foster Wheeler revalued its liability for asbestos indemnity and defence costs through 31 December 2028 to $278 million, which brought its liability to a level consistent with ARPC's reasonable best estimate. In connection with updating its estimated asbestos liability and related asset, Foster Wheeler recorded a net charge of $46 million for the year ended 31 December 2013. Foster Wheeler's estimated asbestos liability decreased during the nine months ended 30 September 2014 to $243 million, as a result of indemnity and defense cost payments totaling approximately $41 million partially offset by the impact of an increase in the liability related to Foster Wheeler's rolling 15-year asbestos-related liability estimate of approximately $6 million.

        Foster Wheeler's net asbestos-related provision for the year ended 31 December 2013 was the net result of its revaluation of its asbestos liability and related asset resulting from:

  •
  a charge related to the impact of an increase in its estimate of new claim filings,

  •
  a decrease in its estimate of claim filings which result in no monetary payments, which Foster Wheeler refers to as its zero-pay rate, over its 15-year estimate; and partially offset by the favorable impact of the inclusion of a gain recognized for the year ended 31 December 2013 upon collection of an insurance receivable of approximately $16 million related to an insolvent insurance carrier, which had been previously written off, as discussed below.

        Foster Wheeler's net asbestos-related provision for the year ended 31 December 2013 was also impacted, to a lesser extent, by:

  •
  an adjustment for actual claim settlement experience during the year; and

  •
  an accrual of another year of estimated claims under its rolling 15-year asbestos-related liability estimate.

        Foster Wheeler believes the increase in its estimate of new claim filings and decrease in the zero-pay rate are short term in nature and that the longer-term trend will revert to its previous forecast. Foster Wheeler will continue to monitor these parameters and adjust its forecasts if actual results differ from its assumptions.

        The total asbestos-related liabilities comprise Foster Wheeler's estimates for its liability relating to open (outstanding) claims being valued and its liability for future unasserted claims through 30 September 2029. Foster Wheeler's liability estimate is based upon the following information and/or assumptions: number of open claims, forecasted number of future claims broken down by disease type—mesothelioma, lung cancer, and non-malignancies, and estimated average cost per claim by disease type—mesothelioma, lung cancer and non-malignancies, zero-pay rate, as well as other factors. The total estimated liability, which has not been discounted for the time value of money, includes both the estimate of forecasted indemnity amounts and forecasted defence costs. Total defence costs and indemnity liability payments are estimated to be incurred through 30 September 2029, during which period the incidence of new claims is forecasted to decrease each year. Foster Wheeler believes that it is likely that there will be new claims filed after 30 September 2029, but in light of uncertainties inherent in long-term forecasts, Foster Wheeler does not believe that it can reasonably estimate the indemnity and defence costs that might be incurred after 30 September 2029. Through 30 September 2014, total cumulative indemnity costs paid, prior to insurance recoveries, were approximately $851 million and total cumulative defence costs paid were approximately $425 million, or approximately 33% of total defence and indemnity costs.

        As at 30 September 2014, Foster Wheeler had recorded assets of $93 million, which represents its best estimate of settled and probable insurance recoveries relating to its liability for pending and estimated future asbestos claims through 30 September 2029. Asbestos-related assets under executed settlement agreements with insurers due in the next 12 months are recorded within accounts and notes receivable-other and amounts due beyond 12 months are recorded within asbestos-related insurance recovery receivable. Foster Wheeler's asbestos-related insurance recovery receivable also includes its best estimate of settled and probable insurance recoveries relating to its liability for pending and estimated future asbestos claims through 30 September 2029. Foster Wheeler's asbestos-related assets have not been discounted for the time value of money.

        Foster Wheeler's insurance recoveries may be limited by future insolvencies among its insurers. Other than receivables related to bankruptcy court-approved settlements during liquidation proceedings, Foster Wheeler has not assumed recovery in the estimate of its asbestos-related insurance asset from any of its currently insolvent insurers. Foster Wheeler has considered the financial viability and legal obligations of its subsidiaries' insurance carriers and believes that the insurers or their guarantors will continue to reimburse a significant portion of claims and defence costs relating to asbestos litigation. As at 30 September 2014 and 31 December 2013, Foster Wheeler has not recorded an allowance for uncollectible balances against its asbestos-related insurance assets. Foster Wheeler writes off receivables from insurers that have become insolvent; there have been no such write-offs during the six months ended 30 September 2014 and 2013 or the years ended 31 December 2013, 2012 or 2011. During 2013, Foster Wheeler recognized a gain of approximately $16 million upon collection of an insurance receivable related to an insolvent insurance carrier, which Foster Wheeler had previously written-off. During the year ended 31 December 2011, Foster Wheeler reached an agreement with an insurer that was under bankruptcy liquidation and for which Foster Wheeler had written off its receivable prior to 2010. The asset awarded under the bankruptcy liquidation for this insurer was $4 million and was included in its asbestos-related assets as at 31 December 2011. This receivable was subsequently collected during the year ended 31 December 2012. Other insurers may become insolvent in the future and its insurers may fail to reimburse amounts owed to Foster Wheeler on a timely basis. If Foster Wheeler fails to realize the expected insurance recoveries, or experience delays in receiving material amounts from its insurers, its business, financial condition, results of operations and cash flows could be materially adversely affected.

        Foster Wheeler plans to update its forecasts periodically to take into consideration its experience and to update its estimate of future costs and expected insurance recoveries. The estimate of the liabilities and assets related to asbestos claims and recoveries is subject to a number of uncertainties that may result in significant changes in the current estimates. Among these are uncertainties as to the ultimate number and type of claims filed, the amount of claim costs, the impact of bankruptcies of other companies with asbestos claims, uncertainties surrounding the litigation process from jurisdiction to jurisdiction and from case to case, as well as potential legislative changes. Increases in the number of claims filed or costs to resolve those claims could cause Foster Wheeler to increase further the estimates of the costs associated with asbestos claims and could have a material adverse effect on its financial condition, results of operations and cash flows.

        The following table reflects the sensitivities in the 31 December 2013 consolidated financial statements associated with a change in certain estimates used in relation to the US asbestos-related liabilities:

Changes (increase or decrease) in assumption	Approximate Change in Liability
($ millions)
One percentage point change in the inflation rate related to the indemnity and defence costs	17
25% change in average indemnity settlement amount	40
25% change in forecasted number of new claims	58

        Based on the 31 December 2013 liability estimate, an increase of 25% in the average per claim indemnity settlement amount would increase the liability by $40 million as described above and the impact on expense would be dependent upon available additional insurance recoveries. Assuming no change to the assumptions currently used to estimate its insurance asset, this increase would result in a charge in the statement of operations of approximately 85% of the increase in the liability. Long-term cash flows would ultimately change by the same amount. Should there be an increase in the estimated liability in excess of 25%, the percentage of that increase that would be expected to be funded by additional insurance recoveries would decline.

        Foster Wheeler's subsidiaries have been effective in managing the asbestos litigation, in part, because its subsidiaries: (i) have access to historical project documents and other business records going back more than 50 years, allowing them to defend themselves by determining if the claimants were present at the location of the alleged asbestos exposure and, if so, the timing and extent of their presence; (ii) maintain good records on insurance policies and have identified and validated policies issued since 1952; and (iii) have consistently and vigorously defended these claims which has resulted in dismissal of claims that are without merit or settlement of meritorious claims at amounts that are considered reasonable.

United Kingdom

        As at 30 September 2014, Foster Wheeler had recorded total liabilities of $30 million comprising an estimated liability relating to open (outstanding) claims of $6 million and an estimated liability relating to future unasserted claims through 30 September 2029 of $24 million. An asset in substantially an equal amount was recorded for the expected UK asbestos-related insurance recoveries. The liability estimates are based on a UK House of Lords' judgment that pleural plaque claims do not amount to a compensable injury and, accordingly, Foster Wheeler has reduced its liability assessment. If this ruling is reversed by legislation, the total asbestos liability recorded in the United Kingdom would increase to approximately $49 million, with a corresponding increase in the asbestos-related asset.

Defined Benefit Pension and Other Post-retirement Benefit Plans

        Foster Wheeler has defined benefit pension plans in the United States, the United Kingdom, Canada, Finland, France, India and South Africa and Foster Wheeler has other post-retirement benefit plans, or OPEB plans, for healthcare and life insurance benefits in the United States and Canada.

        Foster Wheeler's defined benefit pension plans, or pension plans, cover certain full-time employees. Under the pension plans, retirement benefits are primarily a function of both years of service and level of compensation. The US pension plans, which are closed to new entrants and additional benefit accruals, and the Canada, Finland, France and India pension plans are non-contributory. The UK pension plan, which is closed to new entrants and additional benefit accruals, and the South Africa pension plan are both contributory plans.

        Certain employees in the United States and Canada may become eligible for healthcare and life insurance benefits, or other post-retirement benefits, if they qualify for and commence receipt of normal or early retirement pension benefits as defined in the United States and Canada pension plans while working for Foster Wheeler. Additionally, one of its subsidiaries in the United States also has a benefit plan which provides coverage for an employee's beneficiary upon the death of the employee. This plan has been closed to new entrants since 1988.

        Foster Wheeler's defined benefit pension and OPEB plans are accounted for in accordance with current accounting guidance, which requires Foster Wheeler to recognize the funded status of each of its defined benefit pension and OPEB plans on the consolidated balance sheet. The guidance also requires Foster Wheeler to recognize any gains or losses, which are not recognized as a component of annual service cost, as a component of comprehensive income, net of tax. Please refer to Note 8 of Foster Wheeler's consolidated financial statements in this proxy statement for more information.

        The calculations of defined benefit pension and OPEB plan liabilities, annual service cost and cash contributions required rely heavily on estimates about future events often extending decades into the future. Foster Wheeler is responsible for establishing the assumptions used for the estimates, which include:

  •
  the discount rate used to calculate the present value of future obligations;

  •
  the expected long-term rate of return on plan assets;

  •
  the expected rate of annual salary increases;

  •
  the selection of the actuarial mortality tables;

  •
  the annual healthcare cost trend rate (only for the OPEB plans); and

  •
  the annual inflation rate.

        Foster Wheeler utilizes its business judgement in establishing the estimates used in the calculations of its pension and OPEB plan liabilities, annual service cost and cash contributions. These estimates are updated on an annual basis or more frequently upon the occurrence of significant events. The estimates can vary significantly from the actual results and Foster Wheeler cannot provide any assurance that the estimates used to calculate the pension and/or OPEB plan liabilities included herein will approximate actual results. The volatility between the assumptions and actual results can be significant.

        The following table summarizes the estimates used for Foster Wheeler's defined benefit pensions and OPEB plans for the years ended 31 December 2013, 2012 and 2011.

	Pension Plans
	United States			United Kingdom			Other			OPEB Plans
	2011	2012	2013	2011	2012	2013	2011	2012	2013	2011	2012	2013
	(%)
Net periodic benefit cost
Discount rate	5.11	4.03	3.52	5.40	4.80	4.5	5.40	5.38	5.02	3.31	3.44	2.46
Long-term rate of return	7.74	7.45	7.13	6.40	5.30	5.3	6.96	7.02	6.98	N/A	N/A	N/A
Salary growth(1)	N/A	N/A	N/A	N/A	N/A	N/A	3.59	2.26	3.19	N/A	N/A	N/A
Projected benefit obligations
Discount rate	4.03	3.52	4.41	4.80	4.50	4.45	5.18	4.47	5.51	3.85	3.28	4.16
Salary growth(1)	N/A	N/A	N/A	N/A	N/A	N/A	4.21	2.21	2.55	N/A	N/A	N/A

Note:

(1)
Salary growth is not applicable for frozen pension plans as future salary levels do not affect benefits payable.

        The discount rate is developed using a market-based approach that matches its projected benefit payments to a spot yield curve of high-quality corporate bonds. Changes in the discount rate from period-to-period were generally due to changes in long-term interest rates.

        The expected long-term rate of return on plan assets is developed using a weighted-average methodology, blending the expected returns on each class of investment in the plans' portfolio. The expected returns by asset class are developed considering both past performance and future considerations. Foster Wheeler annually reviews and adjusts, as required, the long-term rate of return for its pension plans. The weighted-average expected long-term rate of return on plan assets has ranged from 5.8% to 6.8% over the past three years.

        The tables below present the sensitivities in Foster Wheeler's consolidated financial statements associated with a change in certain estimates used in relation to the US and the UK defined benefit pension plans. Each of the sensitivities below reflects an evaluation of the change based solely on a change in that particular estimate.

	Approximate Increase/ (Decrease) on
US pension plan	Pension Liability	2013 Benefit Cost
	($ thousands)
One-tenth of a percentage point increase in the discount rate	(3,865)	35
One-tenth of a percentage point decrease in the discount rate	3,933	(39)
One-tenth of a percentage point increase in the expected return on plan assets	—	(337)
One-tenth of a percentage point decrease in the expected return on plan assets	—	337

	Approximate Increase/ (Decrease) Impact on
UK pension plan	Pension Liability	2013 Benefit Cost
	($ thousands)
One-tenth of a percentage point increase in the discount rate	12,858	(324)
One-tenth of a percentage point decrease in the discount rate	(13,147)	320
One-tenth of a percentage point increase in the expected return on plan assets	—	(831)
One-tenth of a percentage point decrease in the expected return on plan assets	—	843

        Accumulated net actuarial losses and prior service credits from its pension plans that will be amortized from accumulated other comprehensive loss into net periodic benefit cost over the next year are $16,900 and $2,300, respectively. Estimated amortization of net transition obligation over the next year is inconsequential. Net actuarial losses reflect differences between expected and actual plan experience, including returns on plan assets, and changes in actuarial assumptions, all of which occurred over time. These net actuarial losses, to the extent not offset by future actuarial gains, will result in increases in its future pension costs depending on several factors, including whether such losses exceed the corridor in which losses are not amortized. The net actuarial losses outside the corridor are amortized over the expected remaining service periods of active participants (approximately 12, 24 and 19 years for the Canadian, South African and Finnish plans, respectively) and average remaining life expectancy of participants for its closed plans (approximately 22 and 29 years for the US and UK plans, respectively) since benefits are closed.

        A one-tenth of a percentage point decrease or increase in the funding rates, used for calculating future funding requirements to the US plan through 2018, would not have an impact on aggregate contributions over the next five years.

        A one-tenth of a percentage point decrease in the funding rates, used for calculating future funding requirements to the UK plan through 2018, would increase aggregate contributions over the next five years by approximately $4,500, while an increase by one-tenth of a percentage point would decrease aggregate contributions by approximately $4,500.

        Accumulated net actuarial gains and prior service credits that will be amortized from accumulated other comprehensive loss into net periodic post- retirement benefit cost in connection with its OPEB plans over the next year are $100 and $3,500, respectively. The net actuarial losses outside the corridor are amortized over the average life expectancy of inactive participants (approximately 15 years) because benefits are closed. The prior service credits are amortized over schedules established at the date of each plan change (approximately seven years).

Share-based Compensation Plans

        Foster Wheeler's share-based compensation plans include awards for stock options and restricted awards. Restricted awards consist of restricted share units and performance-based restricted share units or PRSUs. Foster Wheeler measures these awards at fair value on their grant date and recognizes compensation cost in the consolidated statements of operations over their vesting period.

        The table below presents Foster Wheeler's share-based compensation expense and related income tax benefit:

	Nine months ended 30 September		Six months ended 30 June		Year ended 31 December
	2013	2014	2013	2014	2011	2012	2013
	($ thousands)
Share-based compensation
Share-based compensation	14,119	14,341	9,481	9,564	21,849	21,623	18,853
Related income tax benefit	599	999	446	649	413	527	819

        The table below presents the breakdown of Foster Wheeler's unrecognized compensation cost and related weighted-average period for the cost to be recognized as at 30 June 2014:

	30 September 2014	30 June 2014	Weighted- Average Period for Cost to be Recognized
	($ thousands)
Unrecognized compensation cost
Stock options	843	1,417	1 year
PRSUs	10,869	12,650	2 years
Restricted awards	15,425	18,508	2 years

Total unrecognized compensation cost	27,137	32,575	2 years

        Foster Wheeler did not grant any stock options during the nine months ended 30 September 2014 or the year ended 31 December 2013. During the years ended 31 December 2012 and 2011, Foster Wheeler estimated the fair value of each option award on the date of grant using the Black-Scholes option valuation model. Foster Wheeler then recognizes the grant date fair value of each option as compensation expense rateably using the straight-line attribution method over the service period (generally the vesting period). The Black-Scholes model incorporates the following assumptions for the stock options granted during the years ended 31 December 2012 and 2011:

  •
  Expected volatility—Foster Wheeler estimated the volatility of its share price at the grant date using a "look-back" period which coincides with the expected term, defined below. Foster Wheeler believes using a "look-back" period which coincides with the expected term is the most appropriate measure for determining expected volatility.

  •
  Expected term—Foster Wheeler estimated the expected term using the "simplified" method, as outlined in Staff Accounting Bulletin No. 107, "Share-Based Payment".

  •
  Risk-free interest rate—Foster Wheeler estimated the risk-free interest rate using the US Treasury yield curve for periods equal to the expected term of the options in effect at the time of grant.

  •
  Dividends—Foster Wheeler used an expected dividend yield of zero because Foster Wheeler had not declared or paid a cash dividend since July 2001 nor had it planned to at the time of the grant.

        Foster Wheeler estimates the fair value of restricted share unit awards using the market price of its shares on the date of grant. Foster Wheeler then recognizes the fair value of each restricted share unit award as compensation expense rateably using the straight-line attribution method over the service period (generally the vesting period).

        Under Foster Wheeler's performance RSU awards, the number of restricted share units that ultimately vest depends on its share price performance against specified performance goals, which are defined in its performance-based award agreements. Foster Wheeler estimates the grant date fair value of each performance RSU award using a Monte Carlo valuation model. Foster Wheeler then recognizes the fair value of each performance RSU award as compensation expense rateably using the straight-line attribution method over the service period (generally the vesting period).

        Foster Wheeler estimates pre-vesting forfeitures at the time of grant using a combination of historical data and demographic characteristics, and Foster Wheeler revises those estimates in subsequent periods if actual forfeitures differ from those estimates. Foster Wheeler records share-based compensation expense only for those awards that are expected to vest.

        If factors change and Foster Wheeler employs different assumptions in the application of current accounting guidance, the compensation expense that Foster Wheeler records for awards in future periods may differ significantly from what Foster Wheeler has recorded in the current period. There is a high degree of subjectivity involved in selecting the option pricing model assumptions used to estimate share-based compensation expense. Consequently, there is a risk that its estimates of the fair value of its share-based compensation awards on the grant dates may bear little resemblance to the actual value realized upon the exercise/vesting, expiration or forfeiture of those share-based payments in the future. Stock options and performance RSUs may expire worthless or otherwise result in zero intrinsic value compared to the fair value originally estimated on the grant date and the expense reported in Foster Wheeler's consolidated financial statements. Alternatively, value may be realized from these instruments that are significantly in excess of the fair value originally estimated on the grant date and the expense reported in Foster Wheeler's consolidated financial statements.

        There are significant differences among valuation models. This may result in a lack of comparability with other companies that use different models, methods and assumptions. There is also a possibility that Foster Wheeler will adopt different valuation models in the future. This may result in a lack of consistency in future periods and may materially affect the fair value estimate of share-based payments.

Goodwill and Intangible Assets

        At least annually, Foster Wheeler evaluates goodwill for potential impairment. Foster Wheeler tests goodwill for impairment at the reporting unit level, which Foster Wheeler has determined to be the components one level below its operating segments, as these components constitute businesses for which discrete financial information is available and segment management regularly reviews the operating results of those components. Presently, goodwill exists in five of Foster Wheeler's reporting units—one within its Global Power Group business segment and four within its Global E&C Group business segment.

        Foster Wheeler first performs a qualitative assessment to determine whether it is more likely than not that the fair value of the reporting unit is greater than its carrying amount; if so, no further assessments are performed. For reporting units where that is not the case, Foster Wheeler performs a goodwill impairment test. The first step of the goodwill impairment test, used to identify potential impairment, compares the fair value of the reporting unit with its carrying amount, including goodwill. If the fair value exceeds the carrying amount, goodwill is not considered impaired. If the carrying amount exceeds the fair value, the second step compares the implied fair value of the reporting unit's goodwill, based on a hypothetical purchase price allocation, with the carrying amount of that goodwill. In the fourth quarter of each year, Foster Wheeler evaluates goodwill at each reporting unit based on assumptions used to estimate the fair value of its reporting units and assess recoverability, and impairments, if any, which are recognized in earnings. An impairment loss would be recognized in an amount equal to the excess of the carrying amount of the goodwill over the implied fair value of the goodwill.

        Intangible assets with determinable useful lives are amortized over their respective estimated useful lives and reviewed for impairment together with other tangible long-lived assets whenever events or circumstances indicate that an impairment may exist.

        Foster Wheeler determined that both the income and market valuation approaches would be considered by market participants. Under the income valuation approach, Foster Wheeler employs a discounted cash flow model to estimate the fair value of each reporting unit. This model requires the use of significant estimates and assumptions regarding future revenues, costs, margins, capital expenditures, changes in working capital, terminal year growth rate and cost of capital. Its cash flow models are based on its forecasted results for the applicable reporting units. The models also assume a 3% growth rate in the terminal year. Actual results could differ from its projections.

        Under the market valuation approach, Foster Wheeler employs the guideline publicly traded company method, which indicates the fair value of the equity of each reporting unit by comparing it to publicly traded companies in similar lines of business. After identifying and selecting guideline companies, Foster Wheeler analyses their business and financial profiles for relative similarity. Factors such as size, growth, risk and profitability are analyzed and compared to each of its reporting units.

        During its 2013 annual evaluation, Foster Wheeler noted that the indicated fair value was above the carrying value for each of its reporting units.

Income Taxes

        Deferred tax assets and liabilities are established for tax attributes (credits or loss carry forwards) and temporary differences between the book and tax basis of assets and liabilities. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates based on the date of enactment. Within each jurisdiction and taxpaying component, current deferred tax assets and liabilities and non-current deferred tax assets and liabilities are combined and presented as a net amount.

        Deferred tax assets are reduced by a valuation allowance when, based upon available evidence, it is more likely than not that the tax benefit of loss carry forwards (or other deferred tax assets) will not be realized in the future. In evaluating its ability to realize its deferred tax assets within the various tax jurisdictions in which they arise, Foster Wheeler considers all available positive and negative evidence, including scheduled reversals of taxable temporary differences, projected future taxable income, tax planning strategies and recent financial performance. Projecting future taxable income requires significant assumptions about future operating results, as well as the timing and character of taxable income in numerous jurisdictions. Foster Wheeler has a valuation allowance of approximately $420,100 recorded as at 31 December 2013 (primarily in the United States). The majority of the US federal tax benefits, against which valuation allowances have been established, do not expire until 2025 and beyond, based on current tax laws.

        Foster Wheeler recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement.

        Foster Wheeler's subsidiaries file income tax returns in many tax jurisdictions, including the United States, several US states and numerous non-US jurisdictions around the world. Tax returns are also filed in jurisdictions where its subsidiaries execute project-related work. The statute of limitations varies by jurisdiction. Because of the number of jurisdictions in which Foster Wheeler files tax returns, in any given year the statute of limitations in a number of jurisdictions may expire within 12 months from the balance sheet date. As a result, Foster Wheeler expects recurring changes in unrecognized tax benefits due to the expiration of the statute of limitations, none of which is expected to be individually significant. With few exceptions, Foster Wheeler is no longer subject to US (including federal, state and local) or non-US income tax examinations by tax authorities for years before 2009.

        For the three months ended 31 December 2013, Foster Wheeler recorded a tax provision of approximately $10,700 related to a tax audit in a non-US jurisdiction. A number of tax years are under audit by the relevant tax authorities in various jurisdictions, including several states within the United States. Foster Wheeler anticipates that several of these audits may be concluded in the foreseeable future. Based on the status of these audits, it is reasonably possible that the conclusion of the audits may result in a reduction of unrecognized tax benefits. During the nine months ended 30 September 2014, Foster Wheeler settled audits with non-US tax authorities which resulted in the release of previously recorded liabilities for unrecognized tax benefits. These releases resulted in reductions to Foster Wheeler's tax provision, interest expense and penalties on its consolidated statement of operations of $10,800, $3,400, and $8,100, respectively. Other than the releases for these audit settlements, it is not possible to estimate the magnitude of any such reduction at this time.

        As at 31 December 2013, Foster Wheeler had $68,300 of unrecognized tax benefits, all of which would, if recognized, affect its effective tax rate.

        Foster Wheeler recognizes interest accrued on the unrecognized tax benefits in interest expense and penalties on the unrecognized tax benefits in other deductions, net on its consolidated statement of operations. Previously accrued interest and/or penalties that are ultimately not assessed reduce current year expense.

Quantitative and Qualitative Disclosures about Market Risk

Interest Rate Risk

        Foster Wheeler is exposed to changes in interest rates should it need to borrow under its senior unsecured credit agreement (there were no such borrowings as at 31 December 2013 and, based on its current operating plans and cash flow forecasts, none are expected in 2014) and, to a limited extent, under its variable rate special-purpose limited recourse project debt for any portion of the debt for which Foster Wheeler has not entered into a fixed rate swap agreement. If average market rates are 100 basis points higher in the next 12 months, Foster Wheeler's interest expense for such period of time would increase, and its income before income taxes would decrease, by approximately $100. This amount has been determined by considering the impact of the hypothetical interest rates on its variable rate borrowings as at 31 December 2013 and does not reflect the impact of interest rate changes on outstanding debt held by certain of its equity interests since such debt is not consolidated on its balance sheet.

Foreign Currency Risk

        Foster Wheeler operates on a worldwide basis with operations that subject it to foreign currency exchange rate risk mainly relative to the British pound sterling, Chinese yuan, euro and US dollar as at 31 December 2013. Under its risk management policies, Foster Wheeler does not hedge translation risk exposure.

        All activities of Foster Wheeler's affiliates are recorded in their functional currency, which is typically the local currency in the country of domicile of the affiliate. In the ordinary course of business, Foster Wheeler's affiliates enter into transactions in currencies other than their respective functional currencies. Foster Wheeler seeks to minimize the resulting foreign currency transaction risk by contracting for the procurement of goods and services in the same currency as the sales value of the related long-term contract.

        Foster Wheeler further mitigates the risk through the use of foreign currency forward contracts to hedge the foreign currency exposure, such as anticipated foreign currency purchases or revenues, back to their functional currency. Foster Wheeler utilizes all such financial instruments solely for hedging, and its company policy prohibits the speculative use of such instruments. However, for financial reporting purposes, these contracts are generally not accounted for as hedges.

        The notional amount of its foreign currency forward contracts provides one measure of its transaction volume outstanding as at the balance sheet date. As at 31 December 2013, Foster Wheeler had a total gross notional amount, measured in US dollar equivalent, of approximately $399,800 related to foreign currency forward contracts and the primary currencies hedged were the British pound sterling, Chinese yuan, euro and US dollar. Amounts ultimately realized upon final settlement of these financial instruments, along with the gains and losses on the underlying exposures within its long-term contracts, will depend on actual market exchange rates during the remaining life of the instruments. The contract maturity dates range from 2014 through 2016.

Credit Risk

        Foster Wheeler is exposed to credit loss in the event of non-performance by its counterparties. These counterparties are commercial banks that are primarily rated "BBB+" or better by S&P (or the equivalent by other recognized credit rating agencies). Further significant deterioration of the current global economic and credit market environment could challenge its efforts to maintain its well-diversified asset allocation with credit-worthy financial institutions.

INTERESTS OF CERTAIN PERSONS IN THE SQUEEZE-OUT MERGER

        In considering the recommendation of our Board with respect to the agenda items to be voted on at the Extraordinary General Meeting, Foster Wheeler shareholders should be aware that some of our directors and executive officers have interests in the Squeeze-Out Merger that may differ from, or may be in addition to, the interests of shareholders generally. These interests may present such directors and executive officers with actual or potential conflicts of interests, and these interests, to the extent material, are described below. Our Board of Directors was aware of these interests and considered them, among other matters, prior to providing its recommendations with respect to the proposals.

Common Directors and Executive Officers

        The following directors and executive officers of Foster Wheeler also are or will be directors and officers of AMFW:

  •
  Samir Brikho is a director and Chief Executive of Foster Wheeler and an executive director and Chief Executive of AMFW;

  •
  Ian McHoul is Chairman of the Board, Executive Vice President, Chief Financial Officer and Treasurer of Foster Wheeler and an executive director and Chief Financial Officer of AMFW;

  •
  Tarun Bafna is a director of Foster Wheeler and Head of M&A of AMFW;

  •
  J. Kent Masters is a director of Foster Wheeler and will be a non-executive director of AMFW;

  •
  Stephanie S. Newby is a director of Foster Wheeler and a non-executive director of AMFW;

  •
  Alison Yapp is General Counsel & Company Secretary of AMFW;

  •
  William Serle is Group HR Director of AMFW;

  •
  Alan Dick is Director of Tax and Treasury of AMFW;

  •
  Johnathan C. Nield is Vice-President, Project Risk Management of Foster Wheeler and Group Project Delivery Director of AMFW;

  •
  Roberto Penno is Chief Executive of the Global E&C Group of Foster Wheeler and Group President, Africa, Middle East, Asia & Southern Europe of AMFW; and

  •
  Gary T. Nedelka is Chief Executive of the Global Power Group of Foster Wheeler and Group President, Global Power Group of AMFW.

        As certain directors and executive officers of Foster Wheeler are also directors and officers of AMFW, AMFW is considered an associate of Foster Wheeler. For information regarding security ownership of Foster Wheeler Shares and AMFW Shares, see "Security Ownership of Certain Beneficial Holders and Management of Foster Wheeler". For information regarding arrangements with directors and executive officers, see "—Mandate Agreements".

        It is possible that certain directors and executive officers of Foster Wheeler will enter into arrangements with AMFW in the future.

Departure of Directors

        Immediately prior to the completion of the Offer, the Company's directors were: Clayton C. Daley, Jr., Steven J. Demetriou, Edward G. Galante, John M. Malcolm, J. Kent Masters, Stephanie S. Newby, Henri Philippe Reichstul and Maureen B. Tart-Bezer. In accordance with the Implementation Agreement, on 13 November 2014, Clayton C. Daley, Jr., Steven J. Demetriou, Edward G. Galante, John M. Malcolm, Henri Philippe Reichstul and Maureen B. Tart-Bezer each resigned from the Board of Directors of the Company. Foster Wheeler Shares held by such Directors were tendered pursuant to the Offer and all equity awards held by such Directors have been paid in cash as described under "—Stock Ownership and Equity Awards" below. None of the past Directors of the Company have a substantial interest, direct or indirect, in the Squeeze-Out Merger.

Former Director

        Umberto della Salla's employment with the Company ended with his retirement on 31 December 2013 and he served as a Director until the annual general meeting on 7 May 2014. All Shares held by Mr. della Sala, with the exception of one share which Mr. della Sala holds as a record holder, were tendered pursuant to the Offer and all equity awards held by Mr. della Sala were paid in cash and/or replaced with AMFW Shares as described under "—Stock Ownership and Equity Awards" below.

Terminated Executives

        On 13 November 2014, J. Kent Masters resigned as Chief Executive Officer of the Company. Pursuant to a coordination and settlement agreement entered into with AMFW, Mr. Masters will remain an employee of Foster Wheeler Inc. until the expiration of his 90 day notice period. Under the terms of his employment agreement and the coordination and settlement agreement, Mr. Masters is entitled to a payment of $13,732,879 upon the termination of his employment. This figure includes an estimate of the value of equity awards over the 525,918 AMFW Shares which would vest on termination. This estimate uses an AMFW share price of £10.81 as of 12 November 2014 and an exchange rate of £0.63 per US dollar as at 12 November 2014. In relation to Mr. Masters' coordination and settlement agreement relating to his termination, a payment of $100,000 plus VAT (if any) was made to his attorney in respect of legal advice in relation to that agreement. Tax equalization arrangements will apply to the severance payment in accordance with the terms of Mr. Masters' employment agreement.

        Furthermore, on 13 November 2014, notice was given to terminate the employment of Franco Baseotto, the Company's Executive Vice President, Chief Financial Officer and Treasurer, Michelle K. Davies, the Company's Executive Vice President, General Counsel and Corporate Secretary, Rakesh K. Jindal, the Company's Vice President of Tax and Beth B. Sexton, the Company's Executive Vice President of Human Resources. In accordance with the terms of their respective employment agreements, it is expected that their employment will terminate following the expiration of their respective 90 day notice periods. In accordance with the terms of their employment agreements, it is expected that each of Messrs. Baseotto and Jindal and Mses. Davies and Sexton will enter into settlement agreements with AMFW and the employing group company and will be paid severance payments on termination of employment in accordance with their contractual entitlements under the terms of their employment agreements, see "—Potential Severance Arrangements" below.

Share Award Settlements

        In accordance with the Implementation Agreement, senior management and other Foster Wheeler employees received cash payments in settlement of awards granted pursuant to the Foster Wheeler AG Omnibus Plan prior to 8 November 2012, which vested at completion of the Offer. As a result, J. Kent Masters received $5,422,196, Franco Baseotto received $1,111,726, Michelle K. Davies received $394,254, Rakesh K. Jindal received $264,665 and Beth B. Sexton received $484,836 (these payment values are gross, and have not been reduced to reflect any amounts of tax or social security that may have been paid or payable by the executive).

Stock Ownership and Equity Awards

        Certain Company directors and executive officers may be deemed to beneficially own Foster Wheeler Shares. For a more detailed description of these shareholdings, see "Security Ownership of Certain Beneficial Holders and Management of Foster Wheeler".

        Certain Company directors and executive officers previously held stock options, restricted share units, or RSUs, and restricted share units with performance goals, or PRSUs, granted pursuant to the Foster Wheeler AG Omnibus Plan. Following the completion of the Offer, unvested stock options, RSUs and PRSUs either vested in full and were satisfied by payment of a cash sum or were replaced with equivalent awards of AMFW Shares.

Mandate Agreements

        Pursuant to the Implementation Agreement, on 13 November 2014, two of the members of the Pre-Acquisition Board, Mr. J. Kent Masters and Ms. Stephanie S. Newby, together, the New Directors, were or will be appointed non-executive directors of AMFW. In connection with their appointment to the AMFW board of directors, the New Directors entered into letters of appointment with AMFW whereby they have agreed to their appointment as non-executive directors of AMFW, (i) in the case of Ms. Newby, with effect from the closing of the Offer and (ii) in the case of Mr. Masters, following the closing of the Offer, immediately following the date on which his employment with the Company terminates, but provided he is no longer a director of Foster Wheeler. The terms of the appointment are substantially the same as the terms of appointment of the other non-executive directors on AMFW's board of directors.

        Each of the New Directors also entered into a mandate agreement with AMFW, referred to as the Mandate Agreement. The Mandate Agreement requires that, subject to and with effect from the closing of the Offer, the New Director must comply with and act on the instructions provided by AMFW, provided that the New Director does not have to comply with any instruction that (i) would result in the New Director not acting in accordance with all applicable laws and regulations including his or her fiduciary duties as a Director of Foster Wheeler, or (ii) could conflict with the New Director's rights or obligations under the Implementation Agreement. If AMFW is unable to, or does not provide instructions, or a matter requires immediate action and the New Director cannot obtain instructions from AMFW, then the New Director must act, to the best of his or her knowledge, in the best interests of the Company. The New Director will be entitled to an annual fee of CHF20,000 for his or her service as a Director following the closing of the Offer. Mr. Stephanie S. Newby will also receive an annual fee of $20,000 as chairperson of the audit committee.

Potential Severance Arrangements

        The Company has previously entered into employment agreements with some of its executive officers, which, among other things, specify the severance payments and benefits to be provided upon various circumstances of termination of employment. Upon the termination of employment in connection with the Offer (and subject to the terms of any coordination and settlement agreements entered into), it is estimated that certain Foster Wheeler executive officers would be entitled to the following payments:

Name	Total potential payment upon termination of employment in connection with the Offer (USD)(1)
Franco Baseotto	5,569,835
Michelle K. Davies	2,294,976
Rakesh K. Jindal	1,610,365
Beth B. Sexton	2,669,711

Note:

(1)
These figures include (i) cash payments due of termination of employment; (ii) estimated pro-rata bonus entitlements for 2015; (iii) estimated cash values of health and welfare benefits and executive career assistance; and (iv) an estimate of the value of equity awards over AMFW shares which would vest on termination, using the closing price of Amec Foster Wheeler of £10.81 on November 12, 2014 as converted to US dollars using an exchange rate of £0.63 per US dollar as at 12 November 2014. Subject to the terms of the executive officers' individual employment agreements, tax equalization arrangements may apply to the severance agreements.

Potential Payments to Named Executive Officers in Connection with the Squeeze-Out Merger

        None of the Company's named executive officers will receive compensation that is based on or otherwise related to the Squeeze-Out Merger.

Indemnification of Foster Wheeler Directors and Officers; Directors and Officers Insurance

        Effective 15 October 2014, we renewed our Directors and Officers Liability Insurance program and subsequently terminated the program on 13 November 2014 as a result of AMFW's obtaining control of Foster Wheeler. Immediately upon termination and in accordance with Swiss law, the program went into a 10 year run off to address any litigation that arises following this change of control as a result of acts allegedly committed prior to 13 November 2014.

        In addition, we have entered into Indemnification Agreements with our directors and executive officers in order to provide them with specific contractual assurance that they will be indemnified to the fullest extent permitted by law. Our form of Indemnification Agreement was filed with the SEC as Exhibit 10.10 to our Current Report on Form 8-K filed on 9 February 2009.

Indemnification of AMFW Directors and Officers

        Except as hereinafter set forth, there is no provision of AMFW's Articles of Association or any contract, arrangement or statute under which any director or officer of AMFW is insured or indemnified in any manner against any liability that he may incur in his or her capacity as such. Defined terms in this section have the meaning set forth in AMFW's Articles of Association or as otherwise specified.

Article 131 of AMFW's Articles of Association provides:

131.1
Subject to the provision of, and so far as may be permitted by and consistent with the Statutes and rules made by the UKLA, the Company may indemnify any Director, former Director,

    Secretary or other officer of the Company and each of the Associated Companies of the Company out of the assets of the Company against:

    (a)
    any liability incurred by or attaching to him in connection with any negligence, default, breach of duty or breach of trust by him in relation to the Company or any Associated Company of the Company other than:

    i.
    any liability to the Company or any Associated Company; and

    ii.
    any liability of any kind referred to in Section 234(3) of the Companies Act 2006; and

    (b)
    any other liability incurred by or attaching to him in the actual or purported execution and/or discharge of his duties and/or the exercise or purported exercise of his powers and/or otherwise in relation to or in connection with his duties, powers or office.

131.2
Subject to the Companies Act and rules made by the UKLA the Company shall indemnify a Director of the Company and any Associated Company of the Company if it is the trustee of an occupational pension scheme (within the meaning of Section 235(6) of the Companies Act 2006).

131.3
Where a Director, former Director, Secretary or other officer is indemnified against any liability in accordance with this Article 131, such indemnity may extend to all costs, charges, losses, expenses and liabilities incurred by him in relation thereto.

131.4
In this Article "Associated Company" shall have the meaning given thereto by Section 256 of the Companies Act 2006.

Article 132 of AMFW's Articles of Association provides:

132.1
Without prejudice to Article 131, the Directors shall have the power to purchase and maintain insurance for or for the benefit of:

  (a)
  any person who is or was at any time a Director, officer or employee of any Relevant Company (as defined in Article 132.2 below); or

  (b)
  any person who is or was at any time a trustee of any pension fund or employees' share scheme in which employees of any Relevant Company are interested,

    including (without prejudice to the generality of the foregoing) insurance against any liability incurred by or attaching to him in respect of any act or omission in the actual or purported execution and/or discharge of his duties and/or in the exercise or purported exercise of his powers and/or otherwise in relation to his duties, powers or offices in relation to any Relevant Company, or any such pension fund or employees' share scheme (and all costs, charges, losses, expenses and liabilities incurred by him in relation thereto).

132.2
For the purpose of Article 132.1 above, "Relevant Company" shall mean:

  (a)
  the Company;

  (b)
  any holding company of the Company;

  (c)
  any other body, whether or not incorporated, in which the Company or such holding company or any of the predecessors of the Company or of such holding company has or had any interest whether direct or indirect or which is in any way allied to or associated with the Company; or

  (d)
  any subsidiary undertaking of the Company or of such other body.

Article 133 of AMFW's Articles of Association provides:

133.1
Subject to the provisions of and so far as may be permitted by the Statutes and rules made by the UKLA, the Company:

  (a)
  may provide a Director, former Director, Secretary or other officer of the Company or any Associated Company with funds to meet expenditure incurred or to be incurred by him in defending himself in any criminal or civil proceedings in connection with any negligence, default, breach of duty or breach of trust by him in relation to the Company or an Associated Company of the Company or in connection with any application for relief under the provisions mentioned in Section 205(5) of the Companies Act 2006; and

  (b)
  may do anything to enable any such Director, Secretary or other officer to avoid incurring such expenditure.

133.2
The terms set out in Section 205(2) of the Companies Act 2006; shall apply to any provision of funds or other things done under Article 133.1.

133.3
Subject to the provisions of and so far as may be permitted by the Statutes and rules made by the UKLA, the Company:

  (a)
  may provide a Director, former Director, Secretary or other officer of the Company or any Associated Company of the Company with funds to meet expenditure incurred or to be incurred by him in defending himself in an investigation by a regulatory authority or against action proposed to be taken by a regulatory authority in connection with any alleged negligence, default, breach of duty or breach of trust by him in relation to the Company or any Associated Company of the Company; and

  (b)
  may do anything to enable any such Director, former Director, Secretary or other officer to avoid incurring such expenditure.

133.4
In this Article "Associated Company" shall have the meaning given thereto by Section 256 of the Companies Act 2006.

133.5
Where AMFW's board considers it appropriate, the Company may grant a documentary indemnity in any form in favor of any Director, former Director, Secretary or other officer of the Company.

Chapter 7 (Directors' Liabilities) of Part X of the Companies Act 2006 provides as follows:

232.
Provisions protecting directors from liability

  (1)
  Any provision that purports to exempt a director of a company (to any extent) from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void.

  (2)
  Any provision by which a company directly or indirectly provides an indemnity (to any extent) for a director of the company, or of an Associated Company, against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he is a director is void, except as permitted by—

  (a)
  section 233 (provision of insurance),

  (b)
  section 234 (qualifying third-party indemnity provision), or

  (c)
  section 235 (qualifying pension scheme indemnity provision).

    (3)
    This section applies to any provision, whether contained in a company's articles or in any contract with the company or otherwise.

    (4)
    Nothing in this section prevents a company's articles from making such provision as has previously been lawful for dealing with conflicts of interest.

233.
Provision of insurance

    Section 232(2) (voidness of provisions for indemnifying directors) does not prevent a company from purchasing and maintaining for a director of the company, or of an Associated Company, insurance against any such liability as is mentioned in that subsection.

234.
Qualifying third-party indemnity provision

  (1)
  Section 232(2) (voidness of provisions for indemnifying directors) does not apply to qualifying third-party indemnity provision.

  (2)
  Third-party indemnity provision means provision for indemnity against liability incurred by the director to a person other than the company or an Associated Company.

      Such provision is qualifying third-party indemnity provision if the following requirements are met.

    (3)
    The provision must not provide any indemnity against—

    (a)
    any liability of the director to pay—

      (i)
      a fine imposed in criminal proceedings, or

      (ii)
      a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); or

    (b)
    any liability incurred by the director—

      (i)
      in defending criminal proceedings in which he is convicted, or

      (ii)
      in defending civil proceedings brought by the company, or an Associated Company, in which judgment is given against him, or

      (iii)
      in connection with an application for relief (see subsection (6)) in which the court refuses to grant him relief.

    (4)
    The references in subsection (3)(b) to a conviction, judgment or refusal of relief are to the final decision in the proceedings.

    (5)
    For this purpose—

    (a)
    a conviction, judgment or refusal of relief becomes final—

      (i)
      if not appealed against, at the end of the period for bringing an appeal, or

      (ii)
      if appealed against, at the time when the appeal (or any further appeal) is disposed of; and

    (b)
    an appeal is disposed of—

      (i)
      if it is determined and the period for bringing any further appeal has ended, or

      (ii)
      if it is abandoned or otherwise ceases to have effect.

    (6)
    The reference in subsection (3)(b)(iii) to an application for relief is to an application for relief under—

    section 661(3) or (4) (power of court to grant relief in case of acquisition of shares by innocent nominee), or section 1157 (general power of court to grant relief in case of honest and reasonable conduct).

235.
Qualifying pension scheme indemnity provision

  (1)
  Section 232(2) (voidness of provisions for indemnifying directors) does not apply to qualifying pension scheme indemnity provision.

  (2)
  Pension scheme indemnity provision means provision indemnifying a director of a company that is a trustee of an occupational pension scheme against liability incurred in connection with the company's activities as trustee of the scheme.

      Such provision is qualifying pension scheme indemnity provision if the following requirements are met.

    (3)
    The provision must not provide any indemnity against—

    (a)
    any liability of the director to pay—

      (i)
      a fine imposed in criminal proceedings, or

      (ii)
      a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); or

    (b)
    any liability incurred by the director in defending criminal proceedings in which he is convicted.

    (4)
    The reference in subsection (3)(b) to a conviction is to the final decision in the proceedings.

    (5)
    For this purpose—

    (a)
    a conviction becomes final—

      (i)
      if not appealed against, at the end of the period for bringing an appeal, or

      (ii)
      if appealed against, at the time when the appeal (or any further appeal) is disposed of; and

    (b)
    an appeal is disposed of—

      (i)
      if it is determined and the period for bringing any further appeal has ended, or

      (ii)
      if it is abandoned or otherwise ceases to have effect.

    (6)
    In this section "occupational pension scheme" means an occupational pension scheme as defined in section 150(5) of the Finance Act 2004 (c. 12) that is established under a trust.

1157.
Power of court to grant relief in certain cases

  (1)
  If in proceedings for negligence, default, breach of duty or breach of trust against—

  (a)
  an officer of a company, or

  (b)
  a person employed by a company as auditor (whether he is or is not an officer of the company), it appears to the court hearing the case that the officer or person is or may be liable but that he acted honestly and reasonably, and that having regard to all the circumstances of the case (including those connected with his appointment) he ought fairly to be excused, the court may relieve him, either wholly or in part, from his liability on such terms as it thinks fit.

    (2)
    If any such officer or person has reason to apprehend that a claim will or might be made against him in respect of negligence, default, breach of duty or breach of trust—

    (a)
    he may apply to the court for relief, and

    (b)
    the court has the same power to relieve him as it would have had if it had been a court before which proceedings against him for negligence, default, breach of duty or breach of trust had been brought.

    (3)
    Where a case to which subsection (1) applies is being tried by a judge with a jury, the judge, after hearing the evidence, may, if he is satisfied that the defendant (in Scotland, the defender) ought in pursuance of that subsection to be relieved either in whole or in part from the liability sought to be enforced against him, withdraw the case from the jury and forthwith direct judgment to be entered for the defendant (in Scotland, grant decree of absolvitor) on such terms as to costs (in Scotland, expenses) or otherwise as the judge may think proper.

        AMFW will agree to indemnify AMFW's authorized representative in the United States from and against certain directors' and officers' liabilities.

        In addition, AMFW has obtained directors' and officers' insurance coverage, which, subject to policy terms and limitations, includes coverage to reimburse AMFW for amounts that it may be required or permitted by law to pay directors or officers of AMFW and its consolidated subsidiaries.

        AMFW has also entered into deeds of indemnity in the form of an individual agreement with each director, including Ms. Newby with effect from completion of the Offer, providing a qualifying third-party indemnity in favor of each director to the extent permitted by the UK Companies Act 2006 or other applicable law. Mr. Masters will enter into a deed of indemnity once his appointment becomes effective.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

MANAGEMENT OF AMFW

Directors of AMFW

        AMFW's board currently consists of eight directors and will consist of nine directors once J. Kent Masters' appointment to the AMFW board takes effect. Tim Faithfull retired from AMFW's board at the close of AMFW's AGM on 3 April 2014. The table below details the names of, and information about, AMFW's current directors:

Name	Position	Citizenship	Term Expires(1)
John Connolly	Chairman of the Board	United Kingdom	April/May 2015
Samir Brikho	Executive Director and Chief Executive	Sweden & Lebanon	—
Ian McHoul	Executive Director and Chief Financial Officer	United Kingdom	—
Linda Adamany	Non-executive Director	United States	May 2016
Neil Carson	Non-executive Director	United Kingdom	May 2017
Colin Day	Non-executive Director	United Kingdom	May 2017
Simon Thompson	Non-executive Director	United Kingdom	April/May 2015
J. Kent Masters(2)	Non-executive Director	United States	November 2020
Stephanie S. Newby	Non-executive Director	United Kingdom, United States and Australia	November 2020

Notes:

(1)
Terms expire on the date of the AMFW AGM in that year.

(2)
J. Kent Masters' appointment to the AMFW board will take effect immediately following the date on which his employment with Foster Wheeler terminates.

        None of the current AMFW directors, other than J. Kent Masters and Stephanie S. Newby as disclosed elsewhere, was selected to be a director of AMFW pursuant to any arrangement or understanding with any major customer, supplier or other person having a business connection with AMFW. There are no family relationships between any of the current AMFW directors or senior management. There are no actual or potential conflicts of interests between any duties of AMFW's directors and their private interests and other duties.

        Unless otherwise indicated, the business address of the persons noted above is Old Change House, 128 Queen Victoria Street, London EC4V 4BJ, United Kingdom and their business telephone number is +44 (0) 20 7429 7500.

        Set forth below are brief biographical descriptions of the persons named in the table above, including their current principal occupation or employment and material occupations, positions, offices or employment during the past five years.

John Connolly (Age 64)

        Chairman of the Board, chairman of the nominations committee and a member of the remuneration committee.    John was appointed as non-executive chairman on 1 June 2011. John is a chartered accountant and, prior to his retirement from global professional services firm Deloitte in May 2011, was Global Chairman of Deloitte between 2007 and 2011 and Global Managing Director between 2003 and 2007. He was Senior Partner and CEO of the UK partnership from 1999 until his retirement in 2011. John joined the firm in 1980, serving in various roles of increasing responsibility. During his time at Deloitte, he held a wide range of senior leadership positions in the United Kingdom and internationally. John was appointed the Chairman of Elian in 2014 has been the chairman of G4S plc since June 2012, the chairman of Metric Capital Partners LLP since June 2011 and the chairman of

Capquest Ltd since October 2011. He is also a partner in Sports Investment Partners LLP. Beyond commercial business roles, John is on the Board of Governors of London Business School and is a member of the CBI President's Advisory Council and is also a trustee of the Great Ormond Street Hospital charity.

        Address of past occupation or employment: Deloitte, 2 New Street Square, London EC4A 3BZ, United Kingdom.

Samir Brikho (Age 56)

        Chief Executive.    Samir was appointed Chief Executive of AMFW on 1 October 2006. He was appointed Chief Executive Officer and President of Foster Wheeler on 13 November 2014. Prior to joining AMFW, Samir served in various capacities at ABB Ltd., including as a member of the Group Executive Committee, Head of the Power Systems Division and chairman of ABB Lummus Global, Switzerland from 2005 to 2006, and Chief Executive of ABB Lummus Global from 2003 to 2005. Between 1999 and 2003, he was employed by Alstom S.A. in Germany, Belgium and France, first as Chief Executive Officer of ABB Alstom Kraftwerke and then as Senior Vice President, International Business and Chief International Operations Officer of Alstom, leading all of Alstom operations abroad. He began his career in 1983 and held various senior management positions in sales and project management with ABB Ltd., culminating in the role of Senior Vice President & Managing Director of ABB Kraftwerke AG. Samir holds an engineering degree, a Master of Science in Thermal Technology from the Royal Institute of Technology in Stockholm, Sweden, and completed the Young Managers Program at INSEAD in France in 1991. In 2000, Samir also completed a senior executive program at Stanford University.

        Samir was appointed a director of Foster Wheeler on 13 November 2013. He has been an independent non-executive director of Skandinaviska Enskilda Banken AB (SEB), a Swedish financial group, since March 2013 and a member of the advisory board of Stena AB, a Swedish passenger and freight ferry services company, since February 2011. Samir was appointed a UK Business Ambassador in 2010 and is co-chairman of the UAE-UK Business Council, as well as the UK-Korea CEO Forum and a director of the UK—Japan 21st Century Group. He is also the chairman of the StepChange Foundation.

Ian McHoul (Age 54)

        Chief Financial Officer.    Ian was appointed Chief Financial Officer of AMFW on 8 September 2008. He was appointed Executive Vice President, Chief Financial Officer and Treasurer of Foster Wheeler on 13 November 2014. Ian qualified as a Chartered Accountant with KPMG in 1984. From 1998 to 2008, he was employed by Scottish & Newcastle plc first as Finance Director of Scottish Courage and later as Group Finance Director of Scottish & Newcastle plc. He served as Finance & Strategy Director of Inntrepreneur Pub Company Limited from 1995 to 1998. Between 1985 and 1995, Ian was employed in various positions for Foster's Brewing Group, including as General Manager, Strategy. Prior to that, Ian was employed by KPMG from 1981 to 1985. Ian holds a BSc in Mathematics from the University of Bristol.

        Ian has been Chairman of the Foster Wheeler Board of Directors since 13 November 2014. Ian became a director of AMEC International on 8 April 2014. He has been an independent non-executive director of Britvic plc since March 2014 and was a non-executive director of Premier Foods plc from July 2004 to April 2013.

Linda Adamany (Age 62)

        Non-executive Director, chairman of the ethics committee and member of the audit, remuneration and nominations committees.    Linda was appointed a non-executive director on 1 October 2012. Linda has over 35 years' business experience, with 27 years in the international energy sector. Between 1980 and 2007 Linda held a number of executive positions at BP plc in the United Kingdom and the United States. During that time, she held various executive roles for BP in refining and marketing, exploration and production and petrochemicals businesses, including Chief Executive of BP Shipping and Group Vice President and Commercial Director, BP Refining & Marketing. In March 2013, Linda was appointed as a non-executive director of Coeur Mining, Inc., a US-based, NYSE-listed primary silver producer, where she serves as chairman of the audit committee and is a member of the environment, health, safety and social responsibility committee. On 3 March 2014, Linda was also appointed to the board of directors of Leucadia National Corporation, a US-based, NYSE-listed, diversified holding company engaged through its consolidated subsidiaries in a variety of businesses, where she is a member of the audit and the nominating and corporate governance committees. Linda was a non-executive director of National Grid plc from 2006 to 2012 and a member of their audit, nominations and safety, environment and health committees. Linda is a qualified accountant (CPA) with a BSc in Business Administration from John Carroll University and has also undertaken post-graduate, non-degree executive programs at Harvard, Cambridge and Tsinghua universities.

Neil Carson (Age 57)

        Non-executive Director, member of the audit, remuneration, nominations and ethics committees.    Neil was appointed a non-executive director on 31 August 2010. Neil was Chief Executive of Johnson Matthey plc, the FTSE100 specialty chemical company, from 2004 to June 2014 and has been a member of the board since 1999. He joined Johnson Matthey in 1980 after completing an engineering degree and has held a number of senior management positions in both the United Kingdom and United States, including Managing Director of Catalysts & Chemicals from 1999 to July 2004 and Division Director of Catalytic Systems from 1997 to 1999. In June 2014, Neil was appointed a non-executive director of PayPoint plc, with effect from the close of their annual general meeting on 23 July 2014. Neil was on the board of Johnson Matthey plc until the end of September 2014. Neil is a joint chairman of the Chemistry Growth Partnership, which is working with the government to stimulate growth in the industry in the United Kingdom. He was previously a founding member of the Prince of Wales' Corporate Leaders Group on Climate Change. Neil received an engineering degree from Lanchester Polytechnic (now Coventry University) and has been awarded an honorary doctor of Business Administration from Anglia Ruskin University.

Colin Day (Age 59)

        Non-executive Director, chairman of the audit committee and member of the remuneration, nominations and ethics committees.    Colin was appointed a non-executive director on 14 October 2010. Colin was appointed Chief Executive Officer of Essentra plc (formerly Filtrona plc), an international supplier of specialist plastic, fiber and foam products on 1 April 2011, prior to which he was Chief Financial Officer of Reckitt Benckiser Group plc, a multinational consumer goods company, from September 2000 to March 2011. Between 1995 and 2000, he served as Group Finance Director of Aegis Group plc. He spent six years in a number of divisional finance director positions with ABB Group and served as Group Finance Director of ABB Kent Instrumentation and ABB Kent plc from 1988 to 1994. Colin has more than 25 years of experience of blue chip companies, including Aegis Group Plc, ABB Group, De La Rue Group Plc, and British Gas. He started his career in 1973 as a trainee accountant at Kodak. Colin has been a director of FM Global (USA) since 10 January 2014, a non-executive director of WPP Group plc since July 2005 and is a Fellow of the Association of Chartered Certified Accountants. Colin holds an MBA from Cranfield School of Management.

J. Kent Masters (Age 53)

        Nominee non-executive Director.    Kent agreed on 2 October 2014 to be appointed a non-executive director, effective following completion of the Offer and the termination of his employment with Foster Wheeler. Until his resignation from the Company on 13 November 2014, Kent was Foster Wheeler's Chief Executive Officer since 1 October 2011 and its President since 1 January 2014. Prior to joining Foster Wheeler, he served as a member of the Executive Board of Linde AG, a world leading gases and engineering company, from September 2006 to September 2011. At Linde, Kent had responsibility for the Americas, Africa, the South Pacific, the global business unit Healthcare, and the business area Merchant and Packaged Gases. He was employed by BOC Group plc from 1984 until the acquisition of BOC by Linde in 2006. Kent served in roles of increasing responsibility at BOC, including as Chief Executive, Industrial and Special Products, from 2005 to 2006, and as President, Process Gas Solutions-Americas, from 2002 to 2005. He also served on the board of directors of BOC from 2005 to 2006. Kent has been a director of Foster Wheeler since 2011. He has also been a director of Rockwood Holdings, Inc. since 2007 and serves on its audit and compensation committees. Kent served as the non-executive Chairman of African Oxygen Limited from April 2005 to May 2011.

Stephanie S. Newby (Age 57)

        Non-executive Director, member of the audit and ethics committees.    Stephanie S. Newby, formerly known as Stephanie Hanbury-Brown, agreed on 2 October 2014 to be appointed a non-executive director, effective following completion of the Offer. Stephanie is the Chief Executive Officer of Crimson Hexagon, a leading provider of social media and data analytic services. Stephanie also founded Golden Seeds LLC in 2004 and is a Managing Partner of its venture capital funds. Prior to that, she spent 20 years working in the financial services industry in Sydney, London and New York. The majority of her career was with J.P. Morgan, where she headed several global businesses including Global Head of Futures and Options, Head of International Private Banking, Chief Operating Officer of Global Equities and Head of eCommerce. Stephanie has been a director of Foster Wheeler since 2004, serving on the audit and governance and nominating committees, and Foster Wheeler's Board has determined that she is an "Audit Committee Financial Expert" as defined by the SEC. Stephanie also previously served as a director and a member of the audit and compensation and HR committees of RiskMetrics Group, Inc.

Simon Thompson (Age 55)

        Senior Independent Director, chairman of the remuneration committee, member of the audit, ethics and nominations committees.    Simon was appointed a non-executive director of AMFW in January 2009. He held a number of senior positions with the Anglo American group from 1995 to 2007 including executive director of Anglo American plc from 2005 to 2007, chairman and chief executive of the base metals division, chairman of the exploration division and chairman of the Tarmac Group. Before joining the Anglo American group, he held various investment banking positions with S. G. Warburg & Co. Ltd and N M Rothschild & Sons Limited.

        Simon has been a non-executive director and chairman of Tullow Oil plc since May 2011 and January 2012 respectively, a non-executive director of Rio Tinto plc and Rio Tinto Limited since April 2014 and a non-executive director of Sandvik AB since April 2008. He was a non-executive director of Newmont Mining Corporation from 2008 to April 2014, an independent director of United Company Rusal from 2007 to 2009 and a non-executive director of AngloGold Ashanti Limited from 2004 to 2008. Simon holds an MA in Geology from University College, Oxford.

Senior Management of AMFW

        AMFW considers its senior management to comprise those persons discharging managerial responsibilities, or PDMRs, excluding those PDMRs who are non-executive directors. The table below details the names of, and information about, AMFW's senior management:

Name	Position	Citizenship
Samir Brikho	Chief Executive	Sweden & Lebanon
Ian McHoul	Chief Financial Officer	United Kingdom
Simon Naylor	Group President, Americas	United Kingdom
John Pearson	Group President, Europe	United Kingdom
Roberto Penno	Group President, AMEA & Southern Europe	Italy
Gary Nedelka	Group President, Global Power Group	United States

        None of the current members of AMFW's senior management was selected for their role at AMFW pursuant to any arrangement or understanding with any major customer, supplier or other person having a business connection with AMFW. There are no actual or potential conflicts of interests between any duties of AMFW's senior management and their private interests and other duties.

        Set forth below are brief biographical descriptions of the persons named in the table above, including their current principal occupation or employment and material occupations, positions, offices or employment during the past five years. For descriptions of Samir Brikho and Ian McHoul, see "—Directors of AMFW" above.

Simon Naylor (Age 53)

        Group President, Americas.    Simon was appointed to this role in October 2012, having previously been President of Natural Resources Americas, where he led the growth and successful development of AMFW's leading positions in the core market sectors of Mining, Oil & Gas and oil sands since August 2007. Since joining AMFW in 1993 he has worked across the project lifecycle, from consulting to engineering and project management, serving various roles including President of AMEC Paragon Inc. between 2005 and 2007 and President of AMEC Offshore Services Inc. from 2002 to 2005. Prior to joining AMFW, Simon served as a project manager at ABB Global from 1989 to 1993, a project engineer at Global Engineering from 1987 to 1988 and process engineer at Fluor Limited between 1982 and 1987. His experience includes project development, asset support, strategy, customer relationship management and operations leadership. Simon is a director of a number of AMFW entities. He received a BSc from University College London and an MBA from Cranfield School of Management.

Gary T. Nedelka (Age 60)

        Group President, Global Power Group.    Gary has been employed by Foster Wheeler for 33 years, serving Foster Wheeler and its subsidiaries in various positions of increasing responsibility in commercial operations and engineering management. Gary was promoted to the position of Chief Executive Officer of Foster Wheeler's Global Power Group, effective 1 January 2009. Prior to his current position, Gary served as President and Chief Executive Officer of Foster Wheeler North America Corp., an indirect, wholly-owned subsidiary within Foster Wheeler's Global Power Group, since 2006. From 2000 to 2006, Gary served as President and General Manager of Foster Wheeler's operating companies in China. Gary also serves as a director of Cotton Holdings, Inc., a leading disaster services company providing restoration and disaster recovery services.

John Pearson (Age 51)

        Group President, Europe.    Appointed to this position in October 2012, John had previously held the role of Managing Director, Natural Resources Europe and West Africa, since 2007. Prior to this,

John led AMFW's Oil & Gas projects and asset support business streams globally, serving first as Head of Global Oil & Gas Projects from 2001 to 2003 and Head of Global Oil & Gas Asset Support from 2004 to 2007. He joined AMFW from Chevron in 1990 and worked in a variety of engineering and project management roles in Aberdeen, Baku and London for AMFW between 1990 and 2001. Between 1985 and 1990, John served in engineering roles at Chevron in San Francisco and Aberdeen. John is and has previously been a director of a number of AMFW entities. He is co-Chairman of Oil & Gas UK and was previously Chairman of the Offshore Contractors Association. John holds a BSc (Hons) in Engineering from Aberdeen University.

Roberto Penno (Age 54)

        Group President, AMEA & Southern Europe.    Roberto was appointed Chief Executive Officer of Foster Wheeler's Global E&C Group, effective 11 November 2013. Prior to his appointment, Roberto served as Chief Executive Officer of the Global E&C Group's Asia-Pacific Region. Roberto has been employed by Foster Wheeler for 25 years. Roberto has served in a variety of positions with Foster Wheeler, including managing director of Global Sales, Marketing and Strategic Planning; director of commercial operations for Foster Wheeler Asia Pacific; and other senior roles in operating unit management, sales and commercial management in Europe, Asia and the United States.

The Board

Board Composition

        As at 3 December 2014, AMFW's board comprised the non-executive Chairman (John Connolly); two executive directors: the Chief Executive (Samir Brikho) and the Chief Financial Officer (Ian McHoul); and five independent non-executive directors.

        The balance of executive and non-executive directors, reinforced by adherence to sound governance procedures and the fostering of mutual respect and individual director integrity, ensures no one individual, or group of individuals, dominates AMFW's board's decision-making process. The varied backgrounds and commercial experience provided by the non-executive directors, and their independence from management, ensure rigorous debate at meetings and the constructive challenge of the executive directors in relation to both the strategic direction and performance of the group. AMFW's board receives a presentation on succession planning by the Group HR Director each year. In 2013, this took place in April and, in 2014, it took place in July. AMFW's board is increasingly mindful of the need to maintain an appropriately diverse balance of skills and experience both at, and directly below, board level to ensure the delivery of the group's strategy and performance.

        AMFW's Articles of Association require all directors to seek re-election by shareholders at the general meeting of shareholders following their initial appointment and every three years thereafter. In line with the recommendation of the UK Corporate Governance Code, AMFW's practice is that all directors submit themselves for re-election on an annual basis.

Attendance at Meetings

        AMFW's board holds six regular meetings throughout the year, scheduled in accordance with an annual timetable. Additional board meetings and telephone conferences are held as required to deal with specific issues. Directors are expected to attend all scheduled board and relevant committee meetings, unless they are prevented from doing so by unavoidable prior business commitments or other valid reasons. All directors are provided with full papers in advance of each meeting. In 2013, these were provided electronically for the first time. Where a director is unable to attend a meeting, they are encouraged to discuss any issues arising with the Chairman or Chief Executive as appropriate. All board directors attended all scheduled board meetings in 2013. In addition there were seven unscheduled board meetings called at short notice to consider matters such as the proposed Foster

Wheeler acquisition. At least one scheduled meeting each year takes place away from AMFW's head office in London. This provides the board with an opportunity to understand more about AMFW's business and to meet employees based locally. In June 2013, the board meeting took place in Calgary, Alberta, Canada and involved a visit to AMFW's activities in the oil sands. In July 2014, the board meeting took place in Aberdeen, Scotland. In addition to the matters reserved for the board, certain items are considered at every scheduled board meeting.

The Chairman and Chief Executive

        AMFW does not combine the roles of Chairman and Chief Executive. There is a clear and well established division of accountability and responsibility between the roles of the Chairman and Chief Executive and these are set out in writing and have been agreed by AMFW's board. The consequence of this clear division of responsibility at the head of AMFW is such that no individual has unfettered powers of decision. In response to the Chief Executive's more direct involvement in the business, as a consequence of the change in organizational structure announced in 2012, the Chairman has continued to ensure that the level of challenge at board meetings is appropriately matched to the widening in the Chief Executive's role. The Chairman and Chief Executive are committed to ensuring the development and maintenance of an effective and trusting relationship with the appropriate balance between challenge and support.

        The Chairman is principally responsible for the leadership and effectiveness of AMFW's board. At a high level, he is accountable for facilitating constructive relations between, and the participation of, all board members, so as to encourage a culture of openness and debate and enable AMFW's board to fulfil all aspects of its role. The Chairman has undertaken to ensure that AMFW's board discharges its duties to promote the success of AMFW, and to guide AMFW's business and conduct in accordance with the highest ethical standards. In setting the agenda for AMFW's board, the Chairman ensures sufficient time is available for discussion and meaningful challenge of all matters before the board, particularly strategy, performance, value creation and accountability.

        The Chief Executive's principal responsibility is running AMFW's businesses with the primary objective of creating shareholder value. Consistent with this objective, the Chief Executive has ultimate responsibility for the proposal, development and implementation of the group's strategy. The building and maintenance of an effective executive management team, and the allocation of responsibility within it, are key components of, and essential to, the performance of the Chief Executive's role. The Chief Executive takes the lead role in the promotion of AMFW, gives personal leadership to the preservation of AMFW's culture and values and encourages the highest standards of safety, health and environmental performance.

Senior Independent Director

        Until his retirement at the close of the AMFW AGM on 3 April 2014, Tim Faithfull was AMFW's board's Senior Independent Director. With effect from the 2014 AGM, Simon Thompson has taken on this role. Simon was considered by the nominations committee and AMFW's board to be the most appropriate candidate on account of his significant knowledge of AMFW and its operations and his experience as a director of international companies in sectors that are relevant to AMFW. In anticipation of taking on the role, Simon has confirmed that he is committed to regular interaction with shareholders to ensure their views are sought and taken into account. The Senior Independent Director is responsible for:

  •
  providing additional support to, and acting as a sounding board for, the Chairman;

  •
  acting as an additional channel of communication between the Chairman and the other directors;

  •
  being available to shareholders for concerns they may have that have not been resolved through the normal channels of the Chairman, Chief Executive or other executive directors, or which are not appropriate to raise through these channels;

  •
  acquiring an objective understanding of the issues and concerns of AMFW's shareholders through attendance at a sufficient number of meetings with AMFW's major shareholders and financial analysts;

  •
  at least annually establishing the views of the non-executive directors as to the performance of the Chairman as part of the board performance evaluation exercise, providing feedback to the Chairman on his performance and overseeing the recruitment of the Chairman; and

  •
  following the completion of the above evaluation exercise, providing feedback to the Chairman on his performance.

Non-executive Directors

        AMFW's non-executive directors bring an external view and wide range of skills, experience, expertise and diversity of views to the board's deliberations and development of strategy. They constructively challenge and scrutinize the performance of management against agreed objectives and provide an invaluable contribution to the work of the board's committees. AMFW's board benefits greatly from the contribution and balance provided by the non-executive directors. To ensure the preservation of this benefit, the Chairman holds regular meetings with the non-executive directors, without the executive directors present. Such meetings are scheduled to be held immediately following most scheduled board meetings.

        The board's policy is that non-executive director appointments are normally for three consecutive three-year terms, subject to assessment by the nominations committee after the end of each term. The committee makes recommendations on reappointment to the board.

        Prior to appointment and on any material changes, the external commitments of each non-executive director, including those of the Chairman, are reviewed. During 2013, Linda Adamany was appointed as a non-executive director of Coeur Mining, Inc. In 2014, she was appointed as a non-executive director of Leucadia National Corporation, Colin Day was appointed as a non-executive director of FM Global (USA), Simon Thompson was appointed as a non-executive director of Rio Tinto plc and Rio Tinto Limited and Neil Carson was appointed as a non-executive director of PayPoint plc. In accordance with AMFW's board's policy to ensure that non-executive directors are not conflicted and are able to commit sufficient time to meet their duties and responsibilities to AMFW, the prospective appointments are disclosed to AMFW's board for approval. AMFW's board did not consider that the external appointment would have a detrimental effect in any of these cases. Each director's undertaking as to their ongoing commitment to the role, together with an assessment of their continued independence, is reviewed as part of their performance evaluation.

Role and Responsibilities

        AMFW's board is ultimately responsible for promoting the long-term success of AMFW in accordance with the expectations of, and its obligations to, all stakeholders. In order to discharge its role AMFW's board must provide leadership of AMFW within an entrenched system of effective controls to ensure the assessment and management of risk. It is responsible for setting AMFW's strategy and ensuring the security of the resources necessary to achieve the resulting objectives. Fundamentally, AMFW's board must also set and guarantee the dissemination of, and adherence to, AMFW's values and standards.

        In order to ensure it retains appropriate overall control of the group, AMFW's board maintains a schedule of matters reserved for its approval. The matters reserved include the following areas:

  •
  annual strategic and short-range plans;

  •
  financial and treasury policies;

  •
  risk identification, risk appetite, risk management and internal control systems;

  •
  major acquisitions and disposals;

  •
  Code of Business Conduct;

  •
  annual and half-year accounts;

  •
  dividend policy;

  •
  succession planning for directors and senior executives;

  •
  group-wide policy framework; and

  •
  ensuring the effectiveness of governance practices.

        The reserved powers of AMFW's board are complemented by the management of AMFW's businesses on a decentralized basis. Overall operational management has been passed to the Chief Executive who has in turn delegated authorities to the Chief Financial Officer and the business unit leads. The business unit leads have further delegated authorities to their respective teams. The management philosophy is to empower the business unit leads and their teams to take the actions necessary to deliver AMFW's operational business objectives.

        The Code of Business Conduct, which forms the foundation of AMFW's approach to corporate governance, is the responsibility of and upheld by AMFW's board to ensure the operation of AMFW's businesses in accordance with AMFW's visions and values. The Code of Business Conduct ensures that those who work for and under AMFW's direction understand the behavior that is expected of them. During 2013, to strengthen the corporate governance framework supporting the businesses, AMFW's board launched a revised global policies document supported by a set of global mandatory procedures. Aligned with the Code of Business Conduct, the revised global policies and procedures provide a more detailed description of expected working behaviors and as such will aid consistency in the direction and management of the businesses throughout the group in accordance with AMFW's vision and values. On a day-to-day basis, AMFW's board has delegated responsibility for the implementation of the global policies and ownership of the global mandatory procedures to the group management team. AMFW's board is responsible for regularly reviewing the effectiveness of the new framework.

        AMFW's board is supported in its work by four board committees (audit, remuneration, nominations and ethics), chaired exclusively by either the Chairman or another non-executive director, and a number of management committees, chaired by executive directors, to which specific responsibilities have been formally delegated.

Conflicts of Interest

        AMFW's board has procedures in place for the disclosure and review of conflicts of interest. Prior to appointment, director-elects provide information on any conflicts of interest, and thereafter any potential conflicts of interest are considered at the start of each board meeting. Accordingly, each director is aware of his or her responsibility to avoid a situation where he or she has an actual or potential conflict of interest, the requirement to keep the same under review and inform the Chairman and Company Secretary of any change in his or her situation. An effective procedure is in place for AMFW's board to authorize conflict situations, should they arise, in accordance with the Companies Act and AMFW's Articles of Association. The Company Secretary is responsible for keeping appropriate records, including the scope, of any authorizations granted by AMFW's board, and ensures AMFW's board undertakes regular reviews of conflict authorizations.

        Executive directors are not permitted to accept external directorships without the prior approval of AMFW's board. In March 2013, Samir Brikho was appointed as an independent non-executive director of Skandinaviska Enskilda Banken AB. Prior to accepting the appointment, AMFW's board reviewed the nature of the position and time commitment required and concluded that it would not adversely impact on his ability to fulfil his role as Chief Executive of AMFW.

        No conflicts of interest arose in 2013.

        In March 2014, Ian McHoul was appointed as an independent non-executive director of Britvic plc. Prior to accepting the appointment, AMFW's board reviewed the nature of the position and time commitment required and concluded that it would not adversely impact on his ability to fulfil his role as Chief Financial Officer of AMFW.

        See "—The Board—Non-executive Directors" for information regarding the review of non-executive director appointments in 2013 and 2014.

Professional Development

        A comprehensive induction program is in place for all new directors which, taking into account their previous experience, background and role on the board, is designed to further their knowledge and understanding of the group and their associated role and responsibilities. All new directors are provided with key board, corporate and financial information; attend meetings with other members of AMFW's board, group management and their extended teams; receive briefings on governance within AMFW; and, where possible, meet AMFW's major shareholders. Where a new director is to serve on a board committee, induction material relevant to the committee is also provided.

        Ongoing training, relevant to each director's individual development needs, continues after appointment to ensure the continued enhancement of their skills and knowledge of the business, in order that they may continue to effectively fulfil their role on AMFW's board and its committees. Internally facilitated training is arranged by the Company Secretary on topics and issues relevant to the operation of AMFW's board and responsibilities of the directors and use is also made of external auditor and adviser training programs. Individually the directors also from time to time attend seminars and conferences related to their areas of expertise and responsibility. AMFW's board receives presentations from management on changes and significant developments in the business. For example, at the December 2013 board meeting, the Group HSSE Director gave a presentation on HSSE matters and security risk management. AMFW's board also receives regular updates on changes in legislation and regular communications from the Company Secretary's office on key developments in corporate governance. To further develop the directors' understanding of the group's operations and culture, AMFW's board undertakes visits to various places of AMFW's business. The board visited a Canada-based oil sands project site in 2013.

Evaluation

        In line with the recommendations of the UK Corporate Governance Code, or the UK Code, each year a formal performance evaluation review is undertaken of AMFW's board, its committees and the directors individually. In 2012, the evaluation process was undertaken externally by the Inzito Partnership, an independent party, which had no other connection with AMFW. In 2013, the performance evaluation was conducted internally with the assistance of the Company Secretary.

        In 2013, the process involved the completion by each director of a questionnaire designed to establish their perceptions in areas such as: the current composition of AMFW's board, board dynamics and the relationships between board members; the effectiveness of the board's processes and its interaction with its committees; and the quality and sources of information presented to the board, the board's oversight of operational matters and the support available from the Company Secretary. Views were also sought on the sufficiency of strategic and risk oversight afforded to the board and on the level of interaction and engagement with shareholders. The responses to the questionnaires were returned to the Company Secretary for analysis, who subsequently produced a report of the issues raised for discussion by AMFW's board at its June 2013 meeting. In summary, the results were positive and demonstrated sustained progress against the outcomes of the 2012 evaluation process. Areas for improvement were again relatively minor and included the following:

  •
  while satisfied with the current composition and collective performance, the board considered it might be beneficial to appoint additional board members who would complement and strengthen the existing skill set and experiences, and so further improve board diversity and the effective discharge of their duties;

  •
  one key area of focus remains increased interaction on strategy and engagement with the group presidents of the three business units, to allow greater oversight of the direction and effectiveness of the new organizational structure; and

  •
  in considering the future shape of the business, the greater prioritization of management development and succession planning was also agreed.

        In accordance with the terms of the UK Code, the next externally facilitated board evaluation review will be undertaken no later than 2015. Lintstock, which has been appointed for a three year term, will undertake the review.

Information and Support

        The Chairman's responsibilities for ensuring that the directors receive accurate, timely and clear information are, in the main, discharged by the Company Secretary, who is fundamental in ensuring the efficiency and effectiveness of AMFW's board.

        The Company Secretary is responsible for ensuring that the directors have timely access to full, accurate and relevant information. Agendas and supporting papers are circulated approximately one week prior to all meetings to allow sufficient time for digestion and reflection and to ensure informed debate and challenge at meetings. Where the directors, particularly non-executive directors, require further insight on any issue, the Company Secretary will facilitate this from the business or relevant members of the senior management team. Members of senior management are also regularly invited to attend board meetings to present on specific projects and issues as required. The Company Secretary ensures that the correct board procedures are followed and that AMFW's board is informed on legislative, regulatory and governance matters related to its operation. In addition to the advice and services of the Company Secretary, which are available to all of the directors, a formal process exists for the directors to take independent professional advice, at AMFW's expense, where they conclude it necessary to discharge their responsibilities. The Company Secretary is responsible for the organization and co-ordination of access to such advice. The Company Secretary is also accountable for ensuring that an accurate record is taken of all meetings of AMFW's board and its committees. If a director had a concern about the running of AMFW or a proposed action that could not be resolved, this would be recorded in the minutes. Further, on resignation, should a director have any such concerns, they would be invited to provide the Chairman with a written statement for circulation to the AMFW board. The appointment and removal of the Company Secretary is one of the matters reserved for the AMFW board.

Board Committees

        AMFW currently has four board committees: audit, nominations, remuneration and ethics. All of these have appropriate terms of reference, which are regularly reviewed by AMFW's board to ensure compliance with best practice and corporate governance requirements. All of the board's independent non-executive directors, except Ms. Stephanie S. Newby, are members of each of the board committees.

        Following the integration of Foster Wheeler and the adoption of the proposed new operating structure, AMFW intends to amend the terms of reference and composition of its board committees and management committees.

        AMFW's board ensures that the committees are provided with whatever resources they need to undertake their duties and that their membership continues to be appropriate. The secretary of the committees produces timely records of all meetings, which are circulated to each member. In addition, the chairman of each board committee reports fully to AMFW's board following each meeting.

Audit Committee

        The purpose of the audit committee is to provide independent scrutiny of AMFW's financial and non-financial performance and of the adequacy of the risk management framework and the internal controls and the performance of both the external and internal audit functions.

Members

        The audit committee comprises all the independent non-executive directors. The quorum for the audit committee is two members.

        Colin Day is the chairman of this committee and has recent and relevant financial experience in auditing and accounting.

Key responsibilities

  •
  Reviewing the annual and half yearly financial statements

  •
  Reviewing and monitoring the internal financial controls and risk management systems

  •
  Overseeing the relationship with the external auditors including the approval of the engagement letter, letter of representation and statutory audit fees

  •
  Promoting an effective internal audit function

  •
  Overseeing AMFW's compliance processes

        The audit committee meets at least three times a year and in addition to the committee members, the Chairman, the executive directors, the Group Financial Controller, the Head of Internal Audit and representatives of the external auditor also attend each meeting by invitation. During 2013, the audit committee had the opportunity to meet separately with the external auditor, the head of internal audit and the Chief Financial Officer, in each case without others being present to ascertain whether there were any issues that needed to be raised by any of the parties outside the more formal environment of the committee meetings and no such areas of concern were raised.

        During 2013, the audit committee reviewed the terms of reference of both the audit committee itself and that of the internal audit department. The outcome of these reviews was that the audit committee's terms of reference were refreshed to reflect the additional reporting requirements under the UK Code. The terms of reference of the internal audit department were considered to continue to meet the requirements of the audit committee and the company.

Internal Controls and Risk Management

        The audit committee reviews the processes by which AMFW's control environment is evaluated. A control risk assessment is undertaken every year, with comprehensive integrity checks. This process is augmented by an annual corporate assessment process whereby every year, senior management throughout AMFW are asked to provide confirmation of compliance with all AMFW's policies, procedures and codes of practice. Any areas of concern have to be fully explained and addressed.

        The audit committee's primary responsibilities in relation to risk management are in ensuring that robust processes are in place for managing risk throughout AMFW.

Internal Audit

        The audit committee monitors and reviews the operation of the internal audit function, and receives a full report at each meeting from the head of internal audit. The findings of each internal audit review are summarized and the audit committee focuses on unsatisfactory findings and on the action plans in place to address matters.

        The head of internal audit formally reports to the audit committee chairman.

External Audit

        The audit committee oversees the relationship with AMFW's external auditor, EY. This process includes an annual assessment of relevant audit risks.

        During 2013, the audit committee also conducted an internal review led by the head of internal audit, on the effectiveness of the external auditor. This identified a few minor issues that have subsequently been addressed, including some duplication of information requests and a requirement for better co-ordination in some areas. These reports are conducted annually on behalf of the audit committee by the head of internal audit and the process is overseen by the Company Secretary.

        EY were appointed as AMFW's external auditor in 2010, following a formal tender process. Both EY and the audit partner responsible for the group audit have now been in place for four years. The audit committee takes account of and endorses the relevant provisions of the UK Code in this regard, which means that the external audit contract will be put out to tender at the latest by 2020.

        AMFW has a formal procedure for the provision of non-audit and other services to ensure that such work does not impair the objectivity and independence of the external auditor. The procedure clearly outlines the category of work the external auditor is permitted to carry out and the rules governing what is not permitted, and these are aligned with both UK and US requirements. The audit committee has delegated authority to pre-approve non-audit and other services to the audit committee Chairman, who is an independent director of the board. This process is overseen and is continually monitored by the head of internal audit on behalf of the audit committee and details of all non-audit and other services performed are formally presented to the audit committee twice a year. It is the responsibility of the audit committee to monitor the overall level of non-audit and other fees in relation to audit fees from an independence point of view and to confirm that independence has been safeguarded. If there are any concerns about this, for the avoidance of doubt, the undertaking of such work would not be permitted.

        The level of non-audit fee awarded to EY is considerably higher in 2013 than would normally be the situation, as shown in the table below. In conjunction with the Chief Financial Officer, the audit committee approved the services of EY to undertake and support management's due diligence over the Acquisition. The substantial due diligence performed by EY primarily covered the balance sheet, profit & loss statement, accounting policies, revenues, provisions, liabilities, general accounting, tax, corporate finance and US GAAP differences. The decision to appoint EY to undertake this work is considered by the audit committee to be in the best interest of shareholders as the firm has a deep understanding of AMFW, placing them at a distinct advantage to support AMFW's board in this matter. In addition, should the Acquisition be successful, a sizeable portion of the work performed by

EY will not have to be repeated thereby making the most efficient and economic use of shareholders' funds.

        All EY fees for non-audit work were approved in accordance with AMFW's policy covering non-audit services.

        The table below presents fees paid to EY:

	2012	2013
	(£ thousands)
Fees
Statutory fee	1,332	1,422
Non-audit	686	448

Sub total	2,018	1,870
Foster Wheeler Acquisition	—	1,600

Total	2,018	3,470

Nominations Committee

        The nominations committee leads the process for identifying, and makes recommendations to AMFW's board concerning the appointment or termination of, any new director or the Company Secretary and, in the case of non-executive directors and the Chairman, the extension of existing appointments. It makes recommendations to AMFW's board on appointments to board committees.

Members

        The nominations committee comprises all the independent non-executive directors, except Stephanie S. Newby, including the Chairman. The quorum for the nominations committee is three members. John Connolly is the chairman of this committee.

Roles and Responsibilities

        The nominations committee evaluates the structure, size and composition of AMFW's board, including the mix of skills, experience, independence and knowledge of the directors. In considering recommendations to AMFW's board, with regard to any changes considered necessary to maintain the appropriate balance of skills and experiences to progress the group's strategy, the nominations committee is cognizant of the benefits of diversity, including but not limited to gender.

        The nominations committee also reviews board succession planning, in conjunction with reports from the Chief Executive and Group HR Director on senior management succession planning, so as to ensure that an appropriate balance of skills is maintained both within AMFW and on AMFW's board.

Remuneration Committee

Members

        The remuneration committee comprises all the independent non-executive directors, except Stephanie S. Newby, including the Chairman. The quorum for the remuneration committee is two members.

        Simon Thompson is the Chairman of this committee.

Roles and Responsibilities

        In considering the matters within its remit, the remuneration committee takes account of recommendations from the Chairman in respect of the Chief Executive and from the Chief Executive in respect of other executive directors and designated executives. It is advised independently by New Bridge Street, or NBS. NBS was reappointed by the remuneration committee in 2013 and 2014 and its terms of engagement are available from the Company Secretary. NBS does not undertake any material additional work for AMFW. NBS is wholly-owned by Aon Corporation and while other companies within the Aon group do undertake material work for AMFW, this is not in the area of executive remuneration and arrangements are in place within the Aon Group to ring-fence NBS from other services provided. Accordingly, the remuneration committee does not believe that the independence of its adviser is compromised in any way. NBS was paid £44,000 during 2013 for the advice provided to the remuneration committee on the basis of time expended and seniority of individuals providing the advice. The remuneration committee is also supported by AMFW's HR department which may from time to time use third parties to provide data and technical advice.

        The remuneration committee normally meets three times a year and has an established annual agenda of items that it considers at the various meetings, the major elements of which are summarized below:

        February

  •
  Confirmation of short- and long-term incentive outcomes

  •
  Approval of Directors Remuneration Report

  •
  New long-term incentive, or LTI, awards

        August

  •
  Shareholder feedback/consultation

  •
  Remuneration policy

  •
  Committee processes and appointment of consultants

        December

  •
  Review of individual base salaries and total remuneration

  •
  Incentive plan targets

        No additional meetings were held during 2013.

        In 2014, the remuneration committee held two additional meetings in October. On 1 October 2014, the remuneration committee met to approve the terms of the settlement and coordination agreement entered into between AMFW and Mr. Masters in connection with the planned termination of Mr. Masters' employment as President and Chief Executive of Foster Wheeler and his appointment as a director of AMFW. On 15 October 2014, the committee met to review proposed changes to the directors' remuneration policy.

Ethics Committee

        The purpose of the ethics committee is to assist AMFW's board in upholding AMFW's core value of integrity.

Members

        The ethics committee comprises all the independent non-executive directors. The quorum for the ethics committee is two members. Linda Adamany is the Chairman of this committee.

Roles and Responsibilities

        The ethics committee reviews and monitors business ethics within AMFW, including compliance with relevant legislation, regulation and current best practice relating to such matters as the prevention of bribery and corruption, government contracting, competition and import/export restrictions, trade compliance and discrimination or inappropriate behavior in the workplace. It also reviews and approves AMFW's Code of Business Conduct at least annually to ensure that it addresses the above issues.

        It considers and reviews the scope and planning of all compliance activity within AMFW and reviews the extent and effectiveness of AMFW's internal training and external reporting of compliance and ethics matters.

        AMFW has in place arrangements with an independent third-party provider for employees to raise concerns or report compliance issues in confidence. In the event of an actual or suspected material breach of AMFW's Code of Business Conduct or any relevant legislation, a member of the ethics committee will take responsibility for and manage any investigation into the relevant matter with the support of the General Counsel and Company Secretary. The ethics committee may use internal resources and is also authorized to employ external consultants to carry out any such investigation.

Management Committees of AMFW

Corporate Transactions

Members

        Chief Executive (Chairman); Chief Financial Officer; General Counsel and Company Secretary.

Responsibilities

        The corporate transactions committee considers mergers, acquisitions and disposals and approves transactions where the consideration or assumption of liabilities, as appropriate, is £5 million or less, and above this level it submits recommendations to AMFW's board for approval. In addition, it determines transaction guidelines that are in line with group policies and procedures.

Risk

Members

        Chief Executive (Chairman); Chief Financial Officer; General Counsel and Company Secretary; Head of Risk Management and Insurance.

Responsibilities

        The risk committee performs an integral role in the governance of risk within AMFW by helping AMFW's board fulfil its responsibilities in determining the risk appetite of the group and ensures the soundness of risk management and internal control systems that support it. It also reviews the AMFW risk register and the potential impact of any issues on the risk appetite and the risk profile of the group.

        It reports on key risk issues such as new business and geographical locations and also makes recommendations on the insurance program for the group.

Pensions and Retirement Benefits

Members

        Chief Executive (Chairman); Chief Financial Officer; Company Secretary; Group HR Director.

Required Attendee

        Corporate Pensions Manager

Responsibilities

        The pensions and retirement benefits committee reviews and recommends the establishment of any new or replacement pension arrangements, any significant amendments to existing pension schemes, and the discontinuance, winding up or merger of any existing arrangement. It also agrees with the trustees of those pension arrangements appropriate funding plans to secure the benefits promised.

Share Allotment

Members

        Any two directors; or a director and the General Counsel and Company Secretary or the Deputy Company Secretary (the chairman to be appointed from those directors present).

Responsibilities

        The share allotment committee approves the allotment of new shares or the issue of existing shares held in treasury following the exercise of options under the Savings-Related Share Option Scheme, or Sharesave.

Health, Safety, Security and Environmental Review

Members

        Chief Executive (Chairman); Group HR Director; General Counsel and Company Secretary.

Responsibilities

        The HSSE review committee's key responsibility is to provide effective oversight of AMFW's performance and management of HSSE issues across the group. This includes the evaluation of the effectiveness of the group's policies and management systems in respect of managing health, safety, security and environmental risk in both current and future operations associated with AMFW's growth strategy.

Tender Review

Members

        Chief Executive (Chairman); Chief Financial Officer; General Counsel and Company Secretary; Head of Risk Management and Insurance; Group Commercial Director; Head of Finance Operations.

Responsibilities

        The tender review committee primarily reviews and approves proposed tender submissions for contracts to be undertaken by the business units that are outside the delegated authority of the business unit leaders.

Internal Control

        AMFW's board is responsible for reviewing AMFW's systems of internal control. The reviews cover the effectiveness and adequacy of financial, operational, compliance and risk management systems and are undertaken regularly. These systems can, however, only provide reasonable assurance against material misstatement or loss, as they are designed to manage rather than eliminate the risk of failure to achieve business objectives.

        AMFW's board and its committees have an ongoing process, which is reviewed regularly by AMFW's board and accords with the UK's Turnbull guidance, for identifying, evaluating and managing significant risks faced by AMFW, including strategy, major projects to be undertaken, significant acquisitions and disposals, as well as entry into and exit from different markets. Where appropriate, business decisions are reached following a structured and documented review of potential opportunities and threats, taking steps designed to manage or mitigate any risk exposure.

        The threats and opportunities associated with tender submissions are reviewed by commercial review boards at various levels in the group, in line with delegated authorities. The highest value tenders are, in addition, reviewed by the tender review committee. AMFW applies a set of contracting principles, under which the level of approval required is dependent on the contractual provision in question. The most significant issues in terms of risk require the approval of the relevant business unit lead and the Group Commercial Director.

        The internal control processes are complemented by an annual control self-assessment exercise carried out by the principal businesses. This covers health, safety and environment, legal, commercial and contractual, financial, IT and human resources. The results are reviewed by AMFW's board, through the audit committee, as part of the ongoing internal control monitoring process.

        AMFW has interests in a number of joint ventures and joint arrangements where, once the joint ventures or arrangements are ongoing, controls may not be reviewed as part of AMFW's formal corporate governance process because of the joint management responsibilities. Responsibility for such reviews rests with the joint venture boards and these are reviewed from time to time as part of AMFW's normal internal audit process.

Risk Management Process

        A consistently applied methodology is used at project, operating company and group levels to identify the key risks that could have a significant impact on the ability of AMFW to achieve its objectives. These are recorded in risk registers and evaluated to determine the likely impact and probability of occurring.

        Control actions are developed to mitigate or eliminate risks that are considered unacceptable. Risk owners are identified and given responsibility for ensuring actions are implemented with appropriate review dates.

        The risk registers are reviewed and updated at least quarterly with the relevant risk owners. AMFW's risk management committee reports directly to AMFW's board.

        Reporting directly to the board, the risk management committee is chaired by the Chief Executive and meets at least twice each year to:

  •
  review risk management policies, procedures and processes;

  •
  review the AMFW risk register and make recommendations as appropriate;

  •
  review, approve and make recommendations in respect of those risks which AMFW is willing to accept or assume in the ordinary course of business, or risk appetite;

  •
  review any issues raised by other committees of AMFW's board that impact on the risk profile of AMFW;

  •
  review any emerging risks and any potential impact they may have on risk appetite;

  •
  review and consider reports on key risk issues such as new business and geographical locations for operations or projects; and

  •
  issue risk reports and make recommendations to AMFW's board.

Relations with Shareholders

        The executive directors and senior management undertake an extensive program of meetings with institutional shareholders during each year. Events such as results presentations and other capital market events are webcast and made available on AMFW's website for those unable to attend in person. Each year, the Chairman and Senior Independent Director write to all major shareholders, reminding them that they are available for meetings or telephone calls with them, as required. John Connolly wrote such a letter in March 2013 and, as a result, five meetings were arranged. Major UK-based shareholders were invited to join the Chairman for an informal lunch in London in December 2013. Representatives from four institutions accepted the invitation and contributed to interesting and wide-ranging discussions. The Chairman and the Senior Independent Director attend full-year results presentations. Ad hoc requests from shareholders for meetings with members of AMFW's board are facilitated by the investor relations team. An in-depth perception study of investors' views undertaken by Clare Williams Associates, an independent third-party, was presented to AMFW's board in February 2013. The results of the study were unsurprising, with investors seeking greater clarity on how AMFW's cash was to be used. The meeting was also attended by AMFW's brokers. AMFW's board also receives unedited feedback reports following shareholder meetings and all material brokers' research notes on AMFW.

Corporate Governance Practices: Differences from the NYSE Listing Standards

        As AMFW ADSs are listed on the NYSE, AMFW is required to disclose differences in its corporate governance practices adopted as a UK listed company, compared with those of a US company.

        AMFWs corporate governance practices are primarily based on the requirements of the UK Code but substantially conform to those required of US companies listed on the NYSE. The following is a summary of the significant ways in which AMFW's corporate governance practices differ from those followed by US companies under the NYSE listing standards.

  •
  The NYSE listing standards and the Code apply different tests for the independence of AMFW board members.

  •
  The NYSE listing standards require a separate nominating/corporate governance committee composed entirely of independent directors. There is, however, no requirement for a separate corporate governance committee in the United Kingdom. Under AMFW's corporate governance policies, all Directors on AMFW's board discuss and decide upon governance issues and the nominations committee makes recommendations to AMFW's board with regard to certain of the responsibilities of a corporate governance committee.

  •
  The NYSE listing standards require listed companies to adopt and disclose corporate governance guidelines. While AMFW reports compliance with the UK Code in each Annual Report, the UK requirements do not require AMFW to adopt and disclose separate corporate governance guidelines.

  •
  The NYSE listing standards require a separate audit committee composed of at least three independent members. While AMFW's audit committee exceeds the minimum independent non-executive director membership requirements, it should be noted that the quorum for a meeting of the audit committee, of two independent non-executive directors, is less than the minimum membership requirements under the NYSE listing standards.

  •
  The NYSE listing standards require a compensation committee composed entirely of independent directors, and prescribe criteria to evaluate the independence of the committee's members and its ability to engage external compensation advisers. While the UK Code prescribes different independence criteria, the non-executive directors on the Remuneration Committee have each been deemed independent by AMFW's board under the NYSE listing standards. Although the evaluation criteria for appointment of external advisers differ under the UK Code, the Remuneration Committee is solely responsible for appointment, retention and termination of such advisers.

REMUNERATION PAID BY FOSTER WHEELER

        For the year ended 31 December 2013, J. Kent Masters, Gary T. Nedelka, Stephanie S. Newby and Roberto Penno received remuneration from Foster Wheeler for their services to Foster Wheeler and did not receive any remuneration from AMFW. John Connolly, Samir Brikho, Ian McHoul, Linda Adamany, Neil Carson, Colin Day, Simon Thompson, Simon Naylor and John Pearson, referred to as the Continuing AMFW Directors and Senior Management, did not receive any remuneration from Foster Wheeler during the year ended 31 December 2013. See "Remuneration of AMFW's Directors and Senior Management" for information on the remuneration paid to certain of the Continuing AMFW Directors and Senior Management during this period.

Remuneration paid by Foster Wheeler to J. Kent Masters in the Year ended 31 December 2013

        The following table summarizes the components of the remuneration paid by Foster Wheeler to J. Kent Masters in his capacity as Chief Executive Officer of Foster Wheeler during the year ended 31 December 2013. The remuneration was comprised of three main components: base salary, cash-based short-term incentives and equity-based long-term incentives. Short-term incentive, or STI, payments depended on the achievement of financial metrics and key initiatives. Foster Wheeler granted a mix of equity under the long-term incentive, or LTI, program, in the form of Foster Wheeler PRSUs and Foster Wheeler RSUs.

        Pursuant to the employment agreement between Foster Wheeler and J. Kent Masters and Foster Wheeler's executive compensation program, during the year ended 31 December 2013, J. Kent Masters' remuneration from Foster Wheeler consisted of the following components and values:

Component	Description	Remuneration Value(1)
Salary	Fixed compensation payable in accordance with Foster Wheeler's executive payroll schedule.	$1,050,000
Short-term Incentive	Variable compensation in accordance with the Foster Wheeler Annual Executive Short-term Incentive, or STI, Plan. The performance-based award is variable compensation determined by financial performance against pre-established metrics and achievement of key initiatives for the year.	$1,339,800	(2)
	• STI awards are calculated using the formula: annual base salary multiplied by target award opportunity and a STI performance multiplier.
	• STI awards can range from zero to two times target award opportunity. J. Kent Masters' target award opportunity in 2013 was 110% of base salary, allowing for a maximum award of 220% of base salary.

•

The STI performance multiplier for J. Kent Masters for 2013 consisted of two components: consolidated net earnings and corporate center key initiatives, weighted 70% and 30%, respectively. In 2013, consolidated net earnings, adjusted for certain operating and non-operating items and exclusions as described below, of $173.0 million would have resulted in 100% of target award.

Component	Description	Remuneration Value(1)
Long-term Incentive

Variable compensation granted annually under the Foster Wheeler AG Omnibus Incentive Plan, or the Foster Wheeler Omnibus Plan, using a mix of Foster Wheeler RSUs and Foster Wheeler PRSUs. The Foster Wheeler RSUs vest ratably on the first, second and third anniversary of the grant date. The Foster Wheeler PRSUs will, after Foster Wheeler's Compensation and Executive Development Committee, or the Committee, determines if, when and to the extent that the pre-determined performance goals have been met, vest on the later of the third anniversary of the grant date or the date of the Committee's determination that the performance goals have been met.

		$4,325,011	(3)
Employee Benefits	Fixed compensation which includes retirement, health and welfare benefits available to other employees.	$4,846	(4)
Perequisites and Other Benefits	Fixed compensation which includes business related benefits, such as housing, living, transportation and other allowances, and tax-gross ups on allowances and tax equalization.	$986,633	(5)

Notes:

(1)
Represents all fees earned and paid for the year ended 31 December 2013 calculated in accordance with SEC regulations.

(2)
The following table summarizes J. Kent Masters' achievement levels against the 2013 STI Plan performance targets, the approved 2013 STI Plan performance multiplier and actual STI award earned for 2013.

				Performance Multiplier Components
	Achievements Towards Financial Metric
			Comparison to Financial Metric(i)	Financial Metrics (70%)	Key Initiatives (30%)	Performance Multiplier	Actual STI Award
J. Kent Masters	$177.8 million consolidated adjusted net earnings	(ii)	$4.8 million over the $173.0 million target	106%	140%	116%	$1,339,800

(i)
As described above, achievement of Foster Wheeler's 2013 financial performance targets would result in an award equal to 100% of the financial metric component of the individual target award opportunity, subject to adjustment as permitted in the discretion of the Committee.

(ii)
For STI measurement purposes for 2013, the Committee excluded from consolidated net earnings certain charges and gains. The Committee believed the adjusted results better reflected its operating performance. The adjustments for 2013 included the impact, whether positive or negative, of foreign currency fluctuations, tariff rates set by third parties on build, own and operate projects, an impairment charge at a waste-to-energy facility, restructuring costs, certain legacy projects and net asbestos charges. The net effect of these adjustments was to increase Foster Wheeler's reported consolidated net earnings attributable to Foster Wheeler of $97.2 million by $80.6 million.
(3)
Represents the aggregate grant date fair value of Foster Wheeler RSUs and Foster Wheeler PRSUs granted under the Foster Wheeler Omnibus Plan. Such awards have been valued in this table in accordance with US GAAP. The grant date fair value for RSUs is based on the closing price of Foster Wheeler's shares on the date of grant. The value for PRSUs is based on the probability of achieving the performance condition using a Monte Carlo simulation as of the grant date for the award, and reflects the maximum number of Foster Wheeler Shares that can be awarded. For more information on

  Foster Wheeler's valuation methodology, see "Operating and Financial Review of Foster Wheeler—Application of Critical Accounting Estimates". These values do not include any discount for possible forfeitures, pursuant to SEC rules.

  On 8 March 2013, J. Kent Masters was awarded the following awards, comprising 48% Foster Wheeler RSUs and 52% Foster Wheeler PRSUs (based on the target economic value of such Foster Wheeler RSUs and Foster Wheeler PRSUs, respectively), under the Foster Wheeler Omnibus Plan:

	Foster Wheeler PRSUs
Foster Wheeler RSUs	Threshold	Target	Maximum
101,319	27,686	110,745	221,489

  As per the Implementation Agreement, these awards were replaced with equivalent awards for AMFW Shares, on terms and conditions equivalent in all material aspects to those applicable to these awards, except that, in the case of the PRSUs, no performance conditions apply.

  One-third of these Foster Wheeler RSUs vested on 8 March 2014, one-third was scheduled to vest on 8 March 2015 and the remaining one-third was scheduled to vest on 8 March 2016. The Foster Wheeler PRSUs were scheduled, after the Committee determined if, when and to the extent that the pre-determined performance goals were met, to vest on the later of the third anniversary of the grant date or the date of the Committee's determination that the performance goals have been met. The performance goals were based on Foster Wheeler's cumulative 3-year total shareholder return, or TSR (calculated by comparing monthly average closing Foster Wheeler share price in December 2012 to Foster Wheeler's monthly average closing share price in December 2015, including reinvestment of dividends), relative to the TSRs of a group of comparison companies. Equivalent awards (on terms and conditions equivalent in all material aspects to those applicable to the unvested Foster Wheeler awards immediately prior to closing of the offer, except that, in the case of performance related restricted share units, no performance conditions will apply) of Amec Foster Wheeler shares were granted in replacement on 13 November 2014.

(4)
Represents 401(k) match. J. Kent Masters participated in the Foster Wheeler 401(k) plan on the same terms as other employees.

(5)
Represents foreign allowances, which were paid in Swiss Francs or British pound sterling and these figures were converted to US dollars using the exchange rate on the dates of payment, and tax-gross ups on allowances and tax equalization.

Remuneration paid by Foster Wheeler to Gary T. Nedelka in the Year ended 31 December 2013

        The following table summarizes the components of the remuneration paid by Foster Wheeler to Gary T. Nedelka during the year ended 31 December 2013. The remuneration was comprised of three main components: base salary, cash based short-term incentives and equity based long-term incentives. Short-term incentive, or STI, payments depended on the achievement of financial metrics and key initiatives. Foster Wheeler granted a mix of equity under the LTI program, in the form of Foster Wheeler PRSUs and Foster Wheeler RSUs.

        Pursuant to the employment agreement between Foster Wheeler and Gary T. Nedelka and Foster Wheeler's executive compensation program, during the year ended 31 December 2013 Gary T. Nedelka's remuneration from Foster Wheeler consisted of the following components and values:

Component	Description	Remuneration Value(1)
Salary	Fixed compensation payable in accordance with Foster Wheeler's executive payroll schedule.	$479,867
Short-term Incentive	Variable compensation in accordance with the STI Plan. The performance-based award is variable compensation determined by financial performance against pre-established metrics and achievement of key initiatives for the year.	$433,320	(2)
	• STI awards are calculated using the formula: annual base salary multiplied by target award opportunity and a STI performance multiplier.
	• STI awards can range from zero to two times target award opportunity. Gary T. Nedelka's target award opportunity in 2013 was 70% of base salary, allowing for a maximum award of 140% of base salary.

•

The STI performance multiplier for Gary T. Nedelka for 2013 consisted of two components: Global Power Group (GPG) EBITDA and GPG key initiatives, weighted 70% and 30%, respectively. In 2013, GPG EBITDA, adjusted for certain operating and non-operating items and exclusions as described below, of $158.6 million would have resulted in 100% of target award.

Long-term Incentive	Variable compensation granted annually under the Foster Wheeler Omnibus Plan, using a mix of Foster Wheeler RSUs and Foster Wheeler PRSUs. The Foster Wheeler RSUs vest ratably on the first, second and third anniversary of the grant date. The Foster Wheeler PRSUs will, after the Committee determines if, when and to the extent that the pre-determined performance goals have been met, vest on the later of the third anniversary of the grant date or the date of the Committee's determination that the performance goals have been met.	$673,914	(3)
Employee Benefits	Fixed compensation which includes retirement, health and welfare benefits available to other employees.	$15,300	(4)
Perquisites and Other Benefits	Fixed compensation which includes business related benefits, such as a car allowance.	$20,415	(5)

Notes:

(1)
Represents all fees earned and paid for the year ended 31 December 2013 calculated in accordance with SEC regulations.

(2)
The following table summarizes Gary T. Nedelka's achievement levels against the 2013 STI Plan performance targets, the approved 2013 STI Plan performance multiplier and actual STI award earned for 2013.

				Performance Multiplier Components
	Achievements Towards Financial Metric
			Comparison to Financial Metric(i)	Financial Metrics (70%)	Key Initiatives (30%)	Performance Multiplier	Actual STI Award
Gary T. Nedelka	$168.7 million of EBITDA for GPG	(ii)	$10.1 million over the $158.6 million target	126%	135%	129%	$433,320

(i)
As described above, achievement of Foster Wheeler's 2013 financial performance targets would result in an award equal to 100% of the financial metric component of the individual target award opportunity, subject to adjustment as permitted in the discretion of the Committee.

(ii)
For STI measurement purposes for 2013, the Committee excluded certain charges and gains from GPG's EBITDA. The Committee believed the adjusted results better reflected its operating performance. The adjustments for 2013 included the impact, whether positive or negative, of foreign currency fluctuations, tariff rates set by third parties on build, own and operate projects, restructuring costs and certain legacy projects. The net effect of these adjustments was to increase GPG's reported EBITDA of $151.4 million by $17.3 million.
(3)
Represents the aggregate grant date fair value of Foster Wheeler RSUs and Foster Wheeler PRSUs granted under the Foster Wheeler Omnibus Plan. Such awards have been valued in this table in accordance with US GAAP. The grant date fair value for RSUs is based on the closing price of Foster Wheeler's shares on the date of grant. The value for PRSUs is based on the probability of achieving the performance condition using a Monte Carlo simulation as of the grant date for the award, and reflects the maximum number of Foster Wheeler Shares that can be awarded. For more information on Foster Wheeler's valuation methodology, see "Operating and Financial Review of Foster Wheeler—Application of Critical Accounting Estimates". These values do not include any discount for possible forfeitures, pursuant to SEC rules.

On 8 March 2013, Gary T. Nedelka was awarded the following awards, comprising 50% Foster Wheeler RSUs and 50% Foster Wheeler PRSUs (based on the target economic value of such Foster Wheeler RSUs and Foster Wheeler PRSUs, respectively), under the Foster Wheeler Omnibus Plan:

	Foster Wheeler PRSUs
Foster Wheeler RSUs	Threshold	Target	Maximum
16,493	4,123	16,494	32,987

  One-third of these Foster Wheeler RSUs vested on 8 March 2014, one-third was scheduled to vest on 8 March 2015 and the remaining one-third was scheduled to vest on 8 March 2016. The Foster Wheeler PRSUs were scheduled, after the Committee determined if, when and to the extent that the pre-determined performance goals had been met, to vest on the later of the third anniversary of the grant date or the date of the Committee's determination that the performance goals have been met. The performance goals were based on Foster Wheeler's cumulative 3-year total shareholder return, or TSR (calculated by comparing monthly average closing Foster Wheeler share price in December 2012 to Foster Wheeler's monthly average closing share price in December 2015, including reinvestment of dividends), relative to the TSRs of a group of comparison companies. Equivalent awards (on terms and conditions equivalent in all material aspects to those applicable to the unvested Foster Wheeler awards immediately prior to closing of the offer, except that, in the case of performance related restricted share units, no performance conditions will apply) of Amec Foster Wheeler shares were granted in replacement on 13 November 2014.

(4)
Represents 401(k) match. Gary T. Nedelka participated in the Foster Wheeler 401(k) plan on the same terms as other employees.

(5)
Represents a car allowance.

Remuneration paid by Foster Wheeler to Stephanie S. Newby in the Year ended 31 December 2013

        Pursuant to Foster Wheeler's non-executive director compensation program, during the year ended 31 December 2013 Stephanie S. Newby's remuneration from Foster Wheeler consisted of the following components and values:

Component	Description	Remuneration Value(1)
Annual cash retainer	Payable on a quarterly basis	$90,000
Annual equity retainer	Comprising 100% Foster Wheeler RSUs, which vest in full on the first anniversary of the grant date	$114,991	(2)
Annual fee for chairman of the Foster Wheeler Governance and Nominating Committee	Paid in full once a year	$10,000
Additional remuneration paid to Foster Wheeler Special Projects Committee

Foster Wheeler's Board established an ad hoc Special Projects Committee to, among other things, provide tactical and strategic advice and make recommendations to its Board in relation to potential material transactions involving Foster Wheeler, including the Offer. Stephanie S. Newby joined the Special Projects Committee as of 7 November 2013

		$2,000 per meeting

Notes:

(1)
Represents all fees earned and paid for the year ended 31 December 2013 calculated in accordance with SEC regulations.

(2)
On 8 March 2013, Stephanie S. Newby was awarded 5,419 Foster Wheeler RSUs under the Foster Wheeler Omnibus Plan. These Foster Wheeler RSUs vested on 8 March 2014.

Remuneration paid by Foster Wheeler to Roberto Penno in the Year ended 31 December 2013

        The following table summarizes the components of the remuneration paid by Foster Wheeler to Roberto Penno during the year ended 31 December 2013. The remuneration was comprised of three main components: base salary, cash-based short-term incentives and equity-based long-term incentives. STI payments depended on the achievement of financial metrics and key initiatives. Foster Wheeler granted a mix of equity under the LTI program, in the form of Foster Wheeler PRSUs and Foster Wheeler RSUs.

        Pursuant to the employment agreement between Foster Wheeler and Roberto Penno and Foster Wheeler's executive compensation program, during the year ended 31 December 2013 Roberto Penno's remuneration from Foster Wheeler consisted of the following components and values:

Component	Description	Remuneration Value(1)
Salary	Fixed compensation payable in accordance with Foster Wheeler's executive payroll schedule.	$580,000	(2)
Short-term Incentive	Variable compensation in accordance with the STI Plan. The performance-based award is variable compensation determined by financial performance against pre-established metrics and achievement of key initiatives for the year.	$297,032	(3)
	• STI awards are calculated using the formula: annual base salary multiplied by target award opportunity and a STI performance multiplier.

•

STI awards can range from zero to two times target award opportunity. Roberto Penno's target award opportunity in 2013 was 60% of base salary, allowing for a maximum award of 120% of base salary. Effective 1 January 2014, Roberto Penno's STI target and maximum award opportunities increased to 80% and 160%, respectively.

•

The STI performance multiplier for Roberto Penno for 2013 consisted of two components: E&C EBITDA and E&C key initiatives, weighted 70% and 30%, respectively. In 2013, E&C EBITDA of $220.5 million would have resulted in 100% of target award.

Long-term Incentive	Variable compensation granted annually under the Foster Wheeler Omnibus Plan, using a mix of Foster Wheeler RSUs and Foster Wheeler PRSUs. The Foster Wheeler RSUs vest ratably on the first, second and third anniversary of the grant date. The Foster Wheeler PRSUs will, after the Committee determines if, when and to the extent that the pre-determined performance goals have been met, vest on the later of the third anniversary of the grant date or the date of the Committee's determination that the performance goals have been met.	$1,643,289	(4)

Component	Description	Remuneration Value(1)
Employee Benefits	Fixed compensation which includes retirement, health and other welfare benefits available to other employees.	$35,985	(5)
Perquisites and Other Benefits	Fixed compensation which includes business related benefits, such as housing, living, transportation and other allowances.	$324,977	(6)

Notes:

(1)
Represents all fees earned and paid for the year ended 31 December 2013 calculated in accordance with SEC regulations.

(2)
Roberto Penno's base pay was adjusted on his appointment to the role of CEO of the Global E&C Group effective 11 November 2013. His current base pay, which is denominated in US dollars, remains below the median for similar roles in the survey group.

(3)
The following table summarizes Roberto Penno's achievement levels against the 2013 STI Plan performance targets, the approved 2013 STI Plan performance multiplier and actual STI award earned for 2013.

				Performance Multiplier Components
	Achievements Towards Financial Metric
			Comparison to Financial Metric(i)	Financial Metrics (70%)	Key Initiatives (30%)	Performance Multiplier	Actual STI Award
Roberto Penno	$220.6 million EBITDA for the Global E&C Group	(ii)	$0.1 million over the $220.5 million target	103%	132%	112%	$297,032

(i)
As described above, achievement of Foster Wheeler's 2013 financial performance targets would result in an award equal to 100% of the financial metric component of the individual target award opportunity, subject to adjustment as permitted in the discretion of the Committee.

(ii)
For STI measurement purposes for 2013, the Committee excluded certain charges and gains from the Global E&C Group's EBITDA. The Committee believes the adjusted results better reflect the Global E&C Group's operating performance. The adjustments for 2013 included the impact, whether positive or negative, of foreign currency fluctuations, tariff rates set by third parties on build, own and operate projects, an impairment charge at a waste-to-energy facility, restructuring costs and certain legacy projects. The net effect of these adjustments was to increase the Global E&C Group's reported EBITDA of $183.9 million by $36.7 million.
(4)
Represents the aggregate grant date fair value of Foster Wheeler RSUs and Foster Wheeler PRSUs granted under the Foster Wheeler Omnibus Plan. Such awards have been valued in this table in accordance with US GAAP. The grant date fair value for RSUs is based on the closing price of Foster Wheeler's shares on the date of grant. The value for PRSUs is based on the probability of achieving the performance condition using a Monte Carlo simulation as of the grant date for the award, and reflects the maximum number of Foster Wheeler Shares that can be awarded. For more information on Foster Wheeler's valuation methodology, see "Operating and Financial Review of Foster Wheeler—Application of Critical Accounting Estimates". These values do not include any discount for possible forfeitures, pursuant to SEC rules.

On 2 December 2013, Roberto Penno was awarded the following awards, comprising 50% Foster Wheeler RSUs and 50% Foster Wheeler PRSUs, respectively (based on the target economic value of such Foster Wheeler RSUs and Foster Wheeler PRSUs, respectively), under the Foster Wheeler Omnibus Plan:

	Foster Wheeler PRSUs
Foster Wheeler RSUs	Threshold	Target	Maximum
15,678	3,920	15,679	31,357

  One-third of these Foster Wheeler RSUs vested on 18 November 2014, one-third was scheduled to vest on 18 November 2015 and the remaining one-third was scheduled to vest on 18 November 2016. The Foster Wheeler PRSUs were scheduled, after the Committee determined if, when and to the extent that the pre-determined performance goals had been met, to vest on the later of 18 November 2016 or the date of the Committee's determination that the performance goals have been met. The performance goals were based on Foster Wheeler's cumulative 3-year total shareholder return, or TSR (calculated by comparing monthly average closing Foster Wheeler share price in December 2013 to Foster Wheeler's monthly average closing share price in December 2016, including reinvestment of dividends), relative to the TSRs of a group of comparison companies. Equivalent awards (on terms and conditions equivalent in all material aspects to those applicable to the unvested Foster Wheeler awards immediately prior to closing of the offer, except that, in the case of performance related restricted share units, no performance conditions will apply) of Amec Foster Wheeler shares were granted in replacement on 13 November 2014.

  On 8 March 2013, Mr. Penno was awarded the following awards, comprising 50% Foster Wheeler RSUs and 50% Foster Wheeler PRSUs, respectively (based on the target economic value of such Foster Wheeler RSUs and Foster Wheeler PRSUs, respectively), under the Foster Wheeler Omnibus Plan:

	Foster Wheeler PRSUs
Foster Wheeler RSUs	Threshold	Target	Maximum
11,781	2,945	11,781	23,562

  One-third of these Foster Wheeler RSUs vested on 8 March 2014, one-third was scheduled to vest on 8 March 2015 and the remaining one-third was scheduled to vest on 8 March 2016. The Foster Wheeler PRSUs were scheduled, after the Committee determined if, when and to the extent that the pre-determined performance goals had been met, to vest on the later of the third anniversary of the grant date or the date of the Committee's determination that the performance goals have been met. The performance goals were based on Foster Wheeler's cumulative 3-year total shareholder return, or TSR (calculated by comparing monthly average closing Foster Wheeler share price in December 2012 to Foster Wheeler's monthly average closing share price in December 2015, including reinvestment of dividends), relative to the TSRs of a group of comparison companies. Equivalent awards (on terms and conditions equivalent in all material aspects to those applicable to the unvested Foster Wheeler awards immediately prior to closing of the offer, except that, in the case of performance related restricted share units, no performance conditions will apply) of Amec Foster Wheeler shares were granted in replacement on 13 November 2014.

(5)
Represents contribution to pension account.

(6)
Represents foreign allowances, which were paid in Singapore dollars or British pound sterling and were converted to US dollars using the exchange rate on the dates of payment.

Aggregate Remuneration Paid by Foster Wheeler in the Year ended 31 December 2013

        The summary compensation table below provides information on the aggregate remuneration of J. Kent Masters, Gary T. Nedelka, Stephanie S. Newby and Roberto Penno for the year ended 31 December 2013, calculated in accordance with SEC regulations.

        During the year ended 31 December 2013, the aggregate remuneration paid or payable to J. Kent Masters, Gary T. Nedelka, Stephanie S. Newby and Roberto Penno by Foster Wheeler was $12,295,107.

	Salary	Fees earned or paid in cash(1)	Foster Wheeler Share Awards(2)		Non- Equity Incentive Compensation(3)	All Other Compensation(4)	Total
	($)
Name and Principal Position in Foster Wheeler
J. Kent Masters (Chief Executive Officer and President)(5)	1,050,000	—	4,325,011	(6)	1,339,800	991,479	7,706,290
Gary T. Nedelka (Chief Executive Officer, Global Power Group)	479,867	—	673,914	(6)	433,320	35,715	1,622,816
Stephanie S. Newby (Non-executive director)	—	102,000	114,991	(7)	—	—	216,991
Roberto Penno (Chief Executive Officer, Global E&C Group)(8)	444,727	—	1,643,289	(6)	297,032	360,962	2,749,010

Notes:

(1)
Represents all fees earned and paid for the year ended 31 December 2013.

(2)
Represents the aggregate grant date fair values of Foster Wheeler RSU awards and Foster Wheeler PRSU awards granted under the Foster Wheeler Omnibus Plan. Such awards have been valued in this table in accordance with US GAAP. The grant date fair value shown for Foster Wheeler RSUs is based on the closing price of Foster Wheeler Shares on the date of grant. The value shown for Foster Wheeler PRSU awards is based on the probability of achieving the performance condition using a Monte Carlo simulation as of the grant date for the award, and reflects the maximum number of shares that can be awarded. For more information on Foster Wheeler's valuation methodology, see "Operating and Financial Review of Foster Wheeler—Application of Critical Accounting Estimates". These values do not include any discount for possible forfeitures, pursuant to SEC rules.

(3)
Represents short-term incentive compensation amounts earned in accordance with the Foster Wheeler Annual Executive Short-term Incentive Plan. The basis for determining short-term incentive compensation for 2013 is discussed in greater detail above.

(4)
All other compensation in 2013 consisted of the following:

	Contribution to Pension Account	401(k) Match	Foreign Allowances(a)	Tax-Gross Ups on Allowances and Tax Equalization	Total
J. Kent Masters	—	4,846	321,951	664,682	991,479
Gary T. Nedelka	—	15,300	20,415	—	35,715
Stephanie S. Newby	—	—	—	—	—
Roberto Penno	35,985	—	324,977	—	360,962

Note:

(a)
Includes housing, living, transportation and other allowances. Allowances were paid in US dollars, Swiss Francs, British pounds sterling or Singapore dollars and these figures were converted to US dollars using the exchange rate on the dates of payment.
(5)
In 2013 J. Kent Masters served as Chief Executive Officer of Foster Wheeler. In addition to serving as Chief Executive Officer, J. Kent Masters became President of Foster Wheeler on 1 January 2014. In 2013, he also served as an executive director of Foster Wheeler, for which he did not receive any remuneration.

(6)
On 8 March 2013, the following awards were awarded, comprising 48% Foster Wheeler RSUs and 52% Foster Wheeler PRSUs for J. Kent Masters and 50% Foster Wheeler RSUs and 50% Foster Wheeler PRSUs for Gary T. Nedelka and Roberto Penno, under the Foster Wheeler Omnibus Plan:

		Foster Wheeler PRSUs
	Foster Wheeler RSUs
		Threshold	Target	Maximum
J. Kent Masters	101,319	27,686	110,745	221,489
Gary T. Nedelka	16,493	4,1223	16,494	32,987
Roberto Penno	11,781	2,945	11,781	23,562

  One third of these Foster Wheeler RSUs vested on 8 March 2014, one third was scheduled to vest on 8 March 2015 and the remaining one third was scheduled to vest on 8 March 2016. The Foster Wheeler PRSUs were scheduled, after the Committee determined if, when and to the extent that the pre determined performance goals had been met, to vest on the later of the third anniversary of the grant date or the date of the Committee's determination that the performance goals have been met. The performance goals were based on Foster Wheeler's cumulative 3 year total shareholder return, or TSR (calculated by comparing monthly average closing Foster Wheeler share price in December 2012 to Foster Wheeler's monthly average closing share price in December 2015, including reinvestment of dividends), relative to the TSRs of a group of comparison companies. Equivalent awards (on terms and conditions equivalent in all material aspects to those applicable to the unvested Foster Wheeler awards immediately prior to closing of the offer, except that, in the case of performance related restricted share units, no performance conditions will apply) of Amec Foster Wheeler shares were granted in replacement on 13 November 2014.

  On 2 December 2013, Roberto Penno was awarded the following awards, comprising 50% Foster Wheeler RSUs and 50% Foster Wheeler PRSUs, under the Foster Wheeler Omnibus Plan:

		Foster Wheeler PRSUs
	Foster Wheeler RSUs
		Threshold	Target	Maximum
Roberto Penno	15,678	3,920	15,679	31,357

  One third of these Foster Wheeler RSUs vested on 18 November 2014, one third were scheduled to vest on 18 November 2015 and the remaining one third were scheduled to vest on 18 November 2016. The Foster Wheeler PRSUs were scheduled, after the Committee determined if, when and to the extent that the pre determined performance goals had been met, to vest on the later of 18 November 2016 or the date of the Committee's determination that the performance goals have been met. The performance goals were based on Foster Wheeler's cumulative 3 year total shareholder return, or TSR (calculated by comparing monthly average closing Foster Wheeler share price in December 2013 to Foster Wheeler's monthly average closing share price in December 2016, including reinvestment of dividends), relative to the TSRs of a group of comparison companies. Equivalent awards (on terms and conditions equivalent in all material aspects to those applicable to the unvested Foster Wheeler awards immediately prior to closing of the offer, except that, in the case of performance related restricted share units, no performance conditions will apply) of Amec Foster Wheeler shares were granted in replacement on 13 November 2014.

  As at 31 December 2013, the following equity awards were outstanding:

	Outstanding Foster Wheeler Option Awards	Outstanding Foster Wheeler RSUs	Outstanding Foster Wheeler PRSUs
Director
J. Kent Masters	195,999	150,811	395,559
Gary T. Nedelka	43,921	39,961	60,426
Roberto Penno	19,199	43,549	68,212
(7)
On 8 March 2013, Stephanie S. Newby was awarded 5,419 restricted share units under the Foster Wheeler Omnibus Plan. This award, which vested on 8 March 2014, would have vested in full upon her death or disability or proportionately over the vesting period if her service was terminated other than for cause prior to 8 March 2014. As at 31 December 2013, Stephanie S. Newby had the following outstanding equity awards:

	Outstanding Foster Wheeler Option Awards	Outstanding Foster Wheeler RSUs
Director
Stephanie S. Newby	9,274	5,419
(8)
A portion of Roberto Penno's compensation was paid in Singapore dollars. The figures in the Salary and All Other Compensation columns were converted to US dollars using the exchange rate on the dates of payment. The figure in the Non-Equity Incentive Compensation column was paid in US dollars.

Grants of Plan-Based Awards for 2013

        The following table sets forth the plan-based awards granted to J. Kent Masters, Gary T. Nedelka, Stephanie S. Newby and Roberto Penno during the year ended 31 December 2013. All equity awards were granted under the Foster Wheeler Omnibus Plan. As per the Implementation Agreement, to the extent that Mr. Masters', Mr. Penno's and Mr. Nedelka's awards had not vested, such unvested awards were replaced with equivalent awards for AMFW Shares, on terms and conditions equivalent in all material aspects to those applicable to these awards, except that, in the case of the PRSUs, no performance conditions apply.

												All Other Share Awards: Number of Shares or Share Units		Grant Date Fair Value of Share and Option Awards(3)
		Board or Compensation Committee Action Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
	Grant Date		Threshold	Target	Maximum	Threshold		Target		Maximum
			($)											($)
J. Kent Masters	—	—	—	1,155,000	2,310,000	—		—		—		—		—
	8 Mar 2013	28 Feb 2013	—	—	—	27,686	(4)	110,745	(4)	221,489	(4)	—		2,175,022
	8 Mar 2013	28 Feb 2013	—	—	—	—		—		—		101,319	(5)	2,149,989
Gary T. Nedelka	—	—	—	335,907	671,814	—		—		—		—		—
	8 Mar 2013	28 Feb 2013	—	—	—	4,123	(4)	16,494	(4)	32,987	(4)	—		323,932
	8 Mar 2013	28 Feb 2013	—	—	—	—		—		—		16,493	(5)	349,981
Stephanie S. Newby	8 Mar 2013	28 Feb 2013	—	—	—	—		—		—		5,419	(6)	114,991
Roberto Penno	—	—	—	348,000	696,000	—		—		—		—		—
	8 Mar 2013	28 Feb 2013	—	—	—	2,945	(4)	11,781	(4)	23,562	(4)	—		231,379
	8 Mar 2013	28 Feb 2013	—	—	—	—		—		—		11,781	(5)	249,993
	2 Dec 2013	7 Nov 2013	—	—	—	3,920	(7)	15,679	(7)	31,357	(7)	—		661,946
	2 Dec 2013	7 Nov 2013	—	—	—	—		—		—		15,678	(8)	449,971

Notes:

(1)
Represents the possible payout under the STI Plan for 2013 if the target or maximum goals were satisfied. There is no reportable threshold level under the STI Plan.

(2)
Represents Foster Wheeler RSUs with performance goals that, after the Committee determines if, when and to the extent that the pre determined performance goals had been met, was scheduled to vest on the later of the third anniversary of the grant date or the date of the Committee's determination that the performance goals have been met. The performance goals are based on Foster Wheeler's cumulative 3 year TSR (calculated by comparing monthly average closing share price in December in a specified year to Foster Wheeler's monthly average closing share price in December three years later, including reinvestment of dividends), relative to the TSRs of a group of comparison companies. Equivalent awards (on terms and conditions equivalent in all material aspects to those applicable to the unvested Foster Wheeler awards immediately prior to closing of the offer, except that no performance conditions will apply) of AMFW Shares were granted in replacement on 13 November 2014.

(3)
Represents the grant date fair value of awards of Foster Wheeler RSUs and Foster Wheeler PRSUs granted under the Foster Wheeler Omnibus Plan. Such awards have been valued in this table in accordance with accounting principles generally accepted in the United States. The value shown for Foster Wheeler RSUs is based on the closing price of Foster Wheeler Shares on the date of grant and the value shown for Foster Wheeler PRSUs awards is based on the probability of achieving the performance condition using a Monte Carlo simulation as of the grant date for the award, and reflects the maximum number of Foster Wheeler Shares that can be awarded. For more information on Foster Wheeler's valuation methodology, see "Operating and Financial Review of Foster Wheeler—Application of Critical Accounting Estimates", and Note 11, "Share-Based Compensation Plans" to Foster Wheeler's consolidated financial statements. These values do not include any discount for possible forfeitures, pursuant to SEC rules.

(4)
Represents Foster Wheeler RSUs with performance goals granted on 8 March 2013. The performance goals are based on Foster Wheeler's cumulative 3 year TSR (calculated by comparing monthly average closing share price in December 2012 to monthly average closing share price in December 2015, including reinvestment of dividends), relative to the TSRs of a group of comparison companies. The TSR of all companies is computed at the end of the performance period (31 December 2015). If the Committee determined that the applicable performance criteria had been met, the award was scheduled to vest on the later of 8 March 2016 or the date the applicable performance criteria are certified to have been met by the Committee. The Foster Wheeler RSUs with performance goals do not have voting or dividend rights until they vest and are settled in Foster Wheeler Shares. Equivalent awards (on terms and conditions equivalent in all material aspects to those applicable to the unvested Foster Wheeler awards immediately prior to closing of the offer, except that no performance conditions will apply) of AMFW Shares were granted in replacement on 13 November 2014.

(5)
Represents Foster Wheeler RSUs granted on 8 March 2013. One-third of award vested on 8 March 2014, one-third was scheduled to vest on 8 March 2015 and the remaining one-third was scheduled to vest on 8 March 2016. The Foster Wheeler RSUs do not have voting or dividend rights until they vest and are settled in shares. Equivalent awards (on terms and conditions equivalent in all material aspects to those applicable to the unvested Foster Wheeler awards immediately prior to closing of the Offer) of AMFW Shares were granted in replacement on 13 November 2014.

(6)
Represents Foster Wheeler RSUs granted on 8 March 2013. This award vested on 8 March 2014.

(7)
Represents Foster Wheeler RSUs with performance goals granted on 2 December 2013. The performance goals are based on Foster Wheeler's cumulative 3-year TSR (calculated by comparing monthly average closing Foster Wheeler Share price in December 2013 to monthly average closing Foster Wheeler Share price in December 2016, including reinvestment of dividends), relative to the TSRs of a group of comparison companies. The TSR of all companies is computed at the end of the performance period (31 December 2016). If the Committee determined that the applicable performance criteria had been met, the award was scheduled to vest on the later of 18 November 2016 or the date the applicable performance criteria were certified to have been met by the Committee. The Foster Wheeler RSUs with performance goals do not have voting or dividend rights until they vest and are settled in Foster Wheeler Shares. Equivalent awards (on terms and conditions equivalent in all material aspects to those applicable to the unvested Foster Wheeler wards immediately prior to closing of the Offer) of AMFW Shares were granted in replacement on 13 November 2014.

(8)
Represents Foster Wheeler RSUs granted on 2 December 2013. One-third of award vested on 18 November 2014, one-third was scheduled to vest on 18 November 2015 and the remaining one-third was scheduled to vest on 18 November 2016. The restricted share units do not have voting or dividend rights until they vest and are settled in Foster Wheeler Shares. Equivalent awards (on terms and conditions equivalent in all material aspects to those applicable to the unvested Foster Wheeler wards immediately prior to closing of the Offer) of AMFW Shares were granted in replacement on 13 November 2014.

Outstanding Equity Awards

        There are no outstanding equity awards under the Foster Wheeler Omnibus Plan.

Option Exercises and Shares Vested for the year ended 31 December 2013

        The following table sets forth the aggregate number of Foster Wheeler options exercised and Foster Wheeler RSU awards that vested for the J. Kent Masters, Gary T. Nedelka, Stephanie S. Newby and Roberto Penno during the year ended 31 December 2013. The table also sets forth the value realized on the exercise of Foster Wheeler options (the difference between Foster Wheeler's closing market share price on the date of exercise and the option exercise price) and the vesting of Foster Wheeler RSUs (Foster Wheeler's closing market share price on the date of vesting). The Foster Wheeler options and Foster Wheeler RSUs that were exercised or vested were granted under the Foster Wheeler Omnibus Incentive Plan.

	Foster Wheeler Option Awards		Foster Wheeler Share Awards
	Number of Foster Wheeler Shares Acquired on Exercise	Value Realized on Exercise	Number of Foster Wheeler Shares Acquired on Vesting	Value Realized on Vesting
		($)		($)
J. Kent Masters	—	—	111,604	2,850,713
Gary T. Nedelka	6,559	17,447	6,099	126,541
Stephanie S. Newby	—	—	1,720	36,498
Roberto Penno	4,472	24,909	2,954	61,283

Pension Benefits for 2013

        Gary T. Nedelka is eligible to participate in a defined benefit pension plan. The Foster Wheeler Inc. Salaried Employees Pension Plan provides for benefits determined under either a final average pay formula or a cash balance accrual. Employees as at 31 December 1998 made a one-time election to either continue under the final average pay plan that existed at such time or retain their final average pay accrued benefit as at 31 December 1998 and accrue benefits under the new cash balance formula. Employees hired after 31 December 1998 are covered under the cash balance formula only. On 31 May 2003, the Foster Wheeler Inc. Salaried Employees Pension Plan was frozen and no further benefit accruals occurred after that date.

        The present value of Mr. Nedelka's accumulated benefit under the Foster Wheeler Inc. Salaried Employees Pension Plan was $454,577 for the year ended 31 December 2013. This is based on 22 years of credited service. No payments were made to Mr. Nedelka during the 2013 financial year.

        The present value has been determined using the same actuarial assumptions (except using an assumed retirement age of 65) used in the preparation of Foster Wheeler's consolidated financial statements. For more information, see "Operating and Financial Review of Foster Wheeler—Application of Critical Accounting Estimates".

Equity Remuneration

        The following summary describes selected material provisions of the Foster Wheeler Omnibus Plan and may not contain all of the information that is important to you. The full text of the Foster Wheeler Omnibus Plan is filed as an appendix to Foster Wheeler's definitive proxy statement on Schedule 14A dated 26 March 2013.

General

        The Foster Wheeler Omnibus Plan was approved by shareholders on 9 May 2006. The Foster Wheeler Omnibus Plan provided for the granting of Foster Wheeler options, share appreciation rights, or Foster Wheeler SARs, Foster Wheeler restricted shares, Foster Wheeler RSUs, Foster Wheeler performance-contingent shares, Foster Wheeler PRSUs, cash-based awards and other equity-based awards to Foster Wheeler's employees, non-employee directors and certain third-party service providers. All employees of Foster Wheeler and its subsidiaries and/or affiliates, its non-employee directors, and certain of its third-party service providers were eligible to participate in the Foster Wheeler Omnibus Plan.

        On October 15, 2014, the Board of Directors of AMFW adopted an equity incentive plan, or the Amec Foster Wheeler Omnibus Incentive Plan, on substantially the same terms as the Foster Wheeler Omnibus Plan, as amended to reflect the terms of the Implementation Agreement, to provide for replacement awards to be granted over Amec Foster Wheeler Shares. On 13 November 2013, pursuant to the terms of the Implementation Agreement, all awards granted under the Foster Wheeler Omnibus Plan prior to 8 November 2012 were cashed out and all awards granted after 8 November 2012 were replaced with equivalent awards over AMFW Shares. For more information see "The Merger Agreement and the Squeeze-Out Merger—Arrangements with AMFW—The Implementation Agreement—Treatment of Foster Wheeler Long-Term Incentive Awards". No awards are currently outstanding under the Foster Wheeler Omnibus Plan and no further awards will be granted under the Foster Wheeler Omnibus Plan.

Summary of the Plan

Administration and Duration

        Foster Wheeler's Compensation and Executive Development Committee, or the Committee, was responsible for administering the Foster Wheeler Omnibus Plan.

        The Committee determined who would be granted awards, what types of awards, the number of shares subject to such awards and all other terms and conditions of the awards, except that Foster Wheeler's Board made such determinations for awards granted to non-employee directors. The Committee interpreted the terms and the intent of the Foster Wheeler Omnibus Plan and any award agreement. All determinations of the Committee were final and binding on all persons having an interest in the Foster Wheeler Omnibus Plan or in any award made under the Foster Wheeler Omnibus Plan. The costs and expenses of administering the Foster Wheeler Omnibus Plan were borne by Foster Wheeler. The Committee could delegate any or all of its authority to administer the Foster Wheeler Omnibus Plan as it deemed advisable. The Committee (as defined below) will continue to administer the Amec Foster Wheeler Omnibus Incentive Plan on equivalent terms and conditions as described below, except that no performance conditions will apply to replacement awards in respect of performance restricted share units.

Awards

General

        Awards under the Foster Wheeler Omnibus Plan consisted of, were exercisable for or related to Foster Wheeler Shares or cash. Foster Wheeler Shares available for grant under the Foster Wheeler Omnibus Plan could be authorized and unissued common shares, or common shares available on the open market.

Limits on Individual Grants

        Under the Foster Wheeler Omnibus Plan, awards designed to qualify for the performance-based exception under section 162(m) of the Code were subject to annual award limits. In particular, no participant could be granted Foster Wheeler options or Foster Wheeler SARs covering more than 1,000,000 Foster Wheeler Shares in one financial year, and no participant could be granted Foster Wheeler restricted shares, Foster Wheeler RSUs, Foster Wheeler PRSUs or performance-contingent shares or units covering more than 600,000 shares in one financial year.

        Additionally, the maximum total amount awarded or credited with respect to cash-based awards to any participant in one financial year could not exceed the greater of the value of $5 million or 600,000 Foster Wheeler Shares, and the maximum total grant of other share-based awards in any one financial year to any participant was 600,000 Foster Wheeler Shares.

Terminated or Expired Awards

        Foster Wheeler Shares covered by an award were only counted as used if they were actually issued. Any Foster Wheeler Shares related to an award under the Foster Wheeler Omnibus Plan which terminated by expiration, forfeiture, cancellation, or otherwise without the issuance of such Foster Wheeler Shares, were settled in cash in lieu of Foster Wheeler Shares, or were exchanged with the Committee's permission, prior to the issuance of Foster Wheeler Shares, for awards not involving Foster Wheeler Shares, were available again for grant under the Foster Wheeler Omnibus Plan. Foster Wheeler Shares tendered in payment of an option exercise price or withheld by Foster Wheeler to satisfy tax withholding obligations were not available for regrant under the Foster Wheeler Omnibus Plan. In addition, the aggregate shares exercised, rather than the number of shares actually issued, pursuant to a Foster Wheeler SAR that is settled in shares reduced the applicable limit, and shares that were reacquired by Foster Wheeler with the amount received upon the exercise of an option were not added back to the applicable limit.

Foster Wheeler Options

        The Foster Wheeler Omnibus Plan provided that the Committee may grant Foster Wheeler options, which entitled the recipient to purchase a specified number of Foster Wheeler Shares at a specified exercise price, which could not be less than the fair market value of the Foster Wheeler Shares on the date the option was granted. Foster Wheeler options granted under the Foster Wheeler Omnibus Plan could be either non-qualified stock options or incentive stock options qualifying under section 422 of the Code, as determined by the Committee. The Committee determined the permitted methods of payment of the option price, which could include, in its discretion: cash, the tender to Foster Wheeler for repurchase of previously acquired shares of common stock, "cashless" (broker-assisted) exercise, any combination of these methods, or any other method approved or accepted by the Committee.

        The per share exercise price of a Foster Wheeler option could not be less than 100% of the fair market value of a Foster Wheeler share on the date of the Foster Wheeler option's grant and the term of any such Foster Wheeler option had to expire not later than the tenth anniversary of the date of the Foster Wheeler option's grant, although the Committee could provide for a shorter term, and Foster Wheeler options could expire earlier upon certain events. In addition, the per share exercise price of any incentive stock option granted to a person who, at the time of the grant, owned shares possessing more than 10% of the total combined voting power or value of all classes of Foster Wheeler Shares had to be at least 110% of the fair market value of a Foster Wheeler share on the date of grant and such Foster Wheeler option had to expire on the fifth anniversary of the date of the option's grant.

        Foster Wheeler options granted under the Foster Wheeler Omnibus Plan became exercisable at such times as were specified by the Committee.

        However, the aggregate value (determined as of the grant date) of the Foster Wheeler Shares subject to incentive stock options that could become exercisable by a participant in any year could not exceed $100,000. Any incentive stock options that became exercisable in excess of this amount were deemed non-qualified stock options to the extent of the excess. Under certain circumstances, Foster Wheeler options could have become exercisable prior to the exercise dates established by the Committee (such as upon both a change in control and a qualifying termination of employment within 24 months of the change in control).

Share Appreciation Rights

        The Foster Wheeler Omnibus Plan provided that the Committee could grant Foster Wheeler SARs. Upon the exercise of a Foster Wheeler SAR, a participant was entitled to receive payment from Foster Wheeler in an amount determined by multiplying (i) the excess of the fair market value of a common share on the date of exercise over the Foster Wheeler SAR's grant price by (ii) the number of Foster Wheeler Shares with respect to which the Foster Wheeler SAR was exercised. The grant price for each grant of a Foster Wheeler SAR was determined by the Committee and had to be specified in the award agreement. Distributions to the recipient upon exercise of a Foster Wheeler SAR could be made in common shares, in cash, in a combination of both or in any other manner determined by the Committee.

        Foster Wheeler SARs could, but did not need to, be granted in tandem with Foster Wheeler options. If a Foster Wheeler SAR was granted in tandem with a Foster Wheeler option, the grant price of a Foster Wheeler SAR on the grant date would equal the exercise price of the related Foster Wheeler option. In addition, the exercise of the Foster Wheeler option would cancel the Foster Wheeler SAR, and the exercise of the Foster Wheeler SAR would cancel the Foster Wheeler option. If a Foster Wheeler SAR was not granted in tandem with a Foster Wheeler option, the grant price of the Foster Wheeler SAR would be at least equal to the greater of 100% of the fair market value of the common shares as determined on the grant date or the par value of a common share.

        The Committee determined the terms of each Foster Wheeler SAR at the time of the grant. Foster Wheeler SARs cannot have a term of longer than ten years, except for Foster Wheeler SARs granted to participants outside the United States.

Foster Wheeler Restricted Shares and Foster Wheeler RSUs

        The Foster Wheeler Omnibus Plan provided that the Committee could grant shares of Foster Wheeler restricted shares, which were common shares that were subject to vesting or other restrictions. In addition, the Committee could grant Foster Wheeler RSUs, which entitled the recipient to receive units with a value derived from Foster Wheeler Shares subject to vesting or other restrictions. The period(s) of restriction and the number of shares of restricted shares or the number of Foster Wheeler RSUs granted was determined by the Committee. Before the end of a restricted period and/or lapse of other restrictions established by the Committee, Foster Wheeler Shares received as Foster Wheeler restricted shares could not be sold, transferred or otherwise disposed of by participants, and could be forfeited in the event of termination of employment. Upon the lapse of the restrictions, the common shares subject to the award would become immediately distributable to the participant.

        Subject to certain exceptions, awards of Foster Wheeler restricted shares and Foster Wheeler RSUs granted after 8 November 2012 that vested solely based on a participant's continuous service could not vest in full earlier than three years from the grant date, and awards of Foster Wheeler restricted shares and Foster Wheeler RSUs granted after 8 November 2012 that vested based on the achievement of performance objectives had to be based on performance over a period of not less than one year, in each case unless accelerated in the event of both a change in control and a qualifying termination of employment within 24 months of the change in control or the participant's death, disability or retirement. Notwithstanding the foregoing, the Committee could grant a maximum of 298,469 Foster Wheeler Shares as Foster Wheeler restricted shares and Foster Wheeler RSU awards without respect to these minimum vesting requirements.

        Recipients of Foster Wheeler restricted shares could be granted the right to exercise voting rights with respect to restricted shares during the period of restriction.

        Foster Wheeler RSUs were paid in cash, Foster Wheeler Shares, or a combination of cash and Foster Wheeler Shares as determined by the Committee. A recipient of Foster Wheeler RSUs had no voting rights with respect to such units.

        The Committee could impose other requirements, such as a requirement that recipients pay a purchase price for each share of Foster Wheeler restricted stock (which would not be less than the par value of the share) or each Foster Wheeler RSU, time-based restrictions, restrictions based on the achievement of specific performance goals, time-based restrictions following the attainment of the performance goals, or holding requirements or sale restrictions placed on the Foster Wheeler Shares by Foster Wheeler upon vesting of such Foster Wheeler restricted shares or Foster Wheeler RSUs.

Establishment of Performance Goals

        For any awards designed to be performance-based, the Committee established performance goals at the beginning of each performance period. The performance goals were objectively measurable and were based upon the achievement of a specified percentage or level of one or more of the following criteria, as determined by the Committee in its sole discretion: net earnings or net income (before or after taxes); earnings per share (basic or fully diluted); net sales or revenue growth; net operating profit; return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue); cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment); earnings before or after taxes, interest, depreciation, and/or amortization; booking activity and backlog growth (including, but not limited to, as measured in man-hours, future revenues, Foster Wheeler scope and/or contract profit); gross or operating margins; productivity ratios; share price (including, but not limited to, growth measures and TSR); expense targets; leverage targets (including, but not limited to, absolute amount of consolidated debt, EBITDA/consolidated debt ratios and/or debt to equity ratios); credit rating targets; margins; operating efficiency; safety; market share; customer satisfaction; working capital targets; economic value added, or EVA (net operating profit after tax minus the sum of capital multiplied by the cost of capital); developing new products and lines of revenue; reducing operating expenses; developing new markets; meeting completion schedules; developing and managing relationships with regulatory and other governmental agencies; managing cash; managing claims against Foster Wheeler, including litigation; and identifying and completing strategic acquisitions.

        The performance goals for any performance period could differ among participants, could be based on Foster Wheeler's performance as a whole, the performance of a subsidiary, division, department, region, function or business unit, or the performance of the individual and could be measured on an absolute basis or in relation to Foster Wheeler's peers or an index. Awards granted under the Foster Wheeler Omnibus Plan could contain such additional terms and conditions, not inconsistent with the terms of the Foster Wheeler Omnibus Plan, as the Committee determined. The Committee could amend or adjust the performance measures or other terms and conditions of an outstanding award in recognition of unusual or non-recurring events, but in the case of an award that was intended to qualify under section 162(m) of the Code, only to the extent such adjustment would not cause any portion of the award to be non-deductible pursuant to section 162(m) of the Code.

Foster Wheeler Performance Shares and PRSUs

        The Foster Wheeler Omnibus Plan provided that the Committee could grant Foster Wheeler performance shares and Foster Wheeler PRSUs, which were payable after a performance period determined by the Committee. The value of a grant of Foster Wheeler performance shares or Foster Wheeler PRSUs at the time the Foster Wheeler Shares become payable was determined by the extent to which certain performance goals had been achieved. As mentioned above, the Committee sets performance goals in its discretion.

        Performance shares and performance units were payable in the form of cash or in fully paid common shares (or in a combination thereof) equal to the value of the earned performance shares or performance units at the close of the applicable performance period.

Cash-Based Awards and Other Share-Based Awards

        The Committee could grant cash-based awards and other types of equity-based or equity-related awards not otherwise described by the terms of the Foster Wheeler Omnibus Plan (including the grant or offer for sale of unrestricted Foster Wheeler Shares) under the Foster Wheeler Omnibus Plan in such amounts and upon such terms as the Committee determined. Such awards could involve the transfer of actual fully paid Foster Wheeler Shares or payment in cash or otherwise of amounts based on the value of Foster Wheeler Shares and could include, without limitation, awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

        Other share-based awards were expressed in terms of Foster Wheeler Shares or units based on Foster Wheeler Shares, as determined by the Committee. The Committee could establish performance goals in its discretion. If the Committee exercised its discretion to establish performance goals, the number and/or value of cash-based awards or other share-based awards that were paid depended on the extent to which the performance goals were met. The cash or services received by Foster Wheeler in exchange for Foster Wheeler Shares had a value not less than the aggregate par value of any Foster Wheeler Shares issued as part of such other share-based award.

Forfeiture

        Awards under the Foster Wheeler Omnibus Plan could be forfeited if the recipient engaged in competitive activities during employment or within six months after termination of employment or if the recipient's employment or service was terminated by Foster Wheeler for cause. Upon forfeiture, Foster Wheeler had the right (but not the obligation) to repurchase any or all forfeited Foster Wheeler Shares for $0.001 per share.

Clawback

        The Foster Wheeler Omnibus Plan required forfeiture of awards if and as required under Section 304 of the Sarbanes-Oxley Act of 2002 or Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Limits on Repricing, Regranting and Repurchase

        The Foster Wheeler Omnibus Plan did not permit Foster Wheeler options to be repriced, replaced, or regranted through cancellation, or by lowering the exercise price of a previously granted Foster Wheeler option, without prior shareholder approval. In addition, without prior shareholder approval the Foster Wheeler Omnibus Plan did not allow Foster Wheeler options to be repurchased or cancelled in exchange for payment if the option or grant price was less than the fair market value of the shares covered by the Foster Wheeler option. Also, the Foster Wheeler Omnibus Plan did not permit the granting of discounted Foster Wheeler options and does not contain an evergreen provision.

Transferability

        Unless otherwise determined by the Committee, awards granted under the Foster Wheeler Omnibus Plan could not be transferred except by will or the laws of descent and distribution and, during his or her lifetime, any Foster Wheeler options or awards could be exercised only by the participant or his or her legal representative.

Dividends and Dividend Equivalents

        The Committee determined the extent to which a participant who is granted restricted shares had the right to receive dividends and the extent to which participants who receive Foster Wheeler RSUs, Foster Wheeler options, Foster Wheeler SARs or other awards were granted the right to additional compensation, or dividend equivalents, based on the dividends declared on Foster Wheeler Shares that were subject to any award. Any crediting of dividends or dividend equivalents was subject to the same restrictions and conditions as the underlying award. For avoidance of doubt, dividends or dividend equivalents with respect to any award subject to the achievement of performance goals was only paid to the extent the award vested and the performance goals were achieved.

Certain Adjustments

        In the event of any corporate event or transaction, including, but not limited to a merger, recapitalization, share dividend, share split, reverse share split, distribution of Foster Wheeler Shares or property, combination or exchange of Foster Wheeler Shares, or any similar corporate event or transaction, a change in the authorized number of Foster Wheeler Shares, or a change in Foster Wheeler's capitalization, the Committee in its discretion, in order to prevent dilution or enlargement of participants' rights under the Foster Wheeler Omnibus Plan, could make an appropriate adjustment consistent with applicable provisions of the Code and applicable US Treasury Department rulings and regulations:

  •
  in the number and kind of shares for which any Foster Wheeler options or awards could thereafter be granted, both in the aggregate and as to each optionee;

  •
  in the number and kind of shares subject to outstanding Foster Wheeler options and awards;

  •
  in the Foster Wheeler option price, any restriction periods or performance goals;

  •
  in the annual award limits; and

  •
  other adjustments as the Committee deemed appropriate.

REMUNERATION OF AMFW'S DIRECTORS AND SENIOR MANAGEMENT

Overview

        The following disclosure is based on AMFW's directors' remuneration report for the year ended 31 December 2013, updated as necessary to comply with the relevant disclosure requirements. All amounts quoted are in pounds sterling.

Remuneration Policy

        The following description sets out AMFW's directors' remuneration policy that was subject to the new statutory binding vote at AMFW's 2014 annual general meeting. The policy was duly approved and took effect from the date of AMFW's 2014 annual general meeting (save that for the purposes of Section 226D(6) of the Companies Act, the effective date is the end of the financial year starting 1 January 2014).

Components of Directors' Remuneration

        The components of the directors' remuneration package are described below (except on recruitments or promotions, see "—Recruitment Pay Policy" below). As part of this policy, AMFW will honor payments or awards crystallizing after the effective date of this policy but arising from commitments entered into prior to the effective date of the new policy, or at a time when the relevant individual was not a director of AMFW.

Executive Directors

Salary

        Executive directors' salary enables AMFW's business to attract and retain individuals with the personal attributes, skills and experience required to deliver its strategy. This also applies to the other elements of fixed remuneration described below (pension and other benefits). Executive directors' salaries are reviewed annually from 1 January. Interim reviews are only conducted in the event of significant changes of responsibility.

        Salary increases for executive directors will not normally exceed the average increase awarded to other employees based in the same country. Increases may be above this level if there is an increase in the scale, scope, complexity or responsibility of the role or to allow the base salary of newly appointed executives to move towards market norms as their experience and contribution increase. See "—Annual Report on Remuneration—Application of Remuneration Policy for the Year Ending 31 December 2014—Changes to Base Salaries for Executive Directors" below for information on the salaries for executive directors for 2014.

Pension and Related Benefits

        Executive directors' pension and related benefits normally operate through a fixed allowance, some or all of which can be paid in the form of a company contribution to a defined contribution pension plan with any balance paid as a cash supplement. Where the plan permits, individuals may also sacrifice on a like-for-like basis part of base salary in return for an enhanced company contribution. Pension plan membership is available on the same basis as for senior employees generally in the country in which the individual is based and there are no special arrangements for directors. Life assurance is also provided.

        Samir Brikho has an historic arrangement that provides for a pension payable from age 60 based on an accrual rate of one-thirtieth and on final pensionable salary in respect of service to 31 December 2007 and career averaged revalued earnings in respect of service thereafter. Salary and earnings for pension purposes are subject to a cap, currently £157,500 per year for UK tax year 2014/15. The cap is increased annually, broadly in line with UK inflation. Samir Brikho also receives the pension allowance on salary above this cap as a cash supplement.

        To allow for the fluctuating value of defined benefit pension accrual and cost of life assurance, the aggregate value of those arrangements, company contribution to a defined contribution arrangement and cash supplement will not exceed 50% of annual salary.

Other Benefits

        Standard benefits for executive directors typically include disability and healthcare insurance (including cover for eligible dependants), car/travel allowance, working lunches and tax return preparation assistance. Additional benefits may be paid where an individual is required by the company to relocate. This can include temporary housing prior to full relocation and a one-off payment to cover specific costs of moving home or an allowance of an equivalent amount paid for a fixed number of years.

        Where individuals are required to work in another country on a temporary basis, housing, travel, tax equalization and cost of living adjustments may also be paid in line with AMFW's normal policy for employees generally.

        Other benefits may be provided from time to time where the remuneration committee feels it appropriate and in line with market practice to do so in the country in which the director is based.

        AMFW may from time to time operate other arrangements that are open to employees in a particular country (for example, relating to savings, discounted purchase, salary sacrifice, holiday buy and sell, service recognition awards) that executive directors may participate in on the same basis as other employees in the country in which they are based.

        The actual value of these benefits will vary from time to time depending, among other things, on the cost of insuring them. The intention is that the aggregate cost would be in line with market practice and will not exceed 100% of annual salary where there is a relocation/expatriate element and 20% of annual salary otherwise.

Annual Bonus

        The executive directors' annual bonus rewards the achievement of annual financial and delivery of other strategic business targets. The bonus is calculated by reference to a mix of financial and other strategic and personal objectives set by the remuneration committee that vary from year to year and between individuals to reflect the business priorities associated with each role. Profit-based measures will have a weighting of not less than 50%. Part of the bonus is subject to an additional stretch profit target. See "—Annual Report on Remuneration—Application of Remuneration Policy for the Year Ending 31 December 2014—Annual Bonus Measures and Targets" below for details of the measures for the year ending 31 December 2014.

        The target level of bonus on the financial targets element is two-thirds of maximum excluding additional stretch and the threshold level is 25%.

        Payment of any bonus earned in relation to the additional stretch element is in the form of AMFW Shares deferred for three years during which the bonus is subject to "bad leaver" forfeiture and claw-back in the event that the accounts for the year for which the shares were earned are required to be restated for a correction of a prior period error.

        The balance of the bonus is normally paid as a cash allowance following the end of the year to which the payment relates. However, to facilitate higher levels of executive share ownership, the bonus may, at the director's option and subject to AMFW's remuneration committee's agreement, be in the form of options over AMFW Shares of equivalent value instead of cash payment. The vesting is deferred for three months during which it is forfeit if the individual is a "bad leaver". Such options have a six-month exercise window.

        AMFW's remuneration committee has discretion to amend performance measures and targets or adjust bonus payouts to take account of exceptional items, unbudgeted acquisitions or disposals, and other aspects of performance which have not been specifically identified in the targets.

        The maximum annual bonus is 150% of annual salary for the Chief Executive and 125% for other executive directors (including the additional stretch element).

Performance Share Plan, or PSP

        The PSP incentivizes directors to achieve long-term value creation and alignment with long-term returns to shareholders. Under the PSP, AMFW makes annual awards of restricted shares or nil-cost options (with an 18-month exercise period after vesting). Part of the award, or the Matched Award, is conditional on the individual electing to lodge AMFW Shares they beneficially own, or Investment Shares, which are then held for the three years to vesting and is awarded in proportion to the number of Investment Shares on a ratio determined by the remuneration committee at the time of each award. These shares count towards satisfying the requirements of the shareholding guidelines. See "—Annual Report on Remuneration—Directors' Share Interests and Shareholding Requirements" below.

        The basic award is subject to EPS growth and relative total shareholder return, or TSR, measured over a three-year period with equal weighting on each measure. The Matched Award is subject to the same EPS measure only. Additionally, awards are subject to a provision that allows AMFW's remuneration committee to reduce vesting in the event that the accounts for any year over which the shares were earned are required to be restated for a correction of a prior period error. There is further provision to reduce leaver awards retrospectively on an individual basis. See "—Recruitment Pay Policy—Policy on Notice and Payment for Loss of Office" below.

        The number of shares vesting from these awards is increased to take account of reinvested dividends during the performance period.

        AMFW's remuneration committee will determine the applicable EPS range for each set of awards, with 25% of the relevant portion of the awards vesting if the bottom of the range is achieved and 100% if the top is achieved, with straight-line vesting between. EPS is adjusted for certain defined items and calculated on a consistent basis between base and final years.

        AMFW's remuneration committee will determine the TSR comparator group for each set of awards with 25% of the relevant portion of the awards vesting if AMFW's ranking is at median and 100% if it is at upper quartile, with straight-line vesting between. The remuneration committee has discretion not to vest the TSR portion if it is not satisfied that there has been sustained financial growth over the period.

        AMFW's remuneration committee may amend the performance conditions if an event happens which the remuneration committee considers to be of a genuine, exceptional nature so that amended performance condition(s) would be a fairer measure of performance and would be neither easier nor more difficult to satisfy.

        In the event of a change of control, awards will normally vest to the extent that the performance conditions have been met at that time. The remuneration committee has discretion to measure performance based solely against one of the performance conditions or to agree an exchange of awards instead of immediate vesting.

        The maximum award is an award of shares with a face value at the time of award of up to 250% of annual salary (ignoring dividend equivalents).

Savings-Related Share Option Scheme, or Sharesave

        Sharesave is an employee share plan under which discounted options over AMFW Shares are granted linked to a savings arrangement. The exercise price can be up to a 20% discount to the share price at the time of offer and the number of shares is that which can be bought at the exercise price with the expected proceeds of the savings contract. Executive directors are eligible to participate in this plan on the same basis as other employees in the country in which they are located. Invitations to participate may be made annually.

        Sharesave is not subject to performance conditions as the terms of the plan are subject to tax legislation in the United Kingdom and certain other countries including the United States that preclude this.

        The maximum monthly savings level under any concurrent Sharesave plan is determined by the directors in their discretion, and may not exceed the limit set by the UK government from time to time for such plans (currently £500 per month or the equivalent in other currencies).

Chairman and Non-executive Directors

        The remuneration of non-executive directors is set by AMFW's Chairman and Chief Executive under delegated authority from AMFW's board rather than by AMFW's remuneration committee.

Fees

        In order to attract and retain individuals with the personal attributes, skills and experience required to determine strategy and governance, to apply executive oversight and to represent shareholders' interests, AMFW's non-executive directors receive only fees for their services and do not participate in any of the incentive or benefit schemes of the group. The fee structure comprises a base fee and additional fees to reflect time commitment and responsibility of specific roles (senior independent director and audit, remuneration and ethics committee chairmen). Additional fees may also be paid to directors not resident in the United Kingdom to recognize the additional travelling time in attending meetings.

        Increases in the chairman's fee will not normally exceed the average increase awarded to executive directors.

        AMFW's Articles of Association currently set an aggregate limit of £600,000 for base fees for non-executive directors. Total fees will not exceed market norms.

Selection of Performance Targets

        Financial performance targets under the annual bonus plan are set so that the target level of bonus is paid normally for achieving AMFW's short-range plan. To achieve maximum bonus, higher targets have to be met. In determining targets, the remuneration committee takes account of the general business circumstances including the perceived difficulty inherent in the short-range plan and the need to balance stretch against risk. The additional stretch bonus is subject to a profit target and only begins to be earned for performance that exceeds the maximum target that applies to other executives. Profit is chosen as the most appropriate measure of the company's short-term performance and the cash measures are chosen both to reflect the conversion of profit to cash and the management of cash flow across the year.

        EPS targets under the PSP are set to reflect AMFW's longer-term growth objectives at a level where the maximum represents genuine outperformance against expectations. EPS is chosen as the most appropriate measure of absolute growth in line with AMFW's strategy. TSR is chosen to measure relative long- term performance against a peer group comprising UK and international companies against which AMFW competes directly and other UK-listed companies of a comparable size in related sectors.

Recruitment Pay Policy

        The following table sets forth AMFW's recruitment pay policy.

Item	External hire	Internal promotion to the Board
Base salary	Take account of current terms and any premium required to secure high caliber appointment.	Take account of current terms, relativities with other board members and whether any previous plc board experience. If initial salary is below market benchmark for role, would expect to move progressively to that level over next 24 months based on performance in role.
Pension and related benefits	Existing arrangements may be continued, otherwise in line with standard policy.	Existing arrangements may be continued, otherwise in line with standard policy.
Other benefits	Normally in line with standard policy but may include special transitional arrangements. For example, overseas hire where dependants remain outside the United Kingdom.	Existing arrangements may be continued, otherwise in line with standard policy.
Annual bonus	Inclusion in annual bonus for year of hire based on pro-rated salary. Maximum opportunity no greater than that for Chief Executive.
Where relevant, increase existing bonus opportunity to level applicable to new role and apply pro rata from date of promotion including any amendment to performance measures.
Maximum opportunity no greater than that for Chief Executive.
PSP
Inclusion in PSP for the year of hire subject to same performance conditions as others but with three-year vesting period running from the date of joining.
Maximum opportunity in line with standard policy.
Maximum opportunity in line with standard policy allowing for an additional award to be made in the year of appointment to reflect the timing of the appointment and the extent of other enhancements to remuneration terms. Previous awards will continue on their original terms.

Item	External hire	Internal promotion to the Board
Sharesave	Inclusion in next offer subject to meeting any qualifying period of service that applies for new employees generally.	Inclusion in next offer subject to any restrictions as a result of savings limits.
Notice periods
	Where it is necessary to secure the services of a particular individual, AMFW's remuneration committee has discretion to agree initial notice periods of not more than 24 months reducing to normal policy level over a period of not more than 12 months.	Apply standard policy immediately including, if relevant, reducing any more favorable existing terms.
One-off arrangements
Where individuals forfeit bonus or long-term incentive payments from their former employer as a result of resigning to join AMFW, then the remuneration committee has the discretion to make additional one-off awards in the form of cash and/or shares and subject to performance and/or other conditions, including holding periods, as appropriate. The maximum amounts to be awarded would be based on an estimate of actual loss discounted for any accelerated payment and the extent to which the loss is otherwise compensated for by the new terms overall.
Individuals may be compensated for actual expenses, including temporary accommodation, in the event that they are required to relocate to take up the new role. Alternatively, a temporary cash allowance may be paid for a limited period of time which equates to the estimated relocation cost that would otherwise have been reimbursed. These amounts will include any grossing-up for tax.

Individuals may be compensated for actual expenses, including temporary accommodation, in the event that they are required to relocate to take up the new role. Alternatively, a temporary cash allowance may be paid for a limited period of time which equates to the estimated relocation cost that would otherwise have been reimbursed. These amounts will include any grossing-up for tax.

Policy on Notice and Payment for Loss of Office

Policy

        AMFW's newly appointed executive directors will be employed on contracts that include the following provisions:

  •
  The individual will be required to give six months' notice if they wish to leave and AMFW will give up to 12 months' notice of termination other than for gross misconduct or other circumstances where employment may be terminated without notice.

  •
  At AMFW's discretion, the individual may be placed on garden leave for some or all of the period between the giving of notice and termination in which case AMFW will continue to pay salary and benefits for the garden leave period but will not make new share or other incentive awards.

  •
  At any time, at AMFW's discretion, employment may be terminated before the end of the required notice period by making a payment in lieu of the balance and subject to mitigation as described more fully in the table below.

        In the event of long-term incapacity, employment would not normally be terminated so long as the executive was entitled to payments under AMFW's group income protection insurance arrangements but the executive would be required to stand down from their role and as a director.

Payment

        Payment for loss of office will be determined according to the following principles set out below and, for the current executive directors, having regard to their existing contractual terms as described in "—Payment to Existing Executive Directors" below.

Notice

        The executive will receive base salary, pension and other benefits for any part of the notice period worked (and any period of garden leave). On termination, the executive will be entitled to payment for any accrued but untaken holiday pay.

        AMFW may elect to pay a sum in lieu of notice for all or any part of the notice period, calculated by reference to the value of salary, pension and other contractual benefits (excluding bonus). In determining the payments to be made and the structure of such payments, AMFW will have regard to the executive's ability to mitigate their loss. In respect of any defined benefit pension rights, an augmentation of benefits for the relevant part of the notice period may be made. The remuneration committee has discretion to continue to provide certain benefits to the end of the notice period rather than including them in the payment in lieu.

        Where AMFW terminates the executive's employment for gross misconduct (or other circumstances entitling AMFW to treat the contract as at an immediate end) termination will be immediate and no payment in lieu of notice will be made.

Annual Bonus

        No bonus will be paid in the event of termination for gross misconduct.

        In all other circumstances, the remuneration committee will consider whether it is appropriate to make a bonus payment for the year in question taking into account all relevant circumstances, including performance and conduct. Payment will usually be determined and paid in cash at the normal time.

Deferred Bonus from Prior Years

        Deferred bonus will be forfeit in the event of termination for gross misconduct. In the case of death it will be paid in full to the estate as soon as practicable thereafter. In other circumstances, it may be paid at the normal time at AMFW's remuneration committee's discretion depending on the circumstances of termination.

PSP

        All unvested awards will lapse on leaving in the event of termination for gross misconduct or other "bad leaver" circumstances and any Investment Shares will be released. An example of a "bad leaver" would be an individual resigning in order to take up a position with a competitor.

        Awards will immediately vest in full in the event of death.

        In other cases, unvested basic awards will be pro-rated for service, which may include any period for which payment was made in lieu. Provided the associated Investment Shares remain lodged, Matched Awards will normally be retained in full unless the remuneration committee decide to pro-rate for service. A further reduction may be made at the remuneration committee's discretion to take account of relevant circumstances at the time of leaving. The retained awards will vest in the normal way, taking account of the relevant performance conditions, and at the normal time subject to the remuneration committee being satisfied at that time that the individual remains a good leaver.

Other

        Redundancy pay in line with statutory provisions or those applying to employees generally in the country in which the director is based will be provided in the event of termination due to redundancy. The cost of legal, tax or other advice incurred by the individual in connection with the termination and/or support with seeking alternative employment may be met up to a maximum of £100,000. Additional payments may be made where required to settle legal disputes or as consideration for new or amended post-employment restrictions. Where an individual is in receipt of relocation or expatriation benefits, the costs of actual expenses incurred in relation to any arrangements that are subject to term contracts may continue to be reimbursed for up to six months or, at the company's discretion, a one-off payment made to cover the costs of premature cancellation. The cost of repatriation will also be covered where this was part of the original expatriation terms.

        Sharesave options lapse unless the director leaves because of specified good leaver reasons in which case they can be exercised for a limited period, to the extent of savings made to the date of exercise.

Payment to Existing Executive Directors

        Samir Brikho and Ian McHoul are both employed under contracts (dated April 2007 and September 2008 respectively) with notice periods of twelve months from AMFW and which require them to give six months' notice of resignation. The contracts permit for payment to be made in lieu of all or part of the required notice period at AMFW's discretion but there is no prescribed methodology for calculating such payment in lieu or applying mitigation. Should circumstances arise where notice is given and the executive is not required to work all or part of the notice period, the terms of the existing contracts would be honored. The individuals may be placed on garden leave for part of the notice period in which case the remuneration committee may determine that it is appropriate to pay an element of bonus for that garden leave period.

Existing Directors' Service Contracts

        The notice provisions for Samir Brikho and Ian McHoul are described above. There are no specified change-of-control provisions.

        The Chairman's engagement may be terminated on six months' notice on either side.

        The contracts of non-executive directors may be terminated by the individual at any time. There are no specific provisions for compensation in the event of early termination by AMFW. AMFW's practice is that all directors submit themselves for re-election on an annual basis, in line with the recommendations in the UK Code.

Consideration of Conditions Elsewhere in AMFW and Shareholder Views

        AMFW's approach to the annual review of base salaries is to take account of personal performance, company performance and pay levels more broadly within the company. The increases for 2014 were within the range of increases awarded to AMFW staff in the United Kingdom generally. External benchmarking is also taken into account, particularly for new appointments.

        Any proposals to change remuneration policy are considered against the "best practice" guidelines produced by shareholder bodies and major shareholders are consulted directly when formulating any proposals for significant changes. AMFW's remuneration committee did consider these guidelines as well as representations made by certain individual shareholders in formulating its policy. There was no direct consultation with employees.

        The Chairman of AMFW and the Chairman of AMFW's remuneration committee make themselves available at any time and also at each AGM to discuss any issues raised by shareholders.

Differences in Policy for Directors Compared to Other Employees

        The structure of remuneration for executive directors is in line with other senior management. The primary differences compared to other employees are the structure of variable pay, which for senior management is in the form of performance-related incentives and for other employees is largely in the form of overtime and allowances reflecting the different emphases of the roles, and in the level of accrual under defined benefit arrangements.

Annual Report on Remuneration

Application of Remuneration Policy for the Year Ending 31 December 2014

Changes to Base Salaries for Executive Directors

        The base salaries of the two executive directors have been increased from 1 January 2014 in line with the percentage increases awarded to other employees in the United Kingdom. The following table sets forth the base salaries of Samir Brikho and Ian McHoul:

	2013	2014	Change
	(£)		(%)
Salaries
Samir Brikho	927,000	954,000	2.9
Ian McHoul	515,000	530,000	2.9

Annual Bonus Measures and Targets

        The annual bonus plan will operate in much the same way as in 2013 and will be consistent with the policy described above. The following table sets forth the bonus measures and their weightings (maximum opportunity as a percentage of base salary) that have been agreed for 2014. They reflect a range of financial and strategic measures that support AMFW's key strategic objectives.

	Samir Brikho	Ian McHoul
	(%)
Bonus measures and targets
Measure
Adjusted EBITA(1)	70	55
EBITA additional stretch(1)	25	25
Cash conversion—full year	18.75	15
Cash conversion—half year	6.25	5
Other strategic objectives	30	25

Totals	150	125

Note:

(1)
As reported in the UK annual report in the relevant year.

        2014 targets against these measures are not disclosed because they are commercially sensitive and may be subject to revision. They will be disclosed retrospectively in AMFW's next annual report on remuneration for 2014 to the extent that they do not remain commercially sensitive at that time.

Long-term Incentive Awards Made in 2014

        The PSP will operate in the manner described in the policy set out above. The following table sets forth the measures and their associated targets:

	Threshold (25% vesting)	Maximum (100% vesting)
Measure
TSR ranking	Median	Upper Quartile
EPS CAGR	5%	10%

        The above EPS targets will be adjusted to reflect the Acquisition. The TSR comparator group will be the same as for the 2013 awards described in "—Details of Share Awards During the Year ended 31 December 2013—Comparator Group in Respect of Awards Made in the Year Ended 31 December 2013" below. The matching ratio is two for one.

        PSP awards were granted on 27 March 2014. See "Security Ownership of Certain Beneficial Holders, Directors and Management of AMFW—Outstanding Share-based Awards and Option-based Awards" for full details of the awards granted to executive directors and members of senior management.

Illustrations of Application of Policy

        The following graphs show the total remuneration for each of the executive directors that could result from the proposed remuneration policy in the year ending 31 December 2014 under three different performance levels:

Samir Brikho	Ian McHoul

Notes:

(1)
Fixed pay is base salary for 2014 plus the value of pension and benefits. The value of pension and benefits in kind is taken from the single total figure of remuneration for 2013.

(2)
On target performance is the level of performance required to deliver 66.67% of the maximum annual bonus excluding the additional stretch element and 50% of the full PSP award.

(3)
Maximum performance would result in the maximum bonus payment including the additional stretch element and 100% vesting of PSP award.

(4)
PSP values ignore any change in share price or dividend equivalents.

Changes to Chairman's and Non-executive Directors' Fees

        The fee for the Chairman was increased from 1 January 2014 in line with the percentage increases awarded to executive directors. Non-executive directors' fees were increased in line with the market. The following table sets forth changes to the Chairman's and non-executive directors' fees for the years beginning 1 January 2013 and 1 January 2014:

	2013	2014	Change
	(£)		(%)
Chairman	309,000	318,000	2.9
Board fee	58,000	60,500	4.3
Audit committee chairman	17,500	18,500	5.7
Remuneration committee chairman	12,500	13,000	4.0
Ethics committee chairman	6,000	6,000	n/c
Senior Independent Director	5,000	5,500	10.0
Non-UK director (additional travel time)	11,600	12,100	4.3

        The information from this point onwards up to and including "—Directors' Share Interests and Shareholding Requirements" below has been audited.

Single Total Figure of Director Remuneration for 2013

        During the year ended 31 December 2013, the aggregate remuneration paid or payable to directors of AMFW as a group was approximately £4,210,000, including all salaries, fees, bonuses and contributions during such period to provide pension, retirement or related benefits for directors of AMFW, of which £343,000 was due to pension scheme contributions and life assurance, £1,691,000 was due to bonus, performance-related share payments and the exercise of Sharesave options, £81,000 was due to taxable benefits and £2,095,000 was due to salary payments.

        The following table shows a single total figure of remuneration in respect of qualifying services for the year ended 31 December 2013 for each director, together with comparative figures for the year ended 31 December 2012. All numbers are rounded to the nearest £1,000.

	Salary/fees		Taxable benefits(1)		Bonus		LTIP(2)		Sharesave(3)		Pension		Total
	Year ended 31 December		Year ended 31 December		Year ended 31 December		Year ended 31 December		Year ended 31 December		Year ended 31 December		Year ended 31 December
	2012	2013	2012	2013	2012	2013	2012	2013	2012	2013	2012	2013	2012	2013
	(£)
Executive
Samir Brikho	900,000	927,000	42,000	66,000	769,000	717,000	1,152,000	420,000	—	—	229,000	240,000	3,092,000	2,370,000
Ian McHoul	500,000	515,000	15,000	15,000	343,000	315,000	640,000	233,000	—	6,000	100,000	103,000	1,598,000	1,187,000
Non-executive
John Connolly	300,000	309,000	—	—	—	—	—	—	—	—	—	—	300,000	309,000
Tim Faithfull(4)	72,000	76,000	—	—	—	—	—	—	—	—	—	—	72,000	76,000
Simon Thompson	61,000	64,000	—	—	—	—	—	—	—	—	—	—	61,000	64,000
Neil Carson	56,000	58,000	—	—	—	—	—	—	—	—	—	—	56,000	58,000
Colin Day	69,000	76,000	—	—	—	—	—	—	—	—	—	—	69,000	76,000
Linda Adamany(5)	17,000	70,000	—	—	—	—	—	—	—	—	—	—	17,000	70,000

Notes:

(1)
Taxable benefits for the executive directors comprise disability and healthcare insurance, car/travel allowance, working lunches and tax return preparation assistance. Samir Brikho's 2013 figure includes an adjustment of circa £24,000 for prior years in respect of healthcare cover provided for his dependants.

(2)
The LTIP amounts included in AMFW's remuneration report were based on an estimate of the number of shares in respect of which each executive director's PSP award would vest. Awards vested on 5 April 2014 and therefore the figures included in the table above have been updated to reflect the actual vesting values based on the share price at that date (£12.25).

(3)
The Sharesave figure for Ian McHoul is the gain made on exercising an option over 1,512 shares made under the Savings-related Share Option Scheme (Sharesave) at an option price of £6.00. The closing share price on the date of exercise, 3 May 2013, was £10.25, resulting in a gain on exercise of £6,426.

(4)
Tim Faithfull retired from AMFW's board at the close of AMFW's AGM on 3 April 2014.

(5)
Linda Adamany joined the board in October 2012.

Total Pension Entitlements

        The pension amount shown under "—Single Total Figure of Director Remuneration for 2013" for the year ended 31 December 2013 comprises the following:

	Accrued DB pension at 31 December 2013	Value of DB benefit	Cash allowance	Total pension benefit
	(£)
Samir Brikho	35,000	85,000	155,000	240,000
Ian McHoul	—	—	103,000	103,000

        Samir Brikho has a normal retirement age of 60 in relation to the stated defined benefit, or DB, pension. There are no additional pension benefits that become payable for either director in the event of early retirement.

        The cash allowance in the case of Samir Brikho represented 20% of salary above the pension scheme cap and in the case of Ian McHoul represented 20% of full salary.

Annual Bonus

        The following table sets forth the bonus payments in respect of the year ended 31 December 2013 that were made in March 2014 to the executive directors (expressed as a percentage of base salary earned during the year) reflecting the indicated outcomes against the various performance elements:

				Samir Brikho
						Ian McHoul
	Target range		Percentage of max achieved
		Actual		Max	Actual	Max	Actual
	(£ millions, unless otherwise stated)		(%)
Measure
Adjusted EBITA(1)	325 - 360	343	53	70	37.1	55	29.2
EBITA additional stretch			0	25	0	25	0
Cash conversion	84 - 90%	99%	100	12.5	12.5	10	10
Average cash	108 - 138	92	0	12.5	0	10	0
Other strategic objectives(2)	—	—	—	30	27.7	25	22

Total				150	77.3	125	61.2

Notes:

(1)
As reported in the UK annual report in the relevant year. For bonus purposes, adjusted EBITA (after exceptional items which may be disallowed for bonus purposes at the remuneration committee's discretion) is normalized for exchange rate movements and cost of share-based payments: the target and actual figures shown above are before any such adjustments.

(2)
"Other strategic objectives" measures for the Chief Executive included actions to embed the new geographic structure, accelerate the development of activity in the Growth Regions, grow through acquisition, achieve appropriate settlements and cost savings, and safety leadership. For the Chief Financial Officer they included development and implementation of shared services and IT systems, achieving cost savings and delivering performance from the Investment Services activities. The remuneration committee has discretion to take other factors into account and uses its judgment in determining the amount to be paid under this item.

        None of the bonus earned for the year ended 31 December 2013 is subject to compulsory deferral, as the EBITA additional stretch minimum target was not met.

        The original adjusted EBITA targets were adjusted to remove a provision for contribution from small acquisitions, following a change of priorities.

PSP

        The long-term incentive plan, or LTIP, amount for the year ended 31 December 2013 shown under "—Single Total Figure of Director Remuneration for 2013" is the award made under the PSP in the year ended 31 December 2011. Vesting took place on 5 April 2014 and was subject to two performance conditions each measured over three-year periods: (i) EPS growth between 2010 and 2013; and (ii) TSR relative to a comparator group based on average share prices in the first quarter of 2014 compared to those in the corresponding period in the year ended 31 December 2011 (also subject to AMFW's remuneration committee being satisfied that there has been sustained financial growth of AMFW). The two performance conditions operate independently on different parts of the award: half of the basic award is dependent on EPS and the other half on TSR; the Matched Award depends solely on EPS. EPS for this measure means the diluted earnings per share expressed to one decimal place of AMFW before goodwill and intangible amortization, the charge or credits associated with executive share awards and exceptional items. "Real" growth means in excess of the change in the UK Retail Prices Index for December 2013 compared to December 2010.

        AMFW's remuneration committee took account of the share buyback that took place during the year ended 31 December 2012 and the year ended 31 December 2013 in determining the outcome for the EPS element. The following table sets forth the performance achieved against the EPS and TSR targets:

	Threshold— 25% vesting	Maximum— 100% vesting	Outcome	Percentage of max achieved
2011 awards performance measure
Real annual compound growth in EPS	5%	12%	5.1%	25.6%
Total shareholder return ranking	Median	Upper quartile	31st percentile (19 out of 27)	Nil

        The number of shares vesting based on the performance outcomes was increased by 11.18% to take into account reinvested dividends during the period from award to vesting.

	Basic award— number of shares	Basic award— vesting percentage including dividend adjustment	Matched award— number of shares	Matched award— vesting percentage including dividend adjustment	Total number of shares vesting	Vesting value
2011 PSP awards
Samir Brikho	128,533	14.23%	56,162	28.46%	34,275	420,000
Ian McHoul	71,449	14.23%	31,218	28.46%	19,051	233,000

        These awards were originally made as restricted shares but were amended during 2013 to be awards in the form of nil cost options with an 18-month exercise period post-vesting. If the option has not been exercised before the end of that period, it will be exercised automatically at that stage.

        The LTIP amount for the year ended 31 December 2012 shown under "—Single Total Figure of Director Remuneration in 2013" above is the award made under the PSP in 2010 that vested in April 2013. The performance measures for these awards were the same as for those made in 2011 but in this case the full award was subject to both EPS and TSR (each applying to half of the award) and there was no adjustment for reinvested dividends. The targets set and the outcomes against them were as follows:

	Threshold— 25% vesting	Maximum— 100% vesting	Outcome	Percentage of max achieved
2010 awards performance measure
Real annual compound growth in EPS	3%	10%	14.5%	100%
Total shareholder return ranking	Median	Upper quartile	36th percentile (17 out of 26)	—
Overall	—	—	—	50%

        The following table sets forth the vesting values during the year ended 31 December 2013. Vesting took place on 8 April 2013 at a share price of £10.52. The balance of the original award lapsed at the same time.

	Original award— number of shares	Total number of shares vesting	Vesting value
2010 PSP awards
Samir Brikho	219,148	109,574	1,153,000
Ian McHoul	121,819	60,909	641,000

        The TSR comparator group for the year ended 31 December 2010 awards comprised 30 UK companies, including AMFW, listed in relevant FTSE sub- sectors with market capitalizations spanning that of AMFW. For the year ended 31 December 2011, the group was amended to include a number of non-UK listed companies who are direct business competitors of AMFW and to exclude UK companies where there is little or no overlap in activities and comprised 28 companies including AMFW. Details of the specific companies included in the TSR comparator groups for both the year ended 31 December 2010 and the year ended 31 December 2011 awards were included in the directors' remuneration reports for those years and may be obtained on request from AMFW's company secretary.

Details of Share Awards During the Year ended 31 December 2013

        The following table sets forth awards that were made under the PSP on 28 March 2013 that will vest three years later subject to the outcome against the performance conditions and may be exercised up to 18 months after vesting. The face value of the awards is based on the share price at the date of award which was £10.60.

	Type of interest awarded	Basis of award	Face value	Percentage vesting at threshold performance	Number of shares	End of performance period
			(£ thousands)	(%)
Samir Brikho	Nil-cost options	Basic award—175% of salary	1,622	25	153,042	31 December 2015
	Nil-cost options	Matched award—up to 75% of salary on two for one investment share match	695	25	65,588	31 December 2015

Totals		250% of salary	2,317		218,630

Ian McHoul	Nil-cost options	Basic award—175% of salary	901	25	85,023	31 December 2015
	Nil-cost options	Matched Award—up to 75% of salary on two for one investment share match	386	25	36,438	31 December 2015

Totals		250% of salary	1,287	100	121,461

        Half of the basic award is subject to a TSR performance condition and the other half and all of the Matched Award is subject to an EPS performance condition.

        The TSR measure is based on AMFW's ranking against the comparator group set out below based on the average share price over the final quarter of 2015 compared to the corresponding period in

2012. The threshold for any vesting to occur is that AMFW needs to be ranked at median or higher. If upper quartile ranking is achieved, full vesting will occur. Vesting is on a straight-line basis between these threshold and maximum targets.

Comparator Group in Respect of Awards Made in the Year ended 31 December 2013

Aker Solutions	Norway	Melrose	UK
AMFW	UK	Petrofac	UK
Babcock Intl.	UK	Rotork	UK
Baker Hughes	US	Saipem	Italy
Balfour Beatty	UK	Schlumberger	US
Cameron Intl.	US	Serco Group	UK
Carillion	UK	SNC-Lavalin Group	Canada
Chicago Bridge & Iron	US	Spirax-Sarco	UK
Fluor	US	Technip	France
Foster Wheeler	US	URS	US
Halliburton	US	Weir Group	UK
IMI	UK	Wood Group (John)	UK
Jacobs	US	Worley Parsons	Australia
KBR	US

        The EPS measure is based on the compound annual growth, or CAGR, in excess of UK retail price index (real CAGR) to 2015 from an adjusted 2012 base of 85.7 pence. EPS for this purpose is defined as the diluted earnings per share expressed to one decimal place of AMFW before goodwill and intangible amortization, the charge or credits associated with executive share awards and exceptional items (at the remuneration committee's discretion). The adjustment took account of the share buyback and an accounting standard change. Threshold (25%) vesting will occur if real CAGR is 5% and maximum (100%) vesting will occur if real CAGR is 12% or higher with straight-line vesting for a result between these targets.

        The number of shares vesting as determined by the performance conditions outcomes will be increased to take account of reinvested dividends including the UK tax credit in the period between award and vesting.

Directors' Share Interests and Shareholding Requirements

        The following table sets forth the beneficial interests in the share capital of AMFW's directors and their connected persons as at 31 December 2013:

	Legally owned shares	Vested but unexercised share options	Unvested share options subject to performance conditions (PSP awards)	Unvested share options not subject to performance conditions (Sharesave)
John Connolly	35,538	—	—	—
Samir Brikho	1,894,682	—	600,519	1,335
Ian McHoul	318,388	—	333,679	1,046
Tim Faithfull(1)	10,000	—	—	—
Neil Carson	5,000	—	—	—
Colin Day	20,714	—	—	—
Simon Thompson	4,744	—	—	—
Linda Adamany	3,100	—	—	—

Note:

(1)
Tim Faithfull retired from AMFW's board at the close of AMFW's AGM on 3 April 2014.

        The legally-owned shares for Samir Brikho and Ian McHoul include those vesting during 2013 from the PSP awards made in 2010, see "—PSP" above, after sales to meet tax withholding requirements. Those for Mr McHoul also include those arising from the exercise of options made under Sharesave. See "—Single Total Figure of Director Remuneration for 2013" above.

        The following table sets forth the details of the unvested options held by Samir Brikho and Ian McHoul as at 31 December 2013:

	Date of award	Type of award	Number of shares	Exercise price	Exercise period
				(£)
Samir Brikho	April 2011	PSP	146,893	—	5 April 2014 to 5 October 2015
	June 2011	PSP	37,802	—	5 April 2014 to 5 October 2015
	October 2011	Sharesave	1,335	6.74	2 January 2015 to 30 June 2015
	April 2012	PSP	197,194	—	3 April 2015 to 3 October 2016
	March 2013	PSP	218,630	—	28 March 2016 to 28 September 2017
Ian McHoul	April 2011	PSP	81,655	—	5 April 2014 to 5 October 2015
	June 2011	PSP	21,012	—	5 April 2014 to 5 October 2015
	April 2012	PSP	109,551	—	3 April 2015 to 3 October 2016
	March 2013	PSP	121,461	—	28 March 2016 to 28 September 2017
	October 2013	Sharesave	1,046	8.60	2 January 2017 to 30 June 2017

        On 3 January 2014, Ian McHoul and Colin Day acquired 19 and 255 shares, respectively, in lieu of the interim dividend paid on 3 January 2014. There were no other changes in the directors' interests in the share capital of AMFW between 31 December 2013 and 13 February 2014. No director has used any of their shareholdings in hedging arrangements or as collateral for loans.

        Guidelines are in place requiring executive directors and members of the group management team to build up, normally over a three-year period, and retain a holding of AMFW Shares received from incentive plans or purchased by them. The level of targeted shareholding is 250% of salary for executive directors and 125% for other senior executives. Based on the average share price and salaries during December 2013, the legally-owned shares shown above represented the following percentages of base salary which are both considerably in excess of the shareholding requirement:

Samir Brikho:	2,204%
Ian McHoul:	667%

        There is no shareholding requirement for the chairman or non-executive directors.

Total Shareholder Return

        The following graph compares the TSR performance of AMFW, assuming dividends are re-invested, with the TSR performance of the FTSE 100 over the period 31 December 2008 to 31 December 2013.

Chief Executive's Pay in the Last Five Years

	Year ended 31 December
	2009	2010	2011	2012	2013
	(£, unless otherwise stated)
Single total figure of remuneration	4,103,000	9,295,000	4,590,000	3,092,000	2,370,000
Bonus awarded as % of maximum	58%	97%	64%	57%	52%
LTIP vesting as % of maximum	100%	80%	71%	50%	19%

Percentage Change in Chief Executive's Remuneration

        The following table shows how the percentage change between the year ended 31 December 2012 and the year ended 31 December 2013 in the Chief Executive's salary, benefits and bonus compares with the percentage change in the average of each of those elements of pay for a comparator group of employees. AMFW's remuneration committee has selected employees in the United Kingdom as the comparator group as they have broadly the same structure of remuneration and to eliminate the impact of exchange rate movements if employees in other countries were included.

	Salary			Taxable benefits			Bonus
	2012	2013	% change	2012	2013	% change	2012	2013	% change
Chief Executive	900	927	+3%	+42	+66	+57%	+769	+717	(7)%
UK staff			+1%			+11%			(12)%

        As noted above, Samir Brikho's year ended 31 December 2013 taxable benefits figure includes an adjustment of circa £24,000 for prior years. The underlying change from 2012 to 2013 was 0%.

        The year-on-year change for UK staff taxable benefits is based on data for tax years ending in 2013 and 2012 averaged over the number of employees in receipt of those benefits. The year-on-year changes for UK staff salary and bonus are based on the aggregate amounts paid in each year divided by the average number of employees in that year.

Relative Importance of Spending on Pay

        The following chart illustrates the relative importance of spending on pay compared to distributions to shareholders (dividends and share buy-back) and other disbursements from profit or cash flow that are considered by the directors to be the most material expenditures in relation to AMFW's strategy.

Shareholder Voting on Remuneration Policy and Report at 2013 AGM

        The following table sets forth how votes were cast at AMFW's AGM held on 4 April 2013.

	Shares for (including discretionary)	% in favor	Shares against	% against	Shares abstained
Resolution
To approve the remuneration report	170,462,661	93.38	12,092,328	6.62	7,423,976
To approve the remuneration policy	179,441,880	96.54	6,440,357	3.46	4,096,728

        The remuneration committee did not consider that the votes against either resolution were substantial requiring any explanation or action in response.

Shareholder Voting on Remuneration Policy and Report at 2014 AGM

        The following table sets forth how votes were cast at AMFW's AGM held on 3 April 2014.

	Shares for (including discretionary)	% in favor	Shares against	% against	Shares abstained
Resolution
To approve the remuneration report	166,409,640	88.35	21,949,194	11.65	2,103,756
To approve the remuneration policy	153,158,481	81.27	35,308,450	18.73	1,995,659

Remuneration of AMFW's Senior Management

Single Total Figure of Senior Management Remuneration for 2013

        Individual disclosure of the remuneration paid by AMFW to its senior management (excluding those who also serve as members of AMFW's board) is not required in the United Kingdom and AMFW does not otherwise publicly disclose this information. In the year ended 31 December 2013, the aggregate remuneration paid or payable to the senior management of AMFW (excluding those who also serve as members of AMFW's board) as a group was approximately £1,495,000, including all salaries, fees, bonuses and contributions during such period to provide pension, retirement or related benefits for directors of AMFW, of which £77,000 was due to provision of pension and life assurance benefits or cash alternatives, £667,000 was due to bonus and performance-related share payments, £53,000 was due to taxable benefits or cash alternatives and £698,000 was due to salary payments.

AMFW Share Plans

        AMFW operates three share plans: the PSP, the Sharesave Plan and the Restricted Share Plan, or RSP. As at 3 December 2014, AMFW had 3,615,268 awards outstanding under the PSP including vested but unexercised options and 843,385 awards outstanding under the RSP. As at 3 December 2014, AMFW had 7,874,129 options outstanding under Sharesave. For a description of the PSP and Sharesave plans, see "—Remuneration Policy—Components of Directors' Remuneration" above.

Restricted Share Plan

        The RSP operates primarily as a key employee retention mechanism with awards made periodically to selected employees below senior management level. Executive directors are not eligible to participate in the RSP. Awards are made in the form of restricted shares or nil cost options that vest in full, not subject to performance conditions, after a defined period, provided that the participant remains in continuous employment during that time. There are no good leaver provisions other than in the event of death. On change of control, RSP awards will normally vest. Alternatively, awards may be exchanged for equivalent awards of shares in the acquiring company. No new shares may be issued to satisfy awards under the RSP. The company may at its discretion pay the vesting/exercise value in cash rather than as shares.

Dilution

        AMFW's directors must not grant an award or option under any of AMFW's employee share plans if the number of AMFW Shares committed to be issued under that award exceeds 10% of AMFW's ordinary share capital in issue immediately before that day, when added to the number of shares which have been issued, or committed to be issued, to satisfy awards options under any employee share plan operated by AMFW, granted in the previous 10 years. In addition, AMFW's directors must not grant an award or option under any of AMFW's discretionary employee share plans if the number of AMFW Shares committed to be issued under that award exceeds 5% of AMFW's ordinary share capital in issue immediately before that day, when added to the number of AMFW Shares which have been issued, or committed to be issued, to satisfy awards or options under any other discretionary employee share plan operated by AMFW, granted in the previous 10 years. As at 3 December 2014, 10% of AMFW's ordinary share capital equaled 38,887,584 shares and AMFW had granted outstanding options and awards of 14,738,969 shares under its employee shares plans, which, if vested/exercised in full and satisfied with newly issued shares, would represent 3.79% of AMFW's ordinary share capital. As at 3 December 2014, 5% of AMFW's ordinary share capital equaled 19,443,792 shares and AMFW had granted outstanding options and awards of 3,615,268 shares under the PSP, which, if vested/exercised in full and satisfied with newly issued shares, would represent 0.93% of AMFW's ordinary share capital. However, awards granted under the PSP are satisfied using shares held in the AMFW Employee Share

Trust (described further below), and there is no current intention to satisfy such awards using newly issued shares. No new shares may be issued to satisfy awards granted under the RSP. In addition, an option over 8,620 shares has been granted under a one-off recruitment arrangement. This option will be satisfied using shares from the Employee Share Trust.

Employee Share Trust

        AMFW has established the AMFW Employee Share Trust for the purposes of satisfying awards granted under the PSP and RSP, as well as such other employee share plans or one-off awards as may be adopted from time to time. AMFW periodically puts the trustee of the Employee Share Trust in funds to purchase AMFW Shares in the market for this purpose. As at 3 December 2014, the Employee Share Trust held 2,607,046 AMFW Shares.

Defined Benefit Schemes

        The group operates a number of pension schemes for UK and overseas employees. The principal defined benefit schemes are in the United Kingdom, with the main schemes being the AMFW Staff pension scheme and the AMFW Executive pension scheme. These schemes were closed to new members during 2012 but remain open to further accrual. The majority of overseas members are in defined contribution schemes.

Foster Wheeler Omnibus Incentive Plan

        Pursuant to the terms of the Implementation Agreement, upon the closing of the Offer, Foster Wheeler options, restricted share units and performance restricted share units were replaced with options and restricted share units over AMFW Shares. The terms and conditions of the replacement awards are equivalent in all material respects to those applicable under the Foster Wheeler Omnibus Plan described under "Remuneration Paid by Foster Wheeler—Equity Remuneration", except that no performance conditions apply to the replacement awards in respect of performance restricted share units. On 15 October 2014, the AMFW board of directors adopted the Foster Wheeler Omnibus Incentive Plan on substantially the same terms as amended effective 13 November 2014 to reflect the terms of the Implementation Agreement to provide for replacement awards to be granted over AMFW Shares. As of 3 December 2014, AMFW had 2,397,567 units outstanding under the Foster Wheeler Omnibus Incentive Plan.

RELATED PARTY TRANSACTIONS

        No AMFW director (including Mr. Masters) or member of senior management has or has had (i) any material interest in any transaction with AMFW or any of its subsidiaries, including Foster Wheeler, or (ii) any interest in any transaction which is or was unusual in its nature or conditions or is or was significant to the business of AMFW and which was effected by AMFW or any of its subsidiaries in the preceding three financial years, other than the Offer and the Squeeze-Out Merger as described elsewhere in this proxy statement. There are no outstanding loans or guarantees provided by any members of the AMFW Group for the benefit of AMFW directors or senior management during this period.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS AND MANAGEMENT OF FOSTER WHEELER

Share Ownership

        The following table sets forth, as at 3 December 2014, beneficial ownership of Foster Wheeler Shares and AMFW Shares (including AMFW Shares held in the form of AMFW ADSs) by each current Foster Wheeler director, each named executive officer and all directors and executive officers of Foster Wheeler as a group. As at 3 December 2014, there were 100,126,791 Foster Wheeler Shares and 388,875,843 AMFW Shares outstanding excluding 5,444,528 AMFW Shares held in treasury. As at 3 December 2014, AMFW through AMEC International, held 95,395,711 Foster Wheeler Shares, representing 95.75% of the outstanding Foster Wheeler Shares. AMEC International reserves its rights fully under the terms of the Offer, including the terms of the notice of guaranteed delivery, to acquire the 3,768,740 Foster Wheeler Shares subject to notices of guaranteed delivery that were not validly delivered. No Foster Wheeler Shares or AMFW Shares reported are subject to pledge. For information on AMFW's share capital, see "Security Ownership of Certain Beneficial Holders, Directors and Management of AMFW".

        The number of Foster Wheeler Shares and AMFW Shares beneficially owned by each shareholder is determined under rules promulgated by the SEC. The information does not necessarily indicate beneficial ownership for any other purpose. Under those rules, the number of shares of common stock or, in the case of AMFW, ordinary shares (including ordinary shares held in the form of AMFW ADSs), deemed outstanding includes shares issuable upon exercise of options held by the respective person or group which may be exercised within 60 days after 3 December 2014 and shares issuable upon the vesting and settlement of share awards or share units held by the respective person or group which may vest within 60 days after 3 December 2014. For purposes of calculating each person's or group's percentage ownership, shares of common stock or, in the case of AMFW, ordinary shares, issuable pursuant to stock options exercisable within 60 days after 3 December 2014 and shares issuable upon the vesting and settlement of share awards or share units vesting within 60 days after 3 December 2014 are included as outstanding and beneficially owned for that person or group but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group.

	Foster Wheeler(1)				AMFW(1)
Name of beneficial owner	Total Foster Wheeler Shares beneficially held(2)		% of Class(4)		AMFW Shares held	AMFW Shares held in the form of AMFW ADSs		AMFW Shares subject to Sharesave options(5)	AMFW Shares subject to PSP awards(6)	AMFW Share units(7)	Total AMFW Shares beneficially held(2)	% of Class(8)
Ian McHoul	99,164,451	(3)	99.04	(3)	318,443	—		—	19,540	—	337,983	*
Umberto della Sala	—		—		—	—		—	—	—	—	*
Tarun Bafna	99,164,451	(3)	99.04	(3)	6,448	—		628	—	—	7,026	*
Samir Brikho	99,164,451	(3)	99.04	(3)	1,894,682	—		1,335	35,156	—	1,931,173	*
J. Kent Masters	99,164,451	(3)	99.04	(3)	—	178,745	(9)	—	—	—	178,745	*
Stephanie S. Newby	99,164,451	(3)	99.04	(3)	—	21,899		—	—	—	21,899	*
Franco Baseotto	—		—		—	31,552		—	—	—	31,552	*
Roberto Penno	99,164,451	(3)	99.04	(3)	7,368	13,331		—	—	—	20,699	*
Beth B. Sexton	—		—		—	—		—	—	—	—	*
All current directors and executive officers as a group (13 persons)	99,164,451	(3)	99.04	(3)	2,270,084	240,302		3,298	54,696	—	2,568,380	*

Notes:

(1)
The share ownership of beneficial holders that hold five or fewer Foster Wheeler Shares or AMFW Shares have been rounded down and reflected as nil.

(2)
The number of shares indicated as being held by each person listed in this table (including each person comprising the group of all of Foster Wheeler's current directors and executive officers) includes shares that are individually or jointly owned, as well as shares over which such person has either sole or shared investment or voting authority.

(3)
Represents 95,395,711 Foster Wheeler Shares held of record by AMEC International and includes 3,768,740 Foster Wheeler Shares subject to notices of guaranteed delivery that were not validly delivered. Notwithstanding the foregoing, AMEC International reserves its rights fully under the terms of the Offer, including the terms of the notice of guaranteed delivery, to acquire such Foster Wheeler Shares. AMEC International is a wholly-owned subsidiary of AMFW. AMFW and its current directors and officers may therefore be deemed to be indirect beneficial owners of the Foster Wheeler Shares held by AMEC International. Each of the directors and officers of AMFW disclaims beneficial ownership of the Foster Wheeler Shares held by AMEC International.

(4)
The percentages for each person and the group are calculated based on (A)(i) the number of Foster Wheeler Shares held by such person or group, as the case may be, plus (ii) the number of shares that may be acquired currently or within 60 days after 3 December 2014 by such person or group, as the case may be, divided by (B)(i) the number of Foster Wheeler's outstanding shares as at 3 December 2014, plus (ii) the number of shares that may be acquired currently or within 60 days after 3 December 2014 by such person or group, as the case may be.

(5)
Represents AMFW Shares that may be acquired currently or within 60 days after 3 December 2014 through the exercise of share options to purchase AMFW Shares.

(6)
Represents AMFW Shares that may be acquired currently or within 60 days after 3 December 2014 through the vesting of share awards under the PSP. Share awards do not have any voting or dividend rights.

(7)
Represents restricted share units issued under the Foster Wheeler Omnibus Plan which may be acquired or converted into shares currently or within 60 days after 3 December 2014 due to vesting rights. Share units do not have any voting or dividend rights.

(8)
The percentages for each person and the group are calculated based on (A)(i) the number of shares held by such person or group, as the case may be, plus (ii) the number of shares that may be acquired currently or within 60 days after 3 December 2014 by such person or group, as the case may be, divided by (B)(i) the number of AMFW's outstanding shares as at 3 December 2014, plus (ii) the number of shares that may be acquired currently or within 60 days after 3 December 2014 by such person or group, as the case may be.

(9)
J. Kent Masters is the beneficial owner of 178,745 AMFW ADSs. This amount includes 107,247 AMFW ADSs that Mr. Masters directly beneficially owns and 71,498 AMFW ADSs that Mr. Masters indirectly beneficially owns that are held by his spouse. J. Kent Masters has shared voting power and investment power over the AMFW ADSs beneficially owned by his spouse.

*
Less than 1%.

        Based upon Foster Wheeler's review of Schedule 13G or Schedule 13D filings with the SEC through 3 December 2014 and other publicly available information, including the results of the Offer, the following entities are known to Foster Wheeler's management to be beneficial owners of more than 5% of Foster Wheeler's registered shares, par value CHF3.00 per share, as indicated.

Name and address of beneficial owner	Amount and nature of beneficial ownership		Percentage of class
AMEC International Facility Point Meander 251 6825 MC Arnhem The Netherlands	99,164,451	(1)	99.04%

Note:

(1)
Represents 95,395,711 Foster Wheeler Shares held of record by AMEC International and includes 3,768,740 Foster Wheeler Shares subject to notices of guaranteed delivery that were not validly delivered. Notwithstanding the foregoing, AMEC International reserves its rights fully under the terms of the Offer, including the terms of the notice of guaranteed delivery, to acquire such Foster Wheeler Shares.

        Section 16(a) of the Exchange Act requires Foster Wheeler's directors and executive officers and any persons who own more than 10% of Foster Wheeler's outstanding shares to file reports of holdings and transactions in Foster Wheeler's shares with the SEC. Based on Foster Wheeler's records and other information, including Foster Wheeler's review of Forms 3 and 4 filed with the SEC, Foster Wheeler believes all filings required under Section 16(a) of the Exchange Act for its directors and executive officers with respect to its shares were timely filed in 2013 and 2014.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS, DIRECTORS AND MANAGEMENT OF AMFW

Security Ownership by Major Shareholders

        To the knowledge of management: (i) AMFW is not directly or indirectly owned or controlled (a) by another corporation or (b) by any foreign government; and (ii) there are no arrangements the operation of which may at a subsequent date result in a change in control of AMFW. To the knowledge of AMFW's management, there is no controlling shareholder of AMFW.

        As at 3 December 2014, the issued share capital of AMFW consisted of 388,875,843 ordinary shares, of which 5,444,528 were held in treasury. As at 3 December 2014, 115 record holders of AMFW Shares, holding an aggregate of 131,573 AMFW Shares (0.0338%), were listed as having addresses in the United States.

        The table below presents, to the knowledge of AMFW's management on the basis of notification received under the UK Disclosure and Transparency Rules, or the DTRs, and other notifications received from shareholders by AMFW, information regarding the total amount of AMFW Shares directly or indirectly owned by AMFW's major shareholders, including, in accordance with applicable UK regulations, each shareholder that is known to AMFW to have voting rights of 3% or more as at 3 December 2014:

	Ordinary shares	%
Beneficial owner
BlackRock Inc.	14,946,032	5.01
Mondrian Investment Partners Limited	20,253,855	5.28

        To the knowledge of management, none of the above shareholders hold voting rights which are different from those held by AMFW's other shareholders and there are no shareholdings that carry special rights relating to control of AMFW.

Significant Changes in Ownership

        In accordance with the DTRs, share transfers by major shareholders of greater than 1% must be reported to AMFW. The following table presents the highest and lowest share ownership positions for each of AMFW's major shareholders during the past three years to the best of AMFW's knowledge:

	High		Low
	Ordinary shares	%	Ordinary shares	%
Year ended 31 December 2011
BlackRock, Inc.	37,437,097	11.27	33,121,639	9.97
Year ended 31 December 2013
Artisan Partner Limited Partnership	15,566,638	5.20	n/a	<5.00
BlackRock, Inc.	33,121,639	9.97	n/a	<5.00
Legal & General Group Plc	9,158,345	3.08	n/a	<3.00
Mondrian Investment Partners Limited	15,309,947	5.15	15,309,947	5.15

        AMFW was not notified of any share transfers by major shareholders greater than 1% during the year ended 31 December 2012.

Security Ownership by Directors and Senior Management

        The following table presents, to the knowledge of AMFW's management, information regarding the total amount of AMFW Shares, directly or indirectly, owned by current and future AMFW's directors (and each of their connected persons) and senior management as at 3 December 2014 (excluding shares underlying unexercised options):

	Ordinary shares		Percentage
Directors
John Connolly	35,538		0.009
Samir Brikho	1,894,682		0.487
Ian McHoul	318,443		0.082
Tim Faithfull(1)	10,000		0.003
Simon Thompson	4,744		0.001
Neil Carson	5,000		0.001
Colin Day	21,446		0.006
Linda Adamany	3,100		0.001
J. Kent Masters	178,745	(2)	0.028
Stephanie S. Newby	21,899	(2)	0.006
Senior Management
Simon Naylor	84,564		0.022
Gary T. Nedelka	17,330	(2)	0.004
John Pearson	37,135		0.010
Roberto Penno	20,699	(3)	0.005

Notes:

(1)
Tim Faithfull retired from AMFW's board at the close of AMFW's AGM on 3 April 2014.

(2)
Held in the form of AMFW ADSs, the voting rights of which are set out in "Description of the AMFW American Depositary Shares—Voting Rights".

(3)
13,331 of these shares are held in the form of AMFW ADSs, the voting rights of which are set out in "Description of the AMFW American Depositary Shares—Voting Rights".

Outstanding Share-based Awards and Options-based Awards

        The table below presents the options and awards relating to AMFW Shares held by certain of its directors and senior management as at 3 December 2014. Awards relating to AMFW Shares granted on 13 November 2014 to J. Kent Masters, Gary T. Nedelka and Roberto Penno as a result of AMFW's adoption of the Foster Wheeler Omnibus Plan pursuant to the Implementation Agreement are presented in the second table.

	Date of award	Options to purchase ordinary shares (Sharesave)	PSP awards	Other restricted shares	Option Exercise Price (Sharesave)	Market Price at date of award (PSP)	Vested	Exercise period
					(£)	(£)
Executive Directors
Samir Brikho	5 April 2011	—	24,120	—	—	11.92	Vested	5 Apr 2014 to 5 Oct 2015
	1 June 2011	—	11,036	—	—	11.58	Vested	5 Apr 2014 to 5 Oct 2015
	3 April 2012	—	197,194	—	—	11.41	Unvested	3 Apr 2015 to 3 Oct 2016
	28 March 2013	—	218,630	—	—	10.60	Unvested	28 Mar 2016 to 28 Sept 2017
	21 October 2011	1,335	—	—	6.74	—	Unvested	2 Jan 2015 to 30 Jun 2015
	27 March 2014	—	215,835	—	—	11.05	Unvested	27 Mar 2017 to 27 Sept 2018
	10 October 2014	1,032	—	—	8.72	—	Unvested	2 Jan 2018 to 30 June 2018
Ian McHoul	5 April 2011	—	13,407	—	—	11.92	Vested	5 Apr 2014 to 5 Oct 2015
	1 June 2011	—	6,133	—	—	11.58	Vested	5 Apr 2014 to 5 Oct 2015
	3 April 2012	—	109,551	—	—	11.41	Unvested	3 Apr 2015 to 3 Oct 2016
	28 March 2013	—	121,461	—	—	10.60	Unvested	28 Mar 2016 to 28 Sept 2017
	11 October 2013	1,046	—	—	8.60	—	Unvested	2 Jan 2017 to 30 Jun 2017
	27 March 2014	—	119,908	—	—	11.05	Unvested	27 Mar 2017 to 27 Sept 2018
Senior Management
Simon Naylor	3 April 2012	—	43,293	—	—	11.41	Unvested	3 Apr 2015 to 3 Oct 2016
	28 March 2013	—	74,102	—	—	10.60	Unvested	28 Mar 2016 to 28 Sept 2017
	21 October 2011	1,335	—	—	6.74	—	Unvested	2 Jan 2015 to 30 Jun 2015
	27 March 2014	—	71,530	—	—	11.05	Unvested	27 Mar 2017 to 27 Sept 2018
	10 October 2014	669	—	—	8.93	—	Unvested	20 Dec 2016 to 10 Jan 2017
John Pearson	5 April 2011	—	4,819	—	—	11.92	Vested	5 Apr 2014 to 5 Oct 2015
	1 June 2011	—	2,836	—	—	11.58	Vested	5 Apr 2014 to 5 Oct 2015
	3 April 2012	—	42,066	—	—	11.41	Unvested	3 Apr 2015 to 3 Oct 2016
	28 March 2013	—	62,263	—	—	10.60	Unvested	28 Mar 2016 to 28 Sept 2017
	21 October 2011	1,335	—	—	6.74	—	Unvested	2 Jan 2015 to 30 Jun 2015
	27 March 2014	—	65,157	—	—	11.05	Unvested	27 Mar 2017 to 27 Sept 2018
	10 October 2014	1,032	—	—	8.72	—	Unvested	2 Jan 2018 to 30 June 2018

        The table below presents the details of the replacement awards granted to J. Kent Masters, Gary T. Nedelka and Roberto Penno on 13 November 2014 pursuant to the Implementation Agreement. No replacement awards were granted to any current directors or other current members of the senior management of AMFW.

	Original Grant Date of Foster Wheeler Equity Award	Number of AMFW Shares or Units That Have Not Vested(1)		Market Value of AMFW Shares or Units That Have Not Vested(2)
				(£)
Current and Future Directors
J. Kent Masters	8 March 2013	121,555	(3)	1,314,010
	8 March 2013	199,295	(4)	2,154,379
	5 March 2014	102,534	(5)	1,108,393
	5 March 2014	102,534	(6)	1,108,393
Stephanie Newby	—	—		—
Senior Management
Gary T. Nedelka	30 November 2012	24,037	(7)	259,840
	8 March 2013	29,681	(4)	320,852
	8 March 2013	19,786	(3)	213,887
	5 March 2014	19,529	(5)	211,108
	5 March 2014	19,529	(6)	211,108
Roberto Penno	30 November 2012	20,029	(7)	216,513
	8 March 2013	14,134	(3)	152,789
	8 March 2013	21,201	(4)	229,183
	2 December 2013	18,809	(8)	203,325
	2 December 2013	28,215	(9)	305,004

Notes:

(1)
As per the terms of the Implementation Agreement, Foster Wheeler equity awards granted after 8 November 2012 were replaced in accordance with the following formula (rounded down to the nearest whole number): (number of Foster Wheeler Shares subject to the Foster Wheeler award immediately prior to the Offer closing date, or in the case of PRSUs, 50% of the maximum award) multiplied by 1.7996.

(2)
Calculated using the closing price of AMFW of £10.81 on 12 November 2014.

(3)
One-half vests on 8 March 2015 and the remaining one-half vests on 8 March 2016.

(4)
Vests on 8 March 2016.

(5)
One-third vests on 8 March 2015, one-third vests on 8 March 2016 and the remaining one-third vests on 8 March 2017.

(6)
Vests on 8 March 2017.

(7)
Vests on 1 December 2015.

(8)
One-half vests on 18 November 2015 and the remaining one-half vests on 18 November 2016.

(9)
Vests on 18 November 2016.

 UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Pro Forma Effects of the Offer

        On 13 November 2014, AMFW completed the Offer for Foster Wheeler Shares. 95,395,711 Foster Wheeler Shares were tendered in the Offer in exchange for 85,052,989 AMFW Shares and cash of £901 million. The condensed combined net pro forma balance sheet effect of the transaction as of 30 June 2014 is consistent with the unaudited pro forma condensed combined balance sheet other than:

  •
  bank loans and overdrafts would be £44 million lower at £1,071 million, reflecting a reduction in the bank loan pro forma adjustment from £935 million to £891 million;

  •
  goodwill would be £72 million lower at £2,059 million, reflecting a reduction in the pro forma goodwill adjustment from £1,386 million to £1,314 million;

  •
  share capital and share premium would be £2 million and £45 million lower at £43 million and £915 million, respectively, reflecting decreases in the net pro forma adjustment of £(110) million to £(112) million and £843 million to £798 million respectively; and

  •
  non-controlling interest would be £28 million higher at £43 million, reflecting a reduction in the pro forma adjustment from £nil to £28 million.

        In addition, the effect on income from continuing operations for the six months ended 30 June 2014 is a £1 million lower pro forma adjustment to finance expense, reflecting a reduction in the pro forma adjustment from £25 million to £24 million, the recording of income attributable to non-controlling interests of £1 million; and a decrease to the basic and adjusted EPS of 0.01 pence and 0.01 pence, respectively.

        In addition, the effect on income from continuing operations for the annual period ended 31 December 2013 is a £1 million lower pro forma adjustment to finance expense, reflecting a reduction in the pro forma adjustment from £42 million to £41 million, the recording of income attributable to non-controlling interests of £5 million; and a decrease to the basic and adjusted EPS of 0.01 pence and 0.01 pence, respectively.

Assumed Effects of the Offer

        Prior to the Offer, the following unaudited pro forma condensed combined financial information was prepared. The following unaudited pro forma condensed combined financial information was intended to illustrate the effect of the Offer assuming all Foster Wheeler Shares have been exchanged in the Offer. The transaction has been accounted for by AMFW as an acquisition under IFRS 3 "Business Combinations".

        Presented below is the unaudited pro forma information as follows:

  •
  the unaudited pro forma condensed combined income statements for AMFW for the year ended 31 December 2013 and the six months ended 30 June 2014, which were prepared as if the Offer occurred on 1 January 2013; and

  •
  the unaudited pro forma condensed combined balance sheet as at 30 June 2014, which was prepared as if the Offer had occurred on that date.

        The assumptions underlying the pro forma adjustments are described in the accompanying notes.

        The unaudited pro forma condensed combined financial information was prepared based upon information derived from the following:

  •
  the audited consolidated financial statements of AMFW as at and for the year ended 31 December 2013, which were prepared in accordance with IFRS as issued by the IASB and IFRS as adopted by the EU and included elsewhere in this proxy statement;

  •
  the unaudited consolidated financial statements of AMFW as of and for the six months ended 30 June 2014, which were prepared in accordance with IFRS as issued by the IASB and IFRS as adopted by the EU and included elsewhere in this proxy statement;

  •
  the audited consolidated financial statements of Foster Wheeler as at and for the year ended 31 December 2013, which were prepared in accordance with US GAAP and are included elsewhere in this proxy statement. These consolidated financial statements have been converted to IFRS, restated using AMFW's accounting policies and translated to pounds sterling for purposes of presentation in the unaudited pro forma condensed combined financial information using the following historic exchange rate;

  •
  for the unaudited pro forma condensed combined income statement for the year ended 31 December 2013, an average exchange rate of $1.5699 per pound sterling;

  •
  the unaudited consolidated financial statements of Foster Wheeler as at and for the six months ended 30 June 2014, which were prepared in accordance with US GAAP and are included elsewhere in this proxy statement. These consolidated financial statements have been converted to IFRS, restated using AMFW's accounting policies and translated to pounds sterling for purposes of presentation in the unaudited pro forma condensed combined financial information using the following historic exchange rates;

  •
  for the unaudited pro forma condensed combined income statement for the six months ended 30 June 2014, an average exchange rate of $1.6787 per pound sterling;

  •
  for the unaudited pro forma condensed combined balance sheet as at 30 June 2014, a period end exchange rate of $1.7099 per pound sterling; and

  •
  the issuance of £945 million aggregate principal amount of debt in 2014 to finance the Acquisition.

        For purposes of these pro forma financial statements, it was assumed that all of the 101,041,390 outstanding Foster Wheeler Shares were exchanged pursuant to the Offer. The share capital, share premium and the outstanding principal amount of the bank loans would decrease proportionately if all outstanding Foster Wheeler Shares were not exchanged.

        The impact if only 80% of Foster Wheeler Shares were exchanged for AMFW Shares and the impact if only the minimum condition of 66 2/3% of Foster Wheeler Shares were exchanged for AMFW Shares are reflected later in this section.

        The selected historical and unaudited pro forma information presented assumes the net effect of the exchange of 100% of the 101,041,390 Foster Wheeler outstanding shares in exchange for 90,917,043 AMFW Shares and 1,157,000 of equity awards and cash of £945 million which will be financed by means of bank loans.

        If it is assumed that only 80% of the outstanding Foster Wheeler Shares (80,833,112) are tendered into the Offer in exchange for 72,733,634 AMFW Shares and 1,157,000 of equity awards and cash of £

756 million, the condensed combined net pro forma balance sheet effect of the transaction as of 30 June 2014 is consistent with the unaudited pro forma condensed combined balance sheet other than:

  •
  bank loans and overdrafts would be £189 million lower at £926 million, reflecting a reduction in the bank loan pro forma adjustment from £935 million to £746 million;

  •
  goodwill would be £270 million lower at £1,861 million, reflecting a reduction in the pro forma goodwill adjustment from £1,386 million to £1,116 million;

  •
  share capital and share premium would be £9 million and £193 million lower at £36 million and £768 million, respectively, reflecting decreases in the net pro forma adjustment of £(110) million to £(119) million and £843 million to £650 million respectively; and

  •
  non-controlling interest would be £120 million higher at £135 million, reflecting a reduction in the pro forma adjustment from £nil to £120 million.
        In addition, the effect on income from continuing operations for the six months ended 30 June 2014 is a £2 million lower pro forma adjustment to finance expense, reflecting a reduction in the pro forma adjustment from £25 million to £23 million, the recording of income attributable to non-controlling interests of £5 million; and a decrease to the basic and adjusted EPS of 0.01 pence and 0.01 pence, respectively.

        In addition, the effect on income from continuing operations for the annual period ended 31 December 2013 is a £4 million lower pro forma adjustment to finance expense, reflecting a reduction in the pro forma adjustment from £42 million to £38 million, the recording of income attributable to non-controlling interests of £17 million; and a decrease to the basic and adjusted EPS of 0.4 pence and 0.4 pence, respectively.

        If it is assumed that only 66 2/3% of the outstanding Foster Wheeler Shares (67,364,288) are tendered into the Offer in exchange for 60,614,392 AMFW Shares and 1,157,000 of equity awards and cash of £630 million, the condensed combined net pro forma balance sheet effect of the transaction as of 30 June 2014 is consistent with the unaudited pro forma condensed combined balance sheet other than:

  •
  bank loans and overdrafts would be £315 million lower at £800 million, reflecting a reduction in the bank loan pro forma adjustment from £935 million to £620 million;

  •
  goodwill would be £450 million lower at £1,681 million, reflecting a reduction in the pro forma goodwill adjustment from £1,386 million to £936 million;

  •
  share capital and share premium would be £15 million and £321 million lower, at £30 million and £640 million, respectively, reflecting decreases in the pro forma adjustments of £(110) million to £(125) million and £843 million to £522 million, respectively; and

  •
  non-controlling interest would be £201 million higher at £216 million, reflecting a reduction in the pro forma adjustment from £nil million to £201 million.

        In addition, the effect on income from continuing operations for the six months ended 30 June 2014 is a £3 million lower pro forma adjustment to finance expense from £25 million to £22 million, the recording of income attributable to non-controlling interests of £9 million, and a decrease to the basic and adjusted EPS of 0.7 pence and 0.7 pence, respectively.

        In addition, the effect on income from continuing operations for the annual period ended 31 December 2013 is a £6 million lower pro forma adjustment to finance expense from £42 million to £28 million, the recording of income attributable to non-controlling interests of £28 million, and a decrease to the basic and adjusted EPS of 0.8 pence and 0.8 pence, respectively.

        The transaction has been accounted for by AMFW using the acquisition method pursuant to IFRS 3 "Business Combinations". Under the acquisition method, assets and liabilities are recorded at their fair value on the date of purchase and the total purchase price is allocated to the tangible and intangible assets acquired and liabilities, including contingent liabilities, assumed.

        The pro forma adjustments give effect to events that are directly attributable to the Acquisition, are factually supportable and, with respect to the unaudited pro forma condensed combined income statement, are expected to have a continuing impact on AMFW. The unaudited pro forma condensed combined financial information is presented for information purposes only and reflects estimates made by AMFW's management that it considers reasonable. It does not purport to represent what AMFW's actual results of operations or financial condition would have been had the acquisition occurred on the dates indicated, nor is it necessarily indicative of future results of operations or financial condition. In addition to the matters noted above, the unaudited pro forma condensed combined financial information does not reflect the effect of anticipated cost and revenue synergies associated with combining AMFW and Foster Wheeler.

        The pro forma adjustments, when prepared, were preliminary and were based upon available information and certain assumptions described in the accompanying notes to the unaudited pro forma condensed combined financial information that AMFW's management believes were reasonable under the circumstances. The detailed valuation studies were not finalized at the time the unaudited pro forma financial information was prepared and, accordingly, the fair value adjustments reflected AMFW's management's best estimate and are subject to change once the detailed analyses are completed as additional information becomes available. These adjustments may be material. AMFW's access to information to make such estimates was limited until the completion of the Acquisition and therefore certain market based assumptions were used when data was not available. However, AMFW's management believes the fair values recognized are based on reasonable estimates based on currently available information. A final determination of the fair value of assets and liabilities acquired will be based on the actual assets and liabilities of Foster Wheeler that exist as of the closing date of the Acquisition. In addition, the evaluation of the consideration to be paid by AMFW upon the completion of the Acquisition will be partly determined based on the closing price of AMFW Shares on the closing date of the Acquisition.

        The unaudited pro forma condensed combined financial information should be read in conjunction with the information contained in the sections entitled "Risk Factors", "Cautionary Statement Regarding Forward-Looking Statements", "Selected Historical Consolidated Financial Data of AMFW", "Selected Historical Consolidated Financial Data of Foster Wheeler", "Operating and Financial Review of AMFW", "Operating and Financial Review of Foster Wheeler" and the audited annual and unaudited interim consolidated financial statements of AMFW and Foster Wheeler and the accompanying notes included elsewhere in this proxy statement.

Financial Statement Groupings

        Certain financial statement line items from the consolidated financial statements of Foster Wheeler are not separately presented in the consolidated financial statements of AMFW and have been grouped so their presentation is consistent with the presentation of AMFW's consolidated financial statements.

The following groupings were made to the unaudited pro forma condensed combined income statement for the six months ended 30 June 2014 and the year ended 31 December 2013:

	For the six months ended 30 June 2014
	($ millions)	(£ millions)
Administrative expenses:
Selling, general and administrative expenses	165	99
Other income net	(37)	(22)
Other deductions	12	7
Net asbestos-related provision	3	2

Administrative expenses	143	86

	For the year ended 31 December 2013
	($ millions)	(£ millions)
Administrative expenses:
Selling, general and administrative expenses	358	228
Other income net	(8)	(5)
Other deductions	35	22
Net asbestos-related provision	30	19
Administrative expenses	415	264

        The following groupings were made to the unaudited pro forma condensed combined balance sheet as at 30 June 2014:

	As at 30 June 2014
	($ millions)	(£ millions)
Other receivables:
Notes and accounts receivable—long-term	14	8
Asbestos-related insurance recovery receivable	117	68
Other assets	149	87

Other receivables	280	163

Cash and cash equivalents:
Cash and cash equivalents	519	304
Restricted cash	37	22

Cash and cash equivalents	556	326

Trade and other receivables:
Accounts and notes receivable	764	447
Contracts in process	202	118
Other current assets	39	23
Less: Inventory (component of other current assets)	(14)	(8)

Trade and other receivables	991	580

Deferred tax assets:
Deferred tax assets—non-current	48	28
Deferred tax assets—current (component of prepaid deferred and refundable incomes taxes)	54	32
Less: Current tax receivable (component of prepaid deferred and refundable income taxes)	(27)	(16)

Deferred tax assets	75	44

Trade and other payables:
Accounts payable	(278)	(163)
Accrued expenses	(258)	(151)
Billings in excess of costs and estimated earnings on uncompleted contracts	(540)	(316)
Non-vested share-based compensation awards subject to redemption (temporary equity)	(15)	(9)

Trade and other payables	(1,091)	(639)

Provisions:
Asbestos-related liability	(242)	(142)
Other long-term liabilities	(146)	(85)

Provisions	(388)	(227)

Retained earnings:
Retained earnings	1,036	605
Accumulated other comprehensive losses	(508)	(297)
Treasury shares	(150)	(88)

Retained earnings	378	220

        The current tax receivable presented as a component of prepaid, deferred and refundable income taxes in the audited consolidated financial statements as at 31 December 2013 and the unaudited consolidated financial statements as at 30 June 2014 of Foster Wheeler is separately presented in the unaudited pro forma condensed combined balance sheet.

        The inventories balance presented as a component of other current assets in the audited consolidated financial statements as at 31 December 2013 and the unaudited consolidated financial statements as at 30 June 2014 of Foster Wheeler is separately presented in the unaudited pro forma condensed combined balance sheet.

        The non-vested share based compensation awards subject to redemption presented above as a component of trade and other payables in accordance with IFRS and AMFW's accounting policies are presented as temporary equity in accordance with US GAAP in the consolidated financial statements of Foster Wheeler.

Unaudited Pro forma Condensed Combined Income Statement for the Six Months ended 30 June 2014

			Pro forma adjustments(1)
	AMFW IFRS	Foster Wheeler US GAAP	Accounting policy and IFRS adjustments		Refinancing adjustments	Acquisition adjustments		AMFW pro forma total
	(£ millions, unless otherwise stated)
Continuing operations
Revenue	1,858	944	5	(2)	—	—		2,807
Cost of sales	(1,614)	(795)	(12)	(3)	—	—		(2,421)

Gross profit	244	149	(7)		—	—		386
Administrative expenses	(153)	(86)	(4)	(4)	—	(39)	(4)	(282)
Loss on business disposals and closures	(15)	—	—		—	—		(15)

Profit/(loss) before net financing expense	76	63	(11)		—	(39)		89
Financial income	5	2	—		—	—		7
Financial expense	(4)	(1)	(14)		(12)	1		(30)
Net financing expense	1	1	(14)	(5)	(12) (5)	1	(5)	(23)
Share of post-tax results of joint ventures	6	6	—		—	—		12
Profit/(loss) before income tax	83	70			(12)	(38)		78
Income tax	(24)	(10)	—		4 (6)	9	(6)	(21)

Profit/(loss) for the period from continuing operations	59	60	(25)		(8)	(29)		57
Earnings per shares
Basic (pence)(7)	20.2							14.8
Diluted (pence)(7)	19.8							14.6
Weighted average number of shares
Basic (millions)(7)	294							385

Pro Forma Adjustments

(1)
In order to appreciate the effects on the reported performance of intangible amortization, exceptional items and certain remeasurements, AMFW presents its income statement in a format that presents intangible amortization, exceptional items and certain remeasurements separately. The pro forma adjustments are analyzed in this format as follows:

										Pro forma adjustments
							Accounting policy and IFRS adjustments
	AMFW IFRS			Foster Wheeler US GAAP						Refinancing adjustments			Acquisition adjustments			Pro forma AMFW
Continuing operations	Before intangible amortization, exceptional items and certain remeasurements	Amortization, exceptional items and certain remeasurements	Total	Before intangible amortization, exceptional items and certain remeasurements	Amortization, exceptional items and certain remeasurements	Total	Before intangible amortization, exceptional items and certain remeasurements	Amortization, exceptional items and certain remeasurements	Total	Before intangible amortization, exceptional items and certain remeasurements	Amortization, exceptional items and certain remeasurements	Total	Before intangible amortization, exceptional items and certain remeasurements	Amortization, exceptional items and certain remeasurements	Total	Before intangible amortization, exceptional items and certain remeasurements	Amortization, exceptional items and certain remeasurements	Total
	(£ millions)
Revenue	1,858	—	1,858	944	—	944	5	—	5	—	—	—	—	—	—	2,807	—	2,807
Cost of sales	(1,614)	—	(1,614)	(795)	—	(795)	(3)	(9)	(12)	—	—	—	—	—	—	(2,412)	(9)	(2,421)

Gross profit	244	—	244	149	—	149	2	(9)	(7)	—	—	—	—	—	—	395	(9)	386
Administrative expenses	(103)	(50)	(153)	(71)	(15)	(86)	2	(6)	(4)	—	—	—	—	(39)	(39)	(172)	(110)	(282)
Loss on business disposals and closures	—	(15)	(15)	—	—	—	—	—	—	—	—	—	—	—	—	—	(15)	(15)

Profit/(loss) before net financing expense	141	(65)	76	78	(15)	63	4	(15)	(11)	—	—	—	—	(39)	(39)	223	(134)	89
Financial income	5	—	5	2	—	2	—	—	—	—	—	—	—	—	—	7	—	7
Financial expense	(4)	—	(4)	(1)	—	(1)	(6)	(8)	(14)	(12)	—	(12)	—	1	1	(23)	(7)	(30)
Net financing expense	1	—	1	1	—	1	(6)	(8)	(14)	(12)	—	(12)	—	1	1	(16)	(7)	(23)
Share of post-tax results of joint ventures	6	—	6	6	—	6	—	—	—	—	—	—	—	—	—	12	—	12
Profit/(loss) before income tax	(148)	(65)	83	85	(15)	70	(2)	(23)	(25)	(12)	—	(12)	—	(38)	(38)	219	(141)	78
Income tax	(31)	7	(24)	(10)	—	(10)	—	—	—	4	—	4	—	9	9	(37)	16	(21)

Profit/(loss) for the period from continuing operations	117	(58)	59	75	(15)	60	(2)	(23)	(25)	(8)	—	(8)	—	(29)	(29)	182	(125)	57

(2)
Revenue—The total £5 million pro forma adjustment to revenue represents a £5 million accounting policy adjustment as further described below:

  Revenue recognition—£5 million.

  Foster Wheeler has a different revenue recognition policy on lump sum work and cost reimbursable work in its Global E&C Group compared to AMFW. The calculations used by the respective entities are set out below.

  •
  Cost reimbursable:

  •
  Foster Wheeler policy—((Hours incurred) divided by total hours) multiplied by estimated revenue equals revenue recognized.

  •
  AMFW policy—Hours worked by relevant employee multiplied by charge out rate applicable to employee grade equals revenue recognized.

  The Foster Wheeler policy is based on a percentage completion with reference to hours incurred for any given project. Contrastingly, the AMFW policy is calculated by reference to the hours worked by the relevant employee multiplied by the relevant employee's charge out rate.

  •
  Lump sum Work

  •
  Foster Wheeler policy—(Assessment of physical progress with reference to achievement of key milestones or external valuations) × Estimated revenue = Revenue recognized.

  •
  AMFW policy—(Cost/Total cost) × Estimated revenue = Revenue recognized.

  The Foster Wheeler policy is based on physical progress of a contract; however, the AMFW policy is to recognize revenue in proportion to the stage of completion of a contract, assessed by reference to costs incurred to date as a percentage of total forecast costs.

  •
  The Foster Wheeler revenue recognition policy for its Global Power Group is consistent with IFRS accounting standards and therefore no revenue policy adjustment arises for this division on the basis that AMFW does not have in house manufacturing and production facilities. AMFW will adopt this policy after completion of the transaction.

(3)
Cost of sales—There are two IFRS adjustments to cost of sales as further described below:

  Revenue recognition—£(3) million—The calculation of the revenue recognition accounting adjustment is described in note 2 above; and

  Redundancy costs—£(9) million—As reported in Foster Wheeler's annual report filed on Form 10-K dated 27 February 2014, a provision of £(10) million was recorded by Foster Wheeler for redundancy costs in the Global Power Group. This provision has been expensed under US GAAP during the year ended 31 December 2013; however, under IFRS, due to the stage of communication and advancement of this process at 31 December 2013 the required IFRS recognition criteria had not been met in respect of £9 million of this provision at 31 December 2013. During the six months ended 30 June 2014 the required criteria under IFRS was met and as such the £9 million has been expensed in the period.

(4)
Administrative expenses—The total £(43) million pro forma adjustment to administrative expenses is comprised of a £(4) million IFRS adjustment and a £(39) million adjustment arising on acquisition accounting as further described below:

  The £(4) million IFRS adjustment is comprised of £(6) million related to asbestos and £2 million of other items:

  •
  Asbestos—The total adjustment of £(6) million consists of the following:

  •
  Under US GAAP, Foster Wheeler estimates its asbestos-related liabilities over an outlook period of 15 years from the accounting date and does not discount the estimated cash flows. Under IFRS, AMFW extends the outlook period to 37 years, and the estimated cash flows are discounted using a discount rate based on the US Treasury yield curve. Administration expenses are adjusted by £6 million to reflect the movement in the applicable discount rate at 30 June 2014 compared with 31 December 2013.

  •
  Other (non-exceptional)—The total adjustment of £2 million consists of the following:

  •
  Pension—£3 million—This adjustment reverses the amortization of actuarial losses on defined benefit pension schemes which are charged to the income statement under US GAAP; however, under IFRS such amounts remain within other comprehensive income;

  •
  Stock based compensation—£(0.5) million—Under US GAAP, the stock based compensation charge has been applied on a straight line methodology; however, under IFRS this has been recorded using a graded vesting method;

  •
  Sale and leaseback—£(1) million—Under US GAAP, a credit is recognized in the income statement in respect of the deferred gain on sale and leaseback transactions. Under IFRS, this would have been recognized immediately in the income statement at the time of the sale and leaseback transaction. Therefore, the amortization charge is reversed; and

  •
  Lease classification—£0.5 million—Under US GAAP, Foster Wheeler, acting as lessor, recognized an operating lease and the associated revenue and depreciation included in its income statement. Under IFRS this lease has been determined to be a finance lease and the associated finance income has been included in the pro forma income statement.

  The £(39) million acquisition accounting adjustment is comprised of the following:

  •
  Intangible amortization—£(47) million—Adjustment to reflect increased amortization on acquired intangibles. The acquired intangibles can be split into the following:

  •
  Customer relationships—£12 million represents six months of the annual amortization charge of £24 million.

  •
  Technology—£6.5 million represents six months of the annual amortization charge of £13 million.

  •
  Trade name—£4 million represents six months of the annual amortization charge of £8 million.

  •
  Order backlog—£24 million represents six months of the annual amortization charge of £48 million; and

  •
  Favorable lease contracts—£0.5 million represents six months of the annual amortization charge of £1 million.

  •
  A £5 million adjustment to reverse the intangible amortization previously recorded by Foster Wheeler as the above financial adjustment reflects the year to date amortization charge.

  •
  Asbestos—£3 million—AMFW has adjusted the asbestos-related provision to reflect its preliminary assessment of the future cash flows that a market participant would expect to incur in discharging the liabilities. Adjustment has been made for factors including the expected number of successful claims, expected settlement amounts and expected defense costs, and the discount rate that is applied to the adjusted cash flows has been adjusted to reflect the compensation that a market participant would require for assuming the risk associated with the liabilities. Administration expenses are adjusted by £3 million to reflect the movement in the applicable discount rate at 30 June 2014 compared with 31 December 2013.

(5)
Financial expense—The total £(25) million pro forma adjustment to financial expense is comprised of a £(14) million IFRS adjustment and a £(11) million adjustment arising on refinancing adjustments and acquisition accounting as further described below:

  The £(14) million IFRS adjustment consists of the following:

  •
  Pensions—£(6) million—Rather than recording an expected return on pension plan assets and a charge for the interest cost on the projected benefit obligation as components of the defined benefit pension charge recorded under US GAAP by Foster Wheeler, under IFRS AMFW recognizes a net interest charge calculated based on multiplying the discount rate by the net defined benefit pension liability, resulting in a £6 million pro forma adjustment to increase the net financing expense; and

  •
  Asbestos—£(8) million—This is an IFRS only adjustment and reflects the unwind of discounting the asbestos provision. No such adjustment is made under US GAAP. The asbestos liability as at 30 June 2014 is discounted using the 30 Year US Treasury yield curve, which at the time was equivalent to a fixed rate of 3.1%.

  The £(11) million refinancing adjustment consists of the following:

  •
  Interest on loan—£(12) million—Adjustment to reflect the interest cost for the six months ended 30 June 2014, on the £945 million new bank debt as part of the refinancing of the Acquisition with a weighted average interest rate of 2.35%;

  •
  Loan facility fees—£(1) million—Adjustment to reflect the amortization for the six months ended 30 June 2014 on the debt issuance costs of £10 million on the issuance of the £945 million debt facility entered into for purposes of the proposed transaction; and

  The table below summarizes the new bank debt and the respective interest rate in connection with the various tranches.

	US dollar equivalent	Interest Rate	Annual Interest charge	Impact of 1/8% change in the rate	Revised annual interest charge
	($ millions, unless otherwise stated)	(%)	($ millions, unless otherwise stated)	(%)	($ millions, unless otherwise stated)
Interest at fixed rate
American dollars	600.0	3.07	18.4	Fixed	18.4
Canadian dollars	150.0	3.23	4.8	Fixed	4.8
Euros	130.5	1.94	2.6	Fixed	2.6
Total fixed	880.5		25.8		25.8
Interest at variable rate
American dollars	600.0	1.61	9.7	1.74	10.4
Canadian dollars	150.0	2.58	3.9	2.71	4.1
Euros	130.5	1.60	2.1	1.73	2.3

Total variable	880.5		15.7		16.8

Fees			17.2		17.2

Total	1,761.0		58.7		59.8

Total (£ equivalent)	1,030.0		34.3		34.9

  The table below provides a summary of the bank loans in respect of the acquisition consideration and the balance remaining which will be used to replace existing bank loans and overdrafts in place within AMFW.

  As noted in the table above, the total fees in respect of the loans amount to $17.2 million (£10 million), which, based on the preliminary loan terms of seven years, gives rise to a loan amortization charge of £1 million per annum.

	US dollar equivalent	Pound sterling equivalent
	($ millions)	(£ millions)
Total loans	1,761	1,030
Loans to fund acquisition	1,616	945

Balance	145	85

  •
  Asbestos—£2 million—This acquisition accounting adjustment relates to the impact of unwinding the discount on the changes in estimates included in purchase price allocation.

(6)
Taxation—The total £13 million pro forma adjustment to taxation represents a £13 million adjustment arising on refinancing and acquisition accounting as further described below:

•
Interest on loan—£4 million—This refinancing adjustment is to reflect the tax related impact on the £(12) million loan interest for the six months ended 30 June 2014, associated with the new debt financing, as described above under note 5; and

•
Intangible amortization—£9 million—This acquisition accounting adjustment reflects the tax related impact of the amortization associated with the fair value of intangible assets acquired as part of the transaction. This is calculated using an effective tax rate of approximately 22%.

(7)
The following table provides a reconciliation of both AMFW's pro forma earnings per share to its pro forma diluted earnings per share and its historical weighted average number of shares outstanding to the pro forma weighted average number of shares outstanding for both its basic and diluted earnings per share computations. 90,917,043 new AMFW Shares will be issued pursuant to the Offer.

	Earnings		Number of shares		Earnings per share
	AMFW IFRS	Enlarged Group pro forma total	AMFW	Enlarged Group pro forma total	AMFW IFRS	Enlarged Group pro forma total
	(£ millions)	(£ millions)	(million)	(million)	(pence)	(pence)
Basic earnings from continuing operations	59	57	294	385	20.2	14.8
Share options	—	—	2	2	n/a	n/a
Employee share and incentive schemes	—	—	4	4	n/a	n/a
Diluted earnings from continuing operations	59	57	300	391	19.8	14.6

Unaudited Pro Forma Condensed Combined Income Statement for the Year ended 31 December 2013

			Pro formaadjustments(1)
	AMFW IFRS	Foster Wheeler US GAAP	Accounting policy and IFRS adjustments		Refinancing adjustments		Acquisition adjustments		Enlarged Group pro forma total
	(£ millions, unless otherwise stated)
Continuing operations
Revenue	3,974	2,106	8	(2)	—		(3	)(2)	6,085
Cost of sales	(3,431)	(1,750)	—	(3)	—		—	(3)	(5,181)
Gross profit	543	356	8		—		(3)		904
Administrative expenses	(293)	(264)	74	(4)	—		(71	)(4)	(554)
Loss on business disposals and closures	(7)	—	—		—		—		(7)
Profit/(loss) before net financing expense	243	92	82		—		(74)		343
Financial income	12	4	—		—		5		21
Financial expense	(14)	(8)	(23)		(23)		(1)		(69)
Net financing expense	(2)	(4)	(23	)(5)	(23	)(5)	4	(5)	(48)
Share of post-tax results of joint ventures	14	10	—		—		14	(6)	38
Profit/(loss) before income tax	255	98	59		(23)		(56)		333
Income tax	(69)	(33)	6		4		21	(7)	(71)
Profit/(loss) for the year from continuing operations	186	65	65		(19)		(35)		262
Earnings per shares
Basic (pence)(8)	63.8								68.8
Diluted (pence)(8)	62.5								67.7
Weighted average number of shares
Basic (millions)(8)	293								384

Pro Forma Adjustments

(1)
In order to appreciate the effects on the reported performance of intangible amortization, exceptional items and certain remeasurements, AMFW presents its income statement in a format that presents intangible amortization, exceptional items and certain remeasurements separately. The pro forma adjustments are analyzed in this format as follows:

							Pro forma adjustments
	AMFW IFRS			Foster Wheeler US GAAP			Accounting policy and IFRS adjustments			Refinancing adjustments			Acquisition adjustments			Pro forma AMFW
Continuing operations	Before intangible amortization, exceptional items and certain remeasurements	Amortization, exceptional items and certain remeasurements	Total	Before intangible amortization, exceptional items and certain remeasurements	Amortization, exceptional items and certain remeasurements	Total	Before intangible amortization, exceptional items and certain remeasurements	Amortization, exceptional items and certain remeasurements	Total	Before intangible amortization, exceptional items and certain remeasurements	Amortization, exceptional items and certain remeasurements	Total	Before intangible amortization, exceptional items and certain remeasurements	Amortization, exceptional items and certain remeasurements	Total	Before intangible amortization, exceptional items and certain remeasurements	Amortization, exceptional items and certain remeasurements	Total
	(£ millions)
Revenue	3,974	—	3,974	2,106	—	2,106	8	—	8	—	—	—	(3)	—	(3)	6,085	—	6,085
Cost of sales	(3,431)	—	(3,431)	(1,740)	(10)	(1,750)	(10)	10	—	—	—	—	—	—	—	(5,181)	—	(5,181)
Gross profit	543	—	543	366	(10)	356	(2)	10	8	—	—	—	(3)	—	(3)	904	—	904
Administrative expenses	(228)	(65)	(293)	(206)	(58)	(264)	13	61	74	—	—	—	—	(71)	(71)	(421)	(133)	(554)
Loss on business disposals and closures	—	(7)	(7)	—	—	—	—	—	—	—	—	—	—	—	—	—	(7)	(7)
Profit/(loss) before net financing expense	315	(72)	243	160	(68)	92	11	71	82	—	—	—	(3)	(71)	(74)	483	(140)	343
Financial income	12	—	12	4	—	4	—	—	—	—	—	—	—	5	5	16	5	21
Financial expense	(14)	—	(14)	(8)	—	(8)	(10)	(13)	(23)	(23)	—	(23)	—	(1)	(1)	(55)	(14)	(69)
Net financing expense	(2)	—	(2)	(4)	—	(4)	(10)	(13)	(23)	(23)	—	(23)	—	4	4	(39)	(9)	(48)
Share of post-tax results of joint ventures	14	—	14	24	(14)	10	—	—	—	—	—	—	—	14	14	38	—	38
Profit/(loss) before income tax	327	(72)	255	180	(82)	98	1	58	59	(23)	—	(23)	(3)	(53)	(56)	482	(149)	333
Income tax	(67)	(2)	(69)	(33)	—	(33)	6	—	6	4	—	4	1	20	21	(89)	18	(71)
Profit/(loss) for the year from continuing operations	260	(74)	186	147	(82)	65	7	58	65	(19)	—	(19)	(2)	(33)	(35)	393	(131)	262

(2)
Revenue—The total £5 million pro forma adjustment to revenue is comprised of a £8 million accounting policy adjustment and a £(3) million adjustment arising on acquisition accounting as further described below:

  Revenue recognition—£8 million.

  Although compliant with IFRS, Foster Wheeler has a different revenue recognition policy on lump sum work and cost reimbursable work in its Global E&C Group compared to AMFW. The calculations used by the respective entities are set out below.

  •
  Cost reimbursable:

  •
  Foster Wheeler policy—((Hours incurred) divided by total hours) multiplied by estimated revenue equals revenue recognized.

  •
  AMFW policy—Hours worked by relevant employee multiplied by charge out rate applicable to employee grade equals revenue recognized.

  The Foster Wheeler policy is based on a percentage completion with reference to hours incurred for any given project. Contrastingly, the AMFW policy is calculated by reference to the hours worked by the relevant employee multiplied by the relevant employee's charge out rate.

  •
  Lump sum Work

  •
  Foster Wheeler policy—(Assessment of physical progress with reference to achievement of key milestones or external valuations) × Estimated revenue = Revenue recognized.

  •
  AMFW policy—(Cost/Total cost) × Estimated revenue = Revenue recognized.

  The Foster Wheeler policy is based on physical progress of a contract; however, the AMFW policy is to recognize revenue in proportion to the stage of completion of a contract, assessed by reference to costs incurred to date as a percentage of total forecast costs.

  •
  The Foster Wheeler revenue recognition policy for its Global Power Group is consistent with IFRS accounting standards and therefore no revenue policy adjustment arises for this division on the basis that AMFW does not have in house manufacturing and production facilities. AMFW will adopt this policy after completion of the transaction.

  •
  Revenue recognition—£(3) million—AMFW has made an acquisition accounting adjustment to eliminate the sellers' margin from contracts already won by Foster Wheeler as at 31 December 2013. This adjustment is in respect of contracts won and reflects the seller's margin for such contracts. AMFW has ascribed a seller's margin of 2.5% based on the historically consistent customer base of Foster Wheeler. The order backlog value does have a seller's margin element, however, in light of the strength of the Foster Wheeler brand and recurring customer base, AMFW considers the up front margin to be a small component of the overall contract value.

(3)
Cost of sales—There are two IFRS adjustments to cost of sales as further described below:

  Revenue recognition—£(10) million—The calculation of the revenue recognition accounting adjustment is described in note 2 above; and

  Redundancy costs—£10 million—As reported in Foster Wheeler's annual report filed on Form 10-K dated 27 February 2014, a provision of £11 million was recorded by Foster Wheeler for redundancy costs in the Global Power Group. This provision has been expensed under US GAAP during the year ended 31 December 2013; however, under IFRS, due to the stage of communication and advancement of this process at 31 December 2013 the required IFRS recognition criteria had not been met in respect of £10 million of this provision at 31 December

  2013 and, therefore, £10 million would instead be expensed in the IFRS income statement in the year ending 31 December 2014.

(4)
Administrative expenses—The total £3 million pro forma adjustment to administrative expenses is comprised of a £74 million IFRS adjustment and a £(71) million adjustment arising on acquisition accounting as further described below:

  The £74 million IFRS adjustment is comprised of £61 million related to asbestos and £13 million of other items:

  •
  Asbestos—The total adjustment of £61 million consists of the following:

  •
  Under US GAAP, Foster Wheeler estimates its asbestos-related liabilities over an outlook period of 15 years from the accounting date and does not discount the estimated cash flows. Under IFRS, AMFW extends the outlook period to 37 years, and the estimated cash flows are discounted using a discount rate based on the US Treasury yield curve. Administration expenses are adjusted by £61 million to reflect the movement in the applicable discount rate at 31 December 2013 compared with 31 December 2012.

  •
  Other (non-exceptional)—The total adjustment of £13 million consists of the following:

  •
  Pension—£16 million—This adjustment reverses the amortization of actuarial losses on defined benefit pension schemes which are charged to the income statement under US GAAP; however, under IFRS such amounts remain within other comprehensive income;

  •
  Stock based compensation—£(1) million—Under US GAAP, the stock based compensation charge has been applied on a straight line methodology; however, under IFRS this has been recorded using a graded vesting method;

  •
  Sale and leaseback—£(3) million—Under US GAAP, a credit is recognized in the income statement in respect of the deferred gain on sale and leaseback transactions. Under IFRS, this would have been recognized immediately in the income statement at the time of the sale and leaseback transaction. Therefore, the amortization charge is reversed; and

  •
  Lease classification—£1 million—Under US GAAP, Foster Wheeler, acting as lessor, recognized an operating lease and the associated revenue and depreciation included in its income statement. Under IFRS this lease has been determined to be a finance lease and the associated finance income has been included in the pro forma income statement.

  The £(71) million acquisition accounting adjustment is comprised of the following:

  •
  Intangible amortization—£(101) million—Adjustment to reflect increased amortization on acquired intangibles. The acquired intangibles can be split into the following:

  •
  Customer relationships—annual amortization charge of £26 million. The useful economic life has been identified as 18 years and 10 years for the Global E&C Group and the Global Power Group businesses, respectively (Global E&C Group $684 million divided by 18 years equals $38 million, £24 million equivalent. Global Power Group $26 million divided by 10 years equals $3 million, £2 million equivalent).

  •
  Technology—annual amortization charge of £14 million based on a useful economic life of 18 years ($327 million divided by 15 years equals $22 million, £14 million equivalent).

  •
  Trade name—annual amortization charge of £9 million based on a useful economic life of 20 years ($277 million divided by 20 years equals $14 million, £9 million equivalent).

  •
  Order backlog—annual amortization of £51 million based on a useful economic life of three years ($240 million divided by 3 years equals $80 million, £51 million equivalent); and

    •
    Favorable lease contracts—annual amortization of £1 million based on a useful economic life of two years ($17 million divided by 7 years equals $2 million, £1 million equivalent).

  •
  A £10 million adjustment to reverse the intangible amortization previously recorded by Foster Wheeler as the above financial adjustment reflects the year to date amortization charge.

  •
  Asbestos—£20 million—AMFW has adjusted the asbestos-related provision to reflect its preliminary assessment of the future cash flows that a market participant would expect to incur in discharging the liabilities. Adjustment has been made for factors including the expected number of successful claims, expected settlement amounts and expected defense costs, and the discount rate that is applied to the adjusted cash flows has been adjusted to reflect the compensation that a market participant would require for assuming the risk associated with the liabilities. Administration expenses are adjusted by £20 million to reflect the movement in the applicable discount rate at 30 June 2014 compared with 31 December 2013.

(5)
Financial expense—The total £(42) million pro forma adjustment to financial expense is comprised of a £(23) million IFRS adjustment and a £(19) million adjustment arising on acquisition accounting as further described below:

  The £(23) million IFRS adjustment consists of the following:

  •
  Pensions—£(10) million—Rather than recording an expected return on pension plan assets and a charge for the interest cost on the projected benefit obligation as components of the defined benefit pension charge recorded under US GAAP by Foster Wheeler, under IFRS AMFW recognizes a net interest charge calculated based on multiplying the discount rate by the net defined benefit pension liability, resulting in a £10 million pro forma adjustment to increase the net financing expense; and

  •
  Asbestos—£(13) million—This is an IFRS only adjustment and reflects the unwind of discounting the asbestos provision. No such adjustment is made under US GAAP. The asbestos liability as at 30 June 2014 is discounted using the 30 Year US Treasury yield curve, which at the time was equivalent to a fixed rate of 3.1%.

  The £(19) million acquisition accounting adjustment consists of the following:

  •
  Interest on loan—£(23) million—Adjustment to reflect the interest cost on the £976 million new bank debt as part of the refinancing of the Acquisition with a weighted average interest rate of 2.57%;

  •
  Loan facility fees—£(1) million—Adjustment to reflect the amortization on the debt issuance costs of £10 million on the issuance of the £976 million debt facility entered into for purposes of the proposed transaction; and

  The table below summarizes the new bank debt and the respective interest rate in connection with the various tranches.

	US dollar equivalent	Interest Rate	Annual interest charge	Impact of 1/8% change in the rate	Revised annual interest charge
	($ millions, unless otherwise stated)	(%)	($ millions, unless otherwise stated)	(%)	($ millions, unless otherwise stated)
Interest at fixed rate
American dollars	600.0	3.07	18.4	Fixed	18.4
Canadian dollars	150.0	3.23	4.8	Fixed	4.8
Euros	130.5	1.94	2.6	Fixed	2.6

Total fixed	880.5		25.8		25.8
Interest at variable rate
American dollars	600.0	1.61	9.7	1.74	10.4
Canadian dollars	150.0	2.58	3.9	2.71	4.1
Euros	130.5	1.60	2.1	1.73	2.3

Total variable	880.5		15.7		16.8

Fees			17.2		17.2

Total	1,761.0		58.7		59.8

Total (£ equivalent)	1,063.2		37.4		38.1

  The table below provides a summary of the bank loans in respect of the acquisition consideration and the balance remaining which will be used to replace existing bank loans and overdrafts in place within AMFW.

  As noted in the table above, the total fees in respect of the loans amount to $17.2 million (£10 million), which, based on the preliminary loan terms of seven years, gives rise to a loan amortization charge of £1 million per annum.

	US dollar equivalent	Pound sterling equivalent
	($ millions)	(£ millions)
Total loans	1,761	1,063
Loans to fund acquisition	1,617	976

Balance	144	87

  •
  Asbestos—£5 million—This adjustment relates to the impact of unwinding the discount on the changes in estimates included in purchase price allocation.

(6)
Share of post tax results of joint ventures—Equity investment impairment—£14 million—Foster Wheeler recorded a charge for an equity interest investment impairment in the year ended 31 December 2013 in its annual report filed on Form 10-K dated 27 February 2014. Under acquisition accounting, a full provision against this investment has been made by AMFW, therefore, this impairment charge is reversed.

(7)
Taxation—The total £31 million pro forma adjustment to taxation is comprised of a £6 million IFRS adjustment and a £25 million adjustment arising on acquisition accounting as further described below:

  IFRS—£6 million tax credit consists of the following:

  •
  Sale and leaseback—£1 million—This adjustment reverses the deferred tax charge on the deferred gain on the sale and leaseback liability that exists under US GAAP but not under IFRS.

  •
  Pension—£(2) million—Under US GAAP, the amortization of actuarial losses are debited to the income statement, while under IFRS such amounts are reported within other comprehensive income. This adjustment therefore reverses the deferred tax credit associated with the actuarial losses which are reversed out of the income statement.

  •
  Pension—£6 million—Under US GAAP, the impact of changes in tax rates on deferred tax balances are generally recognized in the income statement. Under IFRS, tax rate changes on deferred tax balances on items reported through equity are reported directly in other comprehensive income. This adjustment moves the impact of changes in tax rates on the pension equity deferred tax balance from the income statement to other comprehensive income.

  •
  Transfer of IP—£1 million—A provision for unrealized profit is held on the Foster Wheeler balance sheet. This relates to the intercompany transfer of IP in respect of technology and the Foster Wheeler trade name in 2000. A corresponding deferred tax asset is held in respect of this provision at the US tax rate. Both the provision and the deferred tax asset are amortized over the useful life of the IP (35 years). Under IFRS, the deferred tax asset in respect of the provision would be recognized at the tax rate of the acquiring entity, which is lower than the US tax rate. This adjustment therefore reduces the amortization of the deferred tax asset.

  The £25 million acquisition accounting adjustment consists of the following:

  •
  Interest on loan—£5 million—This adjustment is to reflect the tax related impact on the £(29) million loan interest associated with the new debt financing, as described above under note 5; and

  •
  Intangible amortization—£20 million—This adjustment reflects the tax related impact of the amortization associated with the fair value of intangible assets acquired as part of the transaction. This is calculated using an effective tax rate of approximately 20%.

(8)
The following table provides a reconciliation of both AMFW's pro forma earnings per share to its pro forma diluted earnings per share and its historical weighted average number of shares outstanding to the pro forma weighted average number of shares outstanding for both its basic and diluted earnings per share computations. 90,917,043 new AMFW Shares will be issued pursuant to the Offer.

	Earnings		Number of shares		Earnings per share
	AMFW IFRS	AMFW pro forma total	AMFW	AMFW pro forma total	AMFW IFRS	AMFW pro forma total
	(£ millions)	(£ millions)	(million)	(million)	(pence)	(pence)
Basic earnings from continuing operations	187	264	293	384	63.8	68.8
Share options	—	—	2	2	n/a	n/a
Employee share and incentive schemes	—	—	4	4	n/a	n/a
Diluted earnings from continuing operations	187	264	299	390	62.5	67.7

Unaudited Pro Forma Consolidated Balance Sheet as at 30 June 2014

	AMFW IFRS	Foster Wheeler US GAAP	Accounting policy and IFRS adjustments		Refinancing adjustments		Acquisition adjustments		AMFW pro forma total
	(£ millions)
Assets
Non-current assets
Property, plant, and equipment	39	159	(17	)(1)	—		(10	)(2)	171
Goodwill	745	101	—		—		1,285	(3)	2,131
Intangible assets	158	63	—		—		856	(4)	1,077
Interests in joint ventures	49	97	—		—		(21	)(5)	125
Derivative financial instruments	1	—	—		—		—		1
Retirement benefit assets	102	—	—		—		—		102
Other receivables	24	164	(11	)(1)(6)(7)	—		—		177
Deferred tax assets	38	45	(3	)(8)	—		20	(8)	100

Total non-current assets	1,156	629	(31)		—		2,130		3,884

Current assets
Inventories	5	8	—		—		—		13
Trade and other receivables	994	579	—		(5	)(12)	(54	)(9)	1,514
Derivative financial instruments	4	—	—		—		—		4
Current tax receivable	13	16	—		—		—		29
Bank deposits (more than three months)	22	—	—		—		—		22
Cash and cash equivalents (excluding bank overdrafts)	176	303	22	(10)	(5	)(12)	(55	)(11)	441
Restricted cash	—	22	(22	)(10)	—		—		—

Total current assets	1,214	928	—		(10)		(109)		2,023

Total assets	2,370	1,557	(31)		(10)		2,021		5,907

Liabilities
Current liabilities
Bank loans and overdrafts	(170)	(10)	—		(935	)(12)	—		(1,115)
Trade and other payables	(846)	(638)	1	(13)	—		(18	)(14)	(1,501)
Derivative financial instruments	(6)	—	—		—		—		(6)
Current tax payable	(74)	(27)	3	(8)	—		—		(98)
Total current liabilities	(1,096)	(675)	4		(935)		(18)		(2,720)
Non-current liabilities
Trade and other payables	(11)	—	—		—		—		(11)
Retirement benefit liabilities	(63)	(62)	(17	)(15)	—		—		(142)
Deferred tax liabilities	(13)	(25)	7	(8)	—		(141	)(8)	(172)
Provisions	(155)	(227)	34	(16)	—		(391	)(16)	(739)
Long-term debt	—	(60)	—		—		(18	)(17)	(78)
Total non-current liabilities	(242)	(374)	24		—		(550)		(1,142)

Total liabilities	(1,338)	(1,049)	28		(935)		(568)		(3,862)

Net assets	1,032	508	(3)		(945)		1,453		2,045

Equity
Share capital	152	155	—		—		(110	)(18)	197
Share premium account	101	118	—		—		843	(18)	1,062
Hedging and translation reserves	14	—	—		—		—		14
Capital redemption reserves	34	—	—		—		—		34
Retained earnings	729	220	(3)		(945)		720		721
Total equity attributable to equity holders of the parent	1,030	493	(3)		(945)		1,453		2,028

Non-controlling interests	2	15	—		—		—		17

Total equity	1,032	508	(3)		(945)		1,453		2,045

Pro Forma Adjustments

(1)
Under US GAAP, a lease has been classified as an operating lease (where Foster Wheeler is the lessor) and the respective property, plant and equipment was capitalized. Under IFRS, this operating lease has been determined to be a finance lease (with Foster Wheeler as the lessor) and the property, plant and equipment has been derecognized and replaced with a finance lease receivable in the amount of £(17) million.

(2)
For the purposes of the unaudited pro forma condensed combined balance sheet, the property, plant and equipment of Foster Wheeler has been fair valued as part of the preliminary purchase price allocation and the net adjustment is a reduction of $10 million in the net book value of the reported Foster Wheeler value.

(3)
As part of the Acquisition adjustment, AMFW has eliminated the goodwill as at 30 June 2014 reported by Foster Wheeler in its quarterly report filed on Form 10-Q dated 7 August 2014 and included the goodwill arising from the transaction.

  Adjustments included in the column "Acquisition adjustments" to the accompanying unaudited pro forma condensed combined balance sheet as at 30 June 2014 are represented by the following:

Amount
(£ millions)
Calculation of consideration
Preliminary estimate of fair value of AMFW Shares issued(a)	1,006
Preliminary estimate of fair value of purchase of Foster Wheeler Shares(a)	945
Preliminary estimate of fair value of equity awards issued(a)	22
Fair value of total consideration transferred	1,973
Recognized amounts of identifiable assets acquired and liabilities assumed
Fair value of Foster Wheeler net liabilities(b)	(290)
Less transaction costs expected to incur(b)	(27)
Net liabilities to be acquired	(317)
Preliminary allocation of consideration to fair value of assets acquired
Product rights and other intangibles(c)	919
Minority interest	(15)
Goodwill(d)	1,386

Notes:

(a)
Preliminary estimate of fair value of AMFW Shares issued to Foster Wheeler shareholders and cash paid to Foster Wheeler shareholders was estimated based on 101,041,390 of Foster Wheeler Shares outstanding multiplied by the exchange ratio of 0.8998 and AMFW's share price.

Preliminary estimate of fair value of equity awards issued relates to certain options and share awards of Foster Wheeler that will be replaced with AMFW options and AMFW share awards. The fair value of AMFW options and AMFW share awards that will replace Foster Wheeler options and Foster Wheeler share awards attributable to pre-combination service is recognized as part of the purchase consideration transferred. These share awards include performance and restricted shares.

The number of AMFW Shares issued to Foster Wheeler shareholders is dependent on the number of Foster Wheeler Shares, Foster Wheeler share awards and Foster Wheeler options outstanding on the date of the Acquisition.

The fair value of AMFW Shares and AMFW equity awards was estimated based on the closing price of Foster Wheeler Shares of $32.00. An increase or decrease to the AMFW share price of 20% will result in a corresponding increase or decrease in the purchase price, with a corresponding change to goodwill of £395 million.

The actual purchase price will fluctuate until the date of acquisition and therefore the final valuation could differ significantly from the current estimate.

(b)
Reflects the acquisition of the fair value of net liabilities of Foster Wheeler as at 30 June 2014 and the transaction costs expected to be incurred by Foster Wheeler.

(c)
£919 million has been included in respect of the fair value of identified intangible assets. These will be amortized over their respective economic life.

The fair value of identifiable intangible assets is determined primarily using the "income approach", which is a valuation technique that provides an estimate of the fair value of an asset based on market participant expectations of the cash flows an asset would generate over its remaining useful life.

(d)
Goodwill is calculated as the difference between the fair value of the consideration expected to be transferred and the values assigned to the identifiable tangible and intangible assets acquired and liabilities assumed. The acquisition accounting amount in the unaudited pro forma condensed combined balance sheet as at 30 June 2014 of £1,386 million represents a net increase to present AMFW's total goodwill of £2,131 million after this transaction.
(4)
Intangible assets as reported in Foster Wheeler's unaudited consolidated financial statements have been eliminated as part of the transaction. For the purposes of the unaudited pro forma condensed combined balance sheet, a valuation exercise of Foster Wheeler's intangible assets has been undertaken, including customer relationships, technology, trade name, order backlog and favorable contracts. These intangibles will be amortized through the income statement in accordance with their useful economic lives.

(5)
Following a review of the joint venture investments held by Foster Wheeler and their respective carrying values, AMFW has recorded a preliminary adjustment to reflect the fair value of the interest in joint ventures.

(6)
AMFW has discounted the asbestos related insurance recovery receivable in line with IFRS accounting. The US only asbestos related insurance recovery amounted to £68 million as at 30 June 2014. This has been discounted using a long-term US treasury yield discount rate, which has resulted in a decrease in the receivable of £(5) million.

(7)
The £(6) million reduction in addition to the £(5) million reduction noted in note 6 above account for the £(11) million reduction in other receivables. The £(6) million reduction is held on the Foster Wheeler balance sheet with deferred tax assets. The £(6) million reduction is comprised of the following adjustments. Under US GAAP, a lease was classified as an operating lease (where Foster Wheeler is the lessor) and the respective property, plant and equipment was capitalized. Under IFRS, this operating lease has been determined to be a finance lease (with Foster Wheeler as the lessor) and the property, plant and equipment has been derecognized and replaced with a finance lease receivable in the amount of £17 million. Further, under US GAAP, a deferred tax asset of £(23) million has been recognized in respect of the intercompany transfer of intellectual property in respect of technology and the Foster Wheeler trade name in 2000. Under IFRS, the deferred tax asset would be recognized at the tax rate of the acquiring entity and disclosed within deferred tax assets. This adjustment therefore removes the deferred tax asset reported within other assets.

(8)
AMFW has reallocated £(8) million of the deferred tax asset reported by Foster Wheeler between current tax payable £(3) million and deferred tax liabilities £(5) million. This adjustment has been made in order to reflect the impact of jurisdictional netting of current and deferred tax balances in line with IFRS.

  As described under note 7 above, under IFRS, a deferred tax asset in respect of the intercompany transfer of IP would be recognized at the tax rate of the acquiring entity. Accordingly, a deferred tax asset of £4 million has been recognized and disclosed within deferred tax assets.

  A net increase in deferred tax assets of £1 million has been recognized in respect of deferred tax adjustments on other US GAAP to IFRS adjustments.

  Under US GAAP Foster Wheeler has been spreading the benefit associated with an investment tax credit over the 20 year life of the asset by carrying a deferred tax liability on the balance sheet. As of 30 June 2014 the deferred tax liability held on the balance sheet was £3 million. Under IFRS this credit would be taken through the income statement in the year it occurred. As such, the £(3) million has been removed from deferred tax liabilities as part of the IFRS pro forma adjustments.

  Foster Wheeler recognized deferred tax liabilities of £16 million on goodwill and intangibles in respect of historical acquisitions. These have been reversed as part of the fair value of identifiable intangible assets and goodwill. As identified by the fair value of identifiable intangible assets, deferred tax liabilities of £(157) million have been recognized on certain intangibles at the appropriate tax rate based on the jurisdictional split.

  AMFW has performed a preliminary review of the contingent liabilities and, where appropriate, has made preliminary provisions for these on the balance sheet of £20 million. Where these provisions are in the United States, AMFW has not recognized a deferred tax asset due to uncertainties over the likely future recoverability of such assets in the United States.

(9)
Following a review of the customer reserves, AMFW has recorded an increase to accounts receivable reserves to reflect AMFW's management judgment and the reasonably possible estimate of the recoverable value of outstanding accounts receivable as at 30 June 2014.

(10)
In accordance with AMFW accounting policies, restricted cash of £22 million has been reclassified to cash and cash equivalents.

(11)
Transaction costs for both AMFW and Foster Wheeler are expected to total £60 million of which £5 million relates to fees in respect of bank loans to finance the transaction. This adjustment has been included as if these costs had been paid as at 30 June 2014 and the pro forma cash balance has been reduced accordingly.

(12)
This adjustment relates to new bank loans of £945 million to be entered into to finance the transaction net of financing costs of £10 million of which £5 million was paid in the six months ended 30 June 2014 by AMFW and had been recorded as a prepayment in trade and other receivables.

(13)
Foster Wheeler has a different revenue recognition policy on lump sum and cost reimbursable work compared to AMFW. Foster Wheeler's policy is based on physical progress of a contract; however, AMFW's policy is to recognize revenue in proportion to the stage of completion of a contract, assessed by reference to costs incurred to date as a percentage of total forecast costs. Consequently, a pro forma adjustment arises to the liability for payments on account in excess of gross amounts due from customers. Please also refer to footnote 2 to the unaudited pro forma condensed combined income statement for the year ended 31 December 2013, which compares and contrasts the AMFW and Foster Wheeler revenue recognition policies.

(14)
Represents the £3 million fair value adjustments to deferred revenue balances in respect of uncompleted contracts and £(21) million in respect of employee liabilities.

(15)
This adjustment relates to the increase in the estimated net pension liability of Foster Wheeler. Under IFRS the estimated net pension liability has increased by £17 million compared to the US GAAP net pension liability reported.

(16)
The acquisition adjustment of £(391) million reflects AMFW's preliminary assessment of the fair value at the date of purchase both of the liabilities for which Foster Wheeler has recognized provisions and of its contingent liabilities. Details of the adjustment are set out below:

  Asbestos £(229) million—AMFW has adjusted the asbestos related provision to reflect its preliminary assessment of the future cash flows that a market participant would expect to incur in discharging the liabilities. Adjustment has been made for factors including the expected number of successful claims, expected settlement amounts and expected defense costs, and the discount rate that is applied to the adjusted cash flows has been adjusted to reflect the compensation that a market participant would require for assuming the risk associated with the liabilities. As at 30 June 2014, the effect of adjusting the expected future cash flows was to increase the provision by £(282) million, and the effect of discounting was to reduce the provision by £53 million.

  Customer claims/disputes £(102) million and environmental matters £(46) million—As disclosed by Foster Wheeler in its quarterly and annual reports on Forms 10-Q and 10-K filed on 7 August 2014 and 27 February 2014 respectively, Foster Wheeler is exposed to a number of project claims and certain environmental matters. AMFW has considered the disclosures made by Foster Wheeler in those reports and other information available to it in its due diligence examination and other information provided since execution of the Implementation Agreement. The adjustments included in the pro forma are based on AMFW's professional judgment and the reasonably possible estimate of costs associated with settling such matters. As noted in the reports referenced above, Foster Wheeler has disclosed that it cannot predict the ultimate outcome of these items at this time.

  Uncertain tax positions £(14) million—This adjustment reflects AMFW's review of Foster Wheeler's tax positions in the various jurisdictions in which it operates. The provision for uncertain tax positions primarily relates to uncertainties following assessments raised by tax authorities in Europe. The provision for uncertain tax positions is preliminary and will be amended as and when additional information is available.

  Additionally, the IFRS related adjustment of £34 million consists of the following:

  •
  £17 million related to the provision for asbestos claims, which is extended from a forecast for the next 15 years used under Foster Wheeler's US GAAP accounting policies to a forecast for the next 37 years and is discounted back to a net present value using a US Treasury yield curve discount rate; and

  •
  £17 million related to the deferred gain on sale leaseback transactions that was recorded on the balance sheet and amortized to the income statement under US GAAP, for which under IFRS this would have been recognized immediately in the income statement at the time of the sale and leaseback transaction. Therefore, the amortization charge is reversed.

(17)
As part of the review undertaken by AMFW of the Foster Wheeler leases, obligations totaling £9 million were identified relating to the fair value of obligations for properties subject to sale and leaseback agreements. In addition the adjustment includes a £9 million adjustment in respect of the fair value of Foster Wheeler's outstanding debt.

(18)
For the purposes of the unaudited pro forma condensed combined financial information, this adjustment reflects new shares to be issued as consideration to Foster Wheeler shareholders in the Offer and also the elimination of the share capital and share premium of the Foster Wheeler company. AMFW has applied a total preliminary purchase price for the Acquisition of approximately £3.3 billion, which consists of cash, AMFW Shares and replacement share based payment awards. Under the terms of the transaction, the Acquisition is currently valued at $32.00 per Foster Wheeler share. Foster Wheeler shareholders are being offered $16.00 in cash and 0.8998 in AMFW securities (in the form of AMFW Shares or AMFW ADSs, at the election of Foster Wheeler shareholders) for each Foster Wheeler share held, which tendering Foster Wheeler shareholders may elect to receive as (i) $32.00 in cash or (ii) 1.7966 in AMFW securities (in the form of AMFW Shares or AMFW ADSs, at the election of the Foster Wheeler shareholders), subject in each case to proration.

DESCRIPTION OF THE AMFW SHARES

        The following is a summary of both the material terms of the AMFW Shares as set forth in AMFW's Articles of Association and the material provisions of English law and AMFW's Articles of Association.

Share Capital

        As at 31 December 2013, the issued and fully paid share capital of AMFW was £151,911,427 divided into 303,822,854 AMFW Shares of 50 pence each (all of which were issued fully paid or created as fully paid). Of this number, 6,186,965 were registered as treasury shares, leaving a balance of 297,635,889 shares with voting rights. AMFW does not have authorized share capital.

        As at 3 December 2014, the issued and fully paid share capital of AMFW was £194,437,921.50 divided into 388,875,843 AMFW Shares of 50 pence each (all of which were issued fully paid or created as fully paid). Of this number, 5,444,528 are registered as treasury shares, leaving a balance of 383,431,315 shares with voting rights. AMFW has neither authorized nor issued any conditional share capital. AMFW has not issued convertible or exchangeable bonds, warrants or other securities granting rights to AMFW Shares, other than securities granted to AMFW's board, senior management and employees as a component of compensation. As at 3 December 2014, there were 7,874,129 Sharesave options outstanding at a weighted average exercise price of 819 pence and, as at 3 December 2014, 2,607,046 shares reserved for share awards (and held in the AMFW Employee Share Trust) under AMFW's share plans.

        There are no preferential voting shares; all shares have equal voting rights and no right to a fixed income. AMFW Shares carry the right to receive dividends and distributions that have been declared by AMFW. The holders of AMFW ordinary shares have the right to receive notice of, and to attend and vote at, all general meetings of AMFW. If AMFW is liquidated (whether the liquidation is voluntary or court supervised), the liquidator is obliged to realize the assets of AMFW to its creditors, and if there is a surplus, to AMFW's shareholders according to their entitlements. Except in relation to dividends that have been declared and rights on a liquidation of AMFW, AMFW shareholders have no rights to share in the profits of AMFW. AMFW shareholders at a general meeting held on 23 October 2014 authorized an increase of its share capital by up to 90,917,043 fully paid shares of 50 pence each to be delivered as part of the consideration for the Offer. As consideration for the settlement of the Offer, AMFW issued 85,052,989 fully paid shares. As a result of such issuance, AMFW's issued and fully paid share capital is £194,437,921,50 divided into 388,875,843 AMFW Shares of 50 pence each.

History of AMFW's Share Capital

2011 Share Buyback Program

        During the year ended 31 December 2011, 1,000,000 shares (representing 0.30% of the total called up share capital of the company) were purchased at a total cost of £11,536,345, none of which were cancelled, and 1,922,253 shares were utilized in satisfying awards made under the UK and international Save As You Earn, or SAYE, share option schemes. As at 31 December 2011, 5,735,806 shares remained in treasury, all of which were allocated to the group's SAYE scheme awards to date.

2012 Share Buyback Program

        Due to the strength of AMFW's balance sheet, on 21 February 2012 AMFW's board commenced an on market share buyback program of £400 million. The buyback program was completed on 8 February 2013. During the year ended 31 December 2012, 33,218,301 shares of 50 pence each (representing 10.79% of the total called up share capital of the company) were purchased at a total cost of £357,500,993, including commission and stamp duty. The average purchase price, excluding commission and stamp duty, was 1,069.44 pence, the highest price being 1,188.00 pence and the lowest 923.00 pence. During the year, 29,968,301 of the shares that had been purchased by the company (representing 9.73% of the total called up share capital of the company) were cancelled. The maximum number of shares held in treasury by AMFW at any time during the year was 7,346,420 shares. As at 31 December 2012, 7,291,522 shares (representing 2.37% of the total called up share capital of the company) remained in treasury, all of which were allocated to the group's SAYE scheme awards to date. During the year 1,694,284 shares (representing 0.55% of the total called up share capital of the company) were utilized in satisfying awards made under the UK and International SAYE share option schemes.

2013 Share Buyback Program

        During the year ended 31 December 2013, 4,174,716 shares of 50 pence each (representing 1.37% of the total called up share capital of the company) were purchased at a total cost of £45,260,627, including commission and stamp duty, all of which were cancelled. The average purchase price, excluding commission and stamp duty, was 1078.82 pence, the highest price being 1106.72 pence and the lowest 1032.02 pence. The maximum number of shares held in treasury by the company at any time during the year was 7,291,522 shares. As at 31 December 2013, 6,186,965 shares (representing 2.04% of the total called up share capital of AMFW) remained in treasury, all of which have been allocated to the group's SAYE share option scheme awards to date. During the year, 1,104,557 shares (representing 0.36% of the total called up share capital of AMFW) were utilized in satisfying awards made under the UK and International SAYE share option schemes. Since the completion of the £400 million share buyback program, AMFW has not made any further purchases of its shares in the market.

Changes in Share Capital

Year of reduction	As at 1 January	Shares cancelled	As at 31 December	Amount of capital reduced
	(£ millions)
2011	337,965,871	—	337,965,871	—
2012	337,965,871	29,968,301	307,997,570	15
2013	307,997,570	4,174,716	303,882,854	2

Articles of Association

        AMFW's Articles of Association contain, among others, provisions to the following effect:

Objects and Purpose

        AMFW's objects are not restricted by its Articles of Association. Accordingly, pursuant to English law, AMFW's objects are unrestricted.

Respective Rights of Different Classes of Shares

        Subject to English law requirements, any resolutions passed by AMFW and any rights attached to any existing AMFW Shares. AMFW may issue shares with such rights or restrictions as determined by either AMFW by ordinary resolution or, if there is no such resolution, the AMFW directors. AMFW may also issue shares which are, or are liable to be, redeemed at the option of AMFW or the holder and the AMFW directors may determine the terms, conditions and manner of redemption of any such shares.

Voting Rights

        At a general meeting, subject to AMFW's Articles of Association and any special rights or restrictions attached to any class of shares:

  (i)
  every member present in person and every duly appointed proxy present has, on a show of hands, one vote; and

  (ii)
  on a poll, every member present in person and every duly appointed proxy has one vote for every share held by him.

        If any sum remains unpaid in relation to any AMFW shareholder's holding, that shareholder is not entitled to vote in relation to that holding unless the AMFW directors determine otherwise.

        Neither English law nor AMFW's Articles of Association impose any limitation on the rights of non-UK residents or foreign shareholders to own AMFW Shares, including the rights to hold or exercise voting rights on the AMFW Shares.

Variation of Rights

        Whenever the share capital of AMFW is divided into different classes of shares, the special rights attached to any class can only be changed either:

  (i)
  with the written consent of the holders of three quarters in nominal value of the issued shares of that class (excluding shares held as treasury shares); or

  (ii)
  with the sanction of a special resolution passed at a separate meeting of the holders of the shares of that class.

        The special rights attached to any class of shares are not, unless otherwise expressly provided by the terms of issue, deemed to be varied by the creation or issue of further shares ranking equally with them.

Transfers of Shares

        AMFW Shares may be held in either certificated or uncertificated form.

        The title to certificated shares is evidenced by entry into AMFW's register of members. Transfers of certificated shares must be effected in writing, signed by or on behalf of the transferor and, in case of partly paid shares, by or on behalf of the transferee. The transferor shall remain the holder of the shares concerned until the name of the transferee is entered in the register of members in respect of those shares.

        The AMFW directors may decline to register any transfer of a certificated share, unless (i) the instrument of transfer is in respect of only one class of share; (ii) the instrument of transfer is lodged at the transfer office, duly stamped if required, accompanied by the relevant share certificate(s); and (iii) when lodged in the transfer office, it is accompanied with such other evidence reasonably required by the AMFW directors to show the transferor's right to make the transfer or, if the instrument of transfer is executed by some other person on the transferor's behalf, the authority of that person to do so.

        The AMFW directors may refuse to register any transfer of partly paid AMFW Shares, but, because the AMFW Shares are listed in the United Kingdom, AMFW directors cannot exercise discretion in a way that would prevent open and proper dealings in the shares. The AMFW directors may also refuse to register an allotment or transfer of shares in favor of more than four persons jointly.

        Transfers of uncertificated shares may be effected by means of a relevant system.

        The registration of the transfer of an uncertificated share may be refused in circumstances set out in the Uncertificated Securities Regulations, 2001.

Forfeiture and Lien

        The AMFW directors may call for any amounts that are unpaid in respect of such shares. If a member fails to pay the amount due within the requisite time period, then, following notice by the AMFW directors requiring payment of the unpaid amount with any accrued interest and any expenses incurred, such share (including all dividends declared and not paid before the forfeiture) may be forfeited by a resolution of the AMFW directors to that effect.

        A member whose shares have been forfeited will cease to be a member in respect of the shares, but will remain liable to pay AMFW all monies which at the date of forfeiture were presently payable together with interest. The AMFW directors may in their absolute discretion enforce payment without any allowance for the value of the shares at the time of forfeiture or for any consideration received on their disposal, or waive payment in whole or part.

        A share forfeited or surrendered becomes the property of AMFW and gives AMFW the right to sell, re-allot or otherwise dispose of the shares on such terms and in such manner as the AMFW directors think fit.

        AMFW has a lien on every AMFW share that is not fully paid. AMFW's lien over a share takes priority over the rights of any third party and extends to any dividends or other sums payable by AMFW in respect of that share. The AMFW directors may waive any lien which has arisen and may resolve that any share shall for some limited period either wholly or partly be exempt from such a lien.

Dividends

        AMFW may, by ordinary resolution, declare final dividends to be paid to its shareholders not exceeding the amount recommended by AMFW's directors. AMFW's directors can also pay any interim dividend or fixed rate dividend if the AMFW directors believe that the profits of AMFW justify such payments. No dividends can be paid except out of AMFW's distributable reserves, as required under the Companies Act.

        Unless the share rights provide otherwise, all dividends must be apportioned and paid pro rata according to the amounts paid on the shares during any portion of the period in respect of which the dividend is paid.

        No dividend or other monies payable on or in respect of a share shall bear interest as against AMFW.

        Any unclaimed dividends may be invested or otherwise applied for the benefit of AMFW until they are claimed. Any dividend unclaimed for 12 years from the date on which it was declared or became due for payment shall be forfeited and shall revert to AMFW.

        The AMFW directors may, if authorized by ordinary resolution, offer to ordinary shareholders the right to elect to receive, in lieu of a dividend, an allotment of new ordinary shares credited as fully paid. Various provisions in relation to this are contained in AMFW's Articles of Association.

Alteration of Share Capital

        AMFW can, by ordinary resolution, increase, consolidate, or consolidate and then sub divide its shares. AMFW may also, by special resolution and after following the requirements under the Companies Act, reduce its share capital, share premium account, capital redemption reserve or any other undistributable reserve.

Shareholder Meetings

        An AGM of shareholders must be held every year within a period of six months of the day following AMFW's accounting reference date (which is 31 December), at such place or places, date and time as may be decided by the AMFW directors.

        The AMFW directors may, whenever they think fit, call a general meeting. The AMFW directors are required to call a general meeting once AMFW has received requests from its members to do so in accordance with the Companies Act.

        General meetings may be held at such time and place as determined by the AMFW directors. An AGM must be convened by giving at least 21 days' notice, while any other general meeting shall be called by notice of at least 21 days or, if the members have passed a special resolution under the Companies Act, at least 14 days. At AMFW's last AGM on 3 April 2014, a special resolution was passed authorizing a general meeting (other than an AGM) to be called by giving at least 14 days' notice. This approval is effective until AMFW's next AGM, where it is intended that a similar resolution will be proposed.

        Meetings may be called on shorter notice, in the case of an AGM, so long as 100% of the members entitled to attend and vote at that meeting so agree, or, in the case of any other general meeting, if 95% of the members entitled to attend and vote at that meeting so agree.

        Notices of general meetings shall include all information required to be included by the Companies Act as well as specifying the general nature of any business that is not "routine business" (as defined in AMFW's Articles of Association).

        For the purposes of determining which persons are entitled to attend or vote at a meeting, and how many votes such persons may cast, AMFW must specify in the notice of the meeting a time, not more than 48 hours before the time fixed for the meeting, by which a person must be entered on the register in order to have the right to attend or vote at the meeting.

        No business shall be transacted at any general meeting unless a quorum is present at the time when the meeting proceeds to business. Two members present in person or by proxy shall be a quorum.

Conditions of Admission

        The AMFW directors may require attendees to submit to searches or put in place such arrangements or restrictions as they think fit to ensure the safety and security of attendees at a general meeting. Any member, proxy or other person who fails to comply with such arrangements or restrictions may be refused entry to, or removed from, the general meeting.

Share Qualification for AMFW Directors

        An AMFW director is not required to hold any AMFW Shares by way of qualification. However, an AMFW director who is not a member of AMFW is entitled to attend and speak at general meetings.

AMFW Directors' Fees, Expenses, Pensions and Other Benefits

        AMFW directors' fees are determined by the AMFW directors from time to time except that the base fees of non-executive directors may not exceed £600,000 per annum in aggregate or such higher amount as determined by ordinary resolution of the AMFW shareholders. The remuneration of executive directors is set by the remuneration committee and the remuneration of non-executive directors is set by AMFW's Chairman and chief executive under delegated authority from the AMFW directors.

        Any director who holds any executive office (including the office of chairman or deputy chairman), or who serves on any committee of the AMFW directors, or who performs services which in the opinion of the AMFW directors are outside the scope of the ordinary duties of an AMFW director, may be paid extra remuneration, including salary, commission or otherwise or may receive such other benefits as the AMFW directors may determine.

        The AMFW directors may also reimburse any AMFW director for reasonable expenses incurred in attending and returning from meetings of AMFW directors, any committee of the AMFW directors or general meetings or otherwise in connection with the business of AMFW.

        The AMFW directors have the power to pay and agree to pay gratuities, pensions or other retirement, superannuation, death or disability benefits to (or to any person in respect of) any AMFW director or ex AMFW director and for the purpose of providing any such gratuities, pensions or other benefits to contribute to any scheme or fund or to pay premiums.

Executive AMFW Directors

        The AMFW directors may appoint one or more directors to be the holder of any executive office on such terms and for such period as they may (subject to legislation) determine and, without prejudice to the terms of any contract entered into in any particular case, may at any time revoke or vary the terms of any such appointment.

        The appointment of any AMFW director to the office of chairman, senior independent director or chief executive will automatically terminate if the person ceases to be an AMFW director. However, the appointment of an AMFW director to any other executive position will not automatically terminate, unless the contract or resolution under which such person is appointed expressly states otherwise. The termination of any executive position is without prejudice to any right of such person to receive damages under his or her service contract with AMFW.

        The AMFW directors may delegate any powers exercisable by them to any executive AMFW director upon such terms and conditions, and with such restrictions, as they think fit. They may, at their discretion, alter or revoke any of such delegated powers.

AMFW Directors' Retirement

        Under AMFW's Articles of Association, all directors retire by rotation and are eligible for re-election every three years.

        Notwithstanding this provision in AMFW's Articles of Association, in line with the recommendations of the UK Code, all of the AMFW directors wishing to continue serving, and considered eligible by AMFW's board, offer themselves for re-election at every AGM.

        The retirement shall not have effect until the conclusion of the meeting, except where a resolution is passed to elect some other person in the place of the retiring AMFW director or a resolution for his or her re-election is put to the meeting and lost. Accordingly, a retiring AMFW director who is re-elected will continue in office without a break.

Removal of an AMFW Director by Resolution of AMFW

        AMFW may, by ordinary resolution of which special notice is given, remove any director before the expiration of his or her period of office under the Companies Act, and elect another person in place of the removed director.

        Such removal can take place notwithstanding any contrary provision in AMFW's Articles of Association or any contract, but is without prejudice to any claim the AMFW director may have for damages for breach of any such contract.

AMFW Directors' Interests

        An AMFW director who is in any way directly or indirectly interested in a transaction or arrangement involving AMFW shall declare, in accordance with the Companies Act, the nature of his or her interest. The AMFW directors have the power to authorize (subject to any limits or conditions) such a transaction or arrangement which could give rise to a breach of the duty of an AMFW director to avoid such a conflict of interest.

        Any such authorization will be effective only if:

  •
  the matter in question was proposed in writing for consideration at a meeting of the AMFW directors, in accordance with AMFW's board's normal procedures or in such other manner as the AMFW directors may resolve;

  •
  any requirement as to the quorum at the meeting at which the matter is considered is met without counting the AMFW director(s) who are conflicted; and

  •
  the matter was agreed to without such interested AMFW directors voting or would have been agreed to if their votes had not been counted.

        The AMFW directors may also terminate any such authorization at any time.

        An AMFW director shall not, save as otherwise agreed by him, be accountable to AMFW for any benefit which he (or a person connected with him) derives from any matter authorized by the AMFW directors and any contract, transaction or arrangement relating thereto shall not be liable to be avoided on the grounds of any such benefit.

        No authorization shall be required in the case of a matter that falls within a "permitted interest" (as defined in AMFW's Articles of Association). An AMFW director must declare the nature and extent of his or her interest, even if authorization is not required, unless it is:

  •
  an interest which cannot reasonably be regarded as likely to give rise to a conflict of interest;

  •
  an interest, or a transaction or arrangement giving rise to an interest, of which the AMFW director is not aware; or

  •
  a matter previously authorized under AMFW's Articles of Association.

        AMFW's directors also have to comply with restrictions on related party transactions discussed in "Comparison of Rights of AMFW and Foster Wheeler Shareholders—Disclosure of Interests".

Duty of Confidentiality of AMFW Directors

        If an AMFW director receives information while not acting in his or her position as an AMFW director, in respect of which he owes a duty of confidentiality to a person other than AMFW, he shall not be required to disclose such information to AMFW or use such confidential information for the performance of his or her duties as an AMFW director. However, where such duty of confidentiality arises out of a situation in which the AMFW director has an actual or potential conflict of interest, it must have been permitted or authorized as described in "—AMFW Directors' Interests" above.

        In addition, an AMFW director would be excused or released from the duty to disclose information under AMFW's Articles of Association if required by law.

Powers of the AMFW Directors

        Subject to applicable law, AMFW's Articles of Association and any resolutions of AMFW's shareholders, the business of AMFW is managed by AMFW's directors who can exercise all the powers of AMFW.

        The AMFW directors may delegate any of their powers or discretions to committees appointed by them and set the terms of reference for such committees.

        The committees are allowed to have non-directors with voting rights but only if:

  •
  the number of non-director members is less than half of the total number of members of the committee; and

  •
  no resolution of the committee shall be effective unless a majority of the members of the committee present throughout the meeting are AMFW directors.

        AMFW's board has established four committees: audit, nominations, remuneration and ethics.

        All acts by any meeting of AMFW directors or of any committee would be valid as regards third parties dealing in good faith with AMFW, even if there is some defect in any appointment or in the voting process of the AMFW directors or of any committee.

        The AMFW directors have the power to establish any local boards or appoint managers or agents to manage any of the affairs of AMFW, both within and outside the United Kingdom.

AMFW Directors' Borrowing Powers

        The AMFW directors may exercise all the powers of AMFW to borrow money, mortgage or charge any part of its business, and, subject to the Companies Act and AMFW's Articles of Association, issue debentures and other securities whether outright or as collateral security for any debt, liability or obligation of AMFW or of any third party. The AMFW directors shall, however, restrict the borrowings of AMFW and exercise all voting and other rights in relation to its subsidiary undertakings so as to secure that amounts borrowed from and owed to persons outside the AMFW "group" (as defined in AMFW's Articles of Association) shall not, without the previous sanction of an ordinary resolution of AMFW, exceed an amount equal to two times the "adjusted capital and reserves" (as defined in AMFW's Articles of Association).

Communications with Members

        Any notice, document or information (including a share certificate) which is sent or supplied by AMFW in hard copy form, or in electronic form but to be delivered other than by electronic means, and which is sent by pre-paid post and properly addressed, shall be deemed to have been received by the intended recipient at the expiration of 24 hours (or, where second class mail is employed, 48 hours) after the time it was posted, and in proving such receipt it shall be sufficient to show that such notice, document or information was properly addressed, pre-paid and posted.

        Any notice, document or information which is sent or supplied by AMFW by electronic means shall be deemed to have been received by the intended recipient at 9:00 a.m. on the day following that on which it was transmitted, and in proving such receipt it shall be sufficient to show that such notice, document or information was properly addressed.

        Any notice, document or information which is sent or supplied by AMFW by means of a website shall be deemed to have been received when the material was first made available on the website or, if later, when the recipient received (or is deemed to have received) notice of the fact that the material was available on the website.

        The accidental failure to send, or the non-receipt by any person entitled to, any notice of or other document or information relating to any meeting or other proceeding shall not invalidate the relevant meeting or proceeding.

        A shareholder who has no address within the United Kingdom and has not supplied to AMFW an address within the United Kingdom for the service of notices will not be entitled to receive notices from AMFW.

Disclosure of Shareholding Ownership

        The DTRs require a member to notify AMFW if the voting rights held by such member (including by way of certain financial instruments) reach, exceed or fall below 3% and each 1% threshold thereafter up to 100%.

        Pursuant to the Companies Act and AMFW's Articles of Association, AMFW may send a notice to any person who appears to be interested in AMFW Shares requiring such person to confirm whether he has an interest and, if so, the details of the interest. If such person fails to comply with the notice, the holder of those shares shall not be entitled to attend or vote in respect of any of his or her shares at any shareholders' meeting, unless the AMFW directors otherwise determine.

        The AMFW directors may, in their absolute discretion, where those shares represent 0.25%. or more of the issued shares of a relevant class, by notice to the holder direct that, subject to certain exceptions, transfers of the shares will not be registered and any dividend or payment shall be retained by AMFW without any liability for interest pending receipt of the information (i.e., whether the person has an interest and, if so, the details of the interest) requested by AMFW. AMFW shall send the notice of direction to any other person appearing to be interested in the shares to which it relates, but any failure or omission by AMFW to do so shall not invalidate such notice.

Mandatory Bids

        There are no provisions in AMFW's Articles of Association that would have an effect of delaying, deferring or preventing a change in control of AMFW. However, under the City Code on Takeover and Mergers which applies to AMFW, if an acquisition of AMFW Shares increases the aggregate holding of an acquirer and its concert parties (as defined in the City Code) to shares carrying 30% or more of the voting rights in AMFW, the acquirer and, depending on the circumstances, its concert parties, would be required (except with the consent of the Panel on Takeovers and Mergers) to make a cash offer for the AMFW Shares at a price not less than the highest price paid for the AMFW Shares by the acquirer or its concert parties during the previous 12 months. This requirement would also be triggered by any acquisition of shares by a person holding (together with its concert parties) shares carrying between 30 and 50% of the voting rights in AMFW if the effect of such acquisition were to increase that person's percentage of the voting rights.

DESCRIPTION OF THE AMFW AMERICAN DEPOSITARY SHARES

        Deutsche Bank Trust Company Americas, as the AMFW depositary, will register and deliver the AMFW ADSs. Prior to 20 October 2014, each AMFW ADS represented ownership of three AMFW Shares, and as of 20 October 2014, each AMFW ADS represents ownership of one AMFW Share, deposited in the United Kingdom with the office of State Street Bank & Trust Company, as custodian for the AMFW depositary. Each AMFW ADS will also represent ownership of any other securities, cash or other property which may be held by the AMFW depositary. The AMFW depositary's principal office at which the AMFW ADSs will be administered is located at 60 Wall Street, New York, NY 10005, United States.

        The Direct Registration System, or DRS, is a system administered by The Depository Trust Company, or DTC, pursuant to which the AMFW depositary may register the ownership of uncertificated AMFW ADSs, which ownership shall be evidenced by periodic statements issued by the AMFW depositary to the AMFW ADS holders entitled thereto.

        AMFW will not treat AMFW ADS holders as its shareholders and accordingly, you, as an AMFW ADS holder, will not have shareholder rights. English law governs shareholder rights. The AMFW depositary will be the holder of the AMFW Shares underlying your AMFW ADSs. As a holder of AMFW ADSs, you will have AMFW ADS holder rights. A deposit agreement among AMFW, the AMFW depositary and you, as an AMFW ADS holder, and the beneficial owners of AMFW ADSs sets out AMFW ADS holder rights as well as the rights and obligations of the AMFW depositary. The laws of the State of New York govern the deposit agreement and the AMFW ADSs.

        The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR.

Holding AMFW ADSs

How will you hold your AMFW ADSs?

        You may hold AMFW ADSs either:

  (i)
  directly (a) by having an ADR, which is a certificate evidencing a specific number of AMFW ADSs, registered in your name, or (b) by holding AMFW ADSs in DRS; or

  (ii)
  indirectly through your broker or other financial institution.

        If you hold AMFW ADSs directly, you are an AMFW ADS holder. This description assumes you hold your AMFW ADSs directly. AMFW ADSs will be issued through DRS unless you specifically request certificated ADRs. If you hold the AMFW ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of AMFW ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Dividends and Other Distributions

How will you receive dividends and other distributions on the AMFW Shares?

        The AMFW depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on AMFW Shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of AMFW Shares your AMFW ADSs represent as of the Record Date (which will be as close as practicable to the Record Date for AMFW Shares) set by the AMFW depositary with respect to the AMFW ADSs.

Cash

        The AMFW depositary will convert any cash dividend or other cash distribution AMFW pays on the ordinary shares or any net proceeds from the sale of any ordinary shares, rights, securities or other entitlements into US dollars if it can do so on a practicable basis, and can transfer the US dollars to the United States. If that is not practical or lawful or if any government approval is needed and cannot be obtained, the deposit agreement allows the AMFW depositary either to distribute the foreign currency to the AMFW ADS holders, or to hold the foreign currency for the account of the AMFW ADS holders, in which case it will not invest the foreign currency and it will not be liable for any interest.

        Before making a distribution, any taxes or other governmental charges, together with fees and expenses of the AMFW depositary, that must be paid will be deducted. See "The Merger Agreement and the Squeeze-Out Merger—Tax Considerations". The AMFW depositary will distribute only whole US dollars and cents and will round up fractional cents which are more than half a cent to the nearest whole cent. If the exchange rates fluctuate during a time when the AMFW depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

AMFW Shares

        The AMFW depositary may distribute additional AMFW ADSs representing any AMFW Shares AMFW distributes as a dividend or free distribution. The AMFW depositary will only distribute whole AMFW ADSs. It will sell AMFW Shares which would require it to deliver a fractional AMFW ADS and distribute the net proceeds in the same way as it does with cash. If the AMFW depositary does not distribute additional AMFW ADSs, the outstanding AMFW ADSs will, to the extent permissible by law, also represent the new AMFW Shares. The AMFW depositary may also sell all or a portion of the AMFW Shares that it has not distributed, and distribute the net proceeds in the same way as it does with cash. Additionally, the AMFW depositary may sell a portion of the distributed AMFW Shares sufficient to pay its fees and expenses, and any taxes and governmental charges, in connection with that distribution.

Elective Distributions in Cash or Shares

        If AMFW offers holders of its AMFW Shares the option to receive dividends in either cash or shares, the AMFW depositary, after consultation with AMFW and having received timely notice as described in the deposit agreement of such elective distribution by AMFW, has discretion to determine to what extent such elective distribution will be made available to you as a holder of the AMFW ADSs. AMFW must first instruct the AMFW depositary to make such elective distribution available to you and furnish it with satisfactory evidence within the terms of the deposit agreement that it is legal to do so. The AMFW depositary could decide it is not legal and reasonably practicable to make such elective distribution available to you. In such case, the AMFW depositary shall, on the basis of the same determination as is made in respect of the AMFW Shares for which no election is made, distribute either cash in the same way as it does in a cash distribution, or additional AMFW ADSs representing AMFW Shares in the same way as it does in a share distribution. The AMFW depositary is not obligated to make available to you a method to receive the elective dividend in shares rather than in AMFW ADSs. There can be no assurance that you will be given the opportunity to receive elective distributions on the same terms and conditions as the holders of AMFW Shares.

Rights to Purchase Additional Shares

        If AMFW offers holders of its AMFW Shares any rights to subscribe for additional shares or any other rights, the AMFW depositary may after consultation with AMFW and having received timely notice as described in the deposit agreement of such distribution by AMFW, make these rights available to you. AMFW must first instruct the AMFW depositary to make such rights available to you and furnish the AMFW depositary with satisfactory evidence within the terms of the deposit agreement that it is legal to do so. If the AMFW depositary decides it is not legal and reasonably practicable to make the rights available, or if rights have been made available but have not been exercised and appear to be about to lapse, the AMFW depositary may, if it determines it is lawful and reasonably practicable to do so, endeavor to sell the rights and distribute the net proceeds in the same way as it does with cash. The AMFW depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

        If the AMFW depositary makes rights available to you, it will exercise the rights and purchase the shares on your behalf. The AMFW depositary will then deposit the shares and deliver AMFW ADSs to you. It will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay.

        The AMFW depositary may sell a portion of the distributed rights sufficient to pay its fees and expenses, and any taxes and governmental charges, in connection with that distribution.

        There can be no assurance that you will be given the opportunity to exercise rights on the same terms and conditions as the holders of AMFW Shares, or be able to exercise such rights.

        US securities laws may restrict transfers and cancellation of the AMFW ADSs represented by shares purchased upon exercise of rights. For example, you may not be able to trade these AMFW ADSs freely in the United States. In this case, the AMFW depositary may deliver restricted AMFW depositary shares that have the same terms as the AMFW ADSs described in this section except for changes needed to put the necessary restrictions in place.

Other Distributions

        Subject to receipt of timely notice, as described in the deposit agreement, from AMFW with the request to make any such distribution available to you, and provided the AMFW depositary has determined such distribution is lawful and reasonably practicable and in accordance with the terms of the deposit agreement, the AMFW depositary will send to you anything else AMFW distributes on deposited securities by any means it thinks is practicable. If the AMFW depositary cannot make a distribution in this way, it may endeavor to sell what AMFW distributed and distribute the net proceeds in the same way as it does with cash. If the AMFW depositary is unable to sell what AMFW distributed, it may dispose of such property in any way it deems reasonably practicable under the circumstances for nominal or no consideration. The AMFW depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses and any taxes and governmental charges in connection with that distribution.

        The AMFW depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any AMFW ADS holders. AMFW has no obligation to register AMFW ADSs, shares, rights or other securities under the Securities Act. AMFW also has no obligation to take any other action to permit the distribution of AMFW ADSs, shares, rights or anything else to AMFW ADS holders. This means that you may not receive the distributions AMFW makes on its shares or any value for them if it is illegal or impractical for AMFW to make them available to you.

Deposit, Withdrawal and Cancellation

How are AMFW ADSs issued?

        The AMFW depositary will deliver AMFW ADSs if you or your broker deposit AMFW Shares or evidence of rights to receive AMFW Shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or share transfer taxes or fees, the AMFW depositary will register the appropriate number of AMFW ADSs in the names you request and will deliver the AMFW ADSs to or upon the order of the person or persons entitled thereto.

How do holders of AMFW ADSs cancel AMFW ADSs and obtain deposited securities?

        You may turn in your AMFW ADSs at the AMFW depositary's principal office or by providing appropriate instructions to your broker. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or share transfer taxes or fees, the AMFW depositary will deliver the ordinary shares and any other deposited securities underlying the AMFW ADSs to you or a person you designate at the office of the custodian or through a book entry delivery. Or, at your request, risk and expense, the AMFW depositary will deliver the deposited securities at its principal office, to the extent permitted by law.

How do AMFW ADS holders interchange between certificated ADRs and uncertificated ADRs?

        You may surrender your ADR to the AMFW depositary for the purpose of exchanging your ADR for uncertificated AMFW ADSs. The AMFW depositary will cancel that ADR and will send you a statement confirming that you are the owner of uncertificated AMFW ADSs. Alternatively, upon receipt by the AMFW depositary of a proper instruction from a holder of uncertificated AMFW ADSs requesting the exchange of uncertificated AMFW ADSs for certificated AMFW ADSs, the AMFW depositary will execute and deliver to you an ADR evidencing those AMFW ADSs.

Voting Rights

How do you vote?

        You may instruct the AMFW depositary to vote the AMFW Shares or other deposited securities underlying your AMFW ADSs. Otherwise, you could exercise your right to vote directly if you withdraw the AMFW Shares. However, you may not know about the meeting sufficiently enough in advance to withdraw the AMFW Shares.

        If AMFW asks for your instructions and upon timely notice from AMFW as described in the deposit agreement, the AMFW depositary will notify you of the upcoming vote and arrange to deliver AMFW's voting materials to you by regular, ordinary mail delivery, or by electronic transmission or as otherwise may be agreed between AMFW and the AMFW depositary in writing from time to time. The materials will (i) describe the matters to be voted on and (ii) explain (a) how you may instruct the AMFW depositary to vote the AMFW Shares or other deposited securities underlying your AMFW ADSs as you direct and (b) that, with respect to AMFW ADSs for which no instructions are received by the AMFW depositary prior to the deadline set for such purposes, you will be deemed to have given a discretionary proxy to a person designated by AMFW. For your voting instructions to be valid, the AMFW depositary must receive them in writing on or before the date specified. If AMFW shall have timely requested that the AMFW depositary distribute materials to you in connection with a meeting at which you are entitled to vote, to the extent voting instructions are not so received by the AMFW depositary from you or the AMFW depositary receives on a timely basis voting instructions from you which fail to specify the manner in which the AMFW depositary is to vote or cause the custodian to vote the deposited securities represented by your AMFW ADSs, you shall be deemed to have instructed the AMFW depositary to give a discretionary proxy to a person designated by AMFW and the AMFW depositary shall, insofar as practicable and permitted under the provisions of or governing deposited securities, give a discretionary proxy to a person designated by AMFW to vote the deposited securities represented by the AMFW ADSs as to which such instructions are so deemed given, provided, however, that no such instruction shall be deemed given and no such discretionary proxy shall be given with respect to any matter as to which AMFW informs the AMFW depositary that (i) AMFW does not wish to give such proxy, (ii) AMFW is aware or should reasonably be aware that substantial opposition exists from you against the outcome for which the person designated by AMFW would otherwise vote or (iii) the outcome for which the person designated by AMFW would otherwise vote would materially and adversely affect your rights. AMFW agrees to provide such information as promptly as practicable in writing, if applicable, provided that (i) AMFW will have no liability to you resulting from such notification and (ii) the AMFW depositary shall not be responsible, and shall not incur any liability, for any failure on the part of AMFW to timely provide such notification to the AMFW depositary.

        Upon timely receipt from you of instructions on the date set for such purpose, the AMFW depositary will try, as far as practical, subject to applicable law and the provisions of the deposit agreement, the deposited securities and AMFW's memorandum and Articles of Association, to vote or to have its agents vote the AMFW Shares or other deposited securities as you instruct. The AMFW depositary will only vote or attempt to vote as you instruct or as is deemed to be instructed.

        In the event that voting on any resolution or matter is conducted on a show of hands basis in accordance with AMFW's Articles of Association, the AMFW depositary will refrain from voting and the voting instructions received by the AMFW depositary shall lapse. The AMFW depositary will have no obligation to demand voting on a poll basis with respect to any resolution and shall have no liability to you for not having demanded voting on a poll basis.

        AMFW cannot assure you that you will receive the voting materials in time to ensure that you can instruct the AMFW depositary to vote the AMFW Shares underlying your AMFW ADSs. In addition, the AMFW depositary and its agents are not responsible for failing to carry out voting instructions or for the manner in which any vote is cast. This means that you may not be able to exercise your right to vote and you may have no recourse if the AMFW Shares underlying your AMFW ADSs are not voted as you requested.

        In order to give you a reasonable opportunity to instruct the AMFW depositary as to the exercise of voting rights relating to deposited securities, if AMFW requests the AMFW depositary to act, AMFW will give the AMFW depositary notice of any such meeting and details concerning the matters to be voted at least 30 days in advance of the meeting date.

Fees, Charges and Expenses

        As an ADS holder, you will be required to pay the following service fees to the AMFW depositary bank and certain taxes and governmental charges (in addition to any applicable fees, expenses, taxes and other governmental charges payable on the deposited securities represented by any of your AMFW ADSs):

Service	Fees
To any person to whom AMFW ADSs are issued or to any person to whom a distribution is made in respect of AMFW ADS distributions pursuant to share dividends or other free distributions of shares, bonus distributions, stock splits or other distributions (except where converted to cash)	Up to $0.05 per AMFW ADS issued
Cancellation of AMFW ADSs, including in the case of termination of the deposit agreement	Up to $0.05 per AMFW ADS cancelled
Distribution of cash dividends	Up to $0.05 per AMFW ADS held
Distribution of cash entitlements (other than cash dividends) and/or cash proceeds, including proceeds from the sale of rights, securities and other entitlements	Up to $0.05 per AMFW ADS held
Distribution of AMFW ADSs pursuant to exercise of rights	Up to $0.05 per AMFW ADS held
AMFW depositary services	Up to $0.05 per AMFW ADS held on the applicable record date(s) established by the AMFW depositary bank

        As an AMFW ADS holder, you will also be responsible to pay certain fees and expenses incurred by the AMFW depositary bank and certain taxes and governmental charges (in addition to any applicable fees, expenses, taxes and other governmental charges payable on the deposited securities represented by any of your AMFW ADSs) such as:

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  Fees for the transfer and registration of AMFW Shares charged by the registrar and transfer agent for the AMFW Shares in England (i.e., upon deposit and withdrawal of AMFW Shares).

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  Expenses incurred for converting foreign currency into US dollars.

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  Expenses for cable, telex, fax and electronic transmissions and for delivery of securities.

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  Taxes and duties upon the transfer of securities, including any applicable stamp duties, any share transfer charges or withholding taxes (i.e., when AMFW Shares are deposited or withdrawn from deposit).

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  Fees and expenses incurred in connection with the delivery of ordinary shares on deposit or the servicing of AMFW Shares, deposited securities and/or AMFW ADSs.

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  Fees and expenses incurred in connection with complying with exchange control regulations and other regulatory requirements applicable to AMFW Shares, deposited securities, AMFW ADSs and ADRs.

        The AMFW depositary fees payable upon the issuance and cancellation of AMFW ADSs are typically paid to the AMFW depositary bank by the brokers (on behalf of their clients) receiving the newly issued AMFW ADSs from the AMFW depositary bank and by the brokers (on behalf of their clients) delivering the AMFW ADSs to the AMFW depositary bank for cancellation. The brokers in turn charge these fees to their clients. AMFW depositary fees payable in connection with distributions of cash or securities to AMFW ADS holders and the AMFW depositary services fee are charged by the

AMFW depositary bank to the holders of record of AMFW ADSs as of the applicable AMFW ADS record date.

        The AMFW depositary fees payable for cash distributions are generally deducted from the cash being distributed or by selling a portion of distributable property to pay the fees. In the case of distributions other than cash (i.e., share dividends, rights), the AMFW depositary bank charges the applicable fee to the AMFW ADS record date holders concurrent with the distribution. In the case of AMFW ADSs registered in the name of the investor (whether certificated or uncertificated in direct registration), the AMFW depositary bank sends invoices to the applicable record date AMFW ADS holders. In the case of AMFW ADSs held in brokerage and custodian accounts (via DTC), the AMFW depositary bank generally collects its fees through the systems provided by DTC (whose nominee is the registered holder of the AMFW ADSs held in DTC) from the brokers and custodians holding AMFW ADSs in their DTC accounts. The brokers and custodians who hold their clients' AMFW ADSs in DTC accounts in turn charge their clients' accounts the amount of the fees paid to the AMFW depositary banks.

        In the event of refusal to pay the AMFW depositary fees, the AMFW depositary bank may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the AMFW depositary fees from any distribution to be made to the AMFW ADS holder.

        The AMFW depositary has agreed to reimburse AMFW for a portion of certain expenses AMFW incurs that are related to establishment and maintenance of the ADR program, including, but not limited to, investor relations expenses and expenses associated with being a listed company. There are limits on the amount of expenses for which the AMFW depositary will reimburse AMFW. Further, the AMFW depositary has agreed to reimburse AMFW certain fees payable to the AMFW depositary by holders of AMFW ADSs. Neither the AMFW depositary nor AMFW can determine the exact amount to be made available to AMFW because (i) the number of AMFW ADSs that will be issued and outstanding; (ii) the level of service fees to be charged to holders of AMFW ADSs; and (iii) AMFW's reimbursable expenses related to the program are not known at this time.

Payment of Taxes

        You will be responsible for any taxes or other governmental charges payable on your AMFW ADSs or on the deposited securities represented by any of your AMFW ADSs. The AMFW depositary may refuse to register any transfer of your AMFW ADSs or allow you to withdraw the deposited securities represented by your AMFW ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your AMFW ADSs to pay any taxes owed and you will remain liable for any deficiency. If the AMFW depositary sells deposited securities, it will, if appropriate, reduce the number of AMFW ADSs to reflect the sale and pay to you any net proceeds, or send to you any property, remaining after it has paid the taxes. You agree to indemnify AMFW, the AMFW depositary, the custodian and each of AMFW's and their respective agents, directors, employees and affiliates for, and hold each of them harmless from, any claims with respect to taxes (including applicable interest and penalties thereon) arising from any refund of taxes, reduced rate or withholding or other tax benefit obtained for you.

Reclassifications, Recapitalizations and Mergers

If AMFW:	Then:
Changes the par value of its AMFW Shares	The cash, shares or other securities received by the AMFW depositary will become deposited securities to the extent permitted by law, and each AMFW ADS will automatically represent its equal share of the new deposited securities
Reclassifies, splits up, subdivides or consolidates any of the deposited securities	The AMFW depositary may deliver new AMFW ADSs or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.
Distributes securities on the AMFW Shares that are not distributed to you
If any securities received by the AMFW depositary may not be lawfully distributed to some or all holders of AMFW ADSs, the AMFW depositary may sell such securities and distribute the net proceeds in the same way as it does with cash.
or
Recapitalizes, reorganizes, merges, liquidates, sells its assets, or takes any similar action

Amendment and Termination

How may the deposit agreement be amended?

        AMFW may agree in writing with the AMFW depositary to amend the deposit agreement and the form of ADR without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the AMFW depositary for registration fees, facsimile costs, delivery charges or similar items, including expenses incurred in connection with foreign exchange control regulations, or materially prejudices a substantial existing right of AMFW ADS holders, it will not become effective for outstanding AMFW ADSs until 30 days after the AMFW depositary notifies AMFW ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your AMFW ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended. If any new laws are adopted which would require the deposit agreement to be amended in order to comply therewith, AMFW and the AMFW depositary may amend the deposit agreement in accordance with such laws and such amendment may become effective before notice thereof is given to AMFW ADS holders.

How may the deposit agreement be terminated?

        AMFW may terminate the deposit agreement at any time by instructing the AMFW depositary in writing to give notice to you at least 90 days prior to termination. The AMFW depositary may also terminate the deposit agreement if the AMFW depositary has told AMFW that it would like to resign, or if AMFW has removed the AMFW depositary, and in either case AMFW has not appointed a new AMFW depositary within 90 days. In either such case, the AMFW depositary must notify you at least 30 days before termination.

        After termination, the AMFW depositary and its agents will do the following under the deposit agreement but nothing else: collect distributions on the deposited securities, sell rights and other property and deliver AMFW Shares and other deposited securities upon cancellation of AMFW ADSs after payment of any fees, charges, taxes or other governmental charges. Six months or more after termination, the AMFW depositary may sell any remaining deposited securities by public or private sale. After that, the AMFW depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, for the pro rata benefit of the AMFW ADS holders that have not surrendered their AMFW ADSs. It will not invest the money and has no liability for interest. The AMFW depositary's only obligations will be to account for the money and other cash. After termination, AMFW's only obligations under the deposit agreement will be to indemnify the AMFW depositary and to pay fees and expenses of the AMFW depositary that AMFW has agreed to pay.

Books of the AMFW Depositary

        The AMFW depositary will maintain AMFW ADS holder records at its office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the AMFW ADSs and the deposit agreement.

        The AMFW depositary will maintain facilities in New York to record and process the issuance, cancellation, combination, split up and transfer of ADRs.

        These facilities may be closed from time to time, to the extent not prohibited by law or if any such action is deemed necessary or advisable by the AMFW depositary or AMFW, in good faith, at any time or from time to time because of any requirement of law, any government or governmental body or commission or any securities exchange on which the ADRs or AMFW ADSs are listed, or under any provision of the deposit agreement or provisions of, or governing, the deposited securities, or any meeting of AMFW's shareholders or for any other reason.

Limitations on Obligations and Liability

Limits on AMFW's obligations and the obligations of the AMFW depositary; limits on liability to holders of AMFW ADSs

        The deposit agreement expressly limits AMFW's obligations and the obligations of the AMFW depositary. It also limits AMFW's liability and the liability of the AMFW depositary. AMFW and the AMFW depositary:

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  are only obligated to take the actions specifically set forth in the deposit agreement without gross negligence or willful misconduct;

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  are not liable if either of them is prevented or delayed by law or circumstances beyond their control from performing its obligations under the deposit agreement, including, without limitation, requirements of any present or future law, regulation, governmental or regulatory authority or share exchange of any applicable jurisdiction, any present or future provisions of AMFW's Articles of Association, on account of possible civil or criminal penalties or restraint, any provisions of or governing the deposited securities or any act of God, war or other circumstances beyond their control as set forth in the deposit agreement;

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  are not liable if either AMFW or the AMFW depositary exercises, or fails to exercise, discretion permitted under the deposit agreement;

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  are not liable for the inability of any holder of AMFW ADSs to benefit from any distribution, offering, right or other benefit made available to holders of deposited securities that is not made available to holders of AMFW ADSs under the terms of the deposit agreement;

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  have no obligation to become involved in a lawsuit or other proceeding related to the AMFW ADSs or the deposit agreement on your behalf or on behalf of any other party if in AMFW's or the AMFW depositary's opinion such proceeding may involve AMFW or the AMFW depositary in expense or liability, unless satisfactory indemnity against all expenses and liabilities is furnished as often as may be required;

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  may rely upon any documents they believe in good faith to be genuine and to have been signed or presented by the proper party;

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  disclaim any liability for any action/inaction in reliance on the advice or information of legal counsel, accountants, any person presenting AMFW Shares for deposit, holders and beneficial owners (or authorized representatives) of AMFW ADSs, or any person believed in good faith to be competent to give such advice or information; and

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  disclaim any liability for any indirect, special, punitive or consequential damages for any breach of the terms of the deposit agreement or otherwise.

        The AMFW depositary and any of its agents also disclaim any liability for any failure to carry out any instructions to vote, the manner in which any vote is cast or the effect of any vote or failure to determine that any distribution or action may be lawful or reasonably practicable or for allowing any rights to lapse in accordance with the provisions of the deposit agreement, the failure or timeliness of any notice from AMFW, the content of any information submitted to it by AMFW for distribution to you or for any inaccuracy of any translation thereof, any investment risk associated with the acquisition of an interest in the deposited securities, the validity or worth of the deposited securities, the credit worthiness of any third party, or for any tax consequences that may result from ownership of AMFW ADSs, AMFW Shares or deposited securities. The AMFW depositary and its agents shall not be liable for any acts or omissions made by a successor depositary, provided that in connection with any issue out of which a potential liability arises the AMFW depositary performed its obligations without gross negligence or willful misconduct while it acted as depositary.

        In addition, the deposit agreement provides that each party to the deposit agreement (including each holder, beneficial owner and holder of interests in the ADRs) irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any lawsuit or proceeding against the AMFW depositary or AMFW related to AMFW's shares, the AMFW ADSs or the deposit agreement.

        In the deposit agreement, AMFW and the AMFW depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

        Before the AMFW depositary will issue, deliver or register a transfer of an AMFW ADS, split up, subdivide or combine AMFW ADSs, make a distribution on an AMFW ADS, or permit withdrawal of AMFW Shares, the AMFW depositary may require:

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  payment of share transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any AMFW Shares or other deposited securities and payment of the applicable fees, charges and expenses of the AMFW depositary;

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  satisfactory proof of the identity and genuineness of any signature or any other matters contemplated in the deposit agreement; and

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  compliance with applicable laws and governmental regulations, and such reasonable regulations and procedures as the AMFW depositary may establish, from time to time, consistent with the deposit agreement and applicable law, including presentation of transfer documents.

        The AMFW depositary may refuse to issue and deliver AMFW ADSs or register transfers of AMFW ADSs generally when the register of the AMFW depositary or AMFW's transfer books are closed or at any time if the AMFW depositary or AMFW thinks it is necessary or advisable to do so.

Your Right to Receive the Shares Underlying Your AMFW ADSs

        You have the right to cancel your AMFW ADSs and withdraw the underlying AMFW Shares at any time except:

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  when temporary delays arise because: (i) the AMFW depositary has closed its transfer books or AMFW has closed its transfer books; (ii) the transfer of AMFW Shares is blocked to permit voting at a shareholders' meeting; or (iii) AMFW is paying a dividend on its AMFW Shares;

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  when you owe money to pay fees, taxes and similar charges; or

  •
  when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to AMFW ADSs or to the withdrawal of AMFW Shares or other deposited securities.

        This right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-release of AMFW ADSs and cancellation of pre-released AMFW ADSs

        The deposit agreement permits the AMFW depositary to deliver AMFW ADSs before deposit of the underlying AMFW Shares. This is called a pre-release of the AMFW ADSs. The AMFW depositary may also deliver AMFW Shares upon cancellation of pre-released AMFW ADSs (even if the AMFW ADSs are cancelled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying AMFW Shares are delivered to the AMFW depositary. The AMFW depositary may receive AMFW ADSs instead of AMFW Shares to close out a pre-release. The AMFW depositary shall not lend AMFW Shares or AMFW ADSs, provided, however, that the AMFW depositary may pre-release AMFW ADSs only under the following conditions: (i) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the AMFW depositary in writing that it or its customer (a) owns the AMFW Shares or AMFW ADSs to be deposited, (b) agrees to indicate the AMFW depositary as owner of such AMFW Shares or AMFW ADSs in its records and to hold such AMFW Shares or AMFW ADSs in trust for the AMFW depositary until such AMFW Shares or AMFW ADSs are delivered to the AMFW depositary or the custodian, (c) unconditionally guarantees to deliver such AMFW Shares or AMFW ADSs to the AMFW depositary or the custodian, as the case may be, and (d) agrees to any additional restrictions or requirements that the AMFW depositary deems appropriate; (ii) the pre-release is fully collateralized with cash, US government securities or other collateral that the AMFW depositary considers appropriate; and (iii) the AMFW depositary must be able to close out the pre-release on not more than five business days' notice. Each pre-release is subject to further indemnities and credit regulations as the AMFW depositary considers appropriate. In addition, the AMFW depositary will normally limit the number of AMFW ADSs that may be outstanding at any time as a result of pre-release to 30% of the aggregate number of AMFW ADSs then outstanding, although the AMFW depositary may disregard the limit from time to time, if it thinks it is appropriate to do so.

Direct Registration System

        The deposit agreement provides that, to the extent available by the AMFW depositary, AMFW ADSs shall be evidenced by ADRs issued through DRS/Profile unless certificated ADRs are specifically requested by the AMFW ADS holder. DRS is the system administered by DTC pursuant to which the AMFW depositary may register the ownership of uncertificated AMFW ADSs, which ownership shall be evidenced by periodic statements issued by the AMFW depositary to the AMFW ADS holders entitled thereto. The Profile Modification System, or Profile, is a required feature of DRS which allows a DTC participant, claiming to act on behalf of an AMFW ADS holder, to direct the AMFW depositary to register a transfer of those AMFW ADSs to DTC or its nominee and to deliver those AMFW ADSs to the DTC account of that DTC participant without receipt by the AMFW depositary of prior authorization from the AMFW ADS holder to register such transfer.

        In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the AMFW depositary will not verify, determine or otherwise ascertain that the DTC participant which is claiming to be acting on behalf of an AMFW ADS holder in requesting registration of transfer and delivery described in the paragraph above has the actual authority to act on behalf of the AMFW ADS holder (notwithstanding any requirements under the Uniform Commercial Code).

Ownership Restrictions

        You must comply with any limitations on ownership of AMFW Shares under AMFW's Articles of Association or applicable English law as if you hold the number of AMFW Shares that your AMFW ADSs represent. AMFW shall inform you and the AMFW depositary of any such ownership restrictions in place from time to time.

        By accepting or holding an AMFW ADS, you agree to (i) provide such information as AMFW may request in a disclosure notice given pursuant to the Companies Act and AMFW's Articles of Association and (ii) comply with the provisions of the DTRs with regard to notifying AMFW of interests in AMFW Shares and certain financial instruments. For a more detailed description of these requirements, see "Description of the AMFW Shares—Disclosure of Shareholding Ownership".

        Failure to comply with a disclosure notice may result in the imposition of sanctions against the holder of AMFW Shares, which currently include the withdrawal of the voting rights of such AMFW Shares and the imposition of restrictions on the rights to receive dividends on and to transfer such AMFW Shares.

COMPARISON OF RIGHTS OF AMFW AND FOSTER WHEELER SHAREHOLDERS

        The rights of AMFW shareholders are governed by English law and AMFW's Articles of Association. The rights of holders of Foster Wheeler Shares are governed by Swiss law, including the Swiss Code of Obligations, Foster Wheeler's Articles of Association. The following is a comparison and summary of the material differences between the rights of AMFW shareholders and those of Foster Wheeler shareholders arising from differences between English and Swiss law and between AMFW's Articles of Association and Foster Wheeler's Articles of Association.

        This is a summary only and therefore does not contain all the information that may be important to you. For more complete information, you should read Foster Wheeler's and AMFW's Articles of Association. AMFW's Articles of Association are included as an exhibit to the registration statement on Form F-4 with respect to the Offer and which has been filed with the SEC. Foster Wheeler's Articles of Association are filed as an exhibit to Foster Wheeler's quarterly report on Form 10-Q for the quarter ended 30 June 2014, dated 7 August 2014.

Foster Wheeler Registered Shares	AMFW Ordinary Shares
Corporate Governance

Governing Documents. Foster Wheeler's Articles of Association govern the rights of holders of Foster Wheeler Shares and, together with the Amended and Restated Organizational Regulations of Foster Wheeler, or the Regulations, govern the practices and processes of Foster Wheeler and Foster Wheeler's Board.
AMFW's Amended and Restated Articles of Association, or AMFW's Articles of Association, as amended from time to time, and English law govern the rights of holders of the AMFW Shares.
There are no provisions in AMFW's Articles of Association that restrict non-resident shareholders from holding or exercising voting rights in relation to AMFW Shares.
Share Capital

Registered and Issued Shares. As at 26 February 2014, Foster Wheeler's fully paid up share capital registered in the commercial register of the Canton of Zug, Switzerland, was CHF316,928,700 divided into 105,642,900 registered shares with a par value CHF3.00 each. Since 1 January 2014, Foster Wheeler has issued out of its conditional share capital 1,075,591 registered shares with a par value CHF3.00 each, which has not yet been reflected in an amendment to Foster Wheeler's Articles of Association and which has not yet been registered in the commercial register. Hence, as at 3 December 2014, Foster Wheeler's effectively issued and fully paid up share capital is CHF320,155,473 divided into 106,718,491 registered shares with a par value of CHF3.00 each.
As at 3 December 2014, the issued and fully paid share capital of AMFW was £194,437,921.50 divided into 388,875,843 AMFW Shares of 50 pence each (all of which were issued fully paid or created as fully paid). Of this number, 5,444,528 are registered as treasury shares, leaving a balance of 383,431,315 shares with voting rights.
Upon approval of the issuance of AMFW Shares as part of the Offer consideration, AMFW's issued and fully paid share capital will be £197,369,948.50 divided into 394,739,897 AMFW Shares of 50 pence each.

Foster Wheeler Registered Shares	AMFW Ordinary Shares
Authorized Capital. Under the terms of Foster Wheeler's Articles of Association, Foster Wheeler's Board is authorized to increase the share capital at any time until 1 May 2015, by an amount not exceeding CHF156,662,382 through the issue of a maximum of 52,220,794 registered shares, payable in full, each with a par value of CHF3.00. Increases through firm underwriting or in partial amounts are permitted. The issue price, the period of entitlement to dividends and the type of consideration or the contribution or underwriting in kind shall be determined by Foster Wheeler's Board.	Authority was granted to the directors at AMFW's 2014 AGM to allot shares or grant rights to subscribe for or to convert any security to shares up to a nominal amount of £49,181,027 of which up to £7,451,671 could be allotted for cash other than in connection with a pre-emptive offer. This authority extends until the end of the AGM in 2015 or 1 June 2015, whichever is earlier.
AMFW Shares may be held in either certificated or uncertificated form. Shares held in certificated form are evidenced by a certificate and title is evidenced by an entry in the register of shareholders maintained by AMFW. Any member may transfer all or any of his or her certificated shares by an instrument of transfer in any usual form or a form approved by the directors.

Foster Wheeler's Board is authorized to withdraw or limit the pre-emptive rights of the shareholders and to allocate them to third parties for certain valid reasons defined in Foster Wheeler's Articles of Association.
Conditional Share Capital.    Under the terms of Foster Wheeler's Articles of Association, as at 26 February 2014, the share capital of Foster Wheeler shall be increased by an amount not exceeding CHF174,505,236 through the issue of a maximum of 58,168,412 registered shares, payable in full, each with a par value of CHF3.00:
(i) in connection with the exercise of option rights granted to Directors of Foster Wheeler and employees, contractors, consultants or other persons providing services to Foster Wheeler, its subsidiaries or affiliates;
The directors may decline to register any transfer of a certificated share unless:
(i)        the instrument of transfer is lodged at the specified place and accompanied by the certificate for the shares to which it relates;
(ii)       the instrument of transfer is in respect of only one class of share; and
(iii)      in the case of a transfer to joint holders, the number of joint holders to whom the share is to be transferred does not exceed four.
AMFW Shares held in uncertificated form are held through CREST. Any member may transfer all or any of his or her uncertificated shares by means of a relevant system in the manner provided for in the Uncertificated Securities Regulations 2001 and the rules of the relevant system.

(ii) through the exercise of conversion, option, exchange, warrant or similar rights granted to third parties or shareholders in connection with bonds (including convertible bonds and bonds with options), options, warrants, notes or other securities newly or already issued (including rights granted to the holders of outstanding class A warrants issued by Foster Wheeler Ltd., Hamilton, Bermuda) by Foster Wheeler, by one of its subsidiaries or any of their respective predecessors.
Title to uncertificated shares is evidenced by entry in the operator register maintained by Euroclear UK (which forms part of the register of AMFW's members).
AMFW's directors may decline to register the transfer of an uncertificated share in accordance with the Uncertificated Securities Regulations 2001, and, in the case of jointly held shares, where the share is to be transferred to more than four joint holders.
Foster Wheeler's Board shall determine the issue conditions for the securities including the conditions for the conversion, option, exchange, warrant or similar rights.

Foster Wheeler Registered Shares	AMFW Ordinary Shares

Shareholders' pre-emptive rights are excluded with respect to new shares issued in accordance with Article 5 of Foster Wheeler's Articles of Association. Holders of the conversion, option, exchange, warrant or similar rights according to (b) and the persons listed in (a) of Article 5, paragraph 1 of Foster Wheeler's Articles of Association, respectively, are entitled to the new shares.

Shareholders' advance subscription rights with regard to the issuance by Foster Wheeler or one of its group companies of any new bonds, options, warrants, notes or other securities granting conversion, option, exchange, warrant or similar rights may be withdrawn or limited by decision of Foster Wheeler's Board for certain valid reasons and under certain conditions defined in Foster Wheeler's Articles of Association.

Since 1 January 2014, Foster Wheeler has issued out of its conditional share capital 1,075,591 registered shares with a par value of CHF3.00 each, which has not yet been reflected in an amendment to Foster Wheeler's Articles of Association and which has not yet been registered in the commercial register. Hence, as at 3 December 2014, Foster Wheeler's effectively remaining and unused conditional share capital amounts to CHF171,278,463 divided into 57,092,821 registered shares with a par value of CHF3.00 each.

Foster Wheeler Registered Shares	AMFW Ordinary Shares
Rights of Purchase and Redemption

Under Swiss law, a company may repurchase its own shares up to a certain limit (generally 10% of its share capital with certain exceptions) under certain conditions, including that it must have freely disposable equity in the amount of the purchase price of such shares.
AMFW's Articles of Association permit the issuance of redeemable shares. AMFW's Articles of Association also authorize AMFW to purchase its own shares.
A resolution passed at AMFW's 2014 AGM provides the directors with authority to purchase up to 10% of the ordinary shares of the company in issue (excluding any treasury shares) as at 14 February 2014.
AMFW can redeem or repurchase shares only (i) if the shares are fully paid and (ii) out of (a) distributable profits or (b) the proceeds of a new issue of shares made for the purpose of the repurchase or redemption.
The UKLA requires that where a company has issued shares that are admitted to the Official List of the UKLA and are convertible into a class of shares to be repurchased, the holders of the convertible shares must first pass a special resolution approving any repurchase at a separate class meeting.
The UKLA requires that purchases of 15% or more of any class of a company's share capital must be by way of a tender offer to all shareholders of that class.

Foster Wheeler Registered Shares	AMFW Ordinary Shares
Voting Rights; Action by Written Consent

Voting Rights.    In principle, each Foster Wheeler share carries one vote at any general meeting of shareholders. Only shareholders registered in the share register with voting rights are entitled to vote their shares.
According to Foster Wheeler's Articles of Association, no person shall be registered with voting rights for 10% or more of the share capital as recorded in the commercial register (registration restrictions), except in case of a Public Tender Offer Exemption as such term is defined in Article 33 of Foster Wheeler's Articles of Association. This 10% limitation on registration also applies with respect to shares held by nominees on behalf of a person which beneficially owns 10% or more of the shares of Foster Wheeler, whether or not any such individual nominee's holdings exceed the 10% limit set forth in the preceding sentence, except in case of a Clearing Nominee Exemption as defined in Article 33 of Foster Wheeler's Articles of Association. Foster Wheeler's Board is authorized to grant further exceptions to such limitation, including to register in particular clearing nominees with 10% or more of the shares of Foster Wheeler. In any case where the Public Tender Offer Exemption and the Clearing Nominee Exemption do not apply, the shares exceeding the above mentioned limit shall be entered in the share register as shares without voting rights.
Voting Rights.    AMFW's Articles of Association provide that resolutions put to a vote at a shareholders' meeting will be decided on a show of hands, unless a poll is (before or on the declaration of the result of the show of hands) demanded by:
(i)        the chairman of the meeting;
(ii)       not less than three members present in person or by proxy and entitled to vote;
(iii)      a member or members present in person or by proxy and representing not less than one-tenth of the total voting rights of all the members having the right to vote at the meeting; or
(iv)      a member or members present in person or by proxy and holding shares in AMFW conferring a right to vote at the meeting being shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total sum paid up on all the shares conferring that right.

On a vote conducted by a show of hands, each holder of AMFW Shares is entitled to one vote and on a vote conducted by a poll, each holder of AMFW Shares is entitled to one vote for each AMFW share held by him.

If any sum remains unpaid in relation to an AMFW shareholder's holding, that shareholder is not entitled to vote in relation to that holding unless AMFW's directors determine otherwise.

Any AMFW shareholder who is entitled to attend and vote at a shareholders meeting is entitled to appoint a proxy to exercise all or any of his or her rights to attend, speak and vote at such meeting.

Foster Wheeler Registered Shares	AMFW Ordinary Shares
Also, according to Foster Wheeler's Articles of Association, if and so long as the amount of shares registered in the share register of Foster Wheeler with voting rights and controlled by any person constitute 10% or more of the registered share capital of Foster Wheeler recorded in the commercial register, such person shall be entitled to cast votes at any general meeting of shareholders only in the aggregate equal to one vote less than 10% of all the number of votes conferred by all the registered share capital recorded in the commercial register (voting limitations). Foster Wheeler's Board may by means of regulations or agreements grant exceptions from such limit, including, without limitation, to permit the exercise of voting rights in respect of shares held by nominees or to permit voting rights in special cases, including (but not limited to) in connection with the take over of enterprises or parts of enterprises. Also, unless Foster Wheeler's Board, by means of regulations, determines otherwise, this voting limit shall not apply to clearing nominees.

Further, the limitation shall not apply to the exercise of voting rights (i) pursuant to the statutory rules on the independent proxy, and (ii) by a person (including, for the avoidance of doubt, an affiliate of such person and a clearing nominee of such person or of any of its affiliates) who (yy) is registered in the share register as a shareholder with voting rights on the basis of the Public Tender Offer Exemption or (zz) exercises voting rights in relation to beneficially owned shares through a clearing nominee where such beneficially owned shares registered in the name of such clearing nominee benefit from the Clearing Nominee Exemption.

Except as otherwise provided in Foster Wheeler's Articles of Association, each shareholder recorded in the share register with voting rights is entitled to participate at the general meeting of shareholders and in any vote taken. By means of proxy, each Foster Wheeler shareholder may have his or her shares represented in a general meeting of shareholders by one or more third persons who do not need to be shareholders.
Action by written consent. Written resolutions of shareholders of a corporation are not permitted under Swiss law.	Action by written consent. Under English law, shareholders of a public company such as AMFW are not permitted to pass resolutions by written consent.

Foster Wheeler Registered Shares	AMFW Ordinary Shares
Amendment to Governing Provisions

Articles of Association. The general meeting of shareholders is the supreme corporate body of Foster Wheeler with the power to amend Foster Wheeler's Articles of Association. Certain provisions of Foster Wheeler's Articles of Association can only be amended by a super majority (see below).
Articles of Association. Under English law, AMFW's shareholders may, by "special resolution" (see "—Resolutions of Shareholders" below), alter, delete, substitute, amend or add to its Articles of Association. AMFW's board is not authorized to change its Articles of Association.

Organizational Regulations. Any change of or amendment to the Regulations shall only be valid if Foster Wheeler's Board approved such change or amendment with the requisite attendance quorum and majority as set forth therein.
AMFW's Articles of Association provide that if permitted by legislation, the rights attached to any class of AMFW's shares can be varied or abrogated if this is approved either in writing by shareholders holding at least three quarters of the issued shares of that class by amount or by a special resolution passed at a separate meeting of the holders of the relevant class of shares.
Right to Dividends

Under Swiss law, dividends are paid if so resolved by a resolution of the general meeting of shareholders. Foster Wheeler's Board may propose to the general meeting of shareholders that a dividend be paid but cannot itself resolve on or fix the dividend. Foster Wheeler's statutory auditors must confirm that any proposal by Foster Wheeler's Board to declare a dividend is in accordance with Swiss law and Foster Wheeler's Articles of Association. Subject to certain statutory requirements for the allocation to legal reserves, dividends may be paid by the company if, based on its audited standalone financial statements prepared in accordance with the Swiss Code of Obligations, the company has sufficient distributable profits from previous business years or sufficient free reserves to allow the distribution of a dividend.
Foster Wheeler's Articles of Association provide that, subject to provisions of applicable law regarding the distribution of profits, in particular Article 671 et seq. of the Swiss Code of Obligations, the profits as shown on the balance sheet may be allocated by the general meeting of shareholders at its discretion. The dividend may only be determined after the transfers foreseen by law to the compulsory reserve funds have been deducted. All dividends unclaimed (and which have been unclaimed in the past) within a period of five years after their due date shall be forfeited to Foster Wheeler.
Each Foster Wheeler share has the same right to dividends resolved by Foster Wheeler's general meeting of shareholders.
Pursuant to AMFW's Articles of Association, dividends not exceeding an amount recommended by AMFW's board may be declared by "ordinary resolution" of AMFW shareholders. In addition, AMFW's directors may consider paying interim dividends at any time and of any amounts if they consider that AMFW's financial position justifies such payments. However, English law requires dividends to be paid only out of the profits of AMFW available for distribution and additionally restricts a public company from making a distribution if that would reduce the amount of net assets of the company below the aggregate amount of its called up share capital and certain undistributable reserves.

Foster Wheeler Registered Shares	AMFW Ordinary Shares
Appraisal Rights

Swiss law does not generally provide for appraisal rights. However, for corporate transactions effected in the form of a statutory merger, demerger (split up), spin off or conversion and subject to Swiss laws, the Swiss Merger Act provides that, if the equity rights have not been adequately preserved or compensation payments in the transaction are not adequate, a shareholder may request a competent court to determine an adequate compensation and shareholders could, therefore, in connection with a squeeze-out merger pursuant to the Swiss Merger Act, exercise appraisal rights. A squeeze-out merger pursuant to the Swiss Merger Act is a merger where the shareholders of the transferring entity receive compensation other than in the form of shares in the surviving entity as is the proposal for the Squeeze-Out Merger. Shareholders who consider the compensation to be inadequate could exercise appraisal rights in accordance with Article 105 of the Swiss Merger Act by filing a suit against the surviving company with the competent Swiss civil court at the corporate seat of the surviving company or of the transferring company. The suit must be filed within two months after the squeeze-out merger resolution has been published in the Swiss Official Gazette of Commerce. If such a suit is filed, the court must assess whether the compensation paid or to be paid to the shareholders of the transferring company in the squeeze-out merger is adequate compensation and, should the court consider the compensation to be inadequate, determine any additional compensation. Such court's determination would benefit all shareholders of the transferring company in the same legal position. The filing of an appraisal suit will not prevent completion of the squeeze-out merger.
English law does not generally provide for appraisal rights.
However, in the event of a compulsory acquisition or "squeeze out" under the Companies Act where (a) a takeover offer is made for the shares of a company incorporated in the United Kingdom, and (b) the offeror has acquired or unconditionally contracted to acquire at least 90% in value of the shares of any class to which the offer relates representing at least 90% of the voting rights carried by those shares, the offeror may, within three months beginning on the day after the last day on which the offer could be accepted, require shareholders who did not accept the offer to transfer their shares to the offeror on the terms of the offer. A dissenting shareholder may object to the transfer or its proposed terms by applying to the court within six weeks of the date on which notice of the required transfer was given by the offeror.

The court may, on receiving such an application, order (a) that the offeror is not entitled and bound to acquire the shares to which the notice relates or (b) that the terms on which the offeror is entitled and bound to acquire the shares shall be such as the court thinks fit.
A minority shareholder is entitled, in circumstances similar to the "squeeze out" described above, to require the offeror to acquire his or her shares on the terms of the offer.

Foster Wheeler Registered Shares	AMFW Ordinary Shares
Pre-Emptive Rights

Under the Swiss Code of Obligations, the prior resolution of a general meeting of shareholders is required to authorize the issue of shares, or rights to subscribe for, or convert rights to shares into, shares of a corporation (which rights may be connected to debt instruments or other obligations). In addition, the existing shareholders have pre-emptive rights or advance subscription rights in relation to such shares or rights in proportion to the respective nominal value of their holdings. Shareholders may, with the affirmative vote of shareholders holding at least two thirds of the voting rights and the absolute majority of the nominal value of the shares, each as represented (in person or by proxy) at the general meeting of shareholders, limit or exclude the pre-emptive rights for valid reasons (such as a merger or an acquisition); provided, however, that no shareholder shall be advantaged or disadvantaged without good cause.
English law provides for statutory pre-emption rights that apply on an allotment of equity securities. Such rights can be disapplied by a special resolution passed by shareholders at a general meeting.
A resolution passed at AMFW's 2014 AGM disapplies pre-emption rights by providing the directors with a general and unconditional authority to allot equity securities or grant rights to subscribe for or to convert any security to shares up to a nominal amount of £49,181,027 of which up to £7,451,671 was allocated for cash other than in connection with a pre-emptive offer. This authority extends until the end of the AGM in 2015 or on 1 June 2015, whichever is earlier.

Under Foster Wheeler's authorized capital, Foster Wheeler's Board is authorized to withdraw or limit the pre-emptive rights of the shareholders and to allocate them to third parties for certain valid reasons defined in Foster Wheeler's Articles of Association.

Under Foster Wheeler's conditional share capital, the shareholders' advance subscription rights with regard to the issuance by Foster Wheeler or one of its group companies of any new bonds, options, warrants, notes or other securities granting conversion, option, exchange, warrant or similar rights may be withdrawn or limited by decision of Foster Wheeler's Board for certain valid reasons and under certain conditions defined in Foster Wheeler's Articles of Association.

Foster Wheeler Registered Shares	AMFW Ordinary Shares
Convening of and Attendance at Shareholder Meetings

Under Swiss law, an ordinary (annual) general meeting of shareholders must be held within six months after the end of each financial year. A general meeting of shareholders may be convened by Foster Wheeler's Board or, if necessary, by the company's statutory auditors. A general meeting of shareholders is convened on at least 20 days' prior notice. The notice of a general meeting of shareholders must specify the items to be put on the agenda and the motions of Foster Wheeler's Board and the shareholders who have requested that a general meeting of shareholders be convened or an item be put on the agenda. The annual business report and the auditors' reports must be made available for inspection by the shareholders at the registered office of the company at least 20 days prior to the date of the ordinary (annual) general meeting of shareholders. The shareholders are informed of their right of inspection in the notice of the general meeting of shareholders.

Extraordinary general meetings, or EGMs, shall be called as often as necessary by Foster Wheeler's Board or, if necessary, by the auditors as well as in all other cases required by law. Stating the purpose of the meeting and the agenda to be submitted, one or more shareholders representing at least 10% of the share capital may request Foster Wheeler's Board in writing to call an extraordinary general meeting. The request shall contain an agenda, the respective proposals as well as any other information required under applicable laws and stock exchange rules.
Under English law, a general meeting of shareholders may be called by AMFW's board whenever they think fit.
AMFW is required to hold an AGM every year within six months from the date following AMFW's accounting reference date (i.e., 31 December).

 Shareholders holding at least 10% of the paid up capital of AMFW carrying voting rights (excluding any paid up capital held as treasury shares) may require the directors to call a general meeting of AMFW.
The notice requirements for AGMs and other general meetings (unless the conditions in the paragraph below are satisfied) is at least 21 days' notice.
For general meetings (other than AGMs) the requirement is reduced to at least 14 days' notice if, among other conditions, a special resolution of shareholders is passed at the immediately preceding AGM or at a general meeting held since that AGM reducing the period of notice to not less than 14 days' notice.
A special resolution passed at AMFW's 2014 AGM authorizes AMFW to hold general meetings by giving at least 14 clear days' notice.

General meetings may be called upon shorter notice with the agreement of (i) in the case of an AGM, all the shareholders who are permitted to attend and vote or (ii) in the case of any other general meeting, a majority of the shareholders holding at least 95% by nominal value of the shares giving the right to attend and vote at the meeting.

Presence Quorum: According to Foster Wheeler's Articles of Association, at any general meeting of shareholders, except as otherwise expressly required by law or by Foster Wheeler's Articles of Association, one or more persons representing, at the time when the general meeting of shareholders proceeds to business, in person or by proxy in excess of 50% of the total shares registered in the share register as entitled to vote shall form a quorum for the transaction of any business.	Quorum. According to AMFW's Articles of Association, two members present in person or by proxy and entitled to vote shall be a quorum for all purposes.

Foster Wheeler Registered Shares	AMFW Ordinary Shares
Resolutions of Shareholders

Shareholder Resolutions—Majority Requirements. Under Swiss law, a resolution passed at a general meeting of shareholders with a supermajority of at least two thirds of the votes represented and the absolute majority of the par value of the shares represented at such meeting is required for: (i) the amendment of the company's corporate purpose; (ii) the creation of shares with privileged voting rights; (iii) the restriction of the transferability of registered shares; (iv) the creation of an authorized or conditional share capital; (v) any increase in capital out of equity, against contribution in kind or for the purpose of an acquisition of assets and the grant of special benefits; (vi) the limitation or exclusion of pre-emptive rights of shareholders; (vii) the change of the registered office of the company; and (viii) the dissolution of the company through a liquidation or as a result of a statutory merger. Special quorum rules apply under the Swiss Merger Act to a merger (Fusion), demerger (split up) (Aufspaltung), spin off (Abspaltung) or conversion (Umwandlung) of a company.

Pursuant to Foster Wheeler's Articles of Association, a resolution of the general meeting of shareholders passed by at least two thirds of the share votes cast and the absolute majority of the par value of the share votes cast is required for the amendment of certain provisions of Foster Wheeler's Articles of Association, such provisions primarily dealing with the registration of a shareholder in Foster Wheeler's share register as a shareholder with voting rights, with the exercise of shareholder rights and with the right of shareholders to participate and vote in general meetings of shareholders. In addition, Foster Wheeler's Articles of Association provide for a super majority of two thirds of the votes cast at a general meeting of shareholders for the removal of directors.
"Special resolutions" generally involve proposals for major changes to the company, such as to change the name of the company, alter its capital structure, change or amend the rights of shareholders, permit the company to issue new shares for cash without applying the shareholders' pre-emptive rights, amend AMFW's Articles of Association, etc. Under English law, a special resolution means a resolution passed by a majority of not less than 75% of the shareholders or holders of 75% of the shares (depending on whether the vote is by a show of hands or by a poll) present in person or by proxy and entitled to vote at the meeting. For a resolution to be regarded as a special resolution, the notice of the meeting must specify the intention to propose the resolution as a special resolution.

Proposals relating to the ordinary course of the company's business, such as the election of directors or payment of dividends, would generally be the subject of an "ordinary resolution". Under English law, an ordinary resolution means a resolution that is passed by a simple majority of shareholders or holders of a simple majority of the shares (depending on whether the vote is by a show of hands or by a poll) present in person or by proxy and entitled to vote at the meeting.

Other resolutions and elections at Foster Wheeler's general meeting of shareholders require the approval of a majority of the share votes cast (broker non-votes, abstentions and blank and invalid ballots are disregarded), if applicable law or Foster Wheeler's Articles of Association do not provide otherwise.

Foster Wheeler Registered Shares	AMFW Ordinary Shares
Exclusive and Non-Transferable Powers of Shareholders' Meeting

The following exclusive and non-transferable powers will be vested exclusively in the shareholders' meeting:
(i)         Amendments to the Articles of Association;
(ii)       Approval of the annual report and of the consolidated accounts;
(iii)      Approval of Foster Wheeler's annual financial statement as well as resolutions on the allocation of the balance sheet profits, in particular the determination of dividends;
(iv)      Grant of discharge to the members of Foster Wheeler's Board;
(v)       Election of the members of Foster Wheeler's Board and the auditors; and
(vi) Resolutions on all other matters which, under the Articles of Association or according to the law, are in the exclusive competence of the general meeting or which have been submitted to the meeting for its decision by Foster Wheeler's Board based on article 10 of Foster Wheeler's Articles of Association.
The following matters, among others, require shareholder approval and for a UK listed company therefore has to be exclusively approved at a shareholders meeting:
Matters requiring special resolution:

 (i)        amendments to AMFW's Articles of Association;
(ii)       change to AMFW's name;
(iii)      reducing the notice period required to call a general meeting (other than the AGM) from 21 days to not less than 14 days;
(iv)      reduction of AMFW's capital;
(v)       disapplication (or renewal of disapplication) of pre-emption rights where directors are acting under a general authority to allot; and
(vi)      authority (or variation, revocation or renewal of authority) to enter into a contract for an off market purchase of AMFW's own shares.
Matters requiring ordinary resolution:
(i)        removal of AMFW directors;
(ii)       approval of AMFW directors' long-term service contracts;
(iii)      approvals of loans, quasi loans, credit transaction, substantial property transactions etc. with AMFW's directors;
(iv)      approval of AMFW directors' remuneration report;
(v)       authorization of political donations or expenditure;
(vi)      appointment and removal of AMFW's auditors;
(vii)     fixing remuneration of AMFW's auditors;
(viii)    authority to AMFW's directors to allot AMFW Shares;
(ix)      authority to AMFW's directors to determine the terms, conditions and manner of redemption of AMFW Shares; and
(x)       authority to AMFW's directors to make market purchase of AMFW Shares.

Foster Wheeler Registered Shares	AMFW Ordinary Shares
Shareholder Proposals

Under Swiss law, shareholders whose combined shareholdings represent an aggregate nominal value of at least CHF1,000,000 or more may request that an item be put on the agenda.
Pursuant to Foster Wheeler's Articles of Association, at any general meeting of shareholders, only such business shall be conducted as shall have been brought before the meeting (i) by or at the direction of Foster Wheeler's Board or (ii) by any shareholder of the company who complies with the following: to be timely for consideration at the ordinary general meeting of shareholders, a shareholder's notice must be received by the Foster Wheeler Company Secretary at Foster Wheeler's principal executive offices not less than 45 calendar days in advance of the anniversary of the date of Foster Wheeler's proxy statement (as filed with the SEC) released to shareholders in connection with the previous year's ordinary general meeting of shareholders. To be in proper written form, a shareholder's notice to the Foster Wheeler Company Secretary shall set forth in writing as to each matter the shareholder proposes to bring before the general meeting of shareholders, containing: a) a brief description of the business desired to be brought before the ordinary general meeting of shareholders and the reasons for conducting such business at the ordinary general meeting of shareholders; b) the name and address, as they appear in the share register, of the shareholder proposing such business; and c) all other information required under the applicable laws and stock exchange rules.
Shareholders representing at least 5% of the total voting rights of all shareholders having a right to vote at the meeting can require the AMFW directors to call a general meeting of AMFW. The requirement should state the general nature of the business to be dealt with at the meeting and may include the text of the resolution to be passed at the meeting.
Shareholders representing (i) at least 5% of the total voting rights of all shareholders having a right to vote at the meeting or (ii) at least 100 shareholders who have paid up an average sum, per shareholder, of at least £100 and have a right to vote at the meeting may require AMFW to circulate a statement of not more than 1,000 words with respect to a matter referred to in a proposed resolution to be dealt with at that meeting, or other business to be dealt with at that meeting.

Foster Wheeler Registered Shares	AMFW Ordinary Shares
Shareholder Suits

Under the Swiss Code of Obligations, an individual shareholder may bring an action in the shareholder's own name, for the benefit of the company, against the company's directors, officers or liquidators to recover any damages the company has incurred as a result of an intentional or negligent breach of duties by such directors, officers or liquidators.
The Companies Act provides limited circumstances in which a shareholder of a company may bring a derivative claim on behalf of the company. Such a claim may only be brought in respect of a cause of action arising from an actual or proposed act or omission involving negligence, default, breach of duty or breach of trust by a director of the company. It is immaterial whether the cause of action arose before or after the person seeking to bring the claim became a shareholder of the company. A person seeking to bring a derivative claim must first obtain the permission of the court to do so. There are specified grounds on which a court must refuse to grant permission to continue the claim, as well as specified grounds that the court must take into consideration.

 The Companies Act also permits a shareholder to apply to a court for relief on the grounds that (i) the company's affairs are being or have been conducted in a manner unfairly prejudicial to the interests of all or some shareholders, including the shareholder making the claim or (ii) an actual or proposed act or omission of the company (including an act or omission on its behalf) is or would be so prejudicial.
If the court is satisfied that the application is well founded, it may make such order as it thinks fit for giving relief in respect of the matters complained of.

Foster Wheeler Registered Shares	AMFW Ordinary Shares
Rights of Inspection

Under Swiss law, a shareholder may, upon request, inspect the minutes of general meetings of shareholders, and the annual report and the auditors' report must be made available for inspection by shareholders at the company's registered address at least 20 days prior to each ordinary (annual) general meeting of shareholders. Any shareholder may request a copy of these reports in advance of, or after, the relevant ordinary (annual) general meeting of shareholders.
According to Foster Wheeler's Articles of Association, the annual report and the auditors' report shall be made available for inspection by the shareholders at the registered office of Foster Wheeler at least 20 days prior to the date of the ordinary (annual) general meeting of shareholders. Each shareholder is entitled to request prompt delivery of a copy of the annual report and the auditor's report free of charge. Shareholders registered in the share register shall be notified of the availability of these documents in writing.
The register and index of names of shareholders of AMFW must be open to inspection (i) for free, by its shareholders and (ii) for a fee by any other person. In both cases, the documents may be copied for a fee.
The shareholders of AMFW may also inspect, without charge, during business hours (i) minutes of meetings of the shareholders and obtain copies of the minutes for a fee, and (ii) service contracts of AMFW's directors.
In addition, the published annual accounts of AMFW are required to be available for shareholders at a general meeting and a shareholder is entitled to a copy of these accounts.
AMFW's Articles of Association provide that no member of AMFW or other person shall have any right to inspect any account or book or document of the company except as conferred by statute or ordered by a court of competent jurisdiction or authorized by the directors.

Foster Wheeler Registered Shares	AMFW Ordinary Shares
Disclosure of Interests

The DTRs require shareholders, subject to certain exceptions, to notify AMFW in writing within two days of becoming aware that they have acquired a material interest in 3% or more shares of AMFW carrying voting rights. Thereafter, shareholders must also notify AMFW within two days of any increase or decrease of 1% as well as any decrease that reduces the shareholders' holding below the 3% threshold.

The disclosure obligations under the Swiss Act on Stock Exchanges and Securities Trading and its implementing ordinances are not applicable to Foster Wheeler and its shareholders.
Under US federal securities laws, shareholders of Foster Wheeler reaching certain share ownership levels must disclose that fact and provide extensive background information in filings with the SEC.
Under US federal securities laws, every officer or director of Foster Wheeler, as well as every person owning more than 5% of any class of Foster Wheeler securities registered under the Exchange Act, must file with the SEC and NASDAQ, an initial report of its holdings of all of such securities, and a further report after there has been any change in such holdings.
Pursuant to the Companies Act, AMFW may also send a notice to any person whom AMFW knows or believes to be interested in AMFW's shares requiring that person to confirm whether he has such an interest and if so provide details of that interest or any other interest in AMFW's shares of which he is aware.
Directors and connected persons share ownership. AMFW is required by the listing rules of the UKLA to disclose in its annual report the identity and share interests of its directors and any persons connected with them, as defined in the Companies Act, and of any person with an interest of 3% or more of its shares which has been notified to AMFW under the DTRs.
Persons discharging managerial responsibilities (primarily directors and some senior executives), and their connected persons, must notify AMFW in writing of the occurrence of all transactions conducted on their own account in the shares of AMFW, or derivatives or any other financial instruments relating to those shares within four business days of the day on which the transaction occurred. The notification must contain specified information, including the name of the person involved, the type of transaction, the date on which it occurred, and the price and volume of the transaction. AMFW must notify a Regulatory News Service, or RNS, (which will make the information public) of any information notified to it in accordance with these provisions. The notification to a RNS must be made as soon as possible, and in any event by no later than the end of the business day following the receipt of the information by the company.

Foster Wheeler Registered Shares	AMFW Ordinary Shares
Board of Directors
Size and Classification of Board of Directors

According to Foster Wheeler's Articles of Association, Foster Wheeler's Board shall consist of a minimum of three and a maximum of 20 members.
Presence Quorum.    According to Foster Wheeler's Regulations, the quorum necessary for the transaction of business at a meeting of Foster Wheeler's Board shall in principle be a majority of the directors.
Voting.    According to Foster Wheeler's Regulations, Foster Wheeler's Board shall pass its resolutions with the majority of the votes cast by the directors present at a meeting at which the presence quorum requirement has been satisfied.
Resolutions in Writing. According to Foster Wheeler's Regulations, resolutions of Foster Wheeler's Board may be passed without a meeting by way of written consent by a majority of all directors, provided that no director requests oral deliberation.
Under English law, AMFW is required to have a single tier Board.
Under AMFW's Articles of Association there shall be not less than three nor more than 15 directors. AMFW may by ordinary resolution from time to time vary the minimum and/or maximum number of directors.
The business and affairs of AMFW are managed by the directors, subject to the requirements of English law, AMFW's Articles of Association and any resolutions of shareholders.
AMFW's board is headed by a non-executive chairman and has a majority of independent non-executive directors. AMFW's board currently comprises four non-executive directors, two executive directors and a chairman.
Quorum.    According to AMFW's Articles of Association, the quorum necessary for the transaction of business of AMFW's board may be fixed from time to time by the directors and shall be two, unless fixed at any other number. AMFW's board resolutions require the approval of a simple majority of directors present and voting. In case of an equality of votes, the chairman of the meeting has a casting vote.

Resolutions in Writing. According to AMFW's Articles of Association, resolutions of AMFW's board may be passed without a meeting by way of written consent by a majority of all directors, provided that the number of AMFW directors who have signed it is not less than the quorum for AMFW's board meetings.

Foster Wheeler Registered Shares	AMFW Ordinary Shares
Committees

Foster Wheeler's Board may entrust the preparation and the execution of its decisions or the supervision of certain tasks to committees or to particular directors. It is empowered to transfer the management of the company in whole or in part to one or several of its directors or to third parties. For this purpose, Foster Wheeler's Board enacts the Regulations.
AMFW's board governs through, and has formally allotted specific responsibilities and duties to, various committees. The chairman is responsible for ensuring AMFW's board committees have appropriate terms of reference, which are reviewed by AMFW's board against best practice on a regular basis.

AMFW's board has currently delegated certain powers to the audit committee, remuneration committee, nominations committee and ethics committee.
Election

The general meeting of shareholders has the non-transferable and inalienable right to elect the directors.
Foster Wheeler's Articles of Association provide that the term of office shall not exceed three years and Foster Wheeler's Board shall determine the first term of office of each director in such a way that each year, as nearly as possible, an equal number of directors shall be newly elected or re-elected and in such manner that all directors will have been subject to re-election after a period of three years. At each ordinary general meeting of shareholders following the initial election and classification of Foster Wheeler's Board in 2009, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire three years after their election.
AMFW's directors are appointed by way of ordinary resolutions of the shareholders. Resolutions to appoint AMFW directors must be put to shareholders on the basis of one resolution for each nominated director unless a resolution to nominate multiple directors by a single resolution has first been agreed to by the general meeting without any vote against it.
Under AMFW's Articles of Association, all directors retire by rotation and are eligible for re-election every three years.
Notwithstanding this provision in AMFW's Articles of Association, in line with the recommendations of the UK Code, all of the AMFW directors wishing to continue serving, and considered eligible by AMFW's board, offer themselves for re-election at every AGM.
Removal
A resolution of the general meeting of shareholders passed by at least two thirds of the share votes cast is required for the removal of a director.
AMFW may by ordinary resolution of which special notice has been given remove any director from office (notwithstanding any agreement to the contrary, but without prejudice to any claim that the director may have for the breach of such agreement) and appoint another person to fill the vacancy. In the absence of such appointment, the vacancy arising upon the removal of a director from office may be filled as a casual vacancy.

Foster Wheeler Registered Shares	AMFW Ordinary Shares
Vacancies
In order to fill any vacancy, a new member of Foster Wheeler's Board needs to be elected by the general meeting of shareholders.
AMFW may by ordinary resolution appoint any person to be a director either to fill a casual vacancy or as an additional director.
AMFW's board has the power to appoint a director either to fill a casual vacancy or as an additional director, who can hold office until the next AGM, where he would then be eligible for election but shall not be taken into account in determining the number of directors who are to retire by rotation at such meeting.
Director Liability and Indemnification

According to Foster Wheeler's Articles of Association, Foster Wheeler shall indemnify and hold harmless, to the fullest extent permitted by law, its existing and former directors and officers, and their heirs, executors and administrators out of the assets of Foster Wheeler from and against all damages, losses, liabilities and expenses in connection with threatened, pending or completed actions, proceedings or investigations, whether civil, criminal, administrative or other (including, but not limited to, liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable) which they or any of them, their heirs, executors or administrators, shall or may incur or sustain by or by reason of: (i) any act done or alleged to be done, concurred or alleged to be concurred in or omitted or alleged to be omitted in or about the execution of their duty, or alleged duty; (ii) serving as director or officer of Foster Wheeler; or (iii) serving at the request of Foster Wheeler as director, officer, or employee or agent of another corporation, partnership, trust or other enterprise. This indemnity shall not extend to any matter in which any of said persons is found, in a final judgment or decree of a court, arbitral tribunal or governmental or administrative authority of competent jurisdiction not subject to appeal, to have committed an intentional or grossly negligent breach of said person's duties as director or officer.
AMFW's Articles of Association provide that AMFW can indemnify all directors, former directors and officers of AMFW or any associated company to the extent permitted by law.
English law does not allow a director to be indemnified against any liability in connection with any negligence, default, breach of duty or breach of trust, except that indemnification is allowed for liabilities associated with:
(i)        defending any proceeding involving a person other than the company or an associated company in which judgment is entered in favor of the director or the director is acquitted; or
(ii)       proceedings in which the director is held liable, but the court finds that he acted honestly and reasonably and that relief should be granted.
However, AMFW is allowed to maintain insurance against such liability.
AMFW maintains directors' and officers' liability insurance cover.
With the exception of the indemnities and maintenance of insurance discussed above, any provision exempting a director from liability in connection with any negligence, default, breach of duty or breach of trust in relation to AMFW is void under English law.

Foster Wheeler Registered Shares	AMFW Ordinary Shares
Without limiting the foregoing, Foster Wheeler shall advance to existing and former directors and officers court costs and attorney fees in connection with civil, criminal, administrative or investigative proceedings as described in the preceding paragraph. Foster Wheeler may reject and/or recover such advanced costs if a court or governmental or administrative authority of competent jurisdiction not subject to appeal holds that the director or officer in question has committed an intentional or grossly negligent breach of his or her statutory duties as a director or officer.
Foster Wheeler may procure directors' and officers' liability insurance for the directors and officers of Foster Wheeler. The insurance premiums shall be charged to and paid by Foster Wheeler or its subsidiaries.

Foster Wheeler Registered Shares	AMFW Ordinary Shares
Duties of Directors

Foster Wheeler's Board has the following non-transferable and inalienable duties:
(i)        to ultimately direct the company and issue the necessary directives;
(ii)       to determine the organization;
(iii)      to organize the accounting, the internal control system, the financial control, and the financial planning as well as to perform a risk assessment;
(iv)      to appoint and remove the persons entrusted with the management and representation of the company and to grant and revoke signatory powers;
(v)       to ultimately supervise the persons entrusted with the management, in particular with respect to compliance with the law and with Foster Wheeler's Articles of Association, regulations and directives;
(vi)      to prepare the business report, as well as the general meeting of shareholders and to implement the latter's resolutions;
(vii)     to inform the judge in the event of over indebtedness;
(viii)    to pass resolutions regarding the subsequent payment of capital with respect to non-fully paid in shares;
(ix)      to pass resolutions confirming increases in share capital and regarding the amendments to Foster Wheeler's Articles of Association entailed thereby;
(x)       to examine compliance with the legal requirements regarding the appointment, election and the professional qualifications of the auditors; and
(xi) to execute the agreements pursuant to Articles 12, 36 and 70 of the Swiss Merger Act.
Under the Companies Act, AMFW's directors must act in accordance with its Articles of Association and only exercise powers for the purposes for which they are conferred.
Each AMFW director has a duty to act in the way the director considers, in good faith, would be most likely to promote the success of AMFW for the benefit of its members as a whole.
Apart from this, each AMFW director also has the following duties:
(i)        to exercise independent judgment;
(ii)       to exercise the same standard of care, skill and diligence that would be exercised by a reasonably diligent person with: (a) the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as the director in relation to AMFW; and (b) the general knowledge, skill and experience that the director actually has;
(iii)      to avoid situations in which he has, or can have, a direct or indirect interest that conflicts, or possibly may conflict, with the interests of AMFW;
(iv)      to declare any of his or her direct or indirect interest in a proposed transaction or arrangement with AMFW; and
(v)       not to accept a benefit from a third party, where the benefit is given by reason of the director's position, and there is a reasonable likelihood of a conflict of interest arising.

Foster Wheeler Registered Shares	AMFW Ordinary Shares
To the extent legally permissible, Foster Wheeler's Board may delegate duties and powers wholly or in part to individual members of Foster Wheeler's Board, to committees of Foster Wheeler's Board and third parties in accordance with internal regulations and Foster Wheeler's Board did so in its Regulations.
Generally, the members of Foster Wheeler's Board (and the other persons entrusted with the management of the company) must fulfil their duties with all due care and must safeguard the interests of the company in good faith. They have to extend equal treatment to shareholders under equal circumstances.
Anti-Takeover Provisions

Under Swiss law, Foster Wheeler's directors have a fiduciary duty to take only those actions that are in the interests, and to omit those actions that are not in the interests, of the company, including anti-takeover measures.
The provisions of the Swiss Act on Stock Exchanges and Securities Trading and its implementing ordinances on public takeover offers (including on defensive measures taken or implemented against such offers) are not applicable to Foster Wheeler and its shareholders.
Foster Wheeler's Articles of Association provide for certain registration restrictions and voting limitations (see "—Voting Rights; Action by Written Consent" above). Such provisions may have an anti-takeover effect in that an interested party acquiring shares of 10% or more of Foster Wheeler's registered share capital may not be able to exercise the voting rights otherwise attributable to the shares in excess of such threshold. July
Under English law, AMFW's directors have a fiduciary duty to take only those actions that are in the interests of the company as a whole. Generally, anti-takeover measures are not actions that fall within this category.
Under the UK City Code on Takeovers and Mergers, AMFW is prohibited from taking any action without the approval of its shareholders at a general meeting after:
(i)        a bona fide offer has been communicated to AMFW's board or
(ii)       AMFW's board believes that a bona fide offer is imminent,
which action could effectively result in the offer being frustrated or the shareholders being denied an opportunity to decide on its merits.

Foster Wheeler Registered Shares	AMFW Ordinary Shares
Transactions with Interested Parties

Under the Swiss Code of Obligations, except for minor business, if a company is entering into a contract with the same person who is representing the company in connection therewith, such contract must be in writing.
Usually, Swiss corporations enact rules on how to deal with conflicts of interest in their articles of association and/or their organizational regulations. Foster Wheeler's Regulations provide for certain rules in this respect.
Under US federal securities law, as a US public company, Foster Wheeler is prohibited from directly or indirectly extending or maintaining credit, or arranging for the extension of credit or renewing any extension of credit, in the form of a personal loan to or for any directors or executive officers.
Subject to certain exceptions, English law imposes various restrictions and procedural requirements on transactions between AMFW (including its subsidiaries) and a related party.
The definition of a related party includes a director of AMFW and a substantial shareholder (i.e., any person who is entitled to exercise, or to control the exercise of, 10% or more of the votes able to be cast on all or substantially all matters at general meetings of AMFW).
Certain tests are used to assess the impact of the related party transaction on the listed company, or class tests.
AMFW's obligations would depend on the result of the class tests and range from no action being required; to obtaining an independent adviser's confirmation that the terms of the transaction are fair and reasonable and disclosing the details of such transactions in AMFW's next annual published accounts; to requiring the publication of a shareholder circular and obtaining the prior consent of the shareholders before entering into such transactions.

Foster Wheeler Registered Shares	AMFW Ordinary Shares
Reporting Requirements
Under Swiss law, Foster Wheeler has the obligation to disclose certain information regarding the remuneration paid to directors, the members of management and certain other persons, and regarding certain other relationships with any such person (e.g., loans granted to such persons). Also, Foster Wheeler has the obligation to disclose participations of such persons in Foster Wheeler.
The reporting requirements under the Swiss Act on Stock Exchanges and Securities Trading and its implementing ordinances are not applicable to Foster Wheeler and its shareholders, nor are any reporting requirements under any Swiss stock exchange rules, because Foster Wheeler's shares are not listed in Switzerland.

Under US law, as a US reporting company, Foster Wheeler must file with the SEC, among other reports and notices:

•

an annual report on Form 10-K within 60 days after the end of each fiscal year;

•

quarterly reports on Form 10-Q within 40 days after the end of each of the first three quarters of the fiscal year; and

•

current reports on Form 8-K upon the occurrence of specified corporate events.
In addition to the foregoing, US federal securities laws require Foster Wheeler to furnish (by mail or posting on the internet) the following documents to its shareholders in advance of each annual meeting:

•

an annual report containing audited financial statements; and

•

a proxy statement that complies with the requirements of the Exchange Act.

AMFW is required to notify the UK Listing Authority and/or the Registrar of Companies of:
(i)        any major new developments relating to its business which are not public knowledge and may lead to a substantial movement in its share price;
(ii)       notifications received by it from persons holding an interest in 3% or more of any class of AMFW's share capital;
(iii)      any changes in AMFW's board;
(iv)      any purchase or redemption by it of its own equity securities;
(v)       interests of directors in its shares or debentures; and
(vi)      changes in its capital structure.
After completion of the Offer, under US law, as a foreign private issuer listed in the United States, AMFW must file with the SEC:

•

annual reports on Form 20-F; and

•

interim reports on Form 6-K.
Reports on Form 6-K must contain any information not included in the issuer's latest Form 20-F that the issuer: (i) makes or is required to make public in its home country; (ii) files or is required to file with a non-US securities exchange on which its securities are traded and which was made public by that securities exchange; or (iii) distributed or is required to distribute to its security holders, where, in the case of (i), (ii) or (iii), such information is material to the foreign issuer and its subsidiaries, taken as a whole.

MARKET PRICE AND DIVIDEND DATA

Market Prices

AMFW

        AMFW Shares are listed on the LSE under the symbol "AMFW". As at 3 December 2014, AMFW had 10,901 holders of record. The table below sets forth the highest and lowest quoted prices of AMFW Shares on the LSE.

	AMFW Shares
	High	Low
	(£ per AMFW share)
Year ended 31 December
2009	8.66	4.92
2010	11.68	7.34
2011	12.51	7.41
2012	11.72	9.23
2013	12.07	9.66
Year ended 31 December 2012
First Quarter	11.71	9.33
Second Quarter	11.47	9.23
Third Quarter	11.72	10.20
Fourth Quarter	11.55	9.95
Year ended 31 December 2013
First Quarter	11.24	10.10
Second Quarter	10.98	9.66
Third Quarter	11.10	10.02
Fourth Quarter	12.07	10.40
Year ending 31 December 2014
First Quarter	11.24	10.20
Second Quarter	12.62	11.65
Third Quarter	12.45	10.59
Fourth Quarter (through 3 December)	11.05	9.15
Year ending 31 December 2014
June	12.62	11.96
July	12.45	11.38
August	11.46	10.69
September	11.20	10.59
October	10.92	9.90
November	11.05	9.35
December (through 3 December)	9.36	9.15
        As at 3 December 2014, the latest practicable trading day prior to the signing of the Merger Agreement, the quoted price of AMFW Shares on the LSE was £9.22.

Foster Wheeler

        Foster Wheeler Shares were delisted from NASDAQ as of the close of trading on 3 December 2014. As at 3 December 2014, Foster Wheeler had 1,537 holders of record. The table below sets forth the reported high and low sales prices in US dollars of Foster Wheeler Shares on NASDAQ for the periods indicated.

	Foster Wheeler shares
	High	Low
	($ per Foster Wheeler share)
Year ended 31 December
2009	34.96	12.88
2010	35.00	20.53
2011	39.63	17.07
2012	25.67	15.60
2013	33.00	19.56
Year ended 31 December 2012
First Quarter	25.67	19.47
Second Quarter	24.05	15.87
Third Quarter	24.68	15.60
Fourth Quarter	24.76	21.12
Year ended 31 December 2013
First Quarter	27.01	19.87
Second Quarter	24.79	19.56
Third Quarter	26.52	20.40
Fourth Quarter	33.00	25.90
Year ending 31 December 2014
First Quarter	32.42	29.39
Second Quarter	34.73	32.84
Third Quarter	34.92	31.11
Fourth Quarter (through 3 December)	31.60	27.52
Year ending 31 December 2014
June	34.73	33.77
July	34.92	32.96
August	32.87	31.84
September	32.42	31.11
October	31.44	29.88
November	31.60	28.50
December (through 3 December)	28.39	27.52

Dividends

AMFW

        The following table sets forth the pounds sterling amount of interim and final net dividends declared on each AMFW share during the periods indicated.

	Dividend per share
	Interim	Final	Total
	(pence per AMFW share)
2009	6.1	11.6	17.7
2010	7.3	19.2	26.5
2011	10.2	20.3	30.5
2012	11.7	24.8	36.5
2013	13.5	28.5	42.0
2014(1)	14.8	—	—

Note:

(1)
The interim dividend for 2014 is expected to be paid in January 2015.

Foster Wheeler

        On 21 May 2014, Foster Wheeler distributed the Permitted Foster Wheeler Dividend to holders of Foster Wheeler Shares outstanding on the date of the Foster Wheeler AGM on 7 May 2014.

 ADDITIONAL INFORMATION FOR SECURITY HOLDERS

Where You Can Find More Information

        Foster Wheeler files reports with the SEC. You may read and copy any reports, statements or other information on file with the SEC at the SEC's public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. SEC filings are also available to the public from commercial prospectus retrieval services and at the internet website maintained by the SEC at www.sec.gov. You can also get more information by visiting Foster Wheeler's website (www.fwc.com). Website materials are not part of this proxy statement.

        AMFW has filed a registration statement on Form F-4, including the exhibits and annexes thereto, with the SEC (SEC file no. 333-199116) and has registered the AMFW Shares that underlie the AMFW ADSs that holders of Foster Wheeler Shares received in connection with the merger. Deutsche Bank Trust Company Americas, as the AMFW depositary, has filed a separate registration statement on Form F-6 (Registration No. 333-198926) with the SEC for the registration of the AMFW ADSs that Foster Wheeler shareholders received in connection with the merger. For further information, you should read the two registration statements on Form F-4 and Form F-6 and the exhibits and schedules filed with those registration statements as they contain important information about AMFW and Foster Wheeler and the AMFW Shares and AMFW ADSs.

CONDENSED CONSOLIDATED INCOME STATEMENT

	Six months ended 30 June 2014
	Note	Before amortisation and exceptional items		Amortisation and exceptional items (note 4)	Total
		£ million		£ million	£ million
Continuing operations
Revenue	3	1,858		—	1,858
Cost of sales		(1,614)		—	(1,614)

Gross profit		244		—	244
Administrative expenses		(103)		(50)	(153)
Loss on business disposals and closures		—		(15)	(15)

Profit/(loss) before net financing expense		141		(65)	76
Financial income		5		—	5
Financial expense		(4)		—	(4)
Net financing income		1		—	1
Share of post-tax results of joint ventures		6		—	6

Profit/(loss) before income tax	3	148		(65)	83
Income tax	5	(31)		7	(24)

Profit/(loss) for the period from continuing operations		117		(58)	59
Loss for the period from discontinued operations	6	(8)		(7)	(15)

Profit/(loss) for the period		109		(65)	44

Attributable to:
Equity holders of the parent					44
Non-controlling interests					—

					44

Basic earnings/(loss) per share:	7
Continuing operations		39.9p			20.2p
Discontinued operations		(2.9	)p		(5.2	)p

		37.0p			15.0p

Diluted earnings/(loss) per share:	7
Continuing operations		39.1p			19.8p
Discontinued operations		(2.8	)p		(5.1	)p

		36.3p			14.7p

CONDENSED CONSOLIDATED INCOME STATEMENT (Continued)

	Six months ended 30 June 2013
	Note	Before amortisation and exceptional items (Restated)		Amortisation and exceptional items (note 4)	Total (Restated)
		£ million		£ million	£ million
Continuing operations
Revenue	3	1,991		—	1,991
Cost of sales		(1,725)		—	(1,725)

Gross profit		266		—	266
Administrative expenses		(112)		(30)	(142)
Loss on business disposals and closures		—		(6)	(6)

Profit/(loss) before net financing expense		154		(36)	118
Financial income		3		—	3
Financial expense		(4)		—	(4)
Net financing expense		(1)		—	(1)
Share of post-tax results of joint ventures		1		—	1

Profit/(loss) before income tax	3	154		(36)	118
Income tax	5	(33)		11	(22)

Profit/(loss) for the period from continuing operations		121		(25)	96
Loss for the period from discontinued operations	6	(1)		(4)	(5)

Profit/(loss) for the period		120		(29)	91

Attributable to:
Equity holders of the parent					92
Non-controlling interests					(1)

					91

Basic earnings/(loss)per share:	7
Continuing operations		41.3p			32.8p
Discontinued operations		(0.2	)p		(1.6	)p

		41.1p			31.2p

Diluted earnings/(loss) per share:	7
Continuing operations		40.6p			32.2p
Discontinued operations		(0.2	)p		(1.6	)p

		40.4p			30.6p

CONDENSED CONSOLIDATED INCOME STATEMENT (Continued)

	Year ended 31 December 2013
	Note	Before amortisation and exceptional items		Amortisation and exceptional items (note 4)	Total
		£ million		£ million	£ million
Continuing operations
Revenue	3	3,974		—	3,974
Cost of sales		(3,431)		—	(3,431)

Gross profit		543		—	543
Administrative expenses		(228)		(65)	(293)
Loss on business disposals and closures		—		(7)	(7)

Profit/(loss) before net financing expense		315		(72)	243
Financial income		12		—	12
Financial expense		(14)		—	(14)
Net financing expense		(2)		—	(2)
Share of post-tax results of joint ventures		14		—	14

Profit/(loss) before income tax	3	327		(72)	255
Income tax		(67)		(2)	(69)

Profit/(loss) for the year from continuing operations		260		(74)	186
Loss for the year from discontinued operations	6	(8)		—	(8)

Profit/(loss) for the year		252		(74)	178

Attributable to:
Equity holders of the parent					179
Non-controlling interests					(1)

					178

Basic earnings/(loss) per share:	7
Continuing operations		89.0p			63.8p
Discontinued operations		(2.7	)p		(2.7	)p

		86.3p			61.1p

Diluted earnings/(loss) per share:	7
Continuing operations		87.2p			62.5p
Discontinued operations		(2.7	)p		(2.7	)p

		84.5p			59.8p

CONDENSED CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

	Six months ended 30 June 2014	Six months ended 30 June 2013	Year ended 31 December 2013
	£ million	£ million	£ million
Profit for the period	44	91	178
Other comprehensive income:
Items that may be reclassified to profit and loss:
Exchange movements on translation of foreign subsidiaries	(17)	25	(70)
Net loss on hedges of net investment in foreign subsidiaries	(1)	(1)	(1)
Tax on exchange movements	—	—	1
Cash flow hedges:
Effective portion of changes in fair value	(2)	(1)	3
Tax on effective portion of changes in fair value	1	—	(1)
Transferred to the income statement	—	—	1

	(19)	23	(67)

Items that will not be reclassified to profit and loss:
Actuarial gains on defined benefit pension schemes	—	—	40
Tax on actuarial gains	—	—	(20)

	—	—	20

Other comprehensive income	(19)	23	(47)

Total comprehensive income	25	114	131

Attributable to:
Equity holders of the parent	25	115	133
Non-controlling interests	—	(1)	(2)

Total comprehensive income	25	114	131

CONDENSED CONSOLIDATED BALANCE SHEET

	Note	30 June 2014	30 June 2013	31 December 2013
		£ million	£ million	£ million
ASSETS
Non-current assets
Property, plant and equipment		39	42	39
Intangible assets	9	903	966	907
Interests in joint ventures		49	45	52
Derivative financial instruments		1	—	1
Retirement benefit assets		102	85	102
Other receivables	10	24	27	24
Deferred tax assets		38	54	35

Total non-current assets		1,156	1,219	1,160

Current assets
Inventories		5	6	3
Trade and other receivables		994	1,104	956
Derivative financial instruments		4	4	5
Current tax receivable		13	4	10
Bank deposits (more than three months)		22	19	18
Cash and cash equivalents (excluding bank overdrafts)		176	196	232

Total current assets		1,214	1,333	1,224

Total assets		2,370	2,552	2,384

LIABILITIES
Current liabilities
Bank loans and overdrafts		(170)	(190)	(129)
Trade and other payables		(846)	(904)	(801)
Derivative financial instruments		(6)	(3)	(1)
Current tax payable		(74)	(63)	(73)

Total current liabilities		(1,096)	(1,160)	(1,004)

Non-current liabilities
Trade and other payables	10	(11)	(10)	(11)
Retirement benefit liabilities		(63)	(99)	(62)
Deferred tax liabilities		(13)	(10)	(20)
Provisions	11	(155)	(173)	(163)

Total non-current liabilities		(242)	(292)	(256)

Total liabilities		(1,338)	(1,452)	(1,260)

Net assets		1,032	1,100	1,124

EQUITY
Share capital		152	152	152
Share premium account		101	101	101
Hedging and translation reserves		14	122	33
Capital redemption reserve		34	34	34
Retained earnings		729	688	802

Total equity attributable to equity holders of the parent		1,030	1,097	1,122
Non-controlling interests		2	3	2

Total equity		1,032	1,100	1,124

CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

	Share capital	Share premium	Hedging reserve	Transl'n reserve	Capital redemption reserve	Retained earnings	Total	Non- controlling interests	Total equity
	£ million	£ million	£ million	£ million	£ million	£ million	£ million	£ million	£ million
As at 1 Jan 2014	152	101	1	32	34	802	1,122	2	1,124
Profit for the period	—	—	—	—	—	44	44	—	44
Exchange movements on translation of foreign subsidiaries	—	—	—	(17)	—	—	(17)	—	(17)
Net loss on hedges of net investment in foreign subsidiaries	—	—	—	(1)	—	—	(1)	—	(1)
Effective portion of changes in fair value of cash flow hedges	—	—	(2)	—	—	—	(2)	—	(2)
Tax on effective portion of changes in fair value of cash flow hedges	—	—	1	—	—	—	1	—	1

Other comprehensive income for the period	—	—	(1)	(18)	—	—	(19)	—	(19)

Total comprehensive income for the period	—	—	(1)	(18)	—	44	25	—	25
Dividends	—	—	—	—	—	(124)	(124)	—	(124)
Equity settled share-based payments	—	—	—	—	—	2	2	—	2
Utilisation of treasury shares	—	—	—	—	—	5	5	—	5

As at 30 Jun 2014	152	101	—	14	34	729	1,030	2	1,032

CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN EQUITY (Continued)

	Share capital	Share premium	Hedging reserve	Transl'n reserve	Capital redemption reserve	Retained earnings	Total	Non- controlling interests	Total equity
	£ million	£ million	£ million	£ million	£ million	£ million	£ million	£ million	£ million
As at 1 Jan 2013	154	101	(2)	101	32	693	1,079	4	1,083
Profit for the period	—	—	—	—	—	92	92	(1)	91
Exchange movements on translation of foreign subsidiaries	—	—	—	25	—	—	25	—	25
Net loss on hedges of net investment in foreign subsidiaries	—	—	—	(1)	—	—	(1)	—	(1)
Effective portion of changes in fair value of cash flow hedges	—	—	(1)	—	—	—	(1)	—	(1)

Other comprehensive income for the period	—	—	(1)	24	—	—	23	—	23

Total comprehensive income for the period	—	—	(1)	24	—	92	115	(1)	114
Dividends	—	—	—	—	—	(108)	(108)	—	(108)
Equity settled share-based payments	—	—	—	—	—	8	8	—	8
Acquisition of shares by trustees of the Performance Share Plan	—	—	—	—	—	(2)	(2)	—	(2)
Utilisation of treasury shares	—	—	—	—	—	5	5	—	5
Acquisition of shares under the buyback programme	(2)	—	—	—	2	—	—	—	—

As at 30 Jun 2013	152	101	(3)	125	34	688	1,097	3	1,100

CONDENSED CONSOLIDATED CASH FLOW STATEMENT

	Six months ended 30 June 2014	Six months ended 30 June 2013 (Restated)	Year ended 31 December 2013
	£ million	£ million	£ million
Cash flow from operating activities
Profit before income tax from continuing operations	83	118	255
Loss before income tax from discontinued operations	(18)	(6)	(16)

Profit before income tax	65	112	239
Financial income	(5)	(3)	(12)
Financial expense	4	4	14
Share of post-tax results of joint ventures	(6)	(1)	(14)
Intangible amortisation	21	22	47
Depreciation	5	6	12
Loss on disposal of businesses	28	5	6
Difference between contributions to retirement benefit schemes and current service cost	4	4	—
Profit on disposal of property, plant and equipment	—	(1)	(1)
Equity settled share-based payments	2	8	14

	118	156	305
(Increase)/decrease in inventories	(2)	(2)	1
(Increase)/decrease in trade and other receivables	(42)	(89)	66
Decrease in trade and other payables and provisions	(63)	(24)	(80)

Cash generated from operations	11	41	292
Tax paid	(25)	(29)	(52)

Net cash flow from operating activities	(14)	12	240

Cash flow from investing activities
Acquisition of businesses (net of cash acquired)	—	—	(20)
Funding of joint ventures	(1)	(5)	(7)
Purchase of property, plant and equipment	(7)	(4)	(10)
Purchase of intangible assets	(12)	(7)	(13)
Movement in bank deposits (more than three months)	(4)	(2)	(1)
Disposal of businesses (net of cash disposed of)	(1)	(1)	(4)
Disposal of joint ventures	(21)	—	—
Disposal of property, plant and equipment	—	1	1
Interest received	2	—	9
Dividends received from joint ventures	6	5	8
Amounts paid on maturity of net investment hedges	—	(3)	(3)

Net cash flow from investing activities	(38)	(16)	(40)

Net cash flow before financing activities	(52)	(4)	200

Cash flow from financing activities
Proceeds from/(repayments of) other borrowings	50	35	(30)
Interest paid	(4)	(2)	(11)
Dividends paid	(40)	(36)	(108)
Acquisition of shares for cancellation	—	(45)	(45)
Cash flows in respect of treasury shares (net)*	5	5	7
Cash flows in respect of facility arrangement fees	(5)	—	—
Acquisition of shares by trustees of the Performance Share Plan	—	(2)	(2)

Net cash flow from financing activities	6	(45)	(189)

(Decrease)/increase in cash and cash equivalents	(46)	(49)	11
Cash and cash equivalents as at the beginning of the period	223	232	232
Exchange (losses)/gains on cash and cash equivalents	(1)	8	(20)

Cash and cash equivalents as at the end of the period	176	191	223

Cash and cash equivalents consist of:
Cash at bank and in hand	126	131	153
Bank deposits (less than three months)	50	65	79
Bank overdrafts	—	(5)	(9)

Cash and cash equivalents as at the end of the period	176	191	223
Bank deposits (more than three months)	22	19	18
Bank loans	(170)	(185)	(120)

Net cash as at the end of the period	28	25	121

*
Payments received from SAYE option holders on exercise of options of £5 million (six months ended 30 June 2013: £5 million; year ended 31 December 2013: £7 million).

NOTES TO THE ACCOUNTS

1.      CORPORATE INFORMATION

        The interim condensed accounts of AMEC plc for the six months ended 30 June 2014 were authorised for issue in accordance with a resolution of the directors on 7 August 2014.

        AMEC plc is a public limited company, which is listed on the London Stock Exchange and incorporated and domiciled in the UK. The principal activities of the company and its subsidiaries (the group) are described in note 3.

2.      PREPARATION OF INTERIM RESULTS

Basis of preparation

        This condensed set of accounts has been prepared in accordance with IAS 34 'Interim Financial Reporting', as adopted by the EU. As required by the Disclosure and Transparency Rules of the Financial Conduct Authority, the condensed set of accounts has been prepared applying the accounting policies and presentation that were applied in the preparation of the company's published consolidated accounts for the year ended 31 December 2013.

        The comparative figures for the year ended 31 December 2013 are not the group's statutory accounts for that financial year but are an extract from those accounts. The statutory accounts for the year ended 31 December 2013 have been reported on by the group's auditors and delivered to the Registrar of Companies. The report of the auditors was unqualified, did not include a reference to any matters to which the auditors drew attention by way of emphasis without qualifying their report, and did not contain statements under section 498 (2) or (3) of the Companies Act 2006.

        The consolidated accounts for the year ended 31 December 2013 were prepared in accordance with IFRS as adopted by the EU. There are no IFRS, IAS amendments or IFRIC interpretations effective for the first time this financial year that have had a material impact on the group. The accounts are presented rounded to the nearest million, however, all calculated numbers, for example earnings per share, are calculated on the underlying numbers to one decimal place precision.

        For a number of years, AMEC had been taking a more selective approach to the bidding of contracts in the former Power and Process (P&P) division in the UK, most notably in the area of conventional power. During the second half of 2013, all revenue-generating activity ceased. The UK conventional power business was considered to be a major line of business and is now reported as a discontinued business and the six months ended 30 June 2013 have been restated accordingly. The impact of this restatement for the six months ended 30 June 2013 has been an increase in profit before taxation from continuing operations of £1 million and no impact in the income tax charge resulting in a higher profit after tax from continuing operations of £1 million. The impact also increases the loss for the year from discontinued operations by £1 million. There is no impact on the condensed consolidated statement of comprehensive income, the condensed consolidated statement of changes in equity or the condensed consolidated balance sheet.

        The preparation of condensed accounts requires management to make judgements, estimates and assumptions that affect the application of accounting policies and the reported amount of assets and liabilities, income and expense. The estimates and associated assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis of making the judgements about carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

NOTES TO THE ACCOUNTS (Continued)

2.      PREPARATION OF INTERIM RESULTS (Continued)

        The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognised in the period in which the estimate is revised if the revision affects only that period, or in the period of the revision and future periods if the revision affects both current and future periods.

        Some of these policies require a high level of judgement, and AMEC believes that the most critical accounting policies and significant areas of judgement and estimation arise from the accounting for long-term contracts under IAS 11 'Construction contracts', for provisions under IAS 37 'Provisions, contingent liabilities and contingent assets' and for defined benefit pensions schemes under IAS 19 (revised) 'Employee Benefits'.

        A significant amount of the group's activities are undertaken via long-term contracts. These contracts are accounted for in accordance with IAS 11 which requires estimates to be made for contract costs and revenues.

        Management base their judgements of contract costs and revenues on the latest available information, which includes detailed contract valuations. In many cases the results reflect the expected outcome of long-term contractual obligations which span more than one reporting period. Contract costs and revenues are affected by a variety of uncertainties that depend on the outcome of future events and often need to be revised as events unfold and uncertainties are resolved. The estimates of contract costs and revenues are updated regularly and significant changes are highlighted through established internal review procedures. In particular, the internal reviews focus on the timing and recognition of incentive payments and the age and recoverability of any unagreed income from variations to the contract scope or claims. The impact of the changes in accounting estimates is then reflected in the ongoing results.

        When accounting for provisions for litigation and other items the group has taken the appropriate and practical internal and external advice in considering known legal claims and actions made by or against the group. It carefully assesses the likelihood of success of a claim or action. Appropriate provisions are made for legal claims or actions against the group on the basis of likely outcome, but no provisions are made for those which in the view of management are unlikely to succeed. Known and reasonably likely legal claims or actions for which a provision has not been established are not expected to have a material impact on the group. The possibility of other claims being made in the future is considered by AMEC, but in general their occurrence or outcome cannot be predicted within any degree of certainty.

        Defined benefit pension schemes are accounted for in accordance with the advice of independent qualified actuaries but significant judgements are required in relation to the assumptions for future salary and pension increases, inflation, the discount rate applied to the liabilities and member longevity that underpin their valuations. For AMEC, these assumptions are important given the relative size of the schemes that remain open.

        The directors are satisfied that the group has adequate resources to operate for the foreseeable future and, therefore, it is appropriate to continue to adopt the going concern basis in preparing the accounts. At 30 June 2014 the group held net cash of £28 million and had committed and available banking facilities of £477 million.

NOTES TO THE ACCOUNTS (Continued)

3.      SEGMENTAL ANALYSIS OF CONTINUING OPERATIONS

        AMEC is a focused supplier of consultancy, engineering and project management services to customers in the world's oil and gas, mining, clean energy, and environment and infrastructure markets. The group's results are reported on a geographic basis. Each of the three geographies is considered to be a reportable segment.

        AMEC's Chief Executive together with the senior management team constitutes the chief operating decision maker and they regularly review the performance of these three geographies, as well as the Investment Services segment. Details of the services offered by each business unit and the end markets in which they operate are given in the segmental review on pages F-12 to F-13.

	Revenue			Profit/(loss)
	Six months ended 30 June 2014	Six months ended 30 June 2013 (Restated)	Year ended 31 December 2013	Six months ended 30 June 2014	Six months ended 30 June 2013 (Restated)	Year ended 31 December 2013
	£ million	£ million	£ million	£ million	£ million	£ million
Class of business:
Americas	1,060	1,154	2,247	102	113	241
Europe	545	589	1,227	45	40	93
Growth Regions	279	265	536	17	16	33
Investment Services	3	2	6	4	8	11

	1,887	2,010	4,016	168	177	378
Internal revenue	(29)	(19)	(42)

External revenue	1,858	1,991	3,974

Corporate costs(1)				(16)	(18)	(35)

EBITA(2)				152	159	343
Net financing expense(4)				(2)	(4)	(11)

Adjusted profit before income tax				150	155	332
Tax on results of joint ventures(5)				(2)	(1)	(5)

				148	154	327
Intangible amortisation				(21)	(22)	(47)
Exceptional items				(44)	(14)	(25)

Profit before income tax				83	118	255

(1)
Corporate costs comprise the costs of operating central corporate functions and certain regional overheads.

(2)
EBITA is earnings from continuing operations before net financing expense, tax, intangible amortisation and pre-tax exceptional items of £141 million (six months ended 30 June 2013: £154 million; year ended 31 December 2013: £315 million), but including joint venture EBITA of £11 million (six months ended 30 June 2013: £5 million; year ended 31 December 2013: £28 million).

(3)
Research and development government credits of £14 million (six months ended 30 June 2013: £3 million; year ended 31 December 2013: £22 million) were recognised during the period.

(4)
Net financing expense includes AMEC's share of net interest payable of joint ventures.

NOTES TO THE ACCOUNTS (Continued)

3.      SEGMENTAL ANALYSIS OF CONTINUING OPERATIONS (Continued)

(5)
The share of post-tax results of joint ventures is further analysed as follows:

	Six months ended 30 June 2014	Six months ended 30 June 2013	Year ended 31 December 2013
	£ million	£ million	£ million
EBITA	11	5	28
Net financing expense	(3)	(3)	(9)
Tax	(2)	(1)	(5)

	6	1	14

4.      AMORTISATION AND EXCEPTIONAL ITEMS

	Six months ended 30 June 2014	Six months ended 30 June 2013	Year ended 31 December 2013
	£ million	£ million	£ million
Continuing operations:
Administrative expenses—exceptional items	(29)	(8)	(18)
Administrative expenses—intangible amortisation	(21)	(22)	(47)
	(50)	(30)	(65)
Loss on business disposals and closures	(15)	(6)	(7)

	(65)	(36)	(72)
Taxation credit/(charge) on exceptional items of continuing operations	1	5	(6)
Taxation credit on intangible amortisation	6	6	20
Taxation charge on restructuring	—	—	(16)
	7	11	(2)

Post-tax exceptional amortisation and exceptional items of continuing operations	(58)	(25)	(74)
Exceptional items of discontinued operations (post-tax)	(7)	(4)	—

Post-tax amortisation and exceptional items	(65)	(29)	(74)

Post-tax exceptional items	(50)	(13)	(47)
Post-tax intangible amortisation	(15)	(16)	(27)

	(65)	(29)	(74)

NOTES TO THE ACCOUNTS (Continued)

4.      AMORTISATION AND EXCEPTIONAL ITEMS (Continued)

        Post-tax exceptional items are further analysed as follows:

Six months ended 30 June 2014

	Loss on disposals	Profit in respect of business closures	Loss on business disposals and closures	Other exceptional items	Total
	£ million	£ million	£ million	£ million	£ million
Continuing operations	(20)	5	(15)	(29)	(44)
Discontinued operations	(8)	—	(8)	—	(8)

Loss before tax	(28)	5	(23)	(29)	(52)
Tax	2	—	2	—	2

(Loss)/profit after tax	(26)	5	(21)	(29)	(50)

        During the six months ended 30 June 2014, the group disposed of its investment in the Lancashire Waste project at a loss of £20 million mainly arising from a reverse premium payable on exit. This combined with additional indemnity provisions and costs of £8 million associated with businesses sold in prior years (and classified as discontinued) to give a pre-tax loss on disposal of £28 million.

        There was a credit of £5 million from the release of a provision no longer required in respect of a business closed in a prior year (and classified as continuing). Other exceptional items of £29 million includes transaction costs of £26 million relating to the proposed acquisition of Foster Wheeler AG of which £9 million has been paid in cash during the period.

Six months ended 30 June 2013

	Loss on disposals	Loss in respect of business closures	Loss on business disposals and closures	Other exceptional items	Total
	£ million	£ million	£ million	£ million	£ million
Continuing operations	—	(6)	(6)	(8)	(14)
Discontinued operations	(5)	—	(5)	—	(5)

Loss before tax	(5)	(6)	(11)	(8)	(19)
Tax	1	4	5	1	6

Loss after tax	(4)	(2)	(6)	(7)	(13)

        Additional indemnity provisions of £8 million and costs in respect of a business sold in a prior year (and classified as discontinued) were offset by the release of a £5 million litigation provision no longer required, and foreign exchange movements on indemnity provisions established on the disposal of SPIE, to give a pre-tax exceptional loss on disposals of £5 million. There were additional litigation provisions and costs totalling £6 million in respect of a business closed in a prior year (and classified as continuing).

        Other exceptional costs of £8 million include costs of £7 million associated with restructuring following the management reorganisation into geographic business units and transaction and deferred

NOTES TO THE ACCOUNTS (Continued)

4.      AMORTISATION AND EXCEPTIONAL ITEMS (Continued)

compensation costs which, in line with IFRS 3, are charged to the income statement. Transaction costs of £1 million were incurred in the period.

Year ended 31 December 2013

	Loss on disposals	Loss in respect of business closures	Loss on business disposals and closures	Other exceptional items	Total
	£ million	£ million	£ million	£ million	£ million
Continuing operations	—	(7)	(7)	(18)	(25)
Discontinued operations	(6)	—	(6)	—	(6)

Loss before tax	(6)	(7)	(13)	(18)	(31)
Tax charge on restructuring	—	—	—	(16)	(16)
Tax on exceptional items	6	—	6	(6)	—

Loss after tax	—	(7)	(7)	(40)	(47)

        Additional indemnity provisions of £10 million and costs in respect of businesses sold in prior years (and classified as discontinued) were offset by the release of a £5 million litigation provision and indemnity provisions no longer required, and give a pre-tax exceptional loss on disposals of £6 million.

        There were additional litigation provisions of £9 million offset by releases of £2 million in respect of businesses closed in a prior year and classified as continuing.

        Exceptional costs of £18 million in continuing operations includes £14 million restructuring costs associated with the management reorganisation into geographic business units and transaction costs of £4 million which, in line with IFRS 3, are charged to the income statement.

        A tax provision of £16 million has been established for potential withholding tax following a group restructuring that resulted in a significant amount of cash being repatriated from foreign subsidiaries.

5.      INCOME TAX

        The group's effective tax rate in six months ended 30 June 2014 for the continuing businesses (including tax attributable to joint venture interests) but before exceptional items and intangible amortisation was 22 per cent (six months ended 30 June 2013: 22 per cent). The forthcoming reductions in the rate of UK corporation tax have all been substantively enacted. The effective tax rate for the full year is expected to be 22 per cent.

6.     LOSS FOR THE PERIOD FROM DISCONTINUED OPERATIONS

        Discontinued operations represent the residual assets and retained obligations in respect of businesses sold in prior years, as well as the UK conventional power business which was discontinued in the second half of 2013 (see note 1 for further details).

NOTES TO THE ACCOUNTS (Continued)

6.     LOSS FOR THE PERIOD FROM DISCONTINUED OPERATIONS (Continued)

        In accordance with IFRS 5, the post-tax results of discontinued operations are disclosed separately in the consolidated income statement. The results of the discontinued operations are as follows:

	Six months 30 June 2014	Six months 30 June 2013 (Restated)	Year ended 31 December 2013
	£ million	£ million	£ million
Revenue	—	7	15
Cost of sales and net operating expenses	(10)	(8)	(25)

Loss before exceptional items and attributable tax	(10)	(1)	(10)
Attributable tax	2	—	2

	(8)	(1)	(8)
Loss on disposal	(8)	(5)	(6)
Tax on disposals	1	1	6

Loss for the year from discontinued operations	(15)	(5)	(8)

7.     EARNINGS PER SHARE

        Basic and diluted earnings per share are shown on the face of the income statement. The calculation of the average number of shares in issue has been made having deducted the shares held by the trustees of the Performance Share Plan and those held in treasury by the company.

	Six months ended 30 June 2014			Six months ended 30 June 2013			Year ended 31 December 2013
	Earnings	Weighted average shares number	Earnings per share	Earnings (Restated)	Weighted average shares number	Earnings per share (Restated)	Earnings	Weighted average shares number	Earnings per share
	£ million	million	pence	£ million	million	pence	£ million	million	pence
Basic earnings from continuing operations	59	294	20.2	97	294	32.8	187	293	63.8
Share options	—	2	(0.1)	—	1	(0.1)	—	2	(0.4)
Employee share and incentive schemes	—	4	(0.3)	—	4	(0.5)	—	4	(0.9)

Diluted earnings from continuing operations	59	300	19.8	97	299	32.2	187	299	62.5

	Six months ended 30 June 2014			Six months ended 30 June 2013			Year ended 31 December 2013
	Earnings	Weighted average shares number	Earnings per share	Earnings (Restated)	Weighted average shares number	Earnings per share (Restated)	Earnings	Weighted average shares number	Earnings per share
	£ million	million	pence	£ million	million	pence	£ million	million	pence
Basic loss from discontinued operations	(15)	294	(5.2)	(5)	294	(1.6)	(8)	293	(2.7)
Share options	—	2	—	—	1	—	—	2	—
Employee share and incentive schemes	—	4	0.1	—	4	—	—	4	—

Diluted loss from discontinued operations	(15)	300	(5.1)	(5)	299	(1.6)	(8)	299	(2.7)

NOTES TO THE ACCOUNTS (Continued)

7.     EARNINGS PER SHARE (Continued)

        Basic and diluted earnings from continuing operations is calculated as set out below:

	Six months ended 30 June 2014	Six months ended 30 June 2013 (Restated)	Year ended 31 December 2013
	£ million	£ million	£ million
Profit for the period from continuing operations	59	96	186
Loss attributable to non-controlling interests	—	1	1

Basic and diluted earnings from continuing operations	59	97	187

        In order to appreciate the effects on the reported performance of intangible amortisation and exceptional items, additional calculations of earnings per share are presented.

	Six months ended 30 June 2014			Six months ended 30 June 2013
	Earnings	Weighted average shares number	Earnings per share	Earnings (Restated)	Weighted average shares number	Earnings per share (Restated)
	£ million	million	Pence	£ million	million	pence
Basic earnings from continuing operations	59	294	20.2	97	294	32.8
Exceptional items (post-tax)	43	—	14.6	9	—	3.1
Amortisation (post-tax)	15	—	5.1	16	—	5.4

Basic earnings from continuing operations before amortisation and exceptional items	117	294	39.9	122	294	41.3
Share options	—	2	(0.2)	—	1	(0.1)
Employee share and incentive schemes	—	4	(0.6)	—	4	(0.6)

Diluted earnings from continuing operations before amortisation and exceptional items	117	300	39.1	122	299	40.6

	Year ended 31 December 2013
	Earnings	Weighted average shares	Earnings per share
	£ million	million	pence
Basic earnings from continuing operations	187	293	63.8
Exceptional items (post-tax)	47	—	16.0
Amortisation (post-tax)	27	—	9.2

Basic earnings from continuing operations before amortisation and exceptional items	261	293	89.0
Share options	—	2	(0.6)
Employee share and incentive schemes	—	4	(1.2)

Diluted earnings from continuing operations before amortisation and exceptional items	261	299	87.2

NOTES TO THE ACCOUNTS (Continued)

7.     EARNINGS PER SHARE (Continued)

	Six months ended 30 June 2014			Six months ended 30 June 2013
	Earnings	Weighted average shares number	Earnings per share	Earnings (Restated)	Weighted average shares number	Earnings per share (Restated)
	£ million	million	pence	£ million	million	pence
Basic loss from discontinued operations	(15)	294	(5.2)	(5)	294	(1.6)
Exceptional items (post-tax)	7	—	2.3	4	—	1.4

Basic loss from discontinued operations before exceptional items	(8)	294	(2.9)	(1)	294	(0.2)
Share options	—	2	—	—	1	—
Employee share and incentive schemes	—	4	0.1	—	4	—

Diluted loss from discontinuing operations before exceptional items	(8)	300	(2.8)	(1)	299	(0.2)

	Year ended 31 December 2013
	Earnings	Weighted average shares number	Earnings per share
	£ million	million	pence
Basic loss from discontinued operations	(8)	293	(2.7)
Exceptional items (post-tax)	—	—	—

Basic loss from discontinued operations before exceptional items	(8)	293	(2.7)
Share options	—	2	—
Employee share and incentive schemes	—	4	—

Diluted loss from discontinuing operations before exceptional items	(8)	299	(2.7)

8.     DIVIDENDS

        After the balance sheet date the directors declared a dividend of 14.8 pence per share payable on 5 January 2015 to equity holders on the register at the close of business on 28 November 2014. This dividend has not been provided for and there are no income tax consequences for the company.

        Dividends of £124 million were charged to reserves during the six months ended 30 June 2014 being the 2013 interim dividend of 13.5 pence per share and the 2013 final dividend of 28.5 pence per share. Dividends totalling £40 million were paid during the six months ended 30 June 2014.

NOTES TO THE ACCOUNTS (Continued)

9.     INTANGIBLE ASSETS

	Goodwill	Software	Customer relationship	Other	Total
	£ million	£ million	£ million	£ million	£ million
Cost:
As at 1 January 2014	792	66	184	40	1,082
Exchange and other movements	(13)	(1)	(3)	—	(17)
Additions	—	31	—	—	31
Disposal of businesses	—	—	—	(2)	(2)
Disposals and retirements	—	—	—	(2)	(2)

As at 30 June 2014	779	96	181	36	1,092

Amortisation:
As at 1 January 2014	35	29	80	31	175
Exchange and other movements	(1)	(1)	(2)	—	(4)
Provided during the period	—	7	11	3	21
Disposals of businesses	—	—	—	(1)	(1)
Disposals and retirements	—	—	—	(2)	(2)

As at 30 June 2014	34	35	89	31	189

Net book value:
As at 30 June 2014	745	61	92	5	903

	Goodwill	Software	Customer relationship	Other	Total
	£ million	£ million	£ million	£ million	£ million
Cost:
As at 1 January 2013	831	53	188	56	1,128
Exchange and other movements	8	1	3	1	13
Additions	—	6	—	—	6
Disposals and retirements	—	—	—	(1)	(1)

As at 30 June 2013	839	60	191	56	1,146

Amortisation:
As at 1 January 2013	40	21	58	40	159
Exchange and other movements	(1)	1	—	—	—
Provided during the period	—	4	13	5	22
Disposals and retirements	—	—	—	(1)	(1)

As at 30 June 2013	39	26	71	44	180

Net book value:
As at 30 June 2013	800	34	120	12	966

10.   OTHER NON-CURRENT ASSETS AND LIABILITIES

        Other non-current receivables of £24 million (30 June 2013: £27 million; 31 December 2013: £24 million) represented indemnities received on the acquisition of MACTEC and certain insurance receivables both of which are matched by liabilities included within provisions.

NOTES TO THE ACCOUNTS (Continued)

10.   OTHER NON-CURRENT ASSETS AND LIABILITIES (Continued)

        Trade and other payables of £11 million (30 June 2013: £10 million; 31 December 2013: £11 million) represented the amount of deferred consideration on acquisitions payable in more than one year and lease incentives received which are being amortised over the period of the lease.

11.   PROVISIONS

        The nature and measurement bases of the group's provisions are unchanged from those presented in the 2013 annual report and accounts.

	Litigation settlement and future legal costs	Indemnities granted and retained obligations on disposed businesses	Insurance	Onerous property contracts and provisions to fund joint ventures	Total
	£ million	£ million	£ million	£ million	£ million
As at 1 January 2014	37	71	37	18	163
Exchange movements	(1)	(1)	—	—	(2)
Utilised	(1)	(1)	(2)	(10)	(14)
Transfer in from other payables	—	—	—	4	4
Charged/(credited) to the income
statement:
Additional provisions	1	8	2	1	12
Unused amounts reversed	(6)	—	—	(2)	(8)

As at 30 June 2014	30	77	37	11	155

As at 1 January 2013	40	69	36	26	171
Exchange movements	2	1	—	—	3
Utilised	(2)	(1)	(2)	(7)	(12)
Charged/(credited) to the income
statement:
Additional provisions	5	8	2	2	17
Unused amounts reversed	(5)	(1)	—	—	(6)

As at 30 June 2013	40	76	36	21	173

12.   ACQUISITIONS

        There were no significant acquisitions during the six months ended 30 June 2014.

13.   RELATED PARTY TRANSACTIONS

        During the six months ended 30 June 2014 there were a number of transactions with joint venture entities.

NOTES TO THE ACCOUNTS (Continued)

13.   RELATED PARTY TRANSACTIONS (Continued)

        The transactions and related balances outstanding with joint ventures are as follows:

	Value of transactions
			Outstanding balance
	Six months ended 30 June 2014	Six months ended 30 June 2013
			30 June 2014	30 June 2013
	£ million	£ million	£ million	£ million
Services rendered	20	18	16	16
Services received	—	1	—	—
Provision of finance	4	5	18	41

        There have been no significant changes in the nature of related party transactions from those described in the last annual report.

RESPONSIBILITY STATEMENT OF THE DIRECTORS IN RESPECT OF THE HALF-YEARLY FINANCIAL REPORT

        We confirm that to the best of our knowledge:

  •
  The condensed set of accounts has been prepared in accordance with IAS 34 'Interim Financial Reporting' as adopted by the EU.

  •
  The interim management report includes a fair review of the information required by:

  •
  DTR 4.2.7R of the 'Disclosures and Transparency Rules', being an indication of important events that have occurred during the first six months of the financial year and their impact on the condensed set of accounts; and a description of the principal risks and uncertainties for the remaining six months of the year; and

  •
  DTR 4.2.8R of the 'Disclosure and Transparency Rules', being related party transactions that have taken place in the first six months of the current financial year and that have materially affected the financial position or performance of the entity during that period; and any changes in the related party transactions described in the last annual report that could do so.

Samir Brikho
Chief Executive

Ian McHoul
Chief Financial Officer

7 August 2014

INDEPENDENT REVIEW REPORT BY ERNST & YOUNG LLP TO AMEC plc

Introduction

        We have been engaged by the company to review the condensed set of accounts in the half-yearly financial report for the six months ended 30 June 2014 which comprises the condensed consolidated Income Statement, condensed consolidated Statement of Comprehensive Income, condensed consolidated Balance Sheet, condensed consolidated Statement of Changes in Equity, condensed consolidated Cash Flow Statement and the related notes 1 to 13. We have read the other information contained in the half-yearly financial report and considered whether it contains any apparent misstatements or material inconsistencies with the information in the condensed set of accounts.

        This report is made solely to the company in accordance with guidance contained in International Standard on Review Engagements 2410 (United Kingdom and Ireland) 'Review of Interim Financial Information Performed by the Independent Auditor of the Entity' issued by the Auditing Practices Board. To the fullest extent permitted by law, we do not accept or assume responsibility to anyone other than the company, for our work, for this report, or for the conclusions we have formed.

Directors' responsibilities

        The half-yearly financial report is the responsibility of, and has been approved by, the directors. The directors are responsible for preparing the half-yearly financial report in accordance with the Disclosure and Transparency Rules of the United Kingdom's Financial Conduct Authority.

        As disclosed in note 2, the annual accounts of the group are prepared in accordance with IFRSs as adopted by the European Union. The condensed set of accounts included in this half-yearly financial report has been prepared in accordance with International Accounting Standard 34 'Interim Financial Reporting', as adopted by the European Union.

Our responsibility

        Our responsibility is to express to the company a conclusion on the condensed set of accounts in the half-yearly financial report based on our review.

Scope of review

        We conducted our review in accordance with International Standard on Review Engagements (United Kingdom and Ireland) 2410 'Review of Interim Financial Information Performed by the Independent Auditor of the Entity' issued by the Auditing Practices Board for use in the United Kingdom. A review of interim financial information consists of making enquiries, primarily of persons responsible for financial and accounting matters, and applying analytical and other review procedures. A review is substantially less in scope than an audit conducted in accordance with International Standards on Auditing (United Kingdom and Ireland) and consequently does not enable us to obtain assurance that we would become aware of all significant matters that might be identified in an audit. Accordingly, we do not express an audit opinion.

Conclusion

        Based on our review, nothing has come to our attention that causes us to believe that the condensed set of accounts in the half-yearly financial report for the six months ended 30 June 2014 is not prepared, in all material respects, in accordance with International Accounting Standard 34 as adopted by the European Union and the Disclosure and Transparency Rules of the United Kingdom's Financial Conduct Authority.

Ernst & Young LLP
London

7 August 2014

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of AMEC plc

        We have audited the accompanying consolidated balance sheets of AMEC plc as of December 31, 2013, 2012 and 2011, and the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for each of the three years in the period ended December 31, 2013. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of AMEC plc at December 31, 2013, 2012 and 2011, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2013, in accordance with International Financial Reporting Standards as adopted by the European Union and International Financial Reporting Standards as issued by the International Accounting Standards Board.

/s/ Ernst & Young LLP
London, England
April 28, 2014

Consolidated income statement
For the year ended 31 December 2013

		2013				2012				2011
	Note	Before amortisation, impairment and exceptional items	Amortisation, impairment and exceptional items (note 5)	Total		Before amortisation, impairment and exceptional items (restated)	Amortisation, impairment and exceptional items (note 5)	Total (restated)		Before amortisation, impairment and exceptional items (restated)	Amortisation, impairment and exceptional items (note 5)	Total (restated)
		£ million	£ million	£ million		£ million	£ million	£ million		£ million	£ million	£ million
Continuing operations
Revenue	2,3	3,974	—	3,974		4,088	—	4,088		3,133	—	3,133
Cost of sales		(3,431)	—	(3,431)		(3,556)	—	(3,556)		(2,641)	—	(2,641)

Gross profit		543	—	543		532	—	532		492	—	492
Administrative expenses		(228)	(65)	(293)		(221)	(68)	(289)		(206)	(47)	(253)
(Loss)/profit on business disposals and closures		—	(7)	(7)		—	—	—		—	2	2

Profit/(loss) before net financing (expense)/income	4	315	(72)	243		311	(68)	243		286	(45)	241
Financial income		12	—	12		10	—	10		10	—	10
Financial expense		(14)	—	(14)		(11)	—	(11)		(2)	—	(2)
Net financing (expense)/income	7	(2)	—	(2)		(1)	—	(1)		8	—	8
Share of post-tax results of joint ventures	2,13	14	—	14		12	—	12		15	—	15

Profit/(loss) before income tax	2	327	(72)	255		322	(68)	254		309	(45)	264
Income tax	8	(67)	(2)	(69)		(68)	21	(47)		(70)	17	(53)

Profit/(loss) for the year from continuing operations		260	(74)	186		254	(47)	207		239	(28)	211
(Loss)/profit for the year from discontinued operations	9	(8)	—	(8)		(3)	5	2		(9)	25	16

Profit/(loss) for the year		252	(74)	178		251	(42)	209		230	(3)	227

Attributable to:
Equity holders of the parent				179				208				227
Non-controlling interests				(1)				1				—

				178				209				227

Basic earnings/(loss) per share	10
Continuing operations				63.8	p			65.2	p			64.4	p
Discontinued operations				(2.7	)p			0.6	p			4.8	p

				61.1	p			65.8	p			69.2	p

Diluted earnings/(loss) per share	10
Continuing operations				62.5	p			64.0	p			63.1	p
Discontinued operations				(2.7	)p			0.6	p			4.7	p

				59.8	p			64.6	p			67.8	p

Consolidated statement of comprehensive income
For the year ended 31 December 2013

	Note	2013	2012 (restated)	2011 (restated)
		£ million	£ million	£ million
Profit for the year		178	209	227
Other comprehensive income
Items that may be reclassified to profit and loss
Exchange movements:
Exchange movements on translation of foreign subsidiaries		(70)	(34)	—
Net (loss)/gain on hedges of net investment in foreign subsidiaries	19	(1)	1	4
Tax on exchange movements		1	(1)	—
Cash flow hedges:
Effective portion of changes in fair value		3	3	—
Tax on effective portion of changes in fair value		(1)	(1)	—
Transferred to the income statement		1	—	—

		(67)	(32)	4

Items that will not be reclassified to profit and loss
Actuarial gains/(losses) on defined benefit pension schemes	14	40	37	(64)
Tax on actuarial gains/(losses)		(20)	(24)	21

		20	13	(43)

Other comprehensive income		(47)	(19)	(39)

Total comprehensive income		131	190	188

Attributable to:
Equity holders of the parent		133	189	188
Non-controlling interests		(2)	1	—

Total comprehensive income		131	190	188

Consolidated balance sheet
As at 31 December 2013

	Note	2013	2012	2011
		£ million	£ million	£ million
ASSETS
Non-current assets
Property, plant and equipment	11	39	43	35
Intangible assets	12	907	969	848
Interests in joint ventures	13	52	47	41
Derivative financial instruments	19	1	—	—
Retirement benefit assets	14	102	86	32
Other receivables	20	24	27	23
Deferred tax assets	15	35	42	72

Total non-current assets		1,160	1,214	1,051

Current assets
Inventories	16	3	4	4
Trade and other receivables	17	956	1,014	844
Derivative financial instruments	19	5	1	4
Current tax receivable		10	10	31
Bank deposits (more than three months)	23	18	17	28
Cash and cash equivalents (excluding bank overdrafts)	23	232	258	493

Total current assets		1,224	1,304	1,404

Total assets		2,384	2,518	2,455

LIABILITIES
Current liabilities
Bank loans and overdrafts	23	(129)	(176)	—
Trade and other payables	18	(801)	(905)	(758)
Derivative financial instruments	19	(1)	(4)	(15)
Current tax payable		(73)	(66)	(55)

Total current liabilities		(1,004)	(1,151)	(828)

Non-current liabilities
Trade and other payables	20	(11)	(11)	—
Derivative financial instruments	19	—	—	(3)
Retirement benefit liabilities	14	(62)	(93)	(81)
Deferred tax liabilities	15	(20)	(9)	—
Provisions	21	(163)	(171)	(169)

Total non-current liabilities		(256)	(284)	(253)

Total liabilities		(1,260)	(1,435)	(1,081)

Net assets		1,124	1,083	1,374

EQUITY
Share capital	22	152	154	169
Share premium account	22	101	101	101
Hedging and translation reserves	22	33	99	131
Capital redemption reserve	22	34	32	17
Retained earnings	22	802	693	955

Total equity attributable to equity holders of the parent		1,122	1,079	1,373
Non-controlling interests		2	4	1

Total equity		1,124	1,083	1,374

        The accounts on pages F-25 to F-90 were authorised for issue by the board of directors on 28 April 2014 and were signed on its behalf by:

Samir Brikho	Ian McHoul
Chief Executive	Chief Financial Officer

Consolidated statement of changes in equity

For the year ended 31 December 2013

	Share capital	Share premium	Hedging reserve	Translation reserve	Capital redemption reserve	Retained earnings	Total	Non- controlling interests	Total equity
	£ million	£ million	£ million	£ million	£ million	£ million	£ million	£ million	£ million
As at 1 January 2013	154	101	(2)	101	32	693	1,079	4	1,083

Profit for the year	—	—	—	—	—	179	179	(1)	178

Exchange movements on translation of foreign subsidiaries	—	—	—	(69)	—	—	(69)	(1)	(70)
Net loss on hedges of net investment in foreign subsidiaries	—	—	—	(1)	—	—	(1)	—	(1)
Tax on exchange movements	—	—	—	1	—	—	1	—	1
Effective portion of changes in fair value of cash flow hedges	—	—	3	—	—	—	3	—	3
Tax on effective portion of changes in fair value of cash flow hedges	—	—	(1)	—	—	—	(1)	—	(1)
Cash flow hedges transferred to the income statement	—	—	1	—	—	—	1	—	1
Actuarial gains on defined benefit pension schemes	—	—	—	—	—	40	40	—	40
Tax on actuarial gains	—	—	—	—	—	(20)	(20)	—	(20)

Other comprehensive income for the year	—	—	3	(69)	—	20	(46)	(1)	(47)

Total comprehensive income for the year	—	—	3	(69)	—	199	133	(2)	131
Dividends	—	—	—	—	—	(108)	(108)	—	(108)
Equity-settled share-based payments	—	—	—	—	—	14	14	—	14
Tax on equity-settled share-based payments	—	—	—	—	—	(1)	(1)	—	(1)
Acquisition of shares by trustees of the Performance Share Plan	—	—	—	—	—	(2)	(2)	—	(2)
Utilisation of treasury shares	—	—	—	—	—	7	7	—	7
Acquisition of shares under the buyback programme	(2)	—	—	—	2	—	—	—	—

As at 31 December 2013	152	101	1	32	34	802	1,122	2	1,124

Consolidated statement of changes in equity (continued)

For the year ended 31 December 2012

	Share capital	Share premium	Hedging reserve	Translation reserve	Capital redemption reserve	Retained earnings (restated)	Total (restated)	Non- controlling interests	Total equity (restated)
	£ million	£ million	£ million	£ million	£ million	£ million	£ million	£ million	£ million
As at 1 January 2012	169	101	(4)	135	17	955	1,373	1	1,374

Profit for the year	—	—	—	—	—	208	208	1	209

Exchange movements on translation of foreign subsidiaries	—	—	—	(34)	—	—	(34)	—	(34)
Net gain on hedges of net investment in foreign subsidiaries	—	—	—	1	—	—	1	—	1
Tax on exchange movements	—	—	—	(1)	—	—	(1)	—	(1)
Effective portion of changes in fair value of cash flow hedges	—	—	3	—	—	—	3	—	3
Tax on effective portion of changes in fair value of cash flow hedges	—	—	(1)	—	—	—	(1)	—	(1)
Actuarial gains on defined benefit pension schemes	—	—	—	—	—	37	37	—	37
Tax on actuarial gains	—	—	—	—	—	(24)	(24)	—	(24)

Other comprehensive income for the year	—	—	2	(34)	—	13	(19)	—	(19)

Total comprehensive income for the year	—	—	2	(34)	—	221	189	1	190
Dividends	—	—	—	—	—	(98)	(98)	—	(98)
Equity-settled share-based payments	—	—	—	—	—	15	15	—	15
Acquisition of shares by trustees of the Performance Share Plan	—	—	—	—	—	(6)	(6)	—	(6)
Utilisation of treasury shares	—	—	—	—	—	9	9	—	9
Acquisition of treasury shares	—	—	—	—	—	(36)	(36)	—	(36)
Acquisition of shares under the buyback programme	(15)	—	—	—	15	(322)	(322)	—	(322)
Forward share purchase agreement as at 31 December 2012*	—	—	—	—	—	(45)	(45)	—	(45)
Arising on business combinations	—	—	—	—	—	—	—	2	2

As at 31 December 2012	154	101	(2)	101	32	693	1,079	4	1,083

*
See note 22 for further details.

Consolidated statement of changes in equity (continued)

For the year ended 31 December 2011

	Share capital	Share premium	Hedging reserve	Translation reserve	Capital redemption reserve	Retained earnings (restated)	Total (restated)	Non- controlling interests	Total equity (restated)
	£ million	£ million	£ million	£ million	£ million	£ million	£ million	£ million	£ million
As at 1 January 2011	169	101	(4)	131	17	858	1,272	3	1,275

Profit for the year	—	—	—	—	—	227	227	—	227

Actuarial losses on defined benefit pension schemes	—	—	—	—	—	(64)	(64)	—	(64)
Tax on actuarial losses	—	—	—	—	—	21	21	—	21
Net gain on hedges of net investment in foreign subsidiaries	—	—	—	4	—	—	4	—	4

Other comprehensive income for the year	—	—	—	4	—	(43)	(39)	—	(39)

Total comprehensive income for the year	—	—	—	4	—	184	188	—	188
Dividends	—	—	—	—	—	(86)	(86)	—	(86)
Equity-settled share based payments	—	—	—	—	—	11	11	—	11
Acquisition of shares by trustees of the Performance Share Plan	—	—	—	—	—	(11)	(11)	—	(11)
Utilisation of treasury shares	—	—	—	—	—	11	11	—	11
Acquisition of treasury shares	—	—	—	—	—	(12)	(12)	—	(12)
Business disposal	—	—	—	—	—	—	—	(2)	(2)

As at 31 December 2011	169	101	(4)	135	17	955	1,373	1	1,374

Consolidated cash flow statement
For the year ended 31 December 2013

	Note	2013	2012 (restated)	2011 (restated)
		£ million	£ million	£ million
Cash flow from operating activities
Profit before income tax from continuing operations		255	254	264
(Loss)/profit before income tax from discontinued operations	9	(16)	2	(14)

Profit before income tax		239	256	250
Financial income	7	(12)	(10)	(10)
Financial expense	7	14	11	2
Share of post-tax results of joint ventures	2,13	(14)	(12)	(15)
Intangible amortisation and goodwill impairment	5,12	47	44	39
Impairment of joint venture investment	13	—	3	—
Depreciation	11	12	11	10
Loss on disposal of businesses	5,9	6	11	2
Difference between contributions to retirement benefit schemes and current service cost		—	(5)	(8)
Profit on disposal of property, plant and equipment		(1)	(2)	—
Loss on disposal of intangible assets		—	1	—
Equity-settled share-based payments		14	15	11

		305	323	281
Decrease/(increase) in inventories		1	—	(3)
Decrease/(increase) in trade and other receivables		66	(154)	(62)
(Decrease)/increase in trade and other payables and provisions		(80)	102	(7)

Cash generated from operations		292	271	209
Tax paid		(52)	(29)	(36)

Net cash flow from operating activities		240	242	173

Cash flow from investing activities
Acquisition of businesses (net of cash acquired)		(20)	(159)	(254)
Funding of joint ventures		(7)	(11)	(12)
Purchase of property, plant and equipment		(10)	(19)	(12)
Purchase of intangible assets		(13)	(15)	(11)
Movements in bank deposits (more than three months)		(1)	11	168
Disposal of businesses (net of cash disposed of)		(4)	(6)	(9)
Disposal of property, plant and equipment		1	4	1
Interest received		9	8	6
Dividends received from joint ventures	13	8	11	17
Amounts paid on maturity of net investment hedges		(3)	(7)	(20)

Net cash flow from investing activities		(40)	(183)	(126)

Net cash flow before financing activities		200	59	47

Cash flow from financing activities
(Repayments of)/proceeds from other borrowings		(30)	150	—
Interest paid		(11)	(9)	—
Dividends paid		(108)	(98)	(86)
Acquisition of shares for cancellation		(45)	(322)	—
Cash flows in respect of treasury shares (net)*		7	(27)	(1)
Acquisition of shares by trustees of the Performance Share Plan		(2)	(6)	(11)

Net cash flow from financing activities		(189)	(312)	(98)

Increase/(decrease) in cash and cash equivalents		11	(253)	(51)
Cash and cash equivalents as at the beginning of the year		232	493	544
Exchange losses on cash and cash equivalents		(20)	(8)	—

Cash and cash equivalents as at the end of the year	23	223	232	493

Cash and cash equivalents consist of:
Cash at bank and in hand	23	153	169	130
Bank deposits (less than three months)	23	79	89	363
Bank overdrafts	23	(9)	(26)	—

Cash and cash equivalents as at the end of the year	23	223	232	493
Bank deposits (more than three months)	23	18	17	28
Bank loans	23	(120)	(150)	—

Net cash as at the end of the year		121	99	521

*
Net of £7 million (2012: £9 million; 2011: £11 million) received from SAYE option holders on exercise of options

Notes to the consolidated accounts

1      Significant accounting policies

        AMEC plc is a public limited company, which is listed on the London Stock Exchange and incorporated and domiciled in the UK.

Statement of compliance

        The consolidated accounts include the accounts of AMEC plc (AMEC) and all of its subsidiaries made up to 31 December each year, and the group's share of the profit after interest and tax and net assets of joint ventures based on the equity method of accounting.

        In accordance with EU law (IAS Regulation EC 1606/2002), the consolidated accounts of the group have been prepared in accordance with International Financial Reporting Standards (IFRS) adopted for use in the EU as at 31 December 2013 (adopted IFRS), International Financial Reporting Interpretations Committee (IFRIC) interpretations and those parts of the Companies Act 2006 applicable to companies reporting under IFRS. The consolidated financial statements of AMEC are also prepared in accordance with IFRS as issued by the IASB.

Accounting standards adopted in the year

        The following new accounting standards and amendments to existing standards have been adopted during the year.

        IAS 19 'Employee Benefits' was amended in June 2011. The impact on the group has been to replace interest cost and expected return on plan assets with a net interest amount that is calculated by applying the discount rate to the net defined benefit asset/liability.

        The group's reported results and financial position have been restated as a result of the adoption of IAS 19 (2011). The impact on the results for the year ended 31 December 2011 is a decrease in cost of sales of £1 million, a reduction in net financing income of £8 million and a reduction in the income tax charge of £2 million, resulting in a lower profit after tax of £5 million. Within the consolidated statement of other comprehensive income, the impact is an decrease of £7 million to the actuarial losses on defined benefit schemes and an decrease of £2 million in the tax on actuarial losses resulting in an increased total comprehensive income of £5 million. There is no impact on either the net retirement benefit liability or related deferred tax balance within the balance sheet.

        The impact on the results for the year ended 31 December 2012 is an increase in cost of sales of £1 million, a reduction in net financing income of £12 million and a reduction in the income tax charge of £5 million, resulting in a lower profit after tax of £8 million. Within the consolidated statement of other comprehensive income, the impact is an increase of £13 million to the actuarial gains on defined benefit schemes and an increase of £5 million in the tax on actuarial gains resulting in an increased total comprehensive income of £8 million. There is no impact on either the net retirement benefit liability or related deferred tax balance within the balance sheet.

        The impact of IAS 19 (2011) on the results for the year ended 31 December 2013 has been a reduction in profit before tax of £19 million and a reduction in the income tax charge of £4 million, resulting in a lower profit after tax of £15 million. Within the consolidated statement of other comprehensive income, the impact is an increase of £19 million to the actuarial gains on defined benefit schemes and an increase of £4 million in the tax on actuarial gains resulting in an increased total comprehensive income of £15 million. There is no impact on either the net retirement benefit liability or related deferred tax balance within the balance sheet.

Notes to the consolidated accounts (Continued)

1      Significant accounting policies (Continued)

        IAS 36 'Recoverable Amount Disclosures for Non-financial Assets' was amended in May 2013 to clarify certain disclosure requirements following the issue of IFRS 13 'Fair Value Measurement'.

        IFRS 10 'Consolidated Financial Statements' builds on existing principles by identifying the concept of control as the determining factor in whether an entity should be included within the consolidated accounts of the parent company. The standard provides additional guidance to assist in the determination of control where this is difficult to assess.

        IFRS 11 'Joint Arrangements' replaces IAS 31 'Interests in Joint Ventures'. IFRS 11 considers the classification of joint arrangements in which two or more parties have joint control. Under IFRS 11, joint arrangements are classified as joint operations or joint ventures, depending on the rights and obligations of the parties to the arrangements.

        IFRS 12 'Disclosures of Interests in Other Entities' includes the disclosure requirements for all forms of interests in other entities, including joint arrangements, associates, special purpose vehicles and other off balance sheet vehicles.

        IFRS 13 'Fair Value Measurement' aims to improve consistency and reduce complexity by providing a precise definition of fair value and a single source of fair value measurement and disclosure requirements for use across IFRS.

        Adoption of IAS 36 (revised), IFRS 10, 11, 12 and 13 have no impact on the group's reported results or financial position.

New standards, amendments and interpretations issued but not effective which have not been early adopted by the group

        There are no IFRS, IAS amendments or IFRIC interpretations that are not yet effective that would be expected to have a material impact on the group.

Basis of preparation

        The accounts are presented in Sterling, rounded to the nearest million. All calculated numbers, for example earnings per share, are calculated on the underlying numbers to one decimal place precision. They are prepared on the historical cost basis except that derivative financial instruments and retirement benefit assets and liabilities are stated at fair value.

        During 2012, AMEC announced a new organisation structure, to be adopted on 1 January 2013, designed to more fully support the future needs of its customers. The group is now managed geographically and the segmental analysis, as presented in note 2, has been restated to reflect the new structure of Americas, Europe and Growth Regions, together with Investment Services.

        For a number of years, AMEC has been taking a more selective approach to the bidding of contracts in the former Power and Process (P&P) division in the UK, most notably in the area of conventional power. During 2013, all revenue-generating activity ceased. The UK conventional power business was considered to be a major line of business and is now reported as a discontinued business and the 2012 and 2011 comparatives have been restated accordingly.

        The preparation of accounts in accordance with generally accepted accounting principles requires management to make judgements, estimates and assumptions that affect the application of policies and reported amounts of assets and liabilities, income and expenses. The estimates and associated

Notes to the consolidated accounts (Continued)

1      Significant accounting policies (Continued)

assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis of making the judgements about carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

        The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognised in the period in which the estimate is revised if the revision affects only that period, or in the period of the revision and future periods if the revision affects both current and future periods.

        Some of these policies require a high level of judgement, and AMEC believes that the most critical accounting policies and significant areas of judgement and estimation arise from the accounting for long-term contracts under IAS 11 'Construction Contracts', for provisions under IAS 37 'Provisions, Contingent Liabilities and Contingent Assets', and for defined benefit pension schemes under IAS 19 (revised) 'Employee Benefits'. In addition judgement has also been applied in determining the appropriate presentation of the UK conventional power business and certain research and development government credits.

        A significant amount of the group's activities is undertaken via long-term contracts. These contracts are accounted for in accordance with IAS 11 'Construction Contracts' which requires estimates to be made for contract costs and revenues.

        Management bases its judgements of contract costs and revenues on the latest available information, which includes detailed contract valuations. In many cases the results reflect the expected outcome of long-term contractual obligations which span more than one reporting period. Contract costs and revenues are affected by a variety of uncertainties that depend on the outcome of future events and often need to be revised as events unfold and uncertainties are resolved. The estimates of contract costs and revenues are updated regularly and significant changes are highlighted through established internal review procedures. In particular, the internal reviews focus on the timing and recognition of incentive payments and the age and recoverability of any unagreed income from variations to the contract scope or claims. The impact of the changes in accounting estimates is then reflected in the ongoing results.

        When accounting for provisions for litigation and other items the group has taken internal and external advice in considering known legal claims and actions made by or against the group. It carefully assesses the likelihood of success of a claim or action. Appropriate provisions are made for legal claims or actions against the group on the basis of likely outcome, but no provisions are made for those which, in the view of management, are unlikely to succeed.

        Defined benefit pension schemes are accounted for in accordance with the advice of independent qualified actuaries but significant judgements are required in relation to the assumptions for future salary and pension increases, discount rate, inflation and member life expectancy that underpin their valuations. For AMEC, these assumptions are important given the relative size of the schemes that remain open.

        In accordance with IFRS 5 'Non-current Assets Held for Sale and Discontinued Operations', the post-tax results of discontinued operations are disclosed separately in the consolidated income statement.

Notes to the consolidated accounts (Continued)

1      Significant accounting policies (Continued)

        Discontinued operations include the non-core Built Environment businesses, which were sold during 2007, SPIE, which was sold in 2006, and the UK conventional power business that was discontinued in 2013. The cash flows of discontinued operations are fully consolidated within AMEC up to the date of sale. The results and other disclosures in respect of discontinued operations are shown in note 9.

Going concern

        The directors are satisfied that the group has adequate resources to operate for the foreseeable future. As at 31 December 2013 the group held net cash of £121 million and had committed banking facilities of £477 million.

        The group will finance operations and growth from its existing cash resources and its committed banking facilities. The group's policy aims to ensure the constant availability of an appropriate amount of funding to meet both current and future forecast requirements consistent with the group's budget and strategic plans.

Accounting policies

        The accounting policies set out below have, unless otherwise stated, been applied consistently to all periods presented in these consolidated accounts.

Basis of consolidation

        A joint venture is a type of joint arrangement whereby the parties that have joint control of the arrangement have rights to the net assets of the joint venture. Joint control is the contractually agreed sharing of control of an arrangement, which exists only when decisions about the relevant activities require unanimous consent of the parties sharing control.

        The considerations made in determining joint control are similar to those necessary to determine control over subsidiaries.

        The group's investments in its joint ventures are accounted for using the equity method. Under the equity method, the investment in a joint venture is initially recognised at cost. The carrying amount of the investment is adjusted to recognise changes in the group's share of net assets of the joint venture since the acquisition date. The results of the joint ventures are included in the consolidated accounts from the date the joint control commences until the date that it ceases.

        The aggregate of the group's share of profit or loss of a joint venture is shown on the face of the income statement and represents profit or loss after tax and non-controlling interests in the joint venture.

        Losses of a joint venture are recognised only to the extent of the group's interest in the joint venture, unless the group has incurred legal or constructive obligations or made payments on behalf of the joint venture.

        A joint operation is a joint arrangement whereby the parties that have joint control of the arrangement have rights to the assets, and obligations for the liabilities, relating to the arrangement.

Notes to the consolidated accounts (Continued)

1      Significant accounting policies (Continued)

        When a group entity undertakes its activities under joint operations, the group as a joint operator recognises in relation to its interest in a joint operation:

  •
  its assets and liabilities, including its share of any assets and liabilities held jointly

  •
  its revenue from the sale of its share of the output arising from the joint operation

  •
  its share of the revenue from the sale of the output by joint operation

  •
  its expenses, including its share of any expenses incurred jointly.

Bid costs

        Bid costs are expensed as incurred until the group is appointed as the preferred bidder. Subsequent to appointment as preferred bidder, bid costs are capitalised and held on the balance sheet provided the award of the contract is virtually certain and it is expected to generate sufficient net cash flow to allow recovery of the bid costs. Where bid costs are reimbursed at financial close, the proceeds are applied first against the balance of costs included in the balance sheet, with any additional amounts treated as deferred income and released to profit over the period of the contract.

Business combinations and goodwill

        The purchase method is used to account for all business combinations.

        Goodwill represents the excess of the fair value of the purchase consideration over the fair value of the assets, liabilities and contingent liabilities acquired.

        Goodwill arising on acquisitions since 1 January 2004 is capitalised and subject to an impairment review, both annually and when there are indications that its carrying value may not be recoverable. Goodwill is not amortised.

Cash and cash equivalents and short-term investments

        Cash comprises cash balances and deposits repayable on demand and available within one working day without penalty.

        Cash equivalents are other deposits with a maturity period of three months or less from date of acquisition; convertible without an undue period of notice and not subject to a significant risk of changes in value.

        Bank overdrafts that are repayable on demand and form an integral part of AMEC's cash management are included as a component of cash and cash equivalents for the purpose of the statement of cash flows.

        In the consolidated balance sheet, bank overdrafts are shown within borrowings in current liabilities.

        Deposits with a maturity period of more than three months at inception are classified as bank deposits (more than three months).

Notes to the consolidated accounts (Continued)

1      Significant accounting policies (Continued)

Development expenditure

        Expenditure that is directly attributable to the development of wind farm projects is recognised as an intangible asset when the group can demonstrate it is probable that the wind farm development will generate future economic benefits in excess of the amounts capitalised and other relevant criteria for capitalising such costs in accordance with IAS 38 'Intangible Assets' have been met.

        Following initial recognition of the development expenditure as an asset, the asset is carried at cost less any accumulated amortisation and accumulated impairment losses. Amortisation of the asset begins when the wind farm development is complete and the asset is available for use. It is amortised over the period of expected future benefit. During the period of development, the asset is reviewed for impairment annually.

Discontinued operations and assets and liabilities held for sale

        A discontinued operation is a separate major line of business or geographic area of operations that has either been disposed of, abandoned or is part of a plan to dispose of a major line of business or geographic area. An operation is classified as a discontinued operation in the year that the above criteria are met.

        Certain legacy settlements and relevant provision adjustments are allocated to discontinued operations when appropriate.

Dividend income

        Dividend income is recognised when the right to receive payment is established.

Employee benefits

Defined contribution plans

        Obligations for contributions to defined contribution pension plans are recognised in the income statement as incurred.

Defined benefit plans

        The group's net obligation in respect of defined benefit pension plans is calculated separately for each plan by estimating the amount of future benefit that employees have earned in return for their service in the current and prior periods. That benefit is discounted to determine its present value; and the fair value of any plan assets (at bid price) is deducted. The liability discount rate is the yield at the balance sheet date on AA-rated corporate bonds that have maturity dates approximating to the terms of the group's obligations. The calculation is performed by a qualified actuary using the projected unit credit method.

        Net interest is calculated by applying the discount rate to the net defined benefit liability or asset.

        Actuarial gains and losses are recognised in other comprehensive income in the year in which they arise.

Notes to the consolidated accounts (Continued)

1      Significant accounting policies (Continued)

Exceptional items

        As permitted by IAS 1 'Presentation of Financial Statements', certain items are presented separately as exceptional on the face of the consolidated income statement. In the opinion of the directors, these exceptional items require separate disclosure by virtue of their nature, size or incidence in order to obtain a clear and consistent presentation of the group's underlying performance and to provide consistency with internal management reporting. Exceptional items may include, but are not restricted to: profits or losses arising on disposal of businesses or on closure of businesses; business restructuring charges; and profits or losses arising on the disposal of fixed assets. In addition, acquisition-related costs including transaction costs, changes in deferred consideration and elements of deferred compensation (those dependent on continued employment) which, in line with IFRS 3 'Business Combinations', are required to be charged to the income statement are also classified as exceptional.

Financial instruments

        Financial instruments are initially recorded at fair value. Subsequent valuation depends on the designation of the instrument.

        Cash, bank deposits, borrowings and trade receivables and payables are held at amortised cost.

        Derivative financial instruments are recognised initially and subsequently at fair value. The gain or loss on re-measurement to fair value is recognised immediately in the income statement. However, where derivatives qualify for hedge accounting, recognition of any resultant gain or loss depends on the nature of the item being hedged. The fair value of derivative financial instruments is determined by reference to market values for similar financial instruments or by discounting the expected future cash flows at prevailing interest rates.

        The sale and purchase of derivative financial instruments are non-speculative.

Cash flow hedges

        Where a derivative financial instrument is designated as a hedge against the variability in cash flows of a recognised asset or liability, or a highly probable forecast transaction, any gain or loss on the effective part of the derivative financial instrument is recognised in other comprehensive income and accumulated within the hedging reserve. The gain or loss on any ineffective portion of the hedge is recognised immediately in the income statement.

        Hedge accounting is discontinued when the hedging instrument no longer meets the criteria for hedge accounting, expires, or is sold, terminated or exercised. The cumulative gain or loss previously recognised in the hedging reserve remains there until the forecast transaction occurs. The cumulative gain or loss in the hedging reserve is transferred to the income statement in the same period that the hedged item affects profit or loss.

Foreign currencies

        The group's consolidated accounts are presented in Sterling, which is also the parent company's functional currency. Each entity in the group determines its own functional currency and items included in the accounts of each entity are measured using that functional currency. An entity's functional currency reflects the underlying transactions, events and conditions that are relevant to it.

Notes to the consolidated accounts (Continued)

1      Significant accounting policies (Continued)

        At an individual entity level, transactions in a currency other than the functional currency of the entity are translated to the functional currency at the exchange rate ruling at the day of the transaction. Entities which have multiple foreign currency transactions apply the average rate for the month as an approximation of the exchange rate on the day of the transaction. Monetary assets and liabilities denominated in foreign currencies are translated into the functional currency at the rates of exchange ruling at the balance sheet date and any foreign exchange differences arising are recognised in the income statement except those arising on intra-group balances, settlement of which is neither planned nor probable to occur, which are recognised in other comprehensive income. Non-monetary assets and liabilities are measured in terms of historical cost and are translated using the exchange rate at the date of the transaction.

        On consolidation, the results of entities with a functional currency other than Sterling are translated into Sterling using a monthly average exchange rate. The net assets of such entities are translated into Sterling at the closing exchange rate.

        Exchange differences arising on the translation of foreign currency net investments and any foreign currency borrowings, or forward contracts used to hedge those investments, are taken to a translation reserve. They are recycled and recognised as a profit or loss on the disposal or closure of a business. The cumulative translation difference for all foreign operations was deemed to be zero as at 1 January 2004, the date of transition to adopted IFRS.

Impairment

        The carrying values of all of the group's assets other than inventories, balances on long-term contracts and deferred tax assets are reviewed at each balance sheet date to determine whether there is any indication of impairment. If there are indications of an impairment in the carrying value then the recoverable amount is estimated and compared to the carrying amount.

        For goodwill and assets not yet available for use, the recoverable amount is estimated at each balance sheet date. An impairment loss is recognised to the extent that the carrying value of an asset exceeds its recoverable amount.

Intangible assets other than goodwill

        Intangible assets acquired by the group, which include software, customer relationships, trademarks and order backlogs, are stated at cost less accumulated amortisation and impairment losses. The cost of an intangible asset acquired in a business combination is fair value at date of acquisition.

        Amortisation is charged to the income statement on a straight line basis over the estimated useful lives of intangible assets, from the date they are available for use.

        The estimated lives of intangible assets held at 31 December 2013 are as follows:

Software	Three to seven years
Customer relationships	Two to ten years
Brand/trademarks	Up to five years
Other	Up to six years

Notes to the consolidated accounts (Continued)

1      Significant accounting policies (Continued)

Inventories

        Inventories, including land held for and in the course of development, are stated at the lower of cost and net realisable value.

        Development land and work in progress is included at cost less any losses foreseen in completing and disposing of the development. Cost includes cost of acquisition and development to date, including directly attributable fees and expenses net of rental and other income attributable to the development.

Leases

        Operating lease costs, including incentives received, are charged to the income statement on a straight line basis over the period of the lease.

Long-term contracts

        As soon as the outcome of a long-term contract can be estimated reliably, contract revenue and expenses are recognised in the income statement in proportion to the stage of completion of the contract. The stage of completion is assessed by reference to costs incurred to date as a percentage of total forecast costs. When the outcome of a contract cannot be estimated reliably, revenue is recognised only to the extent of contract costs incurred that it is probable will be recoverable, and contract costs are expensed as incurred. An expected loss on a contract is recognised immediately in the income statement.

        Revenue in respect of variations to the contract scope and claims is recognised when it is probable that it will be received and is capable of being reliably measured. Incentive payments are recognised when a contract is sufficiently far advanced that it is probable that the required conditions will be met and the amount of the payment can be reliably measured.

        The gross amounts due from customers under long-term contracts are stated at cost plus recognised profits, less provision for recognised losses and progress billings. These amounts are reported in trade and other receivables.

        Payments on account in excess of the gross amounts due from customers are included in trade and other payables.

Net financing expense

        Net financing expense comprises interest receivable on funds invested, interest payable, pension financing income, the unwinding of discounted balances and foreign exchange gains and losses. Interest income and interest payable are recognised in the income statement as they accrue, using the effective interest method.

        Directly attributable finance costs are capitalised in the cost of purchased and constructed property, plant and equipment, until the relevant assets are brought into operational use.

Property, plant and equipment

        Property, plant and equipment is measured at cost less accumulated depreciation and impairment losses. The cost of property, plant and equipment as at 1 January 2004, the date of transition to adopted IFRS, was determined by reference to its fair value at that date.

Notes to the consolidated accounts (Continued)

1      Significant accounting policies (Continued)

        Depreciation is provided on all property, plant and equipment, with the exception of freehold land, at rates calculated to write off the cost, less estimated residual value, of each asset on a straight line basis over its estimated useful life. Reviews are made annually of the estimated remaining lives and residual values of individual assets.

        The estimated lives used are:

Freehold buildings	Up to 50 years
Leasehold land and buildings	The shorter of the lease term or 50 years
Plant and equipment	Mainly three to five years

Provisions for liabilities and charges

        Provisions are recognised when the group has a present obligation (legal or constructive) as a result of a past event; it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation; and a reliable estimate can be made of the amount of the obligation.

        The group has taken internal and external advice in considering known and reasonably likely legal claims and actions made by or against the group. It carefully assesses the likelihood of success of a claim or action. Appropriate provisions are made for legal claims or actions against the group on the basis of likely outcome, but no provisions are made for those which, in the view of management, are unlikely to succeed. These possible but not probable liabilities are disclosed in note 26 as contingent liabilities.

Research and development government credits

        The group claims research and development government credits in the UK, US and Canada. These are judged to have characteristics more akin to grants than income taxes and are offset against the relevant expenditure caption. Credits are recognised to the extent there is reasonable assurance they will be received which, given the necessary claims processes, can be some time after the original expense is incurred.

Revenue

        Revenue is measured at the fair value of consideration received or receivable, excluding value added tax, for goods and services supplied to external customers. It includes the group's share of revenue from work carried out under jointly controlled operations.

        Revenue from services and construction contracts is recognised by reference to the stage of completion of the contract, as set out in the accounting policy for long-term contracts.

Share-based payments

        There are various share-based payment arrangements which allow AMEC employees to acquire AMEC shares; these awards are granted by AMEC. The fair value of awards granted is recognised as a cost of employment with a corresponding increase in equity. The fair value is measured at grant date and spread over the period during which the employees become unconditionally entitled to the award. The fair value of the award is measured using a valuation model, taking into account the terms and conditions upon which the awards were granted. The amount recognised as an expense is adjusted to

Notes to the consolidated accounts (Continued)

1      Significant accounting policies (Continued)

reflect the actual number of shares that vest except where non-vesting is due to total shareholder return not achieving the threshold for vesting.

Taxation

        Income tax expense comprises the sum of the current tax charge and the movement in deferred tax.

        Current tax payable or recoverable is based on taxable profit for the year using tax rates and laws that have been enacted or substantively enacted by the balance sheet date, and any adjustment to tax payable in respect of previous years. Tax is recognised in the income statement except to the extent that it relates to items recognised in other comprehensive income or equity, in which case it is recognised in other comprehensive income or equity as appropriate.

        Deferred tax is provided on temporary differences between the carrying amounts of assets and liabilities in the accounts and the corresponding tax bases used in the computation of taxable profit. Deferred tax liabilities are generally recognised for all taxable temporary differences with deferred tax assets being recognised where it is probable that future taxable profits will be available against which the asset can be utilised. The carrying amount of deferred tax assets is reviewed at each balance sheet date and adjustments made to the extent that it is no longer probable that sufficient profits will be available.

        Assets and liabilities are not recognised if the temporary differences arise from the initial recognition (other than in a business combination) of assets and liabilities in a transaction that affects neither accounting nor taxable profit.

        Deferred tax liabilities are recognised for taxable temporary differences arising on investments in subsidiaries and joint ventures, except where the group is able to control the reversal of the temporary difference and it is probable that the temporary difference will not reverse in the foreseeable future.

        Deferred tax is calculated using tax rates and laws that have been enacted or substantively enacted to apply when the deferred tax asset is realised or the liability is settled.

        Deferred tax assets and liabilities are offset when they relate to income taxes levied by the same taxation authority and it is intended that they will be settled on a net basis.

2      Segmental analysis of continuing operations

        AMEC is a focused supplier of consultancy, engineering and project management services to customers in the world's oil and gas, mining, clean energy, and environment and infrastructure markets. Following a restructure in late 2012, the group's results are now reported on a geographic, rather than divisional basis. This reflects the new structure, introduced to strengthen customer focus and so maximise potential growth opportunities. Each of the three geographies is considered to be a reportable segment.

        AMEC's Chief Executive together with the senior management team constitute the chief operating decision maker and they regularly review the performance of these three geographies, as well as the Investment Services segment. Details of the services offered by each business unit and the end markets in which they operate are given in the strategic report.

Notes to the consolidated accounts (Continued)

2      Segmental analysis of continuing operations (Continued)

Revenue and results

	Revenue			Profit/(loss)
	2013	2012 (restated)	2011 (restated)	2013	2012 (restated)	2011 (restated)
	£ million	£ million	£ million	£ million	£ million	£ million
Americas	2,247	2,500	1,807	241	233	200
Europe	1,227	1,080	899	93	95	95
Growth Regions	536	531	442	33	32	46
Investment Services	6	9	6	11	7	4

	4,016	4,120	3,154	378	367	345
Internal revenue	(42)	(32)	(21)	—	—	—

External revenue	3,974	4,088	3,133	—	—	—

Corporate costs(1)				(35)	(33)	(33)

EBITA(2)				343	334	312
Net financing (expense)/income(3)				(11)	(7)	4

Adjusted profit before tax				332	327	316
Tax on results of joint ventures(4)				(5)	(5)	(7)

				327	322	309
Intangible amortisation and goodwill impairment				(47)	(44)	(39)
Exceptional items				(25)	(24)	(6)

Profit before income tax				255	254	264

Notes:

(1)
Corporate costs comprise the costs of operating central corporate functions and certain regional overheads

(2)
EBITA is earnings from continuing operations before net financing (expense)/income, tax, intangible amortisation and goodwill impairment and pre-tax exceptional items of £315 million (2012: £311 million; 2011: £286 million), but including joint venture EBITA of £28 million (2012: £23 million; 2011 £26 million)

(3)
Net financing (expense)/income includes AMEC's share of net interest payable of joint ventures

(4)
The share of post-tax results of joint ventures is further analysed as follows:

	2013	2012	2011
	£ million	£ million	£ million
EBITA	28	23	26
Net financing expense	(9)	(6)	(4)
Tax	(5)	(5)	(7)

	14	12	15

Notes to the consolidated accounts (Continued)

2      Segmental analysis of continuing operations (Continued)

        Transactions between reportable segments are conducted on an arm's length basis. Internal revenue arises in the segments as follows:

	2013	2012 (restated)	2011 (restated)
	£ million	£ million	£ million
Americas	18	15	3
Europe	17	8	13
Growth Regions	7	9	5

	42	32	21

Other information

	Share of post-tax results of joint ventures			Depreciation			Intangible amortisation
	2013	2012 (restated)	2011 (restated)	2013	2012 (restated)	2011 (restated)	2013	2012 (restated)	2011 (restated)
	£ million	£ million	£ million	£ million	£ million	£ million	£ million	£ million	£ million
Americas	2	1	1	7	6	6	18	18	15
Europe	7	12	15	3	3	2	17	16	15
Growth Regions	2	2	1	2	2	2	12	10	9
Investment Services	3	(3)	(2)	—	—	—	—	—	—

	14	12	15	12	11	10	47	44	39

Geographical origin

	Revenue			Non-current assets
	2013	2012 (restated)	2011 (restated)	2013	2012 (restated)	2011 (restated)
	£ million	£ million	£ million	£ million	£ million	£ million
United Kingdom	1,112	1,030	848	326	336	173
Canada	1,104	1,260	929	188	211	222
United States	1,070	1,097	844	284	278	313
Rest of the world	688	701	512	225	261	239

	3,974	4,088	3,133	1,023	1,086	947

        The non-current assets analysed by geography include property, plant and equipment, intangible assets, interests in joint ventures, derivative financial instruments and long-term receivables.

3      Revenue

	2013	2012 (restated)	2011 (restated)
	£ million	£ million	£ million
Construction contracts	342	414	271
Services	3,632	3,674	2,862

	3,974	4,088	3,133

Notes to the consolidated accounts (Continued)

3      Revenue (Continued)

        The revenue from construction contracts shown above is based on the definition of construction contracts included in IAS 11 and includes revenue from all contracts directly related to the construction of an asset even if AMEC's role is as a service provider, for example project management.

4      Profit/(loss) before net financing (expense)/income—continuing operations

	2013	2012	2011
	£ million	£ million	£ million
Depreciation of property, plant and equipment	12	11	10
Minimum payments under operating leases	96	92	79
Research and development government credits	(22)	(5)	—

        There are no material receipts from subleases.

	2013	2012	2011
	£ million	£ million	£ million
Fees paid to the auditor and its associates:
The auditing of the accounts	0.3	0.3	0.3
The auditing of accounts of any subsidiaries of the company	1.1	1.0	1.0
Taxation compliance services	0.3	0.3	0.4
All taxation advisory services other than compliance	0.1	0.1	—
All services relating to corporate finance transactions entered into, or proposed to be entered into, by or on behalf of the company or any of its associates	1.6	0.2	—
All other non-audit services	0.1	0.1	—

	3.5	2.0	1.7

5      Amortisation, impairment and exceptional items

	2013	2012	2011
	£ million	£ million	£ million
Continuing operations:
Administrative expenses—exceptional items	(18)	(24)	(8)
Administrative expenses—intangible amortisation and goodwill impairment	(47)	(44)	(39)
	(65)	(68)	(47)
(Loss)/profit on business disposals and closures	(7)	—	2

	(72)	(68)	(45)
Taxation (charge)/credit on exceptional items of continuing operations	(6)	9	6
Taxation charge on restructuring	(16)	—	—
Taxation credit on intangible amortisation and goodwill impairment	20	12	11
	(2)	21	17

Post-tax amortisation, impairment and exceptional items of continuing operations	(74)	(47)	(28)
Exceptional items of discontinued operations (post—tax)	—	5	25

Post-tax amortisation, impairment and exceptional items	(74)	(42)	(3)

Notes to the consolidated accounts (Continued)

5      Amortisation, impairment and exceptional items (Continued)

        Post-tax exceptional items for 2013 are further analysed as follows:

2013

	Loss on disposals	Loss in respect of business closures	Loss on business disposals and closures	Other exceptional items	Total
	£ million	£ million	£ million	£ million	£ million
Continuing operations	—	(7)	(7)	(18)	(25)
Discontinued operations	(6)	—	(6)	—	(6)

Loss before tax	(6)	(7)	(13)	(18)	(31)
Taxation charge on restructuring	—	—	—	(16)	(16)
Taxation on exceptional items	6	—	6	(6)	—

Loss after tax	—	(7)	(7)	(40)	(47)

        Additional indemnity provisions of £10 million and costs in respect of businesses sold in prior years (and classified as discontinued) were offset by the release of a £5 million litigation provision and indemnity provisions no longer required, and give a pre-tax exceptional loss on disposals of £6 million.

        There were additional litigation provisions of £9 million offset by releases of £2 million in respect of businesses closed in a prior year and classified as continuing.

        Exceptional costs of £18 million in continuing operations includes £14 million restructuring costs associated with the management reorganisation into geographic business units and transaction costs of £4 million which, in line with IFRS 3, are charged to the income statement.

        A tax provision of £16 million has been established for potential withholding tax following a group restructuring that resulted in a significant amount of cash being repatriated from foreign subsidiaries.

        Post-tax exceptional items for 2012 are further analysed as follows:

2012

	Loss on disposals	Loss in respect of business closures	Loss on business disposals and closures	Other exceptional items	Total
	£ million	£ million	£ million	£ million	£ million
Continuing operations	—	—	—	(24)	(24)
Discontinued operations	(11)	—	(11)	17	6

Loss before tax	(11)	—	(11)	(7)	(18)
Taxation on exceptional items	3	—	3	5	8

Loss after tax	(8)	—	(8)	(2)	(10)

        A loss on disposals of £11 million arose from adjustments to provisions held in respect of a business sold in prior years (and classified as discontinued) and foreign exchange movements on provisions established on the disposal of SPIE.

Notes to the consolidated accounts (Continued)

5      Amortisation, impairment and exceptional items (Continued)

        Exceptional costs of £24 million in continuing operations included the £11 million costs of funding a joint venture which was part of a recent acquisition, costs of £11 million associated with restructuring following the management reorganisation into geographic business units and transaction and deferred compensation costs which, in line with IFRS 3, are charged to the income statement. Transaction costs of £2 million were incurred in the year.

        The exceptional gain in discontinued operations of £17 million arises from the recognition of an insurance receivable following the Supreme Court judgement on mesothelioma liability, a provision against which was established a number of years ago.

        Post-tax exceptional profits for 2011 are further analysed as follows:

2011

	Profit/(loss) on disposals	Profit in respect of business closures	Profit/(loss) on business disposals and closures	Other exceptional items	Total
	£ million	£ million	£ million	£ million	£ million
Continuing operations	—	2	2	(8)	(6)
Discontinued operations	(2)	—	(2)	—	(2)

(Loss)/profit before tax	(2)	2	—	(8)	(8)
Tax	27	1	28	5	33

Profit/(loss) after tax	25	3	28	(3)	25

        Adjustments to provisions held in respect of businesses sold in prior years, including the release of a tax provision relating to the disposal of AMEC's Built Environment businesses in 2007, resulted in a post-tax profit on disposal and closures of £28 million.

        Other exceptional losses of £8 million include IFRS 3 acquisition, transaction and deferred compensation costs along with the costs of exiting the group's activities in Libya and restructuring costs in the Environment & Infrastructure division following the acquisition of MACTEC. Transaction costs of £3 million have been incurred in the year.

6      Staff costs and employee numbers—continuing operations

	2013	2012 (restated)	2011 (restated)
	£ million	£ million	£ million
Wages and salaries	1,459	1,424	1,269
Social security costs	98	94	83
Equity-settled share-based payments (note 22)	14	15	11
Contributions to defined contribution schemes	36	34	30
Defined benefit pension scheme expense (note 14)	32	32	19

	1,639	1,599	1,412

Notes to the consolidated accounts (Continued)

6      Staff costs and employee numbers—continuing operations (Continued)

	2013	2012 (restated)	2011 (restated)
	number	number	number
The average number of people employed was as follows:
Americas	13,046	13,516	11,926
Europe	7,216	7,294	7,010
Growth Regions	3,070	2,348	2,237
Investment Services/Centre	240	221	249

	23,572	23,379	21,422

        Details of directors' remuneration are provided in the Directors' remuneration report.

        The average number of employees as stated above excludes agency staff.

7      Net financing (expense)/income—continuing operations

	2013	2012 (restated)	2011 (restated)
	£ million	£ million	£ million
Financial income
Interest income on bank deposits	7	7	4
Other interest and similar income	3	2	2
Pension financing income	1	—	1
Foreign exchange gains	1	1	3

	12	10	10

Financial expense
Interest payable on bank loans and overdrafts	(9)	(5)	—
Other interest and similar expense	(3)	(2)	—
Pension finance expense	—	(3)	—
Foreign exchange losses	(2)	(1)	(2)

	(14)	(11)	(2)

Net financing (expense)/income	(2)	(1)	8

Notes to the consolidated accounts (Continued)

8      Income tax—continuing operations

        Income tax arises in respect of the different categories of income and expenses as follows:

	2013	2012 (restated)	2011 (restated)
	£ million	£ million	£ million
Income tax expense on continuing operations before exceptionals, intangible amortisation and goodwill impairment	67	68	70
Income tax credit on intangible amortisation and goodwill impairment	(20)	(12)	(11)
Income tax charge on restructuring	16	—	—
Income tax charge/(credit) in respect of other exceptional items	6	(9)	(6)

Total income tax expense from continuing operations in the income statement	69	47	53

	2013	2012 (restated)	2011 (restated)
	£ million	£ million	£ million
Current tax
UK corporation tax at 23.25 per cent (2012: 24.5 per cent; 2011: 26.5 per cent)	18	16	12
Double tax relief	(3)	(4)	(2)
Overseas tax	80	56	47
Adjustments in respect of prior years	(26)	(7)	(2)

	69	61	55

Deferred tax
UK deferred tax at 20.0 per cent (2012: 23.0 per cent; 2011: 25.0 per cent), pension surplus at 20.0 per cent (2012: 35.0 per cent; 2011: 35.0 per cent)—origination and reversal of temporary differences	(16)	4	12
Overseas deferred tax	14	(15)	(11)
Adjustments in respect of prior years	2	(3)	(3)

	—	(14)	(2)

Total income tax expense for continuing operations	69	47	53

        In his budget speeches on 21 March 2012 and 20 March 2013, the UK chancellor of the exchequer announced reductions in the rate of corporation tax to 23 per cent from 1 April 2013, 21 per cent from 1 April 2014 and 20 per cent from 1 April 2015.

        As at 31 December 2013, the reduction in the rate of corporation tax to 20 per cent had been substantively enacted.

Notes to the consolidated accounts (Continued)

8      Income tax—continuing operations (Continued)

        Factors affecting the tax expense for the year are explained as follows:

	2013	2012 (restated)	2011 (restated)
	£ million	£ million	£ million
Profit before income tax from continuing operations	255	254	264

Expected income tax expense	59	62	70
Non-deductible expenses—pre-exceptional	12	9	6
Non-deductible expenses—exceptional	—	1	2
Non-taxable income—pre-exceptional	(6)	(5)	(8)
Non-taxable income—exceptional	—	—	(4)
Impact of providing deferred tax on pension surplus at 20.0 per cent (2012: 35.0 per cent; 2011: 35.0 per cent)	(21)	(1)	1
Impact of change in UK tax rate to 20.0 per cent (2012: 23.0 per cent; 2011: 25.0 per cent) on deferred tax	—	3	2
Overseas income and expenses taxed at rates other than 23.25 per cent (2012: 24.5 per cent; 2011: 26.5 per cent)	25	3	3
Change in recognition of deferred tax assets	28	(11)	(9)
Utilisation of current year tax losses	—	—	(1)
Other adjustments in respect of prior years	(24)	(10)	(5)
Effects of results of joint ventures	(4)	(4)	(4)

Total income tax expense for the year for continuing operations	69	47	53

	2013	2012 (restated)	2011 (restated)
	£ million	£ million	£ million
Tax recognised directly in equity
Current tax	—	(1)	(3)
Deferred tax (note 15)	21	27	(18)

Tax charge recognised directly in equity	21	26	(21)

        As at 31 December 2013, the deferred tax liability arising on the UK pension surplus has been measured at the substantively enacted UK tax rate of 20 per cent. It was previously measured at 35 per cent being the tax rate that would be applied if the surplus was refunded. The change in the year reflects the fact there is no longer any reasonable expectation of a refund of the pension surplus in advance of anything that may become due on the eventual winding-up of the scheme. The impact of the change is a deferred tax credit in respect of continuing operations of £21 million, a deferred tax credit in respect of discontinued operations of £4 million and a deferred tax charge of £12 million recognised in other comprehensive income.

9      (Loss)/profit for the year from discontinued operations

        Discontinued operations represent the residual assets and retained obligations in respect of businesses sold in prior years, as well as the UK conventional power business, which was discontinued in the year.

        In accordance with IFRS 5, the post-tax results of discontinued operations are disclosed separately in the consolidated income statement.

Notes to the consolidated accounts (Continued)

9      (Loss)/profit for the year from discontinued operations (Continued)

        The results of the discontinued operations are as follows:

	2013	2012 (restated)	2011 (restated)
	£ million	£ million	£ million
Revenue	15	70	128
Cost of sales and net operating expenses	(25)	(74)	(140)

Loss before exceptional items and income tax	(10)	(4)	(12)
Attributable tax	2	1	3

	(8)	(3)	(9)
Loss on disposal	(6)	(11)	(2)
Tax on disposals	6	3	3
Other exceptional items	—	17	—
Tax on exceptional items	—	(4)	—
Adjustments in respect of prior years—release of tax provision on disposal of business	—	—	24

(Loss)/profit for the year from discontinued operations	(8)	2	16

        Other exceptional items in 2012 related to the recognition of an insurance receivable, following the Supreme Court judgement on mesothelioma liability.

10    Earnings per share

        Basic and diluted earnings per share are shown on the face of the income statement. The calculation of the average number of shares in issue has been made having deducted the shares held by the trustees of the Performance Share Plan and those held in treasury by the company.

	2013			2012			2011
	Earnings	Weighted average shares number	Earnings per share	Earnings (restated)	Weighted average shares number	Earnings per share (restated)	Earnings (restated)	Weighted average shares number	Earnings per share (restated)
	£ million	million	pence	£ million	million	pence	£ million	million	pence
Basic earnings from continuing operations	187	293	63.8	206	315	65.2	211	327	64.4
Share options	—	2	(0.4)	—	2	(0.4)	—	3	(0.5)
Employee share and incentive schemes	—	4	(0.9)	—	4	(0.8)	—	4	(0.8)

Diluted earnings from continuing operations	187	299	62.5	206	321	64.0	211	334	63.1

Basic earnings from discontinued operations	(8)	293	(2.7)	2	315	0.6	16	327	4.8
Share options	—	2	—	—	2	—	—	3	—
Employee share and incentive schemes	—	4	—	—	4	—	—	4	(0.1)

Diluted earnings from discontinued operations	(8)	299	(2.7)	2	321	0.6	16	334	4.7

Notes to the consolidated accounts (Continued)

10    Earnings per share (Continued)

        Basic and diluted profit from continuing operations is calculated as set out below:

	2013	2012 (restated)	2011 (restated)
	£ million	£ million	£ million
Profit for the year from continuing operations	186	207	211
Loss/(profit) attributable to non-controlling interests	1	(1)	—

Basic and diluted profit from continuing operations	187	206	211

        In order to appreciate the effects on the reported performance of intangible amortisation, goodwill impairment and exceptional items, additional calculations of earnings per share are presented.

	2013			2012			2011
	Earnings	Weighted average shares number	Earnings per share	Earnings (restated)	Weighted average shares number	Earnings per share (restated)	Earnings (restated)	Weighted average shares number	Earnings per share (restated)
	£ million	million	pence	£ million	million	pence	£ million	million	pence
Basic earnings from continuing operations	187	293	63.8	206	315	65.2	211	327	64.4
Exceptional items (post-tax)	47	—	16.0	15	—	4.7	—	—	0.1
Amortisation and impairment (post-tax)	27	—	9.2	32	—	10.2	28	—	8.6

Basic earnings from continuing operations before amortisation, impairment and exceptional items	261	293	89.0	253	315	80.1	239	327	73.1
Share options	—	2	(0.6)	—	2	(0.5)	—	3	(0.6)
Employee share and incentive schemes	—	4	(1.2)	—	4	(1.0)	—	4	(0.9)

Diluted earnings from continuing operations before amortisation, impairment and exceptional items	261	299	87.2	253	321	78.6	239	334	71.6

Basic (loss)/earnings from discontinued operations	(8)	293	(2.7)	2	315	0.6	16	327	4.8
Exceptional items (post-tax)	—	—	—	(5)	—	(1.4)	(25)	—	(7.5)

Basic loss from discontinued operations before amortisation, impairment and exceptional items	(8)	293	(2.7)	(3)	315	(0.8)	(9)	327	(2.7)
Share options	—	2	—	—	2	—	—	3	—
Employee share and incentive schemes	—	4	—	—	4	—	—	4	—

Diluted loss from discontinuing operations before amortisation, impairment and exceptional items	(8)	299	(2.7)	(3)	321	(0.8)	(9)	334	(2.7)

Notes to the consolidated accounts (Continued)

11    Property, plant and equipment

	Land and buildings	Plant and equipment	Total
	£ million	£ million	£ million
Cost
As at 1 January 2013	32	103	135
Exchange and other movements	(2)	(4)	(6)
Additions	2	8	10
Disposals	(2)	(12)	(14)

As at 31 December 2013	30	95	125

Depreciation
As at 1 January 2013	17	75	92
Exchange and other movements	(1)	(3)	(4)
Provided during the year	3	9	12
Disposals	(2)	(12)	(14)

As at 31 December 2013	17	69	86

Cost
As at 1 January 2012	31	106	137
Acquired through business combinations	—	2	2
Additions	4	15	19
Disposals	(3)	(20)	(23)

As at 31 December 2012	32	103	135

Depreciation
As at 1 January 2012	16	86	102
Provided during the year	3	8	11
Disposals	(2)	(19)	(21)

As at 31 December 2012	17	75	92

Cost
As at 1 January 2011	28	104	132
Exchange and other movements	—	(1)	(1)
Acquired through business combinations	1	3	4
Additions	4	8	12
Disposals	(1)	(6)	(7)
Disposal of businesses	(1)	(2)	(3)

As at 31 December 2011	31	106	137

Depreciation
As at 1 January 2011	15	85	100
Exchange and other movements	—	(1)	(1)
Provided during the year	2	8	10
Disposals	(1)	(5)	(6)
Disposal of businesses	—	(1)	(1)

As at 31 December 2011	16	86	102

Net book value
As at 31 December 2013	13	26	39

As at 31 December 2012	15	28	43

As at 31 December 2011	15	20	35

As at 1 January 2011	13	19	32

Notes to the consolidated accounts (Continued)

11    Property, plant and equipment (Continued)

	31 December 2013	31 December 2012	31 December 2011
	£ million	£ million	£ million
The net book value of land and buildings comprised:
Freehold	5	5	6
Short leasehold	8	10	9

	13	15	15

Notes to the consolidated accounts (Continued)

12    Intangible assets

	Goodwill	Software	Customer relationships	Other	Total
	£ million	£ million	£ million	£ million	£ million
Cost
As at 1 January 2013	831	53	188	56	1,128
Exchange and other movements	(52)	(1)	(4)	(2)	(59)
Acquired through business combinations	13	—	4	2	19
Additions	—	15	—	—	15
Disposals and retirements	—	(1)	(4)	(16)	(21)

As at 31 December 2013	792	66	184	40	1,082

Amortisation
As at 1 January 2013	40	21	58	40	159
Exchange and other movements	(5)	(1)	(3)	(1)	(10)
Provided during the year	—	10	29	8	47
Disposals and retirements	—	(1)	(4)	(16)	(21)

As at 31 December 2013	35	29	80	31	175

Cost
As at 1 January 2012	764	46	107	57	974
Exchange and other movements	(20)	(3)	(3)	(1)	(27)
Acquired through business combinations	87	1	85	5	178
Additions	—	12	—	—	12
Disposals and retirements	—	(3)	(1)	(5)	(9)

As at 31 December 2012	831	53	188	56	1,128

Amortisation
As at 1 January 2012	39	19	36	32	126
Exchange and other movements	1	(2)	(1)	(1)	(3)
Provided during the year	—	6	24	14	44
Disposals and retirements	—	(2)	(1)	(5)	(8)

As at 31 December 2012	40	21	58	40	159

Cost
As at 1 January 2011	597	27	57	48	729
Exchange and other movements	5	—	(1)	4	8
Acquired through business combinations	164	5	53	21	243
Additions	—	14	—	—	14
Disposals and retirements	(2)	—	(2)	(16)	(20)

As at 31 December 2011	764	46	107	57	974

Amortisation
As at 1 January 2011	40	15	21	32	108
Exchange and other movements	(1)	—	—	—	(1)
Provided during the year*	2	4	17	16	39
Disposals and retirements	(2)	—	(2)	(16)	(20)

As at 31 December 2011	39	19	36	32	126

Net book value
As at 31 December 2013	757	37	104	9	907

As at 31 December 2012	791	32	130	16	969

As at 31 December 2011	725	27	71	25	848

As at 1 January 2011	557	12	36	16	621

*
Amounts provided during the year include £2 million of goodwill allocated to a small business divested during the year.

Notes to the consolidated accounts (Continued)

12    Intangible assets (Continued)

        The net book value of other intangible assets is analysed as follows:

	31 December 2013	31 December 2012	31 December 2011
	£ million	£ million	£ million
Brand/trademarks	4	8	15
Order backlog	2	2	4
Non-compete agreement	1	3	3
Licences	2	3	3

	9	16	25

        The group is required to test its goodwill and intangible assets for impairment at least annually, or more frequently if indicators of impairment exist.

        The review of goodwill for indications of impairment by management is performed against the three core geographies of Americas, Europe and Growth Regions, being the lowest level of cash-generating units (CGU) monitored for goodwill purposes. This is consistent with the integration of acquisitions into the three segments in order to generate synergies. Goodwill has been allocated between geographic segments on a relative fair value basis.

        The recoverable amount of the CGU has been based on value-in-use calculations. These calculations use cash flow projections included in the financial budgets approved by management covering a two-year period and pre-tax discount rates as set out in the table below. Given the current market conditions, management believe that the discount rates chosen are conservative. For the purposes of the calculation of the recoverable amount, the cash flow projections beyond the two-year period include 2 per cent growth per annum (2012: 2 per cent; 2011: 2 per cent), which is in line with long-term average growth rates for the regions in which the CGUs operate. The value in use has been compared to the carrying value for each CGU and no impairment is required nor has been charged in respect of any of the CGUs.

        The financial budgets reflect management's judgement of the future cash flows which includes past experience and expectations of future performance. The most significant assumptions relate to EBITA margin1 and the conversion of EBITA into cash (cash conversion). Revenue is underpinned by a secure order book for each CGU and the order book remains strong at £4.1 billion as at 31 December 2013 (2012: £3.6 billion; 2011: £3.7 billion). The selection of EBITA margin takes into account the margins being generated on contracts in progress and management's view of the margin on orders received, and is consistent with Vision 2015 objectives. The cash conversion reflects past experience and current contract mix.

        A sensitivity analysis has been performed, at the individual CGU level, in order to review the impact of changes in key assumptions. For example, a 10 per cent decrease in volume, with all other assumptions held constant, or a 1 per cent decrease in margin, with all other assumptions held constant, did not identify any impairments. Similarly, zero growth after the initial two-year period, with all other assumptions held constant or a 1 per cent increase in discount rate, did not identify any impairments.

        Goodwill of £2 million was allocated to a small business divested during 2011.

Notes to the consolidated accounts (Continued)

12    Intangible assets (Continued)

        Goodwill is as follows:

	Goodwill 31 December 2013	Pre-tax discount rate 2013
	£ million	per cent
Americas	431	12
Europe	250	12
Growth Regions	76	12

(1)
Before intangible amortisation and exceptional items but including joint venture EBITA, as a percentage of revenue

13    Interests in joint ventures

Interests in joint ventures

        The group does not hold any individual material interests in joint ventures in either 2013, 2012 or 2011.

        Details in aggregate of the group's interests in all individually immaterial joint ventures that are accounted for using the equity method are as follows:

£ million
Net book value
As at 1 January 2013	47
Exchange and other movements	(1)
Additions	1
Reclassifications	(1)
Total comprehensive income	14
Dividends received	(8)

As at 31 December 2013	52

As at 1 January 2012	41
Exchange and other movements	2
Additions	6
Impairment of investment	(3)
Total comprehensive income	12
Dividends received	(11)

As at 31 December 2012	47

As at 1 January 2011	43
Exchange and other movements	(1)
Additions	2
Disposals	(1)
Total comprehensive income	15
Dividends received	(17)

As at 31 December 2011	41

Notes to the consolidated accounts (Continued)

13    Interests in joint ventures (Continued)

        Total comprehensive income of £14 million (2012: £12 million; 2011: £15 million) is net of provisions of £15 million (2012: £4 million; 2011: £nil) taken against the comprehensive income of one joint venture entity, where the corresponding increase in the carrying value of the joint venture is not recoverable.

PPP service concessions

        Details of the PPP service concessions are as follows:

		Financial close	Equity stake	Concession period	Net equity invested
Transport	A13 Thames Gateway	2000	25%	30 years	—
	Incheon Bridge, Korea	2005	23%	30 years	£15m
Waste management	Lancashire Waste Project	2007	50%	25 years	£2m

Interests in joint operations

        The group does not hold any individual material interests in joint operations in either 2013, 2012 or 2011.

14    Retirement benefit assets and liabilities

Defined benefit schemes

        The group operates a number of pension schemes for UK and overseas employees. The principal defined benefit schemes are in the UK, with the main schemes being the AMEC Staff pension scheme and the AMEC Executive pension scheme. These schemes were closed to new members during 2012 but remain open to further accrual. The majority of overseas members are in defined contribution schemes. Contributions by the group into defined contribution schemes are disclosed in note 6.

        IAS 19 'Employee Benefits' was amended in June 2011. The impact on the group has been to replace interest cost and expected return on plan assets with a net interest amount that is calculated by applying the discount rate to the net defined benefit asset/liability. Details of the restatement are included in note 1.

        The group's main defined benefit plans are average salary plans for UK employees (the AMEC Staff pension scheme and the AMEC Executive pension scheme), which require contributions to be made to a separately administered fund. These schemes are governed by the employment laws of the UK. The level of benefits provided depends on the member's length of service and salary each year. Once the benefits are in payment, the pension is adjusted each year relative to the UK's Retail Prices Index. The defined benefit plans require contributions to be made to a separately administered fund. The fund is established under trust law and is governed by a Board of Trustees, which consists of employers' and employees' representatives together with two independent trustees. The Board of Trustees is responsible for the administration of the plan assets and for the definition of the investment strategy.

        Every three years, the Board of Trustees is required to review the level of funding in the pension plans as required by legislation. The Board of Trustees decides the contribution levels in consultation with the employers' based on the results of this triennial review. In the event that there is a funding

Notes to the consolidated accounts (Continued)

14    Retirement benefit assets and liabilities (Continued)

deficit, the Trustees and employers' will agree a recovery plan to eliminate that deficit over as short a period as is reasonably affordable.

        Due to the nature of the liabilities, the pension plans are exposed to inflation, interest rate risk and changes in the life expectancy for pensioners. As the plan assets include significant investments in quoted equities, the group is also exposed to equity market risk.

        The valuations used have been based on the most recent valuation of the two major UK schemes as at 31 March 2011 and updated by the schemes' actuaries for the requirement to assess the present value of the liabilities of the schemes as at 31 December 2013. The assets of the schemes are stated at their aggregate market value as at 31 December 2013.

        The principal assumptions made by the actuaries in relation to the main UK schemes are as follows:

	31 December 2013	31 December 2012	31 December 2011
	per cent	per cent	per cent
Rate of discount	4.6	4.5	4.7
Rate of inflation	3.3	2.9	3.0
Rate of increase in salaries	3.3	2.9	4.0
Rate of increase in pensions in payment (service before/after 1 January 2008)	3.2/2.2	2.8/2.0	3.0/2.3

        The main overseas schemes as at 31 December 2013 consist of three funded defined benefit schemes held in Canada and The Law Companies Group, Inc Pension Plan that was acquired as part of the acquisition of MACTEC. A discount rate of 4.9 per cent (2012: 4.3 per cent; 2011: 4.6 per cent) and salary inflation rate of 2.75 per cent (2012: 2.75 per cent; 2011: 2.75 per cent) have been used for the three defined benefit schemes held in Canada. A discount rate of 4.7 per cent (2012: 3.7 per cent; 2011: 4.6 per cent) has been used for the Law Companies Group, Inc. Pension Plan retirement scheme. No further benefits are being accrued in this scheme.

        For the main UK pension schemes, the assumed life expectancy is as follows:

	31 December 2013	31 December 2013	31 December 2012	31 December 2012	31 December 2011	31 December 2011
	Male years	Female years	Male years	Female years	Male years	Female years
Member aged 65 (current life expectancy)	22.9	24.4	22.8	24.3	22.7	24.1
Member aged 45 (life expectancy at 65)	24.7	26.3	24.6	26.2	24.5	26.1

        The assumptions used by the actuaries are the best estimates chosen from a range of possible actuarial assumptions, which, due to the timescale covered, may not necessarily be borne out in practice.

Notes to the consolidated accounts (Continued)

14    Retirement benefit assets and liabilities (Continued)

        The amounts recognised in the balance sheet are as follows:

	31 December 2013	31 December 2012	31 December 2011
	£ million	£ million	£ million
Retirement benefit assets	102	86	32
Retirement benefit liabilities	(62)	(93)	(81)

Retirement benefit net asset/(liability)	40	(7)	(49)

        The retirement benefit liabilities of £62 million (2012: £93 million; 2011: £81 million) reflect primarily the deficits on the overseas schemes.

        The major categories of scheme assets as a percentage of total scheme assets are as follows:

	31 December 2013	31 December 2012	31 December 2011
	per cent	per cent	per cent
Equities	41.3	39.8	37.6
Bonds (including gilts)	47.6	51.8	55.1
Property	8.8	8.2	7.1
Other	2.3	0.2	0.2

	100.0	100.0	100.0

        The equities and bonds as listed above are predominantly quoted investments. There is a small investment in privately held pooled fund investments and the property/other investments are unquoted.

        The amounts recognised in the income statement are as follows:

	2013	2012 (restated)	2011 (restated)
	£ million	£ million	£ million
Current service cost and administrative expenses	33	29	19
Interest cost	72	75	79
Interest income	(73)	(72)	(79)

Total amount recognised in the income statement and included within staff costs (note 6)	32	32	19

Settlement gain	—	(4)	—

Total amount recognised in the income statement	32	28	19

The total amount is recognised in the income statement as follows:
Cost of sales	19	15	10
Administrative expenses	14	10	10
Net financing (income)/expense	(1)	3	(1)

Total amount recognised in the income statement	32	28	19

Notes to the consolidated accounts (Continued)

14    Retirement benefit assets and liabilities (Continued)

        Changes in the present value of the defined benefit liability are as follows:

	2013	2012 (restated)	2011 (restated)
	£ million	£ million	£ million
As at 1 January	1,652	1,618	1,408
Exchange and other movements	(14)	(6)	(1)
Current service cost	31	29	19
Interest cost	72	75	79
Plan participants' contributions	12	12	10
Actuarial charges arising from changes in financial assumptions	58	8	100
Actuarial charges arising from changes in demographic assumptions	7	—	—
Settlements	(4)	(13)	—
Acquired through business combinations	—	—	59
Benefits paid	(71)	(71)	(56)

As at 31 December	1,743	1,652	1,618

        The defined benefit obligation can be allocated to the plans' participants as follows:

	2013	2012
	per cent	per cent
Active plan participants	25.2	23.4
Deferred plan participants	33.8	32.5
Retirees	41.0	44.1

	100.0	100.0

        The weighted average duration of the defined benefit obligation at the end of the reporting period is 18.7 years.

        Changes in the fair value of scheme assets are as follows:

	2013	2012 (restated)	2011 (restated)
	£ million	£ million	£ million
As at 1 January	1,645	1,569	1,435
Exchange and other movements	(8)	(3)	—
Interest income	73	72	79
Actuarial gains	105	45	36
Employer contributions	29	30	28
Plan participants' contributions	12	12	10
Administrative expenses	(2)	—	—
Settlements	—	(9)	—
Acquired through business combinations	—	—	37
Benefits paid	(71)	(71)	(56)

As at 31 December	1,783	1,645	1,569

Notes to the consolidated accounts (Continued)

14    Retirement benefit assets and liabilities (Continued)

        The movement in the scheme net asset/(liability) during the year is as follows:

	2013	2012 (restated)	2011 (restated)
	£ million	£ million	£ million
Scheme net (liability)/asset as at 1 January	(7)	(49)	27
Exchange and other movements	6	3	1
Total charge as above	(32)	(32)	(19)
Employer contributions	29	30	28
Settlements	4	4	—
Acquired through business combinations	—	—	(22)
Actuarial gains/(losses) recognised in other comprehensive income	40	37	(64)

Scheme net asset/(liability) as at 31 December	40	(7)	(49)

        The impact on the defined benefit obligation of the main UK schemes of changes in the most significant assumptions as at 31 December 2013 is shown below:

£ million
Discount rate
-10 bps	(29)
+10 bps	29

Inflation
-10 bps	22
+10 bps	(24)

Salary increase
-10 bps	3
+10 bps	(3)

Mortality
+1 year	(46)
-1 year	46

        The sensitivity analysis above is based on a method that extrapolates the impact on the defined benefit obligation of reasonable changes in key assumptions occurring as at 31 December 2013.

        The defined benefit obligations of the overseas schemes are significantly lower than those of the main UK schemes. Sensitivity analysis of reasonable changes in the key assumptions as at 31 December did not indicate any significant changes to the defined benefit obligations of those schemes.

Notes to the consolidated accounts (Continued)

14    Retirement benefit assets and liabilities (Continued)

        Expected benefit payments from the defined benefit plans in future years are as follows:

£ million
Year 1	75
Year 2	76
Year 3	81
Year 4	85
Year 5	91
Next five years	540

948

        The group expects to contribute £32 million to its defined benefit pension schemes in 2014. This includes special contributions of £5 million.

15    Deferred tax assets and liabilities

        Deferred tax assets and liabilities are attributable to the following:

Recognised deferred tax assets and liabilities

	Assets			Liabilities
	31 December 2013	31 December 2012	31 December 2011	31 December 2013	31 December 2012	31 December 2011
	£ million	£ million	£ million	£ million	£ million	£ million
Property, plant and equipment	15	14	15	(2)	(4)	—
Intangible assets	—	—	—	(33)	(48)	(37)
Retirement benefits	8	19	25	(20)	(30)	(11)
Derivative financial instruments	1	1	2	(1)	(1)	(1)
Provisions	46	60	57	—	—	—
Employee share schemes	3	4	6	—	—	—
Other items	13	13	8	(18)	(10)	(9)
Tax losses carried forward	3	15	17	—	—	—

Deferred tax assets/(liabilities)	89	126	130	(74)	(93)	(58)
Offset of deferred tax assets and liabilities relating to income tax levied by the same taxation authority	(54)	(84)	(58)	54	84	58

Net deferred tax assets/(liabilities)	35	42	72	(20)	(9)	—

Notes to the consolidated accounts (Continued)

15    Deferred tax assets and liabilities (Continued)

	As at 1 January 2013	Exchange and other movements	Acquisitions	Recognised in income	Recognised in equity	As at 31 December 2013
	£ million	£ million	£ million	£ million	£ million	£ million
Property, plant and equipment	10	(1)	—	4	—	13
Intangible assets	(48)	1	—	14	—	(33)
Retirement benefits	(11)	(2)	—	21	(20)	(12)
Provisions	60	(2)	—	(12)	—	46
Employee share schemes	4	—	—	—	(1)	3
Other items	3	2	—	(10)	—	(5)
Tax losses carried forward	15	(1)	—	(11)	—	3

	33	(3)	—	6	(21)	15

	As at 1 January 2012	Exchange and other movements	Acquisitions	Recognised in income (restated)	Recognised in equity (restated)	As at 31 December 2012
	£ million	£ million	£ million	£ million	£ million	£ million
Property, plant and equipment	15	—	(3)	(2)	—	10
Intangible assets	(37)	1	(22)	10	—	(48)
Retirement benefits	14	(1)	—	—	(24)	(11)
Derivative financial instruments	1	—	—	—	(1)	—
Provisions	57	(2)	—	5	—	60
Employee share schemes	6	—	—	—	(2)	4
Other items	(1)	—	—	4	—	3
Tax losses carried forward	17	—	—	(2)	—	15

	72	(2)	(25)	15	(27)	33

	As at 1 January 2011	Exchange and other movements	Acquisitions	Recognised in income (restated)	Recognised in equity (restated)	As at 31 December 2011
	£ million	£ million	£ million	£ million	£ million	£ million
Property, plant and equipment	15	—	—	—	—	15
Intangible assets	(13)	—	(29)	5	—	(37)
Retirement benefits	(13)	—	8	(2)	21	14
Derivative financial instruments	1	—	—	—	—	1
Provisions	48	—	1	8	—	57
Employee share schemes	12	—	—	(3)	(3)	6
Other items	(4)	—	4	(1)	—	(1)
Tax losses carried forward	14	—	2	1	—	17

	60	—	(14)	8	18	72

        The deferred tax credit of £6 million (2012: £15 million; 2011: £8 million) recognised in income consists of a credit of £nil (2012: £14 million; 2011: £2 million) relating to continuing operations and a £6 million credit (2012: £1 million; 2011: £6 million) in respect of discontinued operations.

Notes to the consolidated accounts (Continued)

15    Deferred tax assets and liabilities (Continued)

Factors affecting the tax charge in future years

        There are a number of factors that may affect the group's future tax charge including the resolution of open issues with tax authorities, corporate acquisitions and disposals, the use of brought-forward losses and changes in tax legislation and tax rates.

Unrecognised deferred tax assets

        Deferred tax assets have not been recognised in respect of the following items:

	31 December 2013	31 December 2012	31 December 2011
	£ million	£ million	£ million
Deductible temporary differences	33	20	15
Tax losses	20	14	20

	53	34	35

        Tax losses and deductible temporary differences not recognised by the group do not expire under current tax legislation. Deferred tax assets have not been recognised in respect of these items because it is not probable that future taxable profits will be available against which the group can utilise these assets.

        In addition, claims have been made to HM Revenue & Customs (HMRC) to offset tax losses of up to £79 million against the group's UK taxable profits. These losses were generated in a legacy German business in accounting periods up to 31 December 2002. If successful, the claims will result in a refund of UK corporation tax. The amount and availability of the refund depends on a number of factors which are currently being discussed with HMRC. This potential refund is not included as an asset in the accounts.

Unrecognised deferred tax liabilities

        No deferred tax liability has been recognised in respect of £355 million (2012: £551 million; 2011: £474 million) of unremitted earnings of subsidiaries and joint ventures because the group is in a position to control the timing of the reversal of the temporary difference and it is not probable that such differences will reverse in the foreseeable future.

        The amount of unrecognised deferred tax liabilities in respect of these unremitted earnings is estimated to be £16 million (2012: £29 million; 2011: £24 million).

16    Inventories

	31 December 2013	31 December 2012	31 December 2011
	£ million	£ million	£ million
Development land and work in progress	3	4	4

Notes to the consolidated accounts (Continued)

17    Current trade and other receivables

	31 December 2013	31 December 2012	31 December 2011
	£ million	£ million	£ million
Amounts expected to be recovered within one year
Gross amounts due from customers	385	451	348
Trade receivables	471	482	418
Amounts owed by joint ventures	22	13	12
Other receivables	18	12	23
Prepayments and accrued income	56	48	36

	952	1,006	837

Amounts expected to be recovered after more than one year
Trade receivables	2	7	6
Amounts owed by joint ventures	2	1	1

	4	8	7

	956	1,014	844

        Trade receivables expected to be recovered within one year include retentions of £34 million (2012: £35 million; 2011: £15 million) relating to contracts in progress. Trade receivables expected to be recovered after more than one year include retentions of £2 million (2012: £7 million; 2011: £5 million) relating to contracts in progress.

        The aggregate amount of costs incurred plus recognised profits (less recognised losses) for all long-term contracts in progress for continuing businesses at the balance sheet date was £4,960 million (2012: £4,504 million; 2011: £4,645 million).

        Trade receivables, amounts owed by joint ventures and other receivables are classified as loans and receivables.

Notes to the consolidated accounts (Continued)

18    Current trade and other payables

	31 December 2013	31 December 2012	31 December 2011
	£ million	£ million	£ million
Amounts expected to be settled within one year
Trade payables	449	500	416
Gross amounts due to customers	76	77	82
Other taxation and social security costs	59	53	57
Other payables	134	156	123
Accruals	75	67	76
Forward share purchase agreement	—	45	—

	793	898	754

Amounts expected to be settled after more than one year
Other payables	3	2	2
Accruals	5	5	2

	8	7	4

	801	905	758

        Gross amounts due to customers include advances received of £3 million (2012: £26 million; 2011: £26 million).

        Trade payables, other payables and accruals are classified as other financial liabilities.

19    Capital and financial risk management

Capital management

        The objective of the group's capital management is to ensure that it has a strong financial position from which to grow the business to meet its Vision 2015 targets and is able to maximise shareholder value. The appropriate capital structure for the group comprises of a mix of debt and equity. The mix is determined by considering business profile and strategy, financial policies and availability and cost of funding.

        The group is currently in a net cash position. The long-term net debt is expected to be no more than two times EBITDA. The group may exceed this operating parameter should the business profile require it. However, it is expected that any increases would be temporary given the net operational cash flows of the group.

        The group has committed banking facilities of £477 million (2012: £377 million; 2011: £nil). This consists of a £377 million multi-currency revolving facility that was taken out on 18 July 2012. The facility is committed for five years and is available for general corporate purposes. In addition on 9 April 2013 the group entered into a £100 million Sterling term loan for a period of 12 months. As at 31 December 2013, £120 million (2012: £150 million; 2011: £nil) of the loans and facilities had been utilised.

        In February 2012, the board approved a share buyback programme of £400 million. During the year a total of 4 million shares (31 December 2012: 33 million shares) have been purchased under this programme. During 2012 this included the use of forward share purchase contracts through close periods. The group completed the buyback programme on 8 February 2013.

Notes to the consolidated accounts (Continued)

19    Capital and financial risk management (Continued)

        No changes were made to the objectives, policies or processes for managing capital during 2013, 2012 or 2011.

Financial risk management

        The principal financial risks to which the group is exposed are: foreign currency exchange risk; funding and liquidity risk; counterparty credit risk; and interest rate risk. The board has approved policies for the management of these risks.

        The group's treasury department manages funding, liquidity, credit risk and risks arising from movements in interest and foreign currency rates within a framework of policies and guidelines approved by the board. The treasury department does not operate as a profit centre and the undertaking of speculative transactions is not permitted. Treasury operations are conducted within a framework of policies and guidelines authorised and reviewed by the board, most recently in October 2013.

Foreign currency exchange risk

        The group publishes its consolidated accounts in Sterling. The majority of the group's trading income is denominated in the local currency of the business operations which provides a natural hedge against the currency of its cost base. Where commercial contracts are undertaken which are denominated in foreign currencies, the group seeks to mitigate the foreign exchange risk, when the cash flow giving rise to such exposure becomes certain or highly probable. This is achieved through the use of forward currency arrangements, which may include the purchase of currency options. There are currently no material transactional exposures which have been identified and remain unhedged. AMEC has no reason to believe that any outstanding forward contract will not be able to be settled from the underlying commercial transactions.

        A portion of the group's earnings is generated in non-Sterling currencies. Such overseas profits are translated into Sterling at the average exchange rate prevailing throughout the year. There is currently no hedging in place for profits generated in non-Sterling currencies but the impact on group profits is monitored on an ongoing basis. In addition, the group has various assets denominated in foreign currencies, principally US Dollars and Canadian Dollars. A proportion of these assets, including unamortised goodwill, had been designated in net investment hedges using cross-currency instruments. The policy was changed in 2009 to cease translation hedging for core assets of the business and the remaining hedging contracts matured during the year. In specific circumstances, for example the planned repatriation of foreign assets, the group may from time to time enter into new net investment hedges to manage foreign exchange risks.

Hedging of foreign currency exchange risk—cash flow hedges

        The group looks to mitigate the foreign exchange risk typically arising where contracts are awarded in, or involve costs in, non-local currency. Forward foreign exchange contracts and foreign exchange swaps are used for this purpose and are designated as cash flow hedges. The notional contract amount,

Notes to the consolidated accounts (Continued)

19    Capital and financial risk management (Continued)

carrying amount and fair values of forward contracts and swaps designated as cash flow hedges are as follows:

	2013 Notional contract amount	2012 Notional contract amount	2011 Notional contract amount	2013 Carrying amount and fair value	2012 Carrying amount and fair value	2011 Carrying amount and fair value
	£ million	£ million	£ million	£ million	£ million	£ million
Current assets	56	13	4	3	—	—
Current liabilities	12	13	39	—	—	(4)

	68	26	43	3	—	(4)

        The following tables indicate the periods in which the cash flows associated with the forward foreign exchange contracts designated as cash flow hedges are expected to occur and the periods in which they are expected to impact profit or loss:

	2013
	Carrying amount	Expected cash flows	12 months or less	1 to 2 years	2 to 5 years
	£ million	£ million	£ million	£ million	£ million
Forward exchange contracts
Assets	3	56	55	1	—
Liabilities	—	12	12	—	—

	3	68	67	1	—

	2012
	Carrying amount	Expected cash flows	12 months or less	1 to 2 years	2 to 5 years
	£ million	£ million	£ million	£ million	£ million
Forward exchange contracts
Assets	—	13	12	1	—
Liabilities	—	13	9	3	1

	—	26	21	4	1

	2011
	Carrying amount	Expected cash flows	12 months or less	1 to 2 years	2 to 5 years
	£ million	£ million	£ million	£ million	£ million
Forward exchange contracts
Assets	—	4	4	—	—
Liabilities	(4)	39	38	1	—

	(4)	43	42	1	—

Notes to the consolidated accounts (Continued)

19    Capital and financial risk management (Continued)

        There was no charge for ineffectiveness recognised in either 2013, 2012 or 2011.

Hedging of foreign currency exchange risk—fair value through income statement

        Certain forward foreign exchange contracts and foreign exchange swaps are not designated as cash flow hedges and changes in their fair value are recognised through the income statement. The notional contract amount, carrying amount and fair values of these forward contracts and swaps are as follows:

	2013 Notional contract amount	2012 Notional contract amount	2011 Notional contract amount	2013 Carrying amount and fair value	2012 Carrying amount and fair value	2011 Carrying amount and fair value
	£ million	£ million	£ million	£ million	£ million	£ million
Current assets	36	71	76	2	—	2
Current liabilities	13	73	125	—	—	(3)

	49	144	201	2	—	(1)

Hedging of foreign currency exchange risk—net investment hedges

        The group previously had forward foreign exchange contracts which had been designated as hedges of the net investments in core subsidiaries in Canada and the US. The group revised its policy and the existing hedging contracts were not replaced when they matured. All such remaining hedging contracts matured during the year. The notional contract amount, carrying amount and fair values of swaps designated as net investment hedges are as follows:

	2013 Notional contract amount	2012 Notional contract amount	2011 Notional contract amount	2013 Carrying amount and fair value	2012 Carrying amount and fair value	2011 Carrying amount and fair value
	£ million	£ million	£ million	£ million	£ million	£ million
Current assets	—	—	118	—	—	2
Non-current assets	—	—	—	—	—	—
Current liabilities	—	14	33	—	(3)	(8)
Non-current liabilities	—	—	14	—	—	(3)

	—	14	165	—	(3)	(9)

        A net foreign exchange loss for the year of £1 million (2012: gain of £1 million; 2011: gain of £4 million) was recognised in the translation reserve in respect of these forward foreign exchange contracts and currency interest rate swaps.

Other financial derivative assets and liabilities

        The group has other financial derivative assets of £1 million (2012: £1 million; 2011: £nil) and financial derivative liabilities of £1 million (2012: £1 million; 2011: £nil).

Sensitivity analysis

        The group hedges its material transaction-related exposures and hence has no material transactional profit or loss sensitivity.

Notes to the consolidated accounts (Continued)

19    Capital and financial risk management (Continued)

Funding and liquidity risk

        The group's policy aims to ensure the constant availability of an appropriate amount of funding to meet both current and future forecast requirements consistent with the group's budget and strategic plans. The group will finance operations and growth from its existing cash resources and the £477 million committed banking facilities. The requirement to enter into additional external facilities has been kept under review during the year.

        Appropriate facilities will be maintained to meet ongoing requirements for bank guarantees and letters of credit.

Counterparty credit risk

        The group is exposed to credit risk to the extent of non-payment by either its customers or the counterparties of its financial instruments. The effective monitoring and controlling of credit risk is a key component of the group's risk management activities.

        The credit risk associated with customers is considered as part of each tender review process and is addressed initially through contract payment terms. Where appropriate, payment security is sought. Credit control practices are applied thereafter during the project execution phase. A right to interest and suspension is normally sought in all contracts.

        Credit risks arising from treasury activities are managed by a central treasury function in accordance with the board approved treasury policy. The objective of the policy is to diversify and minimise the group's exposure to credit risk from its treasury activities by ensuring that surplus funds are placed with a diversified range of 25 to 30 mainstream banks and with each counterparty up to a pre-approved limit. These limits are set at prudent levels by the board and are based primarily on credit ratings set by Moody's, Standard & Poor's and Fitch. Credit ratings are monitored continually by the group treasury department.

        The group treasury department monitors counterparty exposure on a global basis to avoid an over-concentration of exposure to any one counterparty.

        The ageing of trade receivables at the year end was:

	Gross receivables 31 December 2013	Impairment 31 December 2013	Gross receivables 31 December 2012	Impairment 31 December 2012	Gross receivables 31 December 2011	Impairment 31 December 2011
	£ million	£ million	£ million	£ million	£ million	£ million
Not past due	234	—	271	—	238	—
Past due 0 to 30 days	107	—	106	—	102	—
Past due 31 to 120 days	79	(1)	65	(3)	54	(1)
Past due 121 to 365 days	28	(10)	14	(6)	15	(6)
More than one year	5	(5)	6	(6)	15	(13)

	453	(16)	462	(15)	424	(20)

        The above analysis excludes retentions relating to contracts in progress of £34 million (2012: £35 million; 2011: £15 million) expected to be recovered within one year and £2 million (2012: £7 million; 2011: £5 million) expected to be recovered after one year.

Notes to the consolidated accounts (Continued)

19    Capital and financial risk management (Continued)

        Net receivables as at 31 December 2013 include £nil (2012: £nil; 2011: £2 million) in respect of amounts overdue by more than one year. The group believes there is no material exposure in respect of these balances.

        The movement in the allowance for impairment in respect of trade receivables during the year was as follows:

	2013	2012	2011
	£ million	£ million	£ million
As at 1 January	(15)	(20)	(22)
Net impairment allowance (charged)/credited	(1)	5	2

As at 31 December	(16)	(15)	(20)

        Based on past experience, the group believes that no material impairment allowance is necessary in respect of trade receivables not past due.

        Trade receivable exposures are typically with large companies and government-backed organisations and the credit ratings of these organisations are monitored. Credit risks are minimised through the use of letters of credit, parent company guarantees, insurance instruments and forward funding where achievable.

        The group's most significant customer in 2013 accounted for around 8 per cent (2012: 15 per cent; 2011: 14 per cent) of continuing revenues, and around 4 per cent (2012 and 2011: similar percentage) of current trade and other receivables. The revenue was generated in the Americas.

Interest rate risk

        The group was in both a net cash and net deficit position during the year. When the group is in a net cash position long-term interest rate hedging (for periods beyond three to six months) is not considered appropriate as the surplus cash is viewed as temporary.

        The £377 million multi-currency revolving credit facility is subject to an interest rate of LIBOR plus a margin depending on leverage. The £100 million Sterling term loan is subject to an interest rate of LIBOR plus a fixed margin.

Notes to the consolidated accounts (Continued)

19    Capital and financial risk management (Continued)

Interest rate risk—contractual maturity and effective interest rates

        In respect of interest-earning financial assets and interest-bearing financial liabilities, the following table indicates their effective interest rates at the balance sheet date and the periods in which they mature:

	2013
	Effective interest rate	Total	6 months or less	6 to 12 months	1 to 2 years	2 to 5 years
	per cent	£ million	£ million	£ million	£ million	£ million
Bank deposits
(more than three months)	0.56	18	13	3	1	1
Cash and cash equivalents
(excluding bank overdrafts)	0.82	232	232	—	—	—
Bank overdrafts	0.21	(9)	(9)	—	—	—
Bank loans	1.25	(120)	(120)	—	—	—

		121	116	3	1	1

	2012
	Effective interest rate	Total	6 months or less
	per cent	£ million	£ million
Bank deposits (more than three months)	0.94	17	17
Cash and cash equivalents (excluding bank overdrafts)	0.98	258	258
Bank overdrafts	0.53	(26)	(26)
Bank loans	1.67	(150)	(150)

		99	99

	2011
	Effective interest rate	Total	6 months or less
	per cent	£ million	£ million
Bank deposits (more than three months)	1.15	28	28
Cash and cash equivalents	0.99	493	493

		521	521

Group borrowing

        The group's bank overdrafts are all denominated in US Dollars (2012: Sterling) and the bank loans are all denominated in Sterling (2012: Sterling).

        All covenants attached to borrowings have been complied with throughout the current and prior years.

Notes to the consolidated accounts (Continued)

19    Capital and financial risk management (Continued)

Fair values

        Fair values are determined using observable market prices (level 2 as defined by IFRS 13 'Fair Value Measurement') as follows:

        The fair value of forward foreign exchange contracts is estimated by discounting the difference between the contractual forward price and the current forward price for the residual maturity of the contract using a risk-free interest rate.

20    Other non-current receivables and payables

        Other non-current receivables of £24 million (2012: £27 million; 2011: £23 million) represent indemnities received on the acquisition of MACTEC and certain insurance receivables, both of which are matched by liabilities included within provisions.

        Trade and other payables of £11 million (2012: £11 million; 2011 £nil) represents lease incentives received which are being amortised over the period of the lease and deferred consideration on acquisitions payable in more than one year.

Notes to the consolidated accounts (Continued)

21    Provisions

	Litigation settlement and future legal costs	Indemnities granted and retained obligations on disposed businesses	Insurance	Onerous property contracts and provisions to fund joint ventures	Total
	£ million	£ million	£ million	£ million	£ million
As at 1 January 2013	40	69	36	26	171
Exchange and other movements	(1)	1	—	—	—
Utilised	(4)	(3)	(2)	(10)	(19)
Charged/(credited) to the income statement:
Additional provisions	9	10	4	2	25
Unused amounts reversed	(7)	(6)	(1)	—	(14)

As at 31 December 2013	37	71	37	18	163

As at 1 January 2012	54	66	37	12	169
Exchange and other movements	(2)	(1)	—	—	(3)
Utilised	(12)	(6)	—	(4)	(22)
Charged/(credited) to the income statement:
Additional provisions	2	12	—	17	31
Unused amounts reversed	(2)	(2)	(1)	—	(5)
Arising on business combinations	—	—	—	1	1

As at 31 December 2012	40	69	36	26	171

As at 1 January 2011	50	66	44	27	187
Utilised	(6)	(12)	(4)	(14)	(36)
Charged/(credited) to the income statement:
Additional provisions	3	21	—	—	24
Unused amounts reversed	(16)	(9)	(3)	(1)	(29)
Arising on business combinations	23	—	—	—	23

As at 31 December 2011	54	66	37	12	169

        Provision was made during 2006 and prior for the estimated litigation, settlement and future legal costs in connection with the group's ongoing major litigation. To the extent that these provisions were charged as exceptional items, any reversals are also included as exceptional items.

        The provision for indemnities relates to the indemnification of the purchasers of SPIE in 2006, purchasers of the Built Environment businesses and other peripheral businesses in 2007. These businesses are reported as discontinued operations and any adjustments to the provisions are treated as adjustments to the profits on disposal which were treated as exceptional items.

        The insurance provision relates to the potential liabilities in the group's captive insurance entity and provisions in relation to risks associated with insurance claims. These potential liabilities and risks relate predominantly to industrial disease of former employees.

        Provision has also been made for AMEC's potential liability to fund loss-making joint venture entities. The increase in the provision in 2012 includes an exceptional charge of £11 million in respect of finding a joint venture that was part of a recent acquisition.

Notes to the consolidated accounts (Continued)

21    Provisions (Continued)

        Future outflows in respect of the onerous property contracts are expected to occur over the next several years.

        Due to the nature of the other liabilities, the timing of any potential future outflows is uncertain.

22    Share capital and reserves

        Movements in share capital and reserves are shown in the consolidated statement of changes in equity on pages F-29, F-30 and F-31.

Share capital

        The share capital of the company comprises ordinary shares of 50 pence each. All the ordinary shares rank pari passu in all respects. To the company's knowledge and belief, there are no restrictions on the transfer of shares in the company or on voting rights between holders of shares.

        The movement in issued share capital during the year was as follows:

	Number	£ million
As at 1 January 2011, 31 December 2011 and 1 January 2012	337,965,871	169
Cancellation of shares acquired under the buyback programme	(29,968,301)	(15)

As at 31 December 2012	307,997,570	154

As at 1 January 2013	307,997,570	154
Cancellation of shares acquired under the buyback programme	(4,174,716)	(2)

As at 31 December 2013	303,822,854	152

Share buyback programme

        During the year, 4 million ordinary shares (2012: 33 million ordinary shares) were purchased at an average price of £10.84 (2012: £10.76) and a total cost of £45 million (2012: £358 million). Of the total shares purchased under this buyback programme, 34 million shares (2012: 30 million shares) have subsequently been cancelled.

        As at 31 December 2012 the company was party to an irrevocable closed season buyback agreement for the purchase of its own ordinary shares for a maximum total cost of £45 million. The purchase of these shares was dependent upon the company's share price not reaching a pre-determined level during the remainder of the contract period. The outstanding share purchase mandate liability of £45 million was presented as a current liability in accordance with IAS 32.23. The company was not party to any such contracts as at 31 December 2013 or 31 December 2011.

Reserves

        As at 1 January 2013, there were 7,291,522 shares held in treasury (2012: 5,735,806; 2011: 6,658,059). All of the shares purchased during 2013 have subsequently been cancelled, but 3,250,000 of the shares purchased during 2012 are held in treasury. The group acquired 1,000,000 shares during 2011 which are held in treasury. During the year, 1,104,557 shares were transferred to share scheme participants (2012: 1,694,284; 2011: 1,922,253), leaving a balance held in treasury as at 31 December

Notes to the consolidated accounts (Continued)

22    Share capital and reserves (Continued)

2013 of 6,186,965 shares (2012: 7,291,522; 2011: 5,735,806). £62 million (2012: £71 million; 2011: £49 million) has been deducted from equity in respect of these shares.

        A qualifying share ownership trust ('the Quest') was established on 26 August 1999. The Quest holds shares issued by the company in connection with the savings related share option scheme. As at 31 December 2011 the Quest held 259 shares; these shares were sold during 2012 and the funds remitted to the company.

        The hedging reserve comprises the effective portion of the cumulative net change in the fair value of cash flow hedging instruments related to hedged transactions that have not yet occurred.

        The translation reserve comprises all foreign exchange differences arising from the translation of the accounts of foreign operations, as well as from the translation of liabilities and the cumulative net change in the fair value of instruments that hedge the company's net investment in foreign subsidiaries, that have arisen since 1 January 2004, being the date of transition to adopted IFRS.

Share-based payments

        Offers are made periodically in certain countries under the UK and International Savings-related Share Option Schemes which are open to all employees in those countries who meet minimum service criteria. Grants of share options are made to participating employees that entitle them to buy shares in the company normally after three years at up to 20 per cent discount to the market price of the shares at the time of offer. In the US, to conform with the relevant tax rules, options are granted at a maximum discount of 15 per cent to the share price at the time of grant and are normally exercisable after two years. Detailed terms of this plan are included in the Directors' Remuneration report.

        Under the Performance Share Plan, annual awards are made to directors and selected senior employees of restricted shares that are subject to both market and non-market based conditions calculated over a three-year period.

        Under the Restricted Share Plan, awards are made to selected employees as restricted shares which vest in full after three years provided the employee has remained in continuous employment.

        The company has a further scheme in place, the Executive Share Option Scheme. AMEC's policy is to grant share options under this scheme only selectively and in exceptional circumstances such as recruitment. No awards have been made under this scheme since 2004 and authority for its use lapsed in 2012.

        The share-based payment arrangements operated by the group are equity settled and, other than in defined good leaver circumstances, require participants to be still in employment with the group at the time of vesting.

Notes to the consolidated accounts (Continued)

22    Share capital and reserves (Continued)

        The number and weighted average exercise price of share options under the Savings-related Share Option Scheme are as follows:

	Weighted average exercise price 2013	Number of options 2013	Weighted average exercise price 2012	Number of options 2012	Weighted average exercise price 2011	Number of options 2011
	pence		pence		pence
Outstanding on 1 January	751	6,954,967	643	7,646,883	601	6,361,127
Lapsed/cancelled	789	(901,776)	645	(839,094)	656	(654,060)
Exercised	644	(1,127,999)	525	(1,752,145)	577	(1,929,259)
Granted	866	1,766,691	927	1,899,323	682	3,869,075

Outstanding on 31 December	794	6,691,883	751	6,954,967	643	7,646,883

Exercisable on 31 December	760	283,867	772	131,041	685	72,559

        Options were exercised on a regular basis during the year and the average share price for the year was 1,070 pence (2012: 1,066 pence; 2011: 1,042 pence).

        Options outstanding on 31 December 2013 have weighted average remaining contractual lives as follows:

	Weighted average remaining contractual life 2013	Number of options 2013	Weighted average remaining contractual life 2012	Number of options 2012	Weighted average remaining contractual life 2011	Number of options 2011
	years		years		years
500.00 pence to 599.99 pence	—	—	—	—	—	1,812,188
600.00 pence to 699.99 pence	0.4	2,711,612	0.9	3,988,698	1.5	4,497,993
700.00 pence to 799.99 pence	—	683,313	0.1	1,021,906	0.3	1,224,593
800.00 pence to 899.99 pence	0.7	1,488,608	—	54,032	—	112,109
Over 900.00 pence	0.4	1,808,350	0.8	1,890,331	—	—

		6,691,883		6,954,967		7,646,883

Notes to the consolidated accounts (Continued)

22    Share capital and reserves (Continued)

        The numbers of shares held under the Performance Share Plan and Restricted Share Plan are as follows:

	Number of shares 2013	Number of shares 2012	Number of shares 2011
As at 1 January	3,923,198	3,931,369	4,059,359
Lapsed	(766,743)	(584,809)	(444,298)
Vested	(591,863)	(1,144,754)	(933,045)
Granted	1,629,656	1,721,392	1,249,353

As at 31 December	4,194,248	3,923,198	3,931,369

        The fair value of services received in return for share options granted and shares awarded are measured by reference to the fair value of those instruments. For grants in either the current or preceding year, the pricing models used and inputs (on a weighted average basis where appropriate) into those models are as follows:

	Savings-related Share Option Scheme (Black-Scholes model)			Performance Share Plan (Monte Carlo model)			Restricted Share Plan (Monte Carlo model)
	2013	2012	2011	2013	2012	2011	2013	2012
Weighted average fair value at measurement date	217p	239p	285p	948p	1,053p	937p	960p	990p
Weighted average share price at measurement date	1,061p	1,103p	909p	1,060p	1,139p	1,184p	1,070p	1,106p
Exercise price	866p	927p	682p	n/a	n/a	n/a	n/a	n/a
Expected share price volatility	27%	28%	34%	28%	29%	33%	n/a	n/a
Option life	3.3 years	3.3 years	3.3 years	2.8 years	3.0 years	n/a	2.7 years	2.7 years
Expected dividend yield	4.0%	3.3%	2.5%	n/a	n/a	n/a	3.0%	3.0%
Risk-free interest rate	1.0%	1.0%	1.1%	n/a	n/a	n/a	n/a	n/a
Comparator share price volatility	n/a	n/a	n/a	33%	35%	42%	n/a	n/a
Correlation between two companies in comparator group	n/a	n/a	n/a	50%	50%	50%	n/a	n/a

        The expected share price volatility is based on the historical volatility of the company's share price.

        The performance conditions attaching to the Performance Share Plan involve a comparison of the total shareholder return of the company with that of its comparators and achievement of targeted earnings per share growth. The former is a market based test and as such is incorporated into the grant date fair value of the award. There are no performance conditions attached to the Restricted Share Plan.

Dividends

        The directors are proposing a final dividend in respect of the financial year ended 31 December 2013 of 28.5 pence per share, which will absorb an estimated £84 million of equity. Subject to approval, it will be paid on 2 July 2014 to shareholders on the register of members on 30 May 2014. This dividend has not been provided for and there are no income tax consequences for the company. This final dividend together with the interim dividend of 13.5 pence (2012: 11.7 pence; 2011: 10.2 pence) per

Notes to the consolidated accounts (Continued)

22    Share capital and reserves (Continued)

share results in a total dividend for the year of 42.0 pence per share (2012: 36.5 pence; 2011: 30.5 pence).

	2013	2012	2011
	£ million	£ million	£ million
Dividends charged to reserves and paid
Interim dividend in respect of 2012 of 11.7 pence (2012: interim dividend in respect of 2011 of 10.2 pence; 2011: interim dividend in respect of 2010 of 7.3 pence) per share	36	34	24
Final dividend in respect of 2012 of 24.8 pence (2012: final dividend in respect of 2011 of 20.3 pence; 2011: final dividend in respect of 2010 of 19.2 pence) per share	72	64	62

	108	98	86

        The amount waived by trustees of the Performance Share Plan in respect of the interim and final dividends was £1 million (2012: £1 million; 2011: £1 million).

23    Analysis of cash, cash equivalents, bank loans and net cash

	As at 1 January 2013 £ million	Cash flow £ million	Exchange and other non-cash movements £ million	As at 31 December 2013 £ million
Cash at bank and in hand	169	5	(21)	153
Bank deposits (less than three months)	89	(11)	1	79

Cash and cash equivalents (excluding bank overdrafts)	258	(6)	(20)	232
Bank overdrafts	(26)	17	—	(9)

Cash and cash equivalents	232	11	(20)	223
Bank deposits (more than three months)	17	1	—	18
Bank loans	(150)	30	—	(120)

Net cash as at the end of the year	99	42	(20)	121

	As at 1 January 2012 £ million	Cash flow £ million	Exchange and other non-cash movements £ million	As at 31 December 2012 £ million
Cash at bank and in hand	130	46	(7)	169
Bank deposits (less than three months)	363	(273)	(1)	89

Cash and cash equivalents (excluding bank overdrafts)	493	(227)	(8)	258
Bank overdrafts	—	(26)	—	(26)

Cash and cash equivalents	493	(253)	(8)	232
Bank deposits (more than three months)	28	(11)	—	17
Bank loans	—	(150)	—	(150)

Net cash as at the end of the year	521	(414)	(8)	99

Notes to the consolidated accounts (Continued)

23    Analysis of cash, cash equivalents, bank loans and net cash (Continued)

	As at 1 January 2011 £ million	Cash flow £ million	Exchange and other non-cash movements £ million	As at 31 December 2011 £ million
Cash at bank and in hand	177	(49)	2	130
Bank deposits (less than three months)	367	(2)	(2)	363

Cash and cash equivalents	544	(51)	—	493
Bank deposits (more than three months)	196	(168)	—	28

Net cash as at the end of the year	740	(219)	—	521

        Cash and cash equivalents as at 31 December 2013 includes £25 million (2012: £30 million; 2011: £22 million) that is held in countries from which prior approval is required to transfer funds abroad. There are restrictions on the use of £7 million (2012: £9 million; 2011: £4 million) of cash held on behalf of joint venture arrangements. In addition, there are restrictions on the use of a further £16 million (2012: £13 million; 2011: £19 million) of cash and cash equivalents in respect of commitments of the group's captive insurance subsidiary to certain insurers.

        All bank loans and overdrafts are repayable within one year.

24    Acquisitions and disposals

Acquisitions in 2013

        The following purchase has been accounted for as an acquisition. The business acquired did not make a material contribution to consolidated revenue and profit in the period from its acquisition to 31 December 2013, nor would it have done in the year ended 31 December 2013 had it been acquired on 1 January 2013.

        Intangible assets recognised at fair value on the acquisition of these businesses included trade names, order backlogs, customer relationships and non-compete agreements.

Automated Engineering Services Corp.

        On 15 November 2013, the group acquired all of the shares in Automated Engineering Services Corp. (AES) for up to US$35 million, with US$29 million paid on completion and up to $6 million deferred for three years dependent of the achievement of certain performance targets.

        AES is a 175-person professional design engineering nuclear services firm based in Naperville, Illinois, US. It provides plant design/modification engineering, engineering analysis, safety, licensing and regulatory services, and engineering programme support to existing nuclear utilities, primarily in the US.

        The acquisition is fully aligned with AMEC's Vision 2015 strategy and builds on AMEC's nuclear position in the US, allowing AMEC to better serve its clients and providing a strong platform from which to achieve further growth.

Notes to the consolidated accounts (Continued)

24    Acquisitions and disposals (Continued)

        The amounts recognised in respect of identifiable assets and liabilities relating to the acquisition of AES were as follows:

Recognised value
£ million
Intangible assets	6
Trade and other receivables	6
Trade and other payables	(2)

Net identifiable assets and liabilities	10
Goodwill on acquisition	12

22

Consideration
Cash—paid on completion	18
—deferred	4

22

        Goodwill has arisen on the acquisition of AES primarily due to its skilled workforce which did not meet the criteria for recognition as intangible assets as at the date of acquisition.

Other acquisitions

        A further £2 million was paid in the period in respect of business acquired in 2012 and prior years.

Acquisitions in 2012

Unidel

        On 30 May 2012, the group acquired all of the shares in Unidel Group Pty Limited (Unidel).

        Unidel is a 260-person company working in Australia's energy, resources and infrastructure sectors which provides a range of environmental and infrastructure services similar to those of AMEC. Its experience includes projects involving gas field exploration, development, production and transmission, water pipelines and coal seam methane.

        The acquisition is fully aligned with AMEC's Vision 2015 strategy and built AMEC's presence in Australia to some 1,500 employees. It also expands the group's capabilities in one of the key growth regions and allows the group to better serve customers in the oil & gas, mining, and clean energy markets.

Notes to the consolidated accounts (Continued)

24    Acquisitions and disposals (Continued)

        The amounts recognised in respect of identifiable assets and liabilities relating to the acquisition of Unidel were as follows:

Recognised value
£ million
Intangible assets	11
Trade and other receivables	7
Cash and cash equivalents	1
Trade and other payables	(5)
Deferred tax liability	(3)

Net identifiable assets and liabilities	11
Goodwill on acquisition	5

16

Consideration
Cash—paid on completion	16

16

        Goodwill has arisen on the acquisition of Unidel primarily due to its skilled workforce positioned within the Australian market which did not meet the criteria for recognition as intangible assets as at the date of acquisition.

Energy, Safety and Risk Consultants

        On 29 June 2012, the group acquired all of the shares in Energy, Safety and Risk Consultants (UK) Limited (ESRC). ESRC was Serco Group plc's nuclear technical services business. It is based at a number of sites in the UK and has around 600 people providing consultancy and project solutions for customers including the Ministry of Defence, EDF, Magnox and the Nuclear Decommissioning Authority. The acquisition is fully aligned with AMEC's Vision 2015 growth strategy and further builds AMEC's footprint and capabilities in the clean energy market. The team of highly skilled professionals will complement AMEC's existing expertise in nuclear support activities and enable AMEC to better service its customers.

Notes to the consolidated accounts (Continued)

24    Acquisitions and disposals (Continued)

        The amounts recognised in respect of identifiable assets and liabilities relating to the ESRC acquisition were as follows:

Recognised value
£ million
Property, plant and equipment	1
Intangible assets	74
Cash and cash equivalents	1
Trade and other receivables	13
Trade and other payables	(7)
Deferred tax liability	(20)

Net identifiable assets and liabilities	62
Goodwill on acquisition	75

137

Consideration
Cash—paid on completion	137

137

        Goodwill has been recognised on this acquisition as a result of the value of its skilled workforce which did not meet the criteria for recognition as intangible assets as at the date of acquisition. The acquisition also provides significant opportunities for the combined business to grow due to the complementary skills.

Other acquisitions

        Other acquisitions were made in the year for a total consideration of £8 million of which £6 million was paid on completion with the balance of £2 million dependent on the achievement of set earnings targets. The aggregate fair value of identifiable net assets was £4 million, and there was a non-controlling interest of £2 million created. Goodwill arising was £6 million and has been recognised as a result of the value of its skilled workforce which did not meet the criteria for recognition as intangible assets as at the date of acquisition.

        A further £2 million was paid in the period in respect of businesses acquired in 2011 and prior years.

Acquisitions in 2011

        The following purchases have been accounted for as acquisitions. MACTEC, Inc contributed £126 million to consolidated revenue and £10 million to consolidated EBITA in the period from the date of its acquisition to 31 December 2011. If the acquisition had taken place at the beginning of the year, the EBITA of the group would have been £320 million and consolidated revenue would have been £3,258 million. None of the other businesses acquired made a material contribution to consolidated revenue and profit in the period from their acquisition to 31 December 2011, nor would they have done in the year ended 31 December 2011 if they had been acquired on 1 January 2011.

        Intangible assets recognised at fair value on the acquisition of these businesses included brands, trade names, customer relationships, order backlogs and non-compete agreements.

Notes to the consolidated accounts (Continued)

24    Acquisitions and disposals (Continued)

QED International Limited

        On 21 February 2011, the group acquired all of the shares in QED International Limited (qedi). qedi is a market-leading project delivery company, focused on delivering specialist completion and commissioning services for major projects in the oil and gas industry. The acquisition strengthens AMEC's project delivery capability across its key sectors, supports the Vision 2015 strategy, and reinforces AMEC's excellent track record through commissioning into operation.

        The amounts recognised in respect of identifiable assets and liabilities relating to the acquisition of qedi were as follows:

Recognised value
£ million
Intangible assets	14
Trade and other receivables	10
Bank loans	(1)
Trade and other payables	(4)
Deferred tax liability	(3)

Net identifiable assets and liabilities	16
Goodwill on acquisition	17

33

Consideration
Cash—paid on completion	28
—paid to repay debt	5

33

        Goodwill has arisen on the acquisition of qedi primarily through the recognition of the specialist expertise of its workforce in completion and commissioning services for major projects in the oil and gas industry, which did not meet the criteria for recognition as intangible assets at the date of acquisition. The acquisition also provides opportunities for expansion of the qedi business utilising AMEC's geographic coverage.

Zektin Group Pty Limited

        On 28 February 2011, the group acquired all of the shares in Zektin Group Pty Limited (Zektingroup). Zektingroup is an Australian-based specialist engineering consultancy for the oil and gas and resources industries. The acquisition provides AMEC with oil and gas capability on the east coast of Australia, as well as access to the coal seam methane sector. This is fully aligned with AMEC's Vision 2015 strategy of assured growth through a strengthened geographic footprint and enhanced capabilities in key sectors.

Notes to the consolidated accounts (Continued)

24    Acquisitions and disposals (Continued)

        The amounts recognised in respect of identifiable assets and liabilities relating to the acquisition of Zektingroup were as follows:

Recognised value
£ million
Intangible assets	5
Trade and other receivables	7
Cash and cash equivalents	1
Current tax payable	(1)
Trade and other payables	(3)
Deferred tax liability	(1)

Net identifiable assets and liabilities	8
Goodwill on acquisition	25

33

Consideration
Cash—paid on completion	26
Contingent consideration	7

33

        Goodwill has arisen on the acquisition of Zektingroup through recognition of the value of its workforce of circa 220 which has strong capabilities and experience in target markets which did not meet the criteria for recognition as intangible assets at the date of acquisition. The acquisition also provides opportunities for synergies with and cross-selling for existing AMEC businesses.

        At December 2011, the latest forecasts indicate that due to events that have occurred since the acquisition, the contingent consideration will not be payable and the provision has been released to the income statement. The latest forecasts in 2012 supported this position. The measurement period ended in 2013 with no contingent consideration payable.

MACTEC, Inc

        On 3 June 2011, the group acquired all of the shares in MACTEC, Inc (MACTEC). MACTEC is a leading US engineering and environmental services company which provides a similar wide range of services to the group's existing Environment & Infrastructure business. The acquisition provides greater access to new customers and regions, is fully aligned with the Vision 2015 strategy and provides the group with the right scale to service the important and growing environmental and infrastructure engineering services market.

Notes to the consolidated accounts (Continued)

24    Acquisitions and disposals (Continued)

        The amounts recognised in respect of identifiable assets and liabilities relating to the acquisition of MACTEC were as follows:

Recognised value
£ million
Property, plant and equipment	4
Intangible assets	54
Indemnities received	23
Trade and other receivables	65
Cash and cash equivalents	14
Current tax payable	(2)
Trade and other payables	(46)
Deferred tax liability	(7)
Retirement benefit liabilities	(20)
Provisions	(23)

Net identifiable assets and liabilities	62
Goodwill on acquisition	121

183

Consideration
Cash—paid on completion	123
—paid to repay debt	60

183

        Goodwill has been recognised on this acquisition through recognition of the value of its workforce of circa 2,600 mostly highly skilled technical professionals which did not meet the criteria for recognition as intangible assets as at the date of acquisition. MACTEC's 70 offices are mainly based in eastern USA, complementing the strength of the existing AMEC Environment & Infrastructure business in western USA and Canada. The acquisition also provides significant opportunities for synergy benefits and cost savings.

Other acquisitions

        Other acquisitions were made in the year for a total consideration of £14 million of which £11 million was paid on completion with the balance of £3 million dependent on the achievement of set targets for labour revenue growth. The aggregate fair value of identifiable net assets was £6 million, which consisted of £6 million relating to other intangible assets, cash and cash equivalents of £1 million and other net liabilities of £1 million. Goodwill arising was £8 million and has been recognised as a result of expected synergies.

        A further £16 million was paid in the period in respect of businesses acquired in 2010 and prior years.

Disposal in 2011

        There was one small disposal made during the year. In addition, there were various cash payments in respect of businesses sold in prior years and adjustments to provisions held in respect of prior year disposals resulting in a net loss of £2 million and a net cash outflow of £9 million.

Notes to the consolidated accounts (Continued)

24    Acquisitions and disposals (Continued)

Net cash flows attributable to discontinued operations

        The net cash flows attributable to discontinued operations during the year were as follows:

	2013	2012 (restated)	2011 (restated)
	£ million	£ million	£ million
Net cash flow from operating activities	(12)	(12)	(36)
Net cash flow from investing activities	(2)	(4)	(7)

	(14)	(16)	(43)

25    Operating leases

        The total obligations under non-cancellable operating lease rentals for continuing operations are as follows:

	31 December 2013	31 December 2012	31 December 2011
	£ million	£ million	£ million
In one year or less	66	71	71
Between one and five years	157	168	145
Over five years	61	66	56

	284	305	272

        AMEC enters into the following types of lease: short-term plant hires; leases for motor vehicles and office equipment with lease periods of two to five years; and longer-term property leases. None of the leases include any contingent rentals.

26    Contingent liabilities

Guarantees and indemnities

        The borrowings of joint ventures are generally without recourse to AMEC.

Legal claims and actions

        AMEC has taken internal and external legal advice in considering known or reasonably likely legal claims and actions by or against the company. Consequently, it carefully assesses the likelihood of the success of a claim or action. AMEC makes an appropriate provision for those legal claims or actions against the company on the basis of the likely outcome but makes no provision for those which are, in its view, unlikely to succeed. Provisions of £37 million (2012: £40 million; 2011: £54 million) are shown in note 21 in respect of these claims.

        Known and reasonably likely legal claims or actions for which a provision has not been established are not expected to have a material impact on the group. The possibility of other claims being made in the future is considered by AMEC, but in general their occurrence or outcome cannot be predicted within any degree of certainty.

Notes to the consolidated accounts (Continued)

27    Related party transactions

        During 2013 there were a number of transactions with the senior management group, joint venture entities and subsidiary companies.

Transactions with the senior management group

        Following the restructure in late 2012, the senior management group now consists of AMEC plc board members and the presidents of the Americas, Europe and Growth Regions geographies. In 2012 and 2011 the senior management group consisted of AMEC plc board members.

        The senior management group and relatives controlled 0.81 per cent of the voting rights of the company as at 31 December 2013.

        In addition to their salaries, the company also provides non-cash benefits to executive directors and other senior managers and they receive share awards under the Performance Share Plan. The company also contributes to a defined benefit plan on behalf of certain executive directors. Details of their compensation are as follows:

	2013	2012	2011
	£ million	£ million	£ million
Short-term employee benefits	6	4	4
Pension costs	—	—	—
Equity-settled share-based payments	3	3	2

	9	7	6

Transactions and related balances outstanding with joint ventures

        The transactions and related balances outstanding with joint venture entities are as follows:

	Value of transactions in the year			Outstanding balance as at 31 December
	2013	2012	2011	2013	2012	2011
	£ million	£ million	£ million	£ million	£ million	£ million
Services rendered	38	28	41	15	14	16
Provision of finance	8	5	12	41	35	31

        In September 2012, the UK government's Department for Business, Innovation and Skills announced a change to UK legislation with respect to the requirement for a UK company to be subject to annual audit. An additional audit exemption has been introduced, such that for a subsidiary of a parent established in a European Economic Area state, that subsidiary can be exempt from annual audit if certain conditions are met. The principal conditions are the requirement for the subsidiary's shareholders to agree to the exemption and a guarantee to be issued to the subsidiary by the parent undertaking, guaranteeing all of the subsidiary's outstanding liabilities at the year end, until they are satisfied in full.

        The group will be exempting the following companies from an audit in 2013 under Section 479A of the Companies Act 2006, all of which are fully consolidated in these accounts:

  •
  AMEC Canada Limited (Registered number: 3941785)

  •
  AMEC Finance Asia Limited (Registered number: 6205760)

Notes to the consolidated accounts (Continued)

27    Related party transactions (Continued)

  •
  AMEC Hedge Co 1 Limited (Registered number: 07870120)

  •
  AMEC Kazakhstan Holdings Limited (Registered number: 4530056)

  •
  AMEC Property and Overseas Investments Limited (Registered number: 1580678)

  •
  AMEC USA Finance Limited (Registered number: 5299446)

  •
  AMEC USA Holdings Limited (Registered number: 4041261)

  •
  AMEC USA Limited (Registered number: 4044800)

  •
  Amplemark Limited (Registered number: 4530054)

  •
  PI Energy & Emissions Limited (Registered number: SC209704)

  •
  Sandiway Solutions (No 3) Limited (Registered number: 5318249)

  •
  Sigma Financial Facilities Limited (Registered number: 3863449)

28    Post balance sheet event

        On 13 February 2014, AMEC announced that it had entered into a definitive agreement with Foster Wheeler AG (Foster Wheeler) under which AMEC will make a recommended offer to acquire the entire issued and to be issued share capital of Foster Wheeler.

        Under the terms of the acquisition, Foster Wheeler shareholders would receive 0.8998 new AMEC securities and $16.00 in cash for each Foster Wheeler share (representing approximately $3.3 billion, or £2.0 billion* in aggregate).

        Due to its size, the acquisition is a class 1 transaction under the UK listing rules and therefore requires the approval of AMEC shareholders. Completion of the transaction will also be subject to AMEC having received valid acceptance to the offer from holders of Foster Wheeler shares holding a minimum of 80 per cent of the total issued share capital of Foster Wheeler, regulatory and anti-trust approvals, a Foster Wheeler shareholder vote, and the satisfaction of other customary closing conditions.

        The transaction is expected to close in the second half of 2014.

        On 19 March 2014 AMEC disposed of its investment in Lancashire Waste Project resulting in an estimated loss on disposal of £20 million.

*
Calculated using the AMEC share price of 1092 pence and a pound sterling to US$ exchange rate of 1:1.658, both as at the close on 12 February 2014. The recommended offer value has been calculated using a Foster Wheeler diluted share count of approximately 99.9 million shares (based on treasury share method) that will be settled in new AMEC securities and cash, plus approximately 1.2 million of shares currently in Foster Wheeler award schemes that are expected to be rolled into new AMEC awards.

FOSTER WHEELER AG AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands of dollars, except per share amounts)

(unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Operating revenues	$859,721	$801,826	$2,445,187	$2,455,377
Cost of operating revenues	728,969	648,360	2,063,855	2,028,858

Contract profit	130,752	153,466	381,332	426,519
Selling, general and administrative expenses	80,118	85,521	245,312	265,654
Other income, net	(7,684)	(9,873)	(54,234)	(32,638)
Other deductions, net	13,384	7,557	25,613	23,359
Interest income	(1,207)	(1,307)	(4,120)	(4,251)
Interest expense	2,669	3,388	4,485	9,976
Net asbestos-related provision/(gain)	1,956	2,000	5,173	(9,750)

Income from continuing operations before income taxes	41,516	66,180	159,103	174,169
Provision for income taxes	15,753	17,794	31,826	36,273

Income from continuing operations	25,763	48,386	127,277	137,896

Discontinued operations:
Income from discontinued operations before income taxes	—	1,760	—	265
Provision for income taxes from discontinued operations	—	—	—	—

Income from discontinued operations	—	1,760	—	265

Net income	25,763	50,146	127,277	138,161

Less: Net income/(loss) attributable to noncontrolling interests	323	(467)	(824)	3,823

Net income attributable to Foster Wheeler AG	$25,440	$50,613	$128,101	$134,338

Amounts attributable to Foster Wheeler AG:
Income from continuing operations	$25,440	$48,853	$128,101	$134,073
Income from discontinued operations	—	1,760	—	265

Net income attributable to Foster Wheeler AG	$25,440	$50,613	$128,101	$134,338

Basic earnings per share attributable to Foster Wheeler AG:
Income from continuing operations (see Note 1)	$0.25	$0.50	$1.28	$1.33
Income from discontinued operations	—	0.02	—	—

Net income attributable to Foster Wheeler AG	$0.25	$0.52	$1.28	$1.33

Diluted earnings per share attributable to Foster Wheeler AG:
Income from continuing operations (see Note 1)	$0.25	$0.50	$1.27	$1.32
Income from discontinued operations	—	0.01	—	—

Net income attributable to Foster Wheeler AG	$0.25	$0.51	$1.27	$1.32

Return of capital distribution per share	$—	$—	$0.40	$—

See notes to consolidated financial statements.

FOSTER WHEELER AG AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

(in thousands of dollars)

(unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Net income	$25,763	$50,146	$127,277	$138,161
Other comprehensive (loss)/income, net of tax:
Foreign currency translation adjustments:
Foreign currency translation adjustments	(36,649)	12,126	(36,383)	(7,588)
Tax impact	11	—	20	—

Foreign currency translation adjustments, net of tax	(36,638)	12,126	(36,363)	(7,588)

Cash flow hedges adjustments:
Unrealized loss	(1,859)	(1,456)	(4,567)	(148)
Tax impact	645	495	1,595	(1)

Unrealized loss, net of tax	(1,214)	(961)	(2,972)	(149)

Reclassification for losses included in net income (see Note 8 for further information)	983	1,123	3,047	3,407
Tax impact	(334)	(382)	(1,036)	(1,051)

Reclassification for losses included in net income, net of tax	649	741	2,011	2,356

Total cash flow hedges adjustments, net of tax	(565)	(220)	(961)	2,207

Pension and other postretirement benefits adjustments, net of tax:
Net actuarial loss	(880)	—	(4,860)	—
Tax impact	107	—	605	—

Net actuarial loss, net of tax	(773)	—	(4,255)	—

Amortization included in net periodic pension cost (see Note 6 for further information):
Net actuarial loss	4,274	4,768	12,726	14,365
Tax impact	(466)	(298)	(1,386)	(1,303)

Net actuarial loss, net of tax	3,808	4,470	11,340	13,062

Prior service credit	(1,463)	(1,257)	(4,364)	(3,781)
Tax impact	117	50	348	232

Prior service credit, net of tax	(1,346)	(1,207)	(4,016)	(3,549)

Transition obligation	5	14	14	42
Tax impact	—	(15)	(2)	(9)

Transition obligation, net of tax	5	(1)	12	33

Total pension and other postretirement benefits adjustments, net of tax	1,694	3,262	3,081	9,546

Other comprehensive (loss)/income, net of tax	(35,509)	15,168	(34,243)	4,165

Comprehensive (loss)/income	(9,746)	65,314	93,034	142,326
Less: Comprehensive (loss)/income attributable to noncontrolling interests	(211)	11	(1,894)	3,151

Comprehensive (loss)/income attributable to Foster Wheeler AG	$(9,535)	$65,303	$94,928	$139,175

See notes to consolidated financial statements.

FOSTER WHEELER AG AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(in thousands of dollars, except share data and per share amounts)

(unaudited)

	September 30, 2014	December 31, 2013
ASSETS
Current Assets:
Cash and cash equivalents	$447,658	$556,190
Accounts and notes receivable, net:
Trade	620,866	671,770
Other	73,771	57,262
Contracts in process	237,249	197,232
Prepaid, deferred and refundable income taxes	51,513	62,856
Other current assets	38,079	38,431

Total current assets	1,469,136	1,583,741

Land, buildings and equipment, net	253,537	279,981
Restricted cash	60,417	82,867
Notes and accounts receivable—long-term	13,627	15,060
Investments in and advances to unconsolidated affiliates	165,846	181,315
Goodwill	164,650	169,801
Other intangible assets, net	100,235	113,463
Asbestos-related insurance recovery receivable	102,926	120,489
Other assets	147,341	143,848
Deferred tax assets	43,200	49,707

TOTAL ASSETS	$2,520,915	$2,740,272

LIABILITIES, TEMPORARY EQUITY AND EQUITY
Current Liabilities:
Current installments on long-term debt	$15,867	$12,513
Accounts payable	243,589	282,403
Accrued expenses	255,035	304,312
Billings in excess of costs and estimated earnings on uncompleted contracts	481,211	569,652
Income taxes payable	38,536	39,078

Total current liabilities	1,034,238	1,207,958

Long-term debt	96,479	113,719
Deferred tax liabilities	41,448	39,714
Pension, postretirement and other employee benefits	101,281	111,221
Asbestos-related liability	232,823	257,180
Other long-term liabilities	138,264	210,651
Commitments and contingencies

TOTAL LIABILITIES	1,644,533	1,940,443

Temporary Equity:
Non-vested share-based compensation awards subject to redemption	18,072	15,664

TOTAL TEMPORARY EQUITY	18,072	15,664

Equity:
Registered shares:
CHF 3.00 par value; authorized: 158,939,285 shares and 157,863,694 shares; conditionally authorized: 57,092,821 shares and 58,168,412 shares; issued: 106,718,491 shares and 105,642,900 shares; outstanding: 100,126,791 shares and 99,051,200 shares.	263,568	259,937
Paid-in capital	203,359	216,450
Retained earnings	1,061,261	933,160
Accumulated other comprehensive loss	(542,490)	(509,317)
Treasury shares (outstanding: 6,591,700 shares and 6,591,700 shares)	(150,131)	(150,131)

TOTAL FOSTER WHEELER AG SHAREHOLDERS' EQUITY	835,567	750,099

Noncontrolling interests	22,743	34,066

TOTAL EQUITY	858,310	784,165

TOTAL LIABILITIES, TEMPORARY EQUITY AND EQUITY	$2,520,915	$2,740,272

See notes to consolidated financial statements.

FOSTER WHEELER AG AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

(in thousands of dollars)

(unaudited)

	Registered Shares	Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Treasury Shares	Total Foster Wheeler AG Shareholders' Equity	Noncontrolling Interests	Total Equity
Nine Months Ended September 30, 2013
Balance at December 31, 2012	$269,633	$266,943	$835,993	$(567,603)	$(90,976)	$713,990	$43,403	$757,393
Net income	—	—	134,338	—	—	134,338	3,823	138,161
Other comprehensive (loss)/income, net of tax	—	—	—	4,837	—	4,837	(672)	4,165
Issuance of registered shares upon exercise of stock options	637	3,656	—	—	—	4,293	—	4,293
Issuance of registered shares upon vesting of restricted awards	952	(952)	—	—	—	—	—	—
Distributions to noncontrolling interests	—	—	—	—	—	—	(12,579)	(12,579)
Share-based compensation expense	—	10,400	—	—	—	10,400	—	10,400
Excess tax shortfall related to share-based compensation	—	(123)	—	—	—	(123)	—	(123)
Repurchase of registered shares	—	—	—	—	(150,131)	(150,131)	—	(150,131)
Retirement of registered shares	(13,608)	(77,368)	—	—	90,976	—	—	—

Balance at September 30, 2013	$257,614	$202,556	$970,331	$(562,766)	$(150,131)	$717,604	$33,975	$751,579

Nine Months Ended September 30, 2014
Balance at December 31, 2013	$259,937	$216,450	$933,160	$(509,317)	$(150,131)	$750,099	$34,066	$784,165
Net income/(loss)	—	—	128,101	—	—	128,101	(824)	127,277
Other comprehensive (loss)/income, net of tax	—	—	—	(33,173)	—	(33,173)	(1,070)	(34,243)
Issuance of registered shares upon exercise of stock options	2,376	15,962	—	—	—	18,338	—	18,338
Issuance of registered shares upon vesting of restricted awards	1,255	(1,255)	—	—	—	—	—	—
Distributions to noncontrolling interests	—	—	—	—	—	—	(9,429)	(9,429)
Share-based compensation expense	—	11,933	—	—	—	11,933	—	11,933
Excess tax benefit related to share-based compensation	—	162	—	—	—	162	—	162
Return of capital distribution	—	(39,893)	—	—	—	(39,893)	—	(39,893)

Balance at September 30, 2014	$263,568	$203,359	$1,061,261	$(542,490)	$(150,131)	$835,567	$22,743	$858,310

See notes to consolidated financial statements.

FOSTER WHEELER AG AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands of dollars)

(unaudited)

	Nine Months Ended September 30,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$127,277	$138,161
Adjustments to reconcile net income to cash flows from operating activities:
Depreciation and amortization	44,535	42,828
Reversal of previously accrued unrecognized tax benefits	(22,339)	—
Net non-cash asbestos-related provision	6,000	6,000
Share-based compensation expense	14,341	14,119
Excess tax (benefit)/shortfall related to share-based compensation	(162)	123
Deferred income tax provision	16,199	62
Dividends, net of equity in earnings of unconsolidated affiliates	3,793	28,744
Other noncash items, net	(462)	86
Changes in assets and liabilities, net of effects from acquisitions:
Decrease in receivables	8,817	4,833
Net change in contracts in process and billings in excess of
costs and estimated earnings on uncompleted contracts	(118,908)	(17,463)
Decrease in accounts payable and accrued expenses	(89,667)	(45,316)
Net change in other current assets and liabilities	(4,520)	(31,296)
Net change in other long-term assets and liabilities	(36,160)	(26,799)

Net cash (used in)/provided by operating activities—continuing operations	(51,256)	114,082

Net cash used in operating activities—discontinued operations	—	(385)

Net cash (used in)/provided by operating activities	(51,256)	113,697

CASH FLOWS FROM INVESTING ACTIVITIES
Payments related to acquisition of businesses, net of cash acquired	(2,000)	(52,770)
Proceeds from disposition of business	—	48,600
Change in restricted cash	18,848	9,249
Capital expenditures	(17,826)	(21,810)
Investments in and advances to unconsolidated affiliates	—	(11,591)
Other investing activities	534	40

Net cash used in investing activities—continuing operations	(444)	(28,282)

Net cash provided by investing activities—discontinued operations	—	385

Net cash used in investing activities	(444)	(27,897)

CASH FLOWS FROM FINANCING ACTIVITIES
Repurchase of shares	—	(150,131)
Return of capital distribution	(39,893)	—
Distributions to noncontrolling interests	(9,429)	(12,579)
Proceeds from stock options exercised	18,338	4,293
Excess tax benefit/(shortfall) related to share-based compensation	162	(123)
Repayment of debt and capital lease obligations	(7,693)	(8,627)

Net cash used in financing activities	(38,515)	(167,167)

Effect of exchange rate changes on cash and cash equivalents	(18,317)	(3,826)

Decrease in cash and cash equivalents	(108,532)	(85,193)

Less: Increase/(decrease) in cash and cash equivalents—discontinued operations	—	—

Decrease in cash and cash equivalents—continuing operations	(108,532)	(85,193)

Cash and cash equivalents at beginning of year	556,190	582,322

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$447,658	$497,129

See notes to consolidated financial statements.

FOSTER WHEELER AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(amounts in thousands of dollars, except share data and per share amounts)

(unaudited)

1.     Summary of Significant Accounting Policies

        Basis of Presentation—The fiscal year of Foster Wheeler AG ends on December 31 of each calendar year. Foster Wheeler AG's fiscal quarters end on the last day of March, June and September. The fiscal years of our non-U.S. operations are the same as the parent's. The fiscal year of our U.S. operations is the 52- or 53-week annual accounting period ending on the last Friday in December.

        The accompanying consolidated financial statements are unaudited. In the opinion of management, all adjustments necessary for a fair presentation of such financial statements have been included. Such adjustments only consisted of normal recurring items. Interim results are not necessarily indicative of results for a full year.

        The consolidated financial statements and notes are presented in accordance with the requirements of Form 10-Q and do not contain certain information included in our Annual Report on Form 10-K for the year ended December 31, 2013 ("2013 Form 10-K"), filed with the Securities and Exchange Commission on February 27, 2014. The consolidated balance sheet as of December 31, 2013 was derived from the audited financial statements included in our 2013 Form 10-K, but does not include all disclosures required by accounting principles generally accepted in the United States of America for annual consolidated financial statements.

        The consolidated financial statements include the accounts of Foster Wheeler AG and all U.S. and non-U.S. subsidiaries, as well as certain entities in which we have a controlling interest. Intercompany transactions and balances have been eliminated. See "—Variable Interest Entities" below for further information related to the consolidation of variable interest entities.

        Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and revenues and expenses during the periods reported. Actual results could differ from those estimates. Changes in estimates are reflected in the periods in which they become known. Significant estimates are used in accounting for long-term contracts including estimates of total costs, progress toward completion and customer and vendor claims, employee benefit plan obligations and share-based compensation plans. In addition, we also use estimates when accounting for uncertain tax positions and deferred taxes, asbestos liabilities and expected recoveries and when assessing goodwill for impairment, among others.

        Revenue Recognition on Long-Term Contracts—Revenues and profits on long-term contracts are recorded under the percentage-of-completion method.

        Progress towards completion on fixed-price contracts is measured based on physical completion of individual tasks for all contracts with a value of $5,000 or greater. For contracts with a value less than $5,000, progress toward completion is measured based on the ratio of costs incurred to total estimated contract costs (the cost-to-cost method).

        Progress towards completion on cost-reimbursable contracts is measured based on the ratio of quantities expended to total forecasted quantities, typically man-hours. Incentives are also recognized on a percentage-of-completion basis when the realization of an incentive is assessed as probable. We include flow-through costs consisting of materials, equipment or subcontractor services as both

FOSTER WHEELER AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

(unaudited)

1.     Summary of Significant Accounting Policies (Continued)

operating revenues and cost of operating revenues on cost-reimbursable contracts when we have overall responsibility as the contractor for the engineering specifications and procurement or procurement services for such costs. There is no contract profit impact of flow-through costs as they are included in both operating revenues and cost of operating revenues.

        Contracts in process are stated at cost, increased for profits recorded on the completed effort or decreased for estimated losses, less billings to the customer and progress payments on uncompleted contracts. A full provision for loss contracts is made at the time the loss becomes probable regardless of the stage of completion.

        At any time, we have numerous contracts in progress, all of which are at various stages of completion. Accounting for revenues and profits on long-term contracts requires estimates of total contract costs and estimates of progress toward completion to determine the extent of revenue and profit recognition. These estimates may be revised as additional information becomes available or as specific project circumstances change. We review all of our material contracts on a monthly basis and revise our estimates as appropriate for developments such as earning project incentive bonuses, incurring or expecting to incur contractual liquidated damages for performance or schedule issues, providing services and purchasing third-party materials and equipment at costs differing from those previously estimated and testing completed facilities, which, in turn, eliminates or confirms completion and warranty-related costs. Project incentives are recognized when it is probable they will be earned. Project incentives are frequently tied to cost, schedule and/or safety targets and, therefore, tend to be earned late in a project's life cycle.

        Changes in estimated final contract revenues and costs can either increase or decrease the final estimated contract profit. In the period in which a change in estimate is recognized, the cumulative impact of that change is recorded based on progress achieved through the period of change. The following table summarizes the number of separate projects that experienced final estimated contract profit revisions with an impact on contract profit in excess of $1,000 relating to the revaluation of work performed in prior periods:

	Quarter Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Number of separate projects	5	10	23	28
Net increase in contract profit from the regular revaluation of final estimated contract profit revisions	$6,200	$30,200	$36,600	$74,800

        Please see Note 12 for further information related to changes in final estimated contract profit and the impact on business segment results.

        Claims are amounts in excess of the agreed contract price (or amounts not included in the original contract price) that we seek to collect from customers or others for delays, errors in specifications and designs, contract terminations, disputed or unapproved change orders as to both scope and price or other causes of unanticipated additional costs. We record claims as additional contract revenue if it is probable that the claims will result in additional contract revenue and if the amount can be reliably

FOSTER WHEELER AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

(unaudited)

1.     Summary of Significant Accounting Policies (Continued)

estimated. These two requirements are satisfied by the existence of all of the following conditions: the contract or other evidence provides a legal basis for the claim; additional costs are caused by circumstances that were unforeseen at the contract date and are not the result of deficiencies in our performance; costs associated with the claim are identifiable or otherwise determinable and are reasonable in view of the work performed; and the evidence supporting the claim is objective and verifiable. If such requirements are met, revenue from a claim may be recorded only to the extent that contract costs relating to the claim have been incurred, which can include amounts from unapproved change orders when the two requirements described above are met. Unapproved change orders or similar items subject to uncertainty that do not meet the two requirements described above are expensed without the recognition of additional contract revenue. Costs attributable to claims are treated as costs of contract performance as incurred and are recorded in contracts in process. Our consolidated financial statements included commercial claims of $26,500 and $4,500 as of September 30, 2014 and December 31, 2013, respectively, of which substantially all costs had been incurred as of September 30, 2014 and December 31, 2013.

        In certain circumstances, we may defer pre-contract costs when it is probable that these costs will be recovered under a future contract. Such deferred costs would then be included in contract costs upon execution of the anticipated contract. In the event that we defer pre-contract costs and we are not successful in obtaining the contract, we write off the deferred costs through our consolidated statement of operations in the period when we no longer assess recoverability of such costs as probable. Deferred pre-contract costs were inconsequential as of September 30, 2014 and December 31, 2013.

        Certain special-purpose subsidiaries in our Global Power Group business segment are reimbursed by customers for their costs of building and operating certain facilities over the lives of the corresponding service contracts. Depending on the specific legal rights and obligations under these arrangements, in some cases those reimbursements are treated as operating revenues at gross value and other cases as a reduction of cost.

        Trade Accounts Receivable—Trade accounts receivable represent amounts billed to customers. We assess the need for an allowance for doubtful accounts on a project-by-project basis, which includes the consideration of security instruments that provide us protection in the event of non-payment. When there is a risk of non-payment related to customer credit risk, we record an allowance for doubtful accounts. Because of the nature of our customer base and our rigorous customer credit risk assessment process prior to entering into contracts, the level of our allowance for doubtful accounts is typically a very small percentage of our gross accounts receivable balance. To the extent that there is a risk of non-payment related to commercial or performance issues, we record an allowance against the valuation of contract work in progress within the contract.

        In accordance with terms under our long-term contracts, our customers may withhold certain percentages of such billings until completion and acceptance of the work performed, which we refer to as retention receivables. Final payment of retention receivables might not be received within a one-year period. In conformity with industry practice, however, the full amount of accounts receivable, including such amounts withheld, are included in current assets on the consolidated balance sheet. We have not

FOSTER WHEELER AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

(unaudited)

1.     Summary of Significant Accounting Policies (Continued)

recorded a provision for the outstanding retention receivable balances as of September 30, 2014 or December 31, 2013.

        Trade accounts receivable are continually evaluated for collectability. Provisions are established on a project-specific basis when there is an issue associated with the client's ability to make payments or there are circumstances where the client is not making payment due to contractual issues.

        Variable Interest Entities—We sometimes form separate legal entities such as corporations, partnerships and limited liability companies in connection with the execution of a single contract or project. Upon formation of each separate legal entity, we perform an evaluation to determine whether the new entity is a variable interest entity, or VIE, and whether we are the primary beneficiary of the new entity, which would require us to consolidate the new entity in our financial results. We reassess our initial determination on whether the entity is a VIE upon the occurrence of certain events and whether we are the primary beneficiary as outlined in current accounting guidelines. If the entity is not a VIE, we determine the accounting for the entity under the voting interest accounting guidelines.

        An entity is determined to be a VIE if either (a) the total equity investment is not sufficient for the entity to finance its own activities without additional subordinated financial support, (b) characteristics of a controlling financial interest are missing (such as the ability to make decisions through voting or other rights or the obligation to absorb losses or the right to receive benefits), or (c) the voting rights of the equity holders are not proportional to their obligations to absorb losses of the entity and/or their rights to receive benefits of the entity, and substantially all of the entity's activities either involve or are conducted on behalf of an investor that has disproportionately few voting rights.

        As of September 30, 2014 and December 31, 2013, we participated in certain entities determined to be VIEs, including a gas-fired cogeneration facility in Martinez, California and a refinery/electric power generation project in Chile. We consolidate the operations of the Martinez project while we record our participation in the project in Chile on the equity method of accounting.

        Please see Note 3 for further information regarding our participation in these projects.

        Fair Value Measurements—Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Financial Accounting Standards Board Accounting Standards Codification, or FASB ASC, 820-10 defines fair value, establishes a three level fair value hierarchy that prioritizes the inputs used to measure fair value and provides guidance on required disclosures about fair value measurements. The fair value hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs.

        Our financial assets and liabilities that are recorded at fair value on a recurring basis consist primarily of the assets or liabilities arising from derivative financial instruments and defined benefit pension plan assets. See Note 8 for further information regarding our derivative financial instruments.

FOSTER WHEELER AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

(unaudited)

1.     Summary of Significant Accounting Policies (Continued)

        The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate fair value:

Financial instruments valued independent of the fair value hierarchy:

  •
  Cash, Cash Equivalents and Restricted Cash—The carrying value of our cash, cash equivalents and restricted cash approximates fair value because of the demand nature of many of our deposits or short-term maturity of these instruments.

Financial instruments valued within the fair value hierarchy:

  •
  Long-term Debt—We estimate the fair value of our long-term debt (including current installments) based on the quoted market prices for the same or similar issues or on the current rates offered for debt of the same remaining maturities using level 2 inputs.

  •
  Foreign Currency Forward Contracts—We estimate the fair value of foreign currency forward contracts by obtaining quotes from financial institutions or market transactions in either the listed or over-the-counter markets. Our estimate of the fair value of foreign currency forward contracts also includes an assessment of non-performance by our counterparties. We further corroborate the valuations with observable market data using level 2 inputs.

  •
  Interest Rate Swaps—We estimate the fair value of our interest rate swaps based on quotes obtained from financial institutions, which we further corroborate with observable market data using level 2 inputs.

  •
  Defined Benefit Pension Plan Assets—We estimate the fair value of investments in equity securities at each year-end based on quotes obtained from financial institutions. The fair value of investments in commingled funds, invested primarily in debt and equity securities, is based on the net asset values communicated by the respective asset manager. We further corroborate the above valuations with observable market data using level 1 and 2 inputs. Additionally, we hold

FOSTER WHEELER AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

(unaudited)

1.     Summary of Significant Accounting Policies (Continued)

    investments in private investment funds that are valued at net asset value as communicated by the asset manager using level 2 or 3 unobservable market data inputs.

	September 30, 2014			December 31, 2013
	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3
Fair value measurements:
Assets:
Assets measured at fair value on a recurring basis:
Foreign currency forward contracts	$—	$4,736	$—	$—	$7,361	$—
Assets measured at fair value on a non-recurring basis:
Investment in an unconsolidated affiliate	$—	$—	$—	$—	$—	$35,096
Liabilities:
Liabilities measured at fair value on a recurring basis:
Foreign currency forward contracts	$—	$9,625	$—	$—	$2,405	$—
Interest rate swap contracts	—	8,255	—	—	7,866	—

Total liabilities measured at fair value on a recurring basis	$—	$17,880	$—	$—	$10,271	$—

        Retirement of Shares under Share Repurchase Program—Under Swiss law, the cancellation of shares previously repurchased under our share repurchase program must be approved by our shareholders. Repurchased shares remain as treasury shares on our balance sheet until cancellation.

        Any repurchases will be made at our discretion in compliance with applicable securities laws and other legal requirements and will depend on a variety of factors, including market conditions, share price and other factors. The program does not obligate us to acquire any particular number of shares. The program has no expiration date and may be suspended or discontinued at any time.

        All treasury shares are carried at cost on the consolidated balance sheet until the cancellation of the shares has been approved by our shareholders and the cancellation is registered with the commercial register of the Canton of Zug in Switzerland. Upon the effectiveness of the cancellation of the shares, the cost of the shares cancelled will be removed from treasury shares on the consolidated balance sheet, the par value of the cancelled shares will be removed from registered shares on the consolidated balance sheet, and the excess of the cost of the treasury shares above par value will be removed from paid-in capital on the consolidated balance sheet.

        Once repurchased, treasury shares are no longer considered outstanding, which results in a reduction to the weighted-average number of shares outstanding during the reporting period when calculating earnings per share, as described below.

        Earnings per Share—Basic earnings per share amounts have been computed based on the weighted-average number of shares outstanding during the reporting period.

FOSTER WHEELER AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

(unaudited)

1.     Summary of Significant Accounting Policies (Continued)

        Diluted earnings per share amounts have been based on the combination of the weighted-average number of shares outstanding during the reporting period and the impact of dilutive securities, if any, such as outstanding stock options and the non-vested portion of restricted stock units and performance-based restricted stock units (collectively, "restricted awards") to the extent such securities are dilutive.

        In profitable periods, outstanding stock options have a dilutive effect under the treasury stock method when the average share price for the period exceeds the assumed proceeds from the exercise of the option. The assumed proceeds include the exercise price, compensation cost, if any, for future service that has not yet been recognized in the consolidated statement of operations, and any tax benefits that would be recorded in paid-in capital when the option is exercised. Under the treasury stock method, the assumed proceeds are assumed to be used to repurchase shares in the current period. The dilutive impact of the non-vested portion of restricted awards is determined using the treasury stock method, but the proceeds include only the unrecognized compensation cost and tax benefits as assumed proceeds.

        The computations of basic and diluted earnings per share from continuing operations were as follows:

	Quarter Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Income from continuing operations attributable to Foster Wheeler AG	$25,440	$48,853	$128,101	$134,073
Basic weighted-average number of shares outstanding	100,081,772	98,172,200	99,691,325	100,830,719
Effect of dilutive securities	1,093,835	431,386	1,255,861	495,874

Diluted weighted-average number of shares outstanding	101,175,607	98,603,586	100,947,186	101,326,593

Income from continuing operations per share:
Basic	$0.25	$0.50	$1.28	$1.33

Diluted	$0.25	$0.50	$1.27	$1.32

FOSTER WHEELER AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

(unaudited)

1.      Summary of Significant Accounting Policies (Continued)

        The following table summarizes share-based compensation awards not included in the calculation of diluted earnings per share as the assumed proceeds from those awards, on a per share basis, were greater than the average share price for the period, which would result in an antidilutive effect on diluted earnings per share:

	Quarter Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Stock options	236,034	1,356,167	346,604	1,393,499

Performance-based restricted share units	422,757	1,144,694	—	1,144,694

        Pending Exchange Offer and Our Acquisition by AMEC plc—On February 13, 2014, we entered into an Implementation Agreement (as amended from time to time, including by the letter agreement dated March 28, 2014, the deed of amendment dated May 28, 2014 and the deed of amendment dated October 2, 2014, "Implementation Agreement") with AMEC plc ("AMEC") relating to the pending acquisition of all of the issued and to be issued registered shares, par value CHF 3.00 per share, of Foster Wheeler AG (the "FW shares") by AMEC. On the terms and subject to the conditions of the Implementation Agreement, on October 7, 2014, AMEC International Investments B.V. (a direct, wholly owned subsidiary of AMEC) commenced an exchange offer (the "Offer") to acquire all of the FW shares, pursuant to which each validly tendered FW share will be exchanged for a combination (subject to election by each Foster Wheeler shareholder as described in our Current Report on Form 8-K filed with the Securities and Exchange Commission on February 13, 2014) of (a) $16.00 in cash plus (b) 0.8998 ordinary shares, par value £0.50 per share, of AMEC ("AMEC shares") or, at the election of such holder, American Depositary Shares representing such number of AMEC shares.

        The Offer will expire at 11:59 p.m. New York City time on November 4, 2014, unless the expiration date of the Offer is extended by AMEC.

        For a full description of the Offer, see our Current Report on Form 8-K filed with the Securities and Exchange Commission on February 13, 2014 and our Solicitation/Recommendation Statement on Schedule 14D-9, or Schedule 14D-9, filed with the Securities and Exchange Commission on October 7, 2014.

        Dividend Distribution—On February 26, 2014, our Board of Directors approved a proposal to our shareholders for a one-time dividend distribution of $0.40 per share. Our shareholders approved the distribution at our Annual General Meeting on May 7, 2014 and the distribution was paid on May 21, 2014 to the shareholders listed on our share register as of May 7, 2014. The distribution was paid out of qualifying capital contribution reserves and was not subject to Swiss withholding tax. The distribution resulted in a reduction of paid-in capital and is presented on the consolidated statements of operations, changes in equity and cash flows as a return of capital.

        This distribution was not linked to, and not conditional on, the closing of the Offer. The covenants of our senior unsecured credit agreement did not limit our ability to pay this dividend.

FOSTER WHEELER AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

(unaudited)

1.      Summary of Significant Accounting Policies (Continued)

        Recent Accounting Developments—In April 2014, the Financial Accounting Standards Board, or "FASB", issued Accounting Standards Update, or "ASU", No. 2014-08, "Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity". ASU 2014-08 provides guidance that limits the requirement to report discontinued operations to disposals of components of an entity that represent strategic shifts that have or will have a major effect on an entity's operations and financial results. The amendments also require expanded disclosures concerning discontinued operations, disclosures of certain financial results attributable to a disposal of a significant component of an entity that does not qualify for discontinued operations reporting and expanded disclosures for long-lived assets classified as held for sale or disposed of. The new standard is effective for annual financial statements with fiscal years beginning on or after December 15, 2014. Early adoption is permitted, but only for disposals or assets classified as held for sale that have not been reported in financial statements previously issued or available for issuance. We do not expect our adoption of this new standard to have a material impact on our consolidated financial statements and notes.

        In May 2014, the FASB issued ASU No. 2014-09, "Revenue from Contracts with Customers (Topic 606)". ASU 2014-09 amends the guidance for revenue recognition to replace numerous, industry-specific requirements and converges areas under this topic with those of the International Financial Reporting Standards. ASU 2014-09 implements a five-step process for customer contract revenue recognition that focuses on transfer of control, as opposed to transfer of risk and rewards. The amendment also requires enhanced disclosures regarding the nature, amount, timing and uncertainty of revenues and cash flows from contracts with customers. Other major provisions include the capitalization and amortization of certain contract costs, ensuring the time value of money is considered in the transaction price, and allowing estimates of variable consideration to be recognized before contingencies are resolved in certain circumstances. The amendments in this ASU are effective for reporting periods beginning after December 15, 2016, and early adoption is prohibited. Entities can transition to the standard either retrospectively or as a cumulative-effect adjustment as of the date of adoption. We are currently assessing the impact the adoption of ASU 2014-09 will have on our consolidated financial statements and notes.

        In June 2014, the FASB issued ASU No. 2014-12 "Compensation—Stock Compensation (Topic 718): Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period." ASU 2014-12 clarifies that entities should treat performance targets that can be met after the requisite service period of a share-based payment award as performance conditions that affect vesting. Therefore, as of the grant date an entity would not record compensation expense related to an award for which transfer to the employee is contingent on the entity's satisfaction of a performance target until it becomes probable that the performance target will be met. No new disclosures are required under the ASU. The ASU's guidance is effective for all entities for reporting periods, including interim periods, beginning after December 15, 2015. Early adoption is permitted. In addition, all entities will have the option of applying the guidance either prospectively, only to awards granted or modified on or after the effective date, or retrospectively. Retrospective application would only apply to awards with performance targets outstanding at or after the beginning of the first annual period presented, the earliest presented

FOSTER WHEELER AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

(unaudited)

1.      Summary of Significant Accounting Policies (Continued)

comparative period. We do not expect our adoption of this new standard to have a material impact on our consolidated financial statements and notes.

2.      Business Combinations

2014 Acquisition Activity

        In April 2014, we acquired certain assets of the Siemens Environmental Systems and Services ("SESS") business from Siemens Energy, Inc. in a cash transaction for approximately $2,000. The SESS business supplies and services clean air technologies for use in power plants and industrial facilities with locations in Pittsburgh, Pennsylvania and Branchburg, New Jersey. The assets, liabilities and results of operations from this acquisition are included within our Global Power Group business segment.

        In October 2014, we acquired all of the ordinary shares and options of MDM Engineering Group Limited ("MDM Engineering") in a cash transaction for approximately $109,000. MDM Engineering is operationally located in South Africa and is a minerals process and project management company focused on the mining industry. The company provides a wide range of services from preliminary and final feasibility studies, through to plant design, construction and commissioning. The preliminary purchase price allocation and pro forma information for this acquisition will be included in our fourth quarter 2014 consolidated financial statements. During the fourth quarter of 2014, we expect to record an aggregate increase of goodwill and other intangible assets of approximately $89,000 in connection with this acquisition. The assets, liabilities and results of operations of this business will be included within our Global Engineering and Construction Group ("Global E&C Group") business segment.

2013 Acquisition Activity

        In June 2013, we acquired all of the outstanding shares of a privately held upstream consultancy business located in the United Kingdom and additional related assets in the Middle East. This acquired business specializes in field development and project decision support, focused on the evaluation and implementation of oil and gas field developments covering greenfield and brownfield assets. We paid cash consideration net of cash acquired of £6,000 (approximately $9,300 based on the exchange rates in effect on the payment dates). The sale and purchase agreement also included an earnout provision for additional consideration with an estimated maximum of £3,000 (approximately $5,100 based on the exchange rate in effect on June 30, 2014), depending on the acquired business' performance, as defined in the sale and purchase agreement, over a period of approximately 3 and a half years subsequent to the acquisition date. Any amounts recognized under the earnout will be reported as compensation expense in periods subsequent to the acquisition date rather than as part of the purchase price for the business. The purchase price allocation and pro forma impact assuming the acquisition had occurred as of the beginning of 2012 were not significant to our consolidated financial statements. As a result of the purchase price allocation, we recognized goodwill of $4,465 and other intangible assets of $5,307 related to this acquisition. The assets, liabilities and results of operations of the acquired business are included within our Global E&C Group business segment.

        Also in June 2013, we acquired all of the outstanding shares of a privately held engineering and project management business located in Mexico with experience in both offshore and onshore upstream

FOSTER WHEELER AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

(unaudited)

2.      Business Combinations (Continued)

oil and gas, downstream oil and gas and power projects. We paid cash consideration net of cash acquired of approximately $15,700. The purchase price allocation and pro forma impact assuming the acquisition had occurred as of the beginning of 2012 were not significant to our consolidated financial statements. As a result of the purchase price allocation, we recognized goodwill of $18,143 and other intangible assets of $7,100 related to this acquisition. The assets, liabilities and results of operations of the acquired business are included within our Global E&C Group business segment.

        During our U.S. operations' fiscal first quarter of 2013, we acquired all of the outstanding shares of a privately held U.S.-based business that specializes in the management of construction and commissioning of pharmaceutical and biotech facilities and which also has the capabilities to manage the full engineering, procurement and construction of such facilities. In addition, the acquired business has the ability to provide modular project delivery services on a worldwide basis through its participation in a business partnership. We paid cash consideration net of cash acquired of approximately $25,100, which includes a working capital adjustment paid subsequent to the six months ended June 30, 2013. The sale and purchase agreement also included an earnout provision for additional consideration with an estimated maximum of approximately $6,600, depending on the acquired business' performance, as defined in the sale and purchase agreement, over a period of approximately 5 years subsequent to the acquisition date. During the second quarter of 2014, we renegotiated the terms of the earnout provision with the former owner and settled the earnout in full for a cash payment of approximately $3,500. The cash payment of approximately $3,500 consisted of approximately $1,300 which we had accrued as of December 31, 2013 and during the quarter and six months ended June 30, 2014, we recognized compensation expense, within selling, general and administrative expenses, of approximately $1,900 and $2,200, respectively. The purchase price allocation and pro forma impact assuming the acquisition had occurred as of the beginning of 2012 were not significant to our consolidated financial statements. As a result of the purchase price allocation, we recognized goodwill of $10,571 and other intangible assets of $13,980 related to this acquisition. The assets, liabilities and results of operations of the acquired business are included within our Global E&C Group business segment.

3.      Investments

Investment in Unconsolidated Affiliates

        We own a noncontrolling interest in two electric power generation projects, one waste-to-energy project and one wind farm project, which are all located in Italy, and in a refinery/electric power generation project, which is located in Chile. We also own a 50% noncontrolling interest in a project in Italy which generates earnings from royalty payments linked to the price of natural gas. Based on the outstanding equity interests of these entities, we own 41.65% of each of the two electric power generation projects in Italy, 39% of the waste-to-energy project and 50% of the wind farm project. We have a notional 85% equity interest in the project in Chile; however, we are not the primary beneficiary as a result of participation rights held by the minority shareholder. In determining that we are not the primary beneficiary, we considered the minority shareholder's right to approve activities of the project that most significantly impact the project's economic performance which include the right to approve or reject the annual financial (capital and operating) budget and the annual operating plan, the right to

FOSTER WHEELER AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

(unaudited)

3.      Investments (Continued)

approve or reject the appointment of the general manager and senior management, and approval rights with respect to capital expenditures beyond those included in the annual budget.

        We account for these investments in Italy and Chile under the equity method. The following is summarized financial information for these entities (each as a whole) based on where the projects are located:

	September 30, 2014		December 31, 2013
	Italy	Chile	Italy	Chile
Balance Sheet Data:
Current assets	$130,960	$63,660	$156,844	$66,867
Other assets (primarily buildings and equipment)	233,054	81,725	259,392	88,936
Current liabilities	103,562	20,172	108,769	25,643
Other liabilities (primarily long-term debt)	122,660	14,482	149,578	14,482

Net assets	$137,792	$110,731	$157,889	$115,678

	Quarter Ended September 30,				Nine Months Ended September 30,
	2014		2013		2014		2013
	Italy	Chile	Italy	Chile	Italy	Chile	Italy	Chile
Income Statement Data:
Total revenues	$31,043	$18,360	$30,570	$18,065	$96,530	$60,594	$97,585	$59,394
Gross profit	9,565	8,637	6,700	12,539	39,158	28,442	20,702	36,097
Income before taxes	5,894	8,086	5,125	11,928	10,602	24,692	15,478	34,066
Net earnings	676	6,469	3,180	9,303	1,666	19,754	9,919	26,535

        Our investment in these unconsolidated affiliates is recorded within investments in and advances to unconsolidated affiliates on the consolidated balance sheet and our equity in the net earnings of these unconsolidated affiliates is recorded within other income, net on the consolidated statement of operations. The investments and equity earnings of our unconsolidated affiliates in Italy and Chile are included in our Global E&C Group and Global Power Group business segments, respectively.

        Our consolidated financial statements reflect the following amounts related to our unconsolidated affiliates in Italy and Chile:

	Quarter Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Equity in the net earnings of unconsolidated affiliates	$4,753	$6,943	$14,550	$27,381
Distributions from equity affiliates	$—	$—	$19,813	$55,933

FOSTER WHEELER AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

(unaudited)

3.      Investments (Continued)

	September 30, 2014	December 31, 2013
Investments in unconsolidated affiliates	$139,230	$150,558

        Our projects in Italy recognized equity earnings of $378 and $1,530 in the third quarter of 2014 and 2013, respectively, and recognized equity earnings of $1,188 and $4,914 in the first nine months of 2014 and 2013, respectively. Our equity earnings were unfavorably impacted in the quarter and nine months ended September 30, 2014, compared to the corresponding periods in 2013, due to the expiration of a royalty agreement at our project that generated earnings from royalty payments linked to the price of natural gas. This project experienced decreased equity earnings in the quarter and nine months ended September 30, 2014, compared to the corresponding periods in 2013, of $1,000 and $2,300, respectively. Additionally, our equity earnings from our projects in Italy, during the nine months ended September 30, 2014, were unfavorably impacted by a provision for a tariff related to the net power supplied to the electrical grid at our waste-to-energy project. The impact of this provision decreased our equity earnings by $1,300, of which $1,100 related to the impact of the tariff for years prior to 2014. Our waste-to-energy project experienced a decrease in equity earnings in the nine months ended September 30, 2014, compared to the corresponding period in 2013, of $700.

        Our equity earnings from our project in Chile were $4,375 and $5,413 in the third quarter of 2014 and 2013, respectively, and were $13,362 and $22,467 in the first nine months of 2014 and 2013, respectively. Our equity earnings in the quarter and nine months September 30, 2014 were unfavorably impacted by a decrease in the average electric tariff rates in 2014, as compared to the average electric tariff rates in the corresponding periods in 2013, which resulted in decreased equity earnings of $1,600 and $2,600, respectively. The decrease in equity earnings in the nine months ended September 30, 2014, compared to the same period in 2013, was primarily driven by three additional items: a $3,200 increase in our share of the project's 2012 earnings recognized in the nine months ended September 30, 2013 as a result of a revised earnings allocation for 2012 that was approved in connection with the approval by the project's governing board of the 2012 earnings distribution in the second quarter of 2013; a $3,000 increase from the reversal of an insurance-related contingency during the second quarter of 2013; and the unfavorable impact of a reversal of a risk contingency in the first quarter of 2013 associated with the insurance proceeds received by our project in Chile in connection with its 2010 earthquake loss. Excluding the above items, equity earnings would have shown an increase when comparing the nine months ended September 30, 2014 to the same period in 2013.

        We have guaranteed certain performance obligations of our project in Chile. We have a contingent obligation, which is measured annually based on the operating results of our project in Chile for the preceding year and is shared equally with our minority interest partner. We did not have a current payment obligation under this guarantee as of September 30, 2014 or December 31, 2013.

        We also have a wholly-owned subsidiary that provides operations and maintenance services to our project in Chile. We record the fees for operations and maintenance services in operating revenues on our consolidated statement of operations and the corresponding receivable in trade accounts and notes receivable on our consolidated balance sheet.

FOSTER WHEELER AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

(unaudited)

3.      Investments (Continued)

        Our consolidated financial statements include the following balances related to our project in Chile:

	Quarter Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Fees for operations and maintenance services (included in operating revenues)	$2,731	$2,800	$8,193	$8,399

	September 30, 2014	December 31, 2013
Receivable from our unconsolidated affiliate in Chile (included in trade receivables)	$14,378	$7,866

        We also have guaranteed the performance obligations of our wholly-owned subsidiary under the operations and maintenance agreement governing our project in Chile. The guarantee is limited to $20,000 over the life of the operations and maintenance agreement, which extends through 2016. No amounts have ever been paid under the guarantee.

        During the quarter and nine months ended September 30, 2013, we acquired a 49% interest in a joint venture company that is fully licensed to engineer, procure and construct process facilities in China. We paid cash consideration of approximately 72,000 CYN (approximately $11,600 based on the exchange rate in effect on the closing date). This investment is included within our Global E&C Group and included in investments in and advances to unconsolidated affiliates on our consolidated balance sheet.

Other Investments

        We are the majority equity partner and general partner of a gas-fired cogeneration project in Martinez, California, which we have determined to be a VIE as of September 30, 2014 and December 31, 2013. We are the primary beneficiary of the VIE, since we have the power to direct the activities that most significantly impact the VIE's performance. These activities include the operations and maintenance of the facilities. Accordingly, as the primary beneficiary of the VIE, we have consolidated this entity. The aggregate net assets of this entity are presented below.

	September 30, 2014	December 31, 2013
Balance Sheet Data (excluding intercompany balances):
Current assets	$5,226	$5,897
Other assets (primarily buildings and equipment)	33,006	36,118
Current liabilities	2,036	3,024
Other liabilities	4,327	4,819

Net assets	$31,869	$34,172

FOSTER WHEELER AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

(unaudited)

4.      Goodwill and Other Intangible Assets

        We have tracked accumulated goodwill impairments since the beginning of fiscal year 2002, our date of adoption of the accounting guidelines related to the assessment of goodwill for impairment. There were no accumulated goodwill impairment losses since that date. The following table provides our net carrying amount of goodwill by geographic region in which our reporting units are located:

	Global E&C Group		Global Power Group
	September 30, 2014	December 31, 2013	September 30, 2014	December 31, 2013
Geographic Regions:
North America	$83,110	$84,447	$6,792	$4,266
Asia	761	761	—	—
Europe	6,645	6,787	66,773	72,959
Middle East	569	581	—	—

Total	$91,085	$92,576	$73,565	$77,225

        Our Global Power Group's goodwill in North America increased for the SESS business acquisition described in Note 2. All other changes in each of the regions during the nine months ended September 30, 2014 were the result of the impact of foreign currency translation adjustments.

        The following table sets forth amounts relating to our identifiable intangible assets:

	September 30, 2014			December 31, 2013
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Patents	$41,996	$(35,447)	$6,549	$41,526	$(34,477)	$7,049
Trademarks	65,012	(34,801)	30,211	66,320	(34,113)	32,207
Customer relationships,
pipeline and backlog	93,028	(33,374)	59,654	95,199	(25,911)	69,288
Technology	6,294	(2,473)	3,821	6,887	(1,968)	4,919

Total	$206,330	$(106,095)	$100,235	$209,932	$(96,469)	$113,463

        As of September 30, 2014, the net carrying amounts of our identifiable intangible assets were $41,823 for our Global Power Group and $58,412 for our Global E&C Group. Amortization expense related to identifiable intangible assets is recorded within cost of operating revenues on the consolidated statement of operations. Amortization expense related to assets other than identifiable intangible assets was not material in the nine months ended September 30, 2014 and 2013.

FOSTER WHEELER AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

(unaudited)

4.      Goodwill and Other Intangible Assets (Continued)

        The following table details amortization expense related to identifiable intangible assets by period:

	Quarter Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Amortization expense	$4,192	$4,291	$12,454	$12,330
Approximate full year amortization expense for years:
2014				$16,500
2015				11,400
2016				9,900
2017				9,500
2018				9,200

5.      Borrowings

        The following table shows the components of our long-term debt:

	September 30, 2014			December 31, 2013
	Current	Long-term	Total	Current	Long-term	Total
Capital Lease Obligations	$3,439	$47,674	$51,113	$3,040	$51,359	$54,399
Special-Purpose Limited Recourse Project Debt:
FW Power S.r.l.	7,073	47,522	54,595	7,433	55,722	63,155
Energia Holdings, LLC at 11.443% interest, due April 15, 2015	5,355	—	5,355	2,040	5,355	7,395

Subordinated Robbins Facility Exit Funding Obligations:
1999C Bonds at 7.25% interest, due October 15, 2024	—	1,283	1,283	—	1,283	1,283

Total	$15,867	$96,479	$112,346	$12,513	$113,719	$126,232

Estimated fair value			$122,500			$139,912

        Senior Credit Agreement—On August 3, 2012, we entered into a new five-year senior unsecured credit agreement, which replaced our amended and restated senior unsecured credit agreement from July 2010. Our senior credit agreement provides for an unsecured revolving line of credit of $750,000 and contains an increase option permitting us, subject to certain requirements, to arrange with existing lenders and/or new lenders to provide up to an aggregate of $300,000 in additional commitments. During the term of this senior credit agreement, we may request, subject to certain requirements, up to two one-year extensions of the contractual termination date.

FOSTER WHEELER AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

(unaudited)

5.     Borrowings (Continued)

        We can issue up to $750,000 under the letter of credit portion of the facility. Letters of credit issued under our senior credit agreement have performance pricing that is decreased (or increased) as a result of improvements (or reductions) in our corporate credit ratings, as defined in the senior credit agreement. Based on our current credit ratings, letter of credit fees for performance and non-performance letters of credit issued under our senior credit agreement are 0.75% and 1.50% per annum of the outstanding amount, respectively, excluding a nominal fronting fee. We also have the option to use up to $250,000 of the $750,000 for revolving borrowings at a rate equal to adjusted LIBOR, as defined in the senior credit agreement, plus 1.50%, subject also to the performance pricing noted above.

        Fees and expenses incurred in conjunction with the execution of our senior credit agreement were approximately $4,000 and, along with a portion of the remaining unamortized fees from our July 2010 agreement, are being amortized to expense over the five-year term of the agreement, which commenced in the third quarter of 2012.

        Our senior credit agreement contains various customary restrictive covenants. In addition, our senior credit agreement contains financial covenants relating to leverage and interest coverage ratios. Our total leverage ratio compares total indebtedness to EBITDA, as defined in the credit agreement, and our total interest coverage ratio compares EBITDA, as defined in the credit agreement, to interest expense. Both the leverage and interest coverage ratios are measured quarterly. In addition, the leverage ratio is measured as of any date of determination for certain significant events. All such terms are defined in our senior credit agreement. We have been in compliance with all financial covenants and other provisions of our senior credit agreement during the nine months ended September 30, 2014 and 2013.

        As described in Note 1 to the consolidated financial statements in this quarterly report on Form 10-Q, on October 7, 2014, AMEC commenced the Offer to acquire all of the FW shares. The Offer will expire at 11:59 p.m. New York City time on November 4, 2014, unless the expiration date of the Offer is extended by AMEC. If the conditions to the Offer are satisfied or waived and the Offer is consummated, we will be in default under our senior credit agreement if such agreement is not amended or terminated. We are currently in discussion with the administrative agent targeting the cancellation of the credit facility concurrently with the change of control event.

        We had approximately $290,600 and $253,900 of letters of credit outstanding under our senior credit agreement as of September 30, 2014 and December 31, 2013, respectively. The letter of credit fees under our senior credit agreement as of September 30, 2014 and December 31, 2013 ranged from 0.75% to 1.50% of the outstanding amount, excluding fronting fees. There were no funded borrowings outstanding under our senior credit agreement as of September 30, 2014 and December 31, 2013.

6.     Pensions and Other Postretirement Benefits

        We have defined benefit pension plans in the United States, or U.S., the United Kingdom, or U.K., Canada, Finland, France, India and South Africa, and we have other postretirement benefit plans, which we refer to as OPEB plans, for health care and life insurance benefits in the U.S. and Canada.

FOSTER WHEELER AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

(unaudited)

6.     Pensions and Other Postretirement Benefits (Continued)

        Defined Benefit Pension Plans—Our defined benefit pension plans, or pension plans, cover certain full-time employees. Under the pension plans, retirement benefits are primarily a function of both years of service and level of compensation. The U.S. pension plans, which are closed to new entrants and additional benefit accruals, and the Canada, Finland, France and India pension plans are non-contributory. The U.K. pension plan, which is closed to new entrants and additional benefit accruals, and the South Africa pension plan are both contributory plans.

        Based on the minimum statutory funding requirements for 2014, we are not required to make any mandatory contributions to our U.S. pension plans. The following table provides details on 2014 mandatory contribution activity for our non-U.S. pension plans:

Contributions in the nine months ended September 30, 2014	$7,400
Remaining contributions expected for the year 2014	800

Contributions expected for the year 2014	$8,200

        We did not make any discretionary contributions during the first nine months of 2014; however, we may elect to make discretionary contributions to our U.S. and/or non-U.S. pension plans during the remainder of 2014.

        Other Postretirement Benefit Plans—Certain employees in the U.S. and Canada may become eligible for other postretirement benefit plans such as health care and life insurance benefits if they qualify for and commence normal or early retirement pension benefits as defined in the U.S. and Canada pension plans while working for us. Additionally, one of our subsidiaries in the U.S. also has a benefit plan which provides coverage for an employee's beneficiary upon the death of the employee. This plan has been closed to new entrants since 1988.

        Components of net periodic benefit (credit)/cost include:

	Defined Benefit Pension Plans				Other Postretirement Benefit Plans
	Quarter Ended September 30,		Nine Months Ended September 30,		Quarter Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013	2014	2013	2014	2013
Net periodic benefit (credit)/cost:
Service cost	$313	$277	$814	$869	$7	$14	$20	$42
Interest cost	14,258	12,619	42,308	38,158	570	606	1,710	2,017
Expected return on plan assets	(18,790)	(16,023)	(55,810)	(48,411)	—	—	—	—
Amortization of net actuarial loss/(gain)	4,303	4,548	12,814	13,705	(29)	220	(88)	660
Amortization of prior service credit	(589)	(383)	(1,742)	(1,159)	(874)	(874)	(2,622)	(2,622)
Amortization of transition obligation	5	14	14	42	—	—	—	—

Net periodic benefit (credit)/cost	$(500)	$1,052	$(1,602)	$3,204	$(326)	$(34)	$(980)	$97

        The components of net periodic benefit (credit)/cost are recognized within cost of operating revenues and selling, general and administrative expenses on our consolidated statement of operations. Please refer to Note 1 for further discussion on the timing of when items in cost of operating revenues

FOSTER WHEELER AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

(unaudited)

6.     Pensions and Other Postretirement Benefits (Continued)

are recognized on our consolidated statement of operations under our accounting policy for revenue recognition on long-term contracts, which utilizes the percentage-of-completion method. The offsetting effect of the amortization components of net periodic benefit cost listed above are included in other comprehensive income on our consolidated statement of comprehensive income along with their corresponding tax effects. Also refer to Note 10 for the related tax effect on pension and other postretirement benefit adjustments that are recognized in other comprehensive loss.

7.     Guarantees and Warranties

        We have agreed to indemnify certain third parties relating to businesses and/or assets that we previously owned and sold to such third parties. Such indemnifications relate primarily to breach of covenants, breach of representations and warranties, as well as potential exposure for retained liabilities, environmental matters and third party claims for activities conducted by us prior to the sale of such businesses and/or assets. It is not possible to predict the maximum potential amount of future payments under these or similar indemnifications due to the conditional nature of the obligations and the unique facts and circumstances involved in each particular indemnification; however many of our indemnification obligations, including for environmental matters, are capped. Historically, our payments under these indemnification obligations have not had a significant effect on our business, financial condition, results of operations or cash flows. We believe that if we were to incur a loss related to any of these matters, such loss would not have a significant effect on our business, financial condition, results of operations or cash flows.

        We maintain liabilities for environmental matters for properties owned and for properties covered under the indemnification obligations described above for businesses and/or assets that we previously owned and sold to third parties. As of September 30, 2014 and December 31, 2013, the carrying amounts of our environmental liabilities were $6,400 and $6,800, respectively.

        We also maintain contingencies for warranty expenses on certain of our long-term contracts. Generally, warranty contingencies are accrued over the life of the contract so that a sufficient balance is maintained to cover our aggregate exposure at the conclusion of the project.

	Nine Months Ended September 30,
Warranty Liability:	2014	2013
Balance at beginning of year	$73,500	$90,100
Accruals	16,700	16,700
Settlements	(3,800)	(10,400)
Adjustments to provisions*	(15,100)	(16,000)
Foreign currency translation	(2,500)	(100)

Balance at end of period	$68,800	$80,300

*
Adjustments to the provisions represent reversals of warranty provisions that are no longer required.

FOSTER WHEELER AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

(unaudited)

7.     Guarantees and Warranties (Continued)

        We are contingently liable under standby letters of credit, bank guarantees and surety bonds, totaling $887,500 and $960,500 as of September 30, 2014 and December 31, 2013, respectively, primarily for guarantees of our performance on projects currently in execution or under warranty. These amounts include the standby letters of credit issued under our senior unsecured credit agreement discussed in Note 5 and under other facilities worldwide. No material claims have been made against these guarantees, and based on our experience and current expectations, we do not anticipate any material claims.

        We have also guaranteed certain performance obligations in a refinery/electric power generation project located in Chile in which we hold a noncontrolling interest. See Note 3 for further information.

8.     Derivative Financial Instruments

        We are exposed to certain risks relating to our ongoing business operations. The risks managed by using derivative financial instruments relate primarily to foreign currency exchange rate risk and, to a significantly lesser extent, interest rate risk. Derivative financial instruments held by our consolidated entities are recognized as assets or liabilities at fair value on our consolidated balance sheet. Our proportionate share of the fair value of derivative financial instruments held by our equity method investees is included in investments in and advances to unconsolidated affiliates on our consolidated balance sheet. The fair values of derivative financial instruments held by our consolidated entities were as follows:

Fair Values of Derivative Financial Instruments
		Asset Derivatives			Liability Derivatives
	Balance Sheet Location	September 30, 2014	December 31, 2013	Balance Sheet Location	September 30, 2014	December 31, 2013
Derivatives designated as hedging instruments:
Interest rate swap contracts	Other assets	$—	$—	Other long-term liabilities	$8,255	$7,866
Derivatives not designated as hedging instruments:
Foreign currency forward contracts	Contracts in process or billings in excess of costs and estimated earnings on uncompleted contracts	4,575	7,157	Contracts in process or billings in excess of costs and estimated earnings on uncompleted contracts	8,938	2,018
Foreign currency forward contracts	Other accounts receivable	161	204	Accounts payable	687	387

Total derivatives		$4,736	$7,361		$17,880	$10,271

FOSTER WHEELER AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

(unaudited)

8.     Derivative Financial Instruments (Continued)

Foreign Currency Exchange Rate Risk

        We operate on a worldwide basis with operations that subject us to foreign currency exchange rate risk mainly relative to the British pound, Chinese yuan, Euro and U.S. dollar as of September 30, 2014. Under our risk management policies, we do not hedge translation risk exposure. All activities of our affiliates are recorded in their functional currency, which is typically the local currency in the country of domicile of the affiliate. In the ordinary course of business, our affiliates enter into transactions in currencies other than their respective functional currencies. We seek to minimize the resulting foreign currency transaction risk by contracting for the procurement of goods and services in the same currency as the sales value of the related long-term contract. We further mitigate the risk through the use of foreign currency forward contracts to hedge the exposed item, such as anticipated purchases or revenues, back to their functional currency.

        The notional amount of our foreign currency forward contracts provides one measure of our transaction volume outstanding as of the balance sheet date. As of September 30, 2014, we had a total gross notional amount, measured in U.S. dollar equivalent, of approximately $582,500 related to foreign currency forward contracts. Amounts ultimately realized upon final settlement of these financial instruments, along with the gains and losses on the underlying exposures within our long-term contracts, will depend on actual market exchange rates during the remaining life of the instruments. The contract maturity dates range from the remainder of 2014 through 2016.

        We are exposed to credit loss in the event of non-performance by the counterparties. These counterparties are commercial banks that are primarily rated "BBB+" or better by S&P (or the equivalent by other recognized credit rating agencies).

        Increases in the fair value of the currencies sold forward result in losses while increases in the fair value of the currencies bought forward result in gains. For foreign currency forward contracts used to mitigate currency risk on our projects, the gain or loss from the portion of the mark-to-market adjustment related to the completed portion of the underlying project is included in cost of operating revenues at the same time as the underlying foreign currency exposure occurs. The gain or loss from the remaining portion of the mark-to-market adjustment, specifically the portion relating to the uncompleted portion of the underlying project is reflected directly in cost of operating revenues in the period in which the mark-to-market adjustment occurs. We also utilize foreign currency forward contracts to mitigate non-project related currency risks, which are recorded in other deductions, net.

FOSTER WHEELER AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

(unaudited)

8.     Derivative Financial Instruments (Continued)

        The gain or loss from the remaining uncompleted portion of our projects and other non-project related transactions were as follows:

		Amount of Gain/(Loss) Recognized in Income on Derivatives
		Quarter Ended September 30,		Nine Months Ended September 30,
	Location of Gain/(Loss) Recognized in Income on Derivatives
Derivatives Not Designated as Hedging Instruments		2014	2013	2014	2013
Foreign currency forward contracts	Cost of operating revenues	$(4,825)	$5,616	$(4,925)	$1,700
Foreign currency forward contracts	Other deductions, net	916	121	(238)	(1,402)

Total		$(3,909)	$5,737	$(5,163)	$298

        The mark-to-market adjustments on foreign currency forward exchange contracts for these unrealized gains or losses are primarily recorded in either contracts in process or billings in excess of costs and estimated earnings on uncompleted contracts on the consolidated balance sheet.

        During the nine months ended September 30, 2014 and 2013, we included net cash inflows on the settlement of derivatives of $2,841 and $5,179, respectively, within the "net change in contracts in process and billings in excess of costs and estimated earnings on uncompleted contracts," a component of cash flows from operating activities on the consolidated statement of cash flows.

Interest Rate Risk

        We use interest rate swap contracts to manage interest rate risk associated with a portion of our variable rate special-purpose limited recourse project debt. The aggregate notional amount of the receive-variable/pay-fixed interest rate swaps for our consolidated entities was approximately $49,100 as of September 30, 2014.

        Upon entering into the swap contracts, we designate the interest rate swaps as cash flow hedges. We assess at inception, and on an ongoing basis, whether the interest rate swaps are highly effective in offsetting changes in the cash flows of the project debt. Consequently, we record the fair value of interest rate swap contracts on our consolidated balance sheet at each balance sheet date. Changes in the fair value of the interest rate swap contracts are recorded as a component of other comprehensive income. Amounts that are reclassified from accumulated other comprehensive loss are recognized within interest expense on the consolidated statement of operations.

FOSTER WHEELER AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

(unaudited)

8.     Derivative Financial Instruments (Continued)

        The impact from interest rate swap contracts in cash flow hedging relationships for our consolidated entities was as follows:

	Quarter Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Unrealized loss recognized in other comprehensive income	$(1,164)	$(817)	$(2,908)	$(6)
Loss reclassified from accumulated other comprehensive loss to interest expense	578	630	1,755	1,885

        The above balances for our consolidated entities and our proportionate share of the impact from interest rate swap contracts in cash flow hedging relationships held by our equity method investees are included on our consolidated statement of comprehensive income net of tax. See Note 10 for the related tax effect on cash flow hedges that are recognized in other comprehensive income.

9.     Share-Based Compensation

        Our share-based compensation plan includes both stock options and restricted awards. The following table summarizes our share-based compensation expense and related income tax benefit:

	Quarter Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Share-based compensation	$4,777	$4,638	$14,341	$14,119
Related income tax benefit	350	153	999	599

        As of September 30, 2014, we had total unrecognized compensation cost related to restricted share units, or RSUs, performance-based restricted share units, or performance RSUs, and stock options of $15,425, $10,869 and $843, respectively. Those amounts are expected to be recognized as expense over a weighted-average period of approximately two years.

        We estimate the fair value of RSU awards using the market price of our shares on the date of grant. We then recognize the fair value of each RSU award as compensation expense ratably using the straight-line attribution method over the service period (generally the vesting period).

        Under our performance RSU awards, the number of restricted share units that ultimately vest depend on our share price performance against specified performance goals, which are defined in our performance RSU award agreements. We estimate the grant date fair value of each performance RSU award using a Monte Carlo valuation model. We then recognize the fair value of each performance RSU award as compensation expense ratably using the straight-line attribution method over the service period (generally the vesting period).

        We did not grant any stock options during the nine months ended September 30, 2014 or 2013.

        Our share-based compensation plan includes a "change in control" provision, which provides for possible cash redemption of equity awards issued thereunder in certain limited circumstances. In

FOSTER WHEELER AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

(unaudited)

9.     Share-Based Compensation (Continued)

accordance with Securities and Exchange Commission Accounting Series Release No. 268, "Presentation in Financial Statements of Redeemable Preferred Stocks," we present the redemption amount of these equity awards as temporary equity on the consolidated balance sheet as the equity award is amortized during the vesting period. The redemption amount represents the intrinsic value of the equity award on the grant date. In accordance with current accounting guidance regarding the classification and measurement of redeemable securities, we do not adjust the redemption amount each reporting period unless and until it becomes probable that the equity awards will become redeemable (upon a change in control event). Upon vesting of the equity awards, we reclassify the intrinsic value of the equity awards, as determined on the grant date, to permanent equity.

        Reconciliations of temporary equity for the nine months ended September 30, 2014 and 2013 were as follows:

	Nine Months Ended September 30,
	2014	2013
Balance at beginning of year	$15,664	$8,594
Compensation cost during the period for those equity awards with intrinsic value on the grant date	12,486	11,085
Intrinsic value of equity awards vested during the period for those equity awards with intrinsic value on the grant date	(10,078)	(7,366)

Balance at end of period	$18,072	$12,313

        Our articles of association provide for conditional capital for the issuance of shares under our share-based compensation plan and other convertible or exercisable securities we may issue in the future. Conditional capital decreases upon issuance of shares in connection with the exercise of outstanding stock options or vesting of restricted awards, with an offsetting increase to our issued and authorized share capital. As of September 30, 2014, our remaining available conditional capital was 57,092,821 shares.

FOSTER WHEELER AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

(unaudited)

10.      Accumulated Other Comprehensive Loss

        Below are the adjustments included in other comprehensive loss related to foreign currency translation, cash flow hedges and pension and other postretirement benefits and their related tax provision/(benefit) and balances attributable to noncontrolling interests and Foster Wheeler AG:

	Quarter Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Foreign currency translation	$(36,649)	$12,126	$(36,383)	$(7,588)
Tax impact	11	—	20	—

Foreign currency translation, net of tax	(36,638)	12,126	(36,363)	(7,588)
Less: Attributable to noncontrolling interests	(537)	476	(1,081)	(678)

Attributable to Foster Wheeler AG	$(36,101)	$11,650	$(35,282)	$(6,910)

Cash flow hedges*	$(876)	$(333)	$(1,520)	$3,259
Tax impact	311	113	559	(1,052)

Attributable to Foster Wheeler AG	$(565)	$(220)	$(961)	$2,207

Pension and other postretirement benefits	$1,936	$3,525	$3,516	$10,626
Tax impact	(242)	(263)	(435)	(1,080)

Pension and other postretirement benefits, net of tax	$1,694	$3,262	$3,081	$9,546
Less: Attributable to noncontrolling interests	3	2	11	6

Attributable to Foster Wheeler AG	$1,691	$3,260	$3,070	$9,540

Other comprehensive (loss)/income attributable to Foster Wheeler AG	$(34,975)	$14,690	$(33,173)	$4,837

*
Cash flow hedges include the impact of our proportionate share from unconsolidated affiliates accounted for under the equity method of accounting.

        No tax is provided on foreign currency translation adjustments in comprehensive income to the extent the related earnings are indefinitely reinvested in each subsidiary's country of domicile.

        Reclassifications from accumulated other comprehensive loss related to cash flow hedges included amounts related to our consolidated entities and our proportionate share of the impact from interest rate swap contracts in cash flow hedging relationships held by our equity method investees. Amounts that are reclassified from accumulated other comprehensive loss related to cash flow hedges from our consolidated entities are recognized within interest expense on the consolidated statement of operations, whereas amounts related to our equity method investees are recognized within equity earnings in other income, net on the consolidated statement of operations. Please refer to Note 8 for further information.

        Reclassifications from accumulated other comprehensive loss related to pension and other postretirement benefits are included as a component of net periodic pension cost. Please refer to Note 6 for further information.

FOSTER WHEELER AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

(unaudited)

10.      Accumulated Other Comprehensive Loss (Continued)

        Below is a rollforward of accumulated other comprehensive loss adjusted for other comprehensive income/(loss) items attributable to Foster Wheeler AG (all amounts net of tax):

	Accumulated Other Comprehensive Loss
	Accumulated Foreign Currency Translation	Cash Flow Hedges	Pension and Other Postretirement Benefits	Total Accumulated Other Comprehensive Loss
Balance at December 31, 2012	$(86,729)	$(12,412)	$(468,462)	$(567,603)
Other comprehensive (loss)/income	(6,910)	2,207	9,540	4,837

Balance at September 30, 2013	$(93,639)	$(10,205)	$(458,922)	$(562,766)

Balance at December 31, 2013	$(92,017)	$(8,845)	$(408,455)	$(509,317)
Other comprehensive (loss)/income	(35,282)	(961)	3,070	(33,173)

Balance at September 30, 2014	$(127,299)	$(9,806)	$(405,385)	$(542,490)

11.      Income Taxes

        Although we are a Swiss corporation, our shares are listed on a U.S. exchange; therefore, we reconcile our effective tax rate to the U.S. federal statutory rate of 35% to facilitate meaningful comparison with peer companies in the U.S. capital markets. Our effective tax rate can fluctuate significantly from period to period and may differ considerably from the U.S. federal statutory rate as a result of (i) income taxed in various non-U.S. jurisdictions with rates different from the U.S. statutory rate, (ii) our inability to recognize a tax benefit for losses generated by certain unprofitable operations and (iii) the varying mix of income earned in the jurisdictions in which we operate. In addition, our deferred tax assets are reduced by a valuation allowance when, based upon available evidence, it is more likely than not that the tax benefit of loss carryforwards (or other deferred tax assets) will not be realized in the future. In periods when operating units subject to a valuation allowance generate pre-tax earnings, the corresponding reduction in the valuation allowance favorably impacts our effective tax rate. Conversely, in periods when operating units subject to a valuation allowance generate pre-tax losses, the corresponding increase in the valuation allowance has an unfavorable impact on our effective tax rate.

Effective Tax Rate for 2014

        Our effective tax rate for the first nine months of 2014 was lower than the U.S. statutory rate of 35% primarily because of the net impact of the following:

  •
  Income earned in non-U.S. jurisdictions contributed to an approximate nine-percentage point reduction in our effective tax rate, primarily because of tax rates lower than the U.S. statutory rate, as well as additional impacts from equity income of joint ventures, tax incentives and credits, and other items;

FOSTER WHEELER AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

(unaudited)

11.      Income Taxes (Continued)

  •
  Discrete items which occurred during the first nine months of 2014, primarily relating to the net reversal of previously accrued liabilities for uncertain tax positions, which were released as a result of tax examination settlements and reassessments of future liabilities in non-U.S. jurisdictions, provided a seven-percentage point reduction to the effective tax rate for the first nine months of 2014; and

  •
  A valuation allowance increase because we were unable to recognize a tax benefit for losses subject to a valuation allowance in certain jurisdictions (primarily in the U.S.), which contributed to an approximate one-percentage point increase in our effective tax rate.

Effective Tax Rate for 2013

        Our effective tax rate for the first nine months of 2013 was lower than the U.S. statutory rate of 35% primarily because of the net impact of the following:

  •
  Income earned in non-U.S. jurisdictions which contributed to an approximate 17-percentage point reduction in our effective tax rate, primarily because of tax rates lower than the U.S. statutory rate, as well as additional impacts from equity income of joint ventures, tax incentives and credits, and other items;

  •
  Discrete items which occurred in the first nine months of 2013, primarily relating to the reversal of a previously accrued liability for branch taxes no longer required to be paid as a result of an exemption received from a non-U.S. tax authority, which was partially offset by the impact of a change in the tax rate on net deferred tax assets in a non-U.S. jurisdiction, provided a net one-percentage point reduction to the effective tax rate for the first nine months of 2013; and

  •
  A valuation allowance increase because we were unable to recognize a tax benefit for year-to-date losses subject to a valuation allowance in certain jurisdictions (primarily in the U.S.), which contributed to an approximate three-percentage point increase in our effective tax rate.

        We monitor on a quarterly basis the need for valuation allowances against the deferred tax assets that have been established in all taxing jurisdictions. In determining whether a valuation allowance is necessary, we evaluate all available evidence, both positive and negative, including a review of both historical performance and expected future profitability. We rely on forecasted future income based on management's judgment to determine the recoverability of our deferred tax assets and review such forecasts on an ongoing basis. If future results are less than projected and if tax planning alternatives do not offset those effects, a valuation allowance may be required to reduce the deferred tax assets, which could have a material impact on our results of operations in the period in which it is recorded.

        The majority of the U.S. federal tax benefits, against which valuation allowances have been established, do not expire until 2025 and beyond, based on current tax laws.

        Our subsidiaries file income tax returns in many tax jurisdictions, including the U.S., several U.S. states and numerous non-U.S. jurisdictions around the world. Tax returns are also filed in jurisdictions where our subsidiaries execute project-related work. The statute of limitations varies by jurisdiction.

FOSTER WHEELER AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

(unaudited)

11.      Income Taxes (Continued)

Because of the number of jurisdictions in which we file tax returns, in any given year the statute of limitations in a number of jurisdictions may expire within 12 months from the balance sheet date. As a result, we expect recurring changes in unrecognized tax benefits due to the expiration of the statute of limitations, none of which are expected to be individually significant. With few exceptions, we are no longer subject to U.S. (including federal, state and local) or non-U.S. income tax examinations by tax authorities for years before 2009.

        A number of tax years are under audit by the relevant tax authorities in certain U.S. and non-U.S. jurisdictions. We anticipate that several of these audits may be concluded in the foreseeable future, including during the remainder of 2014. Based on the status of these audits, it is reasonably possible that the conclusion of the audits may result in a reduction of unrecognized tax benefits. During the nine months ended September 30, 2014, we settled audits with non-U.S. tax authorities which resulted in the release of previously recorded liabilities for unrecognized tax benefits. These releases resulted in reductions to our tax provision, interest expense and penalties on our consolidated statement of operations of $10,800, $3,400, and $8,100, respectively. Other than these releases for audit settlements, it is not possible to estimate the magnitude of any such reduction at this time. We recognize interest accrued on the unrecognized tax benefits in interest expense and penalties on the unrecognized tax benefits in other deductions, net on our consolidated statement of operations.

12.      Business Segments

        We operate through two business segments, or groups: our Global E&C Group and our Global Power Group.

Global E&C Group

        Our Global E&C Group, which operates worldwide, designs, engineers and constructs onshore and offshore upstream oil and gas processing facilities, natural gas liquefaction export facilities and receiving terminals, gas-to-liquids facilities, oil refining, chemical and petrochemical, pharmaceutical and biotechnology facilities and related infrastructure, including power generation facilities, distribution facilities, gasification facilities and processing facilities associated with the minerals and metals sector. Our Global E&C Group is also involved in the design of facilities in developing market sectors, including carbon capture and storage, solid fuel-fired integrated gasification combined-cycle power plants, coal-to-liquids, coal-to-chemicals and biofuels. Additionally, our Global E&C Group owns and operates electric power generating wind farms in Italy and also owns a noncontrolling interest in two electric power generation projects, one waste-to-energy project and one wind farm project, all of which are located in Italy, and a noncontrolling interest in a joint venture company that is fully licensed to engineer, procure and construct processing facilities in China. Our Global E&C Group generates revenues from design, engineering, procurement, construction and project management activities pursuant to contracts which generally span up to approximately four years in duration and from returns on its equity investments in various power production facilities.

FOSTER WHEELER AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

(unaudited)

12.      Business Segments (Continued)

Global Power Group

        Our Global Power Group designs, manufactures and installs steam generating and auxiliary equipment for electric power generating stations, district heating and industrial facilities worldwide. Additionally, our Global Power Group holds a controlling interest and operates a combined-cycle gas turbine facility; and owns a noncontrolling interest in a petcoke-fired circulating fluidized-bed facility for refinery steam and power generation. Our Global Power Group generates revenues from engineering activities, equipment supply, construction contracts, operating and maintenance agreements, royalties from licensing its technology, and from returns on its investments in various power production facilities.

        Our Global Power Group's steam generating equipment includes a broad range of steam generation and environmental technologies, offering independent power producers, utilities, municipalities and industrial clients high-value technology solutions for converting a wide range of fuels, such as coal, lignite, petroleum coke, oil, gas, solar, biomass, municipal solid waste and waste flue gases into steam, which can be used for power generation, district heating or industrial processes.

Corporate and Finance Group

        In addition to our Global E&C Group and Global Power Group, which represent two of our operating segments for financial reporting purposes, we report the financial results associated with the management of entities which are not managed by one of our two business groups, which include corporate center expenses, our captive insurance operation and expenses related to certain legacy liabilities, such as asbestos, in the Corporate and Finance Group, which also represents an operating segment for financial reporting purposes and which we refer to as the C&F Group.

FOSTER WHEELER AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

(unaudited)

12.      Business Segments (Continued)

Operating Revenues from Continuing Operations

        We conduct our business on a global basis. Operating revenues for our continuing operations by industry, business segment and geographic region, based upon where our projects are being executed, were as follows:

	Quarter Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Operating Revenues (Third-Party) by Industry:
Power generation	$185,649	$194,258	$582,144	$563,713
Oil refining	252,752	323,019	711,354	1,006,651
Pharmaceutical	20,873	29,308	63,562	107,706
Oil and gas	121,440	83,145	343,889	254,626
Chemical/petrochemical	201,441	124,284	520,687	360,831
Power plant design, operation and maintenance	55,796	41,773	166,126	125,282
Environmental	3,539	1,426	7,459	4,271
Other, net of eliminations	18,231	4,613	49,966	32,297

Total	$859,721	$801,826	$2,445,187	$2,455,377

Operating Revenues (Third-Party) by Business Segment:
Global E&C Group	$693,726	$615,028	$1,892,460	$1,865,721
Global Power Group	165,995	186,798	552,727	589,656

Total	$859,721	$801,826	$2,445,187	$2,455,377

Operating Revenues (Third-Party) by Geographic Region:
Africa	$17,074	$12,694	$44,558	$52,341
Asia Pacific	206,395	208,073	652,952	612,348
Europe	197,138	192,318	542,920	596,154
Middle East	135,609	91,482	398,467	236,284
North America	255,079	205,570	626,939	729,583
South America	48,426	91,689	179,351	228,667

Total	$859,721	$801,826	$2,445,187	$2,455,377

EBITDA

        EBITDA is the primary measure of operating performance used by our chief operating decision maker. We define EBITDA as net income attributable to Foster Wheeler AG before interest expense, income taxes and depreciation and amortization.

FOSTER WHEELER AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

(unaudited)

12.      Business Segments (Continued)

        A reconciliation of EBITDA to net income attributable to Foster Wheeler AG is shown below:

	Quarter Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
EBITDA:
Global E&C Group	$62,903	$59,940	$159,366	$157,261
Global Power Group	20,724	45,428	113,544	115,699
C&F Group(1)	(24,368)	(21,301)	(63,963)	(49,810)
Discontinued operations	—	1,760	—	4,184

Total EBITDA	59,259	85,827	208,947	227,334
Less: Discontinued operations	—	1,760	—	4,184

EBITDA from continuing operations	59,259	84,067	208,947	223,150

Add: Net income/(loss) attributable to noncontrolling interests	323	(467)	(824)	3,823
Less: Interest expense(2)	2,669	3,388	4,485	9,976
Less: Depreciation and amortization	15,397	14,032	44,535	42,828

Income from continuing operations before income taxes	41,516	66,180	159,103	174,169
Less: Provision for income taxes	15,753	17,794	31,826	36,273

Income from continuing operations	25,763	48,386	127,277	137,896
Income from discontinued operations(3)	—	1,760	—	265

Net income	25,763	50,146	127,277	138,161
Less: Net income/(loss) attributable to noncontrolling interests	323	(467)	(824)	3,823

Net income attributable to Foster Wheeler AG	$25,440	$50,613	$128,101	$134,338

(1)
Includes general corporate income and expense, our captive insurance operation and the elimination of transactions and balances related to intercompany interest.

(2)
Interest expense during the nine months ended September 30, 2014 included a credit of $3,400 related to the reversal of previously accrued interest expense on unrecognized tax benefits which were released as a result of settlements with non-U.S. tax authorities.

(3)
Income from discontinued operations for the nine months ended September 30, 2013 included an impairment charge of $3,919 recognized in connection with our Camden, New Jersey waste-to-energy facility. Please refer to Note 14 for further information.

FOSTER WHEELER AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

(unaudited)

12.      Business Segments (Continued)

        EBITDA in the above table includes the following:

	Quarter Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Net increase in contract profit from the regular
revaluation of final estimated contract profit revisions:(1)
Global E&C Group	$2,400	$13,800	$13,600	$38,200
Global Power Group	3,800	16,400	23,000	36,600

Total	$6,200	$30,200	$36,600	$74,800

License settlement in our Global Power Group(2)	$—	$—	$32,500	$—
Litigation settlement in our E&C Group(3)	—	—	3,000	—
Reversal of previously accrued penalties on unrecognized tax benefits in our C&F Group(4)	—	—	8,100	—
Net asbestos-related provision/(gain) in our C&F Group(5)	$2,000	$2,000	$5,200	$(9,800)
Charges for severance-related postemployment benefits:
Global E&C Group	$800	$1,000	$2,800	$3,900
Global Power Group	600	3,000	700	4,100
C&F Group	—	—	—	400

Total	$1,400	$4,000	$3,500	$8,400

(1)
Please refer to "Revenue Recognition on Long-Term Contracts" in Note 1 for further information regarding changes in our final estimated contract profit.

(2)
During the nine months ended September 30, 2014, our Global Power Group received a cash payment as a result of a favorable settlement in connection with the terms related to the expiration of a steam generator technology license, which was recognized in other income, net.

(3)
During the nine months ended September 30, 2014, our Global E&C Group recognized a favorable impact to EBITDA of $3,000 related to a post judgment settlement of a lawsuit for less than the previously accrued amount, which was recognized in other deductions, net.

(4)
During the nine months ended September 30, 2014, other deductions, net included a credit of $8,100 related to the reversal of previously accrued penalties on unrecognized tax benefits which were released as a result of settlements with non-U.S. tax authorities.

(5)
Please refer to Note 13 for further information regarding the revaluation of our asbestos liability and related asset.

        During 2013, we initiated restructuring actions relating to ongoing cost reduction efforts within our Global Power Group, including severance-related postemployment benefits and consolidation of manufacturing operations. We recorded net pre-tax restructuring costs totaling $19,100 for restructuring actions initiated in 2013.

FOSTER WHEELER AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

(unaudited)

12.      Business Segments (Continued)

        We are expecting to complete the severance-related postemployment benefits activities in 2014 and the majority of facility-related cost reduction actions in 2015. No specific plans for significant other actions have been finalized at this time. The following table summarizes the liability balances and utilization by cost type related to the 2013 restructuring actions:

Net pre-tax restructuring costs	Severance	Facility exit, lease termination & other costs	Total
Balance as of December 31, 2013	$11,400	$2,100	$13,500
2014 charge	865	932	1,797
Utilization and foreign exchange	(5,511)	(373)	(5,884)
Adjustments to provisions*	(1,263)	(56)	(1,319)

Balance as of September 30, 2014	$5,491	$2,603	$8,094

*
Adjustments to the provisions represent reversals of the restructuring provisions that are no longer required.

        The accounting policies of our business segments are the same as those described in our summary of significant accounting policies as disclosed in our 2013 Form 10-K. The only significant intersegment transactions relate to interest on intercompany balances. We account for interest on those arrangements as if they were third-party transactions (i.e., at current market rates) and we include the elimination of that activity in the results of the C&F Group.

        Income from discontinued operations included the following:

	Quarter Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
EBITDA from discontinued operations	$—	$1,760	$—	$4,184
Less: Interest expense	—	—	—	—
Less: Depreciation and amortization*	—	—	—	3,919

Income from discontinued operations before income taxes*	—	1,760	—	265
Less: Provision for income taxes	—	—	—	—

Income from discontinued operations*	$—	$1,760	$—	$265

*
During 2013, we recorded an impairment charge of $3,919 in connection with our Camden, New Jersey waste-to-energy facility which was recorded as depreciation expense within income from discontinued operations. Please refer to Note 14 for further information.

13.      Litigation and Uncertainties

Asbestos

        Some of our U.S. and U.K. subsidiaries are defendants in numerous asbestos-related lawsuits and out-of-court informal claims pending in the U.S. and the U.K. Plaintiffs claim damages for personal

FOSTER WHEELER AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

(unaudited)

13.      Litigation and Uncertainties (Continued)

injury alleged to have arisen from exposure to or use of asbestos in connection with work allegedly performed by our subsidiaries during the 1970s and earlier.

United States

        A summary of our U.S. claim activity is as follows:

	Quarter Ended September 30,		Nine Months Ended September 30,
Number of Claims by period:	2014	2013	2014	2013
Open claims at beginning of period	124,380	124,810	125,240	125,310
New claims	910	950	2,780	3,410
Claims resolved	(6,530)	(510)	(9,260)	(3,470)

Open claims at end of period	118,760	125,250	118,760	125,250

        We had the following U.S. asbestos-related assets and liabilities recorded on our consolidated balance sheet as of the dates set forth below. Total U.S. asbestos-related liabilities are estimated through the third quarter of 2029. Although it is likely that claims will continue to be filed after that date, the uncertainties inherent in any long-term forecast prevent us from making reliable estimates of the indemnity and defense costs that might be incurred after that date.

U.S. Asbestos	September 30, 2014	December 31, 2013
Asbestos-related assets recorded within:
Accounts and notes receivable—other	$16,909	$20,256
Asbestos-related insurance recovery receivable	76,272	91,225

Total asbestos-related assets	$93,181	$111,481

Asbestos-related liabilities recorded within:
Accrued expenses	$39,400	$52,600
Asbestos-related liability	203,903	225,600

Total asbestos-related liabilities	$243,303	$278,200

Liability balance by claim category:
Open claims	$50,403	$46,800
Future unasserted claims	192,900	231,400

Total asbestos-related liabilities	$243,303	$278,200

        We have worked with Analysis, Research & Planning Corporation, or ARPC, nationally recognized consultants in the U.S. with respect to projecting asbestos liabilities, to estimate the amount of asbestos-related indemnity and defense costs at each year-end based on a forecast for the next 15 years. Each year we have recorded our estimated asbestos liability at a level consistent with ARPC's reasonable best estimate. Our estimated asbestos liability decreased during the first nine months of

FOSTER WHEELER AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

(unaudited)

13.      Litigation and Uncertainties (Continued)

2014 as a result of indemnity and defense cost payments totaling approximately $40,900, partially offset by the impact of an increase in the liability related to our rolling 15-year asbestos-related liability estimate of approximately $6,000. The total asbestos-related liabilities are comprised of our estimates for our liability relating to open (outstanding) claims being valued and our liability for future unasserted claims through the third quarter of 2029.

        Our liability estimate is based upon the following information and/or assumptions: number of open claims, forecasted number of future claims, estimated average cost per claim by disease type—mesothelioma, lung cancer and non-malignancies—and the breakdown of known and future claims into disease type—mesothelioma, lung cancer and non-malignancies, as well as other factors. The total estimated liability, which has not been discounted for the time value of money, includes both the estimate of forecasted indemnity amounts and forecasted defense costs. Total defense costs and indemnity liability payments are estimated to be incurred through the third quarter of 2029, during which period the incidence of new claims is forecasted to decrease each year. We believe that it is likely that there will be new claims filed after the third quarter of 2029, but in light of uncertainties inherent in long-term forecasts, we do not believe that we can reasonably estimate the indemnity and defense costs that might be incurred after the third quarter of 2029.

        Through September 30, 2014, total cumulative indemnity costs paid, prior to insurance recoveries, were approximately $851,100 and total cumulative defense costs paid were approximately $425,400, or approximately 33% of total defense and indemnity costs. The overall historic average combined indemnity and defense cost per resolved claim through September 30, 2014 has been approximately $3.3. The average cost per resolved claim is increasing and we believe it will continue to increase in the future.

        Over the last several years, certain of our subsidiaries have entered into settlement agreements calling for insurers to make lump-sum payments, as well as payments over time, for use by our subsidiaries to fund asbestos-related indemnity and defense costs and, in certain cases, for reimbursement for portions of out-of-pocket costs previously incurred. As our subsidiaries reach agreements with their insurers to settle their disputed asbestos-related insurance coverage, we increase our asbestos-related insurance asset and record settlement gains.

        Asbestos-related assets under executed settlement agreements with insurers due in the next 12 months are recorded within accounts and notes receivable-other and amounts due beyond 12 months are recorded within asbestos-related insurance recovery receivable. Asbestos-related insurance recovery receivable also includes our best estimate of actual and probable insurance recoveries relating to our liability for pending and estimated future asbestos claims through the third quarter of 2029. Our asbestos-related assets have not been discounted for the time value of money.

        Our insurance recoveries may be limited by future insolvencies among our insurers. We have not assumed recovery in the estimate of our asbestos-related insurance asset from any of our currently insolvent insurers. We have considered the financial viability and legal obligations of our subsidiaries' insurance carriers and believe that the insurers or their guarantors will continue to reimburse a significant portion of claims and defense costs relating to asbestos litigation. As of September 30, 2014 and December 31, 2013, we have not recorded an allowance for uncollectible balances against our

FOSTER WHEELER AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

(unaudited)

13.      Litigation and Uncertainties (Continued)

asbestos-related insurance assets. We write off receivables from insurers that have become insolvent; there were no such write-offs during the nine months ended September 30, 2014 or 2013. Insurers may become insolvent in the future and our insurers may fail to reimburse amounts owed to us on a timely basis. If we fail to realize the expected insurance recoveries, or experience delays in receiving material amounts from our insurers, our business, financial condition, results of operations and cash flows could be materially adversely affected.

        The following table summarizes our approximate U.S. asbestos-related net cash impact for indemnity and defense cost payments and collection of insurance proceeds:

	Quarter Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Provision for revaluation	$1,956	$2,000	$5,956	$6,000
Gain on the settlement of coverage litigation	—	—	(783)	(15,750)

Net asbestos-related provision/(gain)	$1,956	$2,000	$5,173	$(9,750)

        The provision for revaluation in each period was the result of the accrual of our rolling 15-year asbestos liability estimate.

	Quarter Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Asbestos litigation, defense and case resolution payments	$11,800	$12,400	$40,900	$38,800
Insurance proceeds	(15,500)	(15,500)	(19,100)	(43,800)

Net asbestos-related payments/(proceeds)	$(3,700)	$(3,100)	$21,800	$(5,000)

        We expect to have net cash outflows of $31,700 during the full year 2014 as a result of asbestos liability indemnity and defense payments in excess of insurance proceeds. This estimate assumes no settlements with insurance companies and no elections by us to fund additional payments. As we continue to collect cash from insurance settlements and assuming no increase in our asbestos-related insurance liability, the asbestos-related insurance receivable recorded on our consolidated balance sheet will continue to decrease.

        The estimate of the liabilities and assets related to asbestos claims and recoveries is subject to a number of uncertainties that may result in significant changes in the current estimates. Among these are uncertainties as to the ultimate number and type of claims filed, the amounts of claim costs, the impact of bankruptcies of other companies with asbestos claims, uncertainties surrounding the litigation process from jurisdiction to jurisdiction and from case to case, as well as potential legislative changes. Increases in the number of claims filed or costs to resolve those claims could cause us to increase further the estimates of the costs associated with asbestos claims and could have a material adverse effect on our financial condition, results of operations and cash flows.

FOSTER WHEELER AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

(unaudited)

13.      Litigation and Uncertainties (Continued)

        Based on our December 31, 2013 liability estimate, an increase of 25% in the average per claim indemnity settlement amount would increase the liability by $40,300 and the impact on expense would be dependent upon available additional insurance recoveries. Assuming no change to the assumptions currently used to estimate our insurance asset, this increase would result in a charge on our consolidated statement of operations of approximately 85% of the increase in the liability. Long-term cash flows would ultimately change by the same amount. Should there be an increase in the estimated liability in excess of 25%, the percentage of that increase that would be expected to be funded by additional insurance recoveries will decline.

United Kingdom

        Some of our subsidiaries in the U.K. have also received claims alleging personal injury arising from exposure to asbestos. To date, 1,072 claims have been brought against our U.K. subsidiaries, of which 276 remained open as of September 30, 2014. None of the settled claims have resulted in material costs to us.

        The following table summarizes our asbestos-related liabilities and assets for our U.K. subsidiaries based on open (outstanding) claims and our estimate for future unasserted claims through the third quarter of 2029:

U.K. Asbestos	September 30, 2014	December 31, 2013
Asbestos-related assets recorded within:
Accounts and notes receivable-other	$1,452	$1,483
Asbestos-related insurance recovery receivable	26,654	29,264

Total asbestos-related assets	$28,106	$30,747

Asbestos-related liabilities recorded within:
Accrued expenses	$1,452	$1,483
Asbestos-related liability	28,920	31,580

Total asbestos-related liabilities	$30,372	$33,063

Liability balance by claim category:
Open claims	$6,312	$8,487
Future unasserted claims	24,060	24,576

Total asbestos-related liabilities	$30,372	$33,063

        The liability estimates are based on a U.K. House of Lords judgment that pleural plaque claims do not amount to a compensable injury. If this ruling is reversed by legislation, the total asbestos liability recorded in the U.K. would increase to approximately $49,300, with a corresponding increase in the asbestos-related asset.

FOSTER WHEELER AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

(unaudited)

13.      Litigation and Uncertainties (Continued)

Project Claims

        In addition to the specific matters described below, in the ordinary course of business, we are parties to litigation involving clients and subcontractors arising out of project contracts. Such litigation includes claims and counterclaims by and against us for canceled contracts, for additional costs incurred in excess of current contract provisions, as well as for back charges for alleged breaches of warranty and other contract commitments. If we were found to be liable for any of the claims/counterclaims against us, we would incur a charge against earnings to the extent a reserve had not been established for the matter in our accounts or if the liability exceeds established reserves.

        Due to the inherent commercial, legal and technical uncertainties underlying the estimation of our project claims, the amounts ultimately realized or paid by us could differ materially from the balances, if any, included in our financial statements, which could result in additional material charges against earnings, and which could also materially adversely impact our financial condition and cash flows.

Power Plant Arbitration—United States

        In June 2011, a demand for arbitration was filed with the American Arbitration Association by our client's erection contractor against our client and us in connection with a power plant project in the U.S. We supplied the steam generation equipment for the project under contract with our client, the power plant owner. The turbine contractor, who supplied the turbine, electricity generator and other plant equipment under a separate contract with the power plant owner, has also been included as a party in the arbitration, and has asserted a cross claim against us. Our client has asserted counter and cross claims for breach of contract and gross negligence against the erection contractor and the turbine contractor. Our client also asserted cross claims against us for any damages our client has incurred, and for indemnification of any damages our client may be required to pay to the erection and turbine contractors, arising out of alleged failures of performance on our part under our steam generation supply contract. Responsive pleadings to the erection contractor's pleading were filed by the other parties, including us, on November 28, 2012. Our responsive pleading denied the erection contractor's claims against us and asserted cross claims against our client seeking damages related to delays, out of scope work, and improperly assessed delay liquidated damages.

        The claims against us by the erection contractor alleged negligence and, in its purported capacity as a third party beneficiary and assignee of our steam generation equipment supply contract, breach of contract. The erection contractor contends that it incurred substantial delays and cost overruns due to performance failures on the part of our client and us. The erection contractor is seeking an equitable extension of the project schedule, plus $222,000 in damages, plus attorneys' and expert fees and the cost of the arbitration. Of this amount, $63,000 is for claims solely against our client. The remaining $159,000 purportedly relates to our alleged failures and is being claimed jointly against our client and us. The erection contractor also contends that, as an assignee of the steam generation equipment supply contract, it has a right to draw on our letters of credit. The turbine contractor's submission largely reiterates the erection contractor's allegations related to our and our client's performance failures. The turbine contractor's claims against our client total approximately $88,000. The turbine contractor also seeks a declaration that it did not cause any delay to the critical path of the

FOSTER WHEELER AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

(unaudited)

13.      Litigation and Uncertainties (Continued)

construction and commissioning schedule and that it is not liable for any delay liquidated damages to our client. The turbine contractor's claims against us total approximately $5,300. Our client's submission asserts claims for delay liquidated damages as well as defective equipment damages against the turbine contractor and the erection contractor, jointly and severally, totaling in excess of $400,000. Of this amount, $318,000 relates to delay liquidated damages, which includes $242,000 in liquidated damages accruing since our client's grant of Substantial Completion on December 15, 2011, because the turbine and erection contractors did not complete certain outstanding requirements and because the turbine contractor allegedly concealed unresolved deficiencies in the equipment it supplied. In February 2014, we entered into a partial settlement agreement with our client where we agreed to perform certain new work on the steam generation equipment in exchange for an assignment of our client's rights to seek indemnification for our project claims and the cost of the new work from the erection and turbine contractors. The partial settlement agreement is described more fully below. Accordingly, we are seeking $37,000 in damages from the turbine and erection contractors. Of this amount, $14,400 relates to our existing project claims previously asserted against our client and $22,600 relates to our claims for the new work that we are performing under the partial settlement agreement.

        On August 30, 2013, our client filed a petition with the U.S. Bankruptcy Court for the District of Delaware seeking to reorganize under Chapter 11 of the U.S. Bankruptcy Code. The filing automatically stayed all proceedings against our client, including the four-party arbitration discussed above. Our client's filing included a motion seeking authorization for the use of cash collateral to fund its activities during the bankruptcy proceedings. In its motion, our client indicated its intent to draw on performance and retention letters of credit we previously issued in connection with the contract totaling approximately $59,000, contending that the funds were needed to fund operations during the bankruptcy and make repairs to the power plant. We opposed the motion on various grounds, including that any such draw would be unsupported and wrongful, and applied for an order temporarily restraining our client from drawing on the letters of credit, lifting the automatic stay of the arbitration proceeding and transferring the question of our client's right to draw on our letters of credit back to the arbitration for resolution in the context of the overall dispute. The bankruptcy court granted our application for temporary restraint and scheduled a further hearing on the issue, which on successive applications by our client was adjourned to November 21, 2013.

        On November 1, 2013, our client filed a motion seeking the bankruptcy court's approval of proposed debtor-in-possession financing. On November 13, 2013, our client filed its plan of reorganization. On November 15, 2013, our client signed a stipulation to modify and lift the automatic stay of the arbitration proceedings by the bankruptcy filing to permit the arbitration to proceed as to all issues other than issues related to our letters of credit, which stipulation was approved by the bankruptcy court. The court-approved stipulation also provided for the withdrawal of our client's motion to draw on our letters of credit.

        The debtor-in-possession financing facility was approved by the bankruptcy court on November 21, 2013. The plan of reorganization contemplated, and any funding from the debtor-in-possession financing was conditioned upon, the achievement of various milestones by specified dates. One of the milestones was the reduction to zero by the bankruptcy court of the value of our mechanics lien and the mechanics liens of the turbine and erection contractors through a "claims estimation" proceeding.

FOSTER WHEELER AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

(unaudited)

13.      Litigation and Uncertainties (Continued)

Our client moved to compel claims estimation on December 11, 2013. We and the turbine and erection contractors opposed the motion on various grounds. The motion was set to be heard on February 7, 2014 but adjourned at the request of our client to February 12, 2014.

        On February 10, 2014, we agreed to a partial settlement of the outstanding claims under our supply contract with our client. Under the agreement, we will perform certain new work on the steam generation equipment in exchange for (i) a release from our client of liability for alleged defects in the steam generation equipment, (ii) restriction of our client's right to draw on our letters of credit to disputes involving the new work, and (iii) a court-approved assignment of our client's right to seek indemnification for the cost of the new work from the erection and turbine contractors. Also, under the agreement we will release our client from liability for our $14,800 in project claims related to delays, out of scope work, and improperly assessed delay liquidated damages in exchange for a court-approved assignment of our client's right to seek indemnification for these claims from the turbine and erection contractors. The settlement agreement was subject to bankruptcy court approval, which approval was granted on March 7, 2014. The erection contractor has appealed the approval order, but has not applied to stay its enforcement during the pendency of the appeal. Accordingly, we are proceeding with the new work. Our client's claims estimation motion, which was adjourned pending approval by the agreement of the bankruptcy court, has now been withdrawn as against us.

        On May 28, 2014, our client filed an Amended Plan of Reorganization and Plan Confirmation Schedule. Pursuant to the Amended Plan, our client's claims estimation motion against the turbine and erection contractors mechanics lien claims has been put on hold and our client has commenced an adversary proceeding in the bankruptcy court against their title company, seeking to declare that the title company is liable under its $825,000 policy in the event that the turbine and erection contractors' mechanics liens are determined to have priority over the liens securing our client's credit facility. That proceeding is set to be tried on November 17, 2014. On July 8, 2014, our client adjourned the Plan Confirmation hearing to a date to be determined, pending the outcome of the adversary proceeding against the title company. On October 1, 2014, the title company commenced its own adversary proceeding in the bankruptcy court, seeking a declaratory judgment to determine the priority, validity, and extent of the mechanics' liens filed by us, the turbine contractor and the erection contractor. We have answered the complaint, denying the claims and asserting various meritorious affirmative defenses.

        On October 15, 2014, the parties exchanged submissions in the arbitration in response to the affirmative claims asserted against them. Any reply submissions are due in mid-November, 2014. The hearing is scheduled for the first and second quarters of 2015.

        On October 21, 2014, the erection contractor filed a motion in the bankruptcy proceeding seeking to have the court lift the automatic stay that is still in place with respect to our letters of credit in order to permit the arbitration panel to decide the erection contractor's claim of entitlement to the letters of credit as an alleged assignee of the steam generation equipment supply contract. We intend to oppose the motion.

        We intend to vigorously defend the claims against us in the arbitration and pursue in the arbitration our claims against the turbine and erection contractors for the project claims and for the cost of the new work.

FOSTER WHEELER AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

(unaudited)

13.      Litigation and Uncertainties (Continued)

        Our letters of credit remain in place and we will vigorously oppose any attempt to draw down on them.

        We cannot predict the ultimate outcome of this matter at this time.

Refinery and Petrochemicals Project Arbitration—India

        In November 2012, we commenced arbitration in India against our client seeking collection of unpaid receivables in excess of £52,000 (approximately $84,200 based on the exchange rate in effect as of September 30, 2014), arising from services performed on a reimbursable basis for our client in connection with our client's grass roots refinery and petrochemicals project in northeastern India. Our client rejected the claims and notified us of various potential counterclaims that it may be asserting in the arbitration, purportedly totaling in excess of £55,000 (approximately $89,000 based on the exchange rate in effect as of September 30, 2014). In June 2013, we submitted our detailed statement of claim, and in July 2013 our client submitted its detailed statement of defense and counterclaim. The amount of the counterclaim was increased to approximately £620,000 (approximately $1,003,400 based on the exchange rate in effect as of September 30, 2014) in damages, including among other claims a claim for lost revenue due to delay in the execution of the project in the amount of £555,000 (approximately $898,200 based on the exchange rate in effect as of September 30, 2014). The counterclaim concerns a number of alleged issues arising in connection with our execution of the engineering, procurement, and construction management scope of our contract, from the period from contract award until the subsequent transfer by our client of our remaining engineering, procurement and construction management scope to certain lump sum turnkey contractors hired directly by our client. Our client further contends that we are liable for delays to the project and has withheld payment on account of delay liquidated damages. We strongly dispute these contentions. Any liability for delay damages is capped under the contract at a specified percentage of our contract value, currently equivalent to approximately £11,500 (approximately $18,600 based on the exchange rate in effect as of September 30, 2014), an amount already retained by our client. The contract also excludes liability for consequential damages, including lost profits, and contains an overall cap on liability for claims in the aggregate of up to a specified percentage of our contract value, currently equivalent to approximately £28,800 (approximately $46,600 based on the exchange rate in effect as of September 30, 2014). The unpaid amount for which we are seeking reimbursement in the arbitration may increase should our client continue to withhold amounts from our invoices, as the project is still in execution. The arbitration panel has been formed. Our client moved to dismiss the arbitration as premature under the terms of the contract, and we opposed that motion. The motion was denied by the panel. Also, pursuant to our request, the panel scheduled a hearing early in the first quarter of 2014 for our claims for unpaid receivables, along with our client's counterclaim for a deductive change order in the amount of approximately £21,600 (approximately $35,000 based on the exchange rate in effect as of September 30, 2014). An initial session of that hearing took place in January 2014 and on March 25, 2014 the panel issued a declaratory award in our favor on the contractual interpretation pertaining to two of our claims for unpaid receivables. The remaining unpaid receivable claims and our client's counterclaim for a deductive change order were heard by the panel at sessions in May, June and July 2014, and an award on these claims is pending. On June 30, 2014, our client filed a petition in Delhi High Court

FOSTER WHEELER AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

(unaudited)

13.      Litigation and Uncertainties (Continued)

challenging both the jurisdiction of the panel and the legality, propriety and validity of the March 25, 2014 declaratory award. Along with the petition, our client also filed an application seeking to stay the ongoing arbitration proceedings pending the outcome of the challenge. On September 17, 2014, the Delhi High Court denied our client's motion to stay the arbitration. As for our client's challenge of the March 25, 2014 declaratory award, the court adjourned the matter for a further hearing to be held at the end of January 2015.

        In the interim, the arbitration proceedings continue and the hearing on the remaining claims and counterclaims, including our client's counterclaim for lost revenue, is scheduled for the first quarter of 2015. In connection with such remaining claims and counterclaims, the parties exchanged detailed submissions in late August 2014. In its submission, our client increased the amount of its claim for lost revenue due to delay from £555,000 to £701,000 (approximately $1,134,500 based on the exchange rate in effect as of September 30, 2014), which therefore increased our client's total counterclaim from £620,000 to £766,000 (approximately $1,239,700 based on the exchange rate in effect as of September 30, 2014). Our subsidiary's previously-stated defenses to this counterclaim remain applicable. Reply submissions on the remaining claims and counterclaims, which were due on October 30, 2014, have not yet been exchanged due to our client's request for additional time for its submission. We await the panel's decision on the request. We cannot predict the ultimate outcome of this matter at this time.

Environmental Matters

CERCLA and Other Remedial Matters

        Under U.S. federal statutes, such as the Resource Conservation and Recovery Act, Comprehensive Environmental Response, Compensation, and Liability Act of 1980 ("CERCLA"), the Clean Water Act and the Clean Air Act, and similar state laws, the current owner or operator of real property and the past owners or operators of real property (if disposal of toxic or hazardous substances took place during such past ownership or operation) may be jointly and severally liable for the costs of removal or remediation of toxic or hazardous substances on or under their property, regardless of whether such materials were released in violation of law or whether the owner or operator knew of, or was responsible for, the presence of such substances. Moreover, under CERCLA and similar state laws, persons who arrange for the disposal or treatment of hazardous or toxic substances may also be jointly and severally liable for the costs of the removal or remediation of such substances at a disposal or treatment site, whether or not such site was owned or operated by such person, which we refer to as an off-site facility. Liability at such off-site facilities is typically allocated among all of the financially viable responsible parties based on such factors as the relative amount of waste contributed to a site, toxicity of such waste, relationship of the waste contributed by a party to the remedy chosen for the site and other factors.

        We currently own and operate industrial facilities and we have also transferred our interests in industrial facilities that we formerly owned or operated. It is likely that as a result of our current or former operations, hazardous substances have affected the facilities or the real property on which they are or were situated. We also have received and may continue to receive claims pursuant to indemnity

FOSTER WHEELER AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

(unaudited)

13.      Litigation and Uncertainties (Continued)

obligations from the present owners of facilities we have transferred, which claims may require us to incur costs for investigation and/or remediation.

        We are currently engaged in the investigation and/or remediation under the supervision of the applicable regulatory authorities at three of our or our subsidiaries' former facilities (including Mountain Top, which is described below). In addition, we sometimes engage in investigation and/or remediation without the supervision of a regulatory authority. Although we do not expect the environmental conditions at our present or former facilities to cause us to incur material costs in excess of those for which reserves have been established, it is possible that various events could cause us to incur costs materially in excess of our present reserves in order to fully resolve any issues surrounding those conditions. Further, no assurance can be provided that we will not discover additional environmental conditions at our currently or formerly owned or operated properties, or that additional claims will not be made with respect to formerly owned properties, requiring us to incur material expenditures to investigate and/or remediate such conditions.

        We have been notified that we are a potentially responsible party ("PRP") under CERCLA or similar state laws at three off-site facilities. At each of these sites, our liability should be substantially less than the total site remediation costs because the percentage of waste attributable to us compared to that attributable to all other PRPs is low. We do not believe that our share of cleanup obligations at any of the off-site facilities as to which we have received a notice of potential liability will exceed $500 in the aggregate. We have also received and responded to a request for information from the United States Environmental Protection Agency ("USEPA") regarding a fourth off-site facility. We do not know what, if any, further actions USEPA may take regarding this fourth off-site facility.

Mountain Top

        In February 1988, one of our subsidiaries, Foster Wheeler Energy Corporation ("FWEC"), entered into a Consent Agreement and Order with the USEPA and the Pennsylvania Department of Environmental Protection ("PADEP") regarding its former manufacturing facility in Mountain Top, Pennsylvania. The order essentially required FWEC to investigate and remediate as necessary contaminants, including trichloroethylene ("TCE"), in the soil and groundwater at the facility. Pursuant to the order, in 1993 FWEC installed a "pump and treat" system to remove TCE from the groundwater. It is not possible at the present time to predict how long FWEC will be required to operate and maintain this system.

        In the fall of 2004, FWEC sampled the private domestic water supply wells of certain residences in Mountain Top and identified approximately 30 residences whose wells contained TCE at levels in excess of Safe Drinking Water Act standards. The subject residences are located approximately one mile to the southwest of where the TCE previously was discovered in the soils at the former FWEC facility. Since that time, FWEC, USEPA and PADEP have cooperated in responding to the foregoing. Although FWEC believed the evidence available was not sufficient to support a determination that FWEC was responsible for the TCE in the residential wells, FWEC immediately provided the affected residences with bottled water, followed by water filters, and, pursuant to a settlement agreement with USEPA, it hooked them up to the public water system. Pursuant to an amendment of the settlement

FOSTER WHEELER AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

(unaudited)

13.      Litigation and Uncertainties (Continued)

agreement, FWEC subsequently agreed with USEPA to arrange and pay for the hookup of several additional residences, even though TCE has not been detected in the wells at those residences. The hookups to the agreed upon residences have been completed, and USEPA has provided FWEC with a certificate that FWEC has completed its obligations related to the above-described settlement agreement (as amended). FWEC may be required to pay the agencies' costs in overseeing and responding to the situation.

        FWEC is also incurring further costs in connection with a Remedial Investigation / Feasibility Study ("RI/FS") that in March 2009 it agreed to conduct. During the fourth quarter of 2012, FWEC received a USEPA demand under the foregoing agreement for payment of $1,040 of response costs USEPA claims it incurred from the commencement of the RI/FS in April 2009 through February 2012. FWEC questioned the amount of the invoice and based upon discussions with the USEPA, a revised invoice was received on June 17, 2013 for the reduced amount of $1,004. During the third quarter of 2013, FWEC received a USEPA invoice under the foregoing agreement for payment of $258 of response costs USEPA claims it incurred from March 2012 to February 2013. During the second quarter of 2014, FWEC received a USEPA invoice under the foregoing agreement for payment of $99 of response costs USEPA claims it incurred from March 2013 to February 2014. In April 2009, USEPA proposed for listing on the National Priorities List ("NPL") an area consisting of FWEC's former manufacturing facility and the affected residences, but it also stated that the proposed listing may not be finalized if FWEC complies with its agreement to conduct the RI/FS. FWEC submitted comments opposing the proposed listing.

        FWEC has accrued its best estimate of the cost of all of the foregoing, and it reviews this estimate on a quarterly basis.

        Other costs to which FWEC could be exposed could include, among other things, FWEC's counsel and consulting fees, further agency oversight and/or response costs, costs and/or exposure related to potential litigation, and other costs related to possible further investigation and/or remediation. At present, it is not possible to determine whether FWEC will be determined to be liable for some or all of the items described in this paragraph or to reliably estimate the potential liability associated with the items. If one or more third-parties are determined to be a source of the TCE, FWEC will evaluate its options regarding the potential recovery of the costs FWEC has incurred, which options could include seeking to recover those costs from those determined to be a source.

Other Environmental Matters

        Our operations, especially our manufacturing and power plants, are subject to comprehensive laws adopted for the protection of the environment and to regulate land use. The laws of primary relevance to our operations regulate the discharge of emissions into the water and air, but can also include hazardous materials handling and disposal, waste disposal and other types of environmental regulation. These laws and regulations in many cases require a lengthy and complex process of obtaining licenses, permits and approvals from the applicable regulatory agencies. Noncompliance with these laws can result in the imposition of material civil or criminal fines or penalties. We believe that we are in substantial compliance with existing environmental laws. However, no assurance can be provided that

FOSTER WHEELER AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

(unaudited)

13.      Litigation and Uncertainties (Continued)

we will not become the subject of enforcement proceedings that could cause us to incur material expenditures. Further, no assurance can be provided that we will not need to incur material expenditures beyond our existing reserves to make capital improvements or operational changes necessary to allow us to comply with future environmental laws.

Shareholder Class Action Lawsuits

        Four putative class action lawsuits have been filed on behalf of Foster Wheeler AG shareholders against Foster Wheeler AG, or the Company, and the Board of Directors of Foster Wheeler AG, or the Board, seeking to enjoin the proposed acquisition of the Company by AMEC from proceeding. The first of such lawsuits was filed on March 4, 2014. Two of the lawsuits are pending in Texas state court and the other two lawsuits are pending in the United States District Court for the District of New Jersey. AMEC is named as a co-defendant in the two Texas state court lawsuits. The complaints contain similar, standardized allegations. Plaintiffs allege that the directors breached fiduciary duties owed to plaintiff and the Company's other shareholders in pursuing the plan to sell the Company, and that the Company aided and abetted the defendant directors in committing such breach. In particular, plaintiffs allege that AMEC's per share exchange offer to acquire all of the Company's shares does not adequately compensate the Company's shareholders for their investment and significantly undervalues the Company's prospects as a standalone entity, that the consideration fails to take into account the value expected to be realized by AMEC as a result of the proposed acquisition, that the Board permitted Company management to lead the negotiations with AMEC when management was improperly incentivized to pursue the proposed acquisition, and that the Implementation Agreement improperly contains a number of deal protection devices designed to preclude any competing bids from emerging during the period following the announcement of the proposed acquisition in the Company's Form 8-K filing. A stipulation has been entered into in the Texas state court actions consolidating the cases ("Texas Consolidated Action") and permitting plaintiffs to serve a consolidated complaint following the issuance of the Company's Schedule 14D-9 with the U.S. Securities and Exchange Commission regarding the Offer. A similar stipulation has been entered into in the two actions pending before the U.S. District Court for the District of New Jersey ("New Jersey Consolidated Action"). No class has been constituted yet.

        In connection with the Texas Consolidated Action, the Company agreed to make a limited document production to counsel for the Texas plaintiffs and thereafter engaged in settlement negotiations with counsel for the Texas plaintiffs concerning certain additional disclosures in the Company's Schedule 14D-9. On October 1, 2014, the parties to the Texas Consolidated Action entered into a Stipulation of Settlement (the "Settlement Agreement") reflecting the terms of an agreement, subject to final approval by the Texas state court and closing of the Offer, to settle the Texas Consolidated Action. Pursuant to the Settlement Agreement, the Company agreed to make certain of the supplemental disclosures proposed by counsel for the Texas plaintiffs (the "Additional Disclosure") in the Company's Schedule 14D-9. The Company agreed to make the Additional Disclosure at the request of counsel for the Texas plaintiffs and solely for settlement purposes. The Company, AMEC and the Company's Board of Directors have denied, and continue to deny, all allegations of wrongdoing, fault, liability or damages to the Texas plaintiffs, the Company or its shareholders; deny

FOSTER WHEELER AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

(unaudited)

13.      Litigation and Uncertainties (Continued)

that they breached any fiduciary duties or aided and abetted any such breaches, or engaged in any wrongdoing or violation of law; deny that they acted improperly in any way; and maintain that they have committed no disclosure violations or any other breaches of duty whatsoever in connection with the Offer or any public disclosures. The Settlement Agreement further provides for, among other things: (a) the dismissal with prejudice of the Texas Consolidated Action; (b) the complete discharge, dismissal with prejudice on the merits, release, and/or settlement, to the fullest extent permitted by law, of all known and unknown claims, demands, rights, liabilities, losses, obligations, duties, damages, costs, debts, expenses, interest, penalties, sanctions, fees, attorneys' fees, actions, potential actions, causes of action, suits, agreements, judgments, decrees, matters, issues and controversies of any kind, nature and description whatsoever arising from or relating to the Offer that have been or could have been asserted against the Company, AMEC, the Company's Board of Directors and/or related parties; (c) certification of the Texas Consolidated Action as a class action for settlement purposes only; and (d) payment of fees and expenses by the Company to counsel for the Texas plaintiffs in the form of AMEC Shares with a fair market value of $650 (plus up to the value of a single AMEC Share), to be measured by the aggregate purchase price of such AMEC Shares at the time of the purchase (the "Settlement Shares"). The Settlement Shares shall be placed in escrow, and released to counsel for the Texas plaintiffs within ten days after entry of a judgment and order by the Texas state court dismissing the Texas Consolidated Action with prejudice.

        The Texas state court granted preliminary approval of the Settlement Agreement on October 2, 2014, on the condition that the Company provide notice, at its own expense, of the pendency and proposed settlement of the Texas Consolidated Action (the "Notice") to members of the proposed class. Such Notice was annexed as Exhibit (a)(24) to the Company's Schedule 14D-9. The settlement contemplated by the Settlement Agreement is also contingent upon, among other things, the closing of the Offer. In the event that the settlement does not become effective, the Company, AMEC and the Company's Board of Directors will continue to vigorously defend themselves against the claims asserted in the Texas Consolidated Action.

        If and when the settlement contemplated by the Settlement Agreement is finalized and approved, the Company believes that the New Jersey Consolidated Action will be barred by the release and that the action should be dismissed. Plaintiffs in the Texas Consolidated Action agreed in the Settlement Agreement to cooperate in connection with any efforts by the Company and the Company's Board of Directors to secure the dismissal of the New Jersey Consolidated Action. In the event that the New Jersey Consolidated Action is allowed to proceed, the Company and the Company's Board of Directors intend to vigorously defend themselves against the claims asserted in the New Jersey Consolidated Action.

14.      Discontinued Operations

        During the first quarter of 2013, we recorded an impairment charge of $3,919 at our waste-to-energy facility in Camden, New Jersey within our Global Power Group business segment. This charge was in addition to an impairment charge of $11,455 recorded during the fourth quarter of 2012. The impairment charges in both periods included estimates related to the continued operation of the facility and potential sale of the facility. The charge in the first quarter of 2013 was the result of

FOSTER WHEELER AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

(unaudited)

14.      Discontinued Operations (Continued)

updating our estimate related to the potential sale of the facility and the impairment charge was recorded within income from discontinued operations on our consolidated statement of operations. After recording the impairment charge and after approval of the plan to sell the facility, discussed below, the carrying value of the facility's fixed assets approximated fair value less estimated costs to sell the facility.

        On April 17, 2013, our Board of Directors approved a plan to sell our Camden facility and we completed the sale of the facility in August 2013. The presentation of the financial results and asset and liability balances of this business for the periods prior to the completion of the sale have been reclassified on our consolidated statement of operations, consolidated balance sheet and consolidated statement of cash flows under the respective captions related to discontinued operations, and these reclassifications have been made in the notes to our consolidated financial statements. Prior to the sale, the business had been classified on our consolidated balance sheet as of June 30, 2013 under the respective current and non-current captions of assets held for sale and liabilities held for sale as a result of our Board of Directors' approval of our plan to sell the facility, which met the accounting criteria as a business held for sale and the criteria for classification as a discontinued operation. We did not recognize depreciation on long-lived assets while held for sale. Our Camden facility was formerly included in our Global Power Group business segment.

        We completed the sale of our Camden facility in August 2013. Based on the proceeds received and costs of disposal, we recognized a gain of $300 within income from discontinued operations before income taxes on the consolidated statement of operations during the quarter and nine months ended September 30, 2013.

        Operating revenues related to our discontinued operations, which were exclusively in the U.S., were $3,991 and $17,053 during the quarter and nine months ended September 30, 2013.

FOSTER WHEELER AG AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands of dollars, except per share amounts)

(unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Operating revenues	$851,767	$863,407	$1,585,466	$1,653,551
Cost of operating revenues	716,722	709,800	1,334,886	1,380,498

Contract profit	135,045	153,607	250,580	273,053
Selling, general and administrative expenses	83,147	89,801	165,194	180,133
Other income, net	(40,410)	(18,014)	(46,550)	(22,765)
Other deductions, net	1,526	10,490	12,229	15,802
Interest income	(1,510)	(1,482)	(2,913)	(2,944)
(Reversal of interest expense)/interest expense	(1,846)	3,916	1,816	6,588
Net asbestos-related provision/(gain)	1,209	(13,750)	3,217	(11,750)

Income from continuing operations before income taxes	92,929	82,646	117,587	107,989
Provision for income taxes	6,355	13,319	16,073	18,479

Income from continuing operations	86,574	69,327	101,514	89,510

Discontinued operations:
Income/(loss) from discontinued operations before income taxes	—	2,383	—	(1,495)
Provision for income taxes from discontinued operations	—	—	—	—

Income/(loss) from discontinued operations	—	2,383	—	(1,495)

Net income	86,574	71,710	101,514	88,015

Less: Net income/(loss) attributable to noncontrolling interests	980	1,011	(1,147)	4,290

Net income attributable to Foster Wheeler AG	$85,594	$70,699	$102,661	$83,725

Amounts attributable to Foster Wheeler AG:
Income from continuing operations	$85,594	$68,316	$102,661	$85,220
Income/(loss) from discontinued operations	—	2,383	—	(1,495)

Net income attributable to Foster Wheeler AG	$85,594	$70,699	$102,661	$83,725

Basic earnings per share attributable to Foster Wheeler AG:
Income from continuing operations (see Note 1)	$0.86	$0.68	$1.03	$0.83
Income/(loss) from discontinued operations	—	0.03	—	(0.01)

Net income attributable to Foster Wheeler AG	$0.86	$0.71	$1.03	$0.82

Diluted earnings per share attributable to Foster Wheeler AG:
Income from continuing operations (see Note 1)	$0.85	$0.68	$1.02	$0.83
Income/(loss) from discontinued operations	—	0.03	—	(0.01)

Net income attributable to Foster Wheeler AG	$0.85	$0.71	$1.02	$0.82

Return of capital distribution per share	$0.40	$—	$0.40	$—

See notes to consolidated financial statements.

FOSTER WHEELER AG AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

(in thousands of dollars)

(unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Net income	$86,574	$71,710	$101,514	$88,015
Other comprehensive income/(loss), net of tax:
Foreign currency translation adjustments:
Foreign currency translation adjustments	3,554	(5,301)	266	(19,714)
Tax impact	16	—	9	—

Foreign currency translation adjustments, net of tax	3,570	(5,301)	275	(19,714)

Cash flow hedges adjustments:
Unrealized (loss)/gain	(340)	2,126	(2,708)	1,308
Tax impact	130	(704)	950	(496)

Unrealized (loss)/gain, net of tax	(210)	1,422	(1,758)	812

Reclassification for losses included in net income (see Note 8 for further information)	1,044	1,149	2,064	2,284
Tax impact	(355)	(381)	(702)	(669)

Reclassification for losses included in net income, net of tax	689	768	1,362	1,615

Total cash flow hedges adjustments, net of tax	479	2,190	(396)	2,427

Pension and other postretirement benefits adjustments, net of tax:
Net actuarial loss	—	—	(3,980)	—
Tax impact	—	—	498	—

Net actuarial loss, net of tax	—	—	(3,482)	—

Amortization included in net periodic pension cost (see Note 6 for further information):
Net actuarial loss	4,337	4,933	8,452	9,597
Tax impact	(464)	(556)	(920)	(1,005)

Net actuarial loss, net of tax	3,873	4,377	7,532	8,592

Prior service credit	(1,456)	(1,260)	(2,901)	(2,524)
Tax impact	117	91	231	182

Prior service credit, net of tax	(1,339)	(1,169)	(2,670)	(2,342)

Transition obligation	4	14	9	28
Tax impact	(2)	3	(2)	6

Transition obligation, net of tax	2	17	7	34

Total pension and other postretirement benefits adjustments, net of tax	2,536	3,225	1,387	6,284

Other comprehensive income/(loss), net of tax	6,585	114	1,266	(11,003)

Comprehensive income	93,159	71,824	102,780	77,012
Less: Comprehensive income/(loss) attributable to noncontrolling interests	1,010	648	(1,683)	3,140

Comprehensive income attributable to Foster Wheeler AG	$92,149	$71,176	$104,463	$73,872

See notes to consolidated financial statements.

FOSTER WHEELER AG AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(in thousands of dollars, except share data and per share amounts)

(unaudited)

	June 30, 2014	December 31, 2013
ASSETS
Current Assets:
Cash and cash equivalents	$518,537	$556,190
Accounts and notes receivable, net:
Trade	688,290	671,770
Other	75,278	57,262
Contracts in process	201,725	197,232
Prepaid, deferred and refundable income taxes	54,099	62,856
Other current assets	38,851	38,431

Total current assets	1,576,780	1,583,741

Land, buildings and equipment, net	270,913	279,981
Restricted cash	37,290	82,867
Notes and accounts receivable—long-term	14,452	15,060
Investments in and advances to unconsolidated affiliates	166,738	181,315
Goodwill	172,141	169,801
Other intangible assets, net	107,166	113,463
Asbestos-related insurance recovery receivable	116,791	120,489
Other assets	149,246	143,848
Deferred tax assets	48,050	49,707

TOTAL ASSETS	$2,659,567	$2,740,272

LIABILITIES, TEMPORARY EQUITY AND EQUITY
Current Liabilities:
Current installments on long-term debt	$16,398	$12,513
Accounts payable	278,066	282,403
Accrued expenses	258,239	304,312
Billings in excess of costs and estimated earnings on uncompleted contracts	539,729	569,652
Income taxes payable	45,484	39,078

Total current liabilities	1,137,916	1,207,958

Long-term debt	102,475	113,719
Deferred tax liabilities	41,706	39,714
Pension, postretirement and other employee benefits	105,974	111,221
Asbestos-related liability	241,923	257,180
Other long-term liabilities	146,194	210,651
Commitments and contingencies

TOTAL LIABILITIES	1,776,188	1,940,443

Temporary Equity:
Non-vested share-based compensation awards subject to redemption	14,675	15,664

TOTAL TEMPORARY EQUITY	14,675	15,664

Equity:
Registered shares:
CHF 3.00 par value; authorized: 158,877,141 shares and 157,863,694 shares; conditionally authorized: 57,154,965 shares and 58,168,412 shares; issued: 106,656,347 shares and 105,642,900 shares; outstanding: 100,064,647 shares and 99,051,200 shares.	263,369	259,937
Paid-in capital	201,443	216,450
Retained earnings	1,035,821	933,160
Accumulated other comprehensive loss	(507,515)	(509,317)
Treasury shares (outstanding: 6,591,700 shares and 6,591,700 shares)	(150,131)	(150,131)

TOTAL FOSTER WHEELER AG SHAREHOLDERS' EQUITY	842,987	750,099

Noncontrolling interests	25,717	34,066

TOTAL EQUITY	868,704	784,165

TOTAL LIABILITIES, TEMPORARY EQUITY AND EQUITY	$2,659,567	$2,740,272

See notes to consolidated financial statements.

FOSTER WHEELER AG AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

(in thousands of dollars)

(unaudited)

	Registered Shares	Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Treasury Shares	Total Foster Wheeler AG Shareholders' Equity	Noncontrolling Interests	Total Equity
Six Months Ended June 30, 2013
Balance at December 31, 2012	$269,633	$266,943	$835,993	$(567,603)	$(90,976)	$713,990	$43,403	$757,393
Net income	—	—	83,725	—	—	83,725	4,290	88,015
Other comprehensive loss, net of tax	—	—	—	(9,853)	—	(9,853)	(1,150)	(11,003)
Issuance of registered shares upon exercise of stock options	281	1,610	—	—	—	1,891	—	1,891
Issuance of registered shares upon vesting of restricted awards	615	(615)	—	—	—	—	—	—
Distributions to noncontrolling interests	—	—	—	—	—	—	(10,514)	(10,514)
Share-based compensation expense	—	7,412	—	—	—	7,412	—	7,412
Excess tax shortfall related to share-based compensation	—	(88)	—	—	—	(88)	—	(88)
Repurchase of registered shares	—	—	—	—	(150,131)	(150,131)	—	(150,131)

Balance at June 30, 2013	$270,529	$275,262	$919,718	$(577,456)	$(241,107)	$646,946	$36,029	$682,975

Six Months Ended June 30, 2014
Balance at December 31, 2013	$259,937	$216,450	$933,160	$(509,317)	$(150,131)	$750,099	$34,066	$784,165
Net income/(loss)	—	—	102,661	—	—	102,661	(1,147)	101,514
Other comprehensive income/(loss), net of tax	—	—	—	1,802	—	1,802	(536)	1,266
Issuance of registered shares upon exercise of stock options	2,287	15,275	—	—	—	17,562	—	17,562
Issuance of registered shares upon vesting of restricted awards	1,145	(1,145)	—	—	—	—	—	—
Distributions to noncontrolling interests	—	—	—	—	—	—	(6,666)	(6,666)
Share-based compensation expense	—	10,553	—	—	—	10,553	—	10,553
Excess tax benefit related to share-based compensation	—	203	—	—	—	203	—	203
Return of capital distribution	—	(39,893)	—	—	—	(39,893)	—	(39,893)

Balance at June 30, 2014	$263,369	$201,443	$1,035,821	$(507,515)	$(150,131)	$842,987	$25,717	$868,704

See notes to consolidated financial statements.

FOSTER WHEELER AG AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands of dollars)

(unaudited)

	Six Months Ended June 30,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$101,514	$88,015
Adjustments to reconcile net income to cash flows from operating activities:
Depreciation and amortization	29,138	28,796
Reversal of previously accrued unrecognized tax benefits	(22,339)	—
Net non-cash asbestos-related provision	4,000	4,000
Share-based compensation expense	9,564	9,481
Excess tax (benefit)/shortfall related to share-based compensation	(203)	88
Deferred income tax provision	10,880	764
Dividends, net of equity in earnings of unconsolidated affiliates	9,911	35,437
Other noncash items, net	(232)	106
Changes in assets and liabilities, net of effects from acquisitions:
Increase in receivables	(30,144)	(18,265)
Net change in contracts in process and billings in excess of costs and estimated earnings on uncompleted contracts	(36,175)	(8,344)
Decrease in accounts payable and accrued expenses	(75,576)	(13,405)
Net change in other current assets and liabilities	5,764	(34,987)
Net change in other long-term assets and liabilities	(37,189)	(25,189)

Net cash (used in)/provided by operating activities—continuing operations	(31,087)	66,497

Net cash used in operating activities—discontinued operations	—	(441)

Net cash (used in)/provided by operating activities	(31,087)	66,056

CASH FLOWS FROM INVESTING ACTIVITIES
Payments related to acquisition of businesses, net of cash acquired	(2,000)	(50,800)
Change in restricted cash	45,640	12,407
Capital expenditures	(13,014)	(17,534)
Other investing activities	284	353

Net cash provided by/(used in) investing activities—continuing operations	30,910	(55,574)

Net cash provided by investing activities—discontinued operations	—	441

Net cash provided by/(used in) investing activities	30,910	(55,133)

CASH FLOWS FROM FINANCING ACTIVITIES
Repurchase of shares	—	(150,131)
Return of capital distribution	(39,893)	—
Distributions to noncontrolling interests	(6,666)	(10,514)
Proceeds from stock options exercised	17,562	1,891
Excess tax benefit/(shortfall) related to share-based compensation	203	(88)
Repayment of debt and capital lease obligations	(6,785)	(8,010)

Net cash used in financing activities	(35,579)	(166,852)

Effect of exchange rate changes on cash and cash equivalents	(1,897)	(11,655)

Decrease in cash and cash equivalents	(37,653)	(167,584)

Less: Increase/(decrease) in cash and cash equivalents—discontinued operations	—	—

Decrease in cash and cash equivalents—continuing operations	(37,653)	(167,584)

Cash and cash equivalents at beginning of year	556,190	582,322

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$518,537	$414,738

See notes to consolidated financial statements.

FOSTER WHEELER AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(amounts in thousands of dollars, except share data and per share amounts)

(unaudited)

1.     Summary of Significant Accounting Policies

        Basis of Presentation—The fiscal year of Foster Wheeler AG ends on December 31 of each calendar year. Foster Wheeler AG's fiscal quarters end on the last day of March, June and September. The fiscal years of our non-U.S. operations are the same as the parent's. The fiscal year of our U.S. operations is the 52- or 53-week annual accounting period ending on the last Friday in December.

        The accompanying consolidated financial statements are unaudited. In the opinion of management, all adjustments necessary for a fair presentation of such financial statements have been included. Such adjustments only consisted of normal recurring items. Interim results are not necessarily indicative of results for a full year.

        The consolidated financial statements and notes are presented in accordance with the requirements of Form 10-Q and do not contain certain information included in our Annual Report on Form 10-K for the year ended December 31, 2013 ("2013 Form 10-K"), filed with the Securities and Exchange Commission on February 27, 2014. The consolidated balance sheet as of December 31, 2013 was derived from the audited financial statements included in our 2013 Form 10-K, but does not include all disclosures required by accounting principles generally accepted in the United States of America for annual consolidated financial statements.

        The consolidated financial statements include the accounts of Foster Wheeler AG and all U.S. and non-U.S. subsidiaries, as well as certain entities in which we have a controlling interest. Intercompany transactions and balances have been eliminated. See "—Variable Interest Entities" below for further information related to the consolidation of variable interest entities.

        Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and revenues and expenses during the periods reported. Actual results could differ from those estimates. Changes in estimates are reflected in the periods in which they become known. Significant estimates are used in accounting for long-term contracts including estimates of total costs, progress toward completion and customer and vendor claims, employee benefit plan obligations and share-based compensation plans. In addition, we also use estimates when accounting for uncertain tax positions and deferred taxes, asbestos liabilities and expected recoveries and when assessing goodwill for impairment, among others.

        Revenue Recognition on Long-Term Contracts—Revenues and profits on long-term contracts are recorded under the percentage-of-completion method.

        Progress towards completion on fixed-price contracts is measured based on physical completion of individual tasks for all contracts with a value of $5,000 or greater. For contracts with a value less than $5,000, progress toward completion is measured based on the ratio of costs incurred to total estimated contract costs (the cost-to-cost method).

        Progress towards completion on cost-reimbursable contracts is measured based on the ratio of quantities expended to total forecasted quantities, typically man-hours. Incentives are also recognized on a percentage-of-completion basis when the realization of an incentive is assessed as probable. We include flow-through costs consisting of materials, equipment or subcontractor services as both

FOSTER WHEELER AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

(unaudited)

1.     Summary of Significant Accounting Policies (Continued)

operating revenues and cost of operating revenues on cost-reimbursable contracts when we have overall responsibility as the contractor for the engineering specifications and procurement or procurement services for such costs. There is no contract profit impact of flow-through costs as they are included in both operating revenues and cost of operating revenues.

        Contracts in process are stated at cost, increased for profits recorded on the completed effort or decreased for estimated losses, less billings to the customer and progress payments on uncompleted contracts. A full provision for loss contracts is made at the time the loss becomes probable regardless of the stage of completion.

        At any time, we have numerous contracts in progress, all of which are at various stages of completion. Accounting for revenues and profits on long-term contracts requires estimates of total contract costs and estimates of progress toward completion to determine the extent of revenue and profit recognition. These estimates may be revised as additional information becomes available or as specific project circumstances change. We review all of our material contracts on a monthly basis and revise our estimates as appropriate for developments such as earning project incentive bonuses, incurring or expecting to incur contractual liquidated damages for performance or schedule issues, providing services and purchasing third-party materials and equipment at costs differing from those previously estimated and testing completed facilities, which, in turn, eliminates or confirms completion and warranty-related costs. Project incentives are recognized when it is probable they will be earned. Project incentives are frequently tied to cost, schedule and/or safety targets and, therefore, tend to be earned late in a project's life cycle.

        Changes in estimated final contract revenues and costs can either increase or decrease the final estimated contract profit. In the period in which a change in estimate is recognized, the cumulative impact of that change is recorded based on progress achieved through the period of change. The following table summarizes the number of separate projects that experienced final estimated contract profit revisions with an impact on contract profit in excess of $1,000 relating to the revaluation of work performed in prior periods:

	Quarter Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Number of separate projects	9	12	18	23
Net increase in contract profit from the regular revaluation of final estimated contract profit revisions	$10,300	$16,500	$26,000	$41,500

        Please see Note 12 for further information related to changes in final estimated contract profit and the impact on business segment results.

        Claims are amounts in excess of the agreed contract price (or amounts not included in the original contract price) that we seek to collect from customers or others for delays, errors in specifications and designs, contract terminations, disputed or unapproved change orders as to both scope and price or other causes of unanticipated additional costs. We record claims as additional contract revenue if it is probable that the claims will result in additional contract revenue and if the amount can be reliably

FOSTER WHEELER AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

(unaudited)

1.     Summary of Significant Accounting Policies (Continued)

estimated. These two requirements are satisfied by the existence of all of the following conditions: the contract or other evidence provides a legal basis for the claim; additional costs are caused by circumstances that were unforeseen at the contract date and are not the result of deficiencies in our performance; costs associated with the claim are identifiable or otherwise determinable and are reasonable in view of the work performed; and the evidence supporting the claim is objective and verifiable. If such requirements are met, revenue from a claim may be recorded only to the extent that contract costs relating to the claim have been incurred, which can include amounts from unapproved change orders when the two requirements described above are met. Unapproved change orders or similar items subject to uncertainty that do not meet the two requirements described above are expensed without the recognition of additional contract revenue. Costs attributable to claims are treated as costs of contract performance as incurred and are recorded in contracts in process. Our consolidated financial statements included commercial claims of $16,000 and $4,500 as of June 30, 2014 and December 31, 2013, respectively, of which substantially all costs had been incurred as of June 30, 2014 and December 31, 2013.

        In certain circumstances, we may defer pre-contract costs when it is probable that these costs will be recovered under a future contract. Such deferred costs would then be included in contract costs upon execution of the anticipated contract. In the event that we defer pre-contract costs and we are not successful in obtaining the contract, we write off the deferred costs through our consolidated statement of operations in the period when we no longer assess recoverability of such costs as probable. Deferred pre-contract costs were inconsequential as of June 30, 2014 and December 31, 2013.

        Certain special-purpose subsidiaries in our Global Power Group business segment are reimbursed by customers for their costs of building and operating certain facilities over the lives of the corresponding service contracts. Depending on the specific legal rights and obligations under these arrangements, in some cases those reimbursements are treated as operating revenues at gross value and other cases as a reduction of cost.

        Trade Accounts Receivable—Trade accounts receivable represent amounts billed to customers. We assess the need for an allowance for doubtful accounts on a project-by-project basis, which includes the consideration of security instruments that provide us protection in the event of non-payment. When there is a risk of non-payment related to customer credit risk, we record an allowance for doubtful accounts. Because of the nature of our customer base and our rigorous customer credit risk assessment process prior to entering into contracts, the level of our allowance for doubtful accounts is typically a very small percentage of our gross accounts receivable balance. To the extent that there is a risk of non-payment related to commercial or performance issues, we record an allowance against the valuation of contract work in progress within the contract.

        In accordance with terms under our long-term contracts, our customers may withhold certain percentages of such billings until completion and acceptance of the work performed, which we refer to as retention receivables. Final payment of retention receivables might not be received within a one-year period. In conformity with industry practice, however, the full amount of accounts receivable, including such amounts withheld, are included in current assets on the consolidated balance sheet. We have not

FOSTER WHEELER AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

(unaudited)

1.     Summary of Significant Accounting Policies (Continued)

recorded a provision for the outstanding retention receivable balances as of June 30, 2014 or December 31, 2013.

        Trade accounts receivable are continually evaluated for collectability. Provisions are established on a project-specific basis when there is an issue associated with the client's ability to make payments or there are circumstances where the client is not making payment due to contractual issues.

        Variable Interest Entities—We sometimes form separate legal entities such as corporations, partnerships and limited liability companies in connection with the execution of a single contract or project. Upon formation of each separate legal entity, we perform an evaluation to determine whether the new entity is a variable interest entity, or VIE, and whether we are the primary beneficiary of the new entity, which would require us to consolidate the new entity in our financial results. We reassess our initial determination on whether the entity is a VIE upon the occurrence of certain events and whether we are the primary beneficiary as outlined in current accounting guidelines. If the entity is not a VIE, we determine the accounting for the entity under the voting interest accounting guidelines.

        An entity is determined to be a VIE if either (a) the total equity investment is not sufficient for the entity to finance its own activities without additional subordinated financial support, (b) characteristics of a controlling financial interest are missing (such as the ability to make decisions through voting or other rights or the obligation to absorb losses or the right to receive benefits), or (c) the voting rights of the equity holders are not proportional to their obligations to absorb losses of the entity and/or their rights to receive benefits of the entity, and substantially all of the entity's activities either involve or are conducted on behalf of an investor that has disproportionately few voting rights.

        As of June 30, 2014 and December 31, 2013, we participated in certain entities determined to be VIEs, including a gas-fired cogeneration facility in Martinez, California and a refinery/electric power generation project in Chile. We consolidate the operations of the Martinez project while we record our participation in the project in Chile on the equity method of accounting.

        Please see Note 3 for further information regarding our participation in these projects.

        Fair Value Measurements—Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Financial Accounting Standards Board Accounting Standards Codification, or FASB ASC, 820-10 defines fair value, establishes a three level fair value hierarchy that prioritizes the inputs used to measure fair value and provides guidance on required disclosures about fair value measurements. The fair value hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs.

        Our financial assets and liabilities that are recorded at fair value on a recurring basis consist primarily of the assets or liabilities arising from derivative financial instruments and defined benefit pension plan assets. See Note 8 for further information regarding our derivative financial instruments.

FOSTER WHEELER AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

(unaudited)

1.     Summary of Significant Accounting Policies (Continued)

        The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate fair value:

Financial instruments valued independent of the fair value hierarchy:

  •
  Cash, Cash Equivalents and Restricted Cash—The carrying value of our cash, cash equivalents and restricted cash approximates fair value because of the demand nature of many of our deposits or short-term maturity of these instruments.

Financial instruments valued within the fair value hierarchy:

  •
  Long-term Debt—We estimate the fair value of our long-term debt (including current installments) based on the quoted market prices for the same or similar issues or on the current rates offered for debt of the same remaining maturities using level 2 inputs.

  •
  Foreign Currency Forward Contracts—We estimate the fair value of foreign currency forward contracts by obtaining quotes from financial institutions or market transactions in either the listed or over-the-counter markets. Our estimate of the fair value of foreign currency forward contracts also includes an assessment of non-performance by our counterparties. We further corroborate the valuations with observable market data using level 2 inputs.

  •
  Interest Rate Swaps—We estimate the fair value of our interest rate swaps based on quotes obtained from financial institutions, which we further corroborate with observable market data using level 2 inputs.

  •
  Defined Benefit Pension Plan Assets—We estimate the fair value of investments in equity securities at each year-end based on quotes obtained from financial institutions. The fair value of investments in commingled funds, invested primarily in debt and equity securities, is based on the net asset values communicated by the respective asset manager. We further corroborate the above valuations with observable market data using level 1 and 2 inputs. Additionally, we hold

FOSTER WHEELER AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

(unaudited)

1.     Summary of Significant Accounting Policies (Continued)

    investments in private investment funds that are valued at net asset value as communicated by the asset manager using level 2 or 3 unobservable market data inputs.

	June 30, 2014			December 31, 2013
	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3
Fair value measurements:
Assets:
Assets measured at fair value on a recurring basis:
Foreign currency forward contracts	$—	$3,364	$—	$—	$7,361	$—
Assets measured at fair value on a non-recurring basis:
Investment in an unconsolidated affiliate	$—	$—	$—	$—	$—	$35,096
Liabilities:
Liabilities measured at fair value on a recurring basis:
Foreign currency forward contracts	$—	$2,909	$—	$—	$2,405	$—
Interest rate swap contracts	—	8,369	—	—	7,866	—

Total liabilities measured at fair value on a recurring basis	$—	$11,278	$—	$—	$10,271	$—

        Retirement of Shares under Share Repurchase Program—Under Swiss law, the cancellation of shares previously repurchased under our share repurchase program must be approved by our shareholders. Repurchased shares remain as treasury shares on our balance sheet until cancellation.

        Any repurchases will be made at our discretion in compliance with applicable securities laws and other legal requirements and will depend on a variety of factors, including market conditions, share price and other factors. The program does not obligate us to acquire any particular number of shares. The program has no expiration date and may be suspended or discontinued at any time.

        All treasury shares are carried at cost on the consolidated balance sheet until the cancellation of the shares has been approved by our shareholders and the cancellation is registered with the commercial register of the Canton of Zug in Switzerland. Upon the effectiveness of the cancellation of the shares, the cost of the shares cancelled will be removed from treasury shares on the consolidated balance sheet, the par value of the cancelled shares will be removed from registered shares on the consolidated balance sheet, and the excess of the cost of the treasury shares above par value will be removed from paid-in capital on the consolidated balance sheet.

        Once repurchased, treasury shares are no longer considered outstanding, which results in a reduction to the weighted-average number of shares outstanding during the reporting period when calculating earnings per share, as described below.

        Earnings per Share—Basic earnings per share amounts have been computed based on the weighted-average number of shares outstanding during the reporting period.

FOSTER WHEELER AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

(unaudited)

1.     Summary of Significant Accounting Policies (Continued)

        Diluted earnings per share amounts have been based on the combination of the weighted-average number of shares outstanding during the reporting period and the impact of dilutive securities, if any, such as outstanding stock options and the non-vested portion of restricted stock units and performance-based restricted stock units (collectively, "restricted awards") to the extent such securities are dilutive.

        In profitable periods, outstanding stock options have a dilutive effect under the treasury stock method when the average share price for the period exceeds the assumed proceeds from the exercise of the option. The assumed proceeds include the exercise price, compensation cost, if any, for future service that has not yet been recognized in the consolidated statement of operations, and any tax benefits that would be recorded in paid-in capital when the option is exercised. Under the treasury stock method, the assumed proceeds are assumed to be used to repurchase shares in the current period. The dilutive impact of the non-vested portion of restricted awards is determined using the treasury stock method, but the proceeds include only the unrecognized compensation cost and tax benefits as assumed proceeds.

        The computations of basic and diluted earnings per share from continuing operations were as follows:

	Quarter Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Income from continuing operations attributable to Foster Wheeler AG	$85,594	$68,316	$102,661	$85,220

Basic weighted-average number of shares outstanding	99,834,508	100,001,580	99,492,867	102,182,011
Effect of dilutive securities	1,367,425	253,172	1,511,219	384,636

Diluted weighted-average number of shares outstanding	101,201,933	100,254,752	101,004,086	102,566,647

Income from continuing operations per share:
Basic	$0.86	$0.68	$1.03	$0.83

Diluted	$0.85	$0.68	$1.02	$0.83

        The following table summarizes share-based compensation awards not included in the calculation of diluted earnings per share as the assumed proceeds from those awards, on a per share basis, were

FOSTER WHEELER AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

(unaudited)

1.     Summary of Significant Accounting Policies (Continued)

greater than the average share price for the period, which would result in an antidilutive effect on diluted earnings per share:

	Quarter Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Stock options	226,333	1,548,745	342,639	1,548,745

Performance-based restricted share units	—	1,166,400	—	1,166,400

        Pending Exchange Offer and Our Acquisition by AMEC plc—On February 13, 2014, we entered into an Implementation Agreement (the "Implementation Agreement") with AMEC plc ("AMEC") relating to the acquisition of all of the issued and to be issued registered shares, par value CHF 3.00 per share, of Foster Wheeler AG (the "FW shares") by AMEC. On the terms and subject to the conditions of the Implementation Agreement, AMEC will commence an exchange offer (the "Offer") to acquire all of the FW shares, pursuant to which each validly tendered FW share will be exchanged for a combination (subject to election by each Foster Wheeler shareholder as described in our Current Report on Form 8-K filed with the Securities and Exchange Commission on February 13, 2014) of (a) $16.00 in cash plus (b) 0.8998 ordinary shares, par value £0.50 per share, of AMEC ("AMEC shares") or, at the election of such holder, American Depositary Shares representing such number of AMEC shares.

        The closing of the Offer is subject to, among other things, approval by our shareholders of certain amendments to our articles of association to revise certain transfer restrictions and certain voting limitations with respect to the FW shares. Our shareholders approved these amendments to our articles of association at our Extraordinary General Meeting of Shareholders on July 10, 2014.

        For a full description of the Offer, see our Current Report on Form 8-K filed with the Securities and Exchange Commission on February 13, 2014 and our Current Report on Form 8-K filed with the Securities and Exchange Commission on May 28, 2014.

        Dividend Distribution—On February 26, 2014, our Board of Directors approved a proposal to our shareholders for a one-time dividend distribution of $0.40 per share. Our shareholders approved the distribution at our Annual General Meeting on May 7, 2014 and the distribution was paid on May 21, 2014 to the shareholders listed on our share register as of May 7, 2014. The distribution was paid out of qualifying capital contribution reserves and was not subject to Swiss withholding tax. The distribution resulted in a reduction of paid-in capital and is presented on the consolidated statements of operations, changes in equity and cash flows as a return of capital.

        This distribution was not linked to, and not conditional on, the closing of the Offer. The covenants of our senior unsecured credit agreement did not limit our ability to pay this dividend.

        Recent Accounting Developments—In April 2014, the Financial Accounting Standards Board, or "FASB", issued Accounting Standards Update, or "ASU", No. 2014-08, "Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity". ASU 2014-08 provides guidance

FOSTER WHEELER AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

(unaudited)

1.     Summary of Significant Accounting Policies (Continued)

that limits the requirement to report discontinued operations to disposals of components of an entity that represent strategic shifts that have or will have a major effect on an entity's operations and financial results. The amendments also require expanded disclosures concerning discontinued operations, disclosures of certain financial results attributable to a disposal of a significant component of an entity that does not qualify for discontinued operations reporting and expanded disclosures for long-lived assets classified as held for sale or disposed of. The new standard is effective for annual financial statements with fiscal years beginning on or after December 15, 2014. Early adoption is permitted, but only for disposals or assets classified as held for sale that have not been reported in financial statements previously issued or available for issuance. We do not expect our adoption of this new standard to have a material impact on our consolidated financial statements and notes.

        In May 2014, the FASB issued ASU No. 2014-09, "Revenue from Contracts with Customers (Topic 606)". ASU 2014-09 amends the guidance for revenue recognition to replace numerous, industry-specific requirements and converges areas under this topic with those of the International Financial Reporting Standards. ASU 2014-09 implements a five-step process for customer contract revenue recognition that focuses on transfer of control, as opposed to transfer of risk and rewards. The amendment also requires enhanced disclosures regarding the nature, amount, timing and uncertainty of revenues and cash flows from contracts with customers. Other major provisions include the capitalization and amortization of certain contract costs, ensuring the time value of money is considered in the transaction price, and allowing estimates of variable consideration to be recognized before contingencies are resolved in certain circumstances. The amendments in this ASU are effective for reporting periods beginning after December 15, 2016, and early adoption is prohibited. Entities can transition to the standard either retrospectively or as a cumulative-effect adjustment as of the date of adoption. We are currently assessing the impact the adoption of ASU 2014-09 will have on our consolidated financial statements and notes.

        In June 2014, the FASB issued ASU No. 2014-12 "Compensation—Stock Compensation (Topic 718): Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period." ASU 2014-12 clarifies that entities should treat performance targets that can be met after the requisite service period of a share-based payment award as performance conditions that affect vesting. Therefore, as of the grant date an entity would not record compensation expense related to an award for which transfer to the employee is contingent on the entity's satisfaction of a performance target until it becomes probable that the performance target will be met. No new disclosures are required under the ASU. The ASU's guidance is effective for all entities for reporting periods, including interim periods, beginning after December 15, 2015. Early adoption is permitted. In addition, all entities will have the option of applying the guidance either prospectively, only to awards granted or modified on or after the effective date, or retrospectively. Retrospective application would only apply to awards with performance targets outstanding at or after the beginning of the first annual period presented, the earliest presented comparative period. We do not expect our adoption of this new standard to have a material impact on our consolidated financial statements and notes.

FOSTER WHEELER AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

(unaudited)

2.     Business Combinations

2014 Acquisition Activity

        In April 2014, we acquired certain assets of the Siemens Environmental Systems and Services ("SESS") business from Siemens Energy, Inc. in a cash transaction for approximately $2,000. The SESS business supplies and services clean air technologies for use in power plants and industrial facilities with locations in Pittsburgh, Pennsylvania and Branchburg, New Jersey. The assets, liabilities and results of operations from this acquisition are included within our Global Power Group business segment.

        In March 2014, we entered into a merger implementation agreement with MDM Engineering Group Limited ("MDM Engineering") to acquire all of the ordinary shares and options of MDM Engineering in a cash transaction valued at approximately $109,000 (the "MDM Transaction"). The MDM Engineering shareholders have approved the MDM Transaction, which is subject to other closing conditions. The MDM Transaction closing is expected to occur in the latter half of 2014. MDM Engineering Group is based in South Africa and is a minerals process and project management company focused on the mining industry. The company provides a wide range of services from preliminary and final feasibility studies, through to plant design, construction and commissioning. The assets, liabilities and results of operations of this business will be included within our Global Engineering and Construction Group ("Global E&C Group") business segment.

2013 Acquisition Activity

        In June 2013, we acquired all of the outstanding shares of a privately held upstream consultancy business located in the United Kingdom and additional related assets in the Middle East. This acquired business specializes in field development and project decision support, focused on the evaluation and implementation of oil and gas field developments covering greenfield and brownfield assets. We paid cash consideration net of cash acquired of £6,000 (approximately $9,300 based on the exchange rates in effect on the payment dates). The sale and purchase agreement also included an earnout provision for additional consideration with an estimated maximum of £3,000 (approximately $5,100 based on the exchange rate in effect on June 30, 2014), depending on the acquired business' performance, as defined in the sale and purchase agreement, over a period of approximately 3 and a half years subsequent to the acquisition date. Any amounts recognized under the earnout will be reported as compensation expense in periods subsequent to the acquisition date rather than as part of the purchase price for the business. The purchase price allocation and pro forma impact assuming the acquisition had occurred as of the beginning of 2012 were not significant to our consolidated financial statements. As a result of the purchase price allocation, we recognized goodwill of $4,465 and other intangible assets of $5,307 related to this acquisition. The assets, liabilities and results of operations of the acquired business are included within our Global E&C Group business segment.

        Also in June 2013, we acquired all of the outstanding shares of a privately held engineering and project management business located in Mexico with experience in both offshore and onshore upstream oil and gas, downstream oil and gas and power projects. We paid cash consideration net of cash acquired of approximately $15,700. The purchase price allocation and pro forma impact assuming the acquisition had occurred as of the beginning of 2012 were not significant to our consolidated financial statements. As a result of the purchase price allocation, we recognized goodwill of $18,143 and other

FOSTER WHEELER AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

(unaudited)

2.     Business Combinations (Continued)

intangible assets of $7,100 related to this acquisition. The assets, liabilities and results of operations of the acquired business are included within our Global E&C Group business segment.

        During our U.S. operations' fiscal first quarter of 2013, we acquired all of the outstanding shares of a privately held U.S.-based business that specializes in the management of construction and commissioning of pharmaceutical and biotech facilities and which also has the capabilities to manage the full engineering, procurement and construction of such facilities. In addition, the acquired business has the ability to provide modular project delivery services on a worldwide basis through its participation in a business partnership. We paid cash consideration net of cash acquired of approximately $25,100, which includes a working capital adjustment paid subsequent to the six months ended June 30, 2013. The sale and purchase agreement also included an earnout provision for additional consideration with an estimated maximum of approximately $6,600, depending on the acquired business' performance, as defined in the sale and purchase agreement, over a period of approximately 5 years subsequent to the acquisition date. During the second quarter of 2014, we renegotiated the terms of the earnout provision with the former owner and settled the earnout in full for a cash payment of approximately $3,500. The cash payment of approximately $3,500 consisted of approximately $1,300 which we had accrued as of December 31, 2013 and during the quarter and six months ended June 30, 2014, we recognized compensation expense, within selling, general and administrative expenses, of approximately $1,900 and $2,200, respectively. The purchase price allocation and pro forma impact assuming the acquisition had occurred as of the beginning of 2012 were not significant to our consolidated financial statements. As a result of the purchase price allocation, we recognized goodwill of $10,571 and other intangible assets of $13,980 related to this acquisition. The assets, liabilities and results of operations of the acquired business are included within our Global E&C Group business segment.

3.     Investments

Investment in Unconsolidated Affiliates

        We own a noncontrolling interest in two electric power generation projects, one waste-to-energy project and one wind farm project, which are all located in Italy, and in a refinery/electric power generation project, which is located in Chile. We also own a 50% noncontrolling interest in a project in Italy which generates earnings from royalty payments linked to the price of natural gas. Based on the outstanding equity interests of these entities, we own 41.65% of each of the two electric power generation projects in Italy, 39% of the waste-to-energy project and 50% of the wind farm project. We have a notional 85% equity interest in the project in Chile; however, we are not the primary beneficiary as a result of participation rights held by the minority shareholder. In determining that we are not the primary beneficiary, we considered the minority shareholder's right to approve activities of the project that most significantly impact the project's economic performance which include the right to approve or reject the annual financial (capital and operating) budget and the annual operating plan, the right to approve or reject the appointment of the general manager and senior management, and approval rights with respect to capital expenditures beyond those included in the annual budget.

FOSTER WHEELER AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

(unaudited)

3.     Investments (Continued)

        We account for these investments in Italy and Chile under the equity method. The following is summarized financial information for these entities (each as a whole) based on where the projects are located:

	June 30, 2014		December 31, 2013
	Italy	Chile	Italy	Chile
Balance Sheet Data:
Current assets	$144,496	$49,882	$156,844	$66,867
Other assets (primarily buildings and equipment)	247,389	84,129	259,392	88,936
Current liabilities	109,280	15,267	108,769	25,643
Other liabilities (primarily long-term debt)	133,385	14,482	149,578	14,482

Net assets	$149,220	$104,262	$157,889	$115,678

	Quarter Ended June 30,				Six Months Ended June 30,
	2014		2013		2014		2013
	Italy	Chile	Italy	Chile	Italy	Chile	Italy	Chile
Income Statement Data:
Total revenues	$32,208	$22,129	$34,006	$23,736	$65,487	$42,234	$67,015	$41,329
Gross profit	14,143	11,087	13,806	14,343	29,593	19,805	14,002	23,558
(Loss)/income before taxes	(2,933)	11,040	12,006	13,253	4,708	16,606	10,353	22,138
Net (loss)/earnings	(1,375)	8,833	8,010	10,364	990	13,285	6,739	17,232

        Our investment in these unconsolidated affiliates is recorded within investments in and advances to unconsolidated affiliates on the consolidated balance sheet and our equity in the net earnings of these unconsolidated affiliates is recorded within other income, net on the consolidated statement of operations. The investments and equity earnings of our unconsolidated affiliates in Italy and Chile are included in our Global E&C Group and Global Power Group business segments, respectively.

        Our consolidated financial statements reflect the following amounts related to our unconsolidated affiliates in Italy and Chile:

	Quarter Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Equity in the net earnings of unconsolidated affiliates	$5,879	$16,334	$9,800	$20,438
Distributions from equity affiliates	$19,813	$53,990	$19,813	$55,933

	June 30, 2014	December 31, 2013
Investments in unconsolidated affiliates	$139,296	$150,558

        Our projects in Italy recognized a net equity loss of $350 and equity earnings of $3,507 in the second quarter of 2014 and 2013, respectively, and recognized equity earnings of $810 and $3,384 in the

FOSTER WHEELER AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

(unaudited)

3.     Investments (Continued)

first six months of 2014 and 2013, respectively. During the quarter and six months ended June 30, 2014, our equity earnings from our projects in Italy were unfavorably impacted by a provision for a tariff related to the net power supplied to the electrical grid at our waste-to-energy project. The impact of this provision decreased our equity earnings by $1,300, of which $1,100 related to the impact of the tariff for years prior to 2014. Our waste-to-energy project experienced equity earnings decreases in the quarter and six months ended June 30, 2014, compared to the corresponding periods in 2013, of $2,000 and $100, respectively. Additionally, our equity earnings were unfavorably impacted in the quarter and six months ended June 30, 2014, compared to the corresponding periods in 2013, due to the expiration of a royalty agreement at our project that generates earnings from royalty payments linked to the price of natural gas. This project experienced decreased equity earnings in the quarter and six months ended June 30, 2014, compared to the corresponding periods in 2013, of $800 and $1,300, respectively.

        Our equity earnings from our project in Chile were $6,228 and $12,827 in the second quarter of 2014 and 2013, respectively, and were $8,988 and $17,054 in the first six months of 2014 and 2013, respectively. The decrease in equity earnings in the six months ended June 30, 2014, compared to the same period in 2013, was primarily driven by the inclusion of two items recognized in the quarter and six months ended June 30, 2013: a $3,200 increase in our share of the project's 2012 earnings recognized as a result of a revised earnings allocation for 2012 that was approved in connection with the approval by the project's governing board of the 2012 earnings distribution in the second quarter of 2013, and a $3,000 increase from the reversal of an insurance-related contingency during the second quarter of 2013.

        We have guaranteed certain performance obligations of our project in Chile. We have a contingent obligation, which is measured annually based on the operating results of our project in Chile for the preceding year and is shared equally with our minority interest partner. We did not have a current payment obligation under this guarantee as of June 30, 2014 or December 31, 2013.

        We also have a wholly-owned subsidiary that provides operations and maintenance services to our project in Chile. We record the fees for operations and maintenance services in operating revenues on our consolidated statement of operations and the corresponding receivable in trade accounts and notes receivable on our consolidated balance sheet.

        Our consolidated financial statements include the following balances related to our project in Chile:

	Quarter Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Fees for operations and maintenance services (included in operating revenues)	$2,734	$2,795	$5,462	$5,599

	June 30, 2014	December 31, 2013
Receivable from our unconsolidated affiliate in Chile (included in trade receivables)	$11,040	$7,866

FOSTER WHEELER AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

(unaudited)

3.     Investments (Continued)

        We also have guaranteed the performance obligations of our wholly-owned subsidiary under the operations and maintenance agreement governing our project in Chile. The guarantee is limited to $20,000 over the life of the operations and maintenance agreement, which extends through 2016. No amounts have ever been paid under the guarantee.

Other Investments

        We are the majority equity partner and general partner of a gas-fired cogeneration project in Martinez, California, which we have determined to be a VIE as of June 30, 2014 and December 31, 2013. We are the primary beneficiary of the VIE, since we have the power to direct the activities that most significantly impact the VIE's performance. These activities include the operations and maintenance of the facilities. Accordingly, as the primary beneficiary of the VIE, we have consolidated this entity. The aggregate net assets of this entity are presented below.

	June 30, 2014	December 31, 2013
Balance Sheet Data (excluding intercompany balances):
Current assets	$4,318	$5,897
Other assets (primarily buildings and equipment)	34,046	36,118
Current liabilities	1,915	3,024
Other liabilities	4,493	4,819

Net assets	$31,956	$34,172

4.     Goodwill and Other Intangible Assets

        We have tracked accumulated goodwill impairments since the beginning of fiscal year 2002, our date of adoption of the accounting guidelines related to the assessment of goodwill for impairment. There were no accumulated goodwill impairment losses since that date. The following table provides our net carrying amount of goodwill by geographic region in which our reporting units are located:

	Global E&C Group		Global Power Group
	June 30, 2014	December 31, 2013	June 30, 2014	December 31, 2013
Geographic Regions:
North America	$84,538	$84,447	$6,792	$4,266
Asia	783	761	—	—
Europe	6,998	6,787	72,431	72,959
Middle East	599	581	—	—

Total	$92,918	$92,576	$79,223	$77,225

        Our Global Power Group's goodwill in North America increased for the SESS business acquisition described in Note 2. All other changes in each of the regions during the three months ended June 30, 2014 were the result of the impact of foreign currency translation adjustments.

FOSTER WHEELER AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

(unaudited)

4.     Goodwill and Other Intangible Assets (Continued)

        The following table sets forth amounts relating to our identifiable intangible assets:

	June 30, 2014			December 31, 2013
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Patents	$42,768	$(35,427)	$7,341	$41,526	$(34,477)	$7,049
Trademarks	66,203	(35,136)	31,067	66,320	(34,113)	32,207
Customer relationships, pipeline and backlog	95,963	(31,594)	64,369	95,199	(25,911)	69,288
Technology	6,828	(2,439)	4,389	6,887	(1,968)	4,919

Total	$211,762	$(104,596)	$107,166	$209,932	$(96,469)	$113,463

        As of June 30, 2014, the net carrying amounts of our identifiable intangible assets were $44,435 for our Global Power Group and $62,731 for our Global E&C Group. Amortization expense related to identifiable intangible assets is recorded within cost of operating revenues on the consolidated statement of operations. Amortization expense related to assets other than identifiable intangible assets was not material in the six months ended June 30, 2014 and 2013.

        The following table details amortization expense related to identifiable intangible assets by period:

	Quarter Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Amortization expense	$4,154	$3,985	$8,262	$8,039
Approximate full year amortization expense for years:
2014				$16,600
2015				11,900
2016				10,000
2017				9,600
2018				9,300

FOSTER WHEELER AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

(unaudited)

5.     Borrowings

        The following table shows the components of our long-term debt:

	June 30, 2014			December 31, 2013
	Current	Long-term	Total	Current	Long-term	Total
Capital Lease Obligations	$3,370	$49,638	$53,008	$3,040	$51,359	$54,399
Special-Purpose Limited Recourse Project Debt:
FW Power S.r.l.	7,673	51,554	59,227	7,433	55,722	63,155
Energia Holdings, LLC at 11.443% interest, due April 15, 2015	5,355	—	5,355	2,040	5,355	7,395
Subordinated Robbins Facility Exit Funding Obligations:
1999C Bonds at 7.25% interest, due October 15, 2024	—	1,283	1,283	—	1,283	1,283

Total	$16,398	$102,475	$118,873	$12,513	$113,719	$126,232

Estimated fair value			$133,800			$139,912

        Senior Credit Agreement—On August 3, 2012, we entered into a new five-year senior unsecured credit agreement, which replaced our amended and restated senior unsecured credit agreement from July 2010. Our senior credit agreement provides for an unsecured revolving line of credit of $750,000 and contains an increase option permitting us, subject to certain requirements, to arrange with existing lenders and/or new lenders to provide up to an aggregate of $300,000 in additional commitments. During the term of this senior credit agreement, we may request, subject to certain requirements, up to two one-year extensions of the contractual termination date.

        We can issue up to $750,000 under the letter of credit portion of the facility. Letters of credit issued under our senior credit agreement have performance pricing that is decreased (or increased) as a result of improvements (or reductions) in our corporate credit ratings, as defined in the senior credit agreement. Based on our current credit ratings, letter of credit fees for performance and non-performance letters of credit issued under our senior credit agreement are 0.75% and 1.50% per annum of the outstanding amount, respectively, excluding a nominal fronting fee. We also have the option to use up to $250,000 of the $750,000 for revolving borrowings at a rate equal to adjusted LIBOR, as defined in the senior credit agreement, plus 1.50%, subject also to the performance pricing noted above.

        Fees and expenses incurred in conjunction with the execution of our senior credit agreement were approximately $4,000 and, along with a portion of the remaining unamortized fees from our July 2010 agreement, are being amortized to expense over the five-year term of the agreement, which commenced in the third quarter of 2012.

        Our senior credit agreement contains various customary restrictive covenants. In addition, our senior credit agreement contains financial covenants relating to leverage and interest coverage ratios. Our total leverage ratio compares total indebtedness to EBITDA, as defined in the credit agreement,

FOSTER WHEELER AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

(unaudited)

5.     Borrowings (Continued)

and our total interest coverage ratio compares EBITDA, as defined in the credit agreement, to interest expense. Both the leverage and interest coverage ratios are measured quarterly. In addition, the leverage ratio is measured as of any date of determination for certain significant events. All such terms are defined in our senior credit agreement. We have been in compliance with all financial covenants and other provisions of our senior credit agreement during the six months ended June 30, 2014 and 2013.

        We had approximately $311,500 and $253,900 of letters of credit outstanding under our senior credit agreement as of June 30, 2014 and December 31, 2013, respectively. The letter of credit fees under our senior credit agreement as of June 30, 2014 and December 31, 2013 ranged from 0.75% to 1.50% of the outstanding amount, excluding fronting fees. There were no funded borrowings outstanding under our senior credit agreement as of June 30, 2014 and December 31, 2013.

6.     Pensions and Other Postretirement Benefits

        We have defined benefit pension plans in the United States, or U.S., the United Kingdom, or U.K., Canada, Finland, France, India and South Africa, and we have other postretirement benefit plans, which we refer to as OPEB plans, for health care and life insurance benefits in the U.S. and Canada.

        Defined Benefit Pension Plans—Our defined benefit pension plans, or pension plans, cover certain full-time employees. Under the pension plans, retirement benefits are primarily a function of both years of service and level of compensation. The U.S. pension plans, which are closed to new entrants and additional benefit accruals, and the Canada, Finland, France and India pension plans are non-contributory. The U.K. pension plan, which is closed to new entrants and additional benefit accruals, and the South Africa pension plan are both contributory plans.

        Based on the minimum statutory funding requirements for 2014, we are not required to make any mandatory contributions to our U.S. pension plans. The following table provides details on 2014 mandatory contribution activity for our non-U.S. pension plans:

Contributions in the six months ended June 30, 2014	$9,000
Remaining contributions expected for the year 2014	4,800

Contributions expected for the year 2014	$13,800

        We did not make any discretionary contributions during the first six months of 2014; however, we may elect to make discretionary contributions to our U.S. and/or non-U.S. pension plans during the remainder of 2014.

        Other Postretirement Benefit Plans—Certain employees in the U.S. and Canada may become eligible for other postretirement benefit plans such as health care and life insurance benefits if they qualify for and commence normal or early retirement pension benefits as defined in the U.S. and Canada pension plans while working for us. Additionally, one of our subsidiaries in the U.S. also has a benefit plan

FOSTER WHEELER AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

(unaudited)

6.     Pensions and Other Postretirement Benefits (Continued)

which provides coverage for an employee's beneficiary upon the death of the employee. This plan has been closed to new entrants since 1988.

        Components of net periodic benefit (credit)/cost include:

	Defined Benefit Pension Plans				Other Postretirement Benefit Plans
	Quarter Ended June 30,		Six Months Ended June 30,		Quarter Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013	2014	2013	2014	2013
Net periodic benefit (credit)/cost:
Service cost	$203	$292	$501	$592	$1	$10	$13	$28
Interest cost	14,030	12,710	28,050	25,539	552	552	1,140	1,411
Expected return on plan assets	(18,893)	(16,097)	(37,020)	(32,388)	—	—	—	—
Amortization of net actuarial loss/(gain)	4,367	4,683	8,511	9,157	(30)	250	(59)	440
Amortization of prior service credit	(582)	(386)	(1,153)	(776)	(874)	(874)	(1,748)	(1,748)
Amortization of transition obligation	4	14	9	28	—	—	—	—

Net periodic benefit (credit)/cost	$(871)	$1,216	$(1,102)	$2,152	$(351)	$(62)	$(654)	$131

        The components of net periodic benefit (credit)/cost are recognized within cost of operating revenues and selling, general and administrative expenses on our consolidated statement of operations. Please refer to Note 1 for further discussion on the timing of when items in cost of operating revenues are recognized on our consolidated statement of operations under our accounting policy for revenue recognition on long-term contracts, which utilizes the percentage-of-completion method. The offsetting effect of the amortization components of net periodic benefit cost listed above are included in other comprehensive income on our consolidated statement of comprehensive income along with their corresponding tax effects. Also refer to Note 10 for the related tax effect on pension and other postretirement benefit adjustments that are recognized in other comprehensive loss.

7.     Guarantees and Warranties

        We have agreed to indemnify certain third parties relating to businesses and/or assets that we previously owned and sold to such third parties. Such indemnifications relate primarily to breach of covenants, breach of representations and warranties, as well as potential exposure for retained liabilities, environmental matters and third party claims for activities conducted by us prior to the sale of such businesses and/or assets. It is not possible to predict the maximum potential amount of future payments under these or similar indemnifications due to the conditional nature of the obligations and the unique facts and circumstances involved in each particular indemnification; however many of our indemnification obligations, including for environmental matters, are capped. Historically, our payments under these indemnification obligations have not had a significant effect on our business, financial condition, results of operations or cash flows. We believe that if we were to incur a loss related to any of these matters, such loss would not have a significant effect on our business, financial condition, results of operations or cash flows.

FOSTER WHEELER AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

(unaudited)

7.     Guarantees and Warranties (Continued)

        We maintain liabilities for environmental matters for properties owned and for properties covered under the indemnification obligations described above for businesses and/or assets that we previously owned and sold to third parties. As of June 30, 2014 and December 31, 2013, the carrying amounts of our environmental liabilities were $6,500 and $6,800, respectively.

        We also maintain contingencies for warranty expenses on certain of our long-term contracts. Generally, warranty contingencies are accrued over the life of the contract so that a sufficient balance is maintained to cover our aggregate exposure at the conclusion of the project.

	Six Months Ended June 30,
Warranty Liability:	2014	2013
Balance at beginning of year	$73,500	$90,100
Accruals	11,800	11,700
Settlements	(2,100)	(8,000)
Adjustments to provisions*	(10,500)	(9,700)
Foreign currency translation	700	(1,500)

Balance at end of period	$73,400	$82,600

*
Adjustments to the provisions represent reversals of warranty provisions that are no longer required.

        We are contingently liable under standby letters of credit, bank guarantees and surety bonds, totaling $977,800 and $960,500 as of June 30, 2014 and December 31, 2013, respectively, primarily for guarantees of our performance on projects currently in execution or under warranty. These amounts include the standby letters of credit issued under our senior unsecured credit agreement discussed in Note 5 and under other facilities worldwide. No material claims have been made against these guarantees, and based on our experience and current expectations, we do not anticipate any material claims.

        We have also guaranteed certain performance obligations in a refinery/electric power generation project located in Chile in which we hold a noncontrolling interest. See Note 3 for further information.

8.     Derivative Financial Instruments

        We are exposed to certain risks relating to our ongoing business operations. The risks managed by using derivative financial instruments relate primarily to foreign currency exchange rate risk and, to a significantly lesser extent, interest rate risk. Derivative financial instruments held by our consolidated entities are recognized as assets or liabilities at fair value on our consolidated balance sheet. Our proportionate share of the fair value of derivative financial instruments held by our equity method investees is included in investments in and advances to unconsolidated affiliates on our consolidated

FOSTER WHEELER AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

(unaudited)

8.     Derivative Financial Instruments (Continued)

balance sheet. The fair values of derivative financial instruments held by our consolidated entities were as follows:

Fair Values of Derivative Financial Instruments
		Asset Derivatives			Liability Derivatives
	Balance Sheet Location	June 30, 2014	December 31, 2013	Balance Sheet Location	June 30, 2014	December 31, 2013
Derivatives designated as hedging instruments:
Interest rate swap contracts	Other assets	$—	$—	Other long-term liabilities	$8,369	$7,866
Derivatives not designated as hedging instruments:
Foreign currency forward contracts	Contracts in process or billings in excess of costs and estimated earnings on uncompleted contracts	3,347	7,157	Contracts in process or billings in excess of costs and estimated earnings on uncompleted contracts	1,622	2,018
Foreign currency forward contracts	Other accounts receivable	17	204	Accounts payable	1,287	387

Total derivatives		$3,364	$7,361		$11,278	$10,271

Foreign Currency Exchange Rate Risk

        We operate on a worldwide basis with operations that subject us to foreign currency exchange rate risk mainly relative to the British pound, Chinese yuan, Euro and U.S. dollar as of June 30, 2014. Under our risk management policies, we do not hedge translation risk exposure. All activities of our affiliates are recorded in their functional currency, which is typically the local currency in the country of domicile of the affiliate. In the ordinary course of business, our affiliates enter into transactions in currencies other than their respective functional currencies. We seek to minimize the resulting foreign currency transaction risk by contracting for the procurement of goods and services in the same currency as the sales value of the related long-term contract. We further mitigate the risk through the use of foreign currency forward contracts to hedge the exposed item, such as anticipated purchases or revenues, back to their functional currency.

        The notional amount of our foreign currency forward contracts provides one measure of our transaction volume outstanding as of the balance sheet date. As of June 30, 2014, we had a total gross notional amount, measured in U.S. dollar equivalent, of approximately $556,600 related to foreign currency forward contracts. Amounts ultimately realized upon final settlement of these financial instruments, along with the gains and losses on the underlying exposures within our long-term contracts, will depend on actual market exchange rates during the remaining life of the instruments. The contract maturity dates range from the remainder of 2014 through 2016.

FOSTER WHEELER AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

(unaudited)

8.     Derivative Financial Instruments (Continued)

        We are exposed to credit loss in the event of non-performance by the counterparties. These counterparties are commercial banks that are primarily rated "BBB+" or better by S&P (or the equivalent by other recognized credit rating agencies).

        Increases in the fair value of the currencies sold forward result in losses while increases in the fair value of the currencies bought forward result in gains. For foreign currency forward contracts used to mitigate currency risk on our projects, the gain or loss from the portion of the mark-to-market adjustment related to the completed portion of the underlying project is included in cost of operating revenues at the same time as the underlying foreign currency exposure occurs. The gain or loss from the remaining portion of the mark-to-market adjustment, specifically the portion relating to the uncompleted portion of the underlying project is reflected directly in cost of operating revenues in the period in which the mark-to-market adjustment occurs. We also utilize foreign currency forward contracts to mitigate non-project related currency risks, which are recorded in other deductions, net.

        The gain or loss from the remaining uncompleted portion of our projects and other non-project related transactions were as follows:

		Amount of Gain/(Loss) Recognized in Income on Derivatives
		Quarter Ended June 30,		Six Months Ended June 30,
	Location of Gain/(Loss) Recognized in Income on Derivatives
Derivatives Not Designated as Hedging Instruments		2014	2013	2014	2013
Foreign currency forward contracts	Cost of operating revenues	$728	$3,404	$(100)	$(3,916)
Foreign currency forward contracts	Other deductions, net	(1,270)	(247)	(1,154)	(1,523)

Total		$(542)	$3,157	$(1,254)	$(5,439)

        The mark-to-market adjustments on foreign currency forward exchange contracts for these unrealized gains or losses are primarily recorded in either contracts in process or billings in excess of costs and estimated earnings on uncompleted contracts on the consolidated balance sheet.

        During the six months ended June 30, 2014 and 2013, we included net cash inflows/(outflows) on the settlement of derivatives of $376 and $2,558, respectively, within the "net change in contracts in process and billings in excess of costs and estimated earnings on uncompleted contracts," a component of cash flows from operating activities on the consolidated statement of cash flows.

Interest Rate Risk

        We use interest rate swap contracts to manage interest rate risk associated with a portion of our variable rate special-purpose limited recourse project debt. The aggregate notional amount of the receive-variable/pay-fixed interest rate swaps for our consolidated entities was $53,300 as of June 30, 2014.

        Upon entering into the swap contracts, we designate the interest rate swaps as cash flow hedges. We assess at inception, and on an ongoing basis, whether the interest rate swaps are highly effective in offsetting changes in the cash flows of the project debt. Consequently, we record the fair value of

FOSTER WHEELER AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

(unaudited)

8.     Derivative Financial Instruments (Continued)

interest rate swap contracts on our consolidated balance sheet at each balance sheet date. Changes in the fair value of the interest rate swap contracts are recorded as a component of other comprehensive income. Amounts that are reclassified from accumulated other comprehensive loss are recognized within interest expense on the consolidated statement of operations.

        The impact from interest rate swap contracts in cash flow hedging relationships for our consolidated entities was as follows:

	Quarter Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Unrealized (loss)/gain recognized in other comprehensive income	$(288)	$1,259	$(1,744)	$811
Loss reclassified from accumulated other comprehensive loss to interest expense	592	630	1,177	1,255

        The above balances for our consolidated entities and our proportionate share of the impact from interest rate swap contracts in cash flow hedging relationships held by our equity method investees are included on our consolidated statement of comprehensive income net of tax. See Note 10 for the related tax effect on cash flow hedges that are recognized in other comprehensive income.

9.     Share-Based Compensation

        Our share-based compensation plan includes both stock options and restricted awards. The following table summarizes our share-based compensation expense and related income tax benefit:

	Quarter Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Share-based compensation	$4,947	$4,891	$9,564	$9,481
Related income tax benefit	349	261	649	446

        As of June 30, 2014, we had total unrecognized compensation cost related to restricted share units, or RSUs, performance-based restricted share units, or performance RSUs, and stock options of $18,508, $12,650 and $1,417, respectively. Those amounts are expected to be recognized as expense over a weighted-average period of approximately two years.

        We estimate the fair value of RSU awards using the market price of our shares on the date of grant. We then recognize the fair value of each RSU award as compensation expense ratably using the straight-line attribution method over the service period (generally the vesting period).

        Under our performance RSU awards, the number of restricted share units that ultimately vest depend on our share price performance against specified performance goals, which are defined in our performance RSU award agreements. We estimate the grant date fair value of each performance RSU award using a Monte Carlo valuation model. We then recognize the fair value of each performance RSU award as compensation expense ratably using the straight-line attribution method over the service period (generally the vesting period).

FOSTER WHEELER AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

(unaudited)

9.     Share-Based Compensation (Continued)

        We did not grant any stock options during the six months ended June 30, 2014 or 2013.

        Our share-based compensation plan includes a "change in control" provision, which provides for possible cash redemption of equity awards issued thereunder in certain limited circumstances. In accordance with Securities and Exchange Commission Accounting Series Release No. 268, "Presentation in Financial Statements of Redeemable Preferred Stocks," we present the redemption amount of these equity awards as temporary equity on the consolidated balance sheet as the equity award is amortized during the vesting period. The redemption amount represents the intrinsic value of the equity award on the grant date. In accordance with current accounting guidance regarding the classification and measurement of redeemable securities, we do not adjust the redemption amount each reporting period unless and until it becomes probable that the equity awards will become redeemable (upon a change in control event). Upon vesting of the equity awards, we reclassify the intrinsic value of the equity awards, as determined on the grant date, to permanent equity.

        Reconciliations of temporary equity for the six months ended June 30, 2014 and 2013 were as follows:

	Six Months Ended June 30,
	2014	2013
Balance at beginning of year	$15,664	$8,594
Compensation cost during the period for those equity awards with intrinsic value on the grant date	8,220	7,342
Intrinsic value of equity awards vested during the period for those equity awards with intrinsic value on the grant date	(9,209)	(5,273)

Balance at end of period	$14,675	$10,663

        Our articles of association provide for conditional capital for the issuance of shares under our share-based compensation plan and other convertible or exercisable securities we may issue in the future. Conditional capital decreases upon issuance of shares in connection with the exercise of outstanding stock options or vesting of restricted awards, with an offsetting increase to our issued and authorized share capital. As of June 30, 2014, our remaining available conditional capital was 57,154,965 shares.

FOSTER WHEELER AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

(unaudited)

10.   Accumulated Other Comprehensive Loss

        Below are the adjustments included in other comprehensive loss related to foreign currency translation, cash flow hedges and pension and other postretirement benefits and their related tax provision/(benefit) and balances attributable to noncontrolling interests and Foster Wheeler AG:

	Quarter Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Foreign currency translation	$3,554	$(5,301)	$266	$(19,714)
Tax impact	16	—	9	—

Foreign currency translation, net of tax	3,570	(5,301)	275	(19,714)
Less: Attributable to noncontrolling interests	26	(365)	(544)	(1,154)

Attributable to Foster Wheeler AG	$3,544	$(4,936)	$819	$(18,560)

Cash flow hedges*	$704	$3,275	$(644)	$3,592
Tax impact	(225)	(1,085)	248	(1,165)

Attributable to Foster Wheeler AG	$479	$2,190	$(396)	$2,427

Pension and other postretirement benefits	$2,885	$3,687	$1,580	$7,101
Tax impact	(349)	(462)	(193)	(817)

Pension and other postretirement benefits, net of tax	$2,536	$3,225	$1,387	$6,284
Less: Attributable to noncontrolling interests	4	2	8	4

Attributable to Foster Wheeler AG	$2,532	$3,223	$1,379	$6,280

Other comprehensive income/(loss) attributable to Foster Wheeler AG	$6,555	$477	$1,802	$(9,853)

*
Cash flow hedges include the impact of our proportionate share from unconsolidated affiliates accounted for under the equity method of accounting.

        No tax is provided on foreign currency translation adjustments in comprehensive income to the extent the related earnings are indefinitely reinvested in each subsidiary's country of domicile.

        Reclassifications from accumulated other comprehensive loss related to cash flow hedges included amounts related to our consolidated entities and our proportionate share of the impact from interest rate swap contracts in cash flow hedging relationships held by our equity method investees. Amounts that are reclassified from accumulated other comprehensive loss related to cash flow hedges from our consolidated entities are recognized within interest expense on the consolidated statement of operations, whereas amounts related to our equity method investees are recognized within equity earnings in other income, net on the consolidated statement of operations. Please refer to Note 8 for further information.

        Reclassifications from accumulated other comprehensive loss related to pension and other postretirement benefits are included as a component of net periodic pension cost. Please refer to Note 6 for further information.

FOSTER WHEELER AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

(unaudited)

10.   Accumulated Other Comprehensive Loss (Continued)

        Below is a rollforward of accumulated other comprehensive loss adjusted for other comprehensive income/(loss) items attributable to Foster Wheeler AG (all amounts net of tax):

	Accumulated Other Comprehensive Loss
	Accumulated Foreign Currency Translation	Cash Flow Hedges	Pension and Other Postretirement Benefits	Total Accumulated Other Comprehensive Loss
Balance at December 31, 2012	$(86,729)	$(12,412)	$(468,462)	$(567,603)
Other comprehensive (loss)/income	(18,560)	2,427	6,280	(9,853)

Balance at June 30, 2013	$(105,289)	$(9,985)	$(462,182)	$(577,456)

Balance at December 31, 2013	$(92,017)	$(8,845)	$(408,455)	$(509,317)
Other comprehensive income/(loss)	819	(396)	1,379	1,802

Balance at June 30, 2014	$(91,198)	$(9,241)	$(407,076)	$(507,515)

11.   Income Taxes

        Although we are a Swiss corporation, our shares are listed on a U.S. exchange; therefore, we reconcile our effective tax rate to the U.S. federal statutory rate of 35% to facilitate meaningful comparison with peer companies in the U.S. capital markets. Our effective tax rate can fluctuate significantly from period to period and may differ considerably from the U.S. federal statutory rate as a result of (i) income taxed in various non-U.S. jurisdictions with rates different from the U.S. statutory rate, (ii) our inability to recognize a tax benefit for losses generated by certain unprofitable operations and (iii) the varying mix of income earned in the jurisdictions in which we operate. In addition, our deferred tax assets are reduced by a valuation allowance when, based upon available evidence, it is more likely than not that the tax benefit of loss carryforwards (or other deferred tax assets) will not be realized in the future. In periods when operating units subject to a valuation allowance generate pre-tax earnings, the corresponding reduction in the valuation allowance favorably impacts our effective tax rate. Conversely, in periods when operating units subject to a valuation allowance generate pre-tax losses, the corresponding increase in the valuation allowance has an unfavorable impact on our effective tax rate.

Effective Tax Rate for 2014

        Our effective tax rate for the first six months of 2014 was lower than the U.S. statutory rate of 35% primarily because of the net impact of the following:

  •
  Income earned in non-U.S. jurisdictions contributed to an approximate ten-percentage point reduction in our effective tax rate, primarily because of tax rates lower than the U.S. statutory rate, as well as additional impacts from equity income of joint ventures, tax incentives and credits, and other items;

FOSTER WHEELER AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

(unaudited)

11.   Income Taxes (Continued)

  •
  Discrete items during the second quarter of 2014, primarily relating to the net reversal of previously accrued liabilities for uncertain tax positions, which were released as a result of tax examination settlements and reassessments of future liabilities in non-U.S. jurisdictions, provided a nine-percentage point reduction to the effective tax rate for the first six months of 2014; and

  •
  A net reduction in our effective tax rate of approximately two-percentage points as a result of reduction in the valuation allowance, to the extent of pre-tax earnings generated by our U.S. operating units, which are subject to a valuation allowance, partially offset by the unfavorable impact on our effective tax rate for operating units subject to a valuation allowance generating pre-tax losses.

Effective Tax Rate for 2013

        Our effective tax rate for the first six months of 2013 was lower than the U.S. statutory rate of 35% primarily because of the net impact of the following:

  •
  Income earned in non-U.S. jurisdictions which contributed to an approximate 16-percentage point reduction in our effective tax rate, primarily because of tax rates lower than the U.S. statutory rate, as well as additional impacts from equity income of joint ventures, tax incentives and credits, and other items;

  •
  Discrete items during the second quarter of 2013, primarily relating to the reversal of a previously accrued liability for branch taxes no longer required to be paid as a result of an exemption received from a non-U.S. tax authority, which provided a six-percentage point reduction to the effective tax rate for the first six months of 2013; and

  •
  A valuation allowance increase because we were unable to recognize a tax benefit for year-to-date losses subject to a valuation allowance in certain jurisdictions (primarily in the U.S.), which contributed to an approximate four-percentage point increase in our effective tax rate.

        We monitor the jurisdictions for which valuation allowances against deferred tax assets were established in previous years, and we evaluate, on a quarterly basis, the need for the valuation allowances against deferred tax assets in those jurisdictions. Such evaluation includes a review of all available evidence, both positive and negative, in determining whether a valuation allowance is necessary.

        The majority of the U.S. federal tax benefits, against which valuation allowances have been established, do not expire until 2025 and beyond, based on current tax laws.

        Our subsidiaries file income tax returns in many tax jurisdictions, including the U.S., several U.S. states and numerous non-U.S. jurisdictions around the world. Tax returns are also filed in jurisdictions where our subsidiaries execute project-related work. The statute of limitations varies by jurisdiction. Because of the number of jurisdictions in which we file tax returns, in any given year the statute of limitations in a number of jurisdictions may expire within 12 months from the balance sheet date. As a result, we expect recurring changes in unrecognized tax benefits due to the expiration of the statute of

FOSTER WHEELER AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

(unaudited)

11.   Income Taxes (Continued)

limitations, none of which are expected to be individually significant. With few exceptions, we are no longer subject to U.S. (including federal, state and local) or non-U.S. income tax examinations by tax authorities for years before 2009.

        A number of tax years are under audit by the relevant tax authorities in certain U.S. and non-U.S. jurisdictions. We anticipate that several of these audits may be concluded in the foreseeable future, including during the remainder of 2014. Based on the status of these audits, it is reasonably possible that the conclusion of the audits may result in a reduction of unrecognized tax benefits. During the quarter and six months ended June 30, 2014, we settled audits with non-U.S. tax authorities which resulted in the release of previously recorded liabilities for unrecognized tax benefits. These releases resulted in reductions to our tax provision, interest expense and penalties on our consolidated statement of operations of $10,800, $3,400, and $8,100, respectively. Other than these releases for audit settlements, it is not possible to estimate the magnitude of any such reduction at this time. We recognize interest accrued on the unrecognized tax benefits in interest expense and penalties on the unrecognized tax benefits in other deductions, net on our consolidated statement of operations.

12.   Business Segments

        We operate through two business segments, or groups: our Global E&C Group and our Global Power Group.

Global E&C Group

        Our Global E&C Group, which operates worldwide, designs, engineers and constructs onshore and offshore upstream oil and gas processing facilities, natural gas liquefaction export facilities and receiving terminals, gas-to-liquids facilities, oil refining, chemical and petrochemical, pharmaceutical and biotechnology facilities and related infrastructure, including power generation facilities, distribution facilities, gasification facilities and processing facilities associated with the minerals and metals sector. Our Global E&C Group is also involved in the design of facilities in developing market sectors, including carbon capture and storage, solid fuel-fired integrated gasification combined-cycle power plants, coal-to-liquids, coal-to-chemicals and biofuels. Additionally, our Global E&C Group owns and operates electric power generating wind farms in Italy and also owns a noncontrolling interest in two electric power generation projects, one waste-to-energy project and one wind farm project, all of which are located in Italy, and a noncontrolling interest in a joint venture company that is fully licensed to engineer, procure and construct processing facilities in China. Our Global E&C Group generates revenues from design, engineering, procurement, construction and project management activities pursuant to contracts which generally span up to approximately four years in duration and from returns on its equity investments in various power production facilities.

Global Power Group

        Our Global Power Group designs, manufactures and installs steam generating and auxiliary equipment for electric power generating stations, district heating and industrial facilities worldwide. Additionally, our Global Power Group holds a controlling interest and operates a combined-cycle gas

FOSTER WHEELER AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

(unaudited)

12.   Business Segments (Continued)

turbine facility; owns a noncontrolling interest in a petcoke-fired circulating fluidized-bed facility for refinery steam and power generation; and operates a university cogeneration power facility for steam/electric generation. Our Global Power Group generates revenues from engineering activities, equipment supply, construction contracts, operating and maintenance agreements, royalties from licensing its technology, and from returns on its investments in various power production facilities.

        Our Global Power Group's steam generating equipment includes a broad range of steam generation and environmental technologies, offering independent power producers, utilities, municipalities and industrial clients high-value technology solutions for converting a wide range of fuels, such as coal, lignite, petroleum coke, oil, gas, solar, biomass, municipal solid waste and waste flue gases into steam, which can be used for power generation, district heating or industrial processes.

Corporate and Finance Group

        In addition to our Global E&C Group and Global Power Group, which represent two of our operating segments for financial reporting purposes, we report the financial results associated with the management of entities which are not managed by one of our two business groups, which include corporate center expenses, our captive insurance operation and expenses related to certain legacy liabilities, such as asbestos, in the Corporate and Finance Group, which also represents an operating segment for financial reporting purposes and which we refer to as the C&F Group.

FOSTER WHEELER AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

(unaudited)

12.   Business Segments (Continued)

Operating Revenues from Continuing Operations

        We conduct our business on a global basis. Operating revenues for our continuing operations by industry, business segment and geographic region, based upon where our projects are being executed, were as follows:

	Quarter Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Operating Revenues (Third-Party) by Industry:
Power generation	$213,640	$186,991	$396,495	$369,455
Oil refining	255,568	359,894	458,602	683,632
Pharmaceutical	22,190	40,552	42,689	78,398
Oil and gas	118,675	86,223	222,449	171,481
Chemical/petrochemical	166,902	134,368	319,246	236,547
Power plant design, operation and maintenance	55,691	38,882	110,330	83,509
Environmental	2,250	1,621	3,920	2,845
Other, net of eliminations	16,851	14,876	31,735	27,684

Total	$851,767	$863,407	$1,585,466	$1,653,551

Operating Revenues (Third-Party) by Business Segment:
Global E&C Group	$645,473	$662,719	$1,198,734	$1,250,693
Global Power Group	206,294	200,688	386,732	402,858

Total	$851,767	$863,407	$1,585,466	$1,653,551

Operating Revenues (Third-Party) by Geographic Region:
Africa	$14,315	$20,735	$27,484	$39,647
Asia Pacific	224,730	211,262	446,557	404,275
Europe	201,336	215,647	345,782	403,836
Middle East	148,461	79,879	262,858	144,802
North America	185,900	282,419	371,860	524,013
South America	77,025	53,465	130,925	136,978

Total	$851,767	$863,407	$1,585,466	$1,653,551

EBITDA

        EBITDA is the primary measure of operating performance used by our chief operating decision maker. We define EBITDA as net income attributable to Foster Wheeler AG before interest expense, income taxes and depreciation and amortization.

FOSTER WHEELER AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

(unaudited)

12.   Business Segments (Continued)

        A reconciliation of EBITDA to net income attributable to Foster Wheeler AG is shown below:

	Quarter Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
EBITDA:
Global E&C Group	$56,409	$62,133	$96,463	$97,321
Global Power Group	64,094	45,584	92,820	70,271
C&F Group(1)	(15,577)	(8,712)	(39,595)	(28,509)
Discontinued operations	—	2,383	—	2,424

Total EBITDA	104,926	101,388	149,688	141,507
Less: Discontinued operations	—	2,383	—	2,424

EBITDA from continuing operations	104,926	99,005	149,688	139,083

Add: Net income/(loss) attributable to noncontrolling interests	980	1,011	(1,147)	4,290
Less: Interest expense(2)	(1,846)	3,916	1,816	6,588
Less: Depreciation and amortization	14,823	13,454	29,138	28,796

Income from continuing operations before income taxes	92,929	82,646	117,587	107,989
Less: Provision for income taxes	6,355	13,319	16,073	18,479

Income from continuing operations	86,574	69,327	101,514	89,510
Income/(loss) from discontinued operations(3)	—	2,383	—	(1,495)

Net income	86,574	71,710	101,514	88,015
Less: Net income/(loss) attributable to noncontrolling interests	980	1,011	(1,147)	4,290

Net income attributable to Foster Wheeler AG	$85,594	$70,699	$102,661	$83,725

(1)
Includes general corporate income and expense, our captive insurance operation and the elimination of transactions and balances related to intercompany interest.

(2)
Interest expense during the quarter and six months ended June 30, 2014 included a credit of $3,400 related to the reversal of previously accrued interest expense on unrecognized tax benefits which were released as a result of settlements with non-U.S. tax authorities.

(3)
Loss from discontinued operations for the six months ended June 30, 2013 included an impairment charge of $3,919 recognized in connection with our Camden, New Jersey waste-to-energy facility. Please refer to Note 14 for further information.

FOSTER WHEELER AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

(unaudited)

12.   Business Segments (Continued)

        EBITDA in the above table includes the following:

	Quarter Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Net increase in contract profit from the regular revaluation of final estimated contract profit revisions:(1)
Global E&C Group	$6,100	$5,400	$7,900	$22,000
Global Power Group	4,200	11,100	18,100	19,500

Total	$10,300	$16,500	$26,000	$41,500

License settlement in our Global Power Group(2)	$32,500	$—	$32,500	$—
Litigation settlement in our E&C Group(3)	3,000	—	3,000	—
Reversal of previously accrued penalties on unrecognized tax benefits in our C&F Group(4)	8,100	—	8,100	—
Net asbestos-related provision/(gain) in our C&F Group(5)	$1,200	$(13,800)	$3,200	$(11,800)
Charges for severance-related postemployment benefits:
Global E&C Group	$1,100	$1,700	$2,000	$2,900
Global Power Group	—	700	100	1,100
C&F Group	—	—	—	400

Total	$1,100	$2,400	$2,100	$4,400

(1)
Please refer to "Revenue Recognition on Long-Term Contracts" in Note 1 for further information regarding changes in our final estimated contract profit.

(2)
During the quarter and six months ended June 30, 2014, our Global Power Group received a cash payment as a result of a favorable settlement in connection with the terms related to the expiration of a steam generator technology license, which was recognized in other income, net.

(3)
During the quarter and six months ended June 30, 2014, our Global E&C Group recognized a favorable impact to EBITDA of $3,000 related to a post judgment settlement of a lawsuit for less than the previously accrued amount, which was recognized in other deductions, net.

(4)
During the quarter and six months ended June 30, 2014, other deductions, net included a credit of $8,100 related to the reversal of previously accrued penalties on unrecognized tax benefits which were released as a result of settlements with non-U.S. tax authorities.

(5)
Please refer to Note 13 for further information regarding the revaluation of our asbestos liability and related asset.

        During 2013, we initiated restructuring actions relating to ongoing cost reduction efforts within our Global Power Group, including severance-related postemployment benefits and consolidation of manufacturing operations. We recorded net pre-tax restructuring costs totaling $19,100 for restructuring actions initiated in 2013.

FOSTER WHEELER AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

(unaudited)

12.   Business Segments (Continued)

        We are expecting to complete the severance-related postemployment benefits activities in 2014 and the majority of facility-related cost reduction actions in 2015. No specific plans for significant other actions have been finalized at this time. The following table summarizes the liability balances and utilization by cost type related to the 2013 restructuring actions:

Net pre-tax restructuring costs	Severance	Facility exit, lease termination & other costs	Total
Balance as of December 31, 2013	$11,400	$2,100	$13,500
2014 charge	335	—	335
Utilization and foreign exchange	(3,621)	(161)	(3,782)
Adjustments to provisions*	(200)	—	(200)

Balance as of June 30, 2014	$7,914	$1,939	$9,853

*
Adjustments to the provisions represent reversals of the restructuring provisions that are no longer required.

        The accounting policies of our business segments are the same as those described in our summary of significant accounting policies as disclosed in our 2013 Form 10-K. The only significant intersegment transactions relate to interest on intercompany balances. We account for interest on those arrangements as if they were third-party transactions (i.e., at current market rates) and we include the elimination of that activity in the results of the C&F Group.

        Loss from discontinued operations included the following:

	Quarter Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
EBITDA from discontinued operations	$—	$2,383	$—	$2,424
Less: Interest expense	—	—	—	—
Less: Depreciation and amortization*	—	—	—	3,919

Loss from discontinued operations before income taxes*	—	2,383	—	(1,495)
Less: Provision for income taxes	—	—	—	—

Loss from discontinued operations*	$—	$2,383	$—	$(1,495)

*
During 2013, we recorded an impairment charge of $3,919 in connection with our Camden, New Jersey waste-to-energy facility which was recorded as depreciation expense within income/(loss) from discontinued operations. Please refer to Note 14 for further information.

13.   Litigation and Uncertainties

Asbestos

        Some of our U.S. and U.K. subsidiaries are defendants in numerous asbestos-related lawsuits and out-of-court informal claims pending in the U.S. and the U.K. Plaintiffs claim damages for personal

FOSTER WHEELER AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

(unaudited)

13.   Litigation and Uncertainties (Continued)

injury alleged to have arisen from exposure to or use of asbestos in connection with work allegedly performed by our subsidiaries during the 1970s and earlier.

United States

        A summary of our U.S. claim activity is as follows:

	Quarter Ended June 30,		Six Months Ended June 30,
Number of Claims by period:	2014	2013	2014	2013
Open claims at beginning of period	124,280	125,480	125,240	125,310
New claims	880	1,250	1,870	2,460
Claims resolved	(780)	(1,920)	(2,730)	(2,960)

Open claims at end of period	124,380	124,810	124,380	124,810

        We had the following U.S. asbestos-related assets and liabilities recorded on our consolidated balance sheet as of the dates set forth below. Total U.S. asbestos-related liabilities are estimated through the second quarter of 2029. Although it is likely that claims will continue to be filed after that date, the uncertainties inherent in any long-term forecast prevent us from making reliable estimates of the indemnity and defense costs that might be incurred after that date.

U.S. Asbestos	June 30, 2014	December 31, 2013
Asbestos-related assets recorded within:
Accounts and notes receivable-other	$20,111	$20,256
Asbestos-related insurance recovery receivable	88,587	91,225

Total asbestos-related assets	$108,698	$111,481

Asbestos-related liabilities recorded within:
Accrued expenses	$41,800	$52,600
Asbestos-related liability	211,332	225,600

Total asbestos-related liabilities	$253,132	$278,200

Liability balance by claim category:
Open claims	$43,722	$46,800
Future unasserted claims	209,410	231,400

Total asbestos-related liabilities	$253,132	$278,200

        We have worked with Analysis, Research & Planning Corporation, or ARPC, nationally recognized consultants in the U.S. with respect to projecting asbestos liabilities, to estimate the amount of asbestos-related indemnity and defense costs at each year-end based on a forecast for the next 15 years. Each year we have recorded our estimated asbestos liability at a level consistent with ARPC's reasonable best estimate. Our estimated asbestos liability decreased during the first six months of 2014

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13.   Litigation and Uncertainties (Continued)

as a result of indemnity and defense cost payments totaling approximately $29,100, partially offset by the impact of an increase in the liability related to our rolling 15-year asbestos-related liability estimate of approximately $4,000. The total asbestos-related liabilities are comprised of our estimates for our liability relating to open (outstanding) claims being valued and our liability for future unasserted claims through the second quarter of 2029.

        Our liability estimate is based upon the following information and/or assumptions: number of open claims, forecasted number of future claims, estimated average cost per claim by disease type—mesothelioma, lung cancer and non-malignancies—and the breakdown of known and future claims into disease type—mesothelioma, lung cancer and non-malignancies, as well as other factors. The total estimated liability, which has not been discounted for the time value of money, includes both the estimate of forecasted indemnity amounts and forecasted defense costs. Total defense costs and indemnity liability payments are estimated to be incurred through the second quarter of 2029, during which period the incidence of new claims is forecasted to decrease each year. We believe that it is likely that there will be new claims filed after the second quarter of 2029, but in light of uncertainties inherent in long-term forecasts, we do not believe that we can reasonably estimate the indemnity and defense costs that might be incurred after the second quarter of 2029.

        Through June 30, 2014, total cumulative indemnity costs paid, prior to insurance recoveries, were approximately $845,100 and total cumulative defense costs paid were approximately $419,600, or approximately 33% of total defense and indemnity costs. The overall historic average combined indemnity and defense cost per resolved claim through June 30, 2014 has been approximately $3.3. The average cost per resolved claim is increasing and we believe it will continue to increase in the future.

        Over the last several years, certain of our subsidiaries have entered into settlement agreements calling for insurers to make lump-sum payments, as well as payments over time, for use by our subsidiaries to fund asbestos-related indemnity and defense costs and, in certain cases, for reimbursement for portions of out-of-pocket costs previously incurred. As our subsidiaries reach agreements with their insurers to settle their disputed asbestos-related insurance coverage, we increase our asbestos-related insurance asset and record settlement gains.

        Asbestos-related assets under executed settlement agreements with insurers due in the next 12 months are recorded within accounts and notes receivable-other and amounts due beyond 12 months are recorded within asbestos-related insurance recovery receivable. Asbestos-related insurance recovery receivable also includes our best estimate of actual and probable insurance recoveries relating to our liability for pending and estimated future asbestos claims through the second quarter of 2029. Our asbestos-related assets have not been discounted for the time value of money.

        Our insurance recoveries may be limited by future insolvencies among our insurers. We have not assumed recovery in the estimate of our asbestos-related insurance asset from any of our currently insolvent insurers. We have considered the financial viability and legal obligations of our subsidiaries' insurance carriers and believe that the insurers or their guarantors will continue to reimburse a significant portion of claims and defense costs relating to asbestos litigation. As of June 30, 2014 and December 31, 2013, we have not recorded an allowance for uncollectible balances against our asbestos-related insurance assets. We write off receivables from insurers that have become insolvent; there were

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no such write-offs during the six months ended June 30, 2014 or 2013. Insurers may become insolvent in the future and our insurers may fail to reimburse amounts owed to us on a timely basis. If we fail to realize the expected insurance recoveries, or experience delays in receiving material amounts from our insurers, our business, financial condition, results of operations and cash flows could be materially adversely affected.

        The following table summarizes our approximate U.S. asbestos-related net cash impact for indemnity and defense cost payments and collection of insurance proceeds:

	Quarter Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Provision for revaluation	$1,992	$2,000	$4,000	$4,000
Gain on the settlement of coverage litigation	(783)	(15,750)	(783)	(15,750)

Net asbestos-related provision/(gain)	$1,209	$(13,750)	$3,217	$(11,750)

        The provision for revaluation in each period was the result of the accrual of our rolling 15-year asbestos liability estimate.

	Quarter Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Asbestos litigation, defense and case resolution payments	$14,300	$11,800	$29,100	$26,400
Insurance proceeds	(3,600)	(19,400)	(3,600)	(28,300)

Net asbestos-related payments/(proceeds)	$10,700	$(7,600)	$25,500	$(1,900)

        We expect to have net cash outflows of $31,500 during the full year 2014 as a result of asbestos liability indemnity and defense payments in excess of insurance proceeds. This estimate assumes no settlements with insurance companies and no elections by us to fund additional payments. As we continue to collect cash from insurance settlements and assuming no increase in our asbestos-related insurance liability, the asbestos-related insurance receivable recorded on our consolidated balance sheet will continue to decrease.

        The estimate of the liabilities and assets related to asbestos claims and recoveries is subject to a number of uncertainties that may result in significant changes in the current estimates. Among these are uncertainties as to the ultimate number and type of claims filed, the amounts of claim costs, the impact of bankruptcies of other companies with asbestos claims, uncertainties surrounding the litigation process from jurisdiction to jurisdiction and from case to case, as well as potential legislative changes. Increases in the number of claims filed or costs to resolve those claims could cause us to increase further the estimates of the costs associated with asbestos claims and could have a material adverse effect on our financial condition, results of operations and cash flows.

        Based on our December 31, 2013 liability estimate, an increase of 25% in the average per claim indemnity settlement amount would increase the liability by $40,300 and the impact on expense would

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be dependent upon available additional insurance recoveries. Assuming no change to the assumptions currently used to estimate our insurance asset, this increase would result in a charge on our consolidated statement of operations of approximately 85% of the increase in the liability. Long-term cash flows would ultimately change by the same amount. Should there be an increase in the estimated liability in excess of 25%, the percentage of that increase that would be expected to be funded by additional insurance recoveries will decline.

United Kingdom

        Some of our subsidiaries in the U.K. have also received claims alleging personal injury arising from exposure to asbestos. To date, 1,067 claims have been brought against our U.K. subsidiaries, of which 279 remained open as of June 30, 2014. None of the settled claims have resulted in material costs to us.

        The following table summarizes our asbestos-related liabilities and assets for our U.K. subsidiaries based on open (outstanding) claims and our estimate for future unasserted claims through the second quarter of 2029:

U.K. Asbestos	June 30, 2014	December 31, 2013
Asbestos-related assets:
Accounts and notes receivable-other	$1,529	$1,483
Asbestos-related insurance recovery receivable	28,204	29,264

Total asbestos-related assets	$29,733	$30,747

Asbestos-related liabilities:
Accrued expenses	$1,529	$1,483
Asbestos-related liability	30,591	31,580

Total asbestos-related liabilities	$32,120	$33,063

Liability balance by claim category:
Open claims	$6,780	$8,487
Future unasserted claims	25,340	24,576

Total asbestos-related liabilities	$32,120	$33,063

        The liability estimates are based on a U.K. House of Lords judgment that pleural plaque claims do not amount to a compensable injury. If this ruling is reversed by legislation, the total asbestos liability recorded in the U.K. would increase to approximately $52,100, with a corresponding increase in the asbestos-related asset.

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Project Claims

        In addition to the specific matters described below, in the ordinary course of business, we are parties to litigation involving clients and subcontractors arising out of project contracts. Such litigation includes claims and counterclaims by and against us for canceled contracts, for additional costs incurred in excess of current contract provisions, as well as for back charges for alleged breaches of warranty and other contract commitments. If we were found to be liable for any of the claims/counterclaims against us, we would incur a charge against earnings to the extent a reserve had not been established for the matter in our accounts or if the liability exceeds established reserves.

        Due to the inherent commercial, legal and technical uncertainties underlying the estimation of our project claims, the amounts ultimately realized or paid by us could differ materially from the balances, if any, included in our financial statements, which could result in additional material charges against earnings, and which could also materially adversely impact our financial condition and cash flows.

Power Plant Arbitration—United States

        In June 2011, a demand for arbitration was filed with the American Arbitration Association by our client's erection contractor against our client and us in connection with a power plant project in the U.S. At that time, no details of the erection contractor's claims were included with the demand. The arbitration panel was formed on September 26, 2012 and a statement of claim from the erection contractor was delivered to the panel on October 24, 2012. The erection contractor is seeking unpaid contract amounts from our client and additional compensation from our client and us for alleged delays, disruptions, inefficiencies, and extra work in connection with the erection of the plant. We supplied the steam generation equipment for the project under contract with our client, the power plant owner. The turbine contractor, who supplied the turbine, electricity generator and other plant equipment under a separate contract with the power plant owner, has also been included as a party in the arbitration. The erection contractor's statement of claim sought approximately $240,000 in damages, exclusive of interest, from our client. Of this amount, the statement of claim asserted that approximately $150,000 was related to the steam generation equipment, and alleged failures on our part in connection with our performance under our steam generation equipment supply contract; those damages were claimed jointly against us and our client. The claims against us by the erection contractor alleged negligence and, in its purported capacity as a third party beneficiary and assignee of our steam generation equipment supply contract, breach of contract.

        Responsive pleadings to the erection contractor's pleading were filed by the other parties, including us, on November 28, 2012. Our pleading denied the erection contractor's claims against us and asserted cross claims against our client seeking over $14,800 in damages related to delays, out of scope work, and improperly assessed delay liquidated damages. In its pleading, the turbine contractor asserted claims against our client for unpaid contract amounts and additional compensation for extra work and delays. In its capacity as a purported co-assignee of the steam generation equipment supply contract, the turbine contractor joined in the erection contractor's claims against us for delay-related damages and asserted cross claims against us seeking over $5,000 in non-delay related damages. In its pleading, our client asserted counter and cross claims for breach of contract and gross negligence against the

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erection contractor and the turbine contractor. Our client also asserted cross claims against us for any damages our client has incurred, and for indemnification of any damages our client may be required to pay to the erection and turbine contractors, arising out of alleged failures of performance on our part under our steam generation supply contract. We denied our client's and the turbine contractor's cross claims against us.

        On August 30, 2013, our client filed a petition with the U.S. Bankruptcy Court for the District of Delaware seeking to reorganize under Chapter 11 of the U.S. Bankruptcy Code. The filing automatically stayed all proceedings against our client, including the four-party arbitration discussed above. Our client's filing included a motion seeking authorization for the use of cash collateral to fund its activities during the bankruptcy proceedings. In its motion, our client indicated its intent to draw on performance and retention letters of credit we previously issued in connection with the contract totaling approximately $59,000, contending that the funds were needed to fund operations during the bankruptcy and make repairs to the power plant. We opposed the motion on various grounds, including that any such draw would be unsupported and wrongful, and applied for an order temporarily restraining our client from drawing on the letters of credit, lifting the automatic stay of the arbitration proceeding and transferring the question of our client's right to draw on our letters of credit back to the arbitration for resolution in the context of the overall dispute. The bankruptcy court granted our application for temporary restraint and scheduled a further hearing on the issue, which on successive applications by our client was adjourned to November 21, 2013.

        On November 1, 2013, our client filed a motion seeking the bankruptcy court's approval of proposed debtor-in-possession financing. On November 13, 2013, our client filed its plan of reorganization. On November 15, 2013, our client signed a stipulation to modify and lift the automatic stay of the arbitration proceedings by the bankruptcy filing to permit the arbitration to proceed as to all issues other than issues related to our letters of credit, which stipulation was approved by the bankruptcy court. The court-approved stipulation also provided for the withdrawal of our client's motion to draw on our letters of credit.

        Following the lifting of the bankruptcy stay, a scheduling conference was held by the arbitration panel in December 2013 and the panel extended the various procedural deadlines in the case. The final hearing is now set for the first and second quarters of 2015.

        The debtor-in-possession financing facility was approved by the bankruptcy court on November 21, 2013. The plan of reorganization contemplated, and any funding from the debtor-in-possession financing was conditioned upon, the achievement of various milestones by specified dates. One of the milestones was the reduction to zero by the bankruptcy court of the value of our mechanics lien and the mechanics liens of the turbine and erection contractors through a "claims estimation" proceeding. Our client moved to compel claims estimation on December 11, 2013. We and the turbine and erection contractors opposed the motion on various grounds. The motion was set to be heard on February 7, 2014 but adjourned at the request of our client to February 12, 2014.

        On February 10, 2014, we agreed to a partial settlement of the outstanding claims under our supply contract with our client. Under the agreement, we will perform certain new work on the steam generation equipment in exchange for (i) a release from our client of liability for alleged defects in the

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steam generation equipment, (ii) restriction of our client's right to draw on our letters of credit to disputes involving the new work, and (iii) a court-approved assignment of our client's right to seek indemnification for the cost of the new work from the erection and turbine contractors. Also, under the agreement we will release our client from liability for our $14,800 in project claims related to delays, out of scope work, and improperly assessed delay liquidated damages in exchange for a court-approved assignment of our client's right to seek indemnification for these claims from the turbine and erection contractors. The settlement agreement was subject to bankruptcy court approval, which approval was granted on March 7, 2014. The erection contractor has appealed the approval order, but has not applied to stay its enforcement during the pendency of the appeal. Accordingly, we are proceeding with the new work. Our client's claims estimation motion, which was adjourned pending approval by the agreement of the bankruptcy court, has now been withdrawn as against us.

        On May 12, 2014, the parties exchanged further submissions in support of their respective affirmative claims in the arbitration. The erection contractor contends in its submission that it incurred substantial delays and cost overruns due to performance failures on the part of our client and us. The erection contractor is seeking an equitable extension of the project schedule, plus $222,000 in damages, plus attorneys' and expert fees and the cost of the arbitration. Of this amount, $63,000 is for claims solely against our client. The remaining $159,000 purportedly relates to our alleged failures and is being claimed jointly against our client and us. The turbine contractor's submission largely reiterates the erection contractor's allegations related to our and our client's performance failures. The turbine contractor's claims against our client total approximately $88,000. The turbine contractor also seeks a declaration that it did not cause any delay to the critical path of the construction and commissioning schedule and that it is not liable for any delay liquidated damages to our client. The turbine contractor's claims against us total approximately $5,300. Our client's submission asserts claims for delay liquidated damages as well as defective equipment damages against the turbine contractor and the erection contractor, jointly and severally, totaling in excess of $400,000. Of this amount, $318,000 relates to delay liquidated damages, which includes $242,000 in liquidated damages accruing since our client's grant of Substantial Completion on December 15, 2011, because the turbine and erection contractors did not complete certain outstanding requirements and because the turbine contractor allegedly concealed unresolved deficiencies in the equipment it supplied. Our submission seeks $37,000 in damages from the turbine and erection contractors. Of this amount, $14,400 relates to our existing project claims and $22,600 relates to our claims for the rehabilitation work that we are performing for our client under the settlement agreement.

        On May 28, 2014, our client filed an Amended Plan of Reorganization and Plan Confirmation Schedule. Pursuant to the Amended Plan, our client's claims estimation motion against the turbine and erection contractors mechanics lien claims has been put on hold and our client has commenced an adversary proceeding in the bankruptcy court against their title company, seeking to declare that the title company is liable under its $825,000 policy in the event that the turbine and erection contractors' mechanics liens are determined to have priority over the liens securing our client's credit facility. That proceeding is set to be tried on November 17, 2014. On July 8, 2014, our client adjourned the Plan Confirmation hearing to a date to be determined, pending the outcome of the adversary proceeding against the title company.

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        We intend to vigorously defend the claims against us in the arbitration and pursue in the arbitration our claims against the turbine and erection contractors for the $14,800 in project claims and for the $22,600 cost of the new work.

        Our letters of credit remain in place and we will vigorously oppose any attempt to draw down on them.

        We cannot predict the ultimate outcome of this matter at this time.

Refinery and Petrochemicals Project Arbitration—India

        In November 2012, we commenced arbitration in India against our client seeking collection of unpaid receivables in excess of £52,000 (approximately $88,600 based on the exchange rate in effect as of June 30, 2014), arising from services performed on a reimbursable basis for our client in connection with our client's grass roots refinery and petrochemicals project in northeastern India. Our client rejected the claims and notified us of various potential counterclaims that it may be asserting in the arbitration, purportedly totaling in excess of £55,000 (approximately $93,700 based on the exchange rate in effect as of June 30, 2014). In June 2013, we submitted our detailed statement of claim, and in July 2013 our client submitted its detailed statement of defense and counterclaim. The amount of the counterclaim was increased to approximately £620,000 (approximately $1,056,800 based on the exchange rate in effect as of June 30, 2014) in damages, including among other claims a claim for lost profits due to delay in the execution of the project. The counterclaim concerns a number of alleged issues arising in connection with our execution of the engineering, procurement, and construction management scope of our contract, from the period from contract award until the subsequent transfer by our client of our remaining engineering, procurement and construction management scope to certain lump sum turnkey contractors hired directly by our client. Our client further contends that we are liable for delays to the project and has withheld payment on account of delay liquidated damages and, out of the total claim of £620,000 (approximately $1,056,800 based on the exchange rate in effect as of June 30, 2014) cited above, is seeking damages for lost profits in the amount of £555,000 (approximately $946,000 based on the exchange rate in effect as of June 30, 2014). We strongly dispute these contentions. Any liability for delay damages is capped under the contract at a specified percentage of our contract value, currently equivalent to approximately £11,500 (approximately $19,600 based on the exchange rate in effect as of June 30, 2014), an amount already retained by our client. The contract also excludes liability for consequential damages, including lost profits, and contains an overall cap on liability for claims in the aggregate of up to a specified percentage of our contract value, currently equivalent to approximately £28,800 (approximately $49,100 based on the exchange rate in effect as of June 30, 2014). The unpaid amount for which we are seeking reimbursement in the arbitration may increase should our client continue to withhold amounts from our invoices, as the project is still in execution. The arbitration panel has been formed. Our client moved to dismiss the arbitration as premature under the terms of the contract, and we opposed that motion. The motion was denied by the panel. Also, pursuant to our request, the panel scheduled a hearing early in the first quarter of 2014 for our claims for unpaid receivables, along with our client's counterclaim for a deductive change order in the amount of approximately £21,600 (approximately $36,800 based on the exchange rate in effect as of June 30, 2014). An initial session of that hearing took place in January 2014 and on March 25, 2014 the panel

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issued a declaratory award in our favor on the contractual interpretation pertaining to two of our claims for unpaid receivables. The remaining unpaid receivable claims and our client's counterclaim for a deductive change order were heard by the panel at sessions in May, June and July 2014, and an award on these claims is pending. On June 30, 2014, our client filed a petition in Delhi High Court challenging both the jurisdiction of the panel and the legality, propriety and validity of the March 25, 2014 declaratory award. Along with the petition, our client also filed an application seeking to stay the ongoing arbitration proceedings pending the outcome of the challenge. The stay application is set to be heard on August 21, 2014. In the interim, the arbitration proceedings continue and the hearing on the remaining claims and counterclaims, including our client's counterclaim for lost profits, is scheduled for the first quarter of 2015. We cannot predict the ultimate outcome of this matter at this time.

Environmental Matters

CERCLA and Other Remedial Matters

        Under U.S. federal statutes, such as the Resource Conservation and Recovery Act, Comprehensive Environmental Response, Compensation, and Liability Act of 1980 ("CERCLA"), the Clean Water Act and the Clean Air Act, and similar state laws, the current owner or operator of real property and the past owners or operators of real property (if disposal of toxic or hazardous substances took place during such past ownership or operation) may be jointly and severally liable for the costs of removal or remediation of toxic or hazardous substances on or under their property, regardless of whether such materials were released in violation of law or whether the owner or operator knew of, or was responsible for, the presence of such substances. Moreover, under CERCLA and similar state laws, persons who arrange for the disposal or treatment of hazardous or toxic substances may also be jointly and severally liable for the costs of the removal or remediation of such substances at a disposal or treatment site, whether or not such site was owned or operated by such person, which we refer to as an off-site facility. Liability at such off-site facilities is typically allocated among all of the financially viable responsible parties based on such factors as the relative amount of waste contributed to a site, toxicity of such waste, relationship of the waste contributed by a party to the remedy chosen for the site and other factors.

        We currently own and operate industrial facilities and we have also transferred our interests in industrial facilities that we formerly owned or operated. It is likely that as a result of our current or former operations, hazardous substances have affected the facilities or the real property on which they are or were situated. We also have received and may continue to receive claims pursuant to indemnity obligations from the present owners of facilities we have transferred, which claims may require us to incur costs for investigation and/or remediation.

        We are currently engaged in the investigation and/or remediation under the supervision of the applicable regulatory authorities at four of our or our subsidiaries' former facilities (including Mountain Top, which is described below). In addition, we sometimes engage in investigation and/or remediation without the supervision of a regulatory authority. Although we do not expect the environmental conditions at our present or former facilities to cause us to incur material costs in excess of those for which reserves have been established, it is possible that various events could cause us to incur costs

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materially in excess of our present reserves in order to fully resolve any issues surrounding those conditions. Further, no assurance can be provided that we will not discover additional environmental conditions at our currently or formerly owned or operated properties, or that additional claims will not be made with respect to formerly owned properties, requiring us to incur material expenditures to investigate and/or remediate such conditions.

        We have been notified that we are a potentially responsible party ("PRP") under CERCLA or similar state laws at three off-site facilities. At each of these sites, our liability should be substantially less than the total site remediation costs because the percentage of waste attributable to us compared to that attributable to all other PRPs is low. We do not believe that our share of cleanup obligations at any of the off-site facilities as to which we have received a notice of potential liability will exceed $500 in the aggregate. We have also received and responded to a request for information from the United States Environmental Protection Agency ("USEPA") regarding a fourth off-site facility. We do not know what, if any, further actions USEPA may take regarding this fourth off-site facility.

Mountain Top

        In February 1988, one of our subsidiaries, Foster Wheeler Energy Corporation ("FWEC"), entered into a Consent Agreement and Order with the USEPA and the Pennsylvania Department of Environmental Protection ("PADEP") regarding its former manufacturing facility in Mountain Top, Pennsylvania. The order essentially required FWEC to investigate and remediate as necessary contaminants, including trichloroethylene ("TCE"), in the soil and groundwater at the facility. Pursuant to the order, in 1993 FWEC installed a "pump and treat" system to remove TCE from the groundwater. It is not possible at the present time to predict how long FWEC will be required to operate and maintain this system.

        In the fall of 2004, FWEC sampled the private domestic water supply wells of certain residences in Mountain Top and identified approximately 30 residences whose wells contained TCE at levels in excess of Safe Drinking Water Act standards. The subject residences are located approximately one mile to the southwest of where the TCE previously was discovered in the soils at the former FWEC facility. Since that time, FWEC, USEPA and PADEP have cooperated in responding to the foregoing. Although FWEC believed the evidence available was not sufficient to support a determination that FWEC was responsible for the TCE in the residential wells, FWEC immediately provided the affected residences with bottled water, followed by water filters, and, pursuant to a settlement agreement with USEPA, it hooked them up to the public water system. Pursuant to an amendment of the settlement agreement, FWEC subsequently agreed with USEPA to arrange and pay for the hookup of several additional residences, even though TCE has not been detected in the wells at those residences. The hookups to the agreed upon residences have been completed, and USEPA has provided FWEC with a certificate that FWEC has completed its obligations related to the above-described settlement agreement (as amended). FWEC may be required to pay the agencies' costs in overseeing and responding to the situation.

        FWEC is also incurring further costs in connection with a Remedial Investigation / Feasibility Study ("RI/FS") that in March 2009 it agreed to conduct. During the fourth quarter of 2012, FWEC

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received a USEPA demand under the foregoing agreement for payment of $1,040 of response costs USEPA claims it incurred from the commencement of the RI/FS in April 2009 through February 2012. FWEC questioned the amount of the invoice and based upon discussions with the USEPA, a revised invoice was received on June 17, 2013 for the reduced amount of $1,004. During the third quarter of 2013, FWEC received a USEPA invoice under the foregoing agreement for payment of $258 of response costs USEPA claims it incurred from March 2012 to February 2013. During the second quarter of 2014, FWEC received a USEPA invoice under the foregoing agreement for payment of $99 of response costs USEPA claims it incurred from March 2013 to February 2014. In April 2009, USEPA proposed for listing on the National Priorities List ("NPL") an area consisting of FWEC's former manufacturing facility and the affected residences, but it also stated that the proposed listing may not be finalized if FWEC complies with its agreement to conduct the RI/FS. FWEC submitted comments opposing the proposed listing.

        FWEC has accrued its best estimate of the cost of all of the foregoing, and it reviews this estimate on a quarterly basis.

        Other costs to which FWEC could be exposed could include, among other things, FWEC's counsel and consulting fees, further agency oversight and/or response costs, costs and/or exposure related to potential litigation, and other costs related to possible further investigation and/or remediation. At present, it is not possible to determine whether FWEC will be determined to be liable for some or all of the items described in this paragraph or to reliably estimate the potential liability associated with the items. If one or more third-parties are determined to be a source of the TCE, FWEC will evaluate its options regarding the potential recovery of the costs FWEC has incurred, which options could include seeking to recover those costs from those determined to be a source.

Other Environmental Matters

        Our operations, especially our manufacturing and power plants, are subject to comprehensive laws adopted for the protection of the environment and to regulate land use. The laws of primary relevance to our operations regulate the discharge of emissions into the water and air, but can also include hazardous materials handling and disposal, waste disposal and other types of environmental regulation. These laws and regulations in many cases require a lengthy and complex process of obtaining licenses, permits and approvals from the applicable regulatory agencies. Noncompliance with these laws can result in the imposition of material civil or criminal fines or penalties. We believe that we are in substantial compliance with existing environmental laws. However, no assurance can be provided that we will not become the subject of enforcement proceedings that could cause us to incur material expenditures. Further, no assurance can be provided that we will not need to incur material expenditures beyond our existing reserves to make capital improvements or operational changes necessary to allow us to comply with future environmental laws.

Shareholder Class Action Lawsuits

        Four putative class action lawsuits have been filed on behalf of Foster Wheeler AG shareholders against Foster Wheeler AG, or the Company, and the Board of Directors of Foster Wheeler AG, or

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(unaudited)

13.   Litigation and Uncertainties (Continued)

the Board, seeking to enjoin the proposed acquisition of the Company by AMEC from proceeding. The first of such lawsuits was filed on March 4, 2014. Two of the lawsuits are pending in Texas state court and the other two lawsuits are pending in the United States District Court for the District of New Jersey. AMEC is named as a co-defendant in the two Texas state court lawsuits. The complaints contain similar, standardized allegations. Plaintiffs allege that the directors breached fiduciary duties owed to plaintiff and the Company's other shareholders in pursuing the plan to sell the Company, and that the Company aided and abetted the defendant directors in committing such breach. In particular, plaintiffs allege that AMEC's per share exchange offer to acquire all of the Company's shares does not adequately compensate the Company's shareholders for their investment and significantly undervalues the Company's prospects as a standalone entity, that the consideration fails to take into account the value expected to be realized by AMEC as a result of the proposed acquisition, that the Board permitted Company management to lead the negotiations with AMEC when management was improperly incentivized to pursue the proposed acquisition, and that the Implementation Agreement improperly contains a number of deal protection devices designed to preclude any competing bids from emerging during the period following the announcement of the proposed acquisition in the Company's Form 8-K filing. A stipulation has been entered into in the Texas state court actions consolidating the cases and permitting plaintiffs to serve a consolidated complaint following the issuance of the Company's Schedule 14D-9 Recommendation Statement with the U.S. Securities and Exchange Commission regarding the Implementation Agreement. A similar stipulation has been entered into in the two actions pending before the U.S. District Court for the District of New Jersey. No class has been constituted yet. The Company believes that the allegations are without merit and intends to vigorously oppose the lawsuits on behalf of itself and on behalf of its Board.

14.   Discontinued Operations

        During the first quarter of 2013, we recorded an impairment charge of $3,919 at our waste-to-energy facility in Camden, New Jersey within our Global Power Group business segment. This charge was in addition to an impairment charge of $11,455 recorded during the fourth quarter of 2012. The impairment charges in both periods included estimates related to the continued operation of the facility and potential sale of the facility. The charge in the first quarter of 2013 was the result of updating our estimate related to the potential sale of the facility and the impairment charge was recorded within income from discontinued operations on our consolidated statement of operations. After recording the impairment charge and after approval of the plan to sell the facility, discussed below, the carrying value of the facility's fixed assets approximated fair value less estimated costs to sell the facility.

        On April 17, 2013, our Board of Directors approved a plan to sell our Camden facility and we completed the sale of the facility in August 2013. The presentation of the financial results and asset and liability balances of this business for the periods prior to the completion of the sale have been reclassified on our consolidated statement of operations, consolidated balance sheet and consolidated statement of cash flows under the respective captions related to discontinued operations, and these reclassifications have been made in the notes to our consolidated financial statements. Prior to the sale, the business had been classified on our consolidated balance sheet as of June 30, 2013 under the

FOSTER WHEELER AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

(unaudited)

14.   Discontinued Operations (Continued)

respective current and non-current captions of assets held for sale and liabilities held for sale as a result of our Board of Directors' approval of our plan to sell the facility, which met the accounting criteria as a business held for sale and the criteria for classification as a discontinued operation. We did not recognize depreciation on long-lived assets while held for sale. Our Camden facility was formerly included in our Global Power Group business segment.

        We completed the sale of our Camden facility in August 2013. Based on the proceeds received and costs of disposal, we recognized a gain of $300 within income/(loss) from discontinued operations before income taxes on the consolidated statement of operations during the quarter and nine months ended September 30, 2013.

        Operating revenues related to our discontinued operations, which were exclusively in the U.S., were $6,918 and $13,062 during the quarter and six months ended June 30, 2013.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders
of Foster Wheeler AG:

        In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of Foster Wheeler AG and its subsidiaries at December 31, 2013 and December 31, 2012, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2013 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the Company's financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
Florham Park, New Jersey
February 27, 2014

Foster Wheeler AG and Subsidiaries

Consolidated statement of operations

(in thousands of dollars, except per share amounts)

	2013	2012	2011
Operating revenues	$3,306,450	$3,391,394	$4,458,108
Cost of operating revenues	2,747,401	2,801,351	3,918,440

Contract profit	559,049	590,043	539,668
Selling, general and administrative expenses	357,682	334,075	309,380
Other income, net	(23,424)	(37,490)	(51,457)
Other deductions, net	34,615	34,601	43,968
Interest income	(6,272)	(10,801)	(18,913)
Interest expense	13,227	13,797	12,876
Net asbestos-related provision	30,213	30,505	9,901

Income from continuing operations before income taxes	153,008	225,356	233,913
Provision for income taxes	52,166	62,267	58,514

Income from continuing operations	100,842	163,089	175,399

Discontinued operations:
Income/(loss) from discontinued operations before income taxes	265	(13,193)	1,329
Provision for income taxes from discontinued operations	—	—	—

Income/(loss) from discontinued operations	265	(13,193)	1,329

Net income	101,107	149,896	176,728

Less: Net income attributable to noncontrolling interests	3,940	13,874	14,345

Net income attributable to Foster Wheeler AG	$97,167	$136,022	$162,383

Amounts attributable to Foster Wheeler AG:
Income from continuing operations	$96,902	$149,215	$161,054
Income/(loss) from discontinued operations	265	(13,193)	1,329

Net income attributable to Foster Wheeler AG	$97,167	$136,022	$162,383

Basic earnings per share attributable to Foster Wheeler AG:
Income from continuing operations (see Note 1)	$0.97	$1.39	$1.34
Income/(loss) from discontinued operations	—	(0.12)	0.01

Net income attributable to Foster Wheeler AG	$0.97	$1.27	$1.35

Diluted earnings per share attributable to Foster Wheeler AG:
Income from continuing operations (see Note 1)	$0.96	$1.39	$1.34
Income/(loss) from discontinued operations	—	(0.12)	0.01

Net income attributable to Foster Wheeler AG	$0.96	$1.27	$1.35

See notes to consolidated financial statements.

Foster Wheeler AG and Subsidiaries

Consolidated statement of comprehensive income

(in thousands of dollars)

	2013	2012	2011
Net income	$101,107	$149,896	$176,728
Other comprehensive income/(loss), net of tax:
Foreign currency translation adjustments:
Foreign currency translation adjustments	(5,851)	8,044	(24,489)
Tax impact	(8)	(384)	—

Foreign currency translation adjustments, net of tax	(5,859)	7,660	(24,489)

Cash flow hedges adjustments, net of tax:
Unrealized gain/(loss)	687	(6,153)	(7,404)
Tax impact	(261)	2,309	2,531

Unrealized gain/(loss), net of tax	426	(3,844)	(4,873)

Reclassification for losses included in net income	4,546	3,862	4,240
Tax impact	(1,405)	(1,395)	(1,069)

Reclassification for losses included in net income, net of tax	3,141	2,467	3,171

Total cash flow hedges adjustments, net of tax	3,567	(1,377)	(1,702)

Pension and other postretirement benefits adjustments, net of tax:
Net actuarial gain/(loss)	28,338	(66,477)	(93,645)
Tax impact	(1,662)	12,320	8,395

Net actuarial gain/(loss), net of tax	26,676	(54,157)	(85,250)

Prior service credit/(cost)	17,428	(25)	48,056
Tax impact	—	—	(12,494)

Prior service credit/(cost), net of tax	17,428	(25)	35,562

Amortization included in net periodic pension cost (see Note 6 for further information):
Net actuarial loss	18,921	17,308	13,626
Tax impact	1,628	(2,430)	(1,963)

Net actuarial loss, net of tax	20,549	14,878	11,663

Prior service credit	(5,106)	(5,075)	(4,480)
Tax impact	311	401	243

Prior service credit, net of tax	(4,795)	(4,674)	(4,237)

Transition obligation	56	52	46
Tax impact	(13)	13	15

Transition obligation, net of tax	43	65	61

Total pension and other postretirement benefits adjustments, net of tax	59,901	(43,913)	(42,201)

Other comprehensive income/(loss), net of tax	57,609	(37,630)	(68,392)

Comprehensive income	158,716	112,266	108,336
Less: Comprehensive income attributable to noncontrolling interests	3,263	13,779	11,517

Comprehensive income attributable to Foster Wheeler AG	$155,453	$98,487	$96,819

See notes to consolidated financial statements.

Foster Wheeler AG and Subsidiaries

Consolidated balance sheet

(in thousands of dollars, except share data and per share amounts)

	December 31, 2013	December 31, 2012
ASSETS
Current Assets:
Cash and cash equivalents	$556,190	$582,322
Accounts and notes receivable, net:
Trade	671,770	609,213
Other	57,262	86,981
Contracts in process	197,232	228,979
Prepaid, deferred and refundable income taxes	62,856	57,404
Other current assets	38,431	47,138
Current assets of discontinued operations	—	1,505

Total current assets	1,583,741	1,613,542

Land, buildings and equipment, net	279,981	285,402
Restricted cash	82,867	62,189
Notes and accounts receivable—long-term	15,060	14,119
Investments in and advances to unconsolidated affiliates	181,315	205,476
Goodwill	169,801	133,518
Other intangible assets, net	113,463	105,100
Asbestos-related insurance recovery receivable	120,489	132,438
Long-term assets of discontinued operations	—	49,579
Other assets	143,848	90,509
Deferred tax assets	49,707	42,052

TOTAL ASSETS	$2,740,272	$2,733,924

LIABILITIES, TEMPORARY EQUITY AND EQUITY
Current Liabilities:
Current installments on long-term debt	$12,513	$13,672
Accounts payable	282,403	298,411
Accrued expenses	304,312	231,602
Billings in excess of costs and estimated earnings on uncompleted contracts	569,652	564,356
Income taxes payable	39,078	64,992
Liabilities of discontinued operations	—	3,154

Total current liabilities	1,207,958	1,176,187

Long-term debt	113,719	124,034
Deferred tax liabilities	39,714	40,889
Pension, postretirement and other employee benefits	111,221	177,345
Asbestos-related liability	257,180	259,350
Other long-term liabilities	210,651	190,132
Commitments and contingencies

TOTAL LIABILITIES	1,940,443	1,967,937

Temporary Equity:
Non-vested share-based compensation awards subject to redemption	15,664	8,594

TOTAL TEMPORARY EQUITY	15,664	8,594

Equity:
Registered shares:
CHF 3.00 par value; authorized: 157,863,694 shares and 171,018,974 shares; conditionally authorized: 58,168,412 shares and 59,369,723 shares; issued: 105,642,900 shares and 108,701,018 shares; outstanding: 99,051,200 shares and 104,441,589 shares.	259,937	269,633
Paid-in capital	216,450	266,943
Retained earnings	933,160	835,993
Accumulated other comprehensive loss	(509,317)	(567,603)
Treasury shares (outstanding: 6,591,700 shares and 4,259,429 shares)	(150,131)	(90,976)

TOTAL FOSTER WHEELER AG SHAREHOLDERS' EQUITY	750,099	713,990

Noncontrolling interests	34,066	43,403

TOTAL EQUITY	784,165	757,393

TOTAL LIABILITIES, TEMPORARY EQUITY AND EQUITY	$2,740,272	$2,733,924

See notes to consolidated financial statements.

Foster Wheeler AG and Subsidiaries

Consolidated statement of changes in equity

(in thousands of dollars, except share data)

								Total Foster Wheeler AG Shareholders' Equity
	Shares					Accumulated Other Comprehensive Loss
			Registered Shares Value	Paid-in Capital	Retained Earnings		Treasury Shares Value		Non- controlling Interests	Total Equity
	Registered	Treasury
Balance at December 31, 2010	128,948,622	4,312,710	$334,052	$659,739	$537,588	$(464,504)	$(99,182)	$967,693	$47,656	$1,015,349
Net income	—	—	—	—	162,383	—	—	162,383	14,345	176,728
Other comprehensive loss, net of tax	—	—	—	—	—	(65,564)	—	(65,564)	(2,828)	(68,392)
Issuance of registered shares upon exercise of stock options	414,361	—	1,334	9,557	—	—	—	10,891	—	10,891
Issuance of registered shares upon vesting of restricted awards	479,150	—	1,570	(1,570)	—	—	—	—	—	—
Distributions to noncontrolling interests	—	—	—	—	—	—	—	—	(11,373)	(11,373)
Capital contribution from noncontrolling interests	—	—	—	—	—	—	—	—	125	125
Share-based compensation expense	—	—	—	21,791	—	—	—	21,791	—	21,791
Excess tax shortfall related to share-based compensation	—	—	—	(57)	—	—	—	(57)	—	(57)
Repurchase of registered shares	—	17,240,420	—	—	—	—	(409,390)	(409,390)	—	(409,390)
Retirement of registered shares	(4,312,710)	(4,312,710)	(15,775)	(83,407)	—	—	99,182	—	—	—

Balance at December 31, 2011	125,529,423	17,240,420	$321,181	$606,053	$699,971	$(530,068)	$(409,390)	$687,747	$47,925	$735,672

Net income	—	—	—	—	136,022	—	—	136,022	13,874	149,896
Other comprehensive loss, net of tax	—	—	—	—	—	(37,535)	—	(37,535)	(95)	(37,630)
Issuance of registered shares upon exercise of stock options	48,623	—	158	649	—	—	—	807	—	807
Issuance of registered shares upon vesting of restricted awards	363,392	—	1,179	(1,179)	—	—	—	—	—	—
Distributions to noncontrolling interests	—	—	—	—	—	—	—	—	(18,301)	(18,301)
Share-based compensation expense	—	—	—	18,023	—	—	—	18,023	—	18,023
Excess tax shortfall related to share-based compensation	—	—	—	(98)	—	—	—	(98)	—	(98)
Repurchase of registered shares	—	4,259,429	—	—	—	—	(90,976)	(90,976)	—	(90,976)
Retirement of registered shares	(17,240,420)	(17,240,420)	(52,885)	(356,505)	—	—	409,390	—	—	—

Balance at December 31, 2012	108,701,018	4,259,429	$269,633	$266,943	$835,993	$(567,603)	$(90,976)	$713,990	$43,403	$757,393

Net income	—	—	—	—	97,167	—	—	97,167	3,940	101,107
Other comprehensive income/(loss), net of tax	—	—	—	—	—	58,286	—	58,286	(677)	57,609
Issuance of registered shares upon exercise of stock options	882,830	—	2,889	16,267	—	—	—	19,156	—	19,156
Issuance of registered shares upon vesting of restricted awards	318,481	—	1,023	(1,023)	—	—	—	—	—	—
Distributions to noncontrolling interests	—	—	—	—	—	—	—	—	(12,600)	(12,600)
Share-based compensation expense	—	—	—	11,783	—	—	—	11,783	—	11,783
Excess tax shortfall related to share-based compensation	—	—	—	(152)	—	—	—	(152)	—	(152)
Repurchase of registered shares	—	6,591,700	—	—	—	—	(150,131)	(150,131)	—	(150,131)
Retirement of registered shares	(4,259,429)	(4,259,429)	(13,608)	(77,368)	—	—	90,976	—	—	—

Balance at December 31, 2013	105,642,900	6,591,700	$259,937	$216,450	$933,160	$(509,317)	$(150,131)	$750,099	$34,066	$784,165

See notes to consolidated financial statements.

Foster Wheeler AG and Subsidiaries

Consolidated statement of cash flows

(in thousands of dollars)

	2013	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$101,107	$149,896	$176,728
Adjustments to reconcile net income to cash flows from operating activities:
Depreciation and amortization	57,574	50,234	44,551
Net non-cash asbestos-related provision	45,957	30,505	9,915
Share-based compensation expense	18,853	21,623	21,849
Shortfall in tax benefit related to share-based compensation	151	98	57
Deferred income tax benefit	(6,752)	(9,669)	(16,316)
Gain on sale of assets	—	(173)	(974)
Dividends, net of equity in earnings of unconsolidated affiliates	40,621	3,012	8,017
Other noncash items, net	283	936	—
Changes in assets and liabilities, net of effects from acquisitions and divestiture:
(Increase)/decrease in receivables	(8,962)	(154,035)	128,672
Net change in contracts in process and billings in excess of costs and estimated earnings on uncompleted contracts	29,832	(57,247)	(127,789)
(Decrease)/increase in accounts payable and accrued expenses	(15,417)	44,845	9,085
(Decrease)/increase in income taxes payable	(34,032)	23,082	(5,192)
Net change in other current assets and liabilities	4,010	385	(3,356)
Decrease in pension, postretirement and other employee benefits	(22,668)	(23,850)	(73,464)
Net change in asbestos-related assets and liabilities	(18,162)	(8,993)	(7,898)
Net change in other long-term assets and liabilities	10	21,720	20,061

Net cash provided by operating activities—continuing operations	192,405	92,369	183,946

Net cash (used in)/provided by operating activities—discontinued operations	(385)	932	1,800

Net cash provided by operating activities	192,020	93,301	185,746

CASH FLOWS FROM INVESTING ACTIVITIES
Payments related to acquisition of businesses, net of cash acquired	(52,127)	(69,675)	(29,376)
Proceeds from disposition of business	48,600	—	—
Change in restricted cash	(17,413)	(18,135)	(18,707)
Capital expenditures	(27,725)	(34,687)	(26,219)
Investments in and advances to unconsolidated affiliates	(11,618)	(2,003)	—
Return of investment from unconsolidated affiliates	87	6,207	2
Purchase of short-term investments	—	—	(1,546)
Proceeds from sale of short-term investments	—	1,255	—
Other investing activities	1,176	578	2,157

Net cash used in investing activities—continuing operations	(59,020)	(116,460)	(73,689)

Net cash provided by/(used in) investing activities—discontinued operations	385	(932)	(1,800)

Net cash used in investing activities	(58,635)	(117,392)	(75,489)

CASH FLOWS FROM FINANCING ACTIVITIES
Repurchase of shares	(150,131)	(90,976)	(409,390)
Distributions to noncontrolling interests	(12,600)	(18,301)	(11,373)
Proceeds from capital contribution from noncontrolling interests	—	—	138
Proceeds from stock options exercised	19,156	807	11,910
Shortfall in tax benefit related to share-based compensation	(151)	(98)	(57)
Payment of deferred financing costs	—	(3,993)	—
Repayment of debt and capital lease obligations	(14,856)	(13,017)	(12,530)

Net cash used in financing activities	(158,582)	(125,578)	(421,302)

Effect of exchange rate changes on cash and cash equivalents	(935)	13,942	(28,069)

Decrease in cash and cash equivalents	(26,132)	(135,727)	(339,114)
Less: Decrease in cash and cash equivalents—discontinued operations	—	—	—

Decrease in cash and cash equivalents—continuing operations	(26,132)	(135,727)	(339,114)

Cash and cash equivalents at beginning of year	582,322	718,049	1,057,163

CASH AND CASH EQUIVALENTS AT END OF YEAR	$556,190	$582,322	$718,049

Cash paid during the year for:
Interest (net of amount capitalized)	$10,382	$10,724	$12,193

Income taxes	$98,197	$62,919	$82,265

See notes to consolidated financial statements.

Foster Wheeler AG and Subsidiaries

Notes to consolidated financial statements

(amounts in thousands of dollars, except share data and per share amounts)

1.     Summary of Significant Accounting Policies

        Basis of Presentation—The fiscal year of Foster Wheeler AG ends on December 31 of each calendar year. Foster Wheeler AG's fiscal quarters end on the last day of March, June and September. The fiscal years of our non-U.S. operations are the same as the parent's. The fiscal year of our U.S. operations is the 52- or 53-week annual accounting period ending on the last Friday in December.

        Certain prior period amounts have been reclassified to conform to the current period presentation. These reclassifications include the presentation of our Statement of Comprehensive Income as a result of our adoption of "ASU No. 2013-02, Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income", or ASU No. 2013-02. ASU No. 2013-02 was issued by the Financial Accounting Standards Board in February 2013. The standard requires disclosure of the effects on the line items of net income for significant amounts reclassified out of accumulated other comprehensive income and a cross-reference to other disclosures when a portion of the amount reclassified out of accumulated other comprehensive income is initially transferred to a balance sheet account (e.g., contracts in process or billings in excess of costs and estimated earnings on uncompleted contracts for pension-related amounts) instead of directly to income or expense. The adoption of this standard did not have an impact on our results of operations, financial position or cash flows.

        Reclassifications also include the presentation of our former waste-to-energy business as a result of its classification as held-for-sale and, in turn, discontinued operations. Please refer to Note 18 for further information.

        The consolidated financial statements include the accounts of Foster Wheeler AG and all U.S. and non-U.S. subsidiaries as well as certain entities in which we have a controlling interest. Intercompany transactions and balances have been eliminated. See "—Variable Interest Entities" below for further information related to the consolidation of variable interest entities.

        Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and revenues and expenses during the periods reported. Actual results could differ from those estimates. Changes in estimates are reflected in the periods in which they become known. Significant estimates are used in accounting for long-term contracts including estimates of total costs, progress toward completion and customer and vendor claims, employee benefit plan obligations and share-based compensation plans. In addition, we also use estimates when accounting for uncertain tax positions and deferred taxes, asbestos liabilities and expected recoveries and when assessing goodwill for impairment, among others.

        Revenue Recognition on Long-Term Contracts—Revenues and profits on long-term contracts are recorded under the percentage-of-completion method.

        Progress towards completion on fixed-price contracts is measured based on physical completion of individual tasks for all contracts with a value of $5,000 or greater. For contracts with a value less than $5,000, progress toward completion is measured based on the ratio of costs incurred to total estimated contract costs (the cost-to-cost method).

Foster Wheeler AG and Subsidiaries

Notes to consolidated financial statements (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

1.     Summary of Significant Accounting Policies (Continued)

        Progress towards completion on cost-reimbursable contracts is measured based on the ratio of quantities expended to total forecasted quantities, typically man-hours. Incentives are also recognized on a percentage-of-completion basis when the realization of an incentive is assessed as probable. We include flow-through costs consisting of materials, equipment or subcontractor services as both operating revenues and cost of operating revenues on cost-reimbursable contracts when we have overall responsibility as the contractor for the engineering specifications and procurement or procurement services for such costs. There is no contract profit impact of flow-through costs as they are included in both operating revenues and cost of operating revenues.

        Contracts in process are stated at cost, increased for profits recorded on the completed effort or decreased for estimated losses, less billings to the customer and progress payments on uncompleted contracts. A full provision for loss contracts is made at the time the loss becomes probable regardless of the stage of completion.

        At any time, we have numerous contracts in progress, all of which are at various stages of completion. Accounting for revenues and profits on long-term contracts requires estimates of total contract costs and estimates of progress toward completion to determine the extent of revenue and profit recognition. These estimates may be revised as additional information becomes available or as specific project circumstances change. We review all of our material contracts on a monthly basis and revise our estimates as appropriate for developments such as earning project incentive bonuses, incurring or expecting to incur contractual liquidated damages for performance or schedule issues, providing services and purchasing third-party materials and equipment at costs differing from those previously estimated and testing completed facilities, which, in turn, eliminates or confirms completion and warranty-related costs. Project incentives are recognized when it is probable they will be earned. Project incentives are frequently tied to cost, schedule and/or safety targets and, therefore, tend to be earned late in a project's life cycle.

        Changes in estimated final contract revenues and costs can either increase or decrease the final estimated contract profit. In the period in which a change in estimate is recognized, the cumulative impact of that change is recorded based on progress achieved through the period of change. The following table summarizes the number of separate projects that experienced final estimated contract profit revisions with an impact on contract profit in excess of $1,000 relating to the revaluation of work performed in prior periods:

	2013	2012	2011
Number of separate projects	36	33	43
Net increase in contract profit from the regular revaluation of final estimated contract profit revisions	$98,900	$66,000	$35,200

        The changes in final estimated contract profit revisions for our Global Power Group were increased during 2012 for a favorable settlement with a subcontractor of approximately $6,900. The changes in final estimated contract profit revisions during 2011 included the impact of two out-of-period corrections for reductions of final estimated profit totaling $7,800, which included final estimated profit reductions in our Global Engineering and Construction Group ("Global E&C Group") and our Global Power Group of $3,200 and $4,600, respectively. The corrections were recorded in 2011 as they were not material to previously issued financial statements, nor were they material to the 2011

Foster Wheeler AG and Subsidiaries

Notes to consolidated financial statements (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

1.     Summary of Significant Accounting Policies (Continued)

financial statements. Please see Note 14 for further information related to changes in final estimated contract profit and the impact on business segment results.

        Claims are amounts in excess of the agreed contract price (or amounts not included in the original contract price) that we seek to collect from customers or others for delays, errors in specifications and designs, contract terminations, disputed or unapproved change orders as to both scope and price or other causes of unanticipated additional costs. We record claims as additional contract revenue if it is probable that the claims will result in additional contract revenue and if the amount can be reliably estimated. These two requirements are satisfied by the existence of all of the following conditions: the contract or other evidence provides a legal basis for the claim; additional costs are caused by circumstances that were unforeseen at the contract date and are not the result of deficiencies in our performance; costs associated with the claim are identifiable or otherwise determinable and are reasonable in view of the work performed; and the evidence supporting the claim is objective and verifiable. If such requirements are met, revenue from a claim may be recorded only to the extent that contract costs relating to the claim have been incurred, which can include amounts from unapproved change orders when the two requirements described above are met. Unapproved change orders or similar items subject to uncertainty that do not meet the two requirements described above are expensed without the recognition of additional contract revenue. Costs attributable to claims are treated as costs of contract performance as incurred and are recorded in contracts in process. Our consolidated financial statements included commercial claims of $4,500 and $8,800 as of December 31, 2013 and 2012, respectively, of which substantially all costs had been incurred as of December 31, 2013 and 2012.

        In certain circumstances, we may defer pre-contract costs when it is probable that these costs will be recovered under a future contract. Such deferred costs would then be included in contract costs upon execution of the anticipated contract. In the event that we defer pre-contract costs and we are not successful in obtaining the contract, we write off the deferred costs through our consolidated statement of operations in the period when we no longer assess recoverability of such costs as probable. Deferred pre-contract costs were inconsequential as of December 31, 2013 and 2012.

        Certain special-purpose subsidiaries in our Global Power Group business segment are reimbursed by customers for their costs of building and operating certain facilities over the lives of the corresponding service contracts. Depending on the specific legal rights and obligations under these arrangements, in some cases those reimbursements are treated as operating revenues at gross value and other cases as a reduction of cost.

        Cash and Cash Equivalents—Cash and cash equivalents include highly liquid short-term investments with original maturities of three months or less at the date of acquisition. We are dependent on cash repatriations from our subsidiaries to cover payments and expenses of our parent holding company in Switzerland, to cover cash needs related to our asbestos-related liability and other overhead expenses in the U.S. and, at our discretion, specific liquidity needs, such as funding acquisitions and our share repurchase program. Cash and cash equivalents of $416,657 and $470,546 were held by our non-U.S. entities as of December 31, 2013 and 2012, respectively. These entities require a portion of these funds to support their liquidity and working capital needs, as well as to comply with required minimum capitalization requirements and, in some cases, contractual restrictions.

Foster Wheeler AG and Subsidiaries

Notes to consolidated financial statements (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

1.     Summary of Significant Accounting Policies (Continued)

Accordingly, a portion of these funds may not be readily available for repatriation to our entities in Switzerland or the U.S.

        Trade Accounts Receivable—Trade accounts receivable represent amounts billed to customers. In accordance with terms under our long-term contracts, our customers may withhold certain percentages of such billings until completion and acceptance of the work performed, which we refer to as retention receivables. Final payment of retention receivables might not be received within a one-year period. In conformity with industry practice, however, the full amount of accounts receivable, including such amounts withheld, are included in current assets on the consolidated balance sheet. Please see Note 3 for more detailed information regarding our retention receivable balances.

        Trade accounts receivable are continually evaluated for collectibility. Provisions are established on a project-specific basis when there is an issue associated with the client's ability to make payments or there are circumstances where the client is not making payment due to contractual issues.

        Contracts in Process and Billings in Excess of Costs and Estimated Earnings on Uncompleted Contracts —Under long-term contracts, amounts recorded in contracts in process and billings in excess of costs and estimated earnings on uncompleted contracts may not be realized or paid, respectively, within a one-year period. In conformity with relevant industry accounting standards, however, the full amount of contracts in process and billings in excess of costs and estimated earnings on uncompleted contracts is included in current assets and current liabilities, respectively on the consolidated balance sheet.

	December 31, 2013	December 31, 2012
Costs and estimated earnings on uncompleted contracts:
Cost incurred on uncompleted contracts	$15,787,814	$16,159,666
Estimated earnings on uncompleted contracts	2,625,264	2,887,117

Gross cost incurred and estimated earnings on uncompleted contracts	18,413,078	19,046,783
Less: Billings to date	18,785,498	19,382,160

Net liability position of contract portfolio	$(372,420)	$(335,377)

Balances included on the consolidated balance sheet:
Contracts in process	$197,232	$228,979
Billings in excess of costs and estimated earnings on uncompleted contracts	569,652	564,356

Net liability position of contract portfolio	$(372,420)	$(335,377)

        Inventories—Inventories, principally materials and supplies, are stated at the lower of cost or market, determined primarily on the average-cost method. We had inventories of $11,998 and $18,414 as of December 31, 2013 and 2012, respectively. Such amounts are recorded within other current assets on the consolidated balance sheet.

        Land, Buildings and Equipment—Depreciation is computed on a straight-line basis using estimated lives ranging from 10 to 50 years for buildings, from 20 to 35 years for power generation facilities and related equipment and from 3 to 15 years for other equipment. Depreciation expense is allocated to

Foster Wheeler AG and Subsidiaries

Notes to consolidated financial statements (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

1.     Summary of Significant Accounting Policies (Continued)

cost of operating revenues or selling, general and administrative expenses based on the manner in which the underlying assets are deployed. Expenditures for maintenance and repairs are charged to expense as incurred. Renewals and betterments are capitalized. Upon retirement or other disposition of fixed assets, the cost and related accumulated depreciation are removed from the accounts and the resulting gains or losses, if any, are reflected in earnings.

        Restricted Cash—The following table details our restricted cash balances held by our entities:

	December 31, 2013			December 31, 2012
	Non-U.S.	U.S.	Total	Non-U.S.	U.S.	Total
Held by special-purpose entities and restricted for debt service payments	$5,303	$275	$5,578	$17,970	$273	$18,243
Held to collateralize letters of credit and bank guarantees	887	6,200	7,087	1,542	7,101	8,643
Client dedicated accounts	70,202	—	70,202	32,225	3,078	35,303

Total	$76,392	$6,475	$82,867	$51,737	$10,452	$62,189

        Investments in and Advances to Unconsolidated Affiliates—We use the equity method of accounting for affiliates in which our investment ownership ranges from 20% to 50% unless significant economic or governance considerations indicate that we are unable to exert significant influence in which case the cost method is used. The equity method is also used for affiliates in which our investment ownership is greater than 50% but we do not have a controlling interest. Currently, all of our investments in affiliates in which our investment ownership is 20% or greater and that are not consolidated are recorded using the equity method. Affiliates in which our investment ownership is less than 20% are carried at cost.

        Variable Interest Entities—We sometimes form separate legal entities such as corporations, partnerships and limited liability companies in connection with the execution of a single contract or project. Upon formation of each separate legal entity, we perform an evaluation to determine whether the new entity is a variable interest entity, or VIE, and whether we are the primary beneficiary of the new entity, which would require us to consolidate the new entity in our financial results. We reassess our initial determination on whether the entity is a VIE upon the occurrence of certain events and whether we are the primary beneficiary as outlined in current accounting guidelines. If the entity is not a VIE, we determine the accounting for the entity under the voting interest accounting guidelines.

        An entity is determined to be a VIE if either (a) the total equity investment is not sufficient for the entity to finance its own activities without additional subordinated financial support, (b) characteristics of a controlling financial interest are missing (such as the ability to make decisions through voting or other rights or the obligation to absorb losses or the right to receive benefits), or (c) the voting rights of the equity holders are not proportional to their obligations to absorb losses of the entity and/or their rights to receive benefits of the entity, and substantially all of the entity's activities either involve or are conducted on behalf of an investor that has disproportionately few voting rights.

Foster Wheeler AG and Subsidiaries

Notes to consolidated financial statements (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

1.     Summary of Significant Accounting Policies (Continued)

        As of December 31, 2013 and 2012, we participated in certain entities determined to be VIEs, including a gas-fired cogeneration facility in Martinez, California and a refinery/electric power generation project in Chile. We consolidate the operations of the Martinez project while we record our participation in the project in Chile on the equity method of accounting.

        Please see Note 5 for further information regarding our participation in these projects.

        Goodwill and Other Intangible Assets—Goodwill arising from business acquisitions is allocated to the appropriate reporting unit on a relative fair value basis at the time of acquisition. Other intangible assets consist principally of patents, trademarks, customer relationships, pipeline, backlog and technology and are amortized over their respective estimated useful lives and reviewed for impairment together with other tangible long-lived assets whenever events or circumstances indicate that an impairment may exist. The estimated remaining useful lives of our other intangible assets as of December 31, 2013 ranged from: patents 3 to 10 years; trademarks 1 to 22 years; customer relationships, pipeline and backlog 2 to 14 years; and technology up to 6 years.

        We test goodwill for impairment at the reporting unit level, which we have determined to be the components one level below our operating segments, as these components constitute businesses for which discrete financial information is available and segment management regularly reviews the operating results of those components. Presently, goodwill exists in four of our reporting units—one within our Global Power Group business segment and three within our Global E&C Group business segment.

        We first perform a qualitative assessment to determine whether it is more-likely-than-not that the fair value of the reporting unit is greater than its carrying amount; if so, no further assessments are performed. For reporting units where that is not the case, we perform a goodwill impairment test. The first step of the goodwill impairment test, used to identify potential impairment, compares the fair value of the reporting unit with its carrying amount, including goodwill. If the fair value exceeds the carrying amount, goodwill is not considered impaired. If the carrying amount exceeds the fair value, the second step compares the implied fair value of the reporting unit's goodwill, based on a hypothetical purchase price allocation, with the carrying amount of that goodwill. In the fourth quarter of each year, we evaluate goodwill at each reporting unit based on assumptions used to estimate the fair value of our reporting units and assess recoverability, and impairments, if any, are recognized in earnings. An impairment loss would be recognized in an amount equal to the excess of the carrying amount of the goodwill over the implied fair value of the goodwill. As of December 31, 2013 and 2012, the estimated fair value of each of the reporting units was sufficiently in excess of its carrying values even after conducting various sensitivity analyses on key assumptions, such that no adjustment to the carrying values of goodwill was required.

        Intangible assets with determinable useful lives are amortized over their respective estimated useful lives and reviewed for impairment together with other tangible long-lived assets whenever events or circumstances indicate that an impairment may exist.

        Income Taxes—Deferred tax assets/liabilities are established for the difference between the financial reporting and income tax basis of assets and liabilities, as well as for operating loss and tax

Foster Wheeler AG and Subsidiaries

Notes to consolidated financial statements (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

1.     Summary of Significant Accounting Policies (Continued)

credit carryforwards. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates as of the date of enactment.

        Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. In evaluating our ability to realize our deferred tax assets within the various tax jurisdictions in which they arise, we consider all available positive and negative evidence, including scheduled reversals of taxable temporary differences, projected future taxable income, tax planning strategies and recent financial performance. Projecting future taxable income requires significant assumptions about future operating results, as well as the timing and character of taxable income in numerous jurisdictions.

        We make no provision for incremental income taxes on subsidiary earnings, which have been retained in the subsidiary's country of domicile, if we expect such earnings to be indefinitely reinvested in that jurisdiction. Unremitted earnings of our subsidiaries, that have been, or are intended to be, permanently reinvested (and for which no incremental income tax has been provided) aggregated $337,257 as of December 31, 2013. We are unable to precisely estimate the additional tax that would be incurred, if these amounts were repatriated due to the complexity in (i) calculating the potential foreign tax credit or other relief mechanisms from double taxation available with respect to the distributions, (ii) the effect of the adjusted tax bases of our several subsidiaries on the determination of the income subject to tax as well as (iii) the impact that such a significant distribution would have on rationalizing the mix of the debt and equity capital of our intermediary subsidiaries. Subject to the foregoing limitations, were our indefinitely reinvested earnings as of the balance sheet date to be distributed all in one year, we currently estimate the amount of tax due to be within the range of approximately $10,000 to $30,000. Given that the unremitted earnings are intended to be invested indefinitely, the amount of additional tax can fluctuate significantly from period to period as a result of several additional factors such as future changes in tax rates, the continuing availability of tax attributes such as tax losses or tax credit carryovers of our intermediary subsidiaries and potential changes to our legal entity ownership structure.

        We recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement.

        We recognize interest accrued on the potential tax liability related to unrecognized tax benefits in interest expense, and we recognize any potential penalties in other deductions, net on our consolidated statement of operations.

        Foreign Currency—The functional currency of Foster Wheeler AG is the U.S. dollar. The functional currency of our non-U.S. operations is typically the local currency of their country of domicile. Assets and liabilities of non-U.S. entities are translated into U.S. dollars, our reporting currency, at period-end exchange rates with the resulting translation adjustment recorded as a separate component within accumulated other comprehensive loss. Income and expense accounts and cash flows are translated at weighted-average exchange rates for the period.

Foster Wheeler AG and Subsidiaries

Notes to consolidated financial statements (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

1.     Summary of Significant Accounting Policies (Continued)

        Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in other deductions, net on our consolidated statement of operations. The net balance of our foreign currency transaction gains and losses for 2013, 2012 and 2011 were as follows:

	2013	2012	2011
Net foreign currency transaction gains/(losses)	$(273)	$874	$1,105

Net foreign currency transaction gains/(losses), net of tax	$(180)	$617	$830

        Fair Value Measurements—Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Financial Accounting Standards Board Accounting Standards Codification, or FASB ASC, 820-10 defines fair value, establishes a three level fair value hierarchy that prioritizes the inputs used to measure fair value and provides guidance on required disclosures about fair value measurements. The fair value hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs.

        Our financial assets and liabilities that are recorded at fair value on a recurring basis consist primarily of the assets or liabilities arising from derivative financial instruments and defined benefit pension plan assets. See Note 10 for further information regarding our derivative financial instruments and Note 8 for further information regarding our defined benefit pension plan assets.

        The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate fair value:

Financial instruments valued independent of the fair value hierarchy:

  •
  Cash, Cash Equivalents and Restricted Cash—The carrying value of our cash, cash equivalents and restricted cash approximates fair value because of the demand nature of many of our deposits or short-term maturity of these instruments.

Financial instruments valued within the fair value hierarchy:

  •
  Long-term Debt—We estimate the fair value of our long-term debt (including current installments) based on the quoted market prices for the same or similar issues or on the current rates offered for debt of the same remaining maturities using level 2 inputs.

  •
  Foreign Currency Forward Contracts—We estimate the fair value of foreign currency forward contracts by obtaining quotes from financial institutions or market transactions in either the listed or over-the-counter markets. Our estimate of the fair value of foreign currency forward contracts also includes an assessment of non-performance by our counterparties. We further corroborate the valuations with observable market data using level 2 inputs.

  •
  Interest Rate Swaps—We estimate the fair value of our interest rate swaps based on quotes obtained from financial institutions, which we further corroborate with observable market data using level 2 inputs.

Foster Wheeler AG and Subsidiaries

Notes to consolidated financial statements (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

1.     Summary of Significant Accounting Policies (Continued)

  •
  Defined Benefit Pension Plan Assets—We estimate the fair value of investments in equity securities at each year-end based on quotes obtained from financial institutions. The fair value of investments in commingled funds, invested primarily in debt and equity securities, is based on the net asset values communicated by the respective asset manager. We further corroborate the above valuations with observable market data using level 1 and 2 inputs. Additionally, we hold investments in private investment funds that are valued at net asset value as communicated by the asset manager using level 2 or 3 unobservable market data inputs.

        Our assets and liabilities that are measured at fair value in our statement of financial position as of December 31, 2013 and 2012 include the following:

	2013			2012
	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3
Fair value measurements:
Assets:
Assets measured at fair value on a recurring basis:
Foreign currency forward contracts	$—	$7,361	$—	$—	$7,397	$—

	2013			2012
	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3
Assets measured at fair value on a non-recurring basis:
Long-lived assets included in discontinued operations	$—	$—	$—	$—	$—	$48,739
Investment in an unconsolidated affiliate	—	—	35,096	—	—	—

Total assets measured at fair value on a non-recurring basis	$—	$—	$35,096	$—	$—	$48,739

Liabilities:
Contingent consideration liability	$—	$—	$—	$—	$—	$1,012
Liabilities measured at fair value on a recurring basis:
Foreign currency forward contracts	$—	$2,405	$—	$—	$4,924	$—
Interest rate swap contracts	—	7,866	—	—	10,490	—

Total liabilities measured at fair value on a recurring basis	$—	$10,271	$—	$—	$15,414	$—

        The long-lived assets included in discontinued operations, presented in the table above, relate to our waste-to-energy facility in Camden, New Jersey which was sold during 2013. Please refer to Note 18 for additional information.

        The investment in an unconsolidated affiliate, presented in the table above, relates to our equity interest investment in a waste-to-energy project where the carrying value of our investment

Foster Wheeler AG and Subsidiaries

Notes to consolidated financial statements (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

1.     Summary of Significant Accounting Policies (Continued)

approximated fair value at December 31, 2013 as a result of an impairment charge at the investee level. Please see Note 5 for further information.

        The contingent consideration liability, presented in the table above, was paid during 2013 and the payment amount equaled the fair value of contingent consideration liability as of December 31, 2012.

        Please see Note 7 for the fair value of our long-term debt, which is held at carrying amount on our consolidated balance sheet, and Note 8 for the fair value of our defined benefit pension plan assets included in each of our plans' funded status on our consolidated balance sheet.

        External Legal Fees—External legal fees are expensed as incurred and recorded in other deductions, net on our consolidated statement of operations with the exception of external legal fees associated with asbestos defense costs (please refer to Note 16 for further information related to our accounting for asbestos defense costs). We incurred external legal fees, excluding asbestos defense costs, of approximately $22,700, $16,100 and $17,800 for 2013, 2012 and 2011, respectively, which include external legal fees related to project claims.

        Restrictions on Shareholders' Dividends—We have not declared or paid a cash dividend since July 2001. Our current senior unsecured credit agreement contains limitations on cash dividend payments.

        On February 26, 2014, our Board of Directors approved a proposal to our shareholders for a one-time dividend of $0.40 per share. Please refer to Note 19 for further information regarding our proposed dividend.

        Retirement of Shares under Share Repurchase Program—Under Swiss law, the cancellation of shares previously repurchased under our share repurchase program must be approved by our shareholders. Repurchased shares remain as treasury shares on our balance sheet until cancellation.

        Any repurchases will be made at our discretion in compliance with applicable securities laws and other legal requirements and will depend on a variety of factors, including market conditions, share price and other factors. The program does not obligate us to acquire any particular number of shares. The program has no expiration date and may be suspended or discontinued at any time.

        All treasury shares are carried at cost on the consolidated balance sheet until the cancellation of the shares has been approved by our shareholders and the cancellation is registered with the commercial register of the Canton of Zug in Switzerland. Upon the effectiveness of the cancellation of the shares, the cost of the shares cancelled will be removed from treasury shares on the consolidated balance sheet, the par value of the cancelled shares will be removed from registered shares on the consolidated balance sheet, and the excess of the cost of the treasury shares above par value will be removed from paid-in capital on the consolidated balance sheet.

        Once repurchased, treasury shares are no longer considered outstanding, which results in a reduction to the weighted-average number of shares outstanding during the reporting period when calculating earnings per share, as described below.

        Earnings per Share—Basic earnings per share amounts have been computed based on the weighted-average number of shares outstanding during the reporting period.

Foster Wheeler AG and Subsidiaries

Notes to consolidated financial statements (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

1.     Summary of Significant Accounting Policies (Continued)

        Diluted earnings per share amounts have been based on the combination of the weighted-average number of shares outstanding during the reporting period and the impact of dilutive securities, if any, such as outstanding stock options and the non-vested portion of restricted stock units and performance-based restricted stock units (collectively, "restricted awards") to the extent such securities are dilutive.

        In profitable periods, outstanding stock options have a dilutive effect under the treasury stock method when the average share price for the period exceeds the assumed proceeds from the exercise of the option. The assumed proceeds include the exercise price, compensation cost, if any, for future service that has not yet been recognized in the consolidated statement of operations, and any tax benefits that would be recorded in paid-in capital when the option is exercised. Under the treasury stock method, the assumed proceeds are assumed to be used to repurchase shares in the current period. The dilutive impact of the non-vested portion of restricted awards is determined using the treasury stock method, but the proceeds include only the unrecognized compensation cost and tax benefits as assumed proceeds.

        The computations of basic and diluted earnings per share from continuing operations were as follows:

	2013	2012	2011
Income from continuing operations attributable to Foster Wheeler AG	$96,902	$149,215	$161,054

Basic weighted-average number of shares outstanding	100,301,834	107,054,284	120,085,704
Effect of dilutive securities	1,084,839	259,255	418,779

Diluted weighted- average number of shares outstanding	101,386,673	107,313,539	120,504,483

Income from continuing operations per share:
Basic	$0.97	$1.39	$1.34

Diluted	$0.96	$1.39	$1.34

        The following table summarizes share-based compensation awards not included in the calculation of diluted earnings per share as the assumed proceeds from those awards, on a per share basis, were greater than the average share price for the period, which would result in an antidilutive effect on diluted earnings per share:

	2013	2012	2011
Stock options	1,288,446	1,860,018	1,304,190

Performance-based restricted share units	124,625	195,430	230,337

2.     Business Combinations

2013 Acquisitions:

        In June 2013, we acquired all of the outstanding shares of a privately held upstream consultancy business located in the United Kingdom and additional related assets in the Middle East. This acquired

Foster Wheeler AG and Subsidiaries

Notes to consolidated financial statements (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

2.     Business Combinations (Continued)

business specializes in field development and project decision support, focused on the evaluation and implementation of oil and gas field developments covering greenfield and brownfield assets. We paid cash consideration net of cash acquired of £6,000 (approximately $9,300 based on the exchange rates in effect on the payment dates). The sale and purchase agreement also included an earnout provision for additional consideration with an estimated maximum of £3,000 (approximately $4,600 based on the exchange rate in effect on December 31, 2013), depending on the acquired business' performance, as defined in the sale and purchase agreement, over a period of approximately 3 and a half years subsequent to the acquisition date. Any amounts recognized under the earnout will be reported as compensation expense in periods subsequent to the acquisition date rather than as part of the purchase price for the business. Our consolidated balance sheet as of December 31, 2013 included a preliminary purchase price allocation for this acquisition as we are in process of finalizing the valuation of the individual assets acquired and liabilities assumed. The preliminary purchase price allocation was based on the best estimate of management and we expect to finalize the purchase price allocation upon completion of an independent appraisal over the next several months, but no later than one year from the acquisition date. The preliminary purchase price allocation and pro forma impact assuming the acquisition had occurred as of the beginning of 2012 were not significant to our consolidated financial statements. As a result of the preliminary purchase price allocation, we recognized goodwill of $4,465 and other intangible assets of $5,307 related to this acquisition. The assets, liabilities and results of operations of the acquired business are included within our Global Engineering and Construction Group ("Global E&C Group") business segment.

        Also in June 2013, we acquired all of the outstanding shares of a privately held engineering and project management business located in Mexico with experience in both offshore and onshore upstream oil and gas, downstream oil and gas and power projects. We paid cash consideration net of cash acquired of approximately $15,700. Our consolidated balance sheet as of December 31, 2013 included a preliminary purchase price allocation for this acquisition as we are in process of finalizing the valuation of the individual assets acquired and liabilities assumed. The preliminary purchase price allocation was based on the best estimate of management and we expect to finalize the purchase price allocation upon completion of an independent appraisal over the next several months, but no later than one year from the acquisition date. The preliminary purchase price allocation and pro forma impact assuming the acquisition had occurred as of the beginning of 2012 were not significant to our consolidated financial statements. As part of our post-acquisition valuation of assets and liabilities acquired, we recorded additional assets and liabilities of $20,782 and $32,647, respectively, and recorded a corresponding net increase to goodwill of $11,865. As a result of the preliminary purchase price allocation, we recognized goodwill of $18,143 and other intangible assets of $7,100 related to this acquisition. The assets, liabilities and results of operations of the acquired business are included within our Global E&C Group business segment.

        During our U.S. operations' fiscal first quarter of 2013, we acquired all of the outstanding shares of a privately held U.S.-based business that specializes in the management of construction and commissioning of pharmaceutical and biotech facilities and which also has the capabilities to manage the full engineering, procurement and construction of such facilities. In addition, the acquired business has the ability to provide modular project delivery services on a worldwide basis through its participation in a business partnership. We paid cash consideration net of cash acquired of approximately $25,100. The sale and purchase agreement also included an earnout provision for

Foster Wheeler AG and Subsidiaries

Notes to consolidated financial statements (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

2.     Business Combinations (Continued)

additional consideration with an estimated maximum of approximately $6,600, depending on the acquired business' performance, as defined in the sale and purchase agreement, over a period of approximately 5 years subsequent to the acquisition date. Any amounts recognized under the earnout will be reported as compensation expense in periods subsequent to the acquisition date rather than as part of the purchase price for the business. The purchase price allocation and pro forma impact assuming the acquisition had occurred as of the beginning of 2012 were not significant to our consolidated financial statements. As a result of the purchase price allocation, we recognized goodwill of $10,571 and other intangible assets of $13,980 related to this acquisition. The assets, liabilities and results of operations of the acquired business are included within our Global E&C Group business segment.

2012 Acquisition:

        In November 2012, we acquired all of the outstanding shares of a privately held multi-discipline full service engineering, procurement, and construction management business located in North America. We paid cash consideration net of cash acquired of approximately $68,500. The sale and purchase agreement also included an earnout provision for additional consideration with an estimated maximum of approximately $20,000, depending on the acquired business' performance, as defined in the sale and purchase agreement, over a period of approximately 5 years subsequent to the acquisition date. The earnout will be reported as compensation expense in periods subsequent to the acquisition date rather than as part of the purchase price for the business. As a result of the purchase price allocation, we recognized goodwill of $18,708 and other intangible assets of $42,921 related to this acquisition. The assets, liabilities and results of operations of the acquired business are included within our Global E&C Group business segment.

Foster Wheeler AG and Subsidiaries

Notes to consolidated financial statements (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

2.     Business Combinations (Continued)

Allocation of purchase price:

        The following table presents the allocation of the purchase price for the aggregate assets acquired, liabilities assumed and goodwill for the acquisitions described above:

	For the Years Ended
	December 31, 2013	December 31, 2012
Number of businesses acquired	3	2
Allocation of Purchase Price:
Assets
Cash and cash equivalents	$1,515	$2,717
Trade and other receivables	41,091	25,125
Contracts in process	2,438	1,598
Other current assets	1,125	655
Land, buildings and equipment	1,408	7,749
Other assets*	24,229	535
Identifiable intangible assets:
Customer relationships and backlog	23,843	40,396
Trademarks	1,220	606
Other	1,365	1,919

Total amount allocated to identifiable intangible assets	26,428	42,921

Liabilities
Accounts payable and accrued expenses	31,942	12,390
Billings in excess of costs and estimated earnings on uncompleted contracts	5,558	17
Income taxes payable	19,858	802
Other current liabilities	16,713	250
Deferred tax liabilities	3,151	10,730
Other long-term liabilities	2,548	3,954

Total identifiable net assets acquired	18,464	53,157

Goodwill**	33,179	21,261

Total purchase price**	$51,643	$74,418

*
The balance related to other assets for our acquisitions for the year ended December 31, 2013 included a receivable for indemnification rights from a seller of an acquired business.

**
The total purchase price for our acquisitions for the year ended December 31, 2012 was increased by a working capital adjustment of $2,026 paid in 2013, which also resulted in a corresponding increase to goodwill.

        As noted above, the amounts for two of the acquisitions that occurred in the year ended December 31, 2013 are based on preliminary estimates of the fair value of the identifiable assets acquired and liabilities assumed. These estimates are subject to revision, which may result in adjustments to the amounts presented. We expect to finalize these amounts within 12 months from the respective acquisition dates. We do not expect any adjustments to be material.

Foster Wheeler AG and Subsidiaries

Notes to consolidated financial statements (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

2.     Business Combinations (Continued)

        Pro forma results have not been presented because the pro forma effect of these acquisitions is not material to our consolidated financial results for any periods presented.

Goodwill:

        The factors contributing to a purchase price that resulted in the recognition of goodwill include (i) the opportunity to expand our product offerings; (ii) the opportunity to enter new geographic markets; (iii) the opportunity of achieving operating synergies; and (iv) acquiring a workforce with capabilities in the engineering, procurement, and construction management business to expand capabilities.

        During 2013, we recognized goodwill of $10,571 that is expected to be deductible for income tax purposes. None of the goodwill recognized in 2012 is expected to be deductible for income tax purposes.

Intangible Assets:

        Intangible assets are amortized based on the period over which the economic benefits of the intangible assets are expected to be realized. Our intangibles assets include the following:

  •
  Customer relationships and backlog have estimated useful lives ranging from two to 13 years and two to 15 years for acquisitions in the years ended December 31, 2013 and 2012, respectively;

  •
  Trademarks have estimated useful lives ranging from two to 12 years for acquisitions in the year ended December 31, 2013 and an estimated useful life of five years for the acquisition in the year ended December 31, 2012; and

  •
  Other intangible assets represent the fair values of the existing non-compete agreements and software, which have estimated useful lives ranging from five to six years for acquisitions in the year ended December 31, 2013 and an estimated useful lives ranging from four to seven years for the acquisition in the year ended December 31, 2012.

2011 Acquisition:

        In December 2011, we acquired the stock of Graf-Wulff GmbH, a company based in Germany, for a purchase price of approximately €22,300 (approximately $29,400 at the exchange rate on the date of the acquisition), net of cash acquired. The acquired company designs, manufactures and installs equipment which utilizes circulating dry ash flue gas scrubbing technology for all types of steam generators in the power and industrial sectors. The purchase price allocation for this acquisition was not significant to our consolidated financial statements. This company's financial results are included within our Global Power Group business segment.

Operating Revenues and Performance:

        We utilize EBITDA, defined in Note 14, as the primary measure of operating performance.

        The table below presents the third-party operating revenues and EBITDA balances included in our consolidated financial results for the above acquisitions during the respective year of their acquisition.

Foster Wheeler AG and Subsidiaries

Notes to consolidated financial statements (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

2.     Business Combinations (Continued)

The impact of each acquired company is only included in the respective year of their acquisition and the impact is not included in the subsequent year(s) presented below.

        Operating revenues and EBITDA for the above acquisitions, which were included in our consolidated financial results, during their respective year of acquisition were:

	2013	2012	2011
Operating revenues	$110,094	$11,687	$—
EBITDA	$(1,407)	$1,106	$—

        There were no third-party operating revenues or EBITDA in 2011 as Graf-Wulff GmbH was acquired on December 31, 2011, the last day of 2011.

3.     Accounts and Notes Receivable, net

        The following table shows the components of trade accounts and notes receivable:

	December 31, 2013	December 31, 2012
Receivables from long-term contracts due within one year	$664,691	$601,249

Retention receivables estimated to be due in:
One year	13,315	18,028
Two years and thereafter	1,207	560

Total retention receivables	14,522	18,588

Trade accounts and notes receivable, gross	679,213	619,837

Less: Allowance for doubtful accounts	(7,443)	(10,624)

Trade accounts and notes receivable, net	$671,770	$609,213

        We assess the need for an allowance for doubtful accounts on a project-by-project basis. When there is a risk of non-payment related to customer credit risk, we record an allowance for doubtful accounts. Because of the nature of our customer base and our rigorous customer credit risk assessment process prior to entering into contracts, the level of our allowance for doubtful accounts is typically a very small percentage of our gross accounts receivable balance. To the extent that there is a risk of non-payment related to commercial or performance issues, we record an allowance against the valuation of contract work in progress within the contract. We have not recorded a provision for the outstanding retention receivable balances as of December 31, 2013 or 2012.

Foster Wheeler AG and Subsidiaries

Notes to consolidated financial statements (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

3.     Accounts and Notes Receivable, net (Continued)

        The following table shows the components of other accounts and notes receivable, net:

	December 31, 2013	December 31, 2012
Asbestos insurance receivable	$21,739	$34,648
Refundable value-added tax	20,267	21,712
Other	15,256	30,621

Other accounts and notes receivable, net	$57,262	$86,981

4.     Land, Buildings and Equipment

        Land, buildings and equipment are stated at cost and are set forth below:

	December 31, 2013	December 31, 2012
Land and land improvements	$19,420	$19,168
Buildings	320,315	303,636
Furniture, fixtures and equipment	359,497	342,605
Construction in progress	1,066	3,886

Land, buildings and equipment, gross	700,298	669,295
Less: Accumulated depreciation	(420,317)	(383,893)

Land, buildings and equipment, net	$279,981	$285,402

        Depreciation expense for 2013, 2012 and 2011 was $40,280, $38,013 and $37,168, respectively.

        We own certain office and manufacturing facilities in Finland that contain asbestos. We are required to remove the asbestos from such facilities if such facilities are significantly renovated or demolished. At present, there are no plans to undertake a major renovation that would require the removal of the asbestos or the demolition of the facilities. We do not have sufficient information to estimate the fair value of the asset retirement obligation because the settlement date or the range of potential settlement dates has not been specified and information is not currently available to apply an expected present value technique. We will recognize a liability in the period in which sufficient information is available to reasonably estimate the fair value of the asset retirement obligation.

5.     Investments

Investment in Unconsolidated Affiliates

        We own a noncontrolling interest in two electric power generation projects, one waste-to-energy project and one wind farm project, which are all located in Italy, and in a refinery/electric power generation project, which is located in Chile. We also own a 50% noncontrolling interest in a project in Italy which generates earnings from royalty payments linked to the price of natural gas. Based on the outstanding equity interests of these entities, we own 41.65% of each of the two electric power generation projects in Italy, 39% of the waste-to-energy project and 50% of the wind farm project. We have a notional 85% equity interest in the project in Chile; however, we are not the primary beneficiary

Foster Wheeler AG and Subsidiaries

Notes to consolidated financial statements (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

5.     Investments (Continued)

as a result of participation rights held by the minority shareholder. In determining that we are not the primary beneficiary, we considered the minority shareholder's right to approve activities of the project that most significantly impact the project's economic performance which include the right to approve or reject the annual financial (capital and operating) budget and the annual operating plan, the right to approve or reject the appointment of the general manager and senior management, and approval rights with respect to capital expenditures beyond those included in the annual budget.

        The summarized financial information presented below for the project in Chile includes an estimated recovery under a property damage insurance policy and an estimated recovery under a business interruption insurance policy for the income statement data for 2011.

        We account for these investments in Italy and Chile under the equity method. The following is summarized financial information for these entities (each as a whole) based on where the projects are located:

	December 31, 2013		December 31, 2012
	Italy	Chile	Italy	Chile
Balance Sheet Data:
Current assets	$156,844	$66,867	$142,584	$137,626
Other assets (primarily buildings and equipment)	259,392	88,936	358,366	98,550
Current liabilities	108,769	25,643	91,085	60,082
Other liabilities (primarily long-term debt)	149,578	14,482	214,025	23,061

Net assets	$157,889	$115,678	$195,840	$153,033

	2013		2012		2011
	Italy	Chile	Italy	Chile	Italy	Chile
Income Statement Data:
Total revenues	$148,971	$75,265	$147,200	$93,460	$157,411	$80,692
Gross profit/(loss)	(46,487)	41,811	13,223	54,350	49,520	33,284
(Loss)/income before income taxes	(53,730)	39,358	3,726	58,093	37,728	57,594
Net (loss)/earnings	(35,864)	31,860	2,743	42,048	22,238	44,230

        Our investment in these unconsolidated affiliates is recorded within investments in and advances to unconsolidated affiliates on the consolidated balance sheet and our equity in the net earnings of these unconsolidated affiliates is recorded within other income, net on the consolidated statement of operations. The investments and equity earnings of our unconsolidated affiliates in Italy and Chile are included in our Global E&C Group and Global Power Group business segments, respectively.

        Our consolidated financial statements reflect the following amounts related to our unconsolidated affiliates in Italy and Chile:

	2013	2012	2011
Equity in the net earnings of unconsolidated affiliates	$15,001	$23,012	$40,615
Distributions from equity affiliates	$55,933	$31,917	$47,659

Foster Wheeler AG and Subsidiaries

Notes to consolidated financial statements (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

5.     Investments (Continued)

	December 31, 2013	December 31, 2012
Investments in unconsolidated affiliates	$150,558	$187,363

        Our share of the undistributed retained earnings of our equity investees amounted to approximately $68,200 and $110,200 as of December 31, 2013 and 2012, respectively.

        During 2013, our Global E&C Group's projects in Italy experienced an equity loss of $12,541, inclusive of the impact of an impairment charge of $22,400 on one of our projects discussed below. Our equity earnings from our projects in Italy were $2,725 and $9,744 in 2012 and 2011, respectively.

        Our equity earnings in 2013 included the impact of an impairment charge of $22,400 on our equity interest investment in a waste-to-energy project in Italy. The reduction in fair value of our investment resulted from changed market conditions with respect to waste tariffs and the type of waste delivered to the plant, coupled with reduced operating performance of the plant compared to projected performance. We and our partner in the investment have concluded that we will continue to operate the plant and may consider future capital investments to improve its operating performance including a potential increase to the overall waste treatment and electric production compared to current levels. This impairment was recorded at the investee level. As a result of the foregoing, the carrying value of our investment approximated fair value at December 31, 2013.

        Also during 2013, our equity earnings were favorably impacted by two items which occurred in 2013: a governmental authority mandated rate change for energy generated prior to 2013, that favorably impacted three of our projects by an aggregate amount of $4,900, and a governmental return on investment credit received by one of our projects, that was deemed a critical energy producing facility, that favorably impacted that project by $2,200. Additionally, our equity earnings from our projects in Italy were favorably impacted by the inclusion of two items recognized in 2012: a charge to establish a reserve against its receivable for emission rights and the impact of an extended facility maintenance shutdown during 2012. Our equity earnings during 2012, compared to 2011, were unfavorably impacted by the above two items recognized in 2012.

        On February 27, 2010, an earthquake occurred off the coast of Chile that caused significant damage to our unconsolidated affiliate's facility in Chile. As a result of the damage, the project's facility suspended normal operating activities on that date and subsequently filed a claim with its insurance carrier for property damage and business interruption recoveries. The property damage and business interruption insurance recoveries were sufficient to cover the costs of repairing the facility and to substantially compensate our unconsolidated affiliate for the loss of profits while the facility suspended normal operating activities. Our unconsolidated affiliate collected substantially all of the remaining amounts due under its property damage and business interruption insurance claims during the third quarter of 2012. The facility achieved normal operating activities in the third quarter of 2011.

        Our equity earnings from our project in Chile were $27,542, $20,287 and $30,871 in 2013, 2012 and 2011, respectively. The increase in equity earnings in 2013, compared to the same period in 2012, was primarily driven by two items: a $3,200 increase in our share of the project's 2012 earnings recognized as a result of a revised earnings allocation for 2012 that was approved in connection with the approval by the project's governing board of the 2012 earnings distribution in the second quarter of 2013, and a

Foster Wheeler AG and Subsidiaries

Notes to consolidated financial statements (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

5.     Investments (Continued)

$3,000 increase from the reversal of an insurance-related contingency during the second quarter of 2013.

        The decrease in equity earnings in 2012, compared to 2011, was primarily driven by the impact of lower marginal rates for electrical power generation and the impact of a higher statutory tax rate in Chile, partially offset by an increase in the project's volume of electricity produced in 2012.

        Equity earnings in 2011 included our equity interest in the after tax estimated recovery under our project in Chile's business interruption insurance policy which covered the period from the date of the earthquake through the period when the facility resumed normal operating activities.

        We have guaranteed certain performance obligations of our project in Chile. We have a contingent obligation, which is measured annually based on the operating results of our project in Chile for the preceding year and is shared equally with our minority interest partner. We did not have a current payment obligation under this guarantee as of December 31, 2013.

        In addition, we have provided a $10,000 debt service reserve letter of credit to cover debt service payments in the event that our project in Chile does not generate sufficient cash flows to make such payments. We are required to maintain the debt service reserve letter of credit during the term of our project in Chile's debt, which matures in 2014. As of December 31, 2013, no amounts have been drawn under this letter of credit and we do not anticipate any amounts being drawn under this letter of credit.

        We also have a wholly-owned subsidiary that provides operations and maintenance services to our project in Chile. We record the fees for operations and maintenance services in operating revenues on our consolidated statement of operations and the corresponding receivable in trade accounts and notes receivable on our consolidated balance sheet.

        Our consolidated financial statements include the following balances related to our project in Chile:

	2013	2012	2011
Fees for operations and maintenance services (included in operating revenues)	$11,198	$10,514	$10,655

	December 31, 2013	December 31, 2012
Receivable from our unconsolidated affiliate in Chile (included in trade receivables)	$7,866	$16,933

        We also have guaranteed the performance obligations of our wholly-owned subsidiary under the operations and maintenance agreement governing our project in Chile. The guarantee is limited to $20,000 over the life of the operations and maintenance agreement, which extends through 2016. No amounts have ever been paid under the guarantee.

        During the third quarter of 2013, we acquired a 49% interest in a joint venture company that is fully licensed to engineer, procure and construct process facilities in China. We paid cash consideration of approximately CNY 72,000 (approximately $11,600 based on the exchange rate in effect on the

Foster Wheeler AG and Subsidiaries

Notes to consolidated financial statements (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

5.     Investments (Continued)

closing date). This investment is included in investments in and advances to unconsolidated affiliates on our consolidated balance sheet.

Other Investments

        We are the majority equity partner and general partner of a gas-fired cogeneration project in Martinez, California, which we have determined to be a VIE as of December 31, 2013 and 2012. We are the primary beneficiary of the VIE, since we have the power to direct the activities that most significantly impact the VIE's performance. These activities include the operations and maintenance of the facilities. Accordingly, as the primary beneficiary of the VIE, we have consolidated this entity. The aggregate net assets of this entity are presented below.

	December 31, 2013	December 31, 2012
Balance Sheet Data (excluding intercompany balances):
Current assets	$5,897	$15,610
Other assets (primarily buildings and equipment)	36,118	39,194
Current liabilities	3,024	4,825
Other liabilities	4,819	5,452

Net assets	$34,172	$44,527

Foster Wheeler AG and Subsidiaries

Notes to consolidated financial statements (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

6.     Goodwill and Other Intangible Assets

        We have tracked accumulated goodwill impairments since the beginning of fiscal year 2002, our date of adoption of the accounting guidelines related to the assessment of goodwill for impairment. There were no accumulated goodwill impairment losses as of that date.

        The following table provides the rollforward of our goodwill balances:

	December 31, 2013			December 31, 2012
	Gross Carrying Amount	Accumulated Impairment Losses	Net Carrying Amount	Gross Carrying Amount	Accumulated Impairment Losses	Net Carrying Amount
Global E&C Group:
Balance at beginning of year	$59,430	$(42)	$59,388	$40,286	$(42)	$40,244
Goodwill acquired during the year	35,205	—	35,205	19,235	—	19,235
Foreign currency translation adjustment	(2,017)	—	(2,017)	(91)	—	(91)

Balance at end of year	$92,618	$(42)	$92,576	$59,430	$(42)	$59,388

Global Power Group:
Balance at beginning of year	$153,531	$(79,401)	$74,130	$151,277	$(79,401)	$71,876
Goodwill acquired during the year	—	—	—	—	—	—
Foreign currency translation adjustment	3,095	—	3,095	2,254	—	2,254

Balance at end of year	$156,626	$(79,401)	$77,225	$153,531	$(79,401)	$74,130

Total:
Balance at beginning of year	$212,961	$(79,443)	$133,518	$191,563	$(79,443)	$112,120
Goodwill acquired during the year	35,205	—	35,205	19,235	—	19,235
Foreign currency translation adjustment	1,078	—	1,078	2,163	—	2,163

Balance at end of year	$249,244	$(79,443)	$169,801	$212,961	$(79,443)	$133,518

        In December 2013, our Global E&C Group's goodwill balance included increases related to our acquisitions located in the U.S. and Mexico of $10,571 and $18,143, respectively, which were included in the North America geographic region in the table below, and the U.K. of $4,465, portions of which were included in both the Europe and Middle East geographic regions in the table below. Our Global E&C Group's goodwill balance also includes an increase during 2013 related to a customary working capital adjustment of $2,026 for our 2012 acquisition, which is included in the North America geographic region in the table below. The remaining changes in each of the regions were the result of the impact of foreign currency translation adjustments. In December 2012, we acquired a multi-discipline full service engineering, procurement, and construction management company located in North America, which is included within our Global E&C Group business segment. Please refer to Note 2 for further information regarding these acquisitions.

Foster Wheeler AG and Subsidiaries

Notes to consolidated financial statements (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

6.     Goodwill and Other Intangible Assets (Continued)

        The following table provides our net carrying amount of goodwill by geographic region in which our reporting units are located:

	Global E&C Group		Global Power Group
	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Goodwill Net Carrying Amount:
North America	$84,447	$55,962	$4,266	$4,266
Asia	761	858	—	—
Europe	6,787	2,568	72,959	69,864
Middle East	581	—	—	—

Total	$92,576	$59,388	$77,225	$74,130

        The following table sets forth amounts relating to our identifiable intangible assets:

	December 31, 2013			December 31, 2012
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Patents	$41,526	$(34,477)	$7,049	$41,103	$(32,273)	$8,830
Trademarks	66,320	(34,113)	32,207	64,582	(31,483)	33,099
Customer relationships, pipeline and backlog	95,199	(25,911)	69,288	72,050	(14,531)	57,519
Technology	6,887	(1,968)	4,919	6,594	(942)	5,652

Total	$209,932	$(96,469)	$113,463	$184,329	$(79,229)	$105,100

        As of December 31, 2013, the net carrying amounts of our identifiable intangible assets were $45,635 for our Global Power Group and $67,828 for our Global E&C Group. Amortization expense related to identifiable intangible assets is recorded within cost of operating revenues on the consolidated statement of operations. Amortization expense related to assets other than identifiable intangible assets was not material in 2013, 2012 and 2011. The following table details amortization expense related to identifiable intangible assets by period:

	2013	2012	2011
Amortization expense	$16,531	$11,440	$6,574
Approximate full year amortization expense for years:
2014			$16,800
2015			12,400
2016			9,800
2017			9,400
2018			9,200

Foster Wheeler AG and Subsidiaries

Notes to consolidated financial statements (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

7.     Borrowings

        The following table shows the components of our long-term debt:

	December 31, 2013			December 31, 2012
	Current	Long-term	Total	Current	Long-term	Total
Capital Lease Obligations	$3,040	$51,359	$54,399	$2,545	$53,780	$56,325
Special-Purpose Limited Recourse Project Debt:
FW Power S.r.l.	7,433	55,722	63,155	9,215	61,575	70,790
Energia Holdings, LLC at 11.443% interest, due April 15, 2015	2,040	5,355	7,395	1,912	7,396	9,308
Subordinated Robbins Facility Exit Funding Obligations:
1999C Bonds at 7.25% interest, due October 15, 2024	—	1,283	1,283	—	1,283	1,283

Total	$12,513	$113,719	$126,232	$13,672	$124,034	$137,706

Estimated fair value			$139,912			$155,718

        Interest Costs—Interest costs incurred in 2013, 2012, and 2011 were $11,297, $10,894, and $12,859, respectively.

        Capital Lease Obligations—We have entered into a series of capital lease obligations, primarily for office buildings. Assets under capital lease obligations are summarized as follows:

	December 31, 2013	December 31, 2012
Buildings and improvements	$38,696	$37,944
Furniture, fixtures and equipment	2,114	2,344

Capital lease assets, gross	40,810	40,288
Less: Accumulated depreciation	(19,698)	(18,062)

Net assets under capital lease obligations	$21,112	$22,226

        The following are the minimum lease payments to be made in each of the years indicated for our capital lease obligations as of December 31, 2013:

Years:
2014	$8,265
2015	8,289
2016	8,286
2017	8,634
2018	8,993
Thereafter	43,566

Total minimum lease payments under capital lease obligations	$86,033

Foster Wheeler AG and Subsidiaries

Notes to consolidated financial statements (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

7.     Borrowings (Continued)

        Special-Purpose Limited Recourse Project Debt—Special-purpose limited recourse project debt represents debt incurred to finance the construction of a cogeneration facility and wind farm projects in which we are the owner or majority-owner. Certain assets of each project collateralize the notes and/or bonds. Our obligations with respect to this debt are limited to contributing project equity during the construction phase of the projects and the guarantee of the operating performance of our project in Chile, described in Note 5.

        FW Power S.r.l., which is the owner of certain electric power generating wind farms in Italy, has project financing for two wind farm projects under base facilities. The base facilities bear interest at variable rates based upon 6-month Euribor plus a spread varying from 0.9% to 1.0% throughout the life of the debt and are repayable semi-annually based upon a pre-defined payment schedule through December 31, 2022.

        The debt is collateralized by certain revenues and assets of FW Power S.r.l. Our total borrowing capacity under the FW Power S.r.l. credit facilities is €75,300 (approximately $103,700 at the exchange rate as of December 31, 2013).

        We have executed interest rate swap contracts that effectively convert approximately 90% of the base facilities to a weighted-average fixed interest rate of 4.48%. The swap contracts are in place through the life of the facilities. See Note 10, "Derivative Financial Instruments—Interest Rate Risk," for our accounting policy related to these interest rate swap contracts. The interest rate on the portion of the base facilities not subject to the interest rate swap contracts was 0.331% as of December 31, 2013.

        The Energia Holdings, LLC notes are collateralized by certain revenues and assets of a special-purpose subsidiary, which has an indirect ownership interest in our project in Chile, described in Note 5.

        Subordinated Robbins Facility Exit Funding Obligations ("Robbins bonds")—In connection with the restructuring of debt incurred to finance construction of a waste-to-energy facility in the Village of Robbins, Illinois in the U.S., we assumed certain subordinated obligations. The 1999C Bonds due October 15, 2024 (the "1999C bonds") are the only Robbins bonds outstanding as of December 31, 2013, as the remaining subordinated obligations were paid off in full at their scheduled maturity dates. The 1999C bonds are subject to mandatory sinking fund reduction prior to maturity at a redemption price equal to 100% of the principal amount thereof, plus accrued interest to the redemption date. On October 3, 2008, we acquired a portion of our 1999C bonds, plus accrued and unpaid interest to date.

Foster Wheeler AG and Subsidiaries

Notes to consolidated financial statements (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

7.     Borrowings (Continued)

        Aggregate Maturities—Aggregate principal repayments and sinking fund requirements of long-term debt, excluding payments on capital lease obligations, over the next five years are as follows:

Aggregate maturities by year:
2014	$9,473
2015	13,363
2016	8,249
2017	8,694
2018	6,275
Thereafter	25,779

Total long-term debt payments, excluding capital lease obligations	$71,833

        Senior Credit Agreements—On August 3, 2012, we entered into a new five-year senior unsecured credit agreement, which replaced our amended and restated senior unsecured credit agreement from July 2010. Our new senior credit agreement provides for an unsecured revolving line of credit of $750,000 and contains an increase option permitting us, subject to certain requirements, to arrange with existing lenders and/or new lenders to provide up to an aggregate of $300,000 in additional commitments. During the term of this senior credit agreement, we may request, subject to certain requirements, up to two one-year extensions of the contractual termination date.

        We can issue up to $750,000 under the letter of credit portion of the facility. Letters of credit issued under our new senior credit agreement have performance pricing that is decreased (or increased) as a result of improvements (or reductions) in our corporate credit ratings, as defined in the senior credit agreement. Based on our current credit ratings, letter of credit fees for performance and non-performance letters of credit issued under our new senior credit agreement are 0.75% and 1.50% per annum of the outstanding amount, respectively, excluding a nominal fronting fee. We also have the option to use up to $250,000 of the $750,000 for revolving borrowings at a rate equal to adjusted LIBOR, as defined in the senior credit agreement, plus 1.50%, subject also to the performance pricing noted above.

        Fees and expenses incurred in conjunction with the execution of our new senior credit agreement were approximately $4,000 and, along with a portion of the remaining unamortized fees from our July 2010 agreement, are being amortized to expense over the five-year term of the agreement, which commenced in the third quarter of 2012. We also recorded an $800 charge in 2012 to write-off a portion of the unamortized fees and expenses paid in conjunction with our July 2010 agreement.

        Our new senior credit agreement contains various customary restrictive covenants. In addition, our new senior credit agreement contains financial covenants relating to leverage and interest coverage ratios. Our total leverage ratio compares total indebtedness to EBITDA, as defined in the credit agreement, and our total interest coverage ratio compares EBITDA, as defined in the credit agreement, to interest expense. Both the leverage and interest coverage ratios are measured quarterly. In addition, the leverage ratio is measured as of any date of determination for certain significant events. All such terms are defined in our new senior credit agreement. We have been in compliance with all financial covenants and other provisions of both our August 2012 and our July 2010 senior credit agreements, while the respective agreements were in effect during the year ended December 31, 2013 or 2012.

Foster Wheeler AG and Subsidiaries

Notes to consolidated financial statements (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

7.     Borrowings (Continued)

        We had approximately $253,900 and $250,600 of letters of credit outstanding under our senior credit agreement in effect as of December 31, 2013 and 2012, respectively. The letter of credit fees under our senior credit agreement in effect as of December 31, 2013 and 2012 ranged from 0.75% to 1.50% of the outstanding amount, excluding fronting fees. There were no funded borrowings outstanding under our senior credit agreement in effect as of December 31, 2013 or 2012.

8.     Pensions and Other Postretirement Benefits

        We have defined benefit pension plans in the United States, or U.S., the United Kingdom, or U.K., Canada, Finland, France, India and South Africa, and we have other postretirement benefit plans, which we refer to as OPEB plans, for health care and life insurance benefits in the U.S. and Canada. We also have defined contribution retirement plans in the U.S. and the U.K. Finally, we have certain other benefit plans including government mandated postretirement programs.

        We recognize the funded status of each of our defined benefit pension and OPEB plans on our consolidated balance sheet. We recognize any gains or losses, which are not recognized as a component of annual service cost, as a component of other comprehensive income, net of tax. We record net actuarial losses, prior service cost/(credits) and net transition obligations/(assets) within accumulated other comprehensive loss on the consolidated balance sheet.

        Defined Benefit Pension Plans—Our defined benefit pension plans, or pension plans, cover certain full-time employees. Under the pension plans, retirement benefits are primarily a function of both years of service and level of compensation. The U.S. pension plans, which are closed to new entrants and additional benefit accruals, and the Canada, Finland, France and India pension plans are non-contributory. The U.K. pension plan, which is closed to new entrants and additional benefit accruals, and the South Africa pension plan are both contributory plans.

        Effective March 31, 2010, we closed the U.K. pension plan for future defined benefit accrual. On that date, all active members became deferred, but they maintained a salary link to retail prices index, or RPI, for inflation in the calculation of members' benefits. For inactive members, the U.K. governmental standard, which was RPI at the time of the plan closure, would continue to be utilized to determine the inflation index in the calculation of inactive members' benefits.

        As a result of a change in the U.K. governmental standard for pension plan inflationary increases, during 2011 our U.K. pension plan adopted the use of the U.K. consumer prices index, or CPI, as a basis for inflationary increases in the calculation of pension benefits for all members, with the exception active members which still maintained a salary link to RPI. The U.K. RPI was the former U.K. governmental standard that was used by our U.K. pension plan. We accounted for this change as a plan amendment as of May 31, 2011 and based on the remeasurement of the obligation at that time, we recognized a decrease in the pension plan liability on our consolidated balance sheet and a corresponding pre-tax prior service credit in comprehensive income during 2011 of approximately £29,600 (approximately $48,100 at the exchange rate in effect at the time of the change).

        On November 29, 2013, our U.K. pension plan announced that the salary limiter would, in the future, be linked to CPI for inflation, therefore resulting in active members' salaries being linked to CPI for inflation in the calculation of active members' benefits. We have accounted for the change from RPI to CPI for inflation on active members' benefits as a plan amendment and based on the

Foster Wheeler AG and Subsidiaries

Notes to consolidated financial statements (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

8.     Pensions and Other Postretirement Benefits (Continued)

remeasurement of the obligation at that time, we recognized a decrease in the pension plan liability on our consolidated balance sheet and a corresponding pre-tax prior service credit in comprehensive income of £10,900 (approximately $17,400 at the exchange rate in effect at the time of the change).

        Other Postretirement Benefit Plans—Certain employees in the U.S. and Canada may become eligible for health care and life insurance benefits if they qualify for and commence normal or early retirement pension benefits as defined in the U.S. and Canada pension plans while working for us.

        Additionally, one of our subsidiaries in the U.S. also has a benefit plan, referred to as the Survivor Income Plan ("SIP"), which provides coverage for an employee's beneficiary upon the death of the employee. This plan has been closed to new entrants since 1988. Total liabilities under the SIP, which were $16,213 and $18,273 as of December 31, 2013 and 2012, respectively, are reflected in the other postretirement benefit obligation and funded status information below. The assets held to fund the benefits provided by the SIP, which reflect the cash surrender value of insurance policies purchased to cover obligations under the SIP, totaled $5,781 and $6,033 as of December 31, 2013 and 2012, respectively. The assets are recorded in other assets on the consolidated balance sheet and are not reflected in the OPEB funded status information below.

        Components of net periodic benefit cost/(credit) and changes recognized in other comprehensive income include:

	Defined Benefit Pension Plans			OPEB Plans
	2013	2012	2011	2013	2012	2011
Net periodic benefit cost/(credit)
Service cost	$1,148	$1,025	$1,438	$55	$71	$93
Interest cost	51,234	52,819	59,570	2,354	2,641	3,223
Expected return on plan assets	(64,899)	(64,325)	(70,213)	—	—	—
Amortization of net actuarial loss	18,041	16,882	13,486	880	426	140
Amortization of prior service credit	(1,609)	(1,561)	(915)	(3,497)	(3,514)	(3,565)
Amortization of transition obligation	56	52	46	—	—	—
Settlement charges	—	89	—	—	—	—

Net periodic benefit cost/(credit)	$3,971	$4,981	$3,412	$(208)	$(376)	$(109)

Changes recognized in other comprehensive income:
Net actuarial (gain)/loss	$(17,248)	$62,512	$90,715	$(11,090)	$3,965	$2,930
Prior service (credit)/cost(1)(2)	(17,428)	25	(48,056)	—	—	—
Amortization of net actuarial loss	(18,041)	(16,882)	(13,486)	(880)	(426)	(140)
Amortization of prior service credit	1,609	1,561	915	3,497	3,514	3,565
Amortization of transition obligation	(56)	(52)	(46)	—	—	—

Total recognized in other comprehensive income—before tax(3)	$(51,164)	$47,164	$30,042	$(8,473)	$7,053	$6,355

(1)
During 2013, our U.K. pension plan adopted the use of the U.K. consumer prices index as a basis for future inflationary increases in the calculation of pension benefits for active members, which was accounted for as a plan amendment.

Foster Wheeler AG and Subsidiaries

Notes to consolidated financial statements (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

8.     Pensions and Other Postretirement Benefits (Continued)

(2)
During 2011, our U.K. pension plan adopted the use of the U.K. consumer prices index as a basis for future inflationary increases in the calculation of pension benefits for inactive members, which was accounted for as a plan amendment.

(3)
Please refer to Note 12 for the related tax effect recognized in other comprehensive income.

        The components of net periodic benefit cost/(credit) are recognized within cost of operating revenues and selling, general and administrative expenses on our consolidated statement of operations. Please refer to Note 1 for further discussion on the timing of when items in cost of operating revenues are recognized on our consolidated statement of operations under our accounting policy for revenue recognition on long-term contracts, which utilizes the percentage-of-completion method.

        The following is a summary of our net periodic benefit cost/(credit) by defined benefit pension plan:

	2013	2012	2011
Net periodic benefit cost/(credit) by plan:
United States	$1,987	$2,594	$2,403
United Kingdom	129	478	(885)
Other	1,855	1,909	1,894

Net periodic benefit cost/(credit)	$3,971	$4,981	$3,412

        Estimated amortization expense/(benefit) to be recognized in net periodic benefit cost over the next year includes:

	Pension Plans	OPEB Plans
Net actuarial loss/(gain)	$16,900	$(100)
Prior service credit	$(2,300)	$(3,500)
Transition obligation	$100	$—

        The following table summarizes the weighted-average assumptions used to estimate our net periodic benefit cost/(credit) and projected benefit obligation by year:

	Defined Benefit Pension Plans
										Other Postretirement Benefit Plans
	United States			United Kingdom			Other
	2013	2012	2011	2013	2012	2011	2013	2012	2011	2013	2012	2011
Net periodic benefit cost/(credit):
Discount rate	3.52%	4.03%	5.11%	4.50%	4.80%	5.40%	5.02%	5.38%	5.40%	2.46%	3.44%	3.31%
Long-term rate of return	7.13%	7.45%	7.74%	5.30%	5.30%	6.40%	6.98%	7.02%	6.96%	N/A	N/A	N/A
Salary growth*	N/A	N/A	N/A	N/A	N/A	N/A	3.19%	2.26%	3.59%	N/A	N/A	N/A
Projected benefit obligations:
Discount rate	4.41%	3.52%	4.03%	4.45%	4.50%	4.80%	5.51%	4.47%	5.18%	4.16%	3.28%	3.85%
Salary growth*	N/A	N/A	N/A	N/A	N/A	N/A	2.55%	2.21%	4.21%	N/A	N/A	N/A

*
Salary growth is not applicable for frozen pension plans as future salary levels do not affect benefits payable.

N/A—Not
applicable.

Foster Wheeler AG and Subsidiaries

Notes to consolidated financial statements (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

8.     Pensions and Other Postretirement Benefits (Continued)

        The expected long-term rate of return on plan assets is developed using a weighted-average methodology, blending the expected returns on each class of investment in the pension plans' portfolio. The expected returns by asset class are developed considering both past performance and future considerations. We annually review and adjust, as required, the long-term rate of return for our pension plans. The weighted-average expected long-term rate of return on plan assets has ranged from 5.8% to 6.8% over the past three years.

        Assumed healthcare cost trend rates for the OPEB plans were:

	Pre- Medicare Eligible	Medicare Eligible
Healthcare cost trend rate used for next year:
2012	7.80%	8.60%
2013	6.40%	11.20%
Rate to which the healthcare cost trend rate will ultimately decline	5.70%	5.90%
Year that the cost trend rate will reach its ultimate rate	2015	2029

        Assumed healthcare cost trend rates have a significant effect on the costs and obligations reported for the other postretirement benefit plans. A one-percentage-point change in assumed healthcare cost trend rates would have the following effects:

	One-Percentage Point
	Increase	Decrease
Effect on total of service and interest cost components	$100	$(100)
Effect on accumulated postretirement benefit obligation	$1,500	$(1,300)

Foster Wheeler AG and Subsidiaries

Notes to consolidated financial statements (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

8.     Pensions and Other Postretirement Benefits (Continued)

        Projected benefit obligations and funded status for the years ended December 31, 2013 and 2012:

	Pension Plans		OPEB Plans
	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Change in projected benefit obligations:
Projected benefit obligations at beginning of year	$1,291,737	$1,177,078	$72,956	$72,173
Service cost	1,148	1,025	55	71
Interest cost	51,234	52,819	2,354	2,641
Plan participants' contributions	160	121	1,582	1,662
Plan amendments	(16,903)	25	—	—
Actuarial gain/(loss)	8,102	91,836	(11,093)	3,965
Benefits paid	(66,199)	(64,565)	(6,601)	(7,573)
Other	—	(160)	—	—
Foreign currency exchange rate changes	16,253	33,556	(40)	16

Projected benefit obligations at end of year	$1,285,532	$1,291,735	$59,213	$72,955

Change in plan assets:
Fair value of plan assets at beginning of year	$1,216,634	$1,130,652	$—	$—
Actual return on plan assets	91,014	94,431	—	—
Employer contributions	21,372	21,670	5,019	5,911
Plan participants' contributions	160	121	1,582	1,662
Benefits paid	(66,199)	(64,565)	(6,601)	(7,573)
Other	—	(160)	—	—
Foreign currency exchange rate changes	17,537	34,483	—	—

Fair value of plan assets at end of year	1,280,518	1,216,632	—	—

Funded status at end of year	$(5,014)	$(75,103)	$(59,213)	$(72,955)

Foster Wheeler AG and Subsidiaries

Notes to consolidated financial statements (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

8.     Pensions and Other Postretirement Benefits (Continued)

	Pension Plans		OPEB Plans
	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Funded status by plan:
United States	$(26,424)	$(77,641)	$(58,718)	$(72,251)
United Kingdom	33,786	15,513	—	—
Other	(12,376)	(12,975)	(495)	(704)

Funded status at end of year	$(5,014)	$(75,103)	$(59,213)	$(72,955)

Funded status recognized on the consolidated balance sheet:
Other non-current assets	$33,786	$15,973	$—	$—
Current liabilities	(1,499)	(1,008)	(4,955)	(5,071)
Non-current liabilities	(37,301)	(90,068)	(54,258)	(67,884)

Funded status at end of year	$(5,014)	$(75,103)	$(59,213)	$(72,955)

Amounts recognized in accumulated other comprehensive loss:
Net actuarial gain/(loss)	$(593,292)	$(628,583)	$201	$(11,768)
Prior service credit	61,057	45,239	18,084	21,580
Net transition asset	313	257	—	—

Total before tax and allocation to noncontrolling interests	$(531,922)	$(583,087)	$18,285	$9,812

Accumulated benefit obligation at end of year	$1,236,923	$1,190,637

        Defined benefit pension plans with an accumulated benefit obligation in excess of plan assets:

	December 31, 2013*	December 31, 2012*
Projected benefit obligation	$407,558	$454,633
Accumulated benefit obligation	401,748	449,454
Fair value of plan assets	368,998	363,557

*
Balances for the years ended December 31, 2013 and 2012 do not include information for plans in the United Kingdom and South Africa since the plan assets of those plans exceeded the accumulated benefit obligation.

Contributions:

        Based on the minimum statutory funding requirements for 2014, our mandatory contributions to our U.S. pension plans will be insignificant. Based on the minimum statutory funding requirements for 2014, we expect to contribute total mandatory contributions of approximately $22,900 to our non-U.S. pension plans and approximately $5,100 to our other postretirement benefit plans.

Foster Wheeler AG and Subsidiaries

Notes to consolidated financial statements (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

8.     Pensions and Other Postretirement Benefits (Continued)

Estimated future benefit payments:

        We expect to make the following benefit payments:

	2014	2015	2016	2017	2018	2019-2023
Pension plans	$69,700	$69,800	$69,700	$71,200	$71,700	$364,500
OPEB plans	5,100	5,000	4,900	4,700	4,500	20,600

Plan Assets:

        Each of our defined benefit pension plans in the U.S., U.K., Canada, India and South Africa is governed by a written investment policy. The pension plans in Finland and France have no plan assets.

        The investment policy of each of our pension plans allocates assets in accordance with policy guidelines. These guidelines identify target and/or maximum and minimum allocations by asset class. Our guidelines vary by pension plan for each asset class, but generally range between 30% and 40% for equities, 50% and 60% for fixed income, 0% and 10% for alternative investments, such as hedge funds, and 0% and 10% for cash, with the exception of plan contributions temporarily awaiting longer-term investment. Some of the guidelines expressly endorse +/- ranges, which ranges are generally 10% or less.

        Investments are exposed to various risks, such as interest rate, market and credit risks. Due to the level of uncertainty related to certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and, that such changes could materially affect the fair value of our defined benefit plan assets, which in turn, would result in a change to our net pension benefit liability on our consolidated balance sheet. Accordingly, the valuation of investments at each year end may not be indicative of future valuations or the amounts that could be realized upon future liquidation. We develop investment policies for each of our pension plans which take these risks into account and we continually review the investment policies to ensure that the investment strategy is aligned with pension plan liabilities and projected pension plan benefit payments. Based on our current holdings, we believe that our individual pension plans are not exposed to a significant concentration of risk in any particular sector or asset class.

        Our pension plan assets are valued under the established framework for measuring fair value in accordance with U.S. generally accepted accounting principles. See Note 1 for further information regarding the measurement of fair value under U.S. generally accepted accounting principles and our accounting policy. Our pension plan assets measured within the fair value framework primarily consist of investments in U.S. treasury securities, commingled funds and private investment fund assets. Quoted prices in active markets are used to value investments when available. Investments are valued at their closing price or, when not available, the last reported bid price. In accordance with current accounting guidance, our valuations include the use of the funds' reported net asset values for our commingled fund investments and our private investment funds. Commingled funds are valued at the net asset value for their underlying securities. We further corroborate the above valuations with observable market data using level 1 and 2 inputs within the fair value framework. The fair value of our private investment fund assets are based on the net asset value of their investments in other funds, including hedge funds, as communicated by the asset manager. The net asset values of the underlying

Foster Wheeler AG and Subsidiaries

Notes to consolidated financial statements (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

8.     Pensions and Other Postretirement Benefits (Continued)

funds, in turn, are valued based on the net asset values of their investments in equity securities, commingled funds, investments in debt and equity securities and limited partnerships and similar pooled investment vehicles. Our investments in private investment fund assets are valued using level 2 and 3 unobservable market data inputs. Additionally, private investment fund assets that are in "lock-up" periods, typically upon initial investment, which exceeded 90 days, are classified as level 3 unobservable market data inputs. These assets can be transferred to level 2 inputs at the expiration of the "lock-up" period, so long as the asset can be liquidated at net asset value at the end of a notice period of less than 90 days.

        The fair values of our defined benefit pension plan assets as of December 31, 2013 and 2012 by asset category are as follows:

	Fair Value Measurements as of
	December 31, 2013				December 31, 2012
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
U.S. Treasury Securities(1)	$60,482	$—	$—	$60,482	$—	$—	$—	$—
Commingled Funds:
Equity(2)	—	473,139	7,404	480,543	—	513,669	7,037	520,706
Corporate fixed income(3)	16,534	202,204	280	219,018	—	276,942	—	276,942
Government fixed income(4)	—	317,046	220	317,266	—	329,016	268	329,284
Mortgage Backed Securities	—	18,720	—	18,720	—	—	—	—
Money market(5)	—	3,051	—	3,051	—	3,911	—	3,911
Cash equivalents	—	40,227	—	40,227	—	42,799	—	42,799
Private investment funds(6)	—	127,289	7,153	134,442	—	—	37,997	37,997
Other(7)	64	2,671	1,332	4,067	—	—	—	—

Subtotal	$77,080	$1,184,347	$16,389	$1,277,816	$—	$1,166,337	$45,302	$1,211,639

Cash and cash equivalents				2,704				4,993

Total plan assets				$1,280,520				$1,216,632

(1)
Publicly traded U.S. government treasury notes and bonds.

(2)
Primarily equity securities with a focus on long-term returns.

(3)
Primarily corporate fixed income securities with a focus on intermediate-term and long-term maturities.

(4)
Primarily government fixed-income securities with a focus on current income and capital preservation with varying maturities.

(5)
Primarily short-term maturities of two years or less from various issuers with a focus on preservation of capital.

(6)
Private investment funds which primarily invest in funds, including hedge funds, which, in turn, invest in equity securities, commingled funds, investments in debt and equity securities and limited partnerships and similar pooled investment vehicles.

(7)
Investments in publicly traded futures contracts, corporate floating rate loan funds and credit default swaps.

Foster Wheeler AG and Subsidiaries

Notes to consolidated financial statements (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

8.     Pensions and Other Postretirement Benefits (Continued)

Level 3 Gains and Losses:

        The table below provides a summary of the changes in the fair value of our level 3 plan assets during 2013, 2012 and 2011:

	2013	2012	2011
Balance at beginning of year	$45,302	$41,667	$—
Purchases	1,980	260	43,429
Unrealized gains/(losses)	(638)	3,375	(1,762)
Transfers out of Level 3 to Level 2	(30,255)	—	—

Balance at end of year	$16,389	$45,302	$41,667

        During 2013, we transferred the value of an investment in one of our private investment funds, valued at net asset value, from level 3 to level 2 as the "lock-up" period of the fund had expired and we had the ability to liquidate the asset at net asset value at the end of a notice period of less than 90 days.

        Defined Contribution Plans—Our U.S. subsidiaries have a 401(k) plan for salaried employees. We match 100% of the employee contributions on the first 6% of eligible base pay, subject to the annual limit on eligible earnings under the Internal Revenue Code. In total, our U.S. subsidiaries contributed approximately $10,000, $10,900, and $9,400 to the 401(k) plan in 2013, 2012, and 2011, respectively. Our U.S. subsidiaries also have a Roth 401(k) plan for salaried employees.

        Our U.K. subsidiaries offer a defined contribution plan for salaried employees. Under the defined contribution plan, amounts are credited as a percentage of earnings which percentage can be increased within prescribed limits after five years of membership in the fund if matched by the employee. At termination (up to two years' service only), an employee may receive the balance in the account. Otherwise, at termination or at retirement, an employee receives an annuity or a combination of lump-sum and annuity. Our U.K. subsidiaries contributed approximately $10,000, $9,700, and $10,500 in 2013, 2012, and 2011, respectively, to the defined contribution plan.

        Other Benefits—Certain of our non-U.S. subsidiaries participate in government-mandated indemnity and postretirement programs for their employees. Liabilities of $19,662 and $19,393 were recorded within pension, postretirement and other employee benefits on the consolidated balance sheet at December 31, 2013 and 2012, respectively, related to such benefits.

9.     Guarantees and Warranties

        We have agreed to indemnify certain third parties relating to businesses and/or assets that we previously owned and sold to such third parties. Such indemnifications relate primarily to breach of covenants, breach of representations and warranties, as well as potential exposure for retained liabilities, environmental matters and third party claims for activities conducted by us prior to the sale of such businesses and/or assets. It is not possible to predict the maximum potential amount of future payments under these or similar indemnifications due to the conditional nature of the obligations and the unique facts and circumstances involved in each particular indemnification; however many of our

Foster Wheeler AG and Subsidiaries

Notes to consolidated financial statements (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

9.     Guarantees and Warranties (Continued)

indemnification obligations, including for environmental matters, are capped. Historically, our payments under these indemnification obligations have not had a significant effect on our business, financial condition, results of operations or cash flows. We believe that if we were to incur a loss related to any of these matters, such loss would not have a significant effect on our business, financial condition, results of operations or cash flows.

        We maintain liabilities for environmental matters for properties owned and for properties covered under the indemnification obligations described above for businesses and/or assets that we previously owned and sold to third parties. As of December 31, 2013 and 2012, the carrying amounts of our environmental liabilities were $6,800 and $8,500, respectively.

        We also maintain contingencies for warranty expenses on certain of our long-term contracts. Generally, warranty contingencies are accrued over the life of the contract so that a sufficient balance is maintained to cover our aggregate exposure at the conclusion of the project.

Warranty Liability:	2013	2012	2011
Balance at beginning of year	$90,100	$93,000	$100,300
Accruals	22,900	29,100	31,000
Settlements	(11,200)	(13,000)	(19,600)
Adjustments to provisions*	(28,800)	(21,500)	(17,800)
Foreign currency translation	500	2,500	(900)

Balance at end of year	$73,500	$90,100	$93,000

*
Adjustments to the provisions represent reversals of warranty provisions that are no longer required.

        We are contingently liable under standby letters of credit, bank guarantees and surety bonds, totaling $960,500 and $1,015,900 as of December 31, 2013 and 2012, respectively, primarily for guarantees of our performance on projects currently in execution or under warranty. These amounts include the standby letters of credit issued under our senior unsecured credit agreement discussed in Note 7 and under other facilities worldwide. No material claims have been made against these guarantees, and based on our experience and current expectations, we do not anticipate any material claims.

        We have also guaranteed certain performance obligations in a refinery/electric power generation project located in Chile in which we hold a noncontrolling interest. See Note 5 for further information.

10.   Derivative Financial Instruments

        We are exposed to certain risks relating to our ongoing business operations. The risks managed by using derivative financial instruments relate primarily to foreign currency exchange rate risk and, to a significantly lesser extent, interest rate risk. Derivative financial instruments held by our consolidated entities are recognized as assets or liabilities at fair value on our consolidated balance sheet. Our proportionate share of the fair value of derivative financial instruments held by our equity method investees is included in investments in and advances to unconsolidated affiliates on our consolidated balance sheet.

Foster Wheeler AG and Subsidiaries

Notes to consolidated financial statements (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

10.   Derivative Financial Instruments (Continued)

        The fair values of derivative financial instruments held by our consolidated entities were as follows:

	Fair Values of Derivative Financial Instruments
		Asset Derivatives			Liability Derivatives
	Balance Sheet Location	December 31, 2013	December 31, 2012	Balance Sheet Location	December 31, 2013	December 31, 2012
Derivatives designated as hedging instruments
Interest rate swap contracts	Other assets	$—	$—	Other long-term liabilities	$7,866	$10,490
Derivatives not designated as hedging instruments
Foreign currency forward contracts	Contracts in process or billings in excess of costs and estimated earnings on uncompleted contracts	7,157	6,040	Contracts in process or billings in excess of costs and estimated earnings on uncompleted contracts	2,018	4,895
Foreign currency forward contracts	Other accounts receivable	204	1,357	Accounts payable	387	29

Total derivatives		$7,361	$7,397		$10,271	$15,414

Foreign Currency Exchange Rate Risk

        We operate on a worldwide basis with operations that subject us to foreign currency exchange rate risk mainly relative to the British pound, Chinese yuan, Euro and U.S. dollar as of December 31, 2013. Under our risk management policies, we do not hedge translation risk exposure. All activities of our affiliates are recorded in their functional currency, which is typically the local currency in the country of domicile of the affiliate. In the ordinary course of business, our affiliates enter into transactions in currencies other than their respective functional currencies. We seek to minimize the resulting foreign currency transaction risk by contracting for the procurement of goods and services in the same currency as the sales value of the related long-term contract. We further mitigate the risk through the use of foreign currency forward contracts to hedge the exposed item, such as anticipated purchases or revenues, back to their functional currency.

        The notional amount of our foreign currency forward contracts provides one measure of our transaction volume outstanding as of the balance sheet date. As of December 31, 2013, we had a total gross notional amount, measured in U.S. dollar equivalent, of approximately $399,800 related to foreign currency forward contracts. Amounts ultimately realized upon final settlement of these financial instruments, along with the gains and losses on the underlying exposures within our long-term contracts, will depend on actual market exchange rates during the remaining life of the instruments. The contract maturity dates range from 2014 through 2016.

        We are exposed to credit loss in the event of non-performance by the counterparties. These counterparties are commercial banks that are primarily rated "BBB+" or better by S&P (or the equivalent by other recognized credit rating agencies).

        Increases in the fair value of the currencies sold forward result in losses while increases in the fair value of the currencies bought forward result in gains. For foreign currency forward contracts used to

Foster Wheeler AG and Subsidiaries

Notes to consolidated financial statements (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

10.   Derivative Financial Instruments (Continued)

mitigate currency risk on our projects, the gain or loss from the portion of the mark-to-market adjustment related to the completed portion of the underlying project is included in cost of operating revenues at the same time as the underlying foreign currency exposure occurs. The gain or loss from the remaining portion of the mark-to-market adjustment, specifically the portion relating to the uncompleted portion of the underlying project is reflected directly in cost of operating revenues in the period in which the mark-to-market adjustment occurs. We also utilize foreign currency forward contracts to mitigate non-project related currency risks, which are recorded in other deductions, net.

        The gain or loss from the remaining uncompleted portion of our projects and other non-project related transactions were as follows:

		Amount of Gain/(Loss) Recognized in Income on Derivatives
	Location of Gain/(Loss) Recognized in Income on Derivative
Derivatives Not Designated as Hedging Instruments		2013	2012	2011
Foreign currency forward contracts	Cost of operating revenues	$(1,592)	$5,722	$(3,726)
Foreign currency forward contracts	Other deductions, net	(1,438)	1,245	(318)

Total		$(3,030)	$6,967	$(4,044)

        The mark-to-market adjustments on foreign currency forward exchange contracts for these unrealized gains or losses are primarily recorded in either contracts in process or billings in excess of costs and estimated earnings on uncompleted contracts on the consolidated balance sheet.

        In 2013, 2012 and 2011, we included net cash inflows on the settlement of derivatives of $10,864, $4,073 and $315, respectively, within the "net change in contracts in process and billings in excess of costs and estimated earnings on uncompleted contracts," a component of cash flows from operating activities on the consolidated statement of cash flows.

Interest Rate Risk

        We use interest rate swap contracts to manage interest rate risk associated with a portion of our variable rate special-purpose limited recourse project debt. The aggregate notional amount of the receive-variable/pay-fixed interest rate swaps for our consolidated entities was $56,800 as of December 31, 2013.

        Upon entering into the swap contracts, we designate the interest rate swaps as cash flow hedges. We assess at inception, and on an ongoing basis, whether the interest rate swaps are highly effective in offsetting changes in the cash flows of the project debt. Consequently, we record the fair value of interest rate swap contracts in our consolidated balance sheet at each balance sheet date. Changes in the fair value of the interest rate swap contracts are recorded as a component of other comprehensive income. Amounts that are reclassified from accumulated other comprehensive loss are recognized within interest expense on the consolidated statement of operations.

Foster Wheeler AG and Subsidiaries

Notes to consolidated financial statements (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

10.   Derivative Financial Instruments (Continued)

        The impact from interest rate swap contracts in cash flow hedging relationships for our consolidated entities was as follows:

	2013	2012	2011
Unrealized gain/(loss) in other comprehensive income	$456	$(3,670)	$(4,371)
Loss reclassified from accumulated other comprehensive loss to interest expense	2,524	2,091	2,230

        The above balances for our consolidated entities and our proportionate share of the impact from interest rate swap contracts in cash flow hedging relationships held by our equity method investees are included on our consolidated statement of comprehensive income net of tax. See Note 12 for the related tax benefits on cash flow hedges that are recognized in other comprehensive income for the years ended December 31, 2013, 2012 and 2011.

11.   Share-Based Compensation Plans

        Our share-based compensation plans include both stock options and restricted awards. The following table summarizes our share-based compensation expense and related income tax benefit:

	2013	2012	2011
Share-based compensation	$18,853	$21,623	$21,849
Related income tax benefit	819	527	413

        We did not grant any stock options during 2013. During 2012 and 2011, we estimated the fair value of each option award on the date of grant using the Black-Scholes option valuation model. We then recognize the grant date fair value of each option as compensation expense ratably using the straight-line attribution method over the service period (generally the vesting period). The Black-Scholes model incorporates the following assumptions for the stock options granted during 2012 and 2011:

  •
  Expected volatility—we estimated the volatility of our share price at the date of grant using a "look-back" period which coincided with the expected term, defined below. We believe using a "look-back" period which coincides with the expected term is the most appropriate measure for determining expected volatility.

  •
  Expected term—we estimated the expected term using the "simplified" method, as outlined in Staff Accounting Bulletin No. 107, "Share-Based Payment."

  •
  Risk-free interest rate—we estimated the risk-free interest rate using the U.S. Treasury yield curve for periods equal to the expected term of the options in effect at the time of grant.

  •
  Dividends—we used an expected dividend yield of zero because we had not declared or paid a cash dividend since July 2001, nor had we planned to at the time of grant.

Foster Wheeler AG and Subsidiaries

Notes to consolidated financial statements (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

11.   Share-Based Compensation Plans (Continued)

        We used the following weighted-average assumptions to estimate the fair value of the options granted for the years indicated:

	2013	2012	2011
Expected volatility	—	67%	66%
Expected term	—	4.5 years	4.4 years
Risk-free interest rate	—	0.76%	1.49%
Expected dividend yield	—	0.0%	0.0%

        We estimate the fair value of restricted share unit awards using the market price of our shares on the date of grant. We then recognize the fair value of each restricted share unit award as compensation expense ratably using the straight-line attribution method over the service period (generally the vesting period).

        Under our performance RSU awards, the number of restricted share units that ultimately vest depend on our share price performance against specified performance goals, which are defined in our performance RSU award agreements. We estimate the grant date fair value of each performance RSU award using a Monte Carlo valuation model. We then recognize the fair value of each performance RSU award as compensation expense ratably using the straight-line attribution method over the service period (generally the vesting period).

        We estimate pre-vesting forfeitures at the time of grant using a combination of historical data and demographic characteristics, and we revise those estimates in subsequent periods if actual forfeitures differ from those estimates. We record share-based compensation expense only for those awards that are expected to vest.

        As of December 31, 2013, the breakdown of our unrecognized compensation cost and related weighted-average period for the cost to be recognized were as follows:

	December 31, 2013	Weighted- Average Period for Cost to be Recognized
Unrecognized compensation cost:
Stock options	$2,761	1 year
Performance RSUs	7,390	2 years
Restricted share units	13,363	2 years

Total unrecognized compensation cost	$23,514	2 years

Omnibus Incentive Plan

        On May 9, 2006, our shareholders approved the Omnibus Incentive Plan (the "Omnibus Plan"). The Omnibus Plan allows for the granting of stock options, stock appreciation rights, restricted stock, restricted share units, performance-contingent shares, performance-contingent units, including performance RSUs, cash-based awards and other equity-based awards to our employees, non-employee

Foster Wheeler AG and Subsidiaries

Notes to consolidated financial statements (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

11.   Share-Based Compensation Plans (Continued)

directors and third-party service providers. The Omnibus Plan effectively replaced our prior share-based compensation plans, and no further options or equity-based awards will be granted under any of the prior share-based compensation plans. The maximum number of shares as to which stock options and restricted stock awards may be granted under the Omnibus Plan is 9,560,000 shares, plus shares that become available for issuance pursuant to the terms of the awards previously granted under the prior compensation plans and outstanding as of May 9, 2006 and only if those awards expire, terminate or are otherwise forfeited before being exercised or settled in full (but not to exceed 10,000,000 shares). Shares awarded pursuant to the Omnibus Plan are issued out of our conditionally authorized shares.

        The Omnibus Plan includes a "change in control" provision, which provides for cash redemption of equity awards issued under the Omnibus Plan in certain limited circumstances. In accordance with Securities and Exchange Commission Accounting Series Release No. 268, "Presentation in Financial Statements of Redeemable Preferred Stocks," we present the redemption amount of these equity awards as temporary equity on the consolidated balance sheet as the equity award is amortized during the vesting period. The redemption amount represents the intrinsic value of the equity award on the grant date. In accordance with current accounting guidance regarding the classification and measurement of redeemable securities, we do not adjust the redemption amount each reporting period unless and until it becomes probable that the equity awards will become redeemable (upon a change in control event). Upon vesting of the equity awards, we reclassify the intrinsic value of the equity awards, as determined on the grant date, to permanent equity.

        Reconciliations of temporary equity for the years ended December 31, 2013, 2012 and 2011 were as follows:

	2013	2012	2011
Balance at beginning of year	$8,594	$4,993	$4,935
Compensation cost during the period for those equity awards with intrinsic value on the grant date	14,911	13,288	12,540
Intrinsic value of equity awards vested during the period for those equity awards with intrinsic value on the grant date	(7,841)	(9,687)	(12,482)

Balance at end of year	$15,664	$8,594	$4,993

        Our articles of association provide for conditional capital for the issuance of shares under our share-based compensation plans and other convertible or exercisable securities we may issue in the future. Conditional capital decreases upon issuance of shares in connection with the exercise of outstanding stock options or vesting of restricted awards, with an offsetting increase to our issued and authorized share capital. As of December 31, 2013, our remaining available conditional capital was 58,168,412 shares.

Prior Share-Based Compensation Plan:

        Our remaining outstanding prior share-based compensation plan consists of the Stock Option Plan for Directors of Foster Wheeler, which was approved by our shareholders. No further awards will be granted under this plan. In connection with our redomestication to Switzerland, Foster Wheeler AG

Foster Wheeler AG and Subsidiaries

Notes to consolidated financial statements (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

11.   Share-Based Compensation Plans (Continued)

assumed Foster Wheeler Ltd.'s obligations under Foster Wheeler Ltd.'s share-based incentive award programs and similar employee share-based awards.

Stock Option Awards

        A summary of employee stock option activity for 2013, 2012 and 2011 is presented below:

	2013		2012		2011
	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price
Options outstanding at beginning of year	2,680,241	$28.26	2,381,479	$31.42	2,736,997	$32.19
Options exercised	(882,830)	21.70	(42,655)	18.38	(414,361)	26.28
Options granted	—	—	608,495	23.18	493,913	29.77
Options cancelled, forfeited or expired	(370,099)	47.83	(267,078)	46.37	(435,070)	39.32

Options outstanding at end of year	1,427,312	$27.25	2,680,241	$28.26	2,381,479	$31.42

Options available for grant at end of year	4,765,902		2,254,134		3,251,123

Weighted-average fair value of options granted*	$—		$12.24		$15.79

*
Based on grant date fair value of options.

        The following table summarizes our stock options outstanding and exercisable as of December 31, 2013:

			Stock Options Outstanding			Stock Options Exercisable
Range of Exercise Prices			Number Outstanding	Weighted- Average Remaining Contractual Life (in Years)	Weighted- Average Exercise Price	Number Exercisable	Weighted- Average Remaining Contractual Life (in Years)	Weighted- Average Exercise Price
$19.31	to	$21.30	154,076	4.9	$20.57	101,623	4.9	$20.56
23.17	to	23.25	490,361	5.2	23.25	175,691	5.1	23.25
23.48	to	26.07	194,005	1.5	25.93	187,111	1.3	26.02
28.11	to	29.24	90,856	3.2	28.96	90,856	3.2	28.96
31.96	to	31.96	260,964	1.0	31.96	260,964	1.0	31.96
33.18	to	35.20	237,050	4.2	35.12	163,471	4.2	35.12

$19.31	to	$35.20	1,427,312	3.6	$27.25	979,716	2.9	$28.34

        As of December 31, 2013, the aggregate intrinsic value of outstanding options and exercisable options was $8,706 and $4,921, respectively. The exercise date intrinsic value of options exercised during 2013, 2012 and 2011 totaled $6,146, $335 and $4,250, respectively.

Foster Wheeler AG and Subsidiaries

Notes to consolidated financial statements (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

11.   Share-Based Compensation Plans (Continued)

Restricted Awards

        Restricted awards consist of restricted share units and performance RSUs. A summary of restricted awards activity for 2013, 2012 and 2011 is presented below:

	2013		2012		2011
	Units	Weighted- Average Grant Date Fair Value	Units	Weighted- Average Grant Date Fair Value	Units	Weighted- Average Grant Date Fair Value
Restricted Share Units:
Non-vested at beginning of year	732,573	$24.21	670,347	$26.62	737,755	$27.07
Granted	632,923	21.71	463,479	22.83	482,194	25.43
Vested	(318,481)	24.62	(363,392)	26.66	(479,150)	26.05
Cancelled or forfeited	(80,325)	22.60	(37,861)	26.54	(70,452)	27.03

Non-vested at end of year	966,690	$22.58	732,573	$24.21	670,347	$26.62

Performance RSUs:*
Non-vested at beginning of year	460,291	$16.15	230,337	$16.92	—	$—
Granted	785,566	10.43	239,329	15.76	244,186	17.38
Vested	—	—	—	—	—	—
Cancelled or forfeited	(80,273)	12.86	(9,375)	25.08	(13,849)	25.08

Non-vested at end of year	1,165,584	$12.52	460,291	$16.15	230,337	$16.92

*
Represents the maximum number of shares that could be awarded based on the performance criteria specified in the award.

        The vesting date fair value of restricted awards vested during 2013, 2012 and 2011 totaled $7,410, $8,381 and $11,303, respectively.

Foster Wheeler AG and Subsidiaries

Notes to consolidated financial statements (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

12.   Accumulated Other Comprehensive Loss

        Below are the adjustments included in other comprehensive loss related to foreign currency translation, cash flow hedges and pension and other postretirement benefits and their related tax provision/(benefit) and balances attributable to noncontrolling interests and Foster Wheeler AG:

	2013	2012	2011
Foreign currency translation	$(5,851)	$8,044	$(24,489)
Tax impact	(8)	(384)	—

Foreign currency translation, net of tax	(5,859)	7,660	(24,489)
Less: Attributable to noncontrolling interests	(571)	81	(2,795)

Attributable to Foster Wheeler AG	$(5,288)	$7,579	$(21,694)

Net loss on cash flow hedges*	$5,233	$(2,291)	$(3,164)
Tax impact	(1,666)	914	1,462

Attributable to Foster Wheeler AG	$3,567	$(1,377)	$(1,702)

Pension and other postretirement benefits	$59,637	$(54,217)	$(36,397)
Tax impact	264	10,304	(5,804)

Pension and other postretirement benefits, net of tax	59,901	(43,913)	(42,201)

Less: Attributable to noncontrolling interests	(106)	(176)	(33)

Attributable to Foster Wheeler AG	$60,007	$(43,737)	$(42,168)

Other comprehensive loss attributable to Foster Wheeler AG	$58,286	$(37,535)	$(65,564)

*
Cash flow hedges include the impact of our proportionate share from unconsolidated affiliates accounted for under the equity method of accounting.

        No tax is provided on foreign currency translation adjustments in comprehensive income to the extent the related earnings are indefinitely reinvested in each subsidiary's country of domicile.

        Reclassifications from accumulated other comprehensive loss related to cash flow hedges included amounts related to our consolidated entities and our proportionate share of the impact from interest rate swap contracts in cash flow hedging relationships held by our equity method investees. Amounts that are reclassified from accumulated other comprehensive loss related to cash flow hedges from our consolidated entities are recognized within interest expense on the consolidated statement of operations, whereas amounts related to our equity method investees are recognized within equity earnings in other income, net on the consolidated statement of operations. Please refer to Note 10 for further information.

        Reclassifications from accumulated other comprehensive loss related to pension and other postretirement benefits are included as a component of net periodic pension cost. Please refer to Note 8 for further information.

Foster Wheeler AG and Subsidiaries

Notes to consolidated financial statements (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

12.   Accumulated Other Comprehensive Loss (Continued)

        Below is a rollforward of accumulated other comprehensive loss adjusted for other comprehensive income/(loss) items attributable to Foster Wheeler AG (all amounts net of tax):

	Accumulated Other Comprehensive Loss
	Accumulated Foreign Currency Translation	Net Losses on Cash Flow Hedges	Pension and Other Postretirement Benefits	Total Accumulated Other Comprehensive Loss
Balance at December 31, 2010	$(72,614)	$(9,333)	$(382,557)	$(464,504)
Other comprehensive loss	(21,694)	(1,702)	(42,168)	(65,564)

Balance at December 31, 2011	(94,308)	(11,035)	(424,725)	(530,068)
Other comprehensive income/(loss)	7,579	(1,377)	(43,737)	(37,535)

Balance at December 31, 2012	(86,729)	(12,412)	(468,462)	(567,603)
Other comprehensive (loss)/income	(5,288)	3,567	60,007	58,286

Balance at December 31, 2013	$(92,017)	$(8,845)	$(408,455)	$(509,317)

13.   Income Taxes

        Below are the components of income/(loss) from continuing operations before income taxes for 2013, 2012 and 2011 under the following tax jurisdictions:

	2013	2012	2011
U.S.	$(37,379)	$(6,360)	$(48,018)
Switzerland	6,337	16,592	7,171
All other non-U.S.	184,050	215,124	274,760

Total	$153,008	$225,356	$233,913

        The provision for income taxes was as follows:

	2013	2012	2011
Current tax expense:
U.S.	$2,471	$2,840	$963
Switzerland	490	1,176	1,238
All other non-U.S.	55,957	67,920	72,629

Total current	58,918	71,936	74,830

Deferred tax expense/(benefit):
U.S.	331	—	—
Switzerland	—	—	—
All other non-U.S.	(7,083)	(9,669)	(16,316)

Total deferred	(6,752)	(9,669)	(16,316)

Total provision for income taxes	$52,166	$62,267	$58,514

Foster Wheeler AG and Subsidiaries

Notes to consolidated financial statements (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

13.   Income Taxes (Continued)

        Deferred tax assets/(liabilities) consist of the following:

	December 31, 2013	December 31, 2012
Deferred tax assets:
Pensions	$5,990	$31,855
Accrued costs on long-term contracts	20,205	34,284
Accrued expenses	93,320	73,679
Postretirement benefits other than pensions	18,703	23,751
Asbestos claims	70,856	59,043
Net operating loss carryforwards and other tax attributes	331,821	283,904
Asset impairments and other reserves	26	1,011
Other	4,894	8,349

Total gross deferred tax assets	545,815	515,876
Valuation allowance	(420,056)	(413,983)

Total deferred tax assets	125,759	101,893

	December 31, 2013	December 31, 2012
Deferred tax liabilities:
Property, plant and equipment	(17,852)	(14,107)
Goodwill and other intangible assets	(26,699)	(27,835)
Investments	(21,421)	(13,847)
Accrued income	(16,049)	(6,096)
Unremitted earnings of foreign subsidiaries	(5,991)	(5,719)

Total gross deferred tax liabilities	(88,012)	(67,604)

Net deferred tax assets	$37,747	$34,289

        Realization of deferred tax assets is dependent on generating sufficient taxable income prior to the expiration of the various attributes. We believe that it is more likely than not that the remaining net deferred tax assets (after consideration of the valuation allowance) will be realized through future earnings and/or tax planning strategies. The amount of the deferred tax assets considered realizable, however, could change in the near future if estimates of future taxable income during the carryforward period are changed. We have reduced our U.S. and certain non-U.S. deferred tax assets by a valuation allowance based on a consideration of all available evidence, which indicates that it is more likely than not that some or all of the deferred tax assets will not be realized. During 2013, the aggregate worldwide valuation allowance increased by a net of $6,073, primarily as a result of losses in jurisdictions where a full valuation allowance was previously recorded (primarily in the U.S.), partially offset by the release of the valuation allowance in territories where, as a result of updated forecast of taxable income in the future periods, we concluded that it is now more likely than not that such deferred tax assets will be realized.

Foster Wheeler AG and Subsidiaries

Notes to consolidated financial statements (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

13.   Income Taxes (Continued)

        The majority of the U.S. federal tax benefits, against which valuation allowances have been established, do not expire until 2025 and beyond, based on current tax laws.

        Our subsidiaries file income tax returns in many tax jurisdictions, including the U.S., several U.S. states and numerous non-U.S. jurisdictions around the world. Tax returns are also filed in jurisdictions where our subsidiaries execute project-related work. The statute of limitations varies by jurisdiction. Because of the number of jurisdictions in which we file tax returns, in any given year the statute of limitations in a number of jurisdictions may expire within 12 months from the balance sheet date. As a result, we expect recurring changes in unrecognized tax benefits due to the expiration of the statute of limitations, none of which are expected to be individually significant. With few exceptions, we are no longer subject to U.S. (including federal, state and local) or non-U.S. income tax examinations by tax authorities for years before 2009.

        During the fourth quarter of 2013, we recorded a tax provision of approximately $10,700 related to a tax audit in a non-U.S. jurisdiction. During 2011, we settled a tax audit in a non-U.S. jurisdiction, which resulted in a reduction of unrecognized tax benefits and a corresponding reduction in the provision for income taxes of $1,450.

        A number of tax years are under audit by the relevant tax authorities in various jurisdictions, including the U.S. and several states within the U.S. We anticipate that several of these audits may be concluded in the foreseeable future, including in 2014. Based on the status of these audits, it is reasonably possible that the conclusion of the audits may result in a reduction of unrecognized tax benefits. However, it is not possible to estimate the magnitude of any such reduction at this time.

        The following table summarizes the activity related to our unrecognized tax benefits which, if recognized, would affect our effective tax rate:

	2013	2012	2011
Balance at beginning of year	$57,059	$53,682	$54,870
Additions for tax positions related to the current year	4,475	6,524	4,319
Additions for tax positions related to prior years	19,559	3,355	843
Reductions for tax positions related to prior years	(9,010)	(2,435)	(4,822)
Settlements	(1,609)	(1,450)	(178)
Reductions for lapse of statute of limitations	(2,172)	(2,617)	(1,350)

Balance at end of year	$68,302	$57,059	$53,682

        We recognize interest accrued on the unrecognized tax benefits in interest expense and penalties on the unrecognized tax benefits in other deductions, net on our consolidated statement of operations. Previously accrued interest and/or penalties that are ultimately not assessed reduce current year

Foster Wheeler AG and Subsidiaries

Notes to consolidated financial statements (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

13.   Income Taxes (Continued)

expense. The table below summarizes our activity for interest and penalties on unrecognized tax benefits for 2013, 2012 and 2011:

	2013	2012	2011
Interest expense accrued on unrecognized tax benefits	$3,672	$3,651	$859
Previously accrued interest that was ultimately not assessed	(1,743)	(748)	(842)

Net interest expense on unrecognized tax benefits	$1,929	$2,903	$17

Penalties on unrecognized tax benefits	$4,923	$4,395	$4,823
Previously accrued tax penalties that were ultimately not assessed	(3,622)	(725)	(811)

Net penalties on unrecognized tax benefits	$1,301	$3,670	$4,012

        The provision for income taxes differs from the amount of income tax computed by applying the U.S. federal statutory rate of 35% to income before income taxes, as a result of the following:

	2013	2012	2011
Tax provision at U.S. statutory rate	35.0%	35.0%	35.0%
Valuation allowance	4.1%	2.2%	6.0%
Non-U.S. statutory tax rates different than U.S. statutory rate(1)	(8.3)%	(11.8)%	(13.3)%
Equity earnings from joint ventures(2)	0.2%	(0.9)%	(2.2)%
Nondeductible loss/nontaxable income	4.3%	7.1%	2.0%
Tax credits and incentives(3)	(5.9)%	(3.9)%	(3.8)%
Impact of changes in tax rate on deferred taxes	2.9%	(1.1)%	0.5%
Other	1.8%	1.0%	0.8%

Total	34.1%	27.6%	25.0%

(1)
Tax rate differential on non-U.S. earnings representing the difference between the tax accrued by our non-U.S. subsidiaries based on local statutory income tax rates and the tax that would have been accrued by our non-U.S. subsidiaries had they been subject to the U.S. federal statutory income tax rate.

(2)
Impact of earnings from non-U.S. joint ventures, which are presented net of investee-level tax as a component of pre-tax income when using the equity method of accounting.

(3)
Impact of the utilization of various tax incentives and/or credits in non-U.S. jurisdictions.

        Although we are a Swiss Corporation, our shares are listed on a U.S. exchange; therefore, we reconcile our effective tax rate to the U.S. federal statutory rate of 35% to facilitate meaningful comparison with peer companies in the U.S. capital markets.

14.   Business Segments and Geographic Areas

Business Segments

        We operate through two business segments: our Global E&C Group and our Global Power Group.

Foster Wheeler AG and Subsidiaries

Notes to consolidated financial statements (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

14.   Business Segments and Geographic Areas (Continued)

Global E&C Group

        Our Global E&C Group, which operates worldwide, designs, engineers and constructs onshore and offshore upstream oil and gas processing facilities, natural gas liquefaction facilities and receiving terminals, gas-to-liquids facilities, oil refining, chemical and petrochemical, pharmaceutical and biotechnology facilities and related infrastructure, including power generation facilities, distribution facilities, gasification facilities and processing facilities associated with the minerals and metals sector. Our Global E&C Group is also involved in the design of facilities in developing market sectors, including carbon capture and storage, solid fuel-fired integrated gasification combined-cycle power plants, coal-to-liquids, coal-to-chemicals and biofuels. Additionally, our Global E&C Group owns and operates electric power generating wind farms in Italy and also owns a noncontrolling interest in two electric power generation projects, one waste-to-energy project and one wind farm project, all of which are located in Italy, and a noncontrolling interest in a joint venture company that is fully licensed to engineer, procure and construct processing facilities in China. Our Global E&C Group generates revenues from design, engineering, procurement, construction and project management activities pursuant to contracts which generally span up to approximately four years in duration and from returns on its equity investments in various power production facilities.

Global Power Group

        Our Global Power Group designs, manufactures and installs steam generating and auxiliary equipment for electric power generating stations, district heating and industrial facilities worldwide. Additionally, our Global Power Group holds a controlling interest and operates a combined-cycle gas turbine facility; owns a noncontrolling interest in a petcoke-fired circulating fluidized-bed facility for refinery steam and power generation; and operates a university cogeneration power facility for steam/electric generation. Our Global Power Group generates revenues from engineering activities, equipment supply, construction contracts, operating and maintenance agreements, royalties from licensing its technology, and from returns on its investments in various power production facilities.

        Our Global Power Group's steam generating equipment includes a broad range of steam generation and environmental technologies, offering independent power producers, utilities, municipalities and industrial clients high-value technology solutions for converting a wide range of fuels, such as coal, lignite, petroleum coke, oil, gas, solar, biomass, municipal solid waste and waste flue gases into steam, which can be used for power generation, district heating or industrial processes.

Corporate and Finance Group

        In addition to our Global E&C Group and Global Power Group, which represent two of our operating segments for financial reporting purposes, we report the financial results associated with the management of entities which are not managed by one of our two business groups, which include corporate center expenses, our captive insurance operation and expenses related to certain legacy liabilities, such as asbestos, in the Corporate and Finance Group, which also represents an operating segment for financial reporting purposes and which we refer to as the C&F Group.

Foster Wheeler AG and Subsidiaries

Notes to consolidated financial statements (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

14.   Business Segments and Geographic Areas (Continued)

Operating Revenues from Continuing Operations

        We conduct our business on a global basis. In 2013, our Global E&C Group accounted for 76% of our total operating revenues, while our Global Power Group accounted for 24% of our total operating revenues. Operating revenues for our continuing operations by industry, business segment and geographic region, based upon where our projects are being executed, were as follows:

	2013	2012	2011
Operating Revenues (Third-Party) by Industry:
Power generation	$764,724	$948,716	$954,417
Oil refining	1,309,429	1,394,224	1,473,894
Pharmaceutical	133,090	54,375	54,132
Oil and gas	335,959	503,195	1,306,916
Chemical/petrochemical	540,522	328,427	495,784
Power plant design, operation and maintenance	172,015	109,942	108,647
Environmental	6,270	8,560	10,904
Other, net of eliminations	44,441	43,955	53,414

Total	$3,306,450	$3,391,394	$4,458,108

Operating Revenues (Third-Party) by Business Segment:
Global E&C Group	$2,512,587	$2,419,327	$3,443,079
Global Power Group	793,863	972,067	1,015,029

Total	$3,306,450	$3,391,394	$4,458,108

Operating Revenues (Third-Party) by Geographic Region:
Africa	$70,008	$83,723	$158,599
Asia Pacific	839,632	1,060,157	2,011,021
Europe	782,788	859,843	918,197
Middle East	345,080	249,447	270,934
North America	922,247	772,688	747,280
South America	346,695	365,536	352,077

Total	$3,306,450	$3,391,394	$4,458,108

        During 2013 and 2012, one client of our Global E&C Group accounted for approximately 12% of our consolidated operating revenues (inclusive of flow-through revenues) in both years; however, the associated flow-through revenues included in this percentage accounted for approximately 11% of our consolidated operating revenues in both years. A second client of our Global E&C Group accounted for approximately 26% of our consolidated operating revenues (inclusive of flow-through revenues) in 2011; however, the associated flow-through revenues included in this percentage accounted for approximately 25% of our consolidated operating revenues in 2011. No other single client accounted for ten percent or more of our consolidated revenues in 2013, 2012 or 2011.

Foster Wheeler AG and Subsidiaries

Notes to consolidated financial statements (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

14.   Business Segments and Geographic Areas (Continued)

EBITDA

        EBITDA is the primary measure of operating performance used by our chief operating decision maker. We define EBITDA as net income attributable to Foster Wheeler AG before interest expense, income taxes, depreciation and amortization.

        A reconciliation of EBITDA to net income attributable to Foster Wheeler AG is shown below:

	2013	2012	2011
EBITDA:
Global E&C Group	$183,911	$192,208	$210,541
Global Power Group	147,227	204,758	178,233
C&F Group*	(111,269)	(121,453)	(111,779)
Discontinued operations	4,184	3,104	6,234

Total EBITDA	224,053	278,617	283,229
Less: Discontinued operations	4,184	3,104	6,234

EBITDA from continuing operations	219,869	275,513	276,995

Add: Net income attributable to noncontrolling interests	3,940	13,874	14,345
Less: Interest expense	13,227	13,797	12,876
Less: Depreciation and amortization	57,574	50,234	44,551

Income from continuing operations before income taxes	153,008	225,356	233,913
Less: Provision for income taxes	52,166	62,267	58,514

Income from continuing operations	100,842	163,089	175,399
Income/(loss) from discontinued operations	265	(13,193)	1,329

Net income	101,107	149,896	176,728
Less: Net income attributable to noncontrolling interests	3,940	13,874	14,345

Net income attributable to Foster Wheeler AG	$97,167	$136,022	$162,383

*
Includes general corporate income and expense, our captive insurance operation and the elimination of transactions and balances related to intercompany interest. EBITDA in the above table includes the following:

Foster Wheeler AG and Subsidiaries

Notes to consolidated financial statements (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

14.   Business Segments and Geographic Areas (Continued)

	2013	2012	2011
Net increase in contract profit from the regular revaluation of final estimated contract profit revisions:(1)
Global E&C Group(2)	$47,000	$7,700	$13,200
Global Power Group(2)	51,900	58,300	22,000

Total(2)	$98,900	$66,000	$35,200

Net asbestos-related provisions:(3)
Global E&C Group	$—	$2,400	$—
C&F Group	30,200	28,100	9,900

Total	$30,200	$30,500	$9,900

Charges for severance-related postemployment benefits:
Global E&C Group	$4,900	$2,300	$2,200
Global Power Group	17,000	3,700	—
C&F Group	400	200	500

Total	$22,300	$6,200	$2,700

Charge for equity interest investment impairmentin our Global E&C Group(4)	$22,400	$—	$—
Charges for facility shutdown costs in our Global Power Group(5)	$2,100	$—	$—

(1)
Please refer to "Revenue Recognition on Long-Term Contracts" in Note 1 for further information regarding changes in our final estimated contract profit.

(2)
The changes in final estimated contract profit revisions for our Global Power Group were increased during 2012 for a favorable claim settlement with a legacy project subcontractor of approximately $6,900 recognized in the first quarter of 2012. The changes in final estimated contract profit revisions during 2011 included the impact of two out-of-period corrections for reductions of final estimated profit totaling $7,800, which included final estimated profit reductions in our Global E&C Group and our Global Power Group of $3,200 and $4,600, respectively. The corrections were recorded in 2011 as they were not material to previously issued financial statements, nor were they material to the 2011 financial statements.

(3)
Please refer to Note 16 for further information regarding the revaluation of our asbestos liability and related asset.

(4)
Impairment charge related to our equity interest investment in a waste-to-energy project in Italy. Please refer to Note 5 for further information.

(5)
Charges for facility shutdown costs included facility exit, lease termination and other costs for facilities in our Global Power Group.

        During 2013, we initiated restructuring actions relating to ongoing cost reduction efforts within our Global Power Group, including severance-related postemployment benefits and consolidation of manufacturing operations. We recorded net pre-tax restructuring costs totaling $19,100 for restructuring actions initiated in 2013, consisting of $11,700 in cost of operating revenues, $5,300 in SG&A and $2,100 in other deductions, net.

        We are targeting to complete in 2014 the severance-related postemployment benefits activities and the majority of facility-related cost reduction actions, which we anticipate will be completed by 2015.

Foster Wheeler AG and Subsidiaries

Notes to consolidated financial statements (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

14.   Business Segments and Geographic Areas (Continued)

No specific plans for significant other actions have been finalized at this time. The following table summarizes the liability balances and utilization by cost type for the 2013 restructuring actions:

Net pre-tax restructuring costs	Severance	Facility exit, lease termination & other costs	Total
2013 charge	$17,000	$2,100	$19,100
Utilization and foreign exchange	(5,600)	—	(5,600)

Ending liability balance	$11,400	$2,100	$13,500

Identifiable Assets from Continuing Operations

        Identifiable assets by group are those assets that are directly related to and support the operations of each group. Assets of our C&F Group are principally cash, investments, real estate and insurance receivables.

        The accounting policies of our business segments are the same as those described in our summary of significant accounting policies. The only significant intersegment transactions relate to interest on intercompany balances. We account for interest on those arrangements as if they were third-party transactions (i.e., at current market rates) and we include the elimination of that activity in the results of the C&F Group.

	Equity in Earnings/(Loss) of Unconsolidated Subsidiaries			Capital Expenditures
	2013	2012	2011	2013	2012	2011
Global E&C Group	$(12,207)	$2,560	$9,056	$16,282	$18,239	$10,087
Global Power Group	27,568	20,486	31,069	11,318	14,841	15,124
C&F Group	—	—	—	125	1,607	1,008

Total	$15,361	$23,046	$40,125	$27,725	$34,687	$26,219

	Investments In and Advances to Unconsolidated Subsidiaries		Total Assets
	December 31,		December 31,
	2013	2012	2013	2012
Global E&C Group	$93,520	$94,277	$1,738,692	$1,534,840
Global Power Group	87,795	111,199	884,325	1,016,185
C&F Group	—	—	117,255	182,899

Total	$181,315	$205,476	$2,740,272	$2,733,924

Foster Wheeler AG and Subsidiaries

Notes to consolidated financial statements (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

14.   Business Segments and Geographic Areas (Continued)

Geographic Areas

        Third-party operating revenues as presented below are based on the geographic region in which the contracting subsidiary is located and not the location of the client or job site.

	2013	2012	2011
Geographic Region Concentration by Subsidiary Location:
Africa	$47,695	$70,933	$117,683
Asia Pacific	439,802	637,133	1,748,384
Europe	1,339,042	1,265,239	1,307,139
Middle East	111,555	81,047	74,163
United States	1,117,377	1,212,282	1,108,466
Other locations in North America	192,765	25,591	14,487
South America	58,214	99,169	87,786

Total	$3,306,450	$3,391,394	$4,458,108

        Additional country detail for third-party revenues, determined based upon the location of the contracting subsidiary, are presented below and these balances represent a portion of the total operating revenues presented in the table above:

	2013	2012	2011
Geographic Country Concentration by Subsidiary Location:
Australia	$—	$283,520	$1,180,721
United Kingdom	460,256	280,725	267,162
Switzerland*	6,476	3,583	2,165

*
Switzerland is the country of domicile of Foster Wheeler AG.

        Long-lived assets as presented below are based on the geographic region in which the contracting subsidiary is located:

	December 31, 2013	December 31, 2012
Long-Lived Assets:
Africa & Middle East	$3,895	$2,970
Asia Pacific	39,547	32,568
Europe	342,781	340,170
United States	276,025	285,979
Other locations in North America	81,718	66,701
South America	594	1,108

Total	$744,560	$729,496

Foster Wheeler AG and Subsidiaries

Notes to consolidated financial statements (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

14.   Business Segments and Geographic Areas (Continued)

        As of December 31, 2013 and 2012, our contracting subsidiaries in Switzerland, the Foster Wheeler AG country of domicile, had long-lived assets of $525 and $2,576, respectively.

        Income/(loss) from discontinued operations included the following:

	2013	2012	2011
EBITDA from discontinued operations	$4,184	$3,104	$6,234
Less: Interest expense	—	—	—
Less: Depreciation and amortization*	3,919	16,297	4,905

Income/(loss) from discontinued operations before income taxes*	265	(13,193)	1,329
Less: Provision for income taxes	—	—	—

Income/(loss) from discontinued operations*	$265	$(13,193)	$1,329

*
During 2013 and 2012, we recorded impairment charges of $3,919 and $11,455, respectively, at our Camden, New Jersey waste-to-energy facility which were recorded as depreciation expense within income/(loss) from discontinued operations. Please refer to Note 18 for further information.

15.   Operating Leases

        Certain of our subsidiaries are obligated under operating lease agreements, primarily for office space. In many instances, our subsidiaries retain the right to sub-lease the office space. Rental expense for these leases was as follows:

	2013	2012	2011
Rental expense for leases	$56,600	$53,600	$59,300

         Future minimum rental commitments on non-cancelable leases are as follows:

Years:
2014	$59,800
2015	53,100
2016	42,400
2017	34,400
2018	29,300
Thereafter	133,700

Total Future minimum rental commitments	$352,700

        We entered into sale/leaseback transactions for an office building in Spain in 2000 and an office building in the United Kingdom in 1999. In connection with these transactions, we recorded deferred gains, which are being recognized into income over the term of the respective leases. The gain recognized was $4,149, $4,099 and $4,202 for 2013, 2012 and 2011, respectively. As of December 31, 2013 and 2012, the balance of the deferred gains was $30,780 and $34,279, respectively, and is included in other long-term liabilities on the consolidated balance sheet. The year-over-year change in the deferred gain balance includes the impact of changes in foreign currency exchange rates.

Foster Wheeler AG and Subsidiaries

Notes to consolidated financial statements (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

16.   Litigation and Uncertainties

Asbestos

        Some of our U.S. and U.K. subsidiaries are defendants in numerous asbestos-related lawsuits and out-of-court informal claims pending in the U.S. and the U.K. Plaintiffs claim damages for personal injury alleged to have arisen from exposure to or use of asbestos in connection with work allegedly performed by our subsidiaries during the 1970s and earlier.

United States

        A summary of our U.S. claim activity is as follows:

	2013	2012	2011
Number of Claims:
Open claims at beginning of year	125,310	124,540	124,420
New claims	4,390	4,800	4,670
Claims resolved	(4,460)	(4,030)	(4,550)

Open claims at end of year	125,240	125,310	124,540
Claims not valued in the liability(1)	(106,820)	(105,130)	(103,170)

Open claims valued in the liability at end of year	18,420	20,180	21,370

(1)
Claims not valued in the liability include claims on certain inactive court dockets, claims over six years old that are considered abandoned and certain other items.

        Of the approximately 125,200 open claims, our subsidiaries are respondents in approximately 32,800 open claims wherein we have administrative agreements and are named defendants in lawsuits involving approximately 92,400 plaintiffs.

        All of the open administrative claims have been filed under blanket administrative agreements that we have with various law firms representing claimants and do not specify monetary damages sought. Based on our analysis of lawsuits, approximately 54% do not specify the monetary damages sought or merely recite that the amount of monetary damages sought meets or exceeds the required minimum in the jurisdiction in which suit is filed. The following table summarizes the range of requested monetary damages sought by asbestos lawsuits:

		Range of Requested Monetary Damages
	No specified damages(1)	$1 to $50	$51 to $1,000	$1,001 to $10,000	$10,001+(2)	Total
Asbestos lawsuit monetary damages sought	54%	10%	29%	5%	2%	100%

(1)
No specified monetary damages sought or recited amount of monetary damages sought meets or exceeds the required minimum in the jurisdiction in which suit is filed.

(2)
Very small number of cases range to $50,000.

        The majority of requests for monetary damages are asserted against multiple named defendants in a single complaint.

Foster Wheeler AG and Subsidiaries

Notes to consolidated financial statements (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

16.   Litigation and Uncertainties (Continued)

        We had the following U.S. asbestos-related assets and liabilities recorded on our consolidated balance sheet as of the dates set forth below. Total U.S. asbestos-related liabilities are estimated through December 31, 2028. Although it is likely that claims will continue to be filed after that date, the uncertainties inherent in any long-term forecast prevent us from making reliable estimates of the indemnity and defense costs that might be incurred after that date.

U.S. Asbestos	December 31, 2013	December 31, 2012
Asbestos-related assets recorded within:
Accounts and notes receivable—other	$20,256	$33,626
Asbestos-related insurance recovery receivable	91,225	102,751

Total asbestos-related assets	$111,481	$136,377

U.S. Asbestos	December 31, 2013	December 31, 2012
Asbestos-related liabilities recorded within:
Accrued expenses	$52,600	$47,900
Asbestos-related liability	225,600	227,400

Total asbestos-related liabilities	$278,200	$275,300

Liability balance by claim category:
Open claims	$46,800	$42,700
Future unasserted claims	231,400	232,600

Total asbestos-related liabilities	$278,200	$275,300

        We have worked with Analysis, Research & Planning Corporation, or ARPC, nationally recognized consultants in the U.S. with respect to projecting asbestos liabilities, to estimate the amount of asbestos-related indemnity and defense costs at each year-end based on a forecast for the next 15 years. Each year we have recorded our estimated asbestos liability at a level consistent with ARPC's reasonable best estimate.

        Based on its review of the 2013 activity, ARPC recommended that certain assumptions used to estimate our future asbestos liability be updated as of December 31, 2013. Accordingly, we developed a revised estimate of our aggregate indemnity and defense costs through December 31, 2028 considering the advice of ARPC. In 2013, we revalued our liability for asbestos indemnity and defense costs through December 31, 2028 to $278,200, which brought our liability to a level consistent with ARPC's reasonable best estimate. In connection with updating our estimated asbestos liability and related asset, we recorded a net charge of $45,963 in 2013, which is described further below. The total asbestos-related liabilities are comprised of our estimates for our liability relating to open (outstanding) claims being valued and our liability for future unasserted claims through December 31, 2028.

        Our liability estimate is based upon the following information and/or assumptions: number of open claims, forecasted number of future claims, estimated average cost per claim by disease type—mesothelioma, lung cancer and non-malignancies—and the breakdown of known and future claims into

Foster Wheeler AG and Subsidiaries

Notes to consolidated financial statements (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

16.   Litigation and Uncertainties (Continued)

disease type—mesothelioma, lung cancer and non-malignancies, claim filings which result in no monetary payments, which we refer to as our zero-pay rate, as well as other factors. The total estimated liability, which has not been discounted for the time value of money, includes both the estimate of forecasted indemnity amounts and forecasted defense costs. Total defense costs and indemnity liability payments are estimated to be incurred through December 31, 2028, during which period the incidence of new claims is forecasted to decrease each year. We believe that it is likely that there will be new claims filed after December 31, 2028, but in light of uncertainties inherent in long-term forecasts, we do not believe that we can reasonably estimate the indemnity and defense costs that might be incurred after December 31, 2028.

        Through year-end 2013, total cumulative indemnity costs paid, prior to insurance recoveries, were approximately $825,900 and total cumulative defense costs paid were approximately $409,700, or approximately 33% of total defense and indemnity costs. The overall historic average combined indemnity and defense cost per resolved claim through December 31, 2013 has been approximately $3.3. The average cost per resolved claim is increasing and we believe it will continue to increase in the future.

        Over the last several years, certain of our subsidiaries have entered into settlement agreements calling for insurers to make lump-sum payments, as well as payments over time, for use by our subsidiaries to fund asbestos-related indemnity and defense costs and, in certain cases, for reimbursement for portions of out-of-pocket costs previously incurred. As our subsidiaries reach agreements with their insurers to settle their disputed asbestos-related insurance coverage, we increase our asbestos-related insurance asset and record settlement gains.

        Asbestos-related assets under executed settlement agreements with insurers due in the next 12 months are recorded within accounts and notes receivable-other and amounts due beyond 12 months are recorded within asbestos-related insurance recovery receivable. Asbestos-related insurance recovery receivable also includes our best estimate of actual and probable insurance recoveries relating to our liability for pending and estimated future asbestos claims through December 31, 2028. Our asbestos-related assets have not been discounted for the time value of money.

        Our insurance recoveries may be limited by future insolvencies among our insurers. Other than receivables related to bankruptcy court-approved settlements during liquidation proceedings, we have not assumed recovery in the estimate of our asbestos-related insurance asset from any of our currently insolvent insurers. We have considered the financial viability and legal obligations of our subsidiaries' insurance carriers and believe that the insurers or their guarantors will continue to reimburse a significant portion of claims and defense costs relating to asbestos litigation. As of December 31, 2013 and 2012, we have not recorded an allowance for uncollectible balances against our asbestos-related insurance assets. We write off receivables from insurers that have become insolvent; there were no such write-offs during 2013, 2012 or 2011. Insurers may become insolvent in the future and our insurers may fail to reimburse amounts owed to us on a timely basis. If we fail to realize the expected insurance recoveries, or experience delays in receiving material amounts from our insurers, our business, financial condition, results of operations and cash flows could be materially adversely affected. During 2013, we recognized a gain as the result of the collection of a $15,750 insurance receivable related to an insolvent insurance carrier, which we had previously written-off. The proceeds were received as a result

Foster Wheeler AG and Subsidiaries

Notes to consolidated financial statements (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

16.   Litigation and Uncertainties (Continued)

of a bankruptcy court-approved settlement during liquidation proceedings related to the insolvent insurance carrier.

        The following table summarizes our net asbestos-related provision:

	2013	2012	2011
Provision for revaluation	$45,963	$28,127	$16,001
Gain on the settlement of coverage litigation	(15,750)	—	(6,100)

Net asbestos-related provision	$30,213	$28,127	$9,901

        Our net asbestos-related provision was the net result of our revaluation of our asbestos liability and related asset resulting from:

  •
  a charge related to the impact of an increase in our estimate of new claim filings,

  •
  a decrease in our estimate of claim filings which result in a zero-pay rate, over our 15-year estimate, and partially offset by

  •
  the favorable impact of the inclusion of a gain recognized in 2013 upon collection of an insurance receivable of $15,750 related to an insolvent insurance carrier, which had been previously written-off, as discussed above.

        Our net asbestos-related provision was also impacted, to a lesser extent, by:

  •
  an adjustment for actual claim settlement experience during the year, and

  •
  an accrual of another year of estimated claims under our rolling 15-year asbestos-related liability estimate.

        We believe the increase in our estimate of new claim filings and decrease in the zero-pay rate are short-term in nature and that the longer-term trend will revert to our previous forecast. We will continue to monitor these parameters and adjust our forecasts if actual results differ from our assumptions.

        The following table summarizes our approximate U.S. asbestos-related net cash impact for indemnity and defense cost payments and collection of insurance proceeds:

	2013	2012	2011
Asbestos litigation, defense and case resolution payments	$51,400	$52,000	$62,200
Insurance proceeds	(49,000)	(43,200)	(54,300)

Net asbestos-related payments	$2,400	$8,800	$7,900

        We expect to have net cash outflows of $32,000 as a result of asbestos liability indemnity and defense payments in excess of insurance proceeds during 2014. This estimate assumes no settlements with insurance companies and no elections by us to fund additional payments. As we continue to collect cash from insurance settlements and assuming no increase in our asbestos-related insurance

Foster Wheeler AG and Subsidiaries

Notes to consolidated financial statements (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

16.   Litigation and Uncertainties (Continued)

liability, the asbestos-related insurance receivable recorded on our consolidated balance sheet will continue to decrease.

        The estimate of the liabilities and assets related to asbestos claims and recoveries is subject to a number of uncertainties that may result in significant changes in the current estimates. Among these are uncertainties as to the ultimate number and type of claims filed, the amounts of claim costs, the impact of bankruptcies of other companies with asbestos claims, uncertainties surrounding the litigation process from jurisdiction to jurisdiction and from case to case, as well as potential legislative changes. Increases in the number of claims filed or costs to resolve those claims could cause us to increase further the estimates of the costs associated with asbestos claims and could have a material adverse effect on our financial condition, results of operations and cash flows.

        Based on our December 31, 2013 liability estimate, an increase of 25% in the average per claim indemnity settlement amount would increase the liability by $40,300 and the impact on expense would be dependent upon available additional insurance recoveries. Assuming no change to the assumptions currently used to estimate our insurance asset, this increase would result in a charge on our consolidated statement of operations of approximately 85% of the increase in the liability. Long-term cash flows would ultimately change by the same amount. Should there be an increase in the estimated liability in excess of 25%, the percentage of that increase that would be expected to be funded by additional insurance recoveries will decline.

United Kingdom

        Some of our subsidiaries in the U.K. have also received claims alleging personal injury arising from exposure to asbestos. To date, 1,052 claims have been brought against our U.K. subsidiaries of which 290 remained open as of December 31, 2013. None of the settled claims have resulted in material costs to us. The following table summarizes our asbestos-related liabilities and assets for our U.K. subsidiaries based on open (outstanding) claims and our estimate for future unasserted claims through 2027:

U.K. Asbestos	December 31, 2013	December 31, 2012
Asbestos-related assets recorded within:
Accounts and notes receivable—other	$1,483	$1,022
Asbestos-related insurance recovery receivable	29,264	29,687

Total asbestos-related assets	$30,747	$30,709

Asbestos-related liabilities recorded within:
Accrued expenses	$1,483	$1,022
Asbestos-related liability	31,579	31,950

Total asbestos-related liabilities	$33,062	$32,972

Foster Wheeler AG and Subsidiaries

Notes to consolidated financial statements (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

16.   Litigation and Uncertainties (Continued)

U.K. Asbestos	December 31, 2013	December 31, 2012
Liability balance by claim category:
Open claims	$8,486	$7,843
Future unasserted claims	24,576	25,129

Total asbestos-related liabilities	$33,062	$32,972

        The liability estimates are based on a U.K. House of Lords judgment that pleural plaque claims do not amount to a compensable injury and accordingly, we have reduced our liability assessment. If this ruling is reversed by legislation, the total asbestos liability recorded in the U.K would increase to approximately $52,400, with a corresponding increase in the asbestos-related asset.

Project Claims

        In addition to the specific matters described below, in the ordinary course of business, we are parties to litigation involving clients and subcontractors arising out of project contracts. Such litigation includes claims and counterclaims by and against us for canceled contracts, for additional costs incurred in excess of current contract provisions, as well as for back charges for alleged breaches of warranty and other contract commitments. If we were found to be liable for any of the claims/counterclaims against us, we would incur a charge against earnings to the extent a reserve had not been established for the matter in our accounts or if the liability exceeds established reserves.

        Due to the inherent commercial, legal and technical uncertainties underlying the estimation of our project claims, the amounts ultimately realized or paid by us could differ materially from the balances, if any, included in our financial statements, which could result in additional material charges against earnings, and which could also materially adversely impact our financial condition and cash flows.

Power Plant Arbitration—United States

        In June 2011, a demand for arbitration was filed with the American Arbitration Association by our client's erection contractor against our client and us in connection with a power plant project in the U.S. At that time, no details of the erection contractor's claims were included with the demand. The arbitration panel was formed on September 26, 2012 and a detailed Statement of Claim from the erection contractor was delivered to the panel on October 24, 2012. According to the claim, the erection contractor is seeking unpaid contract amounts from our client and additional compensation from our client and us for alleged delays, disruptions, inefficiencies, and extra work in connection with the erection of the plant. We supplied the steam generation equipment for the project under contract with our client, the power plant owner. The turbine contractor, who supplied the turbine, electricity generator and other plant equipment under a separate contract with the power plant owner, has also been included as a party in the arbitration. The erection contractor is seeking approximately $240,000 in damages, exclusive of interest, from our client. Of this amount, the statement of claim asserts that approximately $150,000 is related to the steam generation equipment, and alleges failure on our part in connection with our performance under our steam generation equipment supply contract; those damages are claimed jointly against us and our client. The claims against us by the erection contractor

Foster Wheeler AG and Subsidiaries

Notes to consolidated financial statements (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

16.   Litigation and Uncertainties (Continued)

allege negligence and, in its purported capacity as a third party beneficiary and assignee of our steam generation equipment supply contract, breach of contract.

        Responsive pleadings to the erection contractor's pleading were filed by the other parties, including us, on November 28, 2012. Our pleading denies the erection contractor's claims against us and asserts cross claims against our client seeking over $14,800 in damages related to delays, out of scope work, and improperly assessed delay liquidated damages. In its pleading, the turbine contractor asserts claims against our client for unpaid contract amounts and additional compensation for extra work and delays. In its capacity as a purported co-assignee of the steam generation equipment supply contract, the turbine contractor joins in the erection contractor's claims against us for delay-related damages and asserts cross claims against us seeking over $5,000 in non-delay related damages. In its pleading, our client asserts counter and cross claims for breach of contract and gross negligence against the erection contractor and the turbine contractor. Our client also asserts cross claims against us for any damages our client has incurred, and for indemnification of any damages our client may be required to pay to the erection and turbine contractors, arising out of alleged failures of performance on our part under our steam generation supply contract. We have denied our client's and the turbine contractor's cross claims against us.

        On August 30, 2013, our client filed a petition with the U.S. Bankruptcy Court for the District of Delaware seeking to reorganize under Chapter 11 of the U.S. Bankruptcy Code. The filing automatically stayed all proceedings against our client, including the four-party arbitration discussed above. Our client's filing included a motion seeking authorization for the use of cash collateral to fund its activities during the bankruptcy proceedings. In its motion, our client indicated its intent to draw on performance and retention letters of credit we previously issued in connection with the contract totaling approximately $59,000, contending that the funds were needed to fund operations during the bankruptcy and make repairs to the power plant. We opposed the motion on various grounds, including that any such draw would be unsupported and wrongful, and applied for an order temporarily restraining our client from drawing on the letters of credit, lifting the automatic stay of the arbitration proceeding and transferring the question of our client's right to draw on our letters of credit back to the arbitration for resolution in the context of the overall dispute. The bankruptcy court granted our application for temporary restraint and scheduled a further hearing on the issue, which on successive applications by our client was adjourned to November 21, 2013.

        On November 1, 2013, our client filed a motion seeking the bankruptcy court's approval of proposed debtor-in-possession financing. On November 13, 2013, our client filed its plan of reorganization. The confirmation hearing for the plan of reorganization is currently scheduled for March 10, 2014. On November 15, 2013, our client signed a stipulation to modify and lift the automatic stay of the arbitration proceedings by the bankruptcy filing to permit the arbitration to proceed as to all issues other than issues related to our letters of credit, which stipulation was approved by the bankruptcy court. The court-approved stipulation also provided for the withdrawal of our client's motion to draw on our letters of credit and a bar to re-filing such motion prior to March 1, 2014, absent exigent circumstances. Following the lifting of the bankruptcy stay, a scheduling conference was held by the arbitration panel in December 2013 and the panel extended the various procedural deadlines in the case. The final hearing is now set for the first and second quarters of 2015.

Foster Wheeler AG and Subsidiaries

Notes to consolidated financial statements (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

16.   Litigation and Uncertainties (Continued)

        The debtor-in-possession financing facility was approved by the court on November 21, 2013. The plan of reorganization contemplates, and any funding from the debtor-in-possession financing is conditioned upon, the achievement of various milestones by specified dates. One of the milestones is the reduction to zero by the bankruptcy court of the value of our mechanics lien and the mechanics liens of the turbine and erection contractors through a "claims estimation" proceeding. Our client moved to compel claims estimation on December 11, 2013. We and the turbine and erection contractors opposed the motion on various grounds. The motion was set to be heard on February 7, 2014 but adjourned at the request of our client to February 12, 2014. On February 10, 2014, we agreed to a partial settlement of the outstanding claims under our supply contract with our client. The settlement agreement is subject to bankruptcy court approval, which approval has been requested by our client and is pending. Our client's claims estimation motion has been adjourned and will be withdrawn against us upon approval of the agreement of the bankruptcy court. Under the agreement, we will perform certain new work on the steam generation equipment in exchange for (i) a release from our client of liability for alleged defects in the steam generation equipment, (ii) restriction of our client's right to draw on our letters of credit to disputes involving the new work, and (iii) a court-approved assignment of our client's right to seek indemnification for the cost of the new work from the erection and turbine contractors. Also, under the agreement we will release our client from liability for our $14,800 in project claims related to delays, out of scope work, and improperly assessed delay liquidated damages in exchange for a court-approved assignment of our client's right to seek indemnification for these claims from the turbine and erection contractors. Upon bankruptcy court approval of the agreement with our client, we intend to vigorously pursue our claims for the $14,800 in project claims and for the cost of the new work against the turbine and erection contractors.

        Our letters of credit remain in place and we will vigorously oppose any attempt to draw down on them.

        We cannot predict the ultimate outcome of this matter at this time.

Refinery and Petrochemicals Project Arbitration—India

        In November 2012, we commenced arbitration in India against our client seeking collection of unpaid receivables in excess of £52,000 (approximately $86,000 based on the exchange rate in effect as of December 31, 2013), arising from services performed on a reimbursable basis for our client in connection with our client's grass roots refinery and petrochemicals project in northeastern India. Our client rejected the claims and notified us of various potential counterclaims that it may be asserting in the arbitration, purportedly totaling in excess of £55,000 (approximately $90,900 based on the exchange rate in effect as of December 31, 2013). In June 2013, we submitted our detailed statement of claim, and in July 2013 our client submitted its detailed statement of defense and counterclaim. The amount of the counterclaim was increased to approximately £620,000 (approximately $1,024,900 based on the exchange rate in effect as of December 31, 2013) in damages, including among other claims a claim for lost profits due to delay in the execution of the project. The counterclaim concerns a number of alleged issues arising in connection with our execution of the engineering, procurement, and construction management scope of our contract, from the period from contract award until the subsequent transfer by our client of our remaining engineering, procurement and construction management scope to certain lump sum turnkey contractors hired directly by our client. Our client further contends that we are

Foster Wheeler AG and Subsidiaries

Notes to consolidated financial statements (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

16.   Litigation and Uncertainties (Continued)

liable for delays to the project and has withheld payment on account of delay liquidated damages and, out of the total claim of £620,000 (approximately $1,024,900 based on the exchange rate in effect as of December 31, 2013) cited above, is seeking damages for lost profits in the amount of £555,000 (approximately $917,500 based on the exchange rate in effect as of December 31, 2013). We strongly dispute these contentions. Any liability for delay damages is capped under the contract at a specified percentage of our contract value, currently equivalent to approximately £11,500 (approximately $19,000 based on the exchange rate in effect as of December 31, 2013), an amount already retained by our client. The contract also excludes liability for consequential damages, including lost profits, and contains an overall cap on liability for claims in the aggregate of up to a specified percentage of our contract value, currently equivalent to approximately £28,800 (approximately $47,600 based on the exchange rate in effect as of December 31, 2013). The unpaid amount for which we are seeking reimbursement in the arbitration may increase should our client continue to withhold amounts from our invoices, as the project is still in execution. The arbitration panel has been formed. Our client moved to dismiss the arbitration as premature under the terms of the contract, and we opposed that motion. The motion was denied by the panel. Also, pursuant to our request, the panel scheduled a hearing early in the first quarter of 2014 for our claims for unpaid receivables, along with our client's counterclaim for a deductive change order in the amount of approximately £21,600 (approximately $35,700 based on the exchange rate in effect as of December 31, 2013). An initial session of that hearing took place in January 2014 and a further session is scheduled for May 2014. The remaining claims and counterclaims, including our client's counterclaim for lost profits, are scheduled to be heard late in the fourth quarter of 2014. We cannot predict the ultimate outcome of this matter at this time.

Environmental Matters

CERCLA and Other Remedial Matters

        Under U.S. federal statutes, such as the Resource Conservation and Recovery Act, Comprehensive Environmental Response, Compensation, and Liability Act of 1980 ("CERCLA"), the Clean Water Act and the Clean Air Act, and similar state laws, the current owner or operator of real property and the past owners or operators of real property (if disposal of toxic or hazardous substances took place during such past ownership or operation) may be jointly and severally liable for the costs of removal or remediation of toxic or hazardous substances on or under their property, regardless of whether such materials were released in violation of law or whether the owner or operator knew of, or was responsible for, the presence of such substances. Moreover, under CERCLA and similar state laws, persons who arrange for the disposal or treatment of hazardous or toxic substances may also be jointly and severally liable for the costs of the removal or remediation of such substances at a disposal or treatment site, whether or not such site was owned or operated by such person, which we refer to as an off-site facility. Liability at such off-site facilities is typically allocated among all of the financially viable responsible parties based on such factors as the relative amount of waste contributed to a site, toxicity of such waste, relationship of the waste contributed by a party to the remedy chosen for the site and other factors.

        We currently own and operate industrial facilities and we have also transferred our interests in industrial facilities that we formerly owned or operated. It is likely that as a result of our current or former operations, hazardous substances have affected the facilities or the real property on which they

Foster Wheeler AG and Subsidiaries

Notes to consolidated financial statements (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

16.   Litigation and Uncertainties (Continued)

are or were situated. We also have received and may continue to receive claims pursuant to indemnity obligations from the present owners of facilities we have transferred, which claims may require us to incur costs for investigation and/or remediation.

        We are currently engaged in the investigation and/or remediation under the supervision of the applicable regulatory authorities at four of our or our subsidiaries' former facilities (including Mountain Top, which is described below). In addition, we sometimes engage in investigation and/or remediation without the supervision of a regulatory authority. Although we do not expect the environmental conditions at our present or former facilities to cause us to incur material costs in excess of those for which reserves have been established, it is possible that various events could cause us to incur costs materially in excess of our present reserves in order to fully resolve any issues surrounding those conditions. Further, no assurance can be provided that we will not discover additional environmental conditions at our currently or formerly owned or operated properties, or that additional claims will not be made with respect to formerly owned properties, requiring us to incur material expenditures to investigate and/or remediate such conditions.

        We have been notified that we are a potentially responsible party ("PRP") under CERCLA or similar state laws at three off-site facilities. At each of these sites, our liability should be substantially less than the total site remediation costs because the percentage of waste attributable to us compared to that attributable to all other PRPs is low. We do not believe that our share of cleanup obligations at any of the off-site facilities as to which we have received a notice of potential liability will exceed $500 in the aggregate. We have also received and responded to a request for information from the United States Environmental Protection Agency ("USEPA") regarding a fourth off-site facility. We do not know what, if any, further actions USEPA may take regarding this fourth off-site facility.

Mountain Top

        In February 1988, one of our subsidiaries, Foster Wheeler Energy Corporation ("FWEC"), entered into a Consent Agreement and Order with the USEPA and the Pennsylvania Department of Environmental Protection ("PADEP") regarding its former manufacturing facility in Mountain Top, Pennsylvania. The order essentially required FWEC to investigate and remediate as necessary contaminants, including trichloroethylene ("TCE"), in the soil and groundwater at the facility. Pursuant to the order, in 1993 FWEC installed a "pump and treat" system to remove TCE from the groundwater. It is not possible at the present time to predict how long FWEC will be required to operate and maintain this system.

        In the fall of 2004, FWEC sampled the private domestic water supply wells of certain residences in Mountain Top and identified approximately 30 residences whose wells contained TCE at levels in excess of Safe Drinking Water Act standards. The subject residences are located approximately one mile to the southwest of where the TCE previously was discovered in the soils at the former FWEC facility. Since that time, FWEC, USEPA and PADEP have cooperated in responding to the foregoing. Although FWEC believed the evidence available was not sufficient to support a determination that FWEC was responsible for the TCE in the residential wells, FWEC immediately provided the affected residences with bottled water, followed by water filters, and, pursuant to a settlement agreement with USEPA, it hooked them up to the public water system. Pursuant to an amendment of the settlement agreement, FWEC subsequently agreed with USEPA to arrange and pay for the hookup of several

Foster Wheeler AG and Subsidiaries

Notes to consolidated financial statements (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

16.   Litigation and Uncertainties (Continued)

additional residences, even though TCE has not been detected in the wells at those residences. The hookups to the agreed upon residences have been completed, and USEPA has provided FWEC with a certificate that FWEC has completed its obligations related to the above-described settlement agreement (as amended). FWEC may be required to pay the agencies' costs in overseeing and responding to the situation.

        FWEC is also incurring further costs in connection with a Remedial Investigation/Feasibility Study ("RI/FS") that in March 2009 it agreed to conduct. During the fourth quarter of 2012, FWEC received a USEPA demand under the foregoing agreement for payment of $1,040 of response costs USEPA claims it incurred from the commencement of the RI/FS in April 2009 through February 2012. FWEC questioned the amount of the invoice and based upon discussions with the USEPA, a revised invoice was received on June 17, 2013 for the reduced amount of $1,004. During the third quarter of 2013, FWEC received a USEPA invoice under the foregoing agreement for payment of $258 of response costs USEPA claims it incurred from March 2012 to February 2013. In April 2009, USEPA proposed for listing on the National Priorities List ("NPL") an area consisting of FWEC's former manufacturing facility and the affected residences, but it also stated that the proposed listing may not be finalized if FWEC complies with its agreement to conduct the RI/FS. FWEC submitted comments opposing the proposed listing.

        FWEC has accrued its best estimate of the cost of all of the foregoing, and it reviews this estimate on a quarterly basis.

        Other costs to which FWEC could be exposed could include, among other things, FWEC's counsel and consulting fees, further agency oversight and/or response costs, costs and/or exposure related to potential litigation, and other costs related to possible further investigation and/or remediation. At present, it is not possible to determine whether FWEC will be determined to be liable for some or all of the items described in this paragraph or to reliably estimate the potential liability associated with the items. If one or more third-parties are determined to be a source of the TCE, FWEC will evaluate its options regarding the potential recovery of the costs FWEC has incurred, which options could include seeking to recover those costs from those determined to be a source.

Other Environmental Matters

        Our operations, especially our manufacturing and power plants, are subject to comprehensive laws adopted for the protection of the environment and to regulate land use. The laws of primary relevance to our operations regulate the discharge of emissions into the water and air, but can also include hazardous materials handling and disposal, waste disposal and other types of environmental regulation. These laws and regulations in many cases require a lengthy and complex process of obtaining licenses, permits and approvals from the applicable regulatory agencies. Noncompliance with these laws can result in the imposition of material civil or criminal fines or penalties. We believe that we are in substantial compliance with existing environmental laws. However, no assurance can be provided that we will not become the subject of enforcement proceedings that could cause us to incur material expenditures. Further, no assurance can be provided that we will not need to incur material expenditures beyond our existing reserves to make capital improvements or operational changes necessary to allow us to comply with future environmental laws.

Foster Wheeler AG and Subsidiaries

Notes to consolidated financial statements (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

17.   Quarterly Financial Data (Unaudited)

	Quarters Ended
	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013
Operating revenues	$851,073	$801,826	$863,407	$790,144
Contract profit	132,530	153,466	153,607	119,446
Selling, general and administrative expenses	92,028	85,521	89,801	90,332
(Loss)/income from continuing operations attributable to Foster Wheeler AG	(37,171)	48,853	68,316	16,904
(Loss)/earnings per share from continuing operations:
Basic	$(0.38)	$0.50	$0.68	$0.16
Diluted	$(0.38)	$0.50	$0.68	$0.16
Shares outstanding:
Basic weighted-average number of shares outstanding	98,732,423	98,172,200	100,001,580	104,386,669
Effect of dilutive securities	—	431,386	253,172	253,330

Diluted weighted-average number of shares outstanding	98,732,423	98,603,586	100,254,752	104,639,999

	Quarters Ended
	December 31, 2012(1)	September 30, 2012	June 30, 2012	March 31, 2012(2)
Operating revenues	$730,046	$797,296	$936,462	$927,590
Contract profit	156,807	154,220	138,933	140,083
Selling, general and administrative expenses	88,150	77,495	85,289	83,141
Income from continuing operations attributable to Foster Wheeler AG	18,637	58,667	30,421	41,490
Earnings per share from continuing operations:
Basic	$0.18	$0.55	$0.29	$0.38
Diluted	$0.18	$0.55	$0.29	$0.38
Shares outstanding:
Basic weighted-average number of shares outstanding	105,552,630	107,065,999	107,840,679	107,774,203
Effect of dilutive securities	418,228	253,963	2,576	107,604

Diluted weighted-average number of shares outstanding	105,970,858	107,319,962	107,843,255	107,881,807

(1)
Contract profit and income from continuing operations attributable to Foster Wheeler AG during the quarter ended December 31, 2012 included the pre-tax impact of an out-of-period correction for an increase of final estimated profit of $5,280 in our Global E&C Group. The after-tax impact was $4,012. The correction was recorded in the quarter ended

Foster Wheeler AG and Subsidiaries

Notes to consolidated financial statements (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

17.   Quarterly Financial Data (Unaudited) (Continued)

  December 31, 2012 as it was not material to results for the quarter ended September 30, 2012(the period in which it should have been recorded), nor was it material to the 2012 financial statements as a whole.

(2)
Contract profit and income from continuing operations attributable to Foster Wheeler AG during the quarter ended March 31, 2012 included a favorable pre-tax settlement with a subcontractor of approximately $6,900.

        (Loss)/income from continuing operations attributable to Foster Wheeler AG for the fourth quarter in the above table includes the following pre-tax amounts:

	Quarters Ended
	December 31, 2013	December 31, 2012
Net increase/(decrease) in contract profit from the regular revaluation of final estimated contract profit revisions:(1)
Global E&C Group	$9,700	$(1,600)
Global Power Group	13,000	14,900

Total	$22,700	$13,300

Net asbestos-related provisions:(2)
Global E&C Group	$—	$700
C&F Group	40,000	22,100

Total	$40,000	$22,800

Charges for severance-related postemployment benefits:
Global E&C Group	$1,000	$800
Global Power Group	13,000	900
C&F Group	—	300

Total	$14,000	$2,000

Charge for equity interest investment impairment in our Global E&C Group(3)	$22,400	$—
Charges for facility shutdown costs in our Global Power Group(4)	$2,100	$—

(1)
Please refer to "Revenue Recognition on Long-Term Contracts" in Note 1 for further information regarding changes in our final estimated contract profit.

(2)
Please refer to Note 16 for further information regarding the revaluation of our asbestos liability and related asset.

(3)
Impairment charge related to our equity interest investment in a waste-to-energy project in Italy. Please refer to Note 5 for further information.

(4)
Charges for facility shutdown costs included facility exit, lease termination and other costs for facilities in our Global Power Group.

18.   Discontinued Operations

        During the first quarter of 2013, we recorded an impairment charge of $3,919 at our waste-to-energy facility in Camden, New Jersey within our Global Power Group business segment. This charge was in addition to an impairment charge of $11,455 recorded during the fourth quarter of 2012. The impairment charges in both periods included estimates related to the continued operation of the

Foster Wheeler AG and Subsidiaries

Notes to consolidated financial statements (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

18.   Discontinued Operations (Continued)

facility and potential sale of the facility. The charge in the first quarter of 2013 was the result of updating our estimate related to the potential sale of the facility and the impairment charge was recorded within income from discontinued operations on our consolidated statement of operations. After recording the impairment charge and after approval of the plan to sell the facility, discussed below, the carrying value of the facility's fixed assets approximated fair value less estimated costs to sell the facility.

        On April 17, 2013, our Board of Directors approved a plan to sell our Camden facility and we completed the sale of the facility in August 2013. The presentation of the financial results and asset and liability balances of this business for the periods prior to the completion of the sale have been reclassified on our consolidated statement of operations, consolidated balance sheet and consolidated statement of cash flows under the respective captions related to discontinued operations, and these reclassifications have been made in the notes to our consolidated financial statements. Prior to the sale, the business had been classified on our consolidated balance sheet as of June 30, 2013 under the respective current and non-current captions of assets held for sale and liabilities held for sale as a result of our Board of Directors' approval of our plan to sell the facility, which met the accounting criteria as a business held for sale and the criteria for classification as a discontinued operation. We did not recognize depreciation on long-lived assets while held for sale. Our Camden facility was formerly included in our Global Power Group business segment.

        We completed the sale of our Camden facility in August 2013. Based on the proceeds received and costs of disposal, we recognized a gain of $300 within income/(loss) from discontinued operations before income taxes on the consolidated statement of operations during the quarter and nine months ended September 30, 2013.

        The following are the main classes of assets and liabilities that were associated with our discontinued operations as of December 31, 2012:

December 31, 2012
Assets:
Trade accounts and notes receivable, net	$1,482
Other current assets	23

Current assets of discontinued operations	1,505

Land, buildings and equipment, net	48,739
Restricted cash	840

Long-term assets of discontinued operations	$49,579

Liabilities:
Accounts payable	$1,814
Accrued expenses	595
Advance payments	745

Liabilities of discontinued operations	$3,154

Foster Wheeler AG and Subsidiaries

Notes to consolidated financial statements (Continued)

(amounts in thousands of dollars, except share data and per share amounts)

18.   Discontinued Operations (Continued)

        Operating revenues related to our discontinued operations, which were exclusively in the U.S., were $17,053, $23,241 and $22,621 in 2013, 2012 and 2011, respectively.

19.   Subsequent Events

Pending Exchange Offer and Our Acquisition by AMEC plc

        On February 13, 2014, we entered into an Implementation Agreement (the "Implementation Agreement") with AMEC plc ("AMEC") relating to the acquisition of all of the issued and to be issued registered shares, par value CHF 3.00 per share, of Foster Wheeler AG (the "FW share" or "FW shares") by AMEC. On the terms and subject to the conditions of the Implementation Agreement, AMEC will commence an exchange offer (the "Offer") to acquire all of the FW shares, pursuant to which each validly tendered FW share will be exchanged for a combination (subject to election by each Foster Wheeler shareholder as described in our Current Report on Form 8-K filed on February 13, 2014) of (a) $16.00 in cash plus (b) 0.8998 ordinary shares, par value £0.50 per share, of AMEC ("AMEC shares") or, at the election of such holder, American Depositary Shares ("ADSs") representing such number of AMEC shares, less any taxes required to be withheld.

        The closing of the Offer is subject to, among other things, approval by our shareholders of certain amendments to our articles of association to remove certain transfer restrictions and certain voting limitations with respect to the FW shares.

        For a fuller description of the Offer, see our Current Report on Form 8-K filed on February 13, 2014.

Proposed Dividend

        On February 26, 2014, our Board of Directors approved a proposal to our shareholders for a one-time dividend of $0.40 per share. We intend to ask our shareholders to approve this dividend at our Annual General Meeting on May 7, 2014 and, subject to shareholder approval, this dividend will be paid shortly after our Annual General Meeting. This dividend is not linked to, and not conditional on, the closing of the Offer. The covenants of our senior unsecured credit agreement do not limit our ability to pay this proposed dividend and we expect that there will be no Swiss withholding taxes on the dividend.

 Foster Wheeler AG

Schedule II: Valuation and Qualifying Accounts

(amounts in thousands)

	2013
	Balance at Beginning of Year	Additions Charged to Costs and Expenses	Additions Charged to Other Accounts	Deductions	Balance at the End of the Year
Description
Allowance for doubtful accounts	$10,624	$3,218	$—	$(6,399)	$7,443

Deferred tax valuation allowance	$413,983	$37,870	$205	$(32,002)	$420,056

	2012
	Balance at Beginning of Year	Additions Charged to Costs and Expenses	Additions Charged to Other Accounts	Deductions	Balance at the End of the Year
Description
Allowance for doubtful accounts	$13,272	$5,635	$—	$(8,283)	$10,624

Deferred tax valuation allowance	$410,494	$8,835	$3,951	$(9,297)	$413,983

	2011
	Balance at Beginning of Year	Additions Charged to Costs and Expenses	Additions Charged to Other Accounts	Deductions	Balance at the End of the Year
Description
Allowance for doubtful accounts	$15,719	$6,751	$—	$(9,198)	$13,272

Deferred tax valuation allowance	$385,560	$16,787	$24,977	$(16,830)	$410,494

INDEX TO THE RECONCILIATION OF FOSTER WHEELER'S FINANCIAL INFORMATION

Page
Unaudited Reconciliation of Foster Wheeler's Financial Information
Basis of Preparation	F-272
Unaudited reconciliation of Foster Wheeler's consolidated profit for the six months ended 30 June 2014 and the three years ended 31 December 2013, 2012 and 2011	F-272
Unaudited reconciliation of Foster Wheeler's consolidated total equity as at 30 June 2014, 31 December 2013, 2012 and 2011	F-274
Unaudited reconciliation of Foster Wheeler's consolidated balance sheet as at 30 June 2014	F-276

UNAUDITED RECONCILIATION OF FOSTER WHEELER'S FINANCIAL INFORMATION

Basis of Preparation

        The following unaudited reconciliations summarise the material adjustments which reconcile Foster Wheeler's unaudited consolidated profit for the six months ended 30 June 2014, consolidated total equity as at 30 June 2014 and consolidated balance sheet as at 30 June 2014 and Foster Wheeler's audited consolidated profit for each of the years ended 31 December 2013, 2012 and 2011, consolidated total equity as at 31 December 2013, 2012 and 2011 to those which would have been reported had Foster Wheeler applied the accounting policies applied by AMEC in the preparation of its unaudited consolidated financial statements for the six months ended 30 June 2014 and its audited consolidated financial statements for the years ended 31 December 2013, 2012 and 2011, respectively.

Unaudited Reconciliation of Foster Wheeler's Consolidated Profit for the Six Months ended 30 June 2014 and the Three Years ended 31 December 2013, 2012 and 2011

	Six months ended 30 June	Year ended 31 December
	2014	2013	2012	2011
	($ millions)
Consolidated profit for the year attributable to Foster Wheeler as reported by Foster Wheeler(1)	102.7	97.2	136.0	162.4
Adjusted for differences from AMEC accounting policies:
Revenue recognition(2)	3.2	(2.3)	(3.8)	(6.0)
Asbestos-related claims(3)	(24.2)	75.2	(22.8)	(51.3)
Defined benefit pension scheme expense, net(4)	(4.2)	9.7	(2.2)	32.7
Share based compensation(5)	(0.5)	(1.4)	(0.2)	1.5
Gain on sale and leaseback(6)	(2.1)	(4.1)	(4.1)	(4.2)
Redundancy(7)	(15.0)	15.0	—	—
Lease classification(8)	0.5	0.7	—	—
Taxation(9)	0.2	10.6	9.3	0.1

Consolidated profit for the year attributable to Foster Wheeler under AMEC accounting policies	60.6	200.6	112.2	135.2

Notes:

(1)
The consolidated profit of Foster Wheeler for the six months ended 30 June 2014 has been extracted from the Foster Wheeler quarterly report on Form 10-Q dated 7 August 2014. The consolidated profit of Foster Wheeler for the years ended 31 December 2013, 2012 and 2011 has been extracted from the Foster Wheeler consolidated financial statements included within the respective Form 10-K.

(2)
Revenue recognition: Foster Wheeler has a different revenue recognition policy on lump sum work and cost reimbursable work compared to AMEC. Foster Wheeler's policy is based on physical progress of a contract; however, AMEC's policy is to recognise revenue in proportion to the stage of completion of a contract, assessed by reference to costs incurred to date as a percentage of total forecast costs.

(3)
Asbestos-related claims: Under AMEC's IFRS accounting policies, the provision for asbestos claims is extended from a forecast for the next 15 years used under Foster Wheeler US GAAP policies to 37 years and is discounted back to a net present value using a US Treasury yield curve discount rate. Additionally, the adjustment above includes the reversal of the amount previously expensed by Foster Wheeler for the six months ended 30 June 2014 and the years ended 31 December 2013, 2012 and 2011 within the respective Form 10-Q or Form 10-K.

(4)
Defined benefit pension scheme expense, net: Under US GAAP, actuarial gains and losses are amortised into the income statement. Under IFRS, such amounts remain within other comprehensive income.

  Foster Wheeler recognises an expected return on plan assets within its periodic pension cost in the income statement and a charge for the interest cost on the projected benefit obligation. Under IFRS, a net interest charge is calculated based on multiplying the net defined benefit liability/(asset) by the discount rate.

(5)
Share based compensation: Under IFRS, a graded vesting method has been applied in accordance with AMEC policy to the share-based compensation charge as opposed to the straight line methodology under US GAAP.

(6)
Gain on Sale and Leaseback: Under US GAAP, a credit is recognised in the income statement in respect of the amortisation on the gain on sale and leaseback relating to prior years. Under IFRS, this would have been all recognised immediately in the income statement at the time of the sale and leaseback transaction, and thus the amortisation needs to be reversed.

(7)
Redundancy Global Power Group: As reported in Foster Wheeler's annual report filed on Form 10-K dated 27 February 2014 a provision of $17 million has been recorded by Foster Wheeler for redundancy costs in the Global Power Group. This provision has been expensed under US GAAP however, under IFRS, due to the stage of communication and advancement of this process at 31 December 2013, the required recognition criteria had not been met in respect of $15 million of this provision at 31 December 2013 and $15 million has instead been expensed in the six months ended 30 June 2014, as the required criteria has been met.

(8)
Lease classification: Under US GAAP, a lease has been classified as an operating lease (where Foster Wheeler is the lessor) and the respective property, plant and equipment was capitalised. Under IFRS, this operating lease has been determined to be a finance lease (with Foster Wheeler as the lessor) and the property, plant and equipment has been derecognised and replaced with a finance lease receivable. The $0.5 million and $0.7 million adjustment reflects the difference between the US GAAP revenue and depreciation and the IFRS finance income, for the six months ended 30 June 2014 and annual period ended 31 December 2013, respectively.

(9)
Taxation: The taxation adjustments relate to the IFRS taxation accounting in respect of the adjustments highlighted above.

Unaudited Reconciliation of Foster Wheeler's Consolidated Total Equity as at 30 June 2014 and 31 December 2013, 2012 and 2011

	As at 30 June	As at 31 December
	2014	2013	2012	2011
	($ millions)
Consolidated total equity as reported by Foster Wheeler(1)	868.7	784.2	757.4	735.7
Adjusted for differences from AMEC accounting policies:
Non-current assets
Land, buildings and equipment, net(2)	(28.8)	(30.6)	—	—
Asbestos-related insurance recovery(3)	(8.0)	(8.0)	(7.0)	(9.0)
Other assets(2)(4)	(10.8)	(10.4)	(43.7)	(45.6)
Deferred tax assets(4)	24.1	20.1	15.0	33.7

	(23.5)	(28.9)	(35.7)	(20.9)

Current assets
Prepaid, deferred and refundable income taxes(4)	(26.7)	(32.7)	(33.1)	(43.0)
Current liabilities
Billings in excess of costs and estimated earnings on uncompleted contracts(5)	1.0	(2.3)	(3.8)	(6.0)
Income taxes payable(4)	5.2	5.0	—	—

	6.2	2.7	(3.8)	(6.0)

Non-current liabilities
Deferred tax liabilities(4)	11.3	11.3	15.6	15.1
Pension, post-retirement and other employee benefits(6)	(29.0)	15.0	—	—
Asbestos-related liability(7)	29.0	(54.0)	(114.0)	(125.5)
Other long-term liabilities(8)	29.2	30.5	34.3	37.0

	40.5	2.8	(64.1)	(73.4)

Consolidated total equity of Foster Wheeler under AMEC accounting policies	865.2	728.1	620.7	592.4

Notes:

(1)
The consolidated total equity of Foster Wheeler as at 30 June 2014 has been extracted from the Foster Wheeler quarterly report on Form 10-Q dated 7 August 2014. The consolidated total equity of Foster Wheeler as at 31 December 2013, 2012 and 2011 have been extracted from the Foster Wheeler consolidated financial statements included within Foster Wheeler's annual report filed on Form 10-K dated 27 February 2014.

(2)
Land, buildings and equipment net: Under US GAAP, a lease has been classified as an operating lease (where Foster Wheeler is the lessor) and the respective property, plant and equipment was capitalised. Under IFRS, this operating lease has been determined to be a finance lease (with Foster Wheeler as the lessor) and the property, plant and equipment has been derecognised and replaced with a finance lease receivable included within 2014 and 2013 other assets in the above reconciliation.

(3)
Asbestos-related insurance recovery: Under US GAAP the insurance recovery is not discounted. To conform with IFRS and AMEC accounting policies the insurance recovery reported has been discounted.

(4)
Other assets: Under US GAAP a deferred taxation charge has been recognised within other assets. To conform with IFRS and AMEC policies this amount has been re-classified to deferred tax assets and deferred tax liabilities. The taxation of adjustments relate to the IFRS taxation accounting in respect of the adjustments highlighted above. Further, there is no current year equity impact associated with the removal of the investment tax credit deferred tax liability of $4 million as the amount has been recorded through retained earnings as it would have been taken to the income statement in the year it occurred, 2009.

(5)
Billings in excess of cost: Foster Wheeler has a different revenue recognition policy on lump sum work and cost reimbursable work compared to AMEC. Foster Wheeler's policy is based on physical progress of a contract; however,

  AMEC's policy is to recognise revenue in proportion to the stage of completion of a contract, assessed by reference to costs incurred to date as a percentage of total forecast costs.

(6)
Pension, post-retirement and other employee benefits: As reported in Foster Wheeler's annual report filed on Form 10-K dated 27 February 2014 a provision of $17 million has been recorded by Foster Wheeler for redundancy costs in the Global Power Group. This provision has been expensed under US GAAP however, under IFRS, due to the stage of communication and advancement of this process at 31 December 2013, the required recognition criteria had not been met in respect of $15 million of this provision at 31 December 2013. In the six months ended 30 June 2014, the required criteria had been met and the provision of $15 million was recorded and subsequently paid, therefore, no impact as of 30 June 2014. The adjustment of $29 million in the six months ended 30 June 2014 relates to the increase in the estimated net pension liability of Foster Wheeler. This adjustment has arisen due to the revaluation of the assets in the various pension scheme as at 30 June 2014, in accordance with IFRS however, the assets are not subject to revaluation as of 30 June 2014 under US GAAP by Foster Wheeler.

(7)
Asbestos-related liability: Under AMEC's IFRS accounting policies, the provision for asbestos claims is extended from a forecast for the next 15 years used under Foster Wheeler US GAAP policies to 37 years and is discounted back to a net present value using a US Treasury yield curve discount rate.

(8)
Other long-term liabilities: Under US GAAP deferred gains on certain sale and leaseback transactions were deferred for future periods. Under IFRS and AMEC accounting policies such gains would have been recognised in full at the date of the transaction and therefore the adjustment above is to reverse the deferred gains within Foster Wheeler's annual report filed on Form 10-K dated 27 February 2014 and Foster Wheeler's quarterly report on Form 10-Q dated 7 August 2014.

Unaudited Reconciliation of Foster Wheeler's Consolidated Balance Sheet as at 30 June 2014

	Balance sheet as reported by Foster Wheeler	Accounting policy adjustments	Alignment of balance sheet presentation	Foster Wheeler balance sheet under AMEC accounting policies and presentation
	($ millions, except share data and per share amounts)
Assets
Current Assets:
Inventory(1)	—	—	14.4	14.4
Cash and cash equivalents(2)	518.5	37.3	—	555.8
Accounts and notes receivable, net:
Trade	688.3	—	—	688.3
Other(1)	75.3	—	24.5	99.8
Contracts in process	201.7	—	—	201.7
Prepaid, deferred and refundable income taxes(3)	54.1	(26.7)	—	27.4
Other current assets(1)	38.9	—	(38.9)	—

Total current assets	1,576.8	10.6	—	1,587.4

Land, buildings and equipment, net(4)	270.9	(28.8)	—	242.1
Restricted cash(2)	37.3	(37.3)	—	—
Notes and accounts receivable—long term(5)	14.5	—	(14.5)	—
Investments in and advances to unconsolidated affiliates	166.7	—	—	166.7
Goodwill	172.1	—	—	172.1
Other tangible assets, net	107.2	—	—	107.2
Asbestos-related insurance recovery receivable(5)	116.8	(8.0)	(108.8)	—
Other assets(3)(4)	149.2	(10.8)	123.3	261.7
Deferred tax assets(3)	48.1	24.2	—	72.3

Total Assets	2,659.6	(50.1)	—	2,609.5

Liabilities, Temporary Equity and Equity Current Liabilities:
Current instalments on long-term debt	16.4	—	—	16.4
Accounts payable(9)	278.1	14.7	258.2	551.0
Accrued expenses	258.2	—	(258.2)	—
Billings in excess of costs and estimated earnings on uncompleted contracts(6)	539.7	(1.0)	—	538.7
Income taxes payable(3)	45.5	(5.2)	—	40.3

Total current liabilities	1,137.9	8.5	—	1,146.4

Long-term debt	102.5	—	—	102.5
Deferred tax liabilities(3)	41.7	(11.3)	—	30.4
Pensions, post-retirement and other employee benefits	106.0	29.0	—	135.0
Asbestos-related liability(7)	241.9	(29.0)	—	212.9
Other long-term liabilities(8)	146.2	(29.2)	—	117.0

Total Liabilities	1,776.2	(32.0)	—	1,744.2

Temporary Equity:
Non-vested share-based compensation awards subject to redemption(9)	14.7	(14.7)	—	—

Total Temporary Equity	14.7	(14.7)	—	—

Note:

(1)
Other current assets: The $38.9 million of other current assets presented on Foster Wheeler's balance sheet consists of inventory of $14.4 million and other receivables of $24.5 million. These components of other current assets of Foster Wheeler were reclassified to their respective separate balance sheet accounts under AMEC accounting policies.

(2)
Cash: In accordance with AMEC accounting policies, restricted cash of $37.3 million has been reclassified to cash and cash equivalents.

(3)
Taxation: Under IFRS, AMEC has re-allocated $(26.7) million of the current deferred tax asset recorded by Foster Wheeler to the following categories:

•
$15.5 million—Non-current deferred tax assets

•
$5.2 million—Current tax payable

•
$7.3 million—Non-current deferred tax liabilities

•
$(1.3) million—Other long term liabilities

This adjustment has been made in order to reflect the impact of jurisdictional netting of current and deferred tax balances and reflecting all deferred tax balances as non-current in line with IFRS.

A provision for unrealised profit is held on the Foster Wheeler consolidated balance sheet. This relates to the intercompany transfer of IP in respect of technology and the Foster Wheeler trade name in 2000. Under US GAAP, a deferred tax asset of $40.8 million is held in respect of this provision at the US tax rate and is disclosed within other assets. Under IFRS, the deferred tax asset would be recognised at the tax rate of the acquiring entity and disclosed within deferred tax assets. Accordingly an asset of $(40.8) million has been removed from other assets and a deferred tax asset of $6.7 million has been recognised and disclosed within deferred tax assets.

A net increase in deferred tax assets of $2.0 million has been recognised in respect of deferred tax adjustments on other US GAAP to IFRS adjustments. The $2.0 million, the $15.5 million and the $6.7 million noted above total to the $24.2 million deferred tax assets adjustment in the above table.

Under US GAAP Foster Wheeler has been spreading the benefit associated with an investment tax credit over the 20 year life of the asset by carrying a deferred tax liability in the balance sheet. As of 30 June 2014 the deferred tax liability held on the balance sheet was $4 million. Under IFRS this credit would be taken through the income statement in the year it occurred. As such, the $4 million has been removed from deferred tax liabilities. The $4.0 million plus the $7.3 million highlighted above total to the $11.3 million in the above table.

(4)
Lease classification: Under US GAAP, a lease has been classified as an operating lease (where Foster Wheeler is the lessor) and the respective property, plant and equipment was capitalised. Under IFRS, this operating lease has been determined to be a finance lease (with Foster Wheeler as the lessor) and the property, plant and equipment has been derecognised and replaced with a finance lease receivable.

(5)
Asbestos-related insurance recovery: Under US GAAP the insurance recovery is not discounted. To conform with IFRS and AMEC accounting policies the insurance recovery receivable reported has been discounted. Further to align the FW balance sheet, these amounts have been reclassed to other assets.

(6)
Billings in excess of cost: Foster Wheeler has a different revenue recognition policy on lump sum work and cost reimbursable work compared to AMEC. Foster Wheeler's policy is based on physical progress of a contract; however, AMEC's policy is to recognise revenue in proportion to the stage of completion of a contract, assessed by reference to costs incurred to date as a percentage of total forecast costs. Consequently, an adjustment arises to the liability for billings in excess of costs and estimated earnings on uncompleted contracts.

(7)
Asbestos: US GAAP provision 15 year outlook and not discounted under Foster Wheeler's policies in accordance with Financial Accounting Standard 5 (FAS5). AMEC has applied a risk free discount rate to the provision, which is updated annually and extended the 15 year outlook to 37 years.

(8)
Other long-term liabilities: Under US GAAP deferred gains on certain sale and leaseback transactions were deferred for future periods. Under IFRS and AMEC's accounting policies such gains would have been recognised in full at the date of the transaction and therefore the adjustment above is to reverse the deferred gains within Foster Wheeler's unaudited consolidated balance sheet as at 31 March 2014.

(9)
Non-vested share-based compensation awards subject to redemption: The non-vested share-based compensation awards subject to redemption are presented above as a component of accounts payable in accordance with AMEC's accounting policies.

Annex A

Fusionsvertrag -- Merger Agreement
(der Fusionsvertrag -- the Merger Agreement)

vom 8. Dezember 2014 -- dated as of December 8, 2014

zwischen -- among

A-FW International Investments GmbH, c/o Foster Wheeler AG, Lindenstrasse 10, 6340 Baar, Schweiz -- Switzerland

(die Übernehmende Gesellschaft)
(the Receiving Company)

und -- and

Foster Wheeler AG, Lindenstrasse 10, 6340 Baar, Schweiz -- Switzerland

(die Übertragende Gesellschaft)
(the Transferring Company)

sowie -- as well as

AMEC International Investments B.V., Meander 251, 6825 MC Arnheim, Niederlande -- The Netherlands

(Amec International)

(Amec International zusammen mit der Übernehmenden Gesellschaft und der Übertragenden
Gesellschaft, die Parteien, und jede eine Partei)
 (Amec International, the Receiving Company and the Transferring Company hereinafter collectively referred to as, the Parties, and each, a Party)

Inhaltsverzeichnis -- Table of Content

1.	Fusion, Abfindung, Rechte und Pflichten -- Merger, Compensation, Rights and Obligations	A-4
1.1	Fusion -- Merger	A-4
1.2	Abfindung -- Compensation	A-5
1.3	Dividendenberechtigung -- Entitlement to Dividends	A-7
1.4

Andere mit Amec Foster Wheeler Aktien und Amec Foster Wheeler ADS verbundene Rechte und Pflichten -- Other Rights and Obligations Associated with Amec Foster Wheeler Shares and Amec Foster Wheeler ADSs

A-7
1.5	Keine Besonderen Vorteile -- No Special Benefits	A-8
1.6	Keine Gesellschafter mit Unbeschränkter Haftung -- No Shareholders or Quotaholders with Unlimited Liability	A-8
1.7	Keine Sonderrechte, Anteile ohne Stimmrecht, Genussscheine -- No Special Rights, Equity Interests without Voting Rights, Profit-Sharing Certificates	A-8
2.	Zustimmungen -- Approvals	A-9
2.1	Geschäftsführung der Übernehmenden Gesellschaft -- Management Board of Receiving Company	A-9
2.2	Verwaltungsrat der Übertragenden Gesellschaft -- Board of Directors of Transferring Company	A-9
2.3	Management Board der Amec International -- Management Board of Amec International	A-9
2.4	Zustimmung der Gesellschafterin der Übernehmenden Gesellschaft -- Approval by Quotaholder of Receiving Company	A-9
2.5	Zustimmung der Generalversammlung der Übertragenden Gesellschaft -- Approval by Shareholders' Meeting of Transferring Company	A-9
2.6	Gesellschafterversammlung der Amec Gesellschaften -- Shareholders' or Quotaholders' Meeting of Amec Companies	A-10
3.	Durchführung der Fusion -- Implementation of Merger	A-10
3.1	Technische Abwicklung der Ausrichtung der Abfindung -- Technical Execution of Payment of Compensation	A-10
3.2

Eintragung in Aktionärsregister von Amec Foster Wheeler plc, Übertragungs- und Eintragungsbeschränkungen -- Registration in Shareholders' Register of Amec Foster Wheeler plc, Transfer and Registration Restrictions

A-11
4.	Information, Konsultation, Einsichtsrecht -- Information, Consultation, Inspection Right	A-12
5.	Statuten und Organisation der Übernehmenden Gesellschaft nach Vollzug -- Articles of Association and Governance of Receiving Company after Completion	A-12
6.	Anmeldung an Handelsregisterämter -- Filing with Commercial Registers	A-12
7.	Allgemeine Bestimmungen -- General Provisions	A-12
7.1	Informationspflicht -- Information Duty	A-12
7.2	Mitteilungen -- Notices	A-13
7.3	Keine Abtretung -- No Assignment	A-13
7.4	Änderungen und Verzichte -- Amendments and Waivers	A-14
7.5	Kosten und Steuern -- Costs and Taxes	A-14
7.6	Teilungültigkeit	A-14
7.7	Anhänge -- Annexes	A-14
7.8	Sprache -- Language	A-15
7.9	Anwendbares Recht und Gerichtsstand -- Governing Law and Jurisdiction	A-15

  Präambel -- Recitals

  A.
  A-FW International Investments GmbH (Firmennummer CHE-243.038.710), die Übernehmende Gesellschaft mit Sitz in Baar, Schweiz, eine Gesellschaft mit beschränkter Haftung nach schweizerischem Recht, beabsichtigt, Foster Wheeler AG (Firmennummer CHE-114.603.783), die Übertragende Gesellschaft mit Sitz in Baar, Schweiz, eine Aktiengesellschaft nach schweizerischem Recht, auf dem Weg der Absorptionsfusion zu übernehmen.

    A-FW International Investments GmbH (identification no. CHE-243.038.710), the Receiving Company having its registered office in Baar, Switzerland, a limited liability company pursuant to Swiss law, intends to absorb Foster Wheeler AG (identification no. CHE-114.603.783), the Transferring Company having its registered office in Baar, Switzerland, a corporation pursuant to Swiss law, by way of merger.

  B.
  Das im Handelsregister eingetragene Aktienkapital der Übertragenden Gesellschaft beträgt CHF 316'928'700, bestehend aus 105'642'900 voll liberierten Namenaktien mit einem Nennwert von je CHF 3. Das insgesamt ausgegebene Aktienkapital der Übertragenden Gesellschaft beträgt CHF 320'155'473, bestehend aus 106'718'491 voll liberierten Namenaktien mit einem Nennwert von je CHF 3. Das Stammkapital der Übernehmenden Gesellschaft beträgt CHF 20'000, bestehend aus 200 voll liberierten Stammanteilen mit einem Nennwert von je CHF 100.

    The share capital of the Transferring Company registered in the Commercial Register amounts to CHF 316,928,700, divided into 105,642,900 fully paid registered shares with a nominal value of CHF 3 each. The total issued share capital of the Transferring Company amounts to CHF 320,155,473, divided into 106,718,491 fully paid registered shares with a nominal value of CHF 3. The quota capital of the Receiving Company amounts to CHF 20,000, divided into 200 fully paid quotas with a nominal value of CHF 100 each.

  C.
  AMEC International Investments B.V. (Firmennummer 60438843), eine Gesellschaft mit beschränkter Haftung nach niederländischem Recht (besloten vennootschap met beperkte aansprakelijkheid) mit Sitz in Arnheim, Niederlande, hält sämtliche Stammanteile und damit 100% des Stammkapitals der Übernehmenden Gesellschaft sowie 95'395'711 Namenaktien und damit circa 95.275% des ausstehenden Aktienkapitals der Übertragenden Gesellschaft.

    AMEC International Investments B.V. (identification no. 60438843), a limited liability company pursuant to Dutch law (besloten vennootschap met beperkte aansprakelijkheid) having its registered office in Arnhem, The Netherlands, holds all quotas and thus 100% of the quota capital of the Receiving Company as well as 95,395,711 registered shares and thus circa 95.275% of the outstanding share capital of the Transferring Company.

  D.
  Amec Foster Wheeler plc (Firmennummer 1675285), eine Aktiengesellschaft nach dem Recht von England und Wales mit Sitz in Knutsford, deren Stammaktien an der London Stock Exchange und deren American Depositary Shares an der New York Stock Exchange kotiert sind, hält sämtliche Anteile der Amec International.

    Amec Foster Wheeler plc (identification no. 1675285), a public limited company pursuant to the laws of England and Wales having its registered office in Knutsford, whose ordinary shares are listed on the London Stock Exchange and whose American depositary shares are listed on the New York Stock Exchange, holds all shares of Amec International.

        Gestützt darauf vereinbaren die Parteien was folgt:

        Now, therefore, the Parties agree as follows:

1.  Fusion, Abfindung, Rechte und Pflichten -- Merger, Compensation, Rights and Obligations

1.1  Fusion -- Merger

  Die Übernehmende Gesellschaft und die Übertragende Gesellschaft vereinbaren hiermit ihre Fusion im Sinne von Art. 3 Abs. 1 lit. a des Bundesgesetzes über Fusion, Spaltung, Umwandlung und Vermögensübertragung (das FusG), wobei sämtliche Aktiven und Verbindlichkeiten der Übertragenden Gesellschaft mit der Rechtswirksamkeit der Fusion, d.h. mit der Eintragung der Fusion in das Handelsregister, kraft Universalsukzession (von Gesetzes wegen) auf die Übernehmende Gesellschaft übergehen und die Übertragende Gesellschaft ohne Liquidation aufgelöst und im Handelsregister gelöscht wird.

  The Receiving Company and the Transferring Company herewith agree to merge pursuant to art. 3 para. 1 subpara. a. of the Swiss Federal Act on Merger, Demerger, Conversion and Transfer of Assets and Liabilities (Merger Act). All assets and liabilities of the Transferring Company are being transferred to the Receiving Company by operation of law as of the merger becoming effective, i.e. with effect from the registration of the merger in the Commercial Register, and the Transferring Company will be dissolved without liquidation and deleted from the Commercial Register.

  Die Übernehmende Gesellschaft wird die Aktiven und Verbindlichkeiten der Übertragenden Gesellschaft gemäss beigefügter geprüfter Fusionsbilanz der Übertragenden Gesellschaft per 30. September 2014 (Anhang 1.1), die Aktiven von gesamthaft CHF 2'962'334'658 und Verbindlichkeiten von gesamthaft CHF 814'727'632 und damit einen Aktivenüberschuss von CHF 2'147'607'026 ausweist, zum Buchwert in ihre Bilanz aufnehmen. Im Verhältnis zwischen den Parteien erfolgt die Fusion rückwirkend per 1. Oktober 2014. Die nach dem 30. September 2014 vorgenommenen Handlungen der Übertragenden Gesellschaft gelten als für Rechnung der Übernehmenden Gesellschaft vorgenommen. Die Übernehmende Gesellschaft akzeptiert sämtliche nach dem 30. September 2014 eingetretenen Veränderungen von Aktiven und Verbindlichkeiten gegenüber der Fusionsbilanz.

  The assets and liabilities of the Transferring Company are being transferred to the Receiving Company at book value based on the attached audited merger balance sheet of the Transferring Company as of September 30, 2014 (Annex 1.1), which shows assets in the aggregate amount of CHF 2,962,334,658 and liabilities in the aggregate amount of CHF 814,727,632, and thus an asset surplus of CHF 2,147,607,026. As among the Parties, the merger shall have retroactive effect as of October 1, 2014. All actions of the Transferring Company taken after September 30, 2014, shall be deemed to have been taken for the account of the Receiving Company. The Receiving Company accepts all changes to assets and liabilities as compared to the merger balance sheet which have occurred after September 30, 2014.

  Die Parteien und Amec Foster Wheeler plc haben einen gemeinsamen Fusionsbericht erstellt und werden diesen zur Einsicht auflegen. Sie haben Ernst & Young AG, Zürich, gemeinsam beauftragt, die Fusion gemäss Art. 15 FusG zu prüfen.

  The Parties and Amec Foster Wheeler plc have jointly prepared a merger report and will submit such report for inspection. They have jointly mandated Ernst & Young AG, Zurich, to examine the merger pursuant to art. 15 Merger Act.

1.2  Abfindung -- Compensation

  Die Parteien vereinbaren hiermit, dass jedem Aktionär der Übertragenden Gesellschaft, mit Ausnahme von Amec International und der Übertragenden Gesellschaft für von ihr gehaltene eigene Aktien, anstelle von Anteilen an der Übernehmenden Gesellschaft eine Abfindung im Sinne von Art. 8 Abs. 2 FusG ausgerichtet wird.

  The Parties herewith agree that each shareholder of the Transferring Company, except for Amec International and the Transferring Company for treasury shares held by it, shall receive compensation pursuant to art. 8 para. 2 Merger Act in lieu of quotas of the Receiving Company.

  Die Abfindung (die Abfindung) besteht pro Namenaktie der Übertragenden Gesellschaft aus (i) entweder (a) 0.8998 Stammaktien (ordinary shares) (in zertifizierter Form) von Amec Foster Wheeler plc mit einem Nennwert von je GBP 0.50 (Kotierung an der London Stock Exchange; Tickersymbol: AMFW) (je eine Amec Foster Wheeler Aktie) für Aktionäre der Übertragenden Gesellschaft, deren Adresse gemäss den Büchern und Unterlagen der Übertragenden Gesellschaft ausserhalb der Vereinigten Staaten von Amerika liegt, oder (b) 0.8998 American Depositary Shares (in der Form von Bucheffekten) von Amec Foster Wheeler plc (Kotierung an der New York Stock Exchange; Tickersymbol: AMFW) (je eine Amec Foster Wheeler ADS; wobei jede Amec Foster Wheeler ADS eine (1) Amec Foster Wheeler Aktie repräsentiert) für Aktionäre der Übertragenden Gesellschaft, deren Adresse gemäss den Büchern und Unterlagen der Übertragenden Gesellschaft in den Vereinigten Staaten von Amerika liegt (in beiderlei Form, die Aktienabfindung) sowie (ii) USD 16 (die Barabfindung). Der jedem Aktionär der Übertragenden Gesellschaft zukommende Barteil der Abfindung wird pro diesem Aktionär zukommende Amec Foster Wheeler Aktie oder Amec Foster Wheeler ADS um denjenigen Betrag erhöht, welcher der von Amec Foster Wheeler plc am 7. August 2014 angekündigten Bardividende von GBP 0.148 (die Bardividende) entspricht, umgerechnet in USD auf Basis der von der Europäischen Zentralbank am 5. Januar 2015 oder, falls die Bardividende an einem anderen Datum ausbezahlt wird, an diesem anderen Datum publizierten Referenzkurse (der Dividendenbetrag).

  The compensation (the Compensation) shall consist of (i) either (a) in respect of shareholders of the Transferring Company whose addresses on the books and records of the Transferring Company are outside the United States of America, 0.8998 ordinary shares (in certificated form) of Amec Foster Wheeler plc with a nominal value of GBP 0.50 each (listed on the London Stock Exchange, ticker symbol: AMFW) (each, an Amec Foster Wheeler Share) or, (b) in respect of shareholders of the Transferring Company whose addresses in the books and records of the Transferring Company are in the United States of America, 0.8998 American Depositary Shares of Amec Foster Wheeler plc (in book entry form) (listed on the New York Stock Exchange, ticker symbol: AMFW) (each an Amec Foster Wheeler ADS; with each Amec Foster Wheeler ADS representing one (1) Amec Foster Wheeler Share) (whether in the form of Amec Foster Wheeler Shares or Amec Foster Wheeler ADSs, the Share Consideration); and (ii) USD 16 (the Cash Consideration) for each registered share of the Transferring Company. The cash portion of the compensation that each shareholder of the Transferring Company receives will be increased by an amount corresponding to the cash dividend of GBP 0.148 announced by Amec Foster Wheeler plc on August 7, 2014 (the Cash Dividend), as converted into USD based on the reference rates published by the European Central Bank on January 5, 2015, or, if the Cash Dividend is paid on another date, on such other date, for each Amec Foster Wheeler Share or Amec Foster Wheeler ADS such shareholder receives (the Dividend Amount).

  Es werden im Rahmen der Aktienabfindung nur ganze Amec Foster Wheeler Aktien oder ganze Amec Foster Wheeler ADS übertragen. Wenn Aktionäre der Übertragenden Gesellschaft aufgrund des Umtauschverhältnisses einen Anspruch auf einen Bruchteil einer Amec Foster Wheeler Aktie oder einer Amec Foster Wheeler ADS haben, wird dieser Bruchteil in bar abgegolten. Diese Barabgeltung (der Spitzenausgleich) wird basierend auf einem Wert pro Amec Foster Wheeler

  Aktie oder Amec Foster Wheeler ADS berechnet, der dem Aktienkurs der Amec Foster Wheeler Aktien an der London Stock Exchange bei Handelsschluss am Tag der Eintragung der Fusion in das Handelsregister entspricht, umgerechnet in USD auf Basis der von der Europäischen Zentralbank an diesem Tag publizierten Referenzkurse, und wird in USD zusammen mit der Barabfindung ausbezahlt.

  The Share Consideration shall not include any fractions of Amec Foster Wheeler Shares or of Amec Foster Wheeler ADSs. If, based on the exchange ratio, shareholders of the Transferring Company are entitled to a fraction of an Amec Foster Wheeler Share or an Amec Foster Wheeler ADS, such fraction shall be compensated in cash. Such cash compensation (the Compensation for Fractions) shall be calculated based on a value per Amec Foster Wheeler Share or Amec Foster Wheeler ADS corresponding to the share price of the Amec Foster Wheeler Shares at the London Stock Exchange at the close of trading on the day of registration of the merger in the Commercial Register, converted into USD based on the reference rates published by the European Central Bank on such day, and shall be paid out in USD together with the Cash Consideration.

  Die Abfindung gemäss diesem Artikel 1.2 wurde von den Parteien festgelegt. Angaben zur Bewertung werden im gemeinsamen Fusionsbericht gemacht.

  The Compensation pursuant to this Section 1.2 was determined by the Parties. Information regarding the valuation is contained in the jointly prepared merger report.

  Amec International verpflichtet sich, sämtlichen Aktionären der Übertragenden Gesellschaft, mit Ausnahme von Amec International und der Übertragenden Gesellschaft für von ihr gehaltene eigene Aktien, die Abfindung gemäss diesem Artikel 1.2 (unter Einschluss des Dividendenbetrags und eines allfälligen Spitzenausgleichs) zu bezahlen, als Entschädigung für das Erlöschen ihrer Namenaktien und der damit zusammenhängenden Rechte der Übertragenden Gesellschaft mit der Wirksamkeit der Fusion. Amec International und die Übertragende Gesellschaft erhalten für die von ihnen gehaltenen Namenaktien der Übertragenden Gesellschaft im Rahmen der Fusion keine Gegenleistung; ihre Namenaktien der Übertragenden Gesellschaft und die damit zusammenhängenden Rechte erlöschen mit der Wirksamkeit der Fusion.

  Amec International undertakes to pay the Compensation pursuant to this Section 1.2 (including the Dividend Amount and the Compensation for Fractions, if any) to all shareholders of the Transferring Company, except for Amec International and the Transferring Company for treasury shares held by it, as consideration for the extinction of their registered shares in the Transferring Company and of the rights associated therewith at the time the merger becomes effective. Amec International and the Transferring Company shall not receive any consideration in connection with the merger for the registered shares of the Transferring Company held by them; the registered shares of the Transferring Company held by them and the rights associated therewith will be extinguished at the time the merger becomes effective.

  Aufgrund einer vertraglichen Vereinbarung zwischen Amec Foster Wheeler plc und Amec International wird Amec Foster Wheeler plc den berechtigten Aktionären der Übertragenden Gesellschaft die Barabfindung (unter Einschluss des Dividendenbetrags), die Aktienabfindung sowie einen allfälligen Spitzenausgleich auf Rechnung von Amec International ausrichten. Die Aktionäre von Amec Foster Wheeler plc haben die Ausgabe einer genügenden Anzahl an Amec Foster Wheeler Aktien genehmigt, die für die Aktienabfindung benötigt wird und Amec Foster Wheeler plc hat Zugang zu genügend Mitteln, um die Barabfindung (unter Einschluss des Dividendenbetrags) sowie einen allfälligen Spitzenausgleich auszurichten.

  Based on a contractual arrangement between Amec Foster Wheeler plc and Amec International, Amec Foster Wheeler plc will pay the Cash Consideration (including the Dividend Amount) and the Compensation for Fractions (if any) and procure the delivery of the Share Consideration to the entitled shareholders of the Transferring Company on behalf of Amec International. The shareholders of Amec Foster Wheeler plc have authorised the issue of a sufficient number of Amec Foster Wheeler Shares needed to satisfy the Share Consideration and sufficient funds are available to Amec Foster Wheeler plc to pay the Cash Consideration (including the Dividend Amount) and the Compensation for Fractions (if any).

1.3  Dividendenberechtigung -- Entitlement to Dividends

  Die Aktionäre der Übertragenden Gesellschaft sind (i) in Bezug auf die Amec Foster Wheeler Aktien ab dem Datum ihres Eintrags in das Aktionärsregister von Amec Foster Wheeler plc und (ii) in Bezug auf die Amec Foster Wheeler ADS ab dem Datum ihres Eintrags in das Register von ADS Inhabern von Amec Foster Wheeler plc dividendenberechtigt. Als Entschädigung für die Bardividende wird der jedem Aktionär der Übertragenden Gesellschaft zukommende Barteil der Abfindung um den Dividendenbetrag erhöht (vgl. Artikel 1.2).

  The shareholders of the Transferring Company are entitled to dividends in relation to: (i) the Amec Foster Wheeler Shares from the date they are registered in the register of shareholders of Amec Foster Wheeler plc; and (ii) the Amec Foster Wheeler ADSs from the date they are registered in the register of ADS holders of Amec Foster Wheeler plc. As a compensation for the Cash Dividend, the cash portion of the compensation that each shareholder of the Transferring Company receives will be increased by the Dividend Amount (see Section 1.2).

  Die Dividendenberechtigung der Amec Foster Wheeler Aktien und der Amec Foster Wheeler ADS ist im Detail in Anhang 1.4 beschrieben.

  The entitlement to dividends of the Amec Foster Wheeler Shares as well as of the Amec Foster Wheeler ADSs is described in more detail in Annex 1.4.

1.4  Andere mit Amec Foster Wheeler Aktien und Amec Foster Wheeler ADS verbundene Rechte und Pflichten -- Other Rights and Obligations Associated with Amec Foster Wheeler Shares and Amec Foster Wheeler ADSs

  Darüber hinaus vermitteln die Amec Foster Wheeler Aktien und die Amec Foster Wheeler ADS die in Anhang 1.4 beschriebenen Rechte und Pflichten.

  Other rights and obligations associated with the Amec Foster Wheeler Shares and the Amec Foster Wheeler ADSs are described in Annex 1.4.

  Zusätzliche Informationen zu den Amec Foster Wheeler ADS -- Additional Information on the Amec Foster Wheeler ADSs

  Deutsche Bank Trust Company Americas, welche als Verwahrungsstelle (depositary) für die Amec Foster Wheeler ADS fungiert (die Verwahrungsstelle), wird die Amec Foster Wheeler ADS registrieren und ausliefern. Jede Amec Foster Wheeler ADS wird das Eigentum bzw. die Rechtsinhaberschaft an einer Amec Foster Wheeler Aktie repräsentieren, welche bei der Geschäftsstelle der State Street Bank & Trust Company im Vereinigten Königreich, handelnd als Depotstelle (custodian) für die Verwahrungsstelle, hinterlegt ist. Jede Amec Foster Wheeler ADS wird darüber hinaus das Eigentum bzw. die Rechtsinhaberschaft an allen anderen Effekten, Barmitteln oder an sonstigen Vermögenswerten repräsentieren, welche allenfalls von der Verwahrungsstelle als Folge ihrer Inhaberschaft der Aktien, welche den Amec Foster Wheeler ADS zugrundeliegen, gehalten werden. Der Hauptsitz der Verwahrungsstelle, an welchem die Amec Foster Wheeler ADS verwaltet werden, befindet sich an der Wall Street 60, New York, NY 10005, Vereinigte Staaten von Amerika.

  Deutsche Bank Trust Company Americas, as the depositary for the Amec Foster Wheeler ADSs (the Depositary), will register and deliver the Amec Foster Wheeler ADSs. Each Amec Foster Wheeler ADS will represent ownership of one Amec Foster Wheeler Share, deposited with the office in the United Kingdom of State Street Bank & Trust Company, as custodian for the Depositary. Each Amec Foster Wheeler ADS will also represent ownership of any other securities, cash or other property which may be held by the Depositary as a consequence of the Depositary holding the shares underlying the Amec Foster Wheeler ADSs. The Depositary's principal office at which the Amec Foster Wheeler ADSs will be administered is located at 60 Wall Street, New York, NY 10005, United States.

  Das Direct Registration System ist ein System, welches von The Depository Trust Company (die DTC) verwaltet wird und in dem die Verwahrungsstelle das Eigentum bzw. die Rechtsinhaberschaft an unzertifizierten Amec Foster Wheeler ADS registrieren kann. Das Eigentum bzw. die Rechtsinhaberschaft an diesen unzertifizierten Amec Foster Wheeler ADS wird durch periodische Auszüge, welche von der Verwahrungsstelle an die berechtigten Inhaber von Amec Foster Wheeler ADS ausgegeben werden, bescheinigt. Amec Foster Wheeler ADS können auch in zertifizierter Form gehalten werden.

  The Direct Registration System is a system administered by The Depository Trust Company (the DTC), pursuant to which the Depositary may register the ownership of uncertificated Amec Foster Wheeler ADSs, which ownership shall be evidenced by periodic statements issued by the Depositary to the Amec Foster Wheeler ADS holders entitled thereto. Amec Foster Wheeler ADSs can also be held in certified form.

1.5  Keine Besonderen Vorteile -- No Special Benefits

  Als Folge der Fusion wird keinem Mitglied eines Leitungs- oder Verwaltungsorgans und keinen geschäftsführenden Gesellschaftern der Übernehmenden Gesellschaft, der Übertragenden Gesellschaft, von Amec Foster Wheeler plc oder Amec International ein besonderer Vorteil gewährt.

  As a consequence of the merger, no special benefit will be granted to the members of the managing or administrative bodies or to managing quotaholders of the Receiving Company, the Transferring Company, Amec Foster Wheeler plc or Amec International.

1.6  Keine Gesellschafter mit Unbeschränkter Haftung -- No Shareholders or Quotaholders with Unlimited Liability

  Bei der Fusion sind keine Gesellschafter mit unbeschränkter Haftung beteiligt.

  No shareholders or quotaholders with unlimited liability are involved in the merger.

1.7  Keine Sonderrechte, Anteile ohne Stimmrecht, Genussscheine -- No Special Rights, Equity Interests without Voting Rights, Profit-Sharing Certificates

  Es sind im Rahmen der Fusion keine Rechte von Inhabern von Sonderrechten, von Anteilen ohne Stimmrecht oder von Genussscheinen zu beachten.

  No rights of holders of special rights, no equity interests without voting rights and no profit-sharing certificates need to be taken into account in connection with the merger.

2.  Zustimmungen -- Approvals

2.1  Geschäftsführung der Übernehmenden Gesellschaft -- Management Board of Receiving Company

  Die für die Übernehmende Gesellschaft handelnden Personen bestätigen hiermit, dass die zustimmende Beschlussfassung der Geschäftsführung der Übernehmenden Gesellschaft zu diesem Fusionsvertrag erfolgt ist.

  The individuals acting hereunder on behalf of the Receiving Company herewith confirm that the management board of the Receiving Company has approved this Merger Agreement.

2.2  Verwaltungsrat der Übertragenden Gesellschaft -- Board of Directors of Transferring Company

  Die für die Übertragende Gesellschaft handelnden Personen bestätigen hiermit, dass die zustimmende Beschlussfassung des Verwaltungsrates der Übertragenden Gesellschaft zu diesem Fusionsvertrag erfolgt ist.

  The individuals acting hereunder on behalf of the Transferring Company herewith confirm that the board of directors of the Transferring Company has approved this Merger Agreement.

2.3  Management Board der Amec International -- Management Board of Amec International

  Die für Amec International handelnden Personen bestätigen hiermit, dass die zustimmende Beschlussfassung des Management Board von Amec International zu diesem Fusionsvertrag erfolgt ist.

  The individuals acting hereunder on behalf of Amec International herewith confirm that the management board of Amec International has approved this Merger Agreement.

2.4  Zustimmung der Gesellschafterin der Übernehmenden Gesellschaft -- Approval by Quotaholder of Receiving Company

  Die Zustimmung der Gesellschafterin der Übernehmenden Gesellschaft zu diesem Fusionsvertrag ist eine Bedingung dieses Fusionsvertrages und der hierin vorgesehenen Transaktion. Unter Vorbehalt von Art. 17 Abs. 2 FusG wird die Geschäftsführung der Übernehmenden Gesellschaft diesen Fusionsvertrag der Gesellschafterin mit Antrag auf Genehmigung vorlegen.

  The approval of this Merger Agreement by the quotaholder of the Receiving Company is a condition to this Merger Agreement and the transaction contemplated hereby. Subject to art. 17 para. 2 Merger Act, the management board of the Receiving Company will submit this Merger Agreement to the quotaholder with a motion to approve.

2.5  Zustimmung der Generalversammlung der Übertragenden Gesellschaft -- Approval by Shareholders' Meeting of Transferring Company

  Die Zustimmung der Generalversammlung der Übertragenden Gesellschaft zu diesem Fusionsvertrag ist eine Bedingung dieses Fusionsvertrages und der hierin vorgesehenen Transaktion. Unter Vorbehalt von Art. 17 Abs. 2 FusG wird der Verwaltungsrat der Übertragenden Gesellschaft diesen Fusionsvertrag der Generalversammlung mit Antrag auf Genehmigung vorlegen.

  The approval of this Merger Agreement by the shareholders' meeting of the Transferring Company is a condition to this Merger Agreement and the transaction contemplated hereby. Subject to art. 17 para. 2 Merger Act, the board of directors of the Transferring Company will submit this Merger Agreement to the shareholders' meeting with a motion to approve.

2.6  Gesellschafterversammlung der Amec Gesellschaften -- Shareholders' or Quotaholders' Meeting of Amec Companies

  Die Zustimmung der Gesellschafterin von Amec International zu diesem Fusionsvertrag ist eine Bedingung dieses Fusionsvertrages und der hierin vorgesehenen Transaktion.

  The approval of this Merger Agreement by the shareholder of Amec International is a condition to this Merger Agreement and the transaction contemplated hereby.

  Die Aktionäre von Amec Foster Wheeler plc haben die Ausgabe einer genügenden Anzahl an Amec Foster Wheeler Aktien genehmigt, die für die Aktienabfindung benötigt wird.

  The shareholders of Amec Foster Wheeler plc have authorised the issue of a sufficient number of Amec Foster Wheeler Shares needed to satisfy the Share Consideration.

3.  Durchführung der Fusion -- Implementation of Merger

3.1  Technische Abwicklung der Ausrichtung der Abfindung -- Technical Execution of Payment of Compensation

  Die Barabfindung (unter Einschluss des Dividendenbetrags), ein allfälliger Spitzenausgleich und die Aktienabfindung wird den Aktionären der Übertragenden Gesellschaft so rasch wie möglich nach dem Vollzug der Fusion ausgerichtet.

  The Cash Consideration (including the Dividend Amount) and the Compensation for Fractions (if any) will be paid, and the Share Consideration will be delivered, to the shareholders of the Transferring Company as soon as practicable following the implementation of the Merger.

  Bezahlung der Barabfindung und des Spitzenausgleichs -- Payment of Cash Consideration and of Compensation for Fractions

  Die Barabfindung (unter Einschluss des Dividendenbetrags) wird durch den Exchange Agent in der Form eines Checks über den Betrag der dem jeweiligen Aktionär der Übertragenden Gesellschaft zustehenden Barabfindung ausgerichtet und dem jeweiligen Aktionär an dessen Adresse gemäss den Büchern und Unterlagen der Übertragenden Gesellschaft zugestellt. Dieser Check wird auch den Spitzenausgleich für diejenigen Aktionäre beinhalten, die sonst Anspruch auf einen Bruchteil einer Amec Foster Wheeler Aktie oder einer Amec Foster Wheeler ADS hätten.

  Payment of the Cash Consideration (including the Dividend Amount) will be made by way of a cheque delivered by the exchange agent for the applicable amount of Cash Consideration to which the shareholder of the Transferring Company is entitled and will be mailed to the address on the books and records of the Transferring Company. Such cheque will also include the Compensation for Fractions to each shareholder who would otherwise be entitled to receive a fraction of an Amec Foster Wheeler Share or an Amec Foster Wheeler ADS.

  Ausrichtung der Aktienabfindung -- Settlement of the Share Consideration

  Aktionäre der Übertragenden Gesellschaft, deren Adresse gemäss den Büchern und Unterlagen der Übertragenden Gesellschaft ausserhalb der Vereinigten Staaten von Amerika liegt, erhalten ihre Aktienabfindung in der Form zertifizierter Amec Foster Wheeler Aktien, die ihnen an ihre Adresse gemäss den Büchern und Unterlagen der Übertragenden Gesellschaft zugestellt werden. Aktionäre der Übertragenden Gesellschaft, deren Adresse gemäss den Büchern und Unterlagen der Übertragenden Gesellschaft in den Vereinigten Staaten von Amerika liegt, erhalten ihre Aktienabfindung in der Form von Amec Foster Wheeler ADS als Bucheffekten im Rahmen des durch den Exchange Agent betriebenen Direct Registration System, und der Exchange Agent wird die entsprechende Anzahl der im Namen dieser Aktionäre zu registrierenden Amec Foster Wheeler ADS hinterlegen.

  The shareholders of the Transferring Company whose addresses on the books and records of the Company are outside the United States will receive their Share Consideration in the form of certificated Amec Foster Wheeler Shares, which will be mailed to the address on the books and records of the Transferring Company. The shareholders of the Transferring Company whose addresses on the books and records of the Company are in the United States will receive their Share Consideration in the form of Amec Foster Wheeler ADSs issued in book-entry form as part of the Direct Registration System maintained by the exchange agent, and the exchange agent will deposit the applicable number of Amec Foster Wheeler ADSs to be registered in the shareholders' name.

  Die Aktionäre der Übertragenden Gesellschaft werden über die Ausrichtung der Abfindung auch im Zusammenhang mit der Einladung zur Generalversammlung der Übertragenden Gesellschaft bzw. mit dem entsprechenden Proxy Statement (das preliminary proxy statement, das sobald vorliegend durch das final proxy statement ersetzt wird, hierin das Proxy Statement) informiert.

  The shareholders of the Transferring Company will also be provided information in relation to the payment of the Compensation in connection with the invitation to the shareholders' meeting of the Transferring Company and the relevant proxy statement (the preliminary proxy statement, which will be replaced by the final proxy statement as soon as such final proxy statement is available, herein the Proxy Statement).

  Sofern Aktionäre der Übertragenden Gesellschaft allfällige für die Ausrichtung der Abfindung erforderliche Auskünfte nicht innerhalb von zehn (10) Jahren ab der Eintragung der Fusion im Handelsregister erteilen oder ihre Forderung auf Ausrichtung der Abfindung nicht innerhalb von zehn (10) Jahren ab der Eintragung der Fusion im Handelsregister anmelden, kann Amec International über die betreffenden Amec Foster Wheeler Aktien oder Amec Foster Wheeler ADS und die betreffenden Barbeträge frei verfügen.

  If shareholders of the Transferring Company do not provide the information which is required for the payment of the Compensation (if any) within ten (10) years of the registration of the merger in the Commercial Register or if they do not submit their claim for payment of the Compensation within ten (10) years of the registration of the merger in the Commercial Register, Amec International may dispose freely of the respective Amec Foster Wheeler Shares and Amec Foster Wheeler ADSs and the respective cash amounts.

3.2  Eintragung in Aktionärsregister von Amec Foster Wheeler plc, Übertragungs- und Eintragungsbeschränkungen -- Registration in Shareholders' Register of Amec Foster Wheeler plc, Transfer and Registration Restrictions

  Im Rahmen der Ausgabe der Amec Foster Wheeler Aktien für die Aktienabfindung wird Capita Registrars (UK) Limited, der Aktionärsregisterführer von Amec Foster Wheeler plc, die entsprechenden Aktionäre von Amec Foster Wheeler Aktien in das Aktionärsregister von Amec Foster Wheeler plc eintragen. Diesbezüglich besteht kein Handlungsbedarf auf Seiten der Aktionäre der Übertragenden Gesellschaft, welche die Aktienabfindung erhalten werden.

  On the issue of the Amec Foster Wheeler Shares for the Share Consideration, Capita Registrars (UK) Limited, the registrar of shareholders for Amec Foster Wheeler plc, will register the relevant holders of Amec Foster Wheeler Shares in the share register of Amec Foster Wheeler plc. No action on the part of the shareholders of the Transferring Company who will receive the Share Consideration is required in this regard.

4.  Information, Konsultation, Einsichtsrecht -- Information, Consultation, Inspection Right

  Die Übernehmende Gesellschaft und die Übertragende Gesellschaft werden ihre Gesellschafter oder Aktionäre, ihre Arbeitnehmer sowie ihre Gläubiger in Übereinstimmung mit den Anforderungen des FusG über die Unterzeichnung dieses Fusionsvertrags und die Fusion orientieren und, soweit erforderlich, konsultieren sowie in diesem Rahmen Einsicht in Dokumente gewähren. Die Übernehmende Gesellschaft hat bestätigt, dass sie keine Arbeitnehmer hat und die Übertragende Gesellschaft hat bestätigt, dass sie eine Arbeitnehmerin hat.

  The Receiving Company and the Transferring Company will inform, and to the extent required consult with, their quotaholder or shareholders (as applicable), their employees and their creditors in accordance with the requirements of the Merger Act about the execution of this Merger Agreement and the merger, and, within this framework, submit documents for inspection. The Receiving Company has confirmed that it has no employees and the Transferring Company has confirmed that it has one employee.

5.  Statuten und Organisation der Übernehmenden Gesellschaft nach Vollzug -- Articles of Association and Governance of Receiving Company after Completion

  Die Statuten der Übernehmenden Gesellschaft werden im Zusammenhang mit dem Vollzug dieses Fusionsvertrages nicht geändert. Da Amec International zur Ausrichtung der Abfindung verpflichtet ist und Anteile der Übernehmenden Gesellschaft nicht Teil der Abfindung sind, muss die Übernehmende Gesellschaft keine Kapitalerhöhung durchführen.

  The articles of association of the Receiving Company will not be amended in connection with the completion of the transaction contemplated in the Merger Agreement. Since Amec International is obliged to pay and settle the Compensation and since quotas of the Receiving Company are not part of such Compensation, no increase of the quota capital of the Receiving Company is required.

  Die Zusammensetzung der Geschäftsführung der Übernehmenden Gesellschaft bleibt von der Fusion unberührt.

  The composition of the management board of the Receiving Company will not change in connection with the merger.

6.  Anmeldung an Handelsregisterämter -- Filing with Commercial Registers

  Die Übernehmende Gesellschaft und die Übertragende Gesellschaft werden die Fusion unmittelbar nach erfolgter Zustimmung zum Fusionsvertrag in der Gesellschafter- bzw. Generalversammlung durch Einreichung dieses Fusionsvertrags und der Fusionsbeschlüsse sowie der weiteren erforderlichen Dokumente bei den zuständigen Handelsregisterämtern zur Eintragung anmelden.

  The Receiving Company and the Transferring Company will file the Merger Agreement and the merger resolutions as well as the other required documents for registration of the Merger Agreement with the competent commercial registers immediately upon approval of the merger by their quotaholder's meeting and their shareholders' meeting, respectively.

7.  Allgemeine Bestimmungen -- General Provisions

7.1  Informationspflicht -- Information Duty

  Im Zeitraum zwischen der Unterzeichnung dieses Fusionsvertrages bis zum Vollzug der Fusion werden sich die Parteien gegenseitig Informationen im Hinblick auf grössere Ereignisse und Entscheidungen sowie andere Informationen zukommen lassen, welche im Zusammenhang mit der Fusion vernünftigerweise wesentlich sind.

  Between the execution of this Merger Agreement and the consummation of the merger, the Parties will exchange information on major events and decisions, as well as other information that may reasonably be deemed relevant in the context of the merger.

7.2  Mitteilungen -- Notices

  Alle Mitteilungen gemäss diesem Fusionsvertrag haben schriftlich und durch persönliche Übergabe oder per Kurier wie folgt zu erfolgen:

  All notices to be given in connection with this Merger Agreement shall be in writing and delivered by hand or sent by courier as follows:

Übernehmende Gesellschaft Receiving Company:	A-FW International Investments GmbH, c/o Foster Wheeler AG, Lindenstrasse 10, 6340 Baar, Switzerland
After effectiveness of merger:
A-FW International Investments GmbH, Lindenstrasse 10, 6340 Baar
Attn: Chairman of the Management Board
with copy to:	Amec Foster Wheeler plc, Booths Park, Chelford Road, Cheshire WA16 8QZ, United Kingdom
Attn: General Counsel and Company Secretary
Übertragende Gesellschaft Transferring Company:	Foster Wheeler AG, Lindenstrasse 10, 6340 Baar, Switzerland
Attn: Company Secretary
with copy to:	Amec Foster Wheeler plc, Booths Park, Chelford Road, Cheshire WA16 8QZ, United Kingdom
Attn: General Counsel and Company Secretary
Amec International:	Amec International Investments B.V., Meander 251, 6825 MC Arnhem, The Netherlands
Attn: Directors
with a copy to:	Amec Foster Wheeler plc, Booths Park, Chelford Road, Cheshire WA16 8QZ, United Kingdom
Attn: General Counsel and Company Secretary

  Für die Einhaltung einer Frist genügt die Absendung der Mitteilung am letzten Tag der Frist.

  Any notice to be given hereunder shall be deemed to have been duly given, if given on the last day of a term or deadline.

7.3  Keine Abtretung -- No Assignment

  Einer Partei ist es ohne vorgängige schriftliche Zustimmung der jeweils anderen Parteien untersagt, diesen Fusionsvertrag oder Rechte oder Pflichten aus diesem Fusionsvertrag ganz oder teilweise an Dritte abzutreten oder auf Dritte zu übertragen. Jegliche (versuchte) Abtretung oder Übertragung in Verletzung dieses Artikels 7.3 gilt als nichtig.

  Neither Party shall assign or transfer this Merger Agreement or any of its rights or obligations hereunder, in whole or in part, to any third party without the prior written consent of the other Parties. Any (attempted) assignment or transfer in violation of this Section 7.3 shall be void.

7.4  Änderungen und Verzichte -- Amendments and Waivers

  Änderungen und Ergänzungen dieses Fusionsvertrages bedürfen zu ihrer Gültigkeit der Schriftform sowie des unterschriftlichen Einverständnisses aller Parteien. Der Verzicht einer Partei auf eine Bestimmung dieses Fusionsvertrags oder Rechte gemäss diesem Fusionsvertrag muss schriftlich erfolgen. Eine Änderung der Bestimmungen dieses Artikels 7.4 bedarf ihrerseits zu ihrer Gültigkeit einer schriftlichen Vereinbarung.

  This Merger Agreement may only be modified or amended by a document signed by all Parties. Any waiver by a Party of any provision or of any rights under this Merger Agreement shall not be valid unless given in a document signed by such Party. Any changes to the provisions of this Section 7.4 shall also not be valid unless documented in writing.

7.5  Kosten und Steuern -- Costs and Taxes

  Jede Partei trägt ihre eigenen Kosten im Zusammenhang mit dem Entwurf, der Verhandlung, dem Abschluss und dem Vollzug dieses Fusionsvertrags selbst.

  Each Party shall bear its own costs in connection with the drafting, negotiation and the execution of this Merger Agreement and the completion of the transaction contemplated in this Merger Agreement.

  Im Zusammenhang mit diesem Fusionsvertrag und im Zusammenhang mit den in diesem Fusionsvertrag vorgesehenen Transaktionen erhobene Steuern trägt der jeweilige gesetzliche Schuldner.

  Taxes levied in connection with this Merger Agreement or the transactions contemplated hereunder shall be paid by the Party owing such taxes pursuant to applicable law.

7.6  Teilungültigkeit

  Falls eine oder mehrere Bestimmungen dieses Fusionsvertrags aus irgendeinem Grund ungültig, widerrechtlich oder nicht vollstreckbar sein sollte(n), berührt dies die übrigen Bestimmungen dieses Fusionsvertrags nicht. In diesem Fall werden sich die Parteien auf (eine) gültige, rechtskonforme und vollstreckbare Bestimmung(en) einigen, die den Absichten der Parteien in Bezug auf die ungültige(n), widerrechtlichen oder nicht vollstreckbare(n) Bestimmung(en) möglichst nahe kommt (kommen), und werden die ungültige(n) oder nicht vollstreckbare(n) Bestimmung(en) durch diese ersetzen.

  If any provision of this Merger Agreement shall be held to be invalid, illegal or unenforceable for any reason, such invalidity, illegality or unenforceability shall not affect any of the other provisions of this Merger Agreement. In such a case, the Parties shall negotiate and agree on a substitute provision that best reflects the intentions of the Parties with respect to the invalid, illegal or unenforceable provision, without being invalid, illegal or unenforceable.

7.7  Anhänge -- Annexes

  Folgende Anhänge bilden einen integrierenden Bestanteil dieses Fusionsvertrags:

  Anhang 1.1: Geprüfte Fusionsbilanz der Übertragenden Gesellschaft vom 30. September 2014;

  Anhang 1.4: Andere mit Amec Foster Wheeler Aktien und Amec Foster Wheeler ADS verbundene Rechte und Pflichten.

  Each of the following annexes shall form an integral part of this Merger Agreement:

  Annex 1.1: Audited merger balance sheet of the Transferring Company as of September 30, 2014;

  Annex 1.4: Other Rights and Obligations associated with Amec Foster Wheeler Shares and Amec Foster Wheeler ADSs.

7.8  Sprache -- Language

  Im Falle von Widersprüchen oder Abweichungen zwischen der deutschen und der englischen Version dieses Fusionsvertrags geht die deutsche Version vor.

  In case of any inconsistency or discrepancy between the German and the English version of this Merger Agreement, the German version shall prevail.

7.9  Anwendbares Recht und Gerichtsstand -- Governing Law and Jurisdiction

  Dieser Fusionsvertrag untersteht materiellem Schweizer Recht, unter Ausschluss der Regeln des internationalen Privatrechts und des Wiener Kaufrechts.

  This Merger Agreement shall be governed by and construed in accordance with the substantive laws of Switzerland, excluding its conflict of laws principles and excluding the UN Convention on Contracts for the International Sale of Goods.

  Ausschliesslicher Gerichtsstand für sämtliche Streitigkeiten aus oder im Zusammenhang mit diesem Fusionsvertrag (oder späteren Änderungen desselben), einschliesslich Streitigkeiten über das Zustandekommen dieses Fusionsvertrags, seine Rechtswirksamkeit, Auslegung, Erfüllung, Verletzung oder Beendigung, sind die ordentlichen Gerichte am Sitz der Übernehmenden Gesellschaft.

  The exclusive place of jurisdiction for any dispute, claim or controversy arising under, out of or in connection with or related to this Merger Agreement (or subsequent amendments thereof), including, without limitation, disputes, claims or controversies regarding its existence, validity, interpretation, performance, breach or termination, shall be the ordinary courts at the registered office of the Receiving Company.

Für die Geschäftsführung der Übernehmenden Gesellschaft:
 On behalf of the managing board of the Receiving Company:

A-FW International Investments GmbH

Name:

Für den Verwaltungsrat der Übertragenden Gesellschaft:
 On behalf of the board of directors of the Transferring Company:

Foster Wheeler AG

Name:

Für das Management Board von Amec International:
 On behalf of the management board of Amec International

Amec International Investments B.V.

Name:

Anhang 1.1 -- Annex 1.1

Geprüfte Fusionsbilanz der Übertragenden Gesellschaft vom 30. September 2014 -- Audited merger balance sheet of the Transferring Company as of September 30, 2014

FOSTER WHEELER AG, BAAR
BALANCE SHEET
(in Swiss Francs)

	September 30, 2014	December 31, 2013
ASSETS
Current Assets:
Cash and cash equivalents	2,397,231	1,623,891
Other receivables	49,400	23,040
Treasury shares held for cancellation	140,648,229	140,648,229
Other current assets	35,055	6,938

Total current assets	143,129,915	142,302,098

Non-current Assets:
Non-current receivables from other Group companies	64,572,269	47,737,344
Property, plant and equipment, net	183,672	245,476
Investments in subsidiaries, net	2,754,448,802	2,754,448,802

Total non-current assets	2,819,204,743	2,802,431,622

TOTAL ASSETS	2,962,334,658	2,944,733,720

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	34,447	6,415
Accrued expenses	3,635,093	1,632,743
Current payables to other Group companies	807,785,498	709,094,707
Provision for unrealized exchange gains	—	36,187,947

Total current liabilities	811,455,038	746,921,812

Non-current Liabilities:
Non-current payables to other Group companies	3,272,594	3,042,765

Total non-current liabilities	3,272,594	3,042,765

TOTAL LIABILITIES	814,727,632	749,964,577

Shareholders' Equity:
Share capital	320,155,473	316,928,700
Legal reserves:
Legal reserves from capital contribution	3,456,451,788	3,466,915,659
Reserve for treasury shares from capital contribution	140,648,229	140,648,229
Other legal reserves	—	121,010
Accumulated loss	(1,769,648,464)	(1,729,844,455)

TOTAL SHAREHOLDERS' EQUITY	2,147,607,026	2,194,769,143

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	2,962,334,658	2,944,733,720

Anhang 1.4 -- Annex 1.4

Andere mit Amec Foster Wheeler Aktien und Amec Foster Wheeler ADS verbundene Rechte und Pflichten -- Other Rights and Obligations associated with Amec Foster Wheeler Shares and Amec Foster Wheeler ADSs

Amec Foster Wheeler Aktien -- Amec Foster Wheeler Shares

Beschrieb Pflichten aus Amec Foster Wheeler Aktien -- Description of Obligations associated with Amec Foster Wheeler Shares

Die Pflichten von Aktionären von Amec Foster Wheeler plc ergeben sich aus dem Englischen Recht und den Statuten (articles of association) von Amec Foster Wheeler plc.

The obligations of a holder of Amec Foster Wheeler Shares are governed by English law and by Amec Foster Wheeler plc's articles of association.

Liberierungspflicht:    Jeder Aktionär hat die Pflicht, den mit seinen Aktien verbundenen Liberierungsbetrag zu bezahlen. Wenn dieser Betrag vollständig bezahlt ist, bestehen keine weiteren Finanzierungspflichten. Der Liberierungsbetrag für die Amec Foster Wheeler Aktien, die als Aktienabfindung auf die Aktionäre der Übertragenden Gesellschaft übertragen werden, wird vollständig einbezahlt sein, und die Inhaber dieser Amec Foster Wheeler Aktien werden keine weiteren Finanzierungspflichten haben.

Funding Obligation:    A shareholder is obliged to pay the amount due on the shares that it has taken up. Once the shares are fully paid up, the shareholders have no further funding obligations. The Amec Foster Wheeler Shares to be transferred to shareholders of the Transferring Company as Share Consideration will be fully paid and the holders of such Amec Foster Wheeler Shares will have no further funding obligations.

Offenlegungspflichten:    Die Offenlegungs- und Transparenzregeln der Financial Conduct Authority handelnd in ihrer Funktion als UK Listing Authority schreiben mit gewissen Ausnahmen vor, dass Aktionäre, die vom Erwerb einer Beteiligung an Amec Foster Wheeler plc von 3 Prozent oder mehr der Amec Foster Wheeler Aktien, mit denen Stimmrechte verbunden sind, Kenntnis erlangen, Amec Foster Wheeler plc innerhalb von zwei Tagen schriftlich über ihren Erwerb benachrichtigen müssen. Nach einem solchen Erwerb müssen Aktionäre Amec Foster Wheeler plc innerhalb von zwei Tagen von jeder Erhöhung oder Reduktion ihrer Beteiligung um 1 Prozent oder mehr und von einer Reduktion der Beteiligung unter den 3 Prozent-Schwellenwert benachrichtigen.

Disclosure Obligations:    The Disclosure and Transparency Rules of the Financial Conduct Authority acting in its capacity as the UK Listing Authority require shareholders, subject to certain exceptions, to notify Amec Foster Wheeler plc in writing within two days of becoming aware that they have acquired an interest in 3 per cent. or more of the shares of Amec Foster Wheeler plc carrying voting rights. Thereafter, shareholders must notify Amec Foster Wheeler plc within two days of any increase or decrease of 1 per cent or more of such shareholder's holding as well as any decrease that reduces the shareholders' holding below the 3 per cent. threshold.

Gemäss dem Companies Act 2006 von England und Wales (der Companies Act) kann Amec Foster Wheeler plc auch eine Anfrage an eine Person richten, von der Amec Foster Wheeler plc weiss oder vermutet, dass sie an Amec Foster Wheeler Aktien interessiert ist, mit der Aufforderung zu bestätigen, ob sie eine entsprechende Beteiligung hat und gegebenenfalls der Aufforderung, Informationen über diese Beteiligung oder jede andere Beteiligung an Amec Foster Wheeler plc, von der sie Kenntnis hat, zu liefern.

Pursuant to the Companies Act 2006 of England and Wales (the Companies Act), Amec Foster Wheeler plc may also send a notice to any person whom Amec Foster Wheeler plc knows or believes to be interested in

Amec Foster Wheeler plc's shares, requiring that person to confirm whether he has such an interest and if so provide details of that interest or any other interest in Amec Foster Wheeler plc's shares of which he is aware.

Beschrieb Rechte aus Amec Foster Wheeler Aktien -- Description of Rights associated with Amec Foster Wheeler Shares

Die Rechte von Aktionären von Amec Foster Wheeler plc ergeben sich aus dem Englischen Recht und den Statuten von Amec Foster Wheeler plc.

The rights of a holder of Amec Foster Wheeler Shares are governed by English law and by Amec Foster Wheeler plc's articles of association.

Form der Aktien und Übertragungsbeschränkungen:    Amec Foster Wheeler Aktien können in zertifizierter oder unzertifizierter Form gehalten werden. In zertifizierter Form gehaltene Amec Foster Wheeler Aktien sind durch ein Zertifikat und die Inhaberschaft an solchen Amec Foster Wheeler Aktien durch einen Eintrag im Aktionärsregister, das von Amec Foster Wheeler plc geführt wird, ausgewiesen. Jeder Aktionär kann alle oder einen Teil seiner zertifizierten Aktien mittels eines Übertragungsdokuments in üblicher Form oder in einer vom Verwaltungsrat der Amec Foster Wheeler plc genehmigten Form übertragen. Der Verwaltungsrat von Amec Foster Wheeler plc kann die Eintragung einer Übertragung einer zertifizierten Aktie im Aktionärsregister verweigern, wenn gewisse Voraussetzungen gemäss Amec Foster Wheeler plc's Statuten oder gemäss Companies Act nicht eingehalten werden. Amec Foster Wheeler Aktien in unzertifizierter Form werden über CREST gehalten, einer im Vereinigten Königreich ansässigen zentralen Effekten-Verwahrungsstelle, die von Euroclear UK & Irland betrieben wird. Jeder Aktionär kann alle oder einen Teil seiner unzertifizierten Aktien mithilfe eines sog. relevant system gemäss Uncertificated Securities Regulations 2001 und gemäss den Regeln des entsprechenden relevant system übertragen. Der Verwaltungsrat der Amec Foster Wheeler plc kann die Eintragung einer Übertragung einer unzertifizierten Aktie in Übereinstimmung mit den Uncertificated Securities Regulations 2001 verweigern, sowie im Falle von gemeinsam gehaltenen Amec Foster Wheeler Aktien, wenn Amec Foster Wheeler Aktien an mehr als vier gemeinsam haltende Inhaber übertragen werden sollen. Amec International verpflichtet sich dafür zu sorgen, dass sämtliche Aktionäre der Übertragenden Gesellschaft bezüglich ihrer Amec Foster Wheeler Aktien im Aktionärsregister der Amec Foster Wheeler plc als Aktionäre mit Stimmrecht eingetragen werden.

Form of Shareholding and Transfer Restrictions:    Amec Foster Wheeler Shares may be held in either certificated or uncertificated form. Amec Foster Wheeler Shares held in certificated form are evidenced by a certificate and title is evidenced by an entry in the register of shareholders maintained by Amec Foster Wheeler plc. Any shareholder may transfer all or any part of his or her certificated shares by an instrument of transfer in any usual form or a form approved by the directors. The directors may decline to register any transfer of a certificated share if certain conditions set forth in Amec Foster Wheeler plc's articles of association and the Companies Act are not met. Amec Foster Wheeler Shares held in uncertificated form are held through CREST, a UK based central securities depositary operated by Euroclear UK & Ireland. Any member may transfer all or any of his or her uncertificated shares by means of a relevant system in the manner provided for in the Uncertificated Securities Regulations 2001 and the rules of the relevant system. Amec Foster Wheeler plc's directors may decline to register the transfer of an uncertificated share in accordance with the Uncertificated Securities Regulations 2001, and also, in the case of jointly held Amec Foster Wheeler Shares, where the Amec Foster Wheeler Shares are to be transferred to more than four joint holders. Amec International herewith undertakes that all shareholders of the Transferring Company will, with regard to their Amec Foster Wheeler Shares, be registered in the share register of Amec Foster Wheeler plc as shareholders with full voting rights.

Stimmrechte:    Die Statuten von Amec Foster Wheeler plc sehen vor, dass Beschlüsse der Generalversammlung mittels Handerheben gefällt werden, ausser es wird (vor oder bei Bekanntgabe des Resultats des Beschlusses durch Handerheben) eine Abstimmung in Übereinstimmung mit den Statuten von Amec Foster Wheeler plc verlangt. Bei einem Beschluss durch Handerheben hat jeder Aktionär von Amec Foster Wheeler plc eine Stimme. Bei einem Beschluss durch Abstimmung hat jeder Aktionär von Amec Foster Wheeler plc eine Stimme für jede von ihm gehaltene Amec Foster Wheeler Aktie. Falls ein Aktionär in Bezug auf die von ihm gehaltene Beteiligung nicht den vollen Liberierungsbetrag bezahlt hat, hat dieser Aktionär in Bezug auf seine Beteiligung kein Stimmrecht, ausser es werde vom Verwaltungsrat von Amec Foster Wheeler plc anders bestimmt. Jeder Aktionär von Amec Foster Wheeler plc mit dem Recht zur Teilnahme und mit Stimmrecht an einer Generalversammlung hat das Recht, einen Vertreter zur Teilnahme, zur Wortmeldung und zur Stimmabgabe an dieser Generalversammlung einzusetzen.

Voting Rights:    Amec Foster Wheeler plc's articles of association provide that resolutions put to a vote at a shareholders' meeting will be decided on a show of hands, unless a poll is (before or on the declaration of the result of the show of hands) demanded in accordance with Amec Foster Wheeler plc's articles of association. On a vote conducted by a show of hands, each holder of Amec Foster Wheeler Shares is entitled to one vote, and on a vote conducted by a poll, each holder of Amec Foster Wheeler Shares is entitled to one vote for each Amec Foster Wheeler Share held by him. If any sum remains unpaid in relation to an Amec Foster Wheeler plc shareholder's holding, that shareholder is not entitled to vote in relation to that holding unless Amec Foster Wheeler plc's directors determine otherwise. Any Amec Foster Wheeler plc shareholder who is entitled to attend and vote at a shareholders' meeting is entitled to appoint a proxy to exercise all or any of his rights to attend, speak and vote at such meeting.

Dividendenberechtigung:    Die Dividendenberechtigung ist in den Statuten von Amec Foster Wheeler plc folgendermassen geregelt: Dividenden, die den vom Verwaltungsrat von Amec Foster Wheeler plc empfohlenen Betrag nicht übersteigen, werden durch ordentlichen Beschluss (ordinary resolution) der Amec Foster Wheeler plc Aktionäre festgelegt. Darüber hinaus kann der Verwaltungsrat von Amec Foster Wheeler plc jederzeit die Bezahlung von Zwischendividenden in jeglicher Höhe beschliessen, falls er zum Schluss kommt, dass die Finanzlage von Amec Foster Wheeler plc diese Zahlungen zulässt. Gemäss Englischem Recht dürfen Dividenden nur aus den für Ausschüttungen zur Verfügung stehenden Gewinnen ausgeschüttet werden. Zusätzlich beschränkt das Englische Recht Ausschüttungen bei Publikumsgesellschaften für den Fall, dass solche Ausschüttungen den Betrag der Nettoaktiven der jeweiligen Gesellschaft unter den Gesamtbetrag des eingeforderten Kapitals und gewisser Reserven mit Ausschüttungssperre reduzieren würde.

Rights to Dividend:    In connection with the entitlement to dividends, the articles of association of Amec Foster Wheeler plc provide for the following: dividends not exceeding an amount recommended by Amec Foster Wheeler plc's board of directors may be declared by "ordinary resolution" of Amec Foster Wheeler plc's shareholders. In addition, Amec Foster Wheeler plc's directors may consider paying interim dividends at any time and of any amounts if they consider that Amec Foster Wheeler plc's financial position justifies such payments. English law requires dividends to be paid only out of the profits available for distribution and additionally restricts a public company from making a distribution if that would reduce the amount of the net assets of the company below the aggregate amount of its called up share capital and certain undistributable reserves.

Bezugsrechte:    Gemäss Englischem Recht haben Aktionäre ein gesetzliches Bezugsrecht bei der Zuteilung von Beteiligungspapieren. Diese Bezugsrechte können durch speziellen Beschluss (special resolution) der Aktionäre an einer Generalversammlung entzogen werden. Mit an der Generalversammlung von Amec Foster Wheeler plc vom 23. Oktober 2014 gefassten Beschlüssen wurden dem Verwaltungsrat von Amec Foster Wheeler plc eine allgemeine und unbedingte Ermächtigung zur Zuteilung von Beteiligungspapieren, oder zur Gewährung von Zeichnungs- oder Wandelrechten, bis zu einem Nominalbetrag von GBP 59'228'648.50 eingeräumt, davon bis zu einem Nominalbetrag von GBP 8'974'043 für die Zuteilung gegen Barleistung ohne Gewährung von

Bezugsrechten. Diese Ermächtigung gilt bis zum früheren der folgenden Zeitpunkte: bis zum Ende der ordentlichen Generalversammlung im Jahre 2015 oder bis zum 1. Juni 2015.

Pre-emptive Rights:    English law provides for statutory pre-emption rights that apply on an allotment of equity securities. Such rights can be disapplied by a special resolution passed by shareholders at a general meeting. Resolutions passed at Amec Foster Wheeler plc's general meeting on October 23, 2014 provided the directors with a general and unconditional authority to allot equity securities, or grant rights to subscribe for or to convert any security, up to a nominal amount of GBP 59,228,648.50 of which up to GBP 8,974,043 could be allotted for cash other than in connection with a pre-emptive offer. This authority extends until the earlier of the end of the annual general meeting in 2015 or June 1, 2015.

Einberufung und Durchführung von Generalversammlungen:    Unter Englischem Recht kann eine Generalversammlung der Aktionäre durch den Verwaltungsrat von Amec Foster Wheeler plc jederzeit einberufen werden, wenn es der Verwaltungsrat für angezeigt erachtet. Amec Foster Wheeler plc muss eine ordentliche Generalversammlung jährlich innerhalb von sechs Monaten seit dem Datum, das auf den Abschlussstichtag (d.h. den 31. Dezember) folgt, durchführen.

Convening and Holding of Shareholders' Meetings:    Under English law, a general meeting of shareholders may be called by Amec Foster Wheeler plc's board of directors whenever they think fit. Amec Foster Wheeler plc is required to hold an annual general meeting every year within six months of the date following Amec Foster Wheeler plc's accounting reference date (i.e., December 31).

Aktionäre, die mindestens 5 Prozent des einbezahlten Kapitals von Amec Foster Wheeler plc, mit dem Stimmrechte verbunden sind (unter Ausschluss von einbezahltem Kapital, das als eigene Aktien gehalten wird), halten, können vom Verwaltungsrat die Einberufung einer Generalversammlung von Amec Foster Wheeler plc verlangen. Der Antrag hat in allgemeiner Weise die an der Generalversammlung zu behandelnden Geschäfte zu umschreiben und kann den Wortlaut der an der Generalversammlung zu fassenden Beschlüsse beinhalten.

Shareholders holding at least 5 per cent. of the paid-up capital of Amec Foster Wheeler plc carrying voting rights (excluding any paid-up capital held as treasury shares) may require the directors to call a general meeting of Amec Foster Wheeler plc. The requirement should state the general nature of the business to be dealt with at the general meeting and may include the text of the resolution to be passed at the general meeting.

Gemäss den Statuten von Amec Foster Wheeler plc sind zwei an einer Generalversammlung anwesende oder vertretene Aktionäre mit Stimmrecht für sämtliche Geschäfte beschlussfähig.

According to Amec Foster Wheeler plc's articles of association, two shareholders present in person or by proxy and entitled to vote at a general meeting shall be a quorum for all purposes.

Generalversammlungsbeschlüsse:    Spezielle Beschlüsse (special resolutions) beziehen sich im Allgemeinen auf wesentliche Veränderungen in Bezug auf eine Gesellschaft, wie zum Beispiel eine Firmenänderung, eine Veränderung der Kapitalstruktur, eine Veränderung oder Ergänzung von Aktionärsrechten, eine Genehmigung zur Ausgabe von neuen Aktien gegen Barleistung ohne Gewährung der Bezugsrechte der Aktionäre oder eine Statutenänderung. Unter Englischem Recht ist für einen speziellen Beschluss (special resolution) die Zustimmung von mindestens 75 Prozent der an einer Generalversammlung mit Stimmrecht anwesenden oder vertretenen Aktionäre oder die Zustimmung von Aktionären, die mindestens 75 Prozent der Aktien halten, die an einer Generalversammlung mit Stimmrecht anwesend oder vertreten sind, erforderlich (abhängig davon, ob die Stimmen durch Handerheben oder in einer Abstimmung abgegeben werden). Für einen speziellen Beschluss (special resolution) ist ausserdem erforderlich, dass die Einladung zur Generalversammlung ausdrücklich auf die Absicht zur Vorlage als spezieller Beschluss (special resolution) hinweist.

Resolutions of Shareholders:    "Special resolutions" generally involve proposals for major changes to a company, such as to change the name of the company, alter its capital structure, change or amend the rights of shareholders, permit the company to issue new shares for cash without applying the shareholders' pre-emptive rights, or amend the company's articles of association. Under English law, a special resolution means a resolution passed by a majority of not less than 75 per cent. of the shareholders or holders of 75 per cent. of the shares (depending on whether the vote is by a show of hands or by a poll) present in person or by proxy and entitled to vote at the meeting. For a resolution to be regarded as a special resolution, the notice of the meeting must specify the intention to propose the resolution as a special resolution.

Anträge in Bezug auf gewöhnliche Geschäfte, wie z.B. die Wahl von Verwaltungsräten oder die Zahlung von Dividenden, unterstehen im Allgemeinen den Regeln für gewöhnliche Beschlüsse (ordinary resolutions). Unter Englischem Recht ist für einen gewöhnlichen Beschluss (ordinary resolution) die Zustimmung einer einfachen Mehrheit der an einer Generalversammlung mit Stimmrecht anwesenden oder vertretenen Aktionäre oder die Zustimmung von Aktionären, die eine einfache Mehrheit der Aktien halten, die an einer Generalversammlung mit Stimmrecht anwesend oder vertreten sind, erforderlich (abhängig davon, ob die Stimmen durch Handerheben oder in einer Abstimmung abgegeben werden).

Proposals relating to the ordinary course of the company's business, such as the election of directors or payment of dividends, would generally be the subject of an "ordinary resolution". Under English law, an ordinary resolution means a resolution that is passed by a simple majority of shareholders or holders of a simple majority of the shares (depending on whether the vote is by a show of hands or by a poll) present in person or by proxy and entitled to vote at the meeting.

Anträge für Generalversammlungsbeschlüsse:    Aktionäre, die (i) mindestens 5 Prozent der gesamten Stimmrechte der Aktionäre mit Stimmrecht an einer Generalversammlung, oder (ii) mindestens 100 Aktionäre mit Stimmrecht, von denen jeder im Durchschnitt mindestens GBP 100 einbezahlt hat, vertreten, können von Amec Foster Wheeler plc verlangen, dass Amec Foster Wheeler plc eine Erklärung von höchstens 1'000 Worten zirkuliert, entweder in Bezug auf einen in einem beantragten Beschluss angesprochenen Gegenstand oder in Bezug auf ein anderes Geschäft, der oder das an der entsprechenden Generalversammlung behandelt wird.

Shareholders Resolution Proposals:    Shareholders representing (i) at least 5 per cent. of the total voting rights of all shareholders having a right to vote at the general meeting or (ii) at least 100 shareholders who have paid up an average sum, per shareholder, of at least GBP 100 and have a right to vote at the general meeting may require Amec Foster Wheeler plc to circulate a statement of not more than 1,000 words with respect to a matter referred to in a proposed resolution to be dealt with at that general meeting, or other business to be dealt with at that meeting.

Aktionärsklagen:    Gemäss Companies Act haben Aktionäre eingeschränkte Möglichkeiten, einen derivativen Anspruch im Namen der Gesellschaft zu erheben. Ein solcher Anspruch kann nur erhoben werden, wenn sich der Klagegrund auf tatsächliche oder beabsichtigte Handlungen oder Unterlassungen eines Verwaltungsrats einer Gesellschaft und Fahrlässigkeit, Vorsatz, eine Pflichtverletzung oder Untreue bezieht. Gemäss Companies Act kann ein Aktionär sodann ein Gericht anrufen wenn (i) Angelegenheiten der Gesellschaft derart betrieben wurden oder werden, dass die Interessen aller oder gewisser Aktionäre, einschliesslich diejenigen des klagenden Aktionärs, in ungerechtfertigter Weise beeinträchtigt werden, oder (ii) eine tatsächliche oder beabsichtigte Handlung oder Unterlassung der Gesellschaft (einschliesslich eine Handlung oder Unterlassung in ihrem Namen) derart beeinträchtigend ist oder wäre.

Shareholder Suits:    The Companies Act provides limited circumstances in which a shareholder of a company may bring a derivative claim on behalf of the company. Such a claim may only be brought in respect of a cause of action arising from an actual or proposed act or omission involving negligence, default, breach of duty or breach of trust by a director of the company. The Companies Act also permits a shareholder to apply to a court for relief on the grounds that (i) the company's affairs are being or have been conducted in a manner unfairly prejudicial to the interests of all or some shareholders, including the shareholder making the claim or (ii) an actual or proposed act or omission of the company (including an act or omission on its behalf) is or would be so prejudicial.

Einsichtsrechte:    Das Aktionärsregister von Amec Foster Wheeler plc ist zur Einsicht offen (i) kostenlos für die Aktionäre von Amec Foster Wheeler plc, und (ii) gegen Entrichtung einer Gebühr für jedermann. In beiden Fällen können die Dokumente gegen Entrichtung einer Gebühr kopiert werden. Die Aktionäre von Amec Foster Wheeler plc haben sodann das Recht, zu Bürozeiten und gegen Entrichtung einer Gebühr Einsicht zu nehmen in (i) die Protokolle der Generalversammlung, und (ii) die Dienstverträge der Verwaltungsräte von Amec Foster Wheeler plc. Ferner muss der publizierte Jahresabschluss von Amec Foster Wheeler plc den Aktionären an der Generalversammlung zugänglich gemacht werden, und jeder Aktionär hat Anrecht auf eine Kopie dieses Jahresabschlusses. Die Statuten von Amec Foster Wheeler plc sehen vor, dass kein Aktionär und keine andere Person das Recht haben, Einsicht zu nehmen in irgendwelche Unterlagen, Geschäftsbücher oder Dokumente der Gesellschaft, ausser ein solcher Anspruch ergebe sich aus dem Gesetz, aus einer Verfügung eines zuständigen Gerichts oder aufgrund einer Genehmigung durch den Verwaltungsrat.

Rights of Inspection:    The register of shareholders of Amec Foster Wheeler plc must be open to inspection (i) for free, by its shareholders and (ii) for a fee by any other person. In both cases, the documents may be copied for a fee. The shareholders of Amec Foster Wheeler plc may also inspect, without charge, during business hours and obtain copies of, for a fee, (i) minutes of general meetings of the shareholders, and (ii) service contracts of Amec Foster Wheeler plc's directors. In addition, the published annual accounts of Amec Foster Wheeler plc are required to be available for shareholders at a general meeting and a shareholder is entitled to a copy of these accounts. Amec Foster Wheeler plc's articles of association provide that no member of Amec Foster Wheeler plc or other person shall have any right to inspect any account or book or document of the company except as conferred by statute or ordered by a court of competent jurisdiction or authorised by the directors.

Weiterführende Informationen zu den mit den Amec Foster Wheeler Aktien verbundenen Rechten und Pflichten finden sich im Proxy Statement der Übertragenden Gesellschaft, im Abschnitt mit dem Titel "Comparison of Shareholders' Rights".

For more information in relation to the rights and obligations of a holder of Amec Foster Wheeler Shares, please refer to the section entitled "Comparison of Shareholders' Rights" in the Proxy Statement of the Transferring Company.

Amec Foster Wheeler ADSs

Beschrieb Rechte aus Amec Foster Wheeler ADS -- Description of rights associated with Amec Foster Wheeler ADSs

Dividenden und Ausschüttungen:    Die Verwahrungsstelle hat sich dazu verpflichtet, Inhabern von Amec Foster Wheeler ADS die Bardividenden und anderen Ausschüttungen unter Abzug der Gebühren und Kosten sowie allfälliger Verrechnungs- bzw. Quellensteuern zu zahlen, welche die Verwahrungsstelle oder die Depotstelle (custodian) in Bezug auf die Amec Foster Wheeler Aktien und andere hinterlegte Effekten erhalten. Inhaber von Amec Foster Wheeler ADS werden diese Ausschüttungen im Verhältnis zur Anzahl Amec Foster Wheeler Aktien, welche durch ihre Amec Foster Wheeler ADS am entsprechenden, durch die Verwahrungsstelle in Bezug auf die Amec Foster Wheeler ADS festgelegten Stichtag (welcher so nahe wie möglich beim Stichtag für die Amec Foster Wheeler Aktien liegen wird) repräsentiert werden, erhalten.

Dividends and Distributions:    The Depositary has agreed to pay to holders of Amec Foster Wheeler ADSs the cash dividends and other distributions it or the custodian receives on Amec Foster Wheeler Shares and other deposited securities, after deducting its fees and expenses and withholding taxes (if any). Holders of Amec Foster Wheeler ADSs will receive these distributions in proportion to the number of Amec Foster Wheeler Shares their Amec Foster Wheeler ADSs represent as of the record date (which will be as close as practicable to the record date for Amec Foster Wheeler Shares) set by the Depositary with respect to the Amec Foster Wheeler ADSs.

Stimmrechte:    Ein Inhaber von Amec Foster Wheeler ADS kann die Verwahrungsstelle anweisen, das Stimmrecht in Bezug auf die Amec Foster Wheeler Aktien oder andere hinterlegte Effekten, welche seinen Amec Foster Wheeler ADS zugrunde liegen, auszuüben. Ansonsten kann ein Inhaber von Amec Foster Wheeler ADS sein Stimmrecht direkt ausüben, falls er die Amec Foster Wheeler Aktien zurückzieht. Diesfalls hält er nicht mehr Amec Foster Wheeler ADSs, sondern Amec Foster Wheeler Aktien. Inhaber von Amec Foster Wheeler ADS wissen von der entsprechenden Generalversammlung aber gegebenenfalls nicht früh genug, um die Amec Foster Wheeler Aktien rechtzeitig zurückzuziehen.

Voting Rights:    An Amec Foster Wheeler ADS holder may instruct the Depositary to vote the Amec Foster Wheeler Shares or other deposited securities underlying its Amec Foster Wheeler ADSs. Otherwise, an Amec Foster Wheeler ADS holder can exercise its right to vote directly if it withdraws the Amec Foster Wheeler Shares, in which case they will cease to hold Amec Foster Wheeler ADSs and will hold Amec Foster Wheeler Shares. However, Amec Foster Wheeler ADS holders may not know about the meeting sufficiently far in advance to withdraw the Amec Foster Wheeler Shares.

Falls Amec Foster Wheeler plc Weisungen von den Inhabern der Amec Foster Wheeler ADS einholt, wird die Verwahrungsstelle, sofern sie von Amec Foster Wheeler plc rechtzeitig notifiziert wurde, die Inhaber von Amec Foster Wheeler ADS über die bevorstehende Abstimmung informieren und veranlassen, dass das Stimmmaterial von Amec Foster Wheeler plc an die Inhaber von Amec Foster Wheeler ADS zugestellt wird. Dies erfolgt durch gewöhnliche Postzustellung, durch elektronische Übermittlung oder in der Form, die zwischen Amec Foster Wheeler plc und der Verwahrungsstelle schriftlich vereinbart wurde. Diesfalls können die Inhaber von Amec Foster Wheeler ADS Stimminstruktionen in Übereinstimmung mit den Regeln im Verwahrungsvertrag mit der Verwahrungsstelle (depositary agreement) erteilen.

If Amec Foster Wheeler plc asks for instructions from the Amec Foster Wheeler ADS holders and provided Amec Foster Wheeler plc has provided the Depositary with sufficient notice, the Depositary will notify the Amec Foster Wheeler ADS holders of the upcoming vote and arrange to deliver Amec Foster Wheeler plc's voting materials to the Amec Foster Wheeler ADS holders by regular, ordinary mail delivery, or by electronic transmission or as otherwise may be agreed between Amec Foster Wheeler plc and the Depositary in writing from time to time. In such a case, the Amec Foster Wheeler ADS holder may give voting instructions in accordance with the rules set forth in the depositary agreement with the Depositary.

Weiterführende Informationen zu den mit den Amec Foster Wheeler ADS verbundenen Rechten und Pflichten finden sich im Proxy Statement, im Abschnitt mit dem Titel "Description of AMEC American Depositary Shares".

For more information in relation to the rights and obligations of a holder of Amec Foster Wheeler ADSs, please refer to the section entitled "Description of AMEC American Depositary Shares" in the Proxy Statement.

Annex B

Fusionsbericht vom 8. Dezember 2014

Merger Report of December 8, 2014

zur Fusion zwischen A-FW International Investments GmbH und Foster Wheeler AG

regarding the Merger between A-FW International Investments GmbH and Foster Wheeler AG

Die Geschäftsführung der A-FW International Investments GmbH mit Sitz in Baar, Schweiz (die Übernehmende Gesellschaft), der Verwaltungsrat der Foster Wheeler AG mit Sitz in Baar, Schweiz (die Übertragende Gesellschaft), der Verwaltungsrat der Amec Foster Wheeler plc mit Sitz in Knutsford, Vereinigtes Königreich und das Management Board von AMEC International Investments B.V. mit Sitz in Arnheim, Niederlande (Amec International, zusammen mit der Übernehmenden Gesellschaft und der Übertragenden Gesellschaft, die Parteien, und jede eine Partei) haben an ihren Konferenzen vom 8. Dezember 2014 im Zusammenhang mit dem Fusionsvertrag zwischen den Parteien vom 8. Dezember 2014 (Fusionsvertrag) den folgenden gemeinsamen Fusionsbericht im Sinne von Art. 14 des Bundesgesetzes über Fusion, Spaltung, Umwandlung und Vermögensübertragung (FusG) genehmigt und verabschiedet.

The management board of A-FW International Investments GmbH, having its registered office in Baar, Switzerland (the Receiving Company), the board of directors of Foster Wheeler AG, having its registered office in Baar, Switzerland (the Transferring Company), the board of directors of Amec Foster Wheeler plc, having its registered office in Knutsford, United Kingdom, and the management board of AMEC International Investments B.V., having its registered office in Arnhem, The Netherlands (Amec International, together with the Receiving Company and the Transferring Company hereinafter collectively referred to as, the Parties, and each, a Party) have, on the occasion of their conferences on December 8, 2014, approved and adopted the following jointly established merger report within the meaning of art. 14 of the Swiss Federal Act on Merger, Demerger, Conversion and Transfer of Assets and Liabilities (Merger Act) in connection with the merger agreement between the Parties of December 8, 2014 (the Merger Agreement).

Amec Foster Wheeler plc ist eine nach dem Recht von England und Wales gegründete Aktiengesellschaft (public limited company) mit Sitz in Knutsford, Vereinigtes Königreich, deren Aktien an der London Stock Exchange und deren ADS an der New York Stock Exchange kotiert sind. Amec Foster Wheeler plc hält sämtliche ausgegebenen Anteile von Amec International, und Amec International hält sämtliche ausgegebenen Anteile der Übernehmenden Gesellschaft und circa 95.275% der ausstehenden, sich im Publikum befindenden Namenaktien der Übertragenden Gesellschaft.

Amec Foster Wheeler plc is a public limited company incorporated under the laws of England and Wales having its registered office in Knutsford, United Kingdom, whose shares are listed on the London Stock Exchange and whose ADSs are listed on the New York Stock Exchange. Amec Foster Wheeler plc holds all of the issued shares of Amec International, and Amec International holds all of the issued quotas of the Receiving Company and circa 95.275% of the outstanding registered shares of the Transferring Company held by the public.

Zukunftsgerichtete Aussagen -- Forward-Looking Statements

Dieser Fusionsbericht enthält verschiedene zukunftsgerichtete Aussagen. Alle Aussagen, mit Ausnahme von Aussagen über historische Fakten, sind zukunftsgerichtete Aussagen oder können als solche angesehen werden. Im Allgemeinen sind zukunftsgerichtete Aussagen an Worten wie "können", "werden", "würden", "sollen", "erwarten", "beabsichtigen", "schätzen", "vorhersagen", "voraussehen", "glauben", "planen", "anstreben", "fortsetzen", "voraussagen" oder an ähnlichen Ausdrücken erkennbar. Zukunftsgerichtete Aussagen sind keine Garantien einer zukünftigen Performance. Vielmehr basieren sie auf aktuellen Einschätzungen und Annahmen und beinhalten bekannte und unbekannte Risiken, Unsicherheiten und andere Faktoren, von denen viele ausserhalb der Kontrolle der Parteien und von Amec Foster Wheeler plc und schwierig vorherzusagen sind, und aufgrund derer die tatsächlichen Ergebnisse oder Entwicklungen erheblich von in den zukunftsgerichteten Aussagen ausgedrückten oder angedeuteten künftigen Ergebnissen oder Entwicklungen abweichen können.

This Merger Report contains a number of "forward-looking statements". All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. Generally, words such as "may", "will", "would", "should", "expect", "intend", "estimate", "predict", "anticipate", "believe", "plan", "seek", "continue", "forecast" or similar expressions identify forward-looking statements. Forward-looking statements are not guarantees of future performance. Rather, they are based on current views and assumptions and involve known and unknown risks, uncertainties and other factors, many of which are outside the control of the Parties and of Amec Foster Wheeler plc and are difficult to predict, that may cause actual results or developments to differ materially from any future results or developments expressed or implied from the forward-looking statements.

Inhaltsverzeichnis -- Table of Contents

1.  Fusionsvertrag -- Merger Agreement

    Die Parteien haben im Fusionsvertrag Folgendes vereinbart:

    In the Merger Agreement, the Parties have agreed as follows:

1.1  Fusion, Abfindung, Rechte und Pflichten -- Merger, Compensation, Rights and Obligations

1.1.1    Fusion -- Merger

    Die Übernehmende Gesellschaft und die Übertragende Gesellschaft haben vereinbart, im Sinne von Art. 3 Abs. 1 lit. a FusG zu fusionieren, wobei die Übernehmende Gesellschaft als übernehmende und die Fusion überlebende Gesellschaft die Übertragende Gesellschaft als übertragende und im Rahmen der Fusion untergehende Gesellschaft übernimmt. Sämtliche Aktiven und Verbindlichkeiten der Übertragenden Gesellschaft gehen mit der Rechtswirksamkeit der Fusion, d.h. mit der Eintragung der Fusion in das Handelsregister, kraft Universalsukzession (von Gesetzes wegen) auf die Übernehmende Gesellschaft über und die Übertragende Gesellschaft wird ohne Liquidation aufgelöst und im Handelsregister gelöscht.

    The Receiving Company and the Transferring Company have agreed to merge pursuant to art. 3 para. 1 subpara. a. Merger Act, whereby the Receiving Company, as the absorbing company and the company surviving the merger, will absorb the Transferring Company, as the absorbed company and the company ceasing to exist in connection with the merger. All assets and liabilities of the Transferring Company are being transferred to the Receiving Company by operation of law as of the merger becoming effective, i.e. with effect from the registration of the merger in the Commercial Register, and the Transferring Company will be dissolved without liquidation and deleted from the Commercial Register.

    Die Übernehmende Gesellschaft wird die Aktiven und Verbindlichkeiten der Übertragenden Gesellschaft gemäss der dem Fusionsvertrag beigefügten geprüften Fusionsbilanz der Übertragenden Gesellschaft per 30. September 2014, die Aktiven von gesamthaft CHF 2'962'334'658 und Verbindlichkeiten von gesamthaft CHF 814'727'632 und damit einen Aktivenüberschuss von CHF 2'147'607'026 ausweist, zum Buchwert in ihre Bilanz aufnehmen. Im Verhältnis zwischen den Parteien erfolgt die Fusion rückwirkend per 1. Oktober 2014. Die nach dem 30. September 2014 vorgenommenen Handlungen der Übertragenden Gesellschaft gelten als für Rechnung der Übernehmenden Gesellschaft vorgenommen. Die Übernehmende Gesellschaft akzeptiert sämtliche nach dem 30. September 2014 eingetretenen Veränderungen von Aktiven und Verbindlichkeiten gegenüber der Fusionsbilanz.

    The assets and liabilities of the Transferring Company are being transferred to the Receiving Company at book value based on the audited merger balance sheet of the Transferring Company as of September 30, 2014, which is attached to the Merger Agreement and which shows assets in the aggregate amount of CHF 2,962,334,658 and liabilities in the aggregate amount of CHF 814,727,632, and thus an asset surplus of CHF 2,147,607,026. As among the Parties, the merger shall have retroactive effect as of October 1, 2014. All actions of the Transferring Company taken after September 30, 2014, shall be deemed to have been taken for the account of the Receiving Company. The Receiving Company accepts all changes to assets and liabilities as compared to the merger balance sheet which have occurred after September 30, 2014.

    Die Parteien und Amec Foster Wheeler plc haben vereinbart, diesen gemeinsamen Fusionsbericht zu erstellen und zur Einsicht aufzulegen. Sie haben vereinbart, Ernst & Young AG, Zürich, gemeinsam zu beauftragen, die Fusion gemäss Art. 15 FusG zu prüfen. Deren Prüfungsbericht liegt ebenfalls zur Einsicht auf.

    The Parties and Amec Foster Wheeler plc have agreed to jointly prepare this merger report and make it available for inspection. They have agreed to jointly engage Ernst & Young AG, Zurich, to examine the merger pursuant to art. 15 Merger Act. Ernst & Young AG's audit expert report is also available for inspection.

1.1.2    Abfindung -- Compensation

    Die Parteien haben vereinbart, dass jedem Aktionär der Übertragenden Gesellschaft, mit Ausnahme von Amec International und der Übertragenden Gesellschaft für von ihr gehaltene eigene Aktien, anstelle von Anteilen an der Übernehmenden Gesellschaft eine Abfindung im Sinne von Art. 8 Abs. 2 FusG ausgerichtet wird.

    The Parties have agreed that each shareholder of the Transferring Company, except for Amec International and the Transferring Company for treasury shares held by it, shall receive compensation pursuant to art. 8 para. 2 Merger Act in lieu of quotas of the Receiving Company.

    Die Abfindung (die Abfindung) besteht pro Namenaktie der Übertragenden Gesellschaft aus (i) entweder (a) 0.8998 Stammaktien (ordinary shares) (in zertifizierter Form) von Amec Foster Wheeler plc mit einem Nennwert von je GBP 0.50 (Kotierung an der London Stock Exchange; Tickersymbol: AMFW) (je eine Amec Foster Wheeler Aktie) für Aktionäre der Übertragenden Gesellschaft, deren Adresse gemäss den Büchern und Unterlagen der Übertragenden Gesellschaft ausserhalb der Vereinigten Staaten von Amerika liegt, oder (b) 0.8998 American Depositary Shares (in der Form von Bucheffekten) von Amec Foster Wheeler plc (Kotierung an der New York Stock Exchange; Tickersymbol: AMFW) (je eine Amec Foster Wheeler ADS; wobei jede Amec Foster Wheeler ADS eine (1) Amec Foster Wheeler Aktie repräsentiert) für Aktionäre der Übertragenden Gesellschaft, deren Adresse gemäss den Büchern und Unterlagen der Übertragenden Gesellschaft in den Vereinigten Staaten von Amerika liegt (in beiderlei Form, die Aktienabfindung) sowie (ii) USD 16 (die Barabfindung). Der jedem Aktionär der Übertragenden Gesellschaft zukommende Barteil der Abfindung wird pro diesem Aktionär zukommende Amec Foster Wheeler Aktie oder Amec Foster Wheeler ADS um denjenigen Betrag erhöht, welcher der von Amec Foster Wheeler plc am 7. August 2014 angekündigten Bardividende von GBP 0.148 (die Bardividende) entspricht, umgerechnet in USD auf Basis der von der Europäischen Zentralbank am 5. Januar 2015 oder, falls die Bardividende an einem anderen Datum ausbezahlt wird, an diesem anderen Datum publizierten Referenzkurse (der Dividendenbetrag).

    The compensation (the Compensation) shall consist of (i) either (a) in respect of shareholders of the Transferring Company whose addresses on the books and records of the Transferring Company are outside the United States of America, 0.8998 ordinary shares (in certificated form) of Amec Foster Wheeler plc with a nominal value of GBP 0.50 each (listed on the London Stock Exchange, ticker symbol: AMFW) (each, an Amec Foster Wheeler Share) or, (b) in respect of shareholders of the Transferring Company whose addresses on the books and records of the Transferring Company are in the United States of America, 0.8998 American Depositary Shares of Amec Foster Wheeler plc (in book entry form) (listed on the New York Stock Exchange, ticker symbol: AMFW) (each an Amec Foster Wheeler ADS; with each Amec Foster Wheeler ADS representing one (1) Amec Foster Wheeler Share) (whether in the form of Amec Foster Wheeler Shares or Amec Foster Wheeler ADSs, the Share Consideration); and (ii) USD 16 (the Cash Consideration) for each registered share of the Transferring Company. The cash portion of the compensation that each shareholder of the Transferring Company receives will be increased by an amount corresponding to the cash dividend of GBP 0.148 announced by Amec Foster Wheeler plc on August 7, 2014 (the Cash Dividend), as converted into USD based on the reference rates published by the European Central Bank on January 5, 2015, or, if the Cash Dividend is paid on another date, on such other date, for each

    Amec Foster Wheeler Share or Amec Foster Wheeler ADS such shareholder receives (the Dividend Amount).

    Es werden im Rahmen der Aktienabfindung nur ganze Amec Foster Wheeler Aktien oder ganze Amec Foster Wheeler ADS übertragen. Wenn Aktionäre der Übertragenden Gesellschaft aufgrund des Umtauschverhältnisses einen Anspruch auf einen Bruchteil einer Amec Foster Wheeler Aktie oder einer Amec Foster Wheeler ADS haben, wird dieser Bruchteil in bar abgegolten. Diese Barabgeltung (der Spitzenausgleich) wird basierend auf einem Wert pro Amec Foster Wheeler Aktie oder Amec Foster Wheeler ADS berechnet, der dem Aktienkurs der Amec Foster Wheeler Aktien an der London Stock Exchange bei Handelsschluss am Tag der Eintragung der Fusion in das Handelsregister entspricht, umgerechnet in USD auf Basis der von der Europäischen Zentralbank an diesem Tag publizierten Referenzkurse, und wird in USD zusammen mit der Barabfindung ausbezahlt.

    The Share Consideration shall not include any fractions of Amec Foster Wheeler Shares or of Amec Foster Wheeler ADSs. If, based on the exchange ratio, shareholders of the Transferring Company are entitled to a fraction of an Amec Foster Wheeler Share or an Amec Foster Wheeler ADS, such fraction shall be compensated in cash. Such cash compensation (the Compensation for Fractions) shall be calculated based on a value per Amec Foster Wheeler Share or Amec Foster Wheeler ADS corresponding to the share price of the Amec Foster Wheeler Shares at the London Stock Exchange at the close of trading on the day of registration of the merger in the Commercial Register, converted into USD based on the reference rates published by the European Central Bank on such day, and shall be paid out in USD together with the Cash Consideration.

    Amec International hat sich verpflichtet, sämtlichen Aktionären der Übertragenden Gesellschaft, mit Ausnahme von Amec International und der Übertragenden Gesellschaft für von ihr gehaltene eigene Aktien, die Abfindung (unter Einschluss des Dividendenbetrags und eines allfälligen Spitzenausgleichs) zu bezahlen, als Entschädigung für das Erlöschen ihrer Namenaktien und der damit zusammenhängenden Rechte der Übertragenden Gesellschaft mit der Wirksamkeit der Fusion. Amec International und die Übertragene Gesellschaft erhalten für die von ihnen gehaltenen Namenaktien der Übertragenden Gesellschaft im Rahmen der Fusion keine Gegenleistung; ihre Namenaktien der Übertragenden Gesellschaft und die damit zusammenhängenden Rechte erlöschen mit der Wirksamkeit der Fusion.

    Amec International has undertaken to pay the Compensation (including the Dividend Amount and the Compensation for Fractions, if any) to all shareholders of the Transferring Company, except for Amec International and the Transferring Company for treasury shares held by it, as consideration for the extinction of their registered shares in the Transferring Company and of the rights associated therewith at the time the merger becomes effective. Amec International and the Transferring Company shall not receive any consideration in connection with the merger for the registered shares of the Transferring Company held by them; the registered shares of the Transferring Company held by them and the rights associated therewith will be extinguished at the time the merger becomes effective.

    Aufgrund einer vertraglichen Vereinbarung zwischen Amec Foster Wheeler plc und Amec International wird Amec Foster Wheeler plc den berechtigten Aktionären der Übertragenden Gesellschaft die Barabfindung (unter Einschluss des Dividendenbetrags), die Aktienabfindung sowie einen allfälligen Spitzenausgleich auf Rechnung von Amec International ausrichten. Die Aktionäre von Amec Foster Wheeler plc haben die Ausgabe einer genügenden Anzahl an Amec Foster Wheeler Aktien genehmigt, die für die Aktienabfindung benötigt wird und Amec Foster Wheeler plc hat Zugang zu genügend Mitteln, um die Barabfindung (unter Einschluss des Dividendenbetrags) sowie einen allfälligen Spitzenausgleich auszurichten.

    Based on a contractual arrangement between Amec Foster Wheeler plc and Amec International, Amec Foster Wheeler plc will pay the Cash Consideration (including the Dividend Amount) and the Compensation for Fractions (if any) and procure the delivery of the Share Consideration to the entitled shareholders of the Transferring Company on behalf of Amec International. The shareholders of Amec Foster Wheeler plc have authorised the issue of a sufficient number of Amec Foster Wheeler Shares needed to satisfy the Share Consideration and sufficient funds are available to Amec Foster Wheeler plc to pay the Cash Consideration (including the Dividend Amount) and the Compensation for Fractions (if any).

1.1.3    Dividendenberechtigung -- Entitlement to Dividends

    Die Aktionäre der Übertragenden Gesellschaft sind (i) in Bezug auf die Amec Foster Wheeler Aktien ab dem Datum ihres Eintrags in das Aktionärsregister von Amec Foster Wheeler plc und (ii) in Bezug auf die Amec Foster Wheeler ADS ab dem Datum ihres Eintrags in das Register von ADS Inhabern von Amec Foster Wheeler plc dividendenberechtigt. Als Entschädigung für die Bardividende wird der jedem Aktionär der Übertragenden Gesellschaft zukommende Barteil der Abfindung um den Dividendenbetrag erhöht (vgl. Abschnitt 1.1.2).

    The shareholders of the Transferring Company are entitled to dividends in relation to: (i) the Amec Foster Wheeler Shares from the date they are registered in the register of shareholders of Amec Foster Wheeler plc; and (ii) the Amec Foster Wheeler ADSs from the date they are registered in the register of ADS holders of Amec Foster Wheeler plc. As a compensation for the Cash Dividend, the cash portion of the compensation that each shareholder of the Transferring Company receives will be increased by the Dividend Amount (see Section 1.1.2).

    Die Dividendenberechtigung der Amec Foster Wheeler Aktien und der Amec Foster Wheeler ADS ist im Detail im Abschnitt 1.1.4 beschrieben.

    The entitlement to dividends of the Amec Foster Wheeler Shares as well as of the Amec Foster Wheeler ADSs is described in more detail in Section 1.1.4.

1.1.4
Andere mit Amec Foster Wheeler Aktien und Amec Foster Wheeler ADS verbundene Rechte und Pflichten -- Other Rights and Obligations Associated with Amec Foster Wheeler Shares and Amec Foster Wheeler ADSs

    Darüber hinaus vermitteln die Amec Foster Wheeler Aktien und die Amec Foster Wheeler ADS die folgenden Rechte und Pflichten:

    Other rights and obligations associated with the Amec Foster Wheeler Shares and the Amec Foster Wheeler ADS are the following:

    Beschrieb Pflichten aus Amec Foster Wheeler Aktien -- Description of Obligations associated with Amec Foster Wheeler Shares

    Die Pflichten von Aktionären von Amec Foster Wheeler plc ergeben sich aus dem Englischen Recht und den Statuten (articles of association) von Amec Foster Wheeler plc.

    The obligations of a holder of Amec Foster Wheeler Shares are governed by English law and by Amec Foster Wheeler plc's articles of association.

    Liberierungspflicht:    Jeder Aktionär hat die Pflicht, den mit seinen Aktien verbundenen Liberierungsbetrag zu bezahlen. Wenn dieser Betrag vollständig bezahlt ist, bestehen keine weiteren Finanzierungspflichten. Der Liberierungsbetrag für die Amec Foster Wheeler Aktien, die als Aktienabfindung auf die Aktionäre der Übertragenden Gesellschaft übertragen werden, wird vollständig einbezahlt sein, und die Inhaber dieser Amec Foster Wheeler Aktien werden keine weiteren Finanzierungspflichten haben.

    Funding Obligation:    A shareholder is obliged to pay the amount due on the shares that it has taken up. Once the shares are fully paid up, the shareholders have no further funding obligations. The Amec Foster Wheeler Shares to be transferred to shareholders of the Transferring Company as Share Consideration will be fully paid and the holders of such Amec Foster Wheeler Shares will have no further funding obligations.

    Offenlegungspflichten:    Die Offenlegungs- und Transparenzregeln der Financial Conduct Authority handelnd in ihrer Funktion als UK Listing Authority schreiben mit gewissen Ausnahmen vor, dass Aktionäre, die vom Erwerb einer Beteiligung an Amec Foster Wheeler plc von 3 Prozent oder mehr der Amec Foster Wheeler Aktien, mit denen Stimmrechte verbunden sind, Kenntnis erlangen, Amec Foster Wheeler plc innerhalb von zwei Tagen schriftlich über ihren Erwerb benachrichtigen müssen. Nach einem solchen Erwerb müssen Aktionäre Amec Foster Wheeler plc innerhalb von zwei Tagen von jeder Erhöhung oder Reduktion ihrer Beteiligung um 1 Prozent oder mehr und von einer Reduktion der Beteiligung unter den 3 Prozent-Schwellenwert benachrichtigen.

    Disclosure Obligations:    The Disclosure and Transparency Rules of the Financial Conduct Authority acting in its capacity as the UK Listing Authority require shareholders, subject to certain exceptions, to notify Amec Foster Wheeler plc in writing within two days of becoming aware that they have acquired an interest in 3 per cent. or more of the shares of Amec Foster Wheeler plc carrying voting rights. Thereafter, shareholders must notify Amec Foster Wheeler plc within two days of any increase or decrease of 1 per cent or more of such shareholder's holding as well as any decrease that reduces the shareholders' holding below the 3 per cent. threshold.

    Gemäss dem Companies Act 2006 von England und Wales (der Companies Act) kann Amec Foster Wheeler plc auch eine Anfrage an eine Person richten, von der Amec Foster Wheeler plc weiss oder vermutet, dass sie an Amec Foster Wheeler Aktien interessiert ist, mit der Aufforderung zu bestätigen, ob sie eine entsprechende Beteiligung hat und gegebenenfalls der Aufforderung, Informationen über diese Beteiligung oder jede andere Beteiligung an Amec Foster Wheeler plc, von der sie Kenntnis hat, zu liefern.

    Pursuant to the Companies Act 2006 of England and Wales (the Companies Act), Amec Foster Wheeler plc may also send a notice to any person whom Amec Foster Wheeler plc knows or believes to be interested in Amec Foster Wheeler plc's shares, requiring that person to confirm whether he has such an interest and if so provide details of that interest or any other interest in Amec Foster Wheeler plc's shares of which he is aware.

    Beschrieb Rechte aus Amec Foster Wheeler Aktien -- Description of Rights associated with Amec Foster Wheeler Shares

    Die Rechte von Aktionären von Amec Foster Wheeler plc ergeben sich aus dem Englischen Recht und den Statuten von Amec Foster Wheeler plc.

    The rights of a holder of Amec Foster Wheeler Shares are governed by English law and by Amec Foster Wheeler plc's articles of association.

    Form der Aktien und Übertragungsbeschränkungen:    Amec Foster Wheeler Aktien können in zertifizierter oder unzertifizierter Form gehalten werden. In zertifizierter Form gehaltene Amec Foster Wheeler Aktien sind durch ein Zertifikat und die Inhaberschaft an solchen Amec Foster Wheeler Aktien durch einen Eintrag im Aktionärsregister, das von Amec Foster Wheeler plc geführt wird, ausgewiesen. Jeder Aktionär kann alle oder einen Teil seiner zertifizierten Aktien mittels eines Übertragungsdokuments in üblicher Form oder in einer vom Verwaltungsrat der Amec Foster Wheeler plc genehmigten Form übertragen. Der Verwaltungsrat von Amec Foster Wheeler plc kann die Eintragung einer Übertragung einer zertifizierten Aktie im

    Aktionärsregister verweigern, wenn gewisse Voraussetzungen gemäss Amec Foster Wheeler plc's Statuten oder gemäss Companies Act nicht eingehalten werden. Amec Foster Wheeler Aktien in unzertifizierter Form werden über CREST gehalten, einer im Vereinigten Königreich ansässigen zentralen Effekten-Verwahrungsstelle, die von Euroclear UK & Ireland betrieben wird. Jeder Aktionär kann alle oder einen Teil seiner unzertifizierten Aktien mithilfe eines sog. relevant system gemäss Uncertificated Securities Regulations 2001 und gemäss den Regeln des entsprechenden relevant system übertragen. Der Verwaltungsrat der Amec Foster Wheeler plc kann die Eintragung einer Übertragung einer unzertifizierten Aktie in Übereinstimmung mit den Uncertificated Securities Regulations 2001 verweigern, sowie im Falle von gemeinsam gehaltenen Amec Foster Wheeler Aktien, wenn Amec Foster Wheeler Aktien an mehr als vier gemeinsam haltende Inhaber übertragen werden sollen. Amec Foster Wheeler plc ist damit einverstanden, dass sämtliche Aktionäre der Übertragenden Gesellschaft bezüglich ihrer Amec Foster Wheeler Aktien im Aktionärsregister der Amec Foster Wheeler plc als Aktionäre mit Stimmrecht eingetragen werden.

    Form of Shareholding and Transfer Restrictions:    Amec Foster Wheeler Shares may be held in either certificated or uncertificated form. Amec Foster Wheeler Shares held in certificated form are evidenced by a certificate and title is evidenced by an entry in the register of shareholders maintained by Amec Foster Wheeler plc. Any shareholder may transfer all or any part of his or her certificated shares by an instrument of transfer in any usual form or a form approved by the directors. The directors may decline to register any transfer of a certificated share if certain conditions set forth in Amec Foster Wheeler plc's articles of association and the Companies Act are not met. Amec Foster Wheeler Shares held in uncertificated form are held through CREST, a UK based central securities depositary operated by Euroclear UK & Ireland. Any member may transfer all or any of his or her uncertificated shares by means of a relevant system in the manner provided for in the Uncertificated Securities Regulations 2001 and the rules of the relevant system. Amec Foster Wheeler plc's directors may decline to register the transfer of an uncertificated share in accordance with the Uncertificated Securities Regulations 2001, and also, in the case of jointly held Amec Foster Wheeler Shares, where the Amec Foster Wheeler Shares are to be transferred to more than four joint holders. Amec Foster Wheeler plc agrees that all shareholders of the Transferring Company will, with regard to their Amec Foster Wheeler Shares, be registered in the share register of Amec Foster Wheeler plc as shareholders with full voting rights.

    Stimmrechte:    Die Statuten von Amec Foster Wheeler plc sehen vor, dass Beschlüsse der Generalversammlung mittels Handerheben gefällt werden, ausser es wird (vor oder bei Bekanntgabe des Resultats des Beschlusses durch Handerheben) eine Abstimmung in Übereinstimmung mit den Statuten von Amec Foster Wheeler plc verlangt. Bei einem Beschluss durch Handerheben hat jeder Aktionär von Amec Foster Wheeler plc eine Stimme. Bei einem Beschluss durch Abstimmung hat jeder Aktionär von Amec Foster Wheeler plc eine Stimme für jede von ihm gehaltene Amec Foster Wheeler Aktie. Falls ein Aktionär in Bezug auf die von ihm gehaltene Beteiligung nicht den vollen Liberierungsbetrag bezahlt hat, hat dieser Aktionär in Bezug auf seine Beteiligung kein Stimmrecht, ausser es werde vom Verwaltungsrat von Amec Foster Wheeler plc anders bestimmt. Jeder Aktionär von Amec Foster Wheeler plc mit dem Recht zur Teilnahme und mit Stimmrecht an einer Generalversammlung hat das Recht, einen Vertreter zur Teilnahme, zur Wortmeldung und zur Stimmabgabe an dieser Generalversammlung einzusetzen.

    Voting Rights:    Amec Foster Wheeler plc's articles of association provide that resolutions put to a vote at a shareholders' meeting will be decided on a show of hands, unless a poll is (before or on the declaration of the result of the show of hands) demanded in accordance with Amec Foster Wheeler plc's articles of association. On a vote conducted by a show of hands, each holder of Amec Foster Wheeler Shares is entitled to one vote and, on a vote conducted by a poll, each holder of

    Amec Foster Wheeler Shares is entitled to one vote for each Amec Foster Wheeler Share held by him. If any sum remains unpaid in relation to an Amec Foster Wheeler plc shareholder's holding, that shareholder is not entitled to vote in relation to that holding unless Amec Foster Wheeler plc's directors determine otherwise. Any Amec Foster Wheeler plc shareholder who is entitled to attend and vote at a shareholders' meeting is entitled to appoint a proxy to exercise all or any of his rights to attend, speak and vote at such meeting.

    Dividendenberechtigung:    Die Dividendenberechtigung ist in den Statuten von Amec Foster Wheeler plc folgendermassen geregelt: Dividenden, die den vom Verwaltungsrat von Amec Foster Wheeler plc empfohlenen Betrag nicht übersteigen, werden durch ordentlichen Beschluss (ordinary resolution) der Amec Foster Wheeler plc Aktionäre festgelegt. Darüber hinaus kann der Verwaltungsrat von Amec Foster Wheeler plc jederzeit die Bezahlung von Zwischendividenden in jeglicher Höhe beschliessen, falls er zum Schluss kommt, dass die Finanzlage von Amec Foster Wheeler plc diese Zahlungen zulässt. Gemäss Englischem Recht dürfen Dividenden nur aus den für Ausschüttungen zur Verfügung stehenden Gewinnen ausgeschüttet werden. Zusätzlich beschränkt das Englische Recht Ausschüttungen bei Publikumsgesellschaften für den Fall, dass solche Ausschüttungen den Betrag der Nettoaktiven der jeweiligen Gesellschaft unter den Gesamtbetrag des eingeforderten Kapitals und gewisser Reserven mit Ausschüttungssperre reduzieren würde.

    Rights to Dividend:    In connection with the entitlement to dividends, the articles of association of Amec Foster Wheeler plc provide for the following: dividends not exceeding an amount recommended by Amec Foster Wheeler plc's board of directors may be declared by "ordinary resolution" of Amec Foster Wheeler plc's shareholders. In addition, Amec Foster Wheeler plc's directors may consider paying interim dividends at any time and of any amounts if they consider that Amec Foster Wheeler plc's financial position justifies such payments. English law requires dividends to be paid only out of the profits available for distribution and additionally restricts a public company from making a distribution if that would reduce the amount of the net assets of the company below the aggregate amount of its called up share capital and certain undistributable reserves.

    Bezugsrechte:    Gemäss Englischem Recht haben Aktionäre ein gesetzliches Bezugsrecht bei der Zuteilung von Beteiligungspapieren. Diese Bezugsrechte können durch speziellen Beschluss (special resolution) der Aktionäre an einer Generalversammlung entzogen werden. Mit an der Generalversammlung von Amec Foster Wheeler plc vom 23. Oktober 2014 gefassten Beschlüssen wurden dem Verwaltungsrat von Amec Foster Wheeler plc eine allgemeine und unbedingte Ermächtigung zur Zuteilung von Beteiligungspapieren, oder zur Gewährung von Zeichnungs- oder Wandelrechten, bis zu einem Nominalbetrag von GBP 59'228'648.50 eingeräumt, davon bis zu einem Nominalbetrag von GBP 8'974'043 für die Zuteilung gegen Barleistung ohne Gewährung von Bezugsrechten. Diese Ermächtigung gilt bis zum früheren der folgenden Zeitpunkte: bis zum Ende der ordentlichen Generalversammlung im Jahre 2015 oder bis zum 1. Juni 2015.

    Pre-emptive Rights:    English law provides for statutory pre-emption rights that apply on an allotment of equity securities. Such rights can be disapplied by a special resolution passed by shareholders at a general meeting. Resolutions passed at Amec Foster Wheeler plc's general meeting on October 23, 2014 provided the directors with a general and unconditional authority to allot equity securities, or grant rights to subscribe for or to convert any security, up to a nominal amount of GBP 59,228,648.50 of which up to GBP 8,974,043 could be allotted for cash other than in connection with a pre-emptive offer. This authority extends until the earlier of the end of the annual general meeting in 2015 or June 1, 2015.

    Einberufung und Durchführung von Generalversammlungen:    Unter Englischem Recht kann eine Generalversammlung der Aktionäre durch den Verwaltungsrat von Amec Foster

    Wheeler plc jederzeit einberufen werden, wenn es der Verwaltungsrat für angezeigt erachtet. Amec Foster Wheeler plc muss eine ordentliche Generalversammlung jährlich innerhalb von sechs Monaten seit dem Datum, das auf den Abschlussstichtag (d.h. den 31. Dezember) folgt, durchführen.

    Convening and Holding of Shareholders' Meetings:    Under English law, a general meeting of shareholders may be called by Amec Foster Wheeler plc's board of directors whenever they think fit. Amec Foster Wheeler plc is required to hold an annual general meeting every year within six months of the date following Amec Foster Wheeler plc's accounting reference date (i.e., December 31).

    Aktionäre, die mindestens 5 Prozent des einbezahlten Kapitals von Amec Foster Wheeler plc, mit dem Stimmrechte verbunden sind (unter Ausschluss von einbezahltem Kapital, das als eigene Aktien gehalten wird), halten, können vom Verwaltungsrat die Einberufung einer Generalversammlung von Amec Foster Wheeler plc verlangen. Der Antrag hat in allgemeiner Weise die an der Generalversammlung zu behandelnden Geschäfte zu umschreiben und kann den Wortlaut der an der Generalversammlung zu fassenden Beschlüsse beinhalten.

    Shareholders holding at least 5 per cent. of the paid-up capital of Amec Foster Wheeler plc carrying voting rights (excluding any paid-up capital held as treasury shares) may require the directors to call a general meeting of Amec Foster Wheeler plc. The requirement should state the general nature of the business to be dealt with at the general meeting and may include the text of the resolution to be passed at the general meeting.

    Gemäss den Statuten von Amec Foster Wheeler plc sind zwei an einer Generalversammlung anwesende oder vertretene Aktionäre mit Stimmrecht für sämtliche Geschäfte beschlussfähig.

    According to Amec Foster Wheeler plc's articles of association, two shareholders present in person or by proxy and entitled to vote at a general meeting shall be a quorum for all purposes.

    Generalversammlungsbeschlüsse:    Spezielle Beschlüsse (special resolutions) beziehen sich im Allgemeinen auf wesentliche Veränderungen in Bezug auf eine Gesellschaft, wie zum Beispiel eine Firmenänderung, eine Veränderung der Kapitalstruktur, eine Veränderung oder Ergänzung von Aktionärsrechten, eine Genehmigung zur Ausgabe von neuen Aktien gegen Barleistung ohne Gewährung der Bezugsrechte der Aktionäre oder eine Statutenänderung. Unter Englischem Recht ist für einen speziellen Beschluss (special resolution) die Zustimmung von mindestens 75 Prozent der an einer Generalversammlung mit Stimmrecht anwesenden oder vertretenen Aktionäre oder die Zustimmung von Aktionären, die mindestens 75 Prozent der Aktien halten, die an einer Generalversammlung mit Stimmrecht anwesend oder vertreten sind, erforderlich (abhängig davon, ob die Stimmen durch Handerheben oder in einer Abstimmung abgegeben werden). Für einen speziellen Beschluss (special resolution) ist ausserdem erforderlich, dass die Einladung zur Generalversammlung ausdrücklich auf die Absicht zur Vorlage als spezieller Beschluss (special resolution) hinweist.

    Resolutions of Shareholders:    "Special resolutions" generally involve proposals for major changes to a company, such as to change the name of the company, alter its capital structure, change or amend the rights of shareholders, permit the company to issue new shares for cash without applying the shareholders' pre-emptive rights, or amend the company's articles of association. Under English law, a special resolution means a resolution passed by a majority of not less than 75 per cent. of the shareholders or holders of 75 per cent. of the shares (depending on whether the vote is by a show of hands or by a poll) present in person or by proxy and entitled to vote at the meeting. For a resolution to be regarded as a special resolution, the notice of the meeting must specify the intention to propose the resolution as a special resolution.

    Anträge in Bezug auf gewöhnliche Geschäfte, wie z.B. die Wahl von Verwaltungsräten oder die Zahlung von Dividenden, unterstehen im Allgemeinen den Regeln für gewöhnliche Beschlüsse

    (ordinary resolutions). Unter Englischem Recht ist für einen gewöhnlichen Beschluss (ordinary resolution) die Zustimmung einer einfachen Mehrheit der an einer Generalversammlung mit Stimmrecht anwesenden oder vertretenen Aktionäre oder die Zustimmung von Aktionären, die eine einfache Mehrheit der Aktien halten, die an einer Generalversammlung mit Stimmrecht anwesend oder vertreten sind, erforderlich (abhängig davon, ob die Stimmen durch Handerheben oder in einer Abstimmung abgegeben werden).

    Proposals relating to the ordinary course of the company's business, such as the election of directors or payment of dividends, would generally be the subject of an "ordinary resolution". Under English law, an ordinary resolution means a resolution that is passed by a simple majority of shareholders or holders of a simple majority of the shares (depending on whether the vote is by a show of hands or by a poll) present in person or by proxy and entitled to vote at the meeting.

    Anträge für Generalversammlungsbeschlüsse:    Aktionäre, die (i) mindestens 5 Prozent der gesamten Stimmrechte der Aktionäre mit Stimmrecht an einer Generalversammlung, oder (ii) mindestens 100 Aktionäre mit Stimmrecht, von denen jeder im Durchschnitt mindestens GBP 100 einbezahlt hat, vertreten, können von Amec Foster Wheeler plc verlangen, dass Amec Foster Wheeler plc eine Erklärung von höchstens 1'000 Worten zirkuliert, entweder in Bezug auf einen in einem beantragten Beschluss angesprochenen Gegenstand oder in Bezug auf ein anderes Geschäft, der oder das an der entsprechenden Generalversammlung behandelt wird.

    Shareholders Resolution Proposals:    Shareholders representing (i) at least 5 per cent. of the total voting rights of all shareholders having a right to vote at the general meeting or (ii) at least 100 shareholders who have paid up an average sum, per shareholder, of at least GBP 100 and have a right to vote at the general meeting may require Amec Foster Wheeler plc to circulate a statement of not more than 1,000 words with respect to a matter referred to in a proposed resolution to be dealt with at that general meeting, or other business to be dealt with at that meeting.

    Aktionärsklagen:    Gemäss Companies Act haben Aktionäre eingeschränkte Möglichkeiten, einen derivativen Anspruch im Namen der Gesellschaft zu erheben. Ein solcher Anspruch kann nur erhoben werden, wenn sich der Klagegrund auf tatsächliche oder beabsichtigte Handlungen oder Unterlassungen eines Verwaltungsrats einer Gesellschaft und Fahrlässigkeit, Vorsatz, eine Pflichtverletzung oder Untreue bezieht. Gemäss Companies Act kann ein Aktionär sodann ein Gericht anrufen wenn (i) Angelegenheiten der Gesellschaft derart betrieben wurden oder werden, dass die Interessen aller oder gewisser Aktionäre, einschliesslich diejenigen des klagenden Aktionärs, in ungerechtfertigter Weise beeinträchtigt werden, oder (ii) eine tatsächliche oder beabsichtigte Handlung oder Unterlassung der Gesellschaft (einschliesslich eine Handlung oder Unterlassung in ihrem Namen) derart beeinträchtigend ist oder wäre.

    Shareholder Suits:    The Companies Act provides limited circumstances in which a shareholder of a company may bring a derivative claim on behalf of the company. Such a claim may only be brought in respect of a cause of action arising from an actual or proposed act or omission involving negligence, default, breach of duty or breach of trust by a director of the company. The Companies Act also permits a shareholder to apply to a court for relief on the grounds that (i) the company's affairs are being or have been conducted in a manner unfairly prejudicial to the interests of all or some shareholders, including the shareholder making the claim or (ii) an actual or proposed act or omission of the company (including an act or omission on its behalf) is or would be so prejudicial.

    Einsichtsrechte:    Das Aktionärsregister von Amec Foster Wheeler plc ist zur Einsicht offen (i) kostenlos für die Aktionäre von Amec Foster Wheeler plc, und (ii) gegen Entrichtung einer Gebühr für jedermann. In beiden Fällen können die Dokumente gegen Entrichtung einer Gebühr kopiert werden. Die Aktionäre von Amec Foster Wheeler plc haben sodann das Recht, zu Bürozeiten und gegen Entrichtung einer Gebühr Einsicht zu nehmen in (i) die Protokolle der Generalversammlung, und (ii) die Dienstverträge der Verwaltungsräte von Amec Foster

    Wheeler plc. Ferner muss der publizierte Jahresabschluss von Amec Foster Wheeler plc den Aktionären an der Generalversammlung zugänglich gemacht werden, und jeder Aktionär hat Anrecht auf eine Kopie dieses Jahresabschlusses. Die Statuten von Amec Foster Wheeler plc sehen vor, dass kein Aktionär und keine andere Person das Recht haben, Einsicht zu nehmen in irgendwelche Unterlagen, Geschäftsbücher oder Dokumente der Gesellschaft, ausser ein solcher Anspruch ergebe sich aus dem Gesetz, aus einer Verfügung eines zuständigen Gerichts oder aufgrund einer Genehmigung durch den Verwaltungsrat.

    Rights of Inspection:    The register of shareholders of Amec Foster Wheeler plc must be open to inspection (i) for free, by its shareholders and (ii) for a fee by any other person. In both cases, the documents may be copied for a fee. The shareholders of Amec Foster Wheeler plc may also inspect, without charge, during business hours and obtain copies of, for a fee, (i) minutes of general meetings of the shareholders, and (ii) service contracts of Amec Foster Wheeler plc's directors. In addition, the published annual accounts of Amec Foster Wheeler plc are required to be available for shareholders at a general meeting and a shareholder is entitled to a copy of these accounts. Amec Foster Wheeler plc's articles of association provide that no member of Amec Foster Wheeler plc or other person shall have any right to inspect any account or book or document of the company except as conferred by statute or ordered by a court of competent jurisdiction or authorised by the directors.

    Weiterführende Informationen zu den mit den Amec Foster Wheeler Aktien verbundenen Rechten und Pflichten finden sich im Proxy Statement (wie unten definiert), im Abschnitt mit dem Titel "Comparison of Shareholders' Rights".

    For more information in relation to the rights and obligations of a holder of Amec Foster Wheeler Shares, please refer to the section entitled "Comparison of Shareholders' Rights" in the Proxy Statement (as defined below).

    American Depositary Shares (ADS) -- American Depositary Shares (ADSs)

    Deutsche Bank Trust Company Americas, welche als Verwahrungsstelle (depositary) für die Amec Foster Wheeler ADS fungiert (die Verwahrungsstelle), wird die Amec Foster Wheeler ADS registrieren und ausliefern. Jede Amec Foster Wheeler ADS wird das Eigentum bzw. die Rechtsinhaberschaft an einer Amec Foster Wheeler Aktie repräsentieren, welche bei der Geschäftsstelle der State Street Bank & Trust Company im Vereinigten Königreich, handelnd als Depotstelle (custodian) für die Verwahrungsstelle, hinterlegt ist. Jede Amec Foster Wheeler ADS wird darüber hinaus das Eigentum bzw. die Rechtsinhaberschaft an allen anderen Effekten, Barmitteln oder an sonstigen Vermögenswerten repräsentieren, welche allenfalls von der Verwahrungsstelle als Folge ihrer Inhaberschaft der Aktien, welche den Amec Foster Wheeler ADS zugrunde liegen, gehalten werden. Der Hauptsitz der Verwahrungsstelle, an welchem die Amec Foster Wheeler ADS verwaltet werden, befindet sich an der Wall Street 60, New York, NY 10005, Vereinigte Staaten von Amerika.

    Deutsche Bank Trust Company Americas, as the depositary for the Amec Foster Wheeler ADSs (the Depositary), will register and deliver the Amec Foster Wheeler ADSs. Each Amec Foster Wheeler ADS will represent ownership of one Amec Foster Wheeler Share, deposited with the office in the United Kingdom of State Street Bank & Trust Company, as custodian for the Depositary. Each Amec Foster Wheeler ADS will also represent ownership of any other securities, cash or other property which may be held by the Depositary as a consequence of the Depositary holding the shares underlying the Amec Foster Wheeler ADSs. The Depositary's principal office at which the Amec Foster Wheeler ADSs will be administered is located at 60 Wall Street, New York, NY 10005, United States.

    Das Direct Registration System ist ein System, welches von The Depository Trust Company (die DTC) verwaltet wird und in dem die Verwahrungsstelle das Eigentum bzw. die

    Rechtsinhaberschaft an unzertifizierten Amec Foster Wheeler ADS registrieren kann. Das Eigentum bzw. die Rechtsinhaberschaft an diesen unzertifizierten Amec Foster Wheeler ADS wird durch periodische Auszüge, welche von der Verwahrungsstelle an die berechtigten Inhaber von Amec Foster Wheeler ADS ausgegeben werden, bescheinigt. Amec Foster Wheeler ADS können auch in zertifizierter Form gehalten werden.

    The Direct Registration System is a system administered by The Depository Trust Company (the DTC), pursuant to which the Depositary may register the ownership of uncertificated Amec Foster Wheeler ADSs, which ownership shall be evidenced by periodic statements issued by the Depositary to the Amec Foster Wheeler ADS holders entitled thereto. Amec Foster Wheeler ADSs can also be held in certified form.

    Dividenden und Ausschüttungen:    Die Verwahrungsstelle hat sich dazu verpflichtet, Inhabern von Amec Foster Wheeler ADS die Bardividenden und anderen Ausschüttungen unter Abzug der Gebühren und Kosten sowie allfälliger Verrechnungs- bzw. Quellensteuern zu zahlen, welche die Verwahrungsstelle oder die Depotstelle (custodian) in Bezug auf die Amec Foster Wheeler Aktien und andere hinterlegte Effekten erhalten. Inhaber von Amec Foster Wheeler ADS werden diese Ausschüttungen im Verhältnis zur Anzahl Amec Foster Wheeler Aktien, welche durch ihre Amec Foster Wheeler ADS am entsprechenden, durch die Verwahrungsstelle in Bezug auf die Amec Foster Wheeler ADS festgelegten Stichtag (welcher so nahe wie möglich beim Stichtag für die Amec Foster Wheeler Aktien liegen wird) repräsentiert werden, erhalten.

    Dividends and Distributions:    The Depositary has agreed to pay to holders of Amec Foster Wheeler ADSs the cash dividends and other distributions it or the custodian receives on Amec Foster Wheeler Shares and other deposited securities, after deducting its fees and expenses and withholding taxes (if any). Holders of Amec Foster Wheeler ADSs will receive these distributions in proportion to the number of Amec Foster Wheeler Shares their Amec Foster Wheeler ADSs represent as of the record date (which will be as close as practicable to the record date for Amec Foster Wheeler Shares) set by the Depositary with respect to the Amec Foster Wheeler ADSs.

    Stimmrechte:    Ein Inhaber von Amec Foster Wheeler ADS kann die Verwahrungsstelle anweisen, das Stimmrecht in Bezug auf die Amec Foster Wheeler Aktien oder andere hinterlegte Effekten, welche seinen Amec Foster Wheeler ADS zugrunde liegen, auszuüben. Ansonsten kann ein Inhaber von Amec Foster Wheeler ADS sein Stimmrecht direkt ausüben, falls er die Amec Foster Wheeler Aktien zurückzieht. Diesfalls hält er nicht mehr Amec Foster Wheeler ADS, sondern Amec Foster Wheeler Aktien. Inhaber von Amec Foster Wheeler ADS wissen von der entsprechenden Generalversammlung aber gegebenenfalls nicht früh genug, um die Amec Foster Wheeler Aktien rechtzeitig zurückzuziehen.

    Voting Rights:    An Amec Foster Wheeler ADS holder may instruct the Depositary to vote the Amec Foster Wheeler Shares or other deposited securities underlying its Amec Foster Wheeler ADSs. Otherwise, an Amec Foster Wheeler ADS holder can exercise its right to vote directly if it withdraws the Amec Foster Wheeler Shares, in which case they will cease to hold Amec Foster Wheeler ADSs and will hold Amec Foster Wheeler Shares. However, Amec Foster Wheeler ADS holders may not know about the meeting sufficiently far in advance to withdraw the Amec Foster Wheeler Shares.

    Falls Amec Foster Wheeler plc Weisungen von den Inhabern der Amec Foster Wheeler ADS einholt, wird die Verwahrungsstelle, sofern sie von Amec Foster Wheeler plc rechtzeitig notifiziert wurde, die Inhaber von Amec Foster Wheeler ADS über die bevorstehende Abstimmung informieren und veranlassen, dass das Stimmmaterial von Amec Foster Wheeler plc an die Inhaber von Amec Foster Wheeler ADS zugestellt wird. Dies erfolgt durch gewöhnliche Postzustellung, durch elektronische Übermittlung oder in der Form, die zwischen Amec Foster Wheeler plc und der Verwahrungsstelle schriftlich vereinbart wurde. Diesfalls können die

    Inhaber von Amec Foster Wheeler ADS Stimminstruktionen in Übereinstimmung mit den Regeln im Verwahrungsvertrag (depositary agreement) mit der Verwahrungsstelle erteilen.

    If Amec Foster Wheeler plc asks for instructions from the Amec Foster Wheeler ADS holders and provided Amec Foster Wheeler plc has provided the Depositary with sufficient notice, the Depositary will notify the Amec Foster Wheeler ADS holders of the upcoming vote and arrange to deliver Amec Foster Wheeler plc's voting materials to the Amec Foster Wheeler ADS holders by regular, ordinary mail delivery, or by electronic transmission or as otherwise may be agreed between Amec Foster Wheeler plc and the Depositary in writing from time to time. In such a case, the Amec Foster Wheeler ADS holder may give voting instructions in accordance with the rules set forth in the depositary agreement with the Depositary.

    Weiterführende Informationen zu den mit den Amec Foster Wheeler ADS verbundenen Rechten und Pflichten finden sich im Proxy Statement, im Abschnitt mit dem Titel "Description of AMEC American Depositary Shares".

    For more information in relation to the rights and obligations of a holder of Amec Foster Wheeler ADSs, please refer to the section entitled "Description of AMEC American Depositary Shares" in the Proxy Statement.

1.1.5    Keine Besonderen Vorteile -- No Special Benefits

    Es wurde bestätigt, dass als Folge der Fusion keinem Mitglied eines Leitungs- oder Verwaltungsorgans und keinen geschäftsführenden Gesellschaftern der Übernehmenden Gesellschaft, der Übertragenden Gesellschaft, von Amec Foster Wheeler plc oder Amec International ein besonderer Vorteil gewährt wird.

    It has been confirmed that as a consequence of the merger, no special benefit will be granted to the members of the managing or administrative bodies or to managing quotaholders of the Receiving Company, the Transferring Company, Amec Foster Wheeler plc or Amec International.

1.1.6    Keine Gesellschafter mit Unbeschränkter Haftung -- No Shareholders or Quotaholders with Unlimited Liability

    Es wurde bestätigt, dass bei der Fusion keine Gesellschafter mit unbeschränkter Haftung beteiligt sind.

    It has been confirmed that no shareholders or quotaholders with unlimited liability are involved in the merger.

1.1.7    Keine Sonderrechte, Anteile ohne Stimmrechte, Genussscheine -- No Special Rights, Equity Interests without Voting Rights, Profit-Sharing Certificates

    Es wurde bestätigt, dass im Rahmen der Fusion keine Rechte von Inhabern von Sonderrechten, von Anteilen ohne Stimmrecht oder von Genussscheinen zu beachten sind.

    It has been confirmed that no rights of holders of special rights, no equity interests without voting rights and no profit-sharing certificates need to be taken into account in connection with the merger.

1.2  Zustimmungen -- Approvals

1.2.1    Geschäftsführung der Übernehmenden Gesellschaft -- Management Board of Receiving Company

    Es wurde im Fusionsvertrag bestätigt, dass die zustimmende Beschlussfassung der Geschäftsführung der Übernehmenden Gesellschaft zum Fusionsvertrag erfolgt ist.

    It has been confirmed in the Merger Agreement that the management board of the Receiving Company has approved the Merger Agreement.

1.2.2    Verwaltungsrat der Übertragenden Gesellschaft -- Board of Directors of Transferring Company

    Es wurde im Fusionsvertrag bestätigt, dass die zustimmende Beschlussfassung des Verwaltungsrates der Übertragenden Gesellschaft zum Fusionsvertrag erfolgt ist.

    It has been confirmed in the Merger Agreement that the board of directors of the Transferring Company has approved the Merger Agreement.

1.2.3    Management Board der Amec International -- Management Board of Amec International

    Es wurde im Fusionsvertrag bestätigt, dass die zustimmende Beschlussfassung des Management Board von Amec International zum Fusionsvertrag erfolgt ist.

    It has been confirmed in the Merger Agreement that the management board of Amec International has approved the Merger Agreement.

1.2.4    Zustimmung der Gesellschafterin der Übernehmenden Gesellschaft -- Approval by Quotaholder of Receiving Company

    Die Zustimmung der Gesellschafterin der Übernehmenden Gesellschaft zum Fusionsvertrag ist eine Bedingung des Fusionsvertrages und der im Fusionsvertrag vorgesehenen Transaktion. Unter Vorbehalt von Art. 17 Abs. 2 FusG verpflichtete sich die Geschäftsführung der Übernehmenden Gesellschaft, den Fusionsvertrag der Gesellschafterin mit Antrag auf Genehmigung vorzulegen.

    The approval of the Merger Agreement by the quotaholder of the Receiving Company is a condition to the Merger Agreement and the transaction contemplated thereby. Subject to art. 17 para. 2 Merger Act, the management board of the Receiving Company has agreed to submit the Merger Agreement to the quotaholder with a motion to approve.

1.2.5    Zustimmung der Generalversammlung der Übertragenden Gesellschaft -- Approval by Shareholders' Meeting of Transferring Company

    Die Zustimmung der Generalversammlung der Übertragenden Gesellschaft zum Fusionsvertrag ist eine Bedingung des Fusionsvertrages und der im Fusionsvertrag vorgesehenen Transaktion. Unter Vorbehalt von Art. 17 Abs. 2 FusG verpflichtete sich der Verwaltungsrat der Übertragenden Gesellschaft, den Fusionsvertrag der Generalversammlung mit Antrag auf Genehmigung vorzulegen.

    The approval of the Merger Agreement by the shareholders' meeting of the Transferring Company is a condition to the Merger Agreement and the transaction contemplated thereby. Subject to art. 17 para. 2 Merger Act, the board of directors of the Transferring Company has agreed to submit the Merger Agreement to the shareholders' meeting with a motion to approve.

1.2.6    Gesellschafterversammlung der Amec Gesellschaften -- Shareholders' or Quotaholders' Meeting of Amec Companies

    Die Zustimmung der Gesellschafterin von Amec International zum Fusionsvertrag ist eine Bedingung des Fusionsvertrages und der im Fusionsvertrag vorgesehenen Transaktion.

    The approval of the Merger Agreement by the shareholder of Amec International is a condition to the Merger Agreement and the transaction contemplated thereby.

    Es wurde im Fusionsvertrag bestätigt, dass die Aktionäre von Amec Foster Wheeler plc die Ausgabe einer genügenden Anzahl an Amec Foster Wheeler Aktien genehmigt haben, die für die Aktienabfindung benötigt wird.

    It has been confirmed in the Merger Agreement that the shareholders of Amec Foster Wheeler plc have authorised the issue of a sufficient number of Amec Foster Wheeler Shares needed to satisfy the Share Consideration.

1.3  Durchführung der Fusion -- Implementation of Merger

1.3.1    Technische Abwicklung der Ausrichtung der Abfindung -- Technical Execution of Payment of Compensation

    Die Parteien haben im Fusionsvertrag vereinbart, dass die Barabfindung (unter Einschluss des Dividendenbetrags), ein allfälliger Spitzenausgleich und die Aktienabfindung den Aktionären der Übertragenden Gesellschaft so rasch wie möglich nach dem Vollzug der Fusion ausgerichtet werden.

    The Parties agreed in the Merger Agreement that the Cash Consideration (including the Dividend Amount) and the Compensation for Fractions (if any) will be paid, and the Share Consideration will be delivered, to the shareholders of the Transferring Company as soon as practicable following the implementation of the Merger.

    Bezahlung der Barabfindung und des Spitzenausgleichs -- Payment of Cash Consideration and of Compensation for Fractions

    Die Barabfindung (unter Einschluss des Dividendenbetrags) wird durch den Exchange Agent in der Form eines Checks über den Betrag der dem jeweiligen Aktionär der Übertragenden Gesellschaft zustehenden Barabfindung ausgerichtet und dem jeweiligen Aktionär an dessen Adresse gemäss den Büchern und Unterlagen der Übertragenden Gesellschaft zugestellt. Dieser Check wird auch den Spitzenausgleich für diejenigen Aktionäre beinhalten, die sonst Anspruch auf einen Bruchteil einer Amec Foster Wheeler Aktie oder einer Amec Foster Wheeler ADS hätten.

    Payment of the Cash Consideration (including the Dividend Amount) will be made by way of a cheque delivered by the exchange agent for the applicable amount of Cash Consideration to which the shareholder of the Transferring Company is entitled and will be mailed to the address on the books and records of the Transferring Company. Such cheque will also include the Compensation for Fractions to each shareholder who would otherwise be entitled to receive a fraction of an Amec Foster Wheeler Share or an Amec Foster Wheeler ADS.

    Ausrichtung der Aktienabfindung -- Settlement of the Share Consideration

    Aktionäre der Übertragenden Gesellschaft, deren Adresse gemäss den Büchern und Unterlagen der Übertragenden Gesellschaft ausserhalb der Vereinigten Staaten von Amerika liegt, erhalten ihre Aktienabfindung in der Form zertifizierter Amec Foster Wheeler Aktien, die ihnen an ihre Adresse gemäss den Büchern und Unterlagen der Übertragenden Gesellschaft zugestellt werden. Aktionäre der Übertragenden Gesellschaft, deren Adresse gemäss den Büchern und Unterlagen der Übertragenden Gesellschaft in den Vereinigten Staaten von Amerika liegt, erhalten ihre Aktienabfindung in der Form von Amec Foster Wheeler ADS als Bucheffekten im Rahmen des durch den Exchange Agent betriebenen Direct Registration System, und der Exchange Agent wird die Eintragung der entsprechenden Anzahl der im Namen dieser Aktionäre zu registrierenden Amec Foster Wheeler ADS veranlassen.

    The shareholders of the Transferring Company whose addresses on the books and records of the Transferring Company are outside the United States will receive their Share Consideration in the form of certificated Amec Foster Wheeler Shares, which will be mailed to the address on the books and records of the Transferring Company. The shareholders of the Transferring Company whose addresses on the books and records of the Transferring Company are in the United States will receive their Share Consideration in the form of Amec Foster Wheeler ADSs issued in book-entry form as part of the Direct Registration System maintained by the exchange agent, and the exchange agent will cause the applicable number of Amec Foster Wheeler ADSs to be registered in the shareholders' name.

    Die Aktionäre der Übertragenden Gesellschaft werden über die Ausrichtung der Abfindung auch im Zusammenhang mit der Einladung zur Generalversammlung der Übertragenden Gesellschaft bzw. mit dem entsprechenden Proxy Statement (das preliminary proxy statement, das sobald vorliegend durch das final proxy statement ersetzt wird, hierin das Proxy Statement) informiert.

    The shareholders of the Transferring Company will also be provided information in relation to the payment of the Compensation in connection with the invitation to the shareholders' meeting of the Transferring Company and the relevant proxy statement (the preliminary proxy statement, which will be replaced by the final proxy statement as soon as such final proxy statement is available, herein the Proxy Statement).

    Sofern Aktionäre der Übertragenden Gesellschaft allfällige für die Ausrichtung der Abfindung erforderliche Auskünfte nicht innerhalb von zehn (10) Jahren ab der Eintragung der Fusion im Handelsregister erteilen oder ihre Forderung auf Ausrichtung der Abfindung nicht innerhalb von zehn (10) Jahren ab der Eintragung der Fusion im Handelsregister anmelden, kann Amec International über die betreffenden Amec Foster Wheeler Aktien oder Amec Foster Wheeler ADS und die betreffenden Barbeträge frei verfügen.

    If shareholders of the Transferring Company do not provide the information which is required for the payment of the Compensation (if any) within ten (10) years of the registration of the merger in the Commercial Register or if they do not submit their claim for payment of the Compensation within ten (10) years of the registration of the merger in the Commercial Register, Amec International may dispose freely of the respective Amec Foster Wheeler Shares and Amec Foster Wheeler ADSs and the respective cash amounts.

1.3.2    Eintragung im Aktionärsregister von Amec Foster Wheeler plc, Übertragungs- und Eintragungsbeschränkungen -- Registration in Shareholders' Register of Amec Foster Wheeler plc, Transfer and Registration Restrictions

    Im Rahmen der Ausgabe der Amec Foster Wheeler Aktien für die Aktienabfindung wird Capita Registrars (UK) Limited, der Aktionärsregisterführer von Amec Foster Wheeler plc, die entsprechenden Aktionäre von Amec Foster Wheeler Aktien in das Aktionärsregister von Amec Foster Wheeler plc eintragen. Diesbezüglich besteht kein Handlungsbedarf auf Seiten der Aktionäre der Übertragenden Gesellschaft, welche die Aktienabfindung erhalten werden.

    On the issue of the Amec Foster Wheeler Shares for the Share Consideration, Capita Registrars (UK) Limited, the share registrar for Amec Foster Wheeler plc, will register the relevant holders of Amec Foster Wheeler Shares in the register of shareholders of Amec Foster Wheeler plc. No action on the part of the shareholders of the Transferring Company who will receive the Share Consideration is required in this regard.

1.4  Information, Konsultation, Einsichtsrecht -- Information, Consultation, Inspection Right

    Die Übernehmende Gesellschaft und die Übertragende Gesellschaft haben sich verpflichtet, ihre Gesellschafter oder Aktionäre, ihre Arbeitnehmer sowie ihre Gläubiger in Übereinstimmung mit den Anforderungen des FusG über die Unterzeichnung des Fusionsvertrags und die Fusion zu orientieren und, soweit erforderlich, zu konsultieren sowie in diesem Rahmen Einsicht in Dokumente zu gewähren. Die Übernehmende Gesellschaft hat bestätigt, dass sie keine Arbeitnehmer hat und die Übertragende Gesellschaft hat bestätigt, dass sie eine Arbeitnehmerin hat.

    The Receiving Company and the Transferring Company have agreed to inform, and to the extent required consult with, their quotaholder or shareholders (as applicable), their employees and their creditors in accordance with the requirements of the Merger Act about the execution of the Merger Agreement and the merger, and, within this framework, to submit documents for inspection. The Receiving Company has confirmed that it has no employees and the Transferring Company has confirmed that it has one employee.

1.5  Statuten und Organisation der Übernehmenden Gesellschaft nach Vollzug -- Articles of Association and Governance of Receiving Company after Completion

    Es wurde im Fusionsvertrag bestätigt, dass die Statuten der Übernehmenden Gesellschaft im Zusammenhang mit dem Vollzug des Fusionsvertrages nicht geändert werden. Sodann wurde bestätigt, dass die Übernehmende Gesellschaft keine Kapitalerhöhung durchführen muss, da Amec International zur Ausrichtung der Abfindung verpflichtet ist und Anteile der Übernehmenden Gesellschaft nicht Teil der Abfindung sind.

    It has been confirmed in the Merger Agreement that the articles of association of the Receiving Company will not be amended in connection with the completion of the transaction contemplated in the Merger Agreement. Furthermore, it has been confirmed that no increase of the quota capital of the Receiving Company is required, since Amec International is obliged to pay and settle the Compensation and since quotas of the Receiving Company are not part of such Compensation.

    Es wurde im Fusionsvertrag ferner bestätigt, dass die Zusammensetzung der Geschäftsführung der Übernehmenden Gesellschaft von der Fusion unberührt bleibt.

    Also, it has been confirmed in the Merger Agreement that the composition of the management board of the Receiving Company will not change in connection with the merger.

1.6  Anmeldung an Handelsregisterämter -- Filing with Commercial Registers

    Die Übernehmende Gesellschaft und die Übertragende Gesellschaft haben im Fusionsvertrag vereinbart, dass die Fusion unmittelbar nach erfolgter Zustimmung zum Fusionsvertrag durch ihre Gesellschafter-bzw. Generalversammlung durch Einreichung des Fusionsvertrags und der Fusionsbeschlüsse sowie der weiteren erforderlichen Dokumente bei den zuständigen Handelsregisterämtern zur Eintragung angemeldet wird.

    The Receiving Company and the Transferring Company have agreed in the Merger Agreement to file the Merger Agreement and the merger resolutions as well as the other required documents for registration of the merger with the competent commercial registers immediately upon approval of the Merger Agreement by their quotaholder's meeting and their shareholders' meeting, respectively.

1.7  Allgemeine Bestimmungen -- General Provisions

1.7.1    Informationspflicht -- Information Duty

    Die Parteien haben im Fusionsvertrag vereinbart, dass sie sich gegenseitig im Zeitraum zwischen der Unterzeichnung des Fusionsvertrages bis zum Vollzug der Fusion Informationen im Hinblick auf grössere Ereignisse und Entscheidungen sowie andere Informationen zukommen lassen, welche im Zusammenhang mit der Fusion vernünftigerweise wesentlich sind.

    The Parties have agreed in the Merger Agreement that, between the execution of the Merger Agreement and the consummation of the merger, they will exchange information on major events and decisions, as well as other information that may reasonably be deemed relevant in the context of the merger.

1.7.2    Kosten und Steuern -- Costs and Taxes

    Jede Partei hat sich verpflichtet, ihre eigenen Kosten im Zusammenhang mit dem Entwurf, der Verhandlung, dem Abschluss und dem Vollzug des Fusionsvertrags zu tragen.

    Each Party has agreed to bear its own costs in connection with the drafting, negotiation and execution of the Merger Agreement and the completion of the transaction contemplated in the Merger Agreement.

    Die Parteien haben vereinbart, dass die im Zusammenhang mit dem Fusionsvertrag und im Zusammenhang mit den im Fusionsvertrag vorgesehenen Transaktionen erhobene Steuern der jeweilige gesetzliche Schuldner trägt.

    The Parties have agreed that the taxes levied in connection with the Merger Agreement or the transactions contemplated hereunder shall be paid by the Party owing such taxes pursuant to applicable law.

1.7.3    Anwendbares Recht und Gerichtsstand -- Governing Law and Jurisdiction

    Der Fusionsvertrag untersteht materiellem Schweizer Recht, unter Ausschluss der Regeln des internationalen Privatrechts und des Wiener Kaufrechts.

    The Merger Agreement shall be governed by and construed in accordance with the substantive laws of Switzerland, excluding its conflict of laws principles and excluding the UN Convention on Contracts for the International Sale of Goods.

    Ausschliesslicher Gerichtsstand für sämtliche Streitigkeiten aus oder im Zusammenhang mit dem Fusionsvertrag (oder späteren Änderungen desselben), einschliesslich Streitigkeiten über das Zustandekommen des Fusionsvertrags, seine Rechtswirksamkeit, Auslegung, Erfüllung, Verletzung oder Beendigung, sind die ordentlichen Gerichte am Sitz der Übernehmenden Gesellschaft.

    The exclusive place of jurisdiction for any dispute, claim or controversy arising under, out of or in connection with or related to the Merger Agreement (or subsequent amendments thereof), including, without limitation, disputes, claims or controversies regarding its existence, validity, interpretation, performance, breach or termination, shall be the ordinary courts at the registered office of the Receiving Company.

2.  Zweck und Folgen der Fusion -- Rationale and Consequences of Merger

2.1  Zweck der Fusion -- Rationale of Merger

2.1.1    Zusammenfassung der Gesamttransaktion, Zweck der Fusion im Allgemeinen -- Summary of Overall Transaction, Merger Rationale in General

    Amec International hatte im Vorfeld der im Fusionsvertrag vorgesehenen Fusion den Aktionären der Übertragenden Gesellschaft ein öffentliches Übernahmeangebot gemäss U.S. amerikanischem Recht (das Angebot) unterbreitet. Da die Namenaktien der Übertragenden Gesellschaft nur an der NASDAQ kotiert waren und an keiner Schweizer Börse, unterlag dieses Angebot U.S. amerikanischem Recht, und nicht (auch) dem Schweizer Übernahmerecht.

    Prior to the merger which is the subject of the Merger Agreement, Amec International had submitted a public tender offer to the shareholders of the Transferring Company pursuant to U.S. law (the Offer). Since the registered shares of the Transferring Company were only listed on NASDAQ and not on any Swiss exchange, the Offer was subject to U.S. law, and was not (also) governed by Swiss takeover law.

    Eine grosse Mehrheit der Aktionäre der Übertragenden Gesellschaft nahm das Angebot an. Nach Vollzug des Angebots hielt Amec International circa 95.275% der ausstehenden, sich im Publikum befindenden Namenaktien der Übertragenden Gesellschaft.

    A great majority of the shareholders of the Transferring Company tendered into the Offer. After the completion of the Offer, Amec International held circa 95.275% of the outstanding registered shares of the Transferring Company held by the public.

    Amec International kündigte in der Dokumentation zum Angebot und im Form F-4 Registration Statement datierend vom 7. Oktober 2014 (geändert durch das Post Effective Amendment datierend vom 7. November 2014), welches sie im Zusammenhang mit der Registrierung von Amec Foster Wheeler plc bei der U.S. amerikanischen Securities and Exchange Commission eingab und veröffentlichte, an, dass die Vollübernahme der Übertragenden Gesellschaft das Ziel der Transaktion sei, und Amec International eine Abfindungsfusion gemäss FusG initiieren würde, falls sie durch das Angebot (und allfällige zusätzliche Massnahmen) 90% oder mehr der Stimmrechte der Übertragenden Gesellschaft erwerben oder unter Kontrolle bringen kann. Entsprechend initiierte Amec International das Verfahren für, und einigten sich die Parteien schliesslich auf, die Abfindungsfusion nach Massgabe des Fusionsvertrags.

    Amec International announced in the Offer documentation and in the Form F-4 Registration Statement dated as of October 7, 2014, filed with the U.S. Securities and Exchange Commission and published in connection with the registration of Amec Foster Wheeler plc with the Securities and Exchange Commission in the United States of America that the objective of the transaction was to acquire the entire issued share capital of the Transferring Company, and that it would initiate a squeeze-out merger pursuant to the Merger Act if it was able to acquire or obtain control of over 90% or more of the voting rights of the Transferring Company as a consequence of the Offer (and possible additional measures). Consequently, Amec International initiated the procedure for, and the Parties agreed to, the squeeze-out merger in accordance with the terms of the Merger Agreement.

    Zweck der Abfindungsfusion ist die vollständige rechtliche und betriebliche Zusammenfügung der Übernehmenden Gesellschaft und der Übertragenden Gesellschaft und von deren Geschäften, und indirekt die vollumfängliche Integration der Geschäftsaktivitäten der Gruppe der Übertragenden Gesellschaft in die Geschäftsaktivitäten der Gruppe der Übernehmenden Gesellschaft. Dies vereinfacht die Struktur und die Corporate Governance der kombinierten Gruppe und ermöglicht erst die vollumfängliche Hebung aller mit der Transaktion angestrebten Synergie-Effekte. Damit wird eine wichtige Grundlage geschaffen, um in den relevanten Märkten der kombinierten Gruppe weiter erfolgreich zu sein.

    The purpose of the merger is the full legal and commercial integration of the Receiving Company and the Transferring Company and their businesses, and indirectly the full integration of the Transferring Company's group's operations into the Receiving Company's group's operations. This will simplify the structure and the corporate governance of the enlarged group of companies, and clear the way for the full realization of all synergies envisaged with the Transaction, thereby creating a basis for further success in the enlarged group's chosen markets.

    Wie oben erwähnt hielt Amec International nach Vollzug des Angebots circa 95.275% der ausstehenden, sich im Publikum befindenden Namenaktien der Übertragenden Gesellschaft, und Amec International hält diese Beteiligung auch im Zeitpunkt der Unterzeichnung des Fusionsvertrags. Der Entscheid zur Übernahme und Kombination der Aktivitäten wurde von den Verwaltungsräten von Amec Foster Wheeler plc und der Übertragenden Gesellschaft früher im Prozess, vor Unterbreitung des Angebots, unter Berücksichtigung sämtlicher relevanter Umstände getroffen, und als im besten Interesse beider Gesellschaften und ihrer Anspruchsgruppen beurteilt. Diese Beurteilung hat sich nicht geändert und wird von der Übernehmenden Gesellschaft und von Amec International geteilt.

    As mentioned above, Amec International held circa 95.275% of the outstanding registered shares of the Transferring Company held by the public after the completion of the Offer, and it holds such participation at the time of the execution of the Merger Agreement. The boards of directors of Amec Foster Wheeler plc and of the Transferring Company decided in favor of the takeover and the combination of their activities earlier in the process, prior to the launch of the Offer, after considering all the relevant circumstances. The merger was considered to be in the best interests of both companies and their stakeholders. This assessment has remained unchanged and is shared by the Receiving Company and by Amec International.

2.1.2    Zweck und Vorteile der Fusion für Aktionäre der Übertragenden Gesellschaft -- Rationale and Benefits of Merger for Shareholders of Transferring Company

    Bedeutende Vorteile der Fusion für die Aktionäre der Übertragenden Gesellschaft sind nachstehend aufgeführt:

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  In Bezug auf die Barabfindung, Möglichkeit zur teilweisen Monetisierung einer Investition, die als Folge der Dekotierung der Übertragenden Gesellschaft von der NASDAQ per Handelsschluss am 3. Dezember 2014 illiquid werden kann.

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  In Bezug auf die Aktienabfindung, Möglichkeit zur Beteiligung an einer erheblich grösseren Unternehmensgruppe mit Wertsteigerungspotenzial als Folge der Transaktion und darüber hinaus. In Bezug auf mit der Aktienabfindung zusammenhängende Risiken, vgl. den Abschnitt mit dem Titel "Risk Factors" im Proxy Statement.

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  In Bezug auf die gesamte Abfindung, attraktive Entschädigung für Aktien der Übertragenden Gesellschaft, die dem von Amec International im Angebot offerierten Angebotspreis entspricht, obwohl die verbliebenen Aktionäre der Übertragenden Gesellschaft nicht in das Angebot angedient haben und unter Schweizer Recht keine Pflicht besteht, die gleiche Entschädigung wie im Angebot zu bezahlen. Darüber hinaus wird der jedem Aktionär der Übertragenden Gesellschaft zukommende Barteil der Abfindung um den Dividendenbetrag erhöht (vgl. Abschnitt 1.1.2), obwohl die verbliebenen Aktionäre der Übertragenden Gesellschaft keinen Anspruch auf die Bardividende hatten, da sie am für die Auszahlung dieser Dividende relevanten Stichtag nicht Inhaber von Amec Foster Wheeler Aktien waren.

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  Veräusserungsmöglichkeit für eine Investition mit nur noch marginalem verbleibenden Aktionärseinfluss, da Amec International mit circa 95.275% der sich im Publikum befindenden Stimmrechte bereits kontrollierender Aktionär der Übertragenden Gesellschaft ist, mit entscheidender Stimmkraft über alle relevanten Angelegenheiten, die in die Zuständigkeit der Aktionäre der Übertragenden Gesellschaft fallen. Bei einer Zuteilung von Anteilen an der Übernehmenden Gesellschaft im Rahmen der Fusion wären die verbliebenen Aktionäre der Übertragenden Gesellschaft in die gleiche Position als Minderheitsgesellschafter der Übernehmenden Gesellschaft ohne Einfluss auf Entscheide der Gesellschafterversammlung geraten.

    Significant benefits of the merger for the shareholders of the Transferring Company are set forth below:

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  With respect to the Cash Consideration, opportunity for partial monetization of an investment which may become illiquid as a result of the Transferring Company's de-listing from NASDAQ as of the close of trading on December 3, 2014.

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  With respect to the Share Consideration, opportunity for participation in a substantially larger group of enterprises with value upside potential as a result of the transaction and otherwise. For risks associated with the Share Consideration, please refer to the section entitled "Risk Factors" in the Proxy Statement.

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  With respect to the overall Compensation, attractive consideration for shares of the Transferring Company, corresponding to the offer price offered by Amec International in the Offer, although remaining shareholders of the Transferring Company have not tendered their shares in the Offer and no statutory duty applies under Swiss law to pay the same consideration as in the Offer. Furthermore, the cash portion of the compensation that each shareholder of the Transferring Company receives will be increased by the Dividend Amount (see Section 1.1.2), even though the remaining shareholders of the Transferring Company were not entitled to the Cash Dividend as they were not holders of Amec Foster Wheeler Shares as at the record date for such Cash Dividend.

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  Divestment opportunity for an investment with only marginal remaining shareholder impact, since Amec International, by holding circa 95.275% of the voting rights held by the public, has already become the controlling shareholder of the Transferring Company with decisive voting power on all relevant shareholder matters. If quotas of the Receiving Company had been allocated in connection with the merger, the remaining shareholders would have found themselves in the same position as minority quotaholders of the Receiving Company without the power to influence the resolutions of the quotaholders' meeting.

2.1.3    Zweck und Vorteile der Fusion für Gesellschafterin der Übernehmenden Gesellschaft -- Rationale and Benefits of Merger for Quotaholder of Receiving Company

    Nach Vollzug der Abfindungsfusion können die Geschäftsaktivitäten der Gruppe der Übertragenden Gesellschaft vollumfänglich in die Geschäftsaktivitäten der Gruppe der Übernehmenden Gesellschaft integriert werden. Damit wird die Grundlage zur Erreichung der mit der Transaktion verfolgten Ziele geschaffen. Solange beim Entscheid über Belange der Übertragenden Gesellschaft die Interessen der verbliebenen Minderheitsaktionäre der Übertragenden Gesellschaft mitberücksichtigt werden müssen, sind eine Vollintegration und die Hebung sämtlicher Synergie-Effekte schwieriger zu erzielen.

    After the completion of the merger, the Transferring Company's group's businesses can be fully integrated into the Receiving Company's group's businesses. This will form the basis for the achievement of the objectives of the transaction. As long as the interests of the remaining minority shareholders in the Transferring Company need to be considered in connection with decisions made for or by the Transferring Company, the full integration of the Transferring Company's operations and the full realization of all envisaged synergies will be more difficult to achieve.

2.2  Folgen der Fusion -- Consequences of Merger

2.2.1    Rechtliche Folgen der Fusion -- Legal Consequences of Merger

(a)       Rechtliche Folgen der Fusion für Übertragende Gesellschaft und deren Aktionäre -- Legal Consequences for Transferring Company and its Shareholders

    Bedeutende rechtliche Folgen der Fusion für die Übertragende Gesellschaft und ihre Aktionäre sind nachstehend aufgeführt:

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  Sämtliche Aktiven und Verbindlichkeiten der Übertragenden Gesellschaft gehen mit der Rechtswirksamkeit der Fusion (d.h. mit der Eintragung der Fusion im Handelsregister) kraft Universalsukzession (von Gesetzes wegen) auf die Übernehmende Gesellschaft über.

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  Die Übertragende Gesellschaft wird mit der Rechtswirksamkeit der Fusion ohne Liquidation aufgelöst und im Handelsregister gelöscht.

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  Da Anteile der Übernehmenden Gesellschaft nicht Teil der Abfindung sind, werden die Aktionäre der Übertragenden Gesellschaft als Folge der Fusion nicht Gesellschafter der Übernehmenden Gesellschaft. Sie verlieren ihre Aktionärsrechte in der Übertragenden Gesellschaft und scheiden als Aktionäre aus dieser aus.

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  Aktionäre der Übertragenden Gesellschaft, die Amec Foster Wheeler Aktien erhalten, werden durch den Erhalt dieser Amec Foster Wheeler Aktien und der sich daraus ergebenden Aktionärsrechte Aktionäre von Amec Foster Wheeler plc. Aktionäre der Übertragenden Gesellschaft, die Amec Foster Wheeler ADS erhalten, werden durch den Erhalt dieser Amec Foster Wheeler ADS gemäss den mit diesen verbundenen Rechten und Pflichten berechtigt und verpflichtet. Die mit den Amec Foster Wheeler Aktien und Amec Foster Wheeler ADS verbundenen Rechte und Pflichten sind in Abschnitt 1.1.4 beschrieben. In Bezug auf mit der Aktienabfindung zusammenhängende Risiken, vgl. den Abschnitt mit dem Titel "Risk Factors" im Proxy Statement. Es werden im Rahmen der Aktienabfindung nur ganze Amec Foster Wheeler Aktien oder ganze Amec Foster Wheeler ADS übertragen. Wenn Aktionäre der Übertragenden Gesellschaft aufgrund des Umtauschverhältnisses einen Anspruch auf einen Bruchteil einer Amec Foster Wheeler Aktie oder einer Amec Foster Wheeler ADS haben, wird dieser Bruchteil in bar abgegolten (Spitzenausgleich).

    Significant legal consequences of the merger for the Transferring Company and its shareholders are set forth below:

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  All assets and liabilities of the Transferring Company are being transferred to the Receiving Company by operation of law as of the merger becoming effective, i.e. with effect as of the registration of the merger in the Commercial Register.

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  The Transferring Company will be dissolved without liquidation and deleted from the Commercial Register as of the merger becoming effective.

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  Since quotas of the Receiving Company are not part of the Compensation, the shareholders of the Transferring Company will not become quotaholders of the Receiving Company as a consequence of the merger. They will lose their shareholder rights in, and will cease to be shareholders of, the Transferring Company.

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  Those shareholders of the Transferring Company that receive Amec Foster Wheeler Shares will, through receipt of such Amec Foster Wheeler Shares and the shareholder rights associated therewith, become shareholders of Amec Foster Wheeler plc. Those shareholders of the

    Transferring Company that receive Amec Foster Wheeler ADS will, through receipt of such Amec Foster Wheeler ADS, have the rights and obligations associated with such Amec Foster Wheeler ADS. The rights and obligations associated with the Amec Foster Wheeler Shares and the Amec Foster Wheeler ADSs are described in Section 1.1.4. For risks associated with the Share Consideration, please refer to the section entitled "Risk Factors" in the Proxy Statement. The Share Consideration will not include any fractions of Amec Foster Wheeler Shares or of Amec Foster Wheeler ADSs. If, based on the exchange ratio, shareholders of the Transferring Company are entitled to a fraction of an Amec Foster Wheeler Share or an Amec Foster Wheeler ADS, such fraction will be compensated in cash (Compensation for Fractions).

(b)       Rechtliche Folgen der Fusion für Übernehmende Gesellschaft und deren Gesellschafterin -- Legal Consequences for Receiving Company and its Quotaholder

    Bedeutende rechtliche Folgen der Fusion für die Übernehmende Gesellschaft und ihre Gesellschafterin sind nachstehend aufgeführt:

  –
  Sämtliche Aktiven und Verbindlichkeiten der Übertragenden Gesellschaft gehen mit der Rechtswirksamkeit der Fusion (d.h. mit der Eintragung der Fusion im Handelsregister) kraft Universalsukzession (von Gesetzes wegen) auf die Übernehmende Gesellschaft über. Die Übernehmende Gesellschaft wird die Aktiven und Verbindlichkeiten der Übertragenden Gesellschaft gemäss der dem Fusionsvertrag beigefügten geprüften Fusionsbilanz der Übertragenden Gesellschaft per 30. September 2014, die Aktiven von gesamthaft CHF 2'962'334'658 und Verbindlichkeiten von gesamthaft CHF 814'727'632 und damit einen Aktivenüberschuss von CHF 2'147'607'026 ausweist, zum Buchwert in ihre Bilanz aufnehmen. Im Verhältnis zwischen den Parteien erfolgt die Fusion rückwirkend per 1. Oktober 2014. Alle nach dem 30. September 2014 vorgenommen Handlungen der Übertragenden Gesellschaft gelten als für Rechnung der Übernehmenden Gesellschaft vorgenommen. Die Übernehmende Gesellschaft akzeptiert sämtliche nach dem 30. September 2014 eingetretenen Veränderungen von Aktiven und Verbindlichkeiten gegenüber der Fusionsbilanz.

  –
  Die Gesellschafterin der Übernehmenden Gesellschaft, Amec International, erhält für die von ihr gehaltenen Namenaktien der Übertragenden Gesellschaft im Rahmen der Fusion keine Gegenleistung; die von Amec International gehaltenen Namenaktien der Übertragenden Gesellschaft erlöschen mit der Fusion. Da sie bereits 100% des Gesellschaftskapitals der Übernehmenden Gesellschaft hält und die Aktionäre der Übertragenden Gesellschaft im Rahmen der Fusion keine Anteile an der Übernehmenden Gesellschaft erhalten, ändert sich an der Gesellschafterstellung von Amec International bei der Übernehmenden Gesellschaft nichts, und wird Amec International nach Vollzug der Fusion einzige Gesellschafterin der Übernehmenden Gesellschaft bleiben, die dannzumal auch sämtliche Aktiven und Verbindlichkeiten der Übertragenden Gesellschaft halten wird.

  –
  Die Zusammensetzung der Geschäftsführung der Übernehmenden Gesellschaft bleibt von der Fusion unberührt.

    Significant legal consequences of the merger for the Receiving Company and its quotaholder are set forth below:

  –
  All assets and liabilities of the Transferring Company are being transferred to the Receiving Company by operation of law as of the merger becoming effective (i.e., with effect as of the registration of the merger in the Commercial Register). The assets and liabilities of the Transferring Company are being transferred to the Receiving Company at book value based on the audited merger balance sheet of the Transferring Company as of September 30, 2014 which is attached to the Merger Agreement and which shows assets in the aggregate amount of

    CHF 2,962,334,658 and liabilities in the aggregate amount of CHF 814,727,632 and thus an asset surplus of CHF 2,147,607,026. As between the Parties, the merger will have retroactive effect as of October 1, 2014. All actions of the Transferring Company taken after September 30, 2014 are deemed to have been taken for the account of the Receiving Company. The Receiving Company accepts all changes to assets and liabilities as compared to the merger balance sheet which have occurred after September 30, 2014.

  –
  The quotaholder of the Receiving Company, Amec International, will not receive any consideration in connection with the merger for the registered shares of the Transferring Company held by it; the registered shares of the Transferring Company held by Amec International will extinguish in connection with the merger. Since it already holds 100% of the quota capital of the Receiving Company and the shareholders of the Transferring Company will not receive any quotas in the Receiving Company in connection with the merger, nothing will change with respect to Amec International's position as quotaholder of the Receiving Company, and Amec International will remain the sole quotaholder of the Receiving Company after the completion of the merger, which at such time will hold all assets and liabilities of the Transferring Company.

  –
  The composition of the management board of the Receiving Company will not change in connection with the merger.

2.2.2    Steuerfolgen der Fusion -- Tax Consequences of Merger

    Allgemeiner Vorbehalt -- General Disclaimer

    Nachfolgend findet sich eine Zusammenfassung nur der wesentlichen, generellen Schweizer Steuerfolgen der Fusion. Diese Zusammenfassung hat nicht zum Zweck, sämtliche Steuerfolgen darzustellen, und berücksichtigt besondere Umstände von Aktionären der Übertragenden Gesellschaft nicht. Die Zusammenfassung basiert auf den am Datum dieses Berichts anwendbaren Steuergesetzen und -regularien und der an diesem Datum angewandten Steuerpraxis in der Schweiz. Diese Steuergesetze und -regularien (und ihre Auslegung) können geändert werden (und sich ändern), allenfalls auch mit rückwirkendem Effekt. Allen Aktionären der Übertragenden Gesellschaft und den wirtschaftlich Berechtigten von Namenaktien der Übertragenden Gesellschaft wird ausdrücklich empfohlen, die steuerlichen Auswirkungen der Fusion und des Erhalts der Abfindung in der Schweiz und im Ausland durch den eigenen Steuerberater beurteilen zu lassen.

    The below is a summary of only the material Swiss tax consequences for shareholders of the Transferring Company. The below summary does not purport to address all of the tax consequences and does not take into account the specific circumstances of any particular shareholder of the Transferring Company. This summary is based on the tax laws, regulations and regulatory practices of Switzerland as in effect on the date hereof, which are subject to change (or subject to change in interpretation), possibly with retroactive effect. All shareholders of the Transferring Company and beneficial owners of registered shares of the Transferring Company are expressly advised to consult their own tax advisors with respect to the Swiss and foreign tax consequences of the merger and the receipt of the Compensation.

    Steuerfolgen für Aktionäre der Übertragenden Gesellschaft -- Tax Consequences for Shareholders of the Transferring Company

    Die den Aktionären einer übertragenden Gesellschaft im Rahmen einer Fusion ausgerichtete Fusionsabfindung kann, abhängig von der Strukturierung der Fusion, der schweizerischen Verrechnungssteuer unterliegen. Die vorliegende Fusion wurde auch im Interesse der Aktionäre der Übertragenden Gesellschaft so strukturiert, dass keine schweizerische Verrechnungssteuer erhoben werden sollte (vgl. unten).

    The merger compensation paid to the shareholders of a transferring company in connection with a merger may, depending on the structuring of the merger, be subject to Swiss withholding tax. Among others in the interests of the shareholders of the Transferring Company, the present merger was structured in a way that should not result in Swiss withholding tax being levied (see below).

    Es bestehen voraussichtlich die folgenden Einkommens- bzw. Gewinnsteuerfolgen für Aktionäre der Übertragenden Gesellschaft mit steuerlicher Ansässigkeit in der Schweiz:

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  Aktionäre, die ihre Namenaktien der Übertragenden Gesellschaft im Privatvermögen halten, erzielen nach den allgemeinen Grundsätzen des schweizerischen Einkommenssteuerrechts entweder einen steuerfreien privaten Kapitalgewinn oder einen steuerlich nicht abzugsfähigen Kapitalverlust, ausser der Aktionär sei als gewerbsmässiger Wertschriftenhändler zu qualifizieren.

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  Aktionäre, die ihre Namenaktien der Übertragenden Gesellschaft im Geschäftsvermögen halten oder als gewerbsmässige Wertschriftenhändler zu qualifizieren sind, realisieren nach den allgemeinen Grundsätzen des schweizerischen Einkommens- bzw. Gewinnsteuerrechts entweder einen steuerbaren Kapitalgewinn oder einen steuerlich abzugsfähigen Kapitalverlust.

    The following individual and corporate income tax consequences will likely result for shareholders of the Transferring Company who are resident in Switzerland for tax purposes:

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  Pursuant to general principles of Swiss income taxation, shareholders holding their registered shares of the Transferring Company as private assets (Privatvermögen) may realize either a tax-free private capital gain or suffer a non-tax-deductible capital loss, unless the shareholder classifies as a professional securities dealer (gewerbsmässiger Wertschriftenhändler).

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  Shareholders holding their registered shares of the Transferring Company as business assets (Geschäftsvermögen) or qualifying as professional securities dealer (gewerbsmässiger Wertschriftenhändler) realize either a taxable capital gain or a tax-deductible capital loss depending on the relevant income tax value of their registered shares of the Transferring Company pursuant to general principles of Swiss individual and corporate income taxation.

    Aktionäre ohne steuerliche Ansässigkeit in der Schweiz unterliegen nicht der schweizerischen Einkommens- bzw. Gewinnsteuer, es sei denn, ihre Namenaktien der Übertragenden Gesellschaft sind einer Betriebsstätte oder einem Geschäftsbetrieb in der Schweiz zuzurechnen.

    Shareholders who are not tax residents of Switzerland are not subject to Swiss individual or corporate income taxes, except if their registered shares of the Transferring Company are attributed to a permanent establishment (Betriebsstätte) or a fixed place of business in Switzerland.

    Sofern Schweizer Effektenhändler im Sinne des Bundesgesetzes über die Stempelabgaben involviert sind, werden voraussichtlich Umsatzabgabefolgen entstehen. Eine allfällige schweizerische Umsatzabgabe wird durch Amec Foster Wheeler plc getragen.

    If Swiss securities dealers according to the Stamp Duty Law are involved, securities transfer tax will likely become due. The Swiss securities transfer tax (if any) will be borne by Amec Foster Wheeler plc.

    Steuerfolgen für die beteiligten Gesellschaften -- Tax Consequences for the Involved Companies

    Die Eidgenössische Steuerverwaltung und die Steuerverwaltung des Kantons Zug haben bestätigt, dass die Fusion für die Zwecke der Gewinnsteuer und die Erhebung der Verrechnungssteuer und der Stempelabgaben als steuerneutrale Fusion zu qualifizieren ist. Vorhandene Reserven aus Kapitaleinlagen der Übertragenden Gesellschaft können im Umfang des netto zu betrachtenden Fusionsagio bei der Übernehmenden Gesellschaft als eine ausweisbare Reserve aus Kapitaleinlagen erfasst werden, soweit das netto zu betrachtende Fusionsagio aus einbezahltem Grund- oder Stammkapital oder bestehenden Reserven aus Kapitaleinlagen der Übertragenden Gesellschaft stammt.

    The Federal Tax Administration and the Tax Administration of the Canton of Zug have confirmed that the merger is classified as a tax neutral merger for the purposes of corporate income tax and the levy of dividend withholding tax and stamp duty. Existing equity reserves from capital contribution of the Transferring Company can be preserved and recognized at the Receiving Company in the amount of the net merger surplus to the extent such net merger surplus is sourced from nominal share capital and/or existing equity reserves from capital contributions of the Transferring Company.

    Weiterführende Informationen zu den Steuerfolgen der Fusion finden sich im Proxy Statement im Abschnitt mit dem Titel "The Merger Agreement and the Merger—Tax Considerations".

    For more information in relation to the tax consequences of the merger, please refer to the section entitled "The Merger Agreement and the Merger—Tax Considerations" in the Proxy Statement.

2.2.3    Wirtschaftliche und Operationelle Folgen der Fusion -- Commercial and Operational Consequences of Merger

    Amec Foster Wheeler plc glaubt, dass die Akquisition der Übertragenden Gesellschaft die bekanntgegebene Wachstumsstrategie und das bekanntgegebene Businessmodell komplementiert, und dass die durch die Akquisition erweiterte Amec Foster Wheeler Gruppe gut positioniert sein wird, um von neuen Wachstumsgelegenheiten zu profitieren und solche zu schaffen. Im Besonderen erwartet Amec Foster Wheeler plc, durch die Akquisition der Übertragenden Gesellschaft ihr Oil & Gas Business stärken zu können—da Amec Foster Wheeler plc glaubt, dass die erweiterte Amec Foster Wheeler Gruppe durch die Akquisition in die Lage versetzt wird, zu einem führenden weltweiten Anbieter von Ingenieur- und Projektmanagement-Dienstleistungen in der Oil & Gas Wertschöpfungskette zu werden—, die geografische Reichweite zu vergrössern, vor allem in den Wachstumsmärkten, wo mehr als eine Verdoppelung des Umsatzes erwartet wird, und von einem starken, profitablen Energie-Ausrüstungsgeschäft (power equipment business) profitieren zu können. Amec Foster Wheeler plc glaubt, dass jeder dieser Vorteile durch die Kombination der kundenorientierten, gemeinschaftlich arbeitenden und qualifizierten Belegschaften von Amec Foster Wheeler plc und der Übertragenden Gesellschaft und durch die fortgesetzte Beachtung des bestehenden risikoarmen, Cash generierenden Businessmodells von Amec Foster Wheeler plc untermauert wird. Amec Foster Wheeler plc glaubt sodann, dass die erweiterte Amec Foster Wheeler Gruppe von annualisierten Kostensynergien von mindestens USD 75 Mio. pro Jahr, und abhängig von der endgültigen operationellen und finanziellen Struktur der erweiterten Amec Foster Wheeler Gruppe von allfälligen weiteren Steuersynergien, profitieren wird.

    Amec Foster Wheeler plc believes that the acquisition of the Transferring Company complements its stated growth strategy and business model, and that the AMEC group as enlarged by the acquisition, will be well positioned to take advantage of, and create, new growth opportunities. Specifically, by acquiring the Transferring Company, Amec Foster Wheeler plc expects to be able to strengthen its Oil & Gas business as it believes the acquisition positions the enlarged Amec Foster Wheeler group to become a leading global provider of engineering and project management services across the Oil & Gas value chain, expand its geographic footprint, particularly in the growth regions, where it expects to more than double its revenues, and benefit from a strong profitable power equipment business. Amec Foster Wheeler plc believes that each of these benefits will be underpinned by the combination of Amec Foster Wheeler plc's and Transferring Company's customer-oriented, collaborative and skilled workforces and by continued adherence to Amec Foster Wheeler plc's existing low-risk, cash generative business model. Amec Foster Wheeler plc also believes that the enlarged Amec Foster Wheeler group will benefit from annualised cost synergies of at least USD 75 million per year, and there may be additional tax synergies depending on the ultimate operational and financial structure of the enlarged Amec Foster Wheeler group.

    Die Zusammensetzung der Geschäftsführung der Übernehmenden Gesellschaft bleibt von der Fusion unberührt.

    The composition of the management board of the Receiving Company will not change in connection with the merger.

2.2.4    Auswirkungen auf Arbeitnehmer -- Consequences on Employees

    Es sind im Zusammenhang mit der Fusion keine Entlassungen von Arbeitnehmern oder Verlegungen von Arbeitsplätzen oder sonstige die Arbeitnehmer der Parteien betreffende Massnahmen geplant. Das Arbeitsverhältnis zwischen der Übertragenden Gesellschaft und ihrer einzigen Arbeitnehmerin geht im Rahmen der Fusion auf die Übernehmende Gesellschaft über. Für den Übergang des Arbeitsverhältnisses auf die Übernehmende Gesellschaft findet Art. 333 des Schweizerischen Obligationenrechts Anwendung. Die Arbeitnehmerin kann den Übergang ablehnen. Die Übernehmende Gesellschaft und Amec International haben keine Arbeitnehmer.

    No dismissals of employees, no relocations and no other measures affecting employees of the Parties are being planned in connection with the merger. The employment relationship between the Transferring Company and its sole employee will transfer to the Receiving Company in connection with the merger. Article 333 of the Swiss Code of Obligations will apply to the transfer of the employment relationship to the Receiving Company. The employee may object to the transfer. The Receiving Company and Amec International have no employees.

2.2.5    Auswirkungen auf Gläubiger -- Consequences for Creditors

    Die Übernehmende Gesellschaft ist verpflichtet, die Forderungen der Gläubiger der an der Fusion beteiligten Gesellschaften sicherzustellen, wenn diese es innerhalb von drei Monaten nach der Rechtswirksamkeit der Fusion verlangen. Die Gläubiger müssen auf dieses Recht dreimal im Schweizerischen Handelsamtsblatt hingewiesen werden. Die Pflicht zur Sicherstellung entfällt, wenn die Übernehmende Gesellschaft nachweist, dass die Erfüllung der entsprechenden Forderungen durch die Fusion nicht gefährdet wird. Anstatt eine Sicherheit zu leisten, kann die Übernehmende Gesellschaft die entsprechenden Forderungen auch erfüllen, sofern die anderen Gläubiger nicht geschädigt werden.

    The Receiving Company is obliged to secure the claims of creditors of the entities involved in the Merger, if creditors so request within three months of the merger becoming effective. The creditors have to be notified of such right three times in the Swiss Official Gazette of Commerce. There is no obligation to provide security if the Receiving Company proves that the satisfaction of the relevant claims is not compromised by the merger. Instead of providing security, the Receiving Company may also satisfy the relevant claims, provided this is not to the detriment of the other creditors.

    Ausser dem neuen Schuldner für Gläubiger der Übertragenden Gesellschaft hat die Fusion keine wesentlichen Auswirkungen auf die Gläubiger der beteiligten Gesellschaften, da die Übernehmende Gesellschaft vor der Fusion über keine nennenswerten Aktiven (ausser ihrem Stammkapital) oder Verbindlichkeiten verfügen wird und gemäss Fusionsvertrag im Rahmen der Fusion auch nicht zur Bezahlung der Abfindung verpflichtet ist, und da im Rahmen der Fusion sämtliche Aktiven (mit Ausnahme der eigenen Aktien) und Verbindlichkeiten der Übertragenden Gesellschaft auf die Übernehmende Gesellschaft übergehen.

    Other than the different debtor for the creditors of the Transferring Company, the merger has no material consequences for the creditors of the involved companies, since the Receiving Company will have no relevant assets (other than the quota capital) or liabilities prior to the merger and, according to the Merger Agreement, is not obliged to pay the Compensation in connection with the merger, and since, in connection with the merger, all assets (other than its treasury shares) and liabilities of the Transferring Company will transfer to the Receiving Company.

3.  Abfindung -- Compensation

    Die Parteien haben im Fusionsvertrag vereinbart, dass jeder Aktionär der Übertragenden Gesellschaft (mit Ausnahme von Amec International und der Übertragenden Gesellschaft für von ihr gehaltene eigene Aktien) anstatt Anteilen an der Übernehmenden Gesellschaft eine Abfindung im Sinne von Art. 8 Abs. 2 FusG ausgerichtet wird. Die vereinbarte Abfindung ist in Abschnitt 1.1.2 beschrieben.

    The Parties have agreed in the Merger Agreement that each shareholder of the Transferring Company (except for Amec International and the Transferring Company for treasury shares held by it) shall receive compensation pursuant to article 8 para. 2 Merger Act (the Compensation) in lieu of quotas of the Receiving Company. The agreed upon Compensation is described in Section 1.1.2.

    Wie in Abschnitt 2.1.1 erwähnt hatte Amec International in der Dokumentation zum Angebot angekündigt, dass die Vollübernahme der Übertragenden Gesellschaft das Ziel der Transaktion sei, und dass Amec International eine Abfindungsfusion gemäss FusG initiieren würde, falls sie durch das Angebot (und allfällige zusätzliche Massnahmen) 90% oder mehr der Stimmrechte erwerben oder unter Kontrolle bringen kann.

    As discussed in Section 2.1.1, Amec International announced in the Offer documentation that the objective of the transaction was to acquire the entire issued share capital of the Transferring Company, and that it would initiate a squeeze-out merger pursuant to the Merger Act if it were to be able to acquire or obtain control over 90% or more of the voting rights of the Transferring Company as a consequence of the Offer (and possible additional measures).

    Die Abfindungsfusion ermöglicht die Verwirklichung der mit der Transaktion verfolgten, in Abschnitt 2.1.1 beschriebenen Ziele. Eine Vollintegration der Geschäftsaktivitäten der Gruppe der Übertragenden Gesellschaft in die Geschäftsaktivitäten der Gruppe der Übernehmenden Gesellschaft erfolgt voraussichtlich effizienter, wenn die Übertragende Gesellschaft in die Übernehmende Gesellschaft fusioniert worden ist und den wenigen verbliebenen Aktionären der Übertragenden Gesellschaft eine Abfindung bezahlt wird, die sie für den Verlust ihrer Aktionärsrechte in der Übertragenden Gesellschaft entschädigt. Solange beim Entscheid über Belange der Übertragenden Gesellschaft die Interessen der verbliebenen Minderheitsaktionäre der Übertragenden Gesellschaft mitberücksichtigt werden müssen, sind eine Vollintegration und die Hebung sämtlicher Synergie-Effekte schwieriger zu erzielen.

    The squeeze-out merger enables the objectives of the transaction described in Section 2.1.1 to be achieved. The full integration of the Transferring Company's group's operations into the Receiving Company's group's operations is expected to occur more efficiently once the Transferring Company has been merged into the Receiving Company, with the Compensation payable to the few remaining shareholders of the Transferring Company making them whole for the loss of their shareholder rights in the Transferring Company. As long as the interests of the remaining minority shareholders in the Transferring Company need to be considered in connection with decisions made for or by the Transferring Company, the full integration of the Transferring Company's operations and the full realization of all envisaged synergies will be more difficult to achieve.

    Die Abfindung entspricht in Art und Höhe dem im Rahmen des Angebots durch Amec International offerierten Angebotspreis, mit den einzigen Unterschieden, dass (i) Aktionäre der Übertragenden Gesellschaft die ihnen im Rahmen des Angebots eingeräumten Wahlrechte ("Mix and Match"-Wahlrecht; Wahlrecht zwischen Amec Foster Wheeler Aktien und Amec Foster Wheeler ADS) im Rahmen der Fusion nicht haben, und (ii) im Rahmen der Fusion der jedem Aktionär der Übertragenden Gesellschaft zukommende Barteil der Abfindung um den Dividendenbetrag erhöht wird (vgl. Abschnitte 1.1.2 und 2.1.2). Diese Abfindung ist angemessen. Sie wurde mittels der in Abschnitt 5 beschriebenen aktuellen Bewertungen auf ihre Angemessenheit hin geprüft und in der Folge durch die Geschäftsführung der Übernehmenden Gesellschaft, den Verwaltungsrat der Übertragenden Gesellschaft und das Management Board von Amec International so festgelegt und im Fusionsvertrag vereinbart.

    The Compensation corresponds in nature and amount to the offer price offered by Amec International in the Offer, with the only differences being that (i) in the merger shareholders of the Transferring Company will not have the election rights ("mix and match" right; right to choose between Amec Foster Wheeler Shares and Amec Foster Wheeler ADS) they had in the Offer and (ii) in the merger the cash portion of the compensation that each shareholder of the Transferring Company receives will be increased by the Dividend Amount (see Sections 1.1.2 und 2.1.2). Such Compensation is adequate. Its adequacy has been verified by means of the current valuations described in Section 5 and it has subsequently been determined and agreed in the Merger Agreement by the management board of the Receiving Company, the board of directors of the Transferring Company and the management board of Amec International.

    Ernst & Young AG, Zürich, bestätigt in ihrem Prüfungsbericht, der ebenfalls zur Einsicht aufliegt, dass die Abfindung vertretbar ist und die angewandten Bewertungsmethoden angemessen sind. Auch IFBC AG kommt in ihrem unabhängigen Fairness Opinion Letter zum Schluss, dass die Abfindung für die Aktionäre der Übertragenden Gesellschaft aus finanzieller Sicht fair ist (vgl. Abschnitt 5).

    In its audit expert report, which is also available for inspection, Ernst & Young AG, Zurich, confirms that the Compensation is justifiable and that the applied valuation methods are appropriate. Also, in its independent Fairness Opinion Letter, IFBC AG has confirmed that the Compensation for the shareholders of the Transferring Company is fair from a financial point of view (see Section 5).

4.  Bewertungen -- Valuations

    Die Geschäftsführung der Übernehmenden Gesellschaft, der Verwaltungsrat der Übertragenden Gesellschaft und das Management Board von Amec International haben die Abfindung auf der Grundlage der folgenden Bewertungsmethodik festgelegt und im Fusionsvertrag vereinbart:

    The management board of the Receiving Company, the board of directors of the Transferring Company and the management board of Amec International have determined and agreed on the Compensation in the Merger Agreement based on the following valuation methodology:

    Da sich die Abfindung für die Namenaktien der Übertragenden Gesellschaft aus Stammaktien (ordinary shares) oder ADS von Amec Foster Wheeler plc zuzüglich einer Barabfindung zusammensetzt, mussten für die Bestimmung der Abfindung die Aktien sowohl der Übertragenden Gesellschaft wie auch von Amec Foster Wheeler plc bewertet werden. Dazu wurden beide Gesellschaften primär anhand der Discounted Cash Flow (DCF) Methode auf einer stand-alone-Basis bewertet, was der aktuellen Best Practice entspricht. Der DCF-Ansatz basiert auf dem finanztheoretischen Grundsatz, wonach sich der Wert eines Unternehmens aus den diskontierten, zukünftig erwarteten, frei verfügbaren Mittelüberschüssen (sogenannte Free Cash Flows) ergibt. Beim DCF-Ansatz wird der Zeitwert des Geldes und das Risikoprofil der künftigen Free Cash Flows über die Barwertbildung entsprechend berücksichtigt.

    As the Compensation for the registered shares of the Transferring Company consists of ordinary shares or ADSs of Amec Foster Wheeler plc plus the Cash Consideration, both the Transferring Company's shares as well as Amec Foster Wheeler plc's shares had to be valued. The primary valuation approach for both companies was the discounted cash flow method (DCF) on a stand-alone-basis. This procedure corresponds to current best practice. A discounted cash flow analysis is a method of calculating a company's implied equity value using estimates of the future unlevered free cash flow generated by the company and taking into consideration the time value of money with respect to those future cash flows by calculating present value.

    Ausgehend von den aktuellen Business Plänen für den Zeitraum 2015 - 2023 und einem adäquaten Diskontierungssatz (risikogerechter Kapitalkostensatz, WACC) für die jeweilige Gesellschaft wurde der operative Unternehmenswert für die Übertragende Gesellschaft und für Amec Foster Wheeler plc auf einer stand-alone Basis ermittelt. Wie gemäss FusG vorgesehen, wurden anschliessend die erwarteten Kostensynergien ermittelt und deren Wert gleichmässig auf die Übertragende Gesellschaft und Amec Foster Wheeler plc zugewiesen. Der operative Unternehmenswert entspricht der Summe der diskontierten (1) Free Cash Flows, welche die Übertragende Gesellschaft und Amec Foster Wheeler plc im Zeitraum 4. Quartal 2014 bis 2023 erwirtschaften sollten und (2) dem Terminal Value der Übertragenden Gesellschaft respektive von Amec Foster Wheeler plc per 31. Dezember 2023. Für die Bestimmung des Terminal Value wurde eine nachhaltige EBITDA-Marge angenommen und eine Wachstumsrate entsprechend der langfristigen Inflationsschätzung des International Monetary Funds unterstellt. Um den Eigenkapitalwert der beiden Gesellschaften ermitteln zu können, wurde der jeweilige operative Unternehmenswert um den Wert der nicht-operativen Vermögenswerte (inkl. Überschussliquidität) erhöht und dann um das verzinsliche Fremdkapital und die ?debt like items" reduziert. Der so errechnete Eigenkapitalwert wurde anschliessend durch die Anzahl ausstehender Aktien dividiert, um so zum Wert pro Aktie per 8. Dezember 2014 für die beiden Gesellschaften zu gelangen.

    Using the current financial forecasts for the period 2015 - 2023 and an appropriate discount rate (risk adjusted weighted average of cost of capital, WACC) for each company, the operating enterprise value for each of the Transferring Company and for Amec Foster Wheeler plc on a stand-alone basis was calculated. As required pursuant to the Merger Act, the potential synergies, which consist of future cost savings due to the merger, were calculated and attributed evenly to the Transferring Company and to Amec Foster Wheeler plc. The operating enterprise value corresponds with the sum of the discounted (1) unlevered free cash flows that Transferring Company and Amec Foster Wheeler plc were forecasted to generate in the fourth quarter of 2014 and the calendar years 2015 through 2023 and (2) terminal value of the Transferring Company and Amec Foster Wheeler plc as of December 31, 2023. The terminal value calculations are based on a sustainable EBITDA margin assumption and a revenue growth rate corresponding with the long-term inflation expectations according to the International Monetary Fund. In order to determine the implied equity value of each company, its operating enterprise value was increased by the value of its non-operating assets (including excess cash) and then reduced by the interest bearing liabilities and the debt like items. Each company's implied equity value was then divided by the number of its fully diluted shares outstanding, resulting in an implied value per share as of December 8, 2014 for each company.

    Die Resultate der DCF-Bewertungen wurden anhand von Multiple-Analysen plausibilisiert. Dazu wurden die EBITDA-Multiples sowohl von vergleichbaren, börsenkotierten Unternehmen als auch von vergleichbaren Transaktionen ermittelt und darauf basierend ein Unternehmenswert für die Übertragende Gesellschaft und für Amec Foster Wheeler plc errechnet.

    The results of the DCF valuation were challenged by applying multiple-analyses, where the EBITDA-multiples of comparable companies trading on the stock market as well as the EBITDA-multiples applied within similar transactions were identified and then used to calculate the value of the Transferring Company and of Amec Foster Wheeler plc.

    Bei den Bewertungen zur Festsetzung der Abfindung galt es zwei Besonderheiten zu berücksichtigen. Erstens sind bei Bewertungen im Rahmen des FusG die erwarteten Synergie-Effekte zu berücksichtigen. Diese wurden wie erwähnt ermittelt, bewertet und schliesslich gleichmässig auf die beiden Gesellschaften verteilt. Zweitens galt es bei der Bewertung von Amec Foster Wheeler plc dem Umstand Rechnung zu tragen, dass sie bereits im indirekten Besitz von circa 95.275% der ausstehenden Namenaktien der Übertragenden Gesellschaft ist. Weitere Besonderheiten waren bei der Bewertung zur Festsetzung der Abfindung nicht zu berücksichtigen.

    In connection with the valuations produced to determine the Compensation, two special factors had to be considered. First of all, a valuation under the Merger Act has to take into account estimated synergy effects. These effects were, as mentioned above, identified, valued and finally attributed evenly to the two companies. Secondly, in connection with the valuation of Amec Foster Wheeler plc it had be considered that it indirectly already owns circa 95.275% of the outstanding registered shares of the Transferring Company. No other special factors had to be considered to determine the Compensation.

    Vor dem Hintergrund der angestellten Bewertungsüberlegungen kommen die Parteien zum Schluss, dass die Abfindung für die Aktionäre der Übertragenden Gesellschaft angemessen ist.

    Taking into account the valuation considerations the parties came to the conclusion that the compensation to be received by the shareholders of the Transferring Company is adequate.

5.  Fairness Opinion -- Fairness Opinion

    Die Parteien haben eine unabhängige Fairness Opinion von IFBC, einer unter Anderem auf Unternehmensbewertung spezialisierten Beratergesellschaft, eingeholt. IFBC hat den Verwaltungsräten bzw. Geschäftsführungen der beteiligten Gesellschaften im Rahmen ihrer Konferenzen vom 8. Dezember 2014 eine mündliche Stellungnahme zu den angestellten Bewertungsüberlegungen abgegeben und danach mittels ihrer schriftlichen Stellungnahme vom 8. Dezember 2014 (Fairness Opinion Letter) bestätigt, dass zu diesem Zeitpunkt und basierend auf und gemäss den in der schriftlichen Stellungnahme festgelegten Faktoren und Annahmen die von den Parteien vorgenommen Bewertungsüberlegungen nachvollziehbar sind und die festgelegte Abfindung für die Aktionäre der Übertragenden Gesellschaft aus finanzieller Sicht fair ist.

    The Parties have commissioned an independent fairness opinion from IFBC, a consulting firm specializing in, among other things, enterprise valuations. IFBC orally informed the boards of directors respectively management boards of the involved companies at their conferences on December 8, 2014, about IFBC's valuation considerations. In its written opinion (the Fairness Opinion Letter) dated December 8, 2014, IFBC confirmed that, as of the date hereof, the Compensation to be received by the shareholders of the Transferring Company is fair, from a financial point of view.

    Der Fairness Opinion Letter ist dem Proxy Statement als Appendix beigefügt und liegt zur Einsicht auf (vgl. Abschnitt 11). Zusätzliche Angaben zu den von IFBC getroffenen Annahmen, den angewandten Bewertungsmethoden sowie den Einschränkungen bei der im Rahmen der Stellungnahme gemachten Überprüfung der Abfindung finden sich im Proxy Statement im Abschnitt mit dem Titel "The Merger Agreement and the Merger—Opinion of IFBC".

    The Fairness Opinion Letter is attached as an Appendix to the Proxy Statement and is available for inspection (see Section 11). Additional information on the valuation assumptions, the applied valuation methodology and the limitations in connection with IFBC's opinion on the Compensation to be received by the shareholders of the Transferring Company is included in the Proxy Statement in the section entitled "The Merger Agreement and the Merger—Opinion of IFBC".

6.  Keine Kapitalerhöhung der Übernehmenden Gesellschaft -- No Capital Increase of Receiving Company

    Die Übernehmende Gesellschaft muss im Rahmen der Fusion keine Kapitalerhöhung durchführen, da Amec International zur Ausrichtung der Abfindung verpflichtet ist und Anteile der Übernehmenden Gesellschaft nicht Teil der Abfindung sind.

    No increase of the quota capital of the Receiving Company is required in connection with the merger, since Amec International is obliged to pay and effect the Compensation and since quotas of the Receiving Company are not part of such Compensation.

7.  Zustimmung Gesellschafterin und Generalversammlung -- Approval of Quotaholder and of Shareholders' Meeting

    Wie in den Abschnitten 1.2.4 und 1.2.5 erwähnt ist die Zustimmung der Gesellschafterin der Übernehmenden Gesellschaft und der Generalversammlung der Übertragenden Gesellschaft zum Fusionsvertrag eine Bedingung des Fusionsvertrages. Unter Vorbehalt von Art. 17 Abs. 2 FusG verpflichtete sich die Geschäftsführung der Übernehmenden Gesellschaft, den Fusionsvertrag der Gesellschafterin und verpflichtete sich der Verwaltungsrat der Übertragenden Gesellschaft, den Fusionsvertrag der Generalversammlung vorzulegen, jeweils mit Antrag auf Genehmigung. Ausserdem ist die Zustimmung der Gesellschafterin von Amec International zum Fusionsvertrag eine Bedingung des Fusionsvertrages (vgl. Abschnitt 1.2.6).

    As discussed in Sections 1.2.4 and 1.2.5, the approval of the Merger Agreement by the quotaholder of the Receiving Company and by the shareholders' meeting of the Transferring Company is a condition to the Merger Agreement. Subject to article 17 para. 2 Merger Act, the management board of the Receiving Company has agreed to submit the Merger Agreement to the quotaholder and the board of directors of the Transferring Company has agreed to submit the Merger Agreement to the shareholders' meeting, in each case with a motion to approve. Moreover, as set out in Section 1.2.6, the approval of the Merger Agreement by the shareholder of Amec International is a condition to the Merger Agreement.

    Die folgenden Mehrheiten sind zur Genehmigung des Fusionsvertrages erforderlich:

  –
  Übernehmende Gesellschaft: mindestens drei Viertel aller Gesellschafter, die zudem mindestens drei Viertel des Stammkapitals vertreten;

  –
  Übertragende Gesellschaft: mindestens 90% der ausstehenden Stimmrechte.

    The following majorities are required for the approval of the Merger Agreement:

  –
  Receiving Company: at least three quarters of all quotaholders, representing at least three quarters of the quota capital;

  –
  Transferring Company: at least 90% of the outstanding voting rights.

    Amec International hält alle ausgegebenen Stammanteile und damit 100% des Stammkapitals der Übernehmenden Gesellschaft, sowie 95'395'711 Namenaktien und damit circa 95.275% des ausstehenden, sich im Publikum befindenden Aktienkapitals der Übertragenden Gesellschaft und hat als initiierende Partei der Abfindungsfusion ihre Absicht geäussert, dem Fusionsvertrag sowohl als Gesellschafterin der Übernehmenden Gesellschaft wie auch als Aktionärin der Übertragenden Gesellschaft zuzustimmen. Sodann beabsichtigt auch Amec Foster Wheeler plc, als Gesellschafterin von Amec International, der Fusion zuzustimmen.

    Amec International holds all of the quotas issued by the Receiving Company and thus 100% of the quota capital of the Receiving Company, as well as 95,395,711 registered shares of the Transferring Company and thus circa 95.275% of the outstanding share capital of the Transferring Company held by the public, and has, as the Party initiating the squeeze-out merger, expressed its intention to vote in favor of the approval of the Merger Agreement both as quotaholder of the Receiving Company and shareholder of the Transferring Company. Amec Foster Wheeler plc, as shareholder of Amec International, also intends to vote in favour of the merger.

8.  Nachschusspflicht und Andere Pflichten -- Obligation to make Supplementary Financial Contributions and Other Obligations

    Da Anteile der Übernehmenden Gesellschaft nicht Teil der Abfindung sind und die Aktionäre der Übertragenden Gesellschaft als Folge der Fusion nicht Gesellschafter der Übernehmenden Gesellschaft werden, ergeben sich aus der Fusion für die Aktionäre der Übertragenden Gesellschaft keine Nachschusspflicht oder andere persönliche Leistungspflichten und keine persönliche Haftung in Bezug auf die Übernehmende Gesellschaft.

    Since quotas of the Receiving Company are not part of the Compensation and the shareholders of the Transferring Company will not become quotaholders of the Receiving Company as a consequence of the merger, the merger will not result in an obligation for a supplementary financial contribution, in other personal obligations or in personal liability for the shareholders of the Transferring Company in relation to the Receiving Company.

    Auch für die Gesellschafterin der Übernehmenden Gesellschaft ändert sich bezüglich ihrer Pflichten als Folge der Fusion nichts, da die Statuten der Übernehmenden Gesellschaft im Rahmen der Fusion nicht geändert werden (vgl. Abschnitt 1.5).

    Also, there are no changes to the obligations of the quotaholder of the Receiving Company, since the articles of association of the Receiving Company will not be amended in connection with the merger (see Section 1.5).

    Pflichten, die sich im Zusammenhang mit der Aktienabfindung aus der Stellung als Aktionär der Amec Foster Wheeler plc ergeben, sind in Abschnitt 1.1.4 beschrieben.

    Obligations that arise in connection with the Share Consideration and are associated with the position of being a shareholder of Amec Foster Wheeler plc are described in Section 1.1.4.

9.  Neue Pflichten der Gesellschafter -- New Obligations of the Quotaholders and Shareholders

    Da Anteile der Übernehmenden Gesellschaft nicht Teil der Abfindung sind und die Aktionäre der Übertragenden Gesellschaft als Folge der Fusion nicht Gesellschafter der Übernehmenden Gesellschaft werden, gibt es keine Pflichten, die den Aktionären der Übertragenden Gesellschaft in Bezug auf die Übernehmende Gesellschaft auferlegt werden können.

    Since quotas of the Receiving Company are not part of the Compensation and the shareholders of the Transferring Company will not become quotaholders of the Receiving Company as a consequence of the merger, there are no obligations that may be imposed upon the shareholders of the Transferring Company in relation to the Receiving Company.

    Pflichten, die sich im Zusammenhang mit der Aktienabfindung aus der Stellung als Aktionär der Amec Foster Wheeler plc ergeben, sind in Abschnitt 1.1.4 beschrieben. Es gibt keine zusätzlichen Pflichten, die Aktionären der Amec Foster Wheeler plc aufgrund des heute anwendbaren Englischen Rechts in der Zukunft auferlegt werden könnten.

    Obligations that arise in connection with the Share Consideration and are associated with the position of being a shareholder of Amec Foster Wheeler plc are described in Section 1.1.4. No additional obligations could be imposed on the shareholders of Amec Foster Wheeler plc in the future based on current applicable English law.

10.  Keine behördlichen Bewilligungen -- No Governmental Approvals

    Die Fusion bedarf keiner behördlichen Bewilligung.

    The merger is not subject to any governmental approval.

11.  Einsicht in Dokumente -- Inspection of Documents

    Die folgenden Dokumente werden zur Einsicht durch die Aktionäre und Gesellschafter der Parteien aufgelegt:

  –
  der Fusionsvertrag vom 8. Dezember 2014.

  –
  dieser Fusionsbericht.

  –
  der Prüfungsbericht von Ernst & Young AG, Zürich, vom 8. Dezember 2014.

  –
  Die geprüften statutarischen und konsolidierten Jahresrechungen und die Jahresberichte der Übertragenden Gesellschaft und von Amec Foster Wheeler plc der letzten drei Geschäftsjahre sowie die Zwischenabschlüsse per 30. September 2014. Für Amec International liegt ein Zwischenabschluss per 30. September 2014 auf, da Amec International erst am 8. April 2014 gegründet wurde. Für die Übernehmende Gesellschaft liegt eine Eröffnungsbilanz per 14. November 2014 auf, da die Übernehmende Gesellschaft erst am 14. November 2014 gegründet wurde.

  –
  der Fairness Opinion Letter.

  –
  das Proxy Statement.

  –
  die Statuten von Amec Foster Wheeler plc.

    The following documents will be made available for inspection by the shareholders and quotaholders of the Parties:

  –
  the Merger Agreement of December 8, 2014.

  –
  this Merger Report.

  –
  the audit expert report of Ernst & Young AG, Zurich, of December 8, 2014.

  –
  the audited statutory standalone and consolidated annual accounts and the annual reports of the Transferring Company and of Amec Foster Wheeler plc for the past three years, as well as the interim accounts as of September 30, 2014. For Amec International, interim accounts as of September 30, 2014 are available, since Amec International was only incorporated on April 8, 2014. For the Receiving Company, an opening balance sheet as of November 14, 2014 is available, since the Receiving Company was only incorporated on November 14, 2014.

  –
  the Fairness Opinion Letter.

  –
  the Proxy Statement.

  –
  the articles of association of Amec Foster Wheeler plc.

    Diese Dokumente liegen während der Einsichtsfrist von mindestens 30 Tagen, endend am Sonntag, 18. Januar 2015, für alle Aktionäre und Gesellschafter der Parteien zur Einsicht an jedem der folgenden Standorte auf:

  –
  Standort der Übernehmenden Gesellschaft und der Übertragenden Gesellschaft: Foster Wheeler AG, Lindenstrasse 10, 6340 Baar, Schweiz.

  –
  Standort von Amec International: Meander 251, 6825 MC Arnheim, Niederlande.

  –
  Standort von Amec Foster Wheeler plc: Booths Park, Chelford Road, Knutsford, Cheshire, WA16 8QZ, GB

    These documents will be available for inspection by all shareholders and all quotaholders of the Parties during the inspection period of at least 30 days ending on Sunday, January 18, 2015, at each of the following locations:

  –
  location of the Receiving Company and the Transferring Company: Foster Wheeler AG, Lindenstrasse 10, 6340 Baar, Switzerland.

  –
  location of Amec International: Meander 251, 6825 MC Arnheim, the Netherlands.

  –
  location of Amec Foster Wheeler plc: Booths Park, Chelford Road, Knutsford, Cheshire, WA16 8QZ, UK

12.  Sprache -- Language

    Im Falle von Widersprüchen oder Abweichungen zwischen der deutschen und der englischen Version dieses Berichts geht die deutsche Version vor.

    In case of any inconsistency or discrepancy between the German and the English version of this report, the German version shall prevail.

Für die Geschäftsführung der Übernehmenden Gesellschaft:
 On behalf of the managing board of the Receiving Company:

A-FW International Investments GmbH

Name:

Für den Verwaltungsrat der Übertragenden Gesellschaft:
 On behalf of the board of directors of the Transferring Company:

Foster Wheeler AG

Name:

Für das Management Board von Amec International:
 On behalf of the management board of Amec International

Amec International Investments B.V.

Name:

Für den Verwaltungsrat von Amec Foster Wheeler plc:
 On behalf of the board of directors of Amec Foster Wheeler plc:

Amec Foster Wheeler plc

Name:

Annex C

Amec Foster Wheeler plc
Old Change House
128 Queen Victoria Street
London EC4V 4BJ
United Kingdom

Foster Wheeler AG
Lindenstrasse 10
6340 Baar
Switzerland

A-FW International Investments GmbH
c/o Foster Wheeler AG
Lindenstrasse 10
6340 Baar
Switzerland

AMEC International Investments B.V.
Meander 251
6825 MC Arnhem
The Netherlands

Zurich, 8 December 2014

Dear Members of the Board/Management Board of Amec Foster Wheeler plc, Foster Wheeler AG, A-FW International Investments GmbH and AMEC International Investments B.V.:

Foster Wheeler AG ("Foster Wheeler") and Amec Foster Wheeler plc ("AMFW", together with Foster Wheeler, the "Parties") are parties to the Implementation Agreement dated 13 February 2014 (as amended, the "Implementation Agreement") relating to the acquisition by AMFW of the outstanding registered share capital, par value CHF 3.00 per share, of Foster Wheeler (the "Foster Wheeler Shares"). Pursuant to the Implementation Agreement, AMFW, through its wholly owned subsidiary, AMEC International Investments B.V. ("AMEC International"), commenced an exchange offer on 7 October 2014 to acquire the Foster Wheeler Shares (the "Offer"). Pursuant to the Offer, tendering Foster Wheeler shareholders were offered the option to elect to receive for each outstanding Foster Wheeler Share validly tendered and not properly withdrawn in the Offer (i) $32.00 in cash or (ii) 1.7996 of AMFW securities, in the form of either ordinary shares, par value £0.50 per share, of AMFW ("AMFW Shares"), or American Depositary Shares representing such number of AMFW Shares ("AMFW ADSs")) for each Foster Wheeler Share held, subject in each case to proration and less any taxes required to be withheld.

Upon completion of the Offer on 12 November 2014, AMFW indirectly acquired approximately 95.275% of the outstanding Foster Wheeler Shares. AMEC International is entering into the merger agreement with Foster Wheeler and A-FW International Investments GmbH, a wholly owned subsidiary of AMEC International ("Swiss MergeCo") (the "Merger Agreement"), to complete the acquisition of Foster Wheeler through a squeeze-out merger in accordance with Swiss law (the "Squeeze-Out Merger"). Following approval of the Squeeze-Out Merger, Foster Wheeler shareholders will receive for each Foster Wheeler Share held, a combination of $16.00 in cash and either (i) 0.8998 AMFW Shares if the shareholder's address on the books and records of Foster Wheeler is outside the United States of America, or (ii) 0.8998 AMFW ADSs, each AMFW ADS representing one (1) AMFW Share, if the shareholder's address on the books and records of Foster Wheeler is in the United States of America. Additionally, the cash portion of the consideration that each Foster Wheeler shareholder will receive will be increased by an amount corresponding to the cash dividend of £0.148 announced by AMFW on 7 August 2014, as converted into USD based on the reference rates to be published by the European Central Bank on 5 January 2015, or, if the cash dividend is paid on another date, on such other date, for each AMFW Share or AMFW ADS that a Foster Wheeler shareholder receives (such dividend, together with the cash and securities to be distributed pursuant to the Merger Agreement to the Foster Wheeler shareholders is referred to herein as the "Aggregate Consideration"). The terms and conditions of the Squeeze-Out Merger are more fully set forth in the Merger Agreement.

You have asked for us to provide our opinion as to whether the Aggregate Consideration to be received by the Foster Wheeler shareholders in the Squeeze-Out Merger pursuant to the Merger Agreement is fair, from a financial point of view, to the Foster Wheeler shareholders. We have prepared this fairness opinion according to the standards typically applied to Fairness Opinions in mergers governed by Swiss takeover and merger law.

In connection with preparing our opinion and performing our related financial analyses, among other things, we:

  i.
  Reviewed the financial terms and conditions of the Merger Agreement;

  ii.
  Reviewed certain publicly available historical business and financial information relating to each Party's performance;

  iii.
  Reviewed certain historical business and financial information relating to the Parties and made available by the management of each Party;

  iv.
  Reviewed various financial forecasts and other data provided to IFBC or approved for IFBC's use by the management of each Party relating to each Party's respective businesses;

  v.
  Reviewed publicly available financial estimates relating to the Parties;

  vi.
  Held discussions with the representatives of each Party with respect to their businesses and prospects;

  vii.
  Reviewed public information of companies conducting similar business as the Parties;

  viii.
  Compared the financial performance of the Parties and their stock market trading multiples with those of certain other publicly traded companies that we deemed relevant;

  ix.
  Reviewed the financial terms and conditions of similar transactions, of which we believe to be generally relevant for assessing the proposed transaction;

  x.
  Reviewed historical stock prices and trading volumes of AMFW shares; and

  xi.
  Conducted other financial studies, analyses and investigations as deemed appropriate.

For purposes of our analysis and opinion, we have assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by us, and we assume no liability therefor. With respect to the projected financial data relating to the Parties referred to above, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management team providing such information under the alternative business assumptions reflected therein. We express no view as to any projected financial data relating to AMFW or Foster Wheeler or the assumptions on which they are based.

For purposes of rendering our opinion, we have assumed, in all respects material to our analysis, that the parties to the Merger Agreement will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Squeeze-Out Merger will be satisfied without material waiver or modification thereof. We have further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Squeeze-Out Merger will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on the consummation of the Squeeze-Out Merger or materially reduce the benefits to the shareholders of Foster Wheeler.

We have not evaluated the solvency or fair value of the Parties under any laws or regulation relating to bankruptcy, insolvency or similar matters. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and as can be evaluated on the date hereof. It is understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.

We have not been asked to pass upon, and express no opinion with respect to, any matter relating to the Squeeze-Out Merger other than the fairness of the Aggregate Consideration to be received by the holders of the Foster Wheeler Shares, from a financial point of view. We do not express any view on, and our opinion does not address, the fairness of the Squeeze-Out Merger to, or any consideration received in connection therewith by, the holders of any other securities other than the Foster Wheeler Shares, creditors or other constituencies of Foster Wheeler, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Foster Wheeler, or any class of such persons, whether relative to the Aggregate Consideration or otherwise. Our opinion does not address the relative merits of the Squeeze-Out Merger as compared to other business or financial strategies that might be available to Foster Wheeler, nor does it address the underlying business decision of Foster Wheeler to engage in the Squeeze-Out Merger. This letter, and our opinion, do not constitute a recommendation to the Boards of AMFW or Foster Wheeler or to any other persons in respect of the Squeeze-Out Merger, including as to how any shareholder of Foster Wheeler should act in respect of the Squeeze-Out Merger. We express no opinion herein as to the price at which shares of AMFW or Foster Wheeler will trade at any time. We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and completeness of assessments by the Parties and their advisors with respect to legal, regulatory, accounting and tax matters.

IFBC is acting as an independent fairness opinion provider to the Boards/Management Boards of each party named on the cover page of this opinion letter in connection with the Squeeze-Out Merger and will receive usual market-rate fees for its services, payable following completion of our fairness opinion analysis. IFBC does not receive any compensation that depends on the statements in this fairness opinion or in relation to the successful completion of the Squeeze-Out Merger.

This letter, and the opinion expressed herein is addressed to, and for the information and benefit of, the Boards/Management Boards of each of AMFW, Foster Wheeler, AMEC International and Swiss MergeCo in connection with their evaluation of the proposed Squeeze-Out Merger. This opinion letter may not be used for any other purpose without our prior written consent, except that AMFW, Foster Wheeler, AMEC and Swiss MergeCo may include and/or reproduce and/or disclose and/or make reference to and/or make available to their shareholders and quotaholders this opinion letter in, or together with, their Swiss merger report pursuant to article 14 of the Swiss Merger Act, in a proxy statement prepared in accordance with the requirements of Regulation 14A of the US Securities Exchange Act of 1934 which is filed with the US Securities and Exchange Commission and/or distributed or made available to Foster Wheeler shareholders or in any other document or notice in connection with the Squeeze-Out Merger (including the notices of inspection rights pursuant to article 16 para. 4 of the Swiss Merger Act). If an information statement prepared in accordance with the requirements of Regulation 14C of the US Securities Exchange Act of 1934 is required under applicable law or regulation in order to consummate the Squeeze-Out Merger, the foregoing shall apply to such information statement.

The issuance of this opinion letter has been approved by an Opinion Committee of IFBC.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Aggregate Consideration to be received by the shareholders of Foster Wheeler in the Squeeze-Out Merger is fair, from a financial point of view to such shareholders.

Very truly yours,

IFBC AG

Dr. Thomas Vettiger Managing Partner	Prof. Dr. Rudolf Volkart Senior Partner

Annex D

Amec Foster Wheeler plc

Amec Foster Wheeler plc (formerly AMEC plc)

Accounts for the nine months ended 30 September 2014

Registered number 1675285

Amec Foster Wheeler plc

Profit and loss account

for the nine months ended 30 September 2014

	Note	Nine months ended 30 Sept 2014	Year ended 31 Dec 2013
		£million	£million
Turnover		—	14

Gross profit		—	14
Administrative expenses		(59)	(41)

Operating loss	2	(59)	(27)
Income from shares in group undertakings		—	159
Net interest (payable)/receivable	4	(3)	16

(Loss)/profit on ordinary activities before taxation		(62)	148
Taxation on (loss)/profit on ordinary activities	5	—	—

(Loss)/profit for the period		(62)	148

        All amounts relate to continuing operations.

        There are no recognised gains or losses during the current or preceding financial periods other than the retained (loss)/profit for the periods stated above.

Amec Foster Wheeler plc

Reconciliation of movements in shareholders' funds

for the nine months ended 30 September 2014

	Nine months ended 30 Sept 2014	Year ended 31 Dec 2013
	£million	£million
(Loss)/profit for the period	(62)	148
Dividends paid	(124)	(108)
Equity-settled share-based payments	4	14
Acquisition of shares by trustees of the Performance Share Plan	—	(2)
Utilisation of treasury shares	5	7

Net (decrease)/increase in shareholders' funds	(177)	59
Opening shareholders' funds	1,581	1,522

Closing shareholders' funds	1,404	1,581

Amec Foster Wheeler plc

Registered number 1675285

Balance sheet

as at 30 September 2014

	Note	30 Sept 2014	31 Dec 2013
		£million	£million
Fixed assets
Tangible assets	6	29	27
Investments in subsidiaries	7	2,338	2,353

		2,367	2,380
Current assets
Debtors: including amounts falling due after one year	8	38	40
Cash at bank and in hand		52	76

		90	116
Creditors: amounts falling due within one year	9	(287)	(154)

Net current liabilities		(197)	(38)

Total assets less current liabilities		2,170	2,342
Creditors: amounts falling due after more than one year	10	(766)	(761)

Net assets		1,404	1,581

Capital and reserves
Called up share capital	14	152	152
Share premium account	15	101	101
Capital redemption reserve	15	34	34
Profit and loss account	15	1,117	1,294

Equity shareholders' funds		1,404	1,581

        The accounts were approved by the board of directors on 8 December 2014 and were signed on its behalf by:

Samir Brikho
Chief Executive

Ian McHoul
Chief Financial Officer

Amec Foster Wheeler plc

Notes to the accounts

1 ACCOUNTING POLICIES

Basis of accounting

        These non-statutory accounts have been prepared under the historical cost convention in accordance with applicable accounting standards except that a cash flow statement has not been presented. These accounts have been prepared in connection with the merger of Foster Wheeler AG and a wholly owned subsidiary of Amec Foster Wheeler plc, see note 19 for further details.

Depreciation

        Depreciation is provided on all tangible assets, other than assets in the course of construction, at rates calculated to write off the cost or valuation, less estimated residual value, of each asset on a straight line basis over its estimated useful life. The estimated lives of tangible assets as at 30 September 2014 are as follows:

Plant and equipment	Three to five years
Software	Three to seven years

        Depreciation is provided from the month in which the asset is available for use.

Dividend income

        Dividend income is recognised when the right to receive payment is established.

Financial instruments

        Derivative financial instruments are recognised initially and subsequently at fair value. The gain or loss on re-measurement to fair value is recognised immediately in the profit and loss account. The fair value of derivative financial instruments is determined by reference to market values for similar financial instruments or by discounting the expected future cash flows at prevailing interest rates.

        The sale and purchase of derivative financial instruments are non-speculative.

        Cash, deposits, short-term investments and borrowings are held at amortised cost.

Foreign currencies

        Transaction in a currency other than Sterling are translated to Sterling at the exchange rate ruling at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are translated into Sterling at rates of exchange ruling at the balance sheet date and exchange differences are taken to profit and loss account in the period. Non-monetary assets and liabilities are measured in terms of historical cost and are translated using the exchange rate at the date of the transaction.

Interest

        Interest is recognised in profit or loss on an accruals basis using the effective interest method.

Investments

        Investments are stated at cost less provision for permanent diminution in value. Where equity-settled share based payments are granted to the employees of subsidiary companies, the fair value of

Amec Foster Wheeler plc

Notes to the accounts (Continued)

1 ACCOUNTING POLICIES (Continued)

the award is treated as a capital contribution by the company and the investment in subsidiaries are adjusted to reflect this capital contribution.

Pensions

        The company participates in a UK group-wide funded defined benefit pension scheme. The assets of the scheme are held separately from those of the company. The company is unable to identify its share of the underlying assets and liabilities of the scheme on a consistent and reasonable basis and therefore, as required by FRS17 'Retirement Benefits', accounts for the scheme as if it were a defined contribution scheme. As a result, the amount charged to the profit and loss account represents the contributions payable to the scheme in respect of the accounting period. The surplus in the UK scheme as at 30 September 2014 was £32 million.

Related Party Transactions

        The directors have taken advantage of the exemption in FRS 8 'Related party disclosures', paragraph 3(c) and have not disclosed any related party transactions with its wholly owned subsidiary undertakings.

Share-based payments

        There are share-based payment arrangements which allow Amec Foster Wheeler employees to acquire Amec Foster Wheeler shares; these awards are granted by Amec Foster Wheeler plc. The fair value of awards granted is recognised as a cost of employment with a corresponding increase in equity. The fair value is measured at grant date and spread over the period during which the employees become unconditionally entitled to the award. The fair value of the award is measured using a valuation model, taking into account the terms and conditions upon which the awards were granted. The amount recognised as a cost is adjusted to reflect the actual number of shares that vest except where non-vesting is due to share prices not achieving the threshold for vesting.

Taxation

        The charge for taxation is based on the results for the period and takes into account taxation deferred because of timing differences between the treatment of certain items for taxation and accounting purposes.

        Deferred tax is recognised, without discounting, in respect of all timing differences between the treatment of certain items for taxation and accounting purposes which have arisen but not reversed by the balance sheet date, except as otherwise required FRS19 'Deferred Tax'.

Turnover

        Turnover is measured at the fair value of consideration received or receivable, excluding value added tax, for services supplied to fellow subsidiaries of Amec Foster Wheeler plc.

Amec Foster Wheeler plc

Notes to the accounts (Continued)

2 OPERATING LOSS

	Nine months ended 30 Sept 2014	Year ended 31 Dec 2013
	£million	£million
Operating loss is stated after charging:
Acquisition costs	28	3

        Legal and professional costs of £28 million have been incurred in connection with the acquisition of Foster Wheeler AG (see note 19 for further details), £10 million of which has been paid in cash during the period and £18 million is included within accruals.

3 STAFF COSTS

	Nine months ended 30 Sept 2014	Year ended 31 Dec 2013
	£million	£million
Wages and salaries	12	13
Social security costs	4	3
Pension costs	1	2
Equity-settled share-based payments	—	3

	17	21

Average monthly number of employees during the period including directors	147	139

Equity settled share-based payments

        Employees of the company benefit from various share based payment arrangements operated by Amec Foster Wheeler plc. The company has incurred a charge of £nil (2013: £3 million) in respect of equity-settled share-based payments benefiting its employees.

Amec Foster Wheeler plc

Notes to the accounts (Continued)

4 NET INTEREST (PAYABLE)/RECEIVABLE

	Nine months ended 30 Sept 2014	Year ended 31 Dec 2013
	£million	£million
Interest receivable and similar income:
Bank and short term deposits	1	6
Group interest	14	29

	15	35
Interest payable and similar charges:
Bank loans and overdrafts	(2)	(9)
Other interest and similar expense	(1)	(2)
Foreign exchange losses	(15)	(8)

	(18)	(19)

Net interest (payable)/receivable	(3)	16

5 TAXATION ON (LOSS)/PROFIT ON ORDINARY ACTIVITIES

	Nine months ended 30 Sept 2014	Year ended 31 Dec 2013
	£million	£million
Current tax
UK corporation tax at 21.67% (2013: 23.25%)
Current tax on profit for the period	—	—
Adjustment in respect of prior periods	—	(1)

Current tax total	—	(1)
Deferred tax
UK deferred tax at 20.0% (2013: 20.0%)
Current period—origination and reversal of timing differences	—	1

Deferred tax total	—	1

	—	—

        A reduction in the UK corporation tax rate from 23 per cent to 21 per cent took effect from 1 April 2014. The UK rate of corporation tax will further reduce to 20 per cent from 1 April 2015. This rate has been applied in the measurement of deferred tax balances as at 30 September 2014.

Amec Foster Wheeler plc

Notes to the accounts (Continued)

5 TAXATION ON (LOSS)/PROFIT ON ORDINARY ACTIVITIES (Continued)

        The current tax credit for the period differs from the tax on losses at the standard rate of corporation tax in the UK. This is explained as follows:

	Nine months ended 30 Sept 2014	Year ended 31 Dec 2013
	£million	£million
(Loss)/profit on ordinary activities before taxation	(62)	148

Tax (credit)/charge at 21.67% (2013: 23.25%)	(13)	34
Non deductible expenses/(non taxable income)	5	(36)
Prior period adjustment	—	(1)
Group relief for nil consideration	8	3

Current tax (credit)/ charge for the period	—	—

6 TANGIBLE ASSETS

	Assets in the course of construction	Plant and equipment	Software	Total
	£million	£million	£million	£million
Cost
As at 1 January 2014	—	4	30	34
Additions	1	—	6	7

As at 30 September 2014	1	4	36	41

Depreciation
As at 1 January 2014	—	3	4	7
Provided during the period	—	—	5	5

As at 30 September 2014	—	3	9	12

Net book value
As at 30 September 2014	1	1	27	29

As at 1 January 2014	—	1	26	27

Amec Foster Wheeler plc

Notes to the accounts (Continued)

7 INVESTMENTS (held as fixed assets)

	Shares in subsidiaries	Amounts owed by subsidiaries	Total investment in subsidiaries
	£million	£million	£million
Cost
As at 1 January 2014	1,525	874	2,399
Additions	396	—	396
Loan repayment	—	(411)	(411)

As at 30 September 2014	1,921	463	2,384

Provisions
As at 1 January 2014 and 30 September 2014	46	—	46

Net book value
As at 30 September 2014	1,875	463	2,338

As at 1 January 2014	1,479	874	2,353

        The principal subsidiaries are listed below. Except where indicated, all subsidiaries listed below are wholly owned, incorporated in Great Britain and carry on their activities principally in their countries of incorporation. Shares are held directly by the company.

  •
  AMEC Finance Limited

  •
  AMEC Group Limited

  •
  AMEC Property and Overseas Investments Limited

  •
  Specialist Equipment Solutions Limited

  •
  AMEC USA Holdings Limited

  •
  AMEC International Investments BV (incorporated in Holland)

8 DEBTORS

	30 Sept 2014	31 Dec 2013
	£million	£million
Amounts falling due within one year:
Amounts owed by subsidiaries	1	2
Derivative financial instruments	6	5
Corporation tax	18	27
Prepayments and accrued income	13	5
Other debtors	—	1

	38	40
Amounts falling due after more than one year:
Deferred tax	—	—

	38	40

Amec Foster Wheeler plc

Notes to the accounts (Continued)

8 DEBTORS (Continued)

        The deferred tax asset is analysed as follows:

	30 Sept 2014	31 Dec 2013
	£million	£million
Difference between accumulated depreciation and capital allowances	1	1
Share-based payment schemes	(1)	(1)

	—	—

9 CREDITORS: amounts falling due within one year

	30 Sept 2014	31 Dec 2013
	£million	£million
Bank overdrafts	4	1
Bank and other loans	230	120
Trade creditors	3	2
Amounts owed to subsidiaries	5	—
Derivative financial instruments	6	5
Other taxation and social security costs	9	14
Other creditors	3	4
Accruals	27	8

	287	154

        As at 30 September 2014, the company has the following committed banking facilities:

  •
  a £377 million, five year committed multi-currency revolving facility entered into on 18 July 2012 with a number of relationship banks and available for general corporate purposes;

  •
  a £100 million term loan entered into on 9 April 2013. This was repaid on 24 November 2014 following completion of the acquisition of Foster Wheeler AG, see note 19 for further details;

  •
  a $2.16 billion credit facility entered into on 13 February 2014. The funds provided under this facility are to finance the acquisition of Foster Wheeler AG and the fees, expenses, costs and taxes associated with the acquisition; repaying the existing £100 million term loan and general corporate purposes. On 14 July 2014 this was increased by $100 million to allow for a transition of Letters of Credit issued under the main Foster Wheeler facility.

        As at 30 September 2014, £230 million (31 December 2013: £120 million) of these loans and facilities had been utilised.

10 CREDITORS: amounts falling due after one year

	30 Sept 2014	31 Dec 2013
	£million	£million
Amounts owed to subsidiaries	766	761

Amec Foster Wheeler plc

Notes to the accounts (Continued)

11 DERIVATIVE FINANCIAL INSTRUMENTS

        The company has a number of forward foreign exchange contracts and foreign exchange swaps where the change in fair value is recognised in the profit and loss account. The carrying amount and fair value of such contracts and the notional contract amount recorded as at the balance sheet date are as follows:

	30 Sept 2014 Fair value amount	31 Dec 2013 Fair value amount	30 Sept 2014 Notional contract amount	31 Dec 2013 Notional contract amount
	£million	£million	£million	£million
Forward foreign exchange contracts and foreign exchange swaps classification
Fixed assets	—	—	1	2
Current assets	6	5	282	105
Creditors: amounts falling due within one year	(6)	(5)	277	108
Creditors: amounts falling due more than one year	—	—	1	2

	—	—	561	217

        There was no gain or loss recorded in the profit and loss account as a result of movements in derivative financial instruments (year ended 31 December 2013: no gains or losses)

        Fair values are determined using observable market prices (level 2 as defined by FRS 29 'Financial Instruments: Disclosures) as follows:

        The fair value of forward foreign exchange contracts is estimated by discounting the difference between the contractual forward price and the current forward price for the residual maturity of the contract using a risk-free interest rate.

Amec Foster Wheeler plc

Notes to the accounts (Continued)

12 FINANCIAL INSTRUMENTS BY CATEGORY

As at 30 September 2014

	Debtors			Creditors
	Loans and receivables	Assets at fair value through profit and loss	Total	Loans and payables	Assets at fair value through profit and loss	Total
	£million	£million	£million	£million	£million	£million
Derivative financial instruments	—	6	6	—	—	—
Amounts owed by subsidiaries	1	—	1	—	—	—
Cash at bank and in hand	52	—	52	—	—	—
Bank overdrafts	—	—	—	4	—	4
Bank and other loans	—	—	—	230	—	230
Trade creditors	—	—	—	3	—	3
Derivative financial instruments	—	—	—	—	6	6
Amounts owed to subsidiaries (falling due within one year)	—	—	—	5	—	5
Other taxation and social security	—	—	—	9	—	9
Other creditors	—	—	—	3	—	3
Accruals	—	—	—	27	—	27
Amounts owed to subsidiaries (falling due over one year)	—	—	—	766	—	766

	53	6	59	1,047	6	1,053

As at 31 December 2013

	Debtors			Creditors
	Loans and receivables	Assets at fair value through profit and loss	Total	Loans and receivables	Assets at fair value through profit and loss	Total
	£million	£million	£million	£million	£million	£million
Derivative financial instruments	—	5	5	—	—	—
Amounts owed by subsidiaries	2	—	2	—	—	—
Other debtors	1	—	1	—	—	—
Cash at bank and in hand	76	—	76	—	—	—
Bank overdrafts	—	—	—	1	—	1
Bank and other loans	—	—	—	120	—	120
Trade creditors	—	—	—	2	—	2
Derivative financial instruments	—	—	—	—	5	5
Other taxation and social security	—	—	—	14	—	14
Other creditors	—	—	—	4	—	4
Accruals	—	—	—	8	—	8
Amounts owed to subsidiaries (falling due over one year)	—	—	—	761	—	761

	79	5	84	910	5	915

Amec Foster Wheeler plc

Notes to the accounts (Continued)

12 FINANCIAL INSTRUMENTS BY CATEGORY (Continued)

        For all financial instruments carried at amortised cost, carrying value is deemed to be reasonable approximation of fair value. Derivatives are valued at fair value with any gain or loss recognised in the profit and loss account.

Financial liability—contractual maturity

As at 30 September 2014

	12 months or less	1 to 2 years	2 to 5 years	Over 5 years	Total
	£million	£million	£million	£million	£million
Bank overdrafts	4	—	—	—	4
Bank and other loans	230	—	—	—	230
Trade creditors	3	—	—	—	3
Derivative financial instruments	6	—	—	—	6
Other taxation and social security costs	9	—	—	—	9
Other creditors	3	—	—	—	3
Accruals	27	—	—	—	27
Amounts owed to subsidiaries (falling due within one year)	5	—	—	—	5
Amounts owed to subsidiaries (falling due over one year)	—	—	—	766	766

	287	—	—	766	1,053

As at 31 December 2013

	12 months or less	1 to 2 years	2 to 5 years	Over 5 years	Total
	£million	£million	£million	£million	£million
Bank overdrafts	1	—	—	—	1
Bank and other loans	120	—	—	—	120
Trade creditors	2	—	—	—	2
Derivative financial instruments	5	—	—	—	5
Other taxation and social security costs	14	—	—	—	14
Other creditors	4	—	—	—	4
Accruals	8	—	—	—	8
Amounts owed to subsidiaries (falling due over one year)	—	—	—	761	761

	154	—	—	761	915

Amec Foster Wheeler plc

Notes to the accounts (Continued)

12 FINANCIAL INSTRUMENTS BY CATEGORY (Continued)

Capital management

        Amec Foster Wheeler plc is the ultimate parent company. The company's capital management aligns with the group's policy of ensuring it has a strong financial position from which to grow the business and meet future business targets and is able to maximise shareholder value. The appropriate capital structure for the company and its group comprises a combination of debt and equity. The appropriate mix is determined by considering business profile and strategy, financial policies and availability and cost of funding.

        In order to maintain or adjust the capital structure, the company may adjust the amount of dividends paid to shareholders, return capital to shareholders in the form of share buybacks, issue new shares or sell assets to reduce debt.

        The company financial position as at 30 September 2014 and 31 December 2013 is as follows:

	30 Sept 2014	31 Dec 2013
	£million	£million
Bank overdrafts	4	1
Bank and other loans	230	120
Less cash at bank and in hand	(52)	(76)

Net debt	182	45

Shareholder funds	1,405	1,581

Financial risk management objectives and policies

        The principal financial risks to which the company is exposed are: foreign exchange risk; funding and liquidity risk; counterparty credit risk; and interest rate risk. The board has approved policies for the management of these risks. The company's treasury department manages funding, liquidity, credit risk and risks arising from movements in interest and foreign currency rates within a framework of policies and guidelines approved by the board for the company and its subsidiaries. The treasury department does not operate as a profit centre and the undertaking of speculative transactions is not permitted.

Foreign exchange risk

        The company has a number of balances due from group companies denominated in foreign currencies. Where appropriate the company will seek to mitigate the exposure through the use of forward currency arrangements.

Funding and liquidity risk

        The company has cash at bank and in hand of £52 million (31 December 2013: £76 million) and available has committed banking facilities of £1,790 million (31 December 2013: £477 million).

Counter party credit risk

        The company is exposed to credit risk to the extent of non-payment by the counterparties of its financial instruments and surplus cash.

Amec Foster Wheeler plc

Notes to the accounts (Continued)

12 FINANCIAL INSTRUMENTS BY CATEGORY (Continued)

        Credit risks arising from treasury activities are managed by a central treasury function in accordance with the board approved treasury policy. The objective of the policy is to diversify and minimise the company's exposure to credit risk from its treasury activities by ensuring that surplus funds are placed with a diversified range of 25 to 30 mainstream banks and with each counterparty up to a pre-approved limit. These limits are set at prudent levels by the board and are based primarily on credit ratings set by Moody's, Standard & Poor's and Fitch. Credit ratings are monitored continually by the treasury department.

Interest rate risk

        The company was in a net debt position during the period. The £377 million multi-currency revolving credit is subject to an interest rate of LIBOR plus a margin depending on leverage. The £100 million Sterling term loan is subject to an interest rate of LIBOR plus a fixed margin.

        No interest is payable on amounts owed to subsidiaries due after one year.

        Trade and other receivables and cash are valued at their amortised cost, which are deemed to reflect fair value. Derivatives are valued at fair value with any gain or loss recognised in the profit and loss account.

        Trade and other payables are valued at their amortised cost, which are deemed to reflect fair value. Derivatives are valued at fair value with any gain or loss recognised in the profit and loss account.

13 SHARE-BASED PAYMENTS

        The company operates a number of share based payment arrangements.

        Offers are made periodically under the UK Savings-related Share Option Schemes (SAYE), which are open to all employees who meet minimum service criteria. Grants of share options are made to participating employees that entitle them to buy shares in the company at up to 20 per cent discount to the market price of the shares at the time of offer.

        Under the Performance Share Plan (PSP), annual awards are made to directors and selected senior employees of restricted shares that are subject to both market and non-market based conditions calculated over a three year period.

        Under the Restricted Share Plan (RSP), awards are made to selected employees as restricted shares which vest in full after three years provided the employee has remained in continuous employment.

        The share-based payment arrangements operated by the company are equity settled and, other than in defined good leaver circumstances, require participants to be still in employment with the group at the time of vesting.

Amec Foster Wheeler plc

Notes to the accounts (Continued)

13 SHARE-BASED PAYMENTS (Continued)

        The number and weighted average exercise price of share options under the SAYE Scheme are as follows:

	30 September 2014		31 December 2013
	Weighted average exercise price pence	Number of options	Weighted average exercise price pence	Number of options
Outstanding on 1 January	794	6,691,883	751	6,954,967
Lapsed/cancelled	819	(628,008)	789	(901,776)
Exercised	779	(728,466)	644	(1,127,999)
Granted	—	—	866	1,766,691

Outstanding on 30 September 2014/31 December 2013	793	5,335,409	794	6,691,883

        Options were exercised on a regular basis during the period and the average share price for the period was 1,141 pence (2013: 1,070 pence).

        Options outstanding on 30 September 2014 and 31 December 2013 have weighted average remaining contractual lives as follows:

	30 September 2014		31 December 2013
	Weighted average remaining contractual life years	Number of options	Weighted average remaining contractual life years	Number of options
600.00 pence to 699.99 pence	0.1	2,454,977	0.4	2,711,612
700.00 pence to 799.99 pence	—	1,132	—	683,313
800.00 pence to 899.99 pence	0.6	1,319,650	0.7	1,488,608
Over 900.00 pence	0.3	1,559,650	0.4	1,808,350

		5,335,409		6,691,883

        The number of shares held under the PSP and RSP are as follows:

	30 Sept 2014 Number of shares	31 Dec 2013 Number of shares
As at 1 January	4,194,248	3,923,198
Lapsed	(1,109,632)	(766,743)
Vested	(195,316)	(591,863)
Granted	1,184,478	1,629,656

As at 30 September 2014/31 December 2013	4,073,778	4,194,248

        The fair value of services received in return for share options granted and shares awarded are measured by reference to the fair value of those instruments. For grants in either the current or

Amec Foster Wheeler plc

Notes to the accounts (Continued)

13 SHARE-BASED PAYMENTS (Continued)

preceding year, the pricing models used and the inputs (on a weighted average basis where appropriate) into those models are as follows:

		PSP
	SAYE 2013			RSP 2013
		2014	2013
Weighted average fair value at measurement date	217p	1,006p	948p	960p
Weighted average share price at measurement date	1,061p	1,105p	1,060p	1,070p
Exercise price	866p	n/a	n/a	n/a
Expected share price volatility	27%	26%	28%	n/a
Option life	3.3 years	3.1 years	2.8 years	2.7 years
Expected dividend yield	4.0%	n/a	n/a	3.0%
Risk-free interest rate	1.0%	n/a	n/a	n/a
Comparator share price volatility	n/a	32%	33%	n/a
Correlation between two companies in comparator group	n/a	50%	50%	n/a

        Awards under the SAYE scheme are valued using a Black-Scholes option pricing model and those under the PSP and RSP are valued using the Monte Carlo model. The expected share price volatility is based on the historical volatility of the company's share price.

        The performance conditions attaching to the Performance Share Plan involve a comparison of the total shareholder return of the company with that of its comparators and achievement of targeted earnings per share growth. The former is a market based test and as such is incorporated into the grant date fair value of the award. There are no performance conditions attached to the Restricted Share Plan.

14 SHARE CAPITAL

	30 Sept 2014	31 Dec 2013
	£million	£million
Ordinary shares of 50p each:
Allotted, called up and fully paid	152	152

        All of the ordinary shares rank pari passu in all respects.

15 RESERVES

	Share capital	Share premium account	Capital redemption reserve	Profit and loss account	Total
	£million	£million	£million	£million	£million
As at 1 January 2014	152	101	34	1,294	1,581
Loss for the period	—	—	—	(62)	(62)
Dividends	—	—	—	(124)	(124)
Equity-settled share-based payments	—	—	—	4	4
Utilisation of treasury shares	—	—	—	5	5

As at 30 September 2014	152	101	34	1,117	1,404

Amec Foster Wheeler plc

Notes to the accounts (Continued)

16 DIVIDENDS

        The following dividends were charged to reserves and paid during the period:

	Nine months ended 30 Sept 2014	Year ended 31 Dec 2013
	£million	£million
Interim dividend in respect of 2013 of 13.5p per share (2013: interim dividend paid in respect of 2012 of 11.7p)	40	36
Final dividend in respect of 2013 of 28p per share (2013: final dividend paid in respect of 2012 of 24.8 p)	84	72

	124	108

17 CONTINGENT LIABILITIES

Guarantees and indemnities

        Guarantees given by the company in respect of borrowings of subsidiaries amounted to £nil as at 30 September 2014 (2013: £nil)

        The company is party to cross-guarantee arrangements relating to overdrafts for certain group companies. The maximum gross exposure as at 30 September 2014 was £66 million (31 December 2013: £20 million).

        The company will guarantee the debts and liabilities of the following UK subsidiaries:

  •
  AMEC Finance Asia Limited (Registered number: 6205760)

  •
  AMEC Hedge Co 1 Limited (Registered number: 07870120)

  •
  AMEC Kazakhstan Holdings Limited (Registered number: 4350056)

  •
  AMEC Property and Overseas Investments Limited (Registered number: 1580678)

  •
  AMEC USA Finance Limited (Registered number: 5299446)

  •
  AMEC USA Holdings Limited (Registered number: 4041261)

  •
  AMEC USA Limited (Registered number: 4044800)

  •
  PI Energy & Emissions Limited (Registered number: 6205760)

  •
  Sandiway Solutions (No3) Limited (Registered number: 5318249)

  •
  Sigma Financial Facilities Limited (Registered number: 3863449)

        The company has assessed the probability of loss under these guarantees as remote.

18 RELATED PARTY TRANSACTIONS

        During the period, the only related party transactions for which disclosure is required under FRS 8 'Related Party Disclosures' were with the senior management group. As allowed by FRS 8, transactions with wholly owned subsidiary undertakings are not disclosed.

Amec Foster Wheeler plc

Notes to the accounts (Continued)

18 RELATED PARTY TRANSACTIONS (Continued)

Transactions with the senior management group

        The senior management group of the company consists of Amec Foster Wheeler plc board members.

        The senior management group of the company and their immediate relatives controlled 0.77 per cent of the voting rights of the company as at 30 September 2014.

        In addition to their salaries, the company also provides non-cash benefits to executive directors and other senior managers and they receive share awards under the Performance Share Plan. The company also contributes to a defined benefit plan on behalf of one executive director. Details of their compensation are as follows:

	Nine months ended 30 Sept 2014	Year ended 31 Dec 2013
	£million	£million
Short-term employee benefits	3	4
Pension costs	—	—
Equity-settled share-based payments	—	3

	3	7

19 POST BALANCE SHEET EVENTS

        On 13 November 2014, AMEC International Investments BV, a wholly owned subsidiary of Amec Foster Wheeler plc, acquired 95.27 per cent of the issued share capital of Foster Wheeler AG. Consideration for the acquisition was in the form of cash and shares in Amec Foster Wheeler plc.

        The consideration for the acquisition was settled on 24 November via the issue of 85,052,989 ordinary shares of Amec Foster Wheeler plc and US$1.77 million in cash which was drawn down from the US$2.16 billion credit facility.

        On 14 November 2014, the company changed its name from AMEC plc to Amec Foster Wheeler plc.

Amec Foster Wheeler plc

DIRECTORS' RESPONSIBILITIES STATEMENT

        The directors are responsible for preparing the accounts in accordance with applicable law and regulations.

        These accounts have been prepared in addition to the annual statutory accounts as explained in the Basis of Accounting paragraph within Note 1. The directors have elected to prepare the accounts in accordance with United Kingdom Accounting Standards.

        Under company law the directors must not approve the accounts unless they are satisfied that they give a true and fair view of the state of affairs of the company and of the profit or loss of the company for that period.

        In preparing these accounts, the directors are required to:

  •
  select suitable accounting policies and then apply them consistently;

  •
  make judgments and accounting estimates that are reasonable and prudent;

  •
  state whether applicable UK Accounting Standards have been followed, subject to any material departures disclosed and explained in the accounts; and

  •
  prepare the accounts on the going concern basis unless it is inappropriate to presume that the company will continue in business.

        The directors are responsible for keeping adequate accounting records that are sufficient to show and explain the company's transactions and disclose with reasonable accuracy at any time the financial position of the company. They are also responsible for safeguarding the assets of the company and hence for taking reasonable steps for the prevention and detection of fraud and other irregularities.

Amec Foster Wheeler plc

INDEPENDENT AUDITOR'S REPORT TO THE MEMBERS OF AMEC FOSTER WHEELER PLC

        We have audited the financial statements of Amec Foster Wheeler plc for the period ended 30 September 2014 which comprise the Profit and Loss Account, Balance Sheet, the Reconciliation of Movements in Shareholders' Funds and the related notes 1 to 19. The financial reporting framework that has been applied in their preparation is United Kingdom Accounting Standards.

        This report is made solely to the company's members, as a body, in accordance with our engagement letter dated 4 December 2014. Our audit work has been undertaken so that we might state to the company's members those matters we are required to state to them in an auditor's report and for no other purpose. To the fullest extent permitted by law, we do not accept or assume responsibility to anyone other than the company and the company's members as a body, for our audit work, for this report, or for the opinions we have formed.

Respective responsibilities of directors and auditor

        As explained more fully in the Directors' Responsibilities Statement set out on page 19 the directors are responsible for the preparation of the financial statements and for being satisfied that they give a true and fair view. Our responsibility is to audit and express an opinion on the financial statements in accordance with applicable law and International Standards on Auditing (UK and Ireland). Those standards require us to comply with the Auditing Practices Board's Ethical Standards for Auditors.

Scope of the audit of the financial statements

        An audit involves obtaining evidence about the amounts and disclosures in the financial statements sufficient to give reasonable assurance that the financial statements are free from material misstatement, whether caused by fraud or error. This includes an assessment of: whether the accounting policies are appropriate to the company's circumstances and have been consistently applied and adequately disclosed; the reasonableness of significant accounting estimates made by the directors; and the overall presentation of the financial statements. In addition, we read all the financial and non-financial information in the financial statements to identify material inconsistencies with the audited financial statements and to identify any information that is apparently materially incorrect based on, or materially inconsistent with, the knowledge acquired by us in the course of performing the audit. If we become aware of any apparent material misstatements or inconsistencies we consider the implications for our report.

Basis for qualified opinion on financial statements

        The financial statements do not disclose a cash flow statement with corresponding figures as required by FRS 1. It has not been practicable to quantify the cash flow statement.

Qualified opinion on financial statements

        In our opinion, except for the effects of the matters described in the Basis for Qualified Opinion paragraph, the financial statements:

  •
  give a true and fair view of the state of the company's affairs as at 30 September 2014 and of its loss for the period then ended; and

  •
  have been properly prepared in accordance with United Kingdom Accounting Standards

Ernst & Young LLP
London
8 December 2014

 FOSTER WHEELER AG PROXY 2014 EXTRAORDINARY GENERAL MEETING TO BE
HELD ON 19 JANUARY 2015

If voting by mail and if you do not provide explicit instructions in Section A, your Foster Wheeler Shares will be voted with the recommendations of the Board of Directors. Please do not forget to sign on the reverse side of this card.

A Proposals—The Board of Directors recommends a vote "FOR" all Proposals.

Agenda Item and Proposal 1.	Approval of the Merger Agreement and of the Statutory Standalone Interim Accounts of Foster Wheeler AG	FOR ☐	AGAINST ☐	ABSTAIN ☐
Agenda Item and Proposal 2.	Grant of discharge from Liability to the members of the Board of Directors and the Executive Officers	FOR ☐	AGAINST ☐	ABSTAIN ☐

General instructions for the Independent Proxy in case of new or amended Proposals to Agenda Items that have been pre-announced and to new Agenda Items pursuant to article 700 para 3 of the Swiss Code of Obligations:

If new or amended Proposals,
as well as new Agenda Items
according to article 700 para 3
of the Swiss Code of
Obligations, are put before the
meeting, by marking the box to
the right, I hereby instruct the
Independent Proxy (or the
substitute proxy appointed by
the Board of Directors if the
Independent Proxy is incapable	In accordance with the position	Against new/amended
of acting) to vote as follows:	of the Board of Directors	Proposals or Agenda Items	Abstain
	☐	☐	☐

 ADMISSION TICKET

        If you choose to attend the Extraordinary General Meeting on 19 January 2015 at 9:00 a.m., Central European Time, at the offices of Foster Wheeler AG located at Lindenstrasse 10, 6340 Baar, Switzerland, in person, please mark the appropriate box on the proxy card, sign and date the proxy card and return it in the enclosed postage pre-paid envelope arriving no later than prior to the start of the Extraordinary General Meeting. In addition, present this admission ticket, together with proof of identification, for admission to the meeting. If you have several admission tickets, please present all of them for validation at the meeting.

You must Separate This Admission Ticket Before Returning the Proxy Card in the Enclosed Envelope

THIS TICKET IS NOT TRANSFERABLE

v PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE v

PROXY—FOSTER WHEELER AG

SOLICITED BY THE BOARD OF DIRECTORS TO BE VOTED BY THE INDEPENDENT
PROXY FOR THE EXTRAORDINARY GENERAL MEETING

TO BE HELD 19 JANUARY 2015, 9:00 A.M. CENTRAL EUROPEAN TIME, AT THE OFFICES
OF FOSTER WHEELER AG, LINDENSTRASSE 10, 6340 BAAR, SWITZERLAND

        By signing this proxy card you instruct the Independent Proxy (or the substitute proxy appointed by the Board of Directors if the Independent Proxy is incapable of acting) (i) to vote FOR the recommendations of the Board of Directors with regard to Agenda Items 1 and 2 and (ii) to vote in accordance with the position of the Board of Directors in case of new or amended Proposals regarding announced as well as new Agenda Items (provided such new Agenda Items are permissible according to article 700 para 3 of the Swiss Code of Obligations).

        If you wish to provide the Independent Proxy (or the substitute proxy appointed by the Board of Directors if the Independent Proxy is incapable of acting) with explicit instructions (i.e., (i) explicit instructions with regard to one or both of Agenda Items 1 and 2 as announced in this proxy card or (ii) general instructions with regard to new or amended Proposals to announced Agenda Items and with regard to new Agenda Items), please mark the respective box(es) on the reverse side of this proxy. By signing and returning the proxy card, the undersigned hereby appoints Sandro Tobler, attorney-at-law and notary public, Baarerstrasse 8, 6300 Zug, Switzerland (or the substitute proxy appointed by the Board of Directors if the Independent Proxy is incapable of acting) as Independent Proxy to represent all registered Shares of Foster Wheeler AG registered in the name of the undersigned at the Extraordinary General Meeting to be held at the above indicated place and time or any postponements thereof.

        The Shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. This Proxy Card, once duly signed, remains valid until revoked by the undersigned. It remains valid for any postponements of the Extraordinary General Meeting or any agenda items thereof.

B Authorized Signatures—This section must be completed for your vote to be counted. —Date and Sign Below

        NOTE: Please sign your name exactly as it appears above. Joint owners should each sign. When signing as an executor, administrator, personal representative, trustee, etc., please give full title as such.

In case of a corporation, this proxy must be under its common seal or signed by a duly authorized officer or director whose designation must be stated.

Date (mm/dd/yyyy)—Please print date below.	Signature 1—Please keep signature within the box.	Signature 2—Please keep signature within the box.
/ /

C Non-Voting Items

Change of Address— Please print your new address below.	Comments—Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Extraordinary General Meeting in Switzerland.	☐

        If voting by mail and if you do not provide explicit instructions in Section A, your Foster Wheeler Shares will be voted with the recommendations of the Board of Directors. Please do not forget to sign this card.